Form 10KSB, Exhibit 13
period 1996-12-31
STEWARDSHIP FINANCIAL CORP
filed 1997-03-31
CIK 1023860

SFC
STEWARDSHIP FINANCIAL CORPORATION

Annual Report 1996

(front cover)

SHAREHOLDER INFORMATION

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, New Jersey, on Monday, May 12, 1997, at 7:00 P.M.

The Corporation has 622 shareholders of record on December 31, 1996.

DIVIDEND REINVESTMENT PLAN

A total of 356 shareholders currently participate in the Corporation's Shareholder Reinvestment Plan representing 285,956 or 63 percent of all shares outstanding. Participants in the Plan reinvest dividends to purchase new shares of stock at 95 percent of the market value, based on the most recent trade. Shareholders interested in signing up for the Dividend Reinvestment Plan may request the Plan Membership Form from Corporate Services at (201) 441-7100, extension 118.

Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge, to any shareholders upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Ellie King, Assistant Secretary, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

DIVIDEND

The Stewardship Financial Corporation Board of Directors declared a cash dividend in the amount of $.24 per common share payable March 28, 1997, to shareholders of record date February 28, 1997. This represents a $.03 increase, or a 14.3 percent increase, over the previous six month dividend.

RECENT HISTORY OF DIVIDENDS PAID

September 30, 1996       $.21
March 29, 1996           $.21
September 29, 1995       $.18
March 31, 1995           $.18
September 30, 1994       $.15
March 31, 1994           $.15

"The fundraiser was exceptionally successful because of friends like you . . . Thanks to your generosity, we have an excellent "foundation" for this exciting project."

Eileen Brouwer
Director of Marketing and Development
Christian Health
Care Center, Wyckoff

OUR CHARACTER AND IDENTITY

We are an independent commercial bank dedicated to meeting the financial needs of the northern New Jersey community. Our associates work together as a team, offering superior customer service. We recognize the value of all our customers and we recognize our responsibility to treat each one fairly and with respect.

We invest in a prudent manner to safeguard assets, provide adequate capital growth and recognize shareholders with a proper return. As a responsible employer, we provide a caring, professional environment where our associates can be productive and are encouraged to grow.

We are pleased to tithe or share ten percent of our pre-tax profits with Christian and local charities.


TABLE OF CONTENTS

Shareholder Information ...................................Inside Front Cover

Character and Identity .....................................................1

Vision Statement ...........................................................2

Holding Company ............................................................3

Shareholders' Message ......................................................4

Board of Directors .........................................................5

Officers of the Bank .......................................................6

Departments ................................................................7

BEACH Committee ........................................................8 - 9

1996 Tithing .........................................................10 - 11

Partners in Stewardship ...................................................12

Commercial Customers .................................................13 - 14

Growth History of the Bank ................................................15

Tithe Distribution ........................................................16

Selected Financial Data....................................................17

Management's Discussion and Analysis..................................18 - 31

Independent Auditor's Report...............................................32

Management Responsibility Statement........................................33

Consolidated Statements of Financial Condition.............................34

Consolidated Statements of Income..........................................35

Consolidated Statements of Changes in Stockholders' Equity.................36

Consolidated Statements of Cash Flows......................................37

Notes to Consolidated Financial Statements............................38 - 54



"The Lord has used your organization to be a blessing to many other Christian groups like ours. Your gift will make it possible for us to touch the lives of many young people for the Lord."

Gilbert P. Kitchen,
Supt., Dir. of Advancement
Eastern Christian School Association, North Haledon

OUR VISION STATEMENT

Within the next five years, we will be the highest regarded community bank in our market, as a result of the dedication and motivation of our associates. We will work together as a team, continually striving to improve our high level of service while improving operating efficiencies.

Seeking to expand our customer base, we will establish three new branches, strategically placed to develop new commercial and retail, as well as deposit and lending business.

We will place high emphasis on training our associates and providing them with a proper work environment so they can excel. We will empower Managers to make decisions and assist customers quickly.

Commitment to service quality is paramount and new associates will be groomed to offer our high level of customer service.

We will dedicate the proper resources to develop the services required by our next generation of customers; including telephone banking, personal computer banking, and electronic services. In addition to these services, we will explore non-traditional banking products.

Within one year, we will be offering our own ATMs to complement our ATM ACCESS/CHECK CARD Program.

STEWARDSHIP FINANCIAL CORPORATION, A HOLDING COMPANY, FORMED IN 1996

At the end of 1996, Stewardship Financial Corporation (SFC), a holding company, was formed as sole owner of Atlantic Stewardship Bank.

Our Shareholders maintain the same number of shares in the new holding company as in Atlantic Stewardship Bank. The Bank is a separate subsidiary of Stewardship Financial Corporation.

This move by your Board will help protect our independence while opening windows of opportunity for new business.



[PHOTO]

Setting aside some time for informal conversation are Arie Leegwater (left), Chairman of the Board, and Paul Van Ostenbridge, President and Chief Executive Officer.

MESSAGE TO THE SHAREHOLDERS

Dear Shareholders and Friends:

We are pleased to report our highest earnings ever in the amount of $1,317,317, for the year ended December 31, 1996. This represents a 15.1% increase over the previous year. The Return on Average Shareholders' Equity at year end was 13.62%, compared with 13.54% for the same period a year ago. The Return on Average Assets was 1.09% for the year ended 1996 and 1.10% for the same period a year ago. Cash Dividends paid per share increased 16.7% in 1996 to $.42 per share. Shareholders' Equity increased to $10,407,000, representing a 13.7% increase over the previous year end total of $9,151,000. Total Assets grew 13.7% to $128,621,000 at year end. Loan growth was once again exceptional at 13.8% over the previous year. Loan balances were $82,322,000 as of December 31, 1996.

In addition, your Bank has been very successful in working with the Federal Home Loan Bank to obtain grants to be used for low to moderate income housing in neighboring Paterson, New Jersey. Grants for 1996 and 1997 totaled $605,480, which were used for two separate projects.

New Branch to Open

We are pleased to announce we will be opening a new branch in May at 30 Franklin Turnpike, Waldwick, New Jersey. This storefront branch is located in the busiest center in Waldwick, presenting a great opportunity for your Bank as well as the Borough, because we will be the only local, community bank in Waldwick. Please recommend your friends, family, and any businesses you know in the Waldwick area to transfer their banking to this new branch.

New Products and Services

Another valuable service to be introduced is our own Automatic Teller Machines. As you know, we currently issue ATM ACCESS/CHECK CARDS which will now be enhanced by our own ATMs. The first installations will be in our Wayne and Waldwick offices, and we anticipate offering ATM service in Midland Park and Hawthorne later in the year. Our customers will further appreciate the added convenience of a new Telephone Banking Service, to be introduced this year, enabling them to access account information by telephone during banking hours and, more importantly, after hours, evenings and weekends.

We also look forward to introducing the Premium Growth Account (PGA). The PGA is an FDIC-insured tiered money market account, with three tiers paying increased rates for higher balances. This account is ideal for investors wishing to deposit substantial balances, yet wanting to stay liquid while earning a proper return. There is a limited check writing feature on this account and there is no brokerage fee to establish a PGA.

We have much to look forward to and be thankful for now, as well as in the coming year. And, given today's changing banking environment, we are well-positioned to attract the many individuals, families, and businesses whose needs are best served by a local, community bank.

We sincerely appreciate the support of our Shareholders and commend all of the Bank's Associates for an outstanding year. We look forward to building on this success in 1997.


Arie Leegwater                             Paul Van Ostenbridge
Chairman of the Board of Directors         President and Chief Executive Officer

OUR BOARD OF DIRECTORS

[PHOTO]

Seated, left to right: Paul Van Ostenbridge, President and Chief Executive Officer; Arie Leegwater, Chairman of the Board; John L. Steen, Vice Chairman of the Board

Standing, left to right: Margo Lane; William C. Hanse; William Almroth; Herman deWaal Malefyt; Harold Dyer; Robert J. Turner; William J. Vander Eems; Edward Fylstra, Secretary of the Board

"Because of your compassion... we are able to continue to be the only shelter to serve families of any configuration..." Lyn Headley-Moore Executive Director
St. Peter's Haven, Shelter for Homeless Families, Clifton

OUR BOARD OF DIRECTORS

William Almroth
Retired

Herman deWaal Malefyt
President, Skyline Greenhouses, Inc.

Harold Dyer
Retired

Edward Fylstra, Secretary
Managing Partner, Fylstra, Wright & Co.

William C. Hanse
Partner, Hanse & Hanse

Margo Lane
Corporate Communications Manager
Garden State Paper
Corporate Secretary, Lane Electric, Inc.

Arie Leegwater, Chairman
Owner, Arie Leegwater Associates

John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
President, The Turner Group

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Atlantic Stewardship Bank

OUR BUSINESS
DEVELOPMENT BOARD

Samuel Braen
William Braunius
William R. Cook
Donald De Bruin
Paul D. Heerema
Garret Hoogerhyde
Ruth Kuiken
Bartel Leegwater
Samuel J. Steen
Abe Van Wingerden
Ralph Wiegers

"We consider it a special privilege to be included among the charities who benefit from your commitment to stewardship. Our hope is to also be responsible stewards of the gifts we receive."

OFFICERS OF ATLANTIC STEWARDSHIP BANK

E. Patricia Geurkink
Executive Director,
Eastern Christian Children's Retreat,
Wyckoff

Paul Van Ostenbridge
President and Chief Executive Officer

M. Bernard Joustra
Vice President

Julie E. Holland
Assistant Vice President and Treasurer

James S. Donado
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

Dennis R. Murley
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

David Van Lenten
Assistant Vice President

Alma M. Baxter
Assistant Secretary

Robert A. Giannetti
Assistant Secretary

Ellie King
Assistant Secretary

Nancy Lystash
Assistant Secretary

Kristine Rasile
Assistant Secretary

David A. Struck
Assistant Secretary

Mary E. Ishman
Assistant Treasurer

Marie E. McCall
Assistant Treasurer

Louise H. Rohner
Administrative Assistant

Jean M. Schaver
Administrative Assistant

MORTGAGE/LENDING DEPARTMENT


[PHOTO]

Liz Lamb (seated center), Assistant Vice President, and Jean M. Schaver (second from right), Administrative Assistant, oversee our active Mortgage and Lending Departments. They are pictured with their 'team' of able assistants, including (left to right): Mary Russell, Kathy Gonzalez, Sarah Raney, and Judy Van Grouw.

OPERATIONS

The Bank will introduce its own ATMs in 1997. Plans are underway to bring the first Drive-in ATM to the Wayne Branch in April.


[PHOTO]

Talking with a customer, Nancy Lystash, Assistant Secretary and head of the Bank's Operations Department, outlines the many benefits of 24-hour ATM banking with NYCE.

Administration and Human Resources


[PHOTO]

Ellie King, (left) Assistant Secretary/Administration and Gail K. Tilstra, Assistant Vice President/Human Resources are representative of teamwork in action at Atlantic Stewardship Bank.

UNDER THE BEACH UMBRELLA - 1996

Since 1992, Atlantic Stewardship Bank's BEACH (Bank Employees Assisting CHarities) Committee is living proof that 'Stewardship' is not simply a concept, but a way of life for our staff. Our 25 bank associates who comprise the BEACH Committee, bring the practice of 'Stewardship' into their communities with their heads, their hands, and above all, their hearts.


[PHOTO]

Our BEACH Executive Committee:

(seated, left to right): Elaine Booth, Chairperson and Jennifer Heller, Secretary with the BEACH Committee team:

(standing, left to right): Liz Lamb, Julie Holland, Carolyn Stokes, and Jean Schaver

Employee service projects sponsored by the BEACH Committee in 1996 included the following:

Used Clothing Drive for Star of Hope Ministries and The Corner Closet; Christmas and All Occasion Card Collection to benefit St. Jude's Ranch for Children and Meals for the Homeless.

Shared customer and employee projects sponsored by the BEACH Committee in 1996 included the following:

Baby Bundles with the Midland Park, Hawthorne, and Wayne Girl Scouts to benefit Several Sources Foundation, Bethany Christian Services, and Life Advocates. The Fourth Annual Holland Christian Home Tea, the Thanksgiving Food Drive, and the Christmas Wish Tree (which realized more than 150 gifts), to benefit Star of Hope and Bethlehem Ministries.

"Please know that your donation... will help continue our efforts to provide substance-free activities to the teenagers of Midland Park."

Gail Harmon PACT (People Assisting Community Teens)

A highlight of the BEACH Committee's efforts for 1996 was an Employee Cookbook. More than 250 recipes were gathered from bank employees and compiled by Committee members. The result is a 100-page volume entitled Atlantic Stewardship Bank's Cookin'. Through cookbook sales, the BEACH Committee donated $2,141.00 to the Eastern Christian Children's Retreat.

GIVING BACK: OUR TITHING PROGRAM FOR 1996

In addition to supporting local civic and charitable organizations, we also practice tithing, which means we give back ten percent of our pre-tax earnings to Christian charities, hospitals, missions, and schools. Our 1996 tithe distribution to 132 organizations totaled $151,000, surpassing our 1995 tithe distribution to 116 organizations which totaled $142,000.

"We are grateful to (your) board for choosing to share part of (your) 1996 tithe with us. This gift will help us provide services and support to our missionaries in Africa and here in the United States."

Ted Barnett, Ed.D.
Africa Inland
Mission International, Inc.,
Pearl River, NY

[PHOTO]

Arie Leegwater (3rd from right), Chairman of the Board of Atlantic Stewardship Bank, presents checks to (left to right) Gil Kitchen, Interim Superintendent, Eastern Christian School, North Haledon; Patricia Geurkink, Executive Director, Eastern Christian Children's Retreat, Wyckoff; Claire Brunetti, Director of Development, Wyckoff Family YMCA; Betty Sullivan, Chairman, The Love Fund, Inc., Midland Park; and Douglas Struyk, President and CEO, Christian Health Care Center, Wyckoff.


[PHOTO]

Arie Leegwater (4th from right), Chairman of the Board and John Steen (4th from left), Vice Chairman of the Board of Atlantic Stewardship Bank present checks to (left to right) Joseph Scillieri, Administrator, Holland Christian Home, North Haledon; Marie S. Macioci, Board of Directors, Paterson Habitat for Humanity; Sister Alice Matthew, OP, Director, Siena Village, Wayne; Susan C. Bucci, Principal and Tammy LeFevre, School Board Secretary, Calvary Christian Academy, Wayne; and Bob Buchanan, Executive Assistant, Eva's Kitchen, Paterson.

"It is on behalf of our patients that we thank you for your support."

Shirley Friedlander
Deborah Hospital Foundation
Browns Mills

PARTNERS IN STEWARDSHIP

"This award results from the successful partnership between the Federal Home Loan Bank, Atlantic Stewardship Bank, and the Paterson Coalition for Housing," said former Governor of New Jersey, Jim Florio (3rd from right). "It demonstrates how a caring neighborhood, working with a community non-profit group, can meet the fundamental needs of decent housing; home by home, family by family.

As Director of the Federal Home Loan Bank, Mr. Florio presented a check for $100,000 to Therese Tolomeo, Executive Director of the Paterson Coalition for Housing, Inc. Pictured with Ms. Tolomeo and Mr. Florio, left to right, are:
Lissette Garcia, Paterson Coalition for Housing; Paul Van Ostenbridge, ASB President and Chief Executive Officer; Mark Sisco, Paterson Coalition for Housing; and David A. Struck, ASB Community Development Officer and Assistant Secretary.

[PHOTO]

CUSTOMER RELATIONSHIPS

An important part of our service to commercial customers involves understanding their specific financial needs and working to develop the right products and services that help meet those needs. One example of this synergy is WriteLine, an account developed for businesses who need a revolving line of credit for working capital in the course of their normal business operations. Customers access WriteLine by check, which can be written to any payee, such as a supplier. WriteLine checks may also be deposited directly into a business account.

In addition, our Business Advantage Account was developed for businesses with limited checking account transactions. This account offers all the benefits of a major commercial checking account without the usual large balance requirements. Business Advantage also does not assess typical commercial account fees.

Proven cost effective for both the well-established and the newly-formed business, this account is available to Sole Proprietors, Partnerships, and Corporations.

More business services available to our commercial customers include:

o Commercial Checking Accounts
o Business Term Loans
o Commercial Mortgages
o Time Loans
o SBA Loans
o Business Credit Cards
o Merchant Credit Card Program
o Treasury, Tax & Loan
o Night Depository

BOGRAD'S, RIVERDALE


[PHOTO]

Bernard Joustra, Vice President of Atlantic Stewardship Bank, congratulates Bograd's owners, Joseph and Marcia Bograd, on the opening of their newly relocated fine furniture and accessories retail store in Riverdale, just off Route 287.

COMMERCE REGISTER, MIDLAND PARK


[PHOTO]

Raymond J. Santhouse (second from left), Atlantic Stewardship Bank Assistant Vice President and Midland Park Branch Manager, visits Commerce Register, a data base firm in Midland Park. Pictured with him are (left to right) Commerce Register principals: Frank Castellvi; George Slingland; and Joel Rosano.

JP HOME ARAMA, HAWTHORNE


[PHOTO]

Principals of large, retail hardware store, JP Home Arama, are John (second from right) and Joseph Psota (right). They visit with Atlantic Stewardship Bank's Hawthorne Assistant Branch Manager and Assistant Secretary, Alma Baxter and Louise Rohner, Administrative Assistant.

GROWTH HISTORY

The following data represents growth patterns for Atlantic Stewardship Bank over the past five years:


At December 31                                 1996       1995      1994     1993       1992
(Dollars in thousands, except per share amounts)
Assets ...................................   128,621   113,120    91,978    83,798    75,499
Liabilities ..............................   118,214   103,969    84,144    76,989    70,282
Stockholders' Equity .....................    10,407     9,151     7,834     6,809     5,217
Total Liabilities and Stockholders' Equity   128,621   113,120    91,978    83,798    75,499

At December 31 ............    1996    1995    1994    1993    1992
History of Stock Value
Book value per common share   22.61   20.09   17.41   15.92   13.65


Corporate Services
Ellie King, Assistant Secretary
Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432
(201)444-7100

Bank Counsel
William C. Hanse
Hanse & Hanse
2035 Hamburg Turnpike, Suite E
Wayne, New Jersey  07470
(201)831-8700

Branch Locations

MIDLAND PARK
630 Godwin Avenue
Raymond J. Santhouse, Branch Manager & Assistant Vice President
Dennis R. Murley, Assistant Branch Manager & Assistant Vice President

HAWTHORNE
386 Lafayette Avenue
James S. Donado, Branch Manager & Assistant Vice President
Alma M. Baxter, Assistant Branch Manager & Assistant Secretary

WAYNE
87 Berdan Avenue
Robert A. Giannetti, Branch Manager & Assistant Secretary

TITHE DISTRIBUTION - 1996

WE ARE PLEASED TO BE OF ASSISTANCE TO
THE FOLLOWING CHARITIES THROUGH OUR 1996 TITHE DISTRIBUTION:

Africa Inland Mission, Pearl River, NY
Bessie Green Community, Inc., Newark
Bethany Christian Services, Hawthorne
Bethlehem Ministries - Mission in Paterson
Calvary Temple School, Wayne
Calvin College, Grand Rapids, MI
Christian Health Care Center, Wyckoff
Christian Reformed World Relief Committee,
  Grand Rapids, MI
Christian School International Foundation, Chicago, IL
CLEAR - Counseling Center, Wyckoff
CUMAC-ECHO - Mission in Paterson
Eastern Christian Children's Retreat, Wyckoff
Eastern Christian School Association, North Haledon
Eastern Home Mission Board, Ridgewood
Elim Christian School - for handicapped children,
  Palos Heights IL.
Eva's Kitchen - Mission in Paterson
Fellowship Homes, Wayne
Florence Christian Home, Wayne
Foundation for the Handicapped, Wayne
Friendship Ministries, Midland Park
Gideons International Paterson Camp
Gideons International Ramapo Camp
Goshen Christian School, Goshen, NY
Habitat for Humanity Bergen County, Hackensack
Hawthorne Christian Academy, Hawthorne
Holland Christian Home, North Haledon
Homebound Pilots, Wyckoff
Lord's Day Alliance, Wayne
Operation Double Harvest -
  Food & Medical Relief Program, Haiti
Paterson Habitat for Humanity, Paterson
Ron Hutchcraft Ministries, Wayne
Siena Village - Senior Living Center, Wayne
Star of Hope Ministries - Mission in Paterson
The Love Fund, Inc., Midland Park
Wyckoff Family YMCA, Wyckoff

IN ADDITION, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 1996 TO THE FOLLOWING
ORGANIZATIONS:

American Cancer Society
American Red Cross
Bergen Pines County
Hospital Bergen - Passaic Multiple Sclerosis Society
Boy Scouts of America - Bergen Passaic Council
Boys & Girls Club of Hawthorne
Calvin Coolidge School
Calvin Theological Seminary
Cathedral Choir
Center for Food Action in NJ
Cerebral Palsy Center, Bergen County
Chabad Center
Christian Homes for Children
Christian Overcomers
Community Learning Center of Wyckoff
Community Options
Corner Closet
Covenant CRC Boosters
Cystic Fibrosis Foundation
Fig Orchard
Foundation for Free Enterprise
Friends of the Louis Bay 2nd Library
Friends of the Midland Park Library
Friends of the Reformed Church Home
Girl Scout Council of Bergen County
Good Shepherd Mission
Grace Counseling Ministries
Greater Paterson Chamber of Commerce
Hawthorne's Committee on Disability Concerns
Hawthorne's Connie Mack Baseball Association
Hawthorne Caballeros
Hawthorne Chamber of Commerce
Hawthorne Chamber Symphony
Hawthorne Community Library Foundation
Hawthorne Cubs
Hawthorne Education Foundation
Hawthorne Volunteer Fire Department
Hawthorne High School
Hawthorne Lions Club
Hawthorne PBA
Hawthorne PTO Council
Hawthorne Special Rec
Hawthorne Volunteer Fire Department
Hawthorne Women's Softball
Hugh O'Brian Youth Foundation
Interchurch Softball League
Keith Van Hook Fund
Leukemia Society of New Jersey
Little Sisters of the Poor
Metropolitan Youth for Christ
Midland Park Ambulance Corps
Midland Park Volunteer Fire Company
Midland Park Education Foundation
Midland Park High School
Midland Park/Ho-Ho-Kus PBA
Midland Park PTA
New Jersey Citizens Action
North Jersey Male Chorus
Order of Rainbow for Girls
Our Lady of Consolation School
Parish Nursing Home
Paterson Adult and Continuing Education
People First, Inc.
Pompton Falls Fire Department #3
Prison Fellowship Ministries
Roosevelt School PTO
Saint Anthony School & Parish
St. Peter's Haven
Special Olympics Fund
STARS Vocational Program
Strategic Prayer Command
Summer Singers
Thomas Jefferson School
Touch the World
Unity Christian Reformed Church After School Program
Valley Hospital
Waldwick High School & Home Association
Wayne Adult Community Center, Inc.
Wayne First Aid Squad
Wayne General Hospital
Wayne Hills High School
Wayne Library
Wayne Lions Charities, Inc.
Wayne Little League
Wayne PBA
Wayne Police Athletic League
Wayne Volunteer Fire Company
Westminster Theological Seminary
William B. Mawhinney Ambulance Corp.
Wyckoff Family YMCA
Wyckoff/Midland Park Rotary
YM-YWHA of North Jersey


                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                             SELECTED FINANCIAL DATA

                                                                              DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                      1996           1995           1994          1993           1992
                                                    --------       --------        -------       -------        -------
                                                            (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
 Net interest income .............................  $  5,703       $  5,203        $ 4,597       $ 3,943        $ 2,983
 Provision for loan losses .......................      (155)          (150)          (295)         (398)          (275)
                                                    --------       --------        -------       -------        -------
 Net interest income after provision for
  loan losses ....................................     5,548          5,053          4,302         3,545          2,708
 Noninterest income ..............................       664            466            369           474            348
 Noninterest expense .............................     4,327          3,904          3,187         2,736          2,265
                                                    --------       --------        -------       -------        -------
 Income before income tax expense ................     1,885          1,615          1,484         1,283            791
 Income tax expense ..............................       568            471            482           375            271
                                                    --------       --------        -------       -------        -------
 Net income ......................................  $  1,317       $  1,144        $ 1,002       $   908        $   520
                                                    ========       ========        =======       =======        =======


PER SHARE DATA:
 Net income ......................................  $   2.88       $   2.53        $  2.27       $  2.33        $  1.43
 Cash dividends declared .........................      0.42           0.36           0.30          0.20           0.15
 Book Value ......................................     22.61          20.09          17.41         15.92          13.65

FINANCIAL RATIOS
 Return on average assets ........................      1.09%          1.10%          1.13%         1.16%          0.77%
 Return on average Stockholders' equity ..........     13.62%         13.54%         13.51%        15.66%          1.07%
 Average Stockholders' equity as a percentage
  of average total assets ........................      8.02%          8.14%          8.39%         7.40%          6.95%
 Tier 1 capital leverage (1) .....................      7.80%          7.57%          8.64%         8.15%          6.91%
 Tier 1 risk-based capital (2) ...................     12.41%         12.13%         13.79%        12.77%         11.50%
 Total risk-based capital (2) ....................     13.66%         13.38%         15.04%        14.27%         12.70%
 Dividend ratio ..................................     14.56%         14.20%         13.17%         8.52%         10.15%


SELECTED YEAR-END BALANCE:
 Total assets ....................................  $128,621       $113,120        $91,978       $83,798        $75,499
 Total deposits ..................................   115,825        101,789         82,576        76,195         68,985
 Stockholders' equity ............................    10,407          9,151          7,834         6,809          5,217
 Shares outstanding ..............................       460            455            450           428            382
-------------------
(1) As a percentage of average quarterly assets.
(2) As a percentage of total risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 1996, 1995 and 1994. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

BUSINESS OF STEWARDSHIP FINANCIAL CORPORATION

The Corporation, organized in January, 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiary, Stewardship Investment Corp., is now the wholly-owned subsidiary of the Corporation.

The Corporation has its main office located in Midland Park, Bergen County, New Jersey and operates two branches located in Hawthorne and Wayne, Passaic County, New Jersey. The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corp. is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio.

EARNINGS SUMMARY

The Corporation reported net income of $1.3 million, or $2.88 per share, for the year ended December 31, 1996, an increase of $173,000, or 15.1%, above the $1.1 million recorded for 1995. Earnings for 1995 had increased $142,000, or 14.2%, over the 1994 earnings of $1.0 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

The return on average assets decreased slightly in 1996 to 1.09% from 1.10% in 1995 and 1.13% in 1994. The return on average equity increased to 13.62% in 1996 from 13.54% in 1995 and 13.51% in 1994.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The Corporation's principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interest-earning assets funded by noninterest-bearing deposits. The Corporation's principal interest-earning assets are loans made to businesses and individuals, investment securities, and federal funds sold.

In 1996, net interest income increased to $5.7 million from $5.2 million in 1995, an increase of $500,000, or 9.6%. This was caused by an increase of $4.7 million, or 23.3%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities) partially offset by a decrease in interest rates on interest-earning assets (22 basis points) and an increase in interest rates on interest-bearing liabilities (20 basis points).

Interest income, on a tax equivalent basis, increased $1.1 million, or 13.1%, during 1996 to $9.2 million from $8.2 million earned during 1995. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Yields decreased primarily due to market pressure on loan and investment rates. Average interest-earning assets increased $15.7 million in 1996, or 16.2%, over the 1995 amount with average loans attributing to $12.1 million of the increase due primarily to the Corporation's increased competitiveness within the market place.

Interest expense increased $579,000, or 20.9%, during 1996 to $3.4 million. The increase was due to an increase in average interest-bearing liabilities of $11.0 million, or 14.3%, to $87.8 million during 1996 and to a rise in interest rates paid on interest-bearing liabilities. Yields on interest-bearing liabilities increased to 3.81% during 1996 from 3.61% during 1995. Contributing to this increase was a general rise in interest rates paid on term instruments as well as a change in the mix of interest-bearing products. Depositors, attracted by more competitive term interest rates, continued to redeploy funds from interest-bearing demand and savings deposits to higher yielding term deposits. Despite this move toward higher yielding instruments, the Corporation was able to maintain its balances in noninterest-bearing demand deposits. Average noninterest-bearing demand deposits increased $3.6 million, or 20.0%, to $21.6 million during 1996.

In 1995, net interest income increased to $5.2 million from $4.6 million in 1994, an increase of $606,000, or 13.2%. Interest income, on a tax equivalent basis, increased $1.6 million, or 23.5%, during 1995 to $8.2 million from $6.6 million earned in 1994. The increase was due primarily to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $14.7 million in 1995, or 17.7%, over the 1994 amount. Interest expense increased $972,000, or 54.0%, during 1995. This increase can be attributed to an increase in rates on interest-bearing liabilities and an increase in average volume of interest-bearing liabilities. Average demand deposits continued to grow during 1995 and increased $2.6 million, or 17.0%, over the 1994 average balances.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 1996, 1995 and 1994 presented herein,
(1) average assets, liabilities, and stockholders' equity,(2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities,(3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and(4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with
Section 291 of the Internal Revenue Code for 1996, 1995 and 1994. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.


                                                   1996                               1995                           1994
                                     ------------------------------     ------------------------------    --------------------------
                                                            AVERAGE                            AVERAGE                       AVERAGE
                                                INTEREST     RATES                  INTEREST    RATES              INTEREST   RATES
                                     AVERAGE     INCOME/    EARNED/     AVERAGE      INCOME/   EARNED/    AVERAGE   INCOME/  EARNED/
                                     BALANCE     EXPENSE     PAID       BALANCE      EXPENSE    PAID      BALANCE   EXPENSE    PAID
                                     -------     -------    -------     -------     --------   -------    -------  --------- -------
                                                                           (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans (1) ......................    $ 76,751     $6,926      9.02%     $ 64,612      $6,040     9.35%    $55,371    $4,960    8.96%
Taxable investment securities ..      20,650      1,319      6.39        17,575       1,120     6.37      13,883       803    5.78
Tax-exempt investment
 securities (2) ................       8,896        631      7.09         8,992         648     7.21       9,505       694    7.30
Other interest-earning assets ..       6,633        360      5.43         6,032         355     5.89       3,801       152    4.00
                                    --------     ------                --------      ------              -------    ------
Total interest-earning assets ..     112,930      9,236      8.18        97,211       8,163     8.40      82,560     6,609    8.01
                                                 ------                              ------                         ------
Net interest-earning assets:
Allowance for loan losses ......      (1,249)                            (1,127)                            (989)
Other assets ...................       8,161                              7,711                            6,887
                                    --------                           --------                          -------
Total assets ...................    $119,842                           $103,795                          $88,458
                                    ========                           ========                          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand
 deposits ......................    $ 23,150     $  485      2.10%     $ 20,813      $  446     2.14%    $21,363    $  441    2.06%
Savings deposits ...............      20,353        458      2.25        19,839         448     2.26      19,667       440    2.24
Time deposits ..................      42,625      2,329      5.46        34,552       1,797     5.20      23,544       892    3.79
Borrowing ......................       1,695         78      4.60         1,645          80     4.86         721        26    3.61
                                    --------     ------                --------      ------              -------    ------
Total interest-bearing
 liabilities ...................      87,823      3,350      3.81        76,849       2,771     3.61      65,295     1,799    2.76
                                                 ------                              ------                         ------
Noninterest-bearing liabilities:
Demand deposits ................      21,626                             18,028                           15,408
Other liabilities ..............         668                                468                              335
Stockholders' equity ...........       9,725                              8,450                            7,420
                                    --------                           --------                          -------
Total liabilities and
 stockholders' equity ..........    $119,842                           $103,795                          $88,458
                                    ========                           ========                          =======
Net interest income
 (taxable equivalent basis) ....                 $5,886                              $5,392                         $4,810
                                                 ======                              ======                         ======
Net interest spread
 (taxable equivalent basis) ....                              4.37%                             4.79%                         5.25%
                                                              ====                              ====                          ====
Net yield on interest-earning
 assets (taxable equivalent
 basis) (3) ....................                              5.21%                             5.55%                         5.83%
                                                              ====                              ====                          ====

-----------------

(1) For purpose of these calculations, nonaccruing loans are included in the average balance. Fees are included in loan interest. Loans and total interest-earning assets are net of unearned income. Tax equivalent adjustments are based on a marginal tax rate of 34% and the provisions of
     Section 291 of the Internal Revenue Code.

(2) The tax equivalent adjustments are based on a marginal tax rate of 34% and the provisions of Section 291 of the Internal Revenue Code.

(3) Net interest income (taxable equivalent basis) divided by average interest-earning assets.

The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields earned and rates paid on such assets and liabilities on a tax equivalent basis. The table reflects the extent to which changes in the Corporation's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.


                                                                1996 VERSUS 1995              1995 VERSUS 1994
                                                          -------------------------     -----------------------------
                                                                                (In thousands)

                                                          INCREASE (DECREASE)           INCREASE (DECREASE)
                                                           DUE TO CHANGE IN              DUE TO CHANGE IN
                                                          -------------------           ---------------------
                                                          VOLUME      RATE        NET      VOLUME     RATE        NET
                                                          ------      ----        ---      ------     ----        ---
Interest Income:
 Loans ...............................................     $1,102     $(216)   $  886     $  856      $224     $1,080
 Taxable investment securities .......................        196         3       199        229        88        317
 Tax-exempt investment
  securities .........................................         (7)      (10)      (17)       (29)      (17)       (46)
 Federal funds sold ..................................         34       (29)        5        113        90        203
                                                           ------     -----    ------     ------      ----     ------
  Total interest-earning assets ......................      1,325      (252)    1,073      1,169       385      1,554
                                                           ------     -----    ------     ------      ----     ------
Interest expense:
 Interest-bearing demand
  deposits ...........................................     $   49     $ (10)   $   39     $  (12)     $ 17     $    5
  Savings deposits ...................................         12        (2)       10          4         4          8
  Time deposits ......................................        437        95       532        504       401        905
  Borrowings .........................................          2        (4)       (2)        42        12         54
                                                           ------     -----    ------     ------      ----     ------
 Total interest-bearing
   liabilities .......................................        500        79       579        538       434        972
                                                           ------     -----    ------     ------      ----     ------
Net change in net interest income                          $  825     $(331)   $  494     $  631      $(49)    $  582
                                                           ======     =====    ======     ======      ====     ======

PROVISION FOR LOAN LOSSES

The Corporation maintains an allowance for loan losses considered by management to be adequate to cover the inherent risk of loss associated with its loan portfolio. On an ongoing basis, management analyzes the adequacy of this allowance by considering the nature and volume of the Corporation's loan activity, financial condition of the borrower, fair market value of underlying collateral, and changes in general market conditions. Additions to the allowance for loan losses are charged to operations in the appropriate period. Actual loan losses, net of recoveries, serve to reduce the allowance. The appropriate level of the allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates.

The loan loss provision totaled $155,000 in 1996 representing a 3.3% increase from the 1995 provision of $150,000. The 1995 provision declined 49.2% from the 1994 provision of $295,000.

NONINTEREST INCOME

Noninterest income increased $198,000, or 42.4%, to $664,000 during the year ended December 31, 1996, when compared with $466,000 during the 1995 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $147,000 to $512,000 for the year ended December 31, 1996 due to the expanding customer base. Gain on sales of mortgage loans increased $28,000 to $52,000 for 1996 due to an increase in the volume of loans originated for sale.

Noninterest income increased by $97,000, or 26.1%, to $466,000 during the year ended December 31,1995, when compared with $370,000 during the 1994 period. The increase resulted primarily from an increase in fees and service charges offset by a volume related decline in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $423,000, or 10.8%, to $4.3 million for the year ended December 31, 1996, compared to $3.9 million for the same period in 1995. Salaries and employee benefits, the major component of noninterest expense, increased $207,000, or 10.9%. The increase was due primarily to additions to staff in the accounting and operations areas of the Corporation and general merit and salary increases. Increases in equipment, data processing, and stationery and supplies totaling $115,000 were due to a full core computer system conversion which was completed in April, 1996. Miscellaneous expense increased $98,000 due primarily to the general growth of the deposit base.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $151,000 for the year ended December 31, 1996, an increase of $9,000, or 6.2%, over the same period in 1995.

Offsetting these increases in noninterest expense was a reduction in FDIC insurance premium of $54,000 to $49,000 for the year ended December 31, 1996, compared with $103,000 for the same period in 1995. This was a result of the reduction in premiums assessed by the FDIC partially offset by the Corporation being assessed a special Savings Association Insurance Fund (SAIF) Assessment of $37,000 on September 30, 1996. The SAIF assessment, incurred under the Deposit Insurance Funds Act of 1996, was calculated based on the deposits purchased from the Resolution Trust Corporation in March, 1995.

Noninterest expense increased $717,000, or 22.5%, to $3.9 million for the year ended December 31, 1995, compared to $3.2 million for the same period in 1994. Increases in salaries and employee benefits, occupancy, equipment, advertising, and miscellaneous expense were caused primarily by the full year of operations of the Wayne, New Jersey branch, the deposit acquisition from the Resolution Trust Company (RTC) in March, 1995 and general growth of the Corporation. The acquisition of deposits from the RTC caused the Corporation to record expense of $74,000 for the amortization of goodwill and core deposit intangibles for the first time in 1995. Offsetting these increases in noninterest expense was a reduction in FDIC insurance premiums of $69,000.

The efficiency ratio measures gross operating expense as a percentage of fully-taxable equivalent net interest income and other noninterest income without taking into account security gains and losses and other nonrecurring items. The Corporation's efficiency ratio increased to 69.9% for the year ended December 31, 1996, compared with 69.2% and 67.0% for the years ended December 31, 1995 and 1994, respectively. This increase was due primarily to the additional expenses incurred due to the core computer conversion. Management believes that this conversion was necessary for the Corporation to continue to provide services and products to an expanded customer base. The Corporation continues to monitor the efficiency ratio and looks for ways to control expenses while continuing to provide quality products and services to customers.

FINANCIAL CONDITION

Total assets at December 31, 1996 were $128.6 million, an increase of $15.5 million, or 13.7%, over the $113.1 million at December 31, 1995. This increase in assets reflects, among other things, a $9.9 million increase in net loans held for portfolio, a $2.9 million increase in federal funds sold and a $1.6 million increase in securities available for sale.

LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 1996, net of allowance for loan losses, totaled $80.8 million, an increase of $9.9 million, or 13.9%, over the $71.0 million at December 31, 1995. During 1996, the Corporation experienced a steady volume of new loan originations. Increases continued to occur in most loan categories and were caused by the commitment to competitively price products, and the "fallout" of the small business customer from the mergers of other financial institutions in the Corporation's market area. Commercial real estate mortgage loans consisting of $26.8 million, or 32.6% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $3.5 million from $23.3 million, or 32.2% of the total portfolio at December 31, 1995. Installment loans and commercial loans increased $4.1 million and $1.8 million, respectively. Mortgage loans held for sale totaled $237,000 at December 31, 1996 and consisted of 1-4 family mortgage loans. It is the policy of the Corporation to offer certain competitive mortgage products which are immediately sold to specific investors, servicing released. This allows the Corporation to continue to maintain a competitive mortgage product line, recognize other fee income, and maintain liquidity requirements. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 1996, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last three years:


                                                              DECEMBER 31,
                                  -------------------------------------------------------------------------
                                          1996                     1995                       1994
                                  ---------------------    ---------------------      ----------------------
                                    AMOUNT      PERCENT      AMOUNT      PERCENT        AMOUNT      PERCENT
                                  ---------    --------    ---------    --------      ---------   -----------
                                                            (Dollars in thousands)
Real estate mortgage:
 Residential .....................  $15,257      18.5%       $14,422      19.9%         $10,793       17.8%
 Commercial ......................   26,797      32.6%        23,264      32.2%          19,585       32.2%
Commercial loans .................   17,403      21.1%        15,597      21.6%          13,899       22.9%

Consumer loans:
 lnstallment(1) ..................   18,892      22.9%        14,783      20.4%          12,922       21.3%
 Home equity .....................    3,838       4.7%         4,100       5.7%           3,479        5.7%
 Other ...........................      136       0.2%           142       0.2%              50        0.1%
                                    -------     -----        -------     -----          -------      ------
Total loans ......................   82,323     100.0%        72,308     100.0%          60,728      100.0%

Less: Allowance for loan losses ..    1,353                    1,177                      1,088
 Deferred fees ...................      122                      155                        150
                                    -------                  -------                    -------
Net loans ........................  $80,848                  $70,976                    $59,490
                                    =======                  =======                    =======


------------------

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of loans as of December 31, 1996 by contractual maturity:

                                           AFTER 1 YEAR
                                 WITHIN     BUT WITHIN         AFTER
                                 1 YEAR       5 YEARS         5 YEARS     TOTAL
                               --------    ------------       -------     ------
                                             (In thousands)

Real estate mortgage ........    $2,885       $14,991         $24,178    $42,054
Commercial ..................     5,489        10,227           1,687     17,403
Consumer ....................       792         6,844          15,230     22,866
                                 ------       -------         -------    -------
Total .......................    $9,166       $32,062         $41,095    $82,323
                                 ======       =======         =======    =======

The following table sets forth the dollar amount of all loans due one year or more after December 31, 1996, which have predetermined interest rates or floating or adjustable interest rates:

                                                  FLOATING OR
                               PREDETERMINED      ADJUSTABLE
                                   RATES             RATES           TOTAL
                               -------------      -----------       --------
                                                (In thousands)

Real estate mortgage ........     $25,323           $13,846         $39,169
Commercial ..................       6,222             5,692          11,914
Consumer ....................      18,258             3,816          22,074
                                  -------           -------         -------
Total .......................     $49,803           $23,354         $73,157
                                  =======           =======         =======


ASSET QUALITY

The Corporation's principal earning asset is its loan portfolio. Inherent in the lending function is the risk of deterioration in a borrower's ability to repay loans under existing loan agreements. Management realizes that because of this risk, reserves are maintained to absorb potential loan losses. In determining the adequacy of the allowance for loan losses, management of the Corporation considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. Although management attempts to establish a reserve sufficient to offset potential losses in the portfolio, changes in economic conditions, regulatory policies and borrower's performance could require future changes to the allowance.

The Corporation utilizes a two tier approach by (1) identifying problem loans and allocating specific loss allowances on such loans and (2) establishing a general valuation allowance on the remainder of its loan portfolio. The Corporation maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such a system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Allocation of specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loss experience, composition of loan portfolio, current economic conditions and management's judgment.

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, other real estate owned and nonaccrual investments. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans which have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. Other real estate owned at December 31, 1996 consists of one property which the Corporation acquired by deed in lieu of foreclosure. Other real estate owned is carried at lower of cost or fair value less estimated selling costs. Fair value is defined as the amount reasonably expected to be received in a current sale between a willing seller (the Corporation) and a willing buyer. Nonaccrual investments consisted of a taxable municipal bond which has been written off during 1996.

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding three years:


                                                                               DECEMBER 31,
                                                             --------------------------------------------
                                                               1996             1995               1994
                                                             ---------        --------           --------
                                                                       (Dollars in thousands)
Nonaccrual loans: (1)
 Commercial real estate ..................................   $    -           $  194              $  194
 Commercial ..............................................       95              139                 203
 Consumer ................................................        -                -                   6
                                                             ------           ------              ------
  Total nonaccrual loans .................................       95              333                 403
                                                             ------           ------              ------
Loans past due ninety days or more and accruing:
 Commercial real estate ..................................        -              174                   -
 Commercial ..............................................      550              590                 230
                                                             ------           ------              ------
  Total loans past due ninety days or more and accruing ..      550              764                 230
                                                             ------           ------              ------
Restructured loans:
 Commercial ..............................................      131                6                  54
 Consumer ................................................      130               63                 116
                                                             ------           ------              ------
  Total restructured loans ...............................      261               69                 170
                                                             ------           ------              ------
Total nonperforming loans ................................   $  906           $1,166              $  803
                                                             ======           ======              ======
Nonaccrual investments ...................................   $    -           $    8              $   14
Other real estate owned, net .............................      229              249                 269
                                                             ------           ------              ------
Total nonperforming assets ...............................   $1,135           $1,423              $1,086
                                                             ======           ======              ======
Nonaccrual loans to total gross loans ....................     0.12%            0.46%               0.66%
Nonperforming loans to total gross loans .................     1.10%            1.61%               1.32%
Nonperforming loans to total assets ......................     0.70%            1.03%               0.87%
Nonperforming assets to total assets .....................     0.88%            1.26%               1.18%
Allowance for possible loan losses to
 nonperforming loans .....................................   149.27%          100.90%             135.58%



-----------------

(1) At December 31, 1996, there were no restructured loans classified as nonaccrual. Approximately $238,000 and $302,000 restructured loans were classified as nonaccrual at December 31, 1995 and 1994, respectively.

There were no loans other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 1996, 1995 and 1994, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:


                                                                         DECEMBER 31,
                                                            -------------------------------------
                                                             1996            1995           1994
                                                            -----           ------         ------
                                                                     (Dollars in thousands)

Balance at beginning of period ...........................  $1,177          $1,088         $  994
Loans charged off:
 Commercial ..............................................       2              59            201
 Consumer ................................................      10               2              -
                                                            ------          ------         ------
  Total loans charged off ................................      12              61            201
                                                            ------          ------         ------
Recoveries of loans previously charged off:
 Commercial real estate ..................................       5               -              -
 Commercial ..............................................      28               -              -
                                                            ------          ------         ------
  Total recoveries of loans previously charged off .......      33               -              -
                                                            ------          ------         ------
Net loans charged off (recovered) ........................     (21)             61            201
Provisions charged to operations .........................     155             150            295
                                                            ------          ------         ------
Balance at end of period .................................  $1,353          $1,177         $1,088
                                                            ======          ======         ======
Net charge offs (recoveries) during the period
 to average loans outstanding during the period ..........   (0.03%)          0.10%          0.36%
                                                            ======          ======         ======
Balance of allowance for loan losses at the
 end of year to gross year end loans .....................    1.64%           1.63%          1.79%
                                                            ======          ======         ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:


                                                     1996                          1995                          1994
                                          ---------------------------  -----------------------------     ------------------------
                                                           PERCENT                        PERCENT                      PERCENT
                                            AMOUNT       TO TOTAL (1)      AMOUNT       TO TOTAL (1)      AMOUNT     TO TOTAL (1)
                                          ---------      ------------  ------------    -------------     --------    ------------
                                                                       (Dollars in thousands)

Real estate--residential ...............    $  148          18.5%        $   91            19.9%          $   78         17.8%
Real estate--commercial ................       360          32.6%           403            32.2%             406         32.2%
Commercial .............................       587          21.1%           530            21.6%             454         22.9%
Consumer ...............................       258          27.8%           153            26.3%             150         27.1%
                                            ------         -----         ------           -----           ------        -----
 Total allowance for loan losses .......    $1,353         100.0%        $1,177           100.0%          $1,088        100.0%
                                            ------         -----         ------           -----           ------        -----

--------------

(1) Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity, or available for sale or trading. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with the unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities shall be classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities held to maturity increased $0.4 million, or 1.8%, to $20.0 million at December 31, 1996, from $19.6 million at December 31, 1995. Securities available for sale increased to $11.4 million at December 31, 1996, from $9.9 million at December 31, 1995, an increase of $1.6 million, or 15.7%.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:


                                                                        DECEMBER 31,
                                     ------------------------------------------------------------------------------
                                               1996                          1995                      1994
                                     -------------------------     -----------------------     --------------------
                                       AMOUNT          PERCENT       AMOUNT        PERCENT      AMOUNT      PERCENT
                                     ---------         -------     ---------       -------     --------    --------
                                                                   (Dollars in thousands)
Securities available for sale:
 U.S. Treasury ......................  $ 3,586          31.4%      $ 2,372           24.0%      $ 4,216       48.4%
 U.S. Govemment agencies ............    1,049           9.2%          790            8.0%          887       10.2%
 Obligations of state and
  political subdivisions ............      268           2.3%          269            2.7%            -        -
 Mortgage-backed securities .........    6,531          57.1%        6,450           65.3%        3,614       41.4%
                                       -------         -----       -------          -----       -------      -----
Total ...............................  $11,434         100.0%      $ 9,881          100.0%      $ 8,717      100.0%
                                       =======         =====       =======          =====       =======      =====
Securities held to maturity:
 U.S.Treasury .......................  $ 2,193          11.0%      $ 2,741           13.9%      $   747        4.9%
 U.S. Government agencies ...........    6,356          31.8%        4,918           25.0%        2,313       15.1%
 Obligations of state and
  political subdivisions ............    8,931          44.6%        8,976           45.8%        9,367       61.4%
 Mortgage-backed securities .........    2,523          12.6%        3,014           15.3%        2,843       18.6%
                                       -------         -----       -------          -----       -------      -----
 Total ..............................  $20,003         100.0%      $19,649          100.0%      $15,270      100.0%
                                       =======         =====       =======          =====       =======      =====


The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 1996:


                                                             AFTER 1 YEAR     AFTER 5 YEARS
                                                WITHIN        BUT WITHIN       BUT WITHIN          AFTER
                                                1 YEAR          5 YEARS         10 YEARS         10 YEARS       TOTAL
                                              ---------      ------------     --------------    ----------     -------
                                                                         (Dollars in thousands)
U.S. Treasury:
 Carrying value                                 $1,121        $2,465           $   -              $    -       $ 3,586
 Yield                                           5.90%         5.97%               -                   -          5.95%
U.S. Government agencies:
 Carrying value                                    250           543              256                  -         1,049
 Yield                                           6.13%         5.04%            7.37%                  -          5.86%
Obligations of state and
 political subdivisions:
  Carrying value                                     -             -              268                  -           268
  Yield                                              -             -            4.47%                  -          4.47%
Mortgage-backed securities:
  Carrying value                                    17           159              315               6,040        6,531
  Yield                                          8.50%         7.87%            6.82%                6.76%        6.80%
                                                ------        ------           ------              ------      -------
Total carrying value                            $1,388        $3,167           $  839              $6,040      $11,434
                                                ======        ======           ======              ======      =======
Weighted average yield                           5.97%         5.90%            6.24%               6.76%        6.39%
                                                ======        ======           ======              ======      =======


The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 1996:


                                                                AFTER 1 YEAR     AFTER 5 YEARS
                                                   WITHIN        BUT WITHIN       BUT WITHIN          AFTER
                                                   1 YEAR          5 YEARS         10 YEARS         10 YEARS      TOTAL
                                                   ------       -------------    ---------------    ---------    --------
                                                                          (Dollars in thousands)
U.S. Treasury:
 Carrying value ................................   $  250          $ 1,943          $ --               $ --      $ 2,193
 Yield .........................................     6.36%            5.79%           --                 --         5.85%
U.S. Government agencies:
 Carrying value ................................      750            2,556           3,050               --        6,356
 Yield .........................................     5.14%            6.36%           6.76%              --         6.41%
Obligations of state and political subdivisions:
  Carrying value ...............................    1,802            7,129            --                 --        8,931
  Yield ........................................     4.86%            5.08%           --                 --         5.03%
Mortgage-backed securities:
 Carrying value ................................     --               --              --                2,523      2,523
 Yield .........................................     --               --              --                 7.33%      7.33%
                                                   ------          -------          ------             ------    -------
 Total carrying value ..........................   $2,802          $11,628          $3,050             $2,523    $20,003
                                                   ======          =======          ======             ======    =======
 Weighted average yield ........................     5.07%            5.48%           6.76%              7.33%      5.85%
                                                   ======          =======          ======             ======    =======

DEPOSITS

Corporation deposits at December 31, 1996 totaled $115.8 million, an increase of $14.0 million, or 13.8%, over the comparable period of 1995, when deposits totaled $101.8 million. The Corporation attributes this increase to competitive products and services and changes in the Corporation's marketplace, including changes of ownership among some of the Corporation's competitors. These changes have made customer relationships with some competitors unstable and have provided the Corporation with an opportunity to attract new depositors. The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                     DECEMBER 31,
                                  ------------------------------------------------------------------------------------
                                             1996                         1995                          1994
                                  -------------------------      -------------------------     -----------------------
                                   AMOUNT          PERCENT       AMOUNT           PERCENT       AMOUNT         PERCENT
                                  --------         -------       -------          -------      -------         --------
                                                                 (Dollars in thousands)
Noninterest-bearing demand .....  $ 25,136            21.7%      $ 22,962           22.6%      $17,313           21.0%
Interest-bearing demand ........    23,992            20.7%        21,761           21.4%       20,413           24.7%
Savings deposit ................    20,885            18.0%        18,766           18.4%       20,737           25.1%
Time deposits ..................    45,812            39.6%        38,300           37.6%       24,113           29.2%
                                  --------           -----       --------          -----       -------          -----
Total ..........................  $115,825           100.0%      $101,789          100.0%      $82,576          100.0%
                                  ========           =====       ========          =====       =======          =====

As of December 31, 1996, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

         Three months or less ........................   $2,591
         Four months through six months ..............      761
         Seven months through twelve months ..........      323
         Over twelve months ..........................    2,768
                                                         ------
           Total .....................................   $6,443
                                                         ======


INTEREST RATE SENSITIVITY

     Interest rate movements and deregulation of interest rates have made managing the Corporation's interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are repricing in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or repricing during a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position.


     The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1996. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. For purposes of this report, the Corporation has assumed that savings and interest-bearing sources of funds will reprice at a rate of 20% in three months or less, 20% in more than three months through one year, and 60% in after one year. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.



                                                               More than
                                                              Three Months
                                               Three Months     Through      After     Noninterest
                                                  or Less       One Year    On Year     Sensitive     Total
                                               ------------     --------    -------     ---------    -------
                                                                    (Dollars in thousands)
ASSETS:
 Loans:
  Real estate mortgage ......................    $ 3,915       $  4,430     $33,709     $     --     $ 42,054
  Commercial ................................     10,132            699       6,572           --       17,403
  Consumer ..................................      3,930            678      18,258           --       22,866
 Mortgage loans held for sale ...............        237             --          --           --          237
 Investment securities (1) ..................      7,309          5,819      18,760           --       31,888
 Federal funds sold .........................      5,950             --          --           --        5,950
 Other assets ...............................         19            200          --        8,004        8,223
                                                  -------      --------     -------     --------     --------
   Total assets .............................    $31,492       $ 11,826     $77,299     $  8,004     $128,621
                                                  -------      --------     -------     --------     --------
SOURCE OF FUNDS:
 Savings ....................................    $ 4,177       $  4,177     $12,531     $     --     $ 20,885
 Interest-bearing ...........................      4,798          4,798      14,396           --       23,992
 Time deposits ..............................      9,818         13,882      22,112           --       45,812
 Repurchase agreements.......................      1,067            644          --           --        1,711
 Other liabilities ..........................         --             --          --       25,814       25,814
 Stockholders' equity .......................         --             --          --       10,407       10,407
                                                 -------       --------     -------     --------     --------
   Total source of funds ....................    $19,860       $ 23,501     $49,039     $ 36,221     $128,621
                                                 -------       --------     -------     --------     --------
 Interest rate sensitivity gap ..............    $11,632       $(11,675)    $28,260      (28,217)
 Cumulative interest rate sensitivity gap ...    $11,632       $    (43)    $28,217     $     --
                                                 =======       ========     =======     ========
 Ratio of GAP to total assets ...............        9.0%          (9.1%)      22.0%       (21.9%)
                                                 =======       ========     =======     ========
 Ratio of cumulative GAP assets to
  total assets ..............................        9.0%          (0.1%)      21.9%          --
                                                 =======       ========     =======     ========
--------------------

(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.


LIQUIDITY

The Corporation's primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and prepayments on loan and mortgage-backed securities are greatly influenced by market interest rates, economic conditions, and competition.

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:




                                                                              YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------
                                                                   1996                 1995                1994
                                                                 --------             --------            --------
                                                                                  (in thousands)

  Cash and cash equivalents--beginning .......................   $  7,465             $  4,741            $  7,561
  Operating activities:
   Net income ................................................      1,317                1,144               1,002
   Adjustments to reconcile net income to net cash
    provided by operating activities .........................        550                 (715)                429
                                                                 --------             --------            --------
  Net cash provided by operating activities ..................      1,867                  429               1,431
  Net cash used in investing activities ......................    (12,408)             (17,248)            (11,764)
  Net cash provided by financing activities ..................     14,031               19,543               7,513
                                                                 --------             --------            --------
  Net increase (decrease) in cash and cash equivalents .......      3,490                2,724              (2,820)
                                                                 --------             --------            --------
  Cash and cash equivalents--ending ..........................   $ 10,955             $  7,465            $  4,741
                                                                 ========             ========            ========



Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1996, the Corporation has outstanding loan commitments of $4.1 million and unused lines and letters of credit totaling $12.0 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1996, totaled $23.7 million. Management believes that a significant portion of such deposits will remain with the Corporation.

CAPITAL

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a Corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 1996. The Bank's federal regulator has promulgated substantially similar capital regulations applicable to the Bank, see note 11 to the consolidated financial statements.

                                 ------------------------------------------
                                  Required         Actual           Excess
                                 ------------------------------------------
  Risk-based capital:
   Tier 1 ......................   4.00%           12.40%            8.40%
   Total .......................   8.00%           13.65%            5.65%
   Leverage ratio*..............   3.00%            7.80%            4.80%

----------

* The minimum leverage ratio set by the FRB is 3.00%. Institutions which are not "top-rated" will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

[LOGO KPMG]
New Jersey Headquarters
150 J.F.K. Parkway
Short Hills, New Jersey 07078




                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary (formerly Atlantic Stewardship Bank, see note 2) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of Stewardship Financial Corporation for the year ended December 31, 1994 were audited by other auditors whose report thereon, dated January 24, 1995, expressed an opinion qualified for the effects, if any, as might have been determined to be necessary had they been able to obtain an understanding of the internal control structure of the outside computer service organization and included an explanatory paragraph that discussed the change in the Corporation's method of accounting for certain investments in debt and equity securities.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            /s/ KPMG PEAT MARWICK LLP





February 12, 1997

                                      LOGO
                        STEWARDSHIP FINANCIAL CORPORATION

                                                               February 12, 1997

MANAGEMENT RESPONSIBILITY STATEMENT

Management of Stewardship Financial Corporation and subsidiary is responsible for the preparation of the consolidated financial statements and all other financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All consolidated financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

Management reviews and modifies its system of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of consolidated financial statements and the control of operations. The Board appoints the independent certified public accountant. The Board meets with management and the independent certified public accountants, approves the overall scope of audit work and relative fee arrangements, and reviews audit reports and findings.

/s/ PAUL VAN OSTENBRIDGE                  /s/ JULIE E. HOLLAND
-------------------------------------     --------------------------------------
Paul Van Ostenbridge                      Julie E. Holland
President and Chief Executive Officer     Assistant Vice President and Treasurer

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                              December 31,
                                                                                 ----------------------------------------
                                                                                       1996                   1995
                                                                                 ----------------------------------------

Assets

Cash and due from banks .....................................................    $  4,786,342            $  4,369,476
Interest-bearing due from banks .............................................         219,098                  46,055
Federal funds sold ..........................................................       5,950,000               3,050,000
                                                                                 ----------------------------------------
  Cash and cash equivalents ...................................................    10,955,440               7,465,531

Securities available for sale (note 4) ......................................      11,434,354               9,881,267
Securities  held  to  maturity; estimated
fair value of $20,195,917 (1996) and
  $20,291,878 (1995) (note 5) .................................................    20,002,689              19,648,898
FHLB-NY stock, at cost ......................................................         450,800                 337,200
Loans,  net of  allowance  for loan  losses
  of $1,352,508 (1996) and $1,176,822 (1995) (notes 6 and 7) ..................    80,847,769              70,975,852
Mortgage loans held for sale ................................................         236,754                 350,389
Premises and equipment, net (note 8) ........................................       2,306,098               2,160,260
Accrued interest receivable .................................................         880,558                 836,689
Intangible assets, net of accumulated
amortization of $154,773 and $73,967 at
December  31, 1996  and 1995 respectively (note 3) ..........................         595,207                 698,013
Other real estate owned, net (note 7) .......................................         229,302                 249,302
Other assets (note 13) ......................................................         681,559                 516,710
                                                                                 ----------------------------------------
Total assets ................................................................    $128,620,530            $113,120,111
                                                                                 ========================================

Liabilities and Stockholders' equity
Liabilities

Deposits: (note 9)
  Noninterest-bearing ......................................................      $ 25,135,689           $ 22,961,834
  Interest-bearing .........................................................        90,689,057             78,826,708
                                                                                  --------------------------------------
      Total deposits .......................................................       115,824,746            101,788,542
  Securities  sold  under agreements to repurchase (note 10) ...............         1,711,419              1,650,049
  Accrued expenses and other liabilities ...................................           676,980                530,769
                                                                                  --------------------------------------

    Total liabilities ......................................................       118,213,145            103,969,360
                                                                                  --------------------------------------


Commitments and contingencies (note 14)

Stockholders' equity (notes 11 and 15)
Common stock, no par value; 5,000,000 shares authorized;
 460,252 and 455,441 shares issued and outstanding at
 December 31, 1996 and 1995, respectively ...................................       4,990,746                4,865,537
Retained earnings ...........................................................       5,395,454                4,269,933
Net unrealized gain on securities available for sale ........................          21,185                   15,281
                                                                                 ----------------------------------------
     Total Stockholders' equity .............................................      10,407,385                9,150,751

     Total liabilities and Stockholders' equity .............................    $128,620,530             $113,120,111
                                                                                 ========================================


See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Years Ended December 31,
                                                                                --------------------------------------------------
                                                                                   1996                 1995               1994
                                                                                --------------------------------------------------
Interest income:
Loans ...................................................................       $6,922,698          $6,037,199        $4,952,478
Securities held to maturity:
  Taxable ...............................................................          696,884             586,226           176,203
  Nontaxable ............................................................          438,302             461,817           488,140
Securities available for sale ...........................................          634,713             533,536           626,648
Other interest-earning assets ...........................................          360,581             355,408           152,559
                                                                                --------------------------------------------------
    Total interest income ...............................................        9,053,178           7,974,186         6,396,028
                                                                                --------------------------------------------------
Interest expense:

Deposits (note 9) .......................................................        3,271,369           2,691,622         1,773,019

Borrowed money ..........................................................           78,488              79,666            26,360
                                                                                --------------------------------------------------
    Total interest expense ..............................................        3,349,857           2,771,288         1,799,379
                                                                                --------------------------------------------------
Net interest income before provision for loan losses ....................        5,703,321           5,202,898         4,596,649
Provision for loan losses (note 6) ......................................          155,000             150,000           295,000
                                                                                --------------------------------------------------
Net interest income after provision for loan losses......................        5,548,321           5,052,898         4,301,649
                                                                                --------------------------------------------------

Noninterest income:

Fees and service charges ................................................          511,848             364,519           275,429
Loss on calls and sales of securities, net ..............................           (3,766)             (9,819)             --
Gain on sales of mortgage loans .........................................           52,215              24,526            51,265
Miscellaneous ...........................................................          103,643              87,119            43,108
                                                                                --------------------------------------------------
   Total noninterest income .............................................          663,940             466,345           369,802
                                                                                --------------------------------------------------

Noninterest expense:
  Salaries and employee benefits ........................................        2,116,103           1,908,846         1,616,664
  Occupancy, net (note 14) ..............................................          288,184             254,882           151,840
  Equipment .............................................................          232,284             179,967           147,724
  Data processing .......................................................          219,476             207,191           153,649
  Advertising ...........................................................           97,298              68,948            77,298
  FDIC insurance premium ................................................           48,797             102,596           171,737
  Amortization of intangible assets .....................................           80,806              73,967              --
  Other real estate owned expense .......................................           10,466              30,697            27,259
  Charitable contributions ..............................................          150,571             141,799           124,458
  Stationery and supplies ...............................................          200,158             150,109           126,429
  Miscellaneous .........................................................          883,082             784,763           589,685
                                                                                --------------------------------------------------
    Total noninterest expenses ..........................................        4,327,225           3,903,765         3,186,743
                                                                                --------------------------------------------------
  Income before income tax expense ......................................        1,885,036           1,615,478         1,484,708
  Income tax expense (note 13) ..........................................          567,719             471,067           482,209
                                                                                --------------------------------------------------
  Net income ............................................................       $1,317,317          $1,144,411        $1,002,499
                                                                                ==================================================
  Net income per common share ...........................................            $2.88               $2.53             $2.27
                                                                                ==================================================
 Dividends per common share ............................................            $0.42               $0.36             $0.30
                                                                                ==================================================
 Weighted average number of common shares outstanding ..................          457,877             452,625           441,258
                                                                                ==================================================

See accompanying notes to consolidated financial statements

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     Years Ended December 31, 1996, 1995, and 1994
                                                ---------------------------------------------------------------------------------
                                                                                                 Net Unrealized
                                                                                                  Gain/(loss) On
                                                      Common Stock                                 Securities
                                                ----------------------------        Retained       Available
                                                    Shares         Amount           Earnings        For Sale              Total
                                                ---------------------------------------------------------------------------------
Balance--December 31, 1993 ..................       427,731       $4,391,264       $2,417,505        $   --         $  6,808,769
  Dividends paid ($.30 per share) ...........          --               --           (132,004)            --            (132,004)
  Sale of common stock ......................        22,257          374,895             --               --             374,895
  Net income for the year ended
    December 31, 1994 .......................          --               --          1,002,499             --           1,002,499
  Net unrealized loss on securities
    available for sale ......................          --               --               --           (220,315)         (220,315)
                                                ---------------------------------------------------------------------------------
Balance--December 31, 1994 ..................       449,988       $4,766,159       $3,288,000        $(220,315)     $  7,833,844
   Dividends paid ($.36 per share) ..........          --               --           (162,478)            --            (162,478)
   Sale of common stock .....................         5,453           99,378             --               --              99,378
   Net income for the year ended
     December 31, 1995 ......................          --               --          1,144,411             --           1,144,411
   Net unrealized gain on securities
     available for sale .....................          --               --               --            235,596           235,596
                                                ---------------------------------------------------------------------------------
Balance--December 31, 1995 ..................       455,441       $4,865,537       $4,269,933        $  15,281      $  9,150,751
  Dividends paid ($.42 per share) ...........          --               --           (191,796)            --            (191,796)
  Sale of common stock ......................         4,811          125,209             --               --             125,209
  Net income for the year
    ended December 31, 1996 .................          --               --          1,317,317             --           1,317,317
  Net unrealized gain on securities
     available for sale .....................          --               --               --              5,904             5,904
                                                ---------------------------------------------------------------------------------
Balance--December 31, 1996 ..................       460,252       $4,990,746       $5,395,454        $  21,185      $ 10,407,385
                                                ================================================================================



See accompanying notes to consolidated financial statements.



                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------
                                                                    1996                1995                 1994
                                                             -----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................   $  1,317,317         $  1,144,411          $1,002,499
   Adjustments to reconcile net income
   to net cash provided by operating activities:
   Depreciation and amortization of premises and equipment .        229,415              201,300             147,375
   Loss on calls and sales of investment securities ........          3,766                9,819                  --
   Provision for losses on investment securities ...........          1,241                5,984               20,830
   Amortization of premiums and accretion of discounts, net          56,389               31,925               85,776
   Accretion of deferred loan fees .........................        (64,603)             (86,730)             (71,794)
   Provision for loan losses ...............................        155,000              150,000              295,000
   Provision for losses on other real estate ...............         20,000               20,000                   --
   Originations of mortgage loans held for sale ............     (4,955,200)          (2,744,150)          (3,343,100)
   Proceeds from sale of mortgage loans ....................      5,121,050            2,418,287            3,687,005
   Gain on sale of loans ...................................        (52,215)            (24,526)              (51,265)
   Loss on retirement of fixed assets ......................             --                  --                 2,702
   Premium paid on deposit acquisition .....................             --            (771,980)                   --
   Deferred income tax benefit .............................       (132,140)            (91,063)              (52,843)
   Amortization of intangible assets .......................         80,806              73,967                    --
   lncrease in accrued interest receivable .................        (43,869)           (127,762)             (141,159)
   Decrease (increase) in other assets .....................        (37,945)                639               (24,443)
  Increase (decrease) in other liabilities .................        168,311             218,895              (125,270)
                                                             -----------------------------------------------------------
   Net cash provided by operating activities ...............      1,867,223             429,016             1,431,313
                                                             -----------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of securities available for sale .................     (3,299,396)         (3,920,292)             (746,664)
 Proceeds from maturities and principal repayments
  on securities available for sale .........................      1,725,870             682,404             2,403,994
 Proceeds from sales and calls on securities available
  for sale .................................................             --           3,161,480             1,000,000
 Purchase of securities held to maturity ...................     (5,930,086)         (9,825,052)           (6,573,618)
 Proceeds from maturities and principal repayments on
  securities held to maturity ..............................      4,311,636           4,192,454               513,251
 Proceeds from calls of securities held to maturity ........      1,234,842             500,000                    --
 Purchase of FHLB-NY stock .................................       (113,600)           (337,200)                   --
 Net increase in loans .....................................     (9,962,314)        (11,548,645)           (8,062,588)
 Additions to premises and equipment .......................       (375,253)           (153,360)             (297,945)
                                                             -----------------------------------------------------------
   Net cash used in investing activities ...................    (12,408,301)        (17,248,211)          (11,763,570)
                                                             -----------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in noninterest-bearing deposits ..............      2,173,855           5,492,149             2,794,751
 Net increase in Interest-bearing deposits .................     11,862,349           4,841,650             3,586,209
 Net increase in securities sold under agreement to
  repurchase ...............................................         61,370             394,195               889,090
 Purchase of deposits ......................................             --           8,878,365                    --
 Cash dividends paid on common stock .......................       (191,796)           (162,478)             (132,004)
 Sale of common stock ......................................        125,209              99,378               374,895
                                                             -----------------------------------------------------------
   Net cash provided by financing activities ...............     14,030,987          19,543,259             7,512,941
                                                             -----------------------------------------------------------
 Net increase (decrease) in cash and cash equivalents ......      3,489,909           2,724,064            (2,819,316)
 Cash and cash equivalents-beginning .......................      7,465,531           4,741,467             7,560,783
                                                             -----------------------------------------------------------
 Cash and cash equivalents-ending ..........................   $ 10,955,440         $ 7,465,531           $ 4,741,467
                                                             ===========================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for interest ....................      3,275,789           2,463,809             1,846,229
 Cash paid during the year for income taxes ................        691,633             479,520               691,740

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
 Transfer of securities held to maturity to securities .....             --             744,791              800,000
 Transfer of loan to other real estate owned ...............             --                  --              269,302


See accompanying notes to consolidated financial statements.

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Stewardship Financial Corporation, ("the Corporation") (formerly Atlantic Stewardship Bank--see note 2) and its wholly owned subsidiary, Atlantic Stewardship Bank, ("the Bank"). Atlantic Stewardship Bank includes its wholly owned subsidiary, Stewardship Investment Corp. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

BASIS OF CONSOLIDATED FINANCIAL STATEMENTS PRESENTATION

The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks and federal funds sold. Generally, federal funds are sold for one day periods.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

The Corporation classifies its securities into one of three investment categories: securities held to maturity, securities available for sale, or trading securities. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to income, on a level yield basis. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. All other securities are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of stockholders' equity, net of the related tax effects. Realized gains or losses on sales of securities are based upon the specific identification method.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK

As a condition of membership, the Corporation is required to maintain shares of stock in the Federal Home Loan Bank of New York (FHLB-NY) based on the Corporation's level of residential mortgage loans and mortgage-backed securities or outstanding advances from the FHLB-NY, whichever is larger. Such shares are carried at cost.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are reported at the lower of cost or market on an aggregate basis. Mortgage loans held for sale are carried net of deferred fees which are recognized as income at the time the loans are sold to permanent investors. Gains or losses on the sale of mortgage loans held for sale are recognized at the settlement date and are determined by the difference between the net proceeds and the amortized cost.

LOANS

Loans are carried at the principal amount outstanding, net of unearned discounts and deferred loan fees and costs. Interest on loans is accrued and credited to interest income as earned.

The accrual of interest income is discontinued on a loan when certain factors indicate reasonable doubt as to the collectability of principal and interest. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest collections on nonaccrual loans are generally credited to interest income when received. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated an ability to make future payments of principal and interest.

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, (SFAS No. 114) "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans are calculated. The Corporation defined the population of impaired loans to include nonaccrual loans and loans more than 90 days past due. Adoption of these new standards had no effect on the level of the allowance for loan losses or operating results for the periods ended December 31, 1996 and 1995. SFAS No. 114 also provides that impaired loans should remain in the loan portfolio until the Corporation takes possession of the collateral at which time they are reclassified to other real estate owned for financial reporting purposes.

Loan fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans. The deferred fees and costs are recorded as an adjustment to loans outstanding.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

An allowance for loan losses is maintained at a level considered adequate to absorb inherent loan losses. Management of the Corporation, in determining the provision for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions.

The Corporation utilizes a two tier approach: (1) identification of problem loans and the establishment of specific loss allowances on such loans; and (2) establishment of general allowances on the remainder of its loan portfolio based on historical loss experience and other economic data management believes relevant. The Corporation maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

Although management believes that adequate specific and general loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of the specific and general loan loss allowance may be necessary.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

CONCENTRATION OF RISK

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey. Accordingly, the collectibility of a substantial portion of the Corporation's loan portfolio is susceptible to changes in real estate market conditions.

PREMISES AND EQUIPMENT

Land is stated at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated lives of each type of asset. Estimated useful lives are ten to forty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. Leasehold improvements are stated at cost less accumulated amortization computed on the straight-line method over the shorter of the term of the lease or useful life. Significant renewals and improvements are capitalized. Maintenance and repairs are charged to operations as incurred. Rental income is netted against occupancy costs in the consolidated statements of income.

OTHER REAL ESTATE OWNED

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. Operating results for OREO, including rental income, operating expenses, and gains and losses realized from the sale of property owned, are also recorded in OREO expense.

INCOME TAXES

The Corporation accounts for taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER COMMON SHARE

Net income per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

INTANGIBLE ASSETS

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $420,382 and $475,981 at December 31, 1996 and December 31, 1995, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $174,825 and $222,032 at December 31, 1996 and December 31, 1995, respectively, and is amortized on an accelerated basis over a period of twelve years.

INTEREST RATE RISK

The Corporation is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate, commercial and consumer loans and to invest in investment and mortgage-backed securities. The potential for interest rate risk exists as a result of the shorter duration of the Corporation's interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. The opposite effect occurs in a falling rate environment. For this reason, management regularly monitors the maturity structure of the Corporation's assets and liabilities in order to measure its level of interest rate risk and plan for future volatility.

NOTE 2. FORMATION OF BANK HOLDING COMPANY AND EXCHANGE OF COMMON STOCK

The Corporation is a New Jersey corporation incorporated in January, 1995 to serve as a one-bank holding company for Atlantic Stewardship Bank. The Corporation was organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank. As part of the acquisition on November 22, 1996, shareholders of the Bank received one share of the Corporation's common stock, no par value for each outstanding share of the common stock of the Bank, $5.00 per share par value. The acquisition was accounted for in a manner similar to a pooling of interest, resulting in no changes in the underlying assets and liabilities. The accompanying consolidated financial statements have been restated beginning with the earliest year presented.

NOTE 3. PURCHASE OF DEPOSITS

On March 10, 1995, the Corporation purchased certain assets and assumed the deposit account liabilities of a branch of Carteret Federal Savings Bank from the Resolution Trust Corporation. The deposit liabilities assumed amounted to $8,878,365 and assets received consisted primarily of cash amounting to $8,091,642. The fair value of liabilities assumed exceeded the fair value of tangible assets acquired by $771,980. This was allocated to core deposit premium and goodwill of $268,000 and $503,980, respectively.

NOTE 4. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:



                                                                                    December 31, 1996
                                                                 -----------------------------------------------------------
                                                                                     Gross Unrealized
                                                                  Amortized         -------------------          Carrying
                                                                     Cost           Gains        Losses            Value
                                                                 -----------------------------------------------------------
U.S. Treasury:
  Within one year ............................................    $1,118,125       $ 3,064       $    25       $ 1,121,164
  After one but within five years ............................     2,464,933         3,573         4,180         2,464,326
                                                                 -----------------------------------------------------------
                                                                   3,583,058         6,637         4,205         3,585,490
                                                                 -----------------------------------------------------------
U.S. Government agencies:
  Within one year ............................................       250,000           313            --           250,313
  After one but within five years ............................       550,000           225         6,875           543,350
  After five years ...........................................       251,853         3,887            --           255,740
                                                                 -----------------------------------------------------------
                                                                   1,051,853         4,425         6,875         1,049,403
                                                                 -----------------------------------------------------------
Obligations of state and political subdivisions:


  After five years ...........................................       274,185            --         6,099           268,086
Mortgage-backed securities:
  Within one year ............................................        17,003           201            --            17,204
  After one but within five years ............................       156,205         3,188            --           159,393
  After five years ...........................................     6,319,141        72,955        37,318         6,354,778
                                                                 -----------------------------------------------------------
                                                                   6,492,349        76,344        37,318         6,531,375
                                                                 -----------------------------------------------------------
                                                                 $11,401,445       $87,406       $54,497       $11,434,354
                                                                 ===========================================================



                                                                                    December 31, 1996
                                                                 -----------------------------------------------------------
                                                                                     Gross Unrealized
                                                                  Amortized         -------------------          Carrying
                                                                     Cost           Gains        Losses            Value
                                                                 -----------------------------------------------------------
U.S. Treasury:
  Within one year ............................................   $  749,794        $ 8,111      $     --       $  757,905
  After one but within five years ............................    1,595,170         18,606            --        1,613,776
                                                                 -----------------------------------------------------------
                                                                  2,344,964         26,717            --        2,371,681
                                                                 -----------------------------------------------------------
U.S. Government agencies:
  After one but within five years ............................      800,000            625         10,191         790,434
Obligations of state and political subdivisions:
  After five years ...........................................      275,913             --          7,242         268,671
Mortgage-backed securities:
  After one but within five years ............................      185,712          3,730             --         189,442
  After five years ...........................................    6,252,908         44,735         36,604       6,261,039
                                                                 -----------------------------------------------------------
                                                                  6,438,620         48,465         36,604       6,450,481
                                                                 -----------------------------------------------------------
                                                                 $9,859,497        $75,807        $54,037      $9,881,267
                                                                 ===========================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

No cash proceeds were realized from sales or calls of securities available for sale for the year ended December 31, 1996. Cash proceeds from sales and calls of securities available for sale amounted to $3,161,480 and $1,000,000 for the year ended December 31, 1995 and 1994, respectively. No gains or losses were realized on sales and calls during 1996 and 1994 while gross gains of $10,331 and gross losses of $20,150 were realized on sales and calls during 1995.

The carrying value of securities pledged to secure public deposits approximated $100,000 and $102,000 at December 31, 1996 and 1995, respectively. See Note 10 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 5. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:



                                                                                    December 31, 1996
                                                                 -----------------------------------------------------------
                                                                                     Gross Unrealized
                                                                  Carrying          -------------------          Estimated
                                                                   Value            Gains        Losses          Fair Value
                                                                 -----------------------------------------------------------
Treasury:
  Within one year ............................................   $   250,187       $ 1,458       $    --       $   251,645
  After one but within five years ............................     1,942,726         1,796         2,396         1,942,126
                                                                 -----------------------------------------------------------
                                                                   2,192,913         3,254         2,396         2,193,771
                                                                 -----------------------------------------------------------
U.S. Government agencies:
  Within one year ............................................       750,000          --           2,580           747,420
  After one but within five years ............................     2,556,508        10,374        10,389         2,556,493
  After five years ...........................................     3,049,760        13,820        17,587         3,045,993
                                                                 -----------------------------------------------------------
                                                                   6,356,268        24,194        30,556         6,349,906
                                                                 -----------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ............................................     1,801,504        15,240           329         1,816,415
  After one but within five years ............................     7,129,167       132,537        16,131         7,245,573
                                                                 -----------------------------------------------------------
                                                                   8,930,671       147,777        16,460         9,061,988
                                                                 -----------------------------------------------------------
Mortgage-backed securities:
  After five years ...........................................     2,522,837        67,928           513         2,590,252
                                                                 -----------------------------------------------------------
                                                                 $20,002,689      $243,153       $49,925       $20,195,917
                                                                 ===========================================================



                                                                                    December 31, 1996
                                                                 -----------------------------------------------------------
                                                                                     Gross Unrealized
                                                                  Carrying          -------------------          Estimated
                                                                   Value            Gains        Losses          Fair Value
                                                                 -----------------------------------------------------------
U.S. Treasury:
  Within one year ............................................   $ 1,496,642      $  2,241       $   813       $ 1,498,070
  After one but within five years ............................     1,244,272         6,876          --           1,251,148
                                                                 -----------------------------------------------------------
                                                                   2,740,914         9,117           813         2,749,218
                                                                 -----------------------------------------------------------
U.S. Government agencies:
  After one but within five years ............................     2,774,226        11,584         8,777         2,777,033
  After five years ...........................................     2,144,249        73,684          --           2,217,933
                                                                 -----------------------------------------------------------
                                                                   4,918,475        85,268         8,777         4,994,966
                                                                 -----------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ............................................     2,246,897        72,303         4,366         2,314,834
  After one but within five years ............................     6,174,204       364,974         3,383         6,535,795
  After five years ...........................................       554,637        45,442         1,728           598,351
                                                                 -----------------------------------------------------------
                                                                   8,975,738       482,719         9,477         9,448,980
                                                                 -----------------------------------------------------------
Mortgage-backed securities:
  After five years ...........................................     3,013,771        84,943          --           3,098,714
                                                                 -----------------------------------------------------------
                                                                 $19,648,898      $662,047       $19,067       $20,291,878
                                                                 ===========================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds from calls of securities held to maturity amounted to $1,234,842 and $500,000 for the years ended December 31, 1996 and 1995, respectively. There were no proceeds from calls of securities held to maturity for the year ended December 31, 1994. Gross gains totaling $2,061 and gross losses totaling $5,827 were realized on calls during the year ended December 31, 1996. No gains or losses were realized on sales and calls during the years ended December 31, 1995 and 1994.

The carrying value of securities pledged to secure treasury tax and loan deposits approximated $495,000 and $499,000 at December 31, 1996 and 1995, respectively. See also Note 10 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 6. LOANS

The loan portfolio consisted of the following:

                                                       DECEMBER 31,
                                             --------------------------------
                                                 1996                1995
                                             --------------------------------
Mortgage:

  Residential .............................. $15,257,401         $14,421,777
  Commercial ...............................  26,796,619          23,264,126
Commercial .................................  17,402,697          15,596,991
Equity .....................................   3,837,733           4,100,386
Installment ................................  18,891,809          14,782,622
Other ......................................     136,172             142,267
                                             --------------------------------
   Total loans .............................  82,322,431          72,308,169
                                             --------------------------------
Less: Deferred loan fees ...................     122,154             155,495
      Allowance for loan losses ............   1,352,508           1,176,822
                                             --------------------------------
                                               1,474,662           1,332,317
                                             --------------------------------
Loans, net ................................. $80,847,769          $70,975,852
                                             ================================


At December 31, 1996, 1995 and 1994, loans serviced by the Corporation for the benefit of others totaled approximately $2,802,000, $2,349,000 and $2,463,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                        DECEMBER 31,
                                           -------------------------------------
                                               1996         1995        1994
                                           -------------------------------------
Balance, beginning ......................  $1,176,822   $1,088,486    $ 993,986
Provision charged to operations .........     155,000      150,000      295,000
Recoveries of loans charged off .........      32,995          120           --
Loans charged off .......................     (12,309)     (61,784)    (200,500)
                                           -------------------------------------
Balance, ending .........................  $1,352,508   $1,176,822   $1,088,486
                                           =====================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 1996 and 1995, these loans aggregated approximately $1,735,000 and 1,744,000, respectively. During the year ended December 31, 1996, new loans totaling $476,000 were granted and repayments totaled approximately $485,000. The loans at December 31, 1996, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

NOTE 7. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                         DECEMBER 31,
                                                -----------------------------
                                                    1996               1995
                                                -----------------------------
Nonaccrual loans .............................. $   95,000        $   332,800
Loans past due ninety days or more
 and accruing .................................    550,000            764,351
Restructured loans ............................    261,098             69,125
                                                -----------------------------
   Total nonperforming loans ..................    906,098          1,166,276

Other real estate owned .......................    269,302            269,302
Less allowance for other real estate owned ....     40,000             20,000
                                                -----------------------------
                                                   229,302            249,302

Nonaccrual investments ........................         --              7,541
                                                -----------------------------
Total nonperforming assets .................... $1,135,400        $ 1,423,119
                                                =============================

At December 31, 1996, there were no restructured loans classified as nonaccrual. Approximately $238,000 of restructured loans were classified as nonaccrual at December 31, 1995.

The following information is presented for assets classified as nonaccrual and restructured:

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1996          1995          1994
                                          -------------------------------------
Income that would have been recorded
 under contractual terms ................ $  39,000     $  44,000     $  63,000
Less interest income received ...........    25,000        31,000        29,000
                                          -------------------------------------
Lost income on nonperforming assets
 at year end ............................ $  14,000     $  13,000     $  34,000
                                          =====================================


The activity in the allowance for OREO in 1996 and 1995 consisted of a provision of $20,000 in each year.

Impaired loans consisted of the following:

                                                          DECEMBER 31,
                                                  ----------------------------
                                                       1996            1995
                                                  ----------------------------
Impaired Loans
  With related allowance for loan loss .......... $   645,000      $ 1,097,151
  Without related allowance for loan loss .......          --               --
                                                  ----------------------------
Total impaired loans ............................ $   645,000      $ 1,097,151
                                                  ============================
Related allowance for loan losses ............... $   162,000      $   225,135
                                                  ============================
Average investment in impaired loans ............ $   665,128      $ 1,114,865
                                                  ============================
Interest recognized on impaired loans ........... $    58,566      $   106,907
                                                  ============================

NOTE 8. PREMISES AND EQUIPMENT, NET

                                                            DECEMBER 31,
                                                     ------------------------
                                                         1996          1995
                                                     ------------------------
Land ..............................................  $  575,655   $   575,655
Buildings and improvements ........................   1,417,489     1,409,929
Leasehold improvements ............................     213,457       213,457
Furniture, fixtures and equipment .................   1,158,244       790,551
                                                     ------------------------
                                                      3,364,845     2,989,592
Less accumulated depreciation and amortization ....   1,058,747       829,332
                                                     ------------------------
Total premises & equipment, net ...................  $2,306,098    $2,160,260
                                                     ========================

NOTE 9.  DEPOSITS

                                                     DECEMBER 31, 1996            DECEMBER 31, 1995
                                                  ---------------------------------------------------
                                                  WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE
                                                    RATE       AMOUNT            RATE       AMOUNT
                                                  ---------------------------------------------------
Noninterest-bearing demand ....................       0%    $ 25,135,689           0%    $ 22,961,834
                                                  ---------------------------------------------------
NOW accounts ..................................    2.00%      13,538,187        2.00%      12,074,565
Money market accounts .........................    2.33%      10,453,580        2.33%       9,686,882
                                                  ---------------------------------------------------
  Total interest-bearing demand ...............    2.14%      23,991,767        2.15%      21,761,447
Statement savings and clubs ...................    2.25%      19,125,769        2.25%      17,636,833
Business savings ..............................    2.25%       1,758,885        2.25%       1,128,774
                                                  ---------------------------------------------------
  Total savings ...............................    2.25%      20,884,654        2.25%      18,765,607
IRA investment and variable rate savings ......    5.66%       8,388,898        5.62%       7,164,153
Money market certificates .....................    5.36%      37,423,738        5.48%      31,135,501
                                                  ---------------------------------------------------
  Total certificates of deposit ...............    5.41%      45,812,636        5.51%      38,299,654
                                                  ---------------------------------------------------
Total interest-bearing deposits ...............    3.82%      90,689,057        3.81%      78,826,708
Total deposits ................................    2.99%    $115,824,746        2.95%    $101,788,542
                                                  ===================================================


Certificates of deposit with balances of $100,000 or more at December 31, 1996 and 1995, totaled approximately $6,443,000 and $3,655,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $174,385, $163,385 and $57,941 for the years ended December 31, 1996, 1995 and
1994, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                          DECEMBER 31,
                                                 -----------------------------
                                                     1996              1995
                                                 -----------------------------
One year or less ..............................  $23,700,365       $18,626,586
After one to three years ......................   18,629,459        14,567,957
After three years .............................    3,482,812         5,105,111
                                                 -----------------------------
                                                 $45,812,636       $38,299,654
                                                 =============================

NOTE 10.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 1996, 1995 and 1994, securities sold under agreements to repurchase were collateralized by U. S. Treasury securities having a carrying value of approximately $2,216,000, $2,486,000 and $1,518,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                     DECEMBER 31,
                                    --------------------------------------------
                                        1996            1995            1994
                                    --------------------------------------------
Balance ........................... $ 1,711,419     $ 1,650,049     $ 1,255,854
Weighted average interest rate ....        4.67%           4.67%           4.45%
Average length of maturity ........ 14-365 days     60-367 days     14-182 days
Maximum amount outstanding at
 any month end during the year .... $ 2,398,000     $ 1,844,000     $ 1,256,000
Average amount outstanding
 during the year .................. $ 1,695,379     $ 1,627,371     $   720,557
Average interest rate during
 the year .........................        4.63%           4.84%           3.67%


NOTE 11. REGULATORY CAPITAL REQUIREMENTS

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Corporation has had substantially similar capital regulations promulgated by the Board of Governors of the Federal Reserve System.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1996, the Bank and the Corporation have met all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1996 and 1995, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:



                                                                                                 FDIC Requirements
                                                                                    -------------------------------------------
                                                                                      Minimum Capital      For Classification
                                                                Bank Actual              Adequacy          As Well Capitalized
                                                           ---------------------    ------------------    ---------------------
                                                            Amount        Ratio      Amount     Ratio      Amount        Ratio
                                                           ---------------------    ------------------    ---------------------
DECEMBER 31, 1996
Leverage (Tier 1) capital .............................    9,790,993       7.80%    5,023,069    4.00%    6,278,836       5.00%
Risk-based capital:
 Tier 1 ...............................................    9,790,993      12.40%    3,157,623    4.00%    4,736,434       6.00%
 Total ................................................   10,777,027      13.65%    6,315,246    8.00%    7,894,057      10.00%

DECEMBER 31, 1995
Leverage (Tier 1) capital .............................    8,437,457       7.57%    4,456,908    4.00%    5,571,135       5.00%
Risk-based capital:
 Tier 1 ...............................................    8,437,457      12.13%    2,783,040    4.00%    4,174,560       6.00%
 Total ................................................    9,307,158      13.38%    5,566,080    8.00%    6,957,600      10.00%


NOTE 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $95,000, $83,400 and $85,500, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $22,500, $21,800 and $18,800, respectively.

During 1995, the shareholders approved an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 5% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. The Corporation implemented this plan during 1996 with payroll deductions beginning July 1, 1996. The first stock purchase totaling 192 shares was made in January, 1997.

Also approved by the shareholders in 1995, was an Employee Stock Option Plan and a Stock Option Plan for non-employee Directors. The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 22,500 shares of common stock for issuance. No options have been granted under this plan. The Stock Option Plan for non-employee Directors has also reserved 22,500 shares of common stock for issuance. Each participant will automatically receive an option to purchase 2,045 shares of common stock effective as of the date such participant commences his service on the Board of Directors. No option may be exercised more than ten years after the date of its grant. The purchase price of the shares of common stock subject to these options will be 95% of the fair market value on the date such option is granted. This plan has not yet become effective and so no options have been granted. Upon the future granting of options under these plans, the Corporation anticipates adopting Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-based Compensation." The Corporation will account for compensation cost under the intrinsic value based method and will provide pro forma disclosures for all awards granted. Such disclosures will include net income and earnings per share as if the fair values based method of accounting had been applied.

 NOTE 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                     Years Ended December 31,
                                                --------------------------------
                                                  1996        1995        1994
                                                --------------------------------
Current tax expense:
 Federal ....................................   $563,656    $463,527   $426,190
 State ......................................    136,203      98,603    108,862
                                                --------------------------------
                                                 699,859     562,130    535,052
Deferred tax benefit:
 Federal ....................................   (103,933)      1,681    (52,843)
 State ......................................    (28,207)    (92,744)        --
                                                --------------------------------
                                                (132,140)    (91,063)   (52,843)
                                                --------------------------------
                                                $567,719    $471,067   $482,209
                                                ================================

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                     Years Ended December 31,
                                                --------------------------------
                                                  1996        1995        1994
                                                --------------------------------
Federal income tax ..........................   $640,912   $549,263    $504,801
Add (deduct) effect of
 State income taxes, net of federal
  income tax effect .........................     71,277      3,867      71,849
 Nontaxable interest income .................   (142,592)   (96,698)   (104,651)
 Other items, net ...........................     (1,878)    14,635      10,210
                                                --------------------------------
Effective federal income taxes ..............   $567,719   $471,067    $482,209
                                                ================================

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                            December 31,
                                                 -------------------------------
                                                    1996                 1995
                                                 -------------------------------
Deferred tax assets:
 Allowance for loan losses ..................    $545,570             $ 470,430
 Allowance for losses on investments ........      13,823                13,823
 Allowance for OREO losses ..................       8,600                 8,600
 Core deposit intangible amortization .......      12,616                13,364
 Nonaccrual loan interest ...................      27,537                19,699
 Unrealized (gain) loss on securities
  available for sale ........................      11,189                (6,488)
 Other ......................................          --                 1,336
                                                 -------------------------------
                                                  619,335               520,764
                                                 -------------------------------
Deferred tax liabilities:
 Depreciation ...............................      21,336                82,809
 Deferred state tax .........................      41,759                31,532
                                                 -------------------------------
                                                   63,095               114,341
                                                 -------------------------------
Net deferred tax assets .....................    $556,240              $406,423
                                                 ===============================

The Corporation has determined that it is not required to establish a valuation reserve for the deferred tax asset, since it is more likely than not that the deferred tax asset will be principally realized through carrybacks to taxable income in prior years. The Corporation's conclusion that it is "more likely than not" that the deferred tax asset will be realized is based on a history of growth in earnings and the prospects for continued growth.

NOTE 14. COMMITMENTS AND CONTINGENCIES

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 1996, the Corporation had mortgage commitments to extend credit aggregating approximately $338,000 at fixed interest rates averaging 7.63% and $1.0 million floating rate loans. Of the $1.0 million floating rate loans, $478,000 have been committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $2.9 million were extended with floating interest rates currently averaging 9.15% and $796,000 were extended at fixed interest rates averaging 8.44%. All commitments were due to expire within approximately 90 days.


At December 31, 1995, the Bank had mortgage commitments to extend credit aggregating approximately $204,000 at fixed interest rates averaging 6.66%. Commercial, installment and home equity loan commitments of approximately $1,515,000 were extended with floating interest rates which fluctuate with the prime rate, and $292,000 were extended at fixed interest rates averaging 8.00%.

Additionally, at December 31,1996, the Corporation was committed for approximately $11.9 million of unused lines of credit, consisting of $5.1 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $1.2 million relating to credit cards, and $5.6 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $90,000 and $33,000, respectively, at December 31, 1996, all of which expire within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee payment or performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation obtains collateral supporting those commitments for which collateral is deemed necessary.

Rentals under a long-term operating lease for a branch office amounted to approximately $45,608 and $43,400 during the years ended December 31, 1996 and 1995 respectively. On November 30, 1996, the Corporation entered into a second long-term lease agreement for a new branch opening during 1997. At December 31, 1996, the minimum rental commitments on the noncancellable leases with an initial term of one year or more and expiring through 2001 is as follows:

                        Year Ending           Minimum
                        December 31            Rent
                        -----------         ---------
                           1997             $ 57,207
                           1998               57,898
                           1999               47,209
                           2000               25,141
                           2001               23,678
                           ----             --------
                                            $211,133
                                            ========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 15. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of each such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 1996 this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS No.107) "Disclosures About Fair Value of Financial Instruments," requires that the Corporation disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.

                                                                 DECEMBER 31
                                                ---------------------------------------------
                                                       1996                    1995
                                                ---------------------  ----------------------
                                                CARRYING    ESTIMATED  CARRYING     ESTIMATED
                                                 AMOUNT    FAIR VALUE   AMOUNT     FAIR VALUE
                                                ---------------------  ----------------------

Financial assets:
 Cash and cash equivalents ....................   $ 10,955   $ 10,955   $  7,466   $  7,466
 Securities available for sale ................     11,434     11,434      9,881      9,881
 Securities held to maturity ..................     20,003     20,196     19,649     20,292
 FHLB-NY stock ................................        451        451        337        337
 Net loans ....................................     80,848     78,519     70,976     72,324
 Mortgage loans held for sale .................        237        237        350        350

Financial liabilities:

 Deposits .....................................    115,825    116,245    101,789    101,983
 Securities sold under agreements to repurchase      1,711      1,711      1,650      1,650


The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents

The carrying amount approximates fair value.

Securities available for sale

All securities available for sale are actively traded and have been valued using quoted market prices.

Securities held to maturity

All securities held to maturity are actively traded and have been valued using quoted market prices.

FHLB-NY stock

The carrying amount approximates fair value.

Net loans

Fair values are estimated for portfolios of loan with similar financial characteristics. Loans are segregated by type such as residential and commercial mortgages, commercial and other installment. The fair value of loans is estimated by discounting cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans.

Mortgage loans held for sale

Loans in this category have been committed for sale to investors at the current carrying amount.

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31,1996. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 1996 and 1995 were not material.

Limitations

The preceding fair value estimates were made at December 31, 1996 and 1995, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 1996 and 1995, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 17. PARENT COMPANY ONLY

Stewardship Financial Corporation (Parent Company), formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the subsidiary are recognized by the Parent Company using the equity method of accounting. Accordingly, the subsidiary dividends paid reduce the Parent Company's investment in the subsidiary. The following information should be read in conjunction with other notes to the consolidated financial statements. Condensed financial statements of the Parent Company at December 31, 1996 are presented below:

Statement of Financial Condition at December 31, 1996

   Assets
   Cash and due from banks ....................................    $      6,715
   Investment in subsidiary ...................................      10,399,553
                                                                   ------------
    Total assets ..............................................    $ 10,406,268
                                                                   ============

   Liabilities and Stockholders' equity

   Other liabilities ..........................................    $     (1,117)
   Stockholders' equity .......................................      10,407,385
                                                                   ------------
    Total liabilities and Stockholders' equity ................    $ 10,406,268
                                                                   ============

Statement of Income for the Year Ended December 31, 1996

   Dividend income ............................................    $     10,000
   Equity in undistributed earnings of subsidiary .............       1,309,485
   Other income ...............................................             150
                                                                   ------------
    Total income ..............................................       1,319,635

   Other expenses .............................................           3,435

   Income before income tax benefit ...........................       1,316,200
   Tax benefit ................................................          (1,117)
                                                                   ------------
    Net income ................................................    $  1,317,317
                                                                   ============

Statement of Cash Flows for the Year Ended December 31, 1996

   Cash flows from operating activities:
    Net income ................................................    $  1,317,317
   Adjustments to reconcile net income to net cash provided
     by operating activities:
    Equity in undistributed earnings of subsidiary ............      (1,309,485)
    Decrease in other liabilities .............................          (1,117)
                                                                   ------------
     Net cash provided by operating activities ................           6,715

   Net increase in cash and cash equivalents ..................           6,715
   Cash and cash equivalents--beginning .......................            --
                                                                   ------------
  Cash and cash equivalents--ending ..........................     $      6,715
                                                                   ============

NOTE 18. RECENT ACCOUNTING PRONOUNCEMENTS

In June, 1996, the FASB issued Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 amends portions of SFAS 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS 65, and supersedes SFAS 122. The statement provides consistent standards for distinguishing transfers of financial assets which are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interest in the assets that are transferred. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The adoption of the statement is not expected to have a material effect on the Corporation's financial condition or results of operations.

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 1996 and 1995 (dollars in thousands, except per share data).

                                                         FIRST   SECOND    THIRD   FOURTH
                                                        QUARTER  QUARTER  QUARTER  QUARTER   TOTAL
                                                        ------------------------------------------
Year ended December 31, 1996:
Interest income .....................................   $2,153   $2,216   $2,313   $2,371   $9,053
Interest expense ....................................      789      826      860      875    3,350
                                                        ------------------------------------------
 Net interest income before provision for loan losses    1,364    1,390    1,453    1,496    5,703
Provision for loan losses ...........................       30       50       30       45      155
                                                        ------------------------------------------
 Net interest income after provision for loan losses     1,334    1,340    1,423    1,451    5,548
Noninterest income ..................................      146      178      183      157      664
Noninterest expense .................................    1,015    1,079    1,136    1,097    4,327
                                                        ------------------------------------------
 Net income before income tax expense ...............      465      439      470      511    1,885
Federal and state income tax expense ................      155      133      136      144      568
                                                        ------------------------------------------
Net income ..........................................   $  310   $  306   $  334   $  367   $1,317
                                                        ===========================================
Net income per common share .........................   $  .68   $  .67   $  .73   $  .80   $ 2.88
                                                        ===========================================


Year ended December 31, 1995:

Interest income .....................................   $1,784   $1,989   $2,053   $2,148   $7,974
Interest expense ....................................      538      712      752      769    2,771
                                                        ------------------------------------------
 Net interest income before provision for loan losses    1,246    1,277    1,301    1,379    5,203
Provision for loan losses ...........................       60       30       30       30      150
                                                        ------------------------------------------
 Net interest income after provision for loan losses     1,186    1,247    1,271    1,349    5,053
Noninterest income ..................................       87      128      107      144      466
Noninterest expense .................................      973      993      923    1,015    3,904
                                                        ------------------------------------------
 Net income before income tax expense ...............      300      382      455      478    1,615
Federal and state income tax expense ................       87      122      152      110      471
                                                        ------------------------------------------
Net income ..........................................   $  213   $  260   $  303   $  368   $1,144
                                                        ===========================================
Net income per common share .........................   $  .47   $  .57   $  .67   $  .82   $ 2.53
                                                        ===========================================