Form 10KSB, Exhibit 13
period 1997-12-31
STEWARDSHIP FINANCIAL CORP
filed 1998-03-31
CIK 1023860

[LOGO] SFC

                       STEWARDSHIP FINANCIAL CORPORATION
                                 and Subsidiary






                                                              Annual Report 1997

TABLE OF CONTENTS
================================================================================


          Financial Highlights ..........................................   2

          Board of Directors ............................................   3

          Shareholders' Message ......................................... 4-5

          Officers of the Bank ..........................................   6

          B.E.A.C.H. Committee ..........................................   6

          Character and Identity ........................................   7

          Our Tithing Program ........................................... 8-9

          New Products and Services .....................................  10

          Branches ......................................................  11

          Shareholder Information .......................................  12

          Selected Financial Data .......................................  13

          Management's Discussion and Analysis .......................... 14-28

          Independent Auditor's Report ..................................  29

          Consolidated Statements of Financial Condition ................  30

          Consolidated Statements of Income .............................  31

          Consolidated Statements of Changes in Stockholders' Equity ....  32

          Consolidated Statements of Cashflows ..........................  33

          Notes to Consolidated Financial Statements .................... 34-51

FINANCIAL HIGHLIGHTS
================================================================================

                                                   1997           1996           %Change
                                           -----------------------------------------------
                                           (Dollars in thousands, except per share amounts)
For the Year Ended December 31
Net Income                                    $     1,463    $     1,317           11.1
Average Shares outstanding                            926            916            1.1
Per common share:
   Basic earnings                                    1.58           1.44            9.7
   Diluted earnings                                  1.57           1.44            9.0
   Cash dividends declared                           0.24           0.21           14.3
   Book value at year end                           12.80          11.31           13.2

Balance Sheet Data at December 31
Total assets                                      149,732        128,621           16.4
Deposits                                          136,215        115,825           17.6
Loans                                             100,790         82,323           22.4
Stockholders' equity                               11,926         10,407           14.6
Allowance for loan losses                           1,462          1,353            8.1

Consolidated Ratios
Return on average assets                            1.07%          1.10%           (2.7)
Return on average equity                           13.12%         13.55%           (3.2)
Tier 1 capital to average assets (leverage)         7.75%          7.80%           (0.6)
Tier 1 capital to risk-adjusted assets             11.41%         12.40%           (8.0)
Total capital to risk-adjusted assets              12.67%         13.65%           (7.2)

Shares and per share data have been restated to reflect a two-for-one stock split completed in 1997.

                     [GRAPHICAL REPRESENTATION OF BAR CHART
              SHOWING RETURN ON ASSETS FOR THE YEARS 1993 TO 1997]




                     [GRAPHICAL REPRESENTATION OF BAR CHART
              SHOWING RETURN ON EQUITY FOR THE YEARS 1993 TO 1997]




                     [GRAPHICAL REPRESENTATION OF BAR CHART
          SHOWING TOTAL EARNINGS PER SHARE FOR THE YEARS 1993 TO 1997]




                     [GRAPHICAL REPRESENTATION OF BAR CHART
                 SHOWING NET INCOME FOR THE YEARS 1993 TO 1997]

OUR BOARD OF DIRECTORS
================================================================================


                         [PHOTO OF BOARD OF DIRECTORS]


Seated, left to right: William C. Hanse; Arie Leegwater, Chairman of the Board; John L. Steen, Vice Chairman of the Board; Edward Fylstra, Secretary of the Board. Standing, left to right: Harold Dyer; Robert J. Turner; William Almroth; Margo Lane; William J. Vander Eems; Herman deWaal Malefyt; Paul Van Ostenbridge, President & CEO.


"Without continued support from
committed organizations like the
Atlantic Stewardship Bank, it would be
impossible for us to sustain and provide our important service to those less fortunate..."

Frederick W. Roeder,
Executive Director
Foundation for the
Handicapped; Wayne, NJ


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

MESSAGE TO THE SHAREHOLDERS
================================================================================

Dear Shareholders and Friends:

1997 was a year of outstanding growth for Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank.

We are pleased to report strong growth in earnings, deposits and loans, in addition to an expansion of services and branches.

On a consolidated basis, net income earned for the year ended December 31, 1997 was $1,463,000, or $1.58 basic earnings per share. This represents an increase of 11.1% and 9.7% in net income and basic earnings per share respectively, as compared to net income of $1,317,000, or $1.44 basic earnings per share for the previous year. Diluted earnings per share were $1.57 for the year ended December 31, 1997, an increase of 9.0% over the diluted earnings of $1.44 per share for the year ended December 31, 1996. Cash dividends paid per share increased 14.3% in 1997 to $.24. Net earnings and cash dividends per share have been restated to reflect a two-for-one stock split in 1997. Shareholders' Equity grew to $11.9 million, representing a 14.6% increase, compared to $10.4 million a year ago.

Stewardship Financial Corporation's total assets reached $149.7 million at December 31, 1997, compared to $128.6 million at December 31, 1996; a growth of 16.4%. Total deposits were $136.2 million at year end for a 17.6% growth over the $115.8 million reported a year earlier. Total gross loans were $100.8 million at year end, or a 22.4% increase over the $82.2 million in loans reported for the previous year.

Stock Split

The Board of Directors approved a two-for-one stock split for Shareholders of Record on August 22, 1997. The stock split was issued on September 19, 1997. This was the corporation's first stock split and was granted in order to reward Shareholders and help keep the Stewardship Financial Corporation's price in line with other New Jersey banks' stock trading prices.

Market Maker

We are pleased to have enlisted the services of FIA Capital Group Inc., 119 Littleton Road, Parsippany, NJ 07054, as a Market Maker for Stewardship Financial Corporation.

New Branches

We successfully introduced two new branches in 1997, in order to expand our customer base. The first, our Waldwick branch, was opened in May. This is a convenient storefront office, offering customers an after-hours Teller Walk-Up Window and an ATM in Waldwick's busiest shopping area. The Ridgewood office opened in November and provides safe deposit boxes, in addition to a full range of banking products and services. The new branches have received an enthusiastic response from depositors and together have generated well over $10 million in new business. We now look forward to growing each of our branches and making them become even more profitable.


                                    [PHOTO]

Ridgewood branch opening. Pictured from left to right: Louis J. Mader, Chief of Police; Robert R. Greenlaw, Chief of Emergency Services; Patrick A. Mancusa, Mayor; Arie Leegwater, Chairman; John Kiernan, Branch Manager; Richard Powers, Assistant Vice President; and Paul Van Ostenbridge, President and CEO.

================================================================================

ATMs

The installation of ATMs was greatly appreciated by our customers. This 24-hour banking convenience is now available at our Midland Park, Waldwick and Wayne offices. We look forward to expanding our ATM network in 1998.

Marketing

The Bank enhanced its marketing efforts by adding a New Business Development Officer to our Sales Team. Our sales representatives are concentrating on promoting the Bank to businesses, as well as churches and non-profit organizations. Our Mortgage Department introduced a service which allows Residential Mortgage Applications to be taken at the applicant's home or business.

Strategic Planning

We continue to ascertain the needs of customers, in order to alter our products to meet their demands. At present, we are in the early stages of introducing Telephone Banking. We are also researching the best Debit Card product to offer in 1998.

Year 2000

We have a Technology Committee thoroughly informed and dedicated to resolving all concerns arising from computer limitations which may interfere with our quality service when the new millennium arrives. This Committee began addressing all related issues in the third quarter, 1997. We expect to begin testing all phases of required changes by the fourth quarter of this year. The Technology Committee is confident that we are on target to meet the technological challenges of the Year 2000.

Tithing

The Bank's unique Tithing Program hit a new milestone with the distribution of the 1997 Tithe in the amount of $189,000. The total giving under the Atlantic Stewardship Bank's Tithe Program since inception exceeded $1,000,000. We are truly blessed to be able to share a portion of our earnings with these non-profit Christian organizations.

We continue to develop a strong organizational structure to meet the needs of our customers. Our dedicated associates work diligently to offer quality service and products to our customers, and we sincerely thank them for all they do. Helping our customers succeed will lead to additional success of the Stewardship Financial Corporation.

We are fortunate to have a loyal core of customers and equally fortunate to have Shareholders who believe in our concept. We are grateful for your support.


Very truly yours,



Paul Van Ostenbridge
President and CEO


                                    [PHOTO]

Waldwick branch opening. From left to right: Larry White, President, Waldwick Ambulance Corps.; Diane Barsa, Assistant Director of the Hermitage; Arie Leegwater, Chairman; Tina Rasile, Branch Manager; Joseph Agugliara, Assistant Chief Waldwick Fire Department; Thomas Giordano, President, Waldwick Fire Department; and Paul Van Ostenbridge, President and CEO.


                     [GRAPHICAL REPRESENTATION OF BAR CHART
                SHOWING TOTAL ASSETS FOR THE YEARS 1993 TO 1997]

OFFICERS OF
ATLANTIC STEWARDSHIP BANK
================================================================================

Paul Van Ostenbridge
President and Chief Executive Officer

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

James S. Donado
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

Dennis R. Murley
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Richard D. Powers
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

David Van Lenten
Assistant Vice President

Alma M. Baxter
Assistant Secretary

Robert A. Giannetti
Assistant Secretary

John G. Kiernan
Assistant Secretary

Ellie King
Assistant Secretary

Nancy F. Lystash
Assistant Secretary

Kristine Rasile
Assistant Secretary

David A. Struck
Assistant Secretary

Marie E. McCall
Assistant Treasurer

Louise H. Rohner
Administrative Assistant

Jean M. Schaver
Administrative Assistant


OUR B.E.A.C.H. COMMITTEE
================================================================================

Atlantic Stewardship's community investment goes beyond financial assistance. Members of the bank's B.E.A.C.H. Committee (Bank Employees Assisting CHarities) volunteer their time to run a number of programs, enlisting the support of fellow co-workers and customers for projects such as food drives and holiday gift collections; demonstrating again and again their commitment to the practice of "Stewardship."

                                    [PHOTO]

Elaine Booth, B.E.A.C.H. Committee Chairperson with Jay Sinclair, Executive Director, Star of Hope Missions (center); and Raymond Santhouse, ASB Assistant Vice President and Midland Park Branch Manager.


                                    [PHOTO]

B.E.A.C.H. Committee Members distribute Easter baskets to families in need.

OUR CHARACTER AND IDENTITY
================================================================================

                                     [PHOTO]

Bank associates' annual work day for Paterson Habitat for Humanity, when computers and calculators are replaced with hammers and shovels to help provide low-cost housing.


Atlantic Stewardship Bank, a subsidiary of Stewardship Financial Corporation, is a full-service, independent commercial bank, established in 1985, dedicated to meeting the financial needs of the northern New Jersey community. Our associates work together as a team, continually striving to maintain our high level of customer service, while consistently upgrading all phases of operations. We recognize the value of all our customers and we acknowledge our responsibility to treat each one fairly and with respect.

We invest in a prudent manner to safeguard assets, provide adequate capital growth and recognize Shareholders with a proper return. In turn, we allocate the necessary resources to develop products and services which will position us to meet the challenges of the next century. As a responsible employer, we provide a caring, professional environment where our associates can be productive and are encouraged to grow.

We are pleased to tithe or share ten percent of our pre-tax profits with Christian and local charities.


"God has blessed the ministry of our home by giving us the gift of friends who love Him and who share their blessings with us and many other worthwhile charities. We are thankful that we are serviced by your trustworthy Bank."

Nell Hartog,
Asst. Treasurer
The Florence Christian Home;
Wayne, NJ

GIVING BACK:
OUR TITHING PROGRAM FOR 1997
================================================================================

With the 1997 distribution of $189,000, our Bank's unique Tithing Program has surpassed $1,000,000 in total donations since its inception in 1988. The Tithing Program is mandated by our corporate by-laws, which direct us to donate ten percent of pre-tax profits to Christian and charitable organizations. Initially established as an ecumenical program to support mission, health and educational programs, the Tithing Program has been expanded to offer support for local charitable and civic organizations, such as ambulance corps, libraries and PBAs in the communities where the Bank maintains branches. Tithe recipients are selected at the end of each year by the bank's Board of Directors. In 1997, 190 organizations received financial support from Atlantic Stewardship Bank. This year's tithe benefitted a wide array of organizations, from national and local missionary programs to hospitals, senior care facilities, Christian schools and local civic organizations.

--------------------------------------------------------------------------------
WE ARE PLEASED TO ASSIST THE FOLLOWING CHARITIES
THROUGH OUR 1997 TITHE DISTRIBUTION:
--------------------------------------------------------------------------------

*  Africa Inland Mission
*  Bessie Green Community
*  Bethany Christian Services
*  Bethlehem Ministries
*  Calvary Temple School
*  Calvin College
*  Christian Health Care Center
*  Christian Reformed World Relief Committee
*  Christian School International Foundation
*  CLEAR
*  CUMAC-ECHO
*  Dawn Treader School
*  Eastern Christian Children's Retreat
*  Eastern Christian School Association
*  Eastern Home Mission Board
*  Elim Christian School
*  Eva's Village
   Fellowship Homes, Wayne
*  Florence Christian Home
   Foundation for the Handicapped
*  Goshen Christian School
*  Hawthorne Christian Academy
*  Holland Christian Home
   Holly House
   Homebound Pilots Foundation
*  Lord's Day Alliance
   Love Fund, Inc.
*  Netherlands Reformed Christian School
   New Jersey Community Loan Fund
*  Operation Double Harvest
*  Paterson Habitat for Humanity
*  Ron Hutchcraft Ministries
*  Siena Village
*  Star of Hope Ministries
*  Wyckoff Family YMCA


"Every bit of human encouragement offers hope to those who have lost hope. We help people of all faiths and of no particular faith to find their way in a sometimes cold and indifferent world. Your gift makes their lives a little warmer. We send renewed and heartfelt thanks."

Rev. John Catoir,
Executive Director
Eva's Village,
Paterson, NJ


                     [GRAPHICAL REPRESENTATION OF BAR CHART
                SHOWING TOTAL ASSETS FOR THE YEARS 1993 TO 1997]

                                    [PHOTO]

Arie Leegwater (3rd from left), Chairman of the Board; and Paul Van Ostenbridge (5th from left) with 1997 Tithe recipients, from left to right: William T. Barnett, Africa Inland Mission; Patricia Geurkink, Eastern Christian Children's Retreat; Sister Alice Matthew, Siena Village; Susan Bucci, Calvary Temple School; Douglas Struyk, Christian Health Care Center; and Barbara Dunn, Paterson Habitat for Humanity.


--------------------------------------------------------------------------------
IN ADDITION, THE BANK HAS PROVIDED SUPPORT
THROUGHOUT 1997 TO THE
FOLLOWING ORGANIZATIONS:
--------------------------------------------------------------------------------


  Albert Payson Terhune Elementary School
  American Cancer Society Bergen County
  American Heart Association
  American Red Cross Bergen County
  Bergen County Foster Care Parents Association
  Bergen County Housing Coalition
  Bergen Pines County Hospital
  Boy Scouts of America--Passaic Valley Council
  Boys & Girls Club of Hawthorne
  Calvin Coolidge School
* Calvin Theological Seminary
* Cathedral Choir
  Cerebral Palsy Center
* Christian Homes for Children
* Christian Overcomers
  Community Learning Center of Wyckoff
* Corner Closet
  Deborah Hospital
* Eastern Home Mission Board
  Emergency Services
* Fig Orchard
  Foundation for Free Enterprise
  Friends of the Louis Bay 2nd Library
  Friends of the Midland Park Library
* Friends of the Reformed Church Home
* Friendship Ministries
* Gideons International Passaic Valley Camp
* Gideons International Ramapo Camp
  Girl Scout Council of Bergen County
* Good Shepherd Mission
* Grace Counseling Ministries
* Habitat for Humanity Bergen County
  Hawthorne Baseball/Softball Association
  Hawthorne Caballeros
  Hawthorne Chamber of Commerce
  Hawthorne Chamber Symphony
  Hawthorne Community Library Foundation
  Hawthorne Cubs
  Hawthorne Education Foundation
  Hawthorne Family Fun Day Picnic
  Hawthorne Girl Scouts
  Hawthorne High School
  Hawthorne PBA Local 200
  Hawthorne Rotary Club
  Hawthorne Special Rec
  Hawthorne Volunteer Fire Department
  Hugh O'Brian Youth Foundation
* Interchurch Softball League
  JFK Elementary School
  Juvenile Diabetes Foundation
  Keith Van Hook Fund
  Leukemia Society of America, Inc.
* Little Sisters of the Poor
* Luke Society
* Metropolitan Youth for Christ
  Midland Park Ambulance Corps
  Midland Park Baseball Association, Inc.
  Midland Park High School
  Midland Park/Ho-Ho-Kus PBA
  Midland Park Lions Club
  Midland Park PTA
  Midland Park Police
  Midland Park Volunteer Fire Company
  Mohawk Athletic Club
  New Jersey Explosion Softball
  New Jersey Firemen's Home
  Northeast Urban Church Planting
  North Jersey Chorus
* Our Lady of the Consolation School
* Our Lady of the Magnificat
* Our Lady of Mount Carmel
  Passaic Valley Hospice
  Paterson Adult and Continuing Education
  Paterson Chamber of Commerce
  Paterson Coalition for Housing, Inc.
* Our Lady of the Consolation School
* Our Lady of the Magnificat
* Our Lady of Mount Carmel
  Passaic Valley Hospice
  Paterson Adult and Continuing Education
  Paterson Chamber of Commerce
  Paterson Coalition for Housing, Inc.
  Prison Fellowship Ministries
  Ridgewood AM Rotary
  Ridgewood Emergency Services
* Ridgewood YMCA
  Roosevelt School
* Saint Anthony School & Parish
* St. Brendan School
* St. Peter's Haven
  SHARE, Inc.
  Spectrum for Living Development, Inc.
  Stars Vocational
* Strategic Prayer Command
  Torpedoes Soccer Club
* Touch the World
  Tri-County Chamber of Commerce
* Unity Christian Reformed Church
    After-School Program
  Valley Hospital & Valley Hospital Auxiliary
  Waldwick Ambulance
  Waldwick Borough
  Waldwick Fire Department
  Waldwick High School Booster Club
  Waldwick High School & Home Association
  Waldwick PBA
  Wayne Adult Community Center, Inc.
  Wayne First Aid Squad
  Wayne General Hospital
  Wayne Hills High School
  Wayne Library
  Wayne Little League
  Wayne Police Athletic League
  Wayne Township Public Schools
  Wayne Valley Band Parents Association
  Wayne Volunteer Fire Company
* Westminster Theological Seminary
  William B. Mawhinney Ambulance Corps.
  Women Who Raise the Roof
  Wyckoff/Midland Park Rotary
  YM-YWHA of North Jersey

* Denotes Christian Charity

NEW PRODUCTS & SERVICES
================================================================================

ATM

First introduced in our Wayne branch in March, then in Waldwick and Midland Park, our ATMs offer 24-hour account access to ASB customers and to the community, with no transaction fees.

We also offer our customers an ATM Access/Check Card, which is both a 24-hour ATM card and a debit card. The card has worldwide acceptance at ATMs and can also be used to pay for purchases at NYCE merchant locations.

                             [PHOTO OF ATM MACHINE]

PGA

Our Premium Growth Account offers tiered interest rates, allowing investors to earn higher interest on larger balances. The PGA also features easy access, limited check writing, and the security of FDIC insurance. In addition, PGA investors receive additional benefits, including 24-hour account information by phone, free personal checking and a free Gold VISA(R) card.


                    [GRAPHIC] PGA
                              Premium Growth Account

                              A Solid Investment in Liquid Form

                              Atlantic [LOGO]
                              Stewardship Bank


"We never know what emergencies we will face, nor the magnitude of suffering we may have to address. Gifts such as yours make it possible to help, swiftly and with confidence. Your leadership has set an example for others who share your commitment to helping people in need."

Douglas H. Dittrick
Chairman, Major Gifts
American Red Cross,
Ridgewood, NJ

BRANCH ACTIVITIES
================================================================================

                                    [PHOTO]

Hawthorne Branch Manager Dave Van Lenten does double duty as Manager of another Atlantic Stewardship team.


                                    [PHOTO]

On a sales call, Waldwick Branch Manager Kristine Rasile with (left to right):
Richard Powers, Assistant Vice President, Sales; Carol and Vinnie DeMauro, Countryside Glass and Mirror Inc. of Waldwick, NJ.


                                    [PHOTO]

Pictured from left to right: Jennifer Heller, Ridgewood Customer Sales Representative; with Don Rick, Dolphin Construction; and family; Kelly, Jackie, Emily and Shannon.


                                    [PHOTO]

NY Yankees General Manager, Bob Watson, visits the Midland Park branch for a book signing. From left to right: ASB Board Member, William C. Hanse; Bob Watson; Mrs. Watson; ASB Assistant VP and Treasurer, Julie E. Holland; ASB Vice President, M. Bernard Joustra; Carol Van Ostenbridge; Brian Hanse and ASB President and CEO, Paul Van Ostenbridge.


                                    [PHOTO]

Robert Giannetti, ASB Wayne Branch Manager, presents a check to Principal Vincent Benfatti and students at the Albert Payson Terhune Elementary School, matching funds which students raised for school improvements.

SHAREHOLDER INFORMATION
================================================================================

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, New Jersey, on Monday, May 11, 1998, at 7:00 P.M.

The Corporation had 651 shareholders of record on December 31, 1997.


Dividend Reinvestment Plan

A total of 467 shareholders currently participate in the Corporation's Shareholder Reinvestment Plan, representing 659,666 or 70 percent of all shares outstanding. Participants in the Plan reinvest dividends to purchase new shares of stock at 95 percent of the market value, based on the most recent trade. Shareholders interested in signing up for the Dividend Reinvestment Plan may request the Plan Membership Form from Corporate Services at (201)444-7100, extension 118.

Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge, to any Shareholder upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Ellie King, Assistant Secretary, 630 Godwin Avenue, Midland Park, NJ 07432-1405.


Dividend

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 2, 1998, its first quarterly dividend to Shareholders of Record on January 15, 1998, in the amount of $0.07 per share. This marks a change in the dividend program, inasmuch as prior dividends were paid on a semi-annual basis. Future dividends will be paid in May, August, November and February, subject to Board approval.


Recent History
of Dividends
Paid

September 30, 1997             $.12

March 28, 1997                 $.12

September 30, 1996             $.11

March 29, 1996                 $.10

September 29, 1995             $.09

March 31, 1995                 $.09

Dividends have been restated to reflect a two-for-one stock split completed in 1997.
--------------------------------------------------------------------------------

Corporate Services       Ellie King, Assistant Secretary
                         Stewardship Financial Corporation
                         630 Godwin Avenue
                         Midland Park, NJ 07432
                         (201)444-7100

Bank Counsel             William C. Hanse
                         Hanse & Hanse
                         2035 Hamburg Turnpike, Suite E
                         Wayne, NJ 07470
                         (201)831-8700

Market Maker             FIA Capital Group, Inc.
                         119 Littleton Road
                         Parsippany, NJ 07054
                         (800)875-0086


                                          STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                                           CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA


                                                                                      DECEMBER 31,
                                                        ----------------------------------------------------------------------------
                                                          1997            1996            1995             1994               1993
                                                        --------        --------        --------          -------           -------
                                                                    (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
  Net interest income ................................  $  6,451        $  5,703        $  5,203          $ 4,597           $ 3,943
  Provision for loan losses ..........................      (120)           (155)           (150)            (295)             (398)
                                                        --------        --------        --------          -------           -------
  Net interest income after provision
    for loan losses ..................................     6,331           5,548           5,053            4,302             3,545
  Noninterest income .................................       753             664             466              369               474
  Noninterest expense ................................     5,024           4,327           3,904            3,187             2,736
                                                        --------        --------        --------          -------           -------
  Income before income tax expense ...................     2,060           1,885           1,615            1,484             1,283
  Income tax expense .................................       597             568             471              482               375
                                                        --------        --------        --------          -------           -------
  Net income .........................................  $  1,463        $  1,317        $  1,144          $ 1,002           $   908
                                                        ========        ========        ========          =======           =======

COMMON SHARE DATA:
  Basic net income ...................................  $   1.58        $   1.44        $   1.26          $  1.14           $  1.17
  Diluted net income .................................      1.57            1.44            1.26             1.14              1.17
  Cash dividends declared ............................      0.24            0.21            0.18             0.15              0.10
  Book Value at year end .............................     12.80           11.31           10.05             8.71              7.96
  Average shares outstanding .........................       926             916             905              883               780
  Shares outstanding at year end .....................       932             921             911              900               855
  Dividend payout ratio ..............................     15.16%          14.56%          14.20%           13.17%             8.52%

SELECTED CONSOLIDATED RATIOS:
  Return on average assets ...........................      1.07%           1.10%           1.10%            1.13%             1.16%
  Return on average stockholders' equity .............     13.12%          13.55%          13.54%           13.51%            15.66%
  Average stockholders' equity as a
    percentage of average total assets ...............      8.19%           8.12%           8.14%            8.39%             7.40%
  Tier-1 capital leverage (1) ........................      7.75%           7.80%           7.57%            8.64%             8.15%
  Tier-1 risk based capital (2) ......................     11.41%          12.40%          12.13%           13.79%            12.77%
  Total risk based capital (2) .......................     12.67%          13.65%          13.38%           15.04%            14.27%
  Allowance for loan loss to year-end loans ..........      1.45%           1.64%           1.63%            1.79%             1.87%
  Non-performing loans to year-end loans .............      0.69%           1.10%           1.61%            1.32%             1.74%

SELECTED YEAR-END BALANCES:
  Total assets .......................................  $149,732        $128,621        $113,120          $91,978           $83,798
  Total loans, net of allowance for loan loss ........    99,205          80,848          70,976           59,490            51,920
  Total deposits .....................................   136,215         115,825         101,789           82,576            76,195
  Stockholders' equity ...............................    11,926          10,407           9,151            7,834             6,809

----------------
(1)  As a percentage of average quarterly assets.

(2)  As a percentage of total risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 1997, 1996 and 1995. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

The Corporation has its main office located in Midland Park, Bergen County, New Jersey and operates four branches located in Ridgewood and Waldwick, Bergen County, New Jersey and Hawthorne and Wayne, Passaic County, New Jersey. The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corp. is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio.

EARNINGS SUMMARY

The Corporation reported net income of $1.5 million, or $1.58 basic earnings per share, for the year ended December 31, 1997, an increase of $146,000, or 11.1%, above the $1.3 million recorded for 1996. Earnings for 1996 had increased $173,000, or 15.1%, over the 1995 earnings of $1.1 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense. The return on average assets decreased slightly in 1997 to 1.07% from 1.10% in 1996 and 1995. The return on average equity decreased to 13.12% in 1997 from 13.55% in 1996 and 13.54% in 1995.

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

In 1997, net interest income increased to $6.5 million from $5.7 million in 1996, an increase of $748,000, or 13.1%. This was caused by an increase of $5.2 million, or 20.8%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities) partially offset by a decrease in interest rates on interest-earning assets (4 basis points) and an increase in interest rates on interest-bearing liabilities (7 basis points).

Interest income, on a tax equivalent basis, increased $1.2 million, or 13.2%, during 1997 to $10.5 million from $9.2 million earned during 1996. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Yields decreased primarily due to market pressure on loan rates. Average interest-earning assets increased $15.5 million in 1997, or 13.7%, over the 1996 amount with average loans attributing to $14.3 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace.

Interest expense increased $454,000, or 13.6%, during 1997 to $3.8 million. The increase was due to an increase in average interest-bearing liabilities of $10.2 million, or 11.7%, to $98.1 million during 1997 and to a rise in interest rates paid on interest-bearing liabilities. Yields on interest-bearing liabilities increased to 3.88% during 1997 from 3.81% during 1996. Contributing to this increase was a change in the mix of interest-bearing products. Depositors, attracted by more competitive term interest rates, continued to redeploy funds from interest-bearing demand and savings deposits and to higher yielding term deposits. The Corporation began offering a new tiered money market account carrying market yields in the second quarter of 1997. This product has been successful in attracting new funds into the Corporation. Despite this move toward higher yielding instruments, the Corporation was able to maintain its balances in noninterest-bearing demand deposits. Average noninterest-bearing demand deposits increased $4.5 million, or 21.0%, to $26.2 million during 1997.

In 1996, net interest income increased to $5.7 million from $5.2 million in 1995, an increase of $500,000, or 9.6%. Interest income, on a tax equivalent basis, increased $1.1 million, or 13.1%, during 1996 to $9.2 million from $8.2 million earned in 1995. The increase was due primarily to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $15.7 million in 1996, or 16.2%, over the 1995 amount. Interest expense increased $579,000, or 20.9%, during 1996. This increase can be attributed to an increase in rates on interest-bearing liabilities and an increase in average volume of interest-bearing liabilities. Average demand deposits continued to grow during 1996 and increased $3.6 million, or 20.0%, over the 1995 average balances.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 1997, 1996 and 1995 presented herein,
(1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 1997, 1996 and 1995. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.


                                                   1997                             1996                            1995
                                       ----------------------------     ----------------------------     ---------------------------
                                                            AVERAGE                          AVERAGE                         AVERAGE
                                                  INTEREST   RATES                INTEREST    RATES               INTEREST    RATES
                                        AVERAGE   INCOME/   EARNED/     AVERAGE    INCOME/   EARNED/     AVERAGE   INCOME/   EARNED/
                                        BALANCE   EXPENSE    PAID       BALANCE    EXPENSE    PAID       BALANCE   EXPENSE    PAID
                                        -------   --------  -------     -------   --------   -------     -------  --------   -------
                                                                          (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans (1) ............................ $ 91,022   $ 8,052    8.85%      $ 76,751   $6,926     9.02%      $ 64,612  $6,040     9.35%
Taxable investment securities ........   21,498     1,388    6.46         20,650    1,319     6.39         17,575   1,120     6.37
Tax-exempt investment
 securities (2) ......................    9,511       660    6.94          8,896      631     7.09          8,992     648     7.21
Other interest-earning assets ........    6,369       357    5.61          6,633      360     5.43          6,032     355     5.89
                                       --------   -------               --------   ------                --------  ------
Total interest-earning assets ........  128,400    10,457    8.14        112,930    9,236     8.18         97,211   8,163     8.40
                                                  -------                          ------                          ------
Net interest-earning assets:
Allowance for loan losses ............   (1,407)                          (1,249)                          (1,127)
Other assets .........................    9,183                            8,161                            7,711
                                       --------                         --------                         --------
Total assets ......................... $136,176                         $119,842                         $103,795
                                       ========                         ========                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand
 deposits ............................ $ 29,856   $   774    2.59%      $ 23,150   $  485     2.10%      $ 20,813  $  446     2.14%
Savings deposits .....................   21,219       480    2.26         20,353      458     2.25         19,839     448     2.26
Time deposits ........................   45,427     2,470    5.44         42,625    2,329     5.46         34,552   1,797     5.20
Borrowing ............................    1,570        80    5.10          1,695       78     4.60          1,645      80     4.86
                                       --------   -------               --------   ------                --------  ------
Total interest-bearing
 liabilities .........................   98,072     3,804    3.88         87,823    3,350     3.81         76,849   2,771     3.61
                                                  -------                          ------                          ------
Noninterest-bearing liabilities:
Demand deposits ......................   26,158                           21,626                           18,028
Other liabilities ....................      792                              668                              468
Stockholders' equity .................   11,154                            9,725                            8,450
                                       --------                         --------                         --------
Total liabilities and
 stockholders' equity ................ $136,176                         $119,842                         $103,795
                                       ========                         ========                         ========
Net interest income
 (taxable equivalent basis) ..........            $ 6,653                          $5,886                          $5,392
                                                  =======                          ======                          ======
Net interest spread
 (taxable equivalent basis) ..........                       4.26%                            4.37%                           4.79%
                                                             ====                             ====                            ====
Net yield on interest-earning
 assets (taxable equivalent
 basis) (3) ..........................                       5.18%                            5.21%                           5.55%
                                                             ====                             ====                            ====

----------

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

                                                                1997 VERSUS 1996              1996 VERSUS 1995
                                                          --------------------------     ---------------------------
                                                                                (In thousands)
                                                          INCREASE (DECREASE)           INCREASE (DECREASE)
                                                             DUE TO CHANGE                 DUE TO CHANGE
                                                              IN AVERAGE                    IN AVERAGE
                                                          -------------------            ------------------
                                                          VOLUME     RATE      NET       VOLUME    RATE        NET
                                                          -------   -------   ------     ------   -------     ------
Interest income:
 Loans .................................................   $1,265   $  (139)  $1,126     $1,102   $  (216)    $  886
 Taxable investment securities .........................       55        14       69        196         3        199
 Tax-exempt investment securities ......................       43       (14)      29         (7)      (10)       (17)
 Federal funds sold ....................................      (15)       12       (3)        34       (29)         5
                                                           ------   -------   ------     ------   -------     ------
  Total interest-earning assets ........................    1,348      (127)   1,221      1,325      (252)     1,073
                                                           ------   -------   ------     ------   -------     ------
Interest expense:
 Interest-bearing demand deposits ......................   $  159   $   130   $  289     $   49   $   (10)    $   39
 Savings deposits ......................................       20         2       22         12        (2)        10
 Time deposits .........................................      152       (11)     141        437        95        532
 Borrowings ............................................       (6)        8        2          2        (4)        (2)
                                                           ------   -------   ------     ------   -------     ------
  Total interest-bearing liabilities ...................      325       129      454        500        79        579
                                                           ------   -------   ------     ------   -------     ------
Net change in net interest income ......................   $1,023   $  (256)  $  767     $  825   $  (331)    $  494
                                                           ======   =======   ======     ======   =======     ======

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

The loan loss provision totaled $120,000 in 1997, representing a 22.6% decrease from the 1996 provision of $155,000. The 1996 provision increased 3.3% from the 1995 provision of $150,000.

NONINTEREST INCOME

Noninterest income increased $89,000, or 13.4%, to $753,000 during the year ended December 31, 1997, when compared with $664,000 during the 1996 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $51,000 to $563,000 for the year ended December 31, 1997 due to an expanding customer base. Gain on sales of mortgage loans decreased $6,000 to $46,000 for 1997 due to a decrease in the volume of loans originated for sale.

Noninterest income increased by $198,000, or 42.4%, to $664,000 during the year ended December 31,1996, when compared with $466,000 during the 1995 period. The increase resulted primarily from an increase in fees and service charges and a volume related increase in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $697,000, or 16.1%, to $5.0 million for the year ended December 31, 1997, compared to $4.3 million for the same period in 1996. Salaries and employee benefits, the major component of noninterest expense, increased $369,000, or 17.4%. The increase was due primarily to additions to staff in the operations area, new business development and the new branches in Waldwick and Ridgewood and general merit and salary increases. Increases in occupancy, equipment and data processing totaling $218,000 were due to the installation of an ATM network and the opening of the two new branches. Advertising expense increased $78,000 as a result of the new branches and the new tiered money account product. Miscellaneous expense increased $109,000 due primarily to the general growth of the deposit base.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Bank had charitable contributions totaling $189,000 for the year ended December 31, 1997, an increase of $38,000, or 25.2%, over the same period in 1996.

Noninterest expense increased $423,000, or 10.8%, to $4.3 million for the year ended December 31, 1996, compared to $3.9 million for the same period in 1995. Increases in salaries and employee benefits, equipment, data processing, stationery and supplies and miscellaneous expense were caused primarily by staffing additions in the accounting and operations area, computer system conversion completed in April, 1996, and general growth of the Corporation. Offsetting these increases in noninterest expense was a reduction in FDIC insurance premiums of $54,000.

FINANCIAL CONDITION

Total assets at December 31, 1997 were $149.7 million, an increase of $21.1 million, or 16.4%, over the $128.6 million at December 31, 1996. This increase in assets reflects, among other things, a $18.4 million increase in net loans held for portfolio and a $2.9 million increase in commercial paper and interest-bearing due from banks.

LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 1997, net of allowance for loan losses, totaled $99.2 million, an increase of $18.4 million, or 22.7%, over the $80.8 million at December 31, 1996. During 1997, the Corporation experienced strong volume of new loan originations. Increases continued to occur in most loan categories and were caused by the commitment to competitively price products, the continued "fallout" of the small business customer from the mergers of other financial institutions in the Corporation's market area and the retention of residential mortgages. Commercial real estate mortgage loans consisting of $35.0 million, or 34.8% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $8.2 million from $26.8 million, or 32.6% of the total portfolio at December 31, 1996. Residential mortgage and installment loans increased $5.0 million and $4.8 million, respectively. Mortgage loans held for sale totaled $756,000 at December 31, 1997 and consisted of 1-4 family mortgage loans. It is the policy of the Corporation to offer certain competitive mortgage products which are immediately sold to specific investors, servicing released. This allows the Corporation to continue to maintain a competitive mortgage product line, recognize other fee income, and maintain liquidity requirements. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 1997, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and, therefore, collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last three years:

                                                                DECEMBER 31,
                                    ---------------------------------------------------------------------------
                                            1997                       1996                       1995
                                    ---------------------      ---------------------      ---------------------
                                     AMOUNT       PERCENT      AMOUNT        PERCENT      AMOUNT        PERCENT
                                     ------       -------      ------        -------      ------        -------
                                                              (Dollars in thousands)
Real estate mortgage:
 Residential ...................... $20,305        20.1%       $15,257        18.5%       $14,422         19.9%
 Commercial .......................  35,035        34.8%        26,797        32.6%        23,264         32.2%
Commercial loans ..................  17,826        17.7%        17,403        21.1%        15,597         21.6%

Consumer loans:
 Installment (1) ..................  23,659        23.5%        18,892        22.9%        14,783         20.4%
 Home equity ......................   3,551         3.5%         3,838         4.7%         4,100          5.7%
 Other ............................     414         0.4%           136         0.2%           142          0.2%
                                    -------       -----        -------       -----        -------        -----
Total loans ....................... 100,790       100.0%        82,323       100.0%        72,308        100.0%

Less: Allowance for loan losses ...   1,462                      1,353                      1,177
      Deferred loan fees ..........     123                        122                        155
                                    -------                    -------                    -------

Net loans ......................... $99,205                    $80,848                    $70,976
                                    =======                    =======                    =======

----------

(1) Includes automobile, home improvement, second mortgages and unsecured loans.


The following table sets forth certain categories of loans as of December 31, 1997 by contractual maturity:

                                                AFTER 1 YEAR
                                   WITHIN        BUT WITHIN           AFTER
                                   1 YEAR          5 YEARS           5 YEARS            TOTAL
                                  -------       -------------        -------          --------
                                                         (In thousands)
Real estate mortgage ...........  $ 5,352           $ 9,432          $40,556          $ 55,340
Commercial .....................    4,681            11,491            1,654            17,826
Consumer .......................    1,446             9,805           16,373            27,624
                                  -------           -------          -------          --------
Total loans ....................  $11,479           $30,728          $58,583          $100,790
                                  =======           =======          =======          ========

The following table sets forth the dollar amount of all loans due one year or more after December 31, 1997, which have predetermined interest rates or floating or adjustable interest rates:

                                                                  FLOATING OR
                                          PREDETERMINED           ADJUSTABLE
                                              RATES                  RATES                TOTAL
                                          -------------           ----------             -------
                                                                (In thousands)
Real estate mortgage .....................   $23,051                $26,937              $49,988
Commercial ...............................     6,127                  7,018               13,145
Consumer .................................    21,659                  4,519               26,178
                                             -------                -------              -------
Total ....................................   $50,837                $38,474              $89,311
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

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, other real estate owned and nonaccrual investments. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans which have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. Other real estate owned at December 31, 1997 consists of one property which the Corporation acquired by deed in lieu of foreclosure. Other real estate owned is carried at lower of cost or fair value less estimated selling costs. Fair value is defined as the amount reasonably expected to be received in a current sale between a willing seller (the Corporation) and a willing buyer. Nonaccrual investments consisted of a taxable municipal bond which was written off during 1996.

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding three years:

                                                                1997                  1996                    1995
                                                               ------                ------                  ------
                                                                            (Dollars in thousands)
Nonaccrual loans: (1)
 Commercial real estate ...................................... $   40                $    --                 $   194
 Commercial ..................................................     --                     95                     139
                                                               ------                -------                 -------
  Total nonaccrual loans .....................................     40                     95                     333
                                                               ------                -------                 -------

Loans past due ninety days or more and accruing:
 Commercial real estate ......................................     --                    --                      174
 Commercial ..................................................     --                    550                     590
 Consumer                                                           4                     --                      --
                                                               ------                -------                 -------
  Total loans past due ninety days or more and accruing ......      4                    550                     764
                                                               ------                -------                 -------

Restructured loans:
 Commercial ..................................................    612                    131                       6
 Consumer ....................................................     40                    130                      63
                                                               ------                -------                 -------
  Total restructured loans ...................................    652                    261                      69
                                                               ------                -------                 -------

Total nonperforming loans .................................... $  696                $   906                 $ 1,166
                                                               ======                =======                 =======

Nonaccrual investments ....................................... $   --                $    --                 $     8

Other real estate owned, net .................................    229                    229                     249
                                                               ------                -------                 -------

Total nonperforming assets ................................... $  925                $ 1,135                 $ 1,423
                                                               ======                =======                 =======

Nonaccrual loans to total gross loans ........................   0.04%                  0.12%                   0.46%

Nonperforming loans to total gross loans .....................   0.69%                  1.10%                   1.61%

Nonperforming loans to total assets ..........................   0.47%                  0.70%                   1.03%

Nonperforming assets to total assets .........................   0.62%                  0.88%                   1.26%

Allowance for loan losses to nonperforming loans ............. 209.96%                149.27%                 100.90%


----------

(1) At December 31, 1997 and 1996, there were no restructured loans classified as nonaccrual. Approximately $238,000 restructured loans were classfied as nonaccrual at December 31, 1995.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                              1997                    1996                    1995
                                                             ------                  ------                   ------
                                                                              (Dollars in thousands)
Balance at beginning of period ...........................   $1,353                  $1,177                   $1,088

Loans charged off:
 Commercial ..............................................        2                       2                       59
 Consumer ................................................       17                      10                        2
                                                             ------                  ------                   ------
  Total loans charged off ................................       19                      12                       61
                                                             ------                  ------                   ------

Recoveries of loans previously charged off:
 Commercial real estate ..................................        1                       5                       --
 Commercial ..............................................        4                      28                       --
 Consumer ................................................        3                      --                       --
                                                             ------                  ------                   ------
  Total recoveries of loans previously charged off .......        8                      33                       --
                                                             ------                  ------                   ------

Net loans charged off (recovered) ........................       11                     (21)                      61

Provisions charged to operations .........................      120                     155                      150
                                                             ------                  ------                   ------

Balance at end of period .................................   $1,462                  $1,353                   $1,177
                                                             ======                  ======                   ======

Net charge offs (recoveries) during the period
 to average loans outstanding ............................     0.01%                  (0.03%)                   0.10%
                                                             ======                  ======                   ======

Balance of allowance for loan losses at the
 end of year to gross year end loans .....................     1.45%                   1.64%                    1.63%
                                                             ======                  ======                   ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                            1997                         1996                          1995
                                    ------------------------      ------------------------     ----------------------
                                                   PERCENT                      PERCENT                      PERCENT
                                    AMOUNT       TO TOTAL (1)    AMOUNT       TO TOTAL (1)     AMOUNT     TO TOTAL (1)
                                    ------       ------------    ------       ------------     ------     ------------
                                                                (Dollars in thousands)
Real estate--residential .......... $  175           20.1%       $  148           18.5%        $   91        19.9%
Real estate--commercial ...........    404           34.8%          360           32.6%           403        32.2%
Commercial ........................    576           17.7%          587           21.1%           530        21.6%
Consumer ..........................    307           27.4%          258           27.8%           153        26.3%
                                    ------          -----        ------          -----         ------       -----
 Total allowance for loan losses .. $1,462          100.0%       $1,353          100.0%        $1,177       100.0%
                                    ======          =====        ======          =====         ======       =====

----------

(1)  Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Because of the strong demand in the loan portfolio, the Corporation followed a policy of replacing matured issues and did not look to substantially increase the investment portfolios. Securities held to maturity increased $0.3 million, or 1.4%, to $20.3 million at December 31, 1997 from $20.0 million at December 31, 1996. Securities available for sale decreased to $11.0 million at December 31, 1997, from $11.4 million at December 31, 1996, a decrease of $0.4 million, or 3.4%.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:

                                                                      DECEMBER 31,
                                    --------------------------------------------------------------------------------
                                            1997                         1996                          1995
                                    -----------------------       ----------------------       ---------------------
                                    AMOUNT          PERCENT       AMOUNT         PERCENT       AMOUNT       PERCENT
                                    ------          -------       ------         -------       ------       -------
                                                                (Dollars in thousands)
Securities available for sale:
 U.S. Treasury ...................  $ 2,977           26.9%       $ 3,586          31.4%       $ 2,372         24.0%
 U.S. Government agencies ........    1,454           13.2%         1,049           9.2%           790          8.0%
 Obligations of state and
  political subdivisions .........      275            2.5%           268           2.3%           269          2.7%
 Mortgage-backed securities ......    6,341           57.4%         6,531          57.1%         6,450         65.3%
                                    -------          -----        -------         -----        -------        -----
Total ............................  $11,047          100.0%       $11,434         100.0%       $ 9,881        100.0%
                                    =======          =====        =======         =====        =======        =====
Securities held to maturity:
 U.S. Treasury ...................  $ 1,948            9.6%       $ 2,193          11.0%       $ 2,741         13.9%
 U.S. Government agencies ........    7,736           38.1%         6,357          31.8%         4,918         25.0%
 Obligations of state and
  political subdivisions .........    8,479           41.9%         8,930          44.6%         8,976         45.8%
 Mortgage-backed securities ......    2,119           10.4%         2,523          12.6%         3,014         15.3%
                                    -------          -----        -------         -----        -------        -----
Total ............................  $20,282          100.0%       $20,003         100.0%       $19,649        100.0%
                                    =======          =====        =======         =====        =======        =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 1997:

                                                                   AFTER 1 YEAR     AFTER 5 YEARS
                                                      WITHIN        BUT WITHIN       BUT WITHIN          AFTER
                                                      1 YEAR          5 YEARS         10 YEARS         10 YEARS      TOTAL
                                                      ------       ------------     --------------     --------      -----
                                                                               (Dollars in thousands)
U.S. Treasury:
 Carrying value ....................................  $  752           $2,225         $   --          $   --       $ 2,977
 Yield .............................................    5.85%            5.98%            --              --          5.95%
U.S. Government agencies:
 Carrying value ....................................     548              650            256              --         1,454
 Yield .............................................    5.11%            6.27%          7.37%             --          6.02%
Obligations of state and political subdivisions:
 Carrying value ....................................      --               --            275              --           275
 Yield .............................................      --               --           4.47%             --          4.47%
Mortgage-backed securities:
 Carrying value ....................................      --              321            653           5,367         6,341
 Yield .............................................      --             6.75%          6.89%           6.74%         6.75%
                                                      ------           ------         ------          ------       -------
Total carrying value ...............................  $1,300           $3,196         $1,184          $5,367       $11,047
                                                      ======           ======         ======          ======       =======
Weighted average yield .............................    5.54%            6.12%          6.43%           6.74%         6.38%
                                                      ======           ======         ======          ======       =======

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 1997:

                                                                     AFTER 1 YEAR     AFTER 5 YEARS
                                                        WITHIN        BUT WITHIN       BUT WITHIN          AFTER
                                                        1 YEAR          5 YEARS         10 YEARS         10 YEARS      TOTAL
                                                        ------       ------------     -------------      --------      -----
                                                                                 (Dollars in thousands)
U.S. Treasury:
 Carrying value ......................................  $1,498           $  450         $   --          $   --       $ 1,948
 Yield ...............................................    5.68%            6.13%            --              --          5.78%
U.S. Government agencies:
 Carrying value ......................................      --            4,912          2,824              --         7,736
 Yield ...............................................      --             6.36%          7.00%             --          6.59%
Obligations of state and political subdivisions:
 Carrying value ......................................   3,491            3,936          1,052              --         8,479
 Yield ...............................................    5.09%            4.91%          4.61%             --          4.95%
Mortgage-backed securities:
 Carrying value ......................................      --               --            504           1,615         2,119
 Yield ...............................................      --               --           7.13%           7.24%         7.22%
                                                        ------           ------         ------          ------       -------
Total carrying value .................................  $4,989           $9,298         $4,380          $1,615       $20,282
                                                        ======           ======         ======          ======       =======
Weighted average yield ...............................    5.27%            5.73%          6.44%           7.24%         5.89%
                                                        ======           ======         ======          ======       =======

DEPOSITS

Deposits at December 31, 1997 totaled $136.2 million, an increase of $20.4 million, or 17.6%, over the comparable period of 1996, when deposits totaled $115.8 million. The Corporation attributes this increase to competitive products and services and changes in the Corporation's marketplace, including changes of ownership among some of the Corporation's competitors. These changes have made customer relationships with some competitors unstable and have provided the Corporation with an opportunity to attract new depositors. The opening of the two new branch locations and the successfulness of the tiered money market product also contributed to the growth in deposits.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                     DECEMBER 31,
                                   ---------------------------------------------------------------------------------
                                            1997                         1996                          1995
                                   ------------------------      -----------------------      ----------------------
                                    AMOUNT          PERCENT       AMOUNT         PERCENT       AMOUNT       PERCENT
                                    ------          -------       ------         -------       ------       -------
                                                                 (Dollars in thousands)
Noninterest-bearing demand ......  $ 29,428           21.6%      $ 25,136          21.7%      $ 22,962         22.6%
Interest-bearing demand .........    38,027           27.9%        23,992          20.7%        21,761         21.4%
Savings deposit .................    20,418           15.0%        20,885          18.0%        18,766         18.4%
Time deposits ...................    48,342           35.5%        45,812          39.6%        38,300         37.6%
                                   --------          -----       --------         -----       --------        -----
Total ...........................  $136,215          100.0%      $115,825         100.0%      $101,789        100.0%
                                   ========          =====       ========         =====       ========        =====

As of December 31, 1997, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

          Three months or less .........................  $  934
          Four months through six months ...............     788
          Seven months through twelve months ...........   1,499
          Over twelve months ...........................   3,190
                                                          ------
          Total ........................................  $6,411
                                                          ======

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Corporation's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

The Corporation's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Corporation monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Corporation's exposure to differential changes in interest rates between assets and liabilities is shown in the Corporation's Maturity and Repricing Analysis under the Interest Rate Sensitivity caption below. The Corporation's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Corporation's net interest income and capital, while structuring the asset-liability structure to obtain the maximum net interest spread on that structure. The Corporation relies primarily on its asset-liability structure to control interest rate risk.

The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore, has focused its efforts on increasing the Corporation's net interest spread through retail growth opportunities.

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, it is assumed that 40% of balances will "runoff" within the first year with a remaining 10% per year thereafter.

                                          AVERAGE
                                          INTEREST                                                                          FAIR
                                            RATE       1998     1999       2000      2001     2002  THEREAFTER   BALANCE    VALUE
                                           ------      ----     ----       ----      ----     ----  ----------   -------   -------
                                                                (Dollars in thousands)
INTEREST-SENSITIVE ASSETS:
 Federal funds sold ......................  6.18%   $  5,225   $   --     $  --     $  --    $  --   $    --     $ 5,225   $  5,225
 Commercial paper ........................  5.88%      2,973       --        --        --       --        --       2,973      2,973
 Interest-bearing due from banks .........  5.83%        126       --        --        --       --        --         126        126
 Loans:
  Real estate mortgage ...................  8.65%      5,365    1,701       874     1,848    2,430    43,122      55,340     55,791
  Commercial .............................  9.64%      4,779    4,553     3,809     1,379    1,656     1,650      17,826     17,806
  Consumer ...............................  7.94%      1,810    1,342     2,457     2,744    2,680    16,591      27,624     27,500
 Mortgage loans held for sale ............  6.80%        756       --        --        --       --        --         756        756
 Investment securities ...................  6.06%      6,798    1,839     2,072     3,570    5,014    12,546      31,839     32,092
INTEREST-SENSITIVE LIABILITIES
 Savings deposits ........................  2.25%      8,168    2,070     2,070     2,070    2,070     3,970      20,418     20,418
 Interest-bearing deposits ...............  3.23%     15,211    3,803     3,803     3,803    3,803     7,604      38,027     34,226
 Time deposits ...........................  5.46%     25,635   17,147     4,018     1,347      195        --      48,342     48,640
 Repurchase agreements ...................  5.45%        533       --        --        --       --        --         533        533

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

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1997. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. For purposes of this report, the Corporation has assumed that savings and interest-bearing sources of funds will reprice at a rate of 20% in three months or less, 20% in more than three months through one year, and 60% in after one year with the exception of the new tiered money market account which will reprice in three months or less. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                                 MORE THAN
                                                                THREE MONTHS
                                                  THREE MONTHS    THROUGH        AFTER         NONINTEREST
                                                    OR LESS       ONE YEAR      ONE YEAR        SENSITIVE           TOTAL
                                                  ------------  -------------  ---------       -----------        ----------
                                                                         (Dollars in thousands)
ASSETS:
  Loans:
    Real estate mortgage                           $    5,143    $    6,717    $  43,480         $        -       $   55,340
    Commercial                                         10,282         1,094        6,450                  -           17,826
    Consumer                                            3,863         2,261       21,500                  -           27,624
  Mortgage loans held for sale                            756             -            -                  -              756
  Investment securities (1)                             6,003         6,455       19,381                  -           31,839
  Federal funds sold                                    5,225             -            -                  -            5,225
  Other assets                                          2,999           100            -              8,023           11,122
                                                   ----------    ----------    ---------          ---------        ---------
      Total assets                                 $   34,271    $   16,627    $  90,811          $   8,023        $ 149,732
                                                   ----------    ----------    ---------          ---------        ---------
SOURCE OF FUNDS:
  Savings deposits                                 $    4,084    $    4,084    $  12,250          $       -        $  20,418
  Interest-bearing deposits                            19,213         4,703       14,111                  -           38,027
  Time deposits                                         8,068        17,567       22,707                  -           48,342
  Repurchase agreements                                     -           533            -                  -              533
  Other liabilities                                         -             -            -             30,486           30,486
  Stockholders' equity                                      -             -            -             11,926           11,926
                                                   ----------    ----------    ---------          ---------        ---------
      Total source of funds                        $   31,365    $   26,887    $  49,068          $  42,412        $ 149,732
                                                   ----------    ----------    ---------          ---------        ---------
  Interest rate sensitivity gap                    $    2,906    $  (10,260)   $  41,743          $ (34,389)
                                                   ==========    ==========    =========          =========
  Cumulative interest rate sensitivity gap         $    2,906    $   (7,354)   $  34,389          $       -
                                                   ==========    ==========    =========          =========
  Ratio of GAP to total assets                            1.9%         (6.9%)       27.9%             (22.9%)
                                                   ==========    ==========    =========          =========
  Ratio of cumulative GAP assets to
    total assets                                          1.9%         (5.0%)       22.9%                 -
                                                   ==========    ==========    =========          =========

----------

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                                         YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1997                1996                1995
                                                             -------             -------             -------
                                                                              (in thousands)
Cash and cash equivalents--beginning ......................  $10,955             $ 7,465             $ 4,741
Operating activities:
 Net income ...............................................    1,463               1,317               1,144
 Adjustments to reconcile net income to net cash
  provided by operating activities ........................      202                 550                (715)
                                                             -------             -------             -------
Net cash provided by operating activities .................    1,665               1,867                 429
Net cash used in investing activities .....................  (19,139)            (12,408)            (17,248)
Net cash provided by financing activities .................   19,191              14,031              19,543
                                                             -------             -------             -------
Net increase (decrease) in cash and cash equivalents ......    1,717               3,490               2,724
                                                             -------             -------             -------
Cash and cash equivalents--ending .........................  $12,672             $10,995             $ 7,465
                                                             =======             =======             =======

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1997, the Corporation has outstanding loan commitments of $5.0 million and unused lines and letters of credit totaling $15.5 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1997, totaled $25.6 million. Management believes that a significant portion of such deposits will remain with the Corporation.

CAPITAL

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 1997. The Bank's Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                REQUIRED             ACTUAL             EXCESS
                                --------             ------             ------
Risk-based capital:
 Tier 1 .......................   4.00%              11.41%              7.41%
 Total ........................   8.00%              12.67%              4.67%
Leverage ratio* ...............   3.00%               7.75%              4.75%

* The minimum leverage ratio set by the FRB is 3.00%. Institutions which are not "top-rated" will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

YEAR 2000 COMPLIANCE

Stewardship Financial Corporation established a Year 2000 Compliance Committee during 1997, which includes officers from all operating areas. The objectives of the committee are to ensure that the Corporation will be prepared for the new Millennium. The Corporation is currently in the Assessment Phase of the Year 2000 Plan which includes establishing an inventory of all hardware, software, networks, vendors and forms affected by the Year 2000 change. Although management believes it is taking all appropriate steps to become Year 2000 ready, it is dependent on vendor and servicer compliance. Prioritization of the most critical applications have been addressed and trigger dates have been established for testing and verification. While the Corporation has not determined the final cost of compliance, it currently anticipates such costs to be immaterial. In addition, to the extent customers' financial positions are weakened as a result of the century date change, credit quality could be affected.

[LOGO KPMG]
New Jersey Headquarters
150 J.F.K. Parkway
Short Hills, New Jersey 07078



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                          KPMG Peat Marwick, LLP





January 30, 1998


                                  STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                               DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1997           1996
                                                                                       ---------------------------
ASSETS
  Cash and due from banks ..........................................................   $  4,348,000   $  4,786,000
  Commercial paper and interest-bearing due from banks .............................      3,099,000        219,000
  Federal funds sold ...............................................................      5,225,000      5,950,000
                                                                                       ---------------------------
   Cash and cash equivalents .......................................................     12,672,000     10,955,000

  Securities available for sale (note 4) ...........................................     11,047,000     11,434,000
  Securities held to maturity; estimated fair value of $20,535,000 (1997) and
   $20,196,000 (1996) (note 5) .....................................................     20,282,000     20,003,000
  FHLB-NY stock, at cost ...........................................................        510,000        451,000
  Loans, net of allowance for loan losses of $1,462,000 (1997) and $1,353,000 (1996)
   (notes 6 and 7) .................................................................     99,205,000     80,848,000
  Mortgage loans held for sale .....................................................        756,000        237,000
  Premises and equipment, net (note 8) .............................................      2,724,000      2,306,000
  Accrued interest receivable ......................................................      1,029,000        881,000
  Intangible assets, net of accumulated amortization of $222,000 and $154,000 at
   December 31, 1997 and 1996 respectively (note 3) ................................        528,000        595,000
  Other real estate owned, net (note 7) ............................................        229,000        229,000
  Other assets (note 15) ...........................................................        750,000        682,000
                                                                                       ---------------------------

    Total assets ...................................................................   $149,732,000   $128,621,000
                                                                                       ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits: (note 9)
  Noninterest-bearing ..............................................................   $ 29,428,000   $ 25,136,000
  Interest-bearing .................................................................    106,787,000     90,689,000
                                                                                       ---------------------------

    Total deposits .................................................................    136,215,000    115,825,000
  Securities sold under agreements to repurchase (note 10) .........................        533,000      1,711,000
  Accrued expenses and other liabilities ...........................................      1,058,000        678,000
                                                                                       ---------------------------

    Total liabilities ..............................................................    137,806,000    118,214,000
                                                                                       ---------------------------
Commitments and contingencies (note 16) ............................................           --             --
STOCKHOLDERS' EQUITY (note 11 and 17)
Common stock, no par value; 5,000,000 shares authorized;
  931,888 and 920,505 shares issued and outstanding at
  December 31, 1997 and 1996, respectively .........................................      5,229,000      4,991,000
Retained earnings ..................................................................      6,637,000      5,395,000
Net unrealized gain on securities available for sale ...............................         60,000         21,000
                                                                                       ---------------------------
    Total Stockholders' equity .....................................................     11,926,000     10,407,000

    Total liabilities and Stockholders' equity .....................................   $149,732,000   $128,621,000
                                                                                       ===========================

See accompanying notes to consolidated financial statements.


                         STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
                                                                  YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             1997          1996         1995
                                                         ---------------------------------------
INTEREST INCOME:
  Loans ..............................................   $ 8,039,000    $6,923,000    $6,037,000
  Securities held to maturity:
    Taxable ..........................................       750,000       697,000       586,000
    Nontaxable .......................................       458,000       438,000       462,000
  Securities available for sale ......................       683,000       635,000       534,000
  Other interest-earning assets ......................       325,000       360,000       355,000
                                                         ---------------------------------------
      Total interest income ..........................    10,255,000     9,053,000     7,974,000
                                                         ---------------------------------------
INTEREST EXPENSE:
  Deposits (note 9) ..................................     3,724,000     3,271,000     2,692,000
  Borrowed money .....................................        80,000        79,000        79,000
                                                         ---------------------------------------
      Total interest expense .........................     3,804,000     3,350,000     2,771,000
                                                         ---------------------------------------
  Net interest income before provision for loan losses     6,451,000     5,703,000     5,203,000
  Provision for loan losses (note 6) .................       120,000       155,000       150,000
                                                         ---------------------------------------
  Net interest income after provision for loan losses      6,331,000     5,548,000     5,053,000
                                                         ---------------------------------------
NONINTEREST INCOME:
  Fees and service charges ...........................       563,000       512,000       365,000
  Loss on calls and sales of securities, net .........          --          (4,000)      (10,000)
  Gain on sales of mortgage loans ....................        46,000        52,000        25,000
  Miscellaneous ......................................       144,000       104,000        86,000
                                                         ---------------------------------------
      Total noninterest income .......................       753,000       664,000       466,000
                                                         ---------------------------------------
NONINTEREST EXPENSE:
  Salaries and employee benefits .....................     2,485,000     2,116,000     1,909,000
  Occupancy, net (note 16) ...........................       348,000       288,000       255,000
  Equipment ..........................................       356,000       232,000       180,000
  Data processing ....................................       253,000       219,000       207,000
  Advertising ........................................       175,000        97,000        69,000
  FDIC insurance premium .............................        18,000        49,000       103,000
  Amortization of intangible assets ..................        67,000        81,000        74,000
  Other real estate owned expense ....................       (19,000)       10,000        31,000
  Charitable contributions ...........................       189,000       151,000       142,000
  Stationery and supplies ............................       159,000       200,000       150,000
  Miscellaneous ......................................       993,000       884,000       784,000
                                                         ---------------------------------------
      Total noninterest expenses .....................     5,024,000     4,327,000     3,904,000
                                                         ---------------------------------------
  Income before income tax expense ...................     2,060,000     1,885,000     1,615,000
  Income tax expense (note 15) .......................       597,000       568,000       471,000
                                                         ---------------------------------------
  Net income .........................................   $ 1,463,000    $1,317,000    $1,144,000
                                                         =======================================
  Basic earnings per share (note 14) .................         $1.58         $1.44         $1.26
                                                         =======================================
  Diluted earnings per share (note 14) ...............         $1.57         $1.44         $1.26
                                                         =======================================
  Weighted average number of common shares
    outstanding (note 14) ............................       926,369       915,754       905,250
                                                         =======================================
  Weighted average number of diluted common
   shares outstanding (note 14) ......................       929,644       915,754       905,250
                                                         =======================================

Per share data has been restated to reflect a 2 for 1 stock split completed in 1997.

See accompanying notes to consolidated financial statements.



                                    STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                              -----------------------------------------------------------------------
                                                                                         NET UNREALIZED
                                                                                         GAIN/(LOSS) ON
                                                  COMMON STOCK                             SECURITIES
                                              ----------------------        RETAINED       AVAILABLE
                                              SHARES        AMOUNT          EARNINGS        FOR SALE         TOTAL
                                              -----------------------------------------------------------------------
Balance--December 31, 1994 .................  899,976     $4,766,000       $3,288,000      $(220,000)     $ 7,834,000
 Dividends paid ($.18 per share) ...........     --             --           (162,000)          --           (162,000)
 Common stock issued under stock plans .....   10,907        100,000             --             --            100,000
 Net income for the year
  ended December 31, 1995 ..................     --             --          1,144,000           --          1,144,000
 Net unrealized gain on securities
  available for sale .......................     --             --               --          235,000          235,000
                                              -----------------------------------------------------------------------
Balance--December 31, 1995 .................  910,883     $4,866,000       $4,270,000      $  15,000      $ 9,151,000
 Dividends paid ($.21 per share) ...........     --             --           (192,000)          --           (192,000)
 Common stock issued under stock plans .....    9,622        125,000             --             --            125,000
 Net income for the year
  ended December 31, 1996 ..................     --             --          1,317,000           --          1,317,000
 Net unrealized gain on securities
  available for sale .......................     --             --               --            6,000            6,000
                                              -----------------------------------------------------------------------
Balance--December 31, 1996 .................  920,505     $4,991,000       $5,395,000      $  21,000      $10,407,000
 Dividends paid ($.24 per share) ...........     --             --           (221,000)          --           (221,000)
 Common stock issued under stock plans .....   11,383        200,000             --             --            200,000
 Issuance of stock options .................     --           38,000             --             --             38,000
 Net income for the year
  ended December 31, 1997 ..................     --             --          1,463,000           --          1,463,000
 Net unrealized gain on securities
  available for sale .......................     --             --               --           39,000           39,000
                                              -----------------------------------------------------------------------
Balance--December 31, 1997 .................  931,888      5,229,000        6,637,000         60,000      $11,926,000
                                              =======================================================================

Per share data has been restated to reflect a 2 for 1 stock split completed in 1997.

See accompanying notes to consolidated financial statements



                                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                              YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                        1997           1996            1995
                                                                   --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................   $  1,463,000    $  1,317,000    $  1,144,000
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization of premises and equipment ......        320,000         229,000         201,000
  Loss on calls and sales of investment securities .............           --             4,000          10,000
  Provision for losses on investment securities ................           --             1,000           6,000
  Amortization of premiums and accretion of discounts, net .....         51,000          56,000          32,000
  Accretion of deferred loan fees ..............................        (53,000)        (65,000)        (87,000)
  Provision for loan losses ....................................        120,000         155,000         150,000
  Provision for losses on other real estate ....................           --            20,000          20,000
  Originations of mortgage loans held for sale .................     (4,604,000)     (4,955,000)     (2,744,000)
  Proceeds from sale of mortgage loans .........................      4,131,000       5,121,000       2,418,000
  Gain on sale of loans ........................................        (46,000)        (52,000)        (25,000)
  Issuance of stock options ....................................         38,000            --              --
  Loss on retirement of fixed assets ...........................          2,000            --              --
  Premium paid on deposit acquisition ..........................           --              --          (772,000)
  Deferred income tax benefit ..................................       (105,000)       (132,000)        (91,000)
  Amortization of intangible assets ............................         67,000          81,000          74,000
  Increase in accrued interest receivable ......................       (149,000)        (44,000)       (128,000)
  Decrease (increase) in other assets ..........................         (8,000)        (38,000)          1,000
  Increase in other liabilities ................................        438,000         169,000         220,000
                                                                   --------------------------------------------
    Net cash provided by operating activities ..................      1,665,000       1,867,000         429,000
                                                                   --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of securities available for sale .....................     (1,884,000)     (3,299,000)     (3,920,000)
 Proceeds from maturities and principal repayments
  on securities available for sale .............................      2,313,000       1,726,000         682,000
 Proceeds from sales and calls on securities available for sale            --              --         3,161,000
 Purchase of securities held to maturity .......................     (4,241,000)     (5,930,000)     (9,825,000)
 Proceeds from maturities and principal repayments on
  securities held to maturity ..................................      3,257,000       4,312,000       4,192,000
 Proceeds from calls of securities held to maturity ............        675,000       1,235,000         500,000
 Purchase of FHLB-NY stock .....................................        (59,000)       (114,000)       (337,000)
 Net increase in loans .........................................    (18,424,000)     (9,962,000)    (11,549,000)
 Additions to premises and equipment ...........................       (776,000)       (376,000)       (152,000)
                                                                   --------------------------------------------
   Net cash used in investing activities .......................    (19,139,000)    (12,408,000)    (17,248,000)
                                                                   --------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in noninterest-bearing deposits ..................      4,292,000       2,174,000       5,492,000
 Net increase in interest-bearing deposits .....................     16,098,000      11,863,000       4,841,000
 Net increase in securities sold under agreement to repurchase .     (1,178,000)         61,000         394,000
 Purchase of deposits ..........................................           --              --         8,878,000
 Cash dividends paid on common stock ...........................       (221,000)       (192,000)       (162,000)
 Common stock issued under stock plans .........................        200,000         125,000         100,000
                                                                   --------------------------------------------
   Net cash provided by financing activities ...................     19,191,000      14,031,000      19,543,000
                                                                   --------------------------------------------
Net increase in cash and cash equivalents ......................      1,717,000       3,490,000       2,724,000
Cash and cash equivalents--beginning ...........................     10,955,000       7,465,000       4,741,000
                                                                   --------------------------------------------
Cash and cash equivalents--ending ..............................   $ 12,672,000    $ 10,955,000    $  7,465,000
                                                                   ============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for interest ........................   $  3,771,000    $  3,276,000    $  2,464,000
 Cash paid during the year for income taxes ....................        711,000         692,000         480,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
 Transfer of securities held to maturity to securities available
  for sale .....................................................           --              --           745,000


See accompanying notes to consolidated financial statements

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

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, commercial paper, interest-bearing deposits in other banks and federal funds sold. Generally, federal funds are sold for one day periods.

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

The Corporation classifies its securities as securities held to maturity or securities available for sale. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to income, on a level yield basis. All other securities are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of stockholders' equity, net of the related tax effects. Realized gains or losses on sales of securities are based upon the specific identification method.

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

The Corporation defined the population of impaired loans to include nonaccrual loans and loans more than 90 days past due. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows.

Loan fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans. The deferred fees and costs are recorded as an adjustment to loans outstanding.

ALLOWANCE FOR LOAN LOSSES

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

INCOME TAXES

The Corporation accounts for taxes under the asset/liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLANS

The Corporation applies the "intrinsic value based method" as described in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans.

EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation.

Diluted earnings per share is computed similar to that of the basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued.

All share and per share amounts have been restated to reflect the 2 for 1 stock split issued in September, 1997.

INTANGIBLE ASSETS

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $391,000 and $420,000 at December 31, 1997 and December 31, 1996, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $137,000 and $175,000 at December 31, 1997 and December 31, 1996, respectively, and is amortized on an accelerated basis over a period of twelve years.

NOTE 2. FORMATION OF BANK HOLDING COMPANY AND EXCHANGE OF COMMON STOCK

The Corporation is a New Jersey corporation incorporated in January 1995, to serve as a one bank holding company of Atlantic Stewardship Bank. The Corporation was organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank. As part of the acquisition, shareholders of the Bank received one share of common stock, no par value of the Corporation for each outstanding share of common stock, $5.00 par value of the Bank. The acquisition was accounted for in a manner similar to a pooling of interest, resulting in no changes in the underlying assets and liabilities. The accompanying consolidated financial statements have been restated beginning with the earliest year presented.

NOTE 3. PURCHASE OF DEPOSITS

On March 10, 1995, the Corporation purchased certain assets and assumed the deposit account liabilities of a branch from the Resolution Trust Corporation. The deposit liabilities assumed amounted to $8,878,365 and assets received consisted primarily of cash amounting to $8,091,642. The fair value of liabilities assumed exceeded the fair value of tangible assets acquired by $771,980. This was allocated to core deposit premium and goodwill of $268,000 and $503,980, respectively.

NOTE 4. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:

                                                                                    DECEMBER 31, 1997
                                                         ---------------------------------------------------------------------------
                                                                                    GROSS UNREALIZED
                                                          AMORTIZED           --------------------------------            CARRYING
                                                             COST               GAINS                LOSSES                 VALUE
                                                         ---------------------------------------------------------------------------
U.S. Treasury:
  Within one year .....................................  $   752,000          $      --            $      --            $   752,000
  After one but within five years .....................    2,209,000               16,000                 --              2,225,000
                                                         ---------------------------------------------------------------------------
                                                           2,961,000               16,000                 --              2,977,000
                                                         ---------------------------------------------------------------------------
U.S. Government agencies:
  Within one year .....................................      550,000                 --                  2,000              548,000
  After one but within five years .....................      650,000                 --                   --                650,000
  After five years ....................................      251,000                5,000                 --                256,000
                                                         ---------------------------------------------------------------------------
                                                           1,451,000                5,000                2,000            1,454,000
                                                         ---------------------------------------------------------------------------
Obligations of state and political subdivisions:
  After five years ....................................      272,000                3,000                 --                275,000
Mortgage-backed securities:
  After one but within five years .....................      319,000                2,000                 --                321,000
  After five years ....................................    5,948,000               95,000               23,000            6,020,000
                                                         ---------------------------------------------------------------------------
                                                           6,267,000               97,000               23,000            6,341,000
                                                         ---------------------------------------------------------------------------
                                                         $10,951,000          $   121,000          $    25,000          $11,047,000
                                                         ==========================================================================



                                                                                    DECEMBER 31, 1996
                                                         ---------------------------------------------------------------------------
                                                                                    GROSS UNREALIZED
                                                          AMORTIZED           --------------------------------            CARRYING
                                                             COST               GAINS                LOSSES                 VALUE
                                                         ---------------------------------------------------------------------------
U.S. Treasury:
  Within one year .....................................  $ 1,118,000          $     3,000          $      --            $ 1,121,000
  After one but within five years .....................    2,465,000                4,000                4,000            2,465,000
                                                         ---------------------------------------------------------------------------
                                                           3,583,000                7,000                4,000            3,586,000
                                                         ---------------------------------------------------------------------------
U.S. Government agencies:
  Within one year .....................................      250,000                 --                   --                250,000
  After one but within five years .....................      550,000                 --                  7,000              543,000
  After five years ....................................      252,000                4,000                 --                256,000
                                                         ---------------------------------------------------------------------------
                                                           1,052,000                4,000                7,000            1,049,000
                                                         ---------------------------------------------------------------------------
Obligations of state and political subdivisions:
  After five years ....................................      274,000                 --                  6,000              268,000
Mortgage-backed securities:
  Within one year .....................................       17,000                 --                   --                 17,000
  After one but within five years .....................      156,000                3,000                 --                159,000
  After five years ....................................    6,319,000               73,000               37,000            6,355,000
                                                         ---------------------------------------------------------------------------
                                                           6,492,000               76,000               37,000            6,531,000
                                                         ---------------------------------------------------------------------------
                                                         $11,401,000          $    87,000           $   54,000          $11,434,000
                                                         ==========================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

No cash proceeds were realized from sales or calls of securities available for sale for the years ended December 31, 1997 and 1996. Cash proceeds from sales and calls of securities available for sale amounted to $3,161,000 for the year ended December 31, 1995. No gains or losses were realized on sales and calls during 1997 and 1996, while gross gains of $10,000 and gross losses of $20,000 were realized on sales and calls during 1995.

There were no securities available for sale pledged to secure public deposits at December 31, 1997. The carrying value of securities pledged to secure public deposits approximated $100,000 at December 31, 1996. See Note 10 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 5. SECURITIES HELD TO MATURITY
The following is a summary of the contractual maturities of securities held to maturity:

                                                                                    DECEMBER 31, 1997
                                                         ---------------------------------------------------------------------------
                                                                                    GROSS UNREALIZED
                                                           CARRYING            --------------------------------           ESTIMATED
                                                            VALUE               GAINS                LOSSES               FAIR VALUE
                                                         ---------------------------------------------------------------------------
U.S. Treasury:
  Within one year .....................................  $   1,498,000        $    --              $    --              $  1,498,000
  After one but within five years .....................        450,000            5,000                 --                   455,000
                                                         ---------------------------------------------------------------------------
                                                             1,948,000            5,000                 --                 1,953,000
                                                         ---------------------------------------------------------------------------
U.S. Government agencies:
  After one but within five years .....................      4,912,000           12,000                7,000               4,917,000
  After five years ....................................      2,824,000           36,000                 --                 2,860,000
                                                         ---------------------------------------------------------------------------
                                                             7,736,000           48,000                7,000               7,777,000
                                                         ---------------------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .....................................      3,491,000           22,000                1,000               3,512,000
  After one but within five years .....................      3,936,000           88,000                 --                 4,024,000
  After five years ....................................      1,052,000           22,000                 --                 1,074,000
                                                         ---------------------------------------------------------------------------
                                                             8,479,000          132,000                1,000               8,610,000
                                                         ---------------------------------------------------------------------------
Mortgage-backed securities:
  After five years ....................................      2,119,000           76,000                 --                 2,195,000
                                                         ---------------------------------------------------------------------------
                                                         $  20,282,000        $ 261,000            $   8,000            $ 20,535,000
                                                         ===========================================================================


                                                                                    DECEMBER 31, 1996
                                                         ---------------------------------------------------------------------------
                                                                                    GROSS UNREALIZED
                                                           CARRYING            --------------------------------           ESTIMATED
                                                            VALUE               GAINS                LOSSES               FAIR VALUE
                                                         ---------------------------------------------------------------------------
U.S. Treasury:
  Within one year .....................................  $     250,000        $    1,000           $     --             $    251,000
  After one but within five years .....................      1,943,000             2,000                2,000              1,943,000
                                                         ---------------------------------------------------------------------------
                                                             2,193,000             3,000                2,000              2,194,000
                                                         ---------------------------------------------------------------------------
U.S. Government agencies:
  Within one year .....................................        750,000              --                  3,000                747,000
  After one but within five years .....................      2,557,000            10,000               10,000              2,557,000
  After five years ....................................      3,050,000            14,000               18,000              3,046,000
                                                         ---------------------------------------------------------------------------
                                                             6,357,000            24,000               31,000              6,350,000
                                                         ---------------------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .....................................      1,801,000            15,000                 --                1,816,000
  After one but within five years .....................      7,129,000           133,000               16,000              7,246,000
                                                         ---------------------------------------------------------------------------
                                                             8,930,000           148,000               16,000              9,062,000
                                                         ---------------------------------------------------------------------------
Mortgage-backed securities:
  After five years ....................................      2,523,000            68,000                1,000              2,590,000
                                                         ---------------------------------------------------------------------------
                                                         $  20,003,000        $  243,000            $  50,000           $ 20,196,000
                                                         ===========================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds from calls of securities held to maturity amounted to $675,000, $1,235,000 and $500,000 for the years ended December 31, 1997, 1996 and 1995, respectively. No gains or losses were realized on sales and calls during the years ended December 31, 1997 and 1995. Gross gains totaling $2,000 and gross losses totaling $6,000 were realized on calls during the year ended December 31, 1996.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits approximated $700,000 at December 31, 1997. The carrying value of securities pledged to secure treasury tax and loan deposits approximated $495,000 at December 31, 1996. See also Note 10 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 6. LOANS

The loan portfolio consisted of the following:

                                                       DECEMBER 31,
                                           ------------------------------------
                                                1997                  1996
                                           ------------------------------------
Mortgage:
 Residential ............................  $  20,305,000           $ 15,257,000
 Commercial .............................     35,035,000             26,797,000
Commercial ..............................     17,826,000             17,403,000
Equity ..................................      3,551,000              3,838,000
Installment .............................     23,659,000             18,892,000
Other ...................................        414,000                136,000
                                           ------------------------------------
   Total loans ..........................    100,790,000             82,323,000
                                           ------------------------------------
Less: Deferred loan fees ................        123,000                122,000
   Allowance for loan losses ............      1,462,000              1,353,000
                                           ------------------------------------
                                               1,585,000              1,475,000
                                           ------------------------------------
Loans, net ..............................  $  99,205,000            $80,848,000
                                           ====================================

At December 31, 1997, 1996 and 1995, loans serviced by the Corporation for the benefit of others totaled approximately $4,774,000, $2,802,000 and $2,349,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                                            DECEMBER 31,
                                                  -----------------------------------------------------------------
                                                      1997                    1996                   1995
                                                  -----------------------------------------------------------------
Balance, beginning ............................   $   1,353,000             $ 1,177,000                 $ 1,088,000
Provision charged to operations ...............         120,000                 155,000                     150,000
Recoveries of loans charged off ...............           8,000                  33,000                          --
Loans charged off .............................         (19,000)                (12,000)                    (61,000)
                                                  -----------------------------------------------------------------
Balance, ending ...............................   $   1,462,000             $ 1,353,000                 $ 1,177,000
                                                  =================================================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 1997 and 1996, these loans aggregated approximately $1,370,000 and 1,720,000, respectively. During the year ended December 31, 1997, new loans totaling $505,000 were granted and repayments totaled approximately $855,000. The loans, at December 31, 1997, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

NOTE 7. NONPERFORMING ASSETS

Nonperforming assets include the following:
                                                             DECEMBER 31,
                                                     --------------------------
                                                        1997           1996
                                                     --------------------------
Nonaccrual loans ..................................  $  40,000      $    95,000
Loans past due ninety days or more and accruing ...      4,000          550,000
Restructured loans ................................    652,000          261,000
                                                     --------------------------
  Total nonperforming loans .......................    696,000          906,000
Other real estate owned ...........................    269,000          269,000
Less allowance for other real estate owned ........     40,000           40,000
                                                     --------------------------
                                                       229,000          229,000
                                                     --------------------------
Total nonperforming assets ........................  $ 925,000      $ 1,135,000
                                                     ==========================

The following information is presented for assets classified as nonaccrual and restructured:

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1997         1996          1995
                                                            -----------------------------------
Income that would have been recorded under
  contractual terms ......................................  $ 76,000     $ 39,000      $ 44,000
Less interest income received ............................    67,000       25,000        31,000
                                                            -----------------------------------
Lost income on nonperforming assets at year end ..........  $  9,000     $ 14,000      $ 13,000
                                                            ===================================

The activity in the allowance for other real estate owned in 1996 and 1995 consisted of a provision of $20,000 in each year.

Impaired loans consisted of the following:

                                                              DECEMBER 31,
                                                         -----------------------
                                                           1997          1996
                                                         -----------------------
Impaired Loans
  With related allowance for loan loss                   $ 40,000      $ 645,000
  Without related allowance for loan loss                   4,000             --
                                                         -----------------------
Total impaired loans                                     $ 44,000      $ 645,000
                                                         =======================
Related allowance for possible credit losses             $ 40,000      $ 162,000
                                                         =======================
Average investment in impaired loans                     $ 37,000      $ 665,000
                                                         =======================
Interest recognized on impaired loans                    $  1,000      $  59,000
                                                         =======================

NOTE 8.  PREMISES AND EQUIPMENT, NET

                                                              DECEMBER 31,
                                                      --------------------------
                                                         1997           1996
                                                      --------------------------
Land ...............................................  $  576,000     $   576,000
Buildings and improvements .........................   1,433,000       1,418,000
Leasehold improvements .............................     380,000         213,000
Furniture, fixtures and equipment ..................   1,698,000       1,158,000
                                                      --------------------------
                                                       4,087,000       3,365,000
Less accumulated depreciation and amortization .....   1,363,000       1,059,000
                                                      --------------------------
Total premises & equipment, net ....................  $2,724,000      $2,306,000
                                                      ==========================
NOTE 9.  DEPOSITS

                                                              DECEMBER 31, 1997                            DECEMBER 31, 1996
                                                     -------------------------------------------------------------------------
                                                     WEIGHTED                                       WEIGHTED
                                                      AVERAGE                                        AVERAGE
                                                       RATE                AMOUNT                      RATE           AMOUNT
                                                     -------------------------------------------------------------------------
Noninterest-bearing demand .......................        0%            $ 29,428,000                      0%      $ 25,136,000
                                                     -------------------------------------------------------------------------
NOW accounts .....................................     2.00%              16,054,000                   2.00%        13,538,000
Money market accounts ............................     4.13%              21,973,000                   2.33%        10,454,000
                                                     -------------------------------------------------------------------------
  Total interest-bearing demand ..................     3.23%              38,027,000                   2.14%        23,992,000

Statement savings and clubs ......................     2.25%              18,539,000                   2.25%        19,126,000
Business savings .................................     2.25%               1,879,000                   2.25%         1,759,000
                                                     -------------------------------------------------------------------------
  Total savings ..................................     2.25%              20,418,000                   2.25%        20,885,000

IRA investment and variable rate savings .........     5.50%               9,399,000                   5.66%         8,389,000
Money market certificates ........................     5.45%              38,943,000                   5.36%        37,423,000
                                                     -------------------------------------------------------------------------
  Total certificates of deposit ..................     5.46%              48,342,000                   5.41%        45,812,000
                                                     -------------------------------------------------------------------------
Total interest-bearing deposits ..................     4.05%             106,787,000                   3.82%        90,689,000
                                                     -------------------------------------------------------------------------
Total deposits ...................................     3.18%            $136,215,000                   2.99%      $115,825,000
                                                     =========================================================================

Certificates of deposit with balances of $100,000 or more at December 31, 1997 and 1996, totaled approximately $6,411,000 and $6,443,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $316,000, $174,000 and $163,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                        DECEMBER 31,
                                             -----------------------------------
                                                1997                    1996
                                             -----------------------------------
One year or less .........................   $25,635,000             $23,700,000
After one to three years .................    21,164,000              18,629,000
After three years ........................     1,543,000               3,483,000
                                             -----------------------------------
                                             $48,342,000             $45,812,000
                                             ===================================

NOTE 10.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 1997, 1996 and 1995, securities sold under agreements to repurchase were collateralized byU. S. Treasury securities having a carrying value of approximately $2,208,000, $2,216,000 and $2,486,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                                                    DECEMBER 31,
                                                            ---------------------------------------------------------------
                                                              1997                     1996                        1995
                                                            ---------------------------------------------------------------
Balance ..................................................  $   533,000             $ 1,711,000                 $ 1,650,000
Weighted average interest rate ...........................         5.45%                   4.67%                       4.67%
Average length of maturity ...............................     365 days             14-365 days                 60-367 days
Maximum amount outstanding at any month end during
 the year ................................................  $ 3,553,000             $ 2,398,000                 $ 1,844,000
Average amount outstanding during the year ...............  $ 1,569,000             $ 1,695,000                 $ 1,627,000
Average interest rate during the year ....................         5.10%                   4.63%                       4.84%

NOTE 11. REGULATORY CAPITAL REQUIREMENTS

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Corporation has had substantially similar capital regulations promulgated by the Board of Governors of the Federal Reserve System.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1997, the Bank and the Corporation have met all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:

                                                                                                 FDIC REQUIREMENTS
                                                                              ------------------------------------------------------
                                                                                  MINIMUM CAPITAL                 FOR CLASSIFICATION
                                                  BANK ACTUAL                        ADEQUACY                    AS WELL CAPITALIZED
                                           ------------------------           -----------------------            -------------------
                                            AMOUNT           RATIO             AMOUNT           RATIO             AMOUNT      RATIO
                                           ------------------------           -----------------------            -------------------
DECEMBER 31, 1997
Leverage (Tier 1) capital ..............   11,308,000         7.73%           5,850,000         4.00%            7,313,000     5.00%
Risk-based capital:
 Tier 1 ................................   11,308,000        11.38%           3,973,000         4.00%            5,960,000     6.00%
 Total .................................   12,552,000        12.64%           7,947,000         8.00%            9,934,000    10.00%

DECEMBER 31, 1996
Leverage (Tier 1) capital ..............    9,791,000         7.80%           5,023,000         4.00%            6,279,000     5.00%
Risk-based capital:
 Tier 1 ................................    9,791,000        12.40%           3,158,000         4.00%            4,736,000     6.00%
 Total .................................   10,777,000        13.65%           6,315,000         8.00%            7,894,000    10.00%

NOTE 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $101,000, $95,000 and $83,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $24,000, $23,000 and $22,000, respectively.

During 1995, the shareholders approved an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 10% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. The Corporation implemented this plan during 1996 with payroll deductions beginning July 1, 1996. Total stock purchases amounted to 796 shares during 1997.

NOTE 13. STOCK-BASED COMPENSATION

At December 31, 1997, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for Non-employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation granted 985 shares during 1997.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 1,038 shares during 1997.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 45,000 shares of common stock for issuance. During 1997, 12,000 options were granted. The options were issued with an exercise price of $18.50 which represented market price at date of grant. Options are exercisable starting one year from the date of the grant and expire ten years from the date of grant. No options were available for exercise during 1997.

The Stock Option Plan for Non-employee Directors has also reserved 45,000 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 4,090 shares of common stock . No option may be exercised more than ten years after the date of its grant. The options were issued with an exercise price of $17.58, 95% of the fair market value on the date the options were granted. As a result of the discount, $38,000 was charged to noninterest expense for 1997. No options were exercised during 1997.

The Corporation applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below. There were no options granted in 1996 and 1995:

                                                                       1997                    1996                    1995
                                                                  ----------------------------------------------------------------
NET INCOME:
 As reported ...................................................  $  1,463,000             $ 1,317,000                 $ 1,144,000
 Pro forma .....................................................     1,325,000               1,317,000                   1,144,000

EARNINGS PER SHARE:
 Basic earnings per share ......................................  $       1.58             $      1.44                 $      1.26
 Diluted earnings per share ....................................          1.57                    1.44                        1.26
 Pro forma basic earnings per share ............................          1.43                    1.44                        1.26
 Pro forma diluted earnings per share ..........................          1.42                    1.44                        1.26
Weighted average fair value of options granted during year .....  $       5.06             $        --                 $        --

The fair value of options granted for employees is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for 1997: dividend yield of 1.15%; expected volatility of 14.1%; risk-free interest rates of 6.64%; and expected lives of 7 years. The fair value at grant date for the Employee Stock Options was $5.78. The fair value of options granted for non-employee directors used the following assumptions for 1997: dividend yield of 1.15%; expected volatility of 14.1%; risk-free interest rates of 6.01%; and expected lives of 5 years. The fair value at the grant date for these options was $4.85.

NOTE 14. EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 1997, 1996 and 1995:

                                                                                   1997                1996             1995
                                                                                -----------------------------------------------
Net income ..................................................................   $1,463,000          $1,317,000       $1,144,000
                                                                                -----------------------------------------------
Income available to common stockholders, basic and diluted ..................    1,463,000           1,317,000        1,144,000
                                                                                ===============================================
Weighted average common shares outstanding--basic ...........................      926,369             915,754          905,250
Effect of dilutive securities--stock options ................................        3,275                  --               --
                                                                                -----------------------------------------------
Weighted average common shares outstanding--diluted .........................      929,644             915,754          905,250
                                                                                ===============================================

NOTE 15. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                               1997         1996         1995
                                             ----------------------------------
Current tax expense:
 Federal ................................    $ 556,00    $ 564,000    $ 463,000
 State ..................................     147,000      136,000       99,000
                                             ----------------------------------
                                              703,000      700,000      562,000
Deferred tax benefit:
 Federal ................................     (90,000)    (104,000)       2,000
 State ..................................     (16,000)     (28,000)     (93,000)
                                             ----------------------------------
                                             (106,000)    (132,000)     (91,000)
                                             ----------------------------------
                                            $ 597,000    $ 568,000    $ 471,000
                                            ===================================

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                             YEARS ENDED DECEMBER 31,
                                                       -----------------------------------
                                                          1997        1996         1995
                                                       -----------------------------------
Federal income tax .................................   $ 646,000    $ 641,000    $ 549,000
Add (deduct) effect of:
State income taxes, net of federal income tax effect      87,000       71,000        4,000
 Nontaxable interest income ........................    (151,000)    (142,000)     (97,000)
 Other items, net ..................................      15,000       (2,000)      15,000
                                                       -----------------------------------
Effective federal income taxes .....................   $ 597,000    $ 568,000    $ 471,000
                                                       ===================================

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------------------
Deferred tax assets:
 Allowance for loan losses ...........................     $584,000     $507,000
 Allowance for losses on investments .................        6,000       13,000
 Allowance for OREO losses ...........................       16,000        8,000
 Core deposit intangible amortization ................       20,000       12,000
 Nonaccrual loan interest ............................       14,000       25,000
 Unrealized loss on securities available for sale ....         --         11,000
 Other ...............................................       15,000         --
                                                           ---------------------
                                                            655,000      576,000
                                                           ---------------------
Deferred tax liabilities:
 Depreciation ........................................        2,000       20,000
 Unrealized gain on securities available for sale ....      215,000         --
 Deferred state tax ..................................        2,000         --
                                                           ---------------------
                                                            219,000       20,000
                                                           ---------------------
Net deferred tax assets ..............................     $436,000     $556,000
                                                           =====================

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

NOTE 16. COMMITMENTS AND CONTINGENCIES

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1997, the Corporation had mortgage commitments to extend credit aggregating approximately $435,000 at fixed rates averaging 7.24% and $305,000 floating rate loans. Of these loans, $190,000 fixed and $305,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $768,000 were extended with floating rates currently averaging 8.99% and $2.7 million were extended at fixed interest rates averaging 8.71%. All commitments were due to expire within approximately 90 days.

At December 31, 1996, the Corporation had mortgage commitments to extend credit aggregating approximately $338,000 at fixed interest rates averaging 7.63% and $1.0 million floating rate loans. Of the $1.0 million floating rate loans, $478,000 had been committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $2.9 million were extended with floating interest rates currently averaging 9.15% and $796,000 were extended at fixed interest rates averaging 8.44%.

Additionally, at December 31, 1997, the Corporation was committed for approximately $15.2 million of unused lines of credit, consisting of $5.8 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $1.9 million relating to credit cards, and $7.5 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $270,000 and $33,000, respectively at December 31, 1997, all of which expire within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee payment or performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation obtains collateral supporting those commitments for which collateral is deemed necessary. Rentals under long-term operating leases for branch offices amounted to approximately $79,000 and $46,000 and $43,000 during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the minimum rental commitments on the noncancellable leases is as follows:

               YEAR ENDING                         MINIMUM
               DECEMBER 31                          RENT
               -----------                        --------
                  1998                            $133,000
                  1999                             118,000
                  2000                              87,000
                  2001                              88,000
                  2002                              67,000
               Thereafter                          301,000
                                                  --------
                                                  $794,000
                                                  ========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 17. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 1997, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS No. 107) "Disclosures About Fair Value of Financial Instruments," requires that the Corporation disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.

                                                     DECEMBER 31,
                                   ---------------------------------------------
                                            1997                    1996
                                   ---------------------   ---------------------
                                   CARRYING    ESTIMATED   CARRYING    ESTIMATED
                                    AMOUNT    FAIR VALUE    AMOUNT       FAIR
                                   ---------------------   ---------------------
VALUE
Financial assets
 Cash and cash equivalents ....... $ 12,672    $ 12,672    $ 10,955    $ 10,955
 Securities available for sale ...   11,047      11,047      11,434      11,434
 Securities held to maturity .....   20,282      20,535      20,003      20,196
 FHLB-NY stock ...................      510         510         451         451
 Net loans .......................   99,205      99,512      80,848      78,519
 Mortgage loans held for sale ....      756         756         237         237
Financial liabilities:
 Deposits ........................  136,215     136,513     115,825     116,245
 Securities sold under
agreements to repurchase .........      533         533       1,711       1,711

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

NET LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential and commercial mortgages, commercial and other installment. The fair value of loans is estimated by discounting cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans.

MORTGAGE LOANS HELD FOR SALE

Loans in this category have been committed for sale to investors at the current carrying amount.

DEPOSITS

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1997. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying value approximates fair value due to the relatively short time before maturity.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 1997 and 1996 were not material.

LIMITATIONS

The preceding fair value estimates were made at December 31, 1997 and 1996, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 1997 and 1996, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 19. PARENT COMPANY ONLY

The Corporation, formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 1997 and 1996 are presented below:

CONDENSED STATEMENTS OF FINANCIAL CONDITION           YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                       1997            1996
                                                   ----------------------------
  ASSETS
  Cash and due from bank ......................... $     20,000     $     7,000
  Investment in subsidiary .......................   11,896,000      10,399,000
                                                   ----------------------------
  Total assets ................................... $ 11,916,000     $10,406,000
                                                   ============================
   LIABILITIES AND STOCKHOLDERS' EQUITY
  Other liabilities .............................. $    (10,000)    $    (1,000)
  Stockholders' equity ...........................   11,926,000      10,407,000
                                                   ----------------------------
     Total liabilities and Stockholders' equity .. $ 11,916,000     $10,406,000
                                                   ============================


CONDENSED STATEMENTS OF INCOME                         YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                        1997          1996
                                                   ----------------------------
  Dividend income ................................ $     83,000     $    10,000
  Other income ...................................        1,000              --
  Other expenses .................................      (99,000)         (3,000)
                                                   ----------------------------
  Income before income tax benefit and
    before undistributed earnings of subsidiary ..      (15,000)          7,000
  Income Tax benefit .............................      (20,000)         (1,000)
                                                   ----------------------------
  Net income before undistributed
    earnings of subsidiary .......................        5,000           8,000
  Equity in undistributed earnings
    of subsidiary ................................    1,458,000       1,309,000
                                                   ----------------------------
  Net income ..................................... $  1,463,000     $ 1,317,000
                                                   ============================


CONDENSED STATEMENTS OF CASH FLOWS                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                        1997           1996
                                                   ----------------------------
   Cash flows from operating activities:
     Net income                                    $  1,463,000     $(1,317,700)
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Equity in undistributed earnings
           of subsidiary                             (1,458,000)     (1,309,000)
         Issuance of stock options                       38,000              --
         Decrease in other liabilities                   (9,000)         (1,000)
                                                   ----------------------------
             Net cash provided by operating
               activities                                34,000           7,000
   Cash flows from financing activities:
     Cash dividends paid on common stock               (221,000)             --
     Common stock issued under stock plans              200,000              --
                                                   ----------------------------
                                                        (21,000)             --

   Net increase in cash and cash equivalents             13,000           7,000
   Cash and cash equivalentsCbeginning                    7,000              --
                                                   ----------------------------
   Cash and cash equivalentsCending                $     20,000     $     7,000
                                                   ============================

NOTE 20. RECENT ACCOUNTING PRONOUNCEMENTS

The Statement of Financial Accounting Standard No. 130 (SFAS No. 130), "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded in equity, such as unrealized gains or losses on securities available for sale. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Comparative financial statements for earlier periods are required to be reclassified to reflect application of the provisions of SFAS No. 130. The adoption of this standard will not have a material effect on the Corporation's financial statement presentation.

NOTE 21. QUARTERLY FINANCIAL DATA

The following table contains quarterly financial data for the years ended December 31, 1997 and 1996 (dollars in thousands, except per share data).

                                                                       FIRST    SECOND      THIRD      FOURTH
                                                                      QUARTER   QUARTER    QUARTER     QUARTER     TOTAL
                                                                     -----------------------------------------------------
YEAR ENDED DECEMBER 31, 1997:
Interest income ...................................................  $  2,361   $  2,502   $  2,631   $  2,761   $  10,255
Interest expense ..................................................       859        914        983      1,048       3,804
                                                                     -----------------------------------------------------
 Net interest income before provision for loan losses .............     1,502      1,588      1,648      1,713       6,451
Provision for loan losses .........................................        30         30         30         30         120
                                                                     -----------------------------------------------------
 Net interest income after provision for loan losses ..............     1,472      1,558      1,618      1,683       6,331
Noninterest income ................................................       168        195        184        206         753
Noninterest expense ...............................................     1,160      1,259      1,288      1,317       5,024
                                                                     -----------------------------------------------------
 Net income before income tax expense .............................       480        494        514        572       2,060
Federal and state income tax expense ..............................       143        148        122        184         597
                                                                     -----------------------------------------------------
Net income ........................................................  $    337   $    346   $    392   $    388   $   1,463
                                                                     =====================================================
Basic earnings per share ..........................................  $   0.37   $   0.37   $   0.42   $   0.42   $    1.58
                                                                     =====================================================
Diluted earnings per share ........................................  $   0.37   $   0.37   $   0.42   $   0.41   $    1.57
                                                                     =====================================================

YEAR ENDED DECEMBER 31, 1996:
Interest income ...................................................  $  2,153   $  2,216   $  2,313   $  2,371   $   9,053
Interest expense ..................................................       789        826        860        875       3,350
                                                                     -----------------------------------------------------
 Net interest income before provision for loan losses .............     1,364      1,390      1,453      1,496       5,703
Provision for loan losses .........................................        30         50         30         45         155
                                                                     -----------------------------------------------------
 Net interest income after provision for loan losses ..............     1,334      1,340      1,423      1,451       5,548
Noninterest income ................................................       146        178        183        157         664
Noninterest expense ...............................................     1,015      1,079      1,136      1,097       4,327
                                                                     -----------------------------------------------------
 Net income before income tax expense .............................       465        439        470        511       1,885
Federal and state income tax expense ..............................       155        133        136        144         568
                                                                     -----------------------------------------------------
Net income ........................................................  $    310    $   306   $    334    $   367   $   1,317
                                                                     =====================================================
Basic earnings per share ..........................................  $   0.34    $  0.33   $   0.37    $  0.40   $    1.44
                                                                     =====================================================
Diluted earnings per share ........................................  $   0.34    $  0.33   $   0.37    $  0.40   $    1.44
                                                                     =====================================================

Our Branch Locations
Call: (201)444-7100
HEADQUARTERS:
MIDLAND PARK
630 Godwin Avenue
Raymond J. Santhouse
Branch Manager & Assistant Vice President
Dennis R. Murley
Assistant Branch Manager & Assistant Vice President


HAWTHORNE
386 Lafayette Avenue
David Van Lenten
Branch Manager & Assistant Vice President
Alma M. Baxter
Assistant Branch Manager & Assistant Secretary

RIDGEWOOD
190 Franklin Avenue
John G. Kiernan
Branch Manager & Assistant Secretary

WALDWICK
30 Franklin Turnpike
Kristine Rasile
Branch Manager & Assistant Secretary

WAYNE
87 Berdan Avenue
Robert A. Giannetti
Branch Manager & Assistant Secretary