Form 10KSB, Exhibit 13
period 1998-12-31
STEWARDSHIP FINANCIAL CORP
filed 1999-03-31
CIK 1023860

[LOGO]

                       STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY




                                    [PHOTO]



                               Annual Report 1998

--------------------------------------------------------------------------------


[GRAPHIC]


Stewardship Financial Corporation, is the holding company for Atlantic Stewardship Bank, a full-service, independent commercial bank, established in 1985. The bank is dedicated to meeting the financial needs of businesses and residents in northern New Jersey. This commitment is evidenced by our reputation for offering superior customer service while keeping pace with current technological standards in all phases of operations. We appreciate the value of all our customers and accept our responsibility to treat each one fairly and respectfully.

The bank employs a sound investment strategy to safeguard assets, provide adequate capital growth and recognize Shareholders with a proper return. To carry our success into the next century, we continue to devote the resources needed to advance and expand our line of products and services.

In addition to our obligation to our clients and Shareholders, we recognize our responsibilities as an employer. The bank provides a supportive, professional environment for our associates, in which they are encouraged to work together as a team as well as develop their individual talents and are recognized for their accomplishments.

In accordance with our bank charter, we are pleased to tithe or share ten percent of our pre-tax profits with Christian and local charities.



Table of Contents

Financial Highlights .....................................................   2-3
With Gratitude ...........................................................     4
Board of Directors .......................................................     5
Shareholders' Message ....................................................   6-7
Our Tithing Program ......................................................   8-9
Lending Products .........................................................    10
B.e.a.c.h. Committee .....................................................    11
Bank Officers ............................................................    11
Shareholder Information ..................................................    12
Selected Financial Data ..................................................    13
Management's Discussion and Analysis of Financial Condition
  and results of operations .............................................. 14-28
Independent Auditor's Report .............................................    29
Consolidated Statements of Financial Condition ...........................    30
Consolidated Statements of Income ........................................    31
Consolidated Statements of Changes in Stockholders' Equity ...............    32
Consolidated Statements of Cashflows .....................................    33
Notes to Consolidated Financial Statements ............................... 34-51

Financial Highlights
--------------------------------------------------------------------------------


                                                 1998       1997        % Change
                                              ---------------------------------
                                                     (Dollars in thousands,
                                                   except per share amounts)
For the Year Ended December 31
Net Income                                    $  1,647    $  1,463        12.6
Average Shares outstanding                         985         973         1.2
Per common share:
  Basic net income                                1.67        1.50        11.3
  Diluted net income                              1.65        1.50        10.0
Cash dividends declared                           0.27        0.23        17.4
Book value at year end                           13.68       12.19        12.2

Balance Sheet Data at December 31
Total assets                                   185,970     149,732        24.2
Deposits                                       170,721     136,215        25.3
Loans                                          123,163     100,790        22.2
Stockholders' equity                            13,549      11,926        13.6
Allowance for loan losses                        1,542       1,462         5.5

Consolidated Ratios
Return on average assets                          0.98%       1.07%       (8.4)
Return on average equity                         12.94%      13.12%       (1.4)
Tier 1 capital to average assets (leverage)       7.16%       7.75%       (7.6)
Tier 1 capital to risk-adjusted assets           10.62%      11.41%       (6.9)
Total capital to risk-adjusted assets            11.87%      12.67%       (6.3)



                          "As a result of contributions
                          like yours, the YMCA is more
                        fully able to provide essential
                         programs to help build strong
                         kids, strong families, strong
                      communities, as well as instill the
                        core values of caring, honesty,
                          respect and responsibility.

                        We are most appreciative of your
                        thoughtfulness and support, and
                          we invite you to stop by the
                          YMCA to see for yourself our
                        continuing mission of service."

                              Richard J. Claydon,
                            Chief Executive Officer

                                 Ridgewood YMCA
                                 Ridgewood, NJ





                                    [PHOTO]



Atlantic Stewardship Bank, subsidiary of the Stewardship Financial Corporation is known for its unique Tithing Program. The Discipleship House in Paterson, NJ is one example of the program's recipients. Pictured above, William Vander Eems, Director (left) and Alma Baxter, Assistant Secretary and Hawthorne Branch Manager, present a check to Reverend John Algera from Madison Avenue Christian Reformed Church of Paterson and Arthur Jackson, Director of the new Discipleship House. The newly refurbished house serves as a transition home for those who are re-establishing themselves in society.

--------------------------------------------------------------------------------






               [GRAPHICAL REPRESENTATION OF CHART--TOTAL ASSETS]


             [GRAPHICAL REPRESENTATION OF CHART--RETURN ON ASSETS]


         [GRAPHICAL REPRESENTATION OF CHART--TOTAL EARNINGS PER SHARE]


                   [GRAPHICAL REPRESENTATION OF CHART--TITHE]


             [GRAPHICAL REPRESENTATION OF CHART--RETURN ON EQUITY]


                [GRAPHICAL REPRESENTATION OF CHART--NET INCOME]

With Gratitude
--------------------------------------------------------------------------------





                                    [PHOTO]





                             Herman de Waal Malefyt


The Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank, were truly blessed to have had Herman de Waal Malefyt serve as a Director. Director de Waal Malefyt, who passed away in October, 1998, was an original organizer of the Atlantic Stewardship Bank. He served faithfully on several of the Board of Directors' Committees, including Audit, Human Resources, and Loan.

Director de Waal Malefyt and his family owned and operated Skyline Greenhouses, Inc. in Ramsey, New Jersey. He was active in his community, serving the Midland Park Christian Reformed Church, as well as sitting on boards for a number of charitable and school organizations.

Director de Waal Malefyt's thorough familiarity with the bank's market area, as well as his wisdom, insight, and compassion made him a trusted and valuable member of our Board. We are grateful to him for his vision and for helping to chart the course for the Atlantic Stewardship Bank and Stewardship Financial Corporation. He will be missed by the Board of Directors, bank associates and the community.

Board of Directors
--------------------------------------------------------------------------------
of Stewardship Financial Corporation and Atlantic Stewardship Bank




                                    [PHOTO]




OUR BOARD OF DIRECTORS

Arie Leegwater, Chairman
Owner, Arie Leegwater Associates

William M. Almroth
Retired

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


John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
President, The Turner Group

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Atlantic Stewardship Bank



OUR BUSINESS
DEVELOPMENT BOARDS

BERGEN BOARD

Samuel Braen
William Braunius
William R. Cook
Paul D. Heerema
Bartel Leegwater
Paul Ruitenberg
William Soodsma
Margaret Stanley
Samuel J. Steen
Kathryn Stiles
Russel Teschon, Esq.



PASSAIC/MORRIS BOARD

Donald De Bruin
Frederick Everett
Brian Hanse, Esq.
Garret Hoogerhyde
Ruth Kuiken
William Monaghan, Esq.
Ronald Steiginga
Charles Sybesma
Abe Van Wingerden
Ralph Wiegers


                           "On behalf of the Board of
                            Trustees, the staff and,
                              most importantly, our
                          'special' workers, I want to
                          sincerely thank the Atlantic
                            Stewardship Bank for its
                             generous donation from
                             the bank's 1998 Annual
                              Tithe. Your donation
                             and continued personal
                               commitment to the
                                Foundation are a
                             testimony to Atlantic
                             Stewardship Bank's care
                            for the less fortunate."

                                 Frank Brescia,
                               Executive Director

                         Foundation for the Handicapped
                                   Wayne, NJ

Message to the Shareholders
--------------------------------------------------------------------------------


Dear Shareholders and Friends:

The Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank experienced strong growth in earnings and assets this past year.

The consolidated earnings for 1998 were a record high of $1.6 million or $1.67 per share, compared to $1.5 million or $1.50 per share in 1997. This was an increase of 12.6% in income and 11.3% in earnings per share over the previous year. Diluted earnings per share were $1.65 in 1998 compared to $1.50 in 1997. The higher earnings are attributable to the solid gains in core consumer and commercial banking business. We experienced exceptionally heightened activity in our Residential Mortgage Department, which had a positive impact on earnings.

Cash dividends paid in the amount of $.27 per share were 17.4% higher than the $.23 paid per share during the previous year. The company also paid its first stock dividend on June 1, 1998 in the amount of 5%.

Shareholder's Equity grew to $13.5 million, representing a 13.4% increase over the $11.9 million reported a year earlier.

Stewardship Financial Corporation's total assets reached $186.0 million as of December 31, 1998, compared to $149.7 million on December 31, 1997, representing a 24.2% increase. The bank's total deposits were $170.7 million at year end--a 25.3% increase over the $136.2 million at year end 1997. The substantial increase in deposits was attributable to the popularity of our Premium Growth Account (PGA), which is a tiered money market account, as well as the deposit growth in our new branch markets in Waldwick and Ridgewood. Total loans, net of allowances for loan losses were $121.5 million as of December 31, 1998 for an increase of 22.5% over the $99.2 million reported a year earlier.

Business Development Boards

Our Business Development Board has always played an important role in strengthening our ties to the community. This past year, the original Business Development Board was divided into two, with several new members appointed. The Bank is pleased to now have a Bergen County Board and a Passaic/Morris County Board specializing in their respective markets. We are grateful to have such outstanding Board Members helping to promote the Bank's services in the community.

Phone Banking

We were pleased to introduce our Phone Banking service to customers this past year. Customers are now given the opportunity to access their accounts by telephone, twenty-four hours a day. The exclusive telephone line enables accountholders to complete all of their basic banking tasks such as account inquiries, balance transfers and loan payments from the convenience of their office or home.

Expanding Branch Network

We are excited to announce the development of a second branch in the Township of Wayne, NJ. The new branch will be located at 311 Valley Road in the Valley Brooke Shopping Center. This location will introduce our services to a new market in Wayne, where our community style of banking has been well received. The new branch is scheduled to open in April, 1999 and will offer full service banking, safe deposit boxes and an automatic teller machine.



                                     [PHOTO]






Paul Van Ostenbridge, President and Chief Executive Officer and Arie Leegwater, Chairman of the Board, assist with food packages delivered to Paterson, New Jersey residences through the Hispanic Multi Purpose Center of Paterson. The food program was coordinated by Anita Osorio and Maria Magda O'Keefe, Executive Director of the Center.




                              "Thank you for your
                          wonderful generosity during
                            1998. Every penny went to
                            finance Eva's Kitchen and
                          Sheltering Programs. Feeding
                          the hungry and sheltering the
                         homeless is our mission, and we
                           serve people of all faiths.

                        In helping me to help them, you
                        share in the spiritual merits of
                         Eva's Village in a special way.
                          Thank you and God bless you
                               for your kindness."

                             Reverend John Catoir,
                               Executive Director

                                 Eva's Village
                                  Paterson, NJ

--------------------------------------------------------------------------------


                          "Your most generous gift to
                            our Home was a profound
                         act of faith in action. I must
                         say, the Atlantic Stewardship
                           Bank really lends credence
                            to the policy of tithing.
                             Thank you for being an
                            outstanding example and
                            leader in the community.
                            The interest and concern
                          of friends like you is truly
                            a source of encouragement
                          for all of us who work here.
                               Your commitment is
                             exemplary of the faith
                              that binds all of us
                              together in Christ.
                              Be assured that your
                            contribution will be put
                               to good use in the
                            operations of our Home.
                               Blessings and good
                             health be with you and
                            the other good folks at
                              your bank in the days
                                and years ahead."

                                  Andrew Lee,
                             Executive Director/CEO

                               Holland Christian
                                   Home Assn.
                               North Haledon, NJ




Year 2000 Preparation

The Year 2000 presents businesses throughout the world with an unprecedented challenge due to certain computer restrictions. Fortunately, the banking industry began addressing the situation early on and is in the forefront of preparing for this event. Regulatory authorities have been closely reviewing each bank's progress to avoid potential processing delays. The Federal Deposit Insurance Corporation states that the Year 2000 issue will not affect customer's deposit insurance coverage.

The Atlantic Stewardship Bank began addressing Year 2000 concerns in 1997, when a special Technology Committee was established. The Committee has dedicated itself to addressing all computer-related limitations. The Bank's internal systems are being tested in addition to all related systems. As a result of the Year 2000 date change, a major investment in new computer hardware was made to support updated software systems.

The Technology Committee is confident it is on target to meet the technological challenges of the Year 2000.

Tithing

Thanks to our loyal Shareholders, dedicated Bank Associates, and an expanding customer base, we were able to increase our Tithing Program in 1998. The Bank is pleased to share 10% of our profits with Christian missions, health care facilities and schools. A total of $215,000 was distributed among these worthy organizations; a 14% increase over the previous year's giving. The Bank also offers strong support to local civic groups.

Bank Associates delivering the Tithe checks were able to see first-hand the dedicated and loving efforts of these fine Christians who work tirelessly as ambassadors of Christ. It has been a true blessing and a privilege to assist these organizations with their financial needs.

We offer our sincere thanks to our Shareholders for the continued support which enables us to help the community financially and share our profits with others. We would also like to acknowledge all of our Associates who worked together to make 1998 such a tremendous success.

We look forward to another productive year.

Very truly yours,



Arie Leegwater                         Paul Van Ostenbridge
Chairman of the Board of Directors     President and Chief Executive Officer

Giving Back: Tithing in 1998
--------------------------------------------------------------------------------



WE ARE PLEASED TO ASSIST THE FOLLOWING
CHARITIES THROUGH OUR 1998 TITHE DISTRIBUTION:

*  Africa Inland Mission
   American Red Cross, Bergen County Chapter
*  Bessie Green Community
*  Bethany Christian Services
*  Bethlehem Ministries
*  Calvary Temple School
*  Calvin College
*  Cary Christian Center, Inc.
*  Christian Health Care Center
*  Christian Reformed World Relief Committee
*  Christian School International Foundation
*  CLEAR
*  CUMAC-ECHO
*  Dawn Treader School
*  Discipleship House
*  Eastern Christian Children's Retreat
*  Eastern Christian School Association
*  Eastern Home Mission Board
*  Ebenezer Netherlands Reformed School
*  Elim Christian School
   Emergency Services of Ridgewood
*  Eva's Village
   Fellowship Homes, Wayne
*  Florence Christian Home
   Foundation for the Handicapped
*  Good Shepherd Mission
*  Goshen Christian School
*  Hawthorne Christian Academy
*  Holland Christian Home
   Homebound Pilots Foundation
   Kilbarchen Paterson Orphanage
*  Lord's Day Alliance
   Love Fund, Inc.
*  Luke Society
   Midland Park Ambulance Corps
*  Netherlands Reformed Christian School
   New Jersey Community Loan Fund
*  Operation Double Harvest/Haiti
*  Paterson Habitat for Humanity
*  Ridgewood YMCA
*  Ron Hutchcraft Ministries
*  Saint Anthony's School
*  Salvation Army
*  Siena Village
*  Star of Hope Ministries
*  Touch the World Ministries
   Valley Hospital
   Waldwick Ambulance Corps
   Wayne Memorial First Aid Squad
   William F. Mawhinney Ambulance Corps
*  Wyckoff Family YMCA




                                     [PHOTO]





Bank Chairman, Arie Leegwater (left) and Assistant Secretary, Louise Rohner (right), present a donation to representatives of the Midland Park Love Fund. The Love Fund is a special friend to those in need in the community.










              "Thank you very much for Atlantic Stewardship Bank's
            generous gift to Africa Inland Mission. We do appreciate
              your including our ministry in your tithing program.
                  AIM appreciates your leadership and the good
            service that ASB continues to give to our missionaries.
                              The Lord Bless You."

                               Ted Barnett, Ed.D,
                                 U.S. Director

                   Africa Inland Mission International, Inc.
                                Pearl River, NY




                                     [PHOTO]



John L. Steen, (center) Vice Chairman of the Bank's Board of Directors presents a new school bus to Eastern Christian School Association. Accepting the Tithe donation on behalf of the school are Superintendent Gil Kitchen and student James Rohner.

--------------------------------------------------------------------------------


IN ADDITION, THE BANK HAS PROVIDED SUPPORT
THROUGHOUT 1998 TO THE FOLLOWING ORGANIZATIONS:

*    Advent Charities
     Albert Payson Terhune Elementary School
     American Cancer Society Bergen County
     American Heart Association
     American Legion, Midland Park
*    Baptist Haiti Mission
     Bergen County Community Blood Services
     Bergen County Foster Care Parents Association
     Bergen County Housing Coalition
     Bergen Pines County Hospital
     Boy Scouts of America
     Boy Scouts of America--Passaic Valley Council
     Boys & Girls Club of Hawthorne
     Boys & Girls Club of Paterson
     Calvin Coolidge School
*    Calvin Theological Seminary
*    Cathedral Choir
     Center for Food Action
     Cerebral Palsy Center
*    Christian Homes for Children
*    Christian Overcomers
     Coleman School
     Community High School
     Community Learning Center of Wyckoff
     Computer Enabling Program
     Cooperative Nursery School of Ridgewood
*    Corner Closet
     Cystic Fibrosis
     Deborah Hospital
     Downtown for the Holidays, Ridgewood
*    Eastern Home Mission Board
     Emergency Services
     Forum School
     Foundation for Free Enterprise
     Free Public Library, Waldwick
     Friends of the Hermitage
     Friends of the Louis Bay 2nd Library
     Friends of the Midland Park Library
*    Friends of the Reformed Church Home
*    Friendship Ministries
     Friendship Pregnancy Center
*    Gideons International Passaic Valley Camp
*    Gideons International Ramapo Camp
     Girl Scout Council of Bergen County
*    Grace Counseling Ministries
     Hawthorne Baseball/Softball Association
     Hawthorne Caballeros
     Hawthorne Centennial Committee
     Hawthorne Chamber of Commerce
     Hawthorne Chamber Symphony
     Hawthorne Community Library Foundation
     Hawthorne Cubs
     Hawthorne Education Foundation
     Hawthorne Family Fun Day Picnic
     Hawthorne Girl Scouts
     Hawthorne High School
     Hawthorne Hurricanes
     Hawthorne PBA Local 200
     Hawthorne Rotary Club
     Hawthorne Special Rec
     Hawthorne Volunteer Fire Department
     Highland Community Association, Waldwick
*    Hispanic Multi-Purpose Center
     Ho-Ho-Kus Chamber of Commerce
     Hugh O'Brian Youth Foundation
*    Interchurch Softball League
     JFK Elementary School
     Julie A. Traphagen School
     Keith Van Hook Fund
     Kids Day America
     Lenni-Lenape Girl Scouts
     Leukemia Society of America, Inc.
*    Life Advocates
*    Little Sisters of the Poor
*    Metropolitan Youth for Christ
     Midland Park Baseball Association, Inc.
     Midland Park High School
     Midland Park/Ho-Ho-Kus PBA
     Midland Park Lions Club
     Midland Park PTA
     Midland Park Volunteer Fire Company
     Mohawk Athletic Club
     Muscular Dystrophy Association
*    New Jersey Family Policy Council
     Northeast Urban Church Planting
     North Jersey Chorus
     Opera in the Park, Ridgewood
*    Our Lady of the Consolation School
*    Our Lady of the Magnificat School
*    Our Lady of Mount Carmel School
     Paterson Chamber of Commerce
     Paterson Coalition for Housing, Inc.
     Pompton Falls Fire Department
     Prison Fellowship Ministries
*    Reformed Church Home
     Ridgewood Baseball Association
     Ridgewood Chamber of Commerce
     Ridgewood Emergency Services
     Ridgewood First Night/Fourth of July
     Ridgewood High School
     Ridgewood Historical Society
     Ridgewood PBA
     Ridgewood Public Library
     Ridgewood Public Education Foundation
     Ridgewood Rotary
*    St. Joseph's Home for the Elderly
*    St. Peter's Haven
     SHARE, Inc.
     Shelter Our Sisters
     Special Olympics
     Spectrum for Living Development, Inc.
     Stars Vocational
*    Strategic Prayer Command
*    Sunshine Christian Academy
     The Depot
*    The Fig Orchard
     Torpedoes Soccer Club
     Tri-County Chamber of Commerce
*    Unity Christian Reformed Church
       After-School Program
     Waldwick Education Foundation
     Waldwick Fire Department
     Waldwick High School Booster Club
     Waldwick High School & Home Association
     Waldwick PBA
     Wayne Adult Community Center, Inc.
     Wayne General Hospital
     Wayne Hills High School
     Wayne Library
     Wayne Little League
     Wayne Police Athletic League
     Wayne Township Public Schools
     Wayne Valley All School
     Wayne Valley Band Parents Association
     Wayne Volunteer Fire Company
     West Bergen Mental Health Clinic
*    Westminster Theological Seminary
*    World for Christ
*    Women Who Raise the Roof
     Wyckoff/Midland Park Rotary
     YM-YWHA of North Jersey
*    Youthnet Ministries

*    Denotes Christian Charity





                                     [PHOTO]



(left to right) Marina Rizzi, Assistant Branch Manager in Wayne, joins Robert Giannetti, Asst. Vice President and Wayne Branch Manager, in donating a gift from the Bank to Frank Brescia and Sylvia Motichka of The Foundation for the Handicapped of Wayne, NJ. The Foundation employs handicapped individuals to offer services to businesses in need of mail preparation or light assembly work.




                          "To a child without hope of
                          parents, to a couple praying
                          to become a family, we are--
                           you are--the instrument of
                            Jesus' love. Think of it:
                         Today, right now, a mother is
                            holding her baby because
                             you cared--and the only
                            tears she is shedding are
                                  tears of joy.

                          Your love has helped make a
                            family happen--and we are
                              so thankful that YOU
                                     CARED.

                              Nancy Dykstra-Powers
                                    Director

                               Bethany Christian
                                    Services
                                 Hawthorne, NJ

Lending Products
--------------------------------------------------------------------------------


The Bank offers a complete line of lending products to assist commercial customers and consumers. The Commercial Lending Division can assist businesses with Lines of Credit, Letters of Credit, Commercial Loans, Equipment Loans, Term Loans and Commercial Mortgages.

Customers can arrange financing in a variety of ways to meet their individual needs. We are pleased to offer Home Equity Loans, Home Equity Lines of Credit, Residential Mortgages, Automobile Loans, Installment Loans and Credit Cards at some of the lowest rates in the country.

In addition, Atlantic Stewardship introduced a new Construction Real Estate Lending Division in 1998. The division offers Construction Mortgages to both residential and commercial customers and has been well received in our local communities.

Our lending territory for these products is restricted to the section of Northern New Jersey surrounding the bank.



                                     [PHOTO]



Bernie Joustra, Vice President of Lending (right) discussing business strategies with Nick Verduin and Steven Verduin of Verduin Machinery Company, Inc., Paterson, New Jersey.



                                     [PHOTO]



David Van Lenten, Assistant Vice President in charge of Construction Lending
(left), with Suzanne and Richard Kucharski reviewing plans for their new home.


[LOGO]


                        "We gratefully acknowledge your
                          generous donation towards the
                         work of the Waldwick Volunteer
                         Ambulance Corps. It is with the
                          faithful support of concerned
                         people such as yourselves that
                           we are able to continue the
                        important work of helping people
                        in Waldwick. God Bless You All!"

                                Carmella Morey,
                                   Secretary

                               Waldwick Volunteer
                                Ambulance Corps
                                  Waldwick, NJ





                             "Your recent donation
                           will be used to expand the
                        programs we offer to our special
                        children and young adults. Such
                           thoughtfulness is greatly
                                 appreciated."

                             Steven Krapes, Ed.D.,
                                    Director

                                The Forum School
                                  Waldwick, NJ

Bank Officers
--------------------------------------------------------------------------------


Paul Van Ostenbridge
President and Chief Executive Officer

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

James S. Donado
Assistant Vice President

Robert A. Giannetti
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

Dennis R. Murley
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Richard D. Powers
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

David J. Van Lenten
Assistant Vice President

Alma M. Baxter
Assistant Secretary

Ellie King
Assistant Secretary

Kristine Rasile
Assistant Secretary

Louise H. Rohner
Assistant Secretary

David A. Struck
Assistant Secretary

Marie E. McCall
Assistant Treasurer

Jennifer Heller
Administrative Assistant

Leigh Knorr
Administrative Assistant

Grace Lobbregt
Administrative Assistant

Jean M. Schaver
Administrative Assistant



Our B.E.A.C.H. Committee
--------------------------------------------------------------------------------



                                     [PHOTO]




Mary Beth Steiginga and Jennifer Heller, chairperson of the B.E.A.C.H. Committee, help package food containers generously donated by customers to benefit several local food pantries.






Atlantic Stewardship Bank associates volunteer their own time to extend our policy of community investment beyond superb customer service and financial assistance. Since its inception, the bank's B.E.A.C.H. Committee (Bank Employees Assisting CHarities) has devoted countless hours and seemingly unlimited energy and enthusiasm to operate a number of programs to benefit our surrounding communities. Their enthusiasm often seems contagious as they enlist the support of fellow co-workers and customers for projects such as food drives and holiday gift collections; demonstrating again and again their commitment to the practice of "Stewardship."



                                     [PHOTO]



Jennifer Heller, Ellie King and Jean Schaver, members of the Bank's B.E.A.C.H. Committee, help prepare Christmas ornaments to be used as part of the Committee's Wish Tree Program. Customers helped by bringing in gifts for Bethlehem Ministries of Paterson and needy students at Monthaven School in New York.



                         "We are grateful for Atlantic
                            Stewardship Bank and its
                        unique policy of tithing. ...we
                              know you pray for our
                           ministry as well as giving
                          financially. Your prayers and
                         gifts are a reflection of God's
                         special love. We pray for your
                          success in banking. May the
                           Lord who loves us so much
                         bless all of you with the good
                           gifts He desires to give."

                                  Nell Hartog,
                              Assistant Treasurer

                                  The Florence
                                 Christian Home
                                    Wayne, NJ

Shareholder Information
--------------------------------------------------------------------------------


The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, New Jersey, on Tuesday, May 11, 1999, at 7:00 P.M. The Corporation had 695 shareholders of record on December 31, 1998.

Dividend Reinvestment Plan

A total of 529 shareholders currently participate in the Corporation's Shareholder Reinvestment Plan, representing 723,329 or 76 percent of all shares outstanding. Participants in the Plan reinvest dividends to purchase new shares of stock at 95 percent of the market value, based on the most recent trade. Shareholders interested in signing up for the Dividend Reinvestment Plan may request the Plan Membership Form from Corporate Services at (201)444-7100, extension 7118.

Dividend

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

Recent History of Dividends Paid

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 1999, a quarterly dividend to Shareholders of Record on January 15, 1999, in the amount of $0.09 per share. Future dividends will be paid in May, August, November and February, subject to Board approval.

November 2, 1998                   $.07
August 3, 1998                     $.07
June 1, 1998                       5% stock dividend
May 1, 1998                        $.07
February 2, 1998                   $.07
September 30, 1997                 $.11
March 28, 1997                     $.11

Dividends have been restated to reflect a two-for-one stock split completed in 1997 and the 5% stock dividend paid June 1, 1998.



                                     [PHOTO]



Richard Schuurman (right), of the Bank's Business Marketing Division, presents a Tithe donation to the Salvation Army. Major Fred Trask and Lorraine Walker were pleased to accept on behalf of their many volunteers.


                           "The Atlantic Stewardship
                        Bank's donation to Siena Village
                           at Wayne means a great deal
                       more to us than the generosity of
                         the amount. The idea that, in
                         these days of materialism and
                        self-seeking, a bank would base
                            its financial philosophy
                      on the idea that we should `use our
                       gifts to serve others' provides a
                            spiritual gift far more
                       valuable. We are forever grateful
                          to all of you for the quality
                       and quantity of both great gifts.

                              We believe that the
                          Atlantic Stewardship Bank--
                          whose generosity benefits us
                         and many other worthy endeavors
                          --more than merits whatever
                          support we can give; we love
                              to sing your praises.

                            Again, thank you and all
                               the members of your
                              organization for your
                            generous support of Siena
                        Village. We will continue to use
                          your generosity in ways best
                         calculated to administer God's
                          grace in its various forms."

                           Sister Alice Matthew, O.P.

                                 Siena Village,
                                   Wayne, NJ


                                        STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                                    CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                        DECEMBER 31,
                                                         -------------------------------------------------------------------------
                                                            1998            1997            1996            1995           1994
                                                         ---------       ---------       ---------       ---------       ---------
                                                                      (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
 Net interest income ...............................     $   7,495       $   6,451       $   5,703       $   5,203       $   4,597
 Provision for loan losses .........................          (200)           (120)           (155)           (150)           (295)
                                                         ---------       ---------       ---------       ---------       ---------
 Net interest income after provision for loan losses         7,295           6,331           5,548           5,053           4,302
 Noninterest income ................................         1,008             753             664             466             369
 Noninterest expense ...............................         5,858           5,024           4,327           3,904           3,187
                                                         ---------       ---------       ---------       ---------       ---------
 Income before income tax expense ..................         2,445           2,060           1,885           1,615           1,484
 Income tax expense ................................           798             597             568             471             482
                                                         ---------       ---------       ---------       ---------       ---------
 Net income ........................................     $   1,647       $   1,463       $   1,317       $   1,144       $   1,002
                                                         =========       =========       =========       =========       =========
COMMON SHARE DATA: (1)
 Basic net income ..................................     $    1.67       $    1.50       $    1.37       $    1.20       $    1.08
 Diluted net income ................................          1.65            1.50            1.37            1.20            1.08
 Cash dividends declared ...........................          0.27            0.23            0.20            0.17            0.14
 Book Value at year end ............................         13.68           12.19           10.77            9.56            8.29
 Average shares outstanding ........................           985             973             962             952             929
 Shares outstanding at year end ....................           990             978             967             956             945
 Dividend payout ratio .............................         16.70%          15.16%          14.56%          14.20%          13.17%

SELECTED CONSOLIDATED RATIOS:
 Return on average assets ..........................          0.98%           1.07%           1.10%           1.10%           1.13%
 Return on average stockholders' equity ............         12.94%          13.12%          13.55%          13.54%          13.51%
 Average stockholders' equity as
  a percentage of average total assets .............          7.55%           8.19%           8.12%           8.14%           8.39%
 Tier-I capital leverage (2) .......................          7.16%           7.75%           7.80%           7.57%           8.64%
 Tier-I risk based capital (3) .....................         10.62%          11.41%          12.40%          12.13%          13.79%
 Total risk based capital (3) ......................         11.87%          12.67%          13.65%          13.38%          15.04%
 Allowance for loan loss to year-end loans .........          1.25%           1.45%           1.64%           1.63%           1.79%
 Non-performing loans to year-end loans ............          0.45%           0.69%           1.10%           1.61%           1.32%

SELECTED YEAR-END BALANCES:
 Total assets ......................................     $ 185,970       $ 149,732       $ 128,621       $ 113,120       $  91,978
 Total loans, net of allowance for loan loss .......       121,508          99,205          80,848          70,976          59,490
 Total deposits ....................................       170,721         136,215         115,825         101,789          82,576
 Stockholders' equity ..............................        13,549          11,926          10,407           9,151           7,834

----------
(1) Common share data has been restated to reflect a 2 for 1 stock split completed in September, 1997, and a 5% stock dividend paid June 1, 1998.

(2)  As a percentage of average quarterly  assets.

(3)  As a percentage of total risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 1998, 1997 and 1996. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.


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

The Corporation has its main office located in Midland Park, Bergen County, New Jersey and operates four branches located in Ridgewood and Waldwick, Bergen County, New Jersey and Hawthorne and Wayne, Passaic County, New Jersey. The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio.


EARNINGS SUMMARY

The Corporation reported net income of $1.6 million, or $1.67 per share, for the year ended December 31, 1998, an increase of $184,000, or 12.6%, above the $1.5 million recorded for 1997. Earnings for 1997 had increased $146,000, or 11.1%, over the 1996 earnings of $1.3 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

     The return on average assets decreased in 1998 to 0.98% from 1.07% in 1997 and 1.10% in 1996. The return on average equity decreased to 12.94% in 1998 from 13.12% in 1997 and 13.55% in 1996.


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

In 1998, net interest income increased to $7.5 million from $6.5 million in 1997, an increase of $1.0 million, or 16.2%. This was caused by an increase of $7.7 million, or 25.4%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities) partially offset by a decrease in interest rates on interest-earning assets (32 basis points) and an increase in interest rates on interest-bearing liabilities(8 basis points).

Interest income, on a tax equivalent basis, increased $2.0 million, or 19.6%, during 1998 to $12.5 million from $10.5 million earned during 1997. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Yields decreased primarily due to market pressure on loan rates. Average interest-earning assets increased $31.5 million in 1998, or 24.5%, over the 1997 amount with average loans attributing to $17.6 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace.

Interest expense increased $1.0 million, or 26.8%, during 1998 to $4.8 million. The increase was due to an increase in average interest-bearing liabilities of $23.8 million, or 24.2%, to $121.8 million during 1998 and to a rise in interest rates paid on interest-bearing liabilities. Yields on interest-bearing liabilities increased to 3.96% during 1998 from 3.88% during 1997. Contributing to this increase was a change in the mix of interest-bearing products. The Corporation continued to offer a tiered money market account carrying market yields. This product has been successful in attracting new funds into the Corporation. Despite this move toward higher yielding instruments, the Corporation was able to maintain its balances in noninterest-bearing demand deposits. Average noninterest-bearing demand deposits increased $6.9 million, or 26.4%, to $33.1 million during 1998.

In 1997, net interest income increased to $6.5 million from $5.7 million in 1996, an increase of $748,000, or 13.1%. Interest income, on a tax equivalent basis, increased $1.2 million, or 13.2%, during 1997 to $10.5 million from $9.2 million earned in 1996. The increase was due primarily to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $15.5 million in 1997, or 13.7%, over the 1996 amount. Interest expense increased $454,000, or 13.6%, during 1997. This increase can be attributed to an increase in rates on interest-bearing liabilities and an increase in average volume of interest-bearing liabilities. Average demand deposits continued to grow during 1997 and increased $4.5 million, or 21.0%, over the 1996 average balances.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 1998, 1997 and 1996 presented herein,
(1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 1998, 1997 and 1996. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                                      1998                           1997                          1996
                                        -----------------------------   -----------------------------   ----------------------------
                                                              AVERAGE                         AVERAGE                        AVERAGE
                                                   INTEREST   RATES                INTEREST    RATES               INTEREST   RATES
                                         AVERAGE    INCOME/   EARNED/    AVERAGE    INCOME/    EARNED/  AVERAGE     INCOME/  EARNED/
                                         BALANCE    EXPENSE    PAID      BALANCE    EXPENSE     PAID    BALANCE     EXPENSE   PAID
                                        --------    -------    ----     --------    -------     ----    --------    ------    ----
                                                                 (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans (1) ............................  $108,667    $ 9,437    8.68%    $ 91,022    $ 8,052     8.85%   $ 76,751    $6,926     9.02%
Taxable investment securities ........    26,996      1,656    6.13       21,498      1,388     6.46      20,650     1,319     6.39
Tax-exempt investment
 securities (2) ......................     9,751        621    6.37        9,511        660     6.94       8,896       631     7.09
Other interest-earning assets ........    14,450        788    5.45        6,369        357     5.61       6,633       360     5.43
                                        --------    -------             --------    -------             --------    ------
Total interest-earning assets ........   159,864     12,502    7.82      128,400     10,457     8.14     112,930     9,236     8.18
                                                    -------                         -------                         ------
Net-interest-earning assets:
Allowance for loan losses ............    (1,523)                         (1,407)                         (1,249)
Other assets .........................    10,275                           9,183                           8,161
                                        --------                        --------                        --------
Total assets .........................  $168,616                        $136,176                        $119,842
                                        ========                        ========                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand
 deposits ............................  $ 55,195    $ 1,898    3.44%    $ 29,856    $   774     2.59%   $ 23,150    $  485     2.10%
Savings deposits .....................    20,914        473    2.26       21,219        480     2.26      20,353       458     2.25
Time deposits ........................    45,142      2,424    5.37       45,427      2,470     5.44      42,625     2,329     5.46
Borrowing ............................       572         31    5.42        1,570         80     5.10       1,695        78     4.60
                                        --------    -------             --------    -------             --------    ------
Total interest-bearing liabilities ...   121,823      4,826    3.96       98,072      3,804     3.88     887,823     3,350     3.81
                                                    -------                         -------                         ------

on-interest-bearing liabilities:
Demand deposits ......................    33,051                           26,158                          21,626
Other liabilities ....................     1,010                              792                             668
Stockholders' equity .................    12,732                           11,154                           9,725
                                        --------                         --------                        --------
Total liabilities and stockholders'
 equity ..............................  $168,616                         $136,176                        $119,842
                                        ========                         ========                        ========
Net interest income
 (taxable equivalent basis) ..........              $ 7,676                          $ 6,653                         $5,886
                                                    =======                          =======                         ======
Net interest spread

 (taxable equivalent basis) ..........                          3.86%                            4.26%                         4.37%
                                                                ====                             ====                          ====
Net yield on interest-earning
 assets (taxable equivalent
 basis) (3) ..........................                          4.80%                            5.18%                         5.21%
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

                                                  1998 VERSUS 1997                 1997 VERSUS 1996
                                           -----------------------------    -----------------------------
                                           INCREASE (DECREASE)              INCREASE (DECREASE)
                                            DUE TO CHANGE IN                 DUE TO CHANGE IN
                                                 AVERAGE                          AVERAGE
                                           -------------------              ------------------
                                            VOLUME      RATE       NET       VOLUME      RATE        NET
                                           -------    --------   -------    -------    -------    -------
                                                                  (In thousands)
Interest income:
 Loans .................................   $ 1,535    $  (150)   $ 1,385    $ 1,265    $  (139)   $ 1,126
 Taxable investment securities .........       340        (72)       268         55         14         69
 Tax-exempt investment securities ......        16        (55)       (39)        43        (14)        29
 Federal funds sold ....................       441        (10)       431        (15)        12         (3)
                                           -------    -------    -------    -------    -------    -------
  Total interest-earning assets ........     2,332       (287)     2,045      1,348       (127)     1,221
                                           -------    -------    -------    -------    -------    -------

Interest expense:
 Interest-bearing demand deposits ......   $   812    $   312    $ 1,124    $   159    $   130   $    289
 Savings deposits ......................        (7)         0         (7)        20          2         22
 Time deposits .........................       (15)       (31)       (46)       152        (11)       141
 Borrowings ............................       (54)         5        (49)        (6)         8          2
                                           -------    -------    -------    -------    -------    -------
  Total interest-bearing liability .....       736        286      1,022        325        129        454
                                           -------    -------    -------    -------    -------    -------
Net change in net interest income ......   $ 1,596    $  (573)   $ 1,023    $ 1,023    $  (256)   $   767
                                           =======    =======    =======    =======    =======    =======

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

The loan loss provision totaled $200,000 in 1998 representing a 66.7% increase from the 1997 provision of $120,000. The 1997 provision decreased 22.6% from the 1996 provision of $155,000.

NONINTEREST INCOME

Noninterest income increased $255,000, or 33.9%, to $1.0 million during the year ended December 31, 1998, when compared with $753,000 during the 1997 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $139,000 to $702,000 for the year ended December 31, 1998 due to an expanding customer base. Gain on sales of mortgage loans increased $110,000 to $156,000 for 1998 due to an increase in the volume of loans originated for sale.

Noninterest income increased by $89,000, or 13.4%, to $753,000 during the year ended December 31, 1997, when compared with $664,000 during the 1996 period. The increase resulted primarily from an increase in fees and service charges partially offset by a volume related decrease in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $834,000, or 16.6%, to $5.9 million for the year ended December 31,1998, compared to $5.0 million for the same period in 1997. Salaries and employee benefits, the major component of noninterest expense, increased $343,000, or 13.8%. The increase was due primarily to the full year effect of staffing the new branches in Waldwick and Ridgewood and general merit and salary increases. Increases in occupancy, equipment and data processing totaling $163,000 were due to the full year effect of the installation during 1997 of an ATM network and the opening of the two new branches. Miscellaneous expense increased $305,000 due primarily to an increase in consulting fees of $111,000 and auditing expense of $37,000. Management enhanced the internal audit program used by the bank during 1998 and utilized outside consultants to continue to improve the data processing network.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $215,000 for the year ended December 31, 1998, an increase of $26,000, or 13.8%, over the same period in 1997.

Noninterest expense increased $697,000, or 16.1%, to $5.0 million for the year ended December 31, 1997, compared to $4.3 million for the same period in 1996. Increases in salaries and employee benefits, equipment, data processing, stationery and supplies and miscellaneous expense were caused primarily by the installation of an ATM network, the opening of new branches in Waldwick and Ridgewood, and staffing additions in the operations area, new business development and new branches.

FINANCIAL CONDITION

Total assets at December 31, 1998 were $186.0 million, an increase of $36.2 million, or 24.2%, over the $149.7 million at December 31, 1997. This increase in assets reflects, among other things, a $22.3 million increase in net loans held for portfolio, a $7.5 million increase in securities available for sale and $4.3 million increase in cash and cash equivalents.

LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 1998, net of allowance for loan losses, totaled $121.5 million, an increase of $22.3 million, or 22.5%, over the $99.2 million at December 31, 1997. During 1998, the Corporation experienced strong volume of new loan originations. Increases continued to occur in most loan categories and were caused by the commitment to competitively price products, the continued "fallout" of the small business customer from the mergers of other financial institutions in the Corporation's market area and the retention of residential mortgages. Commercial real estate mortgage loans consisting of $46.4 million, or 37.7% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $11.3 million from $35.0 million, or 34.8% of the total portfolio at December 31, 1997. Residential mortgage and installment loans increased $4.5 million and $5.6 million, respectively. Mortgage loans held for sale totaled $793,000 at December 31, 1998 and consisted of 1-4 family mortgage loans. It is the policy of the Corporation to offer certain competitive mortgage products which are immediately sold to specific investors, servicing released. This allows the Corporation to continue to maintain a competitive mortgage product line, recognize other fee income, and maintain liquidity requirements. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 1998, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last three years:

                                                                       DECEMBER 31,
                                        ---------------------------------------------------------------------------
                                                1998                       1997                       1996
                                        --------------------      ---------------------      ----------------------
                                         AMOUNT      PERCENT       AMOUNT       PERCENT       AMOUNT        PERCENT
                                        --------     -------      --------      -------      --------       -------
                                                                  (Dollars in thousands)
Real estate mortgage:
 Residential ........................   $ 24,784       20.1%       $20,305        20.1%       $15,257         18.5%
 Commercial .........................     46,375       37.7%        35,035        34.8%        26,797         32.6%
Commercial loans ....................     18,995       15.4%        17,826        17.7%        17,403         21.1%

Consumer loans:
 Installment (1) ....................     29,290       23.8%        23,659        23.5%        18,892         22.9%
 Home equity ........................      3,593        2.9%         3,551         3.5%         3,838          4.7%
 Other ..............................        126        0.1%           414         0.4%           136          0.2%
                                        --------      -----       --------       -----        -------        -----
Total loans .........................    123,163      100.0%       100,790       100.0%        82,323        100.0%

Less: Allowance for loan losses .....      1,542                     1,462                      1,353
   Deferred loan fees ...............        113                       123                        122
                                        --------                  --------                    -------
Net loans ...........................   $121,508                   $99,205                    $80,848
                                        ========                   =======                    =======

----------
(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of loans as of December 31, 1998 by contractual maturity:

                                       AFTER 1 YEAR
                            WITHIN      BUT WITHIN      AFTER
                            1 YEAR        5 YEARS      5 YEARS        TOTAL
                           --------      --------      --------      --------
                                              (In thousands)

Real estate mortgage ...   $  2,738      $ 15,591      $ 52,830      $ 71,159
Commercial .............      8,345         9,394         1,256        18,995
Consumer ...............      1,208        13,738        18,063        33,009
                           --------      --------      --------      --------
Total loans ............   $ 12,291      $ 38,723      $ 72,149      $123,163
                           ========      ========      ========      ========

The following table sets forth the dollar amount of all loans due one year or more after December 31, 1998, which have predetermined interest rates or floating or adjustable interest rates:

                                            FLOATING OR
                            PREDETERMINED   ADJUSTABLE
                                RATES          RATES           TOTAL
                             --------        --------        --------
                                          (In thousands)

Real estate mortgage ...     $ 34,875        $ 33,546        $ 68,421
Commercial .............        4,819           5,831          10,650
Consumer ...............       26,908           4,893          31,801
                             --------        --------        --------
Total ..................     $ 66,602        $ 44,270        $110,872
                             ========        ========        ========

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

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, other real estate owned and nonaccrual investments. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans which have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. Other real estate owned was sold during 1998.

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding three years:

                                                                            DECEMBER 31,
                                                                  --------------------------------
                                                                   1998         1997         1996
                                                                  ------       ------       ------
                                                                       (Dollars in thousands)
Nonaccrual loans: (1)
  Commercial real estate ...................................      $ --         $   40       $ --
  Commercial ...............................................        --           --             95
  Consumer .................................................           4         --           --
                                                                  ------       ------       ------
   Total nonaccrual loans ..................................           4           40           95
                                                                  ------       ------       ------

Loans past due ninety days or more and accruing:
  Commercial ...............................................          64         --            550
  Consumer .................................................        --              4         --
                                                                  ------       ------       ------
   Total loans past due ninety days or more and accruing ...          64            4          550
                                                                  ------       ------       ------

Restructured loans:
  Commercial ...............................................         480          612          131
   Consumer .................................................       --             40          130
                                                                  ------       ------       ------
   Total restructured loans ................................         480          652          261
                                                                  ------       ------       ------

Total nonperforming loans ..................................      $  548       $  696       $  906
                                                                  ======       ======       ======

Other real estate owned, net ...............................        --            229          229
                                                                  ------       ------       ------

Total nonperforming assets .................................      $  548       $  925       $1,135
                                                                  ======       ======       ======

Nonaccrual loans to total gross loans ......................        --  %        0.04%        0.12%

Nonperforming loans to total gross loans ...................        0.45%        0.69%        1.10%

Nonperforming loans to total assets ........................        0.29%        0.47%        0.70%

Nonperforming assets to total assets .......................        0.29%        0.62%        0.88%

Allowance for loan losses to nonperforming loans ...........      281.53%      209.96%      149.27%

----------
(1) At December 31, 1998, 1997 and 1996, there were no restructured loans classified as nonaccrual.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                             1998          1997           1996
                                                            -------       -------        -------
                                                                   (Dollars in thousands)
Balance at beginning of period .......................      $ 1,462       $ 1,353        $ 1,177

Loans charged off:
 Commercial ..........................................          113             2              2
 Consumer ............................................            7            17             10
                                                            -------       -------        -------
  Total loans charged off ............................          120            19             12
                                                            -------       -------        -------

Recoveries of loans previously charged off:
 Commercial real estate ..............................         --               1              5
 Commercial ..........................................         --               4             28
 Consumer ............................................         --               3           --
                                                            -------       -------        -------
  Total recoveries of loans previously charged off ...            0             8             33
                                                            -------       -------        -------

Net loans charged off (recovered) ....................          120            11            (21)

Provisions charged to operations .....................          200           120            155
                                                            -------       -------        -------


Balance at end of period .............................      $ 1,542       $ 1,462        $ 1,353
                                                            =======       =======        =======

Net charge offs (recoveries) during the period
 to average loans outstanding during the period ......         0.11%       (0.01%)         (0.03%)
                                                            =======       =======        =======

Balance of allowance for loan losses at the
 end of year to gross year end loans .................         1.25%         1.45%          1.64%
                                                            =======       =======        =======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                                  1998                         1997                         1996
                                        --------------------------   -------------------------     ------------------------
                                                        PERCENT                     PERCENT                      PERCENT
                                        AMOUNT        TO TOTAL (1)   AMOUNT       TO TOTAL (1)     AMOUNT      TO TOTAL (1)
                                        ------        ------------   ------       ------------     ------      ------------
                                                                    (Dollars in thousands)
Real estate--residential                $  195            20.1%       $  175          20.1%         $  148         18.5%
Real estate--commercial                    479            37.7%          404          34.8%            360         32.6%
Commercial                                 479            15.4%          576          17.7%            587         21.1%
Consumer                                   389            26.8%          307          27.4%            258         27.8%
                                        ------           -----        ------         -----          ------        -----
 Total allowance for loan losses        $1,542           100.0%       $1,462         100.0%         $1,353        100.0%
                                        ======           =====        ======         =====          ======        =====

----------
(1) Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Because of the strong growth in deposits, the Corporation followed a policy of replacing all matured and called issues and purchased net new securities totaling $9.8 million. Securities available for sale increased to $18.6 million at December 31, 1998, from $11.0 million at December 31, 1997, a increase of $7.5 million, or 68.2%. Securities held to maturity increased $2.2 million, or 11.0%, to $22.5 million at December 31, 1998 from $20.2 million at December 31, 1997.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:

                                                                  DECEMBER 31,
                                       -----------------------------------------------------------------
                                                1998                  1997                  1996
                                       -------------------    -------------------    -------------------
                                        AMOUNT     PERCENT    AMOUNT      PERCENT    AMOUNT      PERCENT
                                       -------     -------    -------     -------    -------     -------
                                                            (Dollars in thousands)
Securities available for sale:
  U.S. Treasury .................      $ 3,280       17.6%    $ 2,977       26.9%    $ 3,586       31.4%
  U.S. Government agencies ......        8,205       44.2%      1,454       13.2%      1,049        9.2%
  Obligations of state and
    political subdivisions ......          533        2.9%        275        2.5%        268        2.3%
  Mortgage-backed securities ....        6,560       35.3%      6,341       57.4%      6,531       57.1%
                                       -------      -----     -------      -----     -------      -----
Total ...........................      $18,578      100.0%    $11,047      100.0%    $11,434      100.0%
                                       =======      =====     =======      =====     =======      =====
Securities held to maturity:
  U.S. Treasury .................      $   948        4.2%    $ 1,948        9.6%    $ 2,193       11.0%
  U.S. Government agencies ......        7,123       31.6%      7,736       38.1%      6,357       31.8%
  Obligations of state and
    political subdivisions ......       12,359       54.9%      8,479       41.9%      8,930       44.6%
  Mortgage-backed securities ....        2,083        9.3%      2,119       10.4%      2,523       12.6%
                                       -------      -----     -------      -----     -------      -----
Total ...........................      $22,513      100.0%    $20,282      100.0%    $20,003      100.0%
                                       =======      =====     =======      =====     =======      =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 1998:

                                                                      AFTER 1 YEAR   AFTER 5 YEARS
                                                          WITHIN       BUT WITHIN     BUT WITHIN       AFTER
                                                          1 YEAR        5 YEARS        10 YEARS       10 YEARS        TOTAL
                                                         -------        -------        -------        -------        -------
                                                                                (Dollars in thousands)
U.S. Treasury:
  Carrying value ...................................     $   706        $ 2,574        $  --          $  --          $ 3,280
  Yield ............................................        6.01%          5.84%          --             --             5.88%
U.S. Government agencies:
  Carrying value ...................................         497          3,504          2,891          1,313          8,205
  Yield ............................................        5.32%          5.92%          6.16%          6.60%          6.08%
Obligations of state and political subdivisions: ...
  Carrying value ...................................        --              533           --             --              533
  Yield ............................................        --             4.11%          --             --             4.11%
Mortgage-backed securities:
  Carrying value ...................................        --              164          1,062          5,334          6,560
  Yield ............................................        --             6.68%          5.88%          6.21%          6.17%
                                                         -------        -------        -------        -------        -------
Total carrying value ...............................     $ 1,203        $ 6,775        $ 3,953        $ 6,647        $18,578
                                                         =======        =======        =======        =======        =======
Weighted average yield .............................        5.73%          5.77%         6.08%          6.29%          6.02%
                                                         =======        =======        =======        =======        =======

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 1998:

                                                                     AFTER 1 YEAR    AFTER 5 YEARS
                                                          WITHIN      BUT WITHIN       BUT WITHIN       AFTER
                                                          1 YEAR        5 YEARS         10 YEARS       10 YEARS       TOTAL
                                                         -------        -------         -------        -------       -------
                                                                             (Dollars in thousands)
U.S. Treasury:
  Carrying value ...................................     $   200        $   748         $  --          $  --         $   948
  Yield ............................................        6.08%          5.79%           --             --            5.85%
U.S. Government agencies:
  Carrying value ...................................          10          4,769           2,344           --           7,123
  Yield ............................................        7.35%          6.00%           6.14%          --            6.05%
Obligations of state and political subdivisions: ...
  Carrying value ...................................       2,091          5,985           4,283           --          12,359
  Yield ............................................        4.24%          4.35%           4.11%          --            4.25%
Mortgage-backed securities:
  Carrying value ...................................        --             --               502          1,581         2,083
  Yield ............................................        --             --              6.09%          8.12%         6.16%
                                                         -------        -------         -------        -------       -------
Total carrying value ...............................     $ 2,301        $11,502         $ 7,129        $ 1,581       $22,513
                                                         =======        =======         =======        =======       =======
Weighted average yield .............................        4.42%          5.12%           4.92%          8.12%         5.06%
                                                         =======        =======         =======        =======       =======


DEPOSITS

Corporation deposits at December 31, 1998 totaled $170.7 million, an increase of $34.5 million, or 25.3%, over the comparable period of 1997, when deposits totaled $136.2 million. The Corporation attributes this increase to competitive products and services and changes in the Corporation's marketplace, including changes of ownership among some of the Corporation's competitors. These changes have made customer relationships with some competitors unstable and have provided the Corporation with an opportunity to attract new depositors. The opening of the two new branch locations and the successfulness of the tiered money market product also contributed to the growth in deposits.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                         DECEMBER 31,
                                       ---------------------------------------------------------------------------------
                                                1998                         1997                          1996
                                       ------------------------       ----------------------      ----------------------
                                        AMOUNT          PERCENT        AMOUNT        PERCENT       AMOUNT        PERCENT
                                       --------          -----        --------        -----       --------        -----
                                                                     (Dollars in thousands)
Noninterest-bearing demand .........   $ 39,234           23.0%       $ 29,428         21.6%      $ 25,136         21.7%
Interest-bearing demand ............     66,384           38.9%         38,027         27.9%        23,992         20.7%
Savings deposit ....................     21,044           12.3%         20,418         15.0%        20,885         18.0%
Time deposits ......................     44,059           25.8%         48,342         35.5%        45,812         39.6%
                                       --------          -----        --------        -----       --------        -----
Total ..............................   $170,721          100.0%       $136,215        100.0%      $115,825        100.0%
                                       ========          =====        ========        =====       ========        =====

As of December 31, 1998, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

        Three months or less ........................   $  881
        Four months through six months ..............    1,734
        Seven months through twelve months ..........      687
        Over twelve months ..........................    2,616
                                                        ------
        Total .......................................   $5,918
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

The Corporation's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Corporation's net interest income and capital, while structuring the asset-liability structure to obtain the maximum yield-cost spread on that structure. The Corporation relies primarily on its asset-liability structure to control interest rate risk.


The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore, has focused its efforts on increasing the Corporation's yield-cost spread through retail growth opportunities.

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1998. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, balances are identified as core/noncore deposits based on historical averages. Core deposits are noninterest sensitive and are placed in the "thereafter" category. Noncore deposits are considered interest sensitive and are placed in the "1999" category.

                                   AVERAGE
                                   INTEREST                                                                                  FAIR
                                     RATE      1999        2000       2001      2002       2003    THEREAFTER  BALANCE(1)    VALUE
                                    ------    ------      ------     ------     -----      -----   ----------  ---------    -------
                                                                    (Dollars in thousands)
INTEREST-SENSITIVE ASSETS:
 Federal funds sold ...............  4.79%    $ 4,575    $    --     $   --    $   --    $    --    $    --     $ 4,575     $ 4,575
 Commercial paper .................  5.04%      4,941         --         --        --         --         --       4,941       4,941
 Interest-bearing due from banks ..  5.45%        104         --         --        --         --         --         104         104
 Loans:
  Real estate mortgage ............  8.27%      6,196      4,959      5,930     5,681     11,160     37,233      71,159      71,846
  Commercial ......................  9.17%      9,899      2,158      4,837       814        661        626      18,995      18,996
  Consumer ........................  7.92%      5,557      4,424      4,242     2,945      3,906     11,935      33,009      33,022
 Mortgage loans held for sale .....  6.30%        793         --         --        --         --         --         793         793
 Investment securities(1) .........  5.39%     10,012      4,688      4,214     4,014      4,609     14,111      41,648      41,892

INTEREST-SENSITIVE LIABILITIES
 Savings ..........................  2.25%      1,697         --         --        --         --     19,347      21,044      21,044
 Interest-bearing .................  1.94%     15,313         --         --        --         --     51,071      66,384      66,384
 Time deposits ....................  5.22%     27,828     11,851      2,455     1,399        125        401      44,059      44,462
 Repurchase agreements ............  5.24%        662         --         --        --         --         --         662         662


----------
(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock

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

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1998. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                                     MORE THAN
                                                                    THREE MONTHS
                                                    THREE MONTHS       THROUGH          AFTER       NONINTEREST
                                                      OR LESS          ONE YEAR        ONE YEAR       SENSITIVE        TOTAL
                                                      --------         --------        --------       --------        --------
                                                                           (Dollars in thousands)
ASSETS:
  Loans:
    Real estate mortgage ..........................   $  4,120         $  6,715        $ 60,324       $     --        $ 71,159
    Commercial ....................................     14,444            1,674           2,877             --          18,995
    Consumer ......................................      5,314            4,569          23,126             --          33,009
  Mortgage loans held for sale ....................        793               --              --             --             793
  Investment securities (1) .......................      4,152            8,344          29,152             --          41,648
  Federal funds sold ..............................      4,575               --              --             --           4,575
  Other assets ....................................      4,945              100              --         10,746          15,791
                                                      --------         --------        --------       --------        --------
      Total assets ................................   $ 38,343         $ 21,402        $115,479       $ 10,746        $185,970
                                                      --------         --------        --------       --------        --------
SOURCE OF FUNDS:
  Savings deposits ................................   $     --         $ 21,044        $     --       $     --        $ 21,044
  Interest-bearing ................................     66,384               --              --             --          66,384
  Time deposits ...................................      9,032           18,796          16,231             --          44,059
  Repurchase agreements ...........................        100              562              --             --             662
  Other liabilities ...............................         --               --              --         40,272          40,272
  Stockholders' equity ............................         --               --              --         13,549          13,549
                                                      --------         --------        --------       --------        --------
      Total source of funds .......................   $ 75,516         $ 40,402        $ 16,231       $ 53,821        $185,970
                                                      --------         --------        --------       --------        --------
  Interest rate sensitivity gap ...................   $(37,173)        $(19,000)       $ 99,248       $(43,075)
                                                      ========         ========        ========       ========
  Cumulative interest rate sensitivity gap ........   $(37,173)        $(56,173)       $ 43,075       $     --
                                                      ========         ========        ========       ========
  Ratio of GAP to total assets ....................      (20.0%)          (10.2%)          53.4%         (23.2%)
                                                      ========         ========        ========       ========
  Ratio of cumulative GAP assets to
    total assets ..................................      (20.0%)          (30.2%)          23.2%            --
                                                      ========         ========        ========       ========

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                                       YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                              1998             1997          1996
                                                             -------         -------        -------
                                                                         (in thousands)
Cash and cash equivalents--beginning ......................  $12,672         $10,955        $ 7,465
Operating activities:
  Net income ..............................................    1,647           1,463          1,317
  Adjustments to reconcile net income to net cash
    provided by operating activities ......................      289             202            550
                                                             -------         -------        -------
Net cash provided by operating activities .................    1,936           1,665          1,867
Net cash used in investing activities .....................  (32,243)        (19,139)       (12,408)
Net cash provided by financing activities .................   34,634          19,191         14,031
                                                             -------         -------        -------
Net increase (decrease) in cash and cash equivalents ......    4,327           1,717          3,490
                                                             -------         -------        -------
Cash and cash equivalents--ending .........................  $16,999         $12,672        $10,995
                                                             =======         =======        =======


Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1998, the Corporation has outstanding loan commitments of $6.4 million and unused lines and letters of credit totaling $19.7 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1998, totaled $28.2 million. Management believes that a significant portion of such deposits will remain with the Corporation.

CAPITAL

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 1998. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                     ----------------------------------
                                     REQUIRED       ACTUAL       EXCESS
                                     ----------------------------------
      Risk-based capital:
        Tier 1 ....................    4.00%        10.62%        6.62%
        Total .....................    8.00%        11.87%        3.87%
      Leverage ratio* .............    3.00%         7.16%        4.16%

----------
* The minimum leverage ratio set by the FRB is 3.00%. Institutions which are not "top-rated" will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

YEAR 2000 COMPLIANCE

Stewardship Financial Corporation established a Year 2000 Compliance Committee during 1997, which includes officers from all operating areas. The objectives of the committee are to ensure that the Corporation will be prepared for the new Millennium. The Corporation, under the guidance from the FFIEC established five phases to follow to provide a Year 2000 self assessment and action plan. The first phase, Awareness, was completed by March, 1998 and included an inventory of all hardware and software used within the organization and a list of vendors and companies providing service to the Corporation. The second phase, Assessment, was substantially completed by September, 1998 and included an evaluation of all hardware and software with the determination of Y2K compliant status and a schedule of when and how the item would be made compliant. The third phase, Renovation, is currently being completed. During the first six months of 1999, remaining noncompliant hardware and software is scheduled to be replaced and/or upgraded. The fourth phase, Validation, is the testing of all mission critical hardware, software, and equipment. Initial testing of the core processing system was completed in the fourth quarter 1998. A second phase of testing to include vendor interfacing will be completed in March and April 1999. The final phase, Implementation, requires the monitoring and development of business resumptive and contingency plans and will be completed during the second quarter of 1999. The Corporation will utilize an independent third party to verify results of testing and documentation of contingency plans.

In addition to the Year 2000 self assessment and action plan, Management is evaluating risk inherent in customers' financial positions based on their reliance on equipment and vendors affected by the century date change. Management has utilized questionnaires and direct visits to determine and quantify risk within the lending portfolio. As of December 31, 1998, no material risks pertaining to Year 2000 were quantified. Management continues to monitor and to the extent a customer's financial position is weakened as a result of the century date change, credit quality could be affected.

The Corporation has developed a budget for Year 2000 costs which includes hardware and software replacement and upgrades, consulting and testing expense and a reallocation of human resource expense. Total cost is estimated at $350,000 with $100,000 expensed to date. It is not anticipated that this will materially affect the performance of the Corporation in the future.

While the Corporation continues to be reliant on third party processing, management has a plan in place which helps identify potential weaknesses. Management is concentrating on these mission critical areas in final testing and in developing strong business resumption plans. Management is confident that it is on target to meet the technological challenges of the Year 2000.

KPMG LLP [LOGO]

New Jersey Headquarters
150 J.F.K. Parkway
Short Hills, New Jersey 07078

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statement based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles

                                                     KPMG LLP

January 27, 1999


                                        STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  DECEMBER 31,
                                                                                      -----------------------------------
                                                                                           1998                   1997
                                                                                      -----------------------------------
ASSETS
   Cash and due from banks .........................................................  $  7,379,000           $  4,348,000
   Commercial paper and interest-bearing due from banks ............................     5,045,000              3,099,000
   Federal funds sold ..............................................................     4,575,000              5,225,000
                                                                                      -----------------------------------
    Cash and cash equivalents ......................................................    16,999,000             12,672,000
   Securities available for sale (note 2) ..........................................    18,578,000             11,047,000
   Securities held to maturity; estimated fair value
    of $ 22,757,000 (1998) and $20,535,000 (1997) (note 3) .........................    22,513,000             20,282,000
   FHLB-NY stock, at cost ..........................................................       557,000                510,000
   Loans, net of allowance for loan losses of $1,542,000 (1998)
    and $1,462,000 (1997) (notes 4 and 5) ..........................................   121,508,000             99,205,000
   Mortgage loans held for sale ....................................................       793,000                756,000
   Premises and equipment, net (note 6) ............................................     2,484,000              2,724,000
   Accrued interest receivable .....................................................     1,229,000              1,029,000
   Intangible assets, net of accumulated amortization of $284,000 and
    $222,000 at December 31, 1998 and 1997 respectively ............................       465,000                528,000
   Other real estate owned, net (note 5) ...........................................            --                229,000
   Other assets (note 13) ..........................................................       844,000                750,000
                                                                                      -----------------------------------
      Total assets .................................................................  $185,970,000           $149,732,000
                                                                                      ===================================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits: (note 7)
    Noninterest-bearing ............................................................  $ 39,234,000           $ 29,428,000
    Interest-bearing ...............................................................   131,487,000            106,787,000
                                                                                      -----------------------------------
      Total deposits ...............................................................   170,721,000            136,215,000
    Securities sold under agreements to repurchase (note 8) ........................       662,000                533,000
    Accrued expenses and other liabilities .........................................     1,038,000              1,058,000
                                                                                      -----------------------------------
      Total liabilities ............................................................   172,421,000            137,806,000

Commitments and contingencies (note 14)                                                         --                     --


STOCKHOLDERS' EQUITY (note 9 and 15)
   Common stock, no par value; 5,000,000 shares authorized;
    990,284 and 931,888 shares issued and outstanding at
    December 31, 1998 and 1997, respectively .......................................     6,645,000              5,229,000
   Retained earnings ...............................................................     6,867,000              6,637,000
   Accumulated other comprehensive income ..........................................        37,000                 60,000
                                                                                      -----------------------------------
      Total Stockholders' equity ...................................................    13,549,000             11,926,000
                                                                                      -----------------------------------
      Total liabilities and Stockholders' equity ...................................  $185,970,000           $149,732,000
                                                                                      ===================================

See accompanying notes to consolidated financial statements.


                                        STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------------
                                                                         1998                1997                 1996
                                                                    ----------------------------------------------------
INTEREST INCOME:
   Loans .........................................................  $ 9,430,000          $ 8,039,000         $ 6,923,000
   Securities held to maturity:
    Taxable ......................................................      782,000              750,000             697,000
    Nontaxable ...................................................      432,000              458,000             438,000
   Securities available for sale .................................      929,000              683,000             635,000
   Other interest-earning assets .................................      747,000              325,000             360,000
                                                                    ----------------------------------------------------
      Total interest income ......................................   12,320,000           10,255,000           9,053,000
                                                                    ----------------------------------------------------
INTEREST EXPENSE:
   Deposits (note 7) .............................................    4,794,000            3,724,000           3,271,000
   Borrowed money ................................................       31,000               80,000              79,000
                                                                    ----------------------------------------------------
      Total interest expense .....................................    4,825,000            3,804,000           3,350,000
                                                                    ----------------------------------------------------
   Net interest income before provision for loan losses ..........    7,495,000            6,451,000           5,703,000
   Provision for loan losses (note 4) ............................      200,000              120,000             155,000
                                                                    ----------------------------------------------------
   Net interest income after provision for loan losses ...........    7,295,000            6,331,000           5,548,000
                                                                    ----------------------------------------------------
NONINTEREST INCOME:
   Fees and service charges ......................................      702,000              563,000             512,000
   Gain/(Loss) on calls and sales of securities, net .............       22,000                   --              (4,000)
   Gain on sales of mortgage loans ...............................      156,000               46,000              52,000
   Miscellaneous .................................................      128,000              144,000             104,000
                                                                    ----------------------------------------------------
      Total noninterest income ...................................    1,008,000              753,000             664,000
                                                                    ----------------------------------------------------
NONINTEREST EXPENSE:
   Salaries and employee benefits (note 10) ......................    2,828,000            2,485,000           2,116,000
   Occupancy, net (note 14) ......................................      400,000              348,000             288,000
   Equipment .....................................................      411,000              356,000             232,000
   Data processing ...............................................      309,000              253,000             219,000
   Advertising ...................................................      139,000              175,000              97,000
   FDIC insurance premium ........................................       22,000               18,000              49,000
   Amortization of intangible assets .............................       62,000               67,000              81,000
   Other real estate owned expense ...............................      (25,000)             (19,000)             10,000
   Charitable contributions ......................................      215,000              189,000             151,000
   Stationery and supplies .......................................      199,000              159,000             200,000
   Miscellaneous .................................................    1,298,000              993,000             884,000
                                                                    ----------------------------------------------------
      Total noninterest expenses .................................    5,858,000            5,024,000           4,327,000
                                                                    ----------------------------------------------------
   Income before income tax expense ..............................    2,445,000            2,060,000           1,885,000
   Income tax expense (note 13) ..................................      798,000              597,000             568,000
                                                                    ----------------------------------------------------
   Net income ....................................................  $ 1,647,000          $ 1,463,000         $ 1,317,000
                                                                    ====================================================
   Basic earnings per share (note 12) ............................        $1.67                $1.50               $1.37
                                                                    ====================================================
   Diluted earnings per share (note 12) ..........................        $1.65                $1.50               $1.37
                                                                    ====================================================
   Cash dividends per share ......................................        $0.27                $0.23               $0.20
                                                                    ====================================================
   Weighted average number of common shares
    outstanding (note 12) ........................................      984,842              972,983             962,368
                                                                    ====================================================
   Weighted average number of diluted common
    shares outstanding (note 12) .................................      996,302              976,258             962,368
                                                                    ====================================================

See accompanying notes to consolidated financial statements.


                                   STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                                      -------------------------------------------------------------------
                                                                                               ACCUMULATED
                                                            COMMON STOCK                          OTHER
                                                      ----------------------       RETAINED   COMPREHENSIVE
                                                       SHARES        AMOUNT        EARNINGS       INCOME         TOTAL
                                                      -------------------------------------------------------------------
Balance--December 31, 1995 .......................... 910,883      $4,866,000     $4,270,000     $  15,000    $ 9,151,000
 Cash dividends paid ($.20 per share) ...............      --              --       (192,000)           --       (192,000)
 Issuance of common stock ...........................   9,622         125,000             --            --        125,000
 Comprehensive income:
 Net income for the year
  ended December 31, 1996 ...........................      --              --      1,317,000            --      1,317,000
 Unrealized holding gains on securities
  available for sale arising during the period
   (net of tax of $4,000) ...........................      --              --             --         6,000          6,000
                                                                                                              -----------
 Total comprehensive income                                                                                     1,323,000
                                                      -------------------------------------------------------------------
Balance--December 31, 1996 .......................... 920,505      $4,991,000     $5,395,000     $  21,000    $10,407,000
 Cash dividends paid ($.23 per share) ...............      --              --       (221,000)           --       (221,000)
 Issuance of common stock ...........................  11,383         200,000             --            --        200,000
 Issuance of stock options at discount ..............      --          38,000             --            --         38,000
 Comprehensive income:
 Net income for the year
  ended December 31, 1997 ...........................      --              --      1,463,000            --      1,463,000
 Unrealized holding gains on securities
  available for sale arising during the period
   (net of tax of $24,000) ..........................      --              --             --        39,000         39,000
                                                                                                              -----------
 Total comprehensive income                                                                                     1,502,000
                                                      -------------------------------------------------------------------
Balance--December 31, 1997 .......................... 931,888      $5,229,000     $6,637,000     $  60,000    $11,926,000
 Cash dividends paid ($.27 per share) ...............      --              --       (269,000)           --       (269,000)
 5% Stock Dividend ..................................  46,614       1,142,000     (1,148,000)           --         (6,000)
 Common stock issued under stock plans ..............  11,782         274,000             --            --        274,000
 Comprehensive income:
 Net income for the year
  ended December 31, 1998 ...........................      --              --      1,647,000            --      1,647,000
 Unrealized holding losses on securities
  available for sale arising during the period
   (net of tax credit of $12,000) ...................      --              --             --       (23,000)       (23,000)
                                                                                                              -----------
 Total comprehensive income .........................                                                           1,624,000
                                                      -------------------------------------------------------------------
Balance--December 31, 1998 ..........................  990,284      6,645,000      6,867,000        37,000    $13,549,000
                                                      ===================================================================


See accompanying notes to consolidated financial statements


                                        STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------------
                                                                        1998                 1997               1996
                                                                    ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ........................................................ $ 1,647,000          $ 1,463,000         $ 1,317,000
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization of premises and equipment .........     395,000              320,000             229,000
  Provision for losses on investment securities ...................          --                   --               1,000
  Amortization of premiums and accretion of discounts, net ........      37,000               51,000              56,000
  Accretion of deferred loan fees .................................     (53,000)             (53,000)            (65,000)
  Provision for loan losses .......................................     200,000              120,000             155,000
  Provision for losses on other real estate .......................          --                   --              20,000
  Originations of mortgage loans held for sale .................... (12,817,000)          (4,604,000)         (4,955,000)
  Proceeds from sale of mortgage loans ............................  12,936,000            4,131,000           5,121,000
  Gain on sale of loans ...........................................    (156,000)             (46,000)            (52,000)
  Issuance of stock options at discount ...........................          --               38,000                  --
  Loss on retirement of fixed assets ..............................          --                2,000                  --
  Deferred income tax benefit .....................................     (32,000)            (105,000)           (132,000)
  Amortization of intangible assets ...............................      63,000               67,000              81,000
  Increase in accrued interest receivable .........................    (200,000)            (149,000)            (44,000)
  Increase in other assets ........................................     (64,000)              (8,000)            (34,000)
  (Decrease)/increase in other liabilities ........................     (20,000)             438,000             169,000
                                                                    ----------------------------------------------------
    Net cash provided by operating activities .....................   1,936,000            1,665,000           1,867,000
                                                                    ----------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of securities available for sale ........................ (12,391,000)          (1,884,000)         (3,299,000)
 Proceeds from maturities and principal repayments
  on securities available for sale ................................   3,717,000            2,313,000           1,726,000
 Proceeds from calls on securities available for sale .............   1,101,000                   --                  --
 Purchase of securities held to maturity .......................... (13,966,000)          (4,241,000)         (5,930,000)
 Proceeds from maturities and principal repayments on
  securities held to maturity .....................................   5,576,000            3,257,000           4,312,000
 Proceeds from calls of securities held to maturity ...............   6,150,000              675,000           1,235,000
 Purchase of FHLB-NY stock ........................................     (48,000)             (59,000)           (114,000)
 Net increase in loans ............................................ (22,449,000)         (18,424,000)         (9,962,000)
 Sale of other real estate owned ..................................     229,000                   --                  --
 Additions to premises and equipment ..............................    (162,000)            (776,000)           (376,000)
                                                                    ----------------------------------------------------
    Net cash used in investing activities ......................... (32,243,000)         (19,139,000)        (12,408,000)
                                                                    ----------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in noninterest-bearing deposits .....................   9,806,000            4,292,000           2,174,000
 Net increase in interest-bearing deposits ........................  24,700,000           16,098,000          11,863,000
 Net increase/(decrease) in securities sold under agreement
  to repurchase ...................................................     129,000           (1,178,000)             61,000
 Cash dividends paid on common stock ..............................    (275,000)            (221,000)           (192,000)
 Issuance of common stock .........................................     274,000              200,000             125,000
                                                                    ----------------------------------------------------
    Net cash provided by financing activities .....................  34,634,000           19,191,000          14,031,000
                                                                    ----------------------------------------------------
Net increase in cash and cash equivalents .........................   4,327,000            1,717,000           3,490,000
Cash and cash equivalents--beginning ..............................  12,672,000           10,955,000           7,465,000
                                                                    ----------------------------------------------------
Cash and cash equivalents--ending ................................. $16,999,000          $12,672,000         $10,955,000
                                                                    ====================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for interest ...........................   4,924,000            3,771,000           3,276,000
 Cash paid during the year for income taxes .......................     823,000              711,000             692,000


See accompanying notes to consolidated financial statements

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Stewardship Financial Corporation, ("the Corporation") and its wholly owned subsidiary, Atlantic Stewardship Bank, ("the Bank"). Atlantic Stewardship Bank includes its wholly owned subsidiary, Stewardship Investment Corp. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

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

STOCK OPTION PLAN

The corporation applies the "intrinsic value based method" as described in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plan.

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

All share and per share amounts have been restated to reflect the 2 for 1 stock split in September 1997 and a 5% stock dividend paid June 1, 1998.

INTANGIBLE ASSETS

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $358,000 and $391,000 at December 31, 1998 and December 31, 1997, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $107,000 and $137,000 at December 31, 1998 and December 31, 1997, respectively, and is amortized on an accelerated basis over a period of twelve years.

NOTE 2. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:

                                                                           DECEMBER 31, 1998
                                             ------------------------------------------------------------------------------
                                                                            GROSS UNREALIZED
                                                 AMORTIZED           ------------------------------              CARRYING
                                                   COST                GAINS                LOSSES                 VALUE
                                             ------------------------------------------------------------------------------
   U.S. Treasury:
     Within one year ......................  $      702,000         $     4,000             $     --         $      706,000
     After one but within five years ......       2,501,000              73,000                   --              2,574,000
                                             ------------------------------------------------------------------------------
                                                  3,203,000              77,000                   --              3,280,000
                                             ------------------------------------------------------------------------------
   U.S. Government agencies:
     Within one year ......................         498,000                  --                1,000                497,000
     After one but within five years ......       3,499,000              11,000                6,000              3,504,000
     After five years .....................       4,216,000              13,000               25,000              4,204,000
                                             ------------------------------------------------------------------------------
                                                  8,213,000              24,000               32,000              8,205,000
                                             ------------------------------------------------------------------------------
   Obligations of state and political
    subdivisions:
     After one but within five years ......         524,000               9,000                   --                533,000
   Mortgage-backed securities:
     After one but within five years ......         162,000               2,000                   --                164,000
     After five years .....................       6,416,000              37,000               57,000              6,396,000
                                             ------------------------------------------------------------------------------
                                                  6,578,000              39,000               57,000              6,560,000
                                             ------------------------------------------------------------------------------
                                             $   18,518,000         $   149,000             $ 89,000         $   18,578,000
                                             ==============================================================================


                                                                           DECEMBER 31, 1997
                                             ------------------------------------------------------------------------------
                                                                            GROSS UNREALIZED
                                                 AMORTIZED           ------------------------------              CARRYING
                                                   COST                GAINS                LOSSES                 VALUE
                                             ------------------------------------------------------------------------------
   U.S. Treasury:
     Within one year ......................  $      752,000           $      --              $    --         $      752,000
     After one but within five years ......       2,209,000              16,000                   --              2,225,000
                                             ------------------------------------------------------------------------------
                                                  2,961,000              16,000                   --              2,977,000
                                             ------------------------------------------------------------------------------
   U.S. Government agencies:
     Within one year ......................         550,000                  --                2,000                548,000
     After one but within five years ......         650,000                  --                   --                650,000
     After five years .....................         251,000               5,000                   --                256,000
                                             ------------------------------------------------------------------------------
                                                  1,451,000               5,000                2,000              1,454,000
                                             ------------------------------------------------------------------------------
   Obligations of state and political
    subdivisions:
     After five years .....................         272,000               3,000                   --                275,000
   Mortgage-backed securities:
     After one but within five years ......         319,000               2,000                   --                321,000
     After five years .....................       5,948,000              95,000               23,000              6,020,000
                                             ------------------------------------------------------------------------------
                                                  6,267,000              97,000               23,000              6,341,000
                                             ------------------------------------------------------------------------------
                                             $   10,951,000           $ 121,000             $ 25,000         $   11,047,000
                                             ==============================================================================


Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds realized from calls of securities available for sale for the year ended December 31, 1998 were $1,101,000. No cash proceeds were realized from calls of securities available for sale for the years ended December 31, 1997 and 1996. No gains or losses were realized on calls during 1998, 1997 and 1996.

There were no securities available for sale pledged to secure public deposits at December 31, 1998 and 1997. See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 3. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:


                                                                           DECEMBER 31, 1998
                                             ------------------------------------------------------------------------------
                                                                            GROSS UNREALIZED
                                                 CARRYING            ------------------------------              ESTIMATED
                                                  VALUE                GAINS                LOSSES               FAIR VALUE
                                             ------------------------------------------------------------------------------
   U.S. Treasury:
     Within one year ......................   $     200,000           $   2,000              $    --         $      202,000
     After one but within five years ......         748,000              29,000                   --                777,000
                                             ------------------------------------------------------------------------------
                                                    948,000              31,000                   --                979,000
                                             ------------------------------------------------------------------------------
   U.S. Government agencies:
     Within one year ......................          10,000                  --                   --                 10,000
     After one but within five years ......       4,769,000              22,000                8,000              4,783,000
     After five years .....................       2,344,000              14,000                2,000              2,356,000
                                             ------------------------------------------------------------------------------
                                                  7,123,000              36,000               10,000              7,149,000
                                             ------------------------------------------------------------------------------
   Obligations of state and political
    subdivisions:
     Within one year ......................       2,091,000              12,000                   --              2,103,000
     After one but within five years ......       5,985,000             106,000                3,000              6,088,000
     After five years .....................       4,283,000              63,000                5,000              4,341,000
                                             ------------------------------------------------------------------------------
                                                 12,359,000             181,000                8,000             12,532,000
                                             ------------------------------------------------------------------------------
   Mortgage-backed securities:
     After five years .....................       2,083,000              22,000                8,000              2,097,000
                                             ------------------------------------------------------------------------------
                                              $  22,513,000           $ 270,000              $26,000         $   22,757,000
                                             ==============================================================================


                                                                           DECEMBER 31, 1997
                                             ------------------------------------------------------------------------------
                                                                            GROSS UNREALIZED
                                                 CARRYING            ------------------------------              ESTIMATED
                                                  VALUE                GAINS                LOSSES               FAIR VALUE
                                             ------------------------------------------------------------------------------
   U.S. Treasury:
     Within one year ......................   $   1,498,000           $      --              $    --         $    1,498,000
     After one but within five years ......         450,000               5,000                   --                455,000
                                             ------------------------------------------------------------------------------
                                                  1,948,000               5,000                   --              1,953,000
                                             ------------------------------------------------------------------------------
   U.S. Government agencies:
     After one but within five years ......       4,912,000              12,000                7,000              4,917,000
     After five years .....................       2,824,000              36,000                   --              2,860,000
                                             ------------------------------------------------------------------------------
                                                  7,736,000              48,000                7,000              7,777,000
                                             ------------------------------------------------------------------------------
   Obligations of state and political
    subdivisions:
     Within one year ......................       3,491,000              22,000                1,000              3,512,000
     After one but within five years ......       3,936,000              88,000                   --              4,024,000
     After five years .....................       1,052,000              22,000                   --              1,074,000
                                             ------------------------------------------------------------------------------
 ..........................................       8,479,000             132,000                1,000              8,610,000
                                             ------------------------------------------------------------------------------
   Mortgage-backed securities:
     After five years .....................       2,119,000              76,000                   --              2,195,000
                                             ------------------------------------------------------------------------------
                                             $   20,282,000           $ 261,000              $ 8,000         $   20,535,000
                                             ==============================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds from calls of securities held to maturity amounted to $6,150,000, $675,000 and $1,235,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Gains totaling $22,000 and no losses were realized from calls for the year ended December 31, 1998. There were no realized gains or losses from calls for the year ended December 31, 1997. Gross gains totaling $2,000 and gross losses totaling $6,000 were realized on calls during the year ended December 31, 1996.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits approximated $699,000 and $700,000 at December 31, 1998 and 1997 respectively. See also Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 4. LOANS

The loan portfolio consisted of the following:

                                                                                     DECEMBER 31,
                                                             -------------------------------------------------------
                                                                  1998                                     1997
                                                             -------------------------------------------------------
Mortgage:
 Residential ..............................................  $   24,784,000                            $  20,305,000
 Commercial ...............................................      46,375,000                               35,035,000
Commercial ................................................      18,995,000                               17,826,000
Equity ....................................................       3,593,000                                3,551,000
Installment ...............................................      29,290,000                               23,659,000
Other .....................................................         126,000                                  414,000
                                                             -------------------------------------------------------
   Total loans ............................................     123,163,000                              100,790,000
                                                             -------------------------------------------------------
Less: Deferred loan fees ..................................         113,000                                  123,000
  Allowance for loan losses ...............................       1,542,000                                1,462,000
                                                             -------------------------------------------------------
 ..........................................................       1,655,000                                1,585,000
                                                             -------------------------------------------------------
Loans, net ................................................  $  121,508,000                            $  99,205,000
                                                             =======================================================

At December 31, 1998, 1997 and 1996, loans serviced by the Corporation for the benefit of others totaled approximately $5,390,000, $4,774,000, and $2,802,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                                                     DECEMBER 31,
                                                              ------------------------------------------------------
                                                                    1998                1997                1996
                                                              ------------------------------------------------------
Balance, beginning ........................................   $   1,462,000         $ 1,353,000          $ 1,177,000
Provision charged to operations ...........................         200,000             120,000              155,000
Recoveries of loans charged off ...........................              --               8,000               33,000
Loans charged off .........................................        (120,000)            (19,000)             (12,000)
                                                              ------------------------------------------------------
Balance, ending ...........................................   $   1,542,000         $ 1,462,000          $ 1,353,000
                                                              ======================================================


The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 1998 and 1997, these loans aggregated approximately $1,191,000 and $1,370,000, respectively. During the year ended December 31, 1998, new loans totaling $400,000 were granted and repayments totaled approximately $479,000. The loans, at December 31, 1998, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

NOTE 5. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                                                   DECEMBER 31,
                                                              ------------------------------------------------------
                                                                    1998                                    1997
                                                              ------------------------------------------------------
Nonaccrual loans                                               $      4,000                              $    40,000
Loans past due ninety days or more and accruing                      64,000                                    4,000
Restructured loans                                                  480,000                                  652,000
                                                              ------------------------------------------------------
   Total nonperforming loans                                        548,000                                  696,000

Other real estate owned                                                  --                                  269,000
Less allowance for other real estate owned                               --                                   40,000
                                                              ------------------------------------------------------
                                                                         --                                  229,000
                                                              ------------------------------------------------------
Total nonperforming assets                                     $    548,000                              $   925,000
                                                              ======================================================


The following information is presented for assets classified as nonaccrual and restructured:

                                                                                YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                  1998                 1997                1996
                                                              ------------------------------------------------------
Income that would have been recorded under
  contractual terms                                             $    58,000          $   76,000           $   39,000
Less interest income received                                        46,000              67,000               25,000
                                                              ------------------------------------------------------
Lost income on nonperforming assets at year end                 $    12,000          $    9,000           $   14,000
                                                              ======================================================


Impaired loans consisted of the following:

                                                                                     DECEMBER 31,
                                                              ------------------------------------------------------
                                                                    1998                                    1997
                                                              ------------------------------------------------------
Impaired Loans
  With related allowance for loan loss                          $    64,000                               $   40,000
  Without related allowance for loan loss                             4,000                                    4,000
                                                              ------------------------------------------------------
Total impaired loans                                            $    68,000                               $   44,000
                                                              ======================================================
Related allowance for possible credit losses                    $     3,000                               $   40,000
                                                              ======================================================
Average investment in impaired loans                            $    65,000                               $   37,000
                                                              ======================================================
Interest recognized on impaired loans                           $     5,000                               $    1,000
                                                              ======================================================

NOTE 6.  PREMISES AND EQUIPMENT, NET

                                                                         DECEMBER 31,
                                                               -------------------------------
                                                                   1998                1997
                                                               -------------------------------

   Land ....................................................   $  576,000           $  576,000
   Buildings and improvements ..............................    1,433,000            1,433,000
   Leasehold improvements ..................................      379,000              380,000
   Furniture, fixtures and equipment .......................    1,854,000            1,698,000
                                                               -------------------------------
                                                                4,242,000            4,087,000
   Less accumulated depreciation and amortization ..........    1,758,000            1,363,000
                                                               -------------------------------
   Total premises & equipment, net .........................   $2,484,000           $2,724,000
                                                               ===============================

NOTE 7. DEPOSITS

                                                         DECEMBER 31, 1998                       DECEMBER 31, 1997
                                                  ---------------------------------------------------------------------
                                                  WEIGHTED                                 WEIGHTED
                                                   AVERAGE                                  AVERAGE
                                                    RATE             AMOUNT                  RATE             AMOUNT
                                                 ----------------------------------------------------------------------

   Noninterest-bearing demand .................        0%         $ 39,234,000                  0%         $ 29,428,000

   NOW accounts ...............................     1.35%           19,991,000               2.00%           16,054,000
   Money market accounts ......................     2.20%           46,393,000               4.13%           21,973,000
                                                 ----------------------------------------------------------------------
   Total interest-bearing demand ..............     1.94%           66,384,000               3.23%           38,027,000

   Statement savings and clubs ................     2.25%           19,311,000               2.25%           18,539,000
   Business savings ...........................     2.25%            1,733,000               2.25%            1,879,000
                                                  ---------------------------------------------------------------------
  Total savings ...............................    2.25%            21,044,000               2.25%           20,418,000

   IRA investment and variable rate savings ...     5.28%            9,593,000               5.50%            9,399,000
   Money market certificates ..................     5.20%           34,466,000               5.45%           38,943,000
                                                 ----------------------------------------------------------------------
   Total certificates of deposit ..............     5.22%           44,059,000               5.46%           48,342,000
                                                 ----------------------------------------------------------------------

   Total interest-bearing deposits ............     3.09%          131,487,000               4.05%          106,787,000
                                                 ----------------------------------------------------------------------
   Total deposits .............................     2.38%         $170,721,000               3.18%         $136,215,000
                                                 ======================================================================

Certificates of deposit with balances of $100,000 or more at December 31, 1998 and 1997, totaled approximately $5,918,000 and $6,411,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $236,000, $316,000, and $174,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                          DECEMBER 31,
                                               -------------------------------
                                                   1998                 1997
                                               -------------------------------

   One year or less .......................    $28,219,000         $25,635,000
   After one to three years ...............     14,306,000          21,164,000
   After three years ......................      1,534,000           1,543,000
                                               -------------------------------
                                               $44,059,000         $48,342,000
                                               ===============================

NOTE 8. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 1998, 1997 and 1996, securities sold under agreements to repurchase were collateralized by U. S. Treasury securities having a carrying value of approximately $1,703,000, $2,208,000, and $2,216,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.


                                                                                     DECEMBER 31,
                                                                   -------------------------------------------------
                                                                    1998                 1997                1996
                                                                   -------------------------------------------------

Balance ........................................................   $662,000            $533,000           $1,711,000
Weighted average interest rate .................................       5.24%               5.45%                4.67%
Average length of maturity .....................................   273 days            365 days          14-365 days
Maximum amount outstanding at any month end during
 the year ......................................................   $662,000          $3,553,000           $2,398,000
Average amount outstanding during the year .....................   $572,000          $1,569,000           $1,695,000
Average interest rate during the year ..........................       5.37%               5.10%                4.63%



NOTE 9. REGULATORY CAPITAL REQUIREMENTS

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1998, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Corporation has had substantially similar capital regulations promulgated by the Board of Governors of the Federal Reserve System.

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

Management believes that, as of December 31, 1998, the Bank and the Corporation have met all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution:


                                                                                      FDIC REQUIREMENTS
                                                                       -------------------------------------------------
                                                                          MINIMUM CAPITAL            FOR CLASSIFICATION
                                               BANK ACTUAL                   ADEQUACY                AS WELL CAPITALIZED
                                        -----------------------        --------------------       ----------------------
                                          AMOUNT         RATIO         AMOUNT         RATIO         AMOUNT         RATIO
                                        -----------------------        --------------------       ----------------------

DECEMBER 31, 1998
Leverage (Tier 1) capital ...........   13,017,000       7.15%        7,287,000       4.00%        9,109,000       5.00%
Risk-based capital:
 Tier 1 .............................   13,017,000      10.60%        4,914,000       4.00%        7,371,000       6.00%
 Total ..............................   14,553,000      11.85%        9,828,000       8.00%       12,285,000      10.00%

DECEMBER 31, 1997

Leverage (Tier 1) capital ...........   11,308,000       7.73%        7,287,000       4.00%        9,109,000       5.00%
Risk-based capital:
 Tier 1 .............................   11,308,000      11.38%        4,914,000       4.00%        7,371,000       6.00%
 Total ..............................   12,552,000      12.64%        9,828,000       8.00%       12,285,000      10.00%


NOTE 10. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $117,000, $101,000 and $95,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $26,000, $24,000 and $23,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 10% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. Total stock purchases amounted to 828 and 796 shares during 1998 and 1997, respectively.

NOTE 11. STOCK-BASED COMPENSATION

At December 31, 1998, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for non-employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation granted 180 and 985 shares during 1998 and 1997, respectively.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 2,206 and 1,038 shares during 1998 and 1997, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 47,250 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire ten years from the date of grant and are subject to a vesting schedule. A summary of the status of the qualified stock options as of December 31, 1998 and 1997 and changes during the years then ended on those dates is presented below:


                                                               1998                                    1997
                                                   -------------------------------------------------------------------
                                                                  WEIGHTED-                                WEIGHTED-
                                                                   AVERAGE                                  AVERAGE
                                                                  EXERCISE                                 EXERCISE
                                                   SHARES           PRICE                   SHARES           PRICE
                                                   -------------------------------------------------------------------

   Outstanding at beginning of year .............  12,600             $17.62                    --                 --
   Granted ......................................   2,100              20.00                12,600             $17.62
   Exercised ....................................      --                 --                    --                 --
   Forfeited ....................................      --                 --                    --                 --
                                                   -------------------------------------------------------------------
   Outstanding at end of year ...................  14,700             $17.96                12,600             $17.62
   Options exercisable at year end ..............   2,520                                       --
   Weighted-average fair value of options
    granted during the year .....................   $5.83                                    $5.51

The following table summarizes information about the qualified employee stock options outstanding at December 31, 1998:


                                                                   OPTIONS OUTSTANDING
                                    ---------------------------------------------------------------------------------
                                      NUMBER               WEIGHTED-AVG.            WEIGHTED-               NUMBER
                                    OUTSTANDING              REMAINING               AVERAGE              EXERCISABLE
                                    AT 12/31/98          CONTRACTUAL LIFE        EXERCISE PRICE           AT 12/31/98
                                    ---------------------------------------------------------------------------------

Range of Exercise Prices:

 $17-19 ..........................    12,600                   8.42                  $17.62                  2,520
 $20-22 ..........................     2,100                   9.17                   20.00                    --
                                    ---------------------------------------------------------------------------------
 $17-22 ..........................    14,700                   8.53                  $17.96                  2,520
                                    =================================================================================


The Stock Option Plan for non-employee Directors has also reserved 47,250 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 4,295 shares of common stock. No option may be exercised more than ten years after the date of its grant. The options were issued with an exercise price of $16.74, 95% of the fair market value on the date the options were granted. As a result of the discount, $38,000 was charged to noninterest expense for 1997. No options were exercised during the years ended 1998 and 1997.

The Corporation applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data). There were no options granted in 1996:


                                                                    1998                 1997                1996
                                                                -------------------------------------------------------
NET INCOME:
 As reported ...............................................     $1,647,000          $1,463,000           $1,317,000
 Pro forma .................................................      1,640,000           1,325,000            1,317,000

EARNINGS PER SHARE:
 As reported Basic earnings per share ......................     $     1.67          $     1.50           $     1.37
 As reported Diluted earnings per share ....................           1.65                1.50                 1.37
 Pro forma Basic earnings per share ........................           1.67                1.35                 1.37
 Pro forma Diluted earnings per share ......................           1.65                1.35                 1.37

Weighted average fair value of options granted
 during year ...............................................     $     5.83          $     4.82                   --

The fair value of options granted for employees is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:


                                                             EMPLOYEE               EMPLOYEE              NONEMPLOYEE
                                                           STOCK OPTIONS          STOCK OPTIONS          STOCK OPTIONS
                                                               1998                   1997                   1997
                                                          --------------------------------------------------------------
Dividend yield ..........................................      1.12%                  1.15%                  1.15%
Expected volatility .....................................     16.24%                 14.10%                 14.10%
Risk-free interest rate .................................      5.58%                  6.64%                  6.01%
Expected Life ...........................................   7 years                7 years                5 years
Fair value at grant date ................................     $5.83                  $5.51                  $4.62


NOTE 12: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 1998, 1997 and 1996:


                                                                                1998             1997              1996
                                                                            ------------------------------------------------
Net income ..............................................................    $1,647,000       $1,463,000        $1,317,000
                                                                            ------------------------------------------------
Income available to common stockholders, basic and diluted ..............     1,647,000        1,463,000         1,317,000
                                                                            ================================================
Weighted average common shares outstanding--basic .......................       984,842          972,983           962,368
Effect of dilutive securities--stock options ............................        11,460            3,275                --
                                                                            ------------------------------------------------
Weighted average common shares outstanding--diluted .....................       996,302          976,258           962,368
                                                                            ================================================

NOTE 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------
                                                                                 1998             1997              1996
                                                                              --------------------------------------------
Current tax expense:
 Federal .................................................................... $ 683,000        $ 556,000         $ 564,000
 State ......................................................................   160,000          147,000           136,000
                                                                              --------------------------------------------
                                                                                843,000          703,000           700,000
Deferred tax benefit:
 Federal ....................................................................   (38,000)         (90,000)         (104,000)
 State ......................................................................    (7,000)         (16,000)          (28,000)
                                                                              --------------------------------------------
                                                                                (45,000)        (106,000)         (132,000)
                                                                              --------------------------------------------
                                                                              $ 798,000        $ 597,000         $ 568,000
                                                                              ============================================

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------
                                                                                 1998             1997              1996
                                                                              --------------------------------------------
Federal income tax .......................................................... $ 831,000        $ 646,000         $ 641,000
Add (deduct) effect of:
 State income taxes, net of federal income tax effect .......................   101,000           87,000            71,000
 Nontaxable interest income .................................................  (172,000)        (151,000)         (142,000)
 Other items, net ...........................................................    38,000           15,000            (2,000)
                                                                              --------------------------------------------
Effective federal income taxes .............................................. $ 798,000        $ 597,000         $ 568,000
                                                                              ============================================


The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                              DECEMBER 31,
                                                                              --------------------------------------------
                                                                                 1998                               1997
                                                                              --------------------------------------------
Deferred tax assets:
 Allowance for loan losses .................................................. $ 616,000                          $ 584,000
 Allowance for losses on investments ........................................     6,000                              6,000
 Allowance for OREO losses ..................................................       --                              16,000
 Core deposit intangible amortization .......................................    25,000                             20,000
 Nonaccrual loan interest ...................................................    14,000                             14,000
 Depreciation ...............................................................    22,000                                --
 Other ......................................................................    13,000                             15,000
                                                                              --------------------------------------------
                                                                                696,000                            655,000
                                                                              --------------------------------------------
Deferred tax liabilities:
 Depreciation ...............................................................       --                               2,000
 Unrealized gain on securities available for sale ...........................    23,000                            215,000
 Deferred state tax                                                                 --                               2,000
                                                                              --------------------------------------------
                                                                                 23,000                            219,000
                                                                              --------------------------------------------
Net deferred tax assets ..................................................... $ 673,000                          $ 436,000
                                                                              ============================================


The Corporation has determined that it is not required to establish a valuation reserve for the deferred tax asset, since it is more likely than not that the deferred tax asset will be principally realized through carrybacks to taxable income in prior years. The Corporation's conclusion that it is more likely than not that the deferred tax asset will be realized is based on a history of growth in earnings and the prospects for continued growth.

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

At December 31, 1998, the Corporation had mortgage commitments to extend credit aggregating approximately $2.7 million at fixed rates averaging 6.53% and $346,000 floating rate loans. Of these loans, $1.9 million fixed and $346,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $1.7 million were extended with floating rates currently averaging 8.24% and $1.7 million were extended at fixed interest rates averaging 7.64%. All commitments were due to expire within approximately 90 days.

At December 31, 1997, the Corporation had mortgage commitments to extend credit aggregating approximately $435,000 at fixed interest rates averaging 7.24% and $305,000 floating rate loans. Of these loans, $190,000 fixed and $305,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $768,000 were extended with floating interest rates currently averaging 8.99% and $2.7 million were extended at fixed interest rates averaging 8.71%.

Additionally, at December 31, 1998, the Corporation was committed for approximately $19.4 million of unused lines of credit, consisting of $7.0 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $3.6 million relating to credit cards, and $8.8 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $287,000 at December 31, 1998, all of which expire within approximately one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rentals under long-term operating lease for branch offices amounted to approximately $141,000, $79,000, and $46,000 during the years ended December 31, 1998, 1997, and 1996, respectively. At December 31, 1998, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

                     YEAR ENDING                    MINIMUM
                     DECEMBER 31                     RENT
                     -----------                   --------
                        1999 ..................... $145,000
                        2000 .....................  117,000
                        2001 .....................  118,000
                        2002 .....................   96,000
                        2003 .....................   90,000
                     Thereafter ..................  234,000
                                                    -------
                                                   $800,000
                                                   ========


The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 15. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 1998, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS No. 107) Disclosures About Fair Value of Financial Instruments, requires that the Corporation disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.


                                                                                    DECEMBER 31,
                                                            -------------------------------------------------------------
                                                                      1998                               1997
                                                            --------------------------        ---------------------------
                                                            CARRYING         ESTIMATED        CARRYING          ESTIMATED
                                                             AMOUNT         FAIR VALUE         AMOUNT          FAIR VALUE
                                                            --------------------------        ---------------------------
                                                                               (Dollars in thousands)
Financial assets:
 Cash and cash equivalents ................................  $16,999          $16,999           $12,672          $12,672
 Securities available for sale ............................   18,578           18,578            11,047           11,047
 Securities held to maturity ..............................   22,513           22,757            20,282           20,535
 FHLB-NY stock ............................................      557              557               510              510
 Net loans ................................................  121,508          122,209            99,205           99,512
Mortgage loans held for sale ..............................      793              793               756              756

Financial liabilities:

 Deposits .................................................  170,721          171,124           136,215          136,513
 Securities sold under agreements to repurchase ...........      662              662               533              533

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

DEPOSITS

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1998. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying value approximates fair value due to the relatively short time before maturity.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 1998 and 1997 were not material.

LIMITATIONS

The preceding fair value estimates were made at December 31, 1998 and 1997, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 1998 and 1997, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 17. PARENT COMPANY ONLY

The Corporation, formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 1998 and 1997 are presented below:


 CONDENSED STATEMENTS OF FINANCIAL CONDITION                                           YEARS ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                     1998                      1997
                                                                                -------------------------------------
      ASSETS
      Cash and due from banks ..............................................    $     25,000             $     20,000
      Investment in subsidiary .............................................      13,520,000               11,896,000
                                                                                -------------------------------------
         Total assets ......................................................    $ 13,545,000             $ 11,916,000
                                                                                =====================================
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Other liabilities ....................................................    $     (4,000)            $    (10,000)
      Stockholders' equity .................................................      13,549,000               11,926,000
                                                                                -------------------------------------
         Total liabilities and Stockholders' equity ........................    $ 13,545,000             $ 11,916,000
                                                                                =====================================


 CONDENSED STATEMENTS OF INCOME                                                        YEARS ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                     1998                      1997
                                                                                -------------------------------------
      Dividend income ......................................................    $     35,000             $     83,000
      Other income .........................................................           6,000                    1,000
      Other expenses .......................................................         (59,000)                 (99,000)
                                                                                -------------------------------------
      Income before income tax benefit and undistributed
        earnings of subsidiary .............................................         (18,000)                 (15,000)
      Income tax benefit ...................................................         (18,000)                 (20,000)
                                                                                -------------------------------------
      Net income before undistributed earnings of subsidiary ...............              --             $      5,000
      Equity in undistributed earnings of subsidiary .......................       1,647,000                1,458,000
                                                                                -------------------------------------
      Net income ...........................................................    $  1,647,000             $  1,463,000
                                                                                =====================================

 CONDENSED STATEMENTS OF CASH FLOWS                                                    YEARS ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                     1998                      1997
                                                                                -------------------------------------
      Cash flows from operating activities:
       Net income ..........................................................    $  1,647,000             $  1,463,000
       Adjustments to reconcile net income to
        net cash provided by operating activities:
         Equity in undistributed earnings of subsidiary ....................      (1,647,000)              (1,458,000)
         Issuance of stock options at a discount ...........................              --                   38,000
         Increase/(decrease) in other liabilities ..........................           6,000                   (9,000)
                                                                                -------------------------------------
          Net cash provided by operating activities ........................           6,000                   34,000
      Cash flows from financing activities:
        Cash dividends paid on common stock ................................        (275,000)                (221,000)
        Issuance of common stock ...........................................         274,000                  200,000
                                                                                -------------------------------------
          Net cash provided by financing activities ......................            (1,000)                 (21,000)
      Net increase in cash and cash equivalents ............................           5,000                   13,000
      Cash and cash equivalents--beginning .................................          20,000                    7,000
                                                                                -------------------------------------
      Cash and cash equivalents--ending ....................................    $     25,000            $      20,000
                                                                                =====================================

                                                                              50

NOTE 18. RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Account Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value.

The Corporation must adopt SFAS No. 133 by January 1, 2000 however, early adoption is permitted. On adoption, the provisions of SFAS No. 133 must be applied prospectively. The Corporation anticipates that the adoption of SFAS No. 133 will not have a material impact on financial statements.

On October 9, 1998 the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise." SFAS No. 134 changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. This statement is effective for fiscal quarters beginning after December 15, 1998. Early application is permitted. The adoption of this statement by the Corporation is not expected to have a material effect on the financial statements of the Corporation.

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 1998 and 1997 (dollars in thousands).


                                                                 FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
                                                             -------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998:
Interest income ...........................................  $  2,865      $  3,034     $  3,178     $  3,243    $  12,320
Interest expense ..........................................     1,107         1,178        1,297        1,243        4,825
                                                             -------------------------------------------------------------
 Net interest income before provision for loan losses .....     1,758         1,856        1,881        2,000        7,495
Provision for loan losses .................................        40            30           20          110          200
                                                             -------------------------------------------------------------
 Net interest income after provision for loan losses ......     1,718         1,826        1,861        1,890        7,295
Noninterest income ........................................       215           297          228          268        1,008
Noninterest expense .......................................     1,367         1,524        1,467        1,500        5,858
                                                             -------------------------------------------------------------
 Net income before income tax expense .....................       566           599          622          658        2,445
Federal and state income tax expense ......................       184           197          202          215          798
                                                             -------------------------------------------------------------
Net income ................................................  $    382      $    402     $    420     $    443     $  1,647
                                                             =============================================================
Basic earnings per share ..................................  $   0.39      $   0.41     $   0.43     $   0.44     $   1.67
                                                             =============================================================
Diluted earnings per share ................................  $   0.39      $   0.40     $   0.42     $   0.44     $   1.65
                                                             =============================================================
YEAR ENDED DECEMBER 31, 1997:

Interest income ...........................................  $  2,361      $  2,502     $  2,631     $  2,761    $  10,255
Interest expense ..........................................       859           914          983        1,048        3,804
                                                             -------------------------------------------------------------
 Net interest income before provision for loan losses .....     1,502         1,588        1,648        1,713        6,451
Provision for loan losses .................................        30            30           30           30          120
                                                             -------------------------------------------------------------
 Net interest income after provision for loan losses ......     1,472         1,558        1,618        1,683        6,331
Noninterest income ........................................       168           195          184          206          753
Noninterest expense .......................................     1,160         1,259        1,288        1,317        5,024
                                                             -------------------------------------------------------------
 Net income before income tax expense .....................       480           494          514          572        2,060
Federal and state income tax expense ......................       143           148          122          184          597
                                                             -------------------------------------------------------------
Net income ................................................  $    337      $    346     $    392     $    388   $    1,463
                                                             =============================================================
Basic earnings per share ..................................  $   0.35      $   0.35     $   0.40     $   0.40   $     1.50
                                                             =============================================================
Diluted earnings per share ................................  $   0.35      $   0.35     $   0.40     $   0.40   $     1.50
                                                             =============================================================

Atlantic Stewardship
Branch Locations

Call: 201-444-7100

HEADQUARTERS:
MIDLAND PARK
630 Godwin Avenue
Raymond J. Santhouse
Branch Manager & Assistant Vice President
Louise Rohner
Assistant Branch Manager & Assistant Secretary

HAWTHORNE
386 Lafayette Avenue
Alma M. Baxter
Branch Manager & Assistant Secretary
Grace Lobbregt
Assistant Branch Manager & Administrative Assistant

RIDGEWOOD
190 Franklin Avenue
Jennifer L. Heller
Branch Manager & Administrative Assistant
Joyce Dykstra
Assistant Branch Manager

WALDWICK
30 Franklin Turnpike
Kristine Rasile
Branch Manager & Assistant Secretary

WAYNE
87 Berdan Avenue
Robert A. Giannetti
Branch Manager & Assistant Vice President
Maria Rizzi
Assistant Branch Manager

311 Valley Road
Leigh Knorr
Branch Manager & Administrative Assistant