Form 10KSB, Exhibit 13
period 1999-12-31
STEWARDSHIP FINANCIAL CORP
filed 2000-03-31
CIK 1023860

Annual Report 1999
                                    [PHOTO]




                                     [LOGO]
                                      SFC
                       STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY

[PHOTO]


[PHOTO]


[PHOTO]


[PHOTO]

--------------------------------------------------------------------------------
About Our Cover:

The Biblical concept of stewardship is fundamental to the Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank--an integral part of our name and the Bank's charter. As God's stewards, we celebrate His many gifts, and accept responsibility for their proper use. We rejoice in all our blessings and we acknowledge them by embracing the Biblical principle of Tithing, or sharing 10 percent of our profits annually.

This year, the Bank was pleased to make its largest donation ever under its unique Tithing Program; we shared $252,000 with 203 Christian and local civic organizations. A few of the Tithe Recipients are pictured on the opposite page.

Opposite Page:

Upper Left: Residents of the Christian Health Care Center in Wyckoff, NJ.

Center: Students at the Ebenezer Netherlands Reformed School, Pompton Plains,
NJ.

Upper Right: A resident of the Eastern Christian Children's Retreat receives a loving hug from a Retreat employee.

Lower Left:A missionary from the Africa Inland Mission in Pearl River, NY, working with members of the Datoga people of Tanzania.
--------------------------------------------------------------------------------
Throughout the pages of this Annual Report are additional photos of Atlantic Stewardship Bank's Tithe Recipients. See pages 3,5,7,9,10,11 and 12.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table of Contents

Financial Highlights .....................................................     2
Shareholder Information ..................................................     3
Board of Directors .......................................................     4
Stewardship Financial Corporation Officers ...............................     5
Bank Officers ............................................................     5
Beach Committee ..........................................................     5
Message to the Shareholders ..............................................   6-7
Giving Back: Tithing in 1999 .............................................   8-9
Products and Services ....................................................    10
Commercial Services ......................................................    11
Branch Locations and Associates ..........................................    12
Selected Financial Data ..................................................    13
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .................................... 14-28
Independent Auditor's Report .............................................    29
Consolidated Statements of Financial Condition ...........................    30
Consolidated Statements of Income ........................................    31
Consolidated Statements of Changes in Stockholders' Equity ...............    32
Consolidated Statements of Cash Flows ....................................    33
Notes to Consolidated Financial Statements ............................... 34-51

--------------------------------------------------------------------------------
[PHOTO]

RETURN ON ASSETS

                                    [CHART]


"Thank you for the wonderful way you and Atlantic Stewardship Bank have ministered to AIM through missionary banking services and advice. Your good service and helpfulness are much appreciated by our missionaries, the Finance Department staff, and myself. Also, I want to express our sincere appreciation for your significant contribution to the ministry of Africa Inland Mission through the Tithing Program of ASB. We are deeply grateful for your partnership in sharing Jesus Christ with the peoples of Africa and in urban areas here in the United States."

Ted Barnett, Ed.D.
U.S. Director,
Africa Inland Mission International, Inc.,
Pearl River, NY

--------------------------------------------------------------------------------


Financial Highlights


                                                   1999           1998           %Change
                                             -----------------------------------------------
                                            (Dollars in thousands, except per share amounts)
For the Year Ended December 31

Net income                                      $   1,981      $   1,647           20.3
Average shares outstanding                          1,578          1,551            1.7
Per common share:
   Basic net income                                  1.26           1.06           18.9
   Diluted net income                                1.24           1.05           18.1
Cash dividends declared                              0.23           0.17           35.3
Book value at year end                               9.56           8.69           10.0

Balance Sheet Data at December 31

Total assets                                      203,072        185,970            9.2
Deposits                                          185,167        170,721            8.5
Loans                                             144,190        123,163           17.1
Stockholders' equity                               15,286         13,549           12.8
Allowance for loan losses                       $   1,874      $   1,542           21.5

Consolidated Ratios

Return on average assets                             1.03%          0.98%           5.1
Return on average equity                            13.77%         12.94%           6.4
Tier 1 capital to average assets (leverage)          7.52%          7.16%           5.0
Tier 1 capital to risk-adjusted assets              11.16%         10.62%           5.1
Total capital to risk-adjusted assets               12.41%         11.87%           4.5


TOTAL ASSETS



                                    [CHART]


IN INCREMENTS OF MILLIONS






NET INCOME


                                    [CHART]


IN INCREMENTS OF THOUSANDS

Shareholder Information

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, New Jersey, on Tuesday, May 9, 2000, at 7:00 P.M. The Corporation had 742 shareholders of record on December 31, 1999.

Dividend Reinvestment Plan

A total of 588 shareholders currently participate in the Corporation's Shareholder Reinvestment Plan, representing 1,172,302 or 73.3 percent of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95 percent of the market value, based on the most recent trade. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Corporate Services at 201-444-7100, extension 7118.

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

Recent History of Dividends Paid

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2000, a quarterly dividend to Shareholders of Record on January 14, 2000, in the amount of $0.07 per share. Future dividends will be paid in May, August, November and February, subject to Board approval.

November 2, 1999               $.06
October 27, 1999               5% stock dividend
August 3, 1999                 $.06
May 3, 1999                    $.06
February 1, 1999               $.05
November 2, 1998               $.04
August 3, 1998                 $.04
June 1, 1998                   5% stock dividend
May 1, 1998                    $.04
February 2, 1998               $.03

Dividends have been restated to reflect all stock splits and stock dividends.


RETURN ON EQUITY

                                    [CHART]



TOTAL EARNINGS PER SHARE


                                    [CHART]


IN INCREMENTS OF MILLIONS



--------------------------------------------------------------------------------
[PHOTO]

Eastern Christian Children's Retreat

1999 Tithe Recipient

"You have chosen to display God's love, mercy, and grace to the children and adults at Elim. Gifts help over 600 people with disabilities gain the opportunity to reach their highest God-given potential. Christ's love through you continues to improve life at Elim.

Elim is alive in all four of our ministries. Children receive opportunities through our School and Residential programs. Adults are able to work and learn through our Work Services program and over 350 children in Christian schools receive educational assistance through Discovery Network Services. Thank you for being a part of life in Elim's ministry."

George Groen
Executive Director

Jack Strong
Director of Development
and Community Relations

Elim Christian School,
Palos Heights, IL

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[PHOTO]

"We are most grateful for the support you have given us as we work to Preserve the Past for the Future. I would like to add that our banking relationship with your Waldwick branch has been a most gratifying experience. Your staff is both pleasant and professional."

Roberta Svarre President, Friends
of the Hermitage, Inc.,
Ho-Ho-Kus, NJ
--------------------------------------------------------------------------------

Board of Directors
of Stewardship Financial Corporation and Atlantic Stewardship Bank

[PHOTO]

Seated, from left to right: William C. Hanse, John L. Steen, Arie Leegwater, Edward Fylstra Standing, from left to right: William M. Almroth, Paul Van Ostenbridge, Margo Lane, William J. Vander Eems, Robert J. Turner, Harold Dyer

OUR BOARD OF DIRECTORS
Arie Leegwater, Chairman
Owner, Arie Leegwater Associates

William M. Almroth
Retired
Harold Dyer
Retired

Edward Fylstra, Secretary
Managing Partner, Fylstra, Wright & Co.

William C. Hanse, Esq.
Partner, Hanse & Hanse

Margo Lane
Corporate Communications Manager,
Garden State Paper
Corporate Secretary, Lane Electric, Inc.

John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
President, The Turner Group

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer,
Atlantic Stewardship Bank

OUR BUSINESS
DEVELOPMENT BOARDS

Bergen Board

Samuel Braen*
William Braunius
William R. Cook
Paul D. Heerema
Bartel Leegwater
Paul Ruitenberg
William Soodsma
Margaret Stanley
Samuel J. Steen
Kathryn Stiles
Russel Teschon, Esq.

Passaic/Morris Board

Donald De Bruin
Frederick Everett
Brian Hanse, Esq.
Garret Hoogerhyde
Ruth Kuiken
William Monaghan, Esq.
Ronald Steiginga
Charles Sybesma
Abe Van Wingerden
Ralph Wiegers


*We regret to report that our dear friend and colleague, Samuel Braen, passed into Eternal Life in January, 2000. We sincerely appreciate all of Samuel Braen's efforts in promoting the Atlantic Stewardship Bank and his strong endorsement of our unique Tithing Program.

Stewardship Financial Corporation Officers



Arie Leegwater
Chairman of the Board

John L. Steen
Vice Chairman of the Board

Paul Van Ostenbridge
President and Chief Executive Officer

Edward Fylstra
Secretary

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

Ellie King
Assistant Secretary

David A. Struck
Assistant Secretary

Marie E. McCall
Assistant Treasurer



Bank Officers

Paul Van Ostenbridge
President and Chief Executive Officer

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

Alma M. Baxter
Assistant Vice President

James S. Donado
Assistant Vice President

Robert A. Giannetti
Assistant Vice President

John S. Krantz
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

Dennis R. Murley
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Richard D. Powers
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

David J. Van Lenten
Assistant Vice President

Ellie King
Assistant Secretary

Helen Potter
Assistant Secretary

Kristine Rasile
Assistant Secretary

Louise H. Rohner
Assistant Secretary

David A. Struck
Assistant Secretary

Marie E. McCall
Assistant Treasurer

Jennifer L. Heller
Administrative Assistant

Leigh A. Knorr
Administrative Assistant

Grace Lobbregt
Administrative Assistant

Jean M. Schaver
Administrative Assistant

Mary Beth Steiginga
Administrative Assistant

--------------------------------------------------------------------------------
[PHOTO]

Midland Park
Ambulance Corps

1999 Tithe Recipient

"Thank you so much for your overwhelming generosity to the work of Star of Hope. We are grateful to God for His compassion as expressed through the Tithing ministry of the Atlantic Stewardship Bank. What a wonderful concept! What a great bank!

 ... Your faithful support to Star of Hope enables us to continue to care for those in need in the Greater Paterson area. Thank you once again. We look forward to continued partnership with you in the years to come. Our prayer is that God will bless you and the Atlantic Stewardship Bank."

Edward Jay Sinclair
Executive Director,
Star of Hope Ministries, Inc., Paterson, NJ
--------------------------------------------------------------------------------

Our BEACH Committee

As the Bank provides financial support to community projects and organizations, many of our associates extend our commitment to "Stewardship" well beyond banking hours. Members of the Bank's BEACH (Bank Employees Assisting CHarities) Committee volunteer their time and talents to a number of programs to benefit the less fortunate in our area. In 1999, BEACH Committee projects included a Business Suit Drive to assist low-income women entering the workforce, as well as the annual Food Drive in November, and the Christmas "Wish Tree" program. Often serving as the catalyst for others to get involved, the committee's work continues to reinforce the importance of the "Golden Rule."

--------------------------------------------------------------------------------
[PHOTO]

[PHOTO]

Our Wayne Valley office Ribbon Cutting Ceremony April, 1999.

"Thank you for remembering the Luke Society in your Tithing Program. This will help us in continuing to help the poor and hurting throughout the world--extending Christ's love.

Wrede Vogel, MD

Executive Director,
The Luke Society,
Sioux Falls, SD

--------------------------------------------------------------------------------

Message to the Shareholders

Dear Shareholders and Friends:

We are pleased to report that 1999 was another spectacular year for the Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank. New records were established in virtually all performance categories.

Consolidated earnings for 1999 reached a new high of $2.0 million or $1.26 basic earnings per share, compared to $1.6 million or $1.06 basic earnings per share the previous year. This was an increase of 20.3% in income and 18.9% in basic earnings per share over 1998. Diluted earnings per share were $1.24 in 1999 compared to $1.05 in 1998. The higher earnings reflected strong loan growth, particularly in our Commercial Mortgage Department.

Cash dividends paid totalled $0.23 per share in 1999: 35.3% higher than the $0.17 paid per share in 1998. In July, Stewardship Financial Corporation issued a 3-for-2 stock split, and followed in October with its second 5% stock dividend.

Shareholder's Equity grew to $15.3 million, representing a 12.8% increase over the $13.5 million reported in 1998.

Total assets for the Stewardship Financial Corporation climbed to $203.1 million as of December 31, 1999: a 9.2% increase over the December 31, 1998 figure of $186.0 million. Total deposits were $185.2 million at year-end, representing a 8.5% increase over last year's year-end total of $170.7 million. The notable increase can be attributed to new deposit activity generated by the opening of our Wayne Valley branch, as well as a special certificate of deposit promotion. As of December 31, 1999, total loans net of allowance for loan losses were $142.2 million--an increase of 17.0% over the $121.5 million reported at the end of 1998.

The Year 2000

The Bank was well prepared for the advent of the new millennium. Our Technology Committee was established in 1997 to address concerns about computer readiness for the Year 2000, and we approached the date change with full confidence. As expected, the arrival of the new year presented no technological problems whatsoever, and business continues without interruption.

New Technology

Keeping pace with the 21st century, we plan to introduce the Atlantic Stewardship Bank website in the coming year. Our website will enable us to serve customers outside our immediate area, while still maintaining our community banking style. The site will provide individual and business Internet users with up-to-date information about the Bank, including products and services, financial updates and news about our Tithing Program. In addition, customers will be able to access their accounts at any time with the site's Online Banking feature. As more and more people connect to the Internet, we are looking forward to taking advantage of the new possibilities this important medium offers to reach out nationwide.

Bank Growth

In April, the Grand Opening of our second Wayne location was a resounding success, and business at our Wayne Valley branch continues to thrive. Looking forward, we are delighted to announce the addition of a seventh location to the Atlantic Stewardship family. We plan to open a new branch at 249 Newark-Pompton Turnpike, Pequannock, NJ. This location will introduce our style of community-oriented banking to a new market in Morris County. Our Pequannock branch is scheduled to open in the last quarter of 2000, and will offer our full range of banking products and services, including safe deposit boxes and an Automatic Teller Machine.

Tithing

We are grateful to our Shareholders, bank associates and customers, whose loyal support enabled us to increase our Tithe in 1999. Once again, we were pleased to share 10% of our profits with Christian missions, health care facilities, schools, charitable and civic organizations. This past year, our contributions totalled an unprecedented $252,000--an increase of 17.2% over the 1998 Tithe--shared with 203 deserving organizations.

Each day, we see or hear about the positive impact that these fine groups have had--in far corners of the world and in our own communities. We feel honored and truly blessed to be able to contribute to their good works with our financial assistance.

We extend our most profound thanks to our Shareholders for the steadfast support that enables us to continue our mission of sharing our profits and giving back to the community. Further thanks go out to our bank associates for their outstanding contributions to our success, and our customers for their loyalty and confidence.

Very truly yours,




Arie Leegwater                                    Paul Van Ostenbridge
Chairman of the Board of Directors         President and Chief Executive Officer

--------------------------------------------------------------------------------
[PHOTO]

Touch the World Ministries

1999 Tithe Recipient

"For nearly 90 years, the Christian Health Care Center has adhered to its mission of Christian service to the elderly and mentally ill. Your support enables us to maintain and expand our services, thereby insuring that those within our midst will receive the care and compassion that they need and deserve.

 ...This gift will be directed toward expanding the services of our Heritage Manor Nursing Home in ways that would have otherwise not been possible. We hope that others within the business community will learn from your fine example and be as supportive to their communities. It must be so rewarding for the entire Atlantic Stewardship Bank family to know that your efforts are helping to improve countless lives throughout our area."

Douglas A. Struyk

President and CEO,
Christian Health Care Center,
Wyckoff, NJ
--------------------------------------------------------------------------------
                                       7

--------------------------------------------------------------------------------

[PHOTO]

                                     TITHE


                                    [CHART]

                           IN INCREMENTS OF THOUSANDS

"We count it a privilege and blessing to be part of your Stewardship Bank Tithing Program.

 ...The ministry here at the Bethel Ranch and at the Fellowship House continues to be a blessing to the many homeless in the area. As the Gospel is being preached week after week, many are coming to know Christ as Savior and believers are being encouraged. Please pray with us that this Christ-centered Ministry will continue well into the New Millennium. May God bless each of you and give you a Happy and Prosperous New Year.

William Stelpstra

Executive Director,
World for Christ Ministries,
West Milford, NJ
--------------------------------------------------------------------------------
Giving Back: Tithing in 1999


WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 1999 TITHE
DISTRIBUTION:

*  Africa Inland Mission
*  Bethany Christian Services
*  Bethlehem Ministries
*  Brookdale Christian School
*  Calvary Temple School
*  Calvin College
*  Cary Christian Center, Inc.
*  Christian Health Care Center
*  Christian Reformed World Relief Committee
*  Christian School International Foundation
*  CLEAR
*  CUMAC-ECHO
*  Dawn Treader School
*  Eastern Christian Children's Retreat
*  Eastern Christian School Association
*  Eastern Home Mission Board
*  Ebenezer Netherlands Reformed School
*  Elim Christian School
   Emergency Services of Ridgewood
*  Eva's Village
*  Fellowship Homes
*  Florence Christian Home
   Foundation for the Handicapped
*  Good Shepherd Mission, Inc.
*  Goshen Christian School
*  Hawthorne Christian Academy
   Healing the Children Midlantic, Inc.
*  Holland Christian Home
*  Lord's Day Alliance
   Love Fund, Inc.
*  Luke Society, Inc.
*  Madison Avenue Baptist Academy
*  Madison Avenue Crossroads Ministries
*  Mid-Atlantic Mercy Ministries
   Midland Park Ambulance Corps
*  Mississippi Christian Family Services, Inc.
*  Mustard Seed School
*  Operation Double Harvest/Haiti
*  Operation Mobilization
*  Paterson Habitat for Humanity
*  Ridgewood YMCA
*  Ron Hutchcraft Ministries
*  Saint Anthony's School
*  Salvation Army
*  Siena Village
*  Star of Hope Ministries
*  Touch the World Ministries
*  United Presbyterian Educational
   Valley Hospital
   Waldwick Ambulance Corps
   Wayne Memorial First Aid Squad
*  Wyckoff Family YMCA

IN ADDITION, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 1999 TO THE FOLLOWING
ORGANIZATIONS:

* Advent Charities
  Albert Payson Terhune Elementary School
  American Cancer Society Bergen County
  American Heart Association
  American Legion, Midland Park
* American Red Cross Bergen Crossroads
* Baptist Haiti Mission
  Bergen County Community Blood Services
  Bergen County Community Housing in
   Partnership
  Bergen Regional Medical Center
* Bessie Green Community
  Boy Scouts of America
  Boys & Girls Club of Hawthorne
  Boys & Girls Club of Paterson
* Calvin Theological Seminary
  Camp Nejda
* Cathedral Choir
  Cerebral Palsy Center
* Child Evangelism Fellowship of NJ, Inc.
  Children's Aid and Family Services
* Christian Overcomers
  Cody's Foundation
  Community High School
  Community Housing in Partnership (CHIP)
  Community Learning Center of Wyckoff
  Community Meals, Inc.
  CNBC/PNJA
  Cooperative Nursery School of Ridgewood
* Crossroads Community Ministries, Inc.
  Cystic Fibrosis Foundation
* Daughters of Miriam Center
  Deborah Hospital
  Downtown for the Holidays, Ridgewood
  Fair Housing Council of Northern NJ
* Fig Orchard
  Forum School
  Foundation for Free Enterprise
  Free Public Library, Waldwick
  Friends of the Hermitage
  Friends of the Louis Bay 2nd Library
  Friends of the Midland Park Library
* Friends of the Reformed Church Home
* Friendship Ministries
  Friendship Pregnancy Center

* Gideons International Lakeland Camp
* Gideons International Passaic Valley Camp
* Gideons International Paterson Camp
* Gideons International Ramapo Camp
  Girl Scout Council of Bergen County
* Grace Counseling Ministries
* Habitat for Humanity, Bergen County
  Hawthorne Baseball/Softball Association
  Hawthorne Boys and Girls Club
  Hawthorne Caballeros
  Hawthorne Chamber of Commerce
  Hawthorne Chamber Symphony
  Hawthorne Community Library Foundation
  Hawthorne Cubs Football Assoc.
  Hawthorne Education Foundation
  Hawthorne High School
  Hawthorne Hurricanes
  Hawthorne Library
  Hawthorne Lions Club
  Hawthorne PBA Local 200
  Hawthorne Rotary Club
  Hawthorne Soccer Assoc.
  Hawthorne Special Rec
  Hawthorne Volunteer Fire Department
  Hawthorne William B. Wawhinney
   Ambulance Corps
* Hispanic Multi-Purpose Center
* Hope for New York Mercy Ministries
  Hospice of Hackensack Hospital
  Hugh O'Brian Youth Foundation
* Interchurch Softball League
  Lenni-Lenape Girl Scouts
* Life Advocates
* Little Sisters of the Poor
  Lupus Foundation of America, Inc.
* Metropolitan Youth for Christ, Inc.
  Midland Park Baseball Association, Inc.
  Midland Park Chamber of Commerce
  Midland Park High School
  Midland Park/Ho-Ho-Kus PBA
  Midland Park Lions Club
  Midland Park Public Library
  Midland Park Volunteer Fire Company
  Mohawk Athletic Club
  Multiple Sclerosis National Society
  Muscular Dystrophy Association
* New Jersey Family Policy Council
* Northeast Urban Church Planting
  North Jersey Chorus
  Opera in the Park, Ridgewood
  Paterson Chamber of Commerce
  Paterson Coalition for Housing, Inc.
  Pompton Falls Fire Department
* Prison Fellowship Ministries
  Ramapo High School
* Reformed Bible College
* Reformed Church Home
  Ridgewood Arts Council Ridgewood Baseball Association
  Ridgewood Chamber of Commerce
  Ridgewood Fire Association
  Ridgewood First Night/Fourth of July
  Ridgewood Friends of Music Ridgewood High School
  Ridgewood Ice Hockey Foundation
  Ridgewood Kids Day America
  Ridgewood PBA
  Ridgewood Public Library
  Ridgewood Public Education Foundation
  Ridgewood Rotary Ridgewood Softball Association
  Ridgewood Village HC/HV
* St. Frances Residence for Women
* St. Peter's Haven
* St. Thomas More School
  SHARE, Inc.
* Strategic Prayer Command
* Sonshine Christian Academy
  Tri-County Chamber of Commerce
* United Paterson Development Corporation
  Waldwick Fire Department
  Waldwick High School Athletic Association
  Waldwick High School Booster Club
  Waldwick High School & Home Association
  Waldwick PBA
* Waldwick Seventh Day Adventist School
  Waldwick Township Wayne Adult Community Center, Inc.
  Wayne Boys and Girls Club
  Wayne Counseling and Family Services
  Wayne General Hospital
  Wayne Hills High School
  Wayne Lafayette School
  Wayne Lions Charities, Inc.
  Wayne Little League
  Wayne Police Athletic League
  Wayne Public Library
  Wayne Township Public Schools
  Wayne Valley Band Parents Association
  Wayne Volunteer Fire Company
  West Bergen Mental Health Clinic
* Westminster Theological Seminary
* World for Christ
* Wyckoff Family YMCA
  Wyckoff Torpedoes Soccer Club

* Denotes Christian Charity

--------------------------------------------------------------------------------
[PHOTO]


Hawthorne Public Library, Hawthorne, NJ

1999 Tithe Recipient

"Thank you for the generous gift to the Lord's Day Alliance.... We will add this gift to our endowment reserve to provide present and future resources to continue to make people aware of the need to worship God and to keep the Sabbath holy. We appreciate your ministry and pray that God continues to bless you, your employees and directors.

John D. Rea
Treasurer,
Lord's Day Alliance of
New Jersey,
Yardley, PA

--------------------------------------------------------------------------------
[PHOTO]

[PHOTO]

Touch the World Ministries

1999 Tithe Recipient


"Thank you for your generous donation. Atlantic Stewardship Bank's continued support has been a blessing to our Gideon Ministry. May our Heavenly Father continue to bless your unique and wonderful institution."

Jeffrey R. Bryan
Treasurer, The Gideons International,
Nashville, TN
--------------------------------------------------------------------------------

Products and Services

Atlantic Stewardship Bank offers a full range of products and services for individuals and businesses.

Here are some highlights of what we offer:

Checking
Personal Checking Account
Free 55+ Checking
New Jersey Consumer
   Checking Account
NOW Account
Commercial and Business Advantage
   Checking Accounts
Stewardship Statement

Money Market
Atlantic Money Market Account -
   Personal or Business
Premium Growth Account (PGA)

Savings
Statement Savings - Personal or Business
Individual Retirement Account
Christmas Clubs
Certificates of Deposit
Power Certificates of Deposit

Loans
Installment Loans
Home Equity Lines of Credit
Mortgages
Reserve Credit
Student Loans
VISA o MasterCard
Commercial Financing


Other Services

ATM ACCESS/CHECK CARD
    Point of Sale/Check Card
Certified Checks
Direct Deposit
    Payroll, Social Security
Discount Brokerage*
Drive-Up Banking Fax Service
Foreign Currency Interpreter Services
Merchant Deposit
VISA, MasterCard, & Point of Sale Money Orders
Notary Services
Official Checks
Phone Banking (800-861-4361)
  Safe Deposit Boxes
    (Not available in all branches)
Signature Guarantee
Traveler's Checks
Treasury Tax and Loan

[LOGO]  FDIC

*Not FDIC insured

Commercial Services

Commercial Lending Division

In a market where most financial competitors prefer large balance loans, Atlantic Stewardship Bank is carving a niche in our desire to help businesses grow, and in our willingness to finance smaller and mid-size loan requests.

The Commercial Lending Division produced the greatest loan volume for the Atlantic Stewardship Bank this past year, responding quickly to the needs of businesses by offering effective solutions. The bank provides term loans, time loans, lines of credit, commercial mortgages and more. Short- and long-term financing is also available.

Construction Mortgages

Construction financing is available for commercial and residential buildings, as the bank works closely with the borrower and the building contractor during the construction process. Permanent financing is arranged upon completion of the building project.

Residential Mortgage Lending

This division enjoys an outstanding reputation as a result of highly personalized service. The Mortgage associates work diligently with customers to help them purchase the home of their dreams, a second home, or even an investment property.

Since each borrower's needs are different, the Mortgage Division has developed an extended portfolio of loan products. These mortgages include the traditional fifteen- and thirty-year fixed-rate mortgages as well as balloon and adjustable rate mortgages.

The bank works in concert with the State of New Jersey Housing Mortgage and Finance Agency to entertain applications for first time home buyer programs and a separate program for New Jersey professional firefighters and police officers.

Low/Moderate Income Lending

The Atlantic Stewardship Bank Lending Division is committed to assisting qualified low/moderate income applicants with financing. Special financing programs are available for residential home purchases and home renovations.

Consumer Lending Division

Atlantic Stewardship Bank is extremely competitive with vehicle financing. Both new and used vehicle loans are attractively priced.

Home equity loans and lines of credit are very popular due to the value of homes in our lending market and added income tax benefits for those who qualify. The bank's goal is to make the application process easy and to provide a quick response.

Credit Cards
We offer one of the most attractive credit card programs in the nation. Both VISA and MasterCard regular, gold and platinum cards are available.


--------------------------------------------------------------------------------
[PHOTO]

Forum School, Waldwick, NJ

1999 Tithe Recipient

"The Atlantic Stewardship Bank's donation...is not just a generous gift, it is also a symbolic one. It represents your bank's noble practice of tithing; it is also indicative of your concern for senior citizens.

We are grateful for your generosity and encouraged by what your gift says about your bank and to us. You confirm our belief that nobility is not dead; you give us the courage to continue working for a quality life for senior citizens.

May you, your fellow workers, and the Atlantic Stewardship Bank continue to be successful."

Sister Alice Matthew, OP,
Director,
Siena Village,
Wayne, NJ
--------------------------------------------------------------------------------
                                       11

--------------------------------------------------------------------------------
[PHOTO]

[PHOTO]

CUMAC Echo Mission, Paterson, NJ

1999 Tithe Recipient

"Eva's is clearly blessed by the wonderful people like yourself who continually support our efforts. We, on the staff, see the faces of poverty daily, but would be unable to assist them without your help. Your generosity is something we treasure, and I hope that it will continue. The needs are so great, but the cost of meeting them is also. We are just about to open our new and much larger shelter for homeless women, homeless women with their children, and our addicted women who, with our guidance, are trying to straighten out their lives for the new millennium.

 ...Please continue your support. I know God will bless you in some special way for your generosity to us."

Sister Jane Frances Brady, S.C.,
Executive Director,
Eva's Village
Paterson, NJ
--------------------------------------------------------------------------------

Branch Locations and Staff

Telephone: 201-444-7100
HEADQUARTERS:
MIDLAND PARK
630 Godwin Avenue
Raymond J. Santhouse
Branch Manager & Assistant Vice President
Louise Rohner
Assistant Branch Manager & Assistant Secretary


HAWTHORNE
386 Lafayette Avenue
Alma M. Baxter
Branch Manager & Assistant Secretary
Grace Lobbregt
Assistant Branch Manager & Administrative Assistant

RIDGEWOOD
190 Franklin Avenue
Jennifer L. Heller
Branch Manager & Administrative Assistant
Joyce Dykstra
Assistant Branch Manager

WALDWICK
30 Franklin Turnpike
Kristine Rasile
Branch Manager & Assistant Secretary

WAYNE HILLS
87 Berdan Avenue
Robert A. Giannetti
Branch Manager & Assistant Vice President
Barbara LaRue
Assistant Branch Manager

WAYNE VALLEY
311 Valley Road
Leigh A. Knorr
Branch Manager & Administrative Assistant

                                          STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                                      CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                           DECEMBER 31,
                                                                 -----------------------------------------------------------------
                                                                    1999         1998          1997          1996           1995
                                                                 ---------     ---------     ---------     ---------     ---------
                                                                          (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
  Net interest income ........................................   $   8,881     $   7,495     $   6,451     $   5,703     $   5,203
  Provision for loan losses ..................................        (340)         (200)         (120)         (155)         (150)
                                                                 ---------     ---------     ---------     ---------     ---------
  Net interest income after provision for loan losses ........       8,541         7,295         6,331         5,548         5,053
  Noninterest income .........................................       1,091         1,008           753           664           466
  Noninterest expense ........................................       6,679         5,858         5,024         4,327         3,904
                                                                 ---------     ---------     ---------     ---------     ---------
  Income before income tax expense ...........................       2,953         2,445         2,060         1,885         1,615
  Income tax expense .........................................         972           798           597           568           471
                                                                 ---------     ---------     ---------     ---------     ---------
  Net income .................................................   $   1,981     $   1,647     $   1,463     $   1,317     $   1,144
                                                                 =========     =========     =========     =========     =========
COMMON SHARE DATA: (1)
  Basic net income ...........................................   $    1.26     $    1.06     $    0.95     $    0.87     $    0.76
  Diluted net income .........................................        1.24          1.05          0.95          0.87          0.76
  Cash dividends declared ....................................        0.23          0.17          0.15          0.11          0.11
  Book Value at year end .....................................        9.56          8.69          7.74          6.84          6.07
  Average shares outstanding .................................       1,578         1,551         1,532         1,514         1,497
  Shares outstanding at year end .............................       1,600         1,570         1,540         1,522         1,506
  Dividend payout ratio ......................................       18.16%        16.70%        15.16%        14.56%        14.20%
SELECTED CONSOLIDATED RATIOS:
  Return on average assets ...................................        1.03%         0.98%         1.07%         1.10%         1.10%
  Return on average stockholders' equity .....................       13.77%        12.94%        13.12%        13.55%        13.54%
  Average stockholders' equity as
    a percentage of average total assets .....................        7.49%         7.55%         8.19%         8.12%         8.14%
  Tier-I capital leverage (2) ................................        7.52%         7.16%         7.75%         7.80%         7.57%
  Tier-I risk based capital (3) ..............................       11.16%        10.62%        11.41%        12.40%        12.13%
  Total risk based capital (3) ...............................       12.41%        11.87%        12.67%        13.65%        13.38%
  Allowance for loan loss to year-end loans ..................        1.32%         1.25%         1.45%         1.64%         1.63%
  Non-performing loans to year-end loans .....................        0.02%         0.45%         0.69%         1.10%         1.61%
SELECTED YEAR-END BALANCES:
  Total assets ...............................................   $ 203,072     $ 185,970     $ 149,732     $ 128,621     $ 113,120
  Total loans, net of allowance for loan loss ................     142,196       121,508        99,205        80,848        70,976
  Total deposits .............................................     185,167       170,721       136,215       115,825       101,789
  Stockholders' equity .......................................      15,286        13,549        11,926        10,407         9,151

-------------------
(1) Common share data has been restated to reflect a 2 for 1 stock split completed in September, 1997, a 5% stock dividend paid June, 1998, a 3 for 2 stock split completed July 1, 1999 and a 5% stock dividend paid October 27, 1999.

(2)  As a percentage of average quarterly assets.

(3)  As a percentage of total risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 1999, 1998 and 1997. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

BUSINESS OF STEWARDSHIP FINANCIAL CORPORATION

The Corporation, organized in January, 1995 as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiary, Stewardship Investment Corp., is now the wholly-owned subsidiary of the Corporation.

The Corporation has its main office located in Midland Park, Bergen County, New Jersey and operates five branches located in Ridgewood and Waldwick, Bergen County, New Jersey and Hawthorne and two in Wayne, Passaic County, New Jersey. The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio.

EARNINGS SUMMARY

The Corporation reported net income of $2.0 million, or $1.26 basic earnings per share, for the year ended December 31, 1999, an increase of $334,000, or 20.3%, above the $1.6 million recorded for 1998. Earnings for 1998 had increased $184,000, or 12.6%, over the 1997 earnings of $1.5 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

The return on average assets increased in 1999 to 1.03% from 0.98% in 1998 and 1.07% in 1997. The return on average equity increased to 13.77% in 1999 from 12.94% in 1998 and 13.12% in 1997.

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

In 1999, net interest income, on a tax equivalent basis, increased to $9.1 million from $7.7 million in 1998, an increase of $1.4 million, or 18.7%. This was caused by an increase of $6.0 million, or 15.7%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities) and a decrease in interest rates on interest-bearing liabilities (54 basis points), partially offset by a decrease in interest rates on interest-earning assets (21 basis points).

Interest income, on a tax equivalent basis, increased $1.3 million, or 10.5%, during 1999 to $13.8 million from $12.5 million earned during 1998. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Yields decreased primarily due to market pressure on loan rates. Average interest-earning assets increased $21.8 million in 1999, or 13.6%, over the 1998 amount with average loans attributing to $26.1 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace and other interest-earning assets decreased $4.3 million.

Interest expense decreased $119,000, or 2.5%, during 1999 to $4.7 million. The decrease was due to a decrease in interest rates paid on interest-bearing liabilities, partially offset by an increase in average interest-bearing liabilities of $15.8 million, or 13.0%, to $137.6 million during 1999. Yields on interest-bearing liabilities decreased to 3.42% during 1999 from 3.96% during 1998. Contributing to this decrease was a decrease in rates paid on savings and interest bearing demand deposits. The Corporation concentrated its marketing efforts in advertising its new Power 18 month certificate of deposit which allows customers to lock in a rate for 18 months with the ability to add to the deposit once and if interest rates rise, to increase the rate once on the total deposit. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $5.9 million, or 17.9%, to $39.0 million during 1999.

In 1998, net interest income, on a tax equivalent basis, increased to $7.7 million from $6.7 million in 1997, an increase of $1 million, or 15.4%. Interest income, on a tax equivalent basis, increased $2.0 million, or 19.6%, during 1998 to $12.5 million from $10.5 million earned in 1997. The increase was due primarily to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $31.5 million in 1998, or 24.5%, over the 1997 amount. Interest expense increased $1.0 million, or 26.9%, during 1998. This increase can be attributed to an increase in rates on interest-bearing liabilities and an increase in average volume of interest-bearing liabilities. Average demand deposits continued to grow during 1998 and increased $6.9 million, or 26.4%, over the 1997 average balances.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 1999, 1998 and 1997 presented herein,
(1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 1999, 1998 and 1997. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.


                                                  1999                          1998                         1997
                                     ----------------------------   ----------------------------   ----------------------------
                                                          AVERAGE                        AVERAGE                        AVERAGE
                                                INTEREST   RATES              INTEREST    RATES              INTEREST    RATES
                                      AVERAGE    INCOME/  EARNED/    AVERAGE   INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                                      BALANCE    EXPENSE   PAID      BALANCE   EXPENSE    PAID     BALANCE   EXPENSE     PAID
                                    ---------  --------- --------   --------  --------   -------   -------   --------   -------
                                                                  (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans (1) .......................    $134,723    $11,097     8.24%  $108,667   $ 9,437      8.68% $ 91,022    $ 8,052      8.85%
Taxable investment securities ...      24,643      1,480     6.01     26,996     1,656      6.13    21,498      1,388      6.46
Tax-exempt investment
  securities (2) ................      13,511        790     5.85      9,751       621      6.37     9,511        660      6.94
Other interest-earning assets ...       8,760        450     5.14     14,450       788      5.45     6,369        357      5.61
                                      -------     ------             -------    ------      ----   -------     ------      ----
Total interest-earning assets ...     181,637     13,817     7.61    159,864    12,502      7.82   128,400     10,457      8.14
                                                  ------                        ------                         ------
Net interest-earning assets:
Allowance for loan losses .......      (1,696)                        (1,523)                       (1,407)
Other assets ....................      12,278                         10,275                         9,183
                                     --------                       --------                      --------
Total assets ....................    $192,219                       $168,616                      $136,176
                                     ========                       ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing demand
  deposits ......................    $ 68,395    $ 2,002     2.93%  $ 55,195   $ 1,898      3.44% $ 29,856     $  774      2.59%
Savings deposits ................      21,230        327     1.54     20,914       473      2.26    21,219        480      2.26
Time deposits ...................      46,577      2,313     4.97     45,142     2,424      5.37    45,427      2,470      5.44
Borrowing .......................       1,420         65     4.58        572        31      5.42     1,570         80      5.10
                                     --------    -------             -------   -------             -------     ------
Total interest-bearing
 liabilities ....................     137,622      4,707     3.42    121,823     4,826      3.96    98,072      3,804      3.88

Noninterest-bearing liabilities:
Demand deposits .................      38,955                         33,051                        26,158
Other liabilities ...............       1,249                          1,010                           792
Stockholders' equity ............      14,393                         12,732                        11,154
                                      -------                       --------                      --------
Total liabilities and
 stockholders' equity ...........     $192,219                      $168,616                      $136,176
                                      ========                      ========                      ========
Net interest income
  (taxable equivalent basis) ....                $ 9,110                       $ 7,676                        $ 6,653
                                                 =======                       =======                        =======
Net interest spread
  (taxable equivalent basis) ....                            4.19%                          3.86%                          4.26%
                                                             ====                           ====                           ====
Net yield on interest-earning
  assets (taxable equivalent
  basis) (3) ....................                            5.02%                          4.80%                          5.18%
                                                             ====                           ====                           ====
-----------


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

                                                       1999 VERSUS 1998                1998 VERSUS 1997
                                                -----------------------------    -----------------------------
                                                                        (In thousands)
                                                INCREASE (DECREASE)              INCREASE (DECREASE)
                                                 DUE TO CHANGE IN                 DUE TO CHANGE IN
                                                ------------------               ------------------
                                                 VOLUME      RATE       NET       VOLUME     RATE        NET
                                                -------    -------    -------    -------    -------    -------
Interest income:

  Loans .....................................   $ 2,167    $  (507)   $ 1,660    $ 1,535    $  (150)   $ 1,385
  Taxable investment securities .............      (142)       (34)      (176)       340        (72)       268
  Tax-exempt investment securities ..........       223        (54)       169         16        (55)       (39)
  Federal funds sold ........................      (295)       (43)      (338)       441        (10)       431
                                                -------    -------    -------    -------    -------    -------
    Total interest-earning assets ...........     1,953       (638)     1,315      2,332       (287)     2,045
                                                -------    -------    -------    -------    -------    -------

Interest expense:

  Interest-bearing demand deposits ..........   $   412    $  (308)   $   104    $   812    $   312    $ 1,124
  Savings deposits ..........................         7       (153)      (146)        (7)         0         (7)
  Time deposits .............................        75       (186)      (111)       (15)       (31)       (46)
  Borrowings ................................        39         (5)        34        (54)         5        (49)
                                                -------    -------    -------    -------    -------    -------
    Total interest-bearing liabilities ......       533       (652)      (119)       736        286      1,022
                                                -------    -------    -------    -------    -------    -------
Net change in net interest income ...........   $ 1,420    $    14    $ 1,434    $ 1,596    $  (573)   $ 1,023
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

The loan loss provision totaled $340,000 in 1999 representing a 70.0% increase from the 1998 provision of $200,000. The 1998 provision increased 66.7% from the 1997 provision of $120,000.


NONINTEREST INCOME

Noninterest income increased $83,000, or 8.2%, to $1.1 million during the year ended December 31, 1999, when compared with $1.0 million during the 1998 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $152,000 to $854,000 for the year ended December 31, 1999 due to an expanding customer base. Gain on sales of mortgage loans decreased $69,000 to $87,000 for 1999 due to a decrease in the volume of loans originated for sale.

Noninterest income increased by $255,000, or 33.9%, to $1.0 million during the year ended December 31,1998, when compared with $753,000 during the 1997 period. The increase resulted primarily from an increase in fees and service charges and a volume related increase in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $821,000, or 14.0%, to $6.7 million for the year ended December 31,1999, compared to $5.9 million for the same period in 1998. Salaries and employee benefits, the major component of noninterest expense, increased $387,000, or 13.7%. The increase was due primarily to the full year effect of staffing the new branch in Wayne and general merit and salary increases. Increases in occupancy, equipment and data processing totaling $165,000 were due to the new branch in Wayne which opened in April of 1999.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $252,000 for the year ended December 31, 1999, an increase of $37,000, or 17.2%, over the same period in 1998.

Noninterest expense increased $834,000, or 16.6%, to $5.9 million for the year ended December 31, 1998, compared to $5.0 million for the same period in 1997. Increases in salaries and employee benefits, equipment, data processing, stationery and supplies and miscellaneous expense were caused primarily by the full year effect of the installation of an ATM network and the opening of new branches in Waldwick and Ridgewood.


FINANCIAL CONDITION

Total assets at December 31, 1999 were $203.1 million, an increase of $17.1 million, or 9.2%, over the $186.0 million at December 31, 1998. This increase in assets reflects, among other things, a $20.7 million increase in net loans held for portfolio partially offset by decreases of $1.8 million in securities available for sale and $1.7 million in securities held to maturity.


LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 1999, net of allowance for loan losses, totaled $142.2 million, an increase of $20.7 million, or 17.0%, over the $121.5 million at December 31, 1998. During 1999, the Corporation experienced strong volume of new loan originations. Increases continued to occur in most loan categories and were caused by the commitment to competitively price products, the continued "fallout" of the small business customer from the mergers of other financial institutions in the Corporation's market area and the retention of residential mortgages. Commercial real estate mortgage loans consisting of $53.6 million, or 37.2% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $7.2 million from $46.4 million, or 37.7% of the total portfolio at December 31, 1998. Residential mortgage and installment loans increased $6.9 million and $2.8 million, respectively. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 1999, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                                   DECEMBER 31,
                                               ----------------------------------------------------
                                                 1999       1998       1997       1996       1995
                                               --------   --------   --------   --------   --------
                                                                  (In thousands)
Real estate mortgage:
  Residential ..............................   $ 31,716   $ 24,784   $ 20,305   $ 15,257   $ 14,422
  Commercial ...............................     53,609     46,375     35,035     26,797     23,264
Commercial loans ...........................     21,838     18,995     17,826     17,403     15,597

Consumer loans:
  Installment (1) ..........................     32,110     29,290     23,659     18,892     14,783
  Home equity ..............................      4,742      3,593      3,551      3,838      4,100
  Other ....................................        175        126        414        136        142
                                               --------   --------   --------   --------   --------
Total loans ................................    144,190    123,163    100,790     82,323     72,308
Less: Allowance for loan losses ............      1,874      1,542      1,462      1,353      1,177
    Deferred loan fees .....................        120        113        123        122        155
                                               --------   --------   --------   --------   --------
Net loans ..................................   $142,196   $121,508   $ 99,205   $ 80,848   $ 70,976
                                               ========   ========   ========   ========   ========

--------------

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of loans as of December 31, 1999 by contractual maturity:

                                                                     AFTER 1 YEAR
                                                        WITHIN        BUT WITHIN           AFTER
                                                        1 YEAR          5 YEARS           5 YEARS           TOTAL
                                                       -------          -------           -------         --------
                                                                             (In thousands)
Real estate mortgage ..............................    $ 2,984          $19,286           $63,055        $  85,325
Commercial ........................................      7,786           12,645             1,407           21,838
Consumer ..........................................      1,144           14,740            21,143           37,027
                                                       -------          -------           -------         --------
Total loans .......................................    $11,914          $46,671           $85,605         $144,190
                                                       =======          =======           =======         ========

The following table sets forth the dollar amount of all loans due one year or more after December 31, 1999, which have predetermined interest rates or floating or adjustable interest rates:
                                                        FLOATING OR
                                         PREDETERMINED  ADJUSTABLE
                                            RATES          RATES         TOTAL
                                          --------       --------       --------
                                                      (In thousands)
Real estate mortgage ..............       $ 46,563       $ 35,778       $ 82,341
Commercial ........................          6,571          7,481         14,052
Consumer ..........................         29,312          6,571         35,883
                                          --------       --------       --------
Total .............................       $ 82,446       $ 49,830       $132,276
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


NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, other real estate owned and nonaccrual investments. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans which have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. All other real estate owned was sold during 1998.

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding five years:

                                                                                              DECEMBER 31,
                                                                  -----------------------------------------------------------------
                                                                     1999           1998          1997          1996          1995
                                                                  ---------        ------        ------        ------        ------
                                                                                         (Dollars in thousands)
Nonaccrual loans: (1)
  Commercial real estate ..................................       $    --          $ --          $   40        $ --          $  194
  Commercial ..............................................            --            --            --              95           139
  Consumer ................................................            --               4          --            --            --
                                                                  ---------        ------        ------        ------        ------
    Total nonaccrual loans ................................            --               4            40            95           333
                                                                  ---------        ------        ------        ------        ------
Loans past due ninety days or more and accruing:
  Commercial real estate ..................................            --            --            --            --             174
  Commercial ..............................................            --              64          --             550           590
  Consumer ................................................            --            --               4          --            --
                                                                  ---------        ------        ------        ------        ------
    Total loans past due ninety days or more
      and accruing ........................................            --              64             4           550           764
                                                                  ---------        ------        ------        ------        ------
Restructured loans:
  Commercial ..............................................              25           480           612           131             6
  Consumer ................................................            --            --              40           130            63
                                                                  ---------        ------        ------        ------        ------
    Total restructured loans ..............................              25           480           652           261            69
                                                                  ---------        ------        ------        ------        ------
Total nonperforming loans .................................       $      25        $  548        $  696        $  906        $1,166
                                                                  =========        ======        ======        ======        ======
Nonaccrual investments ....................................            --            --            --            --               8
Other real estate owned, net ..............................            --            --             229           229           249
                                                                  ---------        ------        ------        ------        ------
Total nonperforming assets ................................       $      25        $  548        $  925        $1,135        $1,423
                                                                  =========        ======        ======        ======        ======

Nonaccrual loans to total gross loans .....................            0.00%         0.00%         0.04%         0.12%         0.46%

Nonperforming loans to total gross loans ..................            0.02%         0.45%         0.69%         1.10%         1.61%

Nonperforming loans to total assets .......................            0.01%         0.29%         0.47%         0.70%         1.03%

Nonperforming assets to total assets ......................            0.01%         0.29%         0.62%         0.88%         1.26%

Allowance for loan losses to nonperforming loans ..........        7,493.62%       281.53%       209.96%       149.27%       100.90%

------------------

(1) At December 31, 1999, 1998, 1997 and 1996, there were no restructured loans classified as nonaccrual. Approximately $238,000 restructured loans were classified as nonaccrual at December 31, 1995.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                                        1999        1998         1997          1996           1995
                                                                      -------      -------      -------       -------       -------
                                                                                         (Dollars in thousands)
Balance at beginning of period ..................................     $ 1,542      $ 1,462      $ 1,353       $ 1,177       $ 1,088

Loans charged off:
  Commercial ....................................................          11          113            2             2            59
  Consumer ......................................................          26            7           17            10             2
                                                                      -------      -------      -------       -------       -------
    Total loans charged off .....................................          37          120           19            12            61
                                                                      -------      -------      -------       -------       -------
Recoveries of loans previously charged off:
  Commercial real estate ........................................          12         --              1             5          --
  Commercial ....................................................           5         --              4            28          --
  Consumer ......................................................          12         --              3          --            --
                                                                      -------      -------      -------       -------       -------
    Total recoveries of loans previously charged off ............          29         --              8            33          --
                                                                      -------      -------      -------       -------       -------
Net loans charged off (recovered) ...............................           8          120           11           (21)           61

Provisions charged to operations ................................         340          200          120           155           150
                                                                      -------      -------      -------       -------       -------
Balance at end of period ........................................     $ 1,874      $ 1,542      $ 1,462       $ 1,353       $ 1,177
                                                                      =======      =======      =======       =======       =======

Net charge offs (recoveries) during the period
  to average loans outstanding during the period ................        0.01%        0.11%       (0.01%)       (0.03%)        0.10%
                                                                      =======      =======      =======       =======       =======

Balance of allowance for loan losses at the
  end of year to gross year end loans ...........................        1.30%        1.25%        1.45%         1.64%         1.63%
                                                                      =======      =======      =======       =======       =======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                                               1999                        1998                       1997
                                                      -----------------------     -----------------------     ----------------------
                                                                   PERCENT                     PERCENT                     PERCENT
                                                      AMOUNT      TO TOTAL(1)     AMOUNT      TO TOTAL(1)     AMOUNT     TO TOTAL(1)
                                                      ------      -----------     ------      -----------     ------     -----------
                                                                                  (Dollars in thousands)
Real estate--residential .......................      $  246         22.0%        $  195         20.1%        $  175         20.1%
Real estate--commercial ........................         562         37.2%           479         37.7%           404         34.8%
Commercial .....................................         623         15.1%           479         15.4%           576         17.7%
Consumer .......................................         443         25.7%           389         26.8%           307         27.4%
                                                      ------        -----         ------        -----         ------        -----
  Total allowance for loan losses ..............      $1,874        100.0%        $1,542        100.0%        $1,462        100.0%
                                                      ======        =====         ======        =====         ======        =====

                                                               1996                       1995
                                                      -----------------------     -----------------------
                                                                    PERCENT                     PERCENT
                                                      AMOUNT      TO TOTAL(1)     AMOUNT      TO TOTAL(1)
                                                      ------      -----------     ------      -----------
                                                                    (Dollars in thousands)
Real estate--residential .......................      $  148         18.5%        $   91         19.9%
Real estate--commercial ........................         360         32.6%           403         32.2%
Commercial .....................................         587         21.1%           530         21.6%
Consumer .......................................         258         27.8%           153         26.3%
                                                      ------        -----         ------        -----
  Total allowance for loan losses ..............      $1,353        100.0%        $1,177        100.0%
                                                      ======        =====         ======        =====

-----------------

(1)  Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale decreased to $16.8 million at December 31, 1999, from $18.6 million at December 31, 1998, a decrease of $1.8 million, or 9.6%. Securities held to maturity decreased $1.7 million, or 7.3%, to $20.9 million at December 31, 1999 from $22.5 million at December 31, 1998.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:


                                                                                        DECEMBER 31,
                                                      ------------------------------------------------------------------------------
                                                              1999                         1998                        1997
                                                      --------------------         --------------------         --------------------
                                                      AMOUNT       PERCENT         AMOUNT       PERCENT         AMOUNT       PERCENT
                                                      ------       -------         ------       -------         ------       -------
                                                                                  (Dollars in thousands)
Securities available for sale:
  U.S. Treasury .............................        $ 1,990         11.8%        $ 3,280         17.6%        $ 2,977         26.9%
  U.S. Government agencies ..................          7,728         46.0%          8,205         44.2%          1,454         13.2%
  Obligations of state and
    political subdivisions ..................            853          5.1%            533          2.9%            275          2.5%
  Mortgage-backed securities ................          6,231         37.1%          6,560         35.3%          6,341         57.4%
                                                     -------        -----         -------        -----         -------        -----
Total .......................................        $16,802        100.0%        $18,578        100.0%        $11,047        100.0%
                                                     =======        =====         =======        =====         =======        =====

Securities held to maturity:
  U.S. Treasury .............................        $   749          3.6%        $   948          4.2%        $ 1,948          9.6%
  U.S. Government agencies ..................          5,847         28.0%          7,123         31.6%          7,736         38.1%
  Obligations of state and
    political subdivisions ..................         12,870         61.7%         12,359         54.9%          8,479         41.9%
  Mortgage-backed securities ................          1,396          6.7%          2,083          9.3%          2,119         10.4%
                                                     -------        -----         -------        -----         -------        -----
Total .......................................        $20,862        100.0%        $22,513        100.0%        $20,282        100.0%
                                                     =======        =====         =======        =====         =======        =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 1999:

                                                                           AFTER 1 YEAR   AFTER 5 YEARS
                                                                 WITHIN     BUT WITHIN     BUT WITHIN       AFTER
                                                                 1 YEAR      5 YEARS        10 YEARS       10 YEARS        TOTAL
                                                               ----------  ----------      ----------     ----------     ----------
                                                                                     (Dollars in thousands)
U.S. Treasury:
  Carrying value .........................................     $     --    $    1,990      $     --       $     --       $    1,990
  Yield ..................................................           --          5.87%           --             --             5.87%

U.S. Government agencies:
  Carrying value .........................................           --         4,502           1,795          1,431          7,728
  Yield ..................................................           --          6.08%           6.01%          6.46%          6.14%

Obligations of state and political subdivisions:
  Carrying value .........................................           --           853            --             --              853
  Yield ..................................................           --          4.20%           --             --             4.20%

Mortgage-backed securities:
  Carrying value .........................................             32       3,673             734          1,792          6,231
  Yield ..................................................           7.83%       6.26%           5.73%          6.61%          6.31%
                                                               ----------  ----------      ----------     ----------     ----------
Total carrying value .....................................     $       32  $   11,018      $    2,529     $    3,223     $   16,802
                                                               ==========  ==========      ==========     ==========     ==========
Weighted average yield ...................................           7.83%       5.96%           5.93%          6.55%          6.07%
                                                               ==========  ==========      ==========     ==========     ==========

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 1999:

                                                                             AFTER 1 YEAR   AFTER 5 YEARS
                                                                 WITHIN       BUT WITHIN      BUT WITHIN       AFTER
                                                                 1 YEAR        5 YEARS         10 YEARS       10 YEARS      TOTAL
                                                               ----------     ----------      ----------     ----------  ----------
                                                                                     (Dollars in thousands)
U.S. Treasury:
  Carrying value .........................................     $     --       $      749      $     --       $     --    $      749
  Yield ..................................................           --             5.77%           --             --          5.77%

U.S. Government agencies:
  Carrying value .........................................            250          4,100           1,497           --         5,847
  Yield ..................................................           6.63%          5.83%           6.50%          --          6.04%

Obligations of state and political subdivisions:
  Carrying value .........................................            980         11,305             585           --        12,870
  Yield ..................................................           4.38%          4.15%           4.06%          --          4.16%

Mortgage-backed securities:
  Carrying value .........................................             92          1,086             153             65       1,396
  Yield ..................................................           6.77%          6.31%           6.69%          7.00%       6.41%
                                                               ----------     ----------      ----------     ----------  ----------
Total carrying value .....................................     $    1,322     $   17,240      $    2,235     $       65  $   20,862
                                                               ==========     ==========      ==========     ==========  ==========
Weighted average yield ...................................           4.97%          4.75%           5.87%          7.00%       4.89%
                                                               ==========     ==========      ==========     ==========  ==========

DEPOSITS

Corporation deposits at December 31, 1999 totaled $185.2 million, an increase of $14.4 million, or 8.5%, over the comparable period of 1998, when deposits totaled $170.7 million. The Corporation attributes this increase to competitive products and services and changes in the Corporation's marketplace, including changes of ownership among some of the Corporation's competitors. These changes have made customer relationships with some competitors unstable and have provided the Corporation with an opportunity to attract new depositors. The opening of a new branch location and the successfulness of the certificate of deposit promotion product also contributed to the growth in deposits.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                                     DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                                                           1999                          1998                          1997
                                                   ---------------------         ---------------------         ---------------------
                                                   AMOUNT        PERCENT         AMOUNT        PERCENT         AMOUNT        PERCENT
                                                   ------        -------         ------        -------         ------        -------
                                                                                 (Dollars in thousands)
Noninterest-bearing demand ...............        $ 41,359         22.3%        $ 39,234         23.0%        $ 29,428         21.6%
Interest-bearing demand ..................          68,123         36.8%          66,384         38.9%          38,027         27.9%
Savings deposit ..........................          21,005         11.4%          21,044         12.3%          20,418         15.0%
Time deposits ............................          54,680         29.5%          44,059         25.8%          48,342         35.5%
                                                  --------        -----         --------        -----         --------        -----
Total ....................................        $185,167        100.0%        $170,721        100.0%        $136,215        100.0%
                                                  ========        =====         ========        =====         ========        =====

As of December 31, 1999, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

             Three months or less .......................   $2,294
             Four months through six months .............      999
             Seven months through twelve months .........    2,478
             Over twelve months .........................    3,630
                                                            ------
             Total ......................................   $9,401
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

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1999. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, balances are identified as core/noncore deposits based on historical averages. Core deposits are noninterest sensitive and are placed in the "thereafter" category. Noncore deposits are considered interest sensitive and are placed in the "2000" category.

                                             AVERAGE
                                             INTEREST                                                                         FAIR
                                               RATE      2000      2001      2002      2003     2004   THEREAFTER  BALANCE    VALUE
                                             --------    ----      ----      ----      ----     ----   ----------  -------    -----
                                                                           (Dollars in thousands)
INTEREST-SENSITIVE ASSETS:
  Federal funds sold .......................   4.52%   $ 8,625   $  --     $  --     $  --     $  --     $  --     $ 8,625   $ 8,625
  Commercial paper .........................   5.95%       495      --        --        --        --        --         495       495
  Interest-bearing due from banks ..........   7.93%        51      --        --        --        --        --          51        51
  Loans:
    Real estate mortgage ...................   8.06%     7,056     7,045     6,541    11,577     9,874    43,232    85,325    84,168
    Commercial .............................   9.50%     8,834     5,712     3,284     1,451     1,753       804    21,838    21,814
    Consumer ...............................   7.92%     7,505     4,543     3,929     4,518     3,540    12,993    37,028    36,913
  Investment securities(1) .................   5.36%     5,975     4,799     3,713     6,305     6,460    11,076    38,328    37,239
INTEREST-SENSITIVE LIABILITIES
  Savings ..................................   1.50%     1,773      --        --        --        --      19,232    21,005    21,005
  Interest-bearing .........................   3.04%    14,589      --        --        --        --      53,534    68,123    68,123
  Time deposits ............................   5.06%    29,904    21,028     2,177     1,140       429         2    54,680    54,534
  Repurchase agreements ....................   4.77%     1,173      --        --        --        --        --       1,173     1,173

---------------------

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

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 1999. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                                            MORE THAN
                                                                           THREE MONTHS
                                                           THREE MONTHS      THROUGH          AFTER       NONINTEREST
                                                             OR LESS         ONE YEAR        ONE YEAR      SENSITIVE         TOTAL
                                                             --------        --------        --------       --------        --------
                                                                                     (Dollars in thousands)
ASSETS:
   Loans:
     Real estate mortgage .............................      $  4,173        $ 10,749        $ 70,403       $   --          $ 85,325
     Commercial .......................................        16,908             691           4,239           --            21,838
     Consumer .........................................         6,666           5,327          25,035           --            37,028
   Investment securities (1) ..........................         3,794           2,181          32,352           --            38,327
   Federal funds sold .................................         8,625            --              --             --             8,625
   Other assets .......................................           546            --              --           11,383          11,929
                                                             --------        --------        --------       --------        --------
       Total assets ...................................      $ 40,712        $ 18,948        $132,029       $ 11,383        $203,072
                                                             --------        --------        --------       --------        --------
SOURCE OF FUNDS:
   Savings ............................................      $   --          $ 21,005        $   --         $   --          $ 21,005
   Interest-bearing ...................................        68,123            --              --             --            68,123
   Time deposits ......................................         8,856          20,016          25,808           --            54,680
   Repurchase agreements ..............................           464             709            --             --             1,173
   Other liabilities ..................................          --              --              --           42,805          42,805
   Stockholders' equity ...............................          --              --              --           15,286          15,286
                                                             --------        --------        --------       --------        --------
       Total source of funds ..........................      $ 77,443        $ 41,730        $ 25,808       $ 58,091        $203,072
                                                             --------        --------        --------       --------        --------
   Interest rate sensitivity gap ......................      $(36,731)       $(22,782)       $106,221       $(46,708)
                                                             ========        ========        ========       ========
   Cumulative interest rate sensitivity gap ...........      $(36,731)       $(59,513)       $ 46,708       $   --
                                                             ========        ========        ========       ========
   Ratio of GAP to total assets .......................         (18.1%)         (11.2%)          52.3%         (23.0%)
                                                             ========        ========        ========       ========
   Ratio of cumulative GAP assets to
     total assets .....................................         (18.1%)         (29.3%)          23.0%          --
                                                             ========        ========        ========       ========

------------------------

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                     1999              1998              1997
                                                                   --------          --------          --------
                                                                                  (in thousands)
Cash and cash equivalents--beginning .....................         $ 16,999          $ 12,672          $ 10,955

Operating activities:
  Net income .............................................            1,981             1,647             1,463
  Adjustments to reconcile net income to net cash
    provided by operating activities .....................            1,834               289               202
                                                                   --------          --------          --------
Net cash provided by operating activities ................            3,815             1,936             1,665
Net cash used in investing activities ....................          (19,075)          (32,243)          (19,139)

Net cash provided by financing activities ................           15,156            34,634            19,191
                                                                   --------          --------          --------

Net (decrease) increase in cash and cash equivalents .....             (104)            4,327             1,717
                                                                   --------          --------          --------

Cash and cash equivalents--ending ........................         $ 16,895          $ 16,999          $ 12,672
                                                                   ========          ========          ========

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1999, the Corporation has outstanding loan commitments of $10.1 million and unused lines and letters of credit totaling $26.4 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1999, totaled $29.9 million. Management believes that a significant portion of such deposits will remain with the Corporation.

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

                                       -----------------------------------
                                       REQUIRED       ACTUAL        EXCESS
                                       -----------------------------------
       Risk-based capital:
         Tier 1 ................         4.00%        11.16%         7.16%
         Total .................         8.00%        12.41%         4.41%
       Leverage ratio* .........         3.00%         7.52%         4.52%


* The minimum leverage ratio set by the FRB is 3.00%. Institutions which are not "top-rated" will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

YEAR 2000

The Corporation successfully completed its Year 2000 (Y2K) upgrade for compliance with computer hardware and software systems. As a result of these upgrades and development of contingency plans, the Corporation entered the Year 2000 smoothly and with no major impact to our customer base. Since implementing the assessment of Y2K issues, the Corporation recognized costs to external sources of approximately $155,000.

PEAT MARWICK LLP [LOGO]

New Jersey Headquarters
150 J.F.K. Parkway
Short Hills, New Jersey 07078

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Stewardship Financial Corporation:


We have audited the accompanying consolidated statements of condition of Stewardship Financial Corporation and subsidiary as of December 31, 1999 and 1998, and related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                             /s/ KPMG LLP


January 28, 2000

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                  DECEMBER 31,
                                                                                      ------------------------------
                                                                                           1999              1998
                                                                                      ------------------------------
ASSETS
   Cash and due from banks ...................................................        $  7,724,000      $  7,379,000
   Commercial paper and interest-bearing due from banks ......................             546,000         5,045,000
   Federal funds sold ........................................................           8,625,000         4,575,000
                                                                                      ------------------------------
     Cash and cash equivalents ...............................................          16,895,000        16,999,000
   Securities available for sale (note 2) ....................................          16,802,000        18,578,000
   Securities held to maturity; estimated fair value
     of $20,437,000 (1999) and $22,757,000 (1998) (note 3) ...................          20,862,000        22,513,000
   FHLB-NY stock, at cost ....................................................             663,000           557,000
   Loans, net of allowance for loan losses of $1,874,000 (1999)
     and $1,542,000 (1998) (notes 4 and 5) ...................................         142,196,000       121,508,000
   Mortgage loans held for sale ..............................................                  --           793,000
   Premises and equipment, net (note 6) ......................................           2,694,000         2,484,000
   Accrued interest receivable ...............................................           1,253,000         1,229,000
   Intangible assets, net of accumulated amortization of $341,000 and
     $284,000 at December 31, 1999 and 1998 respectively .....................             409,000           465,000
   Other assets (note 13) ....................................................           1,298,000           844,000
                                                                                      ------------------------------
         Total assets ........................................................        $203,072,000      $185,970,000
                                                                                      ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits: (note 7)
     Noninterest-bearing .....................................................        $ 41,359,000      $ 39,234,000
     Interest-bearing ........................................................         143,808,000       131,487,000
                                                                                      ------------------------------
         Total deposits ......................................................         185,167,000       170,721,000
     Securities sold under agreements to repurchase (note 8) .................           1,173,000           662,000
     Accrued expenses and other liabilities ..................................           1,446,000         1,038,000
                                                                                      ------------------------------
         Total liabilities ...................................................         187,786,000       172,421,000
   Commitments and contingencies (note 14) ...................................                  --                --
                                                                                      ------------------------------
STOCKHOLDERS' EQUITY (note 9 and 15)
   Common stock, no par value; 5,000,000 shares authorized;
     1,599,646 and 1,485,427 shares issued and outstanding at
     December 31, 1999 and 1998, respectively ................................           8,760,000         6,645,000
   Retained earnings .........................................................           6,932,000         6,867,000
   Accumulated other comprehensive (loss) income, net ........................            (406,000)           37,000
                                                                                      ------------------------------
         Total Stockholders' equity ..........................................          15,286,000        13,549,000
                                                                                      ------------------------------
         Total liabilities and Stockholders' equity ..........................        $203,072,000      $185,970,000
                                                                                      ==============================

See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME


                                                                                YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                         1999           1998              1997
                                                                    --------------------------------------------
INTEREST INCOME:
   Loans .....................................................      $11,093,000     $ 9,430,000      $ 8,039,000
   Securities held to maturity:
     Taxable .................................................          552,000         782,000          750,000
     Nontaxable ..............................................          538,000         432,000          458,000
   Securities available for sale .............................          999,000         929,000          683,000
   Other interest-earning assets .............................          406,000         747,000          325,000
                                                                    --------------------------------------------
         Total interest income ...............................       13,588,000      12,320,000       10,255,000
                                                                    --------------------------------------------
INTEREST EXPENSE:
   Deposits (note 7) .........................................        4,642,000       4,794,000        3,724,000
   Borrowed money ............................................           65,000          31,000           80,000
                                                                    --------------------------------------------
         Total interest expense ..............................        4,707,000       4,825,000        3,804,000
                                                                    --------------------------------------------
   Net interest income before provision for loan losses ......        8,881,000       7,495,000        6,451,000
   Provision for loan losses (note 4) ........................          340,000         200,000          120,000
                                                                    --------------------------------------------
   Net interest income after provision for loan losses .......        8,541,000       7,295,000        6,331,000
                                                                    --------------------------------------------
NONINTEREST INCOME:
   Fees and service charges ..................................          854,000         702,000          563,000
   Gain on calls and sales of securities, net ................            4,000          22,000               --
   Gain on sales of mortgage loans ...........................           87,000         156,000           46,000
   Miscellaneous .............................................          146,000         128,000          144,000
                                                                    --------------------------------------------
         Total noninterest income ............................        1,091,000       1,008,000          753,000
                                                                    --------------------------------------------
NONINTEREST EXPENSE:
   Salaries and employee benefits (note 10) ..................        3,215,000       2,828,000        2,485,000
   Occupancy, net (note 14) ..................................          480,000         400,000          348,000
   Equipment .................................................          424,000         411,000          356,000
   Data processing ...........................................          381,000         309,000          253,000
   Advertising ...............................................          193,000         139,000          175,000
   FDIC insurance premium ....................................           24,000          22,000           18,000
   Amortization of intangible assets .........................           57,000          62,000           67,000
   Other real estate owned expense ...........................           (2,000)        (25,000)         (19,000)
   Charitable contributions ..................................          252,000         215,000          189,000
   Stationery and supplies ...................................          242,000         199,000          159,000
   Miscellaneous .............................................        1,413,000       1,298,000          993,000
                                                                    --------------------------------------------
         Total noninterest expenses ..........................        6,679,000       5,858,000        5,024,000
                                                                    --------------------------------------------
   Income before income tax expense ..........................        2,953,000       2,445,000        2,060,000
   Income tax expense (note 13) ..............................          972,000         798,000          597,000
                                                                    --------------------------------------------
   Net income ................................................      $ 1,981,000     $ 1,647,000      $ 1,463,000
                                                                    ============================================
   Basic earnings per share (note 12) ........................            $1.26           $1.06            $0.95
                                                                    ============================================
   Diluted earnings per share (note 12) ......................            $1.24           $1.05            $0.95
                                                                    ============================================
   Cash dividends per share ..................................            $0.23           $0.17            $0.15
                                                                    ============================================
   Weighted average number of common shares
     outstanding (note 14) ...................................        1,578,325       1,551,126        1,531,983
                                                                    ============================================
   Weighted average number of diluted common
     shares outstanding (note 12) ............................        1,600,435       1,569,176        1,539,761
                                                                    ============================================

See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                                       ---------------------------------------------------------------------
                                                                                                 ACCUMULATED
                                                                                                   OTHER
                                                            COMMMON STOCK                       COMPREHENSIVE
                                                       ------------------------      RETAINED   INCOME/(LOSS)
                                                        SHARES         AMOUNT        EARNINGS        NET            TOTAL
                                                       ---------------------------------------------------------------------
Balance--December 31, 1996 .......................     1,380,758     $4,991,000     $5,395,000     $  21,000     $10,407,000
  Cash dividends paid ($.15 per share) ...........            --             --       (221,000)           --        (221,000)
  Issuance of common stock .......................        17,075        200,000             --            --         200,000
  Issuance of stock options at discount ..........            --         38,000             --            --          38,000
  Comprehensive income:
  Net income for the year
    ended December 31, 1997 ......................            --             --      1,463,000            --       1,463,000
  Unrealized holding gains on securities
    available for sale arising during the
    period (net of tax of $24,000) ...............            --             --             --        39,000          39,000
                                                                                                                 -----------
  Total comprehensive income .....................                                                                 1,502,000
                                                       ---------------------------------------------------------------------
Balance--December 31, 1997 .......................     1,397,833     $5,229,000     $6,637,000     $  60,000     $11,926,000
  Cash dividends paid ($.17 per share) ...........            --             --       (269,000)           --        (269,000)
  5% Stock dividend ..............................        69,921      1,142,000     (1,148,000)           --          (6,000)
  Issuance of common stock .......................        17,673        274,000             --            --         274,000
  Comprehensive income:
  Net income for the year
    ended December 31, 1998 ......................            --             --      1,647,000            --       1,647,000
  Unrealized holding losses on securities
    available for sale arising during the
    period (net of tax credit of $12,000) ........            --             --             --       (23,000)        (23,000)
                                                                                                                 -----------
  Total comprehensive income .....................                                                                 1,624,000
                                                       ---------------------------------------------------------------------
Balance--December 31, 1998 .......................     1,485,427     $6,645,000     $6,867,000     $  37,000     $13,549,000
  Cash dividends paid ($.23 per share) ...........            --             --       (360,000)           --        (360,000)
  5% Stock Dividend ..............................        75,552      1,549,000     (1,556,000)           --          (7,000)
  Common stock issued under stock plans ..........        18,515        342,000             --            --         342,000
  Stock options exercised ........................        20,152        224,000             --            --         224,000
  Comprehensive income:
  Net income for the year
    ended December 31, 1999 ......................            --             --      1,981,000            --       1,981,000
  Unrealized holding losses on securities
    available for sale arising during the
    period (net of tax credit of $276,000) .......            --             --             --      (443,000)       (443,000)
                                                                                                                 -----------
  Total comprehensive income .....................                                                                 1,538,000
                                                       ---------------------------------------------------------------------
Balance--December 31, 1999 .......................     1,599,646     $8,760,000     $6,932,000     $(406,000)    $15,286,000
                                                       =====================================================================

See accompanying notes to consolidated financial statements

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                        1999             1998             1997
                                                                   ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ....................................................    $  1,981,000     $  1,647,000     $  1,463,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization of premises and equipment ...         411,000          395,000          320,000
    Amortization of premiums and accretion of discounts, net ..          54,000           37,000           51,000
    Accretion of deferred loan fees ...........................         (29,000)         (53,000)         (53,000)
    Provision for loan losses .................................         340,000          200,000          120,000
    Originations of mortgage loans held for sale ..............      (6,644,000)     (12,817,000)      (4,604,000)
    Proceeds from sale of mortgage loans ......................       7,524,000       12,936,000        4,131,000
    Gain on sale of loans .....................................         (87,000)        (156,000)         (46,000)
    Issuance of stock options at discount .....................              --               --           38,000
    Loss on retirement of fixed assets ........................              --               --            2,000
    Deferred income tax benefit ...............................        (143,000)         (32,000)        (105,000)
    Amortization of intangible assets .........................          57,000           63,000           67,000
    Increase in accrued interest receivable ...................         (23,000)        (200,000)        (149,000)
    Decrease in other assets ..................................         (34,000)         (64,000)          (8,000)
    Increase/(decrease) in other liabilities ..................         408,000          (20,000)         438,000
                                                                   ----------------------------------------------
        Net cash provided by operating activities .............       3,815,000        1,936,000        1,665,000
                                                                   ----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities available for sale ...................      (6,627,000)     (12,391,000)      (1,884,000)
  Proceeds from maturities and principal repayments
    on securities available for sale ..........................       3,205,000        3,717,000        2,313,000
  Proceeds from sales and calls on securities available
    for sale ..................................................       4,469,000        1,101,000               --
  Purchase of securities held to maturity .....................      (5,635,000)     (13,966,000)      (4,241,000)
  Proceeds from maturities and principal repayments on
    securities held to maturity ...............................       3,542,000        5,576,000        3,257,000
  Proceeds from calls of securities held to maturity ..........       3,703,000        6,150,000          675,000
  Purchase of FHLB-NY stock ...................................        (106,000)         (48,000)         (59,000)
  Net increase in loans .......................................     (21,000,000)     (22,449,000)     (18,424,000)
  Sale of other real estate owned .............................              --          229,000               --
  Additions to premises and equipment .........................        (626,000)        (162,000)        (776,000)
                                                                   ----------------------------------------------
        Net cash used in investing activities .................     (19,075,000)     (32,243,000)     (19,139,000)
                                                                   ----------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest-bearing deposits ................       2,125,000        9,806,000        4,292,000
  Net increase in interest-bearing deposits ...................      12,321,000       24,700,000       16,098,000
  Net increase/(decrease) in securities sold under agreement
    to repurchase .............................................         511,000          129,000       (1,178,000)
  Cash dividends paid on common stock .........................        (367,000)        (275,000)        (221,000)
  Exercise of stock options ...................................         224,000               --               --
  Issuance of common stock ....................................         342,000          274,000          200,000
                                                                   ----------------------------------------------
        Net cash provided by financing activities .............      15,156,000       34,634,000       19,191,000
                                                                   ----------------------------------------------
  Net (decrease)/increase in cash and cash equivalents ........        (104,000)       4,327,000        1,717,000
  Cash and cash equivalents--beginning ........................      16,999,000       12,672,000       10,955,000
                                                                   ----------------------------------------------
  Cash and cash equivalents--ending ...........................    $ 16,895,000     $ 16,999,000     $ 12,672,000
                                                                   ==============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                              4,613,000        4,924,000        3,771,000
  Cash paid during the year for income taxes                            955,000          823,000           711,00

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

OTHER COMPREHENSIVE INCOME

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 1999, 1998 and 1997 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

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

All share and per share amounts have been restated to reflect the 2 for 1 stock split in September, 1997, a 5% stock dividend paid June, 1998, a 3 for 2 stock split in July, 1999, and a 5% stock dividend paid in October, 1999.

INTANGIBLE ASSETS

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $327,000 and $358,000 at December 31, 1999 and December 31, 1998, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $82,000 and $107,000 at December 31, 1999 and December 31, 1998, respectively, and is amortized on an accelerated basis over a period of twelve years.

NOTE 2. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:


                                                                          DECEMBER 31, 1999
                                               ------------------------------------------------------------------
                                                                         GROSS UNREALIZED
                                                  AMORTIZED         ---------------------------        CARRYING
                                                    COST               GAINS           LOSSES            VALUE
                                               ------------------------------------------------------------------
   U.S. Treasury:
       After one but within five years ....       2,001,000                --            11,000         1,990,000
   U.S. Government agencies:
       After one but within five years ....       4,649,000                --           147,000         4,502,000
       After five years ...................       3,599,000                --           373,000         3,226,000
                                               ------------------------------------------------------------------
                                                  8,248,000                --           520,000         7,728,000
                                               ------------------------------------------------------------------
   Mortgage-backed securities:
       Within one year ....................    $     31,000         $   1,000         $      --      $     32,000
       After one but within five years ....       3,680,000            16,000            23,000         3,673,000
       After five years ...................       2,639,000             7,000           120,000         2,526,000
                                               ------------------------------------------------------------------
                                                  6,350,000            24,000           143,000         6,231,000
                                               ------------------------------------------------------------------
   Obligations of state and political
     subdivisions:
       After one but within five years ....         862,000                --             9,000           853,000
                                               ------------------------------------------------------------------
                                               $ 17,461,000         $  24,000         $ 683,000      $ 16,802,000
                                               ==================================================================


                                                                          DECEMBER 31, 1998
                                               ------------------------------------------------------------------
                                                                         GROSS UNREALIZED
                                                  AMORTIZED         ---------------------------        CARRYING
                                                    COST               GAINS           LOSSES            VALUE
                                               ------------------------------------------------------------------
   U.S. Treasury:
       Within one year ....................    $    702,000         $   4,000           $    --      $    706,000
       After one but within five years ....       2,501,000            73,000                --         2,574,000
                                               ------------------------------------------------------------------
                                                  3,203,000            77,000                --         3,280,000
                                               ------------------------------------------------------------------
   U.S. Government agencies:
       Within one year ....................         498,000                --             1,000           497,000
       After one but within five years ....       3,499,000            11,000             6,000         3,504,000
       After five years ...................       4,216,000            13,000            25,000         4,204,000
                                               ------------------------------------------------------------------
                                                  8,213,000            24,000            32,000         8,205,000
                                               ------------------------------------------------------------------
   Obligations of state and political
     subdivisions:
       After one but within five years ....         524,000             9,000                --           533,000
   Mortgage-backed securities:
       After one but within five years ....         162,000             2,000                --           164,000
       After five years ...................       6,416,000            37,000            57,000         6,396,000
                                               ------------------------------------------------------------------
                                                  6,578,000            39,000            57,000         6,560,000
                                               ------------------------------------------------------------------
                                               $ 18,518,000         $ 149,000         $  89,000      $ 18,578,000
                                               ==================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above. Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 1999 and 1998 were $4,469,000 and $1,101,000 respectively. No cash proceeds were realized from sales and calls of securities available for sale for the year ended December 31, 1997. Gross gains totalling $8,000 and gross losses totalling $4,000 were realized on sales and calls of securities during the year ended December 31, 1999. No gains or losses were realized on calls or sales during the 1998 and 1997.

There were no securities available for sale pledged to secure public deposits at December 31, 1999 and 1998. See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 3. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:


                                                                    DECEMBER 31, 1999
                                              ----------------------------------------------------------
                                                                    GROSS UNREALIZED
                                                 CARRYING        ----------------------        ESTIMATED
                                                   VALUE            GAINS        LOSSES       FAIR VALUE
                                               ----------------------------------------------------------
[GRAPHIC OMITTED]
   U.S. Treasury:
       After one but within five years ....         749,000            --         11,000          738,000

   U.S. Government agencies:
       Within one year ....................         250,000            --             --          250,000
       After one but within five years ....       4,100,000            --        154,000        3,946,000
       After five years ...................       1,497,000            --         81,000        1,416,000
                                               ----------------------------------------------------------
                                                  5,847,000            --        235,000        5,612,000
                                               ----------------------------------------------------------
   Obligations of state and political
     subdivisions:
       Within one year ....................         980,000         4,000             --          984,000
       After one but within five years ....      11,305,000        20,000        182,000       11,143,000
       After five years ...................         585,000            --         28,000          557,000
                                               ----------------------------------------------------------
                                                 12,870,000        24,000        210,000       12,684,000
                                               ----------------------------------------------------------
   Mortgage-backed securities:
       Within one year ....................          92,000         2,000             --           94,000
       After one but within five years ....       1,086,000         6,000          6,000        1,086,000
       After five years ...................         218,000         5,000             --          223,000
                                               ----------------------------------------------------------
                                                  1,396,000        13,000          6,000        1,403,000
                                               ----------------------------------------------------------
                                               $ 20,862,000     $  37,000      $ 462,000     $ 20,437,000
                                               ==========================================================



                                                                    DECEMBER 31, 1998
                                              ----------------------------------------------------------
                                                                    GROSS UNREALIZED
                                                 CARRYING        ----------------------        ESTIMATED
                                                   VALUE            GAINS        LOSSES       FAIR VALUE
                                               ----------------------------------------------------------
   U.S. Treasury:
       Within one year ....................    $    200,000     $   2,000       $     --      $   202,000
       After one but within five years ....         748,000        29,000             --          777,000
                                               ----------------------------------------------------------
                                                    948,000        31,000             --          979,000
                                               ----------------------------------------------------------
   U.S. Government agencies:
       Within one year ....................          10,000            --             --           10,000
       After one but within five years ....       4,769,000        22,000          8,000        4,783,000
       After five years ...................       2,344,000        14,000          2,000        2,356,000
                                               ----------------------------------------------------------
                                                  7,123,000        36,000         10,000        7,149,000
                                               ----------------------------------------------------------
   Obligations of state and political
     subdivisions:
       Within one year ....................       2,091,000        12,000             --        2,103,000
       After one but within five years ....       5,985,000       106,000          3,000        6,088,000
       After five years ...................       4,283,000        63,000          5,000        4,341,000
                                               ----------------------------------------------------------
                                                 12,359,000       181,000          8,000       12,532,000
                                               ----------------------------------------------------------
   Mortgage-backed securities:
       After five years ...................       2,083,000        22,000          8,000        2,097,000
                                               ----------------------------------------------------------
                                               $ 22,513,000     $ 270,000       $ 26,000     $ 22,757,000
                                               ==========================================================


Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds from calls of securities held to maturity amounted to $3,703,000, $6,150,000, and $675,000 for the years ended December 31, 1999, 1998, and 1997, respectively. There were no realized gains or losses from calls and sales for the year ended December 31, 1999. Gross gains totaling $22,000 and no losses were realized from calls for the year ended December 31, 1998. There were no realized gains or losses from sales and calls for the year ended December 31, 1997.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits approximated $749,000 and $699,000 at December 31, 1999 and 1998 respectively. See also Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 4.  LOANS

The loan portfolio consisted of the following:

                                                           DECEMBER 31,
                                                 -------------------------------
                                                     1999               1998
                                                 -------------------------------
Mortgage:
  Residential ............................       $ 31,716,000       $ 24,784,000
  Commercial .............................         53,609,000         46,375,000
Commercial ...............................         21,838,000         18,995,000
Equity ...................................          4,742,000          3,593,000
Installment ..............................         32,110,000         29,290,000
Other ....................................            175,000            126,000
                                                 -------------------------------
      Total loans ........................        144,190,000        123,163,000
                                                 -------------------------------
Less: Deferred loan fees .................            120,000            113,000
    Allowance for loan losses ............          1,874,000          1,542,000
                                                 -------------------------------
                                                    1,994,000          1,655,000
                                                 -------------------------------
Loans, net ...............................       $142,196,000       $121,508,000
                                                 ===============================


At December 31, 1999, 1998 and 1997, loans serviced by the Corporation for the benefit of others totaled approximately $6,665,000, $5,390,000, and $4,774,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                      DECEMBER 31,
                                      -----------------------------------------
                                          1999           1998           1997
                                      -----------------------------------------
Balance, beginning ................   $ 1,542,000    $ 1,462,000    $ 1,353,000
Provision charged to operations ...       340,000        200,000        120,000
Recoveries of loans charged off ...        29,000           --            8,000
Loans charged off .................       (37,000)      (120,000)       (19,000)
                                      -----------------------------------------
Balance, ending ...................   $ 1,874,000    $ 1,542,000    $ 1,462,000
                                      =========================================




The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 1999 and 1998, these loans aggregated approximately $1,136,000 and $1,191,000, respectively. During the year ended December 31, 1999, new loans totaling $65,000 were granted and repayments totaled approximately $120,000. The loans, at December 31, 1999, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

NOTE 5.  NONPERFORMING ASSETS

Nonperforming assets include the following:
                                                                DECEMBER 31,
                                                           ---------------------
                                                              1999        1998
                                                           ---------------------
Nonaccrual loans .....................................     $   --       $  4,000
Loans past due ninety days or more and accruing ......         --         64,000
Restructured loans ...................................       25,000      480,000
                                                           ---------------------
      Total nonperforming loans ......................       25,000      548,000


Total nonperforming assets ...........................     $ 25,000     $548,000
                                                           =====================



The following information is presented for assets classified as nonaccrual and restructured:

                                                        YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1999      1998      1997
                                                     ---------------------------
Income that would have been recorded under
    contractual terms ............................   $ 3,000   $58,000   $76,000
Less interest income received ....................     2,000    46,000    67,000
                                                     ---------------------------
Lost income on nonperforming assets at year end ..   $ 1,000   $12,000   $ 9,000
                                                     ===========================



Impaired loans consisted of the following:

                                                               DECEMBER 31,
                                                        ------------------------
                                                            1999          1998
                                                        ------------------------
Impaired Loans
    With related allowance for loan loss ...........   $        --       $64,000
    Without related allowance for loan loss ........   $        --         4,000
                                                       -------------------------
Total impaired loans ...............................   $        --       $68,000
                                                       =========================
Related allowance for possible credit losses .......   $        --       $ 3,000
                                                       =========================
Average investment in impaired loans ...............   $        --       $65,000
                                                       =========================
Interest recognized on impaired loans ..............   $        --       $ 5,000
                                                       =========================

NOTE 6.  PREMISES AND EQUIPMENT, NET

                                                                DECEMBER 31,
                                                        ------------------------
                                                            1999         1998
                                                        ------------------------
Land ...............................................    $  627,000    $  576,000
Buildings and improvements .........................     1,445,000     1,433,000
Leasehold improvements .............................       463,000       379,000
Furniture, fixtures and equipment ..................     2,328,000     1,854,000
                                                        ------------------------
                                                         4,863,000     4,242,000
Less accumulated depreciation and amortization .....     2,169,000     1,758,000
                                                        ------------------------
Total premises & equipment, net ....................    $2,694,000    $2,484,000
                                                        ========================

NOTE 7.  DEPOSITS

                                                                  DECEMBER 31, 1999                        DECEMBER 31, 1998
                                                       -----------------------------------------------------------------------------
                                                             WEIGHTED                                  WEIGHTED
                                                             AVERAGE                                   AVERAGE
                                                               RATE             AMOUNT                   RATE              AMOUNT
                                                       -----------------------------------------------------------------------------
Noninterest-bearing demand ...................                    0%         $ 41,359,000                    0%         $ 39,234,000

NOW accounts .................................                 1.35%           20,020,000                 1.35%           19,991,000
Money market accounts ........................                 3.75%           48,103,000                 3.64%           46,393,000
                                                       -----------------------------------------------------------------------------
Total interest-bearing demand ................                 3.04%           68,123,000                 2.95%           66,384,000

Statement savings and clubs ..................                 1.50%           18,940,000                 2.25%           19,311,000
Business savings .............................                 1.50%            2,065,000                 2.25%            1,733,000
                                                       -----------------------------------------------------------------------------
Total savings ................................                 1.50%           21,005,000                 2.25%           21,044,000

IRA investment and variable rate savings .....                 5.13%           10,079,000                 5.28%
                                                                                                                           9,593,000
Money market certificates ....................                 5.05%           44,601,000                 5.20%           34,466,000
                                                       -----------------------------------------------------------------------------
Total certificates of deposit ................                 5.06%           54,680,000                 5.22%           44,059,000
                                                       -----------------------------------------------------------------------------
Total interest-bearing deposits ..............                 3.59%          143,808,000                 3.60%          131,487,000

Total deposits ...............................                 2.79%         $185,167,000                 2.77%         $170,721,000
                                                       =============================================================================

Certificates of deposit with balances of $100,000 or more at December 31, 1999 and 1998, totaled approximately $9,401,000 and $5,918,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $378,000, $236,000, and $316,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                          DECEMBER 31,
                                              ----------------------------------
                                                  1999                   1998
                                              ----------------------------------
One year or less .................            $29,904,000            $28,219,000
After one to three years .........             23,206,000             14,306,000
After three years ................              1,570,000              1,534,000
                                              ----------------------------------
                                              $54,680,000            $44,059,000
                                              ==================================

NOTE 8.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 1999 and 1998, securities sold under agreements to repurchase were collateralized by U. S. Treasury securities having a carrying value of approximately $2,069,000 and $1,703,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                                              DECEMBER 31,
                                                                    -----------------------------
                                                                        1999              1998
                                                                    -----------------------------
Balance .........................................................   $1,173,000         $  662,000
Weighted average interest rate ..................................         4.77%              5.24%
Average length of maturity ......................................     190 days           273 days
Maximum amount outstanding at any month end during the year .....   $3,027,000         $  662,000
Average amount outstanding during the year ......................   $1,418,000         $  572,000
Average interest rate during the year ...........................         4.59%              5.37%

NOTE 9.  REGULATORY CAPITAL REQUIREMENTS

Regulations of the Federal Reserve Bank require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1999, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 3.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank has substantially similar capital regulations promulgated by the FDIC.

Under its prompt corrective action regulations, the Federal Reserve Bank is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized , significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the Federal Reserve Bank about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1999, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 1999 and 1998, compared to the Federal Reserve Bank minimum capital adequacy requirements and the Federal Reserve Bank requirements for classification as a well capitalized institution:

                                                                                      FEDERAL RESERVE BANK REQUIREMENTS
                                                                            --------------------------------------------------------
                                                                                 MINIMUM CAPITAL              FOR CLASSIFICATION
                                                    BANK ACTUAL                     ADEQUACY                  AS WELL CAPITALIZED
                                             ------------------------       -------------------------       ------------------------
                                               AMOUNT         RATIO           AMOUNT          RATIO           AMOUNT         RATIO
                                             ------------------------       -------------------------       ------------------------
DECEMBER 31, 1999
Leverage (Tier 1) capital ...........        15,283,000         7.52%         8,134,000         4.00%       10,167,000         5.00%
Risk-based capital:
  Tier 1 ............................        15,283,000        11.16%         5,476,000         4.00%        8,214,000         6.00%
  Total .............................        16,996,000        12.41%        10,952,000         8.00%       13,690,000        10.00%

DECEMBER 31, 1998

Leverage (Tier 1) capital ...........        13,046,000         7.16%         7,287,000         4.00%        9,109,000         5.00%
Risk-based capital:
  Tier 1 ............................        13,046,000        10.62%         4,914,000         4.00%        7,371,000         6.00%
  Total .............................        14,582,000        11.87%         9,828,000         8.00%       12,285,000        10.00%

NOTE 10.  BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $166,000, $117,000 and $101,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $31,000, $26,000 and $24,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 10% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. Total stock purchases amounted to 1,105 and 1,304 shares during 1999 and 1998, respectively.


NOTE 11.  STOCK-BASED COMPENSATION

At December 31, 1999, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for non-employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation granted 284 shares during 1998 and did not grant any shares during 1999.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 2,934 and 3,474 shares during 1999 and 1998, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 74,419 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire ten years from the date of grant and are subject to a vesting schedule. A summary of the status of the qualified stock options as of December 31, 1999 and 1998 and changes during the years then ended on those dates is presented below:

                                                                               1999                                1998
                                                                     ---------------------------------------------------------------
                                                                                       WEIGHTED-                           WEIGHTED-
                                                                                        AVERAGE                             AVERAGE
                                                                                       EXERCISE                            EXERCISE
                                                                     SHARES              PRICE            SHARES             PRICE
                                                                     ---------------------------------------------------------------
Outstanding at beginning of year .........................           23,153           $   11.32           19,845           $   11.19
Granted ..................................................            4,567               17.38            3,308           $   12.70
Exercised ................................................             --                  --               --                  --
Forfeited ................................................             --                  --               --                  --
                                                                     ---------------------------------------------------------------
Outstanding at end of year ...............................           27,720           $   12.32           23,153           $   11.32
Options exercisable at year end ..........................            8,600                                3,969
Weighted-average fair value of options
  granted during the year ................................           $ 6.31                               $ 3.70



The following table summarizes information about the qualified employee stock options outstanding at December 31, 1999:

                                                                   OPTIONS OUTSTANDING
                                    ---------------------------------------------------------------------------------
                                      NUMBER               WEIGHTED-AVG.            WEIGHTED-               NUMBER
                                    OUTSTANDING              REMAINING               AVERAGE              EXERCISABLE
                                    AT 12/31/99          CONTRACTUAL LIFE        EXERCISE PRICE           AT 12/31/99
                                    ---------------------------------------------------------------------------------
Range of Exercise Prices:
  $10-12 ........................     19,845                   7.39                  $11.19                  7,938
  $12-14 ........................      3,308                   8.15                   12.70                    662
  $16-18 ........................      4,567                   9.21                   17.38                    --
                                    ---------------------------------------------------------------------------------
  $10-18 ........................     27,720                   7.78                   12.39                  8,600
                                    =================================================================================

The Stock Option Plan for non-employee Directors has also reserved 74,402 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 6,763 shares of common stock . No option may be exercised more than ten years after the date of its grant. The options were issued with an exercise price of $10.63, 95% of the fair market value on the date the options were granted. As a result of the discount, $38,000 was charged to noninterest expense for 1997. Options to purchase 21,051 shares were exercised in 1999. No options were exercised during the year ended 1998.

The Corporation applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data).

                                                       1999            1998           1997
                                                 ---------------------------------------------
NET INCOME:
  As reported ................................   $   1,981,000   $   1,647,000   $   1,463,000
  Pro forma ..................................       1,964,000       1,640,000       1,325,000

EARNINGS PER SHARE:
  As reported Basic earnings per share .......   $        1.26   $        1.06   $        0.95
  As reported Diluted earnings per share .....            1.24            1.05            0.95
  Pro forma Basic earnings per share .........            1.24            1.06            0.86
  Pro forma Diluted earnings per share .......            1.23            1.05            0.86

Weighted average fair value of options granted
  during year ................................   $        6.31   $        3.70   $        3.06

The fair value of options granted for employees is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                                EMPLOYEE            EMPLOYEE            EMPLOYEE          NONEMPLOYEE
                                              STOCK OPTIONS       STOCK OPTIONS       STOCK OPTIONS      STOCK OPTIONS
                                                  1999                1998                1997               1997
                                              ------------------------------------------------------------------------
   Dividend yield .........................      1.25%                1.12%               1.15%              1.15%
   Expected volatility ....................     23.63%               16.24%              14.10%             14.10%
   Risk-free interest rate ................      6.65%                5.58%               6.64%              6.01%
   Expected Life ..........................    7 years              7 years             7 years            5 years
   Fair value at grant date ...............     $6.31                $3.70               $3.50              $2.93

NOTE 12:  EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 1999, 1998 and 1997:

                                                                              1999               1998                1997
                                                                          --------------------------------------------------
Net income ...........................................................    $1,981,000          $1,647,000          $1,463,000
                                                                          --------------------------------------------------
Income available to common stockholders, basic and diluted ...........     1,981,000           1,647,000           1,463,000
                                                                          ==================================================

Weighted average common shares outstanding--basic ....................     1,578,325           1,551,126           1,531,983
Effect of dilutive securities--stock options .........................        22,110              18,050               7,778
                                                                          --------------------------------------------------
Weighted average common shares outstanding--diluted ..................     1,600,435           1,569,176           1,539,761
                                                                          ==================================================

NOTE 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                          1999            1998          1997
                                        --------------------------------------
Current tax expense:
  Federal .........................     $  883,000     $ 683,000     $ 556,000
  State ...........................        226,000       160,000       147,000
                                        --------------------------------------
                                         1,109,000       843,000       703,000

Deferred tax benefit:
  Federal .........................       (117,000)      (38,000)      (90,000)
  State ...........................        (20,000)       (7,000)      (16,000)
                                        --------------------------------------
                                          (137,000)      (45,000)     (106,000)
                                        --------------------------------------
                                        $  972,000     $ 798,000     $ 597,000
                                        ======================================

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                 YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                           1999           1998          1997
                                        --------------------------------------
Federal income tax ................     $ 1,004,000    $ 831,000     $ 646,000
Add (deduct) effect of:
  State income taxes, net of
    federalincome tax effect ......         136,000      101,000        87,000
  Nontaxable interest income ......        (213,000)    (172,000)     (151,000)
  Other items, net ................          45,000       38,000        15,000
                                        --------------------------------------
Effective federal income taxes ....     $   972,000    $ 798,000     $ 597,000
                                        ======================================


The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:


                                                                   DECEMBER 31,
                                                          ---------------------------
                                                               1999            1998
                                                          ---------------------------
Deferred tax assets:
  Allowance for loan losses ............................   $  749,000       $ 616,000
  Allowance for losses on investments ..................       13,000           6,000
  Unrealized losses on securities ......................      253,000              --
  Core deposit intangible amortization .................       27,000          25,000
  Nonaccrual loan interest .............................           --          14,000
  Depreciation .........................................       37,000          22,000
  Other ................................................        7,000          13,000
                                                          ---------------------------
                                                            1,086,000         696,000
                                                          ---------------------------
Deferred tax liabilities:
  Unrealized gain on securities available for sale .....           --          23,000
  Net deferred tax assets ..............................  $ 1,086,000       $ 673,000
                                                          ===========================


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

At December 31, 1999, the Corporation had mortgage commitments to extend credit aggregating approximately $433,000 at fixed rates averaging 7.04% and $807,000 floating rate loans. Of these loans, $433,000 fixed and $662,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $6.3 million were extended with floating rates currently averaging 8.90% and $2.6 million were extended at fixed interest rates averaging 8.804%. All commitments were due to expire within approximately 90 days. At December 31, 1998, the Corporation had mortgage commitments to extend credit aggregating approximately $2.7 million at fixed interest rates averaging 6.53% and $346,000 floating rate loans. Of these loans, $1.9 million fixed and $346,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $1.7 million were extended with floating interest rates currently averaging 8.24% and $1.7 million were extended at fixed interest rates averaging 7.64%.

Additionally, at December 31, 1999, the Corporation was committed for approximately $26.4 million of unused lines of credit, consisting of $8.0 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $5.6 million relating to credit cards, and $12.8 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $371,000 at December 31, 1999, all of which expire within approximately one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rentals under long-term operating lease for branch offices amounted to approximately $222,000 and $141,000 during the years ended December 31, 1999 and 1998 respectively. At December 31, 1999, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

                        YEAR ENDING                    MINIMUM
                        DECEMBER 31                     RENT
                        -----------                   --------
                           2000 ..............        $164,000
                           2001 ..............         165,000
                           2002 ..............         143,000
                           2003 ..............         136,000
                           2004 ..............          82,000
                        Thereafter ...........         171,000
                                                      --------
                                                      $861,000
                                                      ========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 15. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 1999, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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


                                                                              DECEMBER 31,
                                                            -------------------------------------------------
                                                                      1999                     1998
                                                            ----------------------    -----------------------
                                                            CARRYING     ESTIMATED    CARRYING      ESTIMATED
                                                             AMOUNT     FAIR VALUE     AMOUNT      FAIR VALUE
                                                            ----------------------    -----------------------
                                                                         (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ...........................     $ 16,895     $ 16,895      $ 16,999    $ 16,999
  Securities available for sale .......................       16,802       16,802        18,578      18,578
  Securities held to maturity .........................       20,862       20,437        22,513      22,757
  FHLB-NY stock .......................................          663          663           557         557
  Net loans ...........................................      142,196      140,918       121,508     122,209
Mortgage loans held for sale ..........................           --           --           793         793

Financial liabilities:
  Deposits ............................................      185,167      185,021       170,721     171,124
  Securities sold under agreements to repurchase ......        1,173        1,173           662         662

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

DEPOSITS

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1999 and 1998, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying value approximates fair value due to the relatively short time before maturity.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 1999 and 1998 were not material.

LIMITATIONS

The preceding fair value estimates were made at December 31, 1999 and 1998, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 1999 and 1998, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 17. PARENT COMPANY ONLY

The Corporation, formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 1999 and 1998 are presented below:


  CONDENSED STATEMENTS OF FINANCIAL CONDITION                                 YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                         1999                          1998
                                                                     ----------------------------------------
      ASSETS
      Cash and due from banks ..................................     $   125,000                  $    25,000
      Securities available for sale ............................          99,000                         --
      Investment in subsidiary .................................      15,092,000                   13,520,000
      Accrued interest receivable ..............................           2,000                         --
                                                                     ----------------------------------------
            Total assets .......................................     $15,318,000                  $13,545,000
                                                                     ========================================
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Other liabilities ........................................     $    32,000                  $    (4,000)
      Stockholders' equity .....................................      15,286,000                   13,549,000
                                                                     ----------------------------------------
            Total liabilities and Stockholders' equity .........     $15,318,000                  $13,545,000
                                                                     ========================================


  CONDENSED STATEMENTS OF INCOME                                              YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                         1999           1998           1997
                                                                     ----------------------------------------
      Interest income--securities available for sale ...........     $     2,000   $      --      $      --
      Dividend income ..........................................          20,000        35,000         83,000
      Equity in undistributed earnings of subsidiary ...........       2,014,000     1,647,000      1,458,000
      Other income .............................................           6,000         6,000          1,000
                                                                     ----------------------------------------
            Total income .......................................       2,042,000     1,688,000      1,542,000
      Other expenses ...........................................          88,000        59,000         99,000
                                                                     ----------------------------------------
      Income before income tax benefit .........................       1,954,000     1,629,000      1,443,000
      Tax benefit ..............................................         (27,000)      (18,000)       (20,000)
                                                                     ----------------------------------------
      Net income ...............................................     $ 1,981,000   $ 1,647,000    $ 1,463,000
                                                                     ========================================


  CONDENSED STATEMENTS OF CASH FLOWS                                          YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                         1999           1998           1997
                                                                     ----------------------------------------
      Cash flows from operating activities:
        Net income .............................................     $ 1,981,000   $ 1,647,000    $ 1,463,000
        Adjustments to reconcile net income to
          net cash provided by operating activities:
            Equity in undistributed earnings of subsidiary .....      (2,014,000)   (1,647,000)    (1,458,000)
            Issuance of stock options at a discount ............              --            --         38,000
            Increase in accrued interest receivable ............          (2,000)           --             --
            Increase/(decrease) in other liabilities ...........          36,000         6,000         (9,000)
                                                                     ----------------------------------------
              Net cash provided by operating activities ........           1,000         6,000         34,000
                                                                     ----------------------------------------
      Cash flows from investing activities:
        Purchase of security available for sale ................        (100,000)           --             --
                                                                     ----------------------------------------
        Net cash used in investing activities ..................        (100,000)           --             --
                                                                     ----------------------------------------
      Cash flows from financing activities:
        Cash dividends paid on common stock ....................        (367,000)     (275,000)      (221,000)
        Exercise of stock options ..............................         224,000
        Issuance of common stock ...............................         342,000       274,000        200,000
                                                                     ----------------------------------------
                                                                         199,000        (1,000)       (21,000)
                                                                     ----------------------------------------
      Net increase in cash and cash equivalents ................         105,000         5,000         13,000
      Cash and cash equivalents--beginning .....................          25,000        20,000          7,000
                                                                     ----------------------------------------
      Cash and cash equivalents--ending ........................     $   125,000   $    25,000    $    20,000
                                                                     ========================================

NOTE 18. RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Account Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts. Under in standard, entities are required to carry all derivative instruments in the statement of financial position at fair value.

As issued in June 1998, the corporation must adopt SFAS 133 by January 1, 2000, however, early adoption is permitted. On adoption, the provisions of SFAS No. 133 must be applied prospectively. The Corporation anticipates that the adoption of SFAS No. 133 will not have a material impact on financial statements. With the issuance of Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133," the effective date of SFAS No. 133 has been deferred to all fiscal years beginning after June 15, 2000.

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 1999 and 1998 (dollarsin thousands).


                                                                 FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
                                                               ------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
Interest income                                                $ 3,201       $ 3,286      $ 3,451      $ 3,650      $13,588
Interest expense                                                 1,115         1,101        1,192        1,299        4,707
                                                               ------------------------------------------------------------
  Net interest income before provision for loan losses           2,086         2,185        2,259        2,351        8,881
Provision for loan losses                                           75            75           80          110          340
                                                               ------------------------------------------------------------
  Net interest income after provision for loan losses            2,011         2,110        2,179        2,241        8,541
Noninterest income                                                 267           288          250          286        1,091
Noninterest expense                                              1,610         1,688        1,704        1,677        6,679
                                                               ------------------------------------------------------------
  Net income before income tax expense                             668           710          725          850        2,953
Federal and state income tax expense                               214           231          238          289          972
                                                               ------------------------------------------------------------
Net income                                                     $   454      $    479      $   487      $   561      $ 1,981
                                                               ============================================================
Basic earnings per share                                       $  0.29       $  0.31      $  0.31      $  0.35      $  1.26
                                                               ============================================================
Diluted earnings per share                                     $  0.29       $  0.30      $  0.30      $  0.35      $  1.24
                                                               ============================================================


                                                                 FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
                                                               ------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998:
Interest income                                                $ 2,865       $ 3,034      $ 3,178      $ 3,243     $ 12,320
Interest expense                                                 1,107         1,178        1,297        1,243        4,825
                                                               ------------------------------------------------------------
  Net interest income before provision for loan losses           1,758         1,856        1,881        2,000        7,495
Provision for loan losses                                           40            30           20          110          200
                                                               ------------------------------------------------------------
  Net interest income after provision for loan losses            1,718         1,826        1,861        1,890        7,295
Noninterest income                                                 215           297          228          268        1,008
Noninterest expense                                              1,367         1,524        1,467        1,500        5,858
                                                               ------------------------------------------------------------
  Net income before income tax expense                             566           599          622          658        2,445
Federal and state income tax expense                               184           197          202          215          798
                                                               ------------------------------------------------------------
Net income                                                     $   382       $   402      $   420      $   443     $  1,647
                                                               ============================================================
Basic earnings per share                                       $  0.25       $  0.26      $  0.27      $  0.28     $   1.06
                                                               ============================================================
Diluted earnings per share                                     $  0.25       $  0.25      $  0.27      $  0.28     $   1.05
                                                               ============================================================