Form 10KSB, Exhibit 13
period 2000-12-31
STEWARDSHIP FINANCIAL CORP
filed 2001-03-30
CIK 1023860

[PHOTO]


                                       SFC
                        STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY

Within These Pages: The Biblical concept of stewardship is fundamental to the Stewardship Financial Corporation and its subsidiary, the Atlantic Stewardship Bank - an integral part of our name and the Bank's charter. As God's stewards, we celebrate His many gifts, and accept responsibility for their proper use. We rejoice in all our blessings and we acknowledge them by embracing the Biblical principle of Tithing, or sharing 10 percent of our profits annually.

This year, the Bank was pleased to make its largest donation ever under its unique Tithing Program; we shared $320,000 with 181 Christian and local civic organizations.

Throughout the pages of this Annual Report are photos of organizations assisted by Atlantic Stewarship Bank's Tithing Program, as well as our additional forms of community service.

[PHOTO]

Hispanic Multi-Purpose Service Center
Dispensing the turkeys from our Food
Drive are, from left to right, Anita
Osorio, Arie Leegwater, Paul Van
Ostenbridge, and Luisa Pacheco.

Table of Contents

Financial Highlights ............................................     2
Shareholder Information .........................................     3
Message to the Shareholders .....................................   4-5
Our 15th Anniversary ............................................     6
BEACH Committee .................................................     7
Board of Directors ..............................................   8-9
Stewardship Financial Corporation Officers ......................    10
Bank Officers ...................................................    10
Branch Locations and Associates .................................    11
Commercial Update ............................................... 12-13
Products and Services ...........................................    14
Giving Back: Tithing in 2000 .................................... 15-16
Selected Financial Data .........................................    17
Management's Discussion and Analysis ............................ 18-32
Independent Auditor's Report ....................................    33
Consolidated Statements of Financial Condition ..................    34
Consolidated Statements of Income ...............................    35
Consolidated Statements of Changes in Stockholders' Equity ......    36
Consolidated Statements of Cash Flows ...........................    37
Notes to Consolidated Financial Statements ...................... 38-56
Letter from Congressman Spencer Bachus .............. inside back cover

"This is the sign that I am giving for all ages to come, of the covenant between me and you and every living creature with you: I set my bow in the clouds to serve as a sign of the covenant between me and the earth. When I bring clouds over the earth, and the bow appears in the clouds ... I will see it and recall the everlasting covenant that I have established between God and all living beings -- all mortal creatures that are on earth."

     -- Genesis 9:12-14,16

As members of the Board of FCH we count our blessings and thank our heavenly Father for His goodness to us. As Christians we have many reasons to thank Him.

We thank Him for His Greatest Gift to mankind, His Son, our Lord and Savior, and for the sacrifice Christ made on the cross to redeem and assure us of eternal life.

We are thankful we can share the Good News of Jesus Christ. It is by your faithful remembrance of the ministry of FCH in prayer and financial giving that our aim can be accomplished.

Be assured the Lord will use your faithful commitment to further His kingdom work through the ministry of FCH.

We pray the Lord will richly bless all of you involved in banking, assisting people and then also sharing your blessings with others.

Nell Hartog
Assistant Treasurer
Florence Christian Home
Wayne, NJ


Financial Highlights

                                                2000         1999       % Change
                                             --------      --------     --------
                                                   (Dollars in thousands,
                                                  except per share amounts)

FOR THE YEAR ENDED DECEMBER 31

Net income                                   $  2,420      $  1,981        22.2
Average shares outstanding                      1,713         1,657         3.4
Per common share:
   Basic net income                              1.41          1.20        17.5
   Diluted net income                            1.40          1.18        18.6
Cash dividends declared                          0.27          0.22        22.7
Book value at year end                          10.53          9.10        15.7

BALANCE SHEET DATA AT DECEMBER 31

Total assets                                  231,159       203,072        13.8
Total loans                                   171,275       144,070        18.9
Allowance for loan losses                       2,223         1,874        18.6
Total deposits                                210,135       185,167        13.5
Stockholders' equity                           18,208        15,286        19.1

CONSOLIDATED RATIOS

Return on average assets                        1.11%         1.03%         7.8
Return on average equity                       14.52%        13.77%         5.4
Tier 1 capital to average assets (leverage)     7.87%         7.52%         4.7
Tier 1 capital to risk-adjusted assets         11.01%        11.16%        -1.3
Total capital to risk-adjusted assets          12.26%        12.41%        -1.2


                                  TOTAL ASSETS

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]



                                   NET INCOME

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]

Shareholder Information

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, NJ, on Tuesday, May 8, 2001, at 7:00 P.M. The Corporation had 746 shareholders of record on December 31, 2000.

We are pleased to announce Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, is now the transfer agent for Stewardship Financial Corporation common stock. We invite you to contact them at 800-368-5948 should you need to reregister stock or to join the Dividend Reinvestment Plan. You may continue to contact the Corporate Services Division of Stewardship Financial Corporation at 201-444-7100 or 877-844-BANK for additional information.

Dividend Reinvestment Plan

A total of 590 shareholders currently participate in the Corporation's Shareholder Dividend Reinvestment Plan, representing 1,219,175 or 70.53 percent of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95 percent of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Registrar and Transfer Company.

Annual Report

Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge, to any shareholder upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Corporate Services, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

Recent History of Dividends Paid

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2001, a quarterly dividend to Shareholders of Record on January 12, 2001, in the amount of $0.08 per share. Future dividends will be paid in May, August, November and February, subject to Board approval.

November 15, 2000          5% stock dividend
November 1, 2000           $.07
August 1, 2000             $.07
May 1, 2000                $.07
February 1, 2000           $.06
November 2, 1999           $.06
October 27, 1999           5% stock dividend
August 3, 1999             $.06
May 3, 1999                $.05
February 1, 1999           $.05

Dividends have been restated to reflect all stock splits and stock dividends.

                            TOTAL EARNINGS PER SHARE

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]

[PHOTO]

Paul Van Ostenbridge (right) presents
checks to Education Exchange 2000
scholarship winners. Pictured with Mr.
Van Ostenbridge are (bottom row, right
to left), Laura Glentz and Vincent Hull;
(top row, right to left) Lauren Murley,
Tracy Parker, and Tracey Buckler.

On behalf of the Board of Trustees, the staff and most importantly our "special workers," I want to, once again, sincerely thank the Atlantic Stewardship Bank for its generous donation from the Bank's 2000 Tithing Program. Your donation and continued personal commitment to the Foundation are testimony to Atlantic Stewardship Bank's care for the less fortunate.

We truly enjoy our banking relationship with Atlantic Stewardship and the efficient customer service at both Wayne branches. In particular, we appreciate the Bank associates who handle our needs in a caring and efficient manner. Their pleasant personas and understanding of our organization is a tribute to Atlantic Stewardship Bank.

May God bless all at Atlantic Stewardship Bank with a healthy, happy and prosperous year.

Frank Brescia
Executive Director
Foundation for the Handicapped
Wayne, NJ

[PHOTO]

Robert Turner, Director (left) and Paul
Van Ostenbridge (right) receive, on
behalf of Atlantic Stewardship Bank, the Wayne Family Counseling Service's
"Unsung Heroes" Award. At center are Flo
Felano and Jean Huntington from Wayne
who each received an award for personal
service to the community.

The entire Board and Staff of World For Christ Ministries wish to thank you for your generous gift. We are humbled and deeply grateful to be part of your tithing program.

Your gift will add to the resources we need to keep the Ministry of care-giving and providing "Homes" for the homeless operating through the New Year.

Since our walk is by faith, we are encouraged by God's faithfulness. We are indeed honored and privileged to be part of the Atlantic Stewardship Bank and their obedience to Scriptural tithing. You have truly learned the secret of keeping the "Store House" filled (Malachi 3:10).

May God richly bless you and give you another blessed and prosperous New Year.

Rev. William Stelpstra
World for Christ Ministries
West Milford, NJ


Message to the Shareholders

Dear Shareholders and Friends:

We are pleased to report the Atlantic Stewardship Bank celebrated its fifteenth year of service to the community on September 28, 2000. As you will read throughout this report, the year 2000 was an exceptional one for the organization for many reasons. It is exciting to celebrate and reflect on past accomplishments; however, we view this anniversary not merely as a milestone, but rather as a stepping stone! We are drawing on our past experiences in order to maintain our quality service while expanding our franchise.

The consolidated earnings for 2000 were an unprecedented $2.4 million or $1.41 basic earnings per share, compared to $2.0 million or $1.20 basic earnings per share reported for the previous year. This was an increase of 22.2% in income and 17.5% in basic earnings per share over 1999. Diluted earnings per share were $1.40 in 2000 compared to $1.18 in 1999. Once again, the increase in earnings is attributed to continued growth in commercial and consumer loans.

Cash dividends paid totaled $0.27 per share in 2000, which was a 22.7% increase over the $0.22 per share paid in 1999. The Stewardship Financial Corporation also paid its third consecutive 5% stock dividend in November 2000.

Shareholders' equity grew to $18.2 million, representing a 19.1% increase over the $15.3 million reported in 1999.

Total assets for the Stewardship Financial Corporation reached $231.2 million as of December 31, 2000, which was a 13.8% increase over the $203.1 million reported as of December 31, 1999. Total deposits were $210.1 million at year-end, representing a 13.5% increase over the previous year-end total deposits of $185.2 million. Total loans net of allowance for loan losses were $169.1 million as compared to $142.2 million in loans as of December 31, 1999. This tremendous increase in loans is a result of our Lending Division's outstanding reputation. Loans increased in all areas of consumer products; however, the greatest increase was in the commercial real estate and commercial loan areas. Asset quality remains good with ratios of nonperforming loans to total loans at 0.45% and nonperforming assets to total assets at 0.33%.

Progress

The Atlantic Stewardship Bank introduced one of our industry's most advanced websites which can be accessed at www.asbnow.com. This interactive site provides a wealth of information about our unique tithing concept, our locations and facilities, products, discount brokerage service and the Stewardship Financial Corporation. In addition, customers can view their accounts, and transfer funds from one account to another. Customers can now apply online for new deposit accounts, and also apply for consumer loans including residential mortgages. Although we can accept accounts from the entire United States, our lending is restricted to northern New Jersey. Another outstanding feature of our website is the automatic bill paying feature, Payment Partner. We are excited about this new service and invite our shareholders to visit us online where banking with the Atlantic Stewardship Bank is now as "Quick as a Click."

Our Lending Division also developed a new Line of Credit product for professionals. The Prime Five Line is ideal for those in the medical and legal professions. The Prime Five Line comes with a package of services which makes banking with Atlantic Stewardship extremely convenient, and the pricing of the Line of Credit is very attractive.

Expansion on the Near Horizon

We are looking forward to introducing our seventh office in Pequannock, New Jersey, at 249 Newark Pompton Turnpike. This full service branch will offer three drive-up lanes including an ATM. Safe Deposit boxes will be available at the new Pequannock branch. Please plan on visiting this branch when we open in June.

Tithing

Our company takes its commitment to tithing, or sharing 10% of pre-taxable profits, seriously. This program underscores every decision made at the holding company and the bank level.

In addition, we strongly promote community spirit among our associates, encouraging them to volunteer and support nonprofit programs.

We are pleased to announce that our Tithing Program increased to a record level. Thanks to the support of our shareholders, customers and our dedicated associates, we were able to give away $320,000 to Christian and local civic organizations, representing a 27.0% increase over the amount of financial gifts we were able to give last year.

Anna Jean Leegwater, the wife of our Chairman, read an old favorite hymn at the bank's fifteenth anniversary entitled, "It is Blessed to be a Blessing," which aptly describes our mission. We are truly blessed to be able to provide financial security and a means to help our community prosper. It is also a blessing to be able to share ten percent of our earnings annually with organizations attending to the physical, emotional and spiritual needs of others.

Thanks

We offer our sincere thanks to our shareholders for their continued support. Your endorsement of our mission enables us to help operate a respected, successful, financial institution with a Christian mission. Most importantly, the success of the corporation is designed to reward shareholders and tithe to needy and worthy nonprofit organizations.

We also thank our hardworking associates and our loyal customers.

Very truly yours,
Arie Leegwater                          Paul Van Ostenbridge
Chairman of the Board of Directors      President and Chief Executive Officer


[PHOTO]

Paul Van Ostenbridge (right) receives
thanks for Atlantic Stewardship's help
in providing free home smoke detectors
to students from Thomas Jefferson
School.

[PHOTO]

Paul Van Ostenbridge (left) and David
Struck (2nd from right) meet with Mike
Buwalda (2nd from left) of Christian
Reformed Church World Relief and
representatives of the Dominican
Republic concerning job creation and
business development.

[PHOTO]

A-Van Electrical Supply, Inc. and
Atlantic Stewardship Bank partnered to
provide over 1,000 free home smoke
detectors to children in Hawthorne. From left to right are David Van Lunen, President of A-Van Electrical Supply;
Alma Baxter, Branch Manager of Atlantic
Stewardship's Hawthorne office; William
Vander Eems, member of the Bank's Board
of Directors; and students from
Washington School.

It gives me great pleasure to thank Atlantic Stewardship Bank for the generous donation to Healing the Children Midlantic, Inc. Your contribution will enable us to assist many children in the USA and around the world.

Healing the Children Midlantic, Inc. is a volunteer, non-profit charitable organization, which depends on the generosity of others to continue to bring medical care and services to the world's poorest children. I would like to extend my sincere appreciation to Atlantic Stewardship Bank for their support of the work of HTC, and to wish all of you a happy and healthy New Year!

Evelyn Dudziec
Executive Director
Healing the Children
Midlantic, Inc.
Butler, NJ

ATLANTIC STEWARDSHIP BANK CELEBRATES FIFTEEN YEARS...

o    Of Serving the Communities in which we work

o    Of Sharing our Time & Resources with Charitable Organizations

o    Of Trusting that Christian Principles can thrive in Banking

o    Of Witnessing the Growth & Success of our Vision

Saturday, September 30, 2000 marked the celebration of Atlantic Stewardship Bank's 15th Anniversary-and we threw a party at every branch! Blessed with beautiful, sunny weather, the day was filled with balloons, hot dogs, cookies, face painting clowns, and giveaways for all our customers and neighbors in our branches' six communities. Joining in the fun were the towns' mayors, who each selected his or her favorite local charity to receive a Bank donation of $1,000 in commemoration of our Anniversary.

Everyone was welcomed to enter our prize drawing, and each branch chose a winner. Prizes ran the gamut: a 27" television, a VCR, a DVD player, a cordless phone, a CD player and a microwave.

Business was as brisk as the activity at the hot dog stand! We offered a special 15-month CD in celebration of our 15 years. With 175 CDs opened over the three-day span of Friday, Saturday and Monday, as well as numerous checking and savings accounts, the event's totals topped $2,286,000.

From the inception of Atlantic Stewardship Bank--a concept developed by Paul Heerema, Sr.--we have grown into a burgeoning and profitable corporation. As we celebrated this milestone, remembering our history and accomplishments, we set our hopes toward an enthusiastic future with expanded tithing resources and continued service to our communities.

[PHOTO]

Hawthorne fun

[PHOTO]

Midland Park fun

[PHOTO]

Face painting and balloons bring a smile at Wayne Hills

[PHOTO]

Cutting the cake are Alma Baxter,
Hawthorne Branch Manager, and Fred
Criscitelli, Mayor of Hawthorne

Our BEACH Committee

As the Bank provides financial support to community projects and organizations, many of our associates extend our commitment to "Stewardship" well beyond banking hours. Members of the Bank's BEACH (Bank Employees Assisting Charities) Committee volunteer their time and talents to a number of programs to benefit the less fortunate in our area.

Annual projects of the BEACH Committee include the Food Drive in November; the Christmas "Wish Tree"; the donation of Easter Baskets to the Emmanuel Cancer Foundation for the families of children being treated for cancer; and other projects interspersed throughout the year. An additional undertaking in 2000 was the BEACH Committee's special fundraiser in honor of our 15th Anniversary--a "Holiday Treats Cookbook," which was sold in our branch lobbies, beginning September 30th and continuing throughout the holiday season. All proceeds were donated to volunteer ambulance squads and emergency corps in the communities of our branches.

Other recipients of the BEACH Committee's efforts include: Bethlehem Ministries, CUMAC/ECHO, Eva's Village, Holland Christian Home, Northside Food Pantry, Saint Jude's Ranch for Children, Star of Hope Ministries, the Corner Closet, and Wayne Interfaith Network.

[PHOTO]

BEACH Committee members Melissa Smeall
(left) and Grace Lobbregt with the Wish
Tree.

[PHOTO]

Ellie King (left) and Judy Van Grouw of
the BEACH Committee preparing a dinner
for the homeless.


He who has the goods of this world and sees his brother in need and closes his heart to him, how does the love of God abide in him? My dear children, let us not love in word, neither with the tongue, but in deed and in truth.

                                                     --1 John 3:17-18

We appreciate the position your bank has taken in regard to your tithing program. We have been a recipient of that program and are very grateful for your ministry. We thank God for you and organizations like yours that make our survival as a non-profit possible.

Rod Ledeboer
Business Administrator
The Luke Society
Sioux Falls, SD

Siena Village is both proud and grateful to be included in the Atlantic Stewardship Bank's annual Tithing Program: proud, that by this gift you recognize our efforts "to serve others faithfully"; grateful, for your generosity in aiding us in that service.

We are now trying to extend our Health Awareness Programs by arranging for professional lectures and by designing follow-up programs to encourage our residents to eat sensibly and to exercise regularly. To promote greater use of the Exercise Room we are purchasing additional exercise machines that will overcome our residents' natural reluctance to exert themselves. The machines need to be appealing, easy to operate, and effective. Part of the Bank's gift will be directly applied to this undertaking.

Your annual gift is a great help as well as being a major "shot in the arm" for our ongoing enthusiasm. Thank you for your steady "administration of God's grace in its various forms."

Sister Alice Matthew, OP
Director
Siena Village
Wayne, NJ


Board of Directors
of Stewardship Financial Corporation and
Atlantic Stewardship Bank

[PHOTO]

Seated, from left to right: William C.
Hanse, John L. Steen, Edward Fylstra,
Arie Leegwater. Standing, from left to
right: William M. Almroth, Paul Van
Ostenbridge, Margo Lane, Robert J.
Turner, Harold Dyer, William J. Vander
Eems.

OUR BOARD OF DIRECTORS                            OUR BUSINESS
                                                  DEVELOPMENT BOARDS
Arie Leegwater, Chairman
Owner, Arie Leegwater Associates                  BERGEN BOARD
                                                  Janet Braen
William M. Almroth                                William Braunius
Retired                                           William R. Cook
                                                  Robert Galorenzo, MD
Harold Dyer                                       Paul D. Heerema
Retired                                           Bartel Leegwater
                                                  Donald Quinn, CPA
Edward Fylstra, Secretary                         Paul Ruitenberg
Managing Partner, Fylstra, Wright & Co.           William Soodsma
                                                  Margaret Stanley
William C. Hanse, Esq.                            Samuel J. Steen
Partner, Hanse & Hanse                            Kathryn Stiles

Margo Lane                                        PASSAIC/MORRIS BOARD
Corporate Communications Manager                  William C. Bartlett
Garden State Paper                                Donald De Bruin
Corporate Secretary, Lane Electric, Inc.          Frederick Everett
                                                  George Forshay
John L. Steen, Vice Chairman                      Robert Fylstra, CPA
President, Steen Sales, Inc.                      Brian Hanse, Esq.
President, Dutch Valley Throwing Co., Inc.        Garret Hoogerhyde, CPA
                                                  Ruth Kuiken
Robert J. Turner                                  William Monaghan, Esq.
President, The Turner Group                       Ronald Steiginga
                                                  Charles Sybesma
William J. Vander Eems                            Abe Van Wingerden
President, William Van Der Eems, Inc.             Ralph Wiegers

Paul Van Ostenbridge
President and Chief Executive Officer
Atlantic Stewardship Bank

Edward Fylstra Retires from
Boards of Directors

December 31, 2000 marked the retirement of Ed Fylstra, who served for fifteen years on the Boards of Atlantic Stewardship Bank and the Stewardship Financial Corporation. A pillar of vision, wisdom, and tireless work, Director Fylstra played a prominent role in the Bank's creation prior to its formation. Ed also served as the Bank's Corporate Secretary and as a member of the Executive, Audit and Investment Committees.

Ed Fylstra continues in his position as CPA and partner in the accounting firm of Fylstra, Wright & Company in Hawthorne.

[PHOTO]


Abe Van Wingerden
Appointed to our Boards

[PHOTO]

On January 1, 2001, Abe Van Wingerden began his appointment as a Director on the Boards of the Stewardship Financial Corporation and Atlantic Stewardship Bank. For the past five years, he had served on the Bank's Business Development Board. A very strong supporter of Atlantic Stewardship Bank, Director Van Wingerden will fulfill the remaining term for retired Director Ed Fylstra. Once the term expires, Abe will stand for stockholder election.

Instrumental in identifying the location for the new Pequannock branch now under construction, Director Van Wingerden owns and operates a nursery nearby Pequannock in Pompton Plains. He is also an active member of the Board of Directors of Operation Double Harvest, a Christian organization serving the spiritual and medical needs of the people of Haiti.


                                RETURN ON ASSETS

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]


On behalf of the Boys & Girls Club of Wayne, I would like to express my sincere appreciation for the donation to our Organization by Atlantic Stewardship Bank through their Tithing Program.

We are grateful to institutions such as yours for their support and interest in the activities and programs we provide for the youth in our community. It is our goal to ensure that our members participate in programs that promote good character, good sportsmanship and leadership qualities in a fun-filled atmosphere.

Once again, your generous donation is truly appreciated.

Joseph M. Lynch
Executive Director
Boys & Girls Club
Wayne, NJ

On behalf of Mid-Atlantic Mercy Ministries, I wish to thank Atlantic Stewardship Bank for the very generous contribution made to our organization enabling us to replace the van we have been using to transport the gentlemen in our Homeless Sheltering Program. Because of your thoughtfulness, each season, seven hundred men and volunteer drivers will be able to experience the safe, warm, comfortable transportation to and from our church shelters that our Lord would want them to have.

Once again, we are extremely thankful and grateful to you for allowing us to continue ministering to those Christ places in our hands. God has blessed you to bless us to be a blessing to others. May He smile on each of you each day in this new year.

Sally Brandes
Director
Mid-Atlantic Mercy Ministries (MAMM)
Ridgewood, NJ


STEWARDSHIP FINANCIAL CORPORATION OFFICERS

Arie Leegwater                               M. Bernard Joustra
Chairman of the Board                        Vice President

John L. Steen                                Ellie King
Vice Chairman of the Board                   Assistant Secretary

Paul Van Ostenbridge                         David A. Struck
President and Chief Executive Officer        Assistant Secretary

Edward Fylstra                               Marie E. McCall
Secretary                                    Assistant Treasurer

Julie E. Holland
Vice President and Treasurer


BANK OFFICERS

Paul Van Ostenbridge                         David J. Van Lenten
President and Chief Executive Officer        Assistant Vice President

Julie E. Holland                             Christine Fiduccia
Vice President and Treasurer                 Assistant Secretary

M. Bernard Joustra                           Lorraine Kimball
Vice President                               Assistant Secretary

Alma M. Baxter                               Ellie King
Assistant Vice President                     Assistant Secretary

James S. Donado                              Helen Potter
Assistant Vice President                     Assistant Secretary

Robert A. Giannetti                          Kristine Rasile
Assistant Vice President                     Assistant Secretary

John S. Krantz                               Louise H. Rohner
Assistant Vice President                     Assistant Secretary

Elizabeth M. Lamb                            David A. Struck
Assistant Vice President                     Assistant Secretary

Dennis R. Murley                             Marie E. McCall
Assistant Vice President                     Assistant Treasurer

Cynthia Perrotta                             Jennifer L. Heller
Assistant Vice President                     Administrative Assistant

Richard D. Powers                            Leigh A. Knorr
Assistant Vice President                     Administrative Assistant

Raymond J. Santhouse                         Grace Lobbregt
Assistant Vice President                     Administrative Assistant

Gail K. Tilstra                              Virginia M. Lowe
Assistant Vice President                     Administrative Assistant

Angela P. Turi                               Jean M. Schaver
Assistant Vice President                     Administrative Assistant

BRANCH LOCATIONS AND STAFF

Telephone: 201-444-7100
           877-844-BANK

We are pleased to announce ...
Atlantic Stewardship Bank is coming
to Pequannock!

Our Pequannock branch, now under construction, is located at 249 Newark Pompton Turnpike, conveniently situated near local merchants and popular eateries. Just a few minutes drive off Route 23, the branch sits on a Y-shaped island formed by three main thoroughfares: Newark Pompton Turnpike, Franklin Avenue, and Oak Avenue. An ideal crossroads, the location is convenient to Lincoln Park, Pompton Plains, and Wayne. Our facility will feature ample parking, a two-lane drive-up window, and a drive-up ATM. Construction is proceeding according to schedule and we expect to open the doors during the spring of 2001.

HEADQUARTERS

MIDLAND PARK
630 Godwin Avenue


Raymond J. Santhouse
Branch Manager & Assistant Vice President

Louise Rohner
Assistant Branch Manager & Assistant Secretary

HAWTHORNE
386 Lafayette Avenue

Alma M. Baxter
Branch Manager & Assistant Vice President

Grace Lobbregt
Assistant Branch Manager & Administrative Assistant

RIDGEWOOD
190 Franklin Avenue

Jennifer L. Heller
Branch Manager & Administrative Assistant

Joyce Dykstra
Assistant Branch Manager

WALDWICK
30 Franklin Turnpike

Lorraine Kimball
Branch Manager & Assistant Secretary

WAYNE HILLS
87 Berdan Avenue

Robert A. Giannetti
Branch Manager & Assistant Vice President

Barbara LaRue
Assistant Branch Manager

WAYNE VALLEY
311 Valley Road

Leigh A. Knorr
Branch Manager & Administrative Assistant


[PHOTO]

Our Pequannock branch, now under construction.

I wanted to write today in order to say a special thank you. Your Bank's generous gift to our Home was a profound act of faith in action. It is refreshing to know that there are still people in this world that recognize the importance of "giving back" to the community so that all might benefit together.

We consider ourselves fortunate to be served by such a fine bank. I must say, the Atlantic Stewardship Bank really lends credence to the policy of tithing. Thank you for being an outstanding example and leader in the community.

The interest and concern of friends like you is truly a source of encouragement for all of us who work here. Your commitment is exemplary of the faith that binds us all together in Christ. Be assured that your contribution will be put to good use in the operations of our Home.

Thank you again for your heartfelt generosity. To God be the Glory!

Andrew Lee
CEO/Executive Director
Holland Christian Home
North Haledon, NJ

Commercial Update

NEW PRODUCT LAUNCH--PRIME[GRAPHIC]LINE

One of our most satisfying accomplishments during the year 2000 was the introduction of our PRIME[GRAPHIC]LINE, a product especially designed for our commercial accounts. A revolving credit line for busy professionals, our PRIME[GRAPHIC]LINE allows instant access to credit lines, ranging from $10,000 to $50,000, by simply writing a check. The five-year term eliminates the inconvenience of annual renewals. PRIME[GRAPHIC]LINE also features easy-to-read monthly statements. Monthly interest is automatically charged to the customer's Atlantic Stewardship Bank checking account.

ATLANTIC STEWARDSHIP BANK IS DEDICATED TO ASSISTING
ESPECIALLY THE SMALL AND MIDSIZE BUSINESSES OF OUR
COMMUNITIES SUCCEED AND GROW.

     o Our Commercial Lending Division supports this end by providing term loans, time loans, lines of credit, commercial mortgages and more.

     o Construction Mortgages provide the means to finance both commercial and residential buildings. Atlantic Stewardship Bank works closely with the borrower and the building contractor from start to finish, at which time permanent financing can be arranged.

     o Our Mortgage Division also assists consumers purchase the home of their dreams, a second home or investment property. With an extensive portfolio of loan products, we are able to offer packages that meet most any customer's need. The Bank works in concert with the State of New Jersey Housing Mortgage and Finance Agency in assisting first-time homebuyers, and also offers a program for New Jersey professional firefighters and police officers.

     o A popular product of our Consumer Lending Division is vehicle financing, with our extremely competitive rates. Our home equity loans and lines of credit are favorites of our customers as well. Atlantic Stewardship Bank also offers one of the most attractive credit card programs in the nation.

[PHOTO]

"As a real estate agent for thirty-five years, I've worked with many banks. As a longtime customer of Atlantic Stewardship Bank's Wayne Hills branch, I have found that the Bank distinguishes itself on many levels; but namely in their outstanding customer service and compassion for all those who live in our community.... I look forward to going to the bank because everyone is always pleasant. And I strongly believe in and support their efforts to create stronger communities through their unique tithing program.... I truly enjoy banking with
Atlantic Stewardship."

Vince Bronsan
Vince Bronsan Realty
Wayne, NJ

Commercial Update

[PHOTO]

"When someone asks us about banking, we're happy to tell them about Atlantic Stewardship Bank. We've had such a positive, supportive relationship with all of the bank associates ourselves! So, we're proud to share our experience with those who trust us as a reliable source of information. Our customers trust us... and we trust Atlantic Stewardship Bank."

Dana & Walter
Gilligan Bookends
Ridgewood, NJ


[PHOTO]

"We chose Atlantic Stewardship because it offers us the best of business banking.... We wanted a bank that offered us a range of bank products and easy access to knowledgeable professionals-- people who could suggest options that would blend with our style of business. We found that and more at Atlantic Stewardship."

John Skoutakis & Gus Lainis
Daily Treat Restaurant
Ridgewood, NJ


                                RETURN ON EQUITY

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]


I would like to thank Atlantic Stewardship Bank for your very generous donation to the Waldwick Fire Department. Companies like yours help to finance purchases that our community sometimes cannot, due to budget constraints. Your donation has been placed into an account and will be used to purchase the nozzle upgrade for our new ladder truck.

The ladder truck is scheduled for delivery this spring. The Waldwick Fire Department, neighboring fire departments and the community will celebrate its arrival with a "Wetdown" sometime in September. I will be sure to extend an invitation to everyone at Atlantic Stewardship Bank to come out that day to celebrate with us.

In closing, on behalf of the Waldwick Fire Department I again thank you for this donation.

David V. Alvarez Sr. ("Ziggy")
Fire Chief
Waldwick Fire Department
Waldwick, NJ

Thank you so very much for the gift ASB contributed to International Networx. We are delighted that you serve the Lord through your tithe program and that you have given a portion of your earnings to our ministry. We will endeavor to take your seed and plant it into good soil in our works.

Truly, many people give thanks to God for your administration of His gift as it says in II Corinthians 9.

We pray you will continue to see the blessings of God poured back into ASB and to each employee and their families.

Thank you again for sharing with us.

Becky Ruland
Executive Director
International Networx
Dallas, Texas


PRODUCTS & SERVICES

"Banking is now as quick as a click!"

With those words, Atlantic Stewardship Bank launched Online Banking in the summer of 2000. A remarkably user-friendly site, www.asbnow.com allows customers to conduct virtually any bank transaction they would otherwise need to do at a branch.

Not only can customers track account balances, transfer funds between accounts, make investment transactions, and apply for personal credit services, the Payment Partner feature allows customers to pay their bills online. Simply by logging on, bill payments can be scheduled in advance or automatic payments of monthly bills can be arranged.

To encourage our customers to experience the ease of Payment Partner, we waived the $5 monthly fee for this option for a period of six months. Our Online Banking service is otherwise free of charge. Both Online Banking and the Payment Partner feature have drawn immense interest from our customers.

Our Online Banking offers amazing conveniences, which include the ability to bank at any hour of the day or night, the comfort of making transactions without stepping outside the door to one's home, and the assurance of cutting-edge internet security encryptions.

Atlantic Stewardship Bank offers a full range of products and services for individuals and businesses.

Highlights include:

CONSUMER CHECKING                      OTHER SERVICES
Century Checking                       ATM ACCESS/CHECK CARD
ETA(SM) Electronic Transfer Account       Point of Sale/Check Card
Free 55+ Checking                      Certified Checks
New Jersey Consumer Checking           Direct Deposit
NOW Account                               Payroll, Social Security
Personal Checking                      Discount Brokerage**
Student Advantage                      Drive-Up Banking (at certain branches)
                                       Foreign Currency
BUSINESS CHECKING                      Gift Checks
Commercial Checking                    Interpreter Services
Business Advantage                     Merchant Services
Municipal Checking                        VISA(R)o MasterCard(R)o Point of Sale
                                       Money Orders
MONEY MARKET*                          Night Deposit
Atlantic Money Market Account*         Notary Services
Premium Growth Account (PGA)*          Official Checks
                                       Online Banking-www.asbnow.com
SAVINGS*                               Payment Partner
Certificates of Deposit*               Phone Banking-800-861-4361
Holiday Clubs                          Safe Deposit Boxes (at certain branches)
IRAs-Individual Retirement Accounts    Signature Guarantee
Power Certificates of Deposit*         Traveler's Checks
Statement Savings*                     Treasury Tax & Loan

LOANS*                                 *Personal and Business Accounts Available
Commercial Financing                   ** Not FDIC insured
Home Equity Lines of Credit
Installment Loans
Mortgages
Ready Reserve Credit
Student Loans
VISA(R) o MasterCard(R)

GIVING BACK--TITHING IN 2000

Each one should use whatever gift he has received to serve others, faithfully administrating God's grace in its various forms.

                                             --1 Peter 4:10

We are pleased to have assisted the following organizations with our 2000 tithe distribution:

* Africa Inland Mission
* American Christian School
* Baptist Haiti Mission
* Bessie Green Community, Inc.
* Bethany Christian Services
* Bethlehem Ministries
* Brookdale Christian School
* Calvary Christian Academy
* Calvin College
  Calvin Coolidge School PTO
* Calvin Theological Seminary
* Cary Christian Center
* Center for Life Enrichment
* Christian Health Care Center
* Christian Reformed World Relief Committee
* Christian Schools International Foundation Trust Fund
  Cody's Foundation
* Congress of National Black Churches CNBC/PNJA
* Crossroad Bible Institute
* Cumac-Echo
* Dawn Treader School (ECUMP)
* Eastern Christian Children's Retreat
* Eastern Christian High School
* Eastern Christian School Association
* Eastern Home Mission Board
* Ebenezer Netherlands Reformed School
* Elim Christian School Foundation
* Eva's Village
* Faith Ministries
* Father English Community Multi-Purpose Center -
      FBO After School Literacy & Safe Space Programs
* Fellowship Homes
* Fig Orchard
  First Choice Women's Resource Centers
* Florence Christian Home
  Forum School
  Foundation For The Handicapped
* Friendship Ministries
* Gideons International Passaic Valley Camp
* Gideons International Lakeland Camp
* Gideons International Paterson Camp
* Gideons International Ramapo Camp
  Gift of Life, Rotary
* Good Shepherd Mission
* Goshen Christian School
* Grace Counseling Ministries
* Habitat for Humanity, Bergen County
* Hawthorne Christian Academy
* Holland Christian Home
* Hope for New York Mercy Ministries
* International Networx
* Japan Christian Academy Association
* Life Advocates
* Little Sisters of the Poor
* Lord's Day Alliance of NJ
* Luke Society
* Madison Avenue Baptist Academy
* Madison Avenue Crossroads Community Ministries
* Metropolitan Youth for Christ
* Mid-Atlantic Mercy Ministries
  Midland Park Love Fund
* Mississippi Christian Family Services
* Mustard Seed School
* New City Kids
* New Hope Community Development Center
  New Jersey Family Policy Council
  North Jersey Home School Association
* Operation Double Harvest
* Partners For Christian Development
* Passaic County Interfaith Hospitality Network
* Paterson Habitat For Humanity
* Paterson Salvation Army
* Prison Fellowship Ministries
* Reformed Bible College
* Ridgewood Young Men's Christian Association
* Ron Hutchcraft Ministries
* Sonshine Christian Academy
* St. Anthony's School & Parish
* Siena Village at Wayne
* St. Paul's Community Development
* St. Philip's - Camp Youth Development Program
      Coffee Pot Ministry
* Star of Hope Ministries
* Strategic Prayer Command
  The Valley Hospital
* Touch the World Ministries
  United Paterson Development
* Unity CRC After School Program
* Westminster Theological Seminary
* World for Christ Crusade
* Wyckoff Family YMCA

Additionally, the Bank has provided support throughout 2000 to the following organizations:

* Advent Christian Health Associates
  American Cancer Society Bergen County
  American Heart Association
  American Legion Auxiliary Unit 130
  American Red Cross Bergen Crossroads
  Bergen Community College
  Bergen Community Regional Blood Center
  Bergen County Community Housing in Partnership
  Bergen County Special Olympics Team
  Bergen County Special Services
  Bergen County, Christmas in April
  Bergen Regional Medical Center
  Boy Scouts of America - Northern NJ Council
  Boy Scouts of America - Ridgewood/Glen Rock
  Boys & Girls Club of Hawthorne
  Boys & Girls Club of Paterson
* Cathedral Choir
  Center for Food Action
  Cerebral Palsy Center
  Children's Aid & Family Services, Inc.
* Christian Homes For Children, Inc.
* Christian Overcomers
  Community Learning Center of Wyckoff
  Community Meals, Inc.
* Contact Hotline
  Cooperative Nursery School of Ridgewood
  Crispus Attucks Scholarship Foundation, Inc.
  Cystic Fibrosis Foundation - Greater NJ Chapter
  Deborah Hospital Foundation
  Fair Housing Council of Northern NJ
  Foundation for Free Enterprise

  *Denotes Christian Charity


We thank you so much for your faithful support of Brookdale Christian School. We appreciate your gift and praise God that you have included us in your tithing program.

What a joy to know that Brookdale Christian School is on your mind and heart. We have an awesome responsibility in training the next generation to stand firm for God. It is through gifts like yours and the faithful prayers of God's people that we are able to continue this challenge to "train up a child in the way he should go."

Thank you again for being such good stewards with the profits you have received.

Donna Pfeiffer
Principal
Brookdale Christian School
Bloomfield, NJ

  Friends of the Hermitage
  Girl Scout Council of Bergen County
  Hawthorne - Friends of the Louis Bay 2nd Library
  Hawthorne - W.B. Mawhinney Memorial Ambulance Corp.
  Hawthorne Baseball/Softball Association
  Hawthorne Caballeros
  Hawthorne Chamber of Commerce
  Hawthorne Community Library Foundation, Inc.
  Hawthorne Cubs Football Association
  Hawthorne Education Foundation
  Hawthorne High School - SHARE
  Hawthorne Hurricanes
  Hawthorne Memorial Donation
  Hawthorne Mohawk Athletic Club, Inc.
  Hawthorne Municipal Alliance
  Hawthorne PBA Local # 200
  Hawthorne Roosevelt School PTO
  Hawthorne Rotary Club
  Hawthorne Soccer Association
  Hawthorne Special Recreation
  Hawthorne Symphony Orchestra
  Hawthorne Thomas Jefferson School PTO
  Hawthorne Volunteer Fire Department
* Healing the Children Midlantic, Inc.
* Hispanic Multi-Purpose Service Center
* Holy Name Society
* Hope Pregnancy Center
* Hope With Heart
  Hospice of Hackensack Hospital
  Hugh O'Brian Youth Leadership (HOBY)
* Interchurch Softball League
  Kids Day America
  Lenni-Lenape Girl Scouts, Inc.
  Lupus Foundation of America, Inc.
  March of Dimes
* Mattaniah Choir Committee
  Midland Park - Friends of the Midland Park Library
  Midland Park Ambulance Corps
  Midland Park Baseball Association
  Midland Park Chamber of Commerce
  Midland Park High School
  Midland Park Highland School
  Midland Park Lions Club
  Midland Park Magic Scholarship Fund
  Midland Park Volunteer Fire & Auxiliary
  Midland Park/HoHoKus PBA
  Morris County Boys & Girls Club
* Mt. Bethel Baptist Martin Luther King Jr. Day School
  Multiple Sclerosis National Society
  Muscular Dystrophy Association
* New Bridge Services, Inc.
  Passaic County Historical Society
  Ridgewood Fire Department Association
  Ridgewood First Night, Inc.
  Ridgewood Fourth of July Committee, Inc.
  Ridgewood High School
  Ridgewood High School Band Association
* Ridgewood Knights of Columbus
  Ridgewood PBA
  Ridgewood Public Library
  Ridgewood Rotary Club
  Ridgewood Softball Association
  Ridgewood - Woman's Club
  Ridgewood Valley Hospital Auxiliary
* Ridgewood YWCA/YMCA
* Ringwood Christian School
  Sierra Winds Charitable Foundation
  Skylands Association/Hermitage
  S.A.Y. YES! Center For Youth Development
* Seeds of Light Ministry
  SHARE - The Cottage Place
* St. Peter's Haven
  Torpedoes Soccer Club
  Volunteer Center of Bergen County
  Waldwick Education Foundation
  Waldwick Fire Department
  Waldwick High School
  Waldwick High School Booster Club
  Waldwick Friends of the Library
  Waldwick Lions Club
  Waldwick Municipal Alliance
  Waldwick PBA
  Waldwick Public Library
* Waldwick Seventh Day Adventist School
  Waldwick Volunteer Ambulance Corps.
  Walter D. Head Foundation
  Wayne Adult Community Center, Inc.
  Wayne Board of Education
  Wayne Boys & Girls Club
  Wayne Counseling and Family Services
  Wayne Elks Handicapped Children
  Wayne General Hospital Foundation
  Wayne Hills High School
  Wayne Hills High School Band
  Wayne Lafayette School, PTO
  Wayne Albert Payson Terhune School, PTO
  Wayne Little League
  Wayne PBA Local 136
  Wayne Police Athletic League
  Wayne Public Library Capital Campaign
  Wayne Rotary Club
  Wayne Tri County Chamber of Commerce
  Wayne Township Memorial First Aid Squad, Inc.
  Wayne Township Parks & Recreation
  Wayne Valley High School Project Grad 2001
  Wayne Valley Theatre
  Wayne Volunteer Fire Company
  West Bergen Mental Health Center, Inc.
  Wyckoff Education Foundation
  Youth Self Development, Inc.

  *Denotes Christian Charity




                                   2000 TITHE

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                               [NEED PLOT POINTS]

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
            CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                              DECEMBER 31,
                                                       -----------------------------------------------------------------------
                                                          2000          1999             1998         1997            1996
                                                       ---------      ---------        --------     --------        ----------
                                                                 (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
  Net interest income ................................ $ 10,349       $  8,881        $  7,495      $  6,451       $  5,703
  Provision for loan losses ..........................     (410)          (340)           (200)         (120)          (155)
                                                       --------       --------        --------      --------       --------
  Net interest income after provision for loan losses     9,939          8,541           7,295         6,331          5,548
  Noninterest income .................................    1,279          1,091           1,008           753            664
  Noninterest expense ................................    7,558          6,679           5,858         5,024          4,327
                                                       --------       --------        --------      --------       --------
  Income before income tax expense ...................    3,660          2,953           2,445         2,060          1,885
  Income tax expense .................................    1,240            972             798           597            568
                                                       --------       --------        --------      --------       --------
  Net income ......................................... $  2,420       $  1,981        $  1,647      $  1,463       $  1,317
                                                       ========       ========        ========      ========       ========
COMMON SHARE DATA: (1)
  Basic net income ................................... $   1.41       $   1.20        $   1.01      $   0.91       $   0.83
  Diluted net income .................................     1.40           1.18            1.00          0.90           0.83
  Cash dividends declared ............................     0.27           0.22            0.17          0.14           0.12
  Book value at year end .............................    10.53           9.10            8.27          7.37           6.51
  Average shares outstanding .........................    1,713          1,657           1,629         1,609          1,590
  Shares outstanding at year end .....................    1,729          1,680           1,638         1,618          1,598
  Dividend payout ratio ..............................    18.84%         18.53%          16.70%        15.16%         14.56%

SELECTED CONSOLIDATED RATIOS:
  Return on average assets ...........................     1.11%          1.03%           0.98%         1.07%          1.10%
  Return on average stockholders' equity .............    14.52%         13.77%          12.94%        13.12%         13.55%
  Average stockholders' equity as
    a percentage of average total assets .............     7.67%          7.49%           7.55%         8.19%          8.12%
  Tier-I capital leverage (2) ........................     7.87%          7.52%           7.16%         7.75%          7.80%
  Tier-I risk based capital (3) ......................    11.01%         11.16%          10.62%        11.41%         12.40%
  Total risk based capital (3) .......................    12.26%         12.41%          11.87%        12.67%         13.65%
  Allowance for loan loss to total loans (4) .........     1.30%          1.30%           1.25%         1.45%          1.64%
  Nonperforming loans to total loans (4) .............     0.45%          0.02%           0.45%         0.69%          1.10%

SELECTED YEAR-END BALANCES:
  Total assets ....................................... $231,159       $203,072        $185,970      $149,732       $128,621
  Total loans, net of allowance for loan loss ........  169,052        142,196         121,508        99,205         80,848
  Total deposits .....................................  210,135        185,167         170,721       136,215        115,825
  Stockholders' equity ...............................   18,208         15,286          13,549        11,926         10,407



(1) Common share data has been restated to reflect a 2 for 1 stock split completed in September, 1997, a 5% stock dividend paid June, 1998, a 3 for 2 stock split completed July 1, 1999, a 5% stock dividend paid October, 1999, and a 5% stock dividend paid November, 2000.

(2)  As a percentage of average quarterly assets.

(3)  As a percentage of total risk-weighted assets.

(4)  Total loans are gross loans net of deferred loan fees.

MANAGEMENT'S  DISCUSSION  AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2000, 1999 and 1998. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

EARNINGS SUMMARY

The Corporation reported net income of $2.4 million, or $1.41 basic earnings per share, for the year ended December 31, 2000, an increase of $439,000, or 22.2%, above the $2.0 million recorded for 1999. Earnings for 1999 had increased $334,000, or 20.3%, over the 1998 earnings of $1.6 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

The return on average assets increased in 2000 to 1.11% from 1.03% in 1999 and 0.98% in 1998. The return on average equity increased to 14.52% in 2000 from 13.77% in 1999 and 12.94% in 1998.

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

In 2000, net interest income, on a tax equivalent basis, increased to $10.6 million from $9.1 million in 1999, an increase of $1.5 million, or 16.1%. This was caused by an increase of $7.2 million, or 16.3%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $2.7 million, or 19.4%, during 2000 to $16.5 million from $13.8 million earned during 1999. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $23.8 million in 2000, or 13.1%, over the 1999 amount with average loans attributing to $21.5 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace.

Interest expense increased $1.2 million or 25.9%, during 2000 to $5.9 million. The increase was due to an increase in interest rates paid on interest-bearing liabilities and an increase in average interest-bearing liabilities of $16.6 million, or 12.1%, to $154.2 million during 2000. Yields on interest-bearing liabilities increased to 3.84% during 2000 from 3.42% during 1999. Contributing to this increase was a 45 basis point increase in rates paid on time deposits. The Corporation concentrated its marketing efforts in advertising its new Power 18 month certificate of deposit which allows customers to lock in a rate for 18 months with the ability to add to the deposit once and if interest rates rise, to increase the rate once on the total deposit. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $6.1 million, or 15.7%, to $45.1 million during 2000.

In 1999, net interest income, on a tax-equivalent basis, increased to $9.1 million from $7.7 million in 1998, an increase of $1.4 million, or 18.7%. Interest income, on a tax equivalent basis, increased $1.3 million, or 10.5%, during 1999 to $13.8 million from $12.5 million earned in 1998. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $21.8 million in 1999, or 13.6%, over the 1998 amount. Interest expense decreased $119,000, or 2.5%, during 1999. This decrease can be attributed to a decrease in rates on interest-bearing liabilities, partially offset by an increase in average volume of interest-bearing liabilities. Average demand deposits continued to grow during 1999 and increased $5.9 million, or 17.9%, over the 1998 average balances.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2000, 1999 and 1998 presented herein,
(1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 2000, 1999 and 1998. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.


                                               2000                           1999                            1998
                                    ----------------------------   ---------------------------   ----------------------------
                                                        AVERAGE                        AVERAGE                        AVERAGE
                                              INTEREST   RATES              INTEREST    RATES              INTEREST    RATES
                                    AVERAGE    INCOME/  EARNED/    AVERAGE   INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                                    BALANCE    EXPENSE   PAID      BALANCE   EXPENSE    PAID     BALANCE    EXPENSE    PAID
                                    -------   --------  -------    -------  --------   -------   -------    -------   -------
                                                                  (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans (1) .......................  $156,186   $13,418    8.59%   $134,723   $11,097      8.24%   $108,667  $  9,437    8.68%
Taxable investment securities ...    25,140     1,634    6.50      24,643     1,480      6.01      26,996     1,656    6.13
Tax-exempt investment
  securities (2) ................    14,231       827    5.81      13,511       790      5.85       9,751       621    6.37
Other interest-earning assets ...     9,860       626    6.35       8,760       450      5.14      14,450       788    5.45
                                   --------   -------            --------   -------              --------   -------
Total interest-earning assets ...   205,417    16,505    8.03     181,637    13,817      7.61     159,864    12,502    7.82
                                              -------                       -------                         -------
Net-interest-earning assets:
Allowance for loan losses .......    (2,056)                       (1,696)                         (1,523)
Other assets ....................    14,071                        12,278                          10,275
                                   --------                      --------                        --------
Total assets ....................  $217,432                      $192,219                        $168,616
                                   ========                      ========                        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing liabilities:
Interest-bearing demand
  deposits ...................... $  70,734  $  2,230    3.15%   $ 68,395   $ 2,002      2.93%   $ 55,195   $ 1,897    3.44%
Savings deposits ................    21,328       328    1.54      21,230       327      1.54      20,914       473    2.26
Time deposits ...................    60,818     3,296    5.42      46,577     2,313      4.97      45,142     2,424    5.37
Borrowing .......................     1,339        70    5.23       1,420        65      4.58         572        31    5.42
                                   --------   -------            --------   -------              --------   -------
Total interest-bearing
  liabilities ...................   154,219     5,924    3.84     137,622     4,707      3.42     121,823     4,825    3.96
                                              -------                       -------                         -------
Non-interest-bearing liabilities:
Demand deposits .................    45,088                        38,955                          33,051
Other liabilities ...............     1,453                         1,249                           1,010
Stockholders' equity ............    16,672                        14,393                          12,732
                                   --------                      --------                        ---------
Total liabilities and stockholders'
  equity ........................  $217,432                      $192,219                        $168,616
                                   ========                      ========                        ========
Net interest income
  (taxable equivalent basis) ....             $10,581                       $ 9,110                        $  7,677
                                              =======                       =======                        ========
Net interest spread
  (taxable equivalent basis) ....                       4.19%                            4.19%                         3.86%
                                                        ====                             ====                          ====
Net yield on interest earning
  assets (taxable equivalent
  basis) (3) ....................                       5.15%                            5.02%                         4.80%
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

                                                                  2000 VERSUS 1999              1999 VERSUS 1998
                                                              --------------------------    ---------------------------
                                                                                   (In thousands)
                                                              INCREASE (DECREASE)           INCREASE (DECREASE)
                                                               DUE TO CHANGE IN              DUE TO CHANGE IN
                                                              ------------------            -------------------
                                                               VOLUME     RATE       NET     VOLUME      RATE       NET
                                                              --------   -------   ------   --------    -------    ----
 Interest income:
  Loans                                                        $1,828      $493    $2,321     $2,167     $(507)   $1,660
  Taxable investment securities                                    30       124       154       (142)      (34)     (176)
  Tax-exempt investment securities                                 42        (5)       37        223       (54)      169
  Federal funds sold                                               61       115       176       (295)      (43)     (338)
                                                               ------      ----    ------     ------     -----    ------
    Total interest-earning assets                               1,961       727     2,688      1,953      (638)    1,315
                                                               ------      ----    ------     ------     -----    ------
Interest expense:

  Interest-bearing demand deposits                               $ 70      $158    $  228     $  412     $(308)   $  104
  Savings deposits                                                  2        (1)        1          7      (153)     (146)
  Time deposits                                                   757       226       983         75      (186)     (111)
  Borrowings                                                       (4)        9         5         39        (5)       34
                                                               ------      ----    ------     ------     -----    ------
    Total interest-bearing liabilities                            825       392     1,217        533      (652)     (119)
                                                               ------      ----    ------     ------     -----    ------
Net change in net interest income                              $1,136      $335    $1,471     $1,420    $   14    $1,434
                                                               ======      ====    ======     ======     =====    ======


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

The loan loss provision totaled $410,000 in 2000 representing a 20.6% increase from the 1999 provision of $340,000. The 1999 provision increased 70.0% from the 1998 provision of $200,000. The increases to the provision are due to an increase in nonperforming loans in 2000 as well as the general growth in the loan portfolio.

NONINTEREST INCOME

Noninterest income increased $188,000, or 17.2%, to $1.3 million during the year ended December 31, 2000, when compared with $1.1 million during the 1999 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $196,000 to $1.1 million for the year ended December 31, 2000 due to an expanding customer base. Gain on sales of mortgage loans decreased $37,000 to $50,000 for 2000 due to a decrease in the volume of loans originated for sale.

Noninterest income increased by $83,000, or 8.2%, to $1.1 million during the year ended December 31,1999, when compared with $1.0 million during the 1998 period. The increase resulted primarily from an increase in fees and service charges offset by a volume related decrease in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $879,000, or 13.2%, to $7.6 million for the year ended December 31, 2000, compared to $6.7 million for the same period in 1999. Salaries and employee benefits, the major component of noninterest expense, increased $359,000, or 11.2%. The increase was due primarily to the full year effect of additions to staff for the deposit operations, accounting, and data processing departments and general merit and salary increases. Increases in data processing and consulting fees totaling $172,000 are attributed to the implementation of an internet banking system and the development of a strategic plan during 2000.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $320,000 for the year ended December 31, 2000, an increase of $68,000, or 27.0%, over the same period in 1999.

Noninterest expense increased $821,000, or 14.0%, to $6.7 million for the year ended December 31, 1999, compared to $5.9 million for the same period in 1998. Increases in salaries and employee benefits, equipment, data processing, stationery and supplies and miscellaneous expense were caused primarily by the opening of a new branch in Wayne in April of 1999.

FINANCIAL CONDITION

Total assets at December 31, 2000 were $231.2 million, an increase of $28.1 million, or 13.8%, over the $203.1 million at December 31, 1999. This increase in assets reflects, among other things, a $26.9 million increase in net loans held for portfolio, an increase of $0.9 million in securities available for sale and a $2.5 million increase in securities held to maturity offset by a decrease of $3.2 million in cash and cash equivalents.

LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 2000, net of allowance for loan losses, totaled $169.1 million, an increase of $26.9 million, or 18.9%, over the $142.2 million at December 31, 1999. During 2000, the Corporation experienced strong volume of new loan originations. Increases continued to occur in all loan categories and were caused by the commitment to competitively price products, the continued "fallout" of the small business customer from the mergers of other financial institutions in the Corporation's market area and the retention of residential mortgages. Commercial real estate mortgage loans consisting of $64.5 million, or 37.6% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $10.9 million from $53.6 million, or 37.2% of the total portfolio at December 31, 1999. Residential mortgage and installment loans both increased $2.9 million. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2000, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:


                                                                           DECEMBER 31,
                                               -------------------------------------------------------------------
                                                  2000           1999          1998          1997           1996
                                               ---------     ---------      ---------      ---------       -------
                                                                          (In thousands)
Real estate mortgage:
  Residential                                  $  34,652     $  31,716      $  24,784      $  20,305       $15,257
  Commercial                                      64,473        53,609         46,375         35,035        26,797
Commercial loans                                  30,326        21,838         18,995         17,826        17,403

Consumer loans:
  Installment (1)                                 35,011        32,110         29,290         23,659        18,892
  Home equity                                      6,699         4,742          3,593          3,551         3,838
  Other                                              234           175            126            414           136
                                               ---------     ---------      ---------      ---------       -------
Total loans                                      171,395       144,190        123,163        100,790        82,323
Less: Allowance for loan losses                    2,223         1,874          1,542          1,462         1,353
      Deferred loan fees                             120           120            113            123           122
                                               ---------     ---------      ---------      ---------       -------
Net loans                                      $ 169,052     $ 142,196      $ 121,508      $  99,205       $80,848
                                               =========     =========      =========      =========       =======

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of loans as of December 31, 2000 by contractual maturity:


                                                                     AFTER 1 YEAR
                                                       WITHIN         BUT WITHIN          AFTER
                                                       1 YEAR           5 YEARS          5 YEARS            TOTAL
                                                       -------          -------          -------            -----
                                                                             (In thousands)
Real estate mortgage                                   $ 7,259          $17,137         $  74,729        $  99,125
Commercial                                              10,747           15,590             3,989           30,326
Consumer                                                 2,096           15,261            24,587           41,944
                                                       -------          -------          --------         --------
Total loans                                            $20,102          $47,988          $103,305         $171,395
                                                       =======          =======          ========         ========



The following table sets forth the dollar amount of all loans due one year or more after December 31, 2000, which have predetermined interest rates or floating or adjustable interest rates:


                                                                                            FLOATING OR
                                                                    PREDETERMINED           ADJUSTABLE
                                                                        RATES                  RATES                 TOTAL
                                                                    -------------           ------------             -----
                                                                                          (In thousands)

Real estate mortgage                                                    $48,786                 $43,080           $  91,866
Commercial                                                               15,979                   3,600              19,579
Consumer                                                                 31,855                   7,993              39,848
                                                                        -------                 -------            --------
Total                                                                   $96,620                 $54,673            $151,293
                                                                        =======                 =======            ========

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

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, and other real estate owned. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans which have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. All other real estate owned was sold during 1998.

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding five years:

                                                                                  DECEMBER 31,
                                                        ------------------------------------------------------------------
                                                         2000          1999           1998           1997            1996
                                                        -------       ------         -------       -------         -------
                                                                             (Dollars in thousands)
Nonaccrual loans: (1)
  Commercial real estate .............................   $  --         $  --          $  --        $   40          $   --
  Commercial .........................................     728            --             --            --              95
  Consumer ...........................................      --            --              4            --              --
                                                         -----         -----          -----        ------          ------
    Total nonaccrual loans ...........................     728            --              4            40              95
                                                         -----         -----          -----        ------          ------
Loans past due ninety days or more and accruing:
  Commercial .........................................      18            --             64            --             550
  Consumer ...........................................      --            --             --             4              --
                                                         -----         -----          -----        ------          ------
    Total loans past due ninety days or more and
      accruing .......................................      18            --             64             4             550
                                                         -----         -----          -----        ------          ------
Restructured loans:
  Commercial .........................................      19            25            480           612             131
  Consumer ...........................................      --            --             --            40             130
                                                         -----         -----          -----        ------          ------
    Total restructured loans .........................      19            25            480           652             261
                                                         -----         -----          -----        ------          ------
Total nonperforming loans ............................   $ 765         $  25          $ 548        $  696          $  906
                                                         =====         =====          =====        ======          ======
Other real estate owned, net .........................      --            --             --           229             229
                                                         -----         -----          -----        ------          ------

Total nonperforming assets ...........................   $ 765         $  25          $ 548        $  925          $1,135
                                                         =====         =====          =====        ======          ======

Nonaccrual loans to total gross loans ................    0.42%         0.00%          0.00%         0.04%           0.12%

Nonperforming loans to total gross loans .............    0.45%         0.02%          0.45%         0.69%           1.10%

Nonperforming loans to total assets ..................    0.33%         0.01%          0.29%         0.47%           0.70%

Nonperforming assets to total assets .................    0.33%         0.01%          0.29%         0.62%           0.88%

Allowance for loan losses to nonperforming loans .....  290.59%     7,493.62%        281.53%       209.96%         149.27%


--------------

(1)  There were no restructured loans classified as nonaccrual.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:


                                                         2000          1999           1998           1997          1996
                                                        -------       -------        ------        -------        -------
                                                                             (Dollars in thousands)
Balance at beginning of period ......................   $1,874        $1,542         $1,462        $1,353          $1,177

Loans charged off:
  Commercial ........................................       37            11            113             2               2
  Consumer ..........................................       29            26              7            17              10
                                                        ------        ------         ------        ------          ------
    Total loans charged off .........................       66            37            120            19              12
                                                        ------        ------         ------        ------          ------
Recoveries of loans previously charged off:

  Commercial real estate ............................       --            12             --             1               5
  Commercial ........................................        5             5             --             4              28
  Consumer ..........................................       --            12             --             3              --
                                                        ------        ------         ------        ------          ------
    Total recoveries of loans previously charged off         5            29             --             8              33
                                                        ------        ------         ------        ------          ------
Net loans charged off (recovered) ...................       61             8            120            11             (21)

Provisions charged to operations ....................      410           340            200           120             155
                                                        ------        ------         ------        ------          ------
Balance at end of period ............................   $2,223        $1,874         $1,542        $1,462          $1,353
                                                        ======        ======         ======        ======          ======
Net charge offs (recoveries) during the period
  to average loans outstanding during the period ....     0.04%         0.01%          0.11%         0.01%          (0.03%)
                                                        ======        ======         ======        ======          ======
Balance of allowance for loan losses at the
  end of year to gross year end loans ...............     1.30%         1.30%          1.25%         1.45%           1.64%
                                                        ======        ======         ======        ======          ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:


                                                2000                         1999                          1998
                                       ---------------------------    ------------------------      ----------------------
                                                        PERCENT                     PERCENT                      PERCENT
                                        AMOUNT       TO TOTAL (1)     AMOUNT      TO TOTAL (1)      AMOUNT    TO TOTAL (1)
                                       ---------     -------------    -------     ------------      --------  ------------
                                                                    (Dollars in thousands)
Real estate--residential ............   $  278            20.2%       $  246          22.0%         $  195         20.1%
Real estate--commercial .............      699            37.6%          562          37.2%            479         37.7%
Commercial ..........................      741            17.7%          623          15.1%            479         15.4%
Consumer ............................      505            24.5%          443          25.7%            389         26.8%
                                        ------           -----        ------         -----          ------        -----
  Total allowance for loan losses ...   $2,223           100.0%       $1,874         100.0%         $1,542        100.0%
                                        ======           =====        ======         =====          ======        =====


                                                                1997                         1996
                                                       ------------------------      ------------------------

                                                                      PERCENT                       PERCENT
                                                        AMOUNT     TO TOTAL (1)      AMOUNT      TO TOTAL (1)
                                                       ---------   ------------      ---------   ------------
                                                                    (Dollars in thousands)
Real estate--residential ........................      $  175          20.1%         $  148          18.5%
Real estate--commercial .........................         404          34.8%            360          32.6%
Commercial ......................................         576          17.7%            587          21.1%
Consumer ........................................         307          27.4%            258          27.8%
                                                       ------         -----          ------         -----
  Total allowance for loan losses ...............      $1,462         100.0%         $1,353         100.0%
                                                       ======         =====          ======         =====


---------

(1)  Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $17.7 million at December 31, 2000, from $16.8 million at December 31, 1999, an increase of $0.9 million, or 5.4%. Securities held to maturity increased $2.5 million, or 12.1%, to $23.4 million at December 31, 2000 from $20.9 million at December 31, 1999.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:


                                                                       DECEMBER 31,
                                       ---------------------------------------------------------------------------------
                                                2000                         1999                          1998
                                       ------------------------       ----------------------        --------------------
                                        AMOUNT          PERCENT        AMOUNT       PERCENT         AMOUNT       PERCENT
                                       ---------        -------       --------      --------        -------      -------
                                                                    (Dollars in thousands)
Securities available for sale:
  U.S. Treasury .....................   $ 2,006           11.3%       $  1,990         11.8%       $  3,280         17.6%

  U.S. Government agencies ..........     9,313           52.6%          7,728         46.0%          8,205         44.2%
  Obligations of state and
    political subdivisions ..........     1,063            6.0%            853          5.1%            533          2.9%
  Mortgage-backed securities ........     5,321           30.1%          6,231         37.1%          6,560         35.3%
                                        -------          -----         -------        -----         -------        -----
Total ...............................   $17,703          100.0%        $16,802        100.0%        $18,578        100.0%
                                        =======          =====         =======        =====         =======        =====
Securities held to maturity:
  U.S. Treasury .....................   $   749            3.2%        $   749          3.6%        $   948          4.2%
  U.S. Government agencies ..........     6,778           29.0%          5,847         28.0%          7,123         31.6%
  Obligations of state and
    political subdivisions ..........    14,067           60.1%         12,870         61.7%         12,359         54.9%
  Mortgage-backed securities ........     1,789            7.7%          1,396          6.7%          2,083          9.3%
                                        -------          -----         -------        -----         -------        -----
Total ...............................   $23,383          100.0%        $20,862        100.0%        $22,513        100.0%
                                        =======          =====         =======        =====         =======        =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2000:


                                                                  AFTER 1 YEAR     AFTER 5 YEARS
                                                     WITHIN        BUT WITHIN       BUT WITHIN         AFTER
                                                     1 YEAR          5 YEARS        10 YEARS         10 YEARS      TOTAL
                                                    --------      ------------     --------------    ---------   ---------
                                                                             (Dollars in thousands)
U.S. Treasury:
  Carrying value ..................................  $1,502          $   504         $   --          $   --      $ 2,006
  Yield ...........................................    5.86%            5.83%            --              --         5.85%
U.S. Government agencies:
  Carrying value ..................................      --            4,976          2,775           1,562        9,313
  Yield ...........................................      --             6.17%          6.53%           6.47%        6.33%
Obligations of state and political subdivisions:

  Carrying value ..................................      --            1,063             --              --        1,063
  Yield ...........................................      --             4.27%            --              --         4.27%
Mortgage-backed securities:
  Carrying value ..................................       3              211          1,092           4,015        5,321
  Yield ...........................................    8.94%            6.53%          6.65%           6.85%        6.80%
                                                     ------          -------         ------          ------      -------
Total carrying value ..............................  $1,505          $ 6,754         $3,867          $5,577      $17,703
                                                     ======          =======         ======          ======      =======
Weighted average yield ............................    5.87%            5.86%          6.56%           6.74%        6.29%
                                                     ======          =======         ======          ======      =======



The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2000:


                                                                  AFTER 1 YEAR     AFTER 5 YEARS
                                                     WITHIN        BUT WITHIN       BUT WITHIN         AFTER
                                                     1 YEAR          5 YEARS        10 YEARS         10 YEARS      TOTAL
                                                    --------      ------------     --------------    ---------     -------
                                                                             (Dollars in thousands)
U.S. Treasury:
  Carrying value .................................   $   --        $   749           $    --          $   --      $   749
  Yield ..........................................       --           5.76%               --              --         5.76%
U.S. Government agencies:
  Carrying value .................................       16           4,566            2,196              --        6,778
  Yield ..........................................     7.50%          5.99%             6.75%             --         6.24%
Obligations of state and political subdivisions:

  Carrying value .................................    1,861         10,887             1,319              --       14,067
  Yield ..........................................     4.58%          4.10%             4.35%             --         4.19%
Mortgage-backed securities:
  Carrying value .................................       --            377                --           1,412        1,789
  Yield ..........................................       --           6.50%               --            7.45%        7.25%
                                                     ------        -------            ------          ------      -------
Total carrying value .............................   $1,877        $16,579            $3,515          $1,412      $23,383
                                                     ======        =======            ======          ======      =======
Weighted average yield ...........................     4.60%          4.75%             5.85%           7.45%        5.07%
                                                     ======        =======            ======          ======      =======


DEPOSITS

Corporation deposits at December 31, 2000 totaled $210.1 million, an increase of $25.0 million, or 13.5%, over the comparable period of 1999, when deposits totaled $185.2 million. The Corporation attributes this increase to competitive products and services and changes in the Corporation's marketplace, including changes of ownership among some of the Corporation's competitors. These changes have made customer relationships with some competitors unstable and have provided the Corporation with an opportunity to attract new depositors. The successfulness of the certificate of deposit promotion product also contributed to the growth in deposits.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:


                                                                         DECEMBER 31,
                                       ----------------------------------------------------------------------------------
                                                2000                         1999                          1998
                                       -------------------------    -------------------------     -----------------------
                                        AMOUNT         PERCENT        AMOUNT         PERCENT        AMOUNT       PERCENT
                                       ---------      ----------    ---------       ---------     ----------    ---------
                                                                     (Dollars in thousands)
Noninterest-bearing demand             $ 48,768           23.2%       $ 41,359         22.3%      $ 39,234         23.0%
Interest-bearing demand                  70,797           33.7%         68,123         36.8%        66,384         38.9%
Savings deposit                          20,829            9.9%         21,005         11.4%        21,044         12.3%
Time deposits                            69,741           33.2%         54,680         29.5%        44,059         25.8%
                                       --------          -----        --------        -----       --------        -----
Total                                  $210,135          100.0%       $185,167        100.0%      $170,721        100.0%
                                       ========          =====        ========        =====       ========        =====


As of December 31, 2000, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

   Three months or less ........................  $ 3,727
   Four months through six months ..............    1,440
   Seven months through twelve months ..........    3,717
   Over twelve months ..........................    4,221
                                                  -------
   Total .......................................  $13,105
                                                  =======

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

The Corporation's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Corporation's net interest income and capital, while structuring the asset-liability structure to obtain the maximum yield-cost spread on that structure. The Corporation relies primarily on its asset-liability structure to control interest rate risk

The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore, has focused its efforts on increasing the Corporation's yield-cost spread through retail growth opportunities.

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2000. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, balances are identified as core/noncore deposits based on historical averages. Core deposits are noninterest sensitive and are placed in the "thereafter" category. Noncore deposits are considered interest sensitive and are placed in the "2001" category.


                                   AVERAGE
                                   INTEREST                                                                          FAIR
                                     RATE      2001      2002      2003      2004     2005   THEREAFTER   BALANCE    VALUE
                                   --------    ----      ----      ----      ----     ----   ----------   -------    -----
                                                                    (Dollars in thousands)
INTEREST-SENSITIVE ASSETS:
  Federal funds sold ..............  6.12%    $ 4,250   $   --   $    --  $    --    $   --   $    --    $ 4,250  $ 4,250
  Commercial paper ................  6.46%        491       --        --       --        --        --        491      491
  Interest-bearing due from banks .  5.08%         37       --        --       --        --        --         37       37
  Loans:
    Real estate mortgage ..........  8.30%     11,893    7,295    13,139   10,538     4,706    51,554     99,125   99,369
    Commercial ....................  9.93%     16,536    3,791     2,322    2,268     1,845     3,564     30,326   30,193
    Consumer ......................  8.57%      9,173    4,866     5,726    4,244     3,045    14,890     41,944   41,267
    Investment securities (1) .....  5.71%      6,872    5,203     7,474    5,426     4,582    12,299     41,856   41,809
INTEREST-SENSITIVE LIABILITIES
  Savings .........................  1.50%      1,610       --        --       --        --    19,219     20,829   20,829
  Interest-bearing ................  3.19%     13,293       --        --       --        --    57,504     70,797   70,797
  Time deposits ...................  5.81%     42,276   21,796     1,994    2,364     1,311        --     69,741   69,751
  Repurchase agreements ...........  5.56%      1,337       --        --       --        --        --      1,337    1,337


------------

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

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2000. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.


                                                                  MORE THAN
                                                                THREE MONTHS
                                                  THREE MONTHS     THROUGH          AFTER       NONINTEREST
                                                     OR LESS      ONE YEAR        ONE YEAR       SENSITIVE       TOTAL
                                                  ------------  ------------      --------      -----------   -----------
                                                                           (Dollars in thousands)
ASSETS:
   Loans:
     Real estate mortgage ......................    $    7,799    $   13,491     $   77,835    $       --     $   99,125
     Commercial ................................        24,986           879          4,461            --         30,326
     Consumer ..................................         8,826         6,050         27,068            --         41,944
   Mortgage loans held for sale ................           303            --             --            --            303
   Investment securities (1) ...................         5,906         5,151         30,799            --         41,856
   Federal funds sold ..........................         4,250            --             --            --          4,250
   Other assets ................................           528            --             --        12,827         13,355
                                                    ----------    ----------     ----------    ----------     ----------
       Total assets ............................    $   52,598    $   25,571     $  140,163    $   12,827     $  231,159
                                                    ----------    ----------     ----------    ----------     ----------
SOURCE OF FUNDS:
   Savings .....................................    $      --     $   20,829     $       --    $       --     $   20,829
   Interest-bearing ............................        70,797            --             --            --         70,797
   Time deposits ...............................        14,075        27,488         28,178            --         69,741
   Repurchase agreements .......................           594           743             --            --          1,337
   Other liabilities ...........................            --            --             --        50,247         50,247
   Stockholders' equity ........................            --            --             --        18,208         18,208
                                                    ----------    ----------     ----------    ----------     ----------
       Total source of funds ...................    $   85,466    $   49,060     $   28,178    $   68,455     $  231,159
                                                    ----------    ----------     ----------    ----------     ----------
   Interest rate sensitivity gap ...............    $  (32,868)   $  (23,489)    $  111,985    $  (55,628)
                                                    ==========    ==========     ==========    ==========
   Cumulative interest rate sensitivity gap ....    $  (32,868)   $  (56,357)    $   55,628    $       --
                                                    ==========    ==========     ==========    ==========
   Ratio of GAP to total assets ................         (14.2%)       (10.2%)         48.4%        (24.1%)
                                                    ==========    ==========     ==========    ==========
   Ratio of cumulative GAP assets to
     total assets ..............................         (14.2%)       (24.4%)         24.1%           --
                                                    ==========    ==========     ==========    ==========

----------------

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:


                                                                                YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------------
                                                                     2000                1999                1998
                                                                   ---------          ----------           ---------
                                                                                     (In thousands)
      Cash and cash equivalents--beginning ....................    $16,895              $16,999            $12,672
      Operating activities:
        Net income ............................................      2,420                1,981              1,647
        Adjustments to reconcile net income to net cash
          provided by operating activities ....................         --                1,834                289
                                                                   -------              -------            -------
      Net cash provided by operating activities ...............      2,420                3,815              1,936
      Net cash used in investing activities ...................    (30,959)             (19,075)           (32,243)

      Net cash provided by financing activities ...............     25,340               15,156             34,634
                                                                   -------              -------            -------
      Net (decrease) increase in cash and cash equivalents ....     (3,199)                (104)             4,327
                                                                   -------              -------            -------
      Cash and cash equivalents--ending .......................    $13,696              $16,895            $16,999
                                                                   =======              =======            =======

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2000, the Corporation has outstanding loan commitments of $7.6 million and unused lines and letters of credit totaling $33.7 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2000, totaled $42.5 million. Management believes that a significant portion of such deposits will remain with the Corporation.

CAPITAL

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2000. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                         REQUIRED        ACTUAL           EXCESS
                                         --------        ------           ------
      Risk-based capital:
        Tier 1 ......................     4.00%          11.01%           7.01%
        Total .......................     8.00%          12.26%           4.26%
      Leverage ratio* ...............     3.00%           7.87%           4.87%

* The minimum leverage ratio set by the FRB is 3.00%. Institutions which are not "top-rated" will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

KPMG LOGO


New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Stewardship Financial Corporation:


We have audited the accompanying consolidated statements of condition of Stewardship Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP

February 1, 2001

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  DECEMBER 31,
                                                                                      -----------------------------------
                                                                                           2000                   1999
                                                                                      --------------         ------------
ASSETS
   Cash and due from banks .....................................................      $  8,918,000           $  7,724,000
   Commercial paper and interest-bearing due from banks ........................           528,000                546,000
   Federal funds sold ..........................................................         4,250,000              8,625,000
                                                                                      ------------           ------------
     Cash and cash equivalents .................................................        13,696,000             16,895,000
   Securities available for sale (note 2) ......................................        17,703,000             16,802,000
   Securities held to maturity; estimated fair value
     of $ 23,336,000 (2000) and $20,437,000 (1999)(note 3) .....................        23,383,000             20,862,000
   FHLB-NY stock, at cost ......................................................           770,000                663,000
   Loans, net of allowance for loan losses of $2,223,000 (2000)
     and $1,874,000 (1999) (notes 4 and 5) .....................................       169,052,000            142,196,000
   Mortgage loans held for sale ................................................           303,000                     --
   Premises and equipment, net (note 6) ........................................         2,948,000              2,694,000
   Accrued interest receivable .................................................         1,574,000              1,253,000
   Intangible assets, net of accumulated amortization of $393,000 and
     $341,000 at December 31, 2000 and 1999 respectively .......................           357,000                409,000
   Other assets (note 13) ......................................................         1,373,000              1,298,000
                                                                                      ------------           ------------
         Total assets ..........................................................      $231,159,000           $203,072,000
                                                                                      ============           ============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits: (note 7)
     Noninterest-bearing .......................................................      $ 48,768,000           $ 41,359,000
     Interest-bearing ..........................................................       161,367,000            143,808,000
                                                                                      ------------           ------------
         Total deposits ........................................................       210,135,000            185,167,000
   Securities sold under agreements to repurchase (note 8) .....................         1,337,000              1,173,000
   Accrued expenses and other liabilities ......................................         1,479,000              1,446,000
                                                                                      ------------           ------------
         Total liabilities .....................................................       212,951,000            187,786,000
                                                                                      ------------           ------------
   Commitments and contingencies (note 14) .....................................                --                     --

STOCKHOLDERS' EQUITY (note 9 and 15)
   Common stock, no par value; 5,000,000 shares authorized;
     1,728,692 and 1,599,646 shares issued and outstanding at
     December 31, 2000 and 1999, respectively ..................................        10,863,000              8,760,000
   Retained earnings ...........................................................         7,457,000              6,932,000
   Accumulated other comprehensive loss, net ...................................          (112,000)              (406,000)
                                                                                      ------------           ------------
         Total Stockholders' equity ............................................        18,208,000             15,286,000
                                                                                      ------------           ------------
         Total liabilities and Stockholders' equity ............................      $231,159,000           $203,072,000
                                                                                      ============           ============


See accompanying notes to consolidated financial statements.


                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                         2000                1999                 1998
                                                                    ------------         -----------         ------------
INTEREST INCOME:
   Loans .......................................................    $13,417,000          $11,093,000         $ 9,430,000
   Securities held to maturity:
     Taxable ...................................................        615,000              552,000             782,000
     Nontaxable ................................................        552,000              538,000             432,000
   Securities available for sale ...............................      1,127,000              999,000             929,000
   Other interest-earning assets ...............................        562,000              406,000             747,000
                                                                    -----------          -----------         -----------
        Total interest income ..................................     16,273,000           13,588,000          12,320,000
                                                                    -----------          -----------         -----------
INTEREST EXPENSE:
   Deposits (note 7) ...........................................      5,854,000            4,642,000           4,794,000
   Borrowed money ..............................................         70,000               65,000              31,000
                                                                    -----------          -----------         -----------
         Total interest expense ................................      5,924,000            4,707,000           4,825,000
                                                                    -----------          -----------         -----------
   Net interest income before provision for loan losses ........     10,349,000            8,881,000           7,495,000
   Provision for loan losses (note 4) ..........................        410,000              340,000             200,000
                                                                    -----------          -----------         -----------
   Net interest income after provision for loan losses .........      9,939,000            8,541,000           7,295,000
                                                                    -----------          -----------         -----------
NONINTEREST INCOME:
   Fees and service charges ....................................      1,050,000              854,000             702,000
   Gain on calls and sales of securities, net ..................             --                4,000              22,000
   Gain on sales of mortgage loans .............................         50,000               87,000             156,000
   Miscellaneous ...............................................        179,000              146,000             128,000
                                                                    -----------          -----------         -----------
         Total noninterest income ..............................      1,279,000            1,091,000           1,008,000
                                                                    -----------          -----------         -----------
NONINTEREST EXPENSE:
   Salaries and employee benefits (note 10) ....................      3,574,000            3,215,000           2,828,000
   Occupancy, net (note 14) ....................................        540,000              480,000             400,000
   Equipment ...................................................        428,000              424,000             411,000
   Data processing .............................................        472,000              381,000             309,000
   Advertising .................................................        215,000              193,000             139,000
   FDIC insurance premium ......................................         37,000               24,000              22,000
   Amortization of intangible assets ...........................         52,000               57,000              62,000
   Other real estate owned expense .............................             --               (2,000)            (25,000)
   Charitable contributions ....................................        320,000              252,000             215,000
   Stationery and supplies .....................................        174,000              242,000             199,000
   Miscellaneous ...............................................      1,746,000            1,413,000           1,298,000
                                                                    -----------          -----------         -----------
         Total noninterest expenses ............................      7,558,000            6,679,000           5,858,000
                                                                    -----------          -----------         -----------
   Income before income tax expense ............................      3,660,000            2,953,000           2,445,000
   Income tax expense (note 13) ................................      1,240,000              972,000             798,000
                                                                    -----------          -----------         -----------
   Net income ..................................................    $ 2,420,000          $ 1,981,000         $ 1,647,000
                                                                    ===========          ===========         ===========
   Basic earnings per share (note 12) ..........................          $1.41                $1.20               $1.01
                                                                    ===========          ===========         ===========
   Diluted earnings per share (note 12) ........................          $1.40                $1.18               $1.00
                                                                    ===========          ===========         ===========
   Cash dividends per share ....................................          $0.27                $0.22               $0.17
                                                                    ===========          ===========         ===========
   Weighted average number of common shares
     outstanding (note 12) .....................................      1,712,825            1,657,242           1,628,683
   Weighted average number of diluted common                        ===========          ===========         ===========
     shares outstanding (note 12) ..............................      1,728,422            1,680,456           1,647,635
                                                                    ===========          ===========         ===========



See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                             YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                                      ----------------------------------------------------------------------
                                                                                                    ACCUMULATED
                                                                                                       OTHER
                                                               COMMON STOCK                        COMPREHENSIVE
                                                      --------------------------     RETAINED      INCOME/(LOSS),
                                                        SHARES         AMOUNT        EARNINGS           NET          TOTAL
                                                      -----------    -----------    -----------    --------------    -------
Balance--December 31, 1997                            1,397,833     $ 5,229,000    $ 6,637,000     $  60,000    $11,926,000
  Cash dividends paid ($.17 per share)                       --              --       (269,000)           --       (269,000)
  5% Stock dividend                                      69,921       1,142,000     (1,148,000)           --         (6,000)
  Issuance of common stock                               17,673         274,000             --            --        274,000
  Comprehensive income:
    Net income for the year
      ended December 31, 1998                                --              --      1,647,000            --      1,647,000
    Unrealized holding losses on securities
      available for sale arising during the
      period (net of tax credit of $12,000)                  --              --             --       (23,000)       (23,000)
                                                                                                                -----------
  Total comprehensive income                                                                                      1,624,000
                                                      ---------     -----------    -----------     ---------    -----------
Balance--December 31, 1998                            1,485,427     $ 6,645,000    $ 6,867,000     $  37,000    $13,549,000
  Cash dividends paid ($.22 per share)                       --              --       (360,000)           --       (360,000)
  5% Stock dividend                                      75,552       1,549,000     (1,556,000)           --         (7,000)
  Common stock issued under stock plans                  18,515         342,000             --            --        342,000
  Stock options exercised                                20,152         224,000             --            --        224,000
  Comprehensive income:
    Net income for the year
      ended December 31, 1999                                --              --      1,981,000            --      1,981,000
    Unrealized holding losses on securities
      available for sale arising during the
      period (net of tax credit of $276,000)                 --              --             --      (443,000)      (443,000)
                                                                                                                -----------
  Total comprehensive income                                                                                      1,538,000
                                                      ---------     -----------    -----------     ---------    -----------
Balance--December 31, 1999                            1,599,646     $ 8,760,000    $ 6,932,000     $(406,000)   $15,286,000
  Cash dividends paid ($.27 per share)                       --              --       (455,000)           --       (455,000)
  5% Stock dividend                                      81,993       1,439,000     (1,440,000)           --         (1,000)
  Common stock issued under stock plans                  24,294         422,000             --            --        422,000
  Stock options exercised                                22,759         242,000             --            --        242,000
  Comprehensive income:
    Net income for the year
      ended December 31, 2000                                --              --      2,420,000            --      2,420,000
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $182,000)                           --              --             --       294,000        294,000
                                                                                                                -----------
  Total comprehensive income                                                                                      2,714,000
                                                       ---------     -----------    -----------     ---------   -----------
Balance--December 31, 2000                             1,728,692     $10,863,000    $ 7,457,000     $(112,000)  $18,208,000
                                                       =========     ===========    ===========     =========   ===========


See accompanying notes to consolidated financial statements



                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                       2000                 1999                1998
                                                                  -------------        -------------       --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ....................................................   $   2,420,000        $   1,981,000       $   1,647,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization of premises and equipment ...         402,000              411,000             395,000
    Amortization of premiums and accretion of discounts, net ..          26,000               54,000              37,000
    Accretion of deferred loan fees ...........................         (47,000)             (29,000)            (53,000)
    Provision for loan losses .................................         410,000              340,000             200,000
    Originations of mortgage loans held for sale ..............      (5,082,000)          (6,644,000)        (12,817,000)
    Proceeds from sale of mortgage loans ......................       4,829,000            7,524,000          12,936,000
    Gain on sale of loans .....................................         (50,000)             (87,000)           (156,000)
    Deferred income tax benefit ...............................        (150,000)            (143,000)            (32,000)
    Amortization of intangible assets .........................          52,000               57,000              63,000
    Increase in accrued interest receivable ...................        (321,000)             (23,000)           (200,000)
    Increase in other assets ..................................        (102,000)             (34,000)            (64,000)
    Increase/ (decrease) in other liabilities .................          33,000              408,000             (20,000)
                                                                   -----------------------------------------------------
        Net cash provided by operating activities .............       2,420,000            3,815,000           1,936,000
                                                                   -----------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities available for sale ...................      (1,404,000)          (6,627,000)        (12,391,000)
  Proceeds from maturities and principal repayments
    on securities available for sale ..........................       1,001,000            3,205,000           3,717,000
  Proceeds from sales and calls on securities available for sale             --            4,469,000           1,101,000

  Purchase of securities held to maturity .....................      (4,039,000)          (5,635,000)        (13,966,000)
  Proceeds from maturities and principal repayments on
    securities held to maturity ...............................       1,470,000            3,542,000           5,576,000
  Proceeds from calls of securities held to maturity                         --            3,703,000           6,150,000
  Purchase of FHLB-NY stock ...................................        (107,000)            (106,000)            (48,000)
  Net increase in loans .......................................     (27,219,000)         (21,000,000)        (22,449,000)
  Sale of other real estate owned                                            --                   --             229,000
  Additions to premises and equipment .........................        (661,000)            (626,000)           (162,000)
                                                                  ------------------------------------------------------
        Net cash used in investing activities .................     (30,959,000)         (19,075,000)        (32,243,000)
                                                                  ------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest-bearing deposits ................       7,409,000            2,125,000           9,806,000
  Net increase in interest-bearing deposits ...................      17,559,000           12,321,000          24,700,000
  Net increase in securities sold under agreement to repurchase         164,000              511,000             129,000

  Cash dividends paid on common stock .........................        (456,000)            (367,000)           (275,000)
  Exercise of stock options ...................................         242,000              224,000                  --
  Issuance of common stock ....................................         422,000              342,000             274,000
                                                                  ------------------------------------------------------
        Net cash provided by financing activities .............      25,340,000           15,156,000          34,634,000
                                                                  ------------------------------------------------------
  Net (decrease)/increase in cash and cash equivalents ........      (3,199,000)            (104,000)          4,327,000
  Cash and cash equivalents--beginning ........................      16,895,000           16,999,000          12,672,000
                                                                  ------------------------------------------------------
  Cash and cash equivalents--ending ...........................   $  13,696,000        $  16,895,000       $  16,999,000
                                                                  ======================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid during the year for interest ......................       5,595,000            4,613,000           4,924,000
  Cash paid during the year for income taxes ..................       1,353,000              955,000             823,000




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

OTHER COMPREHENSIVE INCOME

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2000, 1999 and 1998 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

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

All share and per share amounts have been restated to reflect the 2 for 1 stock split in September, 1997, a 5% stock dividend paid June, 1998, a 3 for 2 stock split in July, 1999, a 5% stock dividend paid October, 1999, and a 5% stock dividend paid November, 2000.

INTANGIBLE ASSETS

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $295,000 and $327,000 at December 31, 2000 and December 31, 1999, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $62,000 and $82,000 at December 31, 2000 and December 31, 1999, respectively, and is amortized on an accelerated basis over a period of twelve years.

NOTE 2.  SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:


                                                                        DECEMBER 31, 2000
                                             ----------------------------------------------------------------------------
                                                                        GROSS UNREALIZED
                                              AMORTIZED         --------------------------------             CARRYING
                                                COST              GAINS                LOSSES                  VALUE
                                             -----------        ---------           ------------           --------------
U.S. Treasury:
    Within one year .......................  $ 1,501,000          $ 2,000             $  1,000            $ 1,502,000
    After one but within five years .......      500,000            4,000                   --                504,000
                                             ----------------------------------------------------------------------------
                                               2,001,000            6,000                1,000              2,006,000
                                             ----------------------------------------------------------------------------
U.S. Government agencies:
    After one but within five years .......    4,998,000           13,000               35,000              4,976,000
    After five years ......................    4,490,000           30,000              183,000              4,337,000
                                             ----------------------------------------------------------------------------
                                               9,488,000           43,000              218,000              9,313,000
                                             ----------------------------------------------------------------------------
Obligations of state and political
 subdivisions:
    After one but within five years .......    1,060,000            5,000                2,000              1,063,000

    Mortgage-backed securities:
    Within one year .......................        3,000               --                   --                  3,000
    After one but within five years .......      213,000               --                2,000                211,000
    After five years ......................    5,120,000           28,000               41,000              5,107,000
                                             ----------------------------------------------------------------------------
                                               5,336,000           28,000               43,000              5,321,000
                                             ----------------------------------------------------------------------------
                                             $17,885,000          $82,000             $264,000            $17,703,000
                                             ============================================================================


                                                                     DECEMBER 31, 1999
                                          ----------------------------------------------------------------------------
                                                                     GROSS UNREALIZED
                                           AMORTIZED         --------------------------------             CARRYING
                                             COST              GAINS                LOSSES                  VALUE
                                          -----------        ---------           ------------           --------------

U.S. Treasury:
    After one but within five years .......  $ 2,001,000            $  --             $ 11,000            $ 1,990,000

U.S. Government agencies:
    After one but within five years .......    4,649,000               --              147,000              4,502,000
    After five years ......................    3,599,000               --              373,000              3,226,000
                                             -------------------------------------------------------------------------
                                               8,248,000               --              520,000              7,728,000
                                             -------------------------------------------------------------------------
Obligations of state and political
 subdivisions:
    After one but within five years .......      862,000               --                9,000                853,000

    Mortgage-backed securities:
    Within one year .......................       31,000            1,000                   --                 32,000
    After one but within five years .......    3,680,000           16,000               23,000              3,673,000
    After five years ......................    2,639,000            7,000              120,000              2,526,000
                                            -------------------------------------------------------------------------
                                               6,350,000           24,000              143,000              6,231,000
                                            -------------------------------------------------------------------------
                                             $17,461,000          $24,000             $683,000            $16,802,000
                                            =========================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

No cash proceeds were realized from sales and calls of securities available for sale for the year ended December 31, 2000. Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 1999 and 1998 were $4,469,000 and $1,101,000 respectively. No gains or losses were realized on calls or sales during 2000 and 1998. Gross gains totaling $8,000 and gross losses totaling $4,000 were realized on sales and calls of securities during the year ended December 31, 1999.

There were no securities available for sale pledged to secure public deposits at December 31, 2000 and 1999. See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 3.  SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:



                                                                      DECEMBER 31, 2000
                                            ------------------------------------------------------------------------------
                                                                       GROSS UNREALIZED
                                              CARRYING           --------------------------------              ESTIMATED
                                                VALUE              GAINS                LOSSES                  VALUE
                                            ------------         ---------           ------------           --------------
U.S. Treasury:
    After one but within five years .......  $   749,000             $ 4,000             $     --            $   753,000

U.S. Government agencies:
    Within one year .......................       16,000                  --                   --                 16,000
    After one but within five years .......    4,566,000               7,000               40,000              4,533,000
    After five years ......................    2,196,000              12,000               27,000              2,181,000
                                             -----------------------------------------------------------------------------
                                               6,778,000              19,000               67,000              6,730,000
                                             -----------------------------------------------------------------------------
Obligations of state and political
  subdivisions:
    Within one year .......................    1,861,000               5,000                   --              1,866,000
    After one but within five years .......   10,887,000              41,000               64,000             10,864,000
    After five years ......................    1,319,000              11,000                9,000              1,321,000
                                             -----------------------------------------------------------------------------
                                              14,067,000              57,000               73,000             14,051,000
                                             -----------------------------------------------------------------------------
Mortgage-backed securities:
    After one but within five years .......      377,000                  --                   --                377,000
    After five years ......................    1,412,000              17,000                4,000              1,425,000
                                             -----------------------------------------------------------------------------
                                               1,789,000              17,000                4,000              1,802,000
                                             -----------------------------------------------------------------------------
                                             $23,383,000             $97,000             $144,000            $23,336,000
                                             =============================================================================




                                                                              DECEMBER 31, 1999
                                               -----------------------------------------------------------------------------
                                                                             GROSS UNREALIZED
                                                 CARRYING             --------------------------------           ESTIMATED
                                                  VALUE                 GAINS               LOSSES                VALUE
                                               ------------           ---------           ------------         -------------
U.S. Treasury:
    After one but within five years .......    $   749,000             $    --             $ 11,000            $   738,000

U.S. Government agencies:
    Within one year .......................        250,000                  --                   --                250,000
    After one but within five years .......      4,100,000                  --              154,000              3,946,000
    After five years ......................      1,497,000                  --               81,000              1,416,000
                                               ---------------------------------------------------------------------------
                                                 5,847,000                  --              235,000              5,612,000
                                               ---------------------------------------------------------------------------
Obligations of state and political
  subdivisions:
    Within one year .......................        980,000               4,000                   --                984,000
    After one but within five years .......     11,305,000              20,000              182,000             11,143,000
    After five years ......................        585,000                  --               28,000                557,000
                                               ---------------------------------------------------------------------------
                                                12,870,000              24,000              210,000             12,684,000
                                               ---------------------------------------------------------------------------
Mortgage-backed securities:
    Within one year .......................         92,000               2,000                   --                 94,000
    After one but within five years .......      1,086,000               6,000                6,000              1,086,000
    After five years ......................        218,000               5,000                   --                223,000
                                               ---------------------------------------------------------------------------
                                                 1,396,000              13,000                6,000              1,403,000
                                               ---------------------------------------------------------------------------
                                               $20,862,000             $37,000             $462,000            $20,437,000
                                               ===========================================================================


Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

No cash proceeds were realized from calls of securities held to maturity for the year ended December 31, 2000. Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 1999 and 1998 were $3,703,000 and $6,150,000 respectively. There were no gains or losses realized on calls during 2000 and 1999. Gross gains totaling $22,000 and no losses were realized from calls for the year ended December 31, 1998.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits approximated $749,000 at December 31, 2000 and at December 31,1999. See also Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 4.  LOANS

The loan portfolio consisted of the following:

                                                       DECEMBER 31,
                                           ----------------------------------
                                               2000                  1999
                                           ------------          ------------
Mortgage:
  Residential ..........................   $ 34,652,000          $ 31,716,000
  Commercial ...........................     64,473,000            53,609,000
Commercial .............................     30,326,000            21,838,000
Equity .................................      6,699,000             4,742,000
Installment ............................     35,011,000            32,110,000
Other ..................................        234,000               175,000
                                           ----------------------------------
      Total loans ......................    171,395,000           144,190,000
                                           ----------------------------------
Less: Deferred loan fees ...............        120,000               120,000
      Allowance for loan losses ........      2,223,000             1,874,000
                                           ----------------------------------
                                              2,343,000             1,994,000
                                           ----------------------------------
Loans, net .............................   $169,052,000          $142,196,000
                                           ==================================


At December 31, 2000, 1999, and 1998, loans serviced by the Corporation for the benefit of others totaled approximately $9,818,000, $6,665,000, and $5,390,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                  DECEMBER 31,
                                    ------------------------------------------
                                       2000            1999           1998
                                    -----------    ------------    -----------

Balance, beginning ...............  $ 1,874,000    $ 1,542,000     $ 1,462,000
Provision charged to operations ..      410,000        340,000         200,000
Recoveries of loans charged off ..        5,000         29,000              --
Loans charged off ................      (66,000)       (37,000)       (120,000)
                                    ------------------------------------------
Balance, ending ..................  $ 2,223,000    $ 1,874,000     $ 1,542,000
                                    ==========================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2000 and 1999, these loans aggregated approximately $1,056,000 and $1,136,000, respectively. During the year ended December 31, 2000, new loans totaling $168,000 were granted and repayments totaled approximately $248,000. The loans, at December 31, 2000, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

NOTE 5.  NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                          DECEMBER 31,
                                                   --------------------------
                                                      2000              1999
                                                   --------          --------
Nonaccrual loans                                   $728,000          $     --
Loans past due ninety days or more and accruing      18,000                --
Restructured loans                                   19,000            25,000
                                                   --------------------------
      Total nonperforming loans                     765,000            25,000

Total nonperforming assets                         $765,000          $ 25,000
                                                   ==========================

The following information is presented for assets classified as nonaccrual and restructured:

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     2000      1999     1998
                                                   -------    ------   -------
Income that would have been recorded under
    contractual terms ...........................  $79,000    $3,000   $58,000
Less interest income received ...................   25,000     2,000    46,000
                                                   ---------------------------
Lost income on nonperforming assets at year end .  $54,000    $1,000   $12,000
                                                   ===========================

Impaired loans consisted of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       2000             1999
                                                    ---------          -------
Impaired Loans
    With related allowance for loan loss            $728,000            $  --
    Without related allowance for loan loss           18,000               --
                                                    --------------------------
Total impaired loans                                $746,000            $  --
                                                    ==========================
Related allowance for possible credit losses        $172,000            $  --
                                                    ==========================
Average investment in impaired loans                $792,000            $  --
                                                    ==========================
Interest recognized on impaired loans               $ 24,000            $  --
                                                    ==========================

NOTE 6.  PREMISES AND EQUIPMENT, NET

                                                             DECEMBER 31,
                                                       -------------------------
                                                           2000         1999
                                                       ----------    -----------
   Land .............................................  $1,105,000    $  627,000
   Buildings and improvements .......................   1,494,000     1,445,000
   Leasehold improvements ...........................     463,000       463,000
   Furniture, fixtures and equipment ................   2,457,000     2,328,000
                                                       ------------------------
                                                        5,519,000     4,863,000
   Less accumulated depreciation and amortization ...   2,571,000     2,169,000
                                                       ------------------------
   Total premises & equipment, net ..................  $2,948,000    $2,694,000
                                                       ========================


NOTE 7.  DEPOSITS


                                                      DECEMBER 31, 2000                       DECEMBER 31, 1999
                                              -------------------------------          ------------------------------
                                               WEIGHTED                                 WEIGHTED
                                                AVERAGE                                  AVERAGE
                                                 RATE              AMOUNT                 RATE              AMOUNT
                                              -----------       -------------          -------------     ------------
Noninterest-bearing demand ....................     0%          $48,768,000                  0%          $41,359,000

NOW accounts ..................................  1.35%           22,336,000               1.35%           20,020,000
Money market accounts .........................  4.04%           48,461,000               3.75%           48,103,000
                                                 -------------------------------------------------------------------
Total interest-bearing demand .................  3.19%           70,797,000               3.04%           68,123,000

Statement savings and clubs ...................  1.50%           18,924,000               1.50%           18,940,000
Business savings ..............................  1.50%            1,905,000               1.50%            2,065,000
                                                 -------------------------------------------------------------------
Total savings .................................  1.50%           20,829,000               1.50%           21,005,000

IRA investment and variable rate savings ......  5.67%           11,578,000               5.13%           10,079,000
Money market certificates .....................  5.84%           58,163,000               5.05%           44,601,000
                                                 -------------------------------------------------------------------
Total certificates of deposit .................  5.81%           69,741,000               5.06%           54,680,000
                                                 -------------------------------------------------------------------
Total interest-bearing deposits ...............  4.10%          161,367,000               3.59%          143,808,000

Total deposits ................................  3.15%         $210,135,000               2.79%         $185,167,000
                                                 ===================================================================



Certificates of deposit with balances of $100,000 or more at December 31, 2000 and 1999, totaled approximately $13,105,000 and $9,401,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $609,000, $378,000, and $236,000, for the years ended December 31, 2000, 1999 and 1998, respectively. The scheduled maturities of certificates of deposit were as follows:

                                                   DECEMBER 31,
                                        --------------------------------
                                            2000                 1999
                                        -----------          -----------
   One year or less ..................  $42,490,000          $29,904,000
   After one to three years ..........   23,789,000           23,206,000
   After three years .................    3,462,000            1,570,000
                                        --------------------------------
                                        $69,741,000          $54,680,000
                                        ================================

NOTE 8.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 2000 and 1999, securities sold under agreements to repurchase were collateralized by U. S. Treasury and agency securities having a carrying value of approximately $2,102,000 and $2,097,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                          DECEMBER 31,
                                                     -------------------------
                                                        2000           1999
                                                     ----------    -----------
Balance ...........................................  $1,337,000    $1,173,000
Weighted average interest rate ....................        5.56%         4.77%
Average length of maturity ........................    207 days      190 days
Maximum amount outstanding at any
  month end during the year .......................  $1,459,000    $3,027,000
Average amount outstanding during the year ........  $1,339,000    $1,418,000
Average interest rate during the year .............        5.21%         4.59%

NOTE 9.  REGULATORY CAPITAL REQUIREMENTS

Regulations of the Federal Reserve Bank require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2000, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 3.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank has substantially similar capital regulations promulgated by the FDIC.

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

Management believes that, as of December 31, 2000, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2000 and 1999, compared to the Federal Reserve Bank minimum capital adequacy requirements and the Federal Reserve Bank requirements for classification as a well capitalized institution:


                                                                                FEDERAL RESERVE BANK REQUIREMENTS
                                                                     ------------------------------------------------------
                                                                         MINIMUM CAPITAL            FOR CLASSIFICATION
                                                 ACTUAL                      ADEQUACY                AS WELL CAPITALIZED
                                         -----------------------     ------------------------      ------------------------
                                          AMOUNT         RATIO         AMOUNT         RATIO         AMOUNT         RATIO
                                         ---------      --------     ----------     ---------      ---------      ---------
DECEMBER 31, 2000
Leverage (Tier 1) capital ............  17,963,000       7.87%        9,131,000       4.00%       11,413,000       5.00%
Risk-based capital:
  Tier 1 .............................  17,963,000      11.01%        6,524,000       4.00%        9,786,000       6.00%
  Total ..............................  20,004,000      12.26%       13,048,000       8.00%       16,310,000      10.00%

DECEMBER 31, 1999
Leverage (Tier 1) capital ............  15,283,000       7.52%        8,134,000       4.00%       10,167,000       5.00%
Risk-based capital:
  Tier 1 .............................  15,283,000      11.16%        5,476,000       4.00%        8,214,000       6.00%
  Total ..............................  16,996,000      12.41%       10,952,000       8.00%       13,690,000      10.00%


NOTE 10.  BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2000, 1999 and 1998 amounted to approximately $205,000, $166,000 and $117,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2000, 1999 and 1998 amounted to approximately $39,000, $31,000, and $26,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 10% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. Total stock purchases amounted to 1,461 and 1,160 shares during 2000 and 1999, respectively.

NOTE 11.  STOCK-BASED COMPENSATION

At December 31, 2000, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for non-employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 1999 and 2000, utilizing alternative plans.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 3,858 and 3,081 shares during 2000 and 1999, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 78,140 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire ten years from the date of grant and are subject to a vesting schedule. A summary of the status of the qualified stock options as of December 31, 2000 and 1999 and changes during the years then ended on those dates is presented below:


                                                            2000                                    1999
                                               ---------------------------------------------------------------------
                                                               WEIGHTED-                                WEIGHTED-
                                                                AVERAGE                                  AVERAGE
                                                               EXERCISE                                 EXERCISE
                                                SHARES           PRICE                   SHARES           PRICE
                                               ---------------------------------------------------------------------
Outstanding at beginning of year ............   29,106               $11.80              24,310               $10.86
Granted .....................................    5,618                18.10               4,796                16.55
Exercised ...................................      170                12.82                  --                   --
Forfeited ...................................       --                   --                  --                   --
                                               ----------------------------------------------------------------------
Outstanding at end of year ..................   34,554               $12.82              29,106               $11.80
Options exercisable at year end .............   14,681                                    9,030
Weighted-average fair value of options
  granted during the year ...................  $  5.14                                  $  6.01


The following table summarizes information about the qualified employee stock options outstanding at December 31, 2000:


                                                                   OPTIONS OUTSTANDING
                                    ----------------------------------------------------------------------------------
                                      NUMBER               WEIGHTED-AVG.            WEIGHTED-               NUMBER
                                    OUTSTANDING              REMAINING               AVERAGE              EXERCISABLE
                                    AT 12/31/00          CONTRACTUAL LIFE        EXERCISE PRICE           AT 12/31/00
                                    ----------------------------------------------------------------------------------
Range of Exercise Prices:
  $10-12 ..........................   20,732                  6.39                 $10.65                  12,397
  $12-14 ..........................    3,473                  7.14                  12.09                   1,389
  $14-16 ..........................    4,731                  8.21                  16.55                     895
  $16-18 ..........................    5,618                  9.13                  18.10                      --
                                    ----------------------------------------------------------------------------------
  $10-18 ..........................   34,554                  7.78                 $12.82                  14,681
                                    ==================================================================================

The Stock Option Plan for non-employee Directors has also reserved 78,140 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 7,102 shares of common stock. No option may be exercised more than ten years after the date of its grant. The options were issued with an exercise price of $10.12, 95% of the fair market value on the date the options were granted. As a result of the discount, $38,000 was charged to noninterest expense for 1997. Options to purchase 23,729 and 21,051 shares were exercised in 2000 and1999, respectively.

The Corporation applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data).


                                                           2000                 1999                1998
                                                        ----------------------------------------------------
NET INCOME:
  As reported ........................................  $2,420,000          $1,981,000           $1,647,000
  Pro forma ..........................................   2,403,000           1,964,000            1,640,000

EARNINGS PER SHARE:
  As reported Basic earnings per share ...............  $     1.41          $     1.20           $     1.01
  As reported Diluted earnings per share .............        1.40                1.18                 1.00
  Pro forma Basic earnings per share .................        1.40                1.18                 1.01
  Pro forma Diluted earnings per share ...............        1.39                1.17                 1.00
Weighted average fair value of options granted
  during year ........................................  $     5.14          $     6.01           $     3.52



The fair value of options granted for employees is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                     EMPLOYEE        EMPLOYEE       EMPLOYEE
                                   STOCK OPTIONS   STOCK OPTIONS  STOCK OPTIONS
                                   ---------------------------------------------
                                       2000            1999           1998
                                   ---------------------------------------------
   Dividend yield ................    1.57%            1.25%          1.12%
   Expected volatility ...........   20.27%           23.63%         16.24%
   Risk-free interest rate .......    5.16%            6.65%          5.58%
   Expected Life .................  7 years          7 years        7 years
   Fair value at grant date ......    $5.14            $6.01          $3.52

NOTE 12:  EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2000, 1999 and 1998:


                                                                       2000             1999              1998
                                                                    ----------       ----------        ----------
Net income .......................................................  $2,420,000       $1,981,000        $1,647,000
                                                                    ---------------------------------------------
Income available to common stockholders, basic and diluted .......   2,420,000        1,981,000         1,647,000
                                                                    =============================================
Weighted average common shares outstanding--basic ................   1,712,825        1,657,242         1,628,683
Effect of dilutive securities--stock options .....................      15,597           23,214            18,952
                                                                    ---------------------------------------------
Weighted average common shares outstanding--diluted ..............   1,728,422        1,680,456         1,647,635
                                                                    =============================================


NOTE 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:


                                                          YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                  2000                1999                 1998
                                              ---------------------------------------------------
Current tax expense:
   Federal .................................  $1,134,000           $  883,000            $683,000
   State ...................................     280,000              226,000             160,000
                                              ---------------------------------------------------
                                               1,414,000            1,109,000             843,000
Deferred tax benefit:
   Federal .................................    (148,000)            (117,000)            (38,000)
   State ...................................     (26,000)             (20,000)             (7,000)
                                              ---------------------------------------------------
                                                (174,000)            (137,000)            (45,000)
                                              ---------------------------------------------------
                                              $1,240,000           $  972,000            $798,000
                                              ===================================================


The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:


                                                                                 YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------------
                                                                         2000                1999                 1998
                                                                     ---------------------------------------------------
Federal income tax ................................................  $1,244,000           $1,004,000            $831,000
Add (deduct) effect of:
   State income taxes, net of federal income tax effect ...........     168,000              136,000             101,000
   Nontaxable interest income .....................................    (225,000)            (213,000)           (172,000)
   Other items, net ...............................................      53,000               45,000              38,000
                                                                     ---------------------------------------------------
Effective federal income taxes                                       $1,240,000           $  972,000            $798,000
                                                                     ===================================================

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                             DECEMBER 31,
                                                     -------------------------
                                                         2000           1999
                                                     -------------------------
Deferred tax assets:
   Allowance for loan losses .....................   $  888,000     $  749,000
   Allowance for losses on investments ...........       19,000         13,000
   Unrealized losses on securities ...............       69,000        253,000
   Core deposit intangible amortization ..........       28,000         27,000
   Nonaccrual loan interest ......................       22,000              0
   Depreciation ..................................       49,000         37,000
   Other .........................................        2,000          7,000
                                                     -------------------------
                                                      1,077,000      1,086,000
                                                     -------------------------
   Net deferred tax assets .......................   $1,077,000     $1,086,000
                                                     =========================

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

At December 31, 2000, the Corporation had mortgage commitments to extend credit aggregating approximately $1.8 million at fixed rates averaging 7.36% and $790,000 floating rate loans. Of these loans, $482,000 fixed and $590,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $900,000 were extended with floating rates currently averaging 9.50% and $4.1 million were extended at fixed interest rates averaging 8.58%. All commitments were due to expire within approximately 90 days.

At December 31, 1999, the Corporation had mortgage commitments to extend credit aggregating approximately $433,000 at fixed interest rates averaging 7.04% and $807,000 floating rate loans. Of these loans, $433,000 fixed and $662,000 floating were committed for sale to investors. Commercial, installment and home equity loan commitments of approximately $6.3 million were extended with floating interest rates currently averaging 8.90% and $2.6 million were extended at fixed interest rates averaging 8.80%.

Additionally, at December 31, 2000, the Corporation was committed for approximately $33.2 million of unused lines of credit, consisting of $8.5 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $9.6 million relating to credit cards, and $15.1 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $553,000 at December 31, 2000, of which $550,000 expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rentals under long-term operating lease for branch offices amounted to approximately $262,000 and $222,000 during the years ended December 31, 2000 and 1999 respectively. At December 31, 2000, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:


                           YEAR ENDING            MINIMUM
                           DECEMBER 31             RENT
                           -----------            -------
                              2001 ............   165,000
                              2002 ............   143,000
                              2003 ............   136,000
                              2004 ............    82,000
                              2005 ............    62,000
                           Thereafter .........   109,000
                                                 --------
                                                 $697,000
                                                 ========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 15.  DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2000, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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


                                                                                    DECEMBER 31,
                                                            -------------------------------------------------------------
                                                                      2000                               1999
                                                            --------------------------        ---------------------------
                                                            CARRYING         ESTIMATED        CARRYING          ESTIMATED
                                                             AMOUNT         FAIR VALUE         AMOUNT          FAIR VALUE
                                                            --------------------------        ---------------------------
                                                                               (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ............................    $ 13,696         $ 13,696          $ 16,895         $ 16,895
  Securities available for sale ........................      17,703           17,703            16,802           16,802
  Securities held to maturity ..........................      23,383           23,336            20,862           20,437
  FHLB-NY stock ........................................         770              770               663              663
  Net loans ............................................     169,052          168,486           142,196          140,918
Mortgage loans held for sale ...........................         303              303                --               --

Financial liabilities:
  Deposits .............................................     210,135          210,145           185,167          185,021
  Securities sold under agreements to repurchase .......       1,337            1,337             1,173            1,173


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

DEPOSITS

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying value approximates fair value due to the relatively short time before maturity.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2000 and 1999 were not material.

LIMITATIONS

The preceding fair value estimates were made at December 31, 2000 and 1999, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2000 and 1999, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 17.  PARENT COMPANY ONLY

The Corporation, formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2000 and 1999 are presented below:


  CONDENSED STATEMENTS OF FINANCIAL CONDITION                             YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                    2000                          1999
                                                               -----------------------------------------
      ASSETS
      Cash and due from banks .............................    $     68,000                  $   125,000
      Securities available for sale .......................         101,000                       99,000
      Securities held to maturity .........................         250,000                          --
      Investment in subsidiary ............................      17,797,000                   15,092,000
      Accrued interest receivable .........................           9,000                        2,000
                                                               -----------------------------------------
      Total assets ........................................    $ 18,225,000                  $15,318,000
                                                               =========================================
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Other liabilities ...................................    $     17,000                  $    32,000
      Stockholders' equity ................................      18,208,000                   15,286,000
                                                               -----------------------------------------
            Total liabilities and Stockholders' equity ....    $ 18,225,000                  $15,318,000
                                                               =========================================


CONDENSED STATEMENTS OF INCOME                                            YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                    2000           1999           1998
                                                                ----------------------------------------
      Interest income--securities available for sale .......    $     7,000    $    2,000     $      --
      Interest income--securities held to maturity .........          7,000           --             --
      Dividend income ......................................            --         20,000         35,000
      Equity in undistributed earnings of subsidiary .......      2,412,000     2,014,000      1,647,000
      Other income .........................................          5,000         6,000          6,000
                                                                ----------------------------------------
            Total income ...................................      2,431,000     2,042,000      1,688,000
      Other expenses .......................................          6,000        88,000         59,000
                                                                ----------------------------------------
      Income before income tax expense (benefit) ...........      2,425,000     1,954,000      1,629,000
      Tax expense (benefit) ................................          5,000       (27,000)       (18,000)
                                                                ----------------------------------------
      Net income ...........................................    $ 2,420,000    $1,981,000     $1,647,000
                                                                ========================================



CONDENSED STATEMENTS OF CASH FLOWS                                        YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                    2000           1999           1998
                                                               -----------------------------------------
      Cash flows from operating activities:
        Net income                                             $  2,420,000   $ 1,981,000    $ 1,647,000
        Adjustments to reconcile net income to
          net cash provided by operating activities:
            Equity in undistributed earnings of subsidiary       (2,412,000)   (2,014,000)    (1,647,000)
            Issuance of stock options at a discount                     --            --             --
            Increase in accrued interest receivable                  (7,000)       (2,000)           --
            Increase/(decrease) in other liabilities                (16,000)       36,000          6,000
                                                                ----------------------------------------
              Net cash provided by operating activities             (15,000)        1,000          6,000
                                                                ----------------------------------------
      Cash flows from investing activities:
        Purchase of security available for sale                         --       (100,000)           --
        Purchase of security held to maturity                      (250,000)          --             --
                                                                ----------------------------------------
              Net cash used in investing activities                (250,000)     (100,000)           --
                                                                ----------------------------------------
      Cash flows from financing activities:
        Cash dividends paid on common stock                        (456,000)     (367,000)      (275,000)
        Exercise of stock options                                   242,000       224,000
        Issuance of common stock                                    422,000       342,000        274,000
                                                                ----------------------------------------
                                                                    208,000       199,000         (1,000)
                                                                ----------------------------------------
      Net increase in cash and cash equivalents                     (57,000)      100,000          5,000
      Cash and cash equivalents--beginning                          125,000        25,000         20,000
                                                                ----------------------------------------
      Cash and cash equivalents--ending                         $    68,000   $   125,000    $    25,000
                                                                ========================================


NOTE 18.  RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value.

As issued in June 1998, the corporation must adopt SFAS No. 133 by January 1, 2000, however, early adoption is permitted. On adoption, the provisions of SFAS No. 133 must be applied prospectively. With the issuance of Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133," the effective date of SFAS No. 133 has been deferred to all fiscal years beginning after June 15, 2000. The Corporation anticipates that the adoption of SFAS No. 133 will not have a material impact on financial statements.

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)" (SFAS No.
140). SFAS No. 140 supersedes and replaces the guidance in SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets, sales of financial assets such as receivables, loans and securities; factoring transactions and wash sales; servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions; loan participations; and extinguishment of liabilities. While most of the provisions of SFAS No. 140 are effective for transactions entered into after March 31, 2001, companies with fiscal year ends that hold beneficial interests from previous securitizations will be required to make additional disclosures in their December 31, 2000 financial statements. The initial adoption of SFAS No. 140 is not expected to have a material impact on the Corporation's financial statements.

NOTE 19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 2000 and 1999 (dollars in thousands).


                                                                 FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                                              ---------     ---------    ---------    ---------     -------
YEAR ENDED DECEMBER 31, 2000:
Interest income ............................................   $ 3,736      $  3,962     $  4,204     $  4,371      $16,273
Interest expense ...........................................     1,319         1,399        1,535        1,671        5,924
                                                               ------------------------------------------------------------
  Net interest income before provision for loan losses .....     2,417         2,563        2,669        2,700       10,349
Provision for loan losses ..................................        90           110          100          110          410
                                                               ------------------------------------------------------------
  Net interest income after provision for loan losses ......     2,327         2,453        2,569        2,590        9,939
Noninterest income .........................................       267           363          306          343        1,279
Noninterest expense ........................................     1,809         1,918        1,892        1,939        7,558
                                                               ------------------------------------------------------------
  Net income before income tax expense .....................       785           898          983          994        3,660
Federal and state income tax expense .......................       259           304          338          339        1,240
                                                               ------------------------------------------------------------
Net income .................................................   $   526       $   594      $   645      $   655      $ 2,420
                                                               ============================================================
Basic earnings per share ...................................   $  0.32       $  0.34      $  0.37      $  0.38      $  1.41
                                                               ============================================================
Diluted earnings per share .................................   $  0.31       $  0.34      $  0.37      $  0.38      $  1.40
                                                               ============================================================




                                                                 FIRST       SECOND        THIRD       FOURTH
                                                                QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
                                                               ------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
Interest income .............................................  $ 3,201       $ 3,286      $ 3,451      $ 3,650      $13,588
Interest expense ............................................    1,115         1,101        1,192        1,299        4,707
                                                               ------------------------------------------------------------
  Net interest income before provision for loan losses ......    2,086         2,185        2,259        2,351        8,881
Provision for loan losses ...................................       75            75           80          110          340
                                                               ------------------------------------------------------------
  Net interest income after provision for loan losses .......    2,011         2,110        2,179        2,241        8,541
Noninterest income ..........................................      267           288          250          286        1,091
Noninterest expense .........................................    1,610         1,688        1,704        1,677        6,679
                                                               ------------------------------------------------------------
  Net income before income tax expense ......................      668           710          725          850        2,953
Federal and state income tax expense ........................      214           231          238          289          972
                                                               ------------------------------------------------------------
Net income ..................................................  $   454       $   479      $   487      $   561      $ 1,981
                                                               ============================================================
Basic earnings per share ....................................  $  0.28       $  0.29      $  0.30      $  0.33      $  1.20
                                                               ============================================================
Diluted earnings per share ..................................  $  0.28       $  0.28      $  0.29      $  0.33      $  1.18
                                                               ============================================================


SPENCER BACHUS                                              442 CANNON BUILDING
6TH DISTRICT, ALABAMA                                      WASHINGTON, DC 20515
                                                                  (202)225-4921
COMMITTEES:
BANKING AND FINANCIAL                             1900 INTERNATIONAL PARK DRIVE
SERVICES                                                              SUITE 107
                                                           BIRMINGHAM, AL 35243
CHAIRMAN, SUBCOMMITTEE ON DOMESTIC                                (205)969-2296
AND INTERNATIONAL MONETARY POLICY
                                                         NORTHPORT CIVIC CENTER
TRANSPORTATION AND                                     3500 McFARLAND BOULEVARD
INFRASTRUCTURE                                                    PO DRAWER 569
                                                            NORTHPORT, AL 35476
JUDICIARY                                                         (205)333-9894
                                                    http://www.house.gov/bachus


                         CONGRESS OF THE UNITED STATES
                            HOUSE OF REPRESENTATIVES

                                 WASHINGTON, DC

                                 August 3, 2000


Paul Van Ostenbridge
President and Chief Executive Officer
Atlantic Stewardship Bank
630 Godwin Avenue
Midland Park, New Jersey 07432

Dear Paul:

     Congratulations on your bank's recent glowing write-up in Stand Firm magazine. I read with great interest about Atlantic Stewardship's corporate philosophy of donating 10% of all its profits to Christian and local charities and am quite impressed with your bank's faithfulness and generosity.

     It is rare, in this age of wealth and excess, that for-profit companies so admirably commit themselves to the Biblical principle of looking after one's fellow man. Your bank serves as a shining reminder that Christians can enjoy worldly success while also remaining faithful to God's calling. Atlantic Stewardship Bank serves as both a breath of fresh air and as an example of how all God-fearing Americans may put their faith into practice in the business community.

     I sincerely thank you for your efforts and hope that you will call upon me should I ever be able to be of assistance to you in the future.

                                                 Sincerely,

                                                 /s/ Spencer Bachus
                                                 ------------------
                                                 Spencer Bachus
                                                 Member of Congress

STB:ah

                                       SFC
                        STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                   630 Godwin Avenue, Midland Park, NJ 07432
                                  201-444-7100
                                  877-844-BANK
                                 www.asbnow.com