Form 10KSB, Exhibit 13
period 2001-12-31
STEWARDSHIP FINANCIAL CORP
filed 2002-04-01
CIK 1023860

2001 ANNUAL REPORT

                                   [GRAPHIC]

                                    STRENGTH
                                    INTEGRITY
                                     PURPOSE

                                [LOGO OF SFC]
               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

                                 ON THE COVER
                              ------------------

[GRAPHIC]

"Even youths grow tired and weary, and young men stumble and fall; but those who hope in the Lord will renew their strength. They will soar on wings like eagles; they will run and not grow weary, they will walk and not be faint."

                                ISAIAH_40:30-31

Strength. Integrity. Purpose. Now more than ever, these words ring out within Stewardship Financial Corporation and subsidiary, Atlantic Stewardship Bank. After the tragic events of September 11, we have re-dedicated ourselves to being the institution our customers and shareholders can depend upon in both good times and bad times. We thank our Lord Jesus Christ for His grace, mercy, and loving kindness, and for the many blessings we have received over the years. With God as our ultimate provider, Atlantic Stewardship Bank exceeds regulatory guidelines for capital, and achieved strong earnings even through a year of turbulent economic fluctuation.

                                  OUR MISSION
                            --------------------------

THE ATLANTIC STEWARDSHIP BANK was established to serve the Northern New Jersey community's financial needs and to give back, or tithe, one tenth of our transaction profits to the same community.

We are a confident and progressive institution that meets business and individual banking deposit and borrowing needs. We understand the value of each and every customer and make it a priority to treat them fairly and with respect. By investing prudently, we safeguard assets, provide ample capital growth, and recognize our shareholders with a proper return. As a responsible and accountable employer, we cultivate a caring professional environment where our associates can be productive and are encouraged to grow.

We are an independent commercial bank that stands on solid Christian principles and the American banking regulations established by the FDIC and State of New Jersey. We hold these fundamentals paramount in every decision we make; for the good of our customers, our shareholders, and our employees.

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                             FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                                     2001      2000    % Change
--------------------------------------------------------------------------------
For The Year Ended December 31  (Dollars in thousands, except per share amounts)
.................................................................................
Net income                                           $2,558    $2,420    5.7%
Average shares outstanding                            1,826     1,798    1.6%
Per common share
   Basic net income                                    1.40      1.35    3.7%
   Diluted net income                                  1.39      1.33    4.5%
Cash dividends declared                                0.30      0.25   20.0%
Book value at year end                                11.24     10.03   12.1%

Balance Sheet Data at December 31
.................................................................................
Total assets                                        278,523   231,159   20.5%
Total loans                                         185,532   171,275    8.3%
Allowance for loan losses                             2,602     2,223   17.0%
Total deposits                                      255,684   210,135   21.7%
Stockholders' equity                                 20,553    18,208   12.9%

Consolidated Ratios
.................................................................................
Return on average assets                              1.01%     1.11%   -9.0%
Return on average equity                             13.09%    14.52%   -9.8%
Tier 1 capital to average assets (leverage)           7.45%     7.87%   -5.3%
Tier 1 capital to risk-adjusted assets               10.65%    11.01%   -3.3%
Total capital to risk-adjusted assets                11.90%    12.26%   -2.9%

All share data has been restated to include the effect of a 5% stock dividend payable in November, 2001.

Total Assets (In Millions)
--------------------------
1997                 $150
1998                 $186
1999                 $203
2000                 $231
2001                 $279

Net Income (In Thousands)
-------------------------
1997               $1,463
1998               $1,647
1999               $1,981
2000               $2,420
2001               $2,558

"On behalf of Madison Avenue Crossroads Community Ministries, I would like to thank you for your gift. It is because of generous contributions such as yours that enables us to continue in God's work. As a ministry it is our endeavor to meet the needs of the community by responding to those needs with community based solutions and strategies that will help people help themselves.

We are focusing on the work of the Lord here at Crossroads, as well as prayerfully seeking guidance and direction in enhancing the ministry's ability to impact this community as well as its residents. Your gift will assist us in these efforts.

Thank you again for your partnership with us as we seek to bring transformation to the lives of people and to this community."

Thomas J. Henion
Executive Director
Madison Avenue Crossroads Community Ministries, Inc.
Paterson, NJ

                                    _____

                                   PAGE ONE

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the main office, 630 Godwin Avenue, Midland Park, NJ, on Tuesday, May 7, 2002, at 7:00 P.M. The Corporation had 770 shareholders of record on December 31, 2001.

     Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, is the transfer agent for Stewardship Financial Corporation common stock. We invite you to contact them at 800-368-5948 should you wish to transfer stock or to join the Dividend Reinvestment Plan. You may continue to contact the Corporate Services Division of Stewardship Financial Corporation at 201-444-7100 or 877-844-BANK for additional information.

[PHOTO OF Atlantic Stewardship Bank Associates]

Atlantic Stewardship Bank Associates, and Business Development Board Member Brian Hanse, Esq., helping to build a home during Paterson
Habitat for Humanity's Corporate Challenge.

DIVIDEND REINVESTMENT PLAN
A total of 598 shareholders currently participate in the Corporation's Shareholder Dividend Reinvestment Plan, representing 1,150,885 or 62.8 percent of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95.0 percent of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Registrar and Transfer Company.

ANNUAL REPORT
Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge to any shareholder upon written request, including the financial statements and schedules, which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Corporate Services, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

"Thank you so much for your generous contribution to our ministry. We were thrilled to receive this gift and realize that we are a recipient of your tithing program. We will utilize this gift in our Holy Grounds Cafe ministry in Allendale, NJ.

Our entire staff was very encouraged to hear of your support of our work with children.

We will continue to pray for your prosperity as you give so faithfully to His Kingdom. Thank you and may God bless you."

Jeff Boucher

President
Touch The World Ministries
Bergenfield, NJ

RECENT HISTORY OF DIVIDENDS PAID
The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2002, a quarterly dividend to Shareholders of Record on January 15, 2002, in the amount of $0.09 per share. Future dividends will be paid in May, August, November, and February, subject to Board approval.

November 15, 2001            5% stock dividend
November 1, 2001             $.08
August 1, 2001               $.08
May 1, 2001                  $.07
February 1, 2001             $.07
November 15, 2000            5% stock dividend
November 1, 2000             $.07
August 1, 2000               $.06
May 1, 2000                  $.06
February 1, 2000             $.06

Total Earnings Per Share
--------------------------------
1997                       $ .87
1998                       $ .96
1999                       $1.14
2000                       $1.35
2001                       $1.40

                                    _____

                                   PAGE TWO

                              ANNUAL REPORT 2001
================================================================================
                              BOARD OF DIRECTORS
--------------------------------------------------------------------------------

        STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

OUR BOARD OF DIRECTORS

Arie Leegwater, Chairman
Owner, Arie Leegwater Associates

William M. Almroth
Retired

Harold Dyer
Retired

William C. Hanse, Esq.
Partner, Hanse & Hanse

Margo Lane
Corporate Communications Manager
Garden State Paper Company, LLC
Corporate Secretary, Lane Electric, Inc.

John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
President, The Turner Group

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Atlantic Stewardship Bank

Abe Van Wingerden
President, Abe Van Wingerden Co., Inc.
T/A Van Wingerden Farms

"Thank you for your generous food drive gift to Eva's Village. Your donation is even more important now as the temperature and spirits drop.

We are concentrating our efforts on making Christmas special for the 250 men, women, and children living with us. Holiday parties and visits from Santa help to brighten spirits. Still the gifts we take for granted are the greatest gifts of all for our clients - food, shelter, and friendship.

Thank you for helping to make the holiday season a little brighter for the poor and homeless taking part in the programs at Eva's Village."

Alfonso Daloisio, Jr.
President of the Board
Eva's Village
Paterson, NJ

[PHOTO OF BOARD OF DIRECTOR]

Standing, left to right: Harold Dyer, William J. Vander Eems, John L. Steen, Paul Van Ostenbridge, William M. Almroth, Robert J. Turner. Seated, left to right: William C. Hanse, Esq., Margo Lane, Arie Leegwater,
Abe Van Wingerden.

OUR BUSINESS
DEVELOPMENT BOARDS

BERGEN BOARD

Janet Braen
William Braunius
William R. Cook
Robert Galorenzo, M.D.
Paul D. Heerema
Bartel Leegwater
Donald Quinn, CPA
Paul Ruitenberg
William Soodsma
Margaret Stanley
Samuel J. Steen
Kathryn R. Stiles

PASSAIC/MORRIS BOARD

William C. Bartlett
Donald De Bruin
Frederick Everett
George Forshay
Robert Fylstra, CPA
Brian Hanse, Esq.
Garret Hoogerhyde, CPA
Ruth Kuiken
William A. Monaghan III, Esq.
Ronald Steiginga
Charles Sybesma
Ralph Wiegers

                                    ______

                                   PAGE THREE

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                          MESSAGE TO THE SHAREHOLDERS
--------------------------------------------------------------------------------

DEAR SHAREHOLDERS AND FRIENDS | The year 2001 presented unique challenges to the financial industry. However, as you will read, the Stewardship Financial Corporation and the Atlantic Stewardship Bank responded positively to these challenges and realized improved earnings for the year.

In order to stimulate the economy, the Federal Reserve initiated severe rate cuts in 2001. Rates in the beginning of the year were 6.50% and ended at 1.75%. This 4.75% rate reduction placed extreme pressure on the bank's net interest margin, which dramatically impacted earnings. The bank was able to manage its assets and liabilities appropriately to increase earnings despite these rate cuts.

     Operating earnings for the year were $2.6 million, or $1.40 basic earnings per share, a 5.7% increase compared with $2.4 million in earnings, or $1.35 per basic earnings share earned in 2000. Return on assets and return on equity were 1.01% and 13.09% respectively, compared to 1.11% and 14.52% in 2000. Earnings per diluted share in 2001 were $1.39 compared to $1.33 in 2000.

[PHOTO OF PAUL VAN]

Paul Van Ostenbridge, President and Chief Executive Officer and Arie Leegwater, Chairman of the Board of Directors.

     Shareholders' equity grew to $20.6 million, representing a 12.9% increase over $18.2 million reported in 2000.

     Cash dividends paid totaled $.30 per share in 2001, for an increase of 20.0% over the cash dividends paid a year earlier. The Stewardship Financial Corporation also paid its fourth consecutive 5% stock dividend in November 2001.

     Total assets for Stewardship Financial Corporation reached $278.5 million as of December 31, 2001, which was a 20.5% increase over the $231.2 reported as of December 31, 2000.

     The Bank experienced exceptional deposit growth this past year. Deposits at year-end December 31, 2001, were $255.7 million compared to $210.1 million at prior year-end. Total loans net of allowance for loan losses were $182.9 million as compared to $169.1 million as of December 31, 2000.

     Asset quality continues to be exceptionally strong with a non-performing asset to total asset ratio of 0.4% as of year-end.

A NEW BRANCH
Perhaps our most exciting news during 2001 was in May, when the Bank's seventh branch was introduced in Pequannock Township. The new branch compliments the township's rich colonial heritage and is complete with three drive-up lanes, a drive-up ATM, and a beautifully appointed lobby complete with safe deposit boxes. We are excited about this new branch, which realized $8 million in deposits within the first eight months of operation. Atlantic Stewardship Bank is being well received by the Pequannock community for our commercial banking services, as well as our Christian commitment and Tithing Policy.

MORTGAGES
The Bank experienced a record level of new residential mortgage activity for the year. There was a 320% increase in the number of applications received. Additionally in 2001, the Bank introduced a new mortgage offered exclusively to professional police officers and firefighters. This mortgage is offered in conjunction with the New Jersey Housing and Mortgage Finance Agency at extremely low competitive rates. This product is offered in addition to our traditional 30 year, 15 year, and adjustable rate mortgages.

                                    ______

                                   PAGE FOUR

                              ANNUAL REPORT 2001
================================================================================

MASTERMONEY(TM)DEBIT CARD
In the latter part of 2001, the Bank responded to customer requests by introducing the Atlantic Stewardship MasterMoney(TM) Debit Card, which functions as a point-of-sale or check card, in addition to serving as an ATM card. Customers can now pay for goods or services directly from their checking account wherever the MasterCard logo appears. The Debit Card also enables withdrawals, transfers, and balance inquiries at ATMs throughout the world. Our customers enthusiastically appreciate the MasterMoney(TM) Debit Card for its security, convenience, and versatility.

[GRAPHIC OF DEBIT CARD]

ON THE WEB
Also in 2001, our Online Banking Service was enhanced to accept online applications for residential mortgages, home equity loans, auto loans, and credit cards from customers residing in the northern New Jersey market. From the convenience of their home or office, our customers can now apply for credit confidentially and securely on www.asbnow.com. Although credit applications are restricted to our immediate community, deposit accounts can be opened online from throughout the United States.

TITHING PROGRAM
One of our greatest pleasures and the main reason for our existence is giving back 10% of the earnings we have been blessed with throughout the year. This past year was a banner year for our Tithing Program. We encourage you to learn more about the $351,000 donated in 2001 by referring to page 8 of this report.

"Please express our sincere appreciation to the board of directors of Atlantic Stewardship Bank for their very generous gift. We thank God for people and organizations that seek to support the Lord's work through stewardship.

We will make our parents aware of your kind gift and your faithfulness to many Christian organizations through your stewardship program. This is something that we want to encourage.

Again, thank you for your thoughtful and generous gift."

Donna Marie Furrey, EdD
Administrator
Ringwood Christian School
Ringwood, NJ

LOOKING AHEAD
We have much to be thankful for, and much to look forward to in 2002.

     We are in the process of planning a new full service branch on Goffle Road, Hawthorne, New Jersey. This will be our second branch in the Hawthorne community, and it will offer a full service lobby, together with convenient drive-up lanes and an ATM.

     Atlantic Stewardship Bank continually ascertains the needs of our customers in order to offer the proper mix of products to meet their needs. We will be addressing the needs of our commercial customers by expanding the MasterMoney(TM)

Debit Card to accommodate commercial customers. This is an ideal way to pay directly from a commercial checking account while keeping track of purchases for accounting and tax purposes.

[PHOTO OF DAVID BOYD]

David Boyd, Hawthorne High School student is being congratulated by Alma Baxter, Hawthorne Manager, for being selected by the school to attend the Hugh O'Brien Youth Leadership Program (HOBY). The bank sponsors the HOBY representative annually.

     We understand that this continues to be a challenging environment for financial institutions. Management is confident that we have the right blend of talents and technology to meet these challenges, promote our Tithing Program, and provide a proper return to shareholders.

OUR THANKS
     As always, Stewardship Financial Corporation and the Atlantic Stewardship Bank thank our shareholders and customers for their loyalty and support. We also thank all of our bank associates who work diligently to support our mission.

Sincerely,
/s/ Arie Leegwater

ARIE LEEGWATER
Chairman of the Board of Directors

/s/ Paul Van Ostenbridge

PAUL VAN OSTENBRIDGE
President and Chief Executive Officer

                                    ______

                                   PAGE FIVE

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================
                      PLANTING A BRANCH IN COLONIAL SOIL
--------------------------------------------------------------------------------
                   ASB COMES TO HISTORIC PEQUANNOCK TOWNSHIP

On May 21, 2001, Atlantic Stewardship Bank hosted a colonial-themed celebration in Pequannock Township to herald the grand opening of the Bank's seventh branch.

[GRAPHIC]

     To commemorate the event, the Bank, accompanied by a special guest of honor, "General Washington," presented a memorial portrait of President George Washington to Dr. Thomas Shivy, Deputy Mayor of Pequannock.
The portrait was headed for the Pequannock Town Hall, where it now hangs prominently in the Council Chambers. The Bank initially purchased the print to support Portraits of Patriots, an organization founded in 1998 to increase historical awareness, specifically throughout elementary schools, about the prominence of George Washington's role in U.S. history.

"Pequannock Township has a rich colonial heritage," said Paul Van Ostenbridge. "From our early planning stages, the Bank's goal was to become an integral part of Pequannock and reflect the town's history. The theme of this new office is in keeping with the colonial period promoted by Pequannock." As a result, the new building's architecture compliments Pequannock's deep colonial roots, which date back to the American Revolution.

[PHOTO OF General Washington]

General Washington, (Carl Closs), assists Paul Van Ostenbridge, right, in presenting a portrait of President George Washington to Pequannock Deputy Mayor, Dr. Thomas Shivey, center.

It was there in July 1777, that George Washington made his headquarters at the home of Captain William Mandeville in Pompton Plains (the home stood south of Sunset Road). Later, in 1780 and 1781, General Washington and General Lafayette set up headquarters in the Colfax Mansion near the Falls. They were frequently entertained at the Mandeville homes on the Plains, and General Washington undoubtedly worshiped at the Reformed Dutch Church.

     The Bank's first day in Pequannock drew 90 new customer accounts in just five hours. And the action didn't stop. In its first eight months, the new Pequannock branch realized $8 million in deposits - about four times that which a new bank branch could typically expect.

     The new branch is located at 249 Newark-Pompton Turnpike, at the intersections of Newark-Pompton Turnpike, Oak Avenue, and West Franklin, in the heart of downtown Pequannock. The facility features ample parking, a beautifully appointed lobby, safe deposit boxes, a dual-lane drive-up, plus a drive-up ATM. It is conveniently located to serve our friends in Pequannock, Lincoln Park, and Wayne.

     Said Branch Manager Melissa Smeall, "Atlantic Stewardship Bank is being very well received in Pequannock Township. This is a wonderful town with wonderful people, and we're looking forward to being a part of their lives."

"We at Healing the Children wish to thank you for your very generous 2001 contribution. This donation is greatly appreciated.

Your generosity in enabling our organization to help provide the medical and associated care for the needy children is appreciated. We wish you to know we applaud your ongoing support and your interest in our work. In a very real way you are making it possible for children to receive needed help.

Sincerely,"

Evelyn Dudziec
Executive Director
Healing the Children Midlantic, Inc.
Butler, NJ

                                    ______

                                   PAGE SIX

                               ANNUAL REPORT 2001
================================================================================

                               A YEAR AT THE BEACH
--------------------------------------------------------------------------------

There's excitement all year long at this New Jersey BEACH. But we're not talking about the Jersey Shore. We're talking about Atlantic Stewardship Bank's BEACH (Bank Employees Assisting CHarities) Committee.

     BEACH members volunteer their time, hands, and hearts to run a number of programs to benefit those in need, and enlist support from co-workers and customers all along the way.

     "BEACH has had a very positive impact on the organizations we've touched," says committee president Mary Beth Steiginga."These organizations have come to rely on us for help and we are pleased to assist them."

BEACH PROJECTS FOR 2001

World Trade Center Relief Fund - The Bank collected $2,400 in contributions for the Red Cross World Trade Center Relief Fund during the week of 9/11, and matched it for a total donation of $4,800.

Easter Dinner Baskets - ASB's Hawthorne branch prepared 12 huge baskets of complete (and delicious!) Easter dinners for the Emmanuel Cancer Foundation in Wyckoff, who distributed them to cancer-affected families in need.

Thanksgiving Food Drive - The Bank collected food donations during the entire month of November to help replenish the overwhelming Thanksgiving demands on Eva's Village and the Star of Hope in Paterson, Wayne Interfaith Network, and the Interfaith Shelter Community Outreach Program in Pequannock.

[PHOTO OF LOUISE H. ROHNER]

Louise H. Rohner, Assistant Manager of Midland Park office, and Mary Beth Steiginga, Accounting Administrative Assistant, kicking off the bank-wide food drive to benefit several local area food banks.

"Thank you very much for your generous tithing check. It will definitely be put towards good use in our school. I can assure you that we will remember you and all the Bank associates in our prayers and those of the children. We are pleased to work with your bank and the employees who are always so courteous and full of good cheer. May the Lord continue to bless you."

Sr. Betty Ann Martinez, FMA
Principal
St. Anthony School
Hawthorne, NJ

Christmas Wish Tree - Bank customers and employees donated more than 350 Christmas gifts to CUMAC/ECHO and Bethlehem Ministries in Paterson, for the less fortunate inner-city youngsters.

Holland Home Tea - ASB tea time was fun time at the Holland Christian Home nursing center in North Haledon, with our lively program of music, songs, cake, tea, and gift crafts for the residents.

Clothing Drive - In January, Bank employees donated "gently-used" clothes to help the Star of Hope Ministries, Inc. in Paterson and the Corner Closet in Hawthorne.

Christmas Card Collection - We've seen the delightful crafts made from used Christmas cards at the St. Jude's Children's Ranch in Nevada. So, we collected as many cards as we could and packaged them up with love, Nevada-bound.

[PHOTO OF GRACE LOBBREGT]

Grace Lobbregt, Assistant Manager, and Kristine Rasile, Assistant Secretary, both of the Hawthorne office, preparing Easter Dinner Baskets for Emmanuel Cancer Foundation families.

                                    _______

                                   PAGE SEVEN

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                      GIVING BACK - STEWARDSHIP IN ACTION
--------------------------------------------------------------------------------

"Each one should use
whatever gift he has received to serve others, faithfully administering God's grace in its various forms."

- 1 PETER 4:10

The Biblical principle of tithing, or giving back a tenth, is something we at Stewardship Financial Corporation and Atlantic Stewardship Bank take very seriously. In fact, the Tithing Program is an integral part of the Bank's corporate by-laws, which direct ASB to donate ten percent of its pre-tax profits to Christian and civic organizations in the communities where the Bank maintains branches. Our tithe recipients are selected at the end of each year after careful and prayerful consideration by the Bank's Board of Directors.

In times of prosperity, as well as economic uncertainty, we thank God for His many blessings. As faithful stewards of those blessings, we accept responsibility for their proper use. As a result, each year our donations have exceeded those of the previous year. In 2001, Atlantic Stewardship Bank made our largest donation ever under the Tithing Program, sharing $351,000 with over 200 organizations. Since its inception in 1988, the Bank's Tithing Program has surpassed $2,065,000 in total donations.

We are pleased to have assisted the following organizations with our 2001 tithe distribution:

*Africa Inland Mission
*American Christian School
*Baptist Haiti Mission
*Bessie Green Community, Inc.
*Bethany Christian Services
*Bethlehem Ministries
*Brookdale Christian School
*Calvary Christian Academy
*Calvin College
*Calvin Theological Seminary
*Cary Christian Center
*Christian Health Care Center
*Christian Reformed
   World Relief Committee
*Christian Schools International
   Foundation Trust Fund
*Congress of National
   Black Churches CNBC/PNJA
*Crossroad Bible Institute
*Cumac-Echo
*Dawn Treader School (ECUMP)
*Eastern Christian
   Children's Retreat
*Eastern Christian High School
*Eastern Christian
   School Association
*Eastern Home Mission Board
*Ebenezer Netherlands
   Reformed School
*Elim Christian
   School Foundation
*Eva's Village
*Faith Ministries
*Father English Community
   Multi-Purpose Center
*Fellowship Homes

Stewardship Financial Corporation - 2001 Tithe (In Thousands)
1997                                   $189
1998                                   $215
1999                                   $252
2000                                   $320
2001                                   $351


*Fig Orchard
First Choice Women's
  Resource Centers
*Florence Christian Home
Forum School
Foundation for
  the Handicapped
*Friendship Ministries
*Gideons International
  Passaic Valley Camp
*Gideons International
  Lakeland Camp
*Gideons International
  Paterson Camp
*Gideons International
  Ramapo Camp
Gift of Life, Paterson Rotary
*Good Shepherd Mission
*Goshen Christian School
*Grace Counseling Ministries
*Habitat for Humanity,
  Bergen County
*Hawthorne Christian Academy
*Holland Christian Home
*Hope for New York
  Mercy Ministries
*International Networx
*Life Advocates
*Little Sisters of the Poor
*Lord's Day Alliance of NJ
*Luke Society
*Madison Avenue
  Baptist Academy
*Madison Avenue Crossroads
  Community Ministries
*Mary Help of
  Christian Academy
*Mid-Atlantic Mercy Ministries
  Midland Park Love Fund
*Mississippi Christian
  Family Services
*Mustard Seed School
*New City Kids
*New Hope Community
  Development Center
New Jersey Family Policy
  Council
North Jersey Home School
  Association
*Operation Double Harvest
*Partners for Christian
  Development
*Passaic County Interfaith
  Hospitality Network
*Paterson Habitat
  for Humanity
*Paterson Salvation Army
*Prison Fellowship Ministries
*Reformed Bible College
*Ridgewood Young Men's
  Christian Association
*Ron Hutchcraft Ministries
*Sonshine Christian Academy
*St. Anthony's School & Parish
*Siena Village at Wayne
*St. Paul's Community
  Development
*St. Philip's - Camp Youth
  Development Program
  Coffee Pot Ministry
*Star of Hope Ministries
*Strategic Prayer Command
  The Valley Hospital
*Touch the World Ministries
  United Paterson Development
  FBO After School Literacy
  & Safe Space Programs
*Unity CRC After School
  Program
*Westminster Theological
  Seminary
*World for Christ Crusade
*Wyckoff Family YMCA


                                     _______

                                   PAGE EIGHT

* Denotes Christian Charity

                              ANNUAL REPORT 2001
================================================================================
Additionally, the Bank has provided support throughout 2001 to the following organizations:

American Cancer Society
  Bergen County
American Heart Association
American Legion
  Auxiliary Unit 130
American Red Cross
  Bergen Crossroads
Bergen Community
  Regional Blood Center
Bergen County Community
  Housing in Partnership
Bergen County
  Special Olympics Team
Bergen County
  Special Services
Bergen Regional
  Medical Center
Boy Scouts of America -
  Northern NJ Council
Boys & Girls Club
  of Hawthorne
Boys & Girls Club of Paterson
*Cathedral Choir
Camp Hope of
  Hackensack Outreach
Center for Food Action
Children's Aid &
  Family Services, Inc.
Cody's Foundation
Community Meals, Inc.
Cooperative Nursery School
  of Ridgewood
Crispus Attucks Scholarship
  Foundation, Inc.
Deborah Hospital Foundation
Foundation for
  Free Enterprise
Friends of the Hermitage
Girl Scout Council of
  Bergen County
Hawthorne - Friends of the
  Louis Bay 2nd Library
Hawthorne - W.B. Mawhinney
  Memorial Ambulance Corp.
Hawthorne Baseball/Softball
  Association
Hawthorne Caballeros
Hawthorne Chamber
  of Commerce
Hawthorne Community
  Library Foundation, Inc.
Hawthorne Cubs
  Football Association
Hawthorne Education
  Foundation
Hawthorne High School -
  SHARE


"We are so grateful at our Academy for your gift, which is part of your Tithing Program! It is so impressive that, in this age where businesses may be noted for increasing their company's profits, even at the cost of the "little guy," Atlantic Stewardship Bank instead cares deeply for Christian and local civic organizations and commits itself to sharing 10% of its profits with them. Atlantic Stewardship Bank is truly a 'city set on a hill,' shining its light brightly, as a model of balanced and genuinely caring business practices.

United in prayer,"


Sister Ana Palacios, FMA
Financial Administrator
Mary Help of Christians Academy
North Haledon, NJ



Hawthorne Mohawk
  Athletic Club, Inc.
Hawthorne PBA Local #200
Hawthorne Roosevelt
  School PTO
Hawthorne Rotary Club
Hawthorne Soccer Association
Hawthorne Special Recreation
Hawthorne Thomas Jefferson
  School PTO
Hawthorne Volunteer
  Fire Department
Hawthorne Washington
  School PTO
*Healing the Children
  Midlantic, Inc.
*Hispanic Multi-Purpose
  Service Center
*Holy Name Society
Hugh O'Brian Youth
  Leadership (HOBY)
*Interchurch Softball League
Lenni-Lenape Girl Scouts, Inc.
March of Dimes
*Mattaniah Choir Committee
Midland Park - Friends of the
  Midland Park Library
Midland Park
  Ambulance Corps
Midland Park
  Baseball Association
Midland Park Chamber
  of Commerce
Midland Park High School
Midland Park Highland School
Midland Park Lions Club
Midland Park Volunteer
  Fire & Auxiliary
Midland Park/HoHoKus PBA
Morris County Boys
  & Girls Club
*Mt. Bethel Baptist Martin
  Luther King Jr. Day School
Multiple Sclerosis
  National Society
Muscular Dystrophy Association
*New Bridge Services, Inc.
Northside Community
  Day Camp
*Pequannock
  Holy Spirit School
Pequannock PBA Local #172
Pequannock Little League
Pequannock Public Library
Pompton Falls Fire Department
Prospect Park Volunteer
  Fire Company
Ridgewood Fire Department
  Association
Ridgewood First Night, Inc.
Ridgewood Fourth of July
  Committee, Inc.
Ridgewood High School
Ridgewood High School
  Band Association
Ridgewood PBA
Ridgewood Rotary Club
Ridgewood - Woman's Club
Ridgewood Valley Hospital
  Auxiliary
*Ridgewood YWCA/YMCA
*Ringwood Christian School
S.A.Y. YES! Center For
  Youth Development
St. Joseph's Hospital
  Foundation
Torpedoes Soccer Club
Volunteer Center
  of Bergen County
Waldwick Education
  Foundation
Waldwick High School
Waldwick High School
  Booster Club
Waldwick Lions Club
Waldwick PBA
Waldwick Public Library
*Waldwick Seventh Day
  Adventist School
Waldwick Volunteer
  Ambulance Corps.
Wayne Adult
  Community Center, Inc.
Wayne Boys & Girls Club
Wayne Community
  Volunteer Fire Co. No.1
Wayne Counseling
  and Family Services
Wayne Elks
  Handicapped Children
Wayne Hills High School
Wayne Hills High School Band
Wayne Lafayette School, PTO
Wayne Albert Payson Terhune
  School, PTO
Wayne Little League
Wayne PBA Local 136
Wayne Police Athletic League
Wayne Public Library
Wayne Rotary Club
Wayne Tri County Chamber
  of Commerce
Wayne Township Memorial
  First Aid Squad, Inc.
Wayne Valley High School
  Project Grad 2001
Wayne Volunteer Fire Company
Wayne YM-YWHA
  of North Jersey
West Bergen Mental Health
  Center, Inc.

*Denotes Christian Charity
                                    ______

                                   PAGE NINE

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                                CUSTOMER CORNER
--------------------------------------------------------------------------------

No one understands the importance of customers more than Atlantic Stewardship Bank. But we go a step further. We strive to know each and every one of our customers personally, by name. We enjoy being available to answer their questions and help our customers get the most from our services. And we regard their appreciation as a high honor.

"We're a full-service landscaping company employing 40 people and handling everything from landscape design to ornamental care to lawn care. We've been in business since 1992, and have a fleet of 20 vehicles plus a recently purchased new building.

[PHOTO OF MARK BORST]
Mark Borst Borst Landscaping, Wyckoff

     I started banking personally with Atlantic Stewardship in 1985, and brought them my business banking in '92. ASB is fantastic. Very friendly service, very cooperative, and very knowledgeable.I couldn't ask for more in a bank and would highly recommend them to any business, big or small.
We currently have eight vehicle loans with ASB plus the mortgage on our new building."

"Delric Construction is a public sector contractor, working on schools, municipal complexes, etc. There are many banks looking for our business, but we bank exclusively with Atlantic Stewardship because ASB is small and personable, they treat us right, and they give us what we need to help us grow. They're good, solid people right across the board.

[PHOTO OF BIAGIO DELLA CERRA & ROBERT RICCIARDI]
Biagio Della Cerra & Robert Ricciardi
Delric Construction Co., Inc., North Haledon

     We've been banking with ASB for the past seven years, with business as well as personal accounts. They are meticulous and pick up things that the bigger banks might let fall through the cracks. In fact, we feel so strongly about Atlantic Stewardship Bank that we've personally purchased their stock, and include ASB stock in our company's profit sharing plan."

"May we take this opportunity to welcome the Atlantic Stewardship Bank to our service community, and commend the Bank and its unique Tithing Program, where 10% of the Bank's profits are shared with Christian and local civic organizations.

On behalf of the Boards of Trustees of Chilton Memorial Hospital and Foundation, please accept our deepest gratitude for the check.

Once again, the Boards of Trustees, Administration and Staff, join us in our gratitude for the philanthropic attitude of the Atlantic Stewardship Bank towards our patients and their families."

James J. Doyle, Jr.
President and Chief Executive Officer
Chilton Memorial Hospital
Pompton Plains, NJ



"We used to utilize five or six different banks. It seemed that "customer service" had become non-existent...extinct...until we found Atlantic Stewardship Bank this past year. Now, we've consolidated all our North Jersey banking into their Pequannock branch. ASB has a nice, personal touch that's unheard of these days. Everyone is knowledgeable and cooperative, and they know us by name. Plus, their online banking is great; it's easy and very convenient any time of day. We have a number of online accounts plus business accounts and credit cards with Atlantic Stewardship, and we'd recommend them to anyone."

[PHOTO OF BOB & BARBARA FAZEKAS]
Bob & Barbara Fazekas
Kinnelon

                                    _____

                                   PAGE TEN

                              ANNUAL REPORT 2001
================================================================================
                             PRODUCTS AND SERVICES
--------------------------------------------------------------------------------
        NEW FOR 2001 - ATLANTIC STEWARDSHIP MASTERMONEY(TM) DEBIT CARD

Now, Atlantic Stewardship Bank customers can simplify their life with just one card for shopping and getting cash. The MasterMoney(TM)
Debit Card lets you make purchases and have the funds automatically deducted from your checking account.It's safer than carrying around lots of cash and faster than waiting for check approvals. With more than 21 million acceptance locations, no card is accepted in more places by more merchants.

     No matter where you're headed, the MasterMoney(TM) Debit Card assures you of cash access to your funds at a network of NYCE/JEANIE/PLUS ATMs located throughout the United States. And, you can make purchases at over 3 million locations worldwide, wherever the MasterCard logo is displayed.

     Stay tune...in 2002 ASB will be expanding the MasterMoney(TM) Debit Card to accommodate our commercial customers.

Atlantic Stewardship Bank offers a full range of products and services for individuals and businesses.

Highlights Include:

Home/Office Convenience
Online Banking at www.asbnow.com
Payment Partner
Phone Banking - 800-861-4361

Consumer Checking
Century Checking
ETASM Electronic Transfer Account
Free 55+ Checking
New Jersey Consumer Checking
NOW Account
Personal Checking
Student Advantage
MasterMoney(TM)Debit Card

Business Checking
Commercial Checking
Business Advantage
Municipal Checking

Money Market*
Atlantic Money Market Account*
Premium Growth Account (PGA)*

Savings*
Certificates of Deposit*
Holiday/Christmas Clubs
IRAs - Individual Retirement Accounts
Power Certificates of Deposit*
Statement Savings*

Loans*
Commercial Financing
Home Equity Lines of Credit
Installment Loans
Mortgages
Ready Reserve Credit
Student Loans
Credit Cards - VISA(R)and MasterCard(R)

Other Services:
Certified Checks
Direct Deposit - Payroll, Social Security
Discount Brokerage **
Drive-Up Banking (at certain branches)
Foreign Currency
Gift Checks
Interpreter Services
Merchant Services - Visa(R), MasterCard(R),
  Point-of-Sale
Money Orders
Night Deposit
Notary Services
Official Checks
Safe Deposit Boxes (at certain branches)
Signature Guarantee
Traveler's Checks
Treasury Tax & Loan
* Personal and Business
  Accounts Available
** Not FDIC insured

[LOGO OF LENDER]

[LOGO OF FDIC]

[PHOTO OF LEIGH A> KNORR]

Leigh A. Knorr, Manager of the Wayne Valley office, leading the bank's program "Teach Our Children to Save" at the Lafayette Elementary School in Wayne.

"It's always heartening to have someone cheer you on when you pursue a goal, and your recent generous contribution has certainly cheered us on at Paterson Habitat as we pursue our goal of providing decent, affordable homes for Paterson's neediest families.

Paterson Habitat would not be able to meet its goals, and provide simple, decent housing for families who would not otherwise have adequate shelter, if it were not for generous supporters like you.

We are grateful that you are included in this effort, and look forward to your continued participation as we strive toward the ultimate goal of eliminating poverty housing from this area of Paterson."

Garret Nieuwenhuis
President
Paterson Habitat for Humanity
Paterson, NJ

                                    ________

                                   PAGE ELEVEN

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
================================================================================

                  STEWARDSHIP FINANCIAL CORPORATION OFFICERS
--------------------------------------------------------------------------------
Arie Leegwater
Chairman of the Board

John L. Steen
Vice Chairman of the Board

Paul Van Ostenbridge
President and
Chief Executive Officer

Robert J. Turner
Secretary

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

Ellie King
Assistant Secretary

David A. Struck
Assistant Secretary

ATLANTIC
STEWARDSHIP BANK
OFFICERS

Paul Van Ostenbridge
President and
Chief Executive Officer

Julie E. Holland
Vice President and Treasurer

M. Bernard Joustra
Vice President

Timothy G. Madden
Vice President

Alma M. Baxter
Assistant Vice President

James S. Donado
Assistant Vice President

Robert A. Giannetti
Assistant Vice President

Diane Ingrassia
Assistant Vice President

John S. Krantz
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Richard D. Powers
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

Angela P. Turi
Assistant Vice President

David J. Van Lenten
Assistant Vice President

Christine Fiduccia
Assistant Secretary

Lorraine Kimball
Assistant Secretary

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Kristine Rasile
Assistant Secretary

Louise H. Rohner
Assistant Secretary

David A. Struck
Assistant Secretary

Jennifer L. Heller
Administrative Assistant

Leigh A. Knorr
Administrative Assistant

Virginia M. Lowe
Administrative Assistant

Jean M. Schaver
Administrative Assistant

Melissa A. Smeall
Administrative Assistant

Mary Beth Steiginga
Administrative Assistant


                          BRANCH LOCATIONS AND STAFF
-------------------------------------------------------------------------------
                     TELEPHONE: 201-444-7100 | 877-844-BANK


HEADQUARTERS

MIDLAND PARK
630 Godwin Avenue

Raymond J. Santhouse
Branch Manager &
Assistant Vice President

Louise Rohner
Assistant Branch Manager &
Assistant Secretary

HAWTHORNE
386 Lafayette Avenue

Alma M. Baxter
Branch Manager &
Assistant Vice President

Grace Lobbregt
Assistant Branch Manager &
Assistant Secretary

PEQUANNOCK
249 Newark-Pompton
Turnpike

Melissa A. Smeall
Branch Manager &
Administrative Assistant

Andrew Metzler
Assistant Branch Manager

RIDGEWOOD
190 Franklin Avenue

Diane Ingrassia
Branch Manager &
Assistant Vice President

Joyce Dykstra
Assistant Branch Manager

WALDWICK
30 Franklin Turnpike

Lorraine Kimball
Branch Manager &
Assistant Secretary

WAYNE HILLS
87 Berdan Avenue

Robert A. Giannetti
Branch Manager &
Assistant Vice President

Geraldine Merino
Assistant Branch Manager

WAYNE VALLEY
311 Valley Road

Leigh A. Knorr
Branch Manager &
Administrative Assistant

                                     ______

                                   PAGE TWELVE

                       A NOTE OF SYMPATHY AND THANKSGIVING...
----------------------------------------------------------------------------

[LOGO OF GOD BLESS AMERICA]
 Atlantic Stewardship Bank is proud to display "Old Glory" on our billboard on Goffle Road in Hawthorne. The same design is also displayed at the corner of Wagaraw Road and Lincoln Avenue in Hawthorne.


The Stewardship Financial Corporation and Atlantic Stewardship Bank extend deepest sympathies to those who suffered as a result of the horrendous events of September 11, 2001. We pray that our Heavenly Father will comfort you, and we ask that He will guide our elected leaders to make the proper decisions to protect our great nation and the values we hold dear.

We praise God for the countless local heroes who helped, and continue to assist, in a variety of ways to heal our community.

We are grateful to live in the United States of America where we respect life, promote freedom of religion, grow stronger through diversity, and enjoy prosperity through free commerce.

God Bless America!

                                 [LOGO OF SFC]
               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
630 Godwin Avenue, Midland Park, NJ 07432
201-444-7100 877-844-BANK
www.asbnow.com

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                     December 31,
                                                              ----------------------------------------------------------------
                                                               2001          2000          1999          1998          1997
                                                              -------       -------       -------       -------       --------
                                                                     (Dollars in thousands, except per share amounts)
Earnings Summary:

  Net interest income ...................................     $ 10,866      $ 10,349      $  8,881      $  7,495      $  6,451
  Provision for loan losses .............................         (420)         (410)         (340)         (200)         (120)
                                                              --------      --------      --------      --------      --------
  Net interest income after provision for loan losses ...       10,446         9,939         8,541         7,295         6,331
  Noninterest income ....................................        1,695         1,279         1,091         1,008           753
  Noninterest expense....................................        8,279         7,558         6,679         5,858         5,024
                                                              --------      --------      --------      --------      --------
  Income before income tax expense ......................        3,862         3,660         2,953         2,445         2,060
  Income tax expense ....................................        1,304         1,240           972           798           597
                                                              --------      --------      --------      --------      --------
  Net income.............................................     $  2,558      $  2,420      $  1,981      $  1,647      $  1,463
                                                              ========      ========      ========      ========      ========

Common Share Data: (1)

  Basic net income ......................................     $   1.40      $   1.35      $   1.14      $   0.96      $   0.87
  Diluted net income.....................................         1.39          1.33          1.12          0.95          0.86
  Cash dividends declared ...............................         0.30          0.25          0.21          0.16          0.13
  Book value at year end ................................        11.24         10.03          8.67          7.88          7.02
  Average shares outstanding ............................        1,826         1,798         1,740         1,710         1,689
  Shares outstanding at year end.........................        1,829         1,815         1,764         1,720         1,699
  Dividend payout ratio .................................        21.81%        18.84%        18.53%        16.70%        15.16%

Selected Consolidated Ratios:

  Return on average assets...............................         1.01%         1.11%         1.03%         0.98%         1.07%
  Return on average stockholders' equity ................        13.09%        14.52%        13.77%        12.94%        13.12%
  Average stockholders' equity as
    a percentage of average total assets.................         7.74%         7.67%         7.49%         7.55%         8.19%
  Tier-I capital leverage (2)............................         7.45%         7.87%         7.52%         7.16%         7.75%
  Tier-I risk based capital (3) .........................        10.65%        11.01%        11.16%        10.62%        11.41%
  Total risk based capital (3)...........................        11.90%        12.26%        12.41%        11.87%        12.67%
  Allowance for loan loss to total loans (4).............         1.40%         1.30%         1.30%         1.25%         1.45%
  Nonperforming loans to total loans (4) ................         0.52%         0.45%         0.02%         0.45%         0.69%

Selected Year-end Balances:

  Total assets ..........................................     $278,523      $231,159      $203,072      $185,970      $149,732
  Total loans, net of allowance for loan loss ...........      182,930       169,052       142,196       121,508        99,205
  Total deposits ........................................      255,684       210,135       185,167       170,721       136,215
  Stockholders' equity ..................................       20,553        18,208        15,286        13,549        11,926

_____________

(1) Common share data has been restated to reject a 2 for 1 stock split completed in September, 1997, a 5% stock dividend paid June, 1998, a 3 for 2 stock split completed July 1, 1999, a 5% stock dividend paid October, 1 999, a 5% stock dividend paid November, 2000 and a 5% stock dividend paid November, 2001.

(2) As a percentage of average quarterly assets.
(3) As a percentage of total risk-weighted assets
(4) Total loans are gross loans net of deferred loan fees.

                                 _____________

                                 PAGE THIRTEEN

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2001, 2000 and 1999. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

This annual report contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation's interest rate spread or other income anticipated from operations and investments. As used in this annual report, "we" and "us" and "our" refer to Stewardship Financial Corporation and its consolidated subsidiary, Atlantic Stewardship Bank, depending on the context.

Business of Stewardship Financial Corporation

The Corporation, organized in January 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiary, Stewardship Investment Corp., is now the whollyowned subsidiary of the Corporation.

The Corporation has its main office located in Midland Park, Bergen County, New Jersey and operates six branches located in Ridgewood and Waldwick, Bergen County, New Jersey, Pequannock, Morris County, New Jersey and Hawthorne and two in Wayne, Passaic County, New Jersey. The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio.

Earnings Summary

The Corporation reported net income of $2.6 million, or $1.40 basic earnings per share, for the year ended December 31, 2001, an increase of $138,000, or 5.7%, above the $2.4 million recorded for 2000. Earnings for 2000 had increased $439,000, or 22.2%, over the 1999 earnings of $2.0 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

The return on average assets decreased in 2001 to 1.01% from 1.11% in 2000 and 1.03% in 1999. The return on average equity decreased to 13.09% in 2001 from 14.52% in 2000 and 13.77% in 1999.

                                 _____________

                                 PAGE FOURTEEN

Results of Operations

Net Interest Income

The Corporation's principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interestearning assets funded by noninterest-bearing deposits. The Corporation's principal interest-earning assets are loans made to businesses and individuals, investment securities, and federal funds sold.

In 2001, net interest income, on a tax equivalent basis, increased to $11.1 million from $10.6 million in 2000, an increase of $0.5 million, or 5.1%. This was caused by an increase of $6.1 million, or 12.0%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $1.3 million, or 8.1%, during 2001 to $17.8 million from $16.5 million earned during 2000. The increase was due to an increase in the average volume of interestearning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $32.9 million in 2001, or 16.0%, over the 2000 amount with average loans attributing to $24.7 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace.

Interest expense increased $805,000 or 13.6%, during 2001 to $6.7 million. The increase was due to an increase in average interest-bearing liabilities of $26.7 million, or 17.3%, to $181.0 million during 2001. Yields on interest-bearing liabilities decreased to 3.72% during 2001 from 3.84% during 2000. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $5.6 million, or 12.5%, to $50.7 million during 2001.

In 2000, net interest income, on a tax equivalent basis, increased to $10.6 million from $9.1 million in 1999, an increase of $1.5 million, or 16.1%. Interest income, on a tax equivalent basis, increased $2.7 million, or 19.4%, during 2000 to $16.5 million from $13.8 million earned in 1999. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $23.8 million in 2000, or 13.1%, over the 1999 amount. Interest expense increased $1.2 million or 25.9%, during 2000. The increase was due to an increase in rates paid on interest-bearing liabilities and an increase in average interest-bearing liabilities. Average noninterest-bearing demand deposits increased $6.1 million, or 15.7%, to $45.1 million during 2000.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2001, 2000 and 1999 presented herein,
(1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 2001, 2000 and 1999. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                 ____________

                                 PAGE FIFTEEN

                                                      2001                            2000                        1999
                                          ---------------------------  -------------------------------  --------------------------
                                                                Average                        Average                     Average
                                                     Interest    Rates               Interest  Rates             Interest  Rates
                                           Average   Income/    Earned/  Average     Income/   Earned/  Average  Income/   Earned/
                                           Balance   Expense     Paid    Balance     Expense   Paid     Balance  Expense   Paid
                                          --------   -------    -------  -------     -------   -------  -------  -------   -------
                                                                              (Dollars in thousands)
Assets
Interest-earning assets:
Loans (1) ...........................      $180,926   $14,836   8.20%    $156,186   $13,418    8.59%  $134,723   $11,097   8.24%
Taxable investment securities (1)            26,328     1,616   6.14       25,140     1,634    6.50     24,643     1,480   6.01
Tax-exempt investment
  securities (1)(2) .................        16,007       904   5.65       14,231       827    5.81     13,511       790   5.85
Other interest-earning assets .......        15,036       490   3.26        9,860       626    6.35      8,760       450   5.14
                                          ---------   -------            --------   -------           --------   -------
Total interest-earning assets .......       238,297    17,846   7.49      205,417    16,505    8.03    181,637    13,817   7.61
                                                      -------                       -------                      -------
Non-interest-earning assets:
Allowance for loan losses ...........        (2,423)                       (2,056)                      (1,696)
Other assets ........................        16,572                        14,071                       12,278
                                           --------                      --------                     --------
Total assets ........................      $252,446                      $217,432                     $192,219
                                           ========                      ========                     ========

Liabilities and Stockholders' Equity

Interest-bearing liabilities:
Interest-bearing demand
   deposits . . . . . . . . . . . . . . .  $ 79,965   $  2,038  2.55%    $ 70,734   $ 2,230    3.15%  $ 68,395   $ 2,002   2.93%
Savings deposits. . . . . . . . . . . .      22,704        319  1.41       21,328       328    1.54     21,230       327   1.54
Time deposits . . . . . . . . . . . . .      77,180      4,323  5.60       60,818     3,296    5.42     46,577     2,313   4.97
Borrowing . . . . . . . . . . . . . . .       1,107         49  4.43        1,339        70    5.23      1,420        65   4.58
                                           --------   --------           --------   -------           --------   -------
Total interest-bearing liabilities . .      180,956      6,729  3.72      154,219     5,924    3.84    137,622     4,707   3.42
                                                      --------                      -------                      -------
Non-interest-bearing liabilities:
Demand deposits. . . . . . . . . . .         50,702                        45,088                       38,955
Other liabilities . . . . . . . . . . . .     1,256                         1,453                        1,249
Stockholders' equity . . . . . . . . .       19,532                        16,672                       14,393
                                           --------                      --------                     --------
Total liabilities and stockholders'
  equity . . . . . . . . . . . . . . .     $252,446                      $217,432                     $192,219
                                           ========                      ========                     ========
Net interest income (taxable
  equivalent basis) . . . . . . . . .                 $ 11,117                      $10,581                      $ 9,110
                                                      ========                      =======                      =======

Net interest spread (taxable
  equivalent basis) . . . . . . . . .                           3.77%                          4.19%                       4.19%
                                                                =====                          =====                       =====

Net yield on interest-earning
  assets (taxable equivalent
  basis) (3) . . . . . . . . . . . . .                          4.67%                          5.15%                       5.02%
                                                                =====                          =====                       =====

_______________

(1) For purpose of these calculations, nonaccruing loans are included in the average balance. Fees are included in loan interest. Loans and total interest-earning assets are net of unearned income. Securities are included at amortized cost. Tax equivalent adjustments are based on a marginal tax rate of 34% and the provisions of Section 291 of the Internal Revenue Code.

(2) The tax equivalent adjustments are based on a marginal tax rate of 34% and the provisions of Section 291 of the Internal Revenue Code.

(3) Net interest income (taxable equivalent basis) divided by average interest-earning assets.

                                 ____________

                                 PAGE SIXTEEN

The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields earned and rates paid on such assets and liabilities on a tax equivalent basis. The table reflects the extent to which changes in the Corporation's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                                                               2001 Versus 2000                     2000 Versus 1999
                                                     --------------------------------      --------------------------------
                                                                                  (In thousands)

                                                        Increase (Decrease)                    Increase (Decrease)
                                                         Due to Change in                       Due to Change in
                                                     ----------------------                 ---------------------
                                                        Volume       Rate        Net           Volume      Rate       Net
                                                     -----------   --------    -------      -----------  --------    ------

Interest income:
   Loans ........................................      $2,050       $(632)      $1,418        $1,828      $493       $2,321
   Taxable investment securities ................          75         (93)         (18)           30       124          154
   Tax-exempt investment securities .............         101         (24)          77            42        (5)          37
   Federal funds sold ...........................         246        (382)        (136)           61       115          176
                                                       ------      ------       ------        ------      ----       ------
     Total interest-earning assets...............       2,472      (1,131)       1,341         1,961       727        2,688
Interest expense:
   Interest-bearing demand deposits..............      $  268       $(460)      $ (192)       $   70      $158       $  228
   Savings deposits .............................          20         (29)          (9)            2        (1)           1
   Time deposits ................................         913         114        1,027           757       226          983
   Borrowings ...................................         (11)        (10)         (21)           (4)        9            5
                                                       ------      ------       ------        ------      ----       ------
     Total interest-bearing liabilities .........       1,190        (385)         805           825       392        1,217
                                                       ------      ------       ------        ------      ----       ------
Net change in net interest income ...............      $1,282       $(746)      $  536        $1,136      $335       $1,471
                                                       ======      ======       ======        ======      ====       ======

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

The loan loss provision totaled $420,000 in 2001 representing a 2.4% increase from the 2000 provision of $410,000. The 2000 provision increased 20.6% from the 1999 provision of $340,000.

Noninterest Income

Noninterest income increased $416,000, or 32.5%, to $1.7 million during the year ended December 31, 2001, when compared with $1.3 million during the 2000 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $295,000 to $1.3 million for the year ended December 31, 2001 due to an expanding customer base. Gain on sales of mortgage loans increased $128,000 to $178,000 for 2001 due to an increase in the volume of loans originated for sale.

Noninterest income increased by $188,000, or 17.2%, to $1.3 million during the year ended December 31, 2000, when compared with $1.1 million during the 1999 period. The increase resulted primarily from an increase in fees and service charges offset by a volume related decrease in gain on sales of mortgage loans.

                                 ______________

                                 PAGE SEVENTEEN

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $721,000, or 9.5%, to $8.3 million for the year ended December 31, 2001, compared to $7.6 million for the same period in 2000. Salaries and employee benefits, the major component of noninterest expense, increased $487,000, or 13.6%. The increase was due primarily to additions to staff for deposit operations and accounting departments, staffing for the new branch office opened May 2001 in Pequannock and general merit and salary increases. Data processing expense increased $88,000 due to the outsourcing of the item processing function and the support of the online banking product.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $351,000 for the year ended December 31, 2001, an increase of $31,000, or 9.7%, over the same period in 2000.

Noninterest expense increased $879,000, or 13.2%, to $7.6 million for the year ended December 31, 2000, compared to $6.7 million for the same period in 1999. Increases in salaries and employee benefits were primarily a result of additional personnel. Increases in data processing and consulting fees were attributed to the implementation of an internet banking system and the development of a strategic plan during 2000.

Financial Condition

Total assets at December 31, 2001 were $278.5 million, an increase of $47.4 million, or 20.5%, over the $231.2 million at December 31, 2000. This increase in assets reflects, among other things, a $20.4 million increase in cash and cash equivalents, a $13.9 million increase in net loans held for portfolio and an increase of $14.5 million in securities held to maturity offset by a decrease of $5.2 million in securities available for sale.

Loan Portfolio

The Corporation's loan portfolio at December 31, 2001, net of allowance for loan losses, totaled $182.9 million, an increase of $13.9 million, or 8.2%, over the $169.1 million at December 31, 2000. Commercial real estate mortgage loans consisting of $72.3 million, or 38.9% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $7.8 million from $64.5 million, or 12.1% of the total commercial real estate portfolio at December 31, 2000. Residential mortgage loans increased $1.7 million and commercial loans increased $2.5 million. The growth in the loan portfolio was slower than in prior years due to the overall trends in the economy experienced in 2001. The residential real estate market in northern New Jersey was strong due to the declining rate environment and the Corporation continued its policy of selling the majority of its fixed rate residential real estate loans in the secondary market. The Corporation's loans are made primarily to businesses and individuals located in the State of New Jersey. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2001, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions. The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market.

                                 _____________

                                 PAGE EIGHTEEN

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                                                   December 31,
                                                         -----------------------------------------------------------
                                                           2001         2000           1999         1998        1997
                                                         ---------    ---------      ---------    ---------   ---------
                                                                                    (In thousands)
Real estate mortgage:
  Residential......................................       $  36,394    $  34,652    $  31,716    $  24,784    $ 20,305
  Commercial ......................................          72,262       64,473       53,609       46,375      35,035
Commercial loans ..................................          32,871       30,326       21,838       18,995      17,826

Consumer loans:
  Installment (1)..................................          35,961       35,011       32,110       29,290      23,659
  Home equity .....................................           7,944        6,699        4,742        3,593       3,551
  Other............................................             243          234          175          126         414
                                                          ---------    ---------    ---------    ---------    --------
Total loans........................................         185,675      171,395      144,190      123,163     100,790
Less: Allowance for loan losses ...................           2,602        2,223        1,874        1,542       1,462
      Deferred loan fees ..........................             143          120          120          113         123
                                                          ---------    ---------    ---------    ---------    --------
Net loans .........................................       $ 182,930    $ 169,052    $ 142,196    $ 121,508    $ 99,205
                                                          =========    =========    =========    =========    ========

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of loans as of December 31, 2001 by contractual maturity:

                                                 After 1 Year
                                    Within    But Within    After
                                    1 Year    5 Years      5 Years     Total
                                   --------  ------------  -------    ---------
                                              (In thousands)
Real estate mortgage ...........   $  6,459  $ 20,010     $  82,187  $ 108,656
Commercial .....................     11,906    19,648         1,317     32,871
Consumer .......................        730    14,511        28,907     44,148
                                   --------  --------     ---------  ---------
Total loans ....................   $ 19,095  $ 54,169     $ 112,411  $ 185,675
                                   ========  ========     =========  =========

The following table sets forth the dollar amount of all loans due one year or more after December 31, 2001, which have predetermined interest rates or floating or adjustable interest rates:

                                                       Floating or
                                       Predetermined   Adjustable
                                            Rates        Rates         Total
                                       -------------   ------------  ----------
                                                      (In thousands)
Real estate mortgage ...............      $ 50,905     $ 51,292      $ 102,197
Commercial .........................        10,029       10,936         20,965
Consumer ...........................        32,493       10,925         43,418
                                          --------     --------      ---------
Total ..............................      $ 93,427     $ 73,153      $ 166,580
                                          ========     ========      =========

Asset Quality

The Corporation's principal earning asset is its loan portfolio. Inherent in the lending function is the risk of deterioration in a borrower's ability to repay loans under existing loan agreements. Management realizes that because of this risk, reserves are maintained to absorb potential loan losses. In determining the adequacy of the allowance for loan losses, management of the Corporation considers the risks inherent in its loan

                                 _____________

                                 PAGE NINETEEN
portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. Although management attempts to establish a reserve sufficient to offset potential losses in the portfolio, changes in economic conditions, regulatory policies and borrower's performance could require future changes to the allowance.

The Corporation utilizes a two tier approach by (1) identifying problem loans and allocating specific loss allowances on such loans and (2) establishing a general valuation allowance on the remainder of its loan portfolio. The Corporation maintains a loan review system that allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such a system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Allocations of specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loss experience, composition of loan portfolio, current economic conditions and management's judgment.

The Corporation's accounting policies are set forth in Note 1 to the audited financial statements. The application of certain of these policies require significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the Northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation's control. The allowance for loan losses represents 1.4% total loans, or 2.68 times non-performing loans at December 31, 2001, compared with 1.3% of total loans or 2.91 times non-performing loans at December 31, 2000. In management's opinion, the allowance for loan losses totaling $2.6 million is adequate to cover losses inherent in the portfolio at December 31, 2001.

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, and other real estate owned. The Corporation's loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans that have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments. All other real estate owned was sold during 1998.

                                 ___________

                                 PAGE TWENTY

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding five years:

                                                                               December 31,
                                                        ---------------------------------------------------------------------
                                                          2001            2000            1999            1998         1997
                                                        --------        --------        --------        --------     --------
                                                                               (Dollars in thousands)

Nonaccrual loans: (1)
  Commercial real estate ...........................      $    77        $   --       $    --      $    --         $    40
  Commercial .......................................           --           728            --           --              --
  Consumer..........................................           86            --            --            4              --
                                                          -------        ------       -------      -------         -------
    Total nonaccrual loans..........................          163           728            --            4              40
                                                          -------        ------       -------      -------         -------

Loans past due ninety days or more and accruing: (2)
  Commercial .......................................           14            18            --           64              --
  Consumer..........................................            8            --            --           --               4
                                                          -------        ------       -------      -------         -------
    Total loans past due ninety days or more and
      accruing .....................................           22            18            --           64               4
                                                          -------        ------       -------      -------         -------

Restructured loans:
  Commercial .......................................          357            19            25          480             612
  Consumer..........................................          430            --            --           --              40
                                                          -------       -------       -------      -------         -------
    Total restructured loans........................          787            19            25          480             652
                                                          -------        ------       -------      -------         -------
Total nonperforming loans ..........................      $   972        $  765       $    25      $   548         $   696
                                                          =======        ======       =======      =======         =======
Other real estate owned, net........................           --            --            --           --             229
                                                          -------        ------       -------      -------         -------
Total nonperforming assets .........................      $   972        $  765       $    25      $   548         $   925
                                                          =======        ======       =======      =======         =======
Nonaccrual loans to total gross loans ..............         0.09%         0.42%         0.00%        0.00%           0.04%
Nonperforming loans to total gross loans ...........         0.52%         0.45%         0.02%        0.45%           0.69%
Nonperforming loans to total assets ................         0.35%         0.33%         0.01%        0.29%           0.47%
Nonperforming assets to total assets ...............         0.35%         0.33%         0.01%        0.29%           0.62%
Allowance for loan losses to nonperforming loans ...       267.70%       290.59%     7,493.62%      281.53%         209.96%

______________

(1) There were no restructured loans classified as nonaccrual.

(2) There were approximately $14,000 in restructured loans classified as loans past due ninety days or more and accruing at December 31, 2001.

                                  _____________

                                 PAGE TWENTY-ONE

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the mount of loans charged off and the amount of loan recoveries:

                                                               2001          2000          1999         1998         1997
                                                              -------       -------       -------      -------      -------
                                                                                  (Dollars in thousands)
Balance at beginning of period ............................   $ 2,223       $ 1,874       $ 1,542      $ 1,462      $ 1,353
Loans charged off:
  Commercial...............................................        --            37            11          113            2
  Consumer ................................................        49            29            26            7           17
                                                              -------       -------       -------      -------      -------
    Total loans charged off ...............................        49            66            37          120           19
                                                              -------       -------       -------      -------      -------
Recoveries of loans previously charged off:
  Commercial real estate...................................        --            --            12           --            1
  Commercial ..............................................         5             5             5           --            4
  Consumer ................................................         3            --            12           --            3
                                                              -------       -------       -------      -------      -------
    Total recoveries of loans previously charged off ......         8             5            29           --            8
                                                              -------       -------       -------      -------      -------

Net loans charged off (recovered) .........................        41            61             8          120           11
Provisions charged to operations ..........................       420           410           340          200           120
                                                              -------       -------       -------      -------      -------

Balance at end of period ..................................   $ 2,602       $ 2,223       $ 1,874      $ 1,542      $ 1,462
                                                              =======       =======       =======      =======      =======

Net charge offs (recoveries) during the period
  to average loans outstanding during the period ..........      0.02%         0.04%         0.01%        0.11%       0.01%
                                                              =======       =======       =======      =======      ======

Balance of allowance for loan losses at the
  end of year to gross year end loans .....................      1.40%         1.30%         1.30%        1.25%       1.45%
                                                              =======       =======       =======      =======      ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                                      2001                            2000                      1999
                                             ----------------------------   ------------------------   ----------------------
                                                               Percent                    Percent                  Percent
                                             Amount          to Total (1)   Amount      to Total (1)   Amount    to Total (1)
                                             ------          ------------   ------      -----------    ------    ------------
                                                                            (Dollars in thousands)
Real estate--residential ............          $  316           19.6%      $  278          20.2%       $  246       22.0%
Real estate--commercial .............             857           38.9%         699          37.6%          562       37.2%
Commercial ..........................             849           17.7%         741          17.7%          623       15.1%
Consumer ............................             580           23.8%         505          24.5%          443       25.7%
                                               ------          -----       ------         -----        ------      -----

  Total allowance for loan
    losses ..........................          $2,602          100.0%      $2,223         100.0%       $1,874      100.0%
                                               ======          =====       ======         =====        ======      =====


                                  _____________

                                 PAGE TWENTY-TWO

                                                                1998                     1997
                                                      -------------------------  -------------------------
                                                                     Percent                  Percent
                                                      Amount       to Total (1)   Amount    to Total (1)
                                                      -------     -------------  --------  ---------------
                                                                  (Dollars in thousands)
Real estate--residential .........................      $  195        20.1%       $  175       20.1%
Real estate--commercial ..........................         479        37.7%          404       34.8%
Commercial .......................................         479        15.4%          576       17.7%
Consumer .........................................         389        26.8%          307       27.4%
                                                        ------       -----        ------      -----
  Total allowance for loan losses ................      $1,542       100.0%       $1,462      100.0%
                                                        ======       =====        ======      =====

(1) Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale decreased to $12.5 million at December 31, 2001, from $17.7 million at December 31, 2000, a decrease of $5.2 million, or 29.1%. Securities held to maturity increased $14.5 million, or 62.0%, to $37.9 million at December 31, 2001 from $23.4 million at December 31, 2000.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:

                                                                                December 31,
                                                    -------------------------------------------------------------------------
                                                          2001                      2000                     1999
                                                    ---------------------      --------------------     ---------------------
                                                    Amount        Percent      Amount       Percent     Amount         Percent
                                                    ------        -------      ------       -------     ------         -------
                                                                                (Dollars in Thousands)

Securities available for sale:
  U.S. Treasury .............................        $   514        4.1%       $ 2,006       11.3%       $ 1,990         11.8%
  U.S. Government agencies ..................          4,169       33.2%         9,313       52.6%         7,728         46.0%
  Obligations of state and
    political subdivisions ..................          1,081        8.6%         1,063        6.0%           853          5.1%
  Mortgage-backed securities ................          6,785       54.1%         5,321       30.1%         6,231         37.1%
                                                     -------      -----        -------      -----        -------        -----
Total .......................................        $12,549      100.0%       $17,703      100.0%       $16,802        100.0%
                                                     =======      =====        =======      =====        =======        =====
Securities held to maturity:
  U.S. Treasury .............................        $ 1,517        4.0%       $   749        3.2%       $   749          3.6%
  U.S. Government agencies ..................          7,894       20.8%         6,778       29.0%         5,847         28.0%
  Obligations of state and
   political subdivisions ...................         16,470       43.5%        14,067       60.1%        12,870         61.7%
  Mortgage-backed securities ................         11,991       31.7%         1,789        7.7%         1,396          6.7%
                                                     -------      -----        -------      -----        -------        -----
Total .......................................        $37,872      100.0%       $23,383      100.0%       $20,862        100.0%
                                                     =======      =====        =======      =====        =======        =====

                                  ______________

                                 PAGE TWENTY-THREE

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2001:

                                                                           After 1 Year        After 5 Years
                                                                  Within   But Within           But Within      After
                                                                  1 Year     5 Years              10 Years     10 Years   Total
                                                                  ------   ------------       ------------     --------   -------
                                                                                         (Dollars in thousands)
U.S. Treasury :
  Carrying value ..........................................      $  514          $     --        $   --        $   --     $  514
  Yield ...................................................        5.82%               --            --            --       5.82
U.S. Government agencies :
  Carrying value ..........................................          --             2,017           740         1,412      4,169
  Yield ...................................................          --              4.83%         7.86%         6.62%      5.97%
Obligations of state and political subdivisions :
  Carrying value ..........................................         254               827            --            --      1,081
  Yield ...................................................        3.73%             4.46%           --            --       4.29%
Mortgage-backed securities :
  Carrying value ..........................................           9                --           943         5,833      6,785
  Yield ...................................................        5.07%               --          4.81%         5.70%      5.58%
                                                                 ------          --------        ------        ------    -------
Total carrying value ......................................      $  777          $  2,844        $1,683        $7,245    $12,549
                                                                 ======          ========        ======        ======    =======
Weighted average yield ....................................        5.13%             4.72%         6.15%         5.88%      5.61%
                                                                 ======          ========        ======        ======    =======

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2001:


                                                                           After 1 Year   After 5 Years
                                                                  Within    But Within     But Within     After
                                                                  1 Year     5 Years        10 Years    10 Years   Total
                                                                 --------  -------------  ------------  --------  --------
                                                                                  (Dollars in thousands)
U.S. Treasury :
  Carrying value ...........................................     $   --     $ 1,012        $  505      $   --      $ 1,517
  Yield ....................................................         --        4.78%         4.58%         --         4.71%
U.S. Government agencies :
  Carrying value ...........................................         --       3,898         3,747         249        7,894
  Yield ....................................................         --        5.65%         5.63%       6.48%        5.66%
Obligations of state and political subdivisions :
  Carrying value ...........................................      2,537      11,939         1,994          --       16,470
  Yield ....................................................       3.94%       3.98%         3.95%         --         3.97%
Mortgage-backed securities :
  Carrying value ...........................................        953         909         1,487       8,642       11,991
  Yield ....................................................       5.97%       5.62%         5.20%       5.77%        5.70%
                                                                 ------     -------        ------      ------      -------
Total carrying value .......................................     $3,490     $17,758        $7,733      $8,891      $37,872
                                                                 ======     =======        ======      ======      =======
Weighted average yield .....................................       4.49%       4.48%         5.05%       5.79%        4.90%
                                                                 ======     =======        ======      ======      =======

                                  _____________

                                 PAGE TWENTY-FOUR

Deposits

Corporation deposits at December 31, 2001 totaled $255.7 million, an increase of $45.5 million, or 21.7%, over the comparable period of 2000, when deposits totaled $210.1 million. The Corporation attributes this increase to competitive products and services, the introduction of its seventh branch office in Pequannock, New Jersey and the economic environment which existed in the fourth quarter of 2001. The Pequannock branch, opened May 2001, offered the first opportunity to expand into Morris County and attract a new customer base.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                  December 31,
                                     ---------------------------------------------------------------------------
                                             2001                     2000                     1999
                                     ---------------------      ---------------------      ---------------------
                                       Amount      Percent        Amount      Percent        Amount      Percent
                                     --------      -------      --------      -------      --------      -------
                                                                (Dollars in thousands)
Noninterest-bearing demand .......   $ 57,581        22.5%      $ 48,768        23.2%      $ 41,359        22.3%
Interest-bearing demand ..........     91,694        35.9%        70,797        33.7%        68,123        36.8%
Saving deposits...................     25,748        10.1%        20,829         9.9%        21,005        11.4%
Time deposits ....................     80,661        31.5%        69,741        33.2%        54,680        29.5%
                                     --------      -------      --------      -------      --------      -------
Total ............................   $255,684       100.0%      $210,135       100.0%      $185,167       100.0%
                                     ========      =======      ========      =======      ========      =======

As of December 31, 2001, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

Three months or less ...................   $3,343
Four months through six months .........    2,603
Seven months through twelve months .....    4,436
Over twelve months .....................    5,530
                                          -------
   Total ...............................  $15,912
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

The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not

                                 ____________

                               PAGE TWENTY-FIVE
cost effective, and therefore, has focused its efforts on increasing the Corporation's yield-cost spread through retail growth opportunities.

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2001. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, balances are placed in the "2002" category.

                                    Average
                                    Interest                                                                            Fair
                                     Rate       2002      2003      2004      2005      2006    Thereafter    Balance   Value
                                   -------    --------  -------   -------   -------   -------   ----------    -------   --------
                                                                       (Dollars in thousands)
Interest-Sensitive Assets:
  Federal funds sold............     1.11%    $17,550   $    --   $    --   $    --   $    --     $     --    $17,550    $17,550
  Commercial paper .............     1.88%      1,991        --        --        --        --           --      1,991      1,991
  Interest-bearing due from
    banks .....................      0.85%         68        --        --        --        --           --         68         68
Other interest-earning assets..      1.94%      2,507        --        --        --        --           --      2,507      2,507
Loans:
  Real estate mortgage .........     7.85%     12,628    13,656    11,135     5,560     8,463       57,214    108,656    109,215
  Commercial....................     6.98%     14,574     5,340     6,115     2,536     3,595          711     32,871     32,978
  Consumer .....................     7.32%      8,272     5,884     4,564     3,639     3,953       17,836     44,148     44,659
  Investment securities (1).....     5.07%     13,618     5,447     4,562     3,640     3,930       20,109     51,306     51,544

Interest-Sensitive Liabilities
  Savings ......................     1.02%     25,748        --        --        --        --           --     25,748     25,748
  Interest-bearing .............     1.36%     91,694        --        --        --        --           --     91,694     91,694
  Time deposits ................     5.02%     49,523    18,918     5,538     5,275     1,144          263     80,661     82,562
  Repurchase agreements ........     4.00%        655        --        --        --        --           --        655        655

------------------

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

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2001. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories

                                 __________

                               PAGE TWENTY-SIX
of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                            More than
                                                           Three Months
                                          Three Months      Through           After           Noninterest
                                            or Less         One Year        One Year          Sensitive       Total
                                         -------------    -------------    -------------    -------------    --------
                                                                  (Dollars in thousands)
Assets:
  Loans:
    Real estate mortgage .............     $ 11,732          $ 7,495         $89,429           $     --      $108,656
    Commercial........................       23,286            2,477           7,108                 --        32,871
    Consumer .........................        9,055            5,203          29,890                 --        44,148
  Mortgage loans held for sale .......        3,239               --              --                 --         3,239
  Investment securities (1) ..........        5,544           10,348          35,414                 --        51,306
  Federal funds sold .................       17,550               --              --                 --        17,550
  Other assets .......................        4,566               --              --             16,187        20,753
                                           --------         --------        --------           --------      --------
      Total assets ...................     $ 74,972         $ 25,523        $161,841           $ 16,187      $278,523
                                           --------         --------        --------           --------      --------
Source of funds:
  Savings ............................     $     --         $ 25,748        $     --           $     --      $ 25,748
  Interest-bearing ...................       91,694               --              --                 --        91,694
  Time deposits ......................       15,590           33,214          31,857                 --        80,661
  Repurchase agreements ..............           --              655              --                 --           655
  Other liabilities ..................           --               --              --             59,212        59,212
  Stockholders' equity ...............           --               --              --             20,553        20,553
                                           --------         --------        --------           --------      --------
      Total source of funds...........     $107,284         $ 59,617        $ 31,857           $ 79,765      $278,523
                                           --------         --------        --------           --------      --------
  Interest rate sensitivity gap ......     $(32,312)        $(34,094)       $129,984           $(63,578)
                                           ========         ========       =========           ========
  Cumulative interest rate sensitivity
    gap...............................     $(32,312)        $(66,406)        $ 63,578          $     --
                                           ========         ========        =========          ========
  Ratio of GAP to total assets .......        (11.6%)          (12.2%)           46.6%            (22.8%)
                                           ========         ========        =========          ========
  Ratio of cumulative GAP assets to
    total assets .....................        (11.6%)          (23.8%)           22.8%               --
                                           ========         ========        =========          ========

-----------------

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                _____________

                              PAGE TWENTY-SEVEN

                                                                        Year Ended December 31,
                                                                 -----------------------------------
                                                                   2001          2000          1999
                                                                 -------       -------       -------
                                                                           (In thousands)
Cash and cash equivalents--beginning .......................     $13,696       $16,895       $16,999
Operating activities:
  Net income ...............................................       2,558         2,420         1,981
  Adjustments to reconcile net income to net cash
    provided by operating activities .......................      (1,961)           --         1,834
                                                                 -------       -------       -------
Net cash provided by operating activities ..................         597         2,420         3,815
Net cash used in investing activities ......................     (24,727)      (30,959)      (19,075)
Net cash provided by financing activities ..................      44,508        25,340        15,156
                                                                 -------       -------       -------
Net (decrease) increase in cash and cash equivalents .......      20,378        (3,199)         (104)
                                                                 -------       -------       -------
Cash and cash equivalents--ending ..........................     $34,074       $13,696       $16,895
                                                                 =======       =======       =======

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2001, the Corporation has outstanding loan commitments of $15.2 million and unused lines and letters of credit totaling $41.4 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2001, totaled $49.7 million. Management believes that a significant portion of such deposits will remain with the Corporation.

Capital

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2001. The Bank's Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                    -------------------------------------
                                     Required       Actual        Excess
                                    -------------------------------------
Risk-based capital:
  Tier 1 ........................      4.00%        10.65%        6.65%
  Total. ........................      8.00%        11.90%        3.90%
Leverage ratio* .................      4.00%         7.45%        3.45%

------------
* The minimum leverage ratio set by the FRB is 3.00%. Institutions, which are not "top-rated", will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

                                 _____________

                               PAGE TWENTY-EIGHT

New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of condition of Stewardship Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                                   /s/ KPMG LLP


January 29, 2002
                                 ____________

                               PAGE TWENTY-NINE

                              Stewardship Financial Corporation and Subsidiary Consolidated Statements of Financial Condition

                                                                                    December 31,
                                                                             -----------------------------------
                                                                                     2001              2000
                                                                             -----------------------------------
Assets
  Cash and due from banks .............................................         $ 11,958,000       $ 8,918,000
  Other interest-earning assets .......................................            4,566,000           528,000
  Federal funds sold. .................................................           17,550,000         4,250,000
                                                                             -----------------------------------
    Cash and cash equivalents .........................................           34,074,000        13,696,000
  Securities available for sale (note 2). .............................           12,549,000        17,703,000
  Securities held to maturity; estimated fair value
    of $38,110,000 (2001) and $23,336,000 (2000) (note 3) .............           37,872,000        23,383,000
  FHLB-NY stock, at cost ..............................................              885,000           770,000
  Loans, net of allowance for loan losses of $2,602,000 (2001)
    and $2,223,000 (2000) (notes 4 and 5) .............................          182,930,000       169,052,000
  Mortgage loans held for sale. .......................................            3,239,000           303,000
  Premises and equipment, net (note 6) ................................            3,663,000         2,948,000
  Accrued interest receivable .........................................            1,508,000         1,574,000
  Intangible assets, net of accumulated amortization of $441,000 and
    $393,000 at December 31, 2001 and 2000 respectively ...............              309,000           357,000
  Other assets (note 13) ..............................................            1,494,000         1,373,000
                                                                             -----------------------------------
        Total assets ..................................................         $278,523,000      $231,159,000
                                                                             ===================================

Liabilities and Stockholders' equity

Liabilities
  Deposits: (note 7)
    Noninterest-bearing ...............................................         $ 57,581,000      $ 48,768,000
    Interest-bearing ..................................................          198,103,000       161,367,000
                                                                             -----------------------------------
        Total deposits ................................................          255,684,000       210,135,000
  Securities sold under agreements to repurchase (note 8) .............              655,000         1,337,000
  Accrued expenses and other liabilities ..............................            1,631,000         1,479,000
                                                                             -----------------------------------
        Total liabilities .............................................          257,970,000       212,951,000
                                                                             -----------------------------------
  Commitments and contingencies (note 14) .............................                   --                --

Stockholders' equity (notes 9 and 15)
  Common stock, no par value; 5,000,000 shares authorized;
    1,829,231 and 1,728,692 shares issued and outstanding at
    December 31, 2001 and 2000, respectively. .........................           12,638,000        10,863,000
  Retained earnings ...................................................            7,886,000         7,457,000
  Accumulated other comprehensive gain (loss), net. ...................               29,000          (112,000)
                                                                             -----------------------------------
       Total Stockholders' equity .....................................           20,553,000        18,208,000
                                                                             -----------------------------------

       Total liabilities and Stockholders' equity .....................         $278,523,000      $231,159,000
                                                                             ===================================

See accompanying notes to consolidated .nancial statements.

                                    _______

                                  PAGE THIRTY

               Stewardship Financial Corporation and Subsidiary
                      Consolidated Statements of Income

                                                                                Year Ended December 31,
                                                                --------------------------------------------------
                                                                       2001             2000             1999
                                                                --------------------------------------------------
Interest income:
  Loans ....................................................       $14,836,000      $13,417,000      $11,093,000
  Securities held to maturity:
    Taxable. ...............................................           765,000          615,000          552,000
    Nontaxable .............................................           609,000          552,000          538,000
  Securities available for sale. ...........................           895,000        1,127,000          999,000
  Other interest-earning assets ............................           490,000          562,000          406,000
                                                                --------------------------------------------------
        Total interest income ..............................        17,595,000       16,273,000       13,588,000
                                                                --------------------------------------------------
Interest expense:
  Deposits (note 7) ........................................         6,680,000        5,854,000        4,642,000
  Borrowed money. ..........................................            49,000           70,000           65,000
                                                                --------------------------------------------------
        Total interest expense .............................         6,729,000        5,924,000        4,707,000
                                                                --------------------------------------------------
  Net interest income before provision for loan losses .....        10,866,000       10,349,000        8,881,000
  Provision for loan losses (note 4) .......................           420,000          410,000          340,000
                                                                --------------------------------------------------
  Net interest income after provision for loan losses ......        10,446,000        9,939,000        8,541,000
                                                                --------------------------------------------------
Noninterest income:
  Fees and service charges .................................         1,345,000        1,050,000          854,000
  Gain on calls and sales of securities, net ...............             3,000               --            4,000
  Gain on sales of mortgage loans. .........................           178,000           50,000           87,000
  Miscellaneous ............................................           169,000          179,000          146,000
                                                                --------------------------------------------------
        Total noninterest income ...........................         1,695,000        1,279,000        1,091,000
                                                                --------------------------------------------------
Noninterest expense:
  Salaries and employee benefits (note 10) .................         4,061,000        3,574,000        3,215,000
  Occupancy, net (note 14) .................................           586,000          540,000          480,000
  Equipment ................................................           523,000          428,000          424,000
  Data processing ..........................................           560,000          472,000          381,000
  Advertising ..............................................           154,000          215,000          193,000
  FDIC insurance premium. ..................................            39,000           37,000           24,000
  Amortization of intangible assets ........................            48,000           52,000           57,000
  Other real estate owned expense ..........................                --               --           (2,000)
  Charitable contributions .................................           351,000          320,000          252,000
  Stationery and supplies ..................................           188,000          174,000          242,000
  Miscellaneous ............................................         1,769,000        1,746,000        1,413,000
                                                                --------------------------------------------------
        Total noninterest expenses .........................         8,279,000        7,558,000        6,679,000
                                                                --------------------------------------------------
  Income before income tax expense .........................         3,862,000        3,660,000        2,953,000
  Income tax expense (note 13) .............................         1,304,000        1,240,000          972,000
                                                                --------------------------------------------------
  Net income ...............................................       $ 2,558,000      $ 2,420,000      $ 1,981,000
                                                                ==================================================
  Basic earnings per share (note 12) .......................             $1.40            $1.35            $1.14
                                                                ==================================================
  Diluted earnings per share (note 12) .....................             $1.39            $1.33            $1.12
                                                                ==================================================
  Cash dividends per share .................................             $0.30            $0.25            $0.21
                                                                ==================================================
  Weighted average number of common shares
    outstanding (note 12) ..................................         1,826,371        1,798,466        1,740,104
                                                                ==================================================
  Weighted average number of diluted common
    shares outstanding (note 12) ...........................         1,846,688        1,814,843        1,764,479
                                                                ==================================================

See accompanying notes to consolidated financial statements.

                                  ___________

                                PAGE THIRTY-ONE

               Stewardship Financial Corporation and Subsidiary
          Consolidated Statements of Changes in Stockholders' Equity

                                                                  Years Ended December 31, 2001, 2000, and 1999
                                              ------------------------------------------------------------------------------------
                                                                                                          Accumulated
                                                                                                             Other
                                                   Common Stock                      Treasury Stock      Comprehensive
                                              -----------------------   Retained   --------------------  Income/(Loss),
                                                  Shares      Amount    Earnings    Shares      Amount       Net          Total
                                              ------------------------------------------------------------------------------------
Balance--December 31, 1998 ................    1,485,427  $ 6,645,000  $6,867,000        --     $     --   $  37,000   $13,549,000
  Cash dividends paid ($.21 per share). ...           --           --    (360,000)                                --      (360,000)
  5% Stock dividend .......................       75,552    1,549,000  (1,556,000)                                --        (7,000)
  Common stock issued under stock plans ...       18,515      342,000          --                                 --       342,000
  Stock options exercised. ................       20,152      224,000          --                                 --       224,000
  Comprehensive income:
    Net income for the year
     ended December 31, 1999 ..............           --           --   1,981,000                                 --     1,981,000
    Unrealized holding losses on securities
      available for sale arising during the
      period (net of tax credit of $276,000)          --           --          --                           (443,000)     (443,000)
                                                                                                                       -----------
  Total comprehensive income ..............                                                                              1,538,000
                                              ------------------------------------------------------------------------------------
Balance--December 31, 1999 ................    1,599,646  $ 8,760,000  $6,932,000        --     $     --   $(406,000)  $15,286,000
  Cash dividends paid ($.25 per share).....           --           --    (455,000)                                --      (455,000)
  5% Stock dividend . .....................       81,993    1,439,000  (1,440,000)                                --        (1,000)
  Common stock issued under stock plans ...       24,294      422,000          --                                 --       422,000
  Stock options exercised. ................       22,759      242,000          --                                 --       242,000
  Comprehensive income:
    Net income for the year
     ended December 31, 2000 ..............           --           --   2,420,000                                 --     2,420,000
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $182,000) ........           --           --          --                            294,000       294,000
                                                                                                                       -----------
  Total comprehensive income ..............                                                                              2,714,000
                                              ------------------------------------------------------------------------------------
Balance--December 31, 2000 ................    1,728,692  $10,863,000  $7,457,000        --     $     --   $(112,000)  $18,208,000
  Cash dividends paid ($.30 per share). ...           --           --    (556,000)       --           --          --      (556,000)
  5% Stock dividend .......................       72,621    1,332,000  (1,573,000)   14,059      239,000          --        (2,000)
  Common stock issued under stock plans ...       22,436      370,000          --     5,941      101,000          --       471,000
  Issuance of stock options at a discount .           --        6,000          --        --           --          --         6,000
  Stock options exercised..................        5,482       67,000          --        --           --          --        67,000
  Repurchase common stock..................           --           --          --   (20,000)    (340,000)         --      (340,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2001................           --           --   2,558,000        --           --          --     2,558,000
  Unrealized holding gains on securities
    available for sale arising during the
    period (net tax of $87,000)............           --           --          --        --           --     141,000       141,000
                                                                                                                       -----------
  Total comprehensive income...............                                                                              2,699,000
                                              ------------------------------------------------------------------------------------
Balance--December 31, 2001 ................    1,829,231  $12,638,000  $7,886,000        --     $     --   $  29,000   $20,553,000
                                              ====================================================================================

See accompanying notes to consolidated financial statements

                             __________

                           PAGE THIRTY-TWO

               STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Year Ended December 31,
                                                                     -------------------------------------------------
                                                                            2001             2000             1999
                                                                     -------------------------------------------------
Cash flows from operating activities:
Net income ......................................................      $ 2,558,000      $ 2,420,000      $ 1,981,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization of premises and equipment .....          481,000          402,000          411,000
    Amortization of premiums and accretion of discounts, net ....           56,000           26,000           54,000
    Accretion of deferred loan fees .............................          (50,000)         (47,000)         (29,000)
    Provision for loan losses ...................................          420,000          410,000          340,000
    Originations of mortgage loans held for sale ................      (18,007,000)      (5,082,000)      (6,644,000)
    Proceeds from sale of mortgage loans ........................       15,249,000        4,829,000        7,524,000
    Gain on sale of loans .......................................         (178,000)         (50,000)         (87,000)
    Issuance of stock options at a discount .....................            6,000               --               --
    Deferred income tax benefit .................................         (258,000)        (150,000)        (143,000)
    Amortization of intangible assets ...........................           48,000           52,000           57,000
    Decrease (increase) in accrued interest receivable ..........           66,000         (321,000)         (23,000)
    Decrease (increase) in other assets .........................           55,000         (102,000)         (34,000)
    Increase in other liabilities ...............................          151,000           33,000          408,000
                                                                     -------------------------------------------------
        Net cash provided by operating activities ...............          597,000        2,420,000        3,815,000
                                                                     -------------------------------------------------
Cash flows from investing activities:
  Purchase of securities available for sale .....................       (5,675,000)      (1,404,000)      (6,627,000)
  Proceeds from maturities and principal repayments
    on securities available for sale ............................        3,083,000        1,001,000        3,205,000
  Proceeds from sales and calls on securities available for sale.        8,005,000               --        4,469,000
  Purchase of securities held to maturity .......................      (24,173,000)      (4,039,000)      (5,635,000)
  Proceeds from maturities and principal repayments on
    securities held to maturity .................................        3,159,000        1,470,000        3,542,000
  Proceeds from calls of securities held to maturity ............        6,440,000               --        3,703,000
  Purchase of FHLB-NY stock .....................................         (115,000)        (107,000)        (106,000)
  Net increase in loans .........................................      (14,248,000)     (27,219,000)     (21,000,000)
  Additions to premises and equipment ...........................       (1,203,000)        (661,000)        (626,000)
                                                                     -------------------------------------------------
        Net cash used in investing activities ...................      (24,727,000)     (30,959,000)     (19,075,000)
                                                                     -------------------------------------------------
Cash flows from financing activities:
  Net increase in noninterest-bearing deposits ..................        8,813,000        7,409,000        2,125,000
  Net increase in interest-bearing deposits .....................       36,737,000       17,559,000       12,321,000
  Net (decrease) increase in securities sold
    under agreement to repurchase ...............................         (682,000)         164,000          511,000
  Cash dividends paid on common stock ...........................         (558,000)        (456,000)        (367,000)
  Purchase of treasury stock ....................................         (340,000)              --               --
  Exercise of stock options......................................           67,000          242,000          224,000
  Issuance of common stock ......................................          471,000          422,000          342,000
                                                                     -------------------------------------------------
        Net cash provided by financing activities ...............       44,508,000       25,340,000       15,156,000
                                                                     -------------------------------------------------
  Net increase (decrease) in cash and cash equivalents...........       20,378,000       (3,199,000)        (104,000)
  Cash and cash equivalents--beginning ..........................       13,696,000       16,895,000       16,999,000
                                                                     -------------------------------------------------
  Cash and cash equivalents--ending..............................      $34,074,000      $13,696,000      $16,895,000
                                                                     =================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest ........................        6,697,000        5,595,000        4,613,000
  Cash paid during the year for income taxes ....................        1,164,000        1,353,000          955,000

See accompanying notes to consolidated financial statements.

                                 ____________

                               PAGE THIRTY-THREE

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

Cash and cash equivalents

Cash and cash equivalents include cash and due from banks, commercial paper, interest-bearing deposits in other banks, money market funds and federal funds sold. Generally, federal funds are sold for one-day periods.

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

                                ____________

                              PAGE THIRTY-FOUR

Mortgage loans held for sale

Mortgage loans held for sale are reported at the lower of cost or market on an aggregate basis. Mortgage loans held for sale are carried net of deferred fees, which are recognized as income at the time the loans are sold to permanent investors. Gains or losses on the sale of mortgage loans held for sale are recognized at the settlement date and are determined by the difference between the net proceeds and the amortized cost.

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

The Corporation defined the population of impaired loans to include nonaccrual loans, loans more than 90 days past due and restructured loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows.

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

The Corporation utilizes a two tier approach: (1) identification of problem loans and the establishment of specific loss allowances on such loans; and (2) establishment of general allowances on the remainder of its loan portfolio based on historical loss experience and other economic data management believes relevant. The Corporation maintains a loan review system, which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

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

                                ____________

                              PAGE THIRTY-FIVE

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

Other Comprehensive Income

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2001, 2000 and 1999 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

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

                                ____________

                              PAGE THIRTY-SIX

Diluted earnings per share is computed similar to that of the basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued.

All share and per share amounts have been restated to reflect a 3 for 2 stock split in July, 1999, a 5% stock dividend paid October, 1999, and a 5% stock dividend paid November, 2000 and a 5% stock dividend paid November, 2001.

Intangible assets

Intangible assets are comprised of goodwill and core deposit intangibles. Goodwill represents the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a purchase acquisition completed in 1995 and amounted to $263,000 and $295,000 at December 31, 2001 and December 31, 2000, respectively, and is amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $46,000 and $62,000 at December 31, 2001 and December 31, 2000, respectively, and is amortized on an accelerated basis over a period of twelve years.

                                ____________

                              PAGE THIRTY-SEVEN

Note 2. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:

                                                                               December 31, 2001
                                                                ---------------------------------------------------
                                                                   Amortized       Gross Unrealized     Carrying
                                                                                  ------------------
                                                                      Cost         Gains     Losses       Value
                                                                ---------------------------------------------------
U.S. Treasury:
     Within one year........................................         $ 500,000    $ 14,000   $    --     $ 514,000
U.S. Government agencies:
     After one but within five years........................         1,999,000      21,000     3,000     2,017,000
     After five years.......................................         2,136,000      40,000    24,000     2,152,000
                                                                ---------------------------------------------------
                                                                     4,135,000      61,000    27,000     4,169,000
                                                                ---------------------------------------------------
Obligations of state and political subdivisions:
     Within one year........................................           251,000       3,000        --       254,000
     After one but within five years........................           802,000      25,000        --       827,000
                                                                ---------------------------------------------------
                                                                     1,053,000      28,000        --     1,081,000
                                                                ---------------------------------------------------
Mortgage-backed securities:
     Within one year..........................................           9,000          --        --         9,000
     After five years.........................................        6,807,000      58,000    89,000     6,776,000
                                                                ---------------------------------------------------
                                                                     6,816,000      58,000    89,000     6,785,000
                                                                ---------------------------------------------------
                                                                   $12,504,000    $161,000  $116,000   $12,549,000
                                                                ===================================================


                                                                               December 31, 2001
                                                                ---------------------------------------------------
                                                                   Amortized       Gross Unrealized     Carrying
                                                                                  ------------------
                                                                      Cost         Gains     Losses       Value
                                                                ---------------------------------------------------
U.S. Treasury:
     Within one year........................................        $ 1,501,000    $ 2,000   $ 1,000   $ 1,502,000
     After one but within five years........................            500,000      4,000        --       504,000
                                                                ---------------------------------------------------
                                                                      2,001,000      6,000     1,000     2,006,000
                                                                ---------------------------------------------------
U.S. Government agencies:
     After one but within five years........................          4,998,000     13,000    35,000     4,976,000
     After five years.......................................         4,490,000     30,000   183,000     4,337,000
                                                                ---------------------------------------------------
                                                                      9,488,000     43,000   218,000     9,313,000
                                                                ---------------------------------------------------
Obligations of state and political subdivisions:
     After one but within five years........................          1,060,000      5,000     2,000     1,063,000
     Mortgage-backed securities:
     Within one year........................................              3,000         --        --         3,000
     After one but within five years........................            213,000         --      2,000      211,000
     After five years.......................................          5,120,000     28,000     41,000    5,107,000
                                                                ---------------------------------------------------
                                                                      5,336,000     28,000     43,000    5,321,000
                                                                ---------------------------------------------------
                                                                    $17,885,000   $ 82,000   $264,000  $17,703,000
                                                                ===================================================


Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2001 and 1999 were $8,005,000 and $4,469,000 respectively. No cash proceeds were realized from sales and calls of securities available for sale for the year ended December 31, 2000. Gross gains totaling $1,000 and no losses were realized on sales and calls of securities during the year ended December 31, 2001. No gains or losses were realized on calls or sales during 2000. Gross gains totaling $8,000 and gross losses totaling $4,000 were realized on sales and calls of securities during the year ended December 31, 1999.

There were no securities available for sale pledged to secure public deposits at December 31, 2001 and 2000. See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

                                ____________

                              PAGE THIRTY-EIGHT

Note 3. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:

                                                                                 December 31, 2001
                                                                ---------------------------------------------------
                                                                   Carrying      Gross  Unrealized    Estimated
                                                                                -------------------
                                                                    Value        Gains      Losses    Fair Value
                                                                ---------------------------------------------------
U.S. Treasury:
     After one but within five years.......................        $ 1,012,000  $ 19,000   $  8,000    $ 1,023,000
     After five years......................................            505,000        --     11,000        494,000
                                                                ---------------------------------------------------
                                                                     1,517,000    19,000     19,000      1,517,000
                                                                ---------------------------------------------------
U.S. Government agencies:
     After one but within .ve years........................          3,898,000    74,000         --      3,972,000
     After five years......................................          3,996,000    21,000     22,000      3,995,000
                                                                ---------------------------------------------------
                                                                     7,894,000    95,000     22,000      7,967,000
                                                                ---------------------------------------------------
Obligations of state and political subdivisions:
     Within one year.......................................          2,537,000    37,000         --      2,574,000
     After one but within .ve years........................         11,939,000   255,000     40,000     12,154,000
     After five years......................................          1,994,000    16,000     14,000      1,996,000
                                                                ---------------------------------------------------
                                                                    16,470,000   308,000     54,000     16,724,000
                                                                ---------------------------------------------------
Mortgage-backed securities:
     Within one year.......................................            953,000     6,000         --        959,000
     After one but within .ve years........................            909,000     2,000      4,000        907,000
     After five years......................................         10,129,000    33,000    126,000     10,036,000
                                                                ---------------------------------------------------
                                                                    11,991,000    41,000    130,000     11,902,000
                                                                ---------------------------------------------------
                                                                   $37,872,000  $463,000   $225,000    $38,110,000
                                                                ===================================================

                                                                                 December 31, 2001
                                                                ---------------------------------------------------
                                                                   Carrying      Gross  Unrealized    Estimated
                                                                                -------------------
                                                                    Value        Gains      Losses    Fair Value
                                                                ---------------------------------------------------
U.S. Treasury:
     After one but within five years.......................       $   749,000  $  4,000  $     --    $   753,000
U.S. Government agencies:
     Within one year.......................................            16,000        --        --         16,000
     After one but within five years.......................         4,566,000     7,000    40,000      4,533,000
     After five years......................................         2,196,000    12,000    27,000      2,181,000
                                                                    6,778,000    19,000    67,000      6,730,000
Obligations of state and political subdivisions:
     Within one year........................................        1,861,000     5,000        --      1,866,000
     After one but within five years........................       10,887,000    41,000    64,000     10,864,000
     After five years.......................................        1,319,000    11,000     9,000      1,321,000
                                                                   14,067,000    57,000    73,000     14,051,000
Mortgage-backed securities:
     Within one but within five years.......................          377,000        --        --        377,000
     After five years.......................................        1,412,000    17,000     4,000      1,425,000
                                                                    1,789,000    17,000     4,000      1,802,000
                                                                  $23,383,000  $ 97,000  $144,000    $23,336,000

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.
Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 2001 and 1999 were $6,440,000 and $3,703,000 respectively.
No cash proceeds were realized from calls of securities held to maturity for the year ended December 31, 2000. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2001. There were no gains or losses realized on calls during 2000 and 1999. The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the years ended December 31, 2001 and 2000 were $1,005,000 and $749,000 respectively. See also Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

                                ____________

                              PAGE THIRTY-NINE

Note 4. LOANS

The loan portfolio consisted of the following:


                                                                                                     December 31,
                                                                                ---------------------------------------------
                                                                                      2001                     2000
                                                                                ---------------------------------------------

Mortgage:
  Residential................................................................       $ 36,394,000             $ 34,652,000
  Commercial.................................................................         72,262,000               64,473,000
Commercial...................................................................        32,871,000               30,326,000
Equity.......................................................................          7,944,000                6,699,000
Installment..................................................................         35,961,000               35,011,000
Other........................................................................            243,000                  234,000
                                                                                ---------------------------------------------
      Total loans............................................................        185,675,000              171,395,000
                                                                                ---------------------------------------------
Less: Deferred loan fees.....................................................            143,000                  120,000
      Allowance for loan losses..............................................          2,602,000                2,223,000
                                                                                ---------------------------------------------
                                                                                       2,745,000                2,343,000
                                                                                ---------------------------------------------
Loans, net...................................................................       $182,930,000             $169,052,000
                                                                                =============================================

At December 31, 2001, 2000 and 1999, loans serviced by the Corporation for the benefit of others totaled approximately $4,761,000, $9,818,000, and $6,665,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                                                               December 31,
                                                                                ------------------------------------------
                                                                                   2001           2000         1999
                                                                                ------------------------------------------
Balance, beginning..........................................................     $ 2,223,000  $   1,874,000  $ 1,542,000
Provision charged to operations.............................................         420,000        410,000      340,000
Recoveries of loans charged off.............................................           8,000          5,000       29,000
Loans charged off...........................................................         (49,000)       (66,000)     (37,000)
                                                                                ------------------------------------------
Balance, ending.............................................................     $ 2,602,000  $   2,223,000  $ 1,874,000
                                                                                ==========================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2001 and 2000, these loans aggregated approximately $741,000 and $870,000, respectively. During the year ended December 31, 2001, new loans totaling $318,000 were granted and repayments totaled approximately $447,000. The loans, at December 31, 2001, were current as to principal and interest payments, and do not involve more than normal risk of collectibility.

                                ____________

                                 PAGE FORTY

Note 5. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                                                           December 31,
                                                                                ---------------------------------------
                                                                                    2001                    2000
                                                                                ---------------------------------------

Nonaccrual loans.............................................................   $     163,000             $   728,000
Loans past due ninety days or more and accruing..............................          22,000                  18,000
Restructured loans...........................................................         787,000                  19,000
                                                                                ---------------------------------------
          Total nonperforming loans..........................................         972,000                 765,000
Total nonperforming assets...................................................   $     972,000             $   765,000
                                                                                =======================================


At December 31, 2001, approximately $14,000 of loans past due ninety days or more and accruing interest had been restructured.

The following information is presented for assets classified as nonaccrual and restructured:

                                                                                      Year ended December 31,
                                                                                  ------------------------------------
                                                                                   2001        2000         1999
                                                                                  ------------------------------------

Income that would have been recorded under
  contractual terms.........................................................      $    14,000 $    79,000  $    3,000
Less interest income received...............................................            7,000      25,000       2,000
                                                                                  ------------------------------------
Lost income on nonperforming assets at year end.............................      $     7,000 $    54,000  $    1,000
                                                                                  ====================================

Impaired loans consisted of the following:


                                                                                        December 31,
                                                                              ---------------------------------------
                                                                                2001                     2000
                                                                              ---------------------------------------
Impaired Loans
  With related allowance for loan loss.................................       $   534,000                $   728,000
  Without related allowance for loan loss..............................           438,000                     18,000
                                                                              ---------------------------------------
Total impaired loans...................................................       $   972,000                $   746,000
                                                                              =======================================
Related allowance for possible credit losses...........................       $   205,000                $   172,000
                                                                              =======================================
Average investment in impaired loans...................................       $   984,000                $   792,000
                                                                              =======================================
Interest recognized on impaired loans..................................       $    42,000                $    24,000
                                                                              =======================================

Note 6. PREMISES AND EQUIPMENT, NET

                                                                                               December 31,
                                                                                    ---------------------------------------
                                                                                       2001                     2000
                                                                                    ---------------------------------------

Land........................................................................        $  1,189,000             $  1,105,000
Buildings and improvements..................................................           2,053,000                1,494,000
Leasehold improvements......................................................             483,000                  463,000
Furniture, fixtures and equipment...........................................           2,991,000                2,457,000
                                                                                    ---------------------------------------
                                                                                       6,716,000                5,519,000
Less accumulated depreciation and amortization..............................           3,053,000                2,571,000
                                                                                    ---------------------------------------
Total premises & equipment, net.............................................        $  3,663,000             $  2,948,000
                                                                                    =======================================

                               ____________

                              PAGE FORTY-ONE

Note 7. DEPOSITS


                                                        December 31, 2001                 December 31, 2000
                                                      --------------------------------------------------------
                                                      Weighted                          Weighted
                                                       Average                           Average
                                                        Rate                 Amount       Rate       Amount
                                                      --------------------------------------------------------

Noninterest-bearing demand.......................           0%           $ 57,581,000        0%  $ 48,768,000
NOW accounts.....................................        0.77%             30,138,000     1.35%    22,336,000
Money market accounts............................        1.65%             61,556,000     4.04%    48,461,000
                                                      --------------------------------------------------------
Total interest-bearing demand....................        1.36%             91,694,000     3.19%    70,797,000
Statement savings and clubs......................        1.02%             23,693,000     1.50%    18,924,000
Business savings.................................        0.97%              2,055,000     1.50%     1,905,000
                                                      --------------------------------------------------------
Total savings....................................        1.02%             25,748,000     1.50%    20,829,000
IRA investment and variable rate savings.........        5.24%             13,982,000     5.67%    11,578,000
Money market certificates........................        4.98%             66,679,000     5.84%    58,163,000
                                                      --------------------------------------------------------
Total certificates of deposit....................        5.02%             80,661,000     5.81%    69,741,000
                                                      --------------------------------------------------------
Total interest-bearing deposits..................        2.81%            198,103,000     4.10%   161,367,000
                                                      --------------------------------------------------------
Total deposits...................................        2.17%           $255,684,000     3.15%  $210,135,000
                                                      ========================================================

Certificates of deposit with balances of $100,000 or more at December 31, 2001 and 2000, totaled approximately $15,912,000 and $13,105,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $808,000, $609,000, and $378,000, for the years ended December 31, 2001, 2000 and 1999, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                                                         December 31,
                                                                               -------------------------------------
                                                                                  2001                   2000
                                                                               -------------------------------------
One year or less..........................................................      $49,711,000             $42,490,000
After one to three years..................................................       24,456,000              23,789,000
After three years.........................................................        6,494,000               3,462,000
                                                                               -------------------------------------
                                                                                $80,661,000             $69,741,000
                                                                               =====================================

Note 8. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 2001 and 2000, securities sold under agreements to repurchase were collateralized by U. S. Treasury and agency securities having a carrying value of approximately $2,606,000 and $2,102,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                                                                      December 31,
                                                                                        ----------------------------------
                                                                                           2001                   2000
                                                                                        ----------------------------------

Balance............................................................................      $  655,000             $1,337,000
Weighted average interest rate.....................................................            4.00%                  5.56%
Average length of maturity.........................................................       365 days               207 days
Maximum amount outstanding at any month end during
  the year..........................................................................     $1,252,000             $1,459,000
Average amount outstanding during the year..........................................     $1,088,000             $1,339,000
Average interest rate during the year...............................................           4.52%                  5.21%

                               ____________

                              PAGE FORTY-TWO

Note 9. REGULATORY CAPITAL REQUIREMENTS

Regulations of the Federal Reserve Bank require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2001, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank has substantially similar capital regulations promulgated by the FDIC.

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

Management believes that, as of December 31, 2001, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the Federal Reserve Bank minimum capital adequacy requirements and the Federal Reserve Bank requirements for classification as a well capitalized institution:

                                                                       Federal Reserve Bank Requirements
                                                                  ------------------------------------------------
                                                                     Minimum Capital          For Classification
                                                     Actual               Adequacy           as Well Capitalized
                                               -------------------  ---------------------  -----------------------
                                                Amount      Ratio    Amount        Ratio     Amount        Ratio
                                               --------  ---------  ----------  ---------  ------------  ---------

December 31, 2001
Leverage (Tier 1) capital....................   20,216,000   7.45%   10,852,000    4.00%     13,565,000     5.00%
Risk-based capital:
   Tier 1....................................   20,216,000  10.65%    7,594,000    4.00%     11,391,000     6.00%
   Total.....................................   22,591,000  11.90%   15,187,000    8.00%     18,984,000    10.00%

December 31, 2000
Leverage (Tier 1) capital....................   17,963,000   7.87%    9,131,000    4.00%     11,413,000     5.00%
Risk-based capital:
   Tier 1....................................   17,963,000  11.01%    6,524,000    4.00%      9,786,000     6.00%
   Total.....................................   20,004,000  12.26%   13,048,000    8.00%     16,310,000    10.00%

                               ____________

                              PAGE FORTY-THREE

Note 10. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2001, 2000 and 1999 amounted to approximately $167,000, $205,000 and $166,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2001, 2000 and 1999 amounted to approximately $42,000, $39,000 and $31,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. On a semiannual basis, the fiduciary will purchase shares for each participant. The Corporation may, at its discretion, contribute an amount (not to exceed 10% of fair market value of the shares purchased) toward the purchase of the shares, thereby reducing the purchase price to all participating employees below the fair market value of the shares. Total stock purchases amounted to 1,394 and 1,611 shares during 2001 and 2000, respectively.

                               ____________

                              PAGE FORTY-FOUR

Note 11. STOCK-BASED COMPENSATION

At December 31, 2001, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for nonemployee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 2000 and 2001, utilizing alternative plans.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 4,181 and 4,217 shares during 2001 and 2000, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 82,047 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire between five and ten years from the date of grant and are subject to a vesting schedule. There were no options granted during 2001. A summary of the status of the qualified stock options as of December 31, 2001 and 2000 and changes during the years then ended on those dates is presented below:

                                                            2001                  2000
                                                   ----------------------------------------------
                                                                Weighted-             Weighted-
                                                                Average               Average
                                                                Exercise              Exercise
                                                     Shares      Price     Shares      Price
                                                   ----------------------------------------------
Outstanding at beginning of year.................    36,281     $12.21     30,561     $11.24
Granted..........................................        --         --      5,898      17.23
Exercised........................................        --         --        179      12.43
Forfeited........................................        --         --         --         --
                                                   ----------------------------------------------
Outstanding at end of year.......................    36,281     $12.21     36,281     $12.21
Options exercisable at year end..................    22,943                15,415
Weighted-average fair value of options
  granted during the year........................      $ --                 $4.90

                               ____________

                              PAGE FORTY-FIVE

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2001:

                                                                      Options Outstanding
                                                 ------------------------------------------------------------
                                                                                     Weighted-
                                                    Number        Weighted-Avg.       Average      Number
                                                  Outstanding       Remaining         Exercise    Exercisable
                                                   at 12/31/01    Contractual Life     Price      at 12/31/01
                                                 ------------------------------------------------------------
Range of Exercise Prices:
  $ 9 -11.....................................       21,769             5.39          $10.15       17,393
  $11 -13.....................................        3,647             6.14           11.52        2,188
  $13 -15.....................................           --               --              --           --
  $15 -17.....................................        4,967             5.35           15.76        2,182
  $17 -19.....................................        5,898             8.13           17.23        1,180
                                                 ------------------------------------------------------------
  $ 9 -19.....................................       36,281             5.90          $12.21       22,943
                                                 ============================================================


The Stock Option Plan for Non-employee Directors has also reserved 82,047 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 7,457 shares of common stock.

No option may be exercised more than five years after the date of its grant. The options were issued with an exercise price of $9.64, 95% of the fair market value on the date the options were granted. During 2001, the remaining shares available under this plan, 7,457 shares were granted to a new director. These shares were issued with an exercise price of $17.08, 95% of the fair market value on the date the options were granted. As a result of the discount, $6,000 was charged to noninterest expense for 2001. Options to purchase 5,731 and 24,915 shares were exercised in 2001 and 2000, respectively.

In May 2001, the shareholders approved the 2001 Stock Option Plan for Non-employee Directors that would have allowed the Corporation to grant a maximum of 5,250 shares to each director. The plan reserved 63,000 shares of common stock for issuance. Options were granted on May 8, 2001 totaling 52,500 shares with an exercise price of $15.83 per share. The weighted average fair value of the options granted was $6.68. Options are exercisable 20% each year for five years beginning May, 2002. No option may be exercised more than ten years after the date of its grant.

The Corporation applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data). There were no options granted during 2001.

                                                                                       2001        2000        1999
                                                                                 -----------------------------------------
Net Income:
  As reported....................................................................    $2,558,000   $2,420,000  $1,981,000
  Pro forma......................................................................     2,541,000    2,403,000   1,964,000

Earnings per share:
  As reported Basic earnings per share...........................................    $     1.40   $     1.35  $     1.14
  As reported Diluted earnings per share.........................................          1.39         1.33        1.12
  Pro forma Basic earnings per share.............................................          1.39         1.34        1.13
  Pro forma Diluted earnings per share...........................................          1.38         1.32        1.11

Weighted average fair value of options granted
  during year....................................................................    $     6.68    $     4.90  $     5.72

                               ____________

                              PAGE FORTY-SIX

The fair value of options granted for employees and non-employee directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                                                             Non-employee
                                                                               Directors        Employee          Employee
                                                                             Stock Options    Stock Options    Stock Options
                                                                                 2001              2000             1999
                                                                            --------------------------------------------------
Dividend yield.......................................................               1.62%          1.57%             1.25%
Expected volatility..................................................              39.76%         20.27%            23.63%
Risk-free interest rate..............................................               5.07%          5.16%             6.65%
Expected Life........................................................             7 years        7 years           7 years
Fair value at grant date.............................................               $6.68          $4.90             $5.72

There were no options granted to employees during 2001.

Note 12. EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2001, 2000 and 1999:

                                                                                     2001        2000        1999
                                                                                -------------------------------------
Net income....................................................................    $2,558,000  $2,420,000  $1,981,000
                                                                                -------------------------------------
Income available to common stockholders, basic and diluted ...................     2,558,000   2,420,000   1,981,000
                                                                                =====================================

Weighted average common shares outstanding--basic ............................     1,826,371   1,798,466   1,740,104
Effect of dilutive securities--stock options .................................        20,317      16,377      24,375
                                                                                -------------------------------------
Weighted average common shares outstanding--diluted ..........................     1,846,688   1,814,843   1,764,479
                                                                                =====================================

Note 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                                 Year ended December 31,
                                                         --------------------------------------
                                                              2001        2000        1999
                                                         --------------------------------------
Current tax expense:
  Federal..............................................   $ 1,180,000   $1,134,000  $  883,000
  State................................................       295,000      280,000     226,000
                                                         --------------------------------------
                                                            1,475,000    1,414,000   1,109,000

Deferred tax benefit:
  Federal..............................................      (146,000)    (148,000)   (117,000)
  State................................................       (25,000)     (26,000)    (20,000)
                                                         --------------------------------------
                                                             (171,000)    (174,000)   (137,000)
                                                         --------------------------------------
                                                          $ 1,304,000   $1,240,000  $  972,000
                                                         ======================================

                               ____________

                              PAGE FORTY-SEVEN

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                                      Year ended December 31,
                                                                              -------------------------------------------
                                                                                  2001            2000         1999

                                                                              -------------------------------------------
Federal income tax..........................................................   $1,313,000     $1,244,000      $1,004,000
Add (deduct) effect of:
   State income taxes, net of federal income tax effect.....................      178,000        168,000         136,000
   Nontaxable interest income...............................................     (250,000)      (225,000)       (213,000)
   Other items, net.........................................................       63,000         53,000          45,000
                                                                              -------------------------------------------
Effective federal income taxes..............................................   $1,304,000     $1,240,000      $  972,000
                                                                              ===========================================

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                         December 31,
                                                                                 -----------------------------
                                                                                      2001              2000
                                                                                 -----------------------------
Deferred tax assets/liabilities:
   Allowance for loan losses...................................................    $1,039,000      $ 888,000
   Allowance for losses on investments.........................................        14,000         19,000
   Unrealized (gains) losses on securities.....................................       (18,000)        69,000
   Core deposit intangible amortization........................................        27,000         28,000
   Nonaccrual loan interest....................................................         3,000         22,000
   Depreciation................................................................        89,000         49,000
   Other.......................................................................         6,000          2,000
                                                                                  ----------------------------
Net deferred tax assets/liabilities............................................    $1,160,000     $1,077,000
                                                                                  ============================

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

At December 31, 2001, the Corporation had mortgage commitments to extend credit aggregating approximately $4.7 million at fixed rates averaging 6.29% and $706,000 floating rate loans. Of these loan commitments, $4.0 million fixed and $706,000 floating will be sold to investors upon closing. Commercial, construction and home equity loan commitments of approximately $8.2 million were extended with floating

                               ____________

                              PAGE FORTY-EIGHT
rates currently averaging 6.48% and $1.6 million were extended at fixed interest rates averaging 7.14%. All commitments were due to expire within approximately 90 days.

Additionally, at December 31, 2001, the Corporation was committed for approximately $41.0 million of unused lines of credit, consisting of $10.6 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $11.9 million relating to credit cards, and $18.5 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby letters of credit aggregated approximately $419,000 at December 31, 2001, of which all expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rentals under long-term operating lease for branch offices amounted to approximately $264,000 and $262,000 during the years ended December 31, 2001 and 2000 respectively. At December 31, 2001, the minimum rental commitments on the noncancelable leases with an initial term of one year and expiring thereafter is as follows:

Year Ending                                     Minimum
December 31                                       Rent
-----------                                   ------------
   2002..................                      $ 256,000
   2003..................                        240,000
   2004..................                        139,000
   2005..................                        120,000
   2006..................                        104,000
Thereafter...............                         52,000
                                               -----------
                                               $ 911,000
                                               ===========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

                               ____________

                              PAGE FORTY-NINE

Note 15. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2001, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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

                                                                            December 31
                                                        ---------------------------------------------------
                                                                 2001                     2000
                                                        ------------------------   ------------------------
                                                         Carrying    Estimated     Carrying   Estimated
                                                          Amount     Fair Value     Amount    Fair Value
                                                        ------------------------   ------------------------
                                                                      (Dollars in thousands)
Financial assets:
   Cash and cash equivalents...........................  $ 34,074     $ 34,074      $ 13,696    $ 13,696
   Securities available for sale.......................    12,549       12,549        17,703      17,703
   Securities held to maturity.........................    37,872       38,110        23,383      23,336
   FHLB-NY stock.......................................       885          885           770         770
   Net loans...........................................   182,930      186,852       169,052     168,486
   Mortgage loans held for sale........................     3,239        3,239           303         303

Financial liabilities:
   Deposits............................................   255,684      257,585       210,135     210,145
   Securities sold under agreements to repurchase......       655          655         1,337       1,337

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

                               ____________

                                PAGE FIFTY

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

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2001 and 2000, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2001 and 2000 were not material.

Limitations

The preceding fair value estimates were made at December 31, 2001 and 2000, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2001 and 2000, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

                               ____________

                              PAGE FIFTY-ONE

Note 17. PARENT COMPANY ONLY
The Corporation, formed in November, 1996, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2001 and 2000 are presented below:

                                                                                   Year ended December 31,
                                                                           --------------------------------------------
Condensed Statements of Financial Condition
                                                                                2001                          2000
                                                                           --------------------------------------------
   Assets
   Cash and due from banks ..........................................      $    138,000                   $     68,000
   Securities available for sale ....................................                --                        101,000
   Securities held to maturity ......................................           350,000                        250,000
   Investment in subsidiary .........................................        20,026,000                     17,797,000
   Accrued interest receivable ......................................             7,000                          9,000
   Other assets .....................................................            70,000                         65,000
                                                                           --------------------------------------------
      Total assets...................................................      $ 20,591,000                   $ 18,290,000
                                                                           ============================================
   Liabilities and Stockholders' equity
   Other liabilities.................................................      $     38,000                   $     82,000
   Stockholders' equity .............................................        20,553,000                     18,208,000
                                                                           --------------------------------------------
      Total liabilities and Stockholders' equity ....................      $ 20,591,000                 $   18,290,000
                                                                           ============================================
                                                                                   Year ended December 31,
                                                                           --------------------------------------------
Condensed Statements of Income
                                                                                2001           2000           1999
                                                                           --------------------------------------------
   Interest income--securities available for sale ...................      $      6,000   $      7,000    $      2,000
   Interest income--securities held to maturity .....................            19,000          7,000              --
   Dividend income ..................................................           475,000         13,000          20,000
   Other income .....................................................                --          5,000           6,000
                                                                           --------------------------------------------
      Total income ..................................................           500,000         19,000          28,000
   Other expenses ...................................................            30,000          6,000          88,000
                                                                           --------------------------------------------
   Income before income taxes .......................................           470,000         13,000         (60,000)
   Tax expense (benefit) ............................................                --          5,000         (27,000)
                                                                           --------------------------------------------
   Income before equity in undistributed earnings of subsidiary......           470,000          8,000         (33,000)
   Equity in undistributed earnings of subsidiary ...................         2,088,000      2,412,000       2,014,000
                                                                           --------------------------------------------
   Net income .......................................................      $  2,558,000   $  2,420,000    $  1,981,000
                                                                           ============================================
                                                                                   Year ended December 31,
                                                                           --------------------------------------------
Condensed Statements of Cash Flows
                                                                                2001           2000           1999
                                                                           --------------------------------------------
   Cash flows from operating activities:
    Net income ......................................................      $  2,558,000   $  2,420,000    $  1,981,000
    Adjustments to reconcile net income to
      net cash provided by operating activities:
       Equity in undistributed earnings of subsidiary ...............        (2,088,000)    (2,412,000)     (2,014,000)
       Issuance of stock options at a discount ......................             6,000             --              --
       (Decrease) increase in accrued interest receivable ...........             3,000         (7,000)         (2,000)
       Increase in other assets......................................            (5,000)            --              --
       (Decrease) increase in other liabilities .....................           (44,000)       (16,000)         36,000
                                                                           --------------------------------------------
         Net cash provided (used) by operating activities ...........           430,000        (15,000)          1,000
                                                                           --------------------------------------------
   Cash flows from investing activities:
    Purchase of security available for sale .........................                --             --        (100,000)
    Purchase of security held to maturity ...........................          (100,000)      (250,000)             --
    Proceeds from calls on securities available for sale ............           100,000             --              --
                                                                           --------------------------------------------
        Net cash used in investing activities .......................                --       (250,000)       (100,000)
                                                                           --------------------------------------------
   Cash flows from financing activities:
    Cash dividends paid on common stock .............................          (558,000)      (456,000)       (367,000)
    Exercise of stock options .......................................            67,000        242,000         224,000
    Purchase of Treasury Stock ......................................          (340,000)            --              --
    Issuance of common stock ........................................           471,000        422,000         342,000
                                                                           --------------------------------------------
        Net cash (used) provided by investing activities ............          (360,000)       208,000         199,000
                                                                           --------------------------------------------
   Net increase (decrease) in cash and cash equivalents .............            70,000        (57,000)        100,000
   Cash and cash equivalents--beginning .............................            68,000        125,000          25,000
                                                                           --------------------------------------------
   Cash and cash equivalents--ending ................................      $    138,000   $     68,000    $    125,000
                                                                           ============================================

                               ____________

                              PAGE FIFTY-TWO

Note 18. RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The Corporation adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on financial statements.

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)" (SFAS No.
140). SFAS No. 140 supersedes and replaces the guidance in SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets, sales of financial assets such as receivables, loans and securities; factoring transactions and wash sales; servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions; loan participations; and extinguishment of liabilities. The provisions of SFAS No. 140 were effective for transactions entered into after March 31, 2001. The initial adoption of SFAS No. 140 is not expected to have a material impact on the Corporation's financial statements.

On July 20, 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets" (SFAS No.
142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies the criteria that acquired intangible assets must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with the definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

SFAS No. 142 requires that goodwill and any intangible asset determined to have an indefinite useful life acquired after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre- SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

The Corporation is required to adopt the provisions of SFAS No. 141 immediately. The initial adoption of SFAS No. 141 had no impact on the Corporation's consolidated financial statements. The Corporation is required to adopt SFAS No. 142 effective January 1, 2002. At December 31, 2001, the Corporation has $263,000 in goodwill and $46,000 in core deposit premium with definite useful lives that will continue to be amortized after the adoption of SFAS No. 142.
                               ______________

                              PAGE FIFTY-THREE

Note 19. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2001 and 2000 (dollars in thousands).

                                                                   First    Second   Third    Fourth
                                                                  Quarter  Quarter  Quarter  Quarter  Total
                                                                 ----------------------------------------------
Year ended December 31, 2001:
Interest income ................................................  $ 4,300  $ 4,354  $ 4,518  $ 4,423  $ 17,595
Interest expense ...............................................    1,691    1,738    1,736    1,564     6,729
                                                                 ----------------------------------------------

   Net interest income before provision for loan losses ........    2,609    2,616    2,782    2,859    10,866
Provision for loan losses ......................................      105      115      120       80       420
                                                                 ----------------------------------------------

   Net interest income after provision for loan losses..........    2,504    2,501    2,662    2,779    10,446
Noninterest income .............................................      359      481      390      465     1,695
Noninterest expense ............................................    1,952    2,039    2,041    2,247     8,279
                                                                 ----------------------------------------------

   Net income before income tax expense ........................      911      943    1,011      997     3,862
Federal and state income tax expense ...........................      310      318      344      332     1,304
                                                                 ----------------------------------------------

Net income .....................................................  $   601  $   625  $   667  $   665  $  2,558
                                                                 ==============================================

Basic earnings per share .......................................  $  0.33  $  0.34  $  0.37  $  0.36  $  $1.40
                                                                 ==============================================

Diluted earnings per share .....................................  $  0.33  $  0.34  $  0.36  $  0.36  $  $1.39
                                                                 ==============================================

                                                                   First    Second   Third    Fourth
                                                                  Quarter  Quarter  Quarter  Quarter  Total
                                                                 ----------------------------------------------
Year ended December 31, 2000:
Interest income ................................................  $ 3,736  $ 3,962  $ 4,204  $ 4,371  $ 16,273
Interest expense ...............................................    1,319    1,399    1,535    1,671     5,924
                                                                 ----------------------------------------------

   Net interest income before provision for loan losses ........    2,417    2,563    2,669    2,700    10,349
Provision for loan losses ......................................       90      110      100      110       410
                                                                 ----------------------------------------------

   Net interest income after provision for loan losses..........    2,327    2,453    2,569    2,590     9,939
Noninterest income .............................................      267      363      306      343     1,279
Noninterest expense ............................................    1,809    1,918    1,892    1,939     7,558
                                                                 ----------------------------------------------

   Net income before income tax expense ........................      785      898      983      994     3,660
Federal and state income tax expense ...........................      259      304      338      339     1,240
                                                                 ----------------------------------------------

Net income .....................................................  $   526  $   594  $   645  $   655  $  2,420
                                                                 ==============================================

Basic earnings per share .......................................  $  0.30  $  0.33  $  0.36  $  0.36  $   1.35
                                                                 ==============================================

Diluted earnings per share .....................................  $  0.29  $  0.33  $  0.35  $  0.36  $   1.33
                                                                 ==============================================

                               _____________

                              PAGE FIFTY-FOUR