Form 10KSB, Exhibit 13
STEWARDSHIP FINANCIAL CORP
filed 2003-03-28
CIK 1023860

Ex 13

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                   December 31,
                                                       ------------------------------------------------------------------
                                                         2002           2001           2000          1999          1998
                                                       --------       --------       --------       -------       -------
                                                                  (Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:

    Net interest income ............................    $12,507        $10,866        $10,349        $8,881        $7,495
    Provision for loan losses ......................       (160)          (420)          (410)         (340)         (200)
                                                       --------       --------       --------       -------       -------
    Net interest income after
    provision for loan losses ......................     12,347         10,446          9,939         8,541         7,295
    Noninterest income .............................      2,250          1,695          1,279         1,091         1,008
    Noninterest expense ............................      9,847          8,279          7,558         6,679         5,858
                                                       --------       --------       --------       -------       -------
    Income before income tax expense ...............      4,750          3,862          3,660         2,953         2,445
    Income tax expense .............................      1,634          1,304          1,240           972           798
                                                       --------       --------       --------       -------       -------
    Net income .....................................     $3,116         $2,558         $2,420        $1,981        $1,647
                                                       ========       ========       ========       =======       =======

COMMON SHARE DATA: (1)

    Basic net income ...............................      $1.59          $1.33          $1.28         $1.09         $0.92
    Diluted net income .............................       1.58           1.32           1.27          1.07          0.91
    Cash dividends declared ........................       0.34           0.29           0.24          0.20          0.15
    Book value at year end .........................      12.06          10.70           9.55          8.26          7.50
    Average shares outstanding .....................      1,953          1,918          1,888         1,827         1,796
    Shares outstanding at year end .................      1,975          1,921          1,906         1,852         1,806

    Dividend payout ratio ..........................      21.41%         21.81%         18.84%        18.53%        16.70%

SELECTED CONSOLIDATED RATIOS:

    Return on average assets .......................       1.03%          1.01%          1.11%         1.03%         0.98%
    Return on average stockholders' equity .........      14.01%         13.09%         14.52%        13.77%        12.94%
    Average stockholders' equity as
    a percentage of average total assets ...........       7.36%          7.74%          7.67%         7.49%         7.55%
    Tier-I capital leverage (2) ....................       7.02%          7.45%          7.87%         7.52%         7.16%
    Tier-I risk based capital (3) ..................      10.53%         10.65%         11.01%        11.16%        10.62%
    Total risk based capital (3) ...................      11.74%         11.90%         12.26%        12.41%        11.87%
    Allowance for loan loss to total loans (4) .....       1.24%          1.40%          1.30%         1.30%         1.25%
    Nonperforming loans to total loans (4) .........       0.77%          0.52%          0.45%         0.02%         0.45%

SELECTED YEAR-END BALANCES:

    Total assets ...................................   $331,087       $278,523       $231,159      $203,072      $185,970
    Total loans, net of allowance for loan loss ....    213,579        182,930        169,052       142,196       121,508
    Total deposits .................................    302,735        255,684        210,135       185,167       170,721
    Stockholders' equity ...........................     23,817         20,553         18,208        15,286        13,549

----------
(1) Common share data has been restated to reflect a 5% stock dividend paid June, 1998, a 3 for 2 stock split completed July 1, 1999, a 5% stock dividend paid October, 1999, a 5% stock dividend paid November, 2000, a 5% stock dividend paid November, 2001 and a 5% stock dividend paid November, 2002.

(2)   As a percentage of average quarterly assets.

(3)   As a percentage of total risk-weighted assets.

(4)   Total loans are gross loans net of deferred loan fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2002, 2001 and 2000. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

"Management's Discussion and Analysis of Financial Condition and Results of Operation," is based upon the Corporation's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation's Audited Consolidated Financial Statements for the year ended December 31, 2002 contains a summary of the Corporation's significant accounting policies. Management believes the Corporation's policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application is periodically reviewed with the Audit Committee and the Board of Directors.

The allowance for loan losses is based upon management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the Northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Corporation's control.

OVERVIEW

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

EARNINGS SUMMARY

The Corporation reported net income of $3.1 million, or $1.59 basic earnings per share, for the year ended December 31, 2002, an increase of $558,000, or 21.8%, above the $2.6 million recorded for 2001. Earnings for 2001 had increased $138,000, or 5.7%, over the 2000 earnings of $2.4 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

The return on average assets increased in 2002 to 1.03% from 1.01% in 2001. The return on average equity increased to 14.01% in 2002 from 13.09% in 2001.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The Corporation's principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interest-earning assets funded by noninterest-bearing deposits. The Corporation's principal interest-earning assets are loans made to businesses and individuals, investment securities and federal funds sold.

In 2002, net interest income, on a tax equivalent basis, increased to $12.8 million from $11.1 million in 2001, an increase of $1.7 million, or 15.4%. This was caused by an increase of $10.0 million, or 17.4%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $252,000, or 1.4%, during 2002 to $18.1 million from $17.8 million earned during 2001. The increase was due to an increase in the average volume of interest-earning assets partially offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $47.3 million in 2002, or 19.9%, over the 2001 amount with average loans contributing $17.8 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace.

Interest expense decreased $1.5 million, or 21.7%, during 2002 to $5.3 million. The decrease was due to a declining rate environment partially offset by an increase in average interest-bearing liabilities of $37.4 million, or 20.6%, to $218.3 million during 2002. Yields on interest-bearing liabilities decreased to 2.41% during 2002 from 3.72% during 2001. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $9.1 million, or 17.9%, to $59.8 million during 2002.

In 2001, net interest income, on a tax equivalent basis, increased to $11.1 million from $10.6 million in 2000, an increase of $0.5 million, or 5.1%. Interest income, on a tax equivalent basis, increased $1.3 million, or 8.1%, during 2001 to $17.8 million from $16.5 million earned in 2000. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $32.9 million in 2001, or 16.0%, over the 2000 amount. Interest expense increased $805,000 or 13.6%, during 2001. The increase was due to an increase in average interest-bearing liabilities. Average noninterest-bearing demand deposits increased $5.6 million, or 12.5%, to $50.7 million during 2001.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2002, 2001 and 2000 including, (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 2002, 2001 and 2000. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                                           2002                                 2001
                                               -----------------------------         ------------------------------
                                                                     AVERAGE                               AVERAGE
                                                         INTEREST     RATES                      INTEREST    RATES
                                               AVERAGE    INCOME/    EARNED/          AVERAGE     INCOME/   EARNED/
                                               BALANCE    EXPENSE     PAID            BALANCE     EXPENSE    PAID
                                               --------  --------    -------         ---------   --------  --------
                                                                                       (Dollars in thousands)
ASSETS

Interest-earning assets:
Loans (1) .................................... $198,737   $14,673      7.38%          $180,926   $14,836      8.20%
Taxable investment securities (1) ............   41,026     1,970      4.80             26,328     1,616      6.14
Tax-exempt investment
  securities (1) (2) .........................   19,766     1,075      5.44             16,007       904      5.65
Other interest-earning assets ................   26,106       380      1.46             15,036       490      3.26
                                               --------   -------                     --------   -------
Total interest-earning assets ................  285,635    18,098      6.34            238,297    17,846      7.49
                                                          -------                                -------
Non-interest-earning assets:
Allowance for loan losses ....................   (2,663)                                (2,423)
Other assets .................................   19,424                                 16,572
                                               --------                               --------
Total assets ................................. $302,396                               $252,446
                                               ========                               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing
  demand deposits ............................  $98,503    $1,314      1.33%           $79,965    $2,038      2.55%
Savings deposits .............................   31,486       336      1.07             22,704       319      1.41
Time deposits ................................   87,296     3,592      4.11             77,180     4,323      5.60
Borrowing ....................................    1,030        29      2.82              1,107        49      4.43
                                               --------   -------                     --------   -------
Total interest-bearing
  liabilities ................................   218,315    5,271      2.41            180,956     6,729      3.72
                                                          -------                                -------
Non-interest-bearing liabilities:
Demand deposits ..............................   59,784                                 50,702
Other liabilities ............................    2,047                                  1,256
Stockholders' equity .........................   22,250                                 19,532
                                               --------                               --------
Total liabilities and
  stockholders' equity ....................... $302,396                               $252,446
                                               ========                               ========

Net interest income
  (taxable equivalent basis) .................            $12,827                                $11,117
                                                          =======                                =======

Net interest spread
  (taxable equivalent basis) .................                         3.93%                                  3.77%
                                                                      =====                                  =====

Net yield on interest-earning assets
  (taxable equivalent basis) (3) .............                         4.49%                                  4.67%
                                                                      =====                                  =====

                                                             2000
                                                 -----------------------------
                                                                       AVERAGE
                                                           INTEREST     RATES
                                                 AVERAGE    INCOME/    EARNED/
                                                 BALANCE    EXPENSE     PAID
                                                 --------  --------    -------
ASSETS

Interest-earning assets:
Loans (1) .................................... $156,186   $13,418       8.59%
Taxable investment securities (1) ............   25,140     1,634        6.50
Tax-exempt investment
  securities (1) (2) .........................   14,231       827        5.81
Other interest-earning assets ................    9,860       626        6.35
                                               --------   -------
Total interest-earning assets ................  205,417    16,505        8.03
                                                          -------
Non-interest-earning assets:
Allowance for loan losses ....................   (2,056)
Other assets .................................   14,071
                                                  ------
Total assets ................................. $217,432
                                               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing
  demand deposits ............................  $70,734    $2,230        3.15%
Savings deposits .............................   21,328       328        1.54
Time deposits ................................   60,818     3,296        5.42
Borrowing ....................................    1,339        70        5.23
                                               --------   -------
Total interest-bearing
  liabilities ................................  154,219     5,924        3.84
                                                          -------
Non-interest-bearing liabilities:
Demand deposits ..............................   45,088
Other liabilities ............................    1,453
Stockholders' equity .........................   16,672
                                               --------
Total liabilities and
  stockholders' equity ....................... $217,432
                                               ========

Net interest income
  (taxable equivalent basis) .................            $10,581
                                                          =======

Net interest spread
  (taxable equivalent basis) .................                           4.19%
                                                                        =====

Net yield on interest-earning assets
  (taxable equivalent basis) (3) .............                           5.15%
                                                                        =====

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

                                                                2002 VERSUS 2001                      2001 VERSUS 2000
                                                       ---------------------------------      ---------------------------------
                                                                                    (In thousands)
                                                        INCREASE (DECREASE)                    INCREASE (DECREASE)
                                                         DUE TO CHANGE IN                       DUE TO CHANGE IN
                                                       --------------------                   --------------------
                                                       VOLUME        RATE          NET        VOLUME        RATE          NET
                                                       -------      -------      -------      -------      -------      -------
Interest income:

  Loans ..........................................      $1,388      $(1,551)       $(163)      $2,050        $(632)      $1,418
  Taxable investment securities ..................         761         (407)         354           75          (93)         (18)
  Tax-exempt investment securities ...............         206          (35)         171          101          (24)          77
  Federal funds sold .............................         247         (357)        (110)         246         (382)        (136)
                                                       -------      -------      -------      -------      -------      -------
    Total interest-earning assets ................       2,602       (2,350)         252        2,472       (1,131)       1,341
                                                       -------      -------      -------      -------      -------      -------

Interest expense:

  Interest-bearing demand deposits ...............         399       (1,123)        (724)         268         (460)        (192)
  Savings deposits ...............................         105          (88)          17           20          (29)          (9)
  Time deposits ..................................         517       (1,248)        (731)         913          114        1,027
  Borrowings .....................................          (3)         (17)         (20)         (11)         (10)         (21)
                                                       -------      -------      -------      -------      -------      -------
    Total interest-bearing liabilities............       1,018       (2,476)      (1,458)       1,190         (385)         805
                                                       -------      -------      -------      -------      -------      -------
Net change in net interest income ................      $1,584         $126       $1,710       $1,282        $(746)        $536
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

The loan loss provision totaled $160,000 in 2002 representing a 61.9% decrease from the 2001 provision of $420,000. The 2001 provision increased 2.4% from the 2000 provision of $410,000.

NONINTEREST INCOME

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gain on sales of mortgage loans, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income increased $555,000, or 32.7%, to $2.3 million during the year ended December 31, 2002, when compared with $1.7 million during the 2001 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $444,000 to $1.8 million for the year ended December 31, 2002 due to an increase in the deposit base and income derived from the consumer debit card program. Gain on sales of mortgage loans increased $70,000 to $248,000 for 2002 due to an increase in the volume of loans originated for sale.

Noninterest income increased by $416,000, or 32.5%, to $1.7 million during the year ended December 31, 2001, when compared with $1.3 million during the 2000 period. The increase resulted primarily from an increase in fees and service charges and a volume related increase in gain on sales of mortgage loans.

NONINTEREST EXPENSE

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.6 million, or 18.9%, to $9.8 million for the year ended December 31, 2002, compared to $8.3 million for the same period in 2001. Salaries and employee benefits, the major component of noninterest expense, increased $589,000, or 14.5%. The increase was due primarily to additions to staff for deposit operations and lending departments, staffing for the new branch office opened November, 2002 in Hawthorne and general merit and salary increases. Occupancy and equipment expenses increased $188,000, or 17.0%, primarily due to the increase in our branch facilities. Data processing expense increased $122,000, or 21.8%, due to the increase in our deposit base, the servicing of our consumer debit card product and the enhancements to our online banking and bill payment functions. Advertising expense increased $115,000, or 74.7%, to provide for marketing campaigns for current product enhancements and marketing strategies. Miscellaneous expenses increased $432,000, or 24.4%, due to increased activity in credit card merchant processing, expenses to service the new debit card product, and overall support of the general growth of the Corporation.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $425,000 for the year ended December 31, 2002, an increase of $74,000, or 21.1%, over the same period in 2001.

Noninterest expense increased $721,000, or 9.5%, to $8.3 million for the year ended December 31, 2001, compared to $7.6 million for the same period in 2000. Increases in salaries and employee benefits were primarily a result of additional personnel. Data processing expense increased due to the outsourcing of the item processing function and the support of the online banking product.

INCOME TAXES

Income tax expense totaled $1.6 million for the year ended December 31, 2002, for an effective tax rate of 34.4%, compared to an effective tax rate of 33.8% for the year ended December 31, 2001. On July 1, 2002, the State of New Jersey passed changes to the New Jersey Corporate Business Tax, effective retroactively to January 1, 2002. The provision affecting the Corporation was the increase in the Investment Company tax rate from 2.25% to 2.60% which increased the state tax expense by $17,000.

FINANCIAL CONDITION

Total assets at December 31, 2002 were $331.1 million, an increase of $52.6 million, or 18.9%, over the $278.5 million at December 31, 2001. This increase in assets reflects, among other things, a $30.6 million increase in net loans held for portfolio and an increase of $23.0 million in securities held to maturity.

LOAN PORTFOLIO

The Corporation's loan portfolio at December 31, 2002, net of allowance for loan losses, totaled $213.6 million, an increase of $30.6 million, or 16.8%, over the $182.9 million at December 31, 2001. Commercial real estate mortgage loans consisting of $88.6 million, or 40.9% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $16.3 million from $72.3 million, or 22.6% of the total commercial real estate portfolio at December 31, 2001. Residential mortgage loans increased $3.3 million and commercial loans increased $5.4 million. The residential real estate market in northern New Jersey was strong due to the declining rate environment and the Corporation continued its policy of selling the majority of its fixed rate residential real estate loans in the secondary market.

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2002, except as described above, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                                         DECEMBER 31,
                                                ------------------------------------------------------------
                                                  2002         2001         2000         1999         1998
                                                --------     --------     --------     --------     --------
                                                                       (in thousands)
Real estate mortgage:
  Residential .............................      $39,705      $36,394      $34,652      $31,716      $24,784
  Commercial ..............................       88,593       72,262       64,473       53,609       46,375
Commercial loans ..........................       38,228       32,871       30,326       21,838       18,995

Consumer loans:
  Installment (1) .........................       37,293       35,961       35,011       32,110       29,290
  Home equity .............................       12,471        7,944        6,699        4,742        3,593
  Other ...................................          241          243          234          175          126
                                                --------     --------     --------     --------     --------

Total loans ...............................      216,531      185,675      171,395      144,190      123,163
Less: Allowance for loan losses ...........        2,689        2,602        2,223        1,874        1,542
     Deferred loan fees ...................          263          143          120          120          113
                                                --------     --------     --------     --------     --------
Net loans .................................     $213,579     $182,930     $169,052     $142,196     $121,508
                                                ========     ========     ========     ========     ========

----------
(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of gross loans as of December 31, 2002 by contractual maturity:

                                         AFTER 1 YEAR
                               WITHIN     BUT WITHIN     AFTER
                               1 YEAR       5 YEARS     5 YEARS       TOTAL
                               -------   ------------  --------     --------
                                              (In thousands)

Real estate mortgage .....      $8,176     $25,730      $94,392     $128,298
Commercial ...............      13,083      23,291        1,854       38,228
Consumer .................       1,328      13,696       34,981       50,005
                               -------     -------     --------     --------
  Total gross loans ......     $22,587     $62,717     $131,227     $216,531
                               =======     =======     ========     ========

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2002, which have predetermined interest rates or floating or adjustable interest rates:

                                                     FLOATING OR
                                    PREDETERMINED    ADJUSTABLE
                                        RATES           RATES        TOTAL
                                    -------------    -----------   --------
                                                  (In thousands)

Real estate mortgage .............     $62,260         $57,862     $120,122
Commercial .......................      10,333          14,812       25,145
Consumer .........................      32,760          15,917       48,677
                                      --------         -------     --------
                                      $105,353         $88,591     $193,944
                                      ========         =======     ========

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

The Corporation's accounting policies are set forth in Note 1 to the audited financial statements. The application of certain of these policies require significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the Northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation's control. The allowance for loan losses represents 1.2% total loans, or 2.00 times non-performing loans at December 31, 2002, compared with 1.4% of total loans or 2.68 times non-performing loans at December 31, 2001. In management's opinion, the allowance for loan losses totaling $2.7 million is adequate to cover losses inherent in the portfolio at December 31, 2002.

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

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 of each of the preceding five years:

                                                                         DECEMBER 31,
                                                         ----------------------------------------------
                                                          2002      2001     2000       1999      1998
                                                         ------     ----     ----        ---      ----
                                                                      (Dollars in thousands)
Nonaccrual loans: (1)
  Commercial real estate ...........................        $80      $77      $--        $--       $--
  Commercial .......................................        326       --      728         --        --
  Consumer .........................................         89       86       --         --         4
                                                         ------     ----     ----        ---      ----
    Total nonaccrual loans .........................        495      163      728         --         4
                                                         ------     ----     ----        ---      ----

Loans past due ninety days or more and accruing: (2)
  Commercial .......................................         --       14       18         --        64
  Consumer .........................................          4        8       --         --        --
                                                         ------     ----     ----        ---      ----
    Total loans past due ninety days or more and
      accruing .....................................          4       22       18         --        64
                                                         ------     ----     ----        ---      ----

Restructured loans:
  Commercial .......................................        451      357       19         25       480
  Consumer .........................................        397      430       --         --        --
                                                         ------     ----     ----        ---      ----

    Total restructured loans .......................        848      787       19         25       480

Total nonperforming loans ..........................     $1,347     $972     $765        $25      $548
                                                         ======     ====     ====        ===      ====

Nonaccrual loans to total gross loans ..............       0.23%    0.09%    0.42%      0.00%     0.00%

Nonperforming loans to total gross loans ...........       0.62%    0.52%    0.45%      0.02%     0.45%

Nonperforming loans to total assets ................       0.41%    0.35%    0.33%      0.01%     0.29%

Allowance for loan losses to nonperforming loans ...     199.63%  267.70%  290.59%  7,496.00%   281.39%

----------
(1) There were approximately $329,000 restructured loans classified as nonaccrual at December 31, 2002.

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

The following table sets forth, for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                         2002       2001       2000       1999       1998
                                                        ------     ------     ------     ------     ------
                                                                      (Dollars in thousands)

Balance at beginning of period ....................     $2,602     $2,223     $1,874     $1,542     $1,462
Loans charged off:
  Commercial ......................................         65         --         37         11        113
  Consumer ........................................         25         49         29         26          7
                                                        ------     ------     ------     ------     ------
   Total loans charged off ........................         90         49         66         37        120
                                                        ------     ------     ------     ------     ------

Recoveries of loans previously charged off:
  Commercial real estate ..........................         --         --         --         12         --
  Commercial ......................................          9          5          5          5         --
  Consumer ........................................          8          3         --         12         --
                                                        ------     ------     ------     ------     ------
   Total recoveries of loans previously charged off         17          8          5         29         --
                                                        ------     ------     ------     ------     ------

Net loans charged off .............................         73         41         61          8        120

Provisions charged to operations ..................        160        420        410        340        200
                                                        ------     ------     ------     ------     ------

Balance at end of period ..........................     $2,689     $2,602     $2,223     $1,874     $1,542
                                                        ======     ======     ======     ======     ======
Net charge offs during the period to average
   loans outstanding during the period                    0.04%      0.02%      0.04%      0.01%      0.11%
 ..................................................     ======     ======     ======     ======     ======
Balance of allowance for loan losses at the
  end of year to gross year end loans                     1.24%      1.40%      1.30%      1.30%      1.25%
 ..................................................     ======     ======     ======     ======     ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                              2002                  2001                 2000                 1999
                                      --------------------  -------------------  --------------------  ------------------
                                                Percent to           Percent to            Percent to          Percent to
                                       Amount    Total (1)  Amount    Total (1)  Amount     Total (1)  Amount   Total (1)
                                      -------   ----------  ------   ----------  ------    ----------  ------  ----------
                                                                                (Dollars in thousands)

Real estate - residential .......     $  289      18.3%     $  316      19.6%     $  278      20.2%     $  246      22.0%
Real estate - commercial ........        911      40.9%        857      38.9%        699      37.6%        562      37.2%
Commercial ......................        906      17.7%        849      17.7%        741      17.7%        623      15.1%
Consumer ........................        583      23.1%        580      23.8%        505      24.5%        443      25.7%
                                      ------     -----      ------     -----      ------     -----      ------     -----
  Total allowance for loan losses     $2,689     100.0%     $2,602     100.0%     $2,223     100.0%     $1,874     100.0%
                                      ======     =====      ======     =====      ======     =====      ======     =====

                                          1998
                                    ------------------
                                            Percent to
                                    Amount   Total (1)
                                    ------  ----------


Real estate - residential .......    $  195      20.1%
Real estate - commercial ........       479      37.7%
Commercial ......................       479      15.4%
Consumer ........................       389      26.8%
                                     ------     -----
  Total allowance for loan losses    $1,542     100.0%
                                     ======     =====

(1) Represents percentage of loan balance in category to total gross loans.

INVESTMENT PORTFOLIO

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. Government and Agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $12.8 million at December 31, 2002, from $12.5 million at December 31, 2000, an increase of $263,000, or 2.1%. Securities held to maturity increased $23.0 million, or 60.8%, to $60.9 million at December 31, 2002 from $37.9 million at December 31, 2002.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:

                                                                         DECEMBER 31,
                                        ------------------------------------------------------------------------------
                                                 2002                        2001                        2000
                                        --------------------         --------------------        ---------------------
                                        AMOUNT       PERCENT         AMOUNT       PERCENT        AMOUNT        PERCENT
                                        ------       -------         ------       -------        -------       -------
                                                                    (Dollars in thousands)
Securities available for sale:

  U.S. Treasury ...................    $    --          0.0%        $   514          4.1%        $ 2,006         11.3%
  U.S. Government agencies ........      2,733         21.3%          4,169         33.2%          9,313         52.6%
  Obligations of state and
    political subdivisions ........        821          6.4%          1,081          8.6%          1,063          6.0%
  Mortgage-backed securities ......      9,258         72.3%          6,785         54.1%          5,321         30.1%
                                       -------        -----         -------        -----         -------        -----

Total .............................    $12,812        100.0%        $12,549        100.0%        $17,703        100.0%
                                       =======        =====         =======        =====         =======        =====

Securities held to maturity:
  U.S. Treasury ...................    $ 1,514          2.5%        $ 1,517          4.0%        $   749          3.2%
  U.S. Government agencies ........     13,125         21.6%          7,894         20.8%          6,778         29.0%
  Obligations of state and
    political subdivisions ........     20,060         32.9%         16,470         43.5%         14,067         60.1%
  Mortgage-backed securities ......     26,188         43.0%         11,991         31.7%          1,789          7.7%
                                       -------        -----         -------        -----         -------        -----

Total .............................    $60,887        100.0%        $37,872        100.0%        $23,383        100.0%
                                       =======        =====         =======        =====         =======        =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2002:

                                                                        AFTER 1 YEAR  AFTER 5 YEARS
                                                           WITHIN        BUT WITHIN     BUT WITHIN      AFTER
                                                           1 YEAR          5 YEARS       10 YEARS      10 YEARS         TOTAL
                                                           ------       ------------  --------------   --------       ---------
                                                                                             (Dollars in thousands)
U.S. Government agencies :
  Carrying value ....................................      $  310         $ 1,918        $   505        $    --       $  2,733
  Yield .............................................        5.33%           3.86%          8.00%            --           4.79%

Obligations of state and political subdivisions :
  Carrying value ....................................         468             353             --             --            821
  Yield .............................................        4.50%           4.34%            --             --           4.44%

Mortgage-backed securities:
  Carrying value ....................................          --             140          2,345          6,773          9,258
  Yield .............................................          --            6.94%          3.68%          5.05%          4.73%
                                                           ------         -------        -------        -------       --------
Total carrying value ................................      $  778         $ 2,411        $ 2,850        $ 6,773       $ 12,812
                                                           ======         =======        =======        =======       ========
Weighted average yield ..............................        4.83%           4.11%          4.45%          5.05%          4.72%
                                                           ======         =======        =======        =======       ========

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2002:

                                                                      AFTER 1 YEAR    AFTER 5 YEARS
                                                          WITHIN       BUT WITHIN       BUT WITHIN      AFTER
                                                          1 YEAR         5 YEARS         10 YEARS      10 YEARS         TOTAL
                                                          -------     ------------    -------------    --------       ----------
                                                                                   (Dollars in thousands)
U.S. Treasury :
  Carrying value .....................................    $   500       $    510         $   504       $     --        $  1,514
  Yield ..............................................       5.49%          4.01%           4.58%            --            4.69%

U.S. Government agencies :
  Carrying value .....................................        300         11,401           1,424             --          13,125
  Yield ..............................................       6.01%          3.88%           4.28%            --            3.97%

Obligations of state and political subdivisions :
  Carrying value .....................................      2,239         17,046             775             --          20,060
  Yield ..............................................       3.34%          3.62%           3.70%            --            3.59%

Mortgage-backed securities
  Carrying value .....................................         --            891           2,236         23,061          26,188
  Yield ..............................................         --           4.32%           4.41%          4.52%           4.50%
                                                          -------       --------         -------       --------        --------
Total carrying value .................................    $ 3,039       $ 29,848         $ 4,939       $ 23,061        $ 60,887
                                                          =======       ========         =======       ========        ========
Weighted average yield ...............................       3.96%          3.75%           4.28%          4.52%           4.09%
                                                          =======       ========         =======       ========        ========

DEPOSITS

Corporation deposits at December 31, 2002 totaled $302.7 million, an increase of $47.1 million, or 18.4%, over the comparable period of 2001, when deposits totaled $255.7 million. The Corporation attributes this increase to competitive products and services and the trend of a flight to quality and liquidity as customers returned to banking products from investment and stock related products in 2002.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                          DECEMBER 31,
                                    -------------------------------------------------------------------------------------
                                                2002                         2001                        2000
                                    -------------------------     -------------------------     -------------------------
                                     AMOUNT           PERCENT      AMOUNT           PERCENT      AMOUNT           PERCENT
                                    --------          -------     --------          -------     --------          -------
                                                                     (Dollars in thousands)
Noninterest-bearing demand .....    $ 69,344            22.9%     $ 57,581            22.5%     $ 48,768            23.2%
Interest-bearing demand ........     101,191            33.5%       91,694            35.9%       70,797            33.7%
Saving deposits ................      38,242            12.6%       25,748            10.1%       20,829             9.9%
Time deposits ..................      93,958            31.0%       80,661            31.5%       69,741            33.2%
                                    --------           -----      --------           -----      --------           -----
Total ..........................    $302,735           100.0%     $255,684           100.0%     $210,135           100.0%
                                    ========           =====      ========           =====      ========           =====

As of December 31, 2002, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

Three months or less .......................................  $  7,560
Four months through six months .............................     5,023
Seven months through twelve months .........................     3,526
Over twelve months .........................................    11,276
                                                              --------
    Total ..................................................  $ 27,385
                                                              ========

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

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2002. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. For assets, expected maturities are based upon contractual maturity and contractual repayments of principal. For deposit products with no stated maturities, balances are placed in the "2003" category.

                                     AVERAGE
                                    INTEREST
                                      RATE        2003          2004        2005        2006        2007      THEREAFTER    BALANCE
                                    --------    --------      -------     -------     -------     --------    ----------    --------
                                                                                       (Dollars in thousands)
INTEREST-SENSITIVE ASSETS:
  Federal funds sold ............     1.04%     $  9,525      $    --     $    --     $    --     $     --     $     --     $  9,525
  Commercial paper ..............     1.32%        4,991           --          --          --           --           --        4,991
  Interest-bearing due from banks     1.02%        3,329           --          --          --           --           --        3,329
  Other interest-earning assets .     1.21%        1,534           --          --          --           --           --        1,534
  Loans:
    Real estate mortgage ........     7.40%       13,952       11,666       7,177       9,189       18,310       68,004      128,298
    Commercial ..................     6.64%       15,787        8,430       7,749       3,706        1,526        1,030       38,228
    Consumer ....................     6.49%        9,258        5,388       4,113       4,628        5,078       21,540       50,005
  Mortgage loans held for sale ..     5.80%        2,099           --          --          --           --           --        2,099
  Investment securities (1) .....     4.14%       17,375        5,392       5,501       7,252        4,732       34,506       74,758
                                                --------      -------     -------     -------     --------     --------     --------
                                      5.98%     $ 77,850      $30,876     $24,540     $24,775     $ 29,646     $125,080     $312,767

INTEREST-SENSITIVE LIABILITIES:
  Savings .......................     1.05%       18,150           --          --          --           --       20,092       38,242
  Interest-bearing ..............     1.14%       20,160           --          --          --           --       81,031      101,191
  Time deposits .................     3.53%       49,427       26,904       6,954       8,552        1,005        1,116       93,958
  Repurchase agreements .........     1.98%        2,435           --          --          --           --           --        2,435
                                                --------      -------     -------     -------     --------     --------     --------
                                      2.09%     $ 90,172      $26,904     $ 6,954     $ 8,552     $  1,005     $102,239     $235,826
NET INTEREST SENSITIVE
  ASSETS (LIABILITIES) ..........               ($12,322)     $ 3,972     $17,586     $16,223     $ 28,641     $ 22,841     $ 76,941
                                                ========      =======     =======     =======     ========     ========     ========


                                        FAIR VALUE
                                        ----------

INTEREST-SENSITIVE ASSETS:
  Federal funds sold ............        $  9,525
  Commercial paper ..............           4,991
  Interest-bearing due from banks           3,329
  Other interest-earning assets .           1,534
  Loans:
    Real estate mortgage ........         131,065
    Commercial ..................          38,401
    Consumer ....................          51,705
  Mortgage loans held for sale ..           2,099
  Investment securities (1) .....          76,144
                                         --------
                                         $318,793

INTEREST-SENSITIVE LIABILITIES:
  Savings .......................          38,242
  Interest-bearing ..............         101,191
  Time deposits .................          96,036
  Repurchase agreements .........           2,435
                                         --------
                                         $237,904
NET INTEREST SENSITIVE
  ASSETS (LIABILITIES) ..........        $ 80,889
                                         ========

----------
(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

INTEREST RATE SENSITIVITY

Interest rate movements and deregulation of interest rates have made managing the Corporation's interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are repricing in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or repricing during a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position. The Corporation manages its one year cumulative gap assets to total assets not to exceed positive or negative 30% of total assets.

The following table sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2002. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. For example, the table does not assume any prepayment of fixed-rate loans or mortgage-backed securities. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                                MORE THAN
                                                               THREE MONTHS
                                             THREE MONTHS         THROUGH          AFTER         NONINTEREST
                                               OR LESS           ONE YEAR        ONE YEAR         SENSITIVE          TOTAL
                                             ------------      ------------      ---------       ------------       --------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS:
  Loans:
    Real estate mortgage .................     $  10,501         $ 10,176         $107,621         $     --         $128,298
    Commercial ...........................        28,400            1,921            7,907               --           38,228
    Consumer .............................        15,479            5,415           29,111               --           50,005
  Mortgage loans held for sale ...........         2,099               --               --               --            2,099
  Investment securities (1) ..............        11,682            8,960           54,116               --           74,758
  Federal funds sold .....................         9,525               --               --               --            9,525
  Other assets ...........................         9,854               --               --           18,320           28,174
                                               ---------         --------         --------         --------         --------
      Total assets .......................     $  87,540         $ 26,472         $198,755         $ 18,320         $331,087
                                               ---------         --------         --------         --------         --------

Source of funds:
  Savings ................................     $      --         $ 38,242         $     --         $     --         $ 38,242
  Interest-bearing .......................       101,191               --               --               --          101,191
  Time deposits ..........................        18,160           32,383           43,415               --           93,958
  Repurchase agreements ..................         1,754              681               --               --            2,435
  Other liabilities ......................            --               --               --           71,444           71,444
  Stockholders' equity ...................            --               --               --           23,817           23,817
                                               ---------         --------         --------         --------         --------
      Total source of funds ..............     $ 121,105         $ 71,306         $ 43,415         $ 95,261         $331,087
                                               ---------         --------         --------         --------         --------

Interest rate sensitivity gap ............     $ (33,565)        $(44,834)        $155,340         $(76,941)
                                               =========         ========         ========         ========
Cumulative interest rate
  sensitivity gap ........................     $ (33,565)        $(78,399)        $ 76,941         $     --
                                               =========         ========         ========         ========
Ratio of GAP to total assets .............        -10.1%            -13.5%            46.8%           -23.2%
                                               =========         ========         ========         ========
Ratio of cumulative GAP assets to
  total assets ...........................        -10.1%            -23.6%            23.2%              --
                                               =========         ========         ========         ========

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                  2002                2001                2000
                                                                --------            --------            --------
                                                                                   (In thousands)

Cash and cash equivalents - beginning ....................      $ 34,074            $ 13,696            $ 16,895
Operating activities:
  Net income .............................................         3,116               2,558               2,420
  Adjustments to reconcile net income to net cash
    provided by operating activities .....................         2,429              (1,961)                 --
                                                                --------            --------            --------
Net cash provided by operating activities ................         5,545                 597               2,420
Net cash used in investing activities ....................       (55,050)            (24,727)            (30,959)
Net cash provided by financing activities ................        48,849              44,508              25,340
                                                                --------            --------            --------
Net (decrease) increase in cash and cash equivalents .....          (656)             20,378              (3,199)
                                                                --------            --------            --------
Cash and cash equivalents - ending .......................      $ 33,418            $ 34,074            $ 13,696
                                                                ========            ========            ========

Cash was generated by operating activities in each of the above periods. The primary source of cash from operating activities during each period was net income.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold. The Corporation anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2002, the Corporation has outstanding loan commitments of $31.4 million and unused lines and letters of credit totaling $49.3 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2002, totaled $50.5 million. Management believes that a significant portion of such deposits will remain with the Corporation.

CAPITAL

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however; the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2002. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                           REQUIRED      ACTUAL       EXCESS
                                           --------      ------       ------
Risk-based capital:
  Tier 1 ................................   4.00%        10.53%       6.53%
  Total .................................   8.00%        11.74%       3.74%
Leverage ratio* .........................   4.00%        7.02%        3.02%

----------
* The minimum leverage ratio set by the FRB is 3.00%. Institutions, which are not "top-rated", will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

[KPMG LOGO]

                New Jersey Headquarters
                150 John F. Kennedy Parkway
                Short Hills, NJ 07078



INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ KPMG LLP

January 28, 2003

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                              DECEMBER 31,
                                                                                  ----------------------------------
                                                                                      2002                  2001
                                                                                  ------------          ------------
ASSETS
  Cash and due from banks .................................................       $ 14,039,000          $ 11,958,000
  Other interest-earning assets ...........................................          9,854,000            14,166,000
  Federal funds sold ......................................................          9,525,000             7,950,000
                                                                                  ------------          ------------
    Cash and cash equivalents .............................................         33,418,000            34,074,000
  Securities available for sale (note 2) ..................................         12,812,000            12,549,000
  Securities held to maturity; estimated fair value
    of  $62,273,000 (2002) and $38,110,000 (2001) (note 3) ................         60,887,000            37,872,000
  FHLB-NY stock, at cost ..................................................          1,059,000               885,000
  Loans, net of allowance for loan losses of $2,689,000 (2002)
    and $2,602,000 (2001) (notes 4 and 5) .................................        213,579,000           182,930,000
  Mortgage loans held for sale ............................................          2,099,000             3,239,000
  Premises and equipment, net (note 6) ....................................          3,733,000             3,663,000
  Accrued interest receivable .............................................          1,640,000             1,508,000
  Intangible assets, net of accumulated amortization of $486,000 and
    $441,000 at December 31, 2002 and 2001 respectively ...................            264,000               309,000
  Other assets (note 13) ..................................................          1,596,000             1,494,000
                                                                                  ------------          ------------
        Total assets ......................................................       $331,087,000          $278,523,000
                                                                                  ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits: (note 7)
    Noninterest-bearing ...................................................       $ 69,344,000          $ 57,581,000
    Interest-bearing ......................................................        233,391,000           198,103,000
                                                                                  ------------          ------------

        Total deposits ....................................................        302,735,000           255,684,000
  Securities sold under agreements to repurchase (note 8) .................          2,435,000               655,000
  Accrued expenses and other liabilities ..................................          2,100,000             1,631,000
                                                                                  ------------          ------------

        Total liabilities .................................................        307,270,000           257,970,000
                                                                                  ------------          ------------
  Commitments and contingencies (note 14) .................................                 --                    --

STOCKHOLDERS' EQUITY (notes 9 and 15)
  Common stock, no par value; 5,000,000 shares authorized;
    1,975,437 and 1,829,231 shares issued and outstanding at
    December 31, 2002 and 2001, respectively ..............................         15,058,000            12,638,000
   Retained earnings ......................................................          8,600,000             7,886,000
  Accumulated other comprehensive gain, net ...............................            159,000                29,000
                                                                                  ------------          ------------
        Total Stockholders' equity ........................................         23,817,000            20,553,000
                                                                                  ------------          ------------

        Total liabilities and Stockholders' equity ........................       $331,087,000          $278,523,000
                                                                                  ============          ============

See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                    2002                  2001                2000
                                                                ------------          -----------         -----------
INTEREST INCOME:
  Loans ..................................................      $ 14,673,000          $14,836,000         $13,417,000
  Securities held to maturity:
    Taxable ..............................................         1,379,000              765,000             615,000
    Nontaxable ...........................................           713,000              609,000             552,000
  Securities available for sale ..........................           633,000              895,000           1,127,000
  Other interest-earning assets ..........................           380,000              490,000             562,000
                                                                ------------          -----------         -----------
        Total interest income ............................        17,778,000           17,595,000          16,273,000
                                                                ------------          -----------         -----------

INTEREST EXPENSE:
  Deposits (note 7) ......................................         5,242,000            6,680,000           5,854,000
  Borrowed money .........................................            29,000               49,000              70,000
                                                                ------------          -----------         -----------
        Total interest expense ...........................         5,271,000            6,729,000           5,924,000
                                                                ------------          -----------         -----------
  Net interest income before provision for loan losses ...        12,507,000           10,866,000          10,349,000
  Provision for loan losses (note 4) .....................           160,000              420,000             410,000
                                                                ------------          -----------         -----------
  Net interest income after provision for loan losses ....        12,347,000           10,446,000           9,939,000
                                                                ------------          -----------         -----------

NONINTEREST INCOME:
  Fees and service charges ...............................         1,789,000            1,345,000           1,050,000
  (Loss)/gain on calls and sales of securities, net ......            (4,000)               3,000                  --
  Gain on sales of mortgage loans ........................           248,000              178,000              50,000
  Miscellaneous ..........................................           217,000              169,000             179,000
                                                                ------------          -----------         -----------
        Total noninterest income .........................         2,250,000            1,695,000           1,279,000
                                                                ------------          -----------         -----------

NONINTEREST EXPENSE:
  Salaries and employee benefits (note 10) ...............         4,650,000            4,061,000           3,574,000
  Occupancy, net (note 14) ...............................           657,000              586,000             540,000
  Equipment ..............................................           640,000              523,000             428,000
  Data processing ........................................           682,000              560,000             472,000
  Advertising ............................................           269,000              154,000             215,000
  FDIC insurance premium .................................            43,000               39,000              37,000
  Amortization of intangible assets ......................            45,000               48,000              52,000
  Charitable contributions ...............................           425,000              351,000             320,000
  Stationery and supplies ................................           235,000              188,000             174,000
  Miscellaneous ..........................................         2,201,000            1,769,000           1,746,000
                                                                ------------          -----------         -----------
        Total noninterest expenses .......................         9,847,000            8,279,000           7,558,000
                                                                ------------          -----------         -----------
  Income before income tax expense .......................         4,750,000            3,862,000           3,660,000
  Income tax expense (note 13) ...........................         1,634,000            1,304,000           1,240,000
                                                                ------------          -----------         -----------
  Net income .............................................      $  3,116,000          $ 2,558,000         $ 2,420,000
                                                                ============          ===========         ===========

  Basic earnings per share (note 12) .....................      $       1.59          $      1.33         $      1.28
                                                                ============          ===========         ===========

  Diluted earnings per share (note 12) ...................      $       1.58          $      1.32         $      1.27
                                                                ============          ===========         ===========

  Cash dividends per share ...............................      $       0.34          $      0.29         $      0.24
                                                                ============          ===========         ===========
  Weighted average number of common shares
    outstanding (note 12) ................................         1,953,500            1,917,690           1,888,389
                                                                ============          ===========         ===========
  Weighted average number of diluted common
    shares outstanding (note 12) .........................         1,968,966            1,939,022           1,905,585
                                                                ============          ===========         ===========

See accompanying notes to consolidated financial statements.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
                                              ----------------------------------------------------------------------------
                                                                                                              ACCUMULATED
                                                                                                                 OTHER
                                                     COMMON STOCK                         TREASURY STOCK     COMPREHENSIVE
                                              -----------------------     RETAINED     --------------------  INCOME/(LOSS),
                                                SHARES       AMOUNT       EARNINGS     SHARES       AMOUNT         NET
                                              ---------   -----------   -----------    -------    ---------  --------------
Balance -- December 31, 1999 ..............   1,599,646   $ 8,760,000   $ 6,932,000         --    $      --    $(406,000)
  Cash dividends paid ($.24 per share) ....          --            --      (455,000)                                  --
  5% Stock dividend .......................      81,993     1,439,000    (1,440,000)                                  --
  Common stock issued
    under stock plans .....................      24,294       422,000            --                                   --
  Stock options exercised .................      22,759       242,000            --                                   --
  Comprehensive income:
    Net income for the year
      ended December 31, 2000 .............          --            --     2,420,000                                   --
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $182,000) ........          --            --            --                              294,000

  Total comprehensive income ..............
                                              ---------   -----------   -----------    -------    ---------    ---------
Balance -- December 31, 2000 ..............   1,728,692   $10,863,000   $ 7,457,000         --    $      --    $(112,000)
  Cash dividends paid ($.29 per share) ....          --            --      (556,000)        --           --           --
  5% Stock dividend .......................      72,621     1,332,000    (1,573,000)    14,059      239,000           --
  Common stock issued
    under stock plans .....................      22,436       370,000            --      5,941      101,000           --
  Issuance of stock options
    at a discount .........................          --         6,000            --         --           --           --
  Stock options exercised .................       5,482        67,000            --         --           --           --
  Repurchase common stock .................          --            --            --    (20,000)    (340,000)          --
  Comprehensive income:
    Net income for the year
      ended December 31, 2001 .............          --            --     2,558,000         --           --           --
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $87,000) .........          --            --            --         --           --      141,000

  Total comprehensive income ..............
                                              ---------   -----------   -----------    -------    ---------    ---------
Balance -- December 31, 2001 ..............   1,829,231   $12,638,000   $ 7,886,000         --    $      --    $  29,000
  Cash dividends paid ($.34 per share) ....          --            --      (667,000)        --           --           --
  5% Stock dividend .......................      93,654     1,734,000    (1,735,000)        --           --           --
  Common stock issued
    under stock plans .....................      18,467       315,000            --      8,832      164,000           --
  Stock options exercised .................      34,085       371,000            --         --           --           --
  Repurchase common stock .................          --            --            --     (8,832)    (164,000)          --
  Comprehensive income:
    Net income for the year
     ended December 31, 2002 ..............          --            --     3,116,000         --           --           --
  Unrealized holding gains on securities
    available for sale arising during the
    period (net tax of $83,000) ...........          --            --            --         --           --      130,000

Total comprehensive income ................
                                              ---------   -----------   -----------    -------    ---------    ---------
Balance -- December 31, 2002 ..............   1,975,437   $15,058,000   $ 8,600,000         --    $      --    $ 159,000
                                              =========   ===========   ===========    =======    =========    =========

                                                TOTAL
                                             ------------
Balance -- December 31, 1999 ..............  $ 15,286,000
  Cash dividends paid ($.24 per share) ....      (455,000)
  5% Stock dividend .......................        (1,000)
  Common stock issued
    under stock plans .....................       422,000
  Stock options exercised .................       242,000
  Comprehensive income:
    Net income for the year
      ended December 31, 2000 .............     2,420,000
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $182,000) ........       294,000
                                             ------------
  Total comprehensive income ..............     2,714,000
                                             ------------
Balance -- December 31, 2000 ..............  $ 18,208,000
  Cash dividends paid ($.29 per share) ....      (556,000)
  5% Stock dividend .......................        (2,000)
  Common stock issued
    under stock plans .....................       471,000
  Issuance of stock options
    at a discount .........................         6,000
  Stock options exercised .................        67,000
  Repurchase common stock .................
  Comprehensive income:
    Net income for the year
      ended December 31, 2001 .............     2,558,000
    Unrealized holding gains on securities
      available for sale arising during the
      period (net tax of $87,000) .........       141,000
                                             ------------
  Total comprehensive income ..............     2,699,000
                                             ------------
Balance -- December 31, 2001 ..............  $ 20,553,000
  Cash dividends paid ($.34 per share) ....      (667,000)
  5% Stock dividend .......................        (1,000)
  Common stock issued
    under stock plans .....................       479,000
  Stock options exercised .................       371,000
  Repurchase common stock .................
  Comprehensive income:
    Net income for the year
      ended December 31, 2002 .............     3,116,000
  Unrealized holding gains on securities
    available for sale arising during the
    period (net tax of $83,000) ...........       130,000
                                             ------------
Total comprehensive income ................     3,246,000
                                             ------------
Balance -- December 31, 2002 ..............  $ 23,817,000
                                             ============

See accompanying notes to consolidated financial statements

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                             2002            2001            2000
                                                         ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................   $  3,116,000    $  2,558,000    $  2,420,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization of
    premises and equipment ...........................        561,000         481,000         402,000
    Amortization of premiums and
    accretion of discounts, net ......................        424,000          56,000          26,000
    Accretion of deferred loan fees ..................        (53,000)        (50,000)        (47,000)
    Provision for loan losses ........................        160,000         420,000         410,000
    Originations of mortgage loans held for sale .....    (23,102,000)    (18,007,000)     (5,082,000)
    Proceeds from sale of mortgage loans .............     24,490,000      15,249,000       4,829,000
    Gain on sale of loans ............................       (248,000)       (178,000)        (50,000)
     Issuance of stock options at a discount .........             --           6,000              --
     Deferred income tax benefit .....................        (71,000)       (258,000)       (150,000)
    Amortization of intangible assets ................         45,000          48,000          52,000
    (Increase) decrease in accrued interest receivable       (132,000)         66,000        (321,000)
    (Increase) decrease in other assets ..............       (115,000)         55,000        (102,000)
    Increase in other liabilities ....................        470,000         151,000          33,000
                                                         ------------    ------------    ------------
        Net cash provided by operating activities ....      5,545,000         597,000       2,420,000
                                                         ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities available for sale ..........     (7,185,000)     (5,675,000)     (1,404,000)
  Proceeds from maturities and principal repayments
    on securities available for sale .................      3,431,000       3,083,000       1,001,000
  Proceeds from sales and calls on securities
    available for sale ...............................      3,653,000       8,005,000              --
  Purchase of securities held to maturity ............    (44,427,000)    (24,173,000)     (4,039,000)
  Proceeds from maturities and principal repayments on
    securities held to maturity ......................      9,206,000       3,159,000       1,470,000
  Proceeds from calls of securities held to maturity .     11,830,000       6,440,000              --
  Purchase of FHLB-NY stock ..........................       (173,000)       (115,000)       (107,000)
  Net increase in loans ..............................    (30,757,000)    (14,248,000)    (27,219,000)
  Additions to premises and equipment ................       (628,000)     (1,203,000)       (661,000)
                                                         ------------    ------------    ------------
        Net cash used in investing activities ........    (55,050,000)    (24,727,000)    (30,959,000)
                                                         ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest-bearing deposits .......     11,763,000       8,813,000       7,409,000
  Net increase in interest-bearing deposits ..........     35,288,000      36,737,000      17,559,000
  Net increase (decrease) in securities sold
    under agreement to repurchase ....................      1,780,000        (682,000)        164,000
  Cash dividends paid on common stock ................       (668,000)       (558,000)       (456,000)
  Purchase of treasury stock .........................       (164,000)       (340,000)             --
  Exercise of stock options ..........................        371,000          67,000         242,000
  Issuance of common stock ...........................        479,000         471,000         422,000
                                                         ------------    ------------    ------------
        Net cash provided by financing activities ....     48,849,000      44,508,000      25,340,000
                                                         ------------    ------------    ------------

  Net (decrease) increase in cash and cash equivalents       (656,000)     20,378,000      (3,199,000)
  Cash and cash equivalents - beginning ..............     34,074,000      13,696,000      16,895,000
                                                         ------------    ------------    ------------
  Cash and cash equivalents - ending .................   $ 33,418,000    $ 34,074,000    $ 13,696,000
                                                         ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest .............      5,487,000       6,697,000       5,595,000
  Cash paid during the year for income taxes .........      1,698,000       1,164,000       1,353,000

See accompanying notes to consolidated financial statements.

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Stewardship Financial Corporation, ("the Corporation") and its wholly-owned subsidiary, Atlantic Stewardship Bank, ("the Bank"). Atlantic Stewardship Bank includes its wholly-owned subsidiary, Stewardship Investment Corp. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

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

PREMISES AND EQUIPMENT

Land is stated at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated lives of each type of asset. Estimated useful lives are three to forty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. Leasehold improvements are stated at cost less accumulated amortization computed on the straight-line method over the shorter of the term of the lease or useful life. Significant renewals and improvements are capitalized. Maintenance and repairs are charged to operations as incurred. Rental income is netted against occupancy costs in the consolidated statements of income.

OTHER REAL ESTATE OWNED

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. Operating results for OREO, including rental income, operating expenses, and gains and losses realized from the sale of property owned, are also recorded in OREO expense. The Corporation sold its OREO during 1998.

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

OTHER COMPREHENSIVE INCOME

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2002, 2001 and 2000 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

STOCK OPTION PLAN

At December 31, 2002, the Corporation has two stock-based employee compensation plans and two director compensation plans, which are described more fully in
Note 11. The Corporation accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the corporation had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                                                2002          2001          2000
                                                             ----------    ----------    ----------
 NET INCOME:
   Net income as reported ................................   $3,116,000    $2,558,000    $2,420,000
   Total stock-based compensation expense determined
     under fair value based method for all awards,
     net of related tax effects ..........................      (59,000)      (17,000)      (13,000)
                                                             ----------    ----------    ----------
   Pro forma net income ..................................   $3,057,000    $2,541,000    $2,407,000
                                                             ==========    ==========    ==========

 EARNINGS PER SHARE:
   As reported Basic earnings per share ..................   $     1.59    $     1.33    $     1.28
   As reported Diluted earnings per share ................         1.58          1.32          1.27
   Pro forma Basic earnings per share ....................         1.57          1.32          1.27
   Pro forma Diluted earnings per share ..................         1.55          1.31          1.26

Weighted average fair value of options granted during year   $       --    $     6.36    $     4.66

The fair value of options granted for employees and directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                        DIRECTORS         EMPLOYEE          EMPLOYEE          EMPLOYEE           EMPLOYEE
                                      STOCK OPTIONS     STOCK OPTIONS     STOCK OPTIONS     STOCK OPTIONS     STOCK OPTIONS
                                      -------------     -------------     -------------     -------------     -------------
                                          2001              2000               1999             1998             1997
                                      -------------     -------------     -------------     -------------     -------------
  Dividend yield ...................       1.62%            1.57%              1.25%            1.12%            1.15%
  Expected volatility ..............      39.76%           20.27%             23.63%           16.24%           14.07%
  Risk-free interest rate ..........       5.07%            5.16%              6.65%            5.58%            6.64%
  Expected Life ....................     7 years          7 years            7 years          7 years          7 years
  Fair value at grant date .........      $6.36            $4.66              $5.45            $3.20            $3.02

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November, 2000, a 5% stock dividend paid November, 2001 and a 5% stock dividend paid November, 2001 and a 5% stock dividend paid November, 2002.

INTANGIBLE ASSETS

Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $231,000 and $263,000 at December 31, 2002 and December 31, 2001, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $33,000 and $46,000 at December 31, 2002 and December 31, 2001, respectively, and is amortized on an accelerated basis over a period of twelve years.

NOTE 2. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:

                                                                        December 31, 2002
                                                     --------------------------------------------------------
                                                                         Gross Unrealized
                                                       Amortized     ------------------------       Carrying
                                                         Cost          Gains         Losses          Value
                                                     -----------     --------     -----------     -----------
U.S. Government agencies:
  Within one year ..............................     $   300,000     $ 10,000     $        --     $   310,000
  After one but within five years ..............       1,906,000       12,000              --       1,918,000
  After five years .............................         500,000        5,000              --         505,000
                                                     -----------     --------     -----------     -----------
                                                       2,706,000       27,000              --       2,733,000
                                                     -----------     --------     -----------     -----------
Obligations of state and political subdivisions:
  Within one year ..............................         462,000        6,000              --         468,000
  After one but within five years ..............         335,000       18,000              --         353,000
                                                     -----------     --------     -----------     -----------
                                                         797,000       24,000              --         821,000
                                                     -----------     --------     -----------     -----------
Mortgage-backed securities:
  After one but within five years ..............         133,000        7,000              --         140,000
  After five years .............................       8,917,000      201,000              --       9,118,000
                                                     -----------     --------     -----------     -----------
                                                       9,050,000      208,000              --       9,258,000
                                                     -----------     --------     -----------     -----------
                                                     $12,553,000     $259,000     $        --     $12,812,000
                                                     ===========     ========     =========       ===========

                                                                        December 31, 2001
                                                     --------------------------------------------------------
                                                                         Gross Unrealized
                                                       Amortized     ------------------------       Carrying
                                                         Cost          Gains         Losses          Value
                                                     -----------     --------     -----------     -----------
U.S. Treasury:
  Within one year ...............................    $   500,000     $ 14,000     $        --     $   514,000
U.S. Government agencies:
  After one but within five years ...............      1,999,000       21,000           3,000       2,017,000
  After five years ..............................      2,136,000       40,000          24,000       2,152,000
                                                     -----------     --------     -----------     -----------
                                                       4,135,000       61,000          27,000       4,169,000
                                                     -----------     --------     -----------     -----------
Obligations of state and political  subdivisions:
  Within one year ...............................        251,000        3,000              --         254,000
After one but within five years .................        802,000       25,000              --         827,000
                                                     -----------     --------     -----------     -----------
                                                       1,053,000       28,000              --       1,081,000
                                                     -----------     --------     -----------     -----------
Mortgage-backed securities:
  Within one year ...............................          9,000           --              --           9,000
  After five years ..............................      6,807,000       58,000          89,000       6,776,000
                                                     -----------     --------     -----------     -----------
                                                       6,816,000       58,000          89,000       6,785,000
                                                     -----------     --------     -----------     -----------
                                                     $12,504,000     $161,000     $   116,000     $12,549,000
                                                     ===========     ========     ===========     ===========

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2002 and 2001 were $3,657,000 and $8,005,000 respectively. No cash proceeds were realized from sales and calls of securities available for sale for the year ended December 31, 2000. Gross gains totaling $10,000 and gross losses totaling $14,000 were realized on sales and calls of securities during the year ended December 31, 2002. Gross gains totaling $1,000 and no losses were realized on sales and calls of securities during the year December 31, 2001. No gains or losses were realized on calls or sales during 2000.

There were no securities available for sale pledged to secure public deposits at December 31, 2002 and 2001. See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 3. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:

                                                                         December 31, 2002
                                                     ----------------------------------------------------------
                                                                           Gross Unrealized
                                                       Amortized     --------------------------      Estimated
                                                         Cost            Gains         Losses       Fair Value
                                                     -----------     ----------     -----------     -----------
U.S. Treasury:
  Within one year ..............................     $   500,000     $    6,000     $        --     $   506,000
  After one but within five years ..............         510,000         27,000              --         537,000
  After five years .............................         504,000         37,000              --         541,000
                                                     -----------     ----------     -----------     -----------
                                                       1,514,000         70,000              --       1,584,000
                                                     -----------     ----------     -----------     -----------
U.S. Government agencies:
  Within one year ..............................         300,000          5,000              --         305,000
  After one but within five years ..............      11,401,000        170,000              --      11,571,000
  After five years .............................       1,424,000          7,000              --       1,431,000
                                                     -----------     ----------     -----------     -----------
                                                      13,125,000        182,000              --      13,307,000
                                                     -----------     ----------     -----------     -----------
Obligations of state and political subdivisions:
  Within one year ..............................       2,239,000         27,000              --       2,266,000
  After one but within five years ..............      17,046,000        655,000              --      17,701,000
  After five years .............................         775,000         30,000              --         805,000
                                                     -----------     ----------     -----------     -----------
                                                      20,060,000        712,000              --      20,772,000
                                                     -----------     ----------     -----------     -----------
Mortgage-backed securities:
  After one but within five years ..............         891,000          9,000              --         900,000
  After five years .............................      25,297,000        453,000          40,000      25,710,000
                                                     -----------     ----------     -----------     -----------
                                                      26,188,000        462,000          40,000      26,610,000
                                                     -----------     ----------     -----------     -----------
                                                     $60,887,000     $1,426,000     $    40,000     $62,273,000
                                                     ===========     ==========     ===========     ===========

                                                                         December 31, 2001
                                                     ----------------------------------------------------------
                                                                           Gross Unrealized
                                                       Amortized     --------------------------     Estimated
                                                         Cost            Gains         Losses       Fair Value
                                                     -----------     ----------     -----------     -----------
U.S. Treasury:
  After one but within five years ..............     $ 1,012,000       $ 19,000     $     8,000     $ 1,023,000
  After five years .............................         505,000             --          11,000         494,000
                                                     -----------       --------     -----------     -----------
                                                       1,517,000         19,000          19,000       1,517,000
                                                     -----------       --------     -----------     -----------
U.S. Government agencies:
  After one but within five years ..............       3,898,000         74,000              --       3,972,000
  After five years .............................       3,996,000         21,000          22,000       3,995,000
                                                     -----------       --------     -----------     -----------
                                                       7,894,000         95,000          22,000       7,967,000
                                                     -----------       --------     -----------     -----------
Obligations of state and political subdivisions:
  Within one year ..............................       2,537,000         37,000              --       2,574,000
  After one but within five years ..............      11,939,000        255,000          40,000      12,154,000
  After five years .............................       1,994,000         16,000          14,000       1,996,000
                                                     -----------       --------     -----------     -----------
                                                      16,470,000        308,000          54,000      16,724,000
                                                     -----------       --------     -----------     -----------
Mortgage-backed securities:
  Within one year ..............................         953,000          6,000              --         959,000
  After one but within five years ..............         909,000          2,000           4,000         907,000
  After five years .............................      10,129,000         33,000         126,000      10,036,000
                                                     -----------       --------     -----------     -----------
                                                      11,991,000         41,000         130,000      11,902,000
                                                     -----------     ----------     -----------     -----------
                                                     $37,872,000       $463,000     $   225,000     $38,110,000
                                                     ===========       ========     ===========     ===========

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 2002 and 2001 were $11,830,000 and $6,440,000 respectively. No cash proceeds were realized from calls of securities held to maturity for the year ended December 31, 2000. There were no gains or losses realized on calls for the year ended December 31, 2002. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2001. There were no gains or losses realized on calls during 2000.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the years ended December 31, 2002 and 2001 were $1,004,000 and $1,005,000 respectively. See also Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

NOTE 4. LOANS

The loan portfolio consisted of the following:

                                                          DECEMBER 31,
                                                -----------------------------
                                                    2002             2001
                                                ------------     ------------
Mortgage:
  Residential .............................     $ 39,705,000     $ 36,394,000
  Commercial ..............................       88,593,000       72,262,000
Commercial ................................       38,228,000       32,871,000
Equity ....................................       12,471,000        7,944,000
Installment ...............................       37,293,000       35,961,000
Other .....................................          241,000          243,000
                                                ------------     ------------
     Total loans ..........................      216,531,000      185,675,000
                                                ------------     ------------

Less: Deferred loan fees ..................          263,000          143,000
     Allowance for loan losses.............        2,689,000        2,602,000
                                                ------------     ------------
                                                   2,952,000        2,745,000
                                                ------------     ------------

Loans, net ................................     $213,579,000     $182,930,000
                                                ============     ============

At December 31, 2002, 2001 and 2000, loans serviced by the Corporation for the benefit of others totaled approximately $2,809,000, $4,761,000, and $9,818,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                    DECEMBER 31,
                                     -----------------------------------------
                                         2002           2001           2000
                                     -----------    -----------    -----------
Balance, beginning ................  $ 2,602,000    $ 2,223,000    $ 1,874,000
Provision charged to operations....      160,000        420,000        410,000
Recoveries of loans charged off ...       17,000          8,000          5,000
Loans charged off .................      (90,000)       (49,000)       (66,000)
                                     -----------    -----------    -----------
Balance, ending ...................  $ 2,689,000    $ 2,602,000    $ 2,223,000
                                     -----------    -----------    -----------

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2002 and 2001, these loans aggregated approximately $674,000 and $741,000, respectively. During the year ended December 31, 2002, new loans totaling $280,000 were granted and repayments totaled approximately $347,000. The loans, at December 31, 2002, were current as to principal and interest payments, and do not involve more than normal risk of collectibility.

NOTE 5. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                              DECEMBER 31,
                                                       ----------------------
                                                          2002         2001
                                                       ----------    --------
Nonaccrual loans ..................................    $  495,000    $163,000
Loans past due ninety days or more and accruing....         4,000      22,000
Restructured loans ................................       848,000     787,000
                                                       ----------    --------
    Total nonperforming assets ....................    $1,347,000    $972,000
                                                       ==========    ========

There were approximately $329,000 restructured loans classified as nonaccrual at December 31, 2002.

At December 31, 2001,approximately $14,000 of loans past due ninety days or more and accruing interest had been restructured.

The following information is presented for assets classified as nonaccrual and restructured:

                                                       YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                     2002       2001       2000
                                                   -------    -------    -------
Income that would have been recorded under
  contractual terms ...........................    $69,000    $14,000    $79,000
Less interest income received .................     48,000      7,000     25,000
                                                   -------    -------    -------
Lost income on nonperforming assets at year end    $21,000    $ 7,000    $54,000
                                                   =======    =======    =======

Impaired loans consisted of the following:

                                                             DECEMBER 31,
                                                       ----------------------
                                                           2002        2001
                                                       ----------    --------
Impaired Loans
  With related allowance for loan loss ............    $  499,000    $534,000
  Without related allowance for loan loss .........       848,000     438,000
                                                       ----------    --------
Total impaired loans ..............................    $1,347,000    $972,000
                                                       ==========    ========
Related allowance for possible credit losses.......    $  189,000    $205,000
                                                       ==========    ========
Average investment in impaired loans ..............    $1,370,000    $984,000
                                                       ==========    ========
Interest recognized on impaired loans .............    $   81,000    $ 42,000
                                                       ==========    ========

NOTE 6. PREMISES AND EQUIPMENT, NET

                                                              DECEMBER 31,
                                                      ------------------------
                                                         2002          2001
                                                      ----------    ----------

Land .............................................    $1,189,000    $1,189,000
Buildings and improvements .......................     2,055,000     2,053,000
Leasehold improvements ...........................       654,000       483,000
Furniture, fixtures and equipment ................     3,449,000     2,991,000
                                                      ----------    ----------
                                                       7,347,000     6,716,000
Less accumulated depreciation and amortization....     3,614,000     3,053,000
                                                      ----------    ----------
Total premises & equipment, net ..................    $3,733,000    $3,663,000
                                                      ==========    ==========

NOTE 7. DEPOSITS

                                                      DECEMBER 31, 2002            DECEMBER 31, 2001
                                                  -----------------------      -------------------------
                                                  WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE
                                                   RATE         AMOUNT           RATE          AMOUNT
                                                  --------   ------------      ---------    ------------
Noninterest-bearing demand ......................     0%      $69,344,000           0%       $57,581,000

NOW accounts ....................................  0.77%       34,521,000        0.77%        30,138,000
Money market accounts ...........................  1.33%       66,670,000        1.65%        61,556,000
                                                   ----      ------------        ----       ------------
Total interest-bearing demand ...................  1.14%      101,191,000        1.36%        91,694,000

Statement savings and clubs .....................  1.08%       35,205,000        1.02%        23,693,000
Business savings ................................  0.70%        3,037,000        0.97%         2,055,000
                                                   ----      ------------        ----       ------------
Total savings ...................................  1.05%       38,242,000        1.02%        25,748,000

IRA investment and variable rate savings ........  4.38%       16,415,000        5.24%        13,982,000
Money market certificates .......................  3.35%       77,543,000        4.98%        66,679,000
                                                   ----      ------------        ----       ------------
Total certificates of deposit ...................  3.53%       93,958,000        5.02%        80,661,000
                                                   ----      ------------        ----       ------------

Total interest-bearing deposits .................  2.09%      233,391,000        2.81%       198,103,000
                                                   ----      ------------        ----       ------------
Total deposits ..................................  1.61%     $302,735,000        2.17%      $255,684,000
                                                   ====      ============        ====       ============

Certificates of deposit with balances of $100,000 or more at December 31, 2002 and 2001, totaled approximately $27,385,000 and $15,912,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $925,000, $808,000, and $609,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                              DECEMBER 31,
                                                      --------------------------
                                                          2002          2001
                                                      -----------    -----------
One year or less .................................    $50,543,000    $49,711,000
After one to three years .........................     33,858,000     24,456,000
After three years ................................      9,557,000      6,494,000
                                                      -----------    -----------
                                                      $93,958,000    $80,661,000
                                                      ===========    ===========

NOTE 8.  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

At December 31, 2002 and 2001, securities sold under agreements to repurchase were collateralized by U. S. Treasury and agency securities having a carrying value of approximately $3,559,000 and $2,606,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                             DECEMBER 31,
                                                      -------------------------
                                                         2002           2001
                                                      ----------     ----------
Balance ..........................................    $2,435,000     $  655,000
Weighted average interest rate ...................          1.98%          4.00%
Weighted average length of maturity ..............      119 days       365 days
Maximum amount outstanding at any month end during
  the year .......................................    $2,435,000     $1,252,000
Average amount outstanding during the year .......    $1,018,000     $1,088,000
Average interest rate during the year ............          2.83%          4.52%

NOTE 9. REGULATORY CAPITAL REQUIREMENTS

Regulations of the Board of Governors of the Federal Reserve System ("FRB") require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2002, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

Under its prompt corrective action regulations, the FRB is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FRB about capital components, risk weightings and other factors.

Management believes that, as of December 31, 2002, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2002 and 2001, compared to the FRB minimum capital adequacy requirements and the FRB requirements for classification as a well capitalized institution:

                                                                      FRB REQUIREMENTS
                                                        ------------------------------------------
                                                           MINIMUM CAPITAL     FOR CLASSIFICATION
                                       ACTUAL                  ADEQUACY        AS WELL CAPITALIZED
                                -------------------     -------------------    -------------------
                                  AMOUNT      RATIO        AMOUNT     RATIO      AMOUNT      RATIO
                                ----------    -----     ----------    -----    ----------    -----
December 31, 2002
Leverage (Tier 1) capital...    23,394,000     7.02%    13,336,000     4.00%   16,670,000     5.00%
Risk-based capital:
  Tier 1 ...................    23,394,000    10.53%     8,890,000     4.00%   13,336,000     6.00%
  Total ....................    26,083,000    11.74%    17,781,000     8.00%   22,226,000    10.00%

December 31, 2001
Leverage (Tier 1) capital...    20,216,000     7.45%    10,852,000     4.00%   13,565,000     5.00%
Risk-based capital:
   Tier 1 ..................    20,216,000    10.65%     7,594,000     4.00%   11,391,000     6.00%
   Total ...................    22,591,000    11.90%    15,187,000     8.00%   18,984,000    10.00%

NOTE 10. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2002, 2001 and 2000 amounted to approximately $221,000, $167,000 and $205,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2002, 2001 and 2000 amounted to approximately $42,000, $42,000 and $39,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 1,664 and 1,464 shares during 2002 and 2001, respectively, at a purchase price of 95% of fair market value.

NOTE 11. STOCK-BASED COMPENSATION

At December 31, 2002, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 2002 and 2001 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 2,746 and 4,390 shares under the Director Stock Plan during 2002 and 2001, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 86,149 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire between five and ten years from the date of grant and are subject to a vesting schedule. There were no options granted during 2001 or 2002. A summary of the status of the qualified stock options as of December 31, 2002 and 2001 and changes during the years then ended on those dates is presented below:

                                                             2002                                 2001
                                                 ----------------------------         -----------------------------
                                                                    WEIGHTED-                             WEIGHTED-
                                                                    AVERAGE                               AVERAGE
                                                                    EXERCISE                              EXERCISE
                                                  SHARES             PRICE              SHARES             PRICE
                                                  ------           ----------           ------           ----------
Outstanding at beginning of year ..........       38,095           $    11.62           38,095           $    11.62
Granted ...................................           --                   --               --                   --
Exercised .................................        5,082                10.10               --                   --
Forfeited .................................           --                   --               --                   --
                                                  ------           ----------           ------           ----------
Outstanding at end of year ................       33,013           $    11.86           38,095           $    11.62
Options exercisable at year end ...........       26,593                                24,090
Weighted-average fair value of options
  granted during the year .................      $    --                               $    --

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2002:

                                                                            OPTIONS OUTSTANDING
                                                 --------------------------------------------------------------------
                                                   NUMBER           WEIGHTED-AVG.       WEIGHTED-           NUMBER
                                                 OUTSTANDING         REMAINING           AVERAGE          EXERCISABLE
                                                 AT 12/31/02     CONTRACTUAL LIFE    EXERCISE PRICE        12/31/02
                                                 -----------     ----------------    --------------       -----------
RANGE OF EXERCISE PRICES:
           $ 9 - 11 .......................        21,960              4.51              $ 9.89              21,194
           $11 - 13 .......................            --                --                  --                  --
           $13 - 15 .......................         3,282              6.15               14.81               1,969
           $15 - 17 .......................         7,771              5.82               16.17               3,430
                                                   ------              ----              ------              ------
           $ 9 - 17 .......................        33,013              4.99              $11.86              26,593
                                                   ------              ----              ------              ------

The 1995 Stock Option Plan for Non-Employee Directors had reserved 82,047 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 7,457 shares of common stock. No option could be exercised more than five years after the date of its grant. The options were issued with an exercise price of $9.64, 95% of the fair market value on the date the options were granted. During 2001, an option to purchase the remaining shares available under this plan, 7,457 shares, were granted to a new director. The option to purchase these shares was issued with an exercise price of $15.49, 95% of the fair market value on the date the option was granted. As a result of the discount, $6,000 was charged to noninterest expense for 2001. Options to purchase 28,172 and 5,731 shares were exercised in 2002 and 2001, respectively. All options to purchase shares have been exercised under this plan.

In May 2001, the shareholders approved the 2001 Stock Option Plan for Non-Employee Directors that would allow the Corporation to grant a maximum of 5,512 shares to each director. The plan reserved 66,150 shares of common stock for issuance. Options would be exercisable 20% each year for five years. No option may be exercised more than five years after the date of its grant. Options to purchase 49,612 shares were granted in 2001 with an exercise price of $15.08. Options to purchase 1,102 shares were exercised during 2002 and 8,820 were exercisable at December 31, 2002.

The Corporation applies the "intrinsic value based method" as described in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for these stock option plans. Consistent with SFAS 123, if compensation cost for the plans was included, the Corporation's net income and earnings per share would have been reduced to the proforma amounts as disclosed in Note 1.

The fair value of options granted for employees and directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                         DIRECTORS        EMPLOYEE        EMPLOYEE         EMPLOYEE         EMPLOYEE
                                       STOCK OPTIONS   STOCK OPTIONS    STOCK OPTIONS    STOCK OPTIONS    STOCK OPTIONS
                                           2001            2000             1999             1998             1997
                                       -------------   -------------    -------------    -------------    -------------

Dividend yield .......................     1.62%           1.57%            1.25%            1.12%            1.15%
Expected volatility ..................    39.76%          20.27%           23.63%           16.24%           14.07%
Risk-free interest rate ..............     5.07%           5.16%            6.65%            5.58%            6.64%
Expected Life ........................   7 years          7 years          7 years          7 years          7 years
Fair value at grant date .............    $6.36           $4.66            $5.45            $3.20            $3.02

NOTE 12:  EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2002, 2001 and 2000:

                                                               2002                2001                 2000
                                                            ----------         ----------         ----------

Net income .........................................        $3,116,000         $2,558,000         $2,420,000
                                                            ----------         ----------         ----------
Income available to common stockholders,
  basic and diluted ................................         3,116,000          2,558,000          2,420,000
                                                            ==========         ==========         ==========
Weighted average common shares
  outstanding - basic ..............................         1,953,500          1,917,690          1,888,389
Effect of dilutive securities - stock options ......            15,466             21,332             17,196
                                                            ----------         ----------         ----------
Weighted average common shares
  outstanding - diluted ............................         1,968,966          1,939,022          1,905,585
                                                            ==========         ==========         ==========

Basic earnings per share ...........................            $ 1.59             $ 1.33             $ 1.28
                                                            ==========         ==========         ==========

Diluted earnings per share .........................            $ 1.58             $ 1.32             $ 1.27
                                                            ==========         ==========         ==========

NOTE 13. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                               2002            2001                 2000
                                                           -----------      -----------      -----------

Current tax expense:
  Federal .........................................        $ 1,321,000      $ 1,180,000      $ 1,134,000
  State ...........................................            384,000          295,000          280,000
                                                           -----------      -----------      -----------
                                                             1,705,000        1,475,000        1,414,000
Deferred tax benefit:
  Federal .........................................            (61,000)        (146,000)        (148,000)
  State ...........................................            (10,000)         (25,000)         (26,000)
                                                           -----------      -----------      -----------
                                                               (71,000)        (171,000)        (174,000)
                                                           -----------      -----------      -----------
                                                           $ 1,634,000      $ 1,304,000      $ 1,240,000
                                                           ===========      ===========      ===========

Not included in the above table is income tax expense relating to unrealized gains on securities available for sale recognized in stockholders'equity amounting to $83,000, $87,000, and $182,000 for the years ended December 31, 2002, 2001, and 2000 respectively. On July 1, 2002, the State of New Jersey passed changes to the New Jersey Corporate Business Tax, effective retroactively to January 1, 2002. The provision affecting the Corporation was the increase in the Investment Company tax rate from 2.25% to 2.60% which increased the state tax expense by $17,000.

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                         YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------------
                                                                2002             2001             2000
                                                             -----------      -----------      -----------

Federal income tax ......................................    $ 1,615,000      $ 1,313,000      $ 1,244,000
Add (deduct) effect of:
  State income taxes, net of federal income tax effect ..        247,000          178,000          168,000
  Nontaxable interest income ............................       (236,000)        (250,000)        (225,000)
  Other items, net ......................................          8,000           63,000           53,000
                                                             -----------      -----------      -----------
Effective federal income taxes ..........................    $ 1,634,000      $ 1,304,000      $ 1,240,000
                                                             ===========      ===========      ===========

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                             DECEMBER 31,
                                                                    ------------------------------
                                                                       2002                2001
                                                                    ----------          ----------
Deferred tax assets/liabilities:
  Allowance for loan losses ................................        $1,074,000          $1,039,000
  Allowance for losses on investments ......................            28,000              14,000
  Core deposit intangible amortization .....................            26,000              27,000
  Nonaccrual loan interest .................................            36,000               3,000
  Depreciation .............................................            90,000              89,000
  Other ....................................................                --               6,000
                                                                    ----------          ----------
                                                                     1,254,000           1,178,000
                                                                    ----------          ----------

Deferred tax liabilities:
  Unrealized gains on securities available for sale ........           101,000              18,000
  Other ....................................................             5,000                  --
                                                                    ----------          ----------
                                                                       106,000              18,000
                                                                    ----------          ----------
Net deferred tax assets ....................................        $1,148,000          $1,160,000
                                                                    ==========          ==========

The Corporation has determined that it is not required to establish a valuation reserve for the deferred tax asset, since it is more likely than not that the deferred tax asset will be principally realized through carrybacks to taxable income in prior years, a history of growth in earnings and the prospects for continued growth in the future.

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

At December 31, 2002, the Corporation had mortgage commitments to extend credit aggregating approximately $9.3 million at fixed rates averaging 5.84%, $135,000 variable rate and $2.3 million at rates yet to be determined. Of these loan commitments, $4.6 million fixed, $135,000 variable and $2.3 million at rates yet to be determined will be sold to investors upon closing. Commercial, construction and home equity loan commitments of approximately $12.9 million were extended with variable rates currently averaging 6.29% and $6.8 million were extended at fixed rates averaging 6.26%. All commitments were due to expire within approximately 90 days.

Additionally, at December 31, 2002, the Corporation was committed for approximately $48.8 million of unused lines of credit, consisting of $14.5 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $9.9 million relating to credit cards, and $24.4 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $540,000 at December 31, 2002, of which all expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee payment or performance of a customer to a third party. Those guarantees areprimarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation obtains collateral supporting those commitments for which collateral is deemed necessary.

Rentals under long-term operating leases for branch offices amounted to approximately $273,000 and $264,000 during the years ended December 31, 2002 and 2001, respectively. At December 31, 2002, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

                   YEAR ENDING                       MINIMUM
                   DECEMBER 31                        RENT
                   -------------                    --------

                      2003 .......................  $249,000
                      2004 .......................   176,000
                      2005 .......................   158,000
                      2006 .......................   142,000
                      2007 .......................    91,000
                      Thereafter .................    40,000
                                                    --------
                                                    $856,000
                                                    ========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

NOTE 15. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2002, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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

                                                                        DECEMBER 31,
                                                -----------------------------------------------------------
                                                          2002                             2001
                                                -------------------------        --------------------------
                                                CARRYING        ESTIMATED        CARRYING         ESTIMATED
                                                 AMOUNT        FAIR VALUE         AMOUNT         FAIR VALUE
                                                --------       ----------        --------        ----------
                                                                 (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ..............      $ 33,418        $ 33,418         $ 34,074         $ 34,074
  Securities available for sale ..........        12,812          12,812           12,549           12,549
  Securities held to maturity ............        60,887          62,273           37,872           38,110
  FHLB-NY stock ..........................         1,059           1,059              885              885
  Net loans ..............................       213,579         218,219          182,930          186,852
  Mortgage loans held for sale ...........         2,099           2,099            3,239            3,239

Financial liabilities:
  Deposits ...............................       302,735         304,813          255,684          257,585
  Securities sold under agreements
     to repurchase .......................         2,435           2,435              655              655

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

DEPOSITS

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2002 and 2001, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying value approximates fair value due to the relatively short time before maturity.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2002 and 2001 were not material.

LIMITATIONS

The preceding fair value estimates were made at December 31, 2002 and 2001, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair valueestimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2002 and 2001, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 17. PARENT COMPANY ONLY

The Corporation, formed in January, 1995, owns one subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2002 and 2001 are presented below:

CONDENSED STATEMENTS OF FINANCIAL CONDITION                                 YEAR ENDED DECEMBER 31,
                                                                   ------------------------------------
                                                                       2002                    2001
                                                                   -----------              -----------
  ASSETS

  Cash and due from banks ...................................      $ 1,092,000              $   138,000
  Securities held to maturity ...............................               --                  350,000
  Investment in subsidiary ..................................       22,752,000               20,026,000
  Accrued interest receivable ...............................               --                    7,000
  Other assets ..............................................           22,000                   70,000
                                                                   -----------              -----------
         Total assets .......................................      $23,866,000              $20,591,000
                                                                   -----------              -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

  Other liabilities .........................................      $    49,000              $    38,000
  Stockholders' equity ......................................       23,817,000               20,553,000
                                                                   -----------              -----------
          Total liabilities and Stockholders' equity ........      $23,866,000              $20,591,000
                                                                   ===========              ===========

CONDENSED STATEMENTS OF INCOME                                                    YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------
                                                                       2002               2001                2000
                                                                   -----------         -----------         -----------
Interest income - securities available for sale .............      $        --         $     6,000         $     7,000
Interest income - securities held to maturity ...............           24,000              19,000               7,000
Dividend income .............................................          575,000             475,000                  --
Other income ................................................               --                  --               5,000
                                                                   -----------         -----------         -----------
        Total income ........................................          599,000             500,000              19,000
Other expenses ..............................................          106,000              30,000               6,000
                                                                   -----------         -----------         -----------
Income before income taxes ..................................          493,000             470,000              13,000
Tax (benefit) expense .......................................          (28,000)                 --               5,000
                                                                   -----------         -----------         -----------
Income before equity in undistributed earnings of
  subsidiary ................................................          521,000             470,000               8,000
Equity in undistributed earnings of subsidiary ..............        2,595,000           2,088,000           2,412,000
                                                                   -----------         -----------         -----------
Net income ..................................................      $ 3,116,000         $ 2,558,000         $ 2,420,000
                                                                   ===========         ===========         ===========

CONDENSED STATEMENTS OF CASH FLOWS                                                YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------
                                                                       2002               2001                2000
                                                                   -----------         -----------         -----------
Cash flows from operating activities:
  Net income ................................................      $ 3,116,000         $ 2,558,000         $ 2,420,000
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Equity in undistributed earnings of subsidiary ........       (2,595,000)         (2,088,000)         (2,412,000)
      Issuance of stock options at a discount ...............               --               6,000                  --
      Decrease (increase) in accrued interest receivable ....            7,000               3,000              (7,000)
      Decrease (increase) in other assets ...................           47,000              (5,000)                 --
      Increase (decrease) in other liabilities ..............           11,000             (44,000)            (16,000)
                                                                   -----------         -----------         -----------
        Net cash provided (used) by operating activities ....          586,000             430,000             (15,000)
Cash flows from investing activities:
  Purchase of security held to maturity .....................         (300,000)           (100,000)           (250,000)
  Proceeds from calls on securities available for sale ......          650,000             100,000                  --
                                                                   -----------         -----------         -----------
        Net cash used in investing activities ...............          350,000                  --            (250,000)
                                                                   -----------         -----------         -----------
Cash flows from financing activities:
  Cash dividends paid on common stock .......................         (669,000)           (558,000)           (456,000)
  Exercise of stock options .................................          371,000              67,000             242,000
  Purchase of Treasury Stock ................................         (164,000)           (340,000)                 --
  Issuance of common stock ..................................          480,000             471,000             422,000
                                                                   -----------         -----------         -----------
        Net cash provided (used) by investing activities ....           18,000            (360,000)            208,000
                                                                   -----------         -----------         -----------
Net increase (decrease) in cash and cash equivalents ........          954,000              70,000             (57,000)
Cash and cash equivalents - beginning .......................          138,000              68,000             125,000
                                                                   -----------         -----------         -----------
Cash and cash equivalents - ending ..........................      $ 1,092,000         $   138,000         $    68,000
                                                                   ===========         ===========         ===========

NOTE 18. RECENT ACCOUNTING PRONOUNCEMENTS

SFAS NO. 142
On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and periodically reviewed for impairment.

The Corporation adopted the provisions of SFAS No. 142 on January 1, 2002. The Corporation currently has no recorded goodwill or intangible assets with indefinite useful lives and the adoption of SFAS No. 142 did not have a significant impact on the Corporation's consolidated financial statements.

SFAS NO. 143
In August, 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143) which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The Corporation is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The initial adoption of SFAS No. 143 did not significantly impact the Corporation's consolidated financial statements.

SFAS NO. 144
On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of that Statement. The Statement is effective for the fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the Corporation's consolidated financial statements.

SFAS NO. 145
In April, 2002 the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). The statement was issued to eliminate an inconsistency in the required accounting for sale-leaseback transactions and certain lease modifications that were similar to sale-leaseback transactions and to rescind FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carrier" as well as amending other existing authoritative pronouncements to make various technical corrections.

SFAS No. 145 also rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt" and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Under SFAS No. 4, as amended by SFAS No. 64, gains and losses from the extinguishments of debt were required to be classified as an extraordinary item, if material. Under SFAS No. 145 gains and losses from the extinguishment of debt are to be classified as a component of operating income, rather than as an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. Upon adoption, companies must reclassify prior period amounts previously classified as an extraordinary item. The initial adoption of SFAS No. 145 did not have a significant impact on the Corporation's consolidated financial statements.

SFAS NO. 146
In July, 2002, the FASB issued SFAS No. 146, "Accounting of Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the initial adoption of SFAS No. 142 will have a significant impact on the Corporation's consolidated financial statements.

SFAS NO. 147
In October, 2002, the FASB issued SFAS No. 147, " Acquisitions of Certain Financial Institutions - an amendment to FASB Statements No. 72 and 144 and FASB Interpretation No. 9" (SFAS No. 147). SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 147 that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.

SFAS No. 147 clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. The provisions of SFAS No. 147 were effective October 1, 2002. This statement provided clarification on the intangible assets recorded on the Corporation's financial statements. In prior years goodwill was reported on the Corporation's financial statements resulting from the excess of fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition completed in 1995, which did not qualify as a business combination. In adopting SFAS No. 147, the Corporation reclassified goodwill to other intangible assets and will continue to amortized these assets on a straight-line method over their expected remaining life of 7.2 years.

SFAS NO. 148
In December, 2002 the FASB issued Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment to FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation elected to remain on its historic accounting method related to stock- based awards. The Corporation has provided the expanded disclosures required by SFAS No. 148 in the December 31, 2002 financial statements.

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 2002 and 2001 (dollars in thousands).

                                                                 FIRST          SECOND         THIRD         FOURTH
                                                                QUARTER        QUARTER        QUARTER        QUARTER          TOTAL
                                                                -------        -------        -------        -------         -------
YEAR ENDED DECEMBER 31, 2002:

Interest income ........................................         $4,266         $4,374         $4,567         $4,571         $17,778
Interest expense .......................................          1,318          1,306          1,324          1,323           5,271
                                                                 ------         ------         ------         ------         -------
    Net interest income before
      provision for loan losses ........................          2,948          3,068          3,243          3,248          12,507
Provision for loan losses ..............................             40             30             30             60             160
                                                                 ------         ------         ------         ------         -------
    Net interest income after
      provision for loan losses ........................          2,908          3,038          3,213          3,188          12,347
Noninterest income .....................................            530            599            533            588           2,250
Noninterest expense ....................................          2,376          2,447          2,456          2,568           9,847
                                                                 ------         ------         ------         ------         -------
    Net income before income tax expense ...............          1,062          1,190          1,290          1,208           4,750
Federal and state income tax expense ...................            357            406            454            417           1,634
                                                                 ------         ------         ------         ------         -------
Net income .............................................         $  705         $  784         $  836         $  791         $ 3,116
                                                                 ======         ======         ======         ======         =======
Basic earnings per share ...............................         $ 0.36         $ 0.40         $ 0.43         $ 0.40         $  1.59
                                                                 ======         ======         ======         ======         =======
Diluted earnings per share .............................         $ 0.36         $ 0.40         $ 0.42         $ 0.40         $  1.58
                                                                 ======         ======         ======         ======         =======

                                                                 FIRST          SECOND         THIRD         FOURTH
                                                                QUARTER        QUARTER        QUARTER        QUARTER          TOTAL
                                                                -------        -------        -------        -------         -------
YEAR ENDED DECEMBER 31, 2001:

Interest income ........................................         $4,300         $4,354         $4,518         $4,423         $17,595
Interest expense .......................................          1,691          1,738          1,736          1,564           6,729
                                                                 ------         ------         ------         ------         -------
    Net interest income before
      provision for loan losses ........................          2,609          2,616          2,782          2,859          10,866
Provision for loan losses ..............................            105            115            120             80             420
                                                                 ------         ------         ------         ------         -------
    Net interest income after
      provision for loan losses ........................          2,504          2,501          2,662          2,779          10,446
Noninterest income .....................................            359            481            390            465           1,695
Noninterest expense ....................................          1,952          2,039          2,041          2,247           8,279
                                                                 ------         ------         ------         ------         -------
    Net income before income tax expense ...............            911            943          1,011            997           3,862
Federal and state income tax expense ...................            310            318            344            332           1,304
                                                                 ------         ------         ------         ------         -------
Net income .............................................         $  601         $  625         $  667         $  665         $ 2,558
                                                                 ======         ======         ======         ======         =======
Basic earnings per share ...............................         $ 0.31         $ 0.32         $ 0.35         $ 0.35          $$1.33
                                                                 ======         ======         ======         ======         =======
Diluted earnings per share .............................         $ 0.31         $ 0.32         $ 0.35         $ 0.34          $$1.32
                                                                 ======         ======         ======         ======         =======