Form 10-K, Exhibit 13
period 2003-12-31
STEWARDSHIP FINANCIAL CORP
filed 2004-03-30
CIK 1023860

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
            CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                               December 31,
                                                                  -----------------------------------------------------------------
                                                                    2003          2002            2001          2000         1999
                                                                  --------      --------       --------       --------     --------

                                                                     (Dollars in thousands, except per share amounts)
Earnings Summary:

   Net interest income ......................................     $ 14,324      $ 12,507       $ 10,866       $ 10,349     $  8,881
   Provision for loan losses ................................         (425)         (160)          (420)          (410)        (340)
                                                                  --------      --------       --------       --------     --------
   Net interest income after
      provision for loan losses .............................       13,899        12,347         10,446          9,939        8,541
   Noninterest income .......................................        2,894         2,250          1,695          1,279        1,091
   Noninterest expense ......................................       11,394         9,847          8,279          7,558        6,679
                                                                  --------      --------       --------       --------     --------
   Income before income tax expense .........................        5,399         4,750          3,862          3,660        2,953
   Income tax expense .......................................        1,908         1,634          1,304          1,240          972
                                                                  --------      --------       --------       --------     --------
   Net income ...............................................     $  3,491      $  3,116       $  2,558       $  2,420     $  1,981
                                                                  ========      ========       ========       ========     ========

Common Share Data:(1)

   Basic net income .........................................     $   1.11      $   1.01       $   0.85       $   0.81     $   0.69
   Diluted net income .......................................         1.10          1.00           0.84           0.81         0.68
   Cash dividends declared ..................................         0.26          0.22           0.18           0.15         0.13
   Book value at year end ...................................         8.58          7.66           6.80           6.07         5.24
   Average shares outstanding ...............................        3,140         3,077          3,020          2,974        2,878
   Shares outstanding at year end ...........................        3,165         3,111          3,025          3,002        2,917
   Dividend payout ratio ....................................        23.37%        21.41%         21.81%         18.84%       18.53%

Selected Consolidated Ratios:

   Return on average assets .................................         0.97%         1.03%          1.01%          1.11%        1.03%
   Return on average stockholders' equity ...................        13.68%        14.01%         13.09%         14.52%       13.77%
   Average stockholders' equity as
      a percentage of average total assets ..................         7.12%         7.36%          7.74%          7.67%        7.49%
   Tier-I capital leverage (2) ..............................         8.89%         7.02%          7.45%          7.87%        7.52%
   Tier-I risk based capital (3) ............................        12.93%        10.53%         10.65%         11.01%       11.16%
   Total risk based capital (3) .............................        14.03%        11.74%         11.90%         12.26%       12.41%
   Allowance for loan loss total to total loans .............         1.10%         1.24%          1.40%          1.30%        1.30%
   Nonperforming loans to total loans .......................         0.42%         0.62%          0.52%          0.45%        0.02%

Selected Year-end Balances:

   Total assets .............................................     $401,768      $331,087       $278,523       $231,159     $203,072
   Total loans, net of allowance
      for loan loss .........................................      258,776       213,579        182,930        169,052      142,196
   Total deposits ...........................................      341,538       302,735        255,684        210,135      185,167
   Stockholders' equity .....................................       27,149        23,817         20,553         18,208       15,286

----------

(1) All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2000, 2001, 2002 and 2003 and a 3 for 2 stock split that occurred in July 2003.

(2)   As a percentage of average quarterly assets.

(3)   As a percentage of total risk-weighted assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2003, 2002 and 2001. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

This annual report contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "plan," "estimate," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation's interest rate spread or other income anticipated from operations and investments. As used in this annual report, "we" and "us" and "our" refer to Stewardship Financial Corporation and its consolidated subsidiary, Atlantic Stewardship Bank, depending on the context.

Introduction

The Corporation, organized in January 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiary, Stewardship Investment Corp., is now the wholly-owned subsidiary of the Corporation. The Corporation also formed a second subsidiary in 2003, Stewardship Statutory Trust I (the "Trust"). The Trust was formed to issue Trust Preferred Securities to enhance the capital position of the Corporation.

The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio. The Corporation earns income and generates cash primarily through the deposit gathering activities of the branch network These deposits are then utilized to fund the Corporation's lending and investing activities.

The Corporation is affected by the overall economic conditions in northern New Jersey, interest rate and yield curve environment, and the national economy. These factors are relevant because they will affect the Corporation's ability to attract specific deposit products, invest in loan and investment products, and earn acceptable profits without incurring increased risks.

When evaluating the financial condition and operating performance of the organization, management reviews historical trends and peer comparisons of the growth of the organization, asset and deposit concentrations, interest margin analysis, adequacy of loan loss reserve and loan quality performance, adequacy of capital under current positions as well as to support future expansion, adequacy of liquidity, and overall quality of earnings performance.

The Corporation has developed a strong deposit base with good franchise value. Our challenges are to continue to grow the deposit base of existing branches, explore new branch opportunities, provide adequate technological enhancements to achieve efficiencies and deliver strong products, and provide the highest level of customer service.

The Corporation implemented a strategy to raise capital during 2003 to support the future growth of the organization. In September 2003, the Corporation formed a new subsidiary, Stewardship Statutory Trust I (the "Trust"). The Trust, a statutory business trust, issued $7.0 million Fixed/Floating Rate Capital Securities ("Capital Securities") due September 17, 2033. The proceeds from this issuance were used to purchase from the Corporation, $7.0 million of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures ("Debentures") also maturing September 17, 2033. The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%. Both the Capital Securities and the Debentures are redeemable quarterly beginning September 17, 2008.

The proceeds from the Debentures were use to provide a capital infusion into the Bank and to purchase investment securities. The Corporation purchased 1.5 million shares of common stock of the Bank at $20.00 per share. In December 2003, the Corporation entered into a $20.0 million leveraging strategy to help cover the cost of raising capital. The leveraging strategy consisted of $20.0 million in Federal Home Loan Bank ("FHLB") borrowings, the proceeds of which were utilized to purchase agency and mortgage-backed securities.

Critical Accounting Policies And Estimates

"Management's Discussion and Analysis of Financial Condition and Results of Operation," is based upon the Corporation's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation's Audited Consolidated Financial Statements for the year ended December 31, 2003 contains a summary of the Corporation's significant accounting policies. Management believes the Corporation's policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

The allowance for loan losses is based upon management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate, which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Corporation's control.

Earnings Summary

The Corporation reported net income of $3.5 million, or $1.10 diluted earnings per share, for the year ended December 31, 2003, an increase of $375,000, or 12.0%, above the $3.1 million recorded for 2002. Earnings for 2002 had increased $558,000, or 21.8%, over the 2001 earnings of $2.6 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income offset by increases in noninterest expense.

Although interest rates continued to decline in 2003, the Corporation's net interest income increased $1.8 million, contributing to the increased earnings per share. An increase in the average loan and investment volume helped to offset the decline in interest rates.

The return on average assets decreased in 2003 to 0.97% from 1.03% in 2002. The return on average equity decreased to 13.68% in 2003 from 14.01% in 2002. These decreases were due to the pressure on net interest margin and the increase in the provision for loan loss.

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

In 2003, net interest income, on a tax equivalent basis, increased to $14.6 million from $12.8 million in 2002, an increase of $1.8 million, or 14.2%. This was caused by an increase of $14.0 million, or 20.9%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $1.1 million, or 6.3%, during 2003 to $19.2 million from $18.1 million earned during 2002. The increase was due to an increase in the average volume of interest-earning assets partially offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $54.1 million in 2003, or 18.9%, over the 2002 amount with average loans attributing to $43.8 million of the increase due primarily to the Corporation's increased competitiveness within the marketplace and the attractive level of interest rates.

Interest expense decreased $680,000, or 12.9%, during 2003 to $4.6 million. The decrease was due to a declining rate environment partially offset by an increase in average interest-bearing liabilities of $40.0 million, or 18.3%, to $258.3 million during 2003. Yields on interest-bearing liabilities decreased to 1.78% during 2003 from 2.41% during 2002. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $12.9 million, or 21.6%, to $72.7 million during 2003.

In 2002, net interest income, on a tax equivalent basis, increased to $12.8 million from $11.1 million in 2001, an increase of $1.7 million, or 15.4%. Interest income, on a tax equivalent basis, increased $252,000, or 1.4%, during 2002 to $18.1 million from $17.8 million earned in 2001. The increase was due to an increase in the average volume of interest-earning assets offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $47.3 million in 2002, or 19.9%, over the 2001 amount. Interest expense decreased $1.5 million or 21.7%, during 2002. The decrease was due to the decline in interest rates from 3.72% in 2001 to 2.41% in 2002, partially offset by an increase in average interest-bearing liabilities. Average noninterest-bearing demand deposits increased $9.1 million, or 17.9%, to $59.8 million during 2002.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2003, 2002 and 2001 including, (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 2003, 2002 and 2001. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                                     2003                           2002                           2001
                                          ----------------------------   ---------------------------   -----------------------------
                                                               Average                       Average                        Average
                                                    Interest    Rates             Interest    Rates              Interest     Rates
                                          Average    Income/   Earned/   Average   Income/   Earned/   Average    Income/    Earned/
                                          Balance    Expense    Paid     Balance   Expense    Paid     Balance    Expense     Paid
                                          -------   --------   -------   -------  --------   -------   -------   --------   --------
                                                                            (Dollars in thousands)
Assets

Interest-earning assets:
Loans(1) ...........................     $242,530    $16,091    6.63%   $198,737   $14,673    7.38%   $180,926    $14,836     8.20%
Taxable investment securities(1) ...       59,097      1,929    3.26      41,026     1,970    4.80      26,328      1,616     6.14
Tax-exempt investment
  securities(1)(2) .................       20,385      1,051    5.16      19,766     1,075    5.44      16,007        904     5.65
Other interest-earning assets ......       17,680        168    0.95      26,106       380    1.46      15,036        490     3.26
                                         --------    -------            --------   -------            --------    -------
Total interest-earning assets ......      339,692     19,239    5.66     285,635    18,098    6.34     238,297     17,846     7.49
                                                     -------                       -------                        -------
Non-interest-earning assets:
Allowance for loan losses ..........       (2,839)                        (2,663)                       (2,423)
Other assets .......................       21,816                         19,424                        16,572
                                         --------                       --------                      --------
Total assets .......................     $358,669                       $302,396                      $252,446
                                         ========                       ========                      ========

Liabilities and Stockholders' Equity

Interest-bearing liabilities:
Interest-bearing
  demand deposits ..................     $115,383    $ 1,058    0.92%   $ 98,503   $ 1,314    1.33%   $ 79,965    $ 2,038     2.55%
Savings deposits ...................       41,767        325    0.78      31,486       336    1.07      22,704        319     1.41
Time deposits ......................       94,047      2,975    3.16      87,296     3,592    4.11      77,180      4,323     5.60
Repurchase agreements ..............        3,998         57    1.43       1,030        29    2.82       1,107         49     4.43
FHLB borrowings ....................        1,041         35    3.36          --        --      --          --         --       --
Subordinated debenture .............        2,097        141    6.72          --        --      --          --         --       --
                                         --------    -------            --------   -------            --------    -------
Total interest-bearing
  liabilities ......................      258,333      4,591    1.78     218,315     5,271    2.41     180,956      6,729     3.72
                                                     -------                       -------                        -------
Non-interest-bearing liabilities:
Demand deposits ....................       72,687                         59,784                        50,702
Other liabilities ..................        2,126                          2,047                         1,256
Stockholders' equity ...............       25,523                         22,250                        19,532
                                         --------                       --------                      --------
Total liabilities and
  stockholders' equity .............     $358,669                       $302,396                      $252,446
                                         ========                       ========                      ========

Net interest income
 (taxable equivalent basis) ........                  14,648                        12,827                         11,117
Tax equivalent adjustment ..........                    (324)                         (320)                          (251)
                                                     -------                       -------                        -------
Net interest income ................                 $14,324                       $12,507                        $10,866
                                                     =======                       =======                        =======

Net interest spread
 (taxable equivalent basis) ........                            3.88%                         3.93%                           3.77%
                                                                ====                          ====                            ====

Net yield on interest-earning assets
 (taxable equivalent basis)(3) .....                            4.31%                         4.49%                           4.67%
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

                                                                 2003 Versus 2002                         2002 Versus 2001
                                                      -----------------------------------       -----------------------------------
                                                                                  (In thousands)
                                                              Increase (Decrease)                      Increase (Decrease)
                                                                Due to Change in                         Due to Change in
                                                      -----------------------------------       -----------------------------------
                                                      Volume          Rate          Net          Volume         Rate          Net
                                                      -------       -------       -------       -------       -------       -------
Interest income:

  Loans ........................................      $ 3,009       $(1,591)      $ 1,418       $ 2,050       $  (632)      $ 1,418
  Taxable investment securities ................          707          (748)          (41)           75           (93)          (18)
  Tax-exempt investment securities .............           33           (57)          (24)          101           (24)           77
  Other interest-earning assets ................         (102)         (110)         (212)          246          (382)         (136)
                                                      -------       -------       -------       -------       -------       -------

    Total interest-earning assets ..............        3,647        (2,506)        1,141         2,472        (1,131)        1,341
                                                      -------       -------       -------       -------       -------       -------

Interest expense:

  Interest-bearing demand deposits .............      $   200       $  (456)      $  (256)      $   268       $  (460)      $  (192)
  Savings deposits .............................           93          (104)          (11)           20           (29)           (9)
  Time deposits ................................          262          (879)         (617)          913           114         1,027
  Repurchase agreements ........................           48           (20)           28           (11)          (10)          (21)
  FHLB borrowings ..............................           35            --            35            --            --            --
  Subordinated debenture .......................          141            --           141            --            --            --
                                                      -------       -------       -------       -------       -------       -------

    Total interest-bearing liabilities .........          779        (1,459)         (680)        1,190          (385)          805
                                                      -------       -------       -------       -------       -------       -------

  Net change in net interest income ............      $ 2,868       $(1,047)      $ 1,821       $ 1,282       $  (746)      $   536
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

The loan loss provision totaled $425,000 in 2003 representing a 165.6% increase from the 2002 provision of $160,000. This increase was due to the strong growth in the loan portfolio in 2003. The 2002 provision decreased 61.9% from the 2001 provision of $420,000.

Noninterest Income

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gains on sales of mortgage loans, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income increased $644,000, or 28.6%, to $2.9 million during the year ended December 31, 2003, when compared with $2.3 million during the 2002 period. The increase in noninterest income resulted primarily from an increase in fees and service charges on deposit accounts of $317,000 to $2.1 million for the year ended December 31, 2003 due to an increase in the deposit base and income derived from merchant card processing. Gain on sales of mortgage loans increased $203,000 to $451,000 for 2003 due to an increase in the volume of loans originated for sale brought about by the high refinancing activity associated with the low mortgage interest rate environment. Also contributing to the strong increase in noninterest income was the gain on sales of securities of $49,000 and a gain on the sale of a real estate property of $54,000. This property had been purchased in 2001 for a potential branch site. During 2002, the Corporation made the decision to locate the branch in an alternative location and sell the property. The sale was consummated during the first quarter of 2003.

Noninterest income increased by $555,000, or 32.7%, to $2.3 million during the year ended December 31, 2002, when compared with $1.7 million during the 2001 period. The increase resulted primarily from an increase in fees and service charges and a volume related increase in gain on sales of mortgage loans.

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.5 million, or 15.7%, to $11.4 million for the year ended December 31, 2003, compared to $9.8 million for the same period in 2002. Salaries and employee benefits, the major component of noninterest expense, increased $727,000, or 15.6%. The increase was due primarily to additions to staff for the lending, branch administration and deposit operations departments, staffing for the new branch office opened in November 2003 in Wayne, New Jersey and general merit and salary increases. Occupancy and equipment increased $141,000, or 10.9%, primarily due to the increase in our branch facilities. Data processing expense increased $236,000, or 34.6%, due to the increase in our deposit base, the conversion to a check imaging platform, the outsourcing of our statement rendering function and the enhancements to our online banking product. Although management believes that data processing expense will continue to increase, the check imaging conversion will allow the Corporation to more efficiently provide research and customer service to our customer base. Miscellaneous expenses increased $345,000, or 15.7%, due to increased activity in credit card merchant processing and overall support of the general growth of the Corporation.

In accordance with its By-laws to tithe 10% of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $512,000 for the year ended December 31, 2003, an increase of $87,000, or 20.4%, over the same period in 2002.

Noninterest expense increased $1.6 million, or 18.9%, to $9.8 million for the year ended December 31, 2002, compared to $8.3 million for the same period in 2001. Increases in salaries and employee benefits were primarily a result of new personnel hires in lending, deposit operations, and branches. Data processing expense increased due to the upgrading of our online banking and billpay product and servicing a new consumer debit card product.

Income Taxes

Income tax expense totaled $1.9 million for the year ended December 31, 2003, for an effective tax rate of 35.3%, compared to an effective tax rate of 34.4% for the year ended December 31, 2002. The increase in the effective tax rate can be attributed to less income being generated through the investment subsidiary. Income tax expense totaled $1.3 million for the year ended December 31, 2001, for an effective tax rate of 33.8%.

Financial Condition

Total assets at December 31, 2003 were $401.8 million, an increase of $70.7 million, or 21.3%, over the $331.1 million at December 31, 2002. This increase in assets reflects, among other things, a $45.2 million increase in net loans held for portfolio and an increase of $48.5 million in securities available for sale, partially offset by a decrease in cash and cash equivalents of $14.3 million and in securities held to maturity of $8.5 million. Despite principal repayments and refinancings, the Corporation showed strong growth in loan generation. The leveraging transaction, entered into in December, accounted for $20.0 million in new investment purchases in securities available for sale. During the second half of the year, management redeployed Federal funds sold and other interest earning assets into the securities available for sale portfolio in order to improve earnings on these funds.

Loan Portfolio

The Corporation's loan portfolio at December 31, 2003, net of allowance for loan losses, totaled $258.8 million, an increase of $45.2 million, or 21.2%, over the $213.6 million at December 31, 2002. Commercial real estate mortgage loans consisting of $109.7 million, or 41.9% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $21.1 million, or 23.8%, from $88.6 million at December 31, 2002. Commercial loans increased $10.7 million and residential mortgages increased $5.1 million. The residential real estate market in northern New Jersey was strong due to the declining rate environment and the Corporation continued its policy of selling the majority of its fixed rate residential real estate loans in the secondary market.

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2003, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                                                   December 31,
                                                        ---------------------------------------------------------------
                                                          2003           2002           2001          2000       1999
                                                        --------      --------       --------      --------    --------
                                                                                  (in thousands)
Real estate mortgage:
  Residential ................................          $ 44,835      $ 39,705       $ 36,394      $ 34,652    $ 31,716
  Commercial .................................           109,708        88,593         72,262        64,473      53,609
Commercial loans .............................            48,950        38,228         32,871        30,326      21,838

Consumer loans:
  Installment(1) .............................            41,067        37,293         35,961        35,011      32,110
  Home equity ................................            17,181        12,471          7,944         6,699       4,742
  Other ......................................               238           241            243           234         175
                                                        --------      --------       --------      --------    --------

Total loans ..................................           261,979       216,531        185,675       171,395     144,190
Less: Allowance for loan losses ..............             2,888         2,689          2,602         2,223       1,874
    Deferred loan fees .......................               315           263            143           120         120
                                                        --------      --------       --------      --------    --------
Net loans ....................................          $258,776      $213,579       $182,930      $169,052    $142,196
                                                        ========      ========       ========      ========    ========

----------

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of gross loans as of December 31, 2003 by contractual maturity. Borrowers may have the right to prepay obligations with or without prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized below.

                                                                        After 1 Year
                                                             Within      But Within       After
                                                             1 Year        5 Years       5 Years         Total
                                                            --------    ------------     --------      --------
                                                                             (In thousands)
Real estate mortgage .........................              $ 14,984      $ 21,123       $118,436      $154,543
Commercial ...................................                22,446        24,207          2,297        48,950
Consumer .....................................                 2,458        11,762         44,266        58,486
                                                            --------      --------       --------      --------
Total gross loans ............................              $ 39,888      $ 57,092       $164,999      $261,979
                                                            ========      ========       ========      ========

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2003, which have predetermined interest rates or floating or adjustable interest rates:

                                                                                       Floating or
                                                                     Predetermined      Adjustable
                                                                         Rates             Rates            Total
                                                                     -------------      -----------       --------
                                                                                     (In thousands)
Real estate mortgage .................................                  $ 71,473         $ 68,086         $139,559
Commercial ...........................................                    13,212           13,292           26,504
Consumer .............................................                    35,307           20,721           56,028
                                                                        --------         --------         --------
                                                                        $119,992         $102,099         $222,091
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

The Corporation's accounting policies are set forth in Note 1 to the audited financial statements. The application of certain of these policies require significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation's control. The allowance for loan losses represents 1.1% of total loans, or 2.6 times non-performing loans at December 31, 2003, compared with 1.2% of total loans or 2.0 times non-performing loans at December 31, 2002. In management's opinion, the allowance for loan losses totaling $2.9 million is adequate to cover losses inherent in the portfolio at December 31, 2003.

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

The following table sets forth certain information regarding the Corporation's nonperforming loans as of December 31 of each of the preceding five years:

                                                                                                  December 31,
                                                                          ---------------------------------------------------------
                                                                            2003       2002        2001        2000          1999
                                                                          ------      ------      ------      ------      ---------
                                                                                             (Dollars in thousands)
Nonaccrual loans:(1)
  Commercial real estate ............................................     $   83      $   80      $   77      $   --      $      --
  Commercial ........................................................        163         326          --         728             --
  Consumer ..........................................................         11          89          86          --             --
                                                                          ------      ------      ------      ------      ---------
    Total nonaccrual loans ..........................................        257         495         163         728             --
                                                                          ------      ------      ------      ------      ---------

Loans past due ninety days or more and accruing:(2)
  Commercial ........................................................        314          --          14          18             --
  Consumer ..........................................................          6           4           8          --             --
                                                                          ------      ------      ------      ------      ---------
    Total loans past due ninety days or more and
      accruing ......................................................        320           4          22          18             --
                                                                          ------      ------      ------      ------      ---------

Restructured loans:
  Commercial ........................................................        269         451         357          19             25
  Consumer ..........................................................        244         397         430          --             --
                                                                          ------      ------      ------      ------      ---------
    Total restructured loans ........................................        513         848         787          19             25
                                                                          ------      ------      ------      ------      ---------

Total nonperforming loans ...........................................     $1,090      $1,347      $  972      $  765      $      25
                                                                          ======      ======      ======      ======      =========

Nonaccrual loans to total gross loans ...............................       0.10%       0.23%       0.09%       0.42%          0.00%

Nonperforming loans to total gross loans ............................       0.42%       0.62%       0.52%       0.45%          0.02%

Nonperforming loans to total assets .................................       0.27%       0.41%       0.35%       0.33%          0.01%

Allowance for loan losses to nonperforming loans ....................     264.95%     199.63%     267.70%     290.59%      7,493.62%

----------

(1) Restructured loans classified as nonaccrual for the years ended December 31, 2003 and 2002 were $174,000 and $329,000, respectively.

(2) There were approximately $150,000 restructured loans classified as loans past due ninety days or more and accruing at December 31, 2003. Restructured loans classified as loans past due ninety days or more and accruing at December 31, 2001 totaled $14,000.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, the historical relationships among the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                                      2003          2002          2001          2000          1999
                                                                     ------        ------        ------        ------        ------
                                                                                          (Dollars in thousands)
Balance at beginning of period ...............................       $2,689        $2,602        $2,223        $1,874        $1,542
Loans charged off:
  Commercial .................................................          173            65            --            37            11
  Consumer ...................................................           56            25            49            29            26
                                                                     ------        ------        ------        ------        ------
    Total loans charged off ..................................          229            90            49            66            37
                                                                     ------        ------        ------        ------        ------

Recoveries of loans previously charged off:
  Commercial real estate .....................................           --            --            --            --            12
  Commercial .................................................            1             9             5             5             5
  Consumer ...................................................            2             8             3            --            12
                                                                     ------        ------        ------        ------        ------
    Total recoveries of loans previously charged off .........            3            17             8             5            29
                                                                     ------        ------        ------        ------        ------

Net loans charged off ........................................          226            73            41            61             8

Provisions charged to operations .............................          425           160           420           410           340
                                                                     ------        ------        ------        ------        ------

Balance at end of period .....................................       $2,888        $2,689        $2,602        $2,223        $1,874
                                                                     ======        ======        ======        ======        ======

Net charge offs during the period to average
  loans outstanding during the period ........................         0.10%         0.04%         0.02%         0.04%         0.01%
                                                                     ======        ======        ======        ======        ======

Balance of allowance for loan losses at the
  end of year to gross year end loans ........................         1.10%         1.24%         1.40%         1.30%         1.30%
                                                                     ======        ======        ======        ======        ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                         2003                2002                2001                2000                 1999
                                 ------------------  -------------------  ------------------  ------------------  ------------------
                                         Percent to           Percent to          Percent to          Percent to          Percent to
                                 Amount   Total(1)   Amount    Total(1)   Amount    Total(1)  Amount   Total(1)   Amount    Total(1)
                                 ------------------  -------------------  ------------------  ------------------  ------------------
                                                                        (Dollars in thousands)
Real estate - residential ...    $  306     17.1%    $  289      18.3%    $  316     19.6%    $  278     20.2%    $  246     22.0%
Real estate - commercial ....      1038     41.9%       911      40.9%       857     38.9%       699     37.6%       562     37.2%
Commercial ..................       910     18.7%       906      17.7%       849     17.7%       741     17.7%       623     15.1%
Consumer ....................       634     22.3%       583      23.1%       580     23.8%       505     24.5%       443     25.7%
                                 ------    -----     ------     -----     ------    -----     ------    -----     ------    -----
  Total allowance for
      loan losses ...........    $2,888    100.0%    $2,689     100.0%    $2,602    100.0%    $2,223    100.0%    $1,874    100.0%
                                 ======    =====     ======     =====     ======    =====     ======    =====     ======    =====

(1)   Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. government and agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $61.3 million at December 31, 2003, from $12.8 million at December 31, 2002, an increase of $48.5 million, or 378.5%. The large increase can be attributable to $20.0 million in purchases to fund the leveraging strategy and remaining purchases to redeploy liquid investments. Securities held to maturity decreased $8.5 million, or 14.0%, to $52.4 million at December 31, 2003 from $60.9 million at December 31, 2002. Maturities and principal paydowns were reinvested in the lending portfolio.

The following table sets forth the classification of the Corporation's investment securities by major category at the end of the last three years:

                                                                                          December 31,
                                                            ---------------------------------------------------------------------
                                                                  2003                       2002                    2001
                                                            ---------------------------------------------------------------------
                                                            Amount     Percent       Amount      Percent     Amount       Percent
                                                            ------     -------       ------      -------     ------       -------
                                                                                   (Dollars in thousands)
Securities available for sale:

  U.S. Treasury .....................................      $   500        0.8%      $    --        0.0%      $   514        4.1%
  U.S. government agencies ..........................       22,144       36.1%        2,733       21.3%        4,169       33.2%
  Obligations of state and
     political subdivisions .........................        1,406        2.3%          821        6.4%        1,081        8.6%
  Mortgage-backed securities ........................       37,255       60.8%        9,258       72.3%        6,785       54.1%
                                                           -------      -----       -------      -----       -------      -----

Total ...............................................      $61,305      100.0%      $12,812      100.0%      $12,549      100.0%
                                                           =======      =====       =======      =====       =======      =====

Securities held to maturity:

  U.S. Treasury .....................................      $ 1,011        1.9%      $ 1,514        2.5%      $ 1,517        4.0%
  U.S. government agencies ..........................       12,756       24.4%       13,125       21.6%        7,894       20.8%
  Obligations of state and
    political subdivisions ..........................       19,686       37.6%       20,060       32.9%       16,470       43.5%
  Mortgage-backed securities ........................       18,907       36.1%       26,188       43.0%       11,991       31.7%
                                                           -------      -----       -------      -----       -------      -----

Total ...............................................      $52,360      100.0%      $60,887      100.0%      $37,872      100.0%
                                                           =======      =====       =======      =====       =======      =====

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2003. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities.

                                                                           After 1 Year   After 5 Years
                                                                Within      But Within      But Within     After
                                                                1 Year       5 Years         10 Years     10 Years        Total
                                                                ------     ------------   -------------   --------        -----
                                                                                     (Dollars in thousands)
U.S. Treasury:
  Carrying value ......................................         $  --        $   500        $    --       $    --        $   500
  Yield ...............................................            --           1.61%            --            --           1.61%

U.S. government agencies:
  Carrying value ......................................            --         20,146          1,998            --         22,144
  Yield ...............................................            --           2.76%          3.50%           --           2.82%
Obligations of state and political subdivisions:
  Carrying value ......................................           179          1,227             --            --          1,406
  Yield ...............................................          4.23%          1.95%            --            --           2.24%

Mortgage-backed securities:
  Carrying value ......................................            --            746         10,252        26,257         37,255
  Yield ...............................................            --           4.38%          3.80%         4.70%          4.44%
                                                                -----        -------        -------       -------        -------

Total carrying value ..................................         $ 179        $22,619        $12,250       $26,257        $61,305
                                                                =====        =======        =======       =======        =======

Weighted average yield ................................          4.23%          2.71%          3.75%         4.70%          3.78%
                                                                =====        =======        =======       =======        =======

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2003. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

                                                                         After 1 Year   After 5 Years
                                                              Within      But Within      But Within       After
                                                              1 Year       5 Years         10 Years       10 Years         Total
                                                              ------     ------------   --------------    --------         -----
                                                                                    (Dollars in thousands)
U.S. Treasury:
  Carrying value .....................................     $       --     $    1,011      $       --     $       --     $    1,011
  Yield ..............................................             --           4.28%             --             --           4.28%

U.S. government agencies:
  Carrying value .....................................            250         12,506              --             --         12,756
  Yield ..............................................           6.78%          2.94%             --             --           3.02%

Obligations of state and political subdivisions:
  Carrying value .....................................          3,725         15,961              --             --         19,686
  Yield ..............................................           4.02%          3.36%             --             --           3.49%

Mortgage-backed securities:
  Carrying value .....................................             81            461           3,491         14,874         18,907
  Yield ..............................................           6.19%          5.08%           4.25%          4.94%          4.82%
                                                           ----------     ----------      ----------     ----------     ----------
Total carrying value .................................     $    4,056     $   29,939      $    3,491     $   14,874     $   52,360
                                                           ==========     ==========      ==========     ==========     ==========

Weighted average yield ...............................           4.23%          3.24%           4.25%          4.94%          3.87%
                                                           ==========     ==========      ==========     ==========     ==========

Deposits

Corporation deposits at December 31, 2003 totaled $341.5 million, an increase of $38.8 million, or 12.8%, over the comparable period of 2002, when deposits totaled $302.7 million. The Corporation attributes this increase to competitive products and services being offered to our customer base as well as newer branch locations expanding our market area.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                                                      December 31,
                                                        ------------------------------------------------------------------------
                                                                2003                      2002                     2001
                                                        --------------------       -------------------       -------------------
                                                         Amount      Percent       Amount      Percent       Amount      Percent
                                                        -------      -------       ------      -------       ------      -------
                                                                                 (Dollars in thousands)
Noninterest-bearing demand .......................      $ 80,845       23.7%      $ 69,344       22.9%      $ 57,581       22.5%
Interest-bearing demand ..........................       119,663       35.0%       101,191       33.5%        91,694       35.9%
Saving deposits ..................................        45,051       13.2%        38,242       12.6%        25,748       10.1%
Time deposits ....................................        95,979       28.1%        93,958       31.0%        80,661       31.5%
                                                        --------      -----       --------      -----       --------      -----
Total ............................................      $341,538      100.0%      $302,735      100.0%      $255,684      100.0%
                                                        ========      =====       ========      =====       ========      =====

As of December 31, 2003, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

            Three months or less ............................       $ 9,608
            Four months through six months ..................         4,191
            Seven months through twelve months ..............         4,898
            Over twelve months ..............................        10,658
                                                                    -------
                Total .......................................       $29,355
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

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2003. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. Expected maturities are contractual maturities adjusted for projected payments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the projections. For non-maturity deposit liabilities, in accordance with standard industry practice, "decay factors" were used to estimate deposit runoff.

                                            Average
                                            Interest
                                              Rate       2004         2005        2006         2007
                                            --------     ----         ----        ----         ----
                                                               (Dollars in thousands)
Interest-Sensitive Assets:
  Federal funds sold ..................       0.52%    $  1,300     $     --     $    --     $    --
  Interest-bearing due from banks .....       0.69%       1,680           --          --          --
  Other interest-earning assets .......       0.89%         517           --          --          --
  Loans:
    Real estate mortgage ..............       6.57%      21,475        8,920       8,718      17,340
     Commercial .......................       5.97%      25,549       10,295       6,159       2,594
     Consumer .........................       5.78%      10,831        5,089       5,179       5,374
  Mortgage loans held for sale ........       5.17%         576           --          --          --
  Investment securities (1) ...........       3.78%      18,490       15,456      16,975       9,006
                                              ----     --------     --------     -------     -------
                                              5.47%    $ 80,418     $ 39,760     $37,031     $34,314
Interest-Sensitive Liabilities:
  Savings .............................       0.75%    $  9,232     $  8,977     $ 8,977     $ 8,977
  Interest-bearing ....................       0.71%      23,987       23,979      23,979      23,979
  Time deposits .......................       2.85%      54,654       25,451      10,635       3,924
  Securites under agreement
    to repurchase .....................       1.05%       3,547           --          --          --
  FHLB borrowings .....................       3.33%       3,501        1,549       1,598       1,650
  Subordinated debentures .............       6.75%          --           --          --          --
                                              ----     --------     --------     -------     -------
                                              1.75%    $ 94,921     $ 59,956     $45,189     $38,530
                                                       --------     --------     -------     -------
Net Interest-Sensitive
  Assets (Liabilities) ................                $(14,503)    $(20,196)    $(8,158)    $(4,216)
                                                       ========     ========     =======     =======



                                                  2008      Thereafter    Balance    Fair Value
                                                  ----      ----------    -------    ----------
                                                            (Dollars in thousands)
Interest-Sensitive Assets:
  Federal funds sold ..................         $     --     $     --    $  1,300    $   1,300
  Interest-bearing due from banks .....               --           --       1,680        1,680
  Other interest-earning assets .......               --           --         517          517
  Loans:
    Real estate mortgage ..............            9,826       88,264     154,543      155,018
     Commercial .......................            3,350        1,004      48,951       48,675
     Consumer .........................            4,720       27,292      58,485       58,972
  Mortgage loans held for sale ........               --           --         576          576
  Investment securities (1) ...........            6,542       48,518     114,987      115,997
                                                --------     --------    --------    ---------
                                                $ 24,438     $165,078    $381,039    $ 382,735
Interest-Sensitive Liabilities:
  Savings .............................         $  8,888     $     --    $ 45,051    $  45,055
  Interest-bearing ....................           23,740           --     119,664      119,664
  Time deposits .......................              427          888      95,979       97,121
  Securites under agreement
    to repurchase .....................               --           --       3,547        3,547
  FHLB borrowings .....................            1,702       10,000      20,000       19,483
  Subordinated debentures .............               --        7,217       7,217        7,264
                                                --------     --------    --------    ---------
                                                $ 34,757     $ 18,105    $291,458    $ 292,134
                                                --------     --------    --------    ---------
Net Interest-Sensitive
  Assets (Liabilities) ................         $(10,319)    $146,973    $ 89,581    $  90,601
                                                ========     ========    ========    =========

----------

(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

Interest Rate Sensitivity

Interest rate movements and deregulation of interest rates have made managing the Corporation's interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. One method of measuring the Corporation's exposure to changes in interest rates is the maturity and repricing gap analysis. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are repricing in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or repricing in a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The following tables sets forth the estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2003. The amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability and adjusted for prepayment assumptions where applicable. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                                    More than
                                                                   Three Months
                                                  Three Months        Through         After       Noninterest
                                                    or Less          One Year       One Year       Sensitive        Total
                                                  ------------     -------------    ---------     -----------     ---------
                                                                            (Dollars in thousands)
Assets:
  Loans:
    Real estate mortgage ..................        $   7,114         $  17,713      $ 129,716      $      --      $ 154,543
    Commercial ............................           15,874            14,285         18,791             --         48,950
    Consumer ..............................           21,414             5,491         31,581             --         58,486
  Mortgage loans held for sale ............              576                --             --             --            576
  Investment securities(1) ................           13,486            21,083         80,418             --        114,987
  Federal funds sold ......................            1,300                --             --             --          1,300
  Other assets ............................            2,198                --             --         20,728         22,926
                                                   ---------         ---------      ---------      ---------      ---------
       Total assets .......................        $  61,962         $  58,572      $ 260,506      $  20,728      $ 401,768
                                                   ---------         ---------      ---------      ---------      ---------
Source of funds:
  Savings .................................        $      --         $  45,051      $      --      $      --      $  45,051
  Interest-bearing ........................           41,429            78,234             --             --        119,663
  Time deposits ...........................           20,676            34,223         41,080             --         95,979
  Repurchase agreements ...................            2,848               699             --             --          3,547
  Borrowings ..............................            2,371             1,130         16,499             --         20,000
  Subordinated debenture ..................               --                --          7,217             --          7,217
  Other liabilities .......................               --                --             --         83,162         83,162
  Stockholders' equity ....................               --                --             --         27,149         27,149
                                                   ---------         ---------      ---------      ---------      ---------
      Total source of funds ...............        $  67,324         $ 159,337      $  64,796      $ 110,311      $ 401,768
                                                   ---------         ---------      ---------      ---------      ---------
Interest rate sensitivity gap .............        $  (5,362)        $(100,765)     $ 195,710      $ (89,583)
                                                   =========         =========      =========      =========
Cumulative interest rate
  sensitivity gap .........................        $  (5,362)        $(106,127)     $  89,583      $      --
                                                   =========         =========      =========      =========

Ratio of GAP to total assets ..............             -1.3%            -25.1%          48.6%         -22.3%
                                                   =========         =========      =========      =========
Ratio of cumulative GAP assets to
  total assets ............................             -1.3%            -26.3%          22.3%            --
                                                   =========         =========      =========      =========

----------

(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

The Corporation also uses a simulation model to analyze the sensitivity of net interest income to movements in interest rates. The simulation model projects net interest income, net income, net interest margin, and capital to asset ratios based on various interest rate scenarios over a twelve month period. The model is based on the actual maturity and repricing characteristics of all rate sensitive assets and liabilities. Management incorporates into the model certain assumptions regarding prepayments of certain assets and liabilities. The model assumes an immediate rate shock to interest rates without management's ability to proactively change the mix of assets or liabilities. According to the reports generated for year end 2003, an immediate interest rate increase of 100 basis points resulted in a decrease in net interest income of 6.3%, or $1.1 million, while an immediate interest rate decrease of 100 basis points resulted in an increase in net interest income of 3.0% or $540,000. Management has a goal to maintain a % change of no more than 10% given a 100 basis point change in interest rates. Management cannot provide any assurance about the actual effect of changes in interest rates on the Corporation's net interest income. Assumptions have been built into the model for prepayments for assets and decay rates for nonmaturity deposits such as savings and interest bearing demand.

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

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                                                             Year Ended December 31,
                                                                                 --------------------------------------------
                                                                                   2003              2002               2001
                                                                                 --------          --------          --------
                                                                                               (In thousands)
               Cash and cash equivalents - beginning ...................         $ 33,418          $ 34,074          $ 13,696
               Operating activities:
                 Net income ............................................            3,491             3,116             2,558
                 Adjustments to reconcile net income
                   to net cash provided by operating
                   activities ..........................................            2,582             2,429            (1,961)
                                                                                 --------          --------          --------
               Net cash provided by operating activities ...............            6,073             5,545               597
               Net cash used in investing activities ...................          (87,362)          (55,050)          (24,727)
               Net cash provided by financing activities ...............           67,009            48,849            44,508
                                                                                 --------          --------          --------
               Net (decrease) increase in cash and cash equivalents ....          (14,280)             (656)           20,378
                                                                                 --------          --------          --------
               Cash and cash equivalents - ending ......................         $ 19,138          $ 33,418          $ 34,074
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

The Corporation enters into commitments to extend credit, such as letters of credit, which are not reflected in the consolidated financial statements.

The Corporation has various contractual obligations that may require future cash payments. The following table summarizes the Corporation's contractual obligations at December 31, 2003 and the effect of such obligations is expected to have on our liquidity and cash flows in future periods.

                                                                          Less than        1-3           4-5         After 5
                                                              Total         1 Year        Years         Years         Years
                                                             -------       -------       -------       -------       -------
                                                                                     (In thousands)
Contractual obligations
  Operating lease obligations ........................       $ 3,372       $   413       $   837       $   710       $ 1,412
                                                             -------       -------       -------       -------       -------
Total contracted cost obligations ....................       $ 3,372       $   413       $   837       $   710       $ 1,412
                                                             =======       =======       =======       =======       =======

Other long-term liabilities/long-term debt
  Time deposits ......................................       $95,979       $55,542       $36,087       $ 4,350       $    --
  Federal Home Loan Bank advances ....................        20,000         3,371         3,137         3,492        10,000
  Subordinated debentures ............................         7,217            --            --            --         7,217
                                                             -------       -------       -------       -------       -------
Total other long-term liabilities/long-term debt .....       $27,217       $ 3,371       $ 3,137       $ 3,492       $17,217
                                                             =======       =======       =======       =======       =======

Other commitments - off balance sheet
  Letter of credit ...................................       $   609       $   609       $    --       $    --       $    --
  Other commitments - off balance sheet ..............        16,964        16,964            --            --            --
  Unused lines of credit .............................        59,171        59,171            --            --            --
                                                             -------       -------       -------       -------       -------

Total off balance sheet arrangements and
  contractual obligations ............................       $76,744       $76,744       $    --       $    --       $    --
                                                             =======       =======       =======       =======       =======

----------

      For further information, see Note 15 of Notes to Consolidated Financial Statements.

Management believes that a significant portion of the time deposits will remain with the Corporation. In addition, management does not believe that all of the unused lines of credit will be exercised. The Corporation anticipates that it will have sufficient funds available to meet its current contractual commitments.

Capital

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established for application to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however; the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2003. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                                   Required       Actual       Excess
                                                   ----------------------------------
         Risk-based capital:
          Tier 1 ..............................      4.00%         12.93%       8.93%
          Total ...............................      8.00%         14.03%       6.03%
         Leverage ratio* ......................      4.00%          8.89%       4.89%

----------
* The minimum leverage ratio set by the FRB is 3.00%. Institutions, which are not "top-rated", will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

KPMG
           KPMG LLP
           New Jersey Headquarters
           150 John F. Kennedy Parkway
           Short Hills, NJ 07078

                          Independent Auditors' Report



The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP

Short Hills, New Jersey
January 30, 2004

                Stewardship Financial Corporation and Subsidiary
                 Consolidated Statements of Financial Condition

                                                                                                    December 31,
                                                                                         ----------------------------------
                                                                                             2003                   2002
                                                                                         ----------------------------------
Assets

  Cash and due from banks ......................................................         $ 15,640,000          $ 14,039,000
  Other interest-earning assets ................................................            2,198,000             9,854,000
  Federal funds sold ...........................................................            1,300,000             9,525,000
                                                                                         ----------------------------------
    Cash and cash equivalents ..................................................           19,138,000            33,418,000
  Securities available for sale (note 2) .......................................           61,305,000            12,812,000
  Securities held to maturity; estimated fair value
    of $53,370,000 (2003) and $62,273,000 (2002) (note 3) ......................           52,360,000            60,887,000
  FHLB-NY stock, at cost .......................................................            1,322,000             1,059,000
  Loans, net of allowance for loan losses of $2,888,000 (2003)
    and $2,689,000 (2002) (notes 4 and 5) ......................................          258,776,000           213,579,000
  Mortgage loans held for sale .................................................              576,000             2,099,000
  Premises and equipment, net (note 6) .........................................            3,637,000             3,733,000
  Accrued interest receivable ..................................................            1,863,000             1,640,000
  Intangible assets, net of accumulated amortization of $530,000 and
    $486,000 at December 31, 2003 and 2002 respectively ........................              220,000               264,000
  Other assets (note 14) .......................................................            2,571,000             1,596,000
                                                                                         ----------------------------------
        Total assets ...........................................................         $401,768,000          $331,087,000
                                                                                         ==================================

Liabilities and Stockholders' equity

Liabilities
  Deposits: (note 7)
    Noninterest-bearing ........................................................         $ 80,845,000          $ 69,344,000
    Interest-bearing ...........................................................          260,693,000           233,391,000
                                                                                         ----------------------------------

        Total deposits .........................................................          341,538,000           302,735,000
  Other borrowings (note 8) ....................................................           20,000,000                    --
  Subordinated debenture (note 9) ..............................................            7,217,000                    --
  Securities sold under agreements to repurchase (note 8) ......................            3,547,000             2,435,000
  Accrued expenses and other liabilities .......................................            2,317,000             2,100,000
                                                                                         ----------------------------------

        Total liabilities ......................................................          374,619,000           307,270,000
                                                                                         ----------------------------------

  Commitments and contingencies (note 15) ......................................                   --                    --

Stockholders' equity (notes 10 and 16)
  Common stock, no par value; 5,000,000 shares authorized;
    3,165,233 and 2,972,566 shares issued and outstanding at
    December 31, 2003 and 2002, respectively ...................................           19,552,000            15,058,000
  Retained earnings ............................................................            7,593,000             8,600,000
  Accumulated other comprehensive income, net ..................................                4,000               159,000
                                                                                         ----------------------------------
      Total Stockholders' equity ...............................................           27,149,000            23,817,000
                                                                                         ----------------------------------

      Total liabilities and Stockholders' equity ...............................         $401,768,000          $331,087,000
                                                                                         ==================================


See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
                        Consolidated Statements of Income

                                                                                                Year Ended December 31,
                                                                               -----------------------------------------------------
                                                                                   2003                2002                 2001
                                                                               -----------------------------------------------------
Interest income:
     Loans ............................................................        $ 16,091,000        $ 14,673,000         $ 14,836,000
     Securities held to maturity:
        Taxable .......................................................           1,248,000           1,379,000              765,000
        Nontaxable ....................................................             700,000             713,000              609,000
     Securities available for sale ....................................             708,000             633,000              895,000
     Other interest-earning assets ....................................             168,000             380,000              490,000
                                                                               -----------------------------------------------------
                 Total interest income ................................          18,915,000          17,778,000           17,595,000
                                                                               -----------------------------------------------------

Interest expense:
     Deposits (note 7) ................................................           4,358,000           5,242,000            6,680,000
     Borrowed money ...................................................             233,000              29,000               49,000
                                                                               -----------------------------------------------------
                 Total interest expense ...............................           4,591,000           5,271,000            6,729,000
                                                                               -----------------------------------------------------
     Net interest income before provision for loan losses .............          14,324,000          12,507,000           10,866,000
     Provision for loan losses (note 4) ...............................             425,000             160,000              420,000
                                                                               -----------------------------------------------------
     Net interest income after provision for loan losses ..............          13,899,000          12,347,000           10,446,000
                                                                               -----------------------------------------------------

Noninterest income:
     Fees and service charges .........................................           2,106,000           1,789,000            1,345,000
     Gain/(loss) on calls and sales of securities,
         net (notes 2 and 3) ..........................................              49,000              (4,000)               3,000
     Gain on sales of mortgage loans ..................................             451,000             248,000              178,000
     Miscellaneous ....................................................             288,000             217,000              169,000
                                                                               -----------------------------------------------------

                 Total noninterest income .............................           2,894,000           2,250,000            1,695,000
                                                                               -----------------------------------------------------
Noninterest expense:
     Salaries and employee benefits (note 11) .........................           5,377,000           4,650,000            4,061,000
     Occupancy, net (note 15) .........................................             758,000             657,000              586,000
     Equipment ........................................................             680,000             640,000              523,000
     Data processing ..................................................             918,000             682,000              560,000
     Advertising ......................................................             270,000             269,000              154,000
     FDIC insurance premium ...........................................              48,000              43,000               39,000
     Amortization of intangible assets ................................              44,000              45,000               48,000
     Charitable contributions .........................................             512,000             425,000              351,000
     Stationery and supplies ..........................................             241,000             235,000              188,000
     Miscellaneous ....................................................           2,546,000           2,201,000            1,769,000
                                                                               -----------------------------------------------------
                 Total noninterest expenses ...........................          11,394,000           9,847,000            8,279,000
                                                                               -----------------------------------------------------
     Income before income tax expense .................................           5,399,000           4,750,000            3,862,000
     Income tax expense (note 14) .....................................           1,908,000           1,634,000            1,304,000
                                                                               -----------------------------------------------------
     Net income .......................................................        $  3,491,000        $  3,116,000         $  2,558,000
                                                                               =====================================================
     Basic earnings per share (note 13) ...............................        $       1.11        $       1.01         $       0.85
                                                                               =====================================================
     Diluted earnings per share (note 13) .............................        $       1.10        $       1.00         $       0.84
                                                                               =====================================================
     Cash dividends per share .........................................        $       0.26        $       0.22         $       0.18
                                                                               =====================================================
     Weighted average number of common shares
         outstanding (note 13) ........................................           3,140,444           3,076,763            3,020,361
                                                                               =====================================================
     Weighted average number of diluted common
         shares outstanding (note 13) .................................           3,185,057           3,101,121            3,053,960
                                                                               =====================================================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity

                                                             Years Ended December 31, 2003, 2002, and 2001
                                      ---------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                                                                          Other
                                            Common Stock                         Treasury Stock      Comprehensive
                                      ------------------------    Retained    ---------------------   Income/(Loss),
                                        Shares        Amount      Earnings     Shares       Amount         Net              Total
                                      ---------------------------------------------------------------------------------------------
Balance -- December 31, 2000 ......   2,725,821    $10,863,000  $ 7,457,000        --     $      --     $(112,000)     $ 18,208,000
  Cash dividends paid ($0.18 per
     share) .......................          --             --     (556,000)       --            --            --          (556,000)
  5% Stock dividend ...............      72,621      1,332,000   (1,573,000)   14,059       239,000            --            (2,000)
  Common stock issued under
    stock plans ...................      22,436        370,000           --     5,941       101,000            --           471,000
  Issuance of stock options
    at a discount .................          --          6,000           --        --            --            --             6,000
  Stock options exercised .........       5,482         67,000           --        --            --            --            67,000
  Repurchase common stock .........          --             --           --   (20,000)     (340,000)           --          (340,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2001 .......          --             --    2,558,000        --            --            --         2,558,000
  Unrealized holding gains on
    securities available for sale
    arising during the period
    (net tax of $87,000) ..........          --             --           --        --            --       141,000           141,000
                                                                                                                       ------------
  Total comprehensive income ......                                                                                       2,699,000
                                      ---------------------------------------------------------------------------------------------
Balance -- December 31, 2001 ......   2,826,360    $12,638,000  $ 7,886,000        --     $      --     $  29,000      $ 20,553,000
  Cash dividends paid ($0.22 per
    share) ........................          --             --     (667,000)       --            --            --          (667,000)
  5% Stock dividend ...............      93,654      1,734,000   (1,735,000)       --            --            --            (1,000)
  Common stock issued under
    stock plans ...................      18,467        315,000           --     8,832       164,000            --           479,000
  Stock options exercised .........      34,085        371,000           --        --            --            --           371,000
  Repurchase common stock .........          --             --           --    (8,832)     (164,000)           --          (164,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2002 .......          --             --    3,116,000        --            --            --         3,116,000
  Unrealized holding gains on
    securities available for sale
    arising during the period
    (net tax of $83,000) ..........          --             --           --        --            --       130,000           130,000
                                                                                                                       ------------
  Total comprehensive income ......                                                                                       3,246,000
                                      ---------------------------------------------------------------------------------------------
Balance -- December 31, 2002 ......   2,972,566    $15,058,000  $ 8,600,000        --     $      --     $ 159,000      $ 23,817,000
  Cash dividends paid ($0.26 per
     share) . .....................          --             --     (817,000)       --            --            --          (817,000)
  5% Stock dividend ...............     150,162      3,679,000   (3,681,000)       --            --            --            (2,000)
  Common stock issued
    under stock plans .............      30,216        570,000           --        --            --            --           570,000
  Stock options exercised .........      12,289        126,000           --        --            --            --           126,000
  Tax benefit on stock options
    exercised .....................          --        119,000           --        --            --            --           119,000
  Comprehensive income:
  Net income for the year
    ended December 31, 2003 .......          --             --    3,491,000        --            --            --         3,491,000
  Unrealized holding losses on
    securities available for sale
    arising during the period
    (net tax benefit of $98,000) ..          --             --           --        --            --      (155,000)         (155,000)
                                                                                                                       ------------
Total comprehensive income ........                                                                                       3,336,000
                                      ---------------------------------------------------------------------------------------------
Balance -- December 31, 2003 ......   3,165,233    $19,552,000  $ 7,593,000        --     $      --     $   4,000      $ 27,149,000
                                      =============================================================================================

           See accompanying notes to consolidated financial statements

                Stewardship Financial Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                              Year Ended December 31,
                                                                                 --------------------------------------------------
                                                                                     2003               2002               2001
                                                                                 --------------------------------------------------
Cash flows from operating activities:
Net income ................................................................      $  3,491,000       $  3,116,000       $  2,558,000
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of premises and equipment ..............           619,000            561,000            481,000
     Amortization of premiums and accretion of discounts, net .............           791,000            424,000             56,000
     Accretion of deferred loan fees ......................................          (172,000)           (53,000)           (50,000)
     Provision for loan losses ............................................           425,000            160,000            420,000
     Originations of mortgage loans held for sale .........................       (37,063,000)       (23,102,000)       (18,007,000)
     Proceeds from sale of mortgage loans .................................        39,037,000         24,490,000         15,249,000
     Gain on sale of loans ................................................          (451,000)          (248,000)          (178,000)
     (Gain) loss on sale of securities available for sale .................           (49,000)            (4,000)             3,000
     Gain on sale of fixed assets .........................................           (54,000)                --                 --
      Issuance of stock options at a discount .............................                --                 --              6,000
     Deferred income tax benefit ..........................................           (44,000)           (71,000)          (258,000)
     Amortization of intangible assets ....................................            44,000             45,000             48,000
     (Increase) decrease in accrued interest receivable ...................          (223,000)          (132,000)            66,000
     (Increase) decrease in other assets ..................................          (614,000)          (111,000)            52,000
     Increase in other liabilities ........................................           336,000            470,000            151,000
                                                                                 --------------------------------------------------
       Net cash provided by operating activities ..........................         6,073,000          5,545,000            597,000
                                                                                 --------------------------------------------------

Cash flows from investing activities:
     Purchase of securities available for sale ............................       (58,690,000)        (7,185,000)        (5,675,000)
     Proceeds from maturities and principal repayments
       on securities available for sale ...................................         5,552,000          3,431,000          3,083,000
     Proceeds from sales and calls on securities
       available for sale .................................................         4,270,000          3,653,000          8,005,000
     Purchase of securities held to maturity ..............................       (24,317,000)       (44,427,000)       (24,173,000)
     Proceeds from maturities and principal repayments on
       securities held to maturity ........................................        17,097,000          9,206,000          3,159,000
     Proceeds from calls of securities held to maurity ....................        15,125,000         11,830,000          6,440,000
     Purchase of FHLB-NY stock ............................................          (263,000)          (173,000)          (115,000)
     Investment in special purpose subsidiary .............................          (217,000)                --                 --
     Net increase in loans ................................................       (45,450,000)       (30,757,000)       (14,248,000)
     Sales of premises and equipment ......................................           227,000                 --                 --
     Additions to premises and equipment ..................................          (696,000)          (628,000)        (1,203,000)
                                                                                 --------------------------------------------------
       Net cash used in investing activities ..............................       (87,362,000)       (55,050,000)       (24,727,000)
                                                                                 --------------------------------------------------

Cash flows from financing activities:
     Net increase in noninterest-bearing deposits .........................        11,501,000         11,763,000          8,813,000
     Net increase in interest-bearing deposits ............................        27,302,000         35,288,000         36,737,000
     Net increase (decrease) in securities sold
       under agreement to repurchase ......................................         1,112,000          1,780,000           (682,000)
     Net increase in borrowings ...........................................        20,000,000                 --                 --
     Issuance of subordinated debentures ..................................         7,217,000                 --                 --
     Cash dividends paid on common stock ..................................          (819,000)          (668,000)          (558,000)
     Purchase of treasury stock ...........................................                --           (164,000)          (340,000)
     Exercise of stock options ............................................           126,000            371,000             67,000
     Issuance of common stock .............................................           570,000            479,000            471,000
                                                                                 --------------------------------------------------
       Net cash provided by financing activities ..........................        67,009,000         48,849,000         44,508,000
                                                                                 --------------------------------------------------

     Net (decrease) increase in cash and cash equivalents .................       (14,280,000)          (656,000)        20,378,000
     Cash and cash equivalents - beginning ................................        33,418,000         34,074,000         13,696,000
                                                                                 --------------------------------------------------
     Cash and cash equivalents - ending ...................................      $ 19,138,000       $ 33,418,000       $ 34,074,000
                                                                                 ==================================================

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest ...............................         4,676,000          5,487,000          6,697,000
     Cash paid during the year for income taxes ...........................         1,934,000          1,698,000          1,164,000

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

Securities available for sale and held to maturity

The Corporation classifies its securities as securities held to maturity or securities available for sale. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to income, on a level yield basis. All other securities are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of stockholders' equity, net of the related tax effects. Realized gains or losses on sales of securities are based upon the specific identification method. Management evaluates securities for other than temporary impairment and records such adjustments as necessary.

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

The accrual of interest income is discontinued on a loan when certain factors indicate reasonable doubt as to the collectibility of principal and interest. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest collections on nonaccrual loans are generally credited to interest income when received. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated an ability to make future payments of principal and interest.

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

Other comprehensive income

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2003, 2002 and 2001 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

Stock plans

At December 31, 2003, the Corporation has two stock-based employee compensation plans and two director compensation plans, which are described more fully in
Note 12. The Corporation accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based compensation.

                                                                                   2003            2002            2001
                                                                                ----------      ----------      ----------
 Net Income:
   Net income as reported .................................................     $3,491,000      $3,116,000      $2,558,000
   Total stock-based compensation expense determined
     under fair value based method for all awards,
     net of related tax effects ...........................................        (50,000)        (59,000)        (67,000)
                                                                                ----------      ----------      ----------
   Pro forma net income ...................................................     $3,441,000      $3,057,000      $2,491,000
                                                                                ==========      ==========      ==========

Earnings per share:
   As reported basic earnings per share ...................................     $     1.11      $     1.01      $     0.85
   As reported diluted earnings per share .................................           1.10            1.00            0.84
   Pro forma basic earnings per share .....................................           1.10            0.99            0.82
   Pro forma diluted earnings per share ...................................           1.08            0.99            0.82

   Weighted average fair value of options granted during year .............     $     9.19      $       --      $     4.04

The fair value of options granted for employees and directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                         Employee         Director       Employee        Employee         Employee       Employee
                                      Stock Options    Stock Options   Stock Options   Stock Options   Stock Options   Stock Options
                                      -------------    -------------   -------------   -------------   -------------   -------------
                                           2003             2001            2000            1999             1998           1997
                                      -------------    -------------   -------------   -------------   -------------   -------------
Dividend yield ....................         2.02%           1.62%           1.57%           1.25%           1.12%           1.15%
Expected volatility ...............        51.65%          39.76%          20.27%          23.63%          16.24%          14.07%
Risk-free interest rate ...........         3.40%           5.07%           5.16%           6.65%           5.58%           6.64%
Expected life .....................       7 years         7 years         7 years         7 years         7 years         7 years
Fair value at grant date ..........       $ 9.19          $ 4.04          $ 2.96          $ 3.46          $ 2.03          $ 1.92

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2000, 2001, 2002 and 2003 and a 3 for 2 stock split that occurred in July 2003.

Intangible assets

Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $198,000 and $231,000 at December 31, 2003 and December 31, 2002, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $22,000 and $33,000 at December 31, 2003 and December 31, 2002, respectively, and is amortized on an accelerated basis over a period of twelve years.

Note 2. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities of securities available for sale:

                                                                                            December 31, 2003
                                                                   -----------------------------------------------------------------
                                                                                           Gross Unrealized
                                                                    Amortized         ---------------------------         Carrying
                                                                       Cost             Gains           Losses              Value
                                                                   -----------------------------------------------------------------
U.S. Treasury:
  After one but within five years .........................        $   505,000        $     --        $     5,000        $   500,000

U.S. government agencies:
  After one but within five years .........................         20,210,000          48,000            112,000         20,146,000
  After five years ........................................          2,000,000           3,000              5,000          1,998,000
                                                                   -----------------------------------------------------------------
                                                                    22,210,000          51,000            117,000         22,144,000
                                                                   -----------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .........................................            176,000           3,000                 --            179,000
  After one but within five years .........................          1,224,000           8,000              5,000          1,227,000
                                                                   -----------------------------------------------------------------
                                                                     1,400,000          11,000              5,000          1,406,000
                                                                   -----------------------------------------------------------------
Mortgage-backed securities:
  After one but within five years .........................            736,000          11,000              1,000            746,000
  After five years ........................................         36,449,000         201,000            141,000         36,509,000
                                                                   -----------------------------------------------------------------
                                                                    37,185,000         212,000            142,000         37,255,000
                                                                   -----------------------------------------------------------------
                                                                   $61,300,000        $274,000        $   269,000        $61,305,000
                                                                   =================================================================

                                                                                            December 31, 2002
                                                                   -----------------------------------------------------------------
                                                                                           Gross Unrealized
                                                                    Amortized         ---------------------------         Carrying
                                                                       Cost             Gains           Losses              Value
                                                                   -----------------------------------------------------------------
U.S. government agencies:
Within one year ...........................................        $   300,000        $ 10,000        $        --        $   310,000
  After one but within five years .........................          1,906,000          12,000                 --          1,918,000
  After five years ........................................            500,000           5,000                 --            505,000
                                                                   -----------------------------------------------------------------
                                                                     2,706,000          27,000                 --          2,733,000
                                                                   -----------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .........................................            462,000           6,000                 --            468,000
  After one but within five years .........................            335,000          18,000                 --            353,000
                                                                   -----------------------------------------------------------------
                                                                       797,000          24,000                 --            821,000
                                                                   -----------------------------------------------------------------
Mortgage-backed securities:
  After one but within five years .........................            133,000           7,000                 --            140,000
  After five years ........................................          8,917,000         201,000                 --          9,118,000
                                                                   -----------------------------------------------------------------
                                                                     9,050,000         208,000                 --          9,258,000
                                                                   -----------------------------------------------------------------
                                                                   $12,553,000        $259,000        $        --        $12,812,000
                                                                   =================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

The table below provides information about securities available for sale with unrealized losses at December 31, 2003. These unrealized losses were in a continuous unrealized loss position for less than 12 months and were caused by changes in market interest rates and volatility rather than changes in credit ratings of issuers. Management considers the impairment on these securities to be temporary.

                                                     Less than 12 Months         12 Months or Longer                 Total
                                                 --------------------------    -----------------------    --------------------------
                                                                 Unrealized                 Unrealized                    Unrealized
                                                  Fair Value       Losses      Fair Value     Losses      Fair Value        Losses
                                                 --------------------------    -----------------------    --------------------------
U.S. Treasury ..............................     $   500,000     $  (5,000)     $     --     $     --     $   500,000     $  (5,000)
U.S. government agencies ...................      11,595,000      (117,000)           --           --      11,595,000      (117,000)
Obligations of state and
  political subdivisions ...................         712,000        (5,000)           --           --         712,000        (5,000)
Mortgage-backed securities .................      12,379,000      (142,000)           --           --      12,379,000      (142,000)
                                                 ----------------------------------------------------------------------------------
    Total temporarily impaired
      securities ...........................     $25,186,000     $(269,000)     $     --     $     --     $25,186,000     $(269,000)
                                                 ==================================================================================

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2003, 2002 and 2001 were $4,270,000, $3,653,000 and
$8,005,000, respectively. Gross gains totaling $49,000 and no losses were realized on sales and calls of securities during the year ended December 31, 2003. Gross gains totaling $10,000 and gross losses totaling $14,000 were realized on sales and calls of securities during the year ended December 31, 2002. Gross gains totaling $1,000 and no losses were realized on sales and calls of securities during the year ended December 31, 2001.

See Note 8 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 3. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities of securities held to maturity:

                                                                                     December 31, 2003
                                                                 -------------------------------------------------------------
                                                                                      Gross Unrealized
                                                                   Carrying     ---------------------------         Estimated
                                                                    Value           Gains          Losses          Fair Value
                                                                 -------------------------------------------------------------
U.S. Treasury:
  After one but within five years .......................        $ 1,011,000     $   56,000     $        --        $ 1,067,000

U.S. government agencies:
  Within one year .......................................            250,000         10,000              --            260,000
  After one but within five years .......................         12,506,000         64,000          26,000         12,544,000
                                                                 -------------------------------------------------------------
                                                                  12,756,000         74,000          26,000         12,804,000
                                                                 -------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .......................................          3,725,000         54,000              --          3,779,000
  After one but within five years .......................         15,961,000        600,000              --         16,561,000
                                                                 -------------------------------------------------------------
                                                                  19,686,000        654,000              --         20,340,000
                                                                 -------------------------------------------------------------
Mortgage-backed securities:
  Within one year .......................................             81,000          1,000              --             82,000
  After one but within five years .......................            461,000         10,000              --            471,000
  After five years ......................................         18,365,000        284,000          43,000         18,606,000
                                                                 -------------------------------------------------------------
                                                                  18,907,000        295,000          43,000         19,159,000
                                                                 -------------------------------------------------------------
                                                                 $52,360,000     $1,079,000     $    69,000        $53,370,000
                                                                 =============================================================

                                                                                        December 31, 2002
                                                                 ----------------------------------------------------------------
                                                                                         Gross Unrealized
                                                                   Carrying         --------------------------         Estimated
                                                                     Value             Gains          Losses          Fair Value
                                                                 ----------------------------------------------------------------
U.S. Treasury:
  Within one year .......................................        $   500,000        $    6,000     $        --        $   506,000
  After one but within five years .......................            510,000            27,000              --            537,000
  After five years ......................................            504,000            37,000              --            541,000
                                                                 ----------------------------------------------------------------
                                                                   1,514,000            70,000              --          1,584,000
                                                                 ----------------------------------------------------------------
U.S. government agencies:
  Within one year .......................................            300,000             5,000              --            305,000
  After one but within five years .......................         11,401,000           170,000              --         11,571,000
  After five years ......................................          1,424,000             7,000              --          1,431,000
                                                                 ----------------------------------------------------------------
                                                                  13,125,000           182,000              --         13,307,000
                                                                 ----------------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year .......................................          2,239,000            27,000              --          2,266,000
  After one but within five years .......................         17,046,000           655,000              --         17,701,000
  After five years ......................................            775,000            30,000              --            805,000
                                                                 ----------------------------------------------------------------
                                                                  20,060,000           712,000              --         20,772,000
                                                                 ----------------------------------------------------------------
Mortgage-backed securities:
  After one but within five years .......................            891,000             9,000              --            900,000
  After five years ......................................         25,297,000           453,000          40,000         25,710,000
                                                                 ----------------------------------------------------------------
                                                                  26,188,000           462,000          40,000         26,610,000
                                                                 ----------------------------------------------------------------

                                                                 $60,887,000        $1,426,000     $    40,000        $62,273,000
                                                                 ================================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

The table below provides information about securities held to maturity with unrealized losses at December 31, 2003. These unrealized losses were in a continuous unrealized loss position for less than 12 months and were caused by changes in market interest rates and volatility rather than changes in credit ratings of issuers. Management considers the impairment on these securities to be temporary.

                                                   Less than 12 Months           12 Months or Longer                 Total
                                                -------------------------     ------------------------     -------------------------
                                                               Unrealized                   Unrealized                    Unrealized
                                                Fair Value       Losses       Fair Value      Losses       Fair Value       Losses
                                                -------------------------     ------------------------     -------------------------
U.S. government agencies .................      $4,214,000      $(26,000)      $     --      $     --      $4,214,000      $(26,000)
Obligations of state and
  political subdivisions .................         101,000            --             --            --         101,000            --
Mortgage-backed securities ...............       3,511,000       (43,000)            --            --       3,511,000       (43,000)
                                                -----------------------------------------------------------------------------------
    Total temporarily impaired
      securities .........................      $7,826,000      $(69,000)      $     --      $     --      $7,826,000      $(69,000)
                                                ===================================================================================

Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 2003, 2002 and 2001 were $15,125,000, $11,830,000 and
$6,440,000, respectively. There were no gains or losses realized on calls for the years ended December 31, 2003 and 2002. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2001.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the years ended December 31, 2003 and 2002 were $1,004,000. See also Note 8 to financial statements regarding securities pledged as collateral for securities pledged as collateral for securities sold under agreements to repurchase.

Note 4. LOANS

The loan portfolio consisted of the following:

                                                                          December 31,
                                                               ----------------------------------
                                                                   2003                  2002
                                                               ----------------------------------
Mortgage:
  Residential ...........................................      $ 44,835,000          $ 39,705,000
  Commercial ............................................       109,708,000            88,593,000
Commercial ..............................................        48,950,000            38,228,000
Equity ..................................................        17,181,000            12,471,000
Installment .............................................        41,067,000            37,293,000
Other ...................................................           238,000               241,000
                                                               ----------------------------------
      Total loans .......................................       261,979,000           216,531,000
                                                               ----------------------------------

Less: Deferred loan fees ................................           315,000               263,000
      Allowance for loan losses .........................         2,888,000             2,689,000
                                                               ----------------------------------
                                                                  3,203,000             2,952,000
                                                               ----------------------------------

Loans, net ..............................................      $258,776,000          $213,579,000
                                                               ==================================

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey. Accordingly, the collectibility of a substantial portion of the Corporation's loan portfolio is susceptible to changes in real estate market conditions.

At December 31, 2003, 2002 and 2001, loans serviced by the Corporation for the benefit of others totaled approximately $5,983,000 $2,809,000, and $4,761,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                                                        December 31,
                                                                      -----------------------------------------------
                                                                          2003              2002              2001
                                                                      -----------------------------------------------
Balance, beginning ......................................             $ 2,689,000       $ 2,602,000       $ 2,223,000
Provision charged to operations .........................                 425,000           160,000           420,000
Recoveries of loans charged off .........................                   3,000            17,000             8,000
Loans charged off .......................................                (229,000)          (90,000)          (49,000)
                                                                      -----------------------------------------------
Balance, ending .........................................             $ 2,888,000       $ 2,689,000       $ 2,602,000
                                                                      ===============================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2003 and 2002, these loans aggregated approximately $436,000 and $674,000, respectively. During the year ended December 31, 2003, new loans totaling $51,000 were granted and repayments totaled approximately $289,000. The loans, at December 31, 2003, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

Note 5. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                                                                            December 31,
                                                                                                ------------------------------------
                                                                                                    2003                      2002
                                                                                                ------------------------------------
Nonaccrual loans ...............................................................                $  257,000                $  495,000
Loans past due ninety days or more and accruing ................................                   320,000                     4,000
Restructured loans .............................................................                   513,000                   848,000
                                                                                                ------------------------------------
    Total nonperforming loans ..................................................                $1,090,000                $1,347,000
                                                                                                ====================================

Restructured loans classified as nonaccrual for the years ended December 31, 2003 and 2002 were $174,000 and $329,000, respectively.

There were approximately $150,000 restructured loans classified as loans past due ninety days or more and accruing at December 31, 2003.

The following information is presented for loans classified as nonaccrual and restructured:

                                                                                                   Year ended December 31,
                                                                                      ----------------------------------------------
                                                                                          2003             2002              2001
                                                                                      ----------------------------------------------
Income that would have been recorded under
  contractual terms ..........................................................        $   57,000        $   69,000        $   14,000
Less interest income received ................................................            13,000            48,000             7,000
                                                                                      ----------------------------------------------
Lost income on nonperforming loans at year end ...............................        $   44,000        $   21,000        $    7,000
                                                                                      ==============================================

Impaired loans consisted of the following:

                                                                                                     December 31,
                                                                                      ----------------------------------------------
                                                                                         2003              2002              2001
                                                                                      ----------------------------------------------
Impaired Loans
  With related allowance for loan loss .......................................        $1,073,000        $  499,000        $  534,000
  Without related allowance for loan loss ....................................            17,000           848,000           438,000
                                                                                      ----------------------------------------------
Total impaired loans .........................................................        $1,090,000        $1,347,000        $  972,000
                                                                                      ==============================================
Related allowance for possible credit losses .................................        $  100,000        $  189,000        $  205,000
                                                                                      ==============================================
Average investment in impaired loans .........................................        $1,258,000        $1,370,000        $  984,000
                                                                                      ==============================================
Interest recognized on impaired loans ........................................        $   44,000        $   81,000        $   42,000
                                                                                      ==============================================

Note 6. PREMISES AND EQUIPMENT, NET

                                                                                                             December 31,
                                                                                                ------------------------------------
                                                                                                   2003                       2002
                                                                                                ------------------------------------
Land ...........................................................................                $1,116,000                $1,189,000
Buildings and improvements .....................................................                 1,899,000                 2,055,000
Leasehold improvements .........................................................                   748,000                   654,000
Furniture, fixtures and equipment ..............................................                 3,061,000                 3,449,000
                                                                                                ------------------------------------
                                                                                                 6,824,000                 7,347,000
Less accumulated depreciation and amortization .................................                 3,187,000                 3,614,000
                                                                                                ------------------------------------
Total premises & equipment, net ................................................                $3,637,000                $3,733,000
                                                                                                ====================================

Note 7. DEPOSITS

                                                                December 31, 2003               December 31, 2002
                                                           -----------------------------------------------------------
                                                            Weighted                        Weighted
                                                             Average                         Average
                                                              Rate            Amount          Rate           Amount
                                                           -----------------------------------------------------------
Noninterest-bearing demand .............................          0%       $ 80,845,000          0%       $ 69,344,000
                                                           -----------------------------------------------------------

NOW accounts ...........................................       0.57%         41,436,000       0.77%         34,521,000
Money market accounts ..................................       0.78%         78,227,000       1.33%         66,670,000
                                                           -----------------------------------------------------------
Total interest-bearing demand ..........................       0.71%        119,663,000       1.14%        101,191,000

Statement savings and clubs ............................       0.77%         41,258,000       1.08%         35,205,000
Business savings .......................................       0.49%          3,793,000       0.70%          3,037,000
                                                           -----------------------------------------------------------
Total savings ..........................................       0.75%         45,051,000       1.05%         38,242,000

IRA investment and variable rate savings ...............       3.81%         19,070,000       4.38%         16,415,000
Money market certificates ..............................       2.61%         76,909,000       3.35%         77,543,000
                                                           -----------------------------------------------------------
Total certificates of deposit ..........................       2.85%         95,979,000       3.53%         93,958,000
                                                           -----------------------------------------------------------

Total interest-bearing deposits ........................       1.50%        260,693,000       2.09%        233,391,000
                                                           -----------------------------------------------------------
Total deposits .........................................       1.15%       $341,538,000       1.61%       $302,735,000
                                                           ===========================================================

Certificates of deposit with balances of $100,000 or more at December 31, 2003 and 2002, totaled approximately $29,355,000 and $27,385,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $908,000, $925,000, and $808,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                                                                December 31,
                                                                                      -------------------------------
                                                                                         2003                 2002
                                                                                      -------------------------------
One year or less ...................................................                  $55,542,000         $50,543,000
After one to three years ...........................................                   36,087,000          33,858,000
After three years ..................................................                    4,350,000           9,557,000
                                                                                      -------------------------------
                                                                                      $95,979,000         $93,958,000
                                                                                      ===============================

Note 8. OTHER BORROWINGS

Federal Home Loan Bank of New York Advances

Advances from the FHLB-NY were consummated during the month of December to fund an investment purchase. The maximum amount of FHLB-NY advances outstanding at any month end was $20.0 million during the year ended December 31, 2003. The average amount of advances outstanding during the year ended December 31, 2003 was $1.0 million. As of December 31, 2003, all FHLB-NY advances had fixed rates. The advances are scheduled for repayment as follows:

                                                      December 31, 2003
                                                  -------------------------
                                                                   Weighted
                                                                    Average
                                                     Amount          Rate
                                                  -------------------------

                    2004 ..........               $ 2,000,000        1.19%
                    2008 ..........                 8,000,000        3.26%
                    2013 ..........                10,000,000        3.82%
                                                  -----------        ----
                                                  $20,000,000        3.33%

Advances totaling $10.0 million are convertible by the FHLB-NY on December 10, 2004 and quarterly thereafter into any FHLB-NY advance at the then current market rate. This conversion feature is only available if the three month LIBOR resets at or above 7.50%.

Advances from the FHLB-NY were secured by a blanket assignment of the Corporation's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Corporation.

The Corporation had an available overnight line of credit with the FHLB-NY for a maximum of $33.7 million at December 31, 2003.

Securities Sold Under Agreement to Repurchase

At December 31, 2003 and 2002, securities sold under agreements to repurchase were collateralized by U.S. Treasury and agency securities having a carrying value of approximately $5,838,000 and $3,559,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                                                      December 31,
                                                                             -----------------------------
                                                                                2003               2002
                                                                             -----------------------------
Balance .....................................................                $3,547,000         $2,435,000
Weighted average interest rate ..............................                      1.05%              1.98%
Weighted average length of maturity .........................                   90 days           119 days
Maximum amount outstanding at any month end
  during the year ...........................................                $5,155,000         $2,435,000
Average amount outstanding during the year ..................                $3,998,000         $1,018,000
Average interest rate during the year .......................                      1.44%              2.83%

Note 9. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

On September 17, 2003, Stewardship Statutory Trust I (the "Trust"), a statutory business trust, and a wholly owned subsidiary of Stewardship Financial Corporation, issued $7,000,000 Fixed/Floating Rate Capital Securities due September 17, 2033 ("Capital Securities"), the proceeds from which the Trust used to purchase from the Corporation, $7,000,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures ("Debentures") maturing September 17, 2033. The Trust is obligated to distribute all proceeds of a redemption whether voluntary or upon maturity, to holders of the Capital Securities. Stewardship Financial Corporation's obligation with respect to the Capital Securities, and the subordinated debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Stewardship Financial Corporation of the Trust's obligations to pay amounts when due on the Capital Securities.

The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%.

The Capital Securities and the Debentures both may be redeemed at par beginning September 17, 2008 and quarterly thereafter. In addition, the Capital Securities and the Debentures may be redeemed prior to September 17, 2008 upon the occurrence of a special event. A special event includes a change to laws or regulations which would preclude the Corporation to treat the Capital Securities as Tier 1 Capital for purposes of capital adequacy guidelines of the Federal Reserve, subject the Trust to US federal income tax with respect to income received or accrued, limit the deductibility of interest payable, or the Trust would be considered an investment company that is required to be registered under the Investment Company Act.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003 and was reissued as FASB Interpretation No. 46R (revised December 2003) ("FIN 46R"). FIN 46 and FIN 46R provide guidance on the identification of entities controlled through means other than voting rights and specify how the Corporation should evaluate its interest in a variable interest entity for purposes of determining whether to consolidate that entity. If a variable interest entity does not effectively disperse risk among the parties involved, it must be consolidated by its primary beneficiary.

The Corporation adopted FIN 46R on December 31, 2003, deconsolidating its investment in Stewardship Statutory Trust I, the subsidiary trust formed in connection with the issuance of subordinated debentures (trust preferred securities). In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include trust preferred securities in their Tier I capital for regulatory purposes until notice is given to the contrary. There can be no assurance that the Federal

Reserve System will continue to allow bank holding companies to include trust preferred securities in Tier I capital for regulatory purposes. As of December 31, 2003, assuming the Corporation was not allowed to include the $7,000,000 in trust preferred securities issued by Stewardship Statutory Trust I in Tier I capital, the Corporation would remain "well capitalized".

Note 10. REGULATORY CAPITAL REQUIREMENTS

Regulations of the Board of Governors of the Federal Reserve System ("FRB") require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2003, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

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

Management believes that, as of December 31, 2003, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2003 and 2002, compared to the FRB minimum capital adequacy requirements and the FRB requirements for classification as a well capitalized institution:

                                                                                                     FRB Requirements
                                                                                   -------------------------------------------------
                                                                                       Minimum Capital           For Classification
                                                                 Actual                    Adequacy             as Well Capitalized
                                                        ----------------------------------------------------------------------------
                                                           Amount        Ratio       Amount         Ratio        Amount       Ratio
                                                        ----------------------------------------------------------------------------
December 31, 2003
Leverage (Tier 1) capital .........................     $33,925,000      8.89%     $15,265,000      4.00%     $19,082,000      5.00%
Risk-based capital:
  Tier 1 ..........................................      33,925,000     12.93%      10,497,000      4.00%      15,746,000      6.00%
  Total ...........................................      36,812,000     14.03%      20,994,000      8.00%      26,243,000     10.00%

December 31, 2002
Leverage (Tier 1) capital .........................     $23,394,000      7.02%     $13,336,000      4.00%     $16,670,000      5.00%
Risk-based capital:
  Tier 1 ..........................................      23,394,000     10.53%       8,890,000      4.00%      13,336,000      6.00%
  Total ...........................................     $26,083,000     11.74%     $17,781,000      8.00%     $22,226,000     10.00%

Note 11.  BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2003, 2002 and 2001 amounted to approximately $290,000, $221,000 and $167,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2003, 2002 and 2001 amounted to approximately $50,000, $42,000 and $42,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 1,720 and 2,752 shares during 2003 and 2002, respectively.

Note 12. STOCK-BASED COMPENSATION

At December 31, 2003, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 2003 and 2002 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 3,416 and 4,325 shares during 2003 and 2002, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 135,685 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire between five and ten years from the date of grant and are subject to a vesting schedule. Options were granted to all full-time employees on July 15, 2003. There were no options granted during 2002 and 2001. A summary of the status of the qualified stock options as of December 31, 2003 and 2002 and changes during the years then ended on those dates is presented below:

                                                                      2003                    2002                     2001
                                                                --------------------------------------------------------------------
                                                                          Weighted                  Weighted                Weighted
                                                                           Average                   Average                 Average
                                                                          Exercise                  Exercise                Exercise
                                                                Shares      Price        Shares       Price       Shares      Price
                                                                --------------------------------------------------------------------
Outstanding at beginning of year .........................      51,995      $ 7.53       60,000      $ 7.38       60,000      $ 7.38
Granted ..................................................       9,135       20.00           --          --           --          --
Exercised ................................................       6,161        7.01        8,005        6.41           --          --
Forfeited ................................................         420       20.00           --          --           --          --
                                                                --------------------------------------------------------------------
Outstanding at end of year ...............................      54,549      $ 9.58       51,995      $ 7.53       60,000      $ 7.38

Options exercisable at year end ..........................      40,486                   41,884                   37,942
Weighted average fair value of
  options granted during the year ........................      $ 9.19                  $    --                  $    --

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2003

                                                                                    Options Outstanding
                                                            ----------------------------------------------------------------
                                                              Number         Weighted Avg.         Weighted         Number
                                                            Outstanding        Remaining            Average      Exercisable
                                                            at 12/31/03    Contractual Life     Exercise Price     12/31/03
                                                            ----------------------------------------------------------------
Range of Exercise Prices:
         $ 6 -  9 ...............................              29,492             3.50            $    6.26         29,492
         $ 9 - 12 ...............................              16,342             5.06                10.01         10,942
         $12 - 15 ...............................                  --               --                   --             --
         $15 - 18 ...............................                  --               --                   --             --
         $18 - 21 ...............................               8,715             9.55                20.00             52
                                                            --------------------------------------------------------------
         $ 6 - 21 ...............................              54,549             4.93            $    9.58         40,487
                                                            ==============================================================

The 1995 Stock Option Plan for Non-Employee Directors had reserved 135,685 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 12,332 shares of common stock. No option could be exercised more than five years after the date of its grant. The options were issued with an exercise price of $5.82, 95% of the fair market value on the date the options were granted. During 2001, an option to purchase the remaining shares available under this plan, 12,332 shares, were granted to a new director. The option to purchase these shares was issued with an exercise price of $9.37, 95% of the fair market value on the date the options were granted. As a result of the discount, $6,000 was charged to noninterest expense for 2001. Options to purchase 46,589 shares were exercised in 2002. All options to purchase shares have been exercised under this plan.

In May 2001, the shareholders approved the 2001 Stock Option Plan for Non-Employee Directors that would allow the Corporation to grant a maximum of 8,682 shares to each director. The plan reserved 104,186 shares of common stock for issuance. Options would be exercisable 20% each year for five years. No option may be exercised more than five years after the date of its grant. Options to purchase 78,139 shares were granted in 2001 with an exercise price of $9.57. In September 2003 options to purchase 5,209 shares were granted with an exercise price of $20.00. Options to purchase 8,680 and 1,736 shares were exercised during 2003 and 2002. respectively. Options to purchase 20,839 shares were exercisable at December 31, 2003.

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

Note 13: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2003, 2002 and 2001:

                                                                                 2003            2002            2001
                                                                              ------------------------------------------
Net income .......................................................            $3,491,000      $3,116,000      $2,558,000
                                                                              ------------------------------------------
Income available to common stockholders
  basic and diluted ..............................................            $3,491,000      $3,116,000      $2,558,000
                                                                              ==========================================
Weighted average common shares
  outstanding - basic ............................................             3,140,444       3,076,763       3,020,361
Effect of dilutive securities - stock options ....................                44,613          24,358          33,599
                                                                              ------------------------------------------
Weighted average common shares
  outstanding - diluted ..........................................             3,185,057       3,101,121       3,053,960
                                                                              ==========================================
Basic earnings per share .........................................            $     1.11      $     1.01      $     0.85
                                                                              ==========================================
Dilute earnings per share ........................................            $     1.10      $     1.00      $     0.84
                                                                              ==========================================

Note 14. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                                                 Year ended December 31,
                                                                 -----------------------------------------------------
                                                                     2003                 2002                 2001
                                                                 -----------------------------------------------------
Current tax expense:
     Federal .............................................       $ 1,497,000          $ 1,321,000          $ 1,180,000
     State ...............................................           455,000              384,000              295,000
                                                                 -----------------------------------------------------
                                                                   1,952,000            1,705,000            1,475,000
Deferred tax benefit:
     Federal .............................................           (37,000)             (61,000)            (146,000)
     State ...............................................            (7,000)             (10,000)             (25,000)
                                                                 -----------------------------------------------------
                                                                     (44,000)             (71,000)            (171,000)
                                                                 -----------------------------------------------------
                                                                 $ 1,908,000          $ 1,634,000          $ 1,304,000
                                                                 =====================================================

Not included in the above table is income tax (benefit) expense relating to unrealized (losses) gains on securities available for sale recognized in stockholders' equity amounting to ($98,000), $83,000, and $87,000 for the years ended December 31, 2003, 2002, and 2001 respectively.

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                              Year ended December 31,
                                                                 -----------------------------------------------------
                                                                     2003                 2002                 2001
                                                                 -----------------------------------------------------
Federal income tax .......................................       $ 1,836,000          $ 1,615,000          $ 1,313,000
Add (deduct) effect of:
 State income taxes, net of federal income tax effect ....           296,000              247,000              178,000
 Nontaxable interest income ..............................          (230,000)            (236,000)            (250,000)
 Other items, net ........................................             6,000                8,000               63,000
                                                                 -----------------------------------------------------
Effective federal income taxes ...........................       $ 1,908,000          $ 1,634,000          $ 1,304,000
                                                                 =====================================================

      The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                        December 31,
                                                                               ----------------------------
                                                                                  2003               2002
                                                                               ----------------------------
Deferred tax assets/liabilities:
  Allowance for loan losses ..............................                     $1,153,000        $1,074,000
  Allowance for other losses .............................                         36,000            28,000
  Core deposit intangible amortization ...................                         23,000            26,000
   Nonaccrual loan interest ..............................                         28,000            36,000
   Depreciation ..........................................                         58,000            90,000
                                                                               ----------------------------
                                                                               $1,298,000        $1,254,000
                                                                               ----------------------------
Deferred tax liabilities:
  Unrealized gains on securities available for sale ......                     $    2,000        $  101,000
  Other ..................................................                          5,000             5,000
                                                                               ----------------------------
                                                                               $    7,000        $  106,000
                                                                               ----------------------------
Net deferred tax assets ..................................                     $1,291,000        $1,148,000
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

Note 15. COMMITMENTS AND CONTINGENCIES

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

At December 31, 2003, the Corporation had mortgage commitments to extend credit aggregating approximately $2.3 million at fixed rates averaging 6.01%. Of these loan commitments, $2.1million will be sold to investors upon closing. Commercial, construction and home equity loan commitments of approximately $13.7 million were extended with variable rates currently averaging 5.87% and $1.0 million were extended at fixed rates averaging 6.05%. All commitments were due to expire within approximately 90 days.

Additionally, at December 31, 2003, the Corporation was committed for approximately $59.2 million of unused lines of credit, consisting of $19.1 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $10.7 million relating to credit cards, and $29.4 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $609,000 at December 31, 2003, of which $607,000 expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee payment or performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation obtains collateral supporting those commitments for which collateral is deemed necessary

Rentals under long-term operating lease for branch offices amounted to approximately $363,000 and $273,000 during the years ended December 31, 2003 and 2002, respectively. At December 31, 2003, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

               Year Ending                         Minimum
               December 31                           Rent
               --------------------------------------------
                  2004 .....................     $  413,000
                  2005 .....................        426,000
                  2006 .....................        411,000
                  2007 .....................        369,000
                  2008 .....................        341,000
                  Thereafter                      1,412,000
                                                 ----------
                                                 $3,372,000
                                                 ==========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

Note 16. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2003, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

Note 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS No. 107) Disclosures About Fair Value of Financial Instruments, requires that the Corporation disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.

                                                                                      December 31,
                                                                --------------------------------------------------------
                                                                         2003                            2002
                                                                --------------------------------------------------------
                                                                Carrying       Estimated       Carrying        Estimated
                                                                 Amount       Fair Value        Amount        Fair Value
                                                                --------------------------------------------------------
                                                                                 (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ........................            $ 19,138        $ 19,138       $ 33,418        $ 33,418
  Securities available for sale ....................              61,305          61,305         12,812          12,812
  Securities held to maturity ......................              52,360          53,370         60,887          62,273
  FHLB-NY stock ....................................               1,322           1,322          1,059           1,059
  Net loans ........................................             258,776         259,463        213,579         218,219
  Mortgage loans held for sale .....................                 576             576          2,099           2,099

Financial liabilities:
  Deposits .........................................             341,538         343,576        302,735         304,813
  Securities sold under agreements
    to repurchase ..................................               3,547           3,547          2,435           2,435
  Other borrowings .................................              20,000          19,483             --              --
  Subordinated debentures ..........................               7,127           7,264             --              --

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

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2003 and 2002, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2003 and 2002 were not material.

Limitations

The preceding fair value estimates were made at December 31, 2003 and 2002, based on pertinent market data and, relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2003 and 2002, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

Note 18. PARENT COMPANY ONLY

The Corporation was formed in January 1995 to operate its subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. In 2003, the Corporation formed its second subsidiary, Stewardship Statutory Trust, to offer trust preferred securities. The following information should be read in conjuction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2003 and 2002 are presented below:

Condensed Statements of Financial Condition                                            Year ended December 31,
                                                                               ------------------------------------
                                                                                   2003                    2002
                                                                               ------------------------------------
  Assets

  Cash and due from banks ........................................             $   277,000              $ 1,092,000
  Securities available for sale ..................................               3,812,000                       --
  Securities held to maturity ....................................               1,000,000                       --
  Investment in subsidiary .......................................              28,961,000               22,752,000
  Accrued interest receivable ....................................                  44,000                       --
  Other assets ...................................................                 314,000                   22,000
                                                                               ------------------------------------
         Total assets ............................................             $34,408,000              $23,866,000
                                                                               ====================================

Liabilities and Stockholders' equity
  Subordinated debentures ........................................             $ 7,217,000              $        --
  Other liabilities ..............................................                  42,000                   49,000
  Stockholders' equity ...........................................              27,149,000               23,817,000
                                                                               ------------------------------------
          Total liabilities and Stockholders' equity .............             $34,408,000              $23,866,000
                                                                               ====================================

Condensed Statements of Income                                                           Year ended December 31,
                                                                            ---------------------------------------------
                                                                                2003              2002            2001
                                                                            ---------------------------------------------
  Interest income - securities available for sale ................          $    33,000       $        --      $    6,000
  Interest income - securities held to maturity ..................               26,000            24,000          19,000
  Dividend income ................................................              275,000           575,000         475,000
  Other income ...................................................                9,000                --              --
                                                                            ---------------------------------------------
          Total income ...........................................              343,000           599,000         500,000
  Interest expense ...............................................              141,000                --              --
  Other expenses .................................................              106,000           106,000          30,000
                                                                            ---------------------------------------------
          Total expenses .........................................              247,000           106,000          30,000
                                                                            ---------------------------------------------

  Income before income tax benefit ...............................               96,000           493,000         470,000
  Tax benefit ....................................................              (61,000)          (28,000)             --
                                                                            ---------------------------------------------
  Income before equity in undistributed earnings
    of subsidiary ................................................              157,000           521,000         470,000
  Equity in undistributed earnings of subsidiary .................            3,334,000         2,595,000       2,088,000
                                                                            ---------------------------------------------
  Net income .....................................................          $ 3,491,000       $ 3,116,000      $2,558,000
                                                                            =============================================

Condensed Statements of Cash Flows                                                                Year ended December 31,
                                                                                      ---------------------------------------------
                                                                                          2003             2002             2001
                                                                                      ---------------------------------------------
Cash flows from operating activities:
     Net income .................................................................     $ 3,491,000      $ 3,116,000      $ 2,558,000
                                                                                      ---------------------------------------------
     Adjustments to reconcile net income to net cash provided by operating activities:
          Equity in undistributed earnings of subsidiary ........................      (3,334,000)      (2,595,000)      (2,088,000)
          Issuance of stock options at a discount ...............................              --               --            6,000
          (Increase) decrease decrease in accrued interest receivable ...........         (44,000)           7,000            3,000
          Decrease (increase) in other assets ...................................           2,000           47,000           (5,000)
          Increase (decrease) in other liabilities ..............................          (7,000)          11,000          (44,000)
                                                                                      ---------------------------------------------
               Net cash provided by operating activities ........................         108,000          586,000          430,000
                                                                                      ---------------------------------------------

Cash flows from investing activities:
     Purchase of security held to maturity ......................................      (1,000,000)        (300,000)        (100,000)
     Purchase of securities available for sale ..................................      (3,800,000)              --               --
     Investment in bank subsidiary ..............................................      (3,000,000)              --               --
     Investment in special purpose subsidiary ...................................        (217,000)              --               --
     Proceeds from calls on securities available for sale .......................              --          650,000          100,000
                                                                                      ---------------------------------------------
               Net cash (used) provided by investing activities .................      (8,017,000)         350,000               --
                                                                                      ---------------------------------------------

Cash flows from financing activities:
     Issuance of subordinated debentures ........................................       7,217,000               --               --
     Cash dividends paid on common stock ........................................        (819,000)        (669,000)        (558,000)
     Exercise of stock options ..................................................         126,000          371,000           67,000
     Purchase of treasury stock .................................................              --         (164,000)        (340,000)
     Issuance of common stock ...................................................         570,000          480,000          471,000
                                                                                      ---------------------------------------------
               Net cash provided (used) by investing activities .................       7,094,000           18,000         (360,000)
                                                                                      ---------------------------------------------

Net (decrease) increase in cash and cash equivalents ............................        (815,000)         954,000           70,000
Cash and cash equivalents - beginning ...........................................       1,092,000          138,000           68,000
                                                                                      ---------------------------------------------
Cash and cash equivalents - ending ..............................................     $   277,000      $ 1,092,000      $   138,000
                                                                                      =============================================

NOTE 19. RECENT ACCOUNTING PRONOUNCEMENTS

FASB No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity"

On May 15, 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS No. 150"). SFAS No. 150 requires instruments within its scope to be classified as a liability (or, in some cases, as an asset). Generally, SFAS No. 150 is effective for financial instrument arrangements entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first fiscal period beginning after December 2003. On November 7, 2003, the FASB deferred the application of several provisions of SFAS No. 150. The adoption of SFAS No. 150 is not expected to impact the Corporation's consolidated financial statements.

FASB No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities"

Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," ("SFAS No. 149") was issued on April 30, 2003. This statement amends financial accounting and reporting requirements for derivative instruments and hedging activities under SFAS No. 133 to clarify the definition of a derivative, expand the nature of exemptions from SFAS No. 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of Statement No. 133 to embedded derivative instruments in which the underlying is an interest rate and modify the cash flow presentation of derivative instruments that contain financing elements. The adoption of SFAS No. 149 did not have a material impact on the Corporation's consolidated financial statements.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities

FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46") was issued in January 2003. FIN No. 46 applies immediately to enterprises that hold a variable interest in variable interest entities created after January 31, 2003. FIN No. 46 applies to public enterprises as of the beginning of the applicable interim or annual period. FIN No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN No. 46 provides guidance on the identification of entities controlled through means other than voting rights and specifies how a business enterprise should evaluate its interest in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved.

On October 9, 2003, the effective date was deferred until the end of the first annual period ending after December 15, 2003, for certain interests held by a public entitiy in certain variable interest entities or potential variable interest entities created before February 1, 2003. The adoption of this accounting pronouncement required the Corporation to de-consolidate its investment in Stewardship Statutory Trust I in the Corporation's consolidated financial statements. The de-consolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like Stewardship Statutory Trust I, appears to be an unintended consequence of FIN 46. In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming the Corporation was not allowed to include the $7.0 million in trust preferred securities issued by Stewardship Statutory Trust I in Tier 1 capital, the Corporation would remain "well capitalized."

Note 20. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2003 and 2002 (dollars in thousands).

                                                               First         Second           Third          Fourth
                                                              Quarter        Quarter         Quarter         Quarter          Total
                                                             -----------------------------------------------------------------------
Year ended December 31, 2003:

Interest income ....................................         $ 4,604         $ 4,632         $ 4,705         $ 4,978         $18,919
Interest expense ...................................           1,180           1,175           1,070           1,166           4,591
                                                             -----------------------------------------------------------------------
    Net interest income before
      provision for loan losses ....................           3,424           3,457           3,635           3,812          14,328
Provision for loan losses ..........................             115             110              90             110             425
                                                             -----------------------------------------------------------------------
    Net interest income after
      provision for loan losses ....................           3,309           3,347           3,545           3,702          13,903
Noninterest income .................................             696             778             777             639           2,890
Noninterest expense ................................           2,694           2,794           2,935           2,971          11,394
                                                             -----------------------------------------------------------------------
    Net income before
      income tax expense ...........................           1,311           1,331           1,387           1,370           5,399
Federal and state income tax expense ...............             458             469             492             489           1,908
                                                             -----------------------------------------------------------------------
Net income .........................................         $   853         $   862         $   895         $   881         $ 3,491
                                                             =======================================================================
Basic earnings per share ...........................         $  0.27         $  0.28         $  0.28         $  0.28         $  1.11
                                                             =======================================================================
Diluted earnings per share .........................         $  0.27         $  0.27         $  0.28         $  0.28         $  1.10
                                                             =======================================================================

                                                              First          Second           Third          Fourth
                                                             Quarter         Quarter         Quarter         Quarter          Total
                                                             -----------------------------------------------------------------------
Year ended December 31, 2002:

Interest income ....................................         $ 4,266         $ 4,374         $ 4,567         $ 4,571         $17,778
Interest expense ...................................           1,318           1,306           1,324           1,323           5,271
                                                             -----------------------------------------------------------------------
    Net interest income before
      provision for loan losses ....................           2,948           3,068           3,243           3,248          12,507
Provision for loan losses ..........................              40              30              30              60             160
                                                             -----------------------------------------------------------------------
    Net interest income after
      provision for loan losses ....................           2,908           3,038           3,213           3,188          12,347
Noninterest income .................................             530             599             533             588           2,250
Noninterest expense ................................           2,376           2,447           2,456           2,568           9,847
                                                             -----------------------------------------------------------------------
    Net income before income tax expense ...........           1,062           1,190           1,290           1,208           4,750
Federal and state income tax expense ...............             357             406             454             417           1,634
                                                             -----------------------------------------------------------------------
Net income .........................................         $   705         $   784         $   836         $   791         $ 3,116
                                                             =======================================================================
Basic earnings per share ...........................         $  0.23         $  0.26         $  0.27         $  0.25         $  1.01
                                                             =======================================================================
Diluted earnings per share .........................         $  0.23         $  0.25         $  0.27         $  0.25         $  1.00
                                                             =======================================================================