Form 10-K, Exhibit 13
period 2004-12-31
STEWARDSHIP FINANCIAL CORP
filed 2005-03-31
CIK 1023860

Exhibit 13

                  o Annual Report 2004  |  Rooted for Strength o


                              FINANCIAL HIGHLIGHTS

                                                  2004            2003            % CHANGE
---------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31              (Dollars in thousands, except per share amounts)
---------------------------------------------------------------------------------------------
Net income                                    $     3,848     $    3,491             10.2%
Average shares outstanding                          3,341          3,297              1.3%
Per common share
    Basic net income                                 1.15           1.06              8.5%
    Diluted net income                               1.14           1.04              9.6%
Cash dividends declared                              0.30           0.25             20.0%
Book value at year end                               9.05           8.17             10.8%


BALANCE SHEET DATA AT DECEMBER 31
---------------------------------------------------------------------------------------------
Total assets                                      424,306        401,768              5.6%
Total gross loans                                 296,208        261,664             13.2%
Allowance for loan losses                           3,299          2,888             14.2%
Total deposits                                    356,918        341,538              4.5%
Stockholders' equity                               30,460         27,149             12.2%


CONSOLIDATED RATIOS
---------------------------------------------------------------------------------------------
Return on average assets                             0.95%          0.97%           -2.1%
Return on average equity                            13.48%         13.68%           -1.5%
Tier 1 capital to average assets (leverage)          9.08%          8.89%            2.1%
Tier 1 capital to risk-adjusted assets              12.48%         12.93%           -3.5%
Total capital to risk-adjusted assets               13.57%         14.03%           -3.3%

All share data has been restated to include the effects of 5% stock dividends paid in November 2003 and November 2004, and a 3 for 2 stock split completed July 2003.

--------------------------
Total Assets (In Millions)
--------------------------
  2000    $231
  2001    $279
  2002    $331
  2003    $402
  2004    $424

--------------------------
Net Income (In Thousands)
--------------------------
  2000    $2,420
  2001    $2,558
  2002    $3,116
  2003    $3,491
  2004    $3,848

[Graphic ommitted]
[Photo]

Happy winner of Atlantic Stewardship Bank's drawing at the Hawthorne Street Fair

"It is with sincere thanks and gratitude that we receive the annual tithe from the Atlantic Stewardship Bank. It is truly an honor to be part of such a wonderful enterprise of integrity and Christian principles that honors the Lord's tithing program. It is only as we live obediently according to God's Word that we are blessed beyond measure.

Your gift will help in many areas of our ministry and missionary efforts.

Thank you and may God continue to bless the Atlantic Stewardship Bank and all of its branches and Officers."

Rev. William Stelpstra
President, World for Christ Ministries
World for Christ Crusade, Inc.
West Milford, NJ

              o Stewardship Financial Corporation and Subsidiary o

                               BOARD OF DIRECTORS

         STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

Arie Leegwater, Chairman
Owner, Arie Leegwater Associates

Harold Dyer
Retired

William C. Hanse, Esq.
Partner, Hanse & Hanse

Margo Lane
Sales and Marketing Coordinator
PBI - Dansensor America, Inc.

John J. Murphy *
Founder and Senior Principal
Murphy Capital Management, Inc.

John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
Retired

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Abe Van Wingerden
President, Abe Van Wingerden Co., Inc.
T/A Van Wingerden Farms


HEARTFELT GRATITUDE
AND BEST WISHES...

Stewardship Financial Corporation and the Atlantic Stewardship Bank wish to recognize Director William M. Almroth, who retired in 2004 after faithfully serving the Stewardship Financial Corporation Board since 1997 and the Atlantic Stewardship Bank Board since 1993.Prior to becoming a Director, Mr. Almroth served on the Bank's New Business Development Board. The Boards are grateful to Mr. Almroth for providing vision to the corporations to help recognize shareholders, as well as the Christian organizations supported through the Tithing Program.

* The Board of Directors acknowledges with regret the resignation of John J. Murphy from the Stewardship Financial Corporation and the Atlantic Stewardship Bank Boards as of January 20, 2005. Mr. Murphy's decision to relinquish his directorship was based upon outside business obligations. The Board of Directors sincerely thanks John J. Murphy for all his contributions to the Holding Company as well as the Bank, and extends best wishes for continued success.

NEW BUSINESS DEVELOPMENT BOARDS

BERGEN BOARD

Janyce Bandstra
Janet Braen
William R. Cook
Richard Culp
Robert Galorenzo, M.D.
Paul D. Heerema
Ruth Knyfd
Bartel Leegwater
Edward Nieuwenhuis, Jr., M.D.
Paul Ruitenberg
William Soodsma *
Margaret Stanley *
Allen Stiles
Howard Yeaton

PASSAIC/MORRIS BOARD

William C. Bartlett
Donald De Bruin
George Forshay
Robert Fylstra, CPA
Brian Hanse, Esq., CPA
Garret Hoogerhyde, CPA
Ruth Kuiken
William A. Monaghan III, Esq. *
Darryl Siss, Esq.
James Slagter
Charles Sybesma *
Benard W. Thomas, Jr.
Michael Westra
Ralph Wiegers

* SPECIAL APPRECIATION

  We extend a note of thanks to our friends and associates who successfully completed their terms as members of the Bank's New Business Development
  Boards: William A. Monaghan III, Esq., William Soodsma, Margaret Stanley, and Charles Sybesma. We deeply appreciate all of their efforts in promoting the Bank within the community.

                  o Annual Report 2004 | Rooted for Strength o

                             SHAREHOLDER INFORMATION

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the Christian Health Care Center, 301 Sicomac Avenue, Wyckoff, New Jersey, on May 10, 2005, at 7:00 p.m. (please use the Mountain Avenue entrance). The Corporation had 900 Shareholders of Record on December 31, 2004.

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

"Thank you for your very tangible demonstration of the belief in the work of Children's Aid and Family Services. Your generous gift makes a difference. Your support truly impacts upon our community in meaningful, long-lasting ways - partnering with us to make opportunities available for others, so they may learn, grow, and thrive in their schools, families, workplaces, and community.

I recognize there are so many worthy causes that seek your support. I am deeply grateful to you for deciding to include Children's Aid and Family Services in your vision of a better world. Your trust and confidence means a great deal to me and to all the members of the staff and Board.

Thanks to you, Children's Aid and Family Services gives hope."

Robert B. Jones, Ph.D.
President & CEO, Children's Aid and Family Services
Paramus, NJ

DIVIDEND REINVESTMENT PLAN

A total of 673 Shareholders currently participate in the Corporation's Shareholder Dividend Reinvestment Plan, representing 1,909,795 or 57% of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Registrar and Transfer Company.

ANNUAL REPORT

Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge to any shareholder upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Corporate Services, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

CORPORATE GOVERNANCE

The Board of Directors' Audit, Nominating and Compensation Committee Charters; as well as the Code of Ethical Conduct for Senior Financial Managers, are available for viewing at www.asbnow.com. Visit the "About Us" page and refer to the "Stewardship Financial Corporation" section. This information is also available in print to shareholders requesting same in writing.

RECENT HISTORY OF DIVIDENDS PAID

The Board of Directors of the Stewardship Financial Corporation is pleased to pay on February 1, 2005, a quarterly dividend to Shareholders of Record on January 12, 2005, in the amount of $0.09 per share. Future dividends are expected to be paid on May 1, August 1, and November 1, subject to Board approval.


      November 15, 2004          5% stock dividend
      --------------------------------------------
      November 1, 2004           $0.08
      --------------------------------------------
      August 1, 2004             $0.08
      --------------------------------------------
      May 1, 2004                $0.07
      --------------------------------------------
      February 1, 2004           $0.07
      --------------------------------------------
      November 15, 2003          5% stock dividend
      --------------------------------------------
      November 1, 2003           $0.07
      --------------------------------------------
      August 1, 2003             $0.06
      --------------------------------------------
      July 1, 2003               3 for 2 split
      --------------------------------------------
      May 1, 2003                $0.06
      --------------------------------------------
      February 1, 2003           $0.06

      Total Earnings Per Share

      2004      $ 1.15
      2003      $ 1.06
      2002      $ 0.96
      2001      $ 0.81
      2000      $ 0.77

[Graphic ommitted]

              o Stewardship Financial Corporation and Subsidiary o

                           MESSAGE TO THE SHAREHOLDERS

                          DEAR SHAREHOLDERS AND FRIENDS

    2004 was another successful year for Stewardship Financial Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank. Record earnings were achieved despite a low interest rate environment. This increase in earnings was possible as a result of strong growth in loans. The loans were funded from core deposit growth and the redeployment of assets held in the investment portfolio. Strict management of the Bank's net interest margin was critical in achieving the increased earnings.

[PHOTO]

Net income for the year ended December 31, 2004 was $3.8 million, a 10.2% increase when compared to the $3.5 million earned a year earlier. The Return on Average Assets was 0.95% and the Return on Average Equity was 13.48% for the year ending December 31, 2004.

Earnings per diluted share in 2004 were $1.14 compared to the $1.04 in 2003.

Capital increased $3.3 million for the year resulting in year-end total capital in the amount of $30.5 million.

[PHOTO]

[PHOTO]

Total assets at year-end were $424.3 million. Total assets grew $22.5 million in 2004 or 5.6%, over the prior year. Net loans were $292.9 million at year-end, representing a 13.2% increase over the 2003 year-end balance. Total deposits reached $356.9 million, an increase of $15.4 million, or 4.5% over year-end 2003.

DIVIDENDS

Cash dividends paid in 2004 were $0.30 per share, representing a 22.9% increase over the previous year.

The Stewardship Financial Corporation also paid its seventh consecutive 5% stock dividend in November 2004.

LOAN GROWTH

Once again the corporation experienced substantial loan growth. The commercial mortgage sector led the way with a $21.1 million increase for the year, or 19.2% more than the prior year. The commercial loan area was also active, increasing year-end loans outstanding by $6.3 million for a 12.9% increase over the prior year. The Home Equity and Consumer Loan Divisions continue to remain active, generating both variable and fixed rate loan balances. The Residential Mortgage Division experienced a decline in the number of customers refinancing existing loans; however, it is experiencing a demand for more home purchase mortgages.

                  o Annual Report 2004 l Rooted for Strength o

We are extremely pleased with the increase in loan volume as well as the quality of the loan portfolio.

NEW PRODUCTS INTRODUCED

There were two new interest-only residential loan products introduced. The first is an interest-only residential first mortgage and the second is an interest-only home equity product. These products are ideal for families with students in college or for individuals planning to move within a few years. The underwriting is more stringent than normal; however, the interest-only lending has proven to be very popular.

A new deposit product was also introduced. The Sterling Lifestyle Package of Services is designed to serve the needs of customers age 55 and older. To qualify, customers maintain combined balances of $10,000 or more at Atlantic Stewardship. The Sterling Lifestyle offers a variety of benefits to encourage customers to take advantage of many of our services. The Sterling Lifestyle has been well received by customers and continues to generate core balances for the Bank.

COMPLIANCE

The Board of Directors has implemented steps to comply with Corporate Governance Regulations. Professional experts have been engaged to assist in meeting all requirements mandated by the Sarbanes Oxley Act.

"On behalf of the Pequannock Township Food Pantry, I want to thank the Atlantic Stewardship Bank once again for their generous monetary donation. The use of the pantry has grown over the last year. In 2004, the pantry provided over 600 bags of food and over $10,000 in gift certificates. In anticipation of less monetary contributions for the coming year, several clients using the pantry have been referred to other food pantries.

It is because of donations like yours that the food pantry is able to provide food and gift certificates to residents of Pequannock Township. Without support from the community, the food pantry would not exist. The Atlantic Stewardship Bank is to be commended on its giving practices to the local communities in which it operates. The families who use the food pantry are very grateful to those who make their lives a little better.

Thank you again for the donation. God Bless the Atlantic Stewardship Bank, its employees, and their families. May you continue to prosper and continue your Tithing Program."

Barbara Cook
Pequannock Township Food Pantry
Pequannock, NJ

[PHOTO]

TITHING PROGRAM INCREASES 13.7%

As the Atlantic Stewardship Bank continues to grow and as earnings increase, our unique Tithing Program increases as well.

The Bank shares ten percent of its earnings annually with Christian and local civic organizations. As a result of the 2004 earnings, we were pleased to share $582,000 with 345 non-profit organizations. Once again the Board of Directors placed strong emphasis on recognizing local food banks to assist the communities where the Bank offers branches.

We are pleased with the increasing awareness of the Atlantic Stewardship Bank's Tithing Program in the communities we serve. This knowledge together with our reputation of delivering high quality services enables us to continually expand our customer base. We wish to thank our loyal customers for banking at the Atlantic Stewardship Bank. We also sincerely thank our shareholders for their loyal support.

Sincerely,

/s/Arie Leegwater

Arie Leegwater
Chairman of the Board of Directors

/s/ Paul Van Ostenbridge

Paul Van Ostenbridge
President and Chief Executive Officer

              o Stewardship Financial Corporation and Subsidiary o

                                 THE BEACH CLUB

It's called the BEACH Club - short for Bank Employees Assisting CHarities. And if ever there were a warm and sunny place to visit, this is it. BEACH Club members volunteer their time, hands, and hearts to conduct and participate in a wide range of activities throughout the year to benefit those in need. Often, the BEACH Club receives the gracious help and support of Bank customers as well.

In addition to the regular schedule of activities, three additional projects were added in 2004:

SCHOOL SUPPLY DONATIONS - In August, the Club collected school supply packs created by Bank associates, for donation to inner city children via the Bethlehem Ministries in Paterson. Over 100 packs were collected, each containing a notebook, crayons, pens, pencils, and other school supplies.

WARMING UP AMERICA - In September and October, Club members participated in the Warm-Up America Program (www.warmupamerica.com) by crocheting beautiful, multicolored afghan blankets for donation to the Good Shepherd Mission in Paterson. Some members even learned how to crochet just so they could participate.

TSUNAMI RELIEF COLLECTION - As soon as the news broke on December 26, the BEACH Club got busy. Collection boxes were placed in all the Bank's branches, to remain there for donations throughout January, 2005. Afterwards, the donations would be given to the American Red Cross International Response Fund.

[PHOTO]

                         SPECIAL HONORS AND RECOGNITION

ATLANTIC STEWARDSHIP BANK RECEIVES
HERMITAGE HUMANITARIAN AWARD

June 19, 2004 brought a warm, wonderful evening of dining and dancing under the stars at the annual Hermitage Rose Ball in Ho-Ho-Kus, hosted by the Friends of the Hermitage. The Atlantic Stewardship Bank was a guest of honor at the gala event, and was presented with the Hermitage Humanitarian Award for 2004.

[PHOTO]

The Hermitage Humanitarian Award is presented each year to a person or corporation who is constantly giving of their time, experiences, and wealth to help others accomplish worthwhile goals. The Atlantic Stewardship Bank was honored for its Tithing Program, as well as its support of the Friends of the Hermitage educational programs.

The Hermitage is a National Historic Landmark and one of the nation's outstanding examples of domestic Gothic Revival architecture. The historic house-museum was visited during the Revolutionary War by General George Washington, General Lafayette, Alexander Hamilton, and James Monroe among other notables. It is also the site where Aaron Burr met and married Theodosia Prevost. For more information contact: The Hermitage, 335 North Franklin Turnpike, Ho-Ho-Kus, NJ 07423 or visit their website: www.thehermitage.org.

                  o Annual Report 2004 l Rooted for Strength o

                         2004 TITHING PROGRAM RECIPIENTS

                                MEET SOME FRIENDS

Each year, the Atlantic Stewardship Bank's Tithing Program enables us to share a portion of our blessings with hundreds of deserving organizations. Our tithe recipients serve the Bank's local communities, and we applaud them for their outstanding efforts. On this page we'd like to introduce two of our tithing program recipients for 2004.

[PHOTO]

ST. PHILIP'S MINISTRY OF THE
UNITED METHODIST CHURCH
Paterson, NJ

When the children of St. Philip's Ministry arrive at the steps of their brand new building, they touch one of the twelve community stones embedded in the wall and declare, "Look how far God has brought us!"

Indeed, the ministry has come far and so have its people. St. Philip's now runs a wide range of services to support children, adults, and families in the Northside of Paterson. Their good works include three meals a day and life-maintenance services for the homeless, a health-assistance program for the poor and homeless, a daily social and evening recreational center for teens, a children's summer camp, after-school learning and development for 165 children, plus more.

"Thank you for your recent charitable contribution to the work of Sussex Christian School. Gifts like yours are used to offset the rising costs of Christian education. With your support, we will be able to continue to provide affordable, Christ-based education to our community.

On behalf of the Association, we THANK YOU for your continuing financial and prayer support of the Sussex
Christian School."

Eric Thiessen
Treasurer, Sussex Christian School
Sussex, NJ

We are blessed to help support this ministry that does so much to help others. For more information contact St. Philip's Ministry, 9-11 North First Street, Paterson, NJ 07522 or visit their website: http://stphilipsministry.org.

THE HOLLAND CHRISTIAN HOME
North Haledon, NJ

The Holland Christian Home is a retirement and support services community bound together as a family by a common faith in Jesus Christ. For over a century, they have served the needs of seniors with hearts to love and hands to help.

At the center of the Holland Christian Home's mission is LIFECARE - a continuum of care given for the rest of residents' lives. Residents can enjoy as much independence as they wish, with the peace-of-mind that comes from knowing a skilled nursing unit is available on site at no additional cost if needed.

Residents enjoy warm fellowship, a home-like atmosphere, delicious meals, diverse activities, as well as weekly worship in the Home's chapel.

We are pleased to include the HCH in our tithing program. For more information, contact the Holland Christian Home, 151 Graham Avenue, North Haledon, NJ 07508 or visit their website: www.hollandchristianhome.org.

[PHOTO]

              o Stewardship Financial Corporation and Subsidiary o

                            OUR 2004 TITHING PROGRAM

       Each one should use whatever gift he has received to serve others, faithfully administering God's grace in its various forms.

                                  1 PETER 4:10

Every year the Atlantic Stewardship Bank makes hundreds of donations under the Bank's unique Tithing Program. Our tithe recipients often ask us about this program... what is it and how did it come about?

The concept of tithing is a Biblical one, dating as far back as Genesis (14:20, 28:22), and detailed in Leviticus (27:30-33). Tithing means giving or devoting one-tenth to God. As faithful stewards of God's blessings, the Bank takes tithing very seriously. In fact, the Tithing Program is an integral part of the Bank's corporate by-laws, and provides for the Bank to share 10% of its earnings annually with Christian and local non-profit organizations selected by the Bank's Board of Directors.

In 2004, the Bank made its largest tithe to date, sharing $582,000 with 345 organizations. This was an increase of $70,000 over 2003. Since the program's inception in 1988, the Bank has surpassed $3.5 million in total tithe donations.

[PHOTO]

It is because of our ever-growing family of loyal customers that the Bank can make these donations year after year. As the Bank grows, so does our ability to help others.

Stewardship Financial Corporation - 2004 Tithe (In Thousands)

   2004    $ 582
   2003    $ 512
   2002    $ 425
   2001    $ 351
   2000    $ 320

[PHOTO]

                  o Annual Report 2004 | Rooted for Strength o

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2004 TITHE
DISTRIBUTION:

*Africa Inland Mission
*American Christian School
*Baptist Haiti Mission
*Bergen County Habitat
   For Humanity
*Bessie Green Community, Inc.
*Bethany Christian Services
*Bethlehem Ministries
*Bridgeway Community Church
   Food Pantry
*Brookdale Christian School
*Calvary Christian Academy
*Calvin College
*Calvin Theological Seminary
*Cary Christian Center, Inc.
*Christian Health Care Center
*Christian Reformed
   World Relief Committee
*Christian Schools International Foundation Trust Fund
*CUMAC-ECHO, Inc.
*Dawn Treader School (ECUMP)
*Eastern Christian Children's Retreat
*Eastern Christian School Association
*Eastern Home Mission Board
*Elim Christian School Foundation
*Eva's Village
*Faith Ministries of White Lake NY
*Father's Cupboard
*Fellowship Homes
*Fig Orchard
*First Choice Women's Resource Centers
*Florence Christian Home
*Friendship Ministries
*Gideons International Lakeland Camp
*Gideons International
   Passaic Valley Camp
*Gideons International Paterson Camp
*Gideons International Ramapo Camp
*Good Shepherd Mission, Inc.
*Goshen Christian School
*Grace Counseling Ministries
*Harvest Outreach Ministries
*Hawthorne Christian Academy
*Hawthorne Ecumenical
   Social Service Fund - Food Pantry
*Holland Christian Home
*Hope For New York
   Mercy Ministries
*International Networx
*Life Advocates, Inc.
*Life Givers Network
*Little Sisters of The Poor
*Lord's Day Alliance of NJ
*The Luke Society
*Madison Avenue Baptist Church/ Academy
*Madison Avenue Crossroads Community Ministries
*Mary Help of Christian Academy
*Mid-Atlantic Mercy Ministries
*Mississippi Christian Family Services, Inc.
*Mustard Seed School
*Netherlands Reformed
   Christian School
*New City Kids
*New Hope Community Development Center
*New Jersey Family Policy Council
*North Jersey Home School Association
*Northside Community Christian Reformed Church - Day Camp
*Northside Community Christian Reformed Church - Food Pantry
*Northwest Christian School
*Operation Double Harvest School, Haiti
*Partners For Christian Development
*Paterson Habitat For Humanity
*Prison Fellowship Ministries
*Prison Fellowship Ministries
   Angel Tree Program
*RACOM Associates -
   Back to God Hour
*Reformed Bible Church
*Ridgewood YMCA
*Ringwood Christian School
*Ron Hutchcraft Ministries
*St. Anthony's School
*St. Luke's Community
   Development Center
*St. Philip's - Camp Youth Development Program & Coffee Pot Ministry *St. Paul's Community Development Corp.
*Siena Village at Wayne
*Sonshine Christian Academy
*Star Of Hope Ministries, Inc.
*Strategic Prayer Command
*Sussex Christian School
*Teen Challenge
*The Salvation Army -
   Paterson Branch
*Touch The World Ministries
*Trinity Christian School
*United Paterson Development FBO After School Literacy &
   Safe Space Programs
*Unity Christian Reformed Church After School Program
*Veritas Christian Academy
*Waldwick Seventh Day
   Adventist School
*Wayne Interfaith Network
*Westminster Theological Seminary
*World For Christ Crusade, Inc.
*Wyckoff Christian Pre-School
*Wyckoff Family YMCA
*Wyckoff Reformed Church
   Food Pantry

* Denotes Christian Charity

"Thank you for your recent gift for the Business Drive at Calvin College. We appreciate your thoughtful support of Calvin and its students.

As we look to the future, our goal is to equip our students to be 'agents of renewal' in our world. The Calvin community seeks to encourage the values of initiative, accountability, respect, excellence, integrity, and innovation in each of our graduates. Your gift will help us foster these qualities in our students as well as strengthen Calvin's position as one of the finest liberal arts colleges in the country.

Calvin's role - developing and directing young minds for lives of leadership and service - is made easier through continued support from businesses like yours. Thank you for joining us in this important and challenging work."

Gaylen J. Byker
President, Calvin College
Grand Rapids, MI

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2004 TO THE FOLLOWING
ORGANIZATIONS:

*Abundant Life Worship Center
American Cancer Society
   Bergen County
*American Family Association
American Heart Association
American Legion Auxiliary
American Red Cross
   Bergen Crossroads
Association for Special Children
   and Families
Bergen Community College Foundation
Bergen County Christmas In April - Rebuilding Together
Bergen County Community Housing In Partnership (CHIP)
Bergen County Special Olympics Team
Bergen Philharmonic Orchestra
Bergen Regional Medical Center Foundation
Boys & Girls Club of Hawthorne
Boys & Girls Club of Paterson
Boy Scouts of America
   Northern NJ Council
Calvin Coolidge School PTO
Camp Hope of Hackensack Outreach (New Hope)
*Cathedral Choir
Center for Food Action
*Center for Great Expectations
Chancellor Academy
Children's Aid & Family Services, Inc.
Chilton Memorial Hospital Foundation
*Christian Overcomers
*Christian Radio Station WAWZ
Clifton Cobras Softball Organization
Cody's Foundation
Community Blood Services Foundation
Community Meals, Inc.
Co-Operative Nursery School
   of Ridgewood
Creative Living Counseling Center
*Crispus Attucks School
Cystic Fibrosis Foundation
Daccks Group for Supportive Housing
Deborah Hospital Foundation
*DePaul Catholic High School
*Don Bosco Prep High School
Emmanuel Cancer Foundation
Executive Women's Golf Association Northern NJ Chapter
Flow Follies Forum School
Foundation For Free Enterprise
Foundation For The Handicapped
Friends of The Hermitage
Friends of The Louis Bay 2nd Library
Friends of The Midland Park
Library Gift of Life - Rotary Clubs
   in District 7490
Girl Scout Council of Bergen County
*Grace Church of Ridgewood Mission Trip

              o Stewardship Financial Corporation and Subsidiary o

(Continued)

Hawthorne Baseball/
   Softball Association
Hawthorne Board of Health -
   Food Pantry
Hawthorne Caballeros
Hawthorne Chamber of Commerce
Hawthorne Community Library Foundation, Inc.
Hawthorne Cubs Football Association
Hawthorne Domestic Violence Response Team
Hawthorne Education Foundation
Hawthorne High School
Hawthorne High School PTO
Hawthorne High School - Share
Hawthorne Hurricanes
Hawthorne Knights of Columbus
Hawthorne Lions Club
Hawthorne PBA Local #200
Hawthorne Rotary Club
Hawthorne Soccer Association
Hawthorne Special Recreation
Hawthorne Thomas Jefferson
   School PTO
Hawthorne VFW District #1
Hawthorne Volunteer Fire Department
Hawthorne Volunteer Fire Department Ladies Auxiliary
Hawthorne Washington School PTO
Hawthorne William B. Mawhinney Memorial Ambulance Corps.
*Healing The Children Midlantic, Inc.
*Hispanic Multi-Purpose
   Service Center
*Hosanna Choir Committee
Ho-Ho-Kus Public School
*Holy Cross Nursery School
Hudson Milestones
Hugh O'Brian Youth Leadership (HOBY)
*Interchurch Softball League
*Interfaith Shelter & Community Outreach
Jack Elwood Fund
Jamboree Scholarship Fund, Inc.
*Jersey City Kids
Jewish Family & Children's Service
   of Wayne
Jerry Speziale Community Outreach Foundation
Joni and Friends
*Kingdom of Might Ministries
Knights of Columbus
   Ramapo Valley Council
Lance Armstrong Foundation
Leukemia & Lymphoma Society
The Love Fund of Midland Park
Lupus Foundation of America
   NJ Chapter
Mackenzie Foundation
*Mattaniah Choir Committee
Midland Park Ambulance Corps.
Midland Park Baseball Association
Midland Park Chamber of Commerce
Midland Park Lions Club
Midland Park/Ho-Ho-Kus PBA
 Midland Park Volunteer Fire Co.
   & Auxiliary
Mohawk Athletic Club of Hawthorne
Molly Foundation for Juvenile Diabetes
Montclair State University
Morris County Boys & Girls Club
*New Bridge Services, Inc.
*New Jersey Christian Ministries
New Jersey Citizen Action
New Jersey Community Development Corporation
New Jersey Community Loan Fund
New Jersey Landscape Contractors Association
New Jersey Organization
   of Cystic Fibrosis
Northern New Jersey Youth Orchestra
North Haledon Fire Company #1
North Jersey Chorus
North Jersey Eagles
*North Jersey Home School Association Choral Program
*Our Lady of the Magnificat
*Our Lady of the Valley School
Paramus Association For Competitive Gymnastics
Paramus Girl's Softball Association
Pascack Valley Hospice
Passaic County Council on Alcohol & Drug Abuse
Passaic County PBA Local #197 & #286
*Paterson Christian Community Development
*Paterson YMCA
Paterson Youth Photography Project
People to People Ambassador Program
*Pequannock Holy Spirit School
Pequannock Piranhas Swim Team
Pequannock Township First Aid & Rescue Squad
Pequannock Township Food Pantry
Pequannock Township High School
Pequannock Township High School Marching Band
Pequannock Township High School Panther Football
Pequannock Township Little League
Pequannock Township PBA
   Local #172
Pequannock Township Public Library
Pequannock Township Regional Chamber of Commerce
Pequannock UNICO
Pequannock Volunteer Fire Department Engine #1
Pequannock Volunteer Fire Department Engine #2
The Phoenix Center
Pompton Falls Fire Department #3
Project Children
Project Lovematch
*Project Timothy
Prospect Park Volunteer
   Fire Department
*Puritan Reformed
   Theological Seminary
Ramapo High School Boosters Association
Ridgewood Baseball Association
Ridgewood Chamber of Commerce
Ridgewood Choral
Ridgewood Downtown
   For The Holidays
Ridgewood Education Foundation
Ridgewood Emergency Services
Ridgewood Fire Department Association
Ridgewood Fourth of July Committee
Ridgewood Gilbert & Sullivan
   Opera Company
Ridgewood High School
Ridgewood Lacrosse Association
*Ridgewood Our Lady of
   Mount Carmel
Ridgewood PBA Local #20
Ridgewood Public Library
Ridgewood Rotary Club
Ridgewood SHARE
Ridgewood Softball
Ridgewood Somerville-Hawes
   Dads' Night
*Ridgewood United Methodist Church
Ridgewood Woman's Club
*Ridgewood YWCA/YMCA
Rotary Foundation
   Annual Programs Fund
Ruth Estrin Goldberg Memorial
Saddle River Day School Development Fund
*St. Joseph's Church - Haiti Ministry
*St. Joseph's Paterson Hospital Foundation
*St. Leon Armenian Church
*St. Luke's Church
*St. Philip's Academy
*St. Spyridon Greek Orthodox Church
Salamm Shrine Circus Program
*Several Sources Foundation
Social Service Association of Ridgewood & Vicinity
Sons of the American Legion Post
Sounding Bells
Special Olympics of New Jersey
Special Projects for Underprivileged and Disabled
Suburban Woman's Club
   of Pompton Plains
Summit Speech School
Temple Israel
The Arc of Bergen
   And Passaic Counties
The Order of the Lamp
*Timothy Christian School
Tomorrow's Children's Fund
Torpedoes Soccer Club
Tri County Chamber
   of Commerce-Wayne
*Turning Point
Upper Saddle River-Allendale Football & Cheerleading Association
*United Methodist Church in Wayne
Valley Hospital
Veritans Camp
Waldwick Baseball Association
Waldwick Borough
Waldwick Chamber of Commerce
Waldwick Education Foundation
Waldwick Fire Department
Waldwick High School
Waldwick High School Booster Club
Waldwick Julia A. Traphagen
   School PTO
Waldwick Lions Club
Waldwick PBA
Waldwick Public Library
Waldwick Recreation Trust Fund
Waldwick Volunteer Ambulance Corps.
Wayne Adult Community Center
Wayne Albert Payson Terhune School, PTO
Wayne Boys And Girls Club
Wayne Community Volunteer
   Fire Company
Wayne Counseling
   and Family Services
Wayne Hills High School
Wayne Hills High School
   Band Boosters
Wayne Lafayette School PTO
Wayne Lions Club
Wayne Little League
Wayne Little League - NJ District 2
Wayne Police Athletic League
Wayne Public Library
Wayne Rotary Club Foundation
*Wayne St. Joseph's Hospital Foundation
Wayne Schuyler Colfax PTO
Wayne Township Memorial
   First Aid Squad
Wayne Township Parks and Recreation Department
Wayne Valley High School Football Booster Club
Wayne Valley Ice Hockey
   Booster Club
West Bergen Mental Healthcare, Inc.
*Westside/Mt. Bethel Baptist
   MLK Jr. Day
William Paterson University
Wyckoff Education Foundation
Wyckoff Fire Department
Wyckoff Fire Department
   Ladies Auxiliary
Wyckoff-Midland Park Rotary Club
*Wyckoff Reformed Church
   Youth Ministry
Wyckoff Volunteer Ambulance Corps.
YM-YWHA of North Jersey
*YWCA of Bergen
Youth Consultation Service
Youth Self Development, Inc.

* Denotes Christian Charity

                  o Annual Report 2004 l Rooted for Strength o

                                 CUSTOMER CORNER

The Atlantic Stewardship Bank is well-known for its outstanding customer service, and that's no accident. It's our duty. We are rooted in God's Word, and it's a blessing for us to hold our customers in high regard, give them respect, and get to know each and every one by name. Our customers are our lifeblood, and we believe they should be treated as such. So when they take the time to tell us of their appreciation, it truly makes our day.

[PHOTO]

"We're a family business that's over 50 years old. We've been banking with ASB for about 10 years, and all my accounts, both business and personal, are with them. Their service is exceptionally personal; they know my name and they know my employees' names. With ASB, I know they're looking out for me. I'm not forgotten and I'm not just a number, and that's very, very important to me. So much so that when other banks ask for my business, I ask them how big of a crowbar they brought along, because they'd need an awfully big one to pry me away from Atlantic Stewardship!"

Bob Seela
Seela's Paint & Wallpaper, Inc., Wayne, NJ

--------------------------------------------------------------------------------

[PHOTO]

"I've been performing a ministry of illusions and puzzles with a Christian gospel message for about 45 years, and I've been banking with Atlantic Stewardship for about 17 of those years. The bank is always there to help me. They're pleasant, they smile, and they remember me - they always follow up with genuine concern and ask me how things are going. The bank has become like a family to me. Plus, it's great to see them give some of their profits to charitable organizations.I do a lot of charity work, and to see a bank share its profits like that is absolutely wonderful."

Peter Everitt
Illusionist with a Message, Hawthorne, NJ

--------------------------------------------------------------------------------

"We're a medium size business that supplies quality linen products and accessories throughout northern New Jersey. We've been with Atlantic Stewardship Bank since they started up in 1985. They're friendly and personal, and they take good care of me. And their service is top-notch; very attentive. I've heard nightmare stories from my customers about other banks and how they're always changing, but in my 19 years of dealing with ASB I've never been disappointed. I try to steer as many of my customers as possible to Atlantic Stewardship. I don't know any other bank that could stand up to them."

Herb Allen, Jr.
Allen Linen Supply, Paterson, NJ

[PHOTO]

 "Mississippi Christian Family Services, Inc. is pleased to accept your donation as part of your Tithing Program. This letter serves as appreciation for your dedication and support of our ministry.
Your support aids the continuation of services to disabled persons, as we provide a training program that extends itself to helping the disabled live and work independently within the community. Thank you for your time and consideration of those we love to serve.

Please continue in prayer for the work of this ministry."

Susie Evans
Executive Director, Mississippi Christian Family Services, Inc.
Rolling Fork, MS

              o Stewardship Financial Corporation and Subsidiary o

                              PRODUCTS AND SERVICES

The Atlantic Stewardship Bank offers a complete line of products and services for individuals and businesses. Online banking, automatic bill payment, and debit cards complement the traditional line of checking, savings, and certificates of deposit.

Additionally, we offer an ample line of lending products designed to assist customers in northern New Jersey. Lending products include car loans, mortgages, home equities, business loans, and credit cards. We offer a complete range of commercial services appropriate for businesses of all sizes; our relationship managers will help you select the best checking and lending products to serve your business needs.

NEW FOR 2004

EQUITY +PLUS
Maximize the equity you've built up in your home, and get instant cash resources that you can access at any time by simply writing a check. Equity +plus is an interest-only home equity line of credit with no principal reduction required during the initial five-year term of the loan. You pay only the monthly interest that will float at the low prime rate.

The interest-only feature is perfect for short-term borrowing needs as it allows the use of the equity in your home at a lower monthly payment than a conventional home equity line of credit.

INTEREST-ONLY
FIXED RATE MORTGAGE

Maximize your purchasing power by qualifying at the interest-only payment. Make interest-only payments for the first 15 years, and then a monthly payment based on a 15 year loan for the remaining term on the then unpaid principal balance. During the interest-only period, you can prepay the principal at any time and reduce your next monthly payment.

It's great for borrowers wanting more control of cash flow, first time homebuyers, relocation borrowers going into a high-cost area, such as New Jersey, and self-employed borrowers with seasonal income variances.


STERLING LIFESTYLE CLUB

If you're 55 or more you've learned to recognize a good thing when you see it. So have a look at the Sterling Lifestyle Club.

The Sterling Lifestyle Club Account is a fully liquid, interest-bearing checking account for seniors, with three balance tiers and a premium interest rate. A minimum daily balance of $10,000 must be maintained in the Sterling Lifestyle Club Account or in linked accounts to avoid a $10.00 monthly service fee. Up to five accounts may be linked, including checking, statement savings, CDs, IRAs, Money Market, and PGA accounts.

In addition to the many free services, Sterling Lifestyle CDs pay 0.30% over ASB's current rates for an 18 to 60 month Power CD.

You'll enjoy a wide range of Sterling Lifestyle benefits, including unlimited monthly checking, free ASB logo checks, no annual fees for ASB Debit and Credit Cards, plus a lot more.

IDEAL CHECKING

Why is this free personal checking account called Ideal? Because with all the benefits and bonuses, it's an ideal checking account for just about anyone.

With an opening balance of just $25, your first year is free (no monthly service fee). Your first order of ASB logo checks is free, and so is online banking.

Plus, you'll get a $25.00 credit at the time of opening. Get another $25.00 credit upon approval of a MasterMoney Debit Card. And another $25.00 credit if you sign up for Direct Deposit within 3 months. And still another $25.00 credit if within 3 months you enroll in Payment Partner and make 3 bill payments.

After your first year, maintain just a $50 minimum balance and there are no service fees.

That's why it's called Ideal!

[PHOTO]

For information about Atlantic Stewardship Bank products and services, speak with an ASB relationship manager or visit us on the web, at www.asbnow.com.

                  o Annual Report 2004 l Rooted for Strength o

                                    OFFICERS

STEWARDSHIP FINANCIAL CORPORATION OFFICERS

Arie Leegwater
Chairman of the
Board of Directors

John L. Steen
Vice Chairman of the
Board of Directors

Paul Van Ostenbridge
President and
Chief Executive Officer

Robert J. Turner
Secretary

Julie E. Holland
Vice President and Treasurer

Timothy G. Madden
Vice President

Angela Turi
Assistant Vice President

Ellie King
Assistant Secretary

"Thank you for your gift!

Giving to the Luke Society is an effective way to fund indigenous pastors, nurses, and physicians around the world. Each in their communities, our directors are living out their vision to provide spiritual and physical healing to their own people. By teaching health education and providing quality clinical care, they are fighting the effects of poverty and saving lives. Best of all, they are sharing the gospel, giving hope for eternal life.

Thank you for your support of the Luke Society!"

The Luke Society
Sioux Falls, SD

ATLANTIC STEWARDSHIP BANK OFFICERS

[PHOTO]

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

James O'Brien
Assistant Vice President

Cynthia Perrotta
Assistant Vice President

Richard D. Powers
Assistant Vice President

Raymond J. Santhouse
Assistant Vice President

Gail K. Tilstra
Assistant Vice President

Angela P. Turi
Assistant Vice President

David J. Van Lenten
Assistant Vice President

Christine Fiduccia
Assistant Secretary

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Kristine Rasile
Assistant Secretary

Louise H. Rohner
Assistant Secretary

David A. Struck
Assistant Secretary

Patricia M. Weinstein
Assistant Secretary

Virginia M. Lowe
Compliance Officer

Judi Rothwell
Administrative Assistant

Jean M. Schaver
Administrative Assistant

Mary Beth Steiginga
Administrative Assistant

William J. Tussi
Administrative Assistant

Peggy Weber
Administrative Assistant

Jerry Wells
Administrative Assistant

Cynthia Woods-Daisley
Administrative Assistant

                Stewardship Financial Corporation and Subsidiary

                        STEWARDSHIP FINANCIAL CORPORATION

                      SHAREHOLDER VALUE - ORIGINAL INVESTOR

The graph below portrays the growth in stock value for investors who purchased stock when it was originally issued.

Prior to the establishment of the Stewardship Financial Corporation holding company, the stock was originally issued in the name of Atlantic Stewardship Bank. The initial offering required a minimum purchase of 200 shares at a price of $10.00 per share.

The Corporation declared its first cash dividend in 1990 and cash dividends have since been paid annually. To assist interested shareholders in purchasing additional shares of stock, the Board of Directors introduced a Dividend Reinvestment Plan in 1994. The graph assumes that shareholders have taken advantage of the Dividend Reinvestment Plan. Adjustments have been made for stock splits and stock dividends.

The original investments of 200 shares have grown to 1,486 shares, and based on year-end market price, the annual growth rate equates to 15.6%.

[GRAPHIC OMITTED]

CORPORATE ATTORNEYS

Stewardship Financial Corporation
McCarter & English, LLP
Attorneys at Law
4 Gateway Center
Newark, NJ 07102
973-622-4444

Atlantic Stewardship Bank
Hanse & Hanse
2035 E. Hamburg Turnpike
Wayne, NJ 07470
973-831-8700

STEWARDSHIP FINANCIAL CORPORATION STOCK

We are pleased to advise the following brokers make a market in Stewardship Financial Corporation stock:

Highlander Capital Group, Inc.
119 Littleton Road
Parsippany, NJ 07054
973-402-2700

McConnell, Budd & Romano
365 South Street
Morristown, NJ 07960
800-538-6957

Ryan Beck & Company
220 South Orange Avenue
Livingston, NJ 07039
800-342-2325

and

222 Lakeview Avenue, 7th Floor
West Palm Beach, FL 33401
800-793-7226

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
            CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                        December 31,
                                              -----------------------------------------------------------------
                                                2004          2003          2002          2001          2000
                                              -----------------------------------------------------------------
                                                      (Dollars in thousands, except per share amounts)
Earnings Summary:

    Net interest income ...................   $  16,367     $  14,324     $  12,507     $  10,866     $  10,349
    Provision for loan losses .............        (540)         (425)         (160)         (420)         (410)
                                              ---------     ---------     ---------     ---------     ---------
    Net interest income after
       provision for loan losses ..........      15,827        13,899        12,347        10,446         9,939
    Noninterest income ....................       2,726         2,894         2,250         1,695         1,279
    Noninterest expense ...................      12,501        11,394         9,847         8,279         7,558
                                              ---------     ---------     ---------     ---------     ---------
    Income before income tax expense ......       6,052         5,399         4,750         3,862         3,660
    Income tax expense ....................       2,204         1,908         1,634         1,304         1,240
                                              ---------     ---------     ---------     ---------     ---------
    Net income ............................   $   3,848     $   3,491     $   3,116     $   2,558     $   2,420
                                              =========     =========     =========     =========     =========

Common Share Data: (1)

    Basic net income ......................   $    1.15     $    1.06     $    0.96     $    0.81     $    0.77
    Diluted net income ....................        1.14          1.04          0.96          0.80          0.77
    Cash dividends declared ...............        0.30          0.25          0.21          0.18          0.15
    Book value at year end ................        9.05          8.17          7.29          6.47          5.78
    Average shares outstanding ............       3,341         3,297         3,231         3,171         3,123
    Shares outstanding at year end ........       3,366         3,323         3,267         3,176         3,152
    Dividend payout ratio .................       26.46%        23.37%        21.41%        21.81%        18.84%

Selected Consolidated Ratios:

    Return on average assets ..............        0.95%         0.97%         1.03%         1.01%         1.11%
    Return on average stockholders' equity        13.48%        13.68%        14.01%        13.09%        14.52%
    Average stockholders' equity as
       a percentage of average total assets        7.06%         7.12%         7.36%         7.74%         7.67%
    Tier-I capital leverage (2) ...........        9.08%         8.89%         7.02%         7.45%         7.87%
    Tier-I risk based capital (3) .........       12.48%        12.93%        10.53%        10.65%        11.01%
    Total risk based capital (3) ..........       13.57%        14.03%        11.74%        11.90%        12.26%
    Allowance for loan loss to total loans         1.11%         1.10%         1.24%         1.40%         1.30%
    Nonperforming loans to total loans ....        0.48%         0.42%         0.62%         0.52%         0.45%

Selected Year-end Balances:

    Total assets ..........................   $ 424,306     $ 401,768     $ 331,087     $ 278,523     $ 231,159
    Total loans, net of allowance
       for loan loss ......................     292,909       258,776       213,579       182,930       169,052
    Total deposits ........................     356,918       341,538       302,735       255,684       210,135
    Stockholders' equity ..................      30,460        27,149        23,817        20,553        18,208

(1) All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2000, 2001, 2002, 2003 and 2004 and a 3 for 2 stock split that occurred in July 2003.

(2)   As a percentage of average quarterly assets.

(3)   As a percentage of total risk-weighted assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2004, 2003 and 2002. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

Introduction

The Corporation, organized in January 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiary, Stewardship Investment Corp., is now the wholly-owned subsidiary of the Corporation. The Corporation also formed a second subsidiary in 2003, Stewardship Statutory Trust I (the "Trust"). The Trust was formed to issue Trust Preferred Securities to enhance the capital position of the Corporation. The Trust is not consolidated with the Corporation's financial statements due to the adoption of Financial Accounting Standards Board (FASB)
Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities" ("FIN 46R").

The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio. The Corporation earns income and generates cash primarily through the deposit gathering activities of the branch network. These deposits are then utilized to fund the Corporation's lending and investing activities.

The Corporation is affected by the overall economic conditions in northern New Jersey, interest rate and yield curve environment, and the overall national economy. These factors are relevant because they will affect our ability to attract specific deposit products, our ability to invest in loan and investment products, and our ability to earn acceptable profits without incurring increased risks.

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

The Corporation has developed a strong deposit base with good franchise value. One of our challenges is to continue to grow the existing branch levels, explore new branch opportunities, provide adequate technology enhancements to achieve efficiencies and provide strong products, and provide the highest level of customer service.

The Corporation implemented a strategy to raise capital during 2003 to support the future growth of the organization. In September 2003, the Corporation formed a new subsidiary, Stewardship Statutory Trust I (the "Trust"). The Trust, a statutory business trust, issued $7.0 million Fixed/Floating Rate Capital Securities ("Capital Securities") due September 17, 2033. The proceeds from this issuance were used to purchase from the Corporation, $7.2 million of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures ("Debentures") also maturing September 17, 2033. The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%. Both the Capital Securities and the Debentures are redeemable quarterly beginning September 17, 2008. In addition, the Debentures are included in the financial statements of the Corporation in accordance with FIN 46R.

The proceeds from the Debentures were use to provide a capital infusion into the Bank and to purchase investment securities. The Corporation purchased 1.5 million shares of common stock of the Bank at $20.00 per share. In December 2003, the

Corporation entered into a $20.0 million leveraging strategy to help cover the cost of raising capital. The leveraging strategy consisted of $20.0 million in Federal Home Loan Bank ("FHLB") borrowings, the proceeds of which were utilized to purchase U.S. government sponsored agency and mortgage-backed securities.

Recent Accounting Pronouncements

On September 30, 2004 the Financial Accounting Standards Board ("FASB") issued Staff Position Emerging Issues Task Force ("EITF") issue No. 03-01, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-01, The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments," which delays the effective date for the measurement and recognition guidance contained in EITF Issue No. 03-01. EITF Issue No. 03-01 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally effective for other-than temporarily impairment evaluations made in reporting periods beginning after June 15, 2004. The delay in the effective date for the measurement and recognition guidance contained in paragraphs 10 through 20 of EITF Issue No. 03-01 does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in paragraphs 21 and 22 of EITF Issue No. 03-01 remains effective. The delay will be superseded concurrent with the final issuance of EITF Issue No. 03-01a, which is expected to provide implementation guidance on matters such as impairment evaluations for declines in value caused by increases in interest rates and/or sector spreads.

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 153, "Exchanges of Nonmonetary Assets," which amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. It is not expected that the adoption of SFAS No. 153 will have a material impact on the financial condition or results of operations of the Corporation.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related guidance. SFAS No. 123 (revised 2004) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement also establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. This statement is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of SFAS No. 123 (revised 2004) is not expected to have a material impact on our financial condition or results of operations.

Critical Accounting Policies And Estimates

"Management's Discussion and Analysis of Financial Condition and Results of Operations," is based upon the Corporation's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation's Audited Consolidated Financial Statements for the year ended December 31, 2004 contains a summary of the Corporation's significant accounting policies. Management believes the Corporation's policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

The allowance for loan losses is based upon management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, given consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate, which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination.

Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experiences an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Corporation's control.

Earnings Summary

The Corporation reported net income of $3.8 million, or $1.15 basic earnings per share, for the year ended December 31, 2004, an increase of $357,000, or 10.2%, above the $3.5 million recorded for 2003. Earnings for 2003 had increased $375,000, or 12.0%, over the 2002 earnings of $3.1 million. Earnings have increased in both years as a result of increases in net interest income offset by increases in noninterest expense.

The Federal Reserve began a period of measured increases in interest rates in June 2004. The targeted federal funds rate began the year at 1.00% and increased 0.25% in June, August, September, November, and December, ending the year at 2.25%. This period of rising interest rates increased the earnings on liquid short term funds, improved earnings on variable rate assets and on new fixed rate assets but put pressure on costs of deposits. The Corporation's net interest income increased $2.0 million. An increase in the average loan and investment volume as well as an improvement in net interest spread contributed to this increase.

The return on average assets decreased in 2004 to 0.95% from 0.97% in 2003. The return on average equity decreased to 13.48% in 2004 from 13.68% in 2003.

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

In 2004, net interest income, on a tax equivalent basis, increased to $16.7 million from $14.6 million in 2003, an increase of $2.0 million, or 13.7%. This was caused by an increase of $9.2 million, or 11.3%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $2.2 million, or 11.5%, during 2004 to $21.4 million from $19.2 million earned during 2003. The increase was due to an increase in the average volume of interest-earning assets partially offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $43.7 million in 2004, or 12.9%, over the 2003 amount with average loans attributing $32.8 million of the increase due primarily to the Corporation's competitiveness within the marketplace and the attractive level of interest rates.

Interest expense increased $194,000, or 4.2%, during 2004 to $4.8 million. The increase was due to an increase in average interest-bearing liabilities of $34.5 million, or 13.3%, to $292.8 million during 2004. Yields on interest-bearing liabilities decreased to 1.63% during 2004 from 1.78% during 2003. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $8.2 million, or 11.3%, to $80.9 million during 2004.

In 2003, net interest income, on a tax equivalent basis, increased to $14.6 million from $12.8 million in 2002, an increase of $1.8 million, or 14.2%. Interest income, on a tax equivalent basis, increased $1.1 million, or 6.3%, during 2003 to $19.2 million from $18.1 million earned in 2002. The increase was due to an increase in the average volume of interest-earning assets partially offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $54.1 million in 2003, or 18.9%, over the 2002 amount. Interest expense decreased $680,000 or 12.9%, during 2003. The decrease was due to the declining interest rate environment partially offset by an increase in average interest-bearing liabilities. Average noninterest-bearing demand deposits increased $12.9 million, or 21.6%, to $72.7 million during 2003.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2004, 2003 and 2002 including, (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities and loans is presented on a tax-equivalent basis assuming a statutory tax rate of 34% and compliance with Section 291 of the Internal Revenue Code for 2004, 2003 and
2002. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                                    2004                           2003                           2002
                                       -----------------------------   ----------------------------   ----------------------------
                                                            Average                         Average                        Average
                                                  Interest   Rates                Interest   Rates               Interest   Rates
                                        Average   Income/   Earned/     Average   Income/   Earned/    Average   Income/   Earned/
                                        Balance   Expense     Paid      Balance   Expense    Paid      Balance   Expense    Paid
                                       ---------  --------  --------   ---------  --------  -------   ---------  --------  -------
                                                                         (Dollars in thousands)
Assets
Interest-earning assets:
Loans (1) ..........................   $ 275,334  $ 17,346      6.30%  $ 242,530  $ 16,091     6.63%  $ 198,737  $ 14,673     7.38%
Taxable investment securities (1) ..      84,641     3,101      3.66      59,097     1,929     3.26      41,026     1,970     4.80
Tax-exempt investment
  securities (1) (2) ...............      20,134       952      4.73      20,385     1,051     5.16      19,766     1,075     5.44
Other interest-earning assets ......       3,270        48      1.47      17,680       168     0.95      26,106       380     1.46
                                       ---------  --------  --------   ---------  --------  -------   ---------  --------  -------
Total interest-earning assets ......     383,379    21,447      5.59     339,692    19,239     5.66     285,635    18,098     6.34
                                       ---------  --------  --------   ---------  --------  -------   ---------  --------  -------
Non-interest-earning assets:
Allowance for loan losses ..........      (3,086)                         (2,839)                        (2,663)
Other assets .......................      24,139                          21,816                         19,424
                                       ---------                       ---------                      ---------
Total assets .......................   $ 404,432                       $ 358,669                      $ 302,396
                                       =========                       =========                      =========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing
  demand deposits ..................   $ 122,459  $    810      0.66%  $ 115,383  $  1,058     0.92%  $  98,503  $  1,314     1.33%
Savings deposits ...................      49,432       344      0.70      41,767       325     0.78      31,486       336     1.07
Time deposits ......................      91,714     2,450      2.67      94,047     2,975     3.16      87,296     3,592     4.11
Repurchase agreements ..............       2,832        37      1.31       3,998        57     1.43       1,030        29     2.82
FHLB borrowings ....................      19,138       657      3.43       1,041        35     3.36          --        --       --
Subordinated debenture .............       7,217       487      6.75       2,097       141     6.72          --        --       --
                                       ---------  --------  --------   ---------  --------  -------   ---------  --------  -------
Total interest-bearing
  liabilities ......................     292,792     4,785      1.63     258,333     4,591     1.78     218,315     5,271     2.41
                                       ---------  --------  --------   ---------  --------  -------   ---------  --------  -------
Non-interest-bearing liabilities:
Demand deposits ....................      80,926                          72,687                         59,784
Other liabilities ..................       2,167                           2,126                          2,047
Stockholders' equity ...............      28,547                          25,523                         22,250
                                       ---------                       ---------                      ---------
Total liabilities and
  stockholders' equity .............   $ 404,432                       $ 358,669                      $ 302,396
                                       =========                       =========                      =========

Net interest income
  (taxable equivalent basis) .......                16,662                          14,648                         12,827
Tax equivalent adjustment ..........                  (295)                           (324)                          (320)
                                                  --------                        --------                       --------
Net interest income ................              $ 16,367                        $ 14,324                       $ 12,507
                                                  ========                        ========                       ========

Net interest spread
  (taxable equivalent basis) .......                            3.96%                          3.88%                          3.93%
                                                            ========                        =======                        =======

Net yield on interest-earning assets
  (taxable equivalent basis) (3) ...                            4.35%                          4.31%                         4.49%
                                                            ========                        =======                        =======

_________________

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

                                                         2004 Versus 2003                        2003 Versus 2002
                                             --------------------------------------    --------------------------------------
                                                                              (In thousands)
                                               Increase (Decrease)                       Increase (Decrease)
                                                 Due to Change in                          Due to Change in
                                             ------------------------                  ------------------------
                                               Volume         Rate          Net          Volume         Rate           Net
                                             ----------    ----------    ----------    ----------    ----------    ----------
Interest income:

  Loans ..................................   $    2,096    $     (841)   $    1,255    $    3,009    $   (1,591)   $    1,418
  Taxable investment securities ..........          913           259         1,172           707          (748)          (41)
  Tax-exempt investment securities .......          (13)          (86)          (99)           33           (57)          (24)
  Other interest-earning assets ..........         (182)           62          (120)         (102)         (110)         (212)
                                             ----------    ----------    ----------    ----------    ----------    ----------

    Total interest-earning assets ........        2,814          (606)        2,208         3,647        (2,506)        1,141
                                             ----------    ----------    ----------    ----------    ----------    ----------

Interest expense:

  Interest-bearing demand deposits .......   $       62    $     (310)   $     (248)   $      200    $     (456)   $     (256)
  Savings deposits .......................           56           (37)           19            93          (104)          (11)
  Time deposits ..........................          (72)         (453)         (525)          262          (879)         (617)
  Repurchase agreements ..................          (16)           (4)          (20)           48           (20)           28
  FHLB borrowings ........................          621             1           622            35            --            35
  Subordinated debenture .................          346            --           346           141            --           141
                                             ----------    ----------    ----------    ----------    ----------    ----------

    Total interest-bearing liabilities ...          997          (803)          194           779        (1,459)         (680)
                                             ----------    ----------    ----------    ----------    ----------    ----------

  Net change in net interest income ......   $    1,817    $      197    $    2,014    $    2,868    $   (1,047)   $    1,821
                                             ==========    ==========    ==========    ==========    ==========    ==========

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

The loan loss provision totaled $540,000 in 2004, representing a 27.1% increase from the 2003 provision of $425,000. The 2003 provision increased 165.6% from the 2002 provision of $160,000. The increases were due to the strong growth in the loan portfolio experienced in 2004 and 2003.

Noninterest Income

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gain on sales of mortgage loans, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income decreased $168,000, or 5.8%, to $2.7 million during the year ended December 31, 2004, when compared with $2.9 million during the 2003 period. The decrease in noninterest income resulted primarily from a decrease of $316,000 in gain on sales of mortgage loans due to a decline in the volume of mortgage loans originated for sale. During 2003, the Corporation experienced a strong increase in the volume of loan originations brought about by the strong refinancing activity associated with the low mortgage interest rate environment. As the mortgage rates firmed up and refinancing activity slowed during 2004, the Corporation experienced a decline in the volume of loan originations. The Corporation also experienced an increase in 2003 noninterest income due to gains on sales of securities of $49,000 and a gain on sale of real estate of $54,000 that were not repeated in 2004. Increases in fees and service charges on deposit accounts of $266,000 to $2.4 million for the year ended December 31, 2004 were due to an increase in the deposit base and income derived from merchant card processing.

Noninterest income increased by $644,000, or 28.6%, to $2.9 million during the year ended December 31, 2003, when compared with $2.3 million during the 2002 period. The increase resulted primarily from an increase in fees and service charges on deposit accounts, income derived from merchant card processing, and increases in gains on mortgages sold.

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.1 million, or 9.7%, to $12.5 million for the year ended December 31, 2004, compared to $11.4 million for the same period in 2003. Salaries and employee benefits, the major component of noninterest expense, increased $262,000, or 4.9%. The increase was due primarily to additions to staffing for the new Wayne branch, opened in November 2003 and general increases for merit and performance. Occupancy and equipment increased $267,000, or 18.6%, primarily due to the increase in our branch facilities. Data processing expense increased $98,000, or 10.7%, due to the increase in our deposit base, the upgrade to check imaging and the outsourcing of the statement rendering process which occurred in the second quarter of 2003 and the installation of new check fraud services. Miscellaneous expenses increased $399,000, or 15.7%, due to increased activity in credit card merchant processing and overall support of the general growth of the Corporation.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $582,000 for the year ended December 31, 2004, an increase of $70,000 or 13.7%, over the same period in 2003.

Noninterest expense increased $1.5 million, or 15.7%, to $11.4 million for the year ended December 31, 2003, compared to $9.8 million for the same period in 2002. Increases in salaries and employee benefits were primarily a result of additions to staff for lending, branch administration, and deposit operations, staffing for the new branch office opened in November 2003 in Wayne, New Jersey, and general merit and salary increases. Data processing expense increased due to the increase in our deposit base, the conversion to a check imaging platform, the outsourcing of our statement rendering function and the enhancements to our online banking product.

Income Taxes

Income tax expense totaled $2.2 million for the year ended December 31, 2004, for an effective tax rate of 36.4%, compared to $1.9 million, for an effective tax rate of 35.3% for the year ended December 31, 2003. The increase in the effective tax rate can be attributed to less income being generated through the investment subsidiary and more earnings from taxable assets. Income tax expense totaled $1.6 million for the year ended December 31, 2002, for an effective tax rate of 34.4%.

Financial Condition

Total assets at December 31, 2004 were $424.3 million, an increase of $22.5 million, or 5.6%, over the $401.8 million at December 31, 2003. This increase in assets reflects, among other things, a $34.1 million increase in net loans held for portfolio and an increase of $5.7 in cash and cash equivalents, partially offset by a decreases of $12.2 million in securities held to maturity and $4.8 million in securities available for sale. The Corporation continued to experience strong loan origination and redeployed funds out of the investments into the lending portfolio.

Loan Portfolio

The Corporation's loan portfolio at December 31, 2004, net of allowance for loan losses, totaled $292.9 million, an increase of $34.1 million, or 13.2%, over the $258.8 million at December 31, 2003. Commercial real estate mortgage loans consisting of $130.8 million, or 44.1% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $21.1 million from $109.7 million, or 41.9% of the total commercial real estate portfolio at December 31, 2003. Commercial loans increased $6.3 million and consumer installment and home equity lines increased $6.2 million and $4.3 million, respectively. Residential real estate mortgages decreased $3.3 million. The Corporation continued its policy of selling the majority of its fixed rate residential real estate loans in the secondary market.

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2004, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                         December 31,
                                  ---------------------------------------------------------
                                    2004        2003        2002         2001       2000
                                  ---------   ---------   ---------   ---------   ---------
                                                        (In thousands)
Real estate mortgage:
  Residential .................   $  41,569   $  44,835   $  39,705   $  36,394   $  34,652
  Commercial ..................     130,762     109,708      88,593      72,262      64,473
Commercial loans ..............      55,252      48,950      38,228      32,871      30,326

Consumer loans:
  Installment (1) .............      47,218      41,067      37,293      35,961      35,011
  Home equity .................      21,484      17,181      12,471       7,944       6,699
  Other .......................         260         238         241         243         234
                                  ---------   ---------   ---------   ---------   ---------

Total loans ...................     296,545     261,979     216,531     185,675     171,395
Less: Allowance for loan losses       3,299       2,888       2,689       2,602       2,223
    Deferred loan fees ........         337         315         263         143         120
                                  ---------   ---------   ---------   ---------   ---------
Net loans .....................   $ 292,909   $ 258,776   $ 213,579   $ 182,930   $ 169,052
                                  =========   =========   =========   =========   =========

_____________________

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of gross loans as of December 31, 2004 by contractual maturity. Borrowers may have the right to prepay obligations with or without prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized below.

                                       After 1 Year
                            Within      But Within      After
                            1 Year       5 Years       5 Years      Total
                           ---------   ------------   ---------   ---------
                                            (In thousands)

Real estate mortgage ...   $  24,851   $     18,850   $ 128,630   $ 172,331
Commercial .............      27,554         23,585       4,113      55,252
Consumer ...............       3,667         11,582      53,713      68,962
                           ---------   ------------   ---------   ---------
Total gross loans ......   $  56,072   $     54,017   $ 186,456   $ 296,545
                           =========   ============   =========   =========

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2004, which have predetermined interest rates or floating or adjustable interest rates:

                                          Floating or
                          Predetermined    Adjustable
                               Rates         Rates          Total
                          -------------   ------------   ------------
                                         (In thousands)

Real estate mortgage ...  $      66,989   $     80,491   $    147,480
Commercial .............         15,862         11,836         27,698
Consumer ...............         40,236         25,059         65,295
                          -------------   ------------   ------------
                          $     123,087   $    117,386   $    240,473
                          =============   ============   ============

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

The Corporation's accounting policies are set forth in Note 1 to the audited financial statements. The application of certain of these policies require significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation's control. The allowance for loan losses represents 1.11% of total loans, or 2.3 times non-performing loans at December 31, 2004, compared with 1.10% of total loans or 2.6 times non-performing loans at December 31, 2003. In management's opinion, the allowance for loan losses totaling $3.3 million is adequate to cover losses inherent in the portfolio at December 31, 2004.

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

The following table sets forth certain information regarding the Corporation's nonperforming loans as of December 31 of each of the preceding five years:

                                                                        December 31,
                                                       ----------------------------------------------
                                                        2004      2003      2002      2001      2000
                                                       ------    ------    ------    ------    ------
                                                                   (Dollars in thousands)
Nonaccrual loans:(1)
  Commercial real estate ...........................   $   56    $   83    $   80    $   77    $   --
  Commercial .......................................      159       163       326        --       728
  Consumer .........................................       47        11        89        86        --
                                                       ------    ------    ------    ------    ------
    Total nonaccrual loans .........................      262       257       495       163       728
                                                       ------    ------    ------    ------    ------

Loans past due ninety days or more and accruing:(2)
  Construction .....................................      940        --        --        --        --
  Commercial .......................................       --       314        --        14        18
  Consumer .........................................        7         6         4         8        --
                                                       ------    ------    ------    ------    ------
    Total loans past due ninety days or more and
      accruing .....................................      947       320         4        22        18
                                                       ------    ------    ------    ------    ------

Restructured loans:
  Commercial .......................................       --       269       451       357        19
  Consumer .........................................      215       244       397       430        --
                                                       ------    ------    ------    ------    ------
    Total restructured loans .......................      215       513       848       787        19
                                                       ------    ------    ------    ------    ------

Total nonperforming loans ..........................   $1,424    $1,090    $1,347    $  972    $  765
                                                       ======    ======    ======    ======    ======

Nonaccrual loans to total gross loans ..............     0.09%     0.10%     0.23%     0.09%     0.42%
Nonperforming loans to total gross loans ...........     0.48%     0.42%     0.62%     0.52%     0.45%
Nonperforming loans to total assets ................     0.34%     0.27%     0.41%     0.35%     0.33%
Allowance for loan losses to nonperforming loans ...   231.67%   264.95%   199.63%   267.70%   290.59%

___________________

(1) Restructured loans classified as nonaccrual for the years ended December 31, 2004 and 2003 were $162,000 and $174,000, respectively.

(2) There were no restructured loans classified as loans past due ninety days or more and accruing at December 31, 2004. Restructured loans classified as loans past due ninety days or more and accruing at December 31, 2003 totaled $150,000.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, the historical relationships among the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                        2004      2003      2002      2001      2000
                                                       ------    ------    ------    ------    ------
                                                                   (Dollars in thousands)
Balance at beginning of period .....................   $2,888    $2,689    $2,602    $2,223    $1,874
Loans charged off:
  Commercial .......................................       49       173        65        --        37
  Consumer .........................................       92        56        25        49        29
                                                       ------    ------    ------    ------    ------
    Total loans charged off ........................      141       229        90        49        66
                                                       ------    ------    ------    ------    ------
Recoveries of loans previously charged off:
  Commercial .......................................        3         1         9         5         5
  Consumer .........................................        9         2         8         3        --
                                                       ------    ------    ------    ------    ------
   Total recoveries of loans previously charged off        12         3        17         8         5
                                                       ------    ------    ------    ------    ------
Net loans charged off ..............................      129       226        73        41        61

Provisions charged to operations ...................      540       425       160       420       410
                                                       ------    ------    ------    ------    ------
Balance at end of period ...........................   $3,299    $2,888    $2,689    $2,602    $2,223
                                                       ======    ======    ======    ======    ======
Net charge offs during the period to average
  loans outstanding during the period ..............     0.05%     0.10%     0.04%     0.02%     0.04%
                                                       ======    ======    ======    ======    ======
Balance of allowance for loan losses at the
  end of year to gross year end loans ..............     1.11%     1.10%     1.24%     1.40%     1.30%
                                                       ======    ======    ======    ======    ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                            2004                     2003                     2002
                                    ---------------------    ---------------------    ---------------------
                                               Percent to               Percent to               Percent to
                                     Amount    Total (1)      Amount     Total (1)     Amount     Total (1)
                                    ---------------------    ---------------------    ---------------------
                                                            (Dollars in thousands)
Real estate - residential .......   $    297         14.0%   $    306         17.1%   $    289         18.3%
Real estate - commercial ........      1,272         44.1%      1,038         41.9%        911         40.9%
Commercial ......................        979         18.6%        910         18.7%        906         17.7%
Consumer ........................        751         23.3%        634         22.3%        583         23.1%
                                    --------   ----------    --------   ----------    --------   ----------
  Total allowance for loan losses   $  3,299        100.0%   $  2,888        100.0%   $  2,689        100.0%
                                    ========   ==========    ========   ==========    ========   ==========

                                            2001                     2000
                                    ---------------------    ---------------------
                                               Percent to               Percent to
                                     Amount     Total (1)     Amount     Total (1)
                                    --------   ----------    --------   ----------
                                                (Dollars in thousands)

Real estate - residential .......   $    316         19.6%   $    278         20.2%
Real estate - commercial ........        857         38.9%        699         37.6%
Commercial ......................        849         17.7%        741         17.7%
Consumer ........................        580         23.8%        505         24.5%
                                    --------   ----------    --------   ----------
  Total allowance for loan losses   $  2,602        100.0%   $  2,223        100.0%
                                    ========   ==========    ========   ==========

(1)   Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. government sponsored agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale decreased to $56.5 million at December 31, 2004, from $61.3 million at December 31, 2003, a decrease of $4.8 million, or 7.8%. Securities held to maturity decreased $12.2 million, or 23.3%, to $40.1 million at December 31, 2004 from $52.4 million at December 31, 2003. Maturities, principal paydowns, and calls were reinvested in the lending portfolio.

The  following  table  sets  forth  the   classification  of  the  Corporation's
investment securities by major category at the end of the last three years:

                                                                 December 31,
                                    ----------------------------------------------------------------------
                                            2004                     2003                     2002
                                    ----------------------------------------------------------------------
                                     Amount      Percent      Amount      Percent      Amount      Percent
                                    --------     -------     --------     -------     --------     -------
                                                            (Dollars in thousands)
Securities available for sale:

  U.S. Treasury .................   $    495         0.9%    $    500         0.8%    $     --          --
  U.S. government
    sponsored agencies ..........     23,344        41.3%      22,144        36.1%       2,733        21.3%
  Obligations of state and
     political subdivisions .....      1,915         3.4%       1,406         2.3%         821         6.4%
  Mortgage-backed securities ....     29,730        52.6%      37,255        60.8%       9,258        72.3%
  Community Reinvestment Act Fund      1,030         1.8%          --          --           --          --
                                    --------     -------     --------     -------     --------     -------

Total ...........................   $ 56,514       100.0%    $ 61,305       100.0%    $ 12,812       100.0%
                                    ========     =======     ========     =======     ========     =======

Securities held to maturity:

  U.S. Treasury .................   $  1,007         2.5%    $  1,011         1.9%    $  1,514         2.5%
  U.S. government
    sponsored agencies ..........      8,655        21.6%      12,756        24.4%      13,125        21.6%
  Obligations of state and
    political subdivisions ......     17,688        44.1%      19,686        37.6%      20,060        32.9%
  Mortgage-backed securities ....     12,761        31.8%      18,907        36.1%      26,188        43.0%
                                    --------     -------     --------     -------     --------     -------

Total ...........................   $ 40,111       100.0%    $ 52,360       100.0%    $ 60,887       100.0%
                                    ========     =======     ========     =======     ========     =======

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2004. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

                                                                  After 1 Year    After 5 Years
                                                      Within      But Within        But Within        After
                                                      1 Year       5 Years           10 Years        10 Years       Total
                                                    ----------    ------------    --------------    ----------    ----------
                                                                             (Dollars in thousands)
U.S. Treasury :
  Carrying value ................................   $       --    $        495    $           --    $       --    $      495
  Yield .........................................           --            1.61%               --            --          1.61%

U.S. government sponsored agencies :
  Carrying value ................................           --          23,344                --            --        23,344
  Yield .........................................           --            2.95%               --            --          2.95%

Obligations of state and political subdivisions :
  Carrying value ................................          158           1,757                --            --         1,915
  Yield .........................................         4.43%           1.72%               --            --          1.94%

Mortgage-backed securities :
  Carrying value ................................           --             194             8,669        20,867        29,730
  Yield .........................................           --            3.92%             3.85%         4.66%         4.42%

Community Reinvestment  Act Fund:
  Carrying value ................................        1,030              --                --            --         1,030
  Yield .........................................         5.00%             --                --            --          5.00%
                                                    ----------    ------------    --------------    ----------    ----------
Total carrying value ............................   $    1,188    $     25,790    $        8,669    $   20,867    $   56,514
                                                    ==========    ============    ==============    ==========    ==========

Weighted average yield ..........................         4.92%           2.85%             3.85%         4.66%         3.71%
                                                    ==========    ============    ==============    ==========    ==========

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2004. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

                                                                  After 1 Year    After 5 Years
                                                      Within      But Within        But Within        After
                                                      1 Year       5 Years           10 Years        10 Years       Total
                                                    ----------    ------------    --------------    ----------    ----------
                                                                             (Dollars in thousands)
U.S. Treasury :
  Carrying value ................................   $       --    $      1,007    $           --    $       --    $    1,007
  Yield .........................................           --            4.28%               --            --          4.28%

U.S. government sponsored agencies :
  Carrying value ................................          511           8,144                --            --         8,655
  Yield .........................................         2.79%           2.89%               --            --          2.88%

Obligations of state and political subdivisions :
  Carrying value ................................        3,517          13,613               558            --        17,688
  Yield .........................................         4.04%           3.12%             2.62%           --          3.29%

Mortgage-backed securities :
  Carrying value ................................           --             424             3,020         9,317        12,761
  Yield .........................................           --            4.91%             4.57%         4.91%         4.83%
                                                    ----------    ------------    --------------    ----------    ----------
Total carrying value ............................   $    4,028    $     23,188    $        3,578    $    9,317    $   40,111
                                                    ==========    ============    ==============    ==========    ==========

Weighted average yield ..........................         3.88%           3.12%             4.27%         4.91%         3.72%
                                                    ==========    ============    ==============    ==========    ==========

Deposits

Corporation deposits at December 31, 2004 totaled $356.9 million, an increase of $15.4 million, or 4.5%, over the comparable period of 2003, when deposits totaled $341.5 million. The Corporation relied on its existing market area and current competitive products and services to provide growth during 2004. The economic and interest rate environment along with our inability to open a branch in a new market area inhibited our ability to experience growth in deposits similar to 2003 and 2002. During the fourth quarter of 2004, management introduced two new deposit products to spur growth in 2005. The Sterling NOW account provides a package of services to customers over the age of 55 which includes an interest bearing NOW account. The Ideal Checking Account provides a free, low balance checking account to compete with other financial institutions' products.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 of each of the preceding years:

                                                       December 31,
                             -----------------------------------------------------------------
                                    2004                   2003                   2002
                             -----------------------------------------------------------------
                               Amount    Percent      Amount    Percent      Amount    Percent
                             ---------   -------    ---------   -------    ---------   -------
                                                  (Dollars in thousands)
Noninterest-bearing demand   $  90,241      25.3%   $  80,845      23.7%   $  69,344      22.9%
Interest-bearing demand ..     124,185      34.8%     119,663      35.0%     101,191      33.5%
Saving deposits ..........      49,966      14.0%      45,051      13.2%      38,242      12.6%
Time deposits ............      92,526      25.9%      95,979      28.1%      93,958      31.0%
                             ---------   -------    ---------   -------    ---------   -------
Total ....................   $ 356,918     100.0%   $ 341,538     100.0%   $ 302,735     100.0%
                             =========   =======    =========   =======    =========   =======

As of December 31, 2004, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (In thousands):

                   Three months or less .............   $ 12,501
                   Four months through six months ...      5,205
                   Seven months through twelve months      6,028
                   Over twelve months ...............      8,480
                                                        --------
                       Total ........................   $ 32,214
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

The Corporation's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Corporation's net interest income and capital, while maintaining the asset-liability structure to obtain the maximum yield-cost spread on that structure. The Corporation relies primarily on its asset-liability structure to control interest rate risk.

The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore, has focused its efforts on increasing the Corporation's yield-cost spread through retail growth opportunities.

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2004. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. Expected maturities are contractual maturities adjusted for projected payments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the projections. For non-maturity deposit liabilities, in accordance with standard industry practice, "decay factors" were used to estimate deposit runoff.

                                     Average
                                    Interest
                                      Rate       2005       2006    2007       2008     2009      Thereafter   Balance    Fair Value
                                    --------   --------   -------  -------   -------   --------   ----------   --------   ----------
                                                                         (Dollars in thousands)
Interest-Sensitive Assets:
  Federal funds sold ............       2.06%  $  9,000   $    --  $    --   $    --   $     --   $       --   $  9,000   $    9,000
  Interest-bearing due from banks       1.89%       495        --       --        --         --           --        495          495
  Loans:
    Real estate mortgage ........       6.46%    32,840     9,796   17,233    10,797     10,131       91,534    172,331      172,901
    Commercial ..................       6.60%    31,244     9,509    6,209     4,211      1,880        2,199     55,252       54,937
    Consumer ....................       5.85%    12,990     6,226    6,347     5,540      5,125       32,734     68,962       69,167
  Mortgage loans held for sale ..       5.38%       228        --       --        --         --           --        228          228
  Investment securities (1) .....       3.65%    38,682    27,065   13,066    10,517      5,457        3,481     98,268       98,658
                                    --------   --------   -------  -------   -------   --------   ----------   --------   ----------
                                        5.59%   125,479    52,596   42,855    31,065     22,593      129,948    404,536      405,386

Interest-Sensitive Liabilities:
  Savings .......................       0.60%    10,213     9,963    9,963     9,963      9,864           --     49,966       49,966
  Interest-bearing ..............       0.88%    24,905    24,882   24,882    24,882     24,634           --    124,185      124,185
  Time deposits .................       2.59%    57,743    25,362    4,795     2,662        873        1,091     92,526       92,708
  Securites sold under agreement
    to repurchase ...............       1.99%     3,370        --       --        --         --           --      3,370        3,370
  FHLB borrowings ...............       3.24%     8,741     1,282    1,324     1,368      1,414       10,000     24,129       23,654
  Subordinated debentures .......       6.75%        --        --       --        --         --        7,217      7,217        7,503
                                    --------   --------   -------  -------   -------   --------   ----------   --------   ----------
                                        1.70%   104,972    61,489   40,964    38,875     36,785       18,308    301,393      301,386
                                    --------   --------   -------  -------   -------   --------   ----------   --------   ----------

Net Interest-Sensitive
  Assets (Liabilities) ..........              $ 20,507   $(8,893) $ 1,891   $(7,810)  $(14,192)  $  111,640   $103,143   $  104,000
                                               ========   =======  =======   =======   ========   ==========   ========   ==========

_________________

(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

Interest Rate Sensitivity

Interest rate movements and deregulation of interest rates have made managing the Corporation's interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. One method of measuring the Corporation's exposure to changes in interest rates is the maturity and repricing gap analysis. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are subject to repricing in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or subject to repricing in a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The following tables sets forth estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2004. The amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability and adjusted for prepayment assumptions where applicable. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawals of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                     More than
                                                    Three Months
                                    Three Months      Through          After        Noninterest
                                       or Less        One Year        One Year       Sensitive         Total
                                    ----------------------------------------------------------------------------
                                                               (Dollars in thousands)
Assets:
  Loans:
    Real estate mortgage ........   $      7,730    $     28,189    $    136,412    $         --    $    172,331
    Commercial ..................         12,219          19,037          23,996              --          55,252
    Consumer ....................         25,933           6,354          36,675              --          68,962
  Mortgage loans held for sale ..            228              --              --              --             228
  Investment securities (1) .....         21,488          19,579          57,201              --          98,268
  Federal funds sold ............          9,000              --              --              --           9,000
  Other assets ..................          8,504              --              --          11,761          20,265
                                    ----------------------------------------------------------------------------
       Total assets .............   $     85,102    $     73,159    $    254,284    $     11,761    $    424,306
                                    ----------------------------------------------------------------------------
Source of funds:
  Savings .......................   $         --    $     49,966    $         --    $         --    $     49,966
  Interest-bearing ..............         60,025          64,160              --              --         124,185
  Time deposits .................         20,879          37,396          34,251              --          92,526
  Securities sold under agreement
    to repurchase ...............          2,662             708              --              --           3,370
  Borrowings ....................          7,807             934          15,388              --          24,129
  Subordinated debenture ........             --              --           7,217              --           7,217
  Other liabilities .............             --              --              --          92,453          92,453
  Stockholders' equity ..........             --              --              --          30,460          30,460
                                    ----------------------------------------------------------------------------
      Total source of funds .....   $     91,373    $    153,164    $     56,856    $    122,913    $    424,306
                                    ----------------------------------------------------------------------------
Interest rate sensitivity gap ...   $     (6,271)   $    (80,005)   $    197,428    $   (111,152)
                                    ============================================================
Cumulative interest rate
  sensitivity gap ...............   $     (6,271)   $    (86,276)   $    111,152    $         --
                                    ============================================================
Ratio of GAP to total assets ....           -1.5%          -18.9%           46.5%          -26.1%
                                    ============================================================
Ratio of cumulative GAP assets to
  total assets ..................           -1.5%          -20.4%           26.1%             --
                                    ============================================================

________________

(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

The Corporation also uses a simulation model to analyze the sensitivity of net interest income to movements in interest rates. The simulation model projects net interest income, net income, net interest margin, and capital to asset ratios based on various interest rate scenarios over a twelve month period. The model is based on the actual maturity and repricing characteristics of all rate sensitive assets and liabilities. Management incorporates into the model certain assumptions regarding prepayments of certain assets and liabilities. The model assumes an immediate rate shock to interest rates without management's ability to proactively change the mix of assets or liabilities. According to the reports generated for year end 2004, an immediate interest rate increase of 200 basis points resulted in a decrease in net interest income of 11.1%, or $2.2 million, while an immediate interest rate decrease of 200 basis points resulted in a decrease in net interest income of 1.6% or $320,000. Management has a goal to maintain a percentage change of no more than 15% given a 200 basis point change in interest rates. Management cannot provide any assurance about the actual effect of changes in interest rates on the Corporation's net interest income. Assumptions have been built into the model for prepayments for assets and decay rates for nonmaturity deposits such as savings and interest-bearing demand.

Liquidity

The Corporation's primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and prepayments on loan and mortgage-backed securities are greatly influenced by market interest rates, economic conditions and competition.

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                          Year Ended December 31,
                                                      --------------------------------
                                                        2004        2003        2002
                                                      --------    --------    --------
                                                              (In thousands)
Cash and cash equivalents - beginning ..............  $ 19,138    $ 33,418    $ 34,074
Operating activities:
  Net income .......................................     3,848       3,491       3,116
  Adjustments to reconcile net income
    to net cash provided by operating
    activities .....................................     2,160       2,582       2,429
                                                      --------    --------    --------
Net cash provided by operating activities ..........     6,008       6,073       5,545
Net cash used in investing activities ..............   (19,182)    (87,362)    (55,050)
Net cash provided by financing activities ..........    18,828      67,009      48,849
                                                      --------    --------    --------
Net increase (decrease) in cash and cash equivalents     5,654     (14,280)       (656)
                                                      --------    --------    --------
Cash and cash equivalents - ending .................  $ 24,792    $ 19,138    $ 33,418
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

The Corporation has various contractual obligations that may require future cash payments. The following table summarizes the Corporation's contractual obligations at December 31, 2004 and the effect such obligations is expected to have on our liquidity and cash flows in future periods.

                                                                   Less than         1-3            4-5          After 5
                                                      Total          1 Year         Years          Years          Years
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                (In thousands)
Contractual obligations
  Operating lease obligations ..................   $      3,717   $        467   $        914   $        747   $      1,589
                                                   ------------   ------------   ------------   ------------   ------------
Total contracted cost obligations ..............   $      3,717   $        467   $        914   $        747   $      1,589
                                                   ============   ============   ============   ============   ============

Other long-term liabilities/long-term debt
  Time deposits ................................   $     92,526   $     58,819   $     30,169   $      3,538   $         --
  Federal Home Loan Bank advances ..............         24,129          9,043          3,241          1,845         10,000
  Subordinated debentures ......................          7,217             --             --             --          7,217
                                                   ------------   ------------   ------------   ------------   ------------
Total other long-term liabilities/long-term debt   $    123,872   $     67,862   $     33,410   $      5,383   $     17,217
                                                   ============   ============   ============   ============   ============

Other commitments - off balance sheet
  Letter of credit .............................   $      1,525   $      1,493   $         10   $         22   $         --
  Other commitments - off balance sheet ........         24,155         24,155             --             --             --
  Unused lines of credit .......................         76,257         76,257             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
Total off balance sheet arrangements and
  contractual obligations ......................   $    101,937   $    101,905   $         10   $         22   $         --
                                                   ============   ============   ============   ============   ============

________________

For further information, see Note 16 of Notes to Consolidated Financial Statements.

Management believes that a significant portion of the time deposits will remain with the Corporation. In addition, management does not believe that all of the unused lines of credit will be exercised. The Corporation anticipates that it will have sufficient funds available to meet its current contractual commitments. Should the Corporation need temporary funding, the Corporation has an overnight line of credit with the FHLB-NY for a maximum of $39.6 million.

Capital

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, while the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital, however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2004. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                   Required     Actual      Excess
                                   -------------------------------
             Risk-based capital:
              Tier 1 ...........     4.00%      12.48%       8.48%
              Total ............     8.00%      13.57%       5.57%
             Leverage ratio* ...     4.00%       9.08%       5.08%
_________________

* The minimum leverage ratio set by the FRB is 3.00%. Institutions, which are not "top-rated", will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

[LOGO]

         New Jersey Headquarters
         150 John F. Kennedy Parkway
         Short Hills, NJ 07078

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Short Hills, New Jersey
March 25, 2005

                Stewardship Financial Corporation and Subsidiary
                 Consolidated Statements of Financial Condition

                                                                                               December 31,
                                                                                    ----------------------------------
                                                                                        2004                2003
                                                                                    ----------------------------------
Assets
  Cash and due from banks (note 2)..............................................    $   15,297,000      $   15,640,000
  Other interest-earning assets.................................................           495,000           2,198,000
  Federal funds sold............................................................         9,000,000           1,300,000
                                                                                    ----------------------------------
    Cash and cash equivalents...................................................        24,792,000          19,138,000
  Securities available for sale (notes 3 and 9).................................        56,514,000          61,305,000
  Securities held to maturity; estimated market value
    of $40,501,000 (2004) and $53,370,000 (2003) (notes 4 and 9)................        40,111,000          52,360,000
  FHLB-NY stock, at cost........................................................         1,643,000           1,322,000
  Loans, net of allowance for loan losses of $3,299,000 (2004)
    and $2,888,000 (2003) (notes 5 and 6).......................................       292,909,000         258,776,000
  Mortgage loans held for sale..................................................           228,000             576,000
  Premises and equipment, net (note 7)..........................................         3,433,000           3,637,000
  Accrued interest receivable...................................................         1,922,000           1,863,000
  Intangible assets, net of accumulated amortization of $571,000 and
    $530,000 at December 31, 2004 and 2003, respectively  ......................           179,000             220,000
  Other assets (note 15)........................................................         2,575,000           2,571,000
                                                                                    ----------------------------------
        Total assets............................................................    $  424,306,000      $  401,768,000
                                                                                    ==================================

Liabilities and Stockholders' equity

Liabilities
  Deposits: (note 8)
    Noninterest-bearing.........................................................    $   90,241,000      $   80,845,000
    Interest-bearing............................................................       266,677,000         260,693,000
                                                                                    ----------------------------------
        Total deposits..........................................................       356,918,000         341,538,000
  Other borrowings (note 9).....................................................        24,129,000          20,000,000
  Subordinated debenture (note 10)..............................................         7,217,000           7,217,000
  Securities sold under agreements to repurchase (note 9).......................         3,370,000           3,547,000
  Accrued expenses and other liabilities........................................         2,212,000           2,317,000
                                                                                    ----------------------------------
        Total liabilities.......................................................       393,846,000         374,619,000
                                                                                    ----------------------------------
  Commitments and contingencies (note 16).......................................                --                  --

Stockholders' equity (notes 11 and 17)
  Common stock, no par value 10,000,000 shares authorized
    3,365,983 and 3,165,233 shares issued and outstanding at
    December 31, 2004 and 2003, respectively....................................        23,893,000          19,552,000
  Retained earnings.............................................................         6,746,000           7,593,000
  Accumulated other comprehensive (loss) income, net............................          (179,000)              4,000
                                                                                    ----------------------------------
      Total Stockholders' equity................................................        30,460,000          27,149,000
                                                                                    ----------------------------------
      Total liabilities and Stockholders' equity................................    $  424,306,000      $  401,768,000
                                                                                    ==================================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
                        Consolidated Statements of Income

                                                                       Years Ended December 31,
                                                            ----------------------------------------------
                                                                 2004             2003           2002
                                                            ----------------------------------------------
Interest income:
     Loans ..............................................   $  17,346,000    $  16,091,000   $  14,673,000
     Securities held to maturity:
        Taxable .........................................       1,011,000        1,248,000       1,379,000
        Nontaxable ......................................         622,000          700,000         713,000
     Securities available for sale ......................       2,125,000          708,000         633,000
     Other interest-earning assets ......................          48,000          168,000         380,000
                                                            ----------------------------------------------
                 Total interest income ..................      21,152,000       18,915,000      17,778,000
                                                            ----------------------------------------------
Interest expense:
     Deposits (note 8) ..................................       3,604,000        4,358,000       5,242,000
     Borrowed money .....................................       1,181,000          233,000          29,000
                                                            ----------------------------------------------
                 Total interest expense .................       4,785,000        4,591,000       5,271,000
                                                            ----------------------------------------------
     Net interest income before provision for loan losses      16,367,000       14,324,000      12,507,000
     Provision for loan losses (note 5) .................         540,000          425,000         160,000
                                                            ----------------------------------------------
     Net interest income after provision for loan losses       15,827,000       13,899,000      12,347,000
                                                            ----------------------------------------------
Noninterest income:
     Fees and service charges ...........................       2,372,000        2,106,000       1,789,000
     (Loss)/gain on calls and sales of securities,
       net (notes 3 and 4) ..............................          (3,000)          49,000          (4,000)
     Gain on sales of mortgage loans ....................         135,000          451,000         248,000
     Miscellaneous ......................................         222,000          288,000         217,000
                                                            ----------------------------------------------
                 Total noninterest income ...............       2,726,000        2,894,000       2,250,000
                                                            ----------------------------------------------

Noninterest expense:
     Salaries and employee benefits (note 12) ...........       5,639,000        5,377,000       4,650,000
     Occupancy, net (note 16) ...........................         969,000          758,000         657,000
     Equipment ..........................................         736,000          680,000         640,000
     Data processing ....................................       1,016,000          918,000         682,000
     Advertising ........................................         285,000          270,000         269,000
     FDIC insurance premium .............................          49,000           48,000          43,000
     Amortization of intangible assets ..................          41,000           44,000          45,000
     Charitable contributions ...........................         582,000          512,000         425,000
     Stationery and supplies ............................         239,000          241,000         235,000
     Miscellaneous ......................................       2,945,000        2,546,000       2,201,000
                                                            ----------------------------------------------
                 Total noninterest expenses .............      12,501,000       11,394,000       9,847,000
                                                            ----------------------------------------------
     Income before income tax expense ...................       6,052,000        5,399,000       4,750,000
     Income tax expense (note 15) .......................       2,204,000        1,908,000       1,634,000
                                                            ----------------------------------------------
     Net income .........................................   $   3,848,000    $   3,491,000   $   3,116,000
                                                            ==============================================

     Basic earnings per share (note 14) .................   $        1.15    $        1.06   $        0.96
                                                            ==============================================
     Diluted earnings per share (note 14) ...............   $        1.14    $        1.04   $        0.96
                                                            ==============================================
     Cash dividends per share ...........................   $        0.30    $        0.25   $        0.21
                                                            ==============================================
     Weighted average number of common shares
         outstanding (note 14) ..........................       3,341,089        3,297,466       3,230,601
                                                            ==============================================
     Weighted average number of diluted common
         shares outstanding (note 14) ...................       3,389,350        3,344,310       3,256,178
                                                            ==============================================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity

                                                        Years Ended December 31, 2004, 2003, and 2002
                                                -------------------------------------------------------------
                                                     Common Stock                          Treasury Stock
                                                -----------------------    Retained     ---------------------
                                                 Shares        Amount      Earnings      Shares      Amount
                                                -------------------------------------------------------------
Balance -- December 31, 2001 .................. 2,826,360   $12,638,000   $ 7,886,000         --    $      --
  Cash dividends paid ($0.21 per share) .......        --            --      (667,000)        --           --
  5% Stock dividend ...........................    93,654     1,734,000    (1,735,000)        --           --
  Common stock issued under
    stock plans ...............................    18,467       315,000            --      8,832      164,000
  Stock options exercised .....................    34,085       371,000            --         --           --
  Repurchase common stock .....................        --            --            --     (8,832)    (164,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2002 ...................        --            --     3,116,000         --           --
  Unrealized holding gains on securities
    available for sale arising during the
     period (net tax of $84,000) ..............        --            --            --         --           --
  Reclassification adjustment for losses in net
    income (net tax benefit of $1,000) ........        --            --            --         --           --

  Total comprehensive income ..................
                                                -------------------------------------------------------------
Balance -- December 31, 2002 .................. 2,972,566   $15,058,000   $ 8,600,000         --    $      --
  Cash dividends paid ($0.25 per share) .......        --            --      (817,000)        --           --
  5% Stock dividend ...........................   150,162     3,679,000    (3,681,000)        --           --
  Common stock issued
    under stock plans .........................    30,216       570,000            --         --           --
  Stock options exercised .....................    12,289       126,000            --         --           --
  Tax benefit on stock options exercised ......        --       119,000            --         --           --
  Comprehensive income:
  Net income for the year
    ended December 31, 2003 ...................        --            --     3,491,000         --           --
  Unrealized holding losses on securities
    available for sale arising during the
    period (net tax benefit of $117,000) ......        --            --            --         --           --
  Reclassification adjustment for gains in net
    income (net tax of $19,000) ...............        --            --            --         --           --

Total comprehensive income ....................
                                                -------------------------------------------------------------
Balance -- December 31, 2003 .................. 3,165,233   $19,552,000   $ 7,593,000         --    $      --
  Cash dividends paid ($0.30 per share) .......        --            --    (1,016,000)        --           --
  5% Stock dividend ...........................   155,502     3,577,000    (3,679,000)     4,339      100,000
  Common stock issued
    under stock plans .........................    14,892       322,000            --     15,661      354,000
  Stock options exercised .....................    30,356       292,000            --         --           --
  Tax benefit on stock options exercised ......        --       150,000            --         --           --
  Repurchase common stock .....................        --            --            --    (20,000)    (454,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2004 ...................        --            --     3,848,000         --           --
  Unrealized holding losses on securities
    available for sale arising during the
    period (net tax benefit of $113,000) ......        --            --            --         --           --
  Reclassification adjustment for losses in net
    income (net tax benefit of $1,000) ........        --            --            --         --           --

Total comprehensive income ....................
                                                -------------------------------------------------------------
Balance -- December 31, 2004 .................. 3,365,983   $23,893,000   $ 6,746,000         --    $      --
                                                =============================================================

                                                  Years Ended December 31,
                                                   2004, 2003, and 2002
                                                ---------------------------
                                                 Accumulated
                                                    Other
                                                Comprehensive
                                                Income/(Loss),
                                                     Net           Total
                                                ---------------------------
Balance -- December 31, 2001 .................. $     29,000   $ 20,553,000
  Cash dividends paid ($0.21 per share) .......           --       (667,000)
  5% Stock dividend ...........................           --         (1,000)
  Common stock issued under
    stock plans ...............................           --        479,000
  Stock options exercised .....................           --        371,000
  Repurchase common stock .....................           --       (164,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2002 ...................           --      3,116,000
  Unrealized holding gains on securities
    available for sale arising during the
     period (net tax of $84,000) ..............      133,000        133,000
  Reclassification adjustment for losses in net
    income (net tax benefit of $1,000) ........       (3,000)        (3,000)
                                                               ------------
  Total comprehensive income ..................                   3,246,000
                                                ---------------------------
Balance -- December 31, 2002 .................. $    159,000   $ 23,817,000
  Cash dividends paid ($0.25 per share) .......           --       (817,000)
  5% Stock dividend ...........................           --         (2,000)
  Common stock issued
    under stock plans .........................           --        570,000
  Stock options exercised .....................           --        126,000
  Tax benefit on stock options exercised ......           --        119,000
  Comprehensive income:
  Net income for the year
    ended December 31, 2003 ...................           --      3,491,000
  Unrealized holding losses on securities
    available for sale arising during the
    period (net tax benefit of $117,000) ......     (185,000)      (185,000)
  Reclassification adjustment for gains in net
    income (net tax of $19,000) ...............       30,000         30,000
                                                               ------------
Total comprehensive income ....................                   3,336,000
                                                ---------------------------
Balance -- December 31, 2003 .................. $      4,000   $ 27,149,000
  Cash dividends paid ($0.30 per share) .......           --     (1,016,000)
  5% Stock dividend ...........................           --         (2,000)
  Common stock issued
    under stock plans .........................           --        676,000
  Stock options exercised .....................           --        292,000
  Tax benefit on stock options exercised ......           --        150,000
  Repurchase common stock .....................           --       (454,000)
  Comprehensive income:
  Net income for the year
    ended December 31, 2004 ...................           --      3,848,000
  Unrealized holding losses on securities
    available for sale arising during the
    period (net tax benefit of $113,000) ......     (181,000)      (181,000)
  Reclassification adjustment for losses in net
    income (net tax benefit of $1,000) ........       (2,000)        (2,000)
                                                               ------------
Total comprehensive income ....................                   3,665,000
                                                ---------------------------
Balance -- December 31, 2004 .................. $   (179,000)  $ 30,460,000
                                                ===========================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                  Years Ended December 31,
                                                                       -----------------------------------------------
                                                                           2004             2003             2002
                                                                       -----------------------------------------------
Cash flows from operating activities:
Net income .........................................................   $   3,848,000    $   3,491,000    $   3,116,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
     Depreciation and amortization of premises and equipment........         622,000          619,000          561,000
     Amortization of premiums and accretion of discounts, net.......         593,000          791,000          424,000
     Accretion of deferred loan fees ...............................        (142,000)        (172,000)         (53,000)
     Provision for loan losses .....................................         540,000          425,000          160,000
     Originations of mortgage loans held for sale ..................     (12,032,000)     (37,063,000)     (23,102,000)
     Proceeds from sale of mortgage loans ..........................      12,515,000       39,037,000       24,490,000
     Gain on sale of loans .........................................        (135,000)        (451,000)        (248,000)
     Loss on write off of fixed asset ..............................          63,000               --               --
     Loss (gain) on call and sale of securities ....................           3,000          (49,000)          (4,000)
     Gain on sale of fixed assets ..................................              --          (54,000)              --
     Deferred income tax benefit ...................................        (254,000)         (44,000)         (71,000)
     Amortization of intangible assets .............................          41,000           44,000           45,000
     Increase in accrued interest receivable .......................         (59,000)        (223,000)        (132,000)
     Tax benefit of stock plans ....................................         150,000          119,000               --
     Decrease (increase) in other assets ...........................         360,000         (614,000)        (111,000)
    (Decrease) increase in other liabilities .......................        (105,000)         217,000          470,000
                                                                       -----------------------------------------------
       Net cash provided by operating activities ...................       6,008,000        6,073,000        5,545,000
                                                                       -----------------------------------------------

Cash flows from investing activities:
     Purchase of securities available for sale .....................     (13,689,000)     (58,690,000)      (7,185,000)
     Proceeds from maturities and principal repayments
       on securities available for sale ............................       8,699,000        5,552,000        3,431,000
     Proceeds from sales and calls on securities
       available for sale ..........................................       9,211,000        4,270,000        3,653,000
     Purchase of securities held to maturity .......................      (3,273,000)     (24,317,000)     (44,427,000)
     Proceeds from maturities and principal repayments on
       securities held to maturity .................................       9,968,000       17,097,000        9,206,000
     Proceeds from calls of securities held to maurity .............       5,235,000       15,125,000       11,830,000
     Purchase of FHLB-NY stock .....................................        (321,000)        (263,000)        (173,000)
     Investment in special purpose subsidiary ......................              --         (217,000)              --
     Net increase in loans .........................................     (34,531,000)     (45,450,000)     (30,757,000)
     Sales of premises and equipment ...............................              --          227,000               --
     Additions to premises and equipment ...........................        (481,000)        (696,000)        (628,000)
                                                                       -----------------------------------------------
       Net cash used in investing activities .......................     (19,182,000)     (87,362,000)     (55,050,000)
                                                                       -----------------------------------------------

Cash flows from financing activities:
     Net increase in noninterest-bearing deposits ..................       9,396,000       11,501,000       11,763,000
     Net increase in interest-bearing deposits .....................       5,984,000       27,302,000       35,288,000
     Net decrease (increase) in securities sold
       under agreement to repurchase ...............................        (177,000)       1,112,000        1,780,000
     Net increase in short term borrowings .........................       5,500,000       20,000,000               --
     Payments on long term borrowings ..............................      (1,371,000)              --               --
     Issuance of subordinated debentures ...........................              --        7,217,000               --
     Cash dividends paid on common stock ...........................      (1,018,000)        (819,000)        (668,000)
     Purchase of treasury stock ....................................        (454,000)              --         (164,000)
     Exercise of stock options .....................................         292,000          126,000          371,000
     Issuance of common stock ......................................         676,000          570,000          479,000
                                                                       -----------------------------------------------
       Net cash provided by financing activities ...................      18,828,000       67,009,000       48,849,000
                                                                       -----------------------------------------------

     Net increase (decrease) in cash and cash equivalents ..........       5,654,000      (14,280,000)        (656,000)
     Cash and cash equivalents - beginning .........................      19,138,000       33,418,000       34,074,000
                                                                       -----------------------------------------------
     Cash and cash equivalents - ending ............................   $  24,792,000    $  19,138,000    $  33,418,000
                                                                       ===============================================
Supplemental disclosures of cash flow information:
     Cash paid during the year for interest ........................       4,831,000        4,676,000        5,487,000
     Cash paid during the year for income taxes ....................       2,260,000        1,934,000        1,698,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Notes to Consolidated Financial Statements

Note 1.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The  consolidated  financial  statements  include the  accounts  of  Stewardship
Financial Corporation ("the Corporation") and its wholly-owned subsidiary, Atlantic Stewardship Bank (`the Bank"). Atlantic Stewardship Bank includes its wholly-owned subsidiary, Stewardship Investment Corp. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

Basis of consolidated financial statements presentation

The consolidated financial statements of the Corporation have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates.

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

Loans are considered delinquent when contractual principal and interest has not been paid for more than 30 days. The accrual of interest income is discontinued on a loan when certain factors indicate reasonable doubt as to the collectibility of principal and interest. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest collections on nonaccrual loans are generally credited to interest income when received. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated an ability to make future payments of principal and interest.

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

Allowance for loan losses

An allowance for loan losses is maintained at a level considered adequate to absorb inherent loan losses. Management of the Corporation, in determining the provision for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. The allowance is maintained through provisions for loan loss that are charged to income. Losses on loans are charged against the allowance for loan losses when it is believed the collection of principal is unlikely and the collateral is not adequate.

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

Other real estate owned

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. Operating results for OREO, including rental income, operating expenses, and gains and losses realized from the sale of property owned, are also recorded in OREO expense. As of December 31, 2004 and 2003, the Corporation had no OREO.

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

Other comprehensive income

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2004, 2003 and 2002 is presented in the accompanying consolidated statements of changes in Stockholders' Equity.

Stock plans

At December 31, 2004, the Corporation has two stock-based employee compensation plans and two director compensation plans, which are described more fully in
Note 13. The Corporation accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based compensation.

                                                                    2004          2003           2002
                                                                -----------------------------------------
 Net Income:
   Net income as reported ...................................   $ 3,848,000    $ 3,491,000    $ 3,116,000
   Stock-based compensation included
     in net income, net of related tax effects ..............        22,000         32,000         29,000
   Total stock-based compensation expense determined
     under fair value based method for all awards,
     net of related tax effects .............................       (88,000)       (91,000)       (82,000)
                                                                -----------------------------------------
   Pro forma net income .....................................   $ 3,782,000    $ 3,432,000    $ 3,063,000
                                                                =========================================

Earnings per share:
   As reported basic earnings per share .....................   $      1.15    $      1.06    $      0.96
   As reported diluted earnings per share ...................          1.14           1.04           0.96
   Pro forma basic earnings per share .......................          1.13           1.04           0.95
   Pro forma diluted earnings per share .....................          1.12           1.03           0.94

   Weighted average fair value of options granted during year   $        --    $      8.75    $        --

The fair value of options granted for employees and directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                             Employee
                                           Stock Options
                                           -------------
                                               2003
                                           -------------
Dividend yield .........................            2.02%
Expected volatility ....................           51.65%
Risk-free interest rate ................            3.40%
Expected life ..........................         7 years
Fair value at grant date ...............   $        8.75

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2002, 2003 and 2004 and a 3 for 2 stock split that occurred in July 2003.

Intangible assets

Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $166,000 and $198,000 at December 31, 2004 and December 31, 2003, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core  deposit  intangible  represents  the  intangible  value  of  depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $13,000 and $22,000 at December 31, 2004 and December 31, 2003, respectively, and is amortized on an accelerated basis over a period of twelve years.

Note 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

Cash reserves are required to be maintained on deposit with the Federal Reserve Bank based on deposits. The average amount of the reserves on deposit for the years ended December 31, 2004 and 2003 was approximately $5.9 million and $4.9 million, respectively.

Note 3. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities and related unrealized gains and losses of securities available for sale:

                                                                       December 31, 2004
                                                   ---------------------------------------------------------
                                                                       Gross Unrealized
                                                    Amortized     ---------------------------      Market
                                                       Cost          Gains          Losses         Value
                                                   ---------------------------------------------------------
U.S. Treasury:
  After one but within five years ..............   $    503,000   $         --   $      8,000   $    495,000

U.S. government sponsored agencies:
  After one but within five years ..............     23,556,000         29,000        241,000     23,344,000

Obligations of state and political subdivisions:
  Within one year ..............................        156,000          2,000             --        158,000
  After one but within five years ..............      1,787,000             --         30,000      1,757,000
                                                   ---------------------------------------------------------
                                                      1,943,000          2,000         30,000      1,915,000
                                                   ---------------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............        193,000          2,000          1,000        194,000
  After five years .............................     29,587,000        126,000        177,000     29,536,000
                                                   ---------------------------------------------------------
                                                     29,780,000        128,000        178,000     29,730,000
                                                   ---------------------------------------------------------

Community Reinvestment Act Fund:
  Within one year ..............................      1,021,000          9,000             --      1,030,000
                                                   ---------------------------------------------------------

                                                   $ 56,803,000   $    168,000   $    457,000   $ 56,514,000
                                                   =========================================================

                                                                       December 31, 2003
                                                   ---------------------------------------------------------
                                                                       Gross Unrealized
                                                    Amortized     ---------------------------      Market
                                                       Cost          Gains          Losses         Value
                                                   ---------------------------------------------------------
U.S. Treasury:
  After one but within five years ..............   $    505,000   $         --   $      5,000   $    500,000

U.S. government sponsored agencies:
  After one but within five years ..............     20,210,000         48,000        112,000     20,146,000
  After five years .............................      2,000,000          3,000          5,000      1,998,000
                                                   ---------------------------------------------------------
                                                     22,210,000         51,000        117,000     22,144,000
                                                   ---------------------------------------------------------

Obligations of state and political subdivisions:
  Within one year ..............................        176,000          3,000             --        179,000
  After one but within five years ..............      1,224,000          8,000          5,000      1,227,000
                                                   ---------------------------------------------------------
                                                      1,400,000         11,000          5,000      1,406,000
                                                   ---------------------------------------------------------

Mortgage-backed securities:
  After one but within five years ..............        736,000         11,000          1,000        746,000
  After five years .............................     36,449,000        201,000        141,000     36,509,000
                                                   ---------------------------------------------------------
                                                     37,185,000        212,000        142,000     37,255,000
                                                   ---------------------------------------------------------

                                                   $ 61,300,000   $    274,000   $    269,000   $ 61,305,000
                                                   =========================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as the Government National Mortgage Association ("GNMA") and government sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC").

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2004 and 2003, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2004 and 2003.


                                         Less than 12 Months            12 Months or Longer                   Total
                                     ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
2004                                  Fair Value       Losses        Fair Value       Losses        Fair Value       Losses
                                     ---------------------------    ---------------------------    ---------------------------
U.S. Treasury ....................   $    495,000   $     (8,000)   $         --   $         --    $    495,000   $     (8,000)
U.S. government
  sponsored agencies .............     15,394,000       (200,000)      1,693,000        (41,000)     17,087,000       (241,000)
Obligations of state and
  political subdivisions .........      1,526,000        (27,000)        231,000         (3,000)      1,757,000        (30,000)
Mortgage-backed securities .......      9,443,000        (70,000)      3,857,000       (108,000)     13,300,000       (178,000)
                                     -----------------------------------------------------------------------------------------
    Total temporarily impaired
      securities .................   $ 26,858,000   $   (305,000)   $  5,781,000   $   (152,000)   $ 32,639,000   $   (457,000)
                                     =========================================================================================


                                         Less than 12 Months            12 Months or Longer                   Total
                                     ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
2003                                  Fair Value       Losses        Fair Value       Losses        Fair Value       Losses
                                     ---------------------------    ---------------------------    ---------------------------
U.S. Treasury ....................   $    500,000   $     (5,000)   $         --   $         --    $    500,000   $     (5,000)
U.S. government
  sponsored agencies .............     11,595,000       (117,000)             --             --      11,595,000       (117,000)
Obligations of state and
  political subdivisions .........        712,000         (5,000)             --             --         712,000         (5,000)
Mortgage-backed securities .......     12,379,000       (142,000)             --             --      12,379,000       (142,000)
                                     -----------------------------------------------------------------------------------------
    Total temporarily impaired
      securities .................   $ 25,186,000   $   (269,000)   $         --   $         --    $ 25,186,000   $   (269,000)
                                     =========================================================================================

The unrealized losses are primarily due to the changes in interest rates. These securities have not been considered impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity or for a sufficient amount of time to recover the recorded principal.

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2004, 2003 and 2002 were $9,211,000, $4,270,000 and
$3,653,000 respectively. Gross gains totaling $4,000 and gross losses totaling $9,000 were realized on sales and calls of securities during the year ended December 31, 2004. Gross gains totaling $49,000 and no losses were realized on sales and calls of securities during the year ended December 31, 2003. Gross gains totaling $10,000 and gross losses totaling $14,000 were realized on sales and calls of securities during the year ended December 31, 2002.

See Note 9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 4. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities and related unrealized gains and losses of securities held to maturity:

                                                                       December 31, 2004
                                                   ---------------------------------------------------------
                                                                       Gross Unrealized
                                                     Carrying     ---------------------------    Estimated
                                                       Value         Gains          Losses      Market Value
                                                   ---------------------------------------------------------
U.S. Treasury:
  After one but within five years ..............   $  1,007,000   $     30,000   $         --   $  1,037,000

U.S. government sponsored agencies:
  Within one year ..............................        511,000          1,000             --        512,000
  After one but within five years ..............      8,144,000         21,000         76,000      8,089,000
                                                   ---------------------------------------------------------
                                                      8,655,000         22,000         76,000      8,601,000
                                                   ---------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ..............................      3,517,000         36,000          1,000      3,552,000
  After one but within five years ..............     13,613,000        210,000         14,000     13,809,000
  After five years .............................        558,000             --          2,000        556,000
                                                   ---------------------------------------------------------
                                                     17,688,000        246,000         17,000     17,917,000
                                                   ---------------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............        424,000          6,000             --        430,000
  After five years .............................     12,337,000        202,000         23,000     12,516,000
                                                   ---------------------------------------------------------
                                                     12,761,000        208,000         23,000     12,946,000
                                                   ---------------------------------------------------------

                                                   $ 40,111,000   $    506,000   $    116,000   $ 40,501,000
                                                   =========================================================


                                                                       December 31, 2003
                                                   ---------------------------------------------------------
                                                                         Gross Unrealized
                                                     Carrying     ---------------------------    Estimated
                                                       Value         Gains          Losses      Market Value
                                                   ---------------------------------------------------------
U.S. Treasury:
  After one but within five years................  $  1,011,000   $     56,000   $         --   $  1,067,000

U.S. government sponsored agencies:
  Within one year................................       250,000         10,000             --        260,000
  After one but within five years................    12,506,000         64,000         26,000     12,544,000
                                                   ---------------------------------------------------------
                                                     12,756,000         74,000         26,000     12,804,000
                                                   ---------------------------------------------------------
Obligations of state and political subdivisions:
  Within one year................................     3,725,000         54,000             --      3,779,000
  After one but within five years................    15,961,000        600,000             --     16,561,000
                                                   ---------------------------------------------------------
                                                     19,686,000        654,000             --     20,340,000
                                                   ---------------------------------------------------------
Mortgage-backed securities:
  Within one year................................        81,000          1,000             --         82,000
  After one but within five years................       461,000         10,000             --        471,000
  After five years...............................    18,365,000        284,000         43,000     18,606,000
                                                   ---------------------------------------------------------
                                                     18,907,000        295,000         43,000     19,159,000
                                                   ---------------------------------------------------------

                                                   $ 52,360,000   $  1,079,000   $     69,000   $ 53,370,000
                                                   =========================================================

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as GNMA and government sponsored agencies such as FNMA and FHLMC.

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2004 and 2003, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2004 and 2003.


                                         Less than 12 Months            12 Months or Longer                   Total
                                     ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
2004                                  Fair Value       Losses        Fair Value       Losses        Fair Value       Losses
                                     ---------------------------    ---------------------------    ---------------------------
U.S. government
  sponsored agencies .............   $  5,627,000   $    (63,000)   $    486,000   $    (13,000)   $  6,113,000   $    (76,000)
Obligations of state and
  political subdivisions .........      3,335,000        (17,000)             --             --       3,335,000        (17,000)
Mortgage-backed securities .......      2,254,000        (11,000)      1,013,000        (12,000)      3,267,000        (23,000)
                                     -----------------------------------------------------------------------------------------
    Total temporarily impaired
      securities .................   $ 11,216,000   $    (91,000)   $  1,499,000   $    (25,000)   $ 12,715,000   $   (116,000)
                                     =========================================================================================

                                         Less than 12 Months            12 Months or Longer                   Total
                                     ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
2003                                  Fair Value       Losses        Fair Value       Losses        Fair Value       Losses
                                     ---------------------------    ---------------------------    ---------------------------
U.S. government
  sponsored agencies .............   $  4,214,000   $    (26,000)   $         --   $         --    $  4,214,000   $    (26,000)
Mortgage-backed securities .......      3,511,000        (43,000)             --             --       3,511,000        (43,000)
                                     -----------------------------------------------------------------------------------------
    Total temporarily impaired
      securities .................   $  7,725,000   $    (69,000)   $         --   $         --    $  7,725,000   $    (69,000)
                                     =========================================================================================

The unrealized losses are primarily due to the changes in interest rates. These securities have not been considered impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity.

Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 2004, 2003 and 2002 were $5,235,000, $15,125,000 and
$11,830,000, respectively. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2004. There were no gains or losses realized on calls for the years ended December 31, 2003 and 2002.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the three years ended December 31, 2004, 2003 and 2002 were $1,003,000, $1,004,000 and $1,004,000, respectively. See also Note
9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 5. LOANS

The loan portfolio consisted of the following:

                                          December 31,
                                  -----------------------------
                                      2004            2003
                                  -----------------------------
Mortgage:
  Residential .................   $  41,569,000   $  44,835,000
  Commercial ..................     130,762,000     109,708,000
Commercial ....................      55,252,000      48,950,000
Equity ........................      21,484,000      17,181,000
Installment ...................      47,218,000      41,067,000
Other .........................         260,000         238,000
                                  -----------------------------
      Total loans .............     296,545,000     261,979,000
                                  -----------------------------

Less: Deferred loan fees ......         337,000         315,000
      Allowance for loan losses       3,299,000       2,888,000
                                  -----------------------------
                                      3,636,000       3,203,000
                                  -----------------------------

Loans, net ....................   $ 292,909,000   $ 258,776,000
                                  =============================

At December 31, 2004, 2003 and 2002, loans serviced by the Corporation for the benefit of others totaled approximately $5,730,000, $5,983,000 and $2,809,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                 December 31,
                                 ---------------------------------------------
                                     2004             2003            2002
                                 ---------------------------------------------
Balance, beginning ............  $   2,888,000   $   2,689,000    $  2,602,000
Provision charged to operations        540,000         425,000         160,000
Recoveries of loans charged off         12,000           3,000          17,000
Loans charged off .............       (141,000)       (229,000)        (90,000)
                                 ---------------------------------------------
Balance, ending ...............  $   3,299,000   $   2,888,000    $  2,689,000
                                 =============================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2004 and 2003, these loans aggregated approximately $444,000 and $436,000, respectively. During the year ended December 31, 2004, new loans totaling $64,000 were granted and repayments totaled approximately $56,000. The loans, at December 31, 2004, were current as to principal and interest payments, and do not involve more than normal risk of collectibility.

Note 6. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                        December 31,
                                                  -------------------------
                                                     2004          2003
                                                  -------------------------
Nonaccrual loans ..............................   $   262,000   $   257,000
Loans past due ninety days or more and accruing       947,000       320,000
Restructured loans ............................       215,000       513,000
                                                  -------------------------
    Total nonperforming loans .................   $ 1,424,000   $ 1,090,000
                                                  =========================

Restructured loans classified as nonaccrual for the years ended December 31, 2004 and 2003 were $162,000 and $174,000, respectively.

There were no restructured loans classified as loans past due ninety days or more and accruing for the year ended December 31, 2004. Restructured loans classified as loans past due ninety days or more and accruing for the year ended December 31, 2003 totaled $150,000.

The following information is presented for loans classified as nonaccrual and restructured:

                                                     Year ended December 31,
                                                  ------------------------------
                                                    2004       2003       2002
                                                  ------------------------------

Income that would have been recorded under
  contractual terms ............................  $ 47,000   $ 57,000   $ 69,000
Less interest income received ..................    20,000     13,000     48,000
                                                  ------------------------------
Lost income on nonperforming loans at year end..  $ 27,000   $ 44,000   $ 21,000
                                                  ==============================

Impaired loans consisted of the following:

                                                              December 31,
                                               ------------------------------------------
                                                   2004           2003           2002
                                               ------------------------------------------
Impaired Loans
  With related allowance for loan loss .....   $    477,000   $  1,073,000   $    499,000
  Without related allowance for loan loss ..        947,000         17,000        848,000
                                               ------------------------------------------
Total impaired loans .......................   $  1,424,000   $  1,090,000   $  1,347,000
                                               ==========================================
Related allowance for possible credit losses   $     44,000   $    100,000   $    189,000
                                               ==========================================
Average investment in impaired loans .......   $  1,431,000   $  1,258,000   $  1,370,000
                                               ==========================================
Interest recognized on impaired loans ......   $     71,000   $     44,000   $     81,000
                                               ==========================================

Note 7. PREMISES AND EQUIPMENT, NET

                                                       December 31,
                                                 -------------------------
                                                    2004          2003
                                                 -------------------------

Land .........................................   $ 1,116,000   $ 1,116,000
Buildings and improvements ...................     1,971,000     1,899,000
Leasehold improvements .......................       732,000       748,000
Furniture, fixtures and equipment ............     3,335,000     3,061,000
                                                 -------------------------
                                                   7,154,000     6,824,000
Less accumulated depreciation and amortization     3,721,000     3,187,000
                                                 -------------------------
Total premises & equipment, net ..............   $ 3,433,000   $ 3,637,000
                                                 =========================

Amounts charged to net occupancy expense for depreciation and amortization of banking premises and equipment amounted to $622,000, $619,000 and $561,000 in 2004, 2003 and 2002, respectively.

Note 8. DEPOSITS

                                               December 31, 2004           December 31, 2003
                                           -----------------------------------------------------
                                           Weighted                    Weighted
                                           Average                     Average
                                             Rate         Amount         Rate         Amount
                                           -----------------------------------------------------
Noninterest-bearing demand .............          0%   $  90,241,000          0%   $  80,845,000

NOW accounts ...........................       1.02%      60,025,000       0.57%      41,436,000
Money market accounts ..................       0.74%      64,160,000       0.78%      78,227,000
                                           -----------------------------------------------------
Total interest-bearing demand ..........       0.88%     124,185,000       0.71%     119,663,000

Statement savings and clubs ............       0.61%      45,492,000       0.77%      41,258,000
Business savings .......................       0.49%       4,474,000       0.49%       3,793,000
                                           -----------------------------------------------------
Total savings ..........................       0.60%      49,966,000       0.75%      45,051,000

IRA investment and variable rate savings       3.43%      19,490,000       3.81%      19,070,000
Money market certificates ..............       2.36%      73,036,000       2.61%      76,909,000
                                           -----------------------------------------------------
Total certificates of deposit ..........       2.59%      92,526,000       2.85%      95,979,000
                                           -----------------------------------------------------

Total interest-bearing deposits ........       1.42%     266,677,000       1.50%     260,693,000
                                           -----------------------------------------------------

Total deposits .........................       1.06%   $ 356,918,000       1.15%   $ 341,538,000
                                           =====================================================

Certificates of deposit with balances of $100,000 or more at December 31, 2004 and 2003, totaled approximately $32,214,000 and $29,355,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $798,000, $908,000, and $925,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                 December 31,
                                           -------------------------
                                              2004          2003
                                           -------------------------
One year or less .......................   $58,819,000   $55,542,000
After one to three years ...............    30,169,000    36,087,000
After three years ......................     3,538,000     4,350,000
                                           -------------------------
                                           $92,526,000   $95,979,000
                                           =========================

Note 9. OTHER BORROWINGS

Federal Home Loan Bank of New York Advances

During the years 2004 and 2003, the maximum amount of FHLB-NY advances outstanding at any month end was $24.1 million and $20.0 million, respectively. The average amount of advances outstanding during the year ended December 31, 2004 and 2003 was $19.1 million and $1.0 million, respectively. As of December 31, 2004, all FHLB-NY advances had fixed rates. The advances are scheduled for repayment as follows:

                                  December 31, 2004
                                ----------------------
                                              Weighted
                                              Average
           Maturity               Amount        Rate
           -------------------------------------------
           2005 .............   $ 7,500,000       2.45%
           2008 .............     6,629,000       3.26%
           2013 .............    10,000,000       3.82%
                                ----------------------
                                $24,129,000       3.24%

Advances totaling $10.0 million are convertible by the FHLB-NY quarterly into any FHLB-NY advance at the then current market rate. This conversion feature is only available if the three month LIBOR resets at or above 7.50%.

Advances from the FHLB-NY were secured by a blanket assignment of the Corporation's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Corporation.

The Corporation had an available overnight line of credit with the FHLB-NY for a maximum of $39.6 million at December 31, 2004.

Securities Sold Under Agreement to Repurchase

At December 31, 2004 and 2003, securities sold under agreements to repurchase were collateralized by U.S. Treasury and U.S. government sponsored agency securities having a carrying value of approximately $5,776,000 and $5,838,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                           December 31,
                                                     ------------------------
                                                        2004          2003
                                                     ------------------------

Balance ..........................................   $3,370,000    $3,547,000
Weighted average interest rate ...................         1.99%         1.05%
Weighted average length of maturity ..............     108 days       90 days
Maximum amount outstanding at any month end
  during the year ................................   $3,950,000    $5,155,000
Average amount outstanding during the year .......   $2,832,000    $3,998,000
Average interest rate during the year ............         1.31%         1.44%

Note 10. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

On September 17, 2003, Stewardship Statutory Trust I (the "Trust"), a statutory business trust, whose common stock was 100% owned by Stewardship Financial Corporation, issued $7,000,000 Fixed/Floating Rate Capital Securities ("Capital Securities"), the proceeds from which the Trust used to purchase from the Corporation, $7,217,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures ("Debentures") maturing September 17, 2033. The Trust is obligated to distribute all proceeds of a redemption whether voluntary or upon maturity, to holders of the Capital Securities. Stewardship Financial Corporation's obligation with respect to the Capital Securities, and the subordinated debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Stewardship Financial Corporation of the Trust's obligations to pay amounts when due on the Capital Securities.

The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%.

The Capital Securities and the Debentures both may be redeemed at par beginning September 17, 2008 and quarterly thereafter. In addition, the Capital Securities and the Debentures may be redeemed prior to September 17, 2008 upon the occurrence of a special event. A special event includes a change to laws or regulations which would preclude the Corporation to treat the Capital Securities as Tier 1 Capital for purposes of capital adequacy guidelines of the Federal Reserve, subject the Trust to U.S. federal income tax with respect to income received or accrued, limit the deductibility of interest payable, or the Trust would be considered an investment company that is required to be registered under the Investment Company Act.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003 and was reissued as FASB Interpretation No. 46 (revised December 2003) ("FIN 46R"). FIN 46 and FIN 46R provide guidance on the identification of entities controlled through means other than voting rights and specify how the Corporation should evaluate its interest in a variable interest entity for purposes of determining whether to consolidate that entity. If a variable interest entity does not effectively disperse risk among the parties involved, it must be consolidated by its primary beneficiary.

The Corporation adopted FIN 46R on December 31, 2003, deconsolidating its investment in Stewardship Statutory Trust I, the subsidiary trust formed in connection with the issuance of subordinated debentures (trust preferred securities). In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include trust preferred securities in their Tier I capital for regulatory purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve System will continue to allow bank holding companies to include trust preferred securities in Tier I capital for regulatory purposes. As of December 31, 2004, assuming the Corporation was not allowed to include the $7,000,000 in trust preferred securities issued by Stewardship Statutory Trust I in Tier I capital, the Corporation would remain "well capitalized".

Note 11. REGULATORY CAPITAL REQUIREMENTS

Regulations of the Board of Governors of the Federal Reserve System ("FRB") require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2004, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

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

Management believes that, as of December 31, 2004, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2004 and 2003, compared to the FRB minimum capital adequacy requirements and the FRB requirements for classification as a well capitalized institution:

                                                                               FRB Requirements
                                                                  ------------------------------------------
                                                                    Minimum Capital      For Classification
                                                 Actual                Adequacy          as Well Capitalized
                                           -------------------    -------------------    -------------------
                                             Amount      Ratio      Amount      Ratio      Amount      Ratio
                                           -------------------    -------------------    -------------------
December 31, 2004
Leverage (Tier 1) capital ..............   $37,460,000    9.08%   $16,169,000    4.00%   $20,211,000    5.00%
Risk-based capital:
  Tier 1 ...............................    37,460,000   12.48%    12,018,000    4.00%    18,027,000    6.00%
  Total ................................    40,758,000   13.57%    24,036,000    8.00%    30,045,000   10.00%

December 31, 2003
Leverage (Tier 1) capital ..............   $33,925,000    8.89%   $15,265,000    4.00%   $19,082,000    5.00%
Risk-based capital:
  Tier 1 ...............................    33,925,000   12.93%    10,497,000    4.00%    15,746,000    6.00%
  Total ................................    36,812,000   14.03%    20,994,000    8.00%    26,243,000   10.00%

Note 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended
December 31, 2004, 2003 and 2002 amounted to approximately $327,000, $290,000 and $221,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2004, 2003 and 2002 amounted to approximately $59,000, $50,000 and $42,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 1,504, 1,897 and 2,890 shares during 2004, 2003 and 2002, respectively.

Note 13. STOCK-BASED COMPENSATION

At December 31, 2004, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 2004 and 2003 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 1,485, 3,733 and 4,541 shares during 2004, 2003 and 2002, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 142,469 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire between five and ten years from the date of grant and are subject to a vesting schedule. There were no options granted during 2004. Options were granted to all full-time employees on July 15, 2003. A summary of the status of the qualified stock options as of December 31, 2004, 2003 and 2002 and changes during the years then ended on those dates is presented below:

                                                  2004                   2003                  2002
                                           ----------------------------------------------------------------
                                                      Weighted               Weighted              Weighted
                                                      Average                Average               Average
                                                      Exercise               Exercise              Exercise
                                            Shares     Price       Shares     Price      Shares     Price
                                           ----------------------------------------------------------------
Outstanding at beginning of year .......     57,277   $   9.12      54,595   $   7.17   $ 63,000   $   7.03
Granted ................................         --         --       9,592      19.05         --         --
Exercised ..............................      2,703       9.76       6,469       6.68      8,405       6.11
Forfeited ..............................      1,225      14.04         441      19.05         --         --
                                           ----------------------------------------------------------------
Outstanding at end of year .............     53,349   $   8.98      57,277   $   9.12     54,595   $   7.17

Options exercisable at year end ........     44,681                 42,510                43,978
Weighted average fair value of
  options granted during the year ......   $     --               $   8.75              $     --

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2004:

                                                                   Options Outstanding
                                             ---------------------------------------------------------------
                                               Number       Weighted Avg.         Weighted         Number
                                             Outstanding      Remaining           Average        Exercisable
                                             at 12/31/04   Contractual Life    Exercise Price     12/31/04
                                             ---------------------------------------------------------------
Range of Exercise Prices:
      $  5 - 8  ..........................      30,967           2.50            $     5.96        30,967
      $  8 - 12 ..........................      13,893           4.75                  9.55        12,016
      $ 12 - 16 ..........................          --             --                    --            --
      $ 16 - 20 ..........................       8,489           8.54                 19.05         1,698
      ---------                              ---------------------------------------------------------------
      $  5 - 20 ..........................      53,349           4.05            $     8.98        44,681
                                             ===============================================================

The 1995 Stock Option Plan for Non-Employee Directors had reserved 142,469 shares of common stock for issuance. During 1997 each participant was granted the option to purchase 12,949 shares of common stock. No option could be exercised more than five years after the date of its grant. The options were issued with an exercise price of $5.55, 95% of the fair market value on the date the options were granted. During 2001, an option to purchase the remaining shares available under this plan, 12,948 shares, were granted to a new director. The option to purchase these shares was issued with an exercise price of $8.92, 95% of the fair market value on the date the options were granted. Options to purchase 48,919 shares were exercised in 2002. All options to purchase shares have been exercised under this plan.

In May 2001, the shareholders approved the 2001 Stock Option Plan for Non-Employee Directors that would allow the Corporation to grant a maximum of 9,116 shares to each director. The plan reserved 109,396 shares of common stock for issuance. Options would be exercisable 20% each year for five years. No option may be exercised more than five years after the date of its grant. Options to purchase 82,044 shares were granted in 2001 with an exercise price of $9.12. In September 2003 options to purchase 5,469 shares were granted with an exercise price of $19.05. Options to purchase 29,171, 9,114 and 1,822 shares were exercised during 2004, 2003 and 2002, respectively. Options to purchase 13,860 shares were exercisable at December 31, 2004.

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

Note 14: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2004, 2003 and 2002:

                                                   2004         2003         2002
                                                ------------------------------------
Net income ..................................   $3,848,000   $3,491,000   $3,116,000
                                                ====================================
Income available to common stockholders
  basic and diluted .........................   $3,848,000   $3,491,000   $3,116,000
                                                ====================================
Weighted average common shares
  outstanding - basic .......................    3,341,089    3,297,466    3,230,601
Effect of dilutive securities - stock options       48,261       46,844       25,577
                                                ------------------------------------
Weighted average common shares
  outstanding - diluted .....................    3,389,350    3,344,310    3,256,178
                                                ====================================
Basic earnings per share ....................   $     1.15   $     1.06   $     0.96
                                                ====================================
Dilute earnings per share ...................   $     1.14   $     1.04   $     0.96
                                                ====================================

Note 15. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                                      Year ended December 31,
                                                ------------------------------------
                                                   2004         2003         2002
                                                ------------------------------------
Current tax expense:
     Federal ................................   $1,877,000   $1,497,000   $1,321,000
     State ..................................      581,000      455,000      384,000
                                                ------------------------------------
                                                 2,458,000    1,952,000    1,705,000
Deferred tax benefit:
     Federal ................................     (216,000)     (37,000)     (61,000)
     State ..................................      (38,000)      (7,000)     (10,000)
                                                ------------------------------------
                                                  (254,000)     (44,000)     (71,000)
                                                ------------------------------------
                                                $2,204,000   $1,908,000   $1,634,000
                                                ====================================

Not included in the above table is income tax (benefit) expense relating to unrealized (losses) gains on securities available for sale recognized in stockholders' equity amounting to ($114,000), ($98,000) and $83,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                       Year ended December 31,
                                                               ----------------------------------------
                                                                  2004           2003          2002
                                                               ----------------------------------------
Federal income tax .........................................   $ 2,058,000    $ 1,836,000   $ 1,615,000
Add (deduct) effect of:
  State income taxes, net of federal income tax effect .....       359,000        296,000       247,000
  Nontaxable interest income ...............................      (215,000)      (230,000)     (236,000)
  Other items, net .........................................         2,000          6,000         8,000
                                                               ----------------------------------------
Effective federal income taxes .............................   $ 2,204,000    $ 1,908,000   $ 1,634,000
                                                               ========================================

      The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                      December 31,
                                                               --------------------------
                                                                  2004           2003
                                                               --------------------------
Deferred tax assets/liabilities:
  Allowance for loan losses ................................   $ 1,317,000    $ 1,153,000
  Accrued reserves .........................................       109,000         36,000
  Core deposit intangible amortization .....................        19,000         23,000
   Nonaccrual loan interest ................................        22,000         28,000
   Depreciation ............................................        80,000         58,000
                                                               --------------------------
                                                               $ 1,547,000    $ 1,298,000
                                                               --------------------------
Deferred tax liabilities:
  Unrealized (losses) gains on securities available for sale      (112,000)         2,000
  Other ....................................................            --          5,000
                                                               --------------------------
                                                               $  (112,000)   $     7,000
                                                               --------------------------
Net deferred tax assets ....................................   $ 1,659,000    $ 1,291,000
                                                               ==========================

The Corporation has determined that it is not required to establish a valuation reserve for the deferred tax tax asset, since it is more likely than not that the deferred tax asset will be principally realized through carrybacks to taxable income in prior years, a history of growth in earnings and the prospects for continued growth in the future.

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

At December 31, 2004, the Corporation had mortgage commitments to extend credit aggregating approximately $2.6 million at fixed rates averaging 5.72%. Of these loan commitments, $1.8 million will be sold to investors upon closing. Commercial, construction and home equity loan commitments of approximately $16.5 million were extended with variable rates currently averaging 5.62% and $5.0 million were extended at fixed rates averaging 6.06%. All commitments were due to expire within approximately 90 days.

Additionally, at December 31, 2004, the Corporation was committed for approximately $76.3 million of unused lines of credit, consisting of $22.2 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $10.9 million relating to credit cards, and $43.2 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $1.5 million at December 31, 2004, of which $1.5 million expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rentals under long-term operating lease for branch offices amounted to approximately $463,000, $363,000 and $273,000 during the years ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

                 Year Ending                        Minimum
                 December 31                          Rent
                 --------------------------------------------
                   2005 .....................      $  467,000
                   2006 .....................         477,000
                   2007 .....................         437,000
                   2008 .....................         411,000
                   2009 .....................         336,000
                   Thereafter ...............       1,589,000
                                                   ----------
                                                   $3,717,000
                                                   ==========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

Note 17. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2004, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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

                                                       December 31,
                                     -------------------------------------------------
                                              2004                      2003
                                     -------------------------------------------------
                                      Carrying    Estimated     Carrying    Estimated
                                       Amount     Fair Value     Amount     Fair Value
                                     -------------------------------------------------
                                                  (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ......   $   24,792   $   24,792   $   19,138   $   19,138
  Securities available for sale ..       56,514       56,514       61,305       61,305
  Securities held to maturity ....       40,111       40,501       52,360       53,370
  FHLB-NY stock ..................        1,643        1,643        1,322        1,322
  Net loans ......................      292,909      293,623      258,776      259,463
  Mortgage loans held for sale ...          228          228          576          576

Financial liabilities:
  Deposits .......................      356,918      357,100      341,538      343,576
  Securities sold under agreements
    to repurchase ................        3,370        3,370        3,547        3,547
  Other borrowings ...............       24,129       23,654       20,000       19,483
  Subordinated debentures ........        7,217        7,503        7,217        7,264

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

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2004 and 2003, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Other borrowings

Fair values are based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect the interest rate risk inherent in the borrowings.

Subordinated debentures

Fair value is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect the interest rate risk inherent in the debentures.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2004 and 2003, such amounts were not material.

Limitations

The preceding fair value estimates were made at December 31, 2004 and 2003, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2004 and 2003, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

Note 19. PARENT COMPANY ONLY

The Corporation was formed in January, 1995 to operate its subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. In 2003, the Corporation formed its second subsidiary, Stewardship Statutory Trust, to offer trust preferred securities. The following information should be read in conjuction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2004 and 2003 are presented below:

Condensed Statements of Financial Condition

                                                       Years ended December 31,
                                                       -------------------------
                                                          2004          2003
                                                       -------------------------
  Assets
  Cash and due from banks ..........................   $    49,000   $   277,000
  Securities available for sale ....................     4,483,000     3,812,000
  Securities held to maturity ......................            --     1,000,000
  Investment in subsidiary .........................    32,767,000    28,961,000
  Accrued interest receivable ......................        45,000        44,000
  Other assets .....................................       376,000       314,000
                                                       -------------------------
         Total assets ..............................   $37,720,000   $34,408,000
                                                       =========================

Liabilities and Stockholders' equity
  Subordinated debentures ..........................   $ 7,217,000   $ 7,217,000
  Other liabilities ................................        43,000        42,000
  Stockholders' equity .............................    30,460,000    27,149,000
                                                       -------------------------
          Total liabilities and Stockholders' equity   $37,720,000   $34,408,000
                                                       =========================

Condensed Statements of Income

                                                                               Years ended December 31,
                                                                      -----------------------------------------
                                                                         2004           2003           2002
                                                                      -----------------------------------------
  Interest income - securities available for sale .................   $   160,000    $    33,000    $        --
  Interest income - securities held to maturity ...................         4,000         26,000         24,000
  Dividend income .................................................       325,000        275,000        575,000
  Other income ....................................................        11,000          9,000             --
                                                                      -----------------------------------------
          Total income ............................................       500,000        343,000        599,000
  Interest expense ................................................       487,000        141,000             --
  Other expenses ..................................................       145,000        106,000        106,000
                                                                      -----------------------------------------
          Total expenses ..........................................       632,000        247,000        106,000

  Income before income tax benefit ................................      (132,000)        96,000        493,000
  Tax benefit .....................................................      (155,000)       (61,000)       (28,000)
                                                                      -----------------------------------------
  Income before equity in undistributed earnings
    of subsidiary .................................................        23,000        157,000        521,000
  Equity in undistributed earnings of subsidiary ..................     3,825,000      3,334,000      2,595,000
                                                                      -----------------------------------------
  Net income ......................................................   $ 3,848,000    $ 3,491,000    $ 3,116,000
                                                                      =========================================

Condensed Statements of Cash Flows

                                                                      -----------------------------------------
                                                                               Years ended December 31,
                                                                      -----------------------------------------
                                                                         2004           2003           2002
                                                                      -----------------------------------------
Cash flows from operating activities:
     Net income ...................................................   $ 3,848,000    $ 3,491,000    $ 3,116,000
     Adjustments to reconcile net income to
       net cash provided by operating activities:
          Equity in undistributed earnings of subsidiary ..........    (3,825,000)    (3,334,000)    (2,595,000)
          Loss on sale of securities available for sale ...........         4,000             --             --
          Accretion of discounts ..................................        (1,000)            --             --
          Decrease (increase) in accrued interest receivable ......        (1,000)       (44,000)         7,000
          (Increase) decrease in other assets .....................       (55,000)         2,000         47,000
          Increase (decrease) in other liabilities ................         1,000         (7,000)        11,000
                                                                      -----------------------------------------
               Net cash (used in) provided by operating activities        (29,000)       108,000        586,000
                                                                      -----------------------------------------

Cash flows from investing activities:
     Purchase of security held to maturity ........................            --     (1,000,000)      (300,000)
     Proceeds from calls on securities held to maturity ...........     1,000,000             --             --
     Purchase of securities available for sale ....................    (1,991,000)    (3,800,000)            --
     Investment in bank subsidiary ................................            --     (3,000,000)            --
     Investment in special purpose subsidiary .....................            --       (217,000)            --
     Proceeds from sales and calls on securities available for sale     1,296,000             --        650,000
                                                                      -----------------------------------------
               Net cash provided by (used in) investing activities        305,000     (8,017,000)       350,000
                                                                      -----------------------------------------

Cash flows from financing activities:
     Issuance of subordinated debentures ..........................            --      7,217,000             --
     Cash dividends paid on common stock ..........................    (1,018,000)      (819,000)      (669,000)
     Exercise of stock options ....................................       292,000        126,000        371,000
     Purchase of treasury Stock ...................................      (454,000)            --       (164,000)
     Issuance of common stock .....................................       676,000        570,000        480,000
                                                                      -----------------------------------------
               Net cash (used in) provided by investing activities       (504,000)     7,094,000         18,000
                                                                      -----------------------------------------

Net (decrease) increase in cash and cash equivalents ..............      (228,000)      (815,000)       954,000
Cash and cash equivalents - beginning .............................       277,000      1,092,000        138,000
                                                                      -----------------------------------------
Cash and cash equivalents - ending ................................   $    49,000    $   277,000    $ 1,092,000
                                                                      =========================================

NOTE 20. RECENT ACCOUNTING PRONOUNCEMENTS

No. 03-01,  Staff Position Emerging Issues Task Force Issue No. 03-01 "Effective
Date  or   Paragraphs   10-20  of  EITF   Issue   No.03-01,   The   Meaning   of
Other-than-Temporary Impairment and its Application to Certain Investments"

On September 30, 2004 the Financial Accounting Standards Board ("FASB") issued Staff Position Emerging Issues Task Force ("EITF") issue No. 03-01, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-01, The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments," which delays the effective date for the measurement and recognition guidance contained in EITF Issue No. 03-01. EITF Issue No. 03-01 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally effective for other-than temporarily impairment evaluations made in reporting periods beginning after June 15, 2004. The delay in the effective date for the measurement and recognition guidance contained in paragraphs 10 through 20 of EITF Issue No. 03-01 does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in paragraphs 21 and 22 of EITF Issue No. 03-01 remains effective. The delay will be superseded concurrent with the final issuance of EITF Issue No. 03-01a, which is expected to provide implementation guidance on matters such as impairment evaluations for declines in value caused by increases in interest rates and/or sector spreads.

FASB No. 153, "Exchanges of Nonmonetary Assets"

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 153, "Exchanges of Nonmonetary Assets," which amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. It is not expected that the adoption of SFAS No. 153 will have a material impact on the financial condition or results of operations of the Corporation.

FASB No. 123 (Revised 2004), "Share-Based Payment"

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related guidance. SFAS No. 123 (revised 2004) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement also establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. This statement is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of SFAS No. 123 (revised 2004) is not expected to have a material impact on our financial condition or results of operations.

Note 21. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2004 and 2003 (Dollars in thousands).

                                         First      Second       Third      Fourth
                                        Quarter     Quarter     Quarter     Quarter      Total
                                       ---------------------------------------------------------
Year ended December 31, 2004:

Interest income ....................   $   5,168   $   5,167   $   5,308   $   5,509   $  21,152
Interest expense ...................       1,259       1,182       1,137       1,207       4,785
                                       ---------------------------------------------------------
    Net interest income before
      provision for loan losses ....       3,909       3,985       4,171       4,302      16,367
Provision for loan losses ..........         120         120         150         150         540
                                       ---------------------------------------------------------
    Net interest income after
      provision for loan losses ....       3,789       3,865       4,021       4,152      15,827
Noninterest income .................         594         760         674         698       2,726
Noninterest expense ................       3,033       3,153       3,097       3,218      12,501
                                       ---------------------------------------------------------
    Net income before
      income tax expense ...........       1,350       1,472       1,598       1,632       6,052
Federal and state income tax expense         483         535         584         602       2,204
                                       ---------------------------------------------------------
Net income .........................   $     867   $     937   $   1,014   $   1,030   $   3,848
                                       =========================================================
Basic earnings per share ...........   $    0.26   $    0.28   $    0.30   $    0.31   $   $1.15
                                       =========================================================
Diluted earnings per share .........   $    0.26   $    0.28   $    0.30   $    0.30   $   $1.14
                                       =========================================================

                                         First      Second       Third      Fourth
                                        Quarter     Quarter     Quarter     Quarter      Total
                                       ---------------------------------------------------------
Year ended December 31, 2003:

Interest income ....................   $   4,604   $   4,632   $   4,705   $   4,974   $  18,915
Interest expense ...................       1,180       1,175       1,070       1,166       4,591
                                       ---------------------------------------------------------
    Net interest income before
      provision for loan losses ....       3,424       3,457       3,635       3,808      14,324
Provision for loan losses ..........         115         110          90         110         425
                                       ---------------------------------------------------------
    Net interest income after
      provision for loan losses ....       3,309       3,347       3,545       3,698      13,899
Noninterest income .................         696         778         777         643       2,894
Noninterest expense ................       2,694       2,794       2,935       2,971      11,394
                                       ---------------------------------------------------------
    Net income before
      income tax expense ...........       1,311       1,331       1,387       1,370       5,399
Federal and state income tax expense         458         469         492         489       1,908
                                       ---------------------------------------------------------
Net income .........................   $     853   $     862   $     895   $     881   $   3,491
                                       =========================================================
Basic earnings per share ...........   $    0.26   $    0.26   $    0.27   $    0.27   $   $1.06
                                       =========================================================
Diluted earnings per share .........   $    0.26   $    0.26   $    0.26   $    0.26   $   $1.04
                                       =========================================================