Form 10-K, Exhibit 13
period 2005-12-31
STEWARDSHIP FINANCIAL CORP
filed 2006-03-31
CIK 1023860

Exhibit 13


                               2005 ANNUAL REPORT

                                       20
--------------------------------------------------------------------------------

                                  TWENTY YEARS

--------------------------------------------------------------------------------


                                   [LOGO] SFC
                        STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                                  ON THE COVER

--------------------------------------------------------------------------------

                         CELEBRATING 20 YEARS OF SERVICE
                             TO NORTHERN NEW JERSEY

--------------------------------------------------------------------------------

      -------------------------------------------------------------------
        Commit to the Lord whatever you do, and your plans will succeed.

                                 PROVERBS 16:3
      -------------------------------------------------------------------

Twenty years ago, a group of Christian businessmen in northern New Jersey shared an unconventional vision. They would start up a community bank that would be grounded on solid Christian principles and would tithe, or give back, ten percent of its earnings to the community.

A bank that tithes? This concept was in stark contrast to the typical business image of a bank, and it was certainly revolutionary. But the bank's founding fathers committed their way to the Lord, and standing firmly on that commitment they went out into the community and obtained the support they needed to make their dream a reality.

In 1985 they established the Atlantic Stewardship Bank, in Midland Park,
New Jersey. The bank quickly took root and grew strong, continually attracting new customers and branching out into neighboring communities. The rest is history... a fruitful history of blessings, good stewardship, delighted customers, and visionary leadership.

In 2005, twenty years later, the bank remains grounded on God's Word. Its name remains the same. Its commitment remains unchanged. The Atlantic Stewardship Bank has flourished to ten established branches and 27,000 accounts. And, the original vision to tithe back to the community continues to define its mission.

The Stewardship Financial Corporation and Atlantic Stewardship Bank thank our Lord, Jesus Christ, for His mercy and faithfulness and for His enduring favor that has enabled the bank to achieve 20 years of service to northern New Jersey. We thank our shareholders for their belief in our mission. And we thank our ever-growing family of customers for their loyalty and support; we look forward to serving their needs for generations to come.

OUR MISSION

The Atlantic Stewardship Bank was established to serve the northern New Jersey community's financial needs and to give back, or tithe, one-tenth of our earnings to the community.

We are a confident and progressive institution that meets business and individual banking deposit and borrowing needs. We understand the value of each and every customer and make it a priority to treat each customer fairly and with respect. By investing prudently we safeguard assets, provide ample capital growth, and recognize our shareholders with a proper return. As a responsible and accountable employer, we cultivate a caring professional environment where our associates can be productive and are encouraged to grow.

We are an independent commercial bank that stands on solid Christian principles and the American banking regulations established by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of New Jersey. We hold these fundamentals paramount in every decision we make; for the good of our customers, our shareholders, and our employees.

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

                           o  FINANCIAL HIGHLIGHTS  o

                                                           2005           2004      % CHANGE
----------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31     (Dollars in thousands, except per share amounts)
----------------------------------------------------------------------------------------------
Net income                                               $4,480         $3,848         16.4%
Average shares outstanding                                4,753          4,678          1.6%
Per common share
    Basic net income                                       0.94           0.82         14.6%
    Diluted net income                                     0.93           0.81         14.8%
Cash dividends declared                                    0.26           0.22         18.2%
Book value at year end                                     7.03           6.46          8.8%

BALANCE SHEET DATA AT DECEMBER 31
----------------------------------------------------------------------------------------------
Total assets                                            482,727        424,306         13.8%
Total gross loans                                       345,823        296,208         16.8%
Allowance for loan losses                                 3,847          3,299         16.6%
Total deposits                                          404,128        356,918         13.2%
Stockholders' equity                                     33,384         30,460          9.6%

CONSOLIDATED RATIOS
----------------------------------------------------------------------------------------------
Return on average assets                                   1.00%          0.95%         5.3%
Return on average equity                                  13.86%         13.48%         2.8%
Tier 1 capital to average assets (leverage)                8.71%          9.08%        -4.1%
Tier 1 capital to risk-adjusted assets                    11.16%         12.48%       -10.6%
Total capital to risk-adjusted assets                     12.21%         13.57%       -10.0%

All share data has been restated to include the effects of 5% stock dividends issued in November 2004 and November 2005, and a 4 for 3 stock split issued in July 2005.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                          TOTAL ASSETS (IN MILLIONS)
--------------------------------------------------------------------------------

                 $279      $331     $402      $424      $483
                ------    ------   ------    ------    ------
                 2001      2002     2003      2004      2005


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                          NET INCOME (IN THOUSANDS)
--------------------------------------------------------------------------------

                 $2,558   $3,116   $3,491    $3,848    $4,480
                 ------   ------   ------    ------    ------
                  2001     2002     2003      2004      2005

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                            o  BOARD OF DIRECTORS  o

         STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

                                [PHOTO OMITTED]

Standing left to right: Harold Dyer; Michael A. Westra, CPA; Margo Lane; Paul Van Ostenbridge; John L. Steen; William J. Vander Eems; Howard R. Yeaton, Jr., CPA. Seated left to right: William C. Hanse, Esq.; Abe Van Wingerden; Arie Leegwater; Robert J. Turner.

Arie Leegwater, Chairman
Retired

Harold Dyer
Retired

William C. Hanse, Esq.
Partner, Hanse & Hanse

Margo Lane
Sales and Market Coordinator
PBI - Dansensor America, Inc.

John L. Steen, Vice Chairman
President, Steen Sales, Inc.
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner
Retired

William J. Vander Eems
President, William Van Der Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Abe Van Wingerden
President, Abe Van Wingerden Co., Inc.
T/A Van Wingerden Farms

Michael A. Westra, CPA *
General Manager, Wayne Tile Company

Howard R. Yeaton, CPA *
Managing Principal, Financial
Consulting Strategies

*WELCOMING TWO NEW DIRECTORS...

Stewardship Financial Corporation and the Atlantic Stewardship Bank wish to welcome Michael A. Westra, CPA of Kinnelon, NJ and Howard R. Yeaton, Jr., CPA of Ho-Ho-Kus, NJ to our Board of Directors.

Mr. Westra is General Manager of Wayne Tile Company in Wayne, NJ. He holds a BS in Accounting from Calvin College in Grand Rapids, MI and serves as Chairman of the Finance Team for the Christian Reformed Church Eastern Home Mission Board. Mr. Westra is a former member of Atlantic Stewardship Bank's Business Development Board for Passaic and Morris Counties.

Mr. Yeaton is Managing Principal for Financial Consulting Strategies in Ho-Ho-Kus, NJ. He holds an MBA from the University of Connecticut and a BS in Accounting from Florida State University. He is a member of the Financial Executives Institute and the American Institute of CPAs. Mr. Yeaton has served as a member of Atlantic Stewardship Bank's Bergen County Business Development Board.

NEW BUSINESS DEVELOPMENT BOARDS

BERGEN BOARD

Janyce Bandstra
Janet Braen
Douglas Bushoven, CPA
William R. Cook
Thomas G. Dykhouse
Robert Galorenzo, M.D.
Paul D. Heerema
Ruth Knyfd
Bartel Leegwater
Edward Nieuwenhuis, Jr., M.D.
Roger Steiginga
Allen Stiles
David Visbeen

PASSAIC / MORRIS BOARD

William C. Bartlett
Donald De Bruin
David De Vries
George Forshay
Robert Fylstra, CPA
Garret Hoogerhyde, CPA
Shanti Jost
Ruth Kudor
Wayne R. Kuiken
Darryl Siss, Esq.
Benard W. Thomas, Jr.
Arie Van Vugt
Clifford Vander May
Anita Van Wingerden
Charles Verhoog
Ralph Wiegers

SPECIAL APPRECIATION

We extend a note of thanks to our friends and associates who successfully completed their terms as members of the Bank's New Business Development Boards:
Paul Ruitenberg, Brian Hanse, Esq., CPA, and Ruth Kuiken. We deeply appreciate all of their efforts in promoting the Bank within the community.

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

                          o  SHAREHOLDER INFORMATION  o

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the Christian Health Care Center, 301 Sicomac Avenue, Wyckoff, New Jersey on Tuesday, May 9, 2006 at 7:00 p.m. (please use the Mountain Avenue entrance). The Corporation had 955 Shareholders of Record on December 31, 2005.

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

DIVIDEND REINVESTMENT PLAN

A total of 750 Shareholders currently participate in the Corporation's Shareholder Dividend Reinvestment Plan, representing 2,607,976 or 54.5% of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Registrar and Transfer Company.

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

                                [PHOTO OMITTED]

Hawthorne Councilman, Richard Goldberg, presenting a plaque to President & CEO, Paul Van Ostenbridge and Lafayette Avenue, Hawthorne Branch Manager, Alma Baxter as the Chamber of Commerce recognized Atlantic Stewardship Bank as its corporate citizen of the year.

CORPORATE GOVERNANCE

The Board of Directors' Audit, Nominating and Compensation Committee Charters; as well as the Code of Ethical Conduct for Senior Financial Managers, are available for viewing at www.asbnow.com. Visit the "Home" page and refer to the "Investor Relations" section. This information is also available in print to shareholders requesting same in writing.

RECENT HISTORY OF DIVIDENDS PAID

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2006, a quarterly dividend to Shareholders of Record on January 13, 2006, in the amount of $0.08 per share. Future dividends are expected to be paid on May 1, August 1, and November 1, subject to Board approval.

      November 15, 2005          5% stock dividend
      --------------------------------------------
      November 1, 2005           $0.07
      --------------------------------------------
      August 1, 2005             $0.07
      --------------------------------------------
      July 1, 2005               4 for 3 split
      --------------------------------------------
      May 2, 2005                $0.06
      --------------------------------------------
      February 1, 2005           $0.06
      --------------------------------------------
      November 15, 2004          5% stock dividend
      --------------------------------------------
      November 1, 2004           $0.06
      --------------------------------------------
      August 1, 2004             $0.06
      --------------------------------------------
      May 1, 2004                $0.05
      --------------------------------------------
      February 1, 2004           $0.05


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                            TOTAL EARNINGS PER SHARE
--------------------------------------------------------------------------------

                  $0.58    $0.69    $0.76     $0.82     $0.94
                 -------  -------  -------   -------   -------
                   2001     2002     2003      2004      2005

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                        o  MESSAGE TO THE SHAREHOLDERS  o

                          DEAR SHAREHOLDERS AND FRIENDS

IN TODAY'S FINANCIAL SERVICES INDUSTRY, being in business for twenty years may be considered a milestone for some. At Atlantic Stewardship Bank we prefer to think of our first twenty years of service to the community not as a milestone, but rather as a strong foundation for continued success in years to come.

What began as a single branch in Midland Park twenty years ago has grown into ten successful branches distributed amongst three northern New Jersey counties. And, an eleventh branch is currently planned to open in early 2007 in Wyckoff, New Jersey.

We could provide shareholders of the Stewardship Financial Corporation, holding company of the Atlantic Stewardship Bank, with many examples of enhancements and developments that have taken place over the past twenty years. But we would much rather highlight the positive results of 2005, our twentieth year of operations.

2005 was the most successful year in our history. The strong earnings are attributed to continued expanded loan growth, enhanced fee income and diligent management of the corporation's net interest margin.

                                [PHOTO OMITTED]

Atlantic Stewardship Bank's Waldwick Branch

We are pleased to report record earnings for the fiscal year ending December 31, 2005, with net income in the amount of $4.5 million. Earnings per diluted share of $0.93 represent a 16.4% increase over the prior year's net income. The earnings per share data reported in this Annual Report have been restated to reflect a 5% stock dividend issued November 15, 2005 and November 15, 2004, in addition to a 4 to 3 stock split issued on July 1, 2005. By every measure we had a productive year. The 2005 annualized return on average assets was 1.00% and the return on average equity was 13.86%. Our total assets grew 13.8% to $482.7 million. Total deposits grew 13.2% to $404.1 million and total net loans grew 16.8% to $342.0 million. Total shareholder equity grew 9.6% to reach $33.4 million at December 31, 2005.

The Atlantic Stewardship Bank's Tithing Program increased 18.4% in 2005 to $689,000, the highest payout in the history of the program. Over 360 deserving organizations shared in the Tithe with special emphasis given to local food banks as well as to Christian missions, schools and health care facilities. The Bank is also grateful for the services provided to the community by local civic non-profit organizations and as such supports these groups with donations as well.

This year's achievements were accomplished as a result of outstanding teamwork amongst our associates at every level,

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

dedication to service and quality, and the successful execution of Management's vision for the corporation.

                                [PHOTO OMITTED]

Bernie Joustra, Vice President of Lending offering service of a different kind to a happy and hungry Lafayette Avenue customer.

Atlantic Stewardship Bank's branch network distinguishes itself from other financial institutions. Not only are branches strategically located to best serve the needs of business and individual customers, each branch is specifically designed to service its unique community. In 2005 we were pleased to relocate our Waldwick branch from a storefront to a freestanding Victorian home at 64 Franklin Turnpike. This antique home boasts the finest of contemporary equipment while maintaining the charms of a bygone era.

In keeping with the growth strategy of expanding our branch network into new markets, we took advantage of an opportunity that presented itself in Montville, Morris County, New Jersey. A full service branch is scheduled to open at 2 Changebridge Road at the corner of Route 202 during the first quarter of 2006. And as already noted, plans are underway for the new branch in Wyckoff, New Jersey next year.

The corporation made investments in technology in 2005 to help protect its depositors against identity theft and fraud. We take this responsibility seriously and plan to implement all appropriate precautions to safeguard customers' assets and privacy.

                                [PHOTO OMITTED]

ASB associates ready, willing and able to work at the Paterson Habitat for Humanity Corporate Challenge Build Day.

There are challenges on the horizon, not the least of which is the flattening yield curve. The Asset and Liability Committee has responded appropriately throughout the year to work within the current interest rate climate and will continue to monitor and forecast rates going forward. The Committee is dedicated to adjusting pricing and products to yield the best earnings for the corporation and its shareholders.

The Stewardship Financial Corporation and the Atlantic Stewardship Bank added two new members to their respective Board of Directors. Both Michael Westra and Howard Yeaton bring strong, valuable financial backgrounds to the Boards. The two new Directors qualify and serve as Financial Experts on the Audit Committee.

In closing, we would like to express sincere appreciation to all our customers, our dedicated associates and the shareholders for continued support of this unique corporation.


/s/ Arie Leegwater
Arie Leegwater
Chairman of the Board of Directors


/s/ Paul Van Ostenbridge
Paul Van Ostenbridge
President and Chief Executive Officer

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                              o  THE BEACH CLUB  o

For almost as long as the Atlantic Stewardship Bank has been in business, there's been a BEACH Club. BEACH is an acronym for Bank Employees Assisting CHarities, and every year the club members volunteer their after-hours time to conduct a wide variety of activities to benefit the communities in which the bank maintains branches. The bank's customers also participate, and are tremendously generous and eager to contribute!

                                [PHOTO OMITTED]

Standing: Peggy Weber and Bill Tussi. Seated: Grace Lobbregt and Diane Schmitt.

In addition to the regular yearly programs that include a supper for the homeless, Easter dinner baskets, blood drive, Thanksgiving food drive, Christmas wish tree, and more; four new activities were added in 2005.

Two emergency relief donation drives were conducted. The New Year hit the ground running with a Tsunami Relief Drive for the month of January. Then in September the club got busy with a Hurricane Katrina Donation Collection. All donations were given to the American Red Cross.

In the spring, the club ran a Baby Supply Collection among bank employees to assist the American Red Cross Baby Basics Program - a need-based program that distributes diapers and formula to families who cannot afford these essentials.

Throughout August the club ran a School Supply Drive among bank employees. Notebooks, crayons, pens, pencils, and other supplies were collected to benefit inner city children via the Star of Hope Ministries in Paterson, NJ.

--------------------------------------------------------------------------------

                         o  OUR NEW HOME IN WALDWICK  o

We've moved! And now our Waldwick customers enjoy ample parking, enhanced services, and extended banking hours.

Atlantic Stewardship Bank has been serving the Waldwick community for nine years. In November we relocated our Waldwick branch from the Waldwick Shopping Center to a freestanding building at 64 Franklin Turnpike.

The new building is actually an old Victorian house, specially renovated to accommodate the bank lobby while providing a unique and comfortable setting for our customers.

Outside, parking is plentiful in our private parking lot; and there are two drive up lanes, a 24/7 ATM, plus a night-drop. Inside, a full lobby plus safe deposit boxes and a coin machine provide a complete range of banking services. Additionally, we've extended our hours of operation to better accommodate the wide variety of businesses in the area. The private parking, drive ups, and safe deposit boxes are welcomed new additions for Waldwick customers.

Waldwick Branch Manager Kelly Nienhouse says, "Our Victorian branch is beautifully restored and truly complements the neighborhood. It gives us a much better presence in town, it's a warm and homelike place to visit, and our customers really like it - they feel very welcome here and that's exactly what we want."

                                [PHOTO OMITTED]

Standing left to right: Paul Van Ostenbridge, President & CEO; Linda Trancucci; Raymond Santhouse, Regional Manager, Vice President; Daniel Post. Seated: Kelly Nienhouse, Branch Manager, Administrative Assistant.

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

                         o  OUR 2005 TITHING PROGRAM  o

--------------------------------------------------------------------------------
       Each one should use whatever gift he has received to serve others, faithfully administering God's grace in its various forms.

                                  1 PETER 4:10
--------------------------------------------------------------------------------

Atlantic Stewardship Bank was founded on the Biblical Old Testament tenet of tithing - meaning to give back one-tenth to God. In accordance with our unique Tithing Program, each year the bank shares ten percent of its pre-tax earnings with Christian and local civic non-profit organizations that attend to the physical, emotional, and spiritual needs of others. Tithing defines our mission and is written into our corporate by-laws.

Since the Atlantic Stewardship Bank was founded in 1985, we have shared over four million dollars with hundreds of deserving organizations including inner city missions and ministries, caring home environments for the elderly, food pantries, police and fire departments, schools and libraries, and those who labor to spread the Gospel overseas.

Record-breaking business in 2005 enabled us to make our largest tithe ever, sharing $689,000 with 360 recipients. We are both grateful and proud of this accomplishment... grateful to God for His many blessings and proud because each and every one of our customers helped make it possible.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
                       STEWARDSHIP FINANCIAL CORPORATION -
                            2005 TITHE (IN THOUSANDS)
--------------------------------------------------------------------------------

                  $351     $425     $512      $582      $689
                 ------   ------   ------    ------    ------
                  2001     2002     2003      2004      2005

Thanks to our ever-growing family of customers, ASB's Tithing Program has increased its donations every year.

                                [PHOTO OMITTED]

Mona Timms, School Principal at the Dawn Treader School of Paterson, NJ is presented with a Tithing check by Alma Baxter, Branch Manager and Richard Schuurman, New Business Development.

                                [PHOTO OMITTED]

Vice President, Midland Park Manager, Raymond J. Santhouse presenting a donation charity check to Midland Park Mayor, Esther Vierheilig.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2005 TITHE
DISTRIBUTION:

*Africa Inland Mission
*American Christian School
*Baptist Haiti Mission
*Bergen County Habitat For Humanity
*Bessie Green Community, Inc.
*Bethany Christian Services
*Calvary Christian Academy
*Calvin College
*Calvin Theological Seminary
*Cary Christian Center, Inc.
*Christian Health Care Center
*Christian Reformed World Relief Committee
*Christian Schools International Foundation Trust Fund
*Congress of National Black Churches
*CUMAC/ECHO, Inc.
*Dawn Treader School (ECUMP)
*Eastern Christian Children's Retreat
*Eastern Christian School Association
*Eastern Home Mission Board
*Elim Christian Services
*Eva's Village
*Faith Ministries of White Lake NY
*Father's Cupboard
*Fellowship Homes
*Fig Orchard
*First Choice Women's Resource Centers
*Florence Christian Home
*Friendship Ministries
*Gideons International Lakeland Camp
*Gideons International Passaic Valley Camp
*Gideons International Paterson Camp
*Gideons International Ramapo Camp
*Good Shepherd Mission, Inc.
*Goshen Christian School
*Grace Counseling Ministries
*Hackensack Christian School
*Harvest Outreach Ministries
*Hawthorne Christian Academy
*Hawthorne Ecumenical Social Service Fund - Food Pantry
*Holland Christian Home
*International Networx
*Lancaster Bible College
*Life Advocates, Inc.
*Life Givers Network
*Little Sisters of The Poor
*Lord's Day Alliance of NJ
*The Luke Society
*Madison Avenue Baptist Church Academy
*Madison Avenue Crossroads Community Ministries
*Mary Help of Christians Academy
*Mississippi Christian Family Services, Inc.
*Mustard Seed School
*Netherlands Reformed Christian School
*New City Kids
*New Hope Community Development Center
*New Hope Ministries
*New Jersey Family Policy Council
*North Jersey Home School Association
*Northside Community Christian Reformed Church - Day Camp
*Northside Community Christian Reformed Church - Food Pantry
*Northwest Christian School
*Operation Double Harvest School, Haiti
*Paterson Habitat For Humanity
*Prison Fellowship Ministries
*Prison Fellowship Ministries - Angel Tree Program
*RACOM Associates - Back to God Hour
*Reformed Bible College
*Ridgewood YMCA
*Ringwood Christian School
*Ron Hutchcraft Ministries
*St. Anthony's School
*St. Luke's Community Development Center
*St. Philip's - Camp Youth Development Program & Coffee Pot Ministry
*St. Paul's Community Development Corp.
*Siena Village at Wayne
*Sonshine Christian Academy
*Star of Hope Ministries, Inc.
*Strategic Prayer Command
*Sussex Christian School
*Teen Challenge of NY and NJ
*The Salvation Army - Paterson Branch
*Touch The World Ministries
*Trinity Christian School
*United Paterson Development FBO After School Literacy & Safe Space Programs *Unity Christian Reformed Church After School Program
*Veritas Christian Academy
*Waldwick Seventh Day Adventist School
*Wayne Interfaith Network
*Westminster Theological Seminary
*World For Christ Crusade, Inc.
*Wyckoff Christian Pre-School
*Wyckoff Family YMCA
*Wyckoff Reformed Church Food Pantry

* Denotes Christian Charity

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2005 TO THE FOLLOWING
ORGANIZATIONS:

American Cancer Society Bergen County
*American Family Association
American Foundation for Suicide Prevention
American Heart Association
American Legion Auxiliary
American Legion Post 53
American Red Cross Bergen Crossroads
Association for Special Children and Families
Barnert Hospital Foundation
Bergen Community College Foundation
Bergen County Community Housing In Partnership (CHIP)
Bergen County Special Olympics Program
Bergen Philharmonic Orchestra
*Bethlehem Lutheran Church Upward Christian Basketball League
Bloomingdale Cornet Band
Boys & Girls Club of Hawthorne
Boys & Girls Club of Paterson
Boy Scouts of America Northern NJ Council
Boy Scout Troop 7 - Ridgewood
Breast Cancer Walk
Calvin Coolidge School PTO
Camp Hope of Hackensack Outreach
*Cathedral Choir
Center for Food Action
Chabad Center
Children's Aid & Family Services, Inc.
Chilton Memorial Hospital Foundation
*Christian Overcomers
*Christian Radio Station WAWZ
Cody's Foundation
Community Blood Services Foundation
Community Meals, Inc.
Compassion International
Co-Operative Nursery School of Ridgewood
Creative Living Counseling Center
*Crispus Attucks Scholarship Foundation, Inc.
Cystic Fibrosis Foundation
DACCKs Group for Supportive Housing
Deborah Hospital Foundation
*DePaul Catholic High School
*Don Bosco Prep High School
*Emmanuel Baptist Church - Women of Emmanuel
Emmanuel Cancer Foundation
Executive Women's Golf Association Northern NJ Chapter
*Faith Chapel Reformed Church Youth Ministry
*Fellowship of Christian Firefighters
Flow Follies
Forum School
Foundation For Free Enterprise
Foundation For The Handicapped
Friends of Marge DeMichino Fund
Friends of The Hermitage
Friends of The Louis Bay 2nd Library
Friends of The Midland Park Library
*Frost Valley YMCA
Gift of Life - Rotary Clubs in District 7490
Girl Scout Council of Bergen County
*Guardian Angel Church - Youth Ministry
Hawthorne Baseball/Softball Association
Hawthorne Board of Health - Food Pantry
Hawthorne Caballeros
Hawthorne Chamber of Commerce
Hawthorne Community Library Foundation, Inc.
Hawthorne Domestic Violence Response Team
Hawthorne Fall Baseball
*Hawthorne Gospel Church - Ecuador Mission Trip
Hawthorne High School
Hawthorne High School PTO
Hawthorne High School - SHARE
Hawthorne Hurricanes
Hawthorne Knights of Columbus
Hawthorne Lions Club
Hawthorne PBA Local #200
Hawthorne Public Schools
Hawthorne Rotary Club
Hawthorne Soccer Association
Hawthorne Special Recreation

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

Hawthorne Thomas Jefferson School PTO
Hawthorne Volunteer Fire Department
Hawthorne Washington School PTO
Hawthorne William B. Mawhinney Memorial Ambulance Corps.
*Healing The Children Midlantic, Inc.
*Hispanic Multi-Purpose Service Center
Housing Partnership for Morris County
*Interchurch Softball League
*Interfaith Shelter & Community Outreach
Jack Elwood Fund
Jamboree Scholarship Fund, Inc.
Jewish Family & Children's Service of Wayne
Jerry Speziale Community Outreach Foundation
*John M. Perkins Foundation
Knights of Columbus Ramapo Valley Council
Knights of Columbus #5257 - Waldwick
Ladies Auxiliary to the Veterans of Foreign Wars of US
Leukemia & Lymphoma Society
Lodi/Garfield UNICO
The Love Fund of Midland Park
Lupus Foundation of America NJ Chapter
*Mattaniah Choir Committee
Midland Park Ambulance Corps.
Midland Park Baseball Association
Midland Park Boy Scout Troup 157
Midland Park Chamber of Commerce
Midland Park High School
Midland Park Lions Club
Midland Park PBA
Midland Park Volunteer Fire Co. & Auxiliary
Mohawk Athletic Club of Hawthorne
Molly Foundation for Juvenile Diabetes
Montclair State University
Montville Baseball Softball Association
Montville High School Field Corps
Morris County Boys & Girls Club
*Mount Bethel Baptist Church - MLK Jr. Day
*New Bridge Services, Inc.
New Jersey Citizen Action
New Jersey Community Development Corporation
New Jersey Community Loan Fund
*New Jersey District-Lutheran Church Missouri Synod
New Jersey State Organization of Cystic Fibrosis
North Jersey Chorus
*North Jersey Home School Association Choral Program
Oasis
*Our Lady of the Valley School
Paramus Association for Competitive Gymnastics
Paramus Girl's Softball Association
Passaic Valley Hospice
Passaic County Bar Association
Passaic County Council on Alcohol & Drug Abuse
Passaic Rotary Club
Paterson Chamber of Commerce
*Paterson YMCA
Paterson Youth Photography Project
Patriots' Path Council, Boy Scouts of America
*Pequannock Holy Spirit School
*Pequannock Holy Spirit Shelter Program
Pequannock Soccer Club
Pequannock Township First Aid & Rescue Squad
Pequannock Township Food Pantry
Pequannock Township High School
Pequannock Township High School Marching Band
Pequannock Township High School Panther Football
Pequannock Township Historic District Commission
Pequannock Township Little League
Pequannock Township PBA Local #172
Pequannock Township Public Library
Pequannock Township Regional Chamber of Commerce
Pequannock Township Volunteer Fire Department Engine #1
Pequannock UNICO
Pequannock Valley Rotary
*Pioneers Summer Mission Trip
Pompton Falls Fire Department #3
Preakness Volunteer Fire Company No. 4
Pro Arte Chorale
Project Lovematch
*Project Timothy
Prospect Park Volunteer Fire Department
*Puritan Reformed Theological Seminary
Raiders Drum and Bugle Corps of Wayne
Ramapo Boosters Association
Ramapo High School
Ridgewood Baseball Association
Ridgewood Chamber of Commerce
Ridgewood Downtown for The Holidays
Ridgewood Education Foundation
Ridgewood Emergency Services
Ridgewood Fire Department Association
Ridgewood Fourth of July Committee
Ridgewood Gilbert & Sullivan Opera Company
Ridgewood High School
Ridgewood High School Football Scholarship Committee
Ridgewood High School Yearbook
Ridgewood Lacrosse Association
Ridgewood PBA Local #20
Ridgewood Public Library
Ridgewood Rotary Club
Ridgewood SHARE
Ridgewood Singers
Ridgewood Softball
Ridgewood Woman's Club
*Ridgewood YWCA & YMCA of Bergen County
Rotary Foundation Annual Programs Fund
Ruth Estrin Goldberg Memorial
Saddle River Day School Development Fund
*St. Augustine Presbyterian Church Multi Service Center
*St. Joseph's Church - Haiti Ministry
*St. Joseph's Paterson Hospital Foundation
*St. Philip's Academy
*St. Thomas More School
Salamm Shrine Circus Program
Shomrei Torah - Wayne Congregation
*Sixth Reformed Church FBO Hurricane Katrina
Social Service Association of Ridgewood & Vicinity
Sons of the American Legion Post
Special Olympics of New Jersey
Special Projects for Underprivileged and Disabled
*Street Life Ministries
Suburban Woman's Club of Pompton Plains
Summit Speech School
The Arc of Bergen and Passaic Counties
The Community Church of Ridgewood - Project Hope, Haiti
The Order of the Lamp Scholarship Fund
Tomorrow's Children's Fund
Torpedoes Soccer Club
Tri County Chamber of Commerce - Wayne
Tri-County Cruisers, Inc.
*Turning Point
Upper Saddle River-Allendale Football & Cheerleading Association
US Gymnastics Development Center II Parents Association
Valley Hospital
Veritans Camp
Waldwick Baseball Association
Waldwick Borough
Waldwick Chamber of Commerce
Waldwick Education Foundation
Waldwick Fire Department
Waldwick High School
Waldwick High School Booster Club
Waldwick Julia A. Traphagen School PTO
Waldwick Lions Club
Waldwick PBA
Waldwick Public Library
Waldwick Recreation Trust Fund
Waldwick Soccer Association
Waldwick Volunteer Ambulance Corps.
Wayne Adult Community Center
Wayne Albert Payson Terhune School PTO
Wayne Boys And Girls Club
Wayne Community Volunteer Fire Company
Wayne Counseling and Family Services
Wayne Day
Wayne George Washington Middle School PTO
Wayne Hills High School
Wayne Hills High School Band Boosters
Wayne Lafayette School PTO
Wayne Lions Club
Wayne Little League - NJ District 2
Wayne Police Athletic League
Wayne PBA Local 136
Wayne Public Library
Wayne Rotary Club Foundation
*Wayne St. Joseph's Hospital Foundation
Wayne Schuyler Colfax PTO
Wayne Township Memorial First Aid Squad
Wayne Township Parks and Recreation Department
Wayne Valley High School Football Booster Club
Wayne Valley High School PTO
Wayne Valley Ice Hockey Booster Club
West Bergen Mental Healthcare, Inc.
William Paterson University
Wyckoff Education Foundation
Wyckoff Fire Department
Wyckoff Fire Department Ladies Auxiliary
Wyckoff-Midland Park Rotary Club
*Wyckoff Reformed Church Youth Ministry
Wyckoff Volunteer Ambulance Corps.
YM-YWHA of North Jersey
*YWCA of Bergen County
Youth Consultation Service
Youth Self Development, Inc.

* Denotes Christian Charity

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                              o  IN APPRECIATION  o

Every year, Atlantic Stewardship Bank receives hundreds of letters of appreciation in response to our Tithing Program distribution. It is a blessing to know that the Lord is using our offerings for His purpose, and we are always delighted to hear about it.

"On behalf of the Center for Food Action's board, staff, volunteers and most especially its clients, thank you for the contribution made as part of Atlantic Stewardship Bank's Tithing Program. We are very grateful to Atlantic Stewardship Bank for its continuing support. CFA is dedicated to relieving hunger and homelessness locally and your funding will help us carry out this mission.

Last year, CFA distributed $1.3 million worth of donated food - 39,000 food packages to individuals in Bergen and Passaic counties. CFA also paid $500,000 in rent and utility bills for its clients so that families could stay in their own homes, with heat and lights during difficult times. We would not be able to do this important work without the support of those in our community who care about their poorest neighbors.

Thank you for making a difference."

Patricia Epsy
Executive Director, Center for Food Action
Englewood, NJ

--------------------------------------------------------------------------------

"On behalf of the school board of Trinity Christian School I would like to thank you for your recent gift to support our work. We appreciate the perspectives of Atlantic Stewardship Bank as you turn back a part of the fruits of your labors into the Lord's work. May He continue to prosper you as you maintain that commitment.

Thank you again for helping to sustain our labors at TCS to see a rising generation prepared to serve God in His world."

Charles E. Davies
Trinity Christian School
Montville, NJ

--------------------------------------------------------------------------------

"On behalf of the Ridgewood Public Library Foundation, I thank Atlantic Stewardship Bank for the generous contribution. Your gift will ensure that the library flourishes in years to come.

Please accept our gratitude for your thoughtful contribution, which is providing a guarantee for the Library's tradition of excellence. We will keep you informed on the activities of the Foundation."

Glenn F. Jorgensen
President, Ridgewood Public Library Foundation
Ridgewood, NJ

--------------------------------------------------------------------------------

"The Board members of Florence Christian Home thank you for your continued remembrance of our ministry to girls. The ministry of our home is again the recipient of your Tithing Gift.

We are thankful and happy the Lord blesses you in your banking service. We appreciate your expertise in financial matters. Being blessed by the Lord enables you to assist many in their charitable endeavors, who are grateful."

Nell Hartog
Assistant Treasurer, Florence Christian Home
Wayne, NJ

--------------------------------------------------------------------------------

"On behalf of the Eastern Christian School Association and the students and families that we serve, please accept our sincere thanks for the generous contribution received from Atlantic Stewardship Bank.

We are truly grateful for the continuing support of Atlantic Stewardship Bank for the mission of Eastern Christian School. For more than 20 years, you have faithfully upheld us with your generous contributions and allowed us to continue on our mission of providing an excellent, Christ-centered education to the covenant children of this community.

Please extend our appreciation and warmest best wishes to your Board of Directors and the officers and associates of the bank for this generous contribution and for the wonderful support that you have provided to our mission for so many years."

Thomas G. Dykhouse
President, Board of Directors, Eastern Christian School Association North Haledon, NJ

--------------------------------------------------------------------------------

"We gratefully acknowledge your donation and thank you for your generous support of Faith Ministries of White Lake, Faith Hall Youth Center. Your donation is a tremendous encouragement and reminder that God's work, done God's way, will meet with God's blessing. We deeply appreciate your investment in a program that will have a significant impact for Christ among our community.

We admire your Tithing Program and pray God's blessing upon this endeavor to honor Him. As you have `cast your bread upon the waters,' may it return to you multiplied."

David Coon
Faith Ministries, White Lake, NY

--------------------------------------------------------------------------------

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

"On behalf of the members of the Hawthorne Ecumenical Council and the congregations that the Council represents, we want to say thank you to Atlantic Stewardship Bank for your gracious gift to our ministry. Your kindness and passion for giving is remarkable.

The Hawthorne Ecumenical Council is a wonderful group of servants of Jesus Christ. The Council also has a passion for giving and service. However, our resources are often limited. Your tremendous gift will help sustain us as we continue to reach out to the community of Hawthorne and beyond. There are many people in need, especially single mothers and children who are unable to purchase food. Your gift will enable us to respond to these emergencies.

May God bless you as you continue to serve your customers and offer gifts through your tithing program."

Pastor Eric Nichols
Hawthorne Ecumenical Council, Hawthorne, NJ

--------------------------------------------------------------------------------

"On behalf of the Board of Trustees of West Bergen Mental Healthcare Foundation and the many clients this gift will help, I would like to thank you and the Board of Atlantic Stewardship Bank for the gift. We are sincerely appreciative that West Bergen is included in the Bank's annual tithing program.

As you know, West Bergen will be using the donation toward our Endowment Campaign. The Campaign's goal is to fund the salaries of our high-cost professionals - child psychiatrists and psychologists. While these professionals are vital to mental health service, so many of those receiving their help cannot fully pay for this valuable service. Additionally, your gift will be matched through a challenge grant.

Thank you for your recognition of the need for mental healthcare services for our community's youth."

Philip E. Wilson, LCSW
Chair, West Bergen Mental Healthcare
Ridgewood, NJ

--------------------------------------------------------------------------------

"On behalf of the Officers and Members of the Wayne Township Memorial First Aid Squad, I would like to thank you for your donation to our volunteer organization.

It is through the generosity of individuals such as yourselves that we are able to continue to provide the Township of Wayne with emergency ambulance services."

Marlyse Vanderwal
Wayne Township Memorial First Aid Squad
Wayne, NJ

--------------------------------------------------------------------------------

"On behalf of the Hawthorne Fire Department, our Auxiliary and Junior Fire Fighters, we would like to thank all of you for your generosity.

In this day and age it is difficult to find an organization such as Atlantic Stewardship Bank that truly cares about not only their customers but the boroughs they serve.

Please share this with all of your employees as they are a special breed of personnel that make Atlantic Stewardship a special bank.

With my heartfelt thanks for your continued generosity!"

Joseph Speranza
Chief, Hawthorne Fire Department
Hawthorne, NJ

--------------------------------------------------------------------------------

"Thank you for supporting Christian Schools International and the work we do for Christian schools throughout North America. Your generous gift to the CSI Foundation is truly a blessing.

Thanks to the foundation's support, CSI is able to provide Christian schools with valuable services. For example, CSI publishes Christian textbooks so that students in Christian schools will learn about the world from the perspective of God's Holy Word.

CSI is 500 schools, 10,000 teachers, and 100,000 students working together - all under the Lord's rule to provide excellent Christ-centered education. Your ongoing financial support helps make this possible. Christian school students, teachers, and administrators depend on it."

Lori Feenstra
Director of Advancement, Christian Schools International
Grand Rapids, MI

--------------------------------------------------------------------------------

"It is with a sincere and grateful heart that I write on behalf of CUMAC/ECHO, Inc. to say thank you for your tithe.

We have had a rather rough week. We are besieged with unpleasant news that our funding from the federal government has been cut by 18%. Our funding from the county is about four months behind and counting. We've been told by our mechanic that our 10-year-old van which we use every day will have to be replaced. But yet, the word around here has been, `Don't worry, God will provide.'

In today's mail, we received your check. It certainly could not have come at a better time. It is thanks to organizations like yours that we can continue to provide food for those less fortunate. Thank you."

Laura Purdy
Director of Administration, CUMAC/ECHO, Inc.
Paterson, NJ

--------------------------------------------------------------------------------

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                      o  2005 TITHING PROGRAM RECIPIENTS  o

The Atlantic Stewardship Bank is pleased to introduce three outstanding organizations that serve the Bank's local communities and have been long-term recipients of our Tithing Program. It is an honor for us to help support their work.

EASTERN CHRISTIAN SCHOOL ASSOCIATION
North Haledon, NJ  o  www.easternchristian.org

                                [PHOTO OMITTED]

Eastern Christian School's mission is to provide an excellent academic education in the context of a Christian worldview. It does that for 915 students from Pre-K through High School on its three campuses in Midland Park, Wyckoff, and North Haledon. These students come from over 40 communities and 140 different Christian churches in northern New Jersey. They come to Eastern Christian for the outstanding curriculum, the individualized attention, the development of a keen moral sense, and a preparation for a life of Christian discipleship.

Founded in 1892, Eastern Christian is the oldest and largest Christian day school in the New York Metropolitan area. It is parent-governed by an elected Board of Directors and financed by student tuition and the substantial support it receives from local churches, alumni, and area businesses.

PEQUANNOCK TOWNSHIP FOOD PANTRY

Located in the First Reformed Church
Pompton Plains, NJ

                                [PHOTO OMITTED]

Joyce Forde-Muller Director of Food Pantry.

Since the 1980s, the Pequannock Township Food Pantry has been meeting a real need that is not very apparent in the affluent community it serves. The pantry is a Christian ecumenical mission outreach and depends upon year-round support from most of the township's churches. Clients are referred to the pantry through the Pequannock Town Hall Nurse; together they determine what is required and schedule the days the clients can pick up food items, funds, or supermarket gift certificates.

The Pequannock Township Food Pantry is currently serving 11 families and housing one Hurricane Katrina survivor family. Clients are incredibly appreciative; if not for the pantry they'd have no reasonable alternative for help. As a Christian mission outreach the pantry provides for its clients in a convenient, friendly, and truly caring way.

PATERSON HABITAT FOR HUMANITY
Paterson, NJ  o  www.patersonhabitat.org

                                [PHOTO OMITTED]

The Paterson Habitat for Humanity is a volunteer Christian ecumenical housing ministry that gives low-income working families the chance to buy and build homes of their own. That chance is made possible by the financial support of corporate sponsors, area churches, non-profit organizations, and individual donors. Homeowner families buy new homes at sharply discounted prices, financed with interest-free Habitat mortgages.

Houses are actually built with volunteer labor supplied by the homeowner families themselves, supported by a small army of Habitat construction volunteers that includes many Atlantic Stewardship Bank employees who have been sharing their skills and time for years. Since its founding in 1984, Paterson Habitat for Humanity has built 170 new homes. With the need for decent, affordable housing still desperate, they show no signs of slowing down.

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

                              o  CUSTOMER CORNER  o

At Atlantic Stewardship Bank, delivering outstanding customer service is a top priority. We understand that satisfied, loyal customers are responsible for our success and growth, and we treat them with respect and strive to know each one by name. As a result, word-of-mouth is responsible for a good portion of our business. Like family, our customers have grown along with us and we hold them firmly in our thoughts and prayers.

In recognition of 20 years of service to northern New Jersey, it is an honor for us to feature the following testimonials from customers who have been with us since the beginning.

                                [PHOTO OMITTED]

"I still remember the day in 1985... my husband came home and said he had met with Bill Heerema (one of ASB's founders and the first Chairman), and that Bill was starting a bank and the bank was going to tithe. `We've got to invest in this bank!' my husband said. He was so excited, and he got in on the ground floor with stock, we opened our checking and savings accounts there, and then we just added to it. Atlantic Stewardship Bank is wonderful. Because of their concept, I think the Lord has truly blessed them with the right leadership, and blessed them with success because of their faithfulness and all the sharing they have done over the years.

I am so impressed with the bank's personnel. When I go there I'm not just an account number. They know me, they ask how I'm doing, and they call me if there's a problem... they're right on top of everything.

My three children and two stepsons also bank with Atlantic Stewardship. The kids have been with the bank for seven or eight years and are very pleased; so much so that they often recommend the bank to others. As a family, we recommend Atlantic Stewardship to anyone who wants an enjoyable, personal, and top-quality banking relationship."

Janet Braen
The Braen Family, Franklin Lakes, NJ

"We're a floor covering business; furnishing and installing carpet, vinyl flooring, hardwood flooring, and laminate flooring throughout northern New Jersey. My business partner, Jim Oosting and I have been running V&S for just under 30 years.

We've been with Atlantic Stewardship Bank since they started up in 1985. We began with some initial stock, we opened our business accounts with them, and later we both brought our personal accounts there as well.

The bank's name, `Stewardship,' resonates with me. It reminds me that the monies and assets I have are a blessing entrusted to me by God to be used wisely in His kingdom. The bank demonstrates stewardship every day. They authenticate their name when they tithe to all of those worthy organizations - that brings it beyond words and into reality. And for folks receiving the benefit of that tithing, it is absolutely wonderful. I know of organizations that benefit from the bank's tithing, and it sometimes makes the difference as to whether or not a community program can function. It makes a huge impact.

When you look at all the other banks around, you wonder how Atlantic Stewardship can grow as much they have. I think they have touched a nerve in people with their philosophy, and I think they are being blessed because of it."

Fred Everett
V&S Floor Covering, Midland Park, NJ

                                [PHOTO OMITTED]

Left to right: Jim Oosting and Fred Everett.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                           o  PRODUCTS AND SERVICES  o

Atlantic Stewardship Bank offers a full range of banking services designed to help individual and business customers achieve their financial goals. Our services include commercial and personal loans, mortgages, savings and checking accounts, credit cards and debit cards, and electronic services including online banking and automatic bill payment.

COMMERCIAL SERVICES

We offer a comprehensive range of commercial services for businesses of all sizes located in northern New Jersey. Whether you're just starting out or an established business, our relationship managers can assist you with everything you need including business checking, lines of credit, commercial and construction loans, commercial debit and credit cards, Bank Card Merchant Accounts, loans for the latest technology, online & telephone banking, Night Depository and more.

HOME EQUITY AND RESIDENTIAL MORTGAGE

We offer Home Equity and Residential Mortgage loans designed to assist customers in northern New Jersey. Put your home to work for you with our fixed rate home equity loan or one of our variable rate home equity lines of credit. Equity +Plus, our interest-only line of credit, requires no principal reduction during the initial five-year term of the loan. Pay only the monthly interest that will float at the prime rate. Access your home equity line of credit instantly, simply by writing a check. Equity +Plus is perfect for short-term borrowing because it lets you use the equity in your home at a lower cost than a traditional home equity line of credit.

Residential mortgages are available to purchase or refinance your primary residence, second home or investment property. We offer a variety of mortgage products including conventional and jumbo, fixed and variable rate, as well as low/moderate income and first-time homebuyers programs.

Our interest-only fixed rate mortgage allows you to maximize your purchasing power by qualifying at the interest-only payment. Make interest-only payments for the first 15 years, and then a monthly payment based on a 15-year loan for the remaining term on the then unpaid principal balance. During the interest-only period, you can prepay the principal at any time and reduce your next monthly payment. This option is perfect for borrowers that desire more control of cash flow, first time homebuyers, relocation borrowers moving into a higher cost area such as New Jersey, and self-employed borrowers with fluctuating seasonal income.

IDEAL CHECKING

Our personal checking account offers so many extras you'll call it Ideal. Only a $25 minimum deposit is required to open your account; your first year is free (no monthly service fee), along with your first order of ASB logo checks. Online banking is free as well.

In addition, you'll get $25 just for opening your account. Receive another $25 credit upon approval of a Master Money Debit Card. And another $25 credit when you sign up for Direct Deposit within three months. And still another $25 credit when you enroll in Payment Partner bill paying service.

After your first year, just maintain a $50 minimum balance and there are no service fees.

STERLING LIFESTYLE CLUB

If you're 55 or older, take a look at our Sterling Lifestyle Club. The Sterling Lifestyle Club is a multi-tiered interest-bearing checking account for seniors. Maintain a minimum balance of $10,000 in the Sterling Lifestyle Club Account or in combined accounts that can include checking, savings, CDs, IRAs, and money market accounts to avoid a $10 monthly service fee. Up to five accounts can be used to qualify.

Sterling Lifestyle Club members also receive 30 basis points over the current rates offered on Atlantic Stewardship Bank's 18 to 60 month Power CD.

Value conscious seniors enjoy the substantial benefits and services of the Sterling Lifestyle including unlimited monthly checking, free ASB logo checks, no annual fee ASB credit and debit cards, and more.

ONLINE BANKING

Online Banking allows you to access your ASB account anytime, anywhere, as long you have Internet access. Do almost anything that you can do at our offices except get cash. Payment Partner, our online bill payment service, is a hassle-free, flexible and secure way to pay your bills at your convenience. Payment Partner eliminates the need to buy stamps, write checks and mail bills. And, it's free as long as you pay one bill each month.

OTHER SERVICES

We offer a variety of additional services to meet your financial needs from certified checks and money orders to telephone banking and traveler's checks. Coin counting machines, drive-up banking and safe deposit boxes are also available at certain branches.

For more information about Atlantic Stewardship Bank products and services, speak with an ASB relationship manager or visit www.asbnow.com.

                        2005 ANNUAL REPORT o TWENTY YEARS
--------------------------------------------------------------------------------

                                 o  OFFICERS  o

STEWARDSHIP FINANCIAL CORPORATION OFFICERS

Arie Leegwater
Chairman of the
Board of Directors

Abe Van Wingerden
Vice Chairman of the
Board of Directors

Paul Van Ostenbridge
President and
Chief Executive Officer

Robert J. Turner
Secretary

Julie E. Holland
Senior Vice President
and Treasurer

Timothy G. Madden
Senior Vice President

Angela Turi
Vice President

Ellie King
Assistant Secretary

                                [PHOTO OMITTED]

Dave Madden center, Jeopardy Champion and his father Tim Madden, Senior Vice President of Lending, depositing Dave's winnings with Paul Van Ostenbridge, President & CEO.

ATLANTIC STEWARDSHIP BANK OFFICERS

Paul Van Ostenbridge
President and
Chief Executive Officer

Julie E. Holland
Senior Vice President
and Treasurer

Timothy G. Madden
Senior Vice President

James S. Donado
Vice President

Robert A. Giannetti
Vice President

M. Bernard Joustra
Vice President

Cynthia A. Perrotta
Vice President

Raymond J. Santhouse
Vice President

Gail K. Tilstra
Vice President

Angela P. Turi
Vice President

David J. Van Lenten
Vice President

Robert C. Vliet
Vice President

Alma M. Baxter
Assistant Vice President

Richard Densel
Assistant Vice President

Diane Ingrassia
Assistant Vice President

John S. Krantz
Assistant Vice President

Elizabeth M. Lamb
Assistant Vice President

James O'Brien
Assistant Vice President

Richard D. Powers
Assistant Vice President

Christine Fiduccia
Assistant Secretary

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Kristine Rasile
Assistant Secretary

Louise H. Rohner
Assistant Secretary

Virginia M. Lowe
Compliance Officer

Daniel J. Girlando
Administrative Assistant

Kelly Nienhouse
Administrative Assistant

Judi Rothwell
Administrative Assistant

Jean M. Schaver
Administrative Assistant

Mary Beth Steiginga
Administrative Assistant

William J. Tussi
Administrative Assistant

Peggy Weber
Administrative Assistant

Kenneth C. Wehinger
Administrative Assistant

Cynthia Woods-Daisley
Administrative Assistant

                                [PHOTO OMITTED]

Pequannock Manager, Louise Rohner presenting a cruise package to the 20th Anniversary Grand Prize winners, Mr. and Mrs. Carlo Cirrincione.

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

                     o  STEWARDSHIP FINANCIAL CORPORATION  o

                      SHAREHOLDER VALUE - ORIGINAL INVESTOR

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

We are pleased to report the original investment of $2,000 was worth $22,119 as of year-end 2005 when the assumption is made that the shareholder took advantage of the Dividend Reinvestment Plan, stock splits as well as stock dividends. The twenty-year return to the original investor is 12.77%.

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

Atlantic Stewardship Bank
Hanse & Hanse
2035 E. Hamburg Turnpike
Wayne, NJ 07470
973-831-8700

STEWARDSHIP FINANCIAL CORPORATION STOCK

We are pleased to advise the following brokers make a market in Stewardship Financial Corporation stock:

Highlander Capital Group, Inc.
119 Littleton Road
Parsippany, NJ 07054
973-402-2700

Ryan Beck & Company
18 Columbia Turnpike
Florham Park, NJ 07932
800-342-2325

and

7111 Fairway Drive, Suite 301
Palm Beach Gardens, FL 33418
800-793-7226

TRANSFER AGENT REGISTRAR AND DIVIDEND REIMBURSEMENT AGENT

To report a change of name or address, or a lost stock certificate or dividend check, contact:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948

SHAREHOLDER RELATIONS

Stewardship Financial Corporation
Corporate Division
201-444-7100, extension 7118
www.asbnow.com

--------------------------------------------------------------------------------

                        o  BRANCH LOCATIONS AND STAFF  o

HEADQUARTERS - MIDLAND PARK
630 Godwin Avenue

Raymond J. Santhouse
Branch Manager, Vice President
& Regional Manager

Richard Densel
Assistant Branch Manager
& Assistant Vice President

HAWTHORNE
1111 Goffle Road

Stephanie Howerton
Branch Manager

HAWTHORNE
386 Lafayette Avenue

Alma M. Baxter
Branch Manager & Assistant Vice President

Grace Lobbregt
Assistant Branch Manager
& Assistant Secretary

MONTVILLE
(TO BE INTRODUCED FIRST QUARTER 2006)
2 Changebridge Road

Judi Rothwell
Branch Manager
& Administrative Assistant

PEQUANNOCK
249 Newark-Pompton Turnpike

Louise Rohner
Branch Manager & Assistant Secretary

RIDGEWOOD
190 Franklin Avenue

Diane Ingrassia
Branch Manager & Assistant Vice President

WALDWICK
64 Franklin Turnpike

Kelly Nienhouse
Branch Manager
& Administrative Assistant

WAYNE
400 Hamburg Turnpike

Robert A. Giannetti
Branch Manager, Vice President
& Regional Manager

Amy Miller
Assistant Branch Manager

WAYNE HILLS
87 Berdan Avenue

Daniel Girlando
Branch Manager
& Administrative Assistant

Jed Paterson
Assistant Branch Manager

WAYNE VALLEY
311 Valley Road

Kristine Rasile
Branch Manager & Assistant Secretary

                STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

                                                                                 December 31,
                                                      -----------------------------------------------------------------
                                                         2005          2004          2003          2002          2001
                                                      ---------     ---------     ---------     ---------     ---------
                                                               (Dollars in thousands, except per share amounts)
Earnings Summary:
   Net interest income ............................   $  18,211     $  16,367     $  14,324     $  12,507     $  10,866
   Provision for loan losses ......................        (600)         (540)         (425)         (160)         (420)
                                                      ---------     ---------     ---------     ---------     ---------
   Net interest income after
       provision for loan losses ..................      17,611        15,827        13,899        12,347        10,446
   Noninterest income .............................       3,240         2,726         2,894         2,250         1,695
   Noninterest expense ............................      13,867        12,501        11,394         9,847         8,279
                                                      ---------     ---------     ---------     ---------     ---------
   Income before income tax expense ...............       6,984         6,052         5,399         4,750         3,862
   Income tax expense .............................       2,504         2,204         1,908         1,634         1,304
                                                      ---------     ---------     ---------     ---------     ---------
   Net income .....................................   $   4,480     $   3,848     $   3,491     $   3,116     $   2,558
                                                      =========     =========     =========     =========     =========

Common Share Data: (1)

   Basic net income ...............................   $    0.94     $    0.82     $    0.76     $    0.69     $    0.58
   Diluted net income .............................        0.93          0.81          0.75          0.68          0.57
   Cash dividends declared ........................        0.26          0.22          0.18          0.15          0.13
   Book value at year end .........................        7.03          6.46          5.84          5.21          4.62
   Average shares outstanding .....................       4,753         4,678         4,616         4,523         4,440
   Shares outstanding, net of
     treasury stock at year end ...................       4,748         4,712         4,653         4,574         4,447
   Dividend payout ratio ..........................       27.77%        26.46%        23.37%        21.41%        21.81%
Selected Consolidated Ratios:
   Return on average assets .......................        1.00%         0.95%         0.97%         1.03%         1.01%
   Return on average stockholders' equity .........       13.86%        13.48%        13.68%        14.01%        13.09%
   Average stockholders' equity as
      a percentage of average total assets ........        7.20%         7.06%         7.12%         7.36%         7.74%
   Tier-I capital leverage (2) ....................        8.71%         9.08%         8.89%         7.02%         7.45%
   Tier-I risk based capital (3) ..................       11.16%        12.48%        12.93%        10.53%        10.65%
   Total risk based capital (3) ...................       12.21%        13.57%        14.03%        11.74%        11.90%
   Allowance for loan loss to total loans .........        1.11%         1.11%         1.10%         1.24%         1.40%
   Nonperforming loans to total loans .............        0.15%         0.48%         0.42%         0.62%         0.52%

Selected Year-end Balances:
   Total assets ...................................   $ 482,727     $ 424,306     $ 401,768     $ 331,087     $ 278,523
   Total loans, net of allowance
       for loan loss ..............................     341,976       292,909       258,776       213,579       182,930
   Total deposits .................................     404,128       356,918       341,538       302,735       255,684
   Stockholders' equity ...........................      33,384        30,460        27,149        23,817        20,553

(1) All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2001, 2002, 2003, 2004 and 2005, respectively, a 3 for 2 stock split that occurred July 2003 and a 4 for 3 stock split that occurred July 2005.

(2)   As a percentage of average quarterly assets.

(3)   As a percentage of total risk-weighted assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation's (the "Corporation") consolidated financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

Introduction

The Corporation, organized in January 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the "Bank") to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiaries, Stewardship Investment Corp. and Stewardship Realty Corporation LLC, are wholly-owned subsidiaries of the Corporation. The Corporation also formed a second subsidiary in 2003, Stewardship Statutory Trust I (the "Trust"). The Trust was formed to issue Trust Preferred Securities to enhance the capital position of the Corporation. The Trust is not consolidated with the Corporation's financial statements due to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities" ("FIN 46R").

The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of Atlantic Stewardship Bank, whose primary business is to own and manage the Bank's investment portfolio. Stewardship Realty Corporation, LLC, a subsidiary of Atlantic Stewardship Bank, was formed in September 2005 to purchase a property located at 612 Godwin Avenue, Midland Park, Bergen County, New Jersey. The property, located next to the main office of the Corporation, will be used for office space for the administrative area of the bank. The Corporation earns income and generates cash primarily through the deposit gathering activities of the branch network. These deposits are then utilized to fund the Corporation's lending and investing activities.

The Corporation is affected by the overall economic conditions in northern New Jersey, the interest rate and yield curve environment, and the overall national economy. These factors are relevant because they will affect our ability to attract specific deposit products, our ability to invest in loan and investment products, and our ability to earn acceptable profits without incurring increased risks.

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

During 2005, the Corporation relocated its Waldwick branch from a small strip mall to 64 Franklin Turnpike, a newly renovated Victorian home. This location provides expanded hours and services such as safe deposit boxes, a two lane drive-up facility and a drive-up ATM. During the fourth quarter of 2005, the Corporation developed its tenth branch location at 2 Changebridge Road, Montville, Morris County, New Jersey. The Branch, which celebrated its grand opening on February 18th, is operating as a full service facility offering safe deposit boxes, a two-lane drive-up facility and a drive-up ATM facility.

Recent Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (FSP FAS 115-1). FSP FAS 115-1 addresses the determination as to whether an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 requires that (1) for each individual impaired security, a company assert its ability and intent to hold to recovery and to designate an expected recovery period in order to avoid recognizing an impairment charge through earnings; (2) a company need not make such an assertion for minor impairments caused by changes in interest rate and sector spreads; (3) the company must recognize an impairment charge on securities impaired as a result of interest rate and/or sector spreads immediately upon changing their assertion to an intent to sell such security; and (4) defines when a change in a company's assertion for one security would not call into question assertions made for other impaired securities. FSP FAS 115-1 is effective for other-than-temporary impairment analysis conducted in reporting periods beginning after December 15, 2005. The Corporation does not expect the adoption of FSP FAS 115-1 to have a significant impact on its financial condition or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" (SFAS No. 154). SFAS No. 154 replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Changes in Interim Financial Statements". SFAS No. 154 carries forward the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Under this statement, every voluntary change in accounting principle requires retrospective application to prior period's financial statements, unless it is impracticable. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005, although earlier application is permitted for changes and corrections made in fiscal years beginning after June 1, 2005. The Corporation expects no significant effect on its financial statements as a result of the adoption of this statement.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS No. 123R). This statement establishes standards for accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for stock-based compensation using the intrinsic value-based method of accounting, and requires that such transactions be recognized as compensation expense in the income statement based on their fair values on the date of the grant. SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The transition methods include modified prospective and modified retrospective adoption options. Under the modified retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all prior periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods record compensation expense for all unvested stock options and restricted stock beginning in the first period restated. The Corporation will adopt SFAS No. 123R in the first quarter of 2006 on a modified prospective basis, which will require recognition of compensation expense for all stock option awards that vest or become exercisable after the effective date. The impact of adoption of SFAS No.123R will depend on levels of share-based payments granted in the future.

Critical Accounting Policies And Estimates

"Management's Discussion and Analysis of Financial Condition and Results of Operation," is based upon the Corporation's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation's Audited Consolidated Financial Statements for the year ended December 31, 2005 contains a summary of the Corporation's significant accounting policies. Management believes the Corporation's policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

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

Earnings Summary

The Corporation reported net income of $4.5 million, or $0.94 basic earnings per share, for the year ended December 31, 2005, an increase of $632,000, or 16.4%, above the $3.8 million recorded for 2004. Earnings for 2004 had increased $357,000, or 10.2%, over the 2003 earnings of $3.5 million. Earnings have increased in both years as a result of increases in net interest income offset by increases in noninterest expense.

The Federal Reserve began a period of measured increases in interest rates in June 2004 that continued through December 31, 2005. The targeted federal funds rate began in 2004 at 1.00% and increased 0.25% at each Federal Open Market Committee meetings in 2004 and 2005, ending in 2005 at 4.25%. Short-term interest rates increased as a result of increases by the Federal Reserve, while market driven longer term interest rates remained mostly unchanged at historically low levels creating a flat yield curve and pressure on net interest margins. The Corporation's net interest income increased $1.8 million during this time period. An increase in the average loan volume partially offset by the rising costs of deposits and borrowings contributed to this increase.

The return on average assets increased in 2005 to 1.00% from 0.95% in 2004. The return on average equity increased to 13.86% in 2005 from 13.48% in 2004.

Results of Operations

Net Interest Income

The Corporation's principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interest-earning assets funded by noninterest-bearing deposits. The Corporation's principal interest-earning assets are loans made to businesses and individuals and investment securities.

In 2005, net interest income, on a tax equivalent basis, increased to $18.5 million from $16.7 million in 2004, an increase of $1.8 million, or 10.9%. This was caused by an increase of $8.0 million, or 8.8%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $3.7 million, or 17.4%, during 2005 to $25.2 million from $21.4 million earned during 2004. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $40.8 million in 2005, or 10.6%, over the 2004 amount with average loans attributing to $40.3 million of the increase due primarily to the Corporation's competitiveness within the marketplace and the attractive level of interest rates.

Interest expense increased $1.9 million, or 39.8%, during 2005 to $6.7 million. The increase was due to an increase in average interest-bearing liabilities of $32.8 million, or 11.2%, to $325.5 million during 2005. Yields on interest-bearing liabilities increased to 2.05% during 2005 from 1.63% during 2004. The interest rate environment created a challenging deposit market. Customers demanded higher interest rates and were attracted to longer term certificates of deposit. In order to continue to fund strong loan growth, the Corporation offered several new deposit products to encourage new customers and retain existing customers. The Ideal Checking product was designed to attract new demand deposits by offering low balance minimum requirements, one year service charge free and cash incentives for opening an account, applying for a debit card, activating bill pay and signing up for auto deposits. A new tiered product, Sterling Now Account, for customers over 55 was created to provide for interest bearing checking accounts, free services such as travelers checks and gift checks, and special interest rates on certificates of deposit accounts and provides credit for balances maintained in the deposit relationship. The Corporation also offered a new Power Flex Certificate of Deposit that provided 20 and 30 month terms with a monthly withdrawal or deposit feature. This product attributed approximately $30.0 million in new deposit balances. Despite customer movements to interest bearing deposits, average noninterest-bearing demand deposits increased $7.6 million, or 9.4%, to $88.5 million during 2005. This helped to maintain a net interest margin of 4.36% in 2005, a slight increase over the 4.35% margin for 2004.

In 2004, net interest income, on a tax equivalent basis, increased to $16.7 million from $14.6 million in 2003, an increase of $2.0 million, or 13.7%. Interest income, on a tax equivalent basis, increased $2.2 million, or 11.5%, during 2004 to $21.4 million from $19.2 million earned in 2003. The increase was due to an increase in the average volume of interest-earning assets partially offset by a decrease in yields on interest-earning assets. Average interest-earning assets increased $43.7 million in 2004, or 12.9%, over the 2003 amount. Interest expense increased $194,000 or 4.2%, during 2004. The increase was due to an increase in average interest-bearing liabilities, partially offset by a decrease in yields on interest-bearing liabilities. Average noninterest-bearing demand deposits increased $8.2 million, or 11.3% to $80.9 million during 2004.

The following table reflects the components of the Corporation's net interest income for the years ended December 31, 2005, 2004 and 2003 including, (1) average assets, liabilities, and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities is presented on a tax-equivalent basis assuming a statutory tax rate of 34% for 2005, 2004 and 2003. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

                                                       2005                                  2004
                                        ----------------------------------      ----------------------------------
                                                                  Average                                 Average
                                                      Interest     Rates                    Interest       Rates
                                         Average      Income/      Earned/      Average      Income/      Earned/
                                         Balance      Expense       Paid        Balance      Expense       Paid
                                        ---------    ---------   ----------    ---------    ---------    ---------
                                                                    (Dollars in thousands)
Assets
Interest-earning assets:
Taxable investment securities (1)       $ 315,605    $  20,927         6.63%   $ 275,334    $  17,346         6.30%
Taxable investment securities (1)          81,339        3,130         3.85       84,641        3,101         3.66
Tax-exempt investment
  securities (1) (2) ................      18,998          852         4.48       20,134          952         4.73
Other interest-earning assets .......       8,200          262         3.20        3,270           48         1.47
                                        ---------    ---------                 ---------    ---------
Total interest-earning assets .......     424,142       25,171         5.93      383,379       21,447         5.59
                                                     ---------                              ---------
Noninterest-earning assets:
Allowance for loan losses ...........      (3,600)                                (3,086)
Other assets ........................      28,435                                 24,139
                                        ---------                              ---------
Total assets ........................   $ 448,977                              $ 404,432
                                        =========                              =========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing
  demand deposits ...................   $ 134,029    $   1,531         1.14    $ 122,459    $     810         0.66%
Savings deposits ....................      48,335          285         0.59       49,432          344         0.70
Certificates of deposit .............     115,542        3,674         3.18       91,714        2,450         2.67
Repurchase agreements ...............       3,371           98         2.91        2,832           37         1.31
FHLB borrowings .....................      17,054          614         3.60       19,138          657         3.43
Subordinated debenture ..............       7,217          487         6.75        7,217          487         6.75
                                        ---------    ---------                 ---------    ---------
Total interest-bearing
  liabilities .......................     325,548        6,689         2.05      292,792        4,785         1.63
                                                     ---------                              ---------
Noninterest-bearing
liabilities:
Demand deposits .....................      88,514                                 80,926
Other liabilities ...................       2,594                                  2,167
Stockholders' equity ................      32,321                                 28,547
                                        ---------                              ---------
Total liabilities and
  stockholders' equity ..............   $ 448,977                              $ 404,432
                                        =========                              =========
Net interest income
 (taxable equivalent basis) .........                   18,482                                 16,662
Tax equivalent adjustment ...........                     (271)                                  (295)
                                                     ---------                              ---------
Net interest income .................                $  18,211                              $  16,367
                                                     =========                              =========
Net interest spread
 (taxable equivalent basis) .........                                  3.88%                                  3.96%
                                                                       ====                                   ====
Net yield on
interest-earning assets
 (taxable equivalent basis) (3) .....                                  4.36%                                  4.35%
                                                                       ====                                   ====

                                                      2003
                                        ----------------------------------
                                                                  Average
                                                     Interest      Rates
                                         Average      Earned/      Income/
                                         Balance      Expense       Paid
                                        ---------    ---------   ----------
                                               (Dollars in thousands)
Assets
Interest-earning assets:
Loans (1) ...........................   $ 242,530    $  16,091         6.63%
Taxable investment securities (1)          59,097        1,929         3.26
Tax-exempt investment
  securities (1) (2) ................      20,385        1,051         5.16
Other interest-earning assets .......      17,680          168         0.95
                                        ---------    ---------
Total interest-earning assets .......     339,692       19,239         5.66
                                                     ---------
Noninterest-earning assets:
Allowance for loan losses ...........      (2,839)
Other assets ........................      21,816
                                        ---------
Total assets ........................   $ 358,669
                                        =========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing
  demand deposits ...................   $ 115,383    $   1,058         0.92
Savings deposits ....................      41,767          325         0.78
Certificates of deposit .............      94,047        2,975         3.16
Repurchase agreements ...............       3,998           57         1.43
FHLB borrowings .....................       1,041           35         3.36
Subordinated debenture ..............       2,097          141         6.72
                                        ---------    ---------
Total interest-bearing
  liabilities .......................     258,333        4,591         1.78
                                                     ---------
Noninterest-bearing
liabilities:
Demand deposits .....................      72,687
Other liabilities ...................       2,126
Stockholders' equity ................      25,523
                                        ---------
Total liabilities and
  stockholders' equity ..............   $ 358,669
                                        =========
Net interest income
 (taxable equivalent basis) .........                   14,648
Tax equivalent adjustment ...........                     (324)
                                                     ---------
Net interest income .................                $  14,324
                                                     =========
Net interest spread
 (taxable equivalent basis) .........                                  3.88%
                                                                       ====
Net yield on
interest-earning assets
 (taxable equivalent basis) (3) .....                                  4.31%
                                                                       ====

--------------
(1) For purpose of these calculations, nonaccruing loans are included in the average balance. Fees are included in loan interest. Loans and total interest-earning assets are net of unearned income. Securities are included at amortized cost.

(2)   The tax equivalent adjustments are based on a marginal tax rate of 34%.

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

                                                   2005 Versus 2004                     2004 Versus 2003
                                            --------------------------------    --------------------------------
                                                                    (In thousands)
                                            Increase (Decrease)                 Increase (Decrease)
                                              Due to Change in                    Due to Change in
                                            --------------------                --------------------
                                             Volume       Rate        Net        Volume       Rate        Net
                                            --------    --------    --------    --------    --------    --------
Interest income:
  Loans .................................   $  2,635    $    946    $  3,581    $  2,096    $   (841)   $  1,255
  Taxable investment securities .........       (124)        153          29         913         259       1,172
  Tax-exempt investment securities ......        (52)        (48)       (100)        (13)        (86)        (99)
  Other interest-earning assets .........        120          94         214        (182)         62        (120)
                                            --------    --------    --------    --------    --------    --------
       Total interest-earning assets ....      2,579       1,145       3,724       2,814        (606)      2,208
                                            --------    --------    --------    --------    --------    --------

Interest expense:

  Interest-bearing demand deposits ......   $     83    $    638    $    721    $     62    $   (310)   $   (248)
  Savings deposits ......................         (7)        (52)        (59)         56         (37)         19
  Time deposits .........................        706         518       1,224         (72)       (453)       (525)
  Repurchase agreements .................          8          53          61         (16)         (4)        (20)
  FHLB borrowings .......................        (74)         31         (43)        621           1         622
  Subordinated debenture ................         --          --          --         346          --         346
                                            --------    --------    --------    --------    --------    --------
       Total interest-bearing liabilities        716       1,188       1,904         997        (803)        194
                                            --------    --------    --------    --------    --------    --------
  Net change in net interest income .....   $  1,863    $    (43)   $  1,820    $  1,817    $    197    $  2,014
                                            ========    ========    ========    ========    ========    ========

Provision for Loan Losses

The Corporation maintains an allowance for loan losses considered by management to be adequate to cover the probable losses inherent in its loan portfolio. On an ongoing basis, management analyzes the adequacy of this allowance by considering the nature and volume of the Corporation's loan activity, financial condition of the borrower, fair market value of underlying collateral, and changes in general market conditions. Additions to the allowance for loan losses are charged to operations in the appropriate period. Actual loan losses, net of recoveries, serve to reduce the allowance. The appropriate level of the allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates.

The loan loss provision totaled $600,000 in 2005 representing an 11.1% increase from the 2004 provision of $540,000. The 2004 provision increased 27.1% from the 2003 provision of $425,000. The increases were due to the strong growth in the loan portfolio experienced in 2005 and 2004.

Noninterest Income

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gain on sales of mortgage loans, income derived from bank owned life insurance, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income increased $514,000, or 18.9%, to $3.2 million during the year ended December 31, 2005, when compared with $2.7 million during the 2004 period. The increase in noninterest income resulted primarily from an increase of $104,000 in gain on sales of mortgage loans due to an increase in the volume of mortgage loans originated for sale. In April, 2005 the Corporation purchased $8.0 million in Bank-owned life insurance on key management personnel. The increase in the cash surrender value of the insurance policies was recognized as income for 2005 in the amount of $210,000. Increases in fees and service charges on deposit accounts of $186,000 to $2.6 million for the year ended December 31, 2005 were due to an increase in the deposit base and income derived from merchant card processing.

Noninterest income decreased by $168,000, or 5.8%, to $2.7 million during the year ended December 31, 2004, when compared with $2.9 million during the 2003 period. The decrease resulted primarily from a decrease in gains on mortgages sold, partially offset by an increase in fees and service charges on deposit accounts and income derived from merchant card processing.

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.4 million or 10.9%, to $13.9 million for the year ended December 31, 2005, compared to $12.5 million for the same period in 2004. Salaries and employee benefits, the major component of noninterest expense, increased $441,000 or 7.8%. The increase was due primarily to general increases for merit and performance and increases in benefit related expenses. Data processing expense increased $134,000, or 13.2% due to the overall increase in our deposit base. Advertising expense increased $137,000 to support the new product offerings and the 20 year anniversary celebration. Miscellaneous expenses increased $346,000, or 19.0% as a result of increasing ATM/Debit card expense, general growth of the Corporation and increases in consulting expense. During 2005, the Corporation hired an outside consulting firm to work with management in the documentation of internal controls. This will assist in the future compliance with Section 404 of the Sarbanes-Oxley Act that requires management to document and assess the adequacy of internal controls.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $689,000 for the year ended December 31, 2005, an increase of $107,000 or 18.4%, over the same period in 2004.

Noninterest expense increased $1.1 million, or 9.7%, to $12.5 million for the year ended December 31, 2004, compared to $11.4 million for the same period in 2003. Increases in salaries and employee benefits were primarily a result of additions to staff for the new branch in Wayne, New Jersey in 2003 and general merit and salary increases. Occupancy and equipment expense increased $267,000, or 18.6% primarily due to the increase in branch facilities.

Income Taxes

Income tax expense totaled $2.5 million for the year ended December 31, 2005, for an effective tax rate of 35.9%, compared to $2.2 million, for an effective tax rate of 36.4% for the year ended December 31, 2004. The decrease in the effective tax rate can be attributed to income derived from bank owned life insurance. Income tax expense totaled $1.9 million for the year ended December 31, 2003, for an effective tax rate of 35.3%.

Financial Condition

Total assets at December 31, 2005 were $482.7 million, an increase of $58.4 million, or 13.8%, over the $424.3 million at December 31, 2004. This increase in assets reflects, among other things, a $49.1 million increase in net loans held for portfolio, a $7.7 million increase in securities available for sale, and an increase of $8.2 million created by the purchase of $8.0 million bank owned life insurance purchased in April 2005, partially offset by a decrease of $9.0 million in federal funds sold. The Corporation continued to experience strong loan origination and redeployed funds out of federal funds sold into the lending portfolio.

Loan Portfolio

The Corporation's loan portfolio at December 31, 2005, net of allowance for loan losses, totaled $342.0 million, an increase of $49.1 million, or 16.8%, over the $292.9 million at December 31, 2004. Commercial real estate mortgage loans consisting of $163.3 million, or 47.2% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $32.5 million from $130.8 million, or 44.1% of the total loan portfolio at December 31, 2004. Commercial loans increased $9.8 million and consumer installment loans increased $4.3 million. Residential real estate mortgages increased $4.0 million. The Corporation continued its policy of selling the majority of its fixed rate residential real estate loans in the secondary market.

The Corporation's lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2005, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation's loans by major category at the end of the last five years:

                                                       December 31,
                                   ----------------------------------------------------
                                     2005       2004       2003       2002       2001
                                   --------   --------   --------   --------   --------
                                                     (In thousands)
Real estate mortgage:
  Residential ..................   $ 45,604   $ 41,569   $ 44,835   $ 39,705   $ 36,394
  Commercial ...................    163,309    130,762    109,708     88,593     72,262
Commercial loans ...............     65,011     55,252     48,950     38,228     32,871

Consumer loans:
  Installment (1) ..............     51,540     47,218     41,067     37,293     35,961
  Home equity ..................     20,271     21,484     17,181     12,471      7,944
  Other ........................        506        260        238        241        243
                                   --------   --------   --------   --------   --------

Total gross loans ..............    346,241    296,545    261,979    216,531    185,675
Less: Allowance for loan losses       3,847      3,299      2,888      2,689      2,602
      Deferred loan fees .......        418        337        315        263        143
                                   --------   --------   --------   --------   --------
Net loans ......................   $341,976   $292,909   $258,776   $213,579   $182,930
                                   ========   ========   ========   ========   ========

-----------

(1) Includes automobile, home improvement, second mortgages and unsecured loans.

The following table sets forth certain categories of gross loans as of December 31, 2005 by contractual maturity. Borrowers may have the right to prepay obligations with or without prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized below.

                                      After 1 Year
                             Within    But Within    After
                             1 Year      5 Years     5 Years      Total
                            --------- ------------  ---------   ---------
                                            (In thousands)

Real estate mortgage ....   $  23,879   $  24,692   $ 160,342   $ 208,913
Commercial ..............      31,150      28,199       5,662      65,011
Consumer ................       1,285      10,943      60,089      72,317
                            ---------   ---------   ---------   ---------
Total gross loans .......   $  56,314   $  63,834   $ 226,093   $ 346,241
                            =========   =========   =========   =========

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2005, which have predetermined interest rates or floating or adjustable interest rates:

                                                         Floating or
                                          Predetermined   Adjustable
                                              Rates          Rates       Total
                                          -------------  -----------   --------
                                                       (In thousands)

Real estate mortgage ...................    $ 71,430       $113,604    $185,034
Commercial .............................      20,303         13,558      33,861
Consumer ...............................      46,729         24,303      71,032
                                            --------       --------    --------
                                            $138,462       $151,465    $289,927
                                            ========       ========    ========

Asset Quality

The Corporation's principal earning asset is its loan portfolio. Inherent in the lending function is the risk of deterioration in a borrower's ability to repay loans under existing loan agreements. Management realizes that because of this risk, reserves need to be maintained to absorb potential loan losses. In determining the adequacy of the allowance for loan losses, management of the Corporation considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. Although management attempts to establish a reserve sufficient to offset potential losses in the portfolio, changes in economic conditions, regulatory policies and borrower's performance could require future changes to the allowance.

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

The Corporation's accounting policies are set forth in Note 1 to the audited financial statements. The application of certain of these policies requires significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation's loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation's control. The allowance for loan losses represents 1.11% of total loans, or 7.3 times non-performing loans at December 31, 2005, compared with 1.11% of total loans or 2.3 times non-performing loans at December 31, 2004. The allowance for loan loss to nonperforming loans increased from 2004 to 2005 due to the decrease in nonperforming loans. In management's opinion, the allowance for loan losses totaling $3.8 million is adequate to cover losses inherent in the portfolio at December 31, 2005.

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

The following table sets forth certain information regarding the Corporation's nonperforming assets as of December 31 for each of the preceding five years:

                                                                           December 31,
                                                       ----------------------------------------------------
                                                         2005       2004       2003       2002       2001
                                                        ------     ------     ------     ------     ------
                                                                      (Dollars in thousands)
Nonaccrual loans: (1)
  Commercial real estate ...........................    $  122     $   56     $   83     $   80     $   77
  Commercial .......................................        92        159        163        326         --
  Consumer .........................................       258         47         11         89         86
                                                        ------     ------     ------     ------     ------
     Total nonaccrual loans ........................       472        262        257        495        163
                                                        ------     ------     ------     ------     ------

Loans past due ninety days or more and accruing: (2)
  Construction .....................................        --        940         --         --         --
  Commercial .......................................        --         --        314         --         14
  Consumer .........................................        55          7          6          4          8
                                                        ------     ------     ------     ------     ------
     Total loans past due ninety days or more and
        accruing ...................................        55        947        320          4         22
                                                        ------     ------     ------     ------     ------
Restructured loans:
  Commercial .......................................        --         --        269        451        357
  Consumer .........................................        --        215        244        397        430
                                                        ------     ------     ------     ------     ------
     Total restructured loans ......................        --        215        513        848        787
                                                        ------     ------     ------     ------     ------

Total nonperforming loans ..........................    $  527     $1,424     $1,090     $1,347     $  972
                                                        ======     ======     ======     ======     ======

Nonaccrual loans to total gross loans ..............      0.14%      0.09%      0.10%      0.23%      0.09%
Nonperforming loans to total gross loans ...........      0.15%      0.48%      0.42%      0.62%      0.52%
Nonperforming loans to total assets ................      0.11%      0.34%      0.27%      0.41%      0.35%
Allowance for loan losses to nonperforming loans ...    729.98%    231.67%    264.95%    199.63%    267.70%

---------------

(1) Restructured loans classified as nonaccrual for the years ended December 31, 2005 and 2004 were $152,000 and $162,000, respectively.

(2) There were no restructured loans classified as loans past due ninety days or more and accruing at December 31, 2005 and 2004. Restructured loans classified as loans past due ninety days or more and accruing at December 31, 2003 totaled $150,000.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

                                                             2005       2004       2003       2002       2001
                                                            ------     ------     ------     ------     ------
                                                                         (Dollars in thousands)
Balance at beginning of period .........................    $3,299     $2,888     $2,689     $2,602     $2,223
Loans charged off:
  Commercial ...........................................        --         49        173         65         --
  Consumer .............................................        57         92         56         25         49
                                                            ------     ------     ------     ------     ------
     Total loans charged off ...........................        57        141        229         90         49
                                                            ------     ------     ------     ------     ------

Recoveries of loans previously charged off:
  Commercial ...........................................        --          3          1          9          5
  Consumer .............................................         5          9          2          8          3
                                                            ------     ------     ------     ------     ------
      Total recoveries of loans previously charged off .         5         12          3         17          8
                                                            ------     ------     ------     ------     ------

Net loans charged off ..................................        52        129        226         73         41

Provisions charged to operations .......................       600        540        425        160        420
                                                            ------     ------     ------     ------     ------

Balance at end of period ...............................    $3,847     $3,299     $2,888     $2,689     $2,602
                                                            ======     ======     ======     ======     ======

Net charge offs during the period to average
  loans outstanding during the period ..................      0.02%      0.05%      0.10%      0.04%      0.02%
                                                            ======     ======     ======     ======     ======

Balance of allowance for loan losses at the
  end of year to gross year end loans ..................      1.11%      1.11%      1.10%      1.24%      1.40%
                                                            ======     ======     ======     ======     ======

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category loans:

                                          2005              2004               2003              2002                2001
                                    ---------------------------------------------------------------------------------------------
                                           Percent to         Percent to         Percent to         Percent to         Percent to
                                    Amount  Total(1)   Amount  Total(1)   Amount  Total(1)   Amount  Total(1)   Amount  Total(1)
                                    -----------------  -----------------  -----------------  -----------------  -----------------
                                                                        (Dollars in thousands)
Real estate - residential ........  $  320      13.2%  $  297      14.0%  $  306      17.1%  $  289      18.3%  $  316      19.6%
Real estate - commercial .........   1,562      47.1%   1,272      44.1%   1,038      41.9%     911      40.9%     857      38.9%
Commercial .......................   1,192      18.8%     979      18.6%     910      18.7%     906      17.7%     849      17.7%
Consumer .........................     773      20.9%     751      23.3%     634      22.3%     583      23.1%     580      23.8%
                                    ------  --------   ------  --------   ------  --------   ------  --------   ------  --------
   Total allowance for loan losses  $3,847     100.0%  $3,299     100.0%  $2,888     100.0%  $2,689     100.0%  $2,602     100.0%
                                    ======  ========   ======  ========   ======  ========   ======  ========   ======  ========

(1)   Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. government and agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses reported in a separate component of stockholders' equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $64.1 million at December 31, 2005, from $56.5 million at December 31, 2004, an increase of $7.7 million, or 13.5%. Securities held to maturity decreased $2.3 million, or 5.7%, to $37.8 million at December 31, 2005 from $40.1 million at December 31, 2004.

The  following  table  sets  forth  the   classification  of  the  Corporation's
investment securities by major category at the end of the last three years:

                                                                December 31,
                                     ------------------------------------------------------------------
                                             2005                   2004                   2003
                                     ------------------------------------------------------------------
                                      Amount     Percent     Amount     Percent     Amount     Percent
                                     ---------  ---------   ---------  ---------   ---------  ---------
                                                           (Dollars in thousands)
Securities available for sale:

  U.S. Treasury ...................  $     496        0.8%  $     495        0.9%  $     500        0.8%
  U.S. government
     sponsored agencies ...........     32,478       50.6%     23,344       41.3%     22,144       36.1%
Obligations of state and
     political subdivisions .......      2,031        3.2%      1,915        3.4%      1,406        2.3%
  Mortgage-backed securities ......     28,111       43.8%     29,730       52.6%     37,255       60.8%
  Community Reinvestment Act Fund .      1,051        1.6%      1,030        1.8%         --         --
                                     ---------  ---------   ---------  ---------   ---------  ---------

Total .............................  $  64,167      100.0%  $  56,514      100.0%  $  61,305      100.0%
                                     =========  =========   =========  =========   =========  =========

Securities held to maturity:
  U.S. Treasury ...................  $   1,004        2.7%  $   1,007        2.5%  $   1,011        1.9%
  U.S. government
     sponsored agencies ...........     12,113       32.0%      8,655       21.6%     12,756       24.4%
  Obligations of state and
     political subdivisions .......     15,747       41.6%     17,688       44.1%     19,686       37.6%
  Mortgage-backed securities ......      8,953       23.7%     12,761       31.8%     18,907       36.1%

                                     ---------  ---------   ---------  ---------   ---------  ---------
Total .............................  $  37,817      100.0%  $  40,111      100.0%  $  52,360      100.0%
                                     =========  =========   =========  =========   =========  =========

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities available for sale as of December 31, 2005. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.


                                                                After 1 Year  After 5 Years
                                                     Within      But Within     But Within       After
                                                     1 Year        5 Years       10 Years      10 Years        Total
                                                   -----------  ------------  -------------   -----------   -----------
                                                                         (Dollars in thousands)
U.S. Treasury :
  Carrying value ................................  $       496   $        --    $        --   $        --   $       496
  Yield .........................................         1.61%           --             --            --          1.61%

U.S. government sponsored agencies :
  Carrying value ................................        5,043        26,456            979            --        32,478
  Yield .........................................         2.13%         3.74%          4.97%           --          3.53%

 Obligations of state and political subdivisions:
  Carrying value ................................          694         1,032            305            --         2,031
  Yield .........................................         1.29%         2.02%          3.26%           --          1.96%

Mortgage-backed securities :
  Carrying value ................................           --         1,933          7,138        19,040        28,111
  Yield .........................................           --          3.82%          4.10%         4.88%         4.61%

Community Reinvestment Act Fund:
 Carrying value .................................        1,051            --             --            --         1,051
 Yield ..........................................         3.97%           --             --            --          3.97%
                                                   -----------   -----------    -----------   -----------   -----------
Total carrying value ............................  $     7,284   $    29,421    $     8,422   $    19,040   $    64,167
                                                   ===========   ===========    ===========   ===========   ===========

Weighted average yield ..........................         2.28%         3.68%          4.17%         4.88%         3.94%
                                                   ===========   ===========    ===========   ===========   ===========

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation's securities held to maturity as of December 31, 2005. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

                                                               After 1 Year  After 5 Years
                                                     Within      But Within    But Within       After
                                                     1 Year        5 Years      10 Years      10 Years        Total
                                                   -----------   -----------   -----------   -----------   -----------
                                                                         (Dollars in thousands)
U.S. Treasury :
  Carrying value ................................  $       502   $       502   $        --   $        --   $     1,004
  Yield .........................................         4.00%         4.57%           --            --          4.29%

U.S. government sponsored agencies :
  Carrying value ................................        5,211         5,902         1,000            --        12,113
  Yield .........................................         2.70%         3.93%         5.13%           --          3.50%

Obligations of state and political subdivisions :
  Carrying value ................................        6,078         8,439           903           327        15,747
  Yield .........................................         3.15%         3.09%         2.85%         2.60%         3.09%

Mortgage-backed securities :
  Carrying value ................................           --           917         1,720         6,316         8,953
  Yield .........................................           --          4.38%         5.02%         5.10%         5.01%
                                                   -----------   -----------   -----------   -----------   -----------

Total carrying value ............................  $    11,791   $    15,760   $     3,623   $     6,643   $    37,817
                                                   ===========   ===========   ===========   ===========   ===========

Weighted average yield ..........................         2.99%         3.53%         4.51%         4.98%         3.71%
                                                   ===========   ===========   ===========   ===========   ===========

Deposits

The Corporation's deposits at December 31, 2005 totaled $404.1 million, an increase of $47.2 million, or 13.2%, over the comparable period of 2004, when deposits totaled $356.9 million. The Corporation relied on its existing market area and current competitive products and services to provide growth during 2005. The economic and interest rate environment made it difficult to attract core deposits. New deposit products as discussed earlier provided for much of the success in deposit growth in 2005.

The following table sets forth the classification of the Corporation's deposits by major category as of December 31 for each of the preceding years:

                                                    December 31,
                            ------------------------------------------------------------
                                   2005                2004                2003
                            ------------------------------------------------------------
                             Amount   Percent     Amount   Percent     Amount   Percent
                            --------  --------   --------  --------   --------  --------
                                               (Dollars in thousands)
Noninterest-bearing demand  $ 93,924      23.2%  $ 90,241      25.3%  $ 80,845      23.7%
Interest-bearing demand ..   122,906      30.5%   124,185      34.8%   119,663      35.0%
Saving deposits ..........    45,780      11.3%    49,966      14.0%    45,051      13.2%
Certificates of deposit ..   141,518      35.0%    92,526      25.9%    95,979      28.1%
                            --------  --------   --------  --------   --------  --------
Total ....................  $404,128     100.0%  $356,918     100.0%  $341,538     100.0%
                            ========  ========   ========  ========   ========  ========

As of December 31, 2005, the aggregate amount of outstanding certificates of deposit issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

                Three months or less ..................  $ 8,146
                Four months through six months ........    3,208
                Seven months through twelve months ....    6,602
                Over twelve months ....................   44,387
                                                         -------
                     Total ............................  $62,343
                                                         =======

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Corporation's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

The Corporation's profitability is affected by fluctuations in interest rates. A sudden and substantial increase or decrease in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Corporation monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Corporation's exposure to differential changes in interest rates between assets and liabilities is shown in the Corporation's Maturity and Repricing Analysis under the Interest Rate Sensitivity caption below.

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

The following table shows the Corporation's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2005. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. Expected maturities are contractual maturities adjusted for projected payments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the projections. For non-maturity deposit liabilities, in accordance with standard industry practice, "decay factors" were used to estimate deposit runoff.

                                    Average
                                    Interest                                                                                 Fair
                                      Rate       2006       2007       2008       2009        2010    Thereafter  Total      Value
                                    --------   --------  ---------   --------   --------   ---------  ---------- --------  --------
                                                                         (Dollars in thousands)
Interest-Sensitive Assets:
  Interest-bearing due from banks       3.86%       870         --         --         --          --         --       870       870
  Loans:
     Real estate mortgage ........      6.61%    32,953     24,107     11,750     11,336      10,225    118,542   208,913   208,800
     Commercial ..................      7.74%    35,856      8,661      9,433      3,810       4,490      2,761    65,011    65,138
     Consumer ....................      6.41%    10,817      6,061      5,660      5,468       5,855     38,456    72,317    71,500
  Mortgage loans held for sale ...      5.68%     2,041         --         --         --          --         --     2,041     2,041
  Investment securities (1) ......      3.84%    54,474     19,429     15,554      7,996       2,277      4,193   103,923   103,581
                                    --------   --------  ---------   --------   --------   ---------   --------  --------  --------
                                        6.10%   137,011     58,258     42,397     28,610      22,847    163,952   453,075   451,930
                                    -------------------  ---------   --------   --------   ---------   --------  --------  --------
Interest-Sensitive Liabilities:
  Savings ........................      0.58%     9,374      9,124      9,124      9,124       9,034         --    45,780    45,780
  Interest-bearing ...............      1.20%    24,660     24,623     24,623     24,623      24,377         --   122,906   122,906
  Time deposits ..................      3.59%    47,759     68,706     16,244      6,351       1,142      1,316   141,518   141,783
  Securites sold under agreement
     to repurchase ...............      3.48%     4,731         --         --         --          --         --     4,731     4,730
  FHLB borrowings ................      3.99%    16,352        984      1,016      1,050       1,084     10,000    30,486    34,374
  Subordinated debentures ........      6.75%        --         --         --         --          --      7,217     7,217     7,731
                                    --------   --------  ---------   --------   --------   ---------   --------  --------  --------
                                        2.46%   102,876    103,437     51,007     41,148      35,637     18,533   352,638   357,304
                                               --------  ---------   --------   --------   ---------   --------  --------  --------
Net Interest-Sensitive
  Assets (Liabilities) ...........             $ 34,135  $ (45,179)  $ (8,610)  $(12,538)  $ (12,790)  $145,419  $100,437  $ 94,626
                                               ========  =========   ========   ========   =========   ========  ========  ========

------------
(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

Interest Rate Sensitivity

Interest rate movements and deregulation of interest rates have made managing the Corporation's interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. One method of measuring the Corporation's exposure to changes in interest rates is the maturity and repricing gap analysis. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are subject to repricing in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or are subject to repricing in a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The following table sets forth estimated maturity/repricing structure of the Corporation's interest-earning assets and interest-bearing liabilities as of December 31, 2005. The amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability and adjusted for prepayment assumptions where applicable. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation's control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

                                                   More than
                                                 Three Months
                                   Three Months     Through        After       Noninterest
                                     or Less       One Year       One Year      Sensitive      Total
                                   ------------  ------------     ---------    -----------   ---------
                                                           (Dollars in thousands)
Assets:
  Loans:
     Real estate mortgage .......    $  13,296     $  21,956      $ 173,661     $      --    $ 208,913
     Commercial .................       10,494        25,902         28,615            --       65,011
     Consumer ...................       23,283         6,320         42,714            --       72,317
  Mortgage loans held for sale ..        2,041            --             --            --        2,041
  Investment securities (1) .....       27,596        29,281         47,046            --      103,923
  Federal funds sold ............           --            --             --            --           --
  Other assets ..................        3,982            --             --        26,540       30,522
                                     ---------     ---------      ---------     ---------    ---------
         Total assets ...........    $  80,692     $  83,459      $ 292,036     $  26,540    $ 482,727
                                     ---------     ---------      ---------     ---------    ---------
Source of funds:
  Savings .......................    $      --     $  45,780      $      --     $      --    $  45,780
  Interest-bearing ..............      122,906            --             --            --      122,906
  Certificates of deposit .......       15,588        33,487         92,443            --      141,518
  Repurchasing agreements .......        4,009           722             --            --        4,731
  Borrowings ....................       15,635           717         14,134            --       30,486
  Subordinated debenture ........           --            --          7,217            --        7,217
  Other liabilities .............           --            --             --        96,705       96,705
  Stockholders' equity ..........           --            --             --        33,384       33,384
                                     ---------     ---------      ---------     ---------    ---------
         Total source of funds ..    $ 158,138     $  80,706      $ 113,794     $ 130,089    $ 482,727
                                     ---------     ---------      ---------     ---------    ---------
Interest rate sensitivity gap ...    $ (77,446)    $   2,753      $ 178,242     $(103,549)
                                     =========     =========      =========     =========
Cumulative interest rate
  sensitivity gap ...............    $ (77,446)    $ (74,693)     $ 103,549     $      --
                                     =========     =========      =========     =========
Ratio of GAP to total assets ....        -16.0%          0.6%          36.9%        -21.5%
                                     =========     =========      =========     =========
Ratio of cumulative GAP assets to
  total assets ..................        -16.0%        -15.4%          21.5%           --
                                     =========     =========      =========     =========

----------
(1) Includes securities held to maturity, securities available for sale and FHLB-NY stock.

The Corporation also uses a simulation model to analyze the sensitivity of net interest income to movements in interest rates. The simulation model projects net interest income, net income, net interest margin, and capital to asset ratios based on various interest rate scenarios over a twelve month period. The model is based on the actual maturity and repricing characteristics of all rate sensitive assets and liabilities. Management incorporates into the model certain assumptions regarding prepayments of certain assets and liabilities. The model assumes an immediate rate shock to interest rates without management's ability to proactively change the mix of assets or liabilities. According to the reports generated for year end 2005, an immediate interest rate increase of 200 basis points resulted in a decrease in net interest income of 9.3%, or $1.9 million, while an immediate interest rate decrease of 200 basis points resulted in an decrease in net interest income of 0.5% or $109,000. Management has a goal to maintain a percentage change of no more than 15% given a 200 basis point change in interest rates. Management cannot provide any assurance about the actual effect of changes in interest rates on the Corporation's net interest income. Assumptions have been built into the model for prepayments for assets and decay rates for nonmaturity deposits such as savings and interest bearing demand.

Liquidity

The Corporation's primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and prepayments on loans and mortgage-backed securities are greatly influenced by market interest rates, economic conditions and competition.

The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

                                                               Years Ended December 31,
                                                          -----------------------------------
                                                            2005         2004         2003
                                                          --------     --------     --------
                                                                    (In thousands)
Cash and cash equivalents - beginning ................    $ 24,792     $ 19,138     $ 33,418
Operating activities:
  Net income .........................................       4,480        3,848        3,491
  Adjustments to reconcile net income
     to net cash provided by operating
     activities ......................................        (850)       2,160        2,582
                                                          --------     --------     --------
Net cash provided by operating activities ............       3,630        6,008        6,073
Net cash used in investing activities ................     (68,435)     (19,182)     (87,362)
Net cash provided by financing activities ............      54,041       18,828       67,009
                                                          --------     --------     --------
Net (decrease) increase in cash and cash equivalents .     (10,764)       5,654      (14,280)
                                                          --------     --------     --------
Cash and cash equivalents - ending ...................    $ 14,028     $ 24,792     $ 19,138
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

The Corporation has various contractual obligations that may require future cash payments. The following table summarizes the Corporation's contractual obligations at December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

                                                               Less than      1-3         4-5       After 5
                                                     Total       1 Year      Years       Years       Years
                                                    --------    --------    --------    --------    --------
                                                                        (In thousands)
Contractual obligations
  Operating lease obligations ..................    $  5,099    $    500    $    952    $    803    $  2,844
                                                    --------    --------    --------    --------    --------
Total contracted cost obligations ..............    $  5,099    $    500    $    952    $    803    $  2,844
                                                    ========    ========    ========    ========    ========

Other long-term liabilities/long-term debt
  Time deposits ................................    $141,518    $ 49,075    $ 84,950    $  7,493    $     --
  Federal Home Loan Bank advances ..............      30,486      15,400       5,086          --      10,000
  Subordinated debentures ......................       7,217          --          --          --       7,217
                                                    --------    --------    --------    --------    --------
Total other long-term liabilities/long-term debt    $179,221    $ 64,475    $ 90,036    $  7,493    $ 17,217
                                                    ========    ========    ========    ========    ========

Other commitments - off balance sheet
  Letter of credit .............................    $  1,841    $  1,481    $    321    $     39    $     --

  Other commitments - off balance sheet ........      28,937      28,937          --          --          --
  Unused lines of credit .......................      92,626      92,626          --          --          --
                                                    --------    --------    --------    --------    --------
Total off balance sheet arrangements and
  contractual obligations ......................    $123,404    $123,044    $    321    $     39    $     --
                                                    ========    ========    ========    ========    ========

--------------------
For further information, see Note 16 of Notes to Consolidated Financial Statements.

Management believes that a significant portion of the certificates of deposit will remain with the Corporation. In addition, management does not believe that all of the unused lines of credit will be exercised. The Corporation anticipates that it will have sufficient funds available to meet its current contractual commitments. Should the Corporation need temporary funding, the Corporation has an overnight line of credit with the FHLB-NY for a maximum amount of $41.6 million.

Capital

The Corporation is subject to capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System ("FRB"). The FRB has issued regulations to define the adequacy of capital based upon the sensitivity of assets and off-balance sheet exposures to risk factors. Four categories of risk weights (0%, 20%, 50% and 100%) were established to be applied to different types of balance sheet assets and off-balance sheet exposures. The aggregate of the risk weighted items (risk-based assets) is the denominator of the ratio, the numerator is risk-based capital. Under the regulations, risk-based capital has been classified into two categories. Tier 1 capital includes common and qualifying perpetual preferred stockholders' equity less goodwill. Tier 2 capital includes mandatory convertible debt, allowance for loan losses, subject to certain limitations, and certain subordinated and term debt securities. Total qualifying capital consists of Tier 1 capital and Tier 2 capital; however, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. The FRB has also issued leverage capital adequacy standards. Under these standards, in addition to the risk-based capital ratios, a corporation must also compute a ratio of Tier 1 capital (using the risk-based capital definition) to total quarterly average assets. The following table reflects the Corporation's capital ratios at December 31, 2005. The Bank Federal regulator has promulgated substantially similar capital regulations applicable to the Bank.

                                       Required     Actual        Excess
                                       --------     ------        ------
        Risk-based capital:
        Tier 1 ..................        4.00%       11.16%        7.16%
        Total ...................        8.00%       12.21%        4.21%
        Leverage ratio* .........        4.00%        8.71%        4.71%

----------------
* The minimum leverage ratio set by the FRB is 3.00%. Institutions, which are not "top-rated", will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

                              [LETTERHEAD OF KPMG]

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.


/s/ KPMG LLP


Short Hills, New Jersey
March 29, 2006

                Stewardship Financial Corporation and Subsidiary
                 Consolidated Statements of Financial Condition

                                                                                  December 31,
                                                                        -------------------------------
                                                                             2005              2004
                                                                        -------------------------------
Assets
  Cash and due from banks (note 2) .................................    $  13,158,000     $  15,297,000
  Other interest-earning assets ....................................          870,000           495,000
  Federal funds sold ...............................................               --         9,000,000
                                                                        -------------------------------
     Cash and cash equivalents .....................................       14,028,000        24,792,000
  Securities available for sale (notes 3 and 9) ....................       64,167,000        56,514,000
  Securities held to maturity estimated fair value
     of $37,475,000 (2005) and $40,501,000 (2004) (notes 4 and 9) ..       37,817,000        40,111,000
  FHLB-NY stock, at cost ...........................................        1,939,000         1,643,000
  Loans, net of allowance for loan losses of $3,847,000 (2005)
     and $3,299,000 (2004) (notes 5 and 6) .........................      341,976,000       292,909,000
  Mortgage loans held for sale .....................................        2,041,000           228,000
  Premises and equipment, net (note 7) .............................        6,464,000         3,433,000
  Accrued interest receivable ......................................        2,432,000         1,922,000
  Intangible assets, net of accumulated amortization of $610,000 and
     $571,000 at December 31, 2005 and 2004 respectively ...........          140,000           179,000
  Bank owned life insurance ........................................        8,210,000                --
  Other assets (note 15) ...........................................        3,513,000         2,575,000
                                                                        -------------------------------
           Total assets ............................................    $ 482,727,000     $ 424,306,000
                                                                        ===============================

Liabilities and Stockholders' equity

Liabilities
  Deposits: (note 8)
     Noninterest-bearing ...........................................    $  93,924,000     $  90,241,000
     Interest-bearing ..............................................      310,204,000       266,677,000
                                                                        -------------------------------
           Total deposits ..........................................      404,128,000       356,918,000
  Other borrowings (note 9) ........................................       30,486,000        24,129,000
  Subordinated debenture (note 10) .................................        7,217,000         7,217,000
  Securities sold under agreements to repurchase (note 9) ..........        4,731,000         3,370,000
  Accrued expenses and other liabilities ...........................        2,781,000         2,212,000
                                                                        -------------------------------
           Total liabilities .......................................      449,343,000       393,846,000
                                                                        -------------------------------
  Commitments and contingencies (note 16) ..........................               --                --

Stockholders' equity (notes 11 and 17)
  Common stock, no par value 10,000,000 shares authorized
     4,787,889 and 4,499,644 shares issued and outstanding at
     December 31, 2005 and 2004, respectively ......................       28,211,000        23,893,000
  Treasury stock, 39,581 shares outstanding at December 31, 2005 ...         (556,000)               --
  Retained earnings ................................................        6,647,000         6,746,000
  Accumulated other comprehensive income, net ......................         (918,000)         (179,000)
                                                                        -------------------------------
        Total Stockholders' equity .................................       33,384,000        30,460,000
                                                                        -------------------------------

        Total liabilities and Stockholders' equity .................    $ 482,727,000     $ 424,306,000
                                                                        ===============================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
                        Consolidated Statements of Income

                                                                      Years Ended December 31,
                                                            ---------------------------------------------
                                                                2005            2004             2003
                                                            ---------------------------------------------
Interest income:
   Loans ...............................................    $ 20,927,000    $ 17,346,000     $ 16,091,000
   Securities held to maturity:
      Taxable ..........................................         923,000       1,011,000        1,248,000
      Nontaxable .......................................         546,000         622,000          700,000
   Securities available for sale
      Taxable ..........................................       2,207,000       2,090,000          680,000
      Nontaxable .......................................          35,000          35,000           28,000
   Other interest--earning assets ......................         262,000          48,000          168,000
                                                            ---------------------------------------------
             Total interest income .....................      24,900,000      21,152,000       18,915,000
                                                            ---------------------------------------------
Interest expense:
   Deposits (note 8) ...................................       5,490,000       3,604,000        4,358,000
   Borrowed money ......................................       1,199,000       1,181,000          233,000
                                                            ---------------------------------------------
             Total interest expense ....................       6,689,000       4,785,000        4,591,000
                                                            ---------------------------------------------
   Net interest income before provision for loan losses       18,211,000      16,367,000       14,324,000
   Provision for loan losses (note 5) ..................         600,000         540,000          425,000
                                                            ---------------------------------------------
   Net interest income after provision for loan losses .      17,611,000      15,827,000       13,899,000
                                                            ---------------------------------------------
Noninterest income:
   Fees and service charges ............................       2,558,000       2,372,000        2,106,000
   Bank owned life insurance ...........................         210,000              --               --
   (Loss)/gain on calls and sales of securities,
       net (notes 3 and 4) .............................              --          (3,000)          49,000
   Gain on sales of mortgage loans .....................         239,000         135,000          451,000
   Miscellaneous .......................................         233,000         222,000          288,000
                                                            ---------------------------------------------
             Total noninterest income ..................       3,240,000       2,726,000        2,894,000
                                                            ---------------------------------------------
Noninterest expense:
   Salaries and employee benefits (note 12) ............       6,080,000       5,639,000        5,377,000
   Occupancy, net (note 16) ............................       1,010,000         969,000          758,000
   Equipment ...........................................         728,000         736,000          680,000
   Data processing .....................................       1,150,000       1,016,000          918,000
   Advertising .........................................         422,000         285,000          270,000
   FDIC insurance premium ..............................          49,000          49,000           48,000
   Amortization of intangible assets ...................          39,000          41,000           44,000
   Charitable contributions ............................         689,000         582,000          512,000
   Stationery and supplies .............................         263,000         239,000          241,000
   Merchant processing .................................         813,000         712,000          541,000
   Bank-card related services ..........................         454,000         409,000          327,000
   Miscellaneous .......................................       2,170,000       1,824,000        1,678,000
                                                            ---------------------------------------------
             Total noninterest expenses ................      13,867,000      12,501,000       11,394,000
                                                            ---------------------------------------------
   Income before income tax expense ....................       6,984,000       6,052,000        5,399,000
   Income tax expense (note 15) ........................       2,504,000       2,204,000        1,908,000
                                                            ---------------------------------------------
   Net income ..........................................    $  4,480,000    $  3,848,000     $  3,491,000
                                                            =============================================
   Basic earnings per share (note 14) ..................    $       0.94    $       0.82     $       0.76
                                                            =============================================
   Diluted earnings per share (note 14) ................    $       0.93    $       0.81     $       0.75
                                                            =============================================
   Cash dividends per share ............................    $       0.26    $       0.22     $       0.18
                                                            =============================================
   Weighted average number of common shares
       outstanding (note 14) ...........................       4,753,253       4,677,525        4,616,452
                                                            =============================================
   Weighted average number of diluted common
      shares outstanding (note 14) .....................       4,809,227       4,745,090        4,682,034
                                                            =============================================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity

                                                                 Years Ended December 31, 2005, 2004, and 2003
                                             -------------------------------------------------------------------------------------
                                                                                                         Accumulated
                                                                                                           Other
                                                  Common Stock                       Treasury Stock     Comprehensive
                                             ----------------------    Retained    -------------------  Income/(Loss),
                                              Shares       Amount      Earnings     Shares     Amount        Net         Total
                                             -------------------------------------------------------------------------------------
Balance -- December 31, 2002 ..............  4,106,227  $15,058,000  $ 8,600,000        --   $      --    $ 159,000   $ 23,817,000
  Cash dividends paid ($0.18 per share) ...         --           --     (817,000)       --          --           --       (817,000)
  5% Stock dividend .......................    150,162    3,679,000   (3,681,000)       --          --           --         (2,000)
  Common stock issued under stock plans ...     30,216      570,000           --        --          --           --        570,000
  Stock options exercised .................     12,289      126,000           --        --          --           --        126,000
  Tax benefit on stock options exercised ..         --      119,000           --        --          --           --        119,000
  Comprehensive income:
  Net income for the year
     ended December 31, 2003 ..............         --           --    3,491,000        --          --           --      3,491,000
  Unrealized holding losses on securities
     available for sale arising during the
     period (net tax benefit of $117,000) .         --           --           --        --          --     (185,000)      (185,000)
  Reclassification adjustment for gains in
     net income (net tax of $19,000) ......         --           --           --        --          --       30,000         30,000
                                                                                                                      ------------
  Total comprehensive income ..............                                                                              3,336,000
                                             -------------------------------------------------------------------------------------
Balance -- December 31, 2003 ..............  4,298,894  $19,552,000  $ 7,593,000        --   $      --    $   4,000   $ 27,149,000
  Cash dividends paid ($0.22 per share) ...         --           --   (1,016,000)       --          --           --     (1,016,000)
  5% Stock dividend .......................    155,502    3,577,000   (3,679,000)    4,339     100,000           --         (2,000)
  Common stock issued under stock plans ...     14,892      322,000           --    15,661     354,000           --        676,000
  Stock options exercised .................     30,356      292,000           --        --          --           --        292,000
  Tax benefit on stock options exercised ..         --      150,000           --        --          --           --        150,000
  Repurchase common stock .................         --           --           --   (20,000)   (454,000)          --       (454,000)
  Comprehensive income:
  Net income for the year
     ended December 31, 2004 ..............         --           --    3,848,000        --          --           --      3,848,000
  Unrealized holding losses on securities
     available for sale arising during the
       period (net tax benefit of $113,000)         --           --           --        --          --     (181,000)      (181,000)
  Reclassification adjustment for losses in
     net income (net tax benefit of $1,000)         --           --           --        --          --       (2,000)        (2,000)
                                                                                                                      ------------
  Total comprehensive income ..............                                                                              3,665,000
                                             -------------------------------------------------------------------------------------
Balance -- December 31, 2004 ..............  4,499,644  $23,893,000  $ 6,746,000        --   $      --    $(179,000)  $ 30,460,000
  Cash dividends paid ($0.26 per share) ...         --           --   (1,244,000)       --          --           --     (1,244,000)
  5% Stock dividend .......................    227,275    3,334,000   (3,335,000)       --          --           --         (1,000)
  Common stock issued under stock plans ...     45,280      771,000           --       379       5,000           --        776,000
  Stock options exercised .................     15,690      143,000           --        --          --           --        143,000
  Tax benefit on stock options exercised ..         --       70,000           --        --          --           --         70,000
  Repurchase common stock .................         --           --           --   (39,960)   (561,000)          --       (561,000)
  Comprehensive income:
  Net income for the year
     ended December 31, 2005 ..............         --           --    4,480,000        --          --           --      4,480,000
  Unrealized holding losses on securities
     available for sale arising during the
     period (net tax benefit of $464,000) .         --           --           --        --          --     (739,000)      (739,000)
                                                                                                                      ------------
Total comprehensive income ................                                                                              3,741,000
                                             -------------------------------------------------------------------------------------
Balance --December 31, 2005 ...............  4,787,889  $28,211,000  $ 6,647,000   (39,581)  $(556,000)   $(918,000)  $ 33,384,000
                                             =====================================================================================

See accompanying notes to consolidated financial statements.

                Stewardship Financial Corporation and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                         Years Ended December 31,
                                                                ------------------------------------------
                                                                    2005           2004           2003
                                                                ------------------------------------------
Cash flows from operating activities:
Net income ...................................................  $  4,480,000   $  3,848,000   $  3,491,000
Adjustments to reconcile net income to
  net cash provided by operating activities:
      Depreciation and amortization of premises and equipment        577,000        622,000        619,000
      Amortization of premiums and accretion of discounts, net       428,000        593,000        791,000
      Accretion of deferred loan fees ........................      (127,000)      (142,000)      (172,000)
      Provision for loan losses ..............................       600,000        540,000        425,000
      Originations of mortgage loans held for sale ...........   (27,897,000)   (12,032,000)   (37,063,000)
      Proceeds from sale of mortgage loans ...................    26,323,000     12,515,000     39,037,000
      Gain on sale of loans ..................................      (239,000)      (135,000)      (451,000)
      Loss (gain) on call and sale of securities .............            --          3,000        (49,000)
      Loss on write off of fixed asset .......................            --         63,000             --
      Gain on sale of fixed assets ...........................            --             --        (54,000)
      Deferred income tax benefit ............................      (344,000)      (254,000)       (44,000)
      Amortization of intangible assets ......................        39,000         41,000         44,000
      Increase in accrued interest receivable ................      (510,000)       (59,000)      (223,000)
      Increase in bank owned life insurance ..................      (210,000)            --             --
      Tax benefit of stock plans .............................        70,000        150,000        119,000
      (Increase) decrease in other assets ....................      (129,000)       360,000       (614,000)
      Increase (decrease) in other liabilities ...............       569,000       (105,000)       217,000
                                                                ------------------------------------------
         Net cash provided by operating activities ...........     3,630,000      6,008,000      6,073,000
                                                                ------------------------------------------
Cash flows from investing activities:
      Purchase of securities available for sale ..............   (17,175,000)   (13,689,000)   (58,690,000)
      Proceeds from maturities and principal repayments
         on securities available for sale ....................     7,637,000      8,699,000      5,552,000
      Proceeds from sales and calls on securities
         available for sale ..................................       500,000      9,211,000      4,270,000
      Purchase of securities held to maturity ................    (6,060,000)    (3,273,000)   (24,317,000)
      Proceeds from maturities and principal repayments on
         securities held to maturity .........................     8,107,000      9,968,000     17,097,000
      Proceeds from calls of securities held to maurity ......            --      5,235,000     15,125,000
      Purchase of FHLB-NY stock ..............................      (296,000)      (321,000)      (263,000)
      Investment in special purpose subsidiary ...............            --             --       (217,000)
      Net increase in loans ..................................   (49,540,000)   (34,531,000)   (45,450,000)
      Purchase of bank owned life insurance ..................    (8,000,000)
      Sales of premises and equipment ........................            --             --        227,000
      Additions to premises and equipment ....................    (3,608,000)      (481,000)      (696,000)
                                                                ------------------------------------------
         Net cash used in investing activities ...............   (68,435,000)   (19,182,000)   (87,362,000)
                                                                ------------------------------------------
Cash flows from financing activities:
      Net increase in noninterest-bearing deposits ...........     3,683,000      9,396,000     11,501,000
      Net increase in interest-bearing deposits ..............    43,527,000      5,984,000     27,302,000
      Net increase (decrease) in securities sold
         under agreement to repurchase .......................     1,361,000       (177,000)     1,112,000
      Net increase in short term borrowings ..................     7,900,000      5,500,000     20,000,000
      Payments on long term borrowings .......................    (1,543,000)    (1,371,000)            --
      Issuance of subordinated debentures ....................            --             --      7,217,000
      Cash dividends paid on common stock ....................    (1,245,000)    (1,018,000)      (819,000)
      Purchase of treasury stock .............................      (561,000)      (454,000)            --
      Exercise of stock options ..............................       143,000        292,000        126,000
      Issuance of common stock ...............................       776,000        676,000        570,000
                                                                ------------------------------------------
         Net cash provided by financing activities ...........    54,041,000     18,828,000     67,009,000
                                                                ------------------------------------------
      Net (decrease) increase in cash and cash equivalents ...   (10,764,000)     5,654,000    (14,280,000)
      Cash and cash equivalents - beginning ..................    24,792,000     19,138,000     33,418,000
                                                                ------------------------------------------
      Cash and cash equivalents - ending .....................  $ 14,028,000   $ 24,792,000   $ 19,138,000
                                                                ==========================================
Supplemental disclosures of cash flow information:
      Cash paid during the year for interest .................     6,209,000      4,831,000      4,676,000
      Cash paid during the year for income taxes .............     2,620,000      2,260,000      1,934,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Notes to Consolidated Financial Statements

Note 1. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Stewardship Financial Corporation ("the Corporation") and its wholly owned subsidiary, Atlantic Stewardship Bank ("the Bank"). Atlantic Stewardship Bank includes its wholly owned subsidiaries, Stewardship Investment Corp. and Stewardship Realty Corporation, LLC. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

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

Federal Home Loan Bank of New York Stock

As a condition of membership, the Corporation is required to maintain shares of stock in the Federal Home Loan Bank of New York (FHLB-NY). Effective December 1, 2005, FHLB-NY implemented a new capital plan which resulted in an automatic exchange of shares for new shares of FHLB-NY Class B stock and changed a member's minimum stock investment requirements. The Class B stock has two subclasses, one for membership stock purchase requirements and the other for activity-based stock purchase requirements. The membership requirements are measured at the end of each calendar year and is based on 0.2% of mortgage-related assets consisting of residential mortgage loans and mortgage-backed securities. The activity-based stock purchase requirement is equal to 4.5% of outstanding borrowings with the FHLB-NY. Such shares are carried at cost.

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

The Corporation defined the population of impaired loans to include nonaccrual loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows.

Loan fees collected and certain costs incurred related to loan originations are deferred and amortized as an adjustment to interest income over the life of the related loans. The deferred fees and costs, recorded as an adjustment to loans outstanding, are deferred and amortized to interest income over the life of the loan using the effective interest method.

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

Premises and equipment

Land is stated at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated lives of each type of asset. Estimated useful lives are three to forty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. Leasehold improvements are stated at cost less accumulated amortization computed on the straight-line method over the shorter of the term of the lease or the useful life. Significant renewals and improvements are capitalized. Maintenance and repairs are charged to operations as incurred. Rental income is netted against occupancy costs in the Consolidated Statements of Income.

Other real estate owned

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. Operating results for OREO, including rental income, operating expenses, and gains and losses realized from the sale of property owned, are also recorded in OREO expense. As of December 31, 2005 and 2004, the Corporation had no OREO.

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

Other comprehensive income

The Corporation's other comprehensive income is comprised of unrealized gains and losses on securities available for sale. Disclosure of comprehensive income for the years end 2005, 2004 and 2003 is presented in the accompanying Consolidated Statements of Changes in Stockholders' Equity.

Stock plans

At December 31, 2005, the Corporation has two stock-based employee compensation plans and two director compensation plans, which are described more fully in
Note 13. The Corporation accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based compensation.

                                                                      2005         2004         2003
                                                                   ------------------------------------
 Net Income:
    Net income as reported ......................................  $4,480,000   $3,848,000   $3,491,000
    Stock-based compensation included
       in net income, net of related tax effects ................      19,000       22,000       32,000
    Total stock-based compensation expense determined
       under fair value based method for all awards,
       net of related tax effects ...............................    (100,000)     (88,000)     (91,000)
                                                                   ------------------------------------
    Pro forma net income ........................................  $4,399,000   $3,782,000   $3,432,000
                                                                   ====================================
Earnings per share:
    As reported basic earnings per share ........................  $     0.94   $     0.82   $     0.76
    As reported diluted earnings per share ......................        0.93         0.81         0.75
    Pro forma basic earnings per share ..........................        0.93         0.81         0.74
    Pro forma diluted earnings per share ........................        0.91         0.80         0.73

    Weighted average fair value of options granted during year ..  $       --   $       --   $     6.25

The fair value of options granted for employees and directors is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:


                                                                   Employee
                                                                 Stock Options
                                                                 -------------
                                                                      2003
                                                                 -------------
Dividend yield ................................................        2.02%
Expected volatility ...........................................       51.65%
Risk-free interest rate .......................................        3.40%
Expected life .................................................      7 years
Fair value at grant date ......................................    $   6.25

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November, 2003, 2004 and 2005, a 3 for 2 stock split issued in July 2003 and a 4 for 3 stock split issued in July 2005.

Intangible assets

Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $134,000 and $166,000 at December 31, 2005 and December 31, 2004, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core  deposit  intangible  represents  the  intangible  value  of  depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $6,000 and $13,000 at December 31, 2005 and December 31, 2004, respectively, and is amortized on an accelerated basis over a period of twelve years.

Note 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

Cash reserves are required to be maintained on deposit with the Federal Reserve Bank based on deposits. In March 2005, the Corporation deployed a deposit reclassification software that allowed it to minimize the balances needed to be held at the Federal Reserve Bank to maintain required reserve balances. The average amount of the reserves on deposit for the years ended December 31, 2005 and 2004 was approximately $2.2 million and $5.9 million, respectively.

Note 3. SECURITIES AVAILABLE FOR SALE

The following is a summary of the contractual maturities and related unrealized gains and losses of securities available for sale:

                                                                 December 31, 2005
                                                  --------------------------------------------------
                                                                  Gross Unrealized
                                                   Amortized   ------------------------     Market
                                                     Cost         Gains       Losses        Value
                                                  --------------------------------------------------
U.S. Treasury:
  Within one year ..............................  $   501,000  $        --  $     5,000  $   496,000

U.S. government sponsored agencies:
  Within one year ..............................    5,118,000           --       75,000    5,043,000
  After one but within five years ..............   27,023,000           --      567,000   26,456,000
  After five years .............................      999,000           --       20,000      979,000
                                                  --------------------------------------------------
                                                   33,140,000           --      662,000   32,478,000
                                                  --------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ..............................      696,000           --        2,000      694,000
  After one but within five years ..............    1,062,000           --       30,000    1,032,000
  After five years .............................      310,000           --        5,000      305,000
                                                  --------------------------------------------------
                                                    2,068,000           --       37,000    2,031,000
                                                  --------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............    2,010,000           --       77,000    1,933,000
  After five years .............................   26,870,000        8,000      700,000   26,178,000
                                                  --------------------------------------------------
                                                   28,880,000        8,000      777,000   28,111,000
                                                  --------------------------------------------------
Community Reinvestment Act Fund:
  Within one year ..............................    1,071,000           --       20,000    1,051,000
                                                  --------------------------------------------------
                                                  $65,660,000  $     8,000  $ 1,501,000  $64,167,000
                                                  ==================================================

                                                                  December 31, 2004
                                                  --------------------------------------------------
                                                                  Gross Unrealized
                                                   Amortized   ------------------------     Market
                                                     Cost         Gains       Losses        Value
                                                  --------------------------------------------------
U.S. Treasury:
  After one but within five years ..............  $   503,000  $        --  $     8,000  $   495,000

U.S. government sponsored agencies:
  After one but within five years ..............   23,556,000       29,000      241,000   23,344,000

Obligations of state and political subdivisions:
  Within one year ..............................      156,000        2,000           --      158,000
  After one but within five years ..............    1,787,000           --       30,000    1,757,000
                                                  --------------------------------------------------
                                                    1,943,000        2,000       30,000    1,915,000
                                                  --------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............      193,000        2,000        1,000      194,000
  After five years .............................   29,587,000      126,000      177,000   29,536,000
                                                  --------------------------------------------------
                                                   29,780,000      128,000      178,000   29,730,000
                                                  --------------------------------------------------
Community Reinvestment Act Fund:
  Within one year ..............................    1,021,000        9,000           --    1,030,000
                                                  --------------------------------------------------
                                                  $56,803,000  $   168,000  $   457,000  $56,514,000
                                                  ==================================================

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

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2005 and 2004, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2005 and 2004.

                                 Less than 12 Months         12 Months or Longer              Total
                                ----------------------     ------------------------   ------------------------
                                            Unrealized                  Unrealized                 Unrealized
2005                            Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
                                ----------------------     ------------------------   ------------------------
U.S. Treasury ................  $        --  $        --   $   496,000  $    (5,000)  $   496,000  $    (5,000)
U.S. government
  sponsored agencies .........   16,095,000     (267,000)   16,383,000     (395,000)   32,478,000     (662,000)
Obligations of state and
  political subdivisions .....      304,000       (5,000)    1,727,000      (32,000)    2,031,000      (37,000)
Mortgage-backed securities ...   19,432,000     (428,000)    8,280,000     (349,000)   27,712,000     (777,000)
Community Reinvestment
  Act Fund ...................    1,051,000      (20,000)           --           --     1,051,000      (20,000)
                                ------------------------------------------------------------------------------
    Total temporarily impaired
      securities .............  $36,882,000  $  (720,000)  $26,886,000  $  (781,000)  $63,768,000  $(1,501,000)
                                ==============================================================================

                                 Less than 12 Months         12 Months or Longer              Total
                                ----------------------     ------------------------   ------------------------
                                            Unrealized                  Unrealized                 Unrealized
2004                            Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
                                ----------------------     ------------------------   ------------------------

U.S. Treasury ................  $   495,000  $    (8,000)  $        --  $        --   $   495,000  $    (8,000)
U.S. government
  sponsored agencies .........   15,394,000     (200,000)    1,693,000      (41,000)   17,087,000     (241,000)
Obligations of state and
  political subdivisions .....    1,526,000      (27,000)      231,000       (3,000)    1,757,000      (30,000)
Mortgage-backed securities ...    9,443,000      (70,000)    3,857,000     (108,000)   13,300,000     (178,000)
                                ------------------------------------------------------------------------------
    Total temporarily impaired
      securities .............  $26,858,000  $  (305,000)  $ 5,781,000  $  (152,000)  $32,639,000  $  (457,000)
                                ==============================================================================


The unrealized losses are primarily due to changes in interest rates. These securities have not been considered impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity or for a sufficient amount of time to recover the recorded principal.

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2005, 2004 and 2003 were $500,000, $9,211,000 and
$4,270,000 respectively. There were no gains and no losses realized on sales or calls during the year ended December 31, 2005. Gross gains totaling $4,000 and gross losses totaling $9,000 were realized on sales and calls of securities during the year ended December 31, 2004. Gross gains totaling $49,000 and no losses were realized on sales and calls of securities during the year ended December 31, 2003.

Note 4. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities and related unrealized gains and losses of securities held to maturity:

                                                                  December 31, 2005
                                                  ---------------------------------------------------
                                                                  Gross Unrealized
                                                   Carrying    ------------------------   Estimated
                                                     Value        Gains       Losses     Market Value
                                                  ---------------------------------------------------
U.S. Treasury:
  Within one year ..............................  $   502,000  $        --  $     1,000  $   501,000
  After one but within five years ..............      502,000        2,000           --      504,000
                                                  --------------------------------------------------
                                                    1,004,000        2,000        1,000    1,005,000
                                                  --------------------------------------------------
U.S. government sponsored agencies:
  Within one year ..............................    5,211,000        1,000       70,000    5,142,000
  After one but within five years ..............    5,902,000           --       98,000    5,804,000
  After five years .............................    1,000,000           --       12,000      988,000
                                                  --------------------------------------------------
                                                   12,113,000        1,000      180,000   11,934,000
                                                  --------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ..............................    6,078,000        7,000       12,000    6,073,000
  After one but within five years ..............    8,439,000       20,000       90,000    8,369,000
  After five years .............................    1,230,000           --       26,000    1,204,000
                                                  --------------------------------------------------
                                                   15,747,000       27,000      128,000   15,646,000
                                                  --------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............      917,000           --       22,000      895,000
  After five years .............................    8,036,000       60,000      101,000    7,995,000
                                                  --------------------------------------------------
                                                    8,953,000       60,000      123,000    8,890,000
                                                  --------------------------------------------------
                                                  $37,817,000  $    90,000  $   432,000  $37,475,000
                                                  ==================================================

                                                                  December 31, 2004
                                                  ---------------------------------------------------
                                                                  Gross Unrealized
                                                   Carrying    ------------------------   Estimated
                                                     Value        Gains       Losses     Market Value
                                                  ---------------------------------------------------
U.S. Treasury:
  After one but within five years ..............  $ 1,007,000  $    30,000  $        --  $ 1,037,000

U.S. government sponsored agencies:
  Within one year ..............................      511,000        1,000           --      512,000
  After one but within five years ..............    8,144,000       21,000       76,000    8,089,000
                                                  --------------------------------------------------
                                                    8,655,000       22,000       76,000    8,601,000
                                                  --------------------------------------------------
Obligations of state and political subdivisions:
  Within one year ..............................    3,517,000       36,000        1,000    3,552,000
  After one but within five years ..............   13,613,000      210,000       14,000   13,809,000
  After five years .............................      558,000           --        2,000      556,000
                                                  --------------------------------------------------
                                                   17,688,000      246,000       17,000   17,917,000
                                                  --------------------------------------------------
Mortgage-backed securities:
  After one but within five years ..............      424,000        6,000           --      430,000
  After five years .............................   12,337,000      202,000       23,000   12,516,000
                                                  --------------------------------------------------
                                                   12,761,000      208,000       23,000   12,946,000
                                                  --------------------------------------------------
                                                  $40,111,000  $   506,000  $   116,000  $40,501,000
                                                  ==================================================

                                      A-29

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as GNMA and government sponsored agencies such as FNMA and FHLMC.

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2005 and 2004, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2005 and 2004.

                                 Less than 12 Months         12 Months or Longer              Total
                                ----------------------     ------------------------   ------------------------
                                            Unrealized                  Unrealized                 Unrealized
2005                            Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
                                ----------------------     ------------------------   ------------------------
U.S. Treasury ................  $   501,000  $    (1,000)  $        --  $        --   $   501,000  $    (1,000)
U.S. government
  sponsored agencies .........    5,380,000      (62,000)    6,051,000     (118,000)   11,431,000     (180,000)
Obligations of state and
  political subdivisions .....    7,379,000      (88,000)    2,280,000      (40,000)    9,659,000     (128,000)
Mortgage-backed securities ...    2,902,000      (47,000)    2,515,000      (76,000)    5,417,000     (123,000)
                                ------------------------------------------------------------------------------
    Total temporarily impaired
      securities .............  $16,162,000  $  (198,000)  $10,846,000  $  (234,000)  $27,008,000  $  (432,000)
                                ==============================================================================

                                 Less than 12 Months         12 Months or Longer              Total
                                ----------------------     ------------------------   ------------------------
                                            Unrealized                  Unrealized                 Unrealized
2004                            Fair Value     Losses      Fair Value     Losses      Fair Value     Losses
                                ----------------------     ------------------------   ------------------------
U.S. government
  sponsored agencies .........  $ 5,627,000  $   (63,000)  $   486,000  $   (13,000)  $ 6,113,000  $   (76,000)
Obligations of state and
  political subdivisions .....    3,335,000      (17,000)           --           --     3,335,000      (17,000)
Mortgage-backed securities ...    2,254,000      (11,000)    1,013,000      (12,000)    3,267,000      (23,000)
                                ------------------------------------------------------------------------------
    Total temporarily impaired
      securities .............  $11,216,000  $   (91,000)  $ 1,499,000  $   (25,000)  $12,715,000  $  (116,000)
                                ==============================================================================

The unrealized losses are primarily due to changes in interest rates. These securities have not been considered impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity.

There were no cash proceeds realized on calls for the year ended December 31, 2005. Cash proceeds realized from calls of securities held to maturity for the years ended December 31, 2004 and 2003 were $5,235,000 and $15,125,000 respectively. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2004. There were no gains or losses realized on calls for the years ended December 31, 2005 and 2003.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the three years ended December 31, 2005, 2004 and 2003 were $1,002,000, $1,003,000 and $1,004,000, respectively. See also Note
9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 5. LOANS

The loan portfolio consisted of the following:

                                                            December 31,
                                                    ----------------------------
                                                        2005            2004
                                                    ----------------------------
Mortgage:
  Residential ..................................    $ 45,604,000    $ 41,569,000
  Commercial ...................................     163,309,000     130,762,000
Commercial .....................................      65,011,000      55,252,000
Equity .........................................      20,271,000      21,484,000
Installment ....................................      51,540,000      47,218,000
Other ..........................................         506,000         260,000
                                                    ----------------------------
    Total gross loans ..........................     346,241,000     296,545,000
                                                    ----------------------------
Less: Deferred loan fees, net of costs .........         418,000         337,000
      Allowance for loan losses ................       3,847,000       3,299,000
                                                    ----------------------------
                                                       4,265,000       3,636,000
                                                    ----------------------------
Loans, net .....................................    $341,976,000    $292,909,000
                                                    ============================

At December 31, 2005, 2004 and 2003, loans participated by the Corporation to other organizations totaled approximately $6,017,000, $5,730,000 and $5,983,000, respectively.

Activity in the allowance for loan losses is summarized as follows::

                                                     December 31,
                                        ---------------------------------------
                                           2005          2004          2003
                                        ---------------------------------------
Balance, beginning ...................  $ 3,299,000   $ 2,888,000   $ 2,689,000
Provision charged to operations ......      600,000       540,000       425,000
Recoveries of loans charged off ......        5,000        12,000         3,000
Loans charged off ....................      (57,000)     (141,000)     (229,000)
                                        ---------------------------------------
Balance, ending ......................  $ 3,847,000   $ 3,299,000   $ 2,888,000
                                        =======================================

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2005 and 2004, these loans aggregated approximately $1,684,000 and $444,000, respectively. During the year ended December 31, 2005, new loans totaling $55,000 were granted and repayments totaled approximately $231,000. During the year ended December 31, 2005, loans for new directors totaled $1,441,000 offset by a $25,000 loan of a director who resigned. The loans, at December 31, 2005, were current as to principal and interest payments, and do not involve more than normal risk of collectability.

Note 6. NONPERFORMING ASSETS

Nonperforming assets include the following:

                                                               December 31,
                                                          ----------------------
                                                            2005          2004
                                                          ----------------------
Nonaccrual loans .....................................    $472,000    $  262,000
Loans past due ninety days or more and accruing ......      55,000       947,000
Restructured loans ...................................          --       215,000
                                                          ----------------------
     Total nonperforming loans .......................    $527,000    $1,424,000
                                                          ======================

Restructured loans classified as nonaccrual for the years ended December 31, 2005 and 2004 were $152,000 and $162,000, respectively.

There were no restructured loans classified as loans past due ninety days or more and accruing for the years ended December 31, 2005 and 2004.

The following information is presented for loans classified as nonaccrual and restructured:

                                                         Year ended December 31,
                                                       -------------------------
                                                         2005     2004     2003
                                                       -------------------------
Income that would have been recorded under
  contractual terms .................................  $44,000  $47,000  $57,000
Less interest income received .......................    6,000   20,000   13,000
                                                       -------------------------
Lost income on nonperforming loans at year end ......  $38,000  $27,000  $44,000
                                                       =========================

Impaired loans consisted of the following:

                                                         December 31,
                                                --------------------------------
                                                  2005        2004        2003
                                                --------------------------------
Impaired Loans
  With related allowance for loan loss .......  $152,000  $  477,000  $1,073,000
  Without related allowance for loan loss ....   320,000     947,000      17,000
                                                --------------------------------
Total impaired loans .........................  $472,000  $1,424,000  $1,090,000
                                                ================================
Related allowance for possible credit losses .  $ 29,000  $   44,000  $  100,000
                                                ================================
Average investment in impaired loans .........  $430,000  $1,431,000  $1,258,000
                                                ================================
Interest recognized on impaired loans ........  $  6,000  $   71,000  $   44,000
                                                ================================

Note 7. PREMISES AND EQUIPMENT, NET

                                                              December 31,
                                                       -------------------------
                                                          2005          2004
                                                       -------------------------
Land ..............................................    $ 2,999,000    $1,116,000
Buildings and improvements ........................      2,698,000     1,971,000
Leasehold improvements ............................        972,000       732,000
Furniture, fixtures and equipment .................      3,509,000     3,335,000
                                                       -------------------------
                                                        10,178,000     7,154,000
Less accumulated depreciation and amortization ....      3,714,000     3,721,000
                                                       -------------------------
Total premises & equipment, net ...................    $ 6,464,000    $3,433,000
                                                       =========================

Amounts charged to net occupancy expense for depreciation and amortization of banking premises and equipment amounted to $577,000, $622,000 and $619,000 in 2005, 2004 and 2003, respectively.

Note 8. DEPOSITS

                                               December 31, 2005            December 31, 2004
                                           -------------------------------------------------------
                                            Weighted                     Weighted
                                            Average                      Average
                                              Rate          Amount         Rate          Amount
                                           -------------------------------------------------------
Noninterest-bearing demand .............        0%       $ 93,924,000         0%      $ 90,241,000

NOW accounts ...........................     1.29%         72,023,000      1.02%        60,025,000
Money market accounts ..................     1.07%         50,883,000      0.74%        64,160,000
                                           -------------------------------------------------------
Total interest-bearing demand ..........     1.20%        122,906,000      0.88%       124,185,000

Statement savings and clubs ............     0.59%         41,396,000      0.61%        45,492,000
Business savings .......................     0.51%          4,384,000      0.49%         4,474,000
                                           -------------------------------------------------------
Total savings ..........................     0.58%         45,780,000      0.60%        49,966,000

IRA investment and variable rate savings     3.59%         21,324,000      3.43%        19,490,000
Money market certificates ..............     3.59%        120,194,000      2.36%        73,036,000
                                           -------------------------------------------------------
Total certificates of deposit ..........     3.59%        141,518,000      2.59%        92,526,000
                                           -------------------------------------------------------
Total interest-bearing deposits ........     2.20%        310,204,000      1.42%       266,677,000
                                           -------------------------------------------------------
Total deposits .........................     1.69%       $404,128,000      1.06%      $356,918,000
                                           =======================================================

Certificates of deposit with balances of $100,000 or more at December 31, 2005 and 2004, totaled approximately $62,343,000 and $32,214,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $1,562,000, $798,000, and $908,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                           December 31,
                                                 -------------------------------
                                                      2005               2004
                                                 -------------------------------
One year or less ........................        $ 49,075,000        $58,819,000
After one to three years ................          84,950,000         30,169,000
After three years .......................           7,493,000          3,538,000
                                                 -------------------------------
                                                 $141,518,000        $92,526,000
                                                 ===============================

Note 9. OTHER BORROWINGS

Federal Home Loan Bank of New York Advances

During the years 2005 and 2004, the maximum amount of FHLB-NY advances outstanding at any month end was $30.5 million and $24.1 million, respectively. The average amount of advances outstanding during the year ended December 31, 2005 and 2004 was $17.1 million and $19.1 million, respectively. As of December 31, 2005, all FHLB-NY advances had fixed rates. The advances as of December 31, 2005 are scheduled for repayment as follows:

                                                Weighted
                                                 Average
                     Maturity      Amount         Rate
                     --------    -----------   ------------
                       2006      $15,400,000       4.34%
                       2008        5,086,000       3.26%
                       2013       10,000,000       3.82%
                                 -----------
                                 $30,486,000       3.99%
                                 ===========

Advances totaling $10.0 million are convertible by the FHLB-NY quarterly into any FHLB-NY advance at current market rate. This conversion feature is only available if the three month LIBOR resets at or above 7.50%.

Advances from the FHLB-NY were secured by a blanket assignment of the Corporation's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Corporation.

The Corporation had an available overnight line of credit with the FHLB-NY for a maximum amount of $41.6 million at December 31, 2005. At December 31, 2005 the Bank had utilized $5.4 million of this line.

Securities Sold Under Agreement to Repurchase

At December 31, 2005 and 2004, securities sold under agreements to repurchase were collateralized by U.S. Treasury and agency securities having a carrying value of approximately $10,089,000 and $5,776,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

                                                              December 31,
                                                      --------------------------
                                                         2005           2004
                                                      --------------------------

Balance ..........................................    $4,731,000     $3,370,000
Weighted average interest rate ...................          3.48%          1.99%
Weighted average length of maturity ..............       69 days       108 days
Maximum amount outstanding at any month end
  during the year ................................    $5,422,000     $3,950,000
Average amount outstanding during the year .......    $3,371,000     $2,832,000
Average interest rate during the year ............          2.91%          1.31%

Note 10. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

On September 17, 2003, Stewardship Statutory Trust I (the "Trust"), a statutory business trust, and a wholly owned subsidiary of Stewardship Financial Corporation, issued $7,000,000 Fixed/Floating Rate Capital Securities ("Capital Securities"), the proceeds from which the Trust used to purchase from the Corporation, $7,217,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures ("Debentures") maturing September 17, 2033. The Trust is obligated to distribute all proceeds of a redemption whether voluntary or upon maturity, to holders of the Capital Securities. Stewardship Financial Corporation's obligation with respect to the Capital Securities, and the subordinated debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Stewardship Financial Corporation of the Trust's obligations to pay amounts when due on the Capital Securities.

The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003 and was reissued as FASB Interpretation No. 46 (revised December 2003) ("FIN 46R"). FIN 46 and FIN 46R provided guidance on the identification of entities controlled through means other than voting rights and specified how the Corporation should evaluate its interest in a variable interest entity for purposes of determining whether to consolidate that entity. If a variable interest entity does not effectively disperse risk among the parties involved, it must be consolidated by its primary beneficiary.

The Corporation adopted FIN 46R on December 31, 2003, deconsolidating its investment in Stewardship Statutory Trust I, the subsidiary trust formed in connection with the issuance of subordinated debentures (trust preferred securities). In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include trust preferred securities in their Tier I capital for regulatory purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve System will continue to allow bank holding companies to include trust preferred securities in Tier I capital for regulatory purposes. As of December 31, 2005, assuming the Corporation was not allowed to include the $7,000,000 in trust preferred securities issued by Stewardship Statutory Trust I in Tier I capital, the Corporation would remain "well capitalized".

Note 11. REGULATORY CAPITAL REQUIREMENTS

Regulations of the Board of Governors of the Federal Reserve System ("FRB") require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2005, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

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

Management believes that, as of December 31, 2005, the Bank and the Corporation have met all capital adequacy requirements to which they are subject.

The following is a summary of the Corporation's actual capital amounts and ratios as of December 31, 2005 and 2004, compared to the FRB minimum capital adequacy requirements and the FRB requirements for classification as a well capitalized institution:

                                                             FRB Requirements
                                                -----------------------------------------
                                                 Minimum Capital     For Classification
                                 Actual              Adequacy       as Well Capitalized
                           ------------------   ------------------  ---------------------
                             Amount     Ratio     Amount     Ratio     Amount     Ratio
                           ------------------   ------------------  ---------------------
December 31, 2005
Leverage (Tier 1) capital  $41,143,000   8.71%  $18,899,000   4.00%  $23,624,000   5.00%
Risk-based capital:
  Tier 1 ................   41,143,000  11.16%   14,741,000   4.00%   22,111,000   6.00%
  Total .................   44,990,000  12.21%   29,482,000   8.00%   36,852,000  10.00%

December 31, 2004
Leverage (Tier 1) capital  $37,460,000   9.08%  $16,506,000   4.00%  $20,632,000   5.00%
Risk-based capital:
  Tier 1 ................   37,460,000  12.48%   12,011,000   4.00%   18,016,000   6.00%
  Total .................   40,758,000  13.57%   24,022,000   8.00%   30,027,000  10.00%

Note 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation's Board of Directors on an annual basis. Total profit sharing plan expense for the years ended
December 31, 2005, 2004 and 2003 amounted to approximately $395,000, $327,000 and $290,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant's first 5% contribution. Total 401(k) expense for the years ended December 31, 2005, 2004 and 2003 amounted to approximately $65,000, $59,000 and $50,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 2,384, 2,106 and 3,277 shares during 2005, 2004 and 2003, respectively.

Note 13. STOCK-BASED COMPENSATION

At December 31, 2005, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and a Stock Option Plan for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. The Corporation has not granted shares during 2005, 2004 and 2003 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors' fees in shares of the Corporation's common stock, rather than in cash. The Corporation issued 2,232, 2,258 and 5,226 shares during 2005, 2004 and 2003, respectively.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 199,457 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable starting one year from the date of the grant and expire ten years from the date of grant. There were no options granted during 2004 or 2005. Options were granted to all full-time employees on July 15, 2003. In December 2005, the Compensation Committee of the Board of Directors approved an acceleration of the vesting of all options granted on July 15, 2003 to full vesting. The decision to accelerate the vesting of options was undertaken to eliminate the future compensation expense the Corporation would otherwise recognize in its income statement with respect to those options upon the adoption of SFAS 123R in January, 2006. A summary of the status of the qualified stock options as of December 31, 2005, 2004 and 2003 and changes during the years then ended on those dates is presented below:

                                           2005                  2004                2003
                                    ----------------------------------------------------------------
                                               Weighted              Weighted              Weighted
                                               Average               Average               Average
                                               Exercise              Exercise              Exercise
                                     Shares     Price      Shares     Price      Shares     Price
                                    ----------------------------------------------------------------
Outstanding at beginning of year .    74,688  $     6.41    80,188  $     6.52    76,433  $     5.12
Granted ..........................        --          --        --          --    13,428       13.61
Exercised ........................     1,546        6.52     3,784        6.97     9,056        4.77
Forfeited ........................       772       13.61     1,716       10.03       617       13.61
                                    ----------------------------------------------------------------
Outstanding at end of year .......    72,370  $     6.33    74,688  $     6.41    80,188  $     6.52

Options exercisable at year end ..    72,370                62,553                59,514
Weighted average fair value of
   options granted during the year  $     --              $     --              $  6.25

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2005:

                                                            Options Outstanding
                                      ----------------------------------------------------------------
                                        Number        Weighted Avg.        Weighted          Number
                                      Outstanding       Remaining           Average        Exercisable
                                      at 12/31/05    Contractual Life   Exercise Price      12/31/05
                                      ----------------------------------------------------------------
Range of Exercise Prices:
   $ 3 -  5 ......................       43,353            1.50              $ 4.26           43,353
   $ 5 -  8 ......................       17,904            3.78                6.84           17,904
   $ 8 - 11 ......................           --              --                  --               --
   $11 - 14 ......................       11,113            7.54               13.61           11,113
   --------                             ------------------------------------------------------------
   $ 3 - 14 ......................       72,370            2.99              $ 6.33           72,370
                                        ============================================================

The 2001 Stock Option Plan for Non-Employee Directors provided for options to purchase shares of common stock to be issued to Directors of the Corporation. The plan reserved 153,154 shares of common stock for issuance. Options would be exercisable 20% each year for five years. No option may be exercised more than five years after the date of its grant. A summary of the status of the nonqualified stock options as of December 31, 2005, 2004 and 2003 and changes during the years then ended on those dates is presented below:

                                               2005                  2004                  2003
                                        ------------------------------------------------------------------
                                                   Weighted-             Weighted-             Weighted-
                                                    Average               Average               Average
                                                   Exercise              Exercise              Exercise
                                         Shares      Price     Shares      Price     Shares      Price
                                        ------------------------------------------------------------------
Outstanding at beginning of year .....     66,371  $    7.33    107,211  $    7.02    112,313  $    6.51
Granted ..............................      5,105      14.67         --         --      7,658      13.61
Exercised ............................     20,420       6.51     40,840       6.51     12,760       6.51
Forfeited ............................      7,658      13.61         --         --         --         --
                                        ----------------------------------------------------------------
Outstanding at end of year ...........     43,398  $    7.47     66,371  $    7.33    107,211  $    7.02

Options exercisable at year end ......     17,872                12,765                30,633
Weighted average fair value of
   options granted during the year ...  $   14.67             $      --             $   13.61

The following table summarizes information about the nonqualified nonemployee Director stock options outstanding at December 31, 2005:

                                                          Options Outstanding
                                     -------------------------------------------------------------------
                                        Number         Weighted Avg.       Weighted           Number
                                      Outstanding        Remaining          Average         Exercisable
                                      at 12/31/05     Contractual Life  Exercise Price       12/31/05
                                     -------------------------------------------------------------------
Range of Exercise Prices:
       $ 6 -  9  ................        38,293              0.35            $ 6.51            17,872
       $ 9 - 12  ................            --                --                --                --
       $12 - 15  ................         5,105              4.80             14.67                --
       --------                          ------------------------------------------------------------
       $ 6 - 15  ................        43,398              0.87            $ 7.47            17,872
                                         ============================================================

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

Note 14: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2005, 2004 and 2003:

                                                    2005         2004         2003
                                                ------------------------------------
Net income ..................................   $4,480,000   $3,848,000   $3,491,000
                                                ====================================
Income available to common stockholders
   basic and diluted ........................   $4,480,000   $3,848,000   $3,491,000
                                                ====================================
Weighted average common shares
  outstanding - basic .......................    4,753,253    4,677,525    4,616,452
Effect of dilutive securities - stock options       55,974       67,565       65,582
                                                ------------------------------------
Weighted average common shares
  outstanding - diluted .....................    4,809,227    4,745,090    4,682,034
                                                ====================================
Basic earnings per share ....................   $     0.94   $     0.82   $     0.76
                                                ====================================

Dilute earnings per share ...................   $     0.93   $     0.81   $     0.75
                                                ====================================

Note 15. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

                                             Year ended December 31,
                                  ----------------------------------------------
                                     2005             2004             2003
                                  ----------------------------------------------
Current tax expense:
   Federal ..................     $ 2,218,000      $ 1,877,000      $ 1,497,000
   State ....................         630,000          581,000          455,000
                                  ----------------------------------------------
                                    2,848,000        2,458,000        1,952,000
Deferred tax benefit:
   Federal ..................        (293,000)        (216,000)         (37,000)
   State ....................         (51,000)         (38,000)          (7,000)
                                  ----------------------------------------------
                                     (344,000)        (254,000)         (44,000)
                                  ----------------------------------------------
                                  $ 2,504,000      $ 2,204,000      $ 1,908,000
                                  ==============================================

Not included in the above table is the income tax benefit relating to unrealized losses on securities available for sale recognized in stockholders' equity amounting to $464,000, $114,000 and $98,000 for the years ended December 31, 2005, 2004, and 2003 respectively.

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

                                                                  Year ended December 31,
                                                         -----------------------------------------
                                                             2005           2004           2003
                                                         -----------------------------------------
Federal income tax ...................................   $ 2,375,000    $ 2,058,000    $ 1,836,000
Add (deduct) effect of:
  State income taxes, net of federal income tax effect       382,000        359,000        296,000
  Nontaxable interest income .........................      (252,000)      (215,000)      (230,000)
  Other items, net ...................................        (1,000)         2,000          6,000
                                                         -----------------------------------------
Effective federal income taxes .......................   $ 2,504,000    $ 2,204,000    $ 1,908,000
                                                         =========================================

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                               December 31,
                                                         -----------------------
                                                             2005         2004
                                                         -----------------------
Deferred tax assets:
  Allowance for loan losses ..........................   $1,536,000   $1,317,000
  Accrued reserves ...................................      149,000      109,000
  Core deposit intangible amortization ...............       15,000       19,000
  Nonaccrual loan interest ...........................       37,000       22,000
  Depreciation .......................................      153,000       80,000
  Unrealized losses on securities available for sale .      576,000      112,000
  Other ..............................................        1,000           --
                                                         -----------------------
                                                         $2,467,000   $1,659,000
                                                         =======================

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

At December 31, 2005, the Corporation had mortgage commitments to extend credit aggregating approximately $1.5 million at fixed rates averaging 6.32% and $0.3 million with variable rates currently averaging 5.38%. Of these loan commitments, $1.2 million will be sold to investors upon closing. Commercial, construction, and home equity loan commitments of approximately $14.6 million were extended with variable rates currently averaging 7.46% and $12.6 million were extended at fixed rates averaging 6.26%. All commitments were due to expire within approximately 90 days.

Additionally, at December 31, 2005, the Corporation was committed for approximately $92.6 million of unused lines of credit, consisting of $25.9 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), $11.4 million relating to credit cards, and $55.3 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $1.8 million at December 31, 2005, of which $1.5 million expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate.

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

Rent expense under long-term operating leases for branch offices amounted to approximately $460,000, $463,000 and $363,000 during the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

                       Year Ending               Minimum
                       December 31                Rent
                       -----------------------------------
                          2006 .............   $  483,000
                          2007 .............      478,000
                          2008 .............      461,000
                          2009 .............      411,000
                          2010 .............      392,000
                         Thereafter ........    2,730,000
                                               ----------
                                               $4,955,000
                                               ==========

The Corporation is also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

Note 17. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend shall be paid by the Bank on its capital stock unless, following the payment of such dividend, the capital stock of the Bank will be unimpaired, and the Bank will have a surplus of not less than 50% of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank. At December 31, 2005, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

Note 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures About Fair Value of Financial Instruments", requires that the Corporation to disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.

                                                          December 31,
                                     ---------------------------------------------------------
                                                2005                         2004
                                     ---------------------------------------------------------
                                       Carrying      Estimated       Carrying      Estimated
                                        Amount       Fair Value       Amount       Fair Value
                                     ---------------------------------------------------------
                                                       (Dollars in thousands)
Financial assets:
  Cash and cash equivalents ......   $     14,028   $     14,028   $     24,792   $     24,792
  Securities available for sale ..         64,167         64,167         56,514         56,514
  Securities held to maturity ....         37,817         37,475         40,111         40,501
  FHLB-NY stock ..................          1,939          1,939          1,643          1,643
  Net loans ......................        341,976        341,156        292,909        293,623
  Mortgage loans held for sale ...          2,041          2,041            228            228

Financial liabilities:
  Deposits .......................        404,128        404,393        356,918        357,100
  Securities sold under agreements
     to repurchase ...............          4,731          4,731          3,370          3,370
  Other borrowings ...............         30,486         29,644         24,129         23,654
  Subordinated debenture .........          7,217          7,731          7,217          7,503

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

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2005 and 2004, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Other borrowings

Fair values are based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect the interest rate risk inherent in the borrowings.

Subordinated debenture

Fair value is based on the discounted value of cash flows. The discount rate is estimated using market disount rates which reflect the interest rate risk inherent in the subordinated debenture.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2005 and 2004 were not material.

Limitations

The preceding fair value estimates were made at December 31, 2005 and 2004, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2005 and 2004, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

Note 19. PARENT COMPANY ONLY

The Corporation was formed in January, 1995, to operate its subsidiary, Atlantic Stewardship Bank (the "Bank"). The earnings of the Bank are recognized by the Corporation using the equity method of accounting. Accordingly, the Bank dividends paid reduce the Corporation's investment in the subsidiary. In 2003, the Corporation formed its second subsidiary, Stewardship Statutory Trust, to offer trust preferred securities. The following information should be read in conjuction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2005 and 2004 are presented below:

Condensed Statements of Financial Condition                           Years ended December 31,
                                                                    -----------------------------
                                                                        2005           2004
                                                                    -----------------------------
  Assets
  Cash and due from banks .......................................   $    286,000    $     49,000
  Securities available for sale .................................      4,387,000       4,483,000
  Securities held to maturity ...................................             --              --
  Investment in subsidiary ......................................     35,537,000      32,767,000
  Accrued interest receivable ...................................         45,000          45,000
  Other assets ..................................................        421,000         376,000
                                                                    ----------------------------
           Total assets .........................................   $ 40,676,000    $ 37,720,000
                                                                    ============================
Liabilities and Stockholders' equity
  Subordinated debenture ........................................   $  7,217,000    $  7,217,000
  Other liabilities .............................................         75,000          43,000
  Stockholders' equity ..........................................     33,384,000      30,460,000
                                                                    ----------------------------
            Total liabilities and Stockholders' equity ..........   $ 40,676,000    $ 37,720,000
                                                                    ============================

Condensed Statements of Income                                              Years ended December 31,
                                                                    -------------------------------------------
                                                                        2005            2004           2003
                                                                    -------------------------------------------
  Interest income - securities available for sale ...............   $    174,000    $    160,000    $    33,000
  Interest income - securities held to maturity .................             --           4,000         26,000
  Dividend income ...............................................      1,386,000         325,000        275,000
  Other income ..................................................         14,000          11,000          9,000
                                                                    -------------------------------------------
              Total income ......................................      1,574,000         500,000        343,000

  Interest expense ..............................................        487,000         487,000        141,000
  Other expenses ................................................        127,000         145,000        106,000
                                                                    -------------------------------------------
              Total expenses ....................................        614,000         632,000        247,000

  Income before income tax benefit ..............................        960,000        (132,000)        96,000
  Tax benefit ...................................................       (145,000)       (155,000)       (61,000)
                                                                    -------------------------------------------
  Income before equity in undistributed earnings
     of subsidiary ..............................................      1,105,000          23,000        157,000
  Equity in undistributed earnings of subsidiary ................      3,375,000       3,825,000      3,334,000
                                                                    -------------------------------------------
  Net income ....................................................   $  4,480,000    $  3,848,000    $ 3,491,000
                                                                    ===========================================

Condensed Statements of Cash Flows                                           Years ended December 31,
                                                                    -------------------------------------------
                                                                            2005            2004           2003
                                                                    -------------------------------------------
Cash flows from operating activities:
   Net income ...................................................   $  4,480,000    $  3,848,000    $ 3,491,000
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Equity in undistributed earnings of subsidiary ...........     (3,375,000)     (3,825,000)    (3,334,000)
       Loss on sale of securities available for sale ............             --           4,000             --
       Accretion of discounts ...................................         (1,000)         (1,000)            --
       Increase in accrued interest receivable ..................             --          (1,000)       (44,000)
       (Increase) decrease in other assets ......................        (11,000)        (55,000)         2,000
       Increase (decrease) in other liabilities .................         30,000           1,000         (7,000)
                                                                    -------------------------------------------
           Net cash provided by (used in) operating activities ..      1,123,000         (29,000)       108,000
                                                                    -------------------------------------------
Cash flows from investing activities:
   Purchase of security held to maturity ........................             --              --     (1,000,000)
   Proceeds from calls on securities held to maturity ...........             --       1,000,000             --
   Purchase of securities available for sale ....................             --      (1,991,000)    (3,800,000)
   Investment in bank subsidiary ................................             --              --     (3,000,000)
   Investment in special purpose subsidiary .....................             --              --       (217,000)
   Proceeds from sales and calls on securities available for sale             --       1,296,000             --
                                                                    -------------------------------------------
           Net cash provided by (used in) investing activities ..             --         305,000     (8,017,000)
                                                                    -------------------------------------------
Cash flows from financing activities:
   Issuance of subordinated debentures ..........................             --              --      7,217,000
   Cash dividends paid on common stock ..........................     (1,244,000)     (1,018,000)      (819,000)
   Exercise of stock options ....................................        143,000         292,000        126,000
   Purchase of treasury stock ...................................       (561,000)       (454,000)            --
   Issuance of common stock .....................................        776,000         676,000        570,000
                                                                    -------------------------------------------
           Net cash (used in) provided by investing activities ..       (886,000)       (504,000)     7,094,000
                                                                    -------------------------------------------
Net increase (decrease) in cash and cash equivalents ............        237,000        (228,000)      (815,000)
Cash and cash equivalents - beginning ...........................         49,000         277,000      1,092,000
                                                                    -------------------------------------------
Cash and cash equivalents - ending ..............................   $    286,000    $     49,000    $   277,000
                                                                    ===========================================

NOTE 20. RECENT ACCOUNTING PRONOUNCEMENTS

FASB Staff Position FAS 115-1 and FAS 124-1 "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments"

In November 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (FSP FAS 115-1). FSP FAS 115-1 addresses the determination as to whether an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 requires that (1) for each individual impaired security, a company assert its ability and intent to hold to recovery and to designate an expected recovery period in order to avoid recognizing an impairment charge through earnings; (2) a company need not make such an assertion for minor impairments caused by changes in interest rate and sector spreads; (3) the company must recognize an impairment charge on securities impaired as a result of interest rate and/or sector spreads immediately upon changing their assertion to an intent to sell such security; and (4) defines when a change in a company's assertion for one security would not call into question assertions made for other impaired securities. FSP FAS 115-1 is effective for other-than-temporary impairment analysis conducted in reporting periods beginning after December 15, 2005. The Corporation does not expect the adoption of FSP FAS 115-1 to have a significant impact on its financial condition or results of operations.

FASB Statement of Financial Accounting Standard No. 154 "Accounting Changes and Error Corrections"

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" (SFAS No. 154). This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Changes in Interim Financial Statements". SFAS No. 154 carries forward the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Under this statement, every voluntary change in accounting principle requires retrospective application to prior period's financial statements, unless it is impracticable. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005, although earlier application is permitted for changes and corrections made in fiscal years beginning after June 1, 2005. The Corporation expects no significant effect on its financial statements as a result of the adoption of this statement.

FASB Statement of Financial Accounting Standard No. 123R "Share-Based Payment"

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS No. 123R). This statement establishes standards for accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for stock-based compensation using the intrinsic value-based method of accounting, and requires that such transactions be recognized as compensation expense in the income statement based on their fair values on the date of the grant. SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The transition methods include modified prospective and modified retrospective adoption options. Under the modified retrospective option, prior periods may be restated either as of the beginning of the year adoption or for all prior periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods record compensation expense for all unvested stock options and restricted stock beginning in the first period restated. The Corporation will adopt SFAS No. 123R in the first quarter of 2006 on a modified prospective basis, which will require recognition of compensation expense for all stock option award that vest or become exercisable after the effective date. The impact of adoption of SFAS No. 123R will depend on levels of share-based payments granted in the future.

Note 21. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2005 and 2004 (Dollars in thousands).

                                        First      Second     Third      Fourth
                                       Quarter    Quarter    Quarter    Quarter     Total
                                       ----------------------------------------------------
Year ended December 31, 2005:

Interest income ....................   $  5,689   $  6,026   $  6,461   $  6,724   $ 24,900
Interest expense ...................      1,287      1,547      1,847      2,008      6,689
                                       ----------------------------------------------------
    Net interest income before
      provision for loan losses ....      4,402      4,479      4,614      4,716     18,211
Provision for loan losses ..........        150        150        150        150        600
                                       ----------------------------------------------------
    Net interest income after
      provision for loan losses ....      4,252      4,329      4,464      4,566     17,611
Noninterest income .................        649        896        854        841      3,240
Noninterest expense ................      3,315      3,451      3,552      3,549     13,867
                                       ----------------------------------------------------
    Net income before
      income tax expense ...........      1,586      1,774      1,766      1,858      6,984
Federal and state income tax expense        582        635        607        680      2,504
                                       ----------------------------------------------------
Net income .........................   $  1,004   $  1,139   $  1,159   $  1,178   $  4,480
                                       ====================================================
Basic earnings per share ...........   $   0.21   $   0.24   $   0.24   $   0.25   $   0.94
                                       ====================================================
Diluted earnings per share .........   $   0.21   $   0.24   $   0.24   $   0.24   $   0.93
                                       ====================================================

                                        First      Second     Third      Fourth
                                       Quarter    Quarter    Quarter    Quarter     Total
                                       ----------------------------------------------------
Year ended December 31, 2004:

Interest income ....................   $  5,168   $  5,167   $  5,308   $  5,509   $ 21,152
Interest expense ...................      1,259      1,182      1,137      1,207      4,785
                                       ----------------------------------------------------
    Net interest income before
       provision for loan losses ...      3,909      3,985      4,171      4,302     16,367
Provision for loan losses ..........        120        120        150        150        540
                                       ----------------------------------------------------
    Net interest income after
      provision for loan losses ....      3,789      3,865      4,021      4,152     15,827
Noninterest income .................        594        760        674        698      2,726
Noninterest expense ................      3,033      3,153      3,097      3,218     12,501
                                       ----------------------------------------------------
    Net income before
      income tax expense ...........      1,350      1,472      1,598      1,632      6,052
Federal and state income tax expense        483        535        584        602      2,204
                                       ----------------------------------------------------
Net income .........................   $    867   $    937   $  1,014   $  1,030   $  3,848
                                       ====================================================
Basic earnings per share ...........   $   0.19   $   0.20   $   0.21   $   0.22   $  0.82
                                       ====================================================
Diluted earnings per share .........   $   0.19   $   0.20   $   0.21   $   0.21   $  0.81
                                       ====================================================

          He is like a man building a house, who dug deep and laid the foundation on the rock. And when the flood arose, the stream beat vehemently against that house, and could not shake it, for it was founded on the rock.

                                   LUKE 6:48

--------------------------------------------------------------------------------

                                  TWENTY YEARS

--------------------------------------------------------------------------------


                                 [IMAGE OMITTED]


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                [LOGO] Atlantic
                                       Stewardship
                                       Bank

                                   [LOGO] SFC
                        STEWARDSHIP FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                    630 Godwin Avenue, Midland Park, NJ 07432
                 201-444-7100    877-844-BANK    www.asbnow.com