Form 10-K, Exhibit 13
period 2006-12-31
STEWARDSHIP FINANCIAL CORP
filed 2007-04-02
CIK 1023860

2 0 0 6   A N N U A L   R E P O R T

Streams of Living Water

Streams of Living Water

When the Atlantic StewardshipBank was founded in 1985, it was but a seedling planted by a group of Christian businessmen in hopes of fulfilling their shared vision. The Bank’s founding fathers were committed to their goal of forming a community bank based on solid Christian principles and today, twenty-one years and ten branches later, the Lord continues to enrich us abundantly allowing the Bank to grow and prosper.

We remain true to our mission of giving back to the community. Atlantic Stewardship Bank continues to tithe or give back ten percent of its earnings to Christian and local non-profit organizations.

As we look back on a prosperous 2006, we thank the Lord, Jesus Christ for enabling us to be an institution that our customers and shareholders can trust and depend upon. We thank our shareholders for their belief in our mission. We thank our expanding family of customers for their loyalty and support.

OUR MISSION

The Atlantic Stewardship Bank was established to serve the northern New Jersey community’s financial needs and to give back, or tithe, one-tenth of our earnings to the community.

We are a confident and progressive institution that meets business and individual banking deposit and borrowing needs. We understand the value of each and every customer and make it a priority to treat each customer fairly and with respect. By investing prudently we safeguard assets, provide ample capital growth and recognize our shareholders with a proper return. As a responsible and accountable employer, we cultivate a caring professional environment where our associates can be productive and are encouraged to grow.

We are an independent commercial bank that stands on solid Christian principles and the American banking regulations established by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of New Jersey. We hold these fundamentals paramount in every decisionwemake; for the good of our customers, our shareholders, and our employees.

“On behalf of our church congregation and our school, thank you very much for your generous donation again this year. We are amazed at your bank’s Tithing Program. What a tremendous blessing!

May I also say that your bank’s personnel are always very professional, courteous, and helpful. We are happy to recommend Atlantic Stewardship Bank to anyone, knowing that they will receive the best of service.

Thank you again for including us in your Tithing Program. May the Lord continue to richly bless your organization as you seek to honor Him.”

Jay Harvey
Pastor/Administrator, Madison Avenue Baptist Church & Academy
Paterson, NJ

“On behalf of the youth program at theWyckoff Reformed Church I would like to thank you so very much for your donation to our Youth Mission Trip.The Atlantic Stewardship Bank’s continued support of our mission trip helps to ensure that every student who wants to go on the mission trip is able to go.

Thank you again for your generous support as we try to teach our youth that it is up to each of us to help our neighbors.”

Leslie Rubacky
Interim Youth Director, Wyckoff Reformed Church

“Your generous contribution to the work of Siena Village makes one of our unique projects possible. We are deeply interested in furnishing our residents with access to a quality meal each day. It is important for their nutrition and even more important to afford them the opportunity to get out of their apartments and socialize in a hospitable environment. In order to bring the cost of the meal within their fixed income reach, we subsidize part of each meal purchased. This would not be possible without your help.

It is wonderful to hear that 2006 was a good year for the bank. It is a reflection of the wonderful service you render as well as a reward for the gifts that you share.”

Sister Alice Matthew, O.P.
Director, Siena Village at Wayne

“We are very appreciative of your generosity and faithfulness towards the Father’s Cupboard Food Pantry at His Word Ministries. Because of your gift we can better serve the approximately 40 families that come into our pantry each week. Many of these families are low-income, and the help they receive from us allows them to use their funds for other expenses.

These finances will allow us to purchase more food and health care items for these families as well as allow us to serve more families in our community.

We greatly appreciate your support of our work here in Wanaque.”

Christine Brown
Coordinator, His Word Ministries
Wanaque, NJ

“Your gift is such a blessing for the adults and children with developmental disabilities served at Elim Christian Services. Thank you! Your gift not only helps us continue providing the excellent services and planning that Elim is known to provide but also allows us to continue researching new and more effective ways to help everyone we serve.

We know that you share in that passion for helping individuals with developmental disabilities reach their full potential. We thank you for your commitment and support of Elim Christian Services!”

Bill Lodewyk
President, Elim Christian Services
Palos Heights, IL

We are most blessed to be sharing in your Tithing Program. Because of your concern we are able to continuously provide for the needs of our Boonton and Montville residents. Those, who avail themselves of the pantry, are grateful to you for the thoughts, which you have extended to them, for the blessings you have shared with them.

Again, thank you for your help in order that we can help others.”

Lucille H. Rockis
Director, Social Services
Boonton, NJ

2006 ANNUAL REPORT - STREAMS OF LIVING WATER

FINANCIAL HIGHLIGHTS
	2006	2005	% CHANGE

FOR THE YEAR ENDED DECEMBER 31	(Dollars in thousands, except per share amounts)

Net income	$4,753	$4,480	6.1%
Average shares outstanding	5,021	4,991	0.6%
Per common share
Basic net income	0.95	0.90	5.6%
Diluted net income	0.94	0.89	5.6%
Cash dividends declared	0.30	0.25	20.0%
Book value at year end	7.43	6.70	10.9%

BALANCE SHEET DATA AT DECEMBER 31

Total assets	519,749	482,727	7.7%
Total gross loans	369,544	345,823	6.9%
Allowance for loan losses	4,101	3,847	6.6%
Total deposits	434,223	403,466	7.6%
Stockholders' equity	37,306	33,384	11.7%

CONSOLIDATED RATIOS

Return on average assets	0.96%	1.00%	-4.0%
Return on average equity	13.41%	13.86%	-3.2%
Tier 1 capital to average assets (leverage)	8.85%	8.71%	1.6%
Tier 1 capital to risk-adjusted assets	11.25%	11.16%	0.8%
Total capital to risk-adjusted assets	12.28%	12.21%	0.6%

All share data has been restated to include the effects of 5% stock dividends issued in November 2005 and November 2006, and a 4 for 3 stock split issued in July 2005.

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

BOARD OF DIRECOTRS

STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

Standing left to right: John L Steen; Howard R. Yeaton, CPA; Paul Van Ostenbridge; Margo Lane; Arie Leegwater; Michael A. Westra, CPA; Robert J. Turner. Seated left to right: William C. Hanse, Esq.; William J. Vander Eems; Abe Van Wingerden; Harold Dyer.

William C. Hanse, Esq., Chairman Partner, Hanse & Hanse Harold Dyer Retired Margo Lane Sales and Market Coordinator PBI - Dansensor America, Inc. Arie Leegwater Retired
John L. Steen
President, Steen Sales, Inc
President, Dutch Valley Throwing Co., Inc.

Robert J. Turner, Secretary
Retired

William J. Vander Eems
President, William Van Der Eems, Inc

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Abe Van Wingerden, Vice Chairman
President, Abe Van Wingerden Co., Inc
T/A Van Wingerden Farms

Michael A. Westra, CPA
General Manager, Wayne Tile Company

Howard R. Yeaton, CPA
Managing Principal,
Financial Consulting Strategies

2006 ANNUAL REPORT - STREAMS OF LIVING WATER

It is our pleasure to announce that the Board of Directors appointed William C. Hanse, Esq. as Chairman of the Board of Directors for the Corporation and the Bank following the retirement of Arie Leegwater who served as Chairman since 1993. Director Leegwater will continue to serve as a Director of the Corporation and the Bank. Under Director Leegwater's term as Chairman, the Bank grew from two branches to ten, with our eleventh branch scheduled to open in early 2007, and total assets grew from $75.5 million to $509.1 million.

William C. Hanse, Esq., Chairman of the Board of Directors
We are extremely grateful to Director Arie Leegwater for leading the Stewardship Financial Corporation and Atlantic Stewardship Bank to unprecedented levels. Chairman William C. Hanse has been a strong, contributing Director since the Corporation's inception. Chairman Hanse has a great vision for the future of the Corporation and the Bank, continuing in the tradition of dedication and commitment to our shareholders as well as our unique Tithing Program.
Arie Leegwater, Director

“On behalf of the children of the Mustard Seed School,  thank you for your continued support of the financial aid  fund at the Mustard Seed School. Your gift allows us to  provide an extraordinary education to children in our  community who otherwise would not be able to attend  Mustard Seed School.

Students at the Mustard Seed School don't just read about  subjects, they experience them! As part of our mission to  "stimulate and broaden experiences of city children," the 4th  grade recently spent two nights and three days in Lebanon, Pennsylvania as part of agriculture studies.

They visited farms and a school and interviewed students  about their rural community. For many of our city children, this was their first farming experience.

Your generosity makes it possible for us to offer these expe-riences to all children regardless of their financial situation.  More than half of our students are here only because  of generous contributions like yours. Thank you for  your faithful support.”

Christine Metzger

Head of School,
Mustard Seed School, Hoboken, NJ

“On behalf of the Pequannock Township Public Library, I would like to thank you for your generous donation to the Library. The Library Board has decided to put your gift  toward our annual ArtsFest, a spring celebration of the arts in our community.

This year marks the Library's 10th anniversary.  Your support will "light a candle" in the Library's  birthday cake, enabling us to engage quality performers  for this special event.

We will be proud to list Atlantic Stewardship Bank as a special sponsor for the ArtsFest. It is scheduled for  April 22, 2007.

Your generosity and thoughtfulness toward the Library is very much appreciated.”

Rosemary Garwood
Director, Pequannock Township Public Library

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

MESSAGE TO THE SHAREHOLDERS

DEAR SHAREHOLDERS AND FRIENDS  |  We are pleased to announce that 2006 was another record year for Stewardship Financial Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank. Earnings remained strong despite an inverted yield curve and competitive interest rate environment. Steady loan growth, enhanced fee income and prudent management of the Corporation's net interest margin all contributed to our success.

Net income for the year ending December 31, 2006 was $4.75 million, a 6.1% increase when compared to the $4.48 million earned a year earlier. The return on Average Assets was 0.96% and the Return on Average Equity was 13.41% for the year ending December 31,2006. Earnings per diluted share in 2006 were $0.94 compared to the $0.89 in 2005.

It is with great pride that we report the Bank surpassed the milestone of $500 million in total assets. Stewardship Financial Corporation's total assets reached $519.7 million at December 31, 2006, compared to $482.7 million at December 31,2005, resulting in growth of 7.7%. Total deposits grew 7.6% to $434.2 million and total net loans grew 6.9% to $365.4 million. Total shareholder equity grew 11.7% to reach $37.3 million at December 31,2006.

During the quarter ended December 31, 2006, Atlantic Stewardship Bank successfully completed the sale of its $3.4 million credit card portfolio to Elan Financial Services ("Elan"), a national credit card issuer. Under the purchase agreement, Elan will issue credit cards under the name of Atlantic Stewardship Bank and will provide customers with a choice selection of credit card products. As part of our overall strategy to improve income and overall efficiency of our lending area, the sale provides an opportunity to redirect resources to more profitable lending areas while continuing to provide our customers with strong credit card products through Elan. The Corporation also completed a sale of $17.3 million of available for sale securities that were yielding less than 5 percent. The proceeds of the sale were used to purchase higher yielding securities and to fund loan growth that should reduce exposure to future interest rate risk and enhance long-term financial performance. The gain from the sale of the credit card portfolio and the loss from the sale of the securities had a net impact of increasing basic and fully diluted earnings per share by $0.03 for the year ended December 31, 2006.

The Atlantic Stewardship Bank Tithing Program increased 9.6% to $755,000 in 2006, surpassing $5 million in total donations. Four hundred deserving organizations shared in the Tithe with the Board of Directors once again placing particular emphasis on local food banks as well as Christian missions, schools and health care facilities. The Bank recognizes the importance of local civic and non-profit organizations by supporting them with donations as well.

In 2006 we were pleased to open our tenth branch office at 2 Changebridge Road in Montville, NJ. The full service branch includes a drive-up ATM, safe deposit boxes, a coin counting machine and a night drop. Located at the busy intersection of Route 202 and Changebridge Road, the Montville branch already attracted $6.7 million in deposits as of 12/31/06. In keeping with our growth strategy, we are building our eleventh branch office in Wyckoff, at 378 Franklin Avenue. Scheduled to open in the spring of 2007, Wyckoff will be a full service branch offering a drive-up ATM, safe deposit boxes, a coin counting machine and a night drop. We look forward to serving our new, as well as existing, Wyckoff customers.

We introduced several new products and services during 2006 in an effort to improve our customer's banking experience. In March, we introduced

"Thank you for your generous gift to the Children's Aid and Family Services. Because of your demonstrable belief in the agency, we can continue to make a difference in the lives of the vulnerable children and families we serve. You make it possible for us to help children who have been through trauma heal from a difficult past and find a loving, adoptive family. You make it possible for us to provide vitally needed basics, such as diapers, wipes and formula, to families of babies who are struggling to make ends meet. You make it possible for us to teach coping skills to children who are struggling with self-esteem issue and need to improve their communication skills.

Together, we helped 12,000 children and families last year. On behalf of the staff and Board of Children's Aid and Family Services, I thank you for making so much possible for so many."

Robert B. Jones, Ph.D.
President & CEO,
Children's Aid and Family Services, Inc.
Paramus, NJ

2006 ANNUAL REPORT ~ STREAMS OF LIVING WATER

a special overdraft service called Overdraft Privilege for our consumer checking account customers. Overdraft Privilege provides customers with a safety net up to $500 to prevent the unnecessary embarrassment and additional charges of having a check returned to a merchant.

For our small and mid-sized business customers we introduced the Business Freedom Checking Account. The Business Freedom Checking Account is free for the first five years and offers unlimited transactions. Plus, the customer receives a credit of up to $100 toward the first order of business checks. This offer also includes free checking accounts for the employees of Business Freedom Checking customers.

In an effort to attract more youth savings accounts, we introduced a kid's only webpage and re-branded our Save It @ Atlantic Stewardship Bank kids statement savings account.

Our investment in technology continued in 2006 as we upgraded our Online Banking product with a new security service to further help protect our customers from identity theft and fraud. This superior security technology protects customers' accounts from unauthorized access, identifies the true owner of the computer by recognizing not only the password, but the computer, as well as providing security from any computer, in any location.
ABOVE LEFT TO RIGHT Director Abe Van Wingerden and ASB Tithing Coordinator Diane Kerner. Atlantic Stewardship Bank's Montville Branch. The Montville Branch Ribbon Cutting Ceremony.

Our investment in technology continued in 2006 as we upgraded our Online Banking product with a new security service to further help protect our customers from identity theft and fraud. This superior security technology protects customers' accounts from unauthorized access, identifies the true owner of the computer by recognizing not only the password, but the computer, as well as providing security from any computer, in any location.

In November 2006, the Stewardship Financial Corporation and Atlantic Stewardship Bank announced the retirement of Arie Leegwater as Chairman of the Board of both the Corporation and the Bank and the appointment of William C. Hanse, Esq. as the new Chairman of the Board of Directors for the Corporation and the Bank. We are pleased to report Mr. Leegwater will continue to serve as a Director of the Corporation and the Bank.

In an effort to address the business needs of each of our markets, an additional New Business Development Board was formed to focus solely on expanding the Morris County market. This Morris Board will assist management in growing deposits as well as provide leads for commercial loans.

In closing, we wish to thank our ever-growing family of customers for banking at the Atlantic Stewardship Bank for as our customer base grows so does our ability to share with those who are in need. Our continued success is made possible by the hard work and dedication of all Bank associates, at every level of the organization. We are grateful to our shareholders for their loyal support of the Bank and its mission. Finally, we are most thankful to our Lord, Jesus Christ, from whom all good things come.

/s/ William C. Hanse	/s/ Paul Van Ostenbridge
William C. Hanse, Esq.	Paul Van Ostenbridge
Chairman of the Board of Directors	President and Chief Executive Officer

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

SHAREHOLDER INFORMATION

The Annual Shareholders' Meeting for Stewardship Financial Corporation will be held at the Christian Health Care Center, 301 Sicomac Avenue, Wyckoff, NJ on Tuesday, May 8, 2007 at 7:00 pm (please use the Mountain Avenue entrance). The Corporation had 982 Shareholders of Record on December 31, 2006.

Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, is the transfer agent for Stewardship Financial Corporation common stock. We invite you to contact them at 800-368-5948 should you wish to transfer stock or to join the Dividend Reinvestment Plan.

DIVIDEND REINVESTMENT PLAN

A total of 759 Shareholders currently participate in the Corporation's Shareholder Dividend Reinvestment Plan, representing 1,777,000 or 35.4% of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from Registrar and Transfer Company.

ANNUAL REPORT

Stewardship Financial Corporation will provide a copy of the Annual Report on Form 10K, free of charge to any shareholder upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Att: Corporate Services, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

Madison Avenue Crossroads Mission. Pictured from left to right: Alma Baxter, Assistant Vice President; Thomas Henion; Pastor John Algera; Richard Schuurman, New Business Development; and Colin Watson.

CORPORATE GOVERNANCE

The Board of Directors' Audit, Nominating and Compensation Committee Charters, as well as the Code of Ethical Conduct for Senior Financial Managers, are available for viewing at www.asbnow.com. Visit the "Home" page and refer to "Investor Relations" section. The above-mentioned information is also available in print to shareholders requesting the same in writing.

RECENT HISTORY OF DIVIDENDS PAID

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2007, a quarterly dividend to Shareholders of Record on January 15, 2007, in the amount of $0.09. Future dividends are expected to be paid on May 1, August 1, and November 1, subject to Board approval.

November 15, 2006	5% stock dividend
November 1, 2006	$0.08
August 1, 2006	$0.08
May 1, 2006	$0.07
February 1, 2006	$0.07
November 15, 2005	5% stock dividend
November 1, 2005	$0.07
August 1, 2005	$0.06
July 1, 2005	4 for 3 split
May 2, 2005	$0.06
February 1, 2005	$0.06

2006 ANNUAL REPORT - STREAMS OF LIVING WATER

OUR 2006 TITHING PROGRAM

EACH ONE SHOULD USE WHATEVER GIFT HE HAS RECEIVED TO SERVE OTHERS, FAITHFULLY ADMINISTERING GOD'S GRACE IN ITS VARIOUS FORMS.

1 PETER 4:10

A bank that gives away 10% of its pre-tax earnings every year is highly unusual. In fact, it's what makes Atlantic Stewardship Bank unique; the Bank was founded on the Biblical Old Testament tenet of tithing or giving back one-tenth to God. Each year, Atlantic Stewardship Bank tithes, or shares ten percent of its pre-tax earnings with Christian and local non-profit organizations selected by the Board of Directors. The original founders of the Bank were so deeply committed to this concept that the Tithing Program defines our mission and is part of our corporate-by-laws.

In 2006, the Bank made its largest tithe to date, sharing over $755,000 with 400 recipients. Since the program's inception, Atlantic Stewardship Bank has distributed over $5 million in total tithe donations.

We thank God for His continued blessings which allow us to grow and prosper, and for our ever-growing loyal customer base.

BELOW LEFT TO RIGHT

ASB associates brave the rainy weather to work at Paterson Habitat for Humanity Corporate Challenge.

Pictured from left to right Richard Densel, Midland Park Assistant Branch Manager and Kelly Nienhouse, Waldwick Branch Manager presenting a Tithing check to Susan Kuiken of Touch the World Ministries.

"On behalf of the homeless children and their families, the staff and trustees of Interfaith, I would like to express our appreciation and gratitude for your generous support. Your generous gift directly impacts the lives of our community's most needy individuals, homeless children and their families.

Your contribution not only helps us meet an immediate need, it lays the groundwork for long-term self-sufficiency for many of our clients. In 2006, contributions such as yours allowed ICHF to serve 13 families (20 adults & 24 children), 5 single women, 85% of which were successful in moving forward out of the shelter.

Once again, on behalf of everyone at ICHF, thank you."

Joann Bjornson, MSW
Executive Director,
Interfaith Council for Homeless Families of Morris County
Morristown, NJ

Thanks to our ever-growing family of customers, ASB's Tithing Program has increased its donations every year.

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2006 TITHE DISTRIBUTION:

*Africa Inland Mission
*American Christian School
The Back to God Hour
*Baptist Haiti Mission
*Bessie Green Community, Inc.
*Bethany Christian Services
*Calvary Christian Academy
*Calvin College
*Calvin Theological Seminary
*Care-A-Lot Christian Nursery School
*Cary Christian Center, Inc.
*Cathedral Choir
*Christian Health Care Center
*Christian Reformed World Relief Committee
*Christian Schools International Foundation Trust Fund
*CUMAC-ECHO, Inc.
*Dawn Treader Christian School (ECUMP)
*Don Bosco Preparatory High School
*Double Harvest, Haiti
*Eastern Christian Children's Retreat
*Eastern Christian School Association "Elim Christian Services
*Eva's Village
*Faith Ministries of White Lake, NY
*Father's Cupboard
*Fellowship Homes
*Fig Orchard
*First African Methodist Episcopal Zion Church Feeding Program
*First Choice Women's Resource Centers
*Florence Christian Home

*Friendship Ministries
*Gideons International Lakeland Camp
*Gideons International Passaic Valley Camp
*Gideons International Paterson Camp
*Gideons International Ramapo Camp
*Good Shepherd Mission, Inc.
*Goshen Christian School
*Grace Counseling Ministries
*Habitat for Humanity of Bergen County
*Harvest Outreach Ministries
*Hawthorne Christian Academy
*Hawthorne Ecumenical Social Service Fund - Food Pantry
*Holistic Ministries Team
*Holland Christian Home
*Hope Haven
*International Networx
*Kuyper College
*Lancaster Bible College
*Life Givers Network
*Lighthouse Pregnancy Resource Center
*Little Sisters of The Poor & St. Joseph's Home for the Elderly
*Lord's Day Alliance of NJ
*The Luke Society
*Madison Avenue Baptist Church/Academy
*Madison Avenue Crossroads Community Ministries
*Mary Help of Christians Academy

*Mid Atlantic Ministries
*Mississippi Christian Family Services, Inc.
*Mt. Hope Camp
*Mustard Seed School
*Netherlands Reformed Christian School
*New City Kids
*New Hope Community Development Center
*New Hope Ministries
*New Jersey Family Policy Council
*North Jersey Home School Association
*Northside Community Christian Reformed Church - Day Camp
*Northside Community Christian Reformed Church - Food Pantry
*Northwest Christian School
*Nyack College
*Paterson Habitat For Humanity
*Puritan Reformed Theological Seminary
*Prison Fellowship Ministries
*Prison Fellowship Ministries - Angel Tree Program
*Ridgewood YMCA
*Ringwood Christian School
*Ron Hutchcraft Ministries
*St. Anthony's School
*St. Augustine Presbyterian Church Multi Service Center
*St. Elizabeth's Interparochial School
*St. Joseph's Regional Medical Center Foundation

*St. Joseph's Wayne Hospital Foundation
*St. Luke Community Development Center
*St. Philip's - Camp Youth Development Program & Coffee Pot Ministry
*St. Pius X School
*The Salvation Army - Paterson Branch
*Siena Village At Wayne
*Sonshine Christian Academy
*Star of Hope Ministries, Inc.
*Strategic Prayer Command
*Sussex Christian School
*Teen Challenge of NJ
*Touch The World Ministries
*Trinity Christian School
*United Paterson Development Corporation - After School Literacy & Safe Space Programs
*Unity Christian Reformed Church After School Program
*Veritas Christian Academy
*Waldwick Seventh Day Adventist School
*Wayne Interfaith Network
*Western Theological Seminary
*Westminster Theological Seminary
*World For Christ Crusade, Inc.
*Wyckoff Christian Pre-School
*Wyckoff Family YMCA
*Wyckoff Reformed Church Food Pantry
*YWCA of Bergen County

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2006 TO THE FOLLOWING ORGANIZATIONS:

ABS CBN Foundation, Inc.
*Academy of Our Lady School
American Cancer Society Bergen County
American Diabetes Foundation
American Heart Association
American Legion Auxiliary
American Legion Post 53
American Red Cross Bergen Hudson Chapter
Barnert Hospital Foundation
Bergen Community College Foundation
Bergen County Housing Coalition
Bergen County Mounted
Deputy Sheriff Association, Inc.
Bergen County United Way - Warm Homes Program
Bergen County Wildcats
Special Olympics Program
Bergen Philharmonic Orchestra
Bergen Raiders Soccer Club
*Bethlehem Lutheran Church Upward Christian Basketball League
Boonton Food Pantry
Boys & Girls Club of Morris County
Boys & Girls Club of Paterson

Boys & Girls Club of Wayne
Boy Scouts of America Northern NJ Council
Camp Hope of Hackensack
Center for Food Action
Children's Aid & Family Services, Inc.
Chilton Memorial Hospital Foundation
*Christian Overcomers
Cody's Foundation
Community Blood Services Foundation
*Community Church at Upper Ridgewood - Project Hope, Haiti Community Housing in Partnership (CHIP)
Community Meals, Inc.
*Concerts of Prayer - Greater New York Co-Operative Nursery School of Ridgewood
Creative Living Counseling Center
Cut Shot Volleyball
Cystic Fibrosis Foundation
DACCKs Group for Supportive Housing
Dan Galorenzo Foundation
Deborah Hospital Foundation

*DePaul Catholic High School
*Emmanuel Baptist Church - Women of Emmanuel
Emmanuel Cancer Foundation
Fair Lawn All Sports Recreation Department
*Faith Chapel Reformed Church Youth Ministry
Flow Follies
Forum School
Foundation For Free Enterprise
Foundation for the Handicapped
Franklin Lakes Chamber of Commerce
Friends of Charlene Vine
Friends of the Hermitage
Friends of the Louis Bay 2nd Library
Friends of the Midland Park Library
Frost Valley YMCA
Gift of Life - Rotary Clubs in District 7490
Gift of Life - Abbott & Caserta Realtor Golf Outing
Girl Scout Council of Bergen County
Hawthorne Baseball/Softball Association

Hawthorne Board of Health - Food Pantry
Hawthorne Caballeros
Hawthorne Chamber of Commerce
Hawthorne Community Library Foundation, Inc.
Hawthorne Cubs Football Association
Hawthorne Domestic Violence Response Team
Hawthorne Education Foundation
Hawthorne Fall Baseball
*Hawthorne Gospel Church - Ecuador Mission Trip
Hawthorne High School
Hawthorne High School PTO
Hawthorne High School - Share
Hawthorne Hurricane
 Hawthorne Knights of Columbus
Hawthorne Lions Club
Hawthorne North Haledon Firefighters
Hawthorne PBA Local #200
Hawthorne Rotary Club
Hawthorne Soccer Association
Hawthorne Special Recreation
Hawthorne - Thomas Jefferson School PTO
Hawthorne VFW District #1

2006 ANNUAL REPORT  - STREAMS OF LIVING WATER

Hawthorne Volunteer
Ambulance Corps.
Hawthorne Volunteer Fire Department
Hawthorne - Washington School PTO
Healing The Children Midlantic, Inc.
*Hispanic Multi-Purpose
Service Center
*Hope House
*Hosanna Choir Committee Fund
*Interchurch Softball League
*Interfaith Shelter &
Community Outreach
Jack Elwood Fund
Jamboree Scholarship Fund, Inc.
Jenna Staup Memorial Fund
Jerry Speziale Community
Outreach Foundation
Jewish Family & Children's Service
of Wayne
Knights of Columbus #5257 -
Waldwick
Leukemia & Lymphoma Society
Lodi/Garfield UNICO
The Love Fund of Midland Park
The Love Fund of Wyckoff
Mahwah Youth Sports Boosters
March of Dimes NJ Chapter
Maroons Soccer Club of Ridgewood
*Mattaniah Choir Committee
Memorial Sloan-Kettering
Cancer Center
Midland Park Ambulance Corps.
Midland Park Baseball Association
Midland Park Boy Scout Troup #157
Midland Park High School
Midland Park Junior Football &
Cheerleading Association
Midland Park Lions Club
Midland Park PBA
Midland Park Public Education
Foundation
Midland Park Volunteer Fire Company
Mohawk Athletic Club of Hawthorne
Molly Foundation for
Juvenile Diabetes
Montclair State University
Montville Baseball Softball
Association
Montville Educational Foundation
Montville Kiwanis Club
Montville Township Chamber
of Commerce
Montville Township
Drug Awareness Council
Montville Township First Aid Squad
Montville Township
Fourth of July Committee
Montville Township High School
Montville Township
High School DECA
Montville Township
High School Ice Hockey
Montville Township Historical Society
Montville Township
Literacy Foundation
Montville Township PBA
Montville Township Social Services
*Mount Bethel Baptist Church -
MLK.Jr. Day

Muscular Dystrophy
New Bridge Services, Inc.
New Jersey Citizen Action
New Jersey Citizen Action
Education Fund
New Jersey Community
Development Corporation
New Jersey Community Loan Fund
*New Jersey District-Lutheran Church
Missouri Synod
New Jersey International Film &
Screenplay Festival
New Jersey State Organization
of Cystic Fibrosis
North Jersey Chorus
*North Jersey Home School
Association Choral Program
 North Stars Association for
Competitive Gymnastics
Oasis
Operation Smile
Order of the Lamp Scholarship Fund
*Our Lady of Consolation Church
Youth Ministry
*0ur Lady of the Magnificat Church
Ministry Programs
*0ur Lady of the Valley School
Packanack Community Church
Mission Trip
Paramus Association for
Competitive Gymnastics
Paramus Girls' Softball Association
*Parish Nursing Inter-Faith Training
and Outreach Program
Passaic County Bar Association
Passaic County Council on Alcohol
& Drub Abuse
Passaic County Technical Institute
Passaic Valley Fraternal Order
of Police Lodge #181
*Paterson YMCA
Paterson Youth Photography Project
*Pequannock - Holy Spirit School
Pequannock Street Fair
Pequannock Township First Aid
& Rescue Squad
Pequannock Township Food Pantry
Pequannock Township High School
 Pequannock Township High School
Marching Band
Pequannock Township Little League
Pequannock Township PBA
Local #172
Pequannock Township Public Library
Pequannock Township Volunteer
Fire Department Engine Co. #1
Pequannock Township Volunteer
Fire Department Engine Co. #2
Pequannock UNICO
Pequannock Valley Middle School
*Portersville Christian School
Project Lovematch
*Project Timothy
Prospect Park Volunteer
Fire Department
Ramapo-Bergen Animal Refuge, Inc.
Ramapo Boosters Association
Ramapo High School
Ridgewood Baseball Association, Inc.

Ridgewood Biddy Basketball
Ridgewood Boys
Lacrosse Association
Ridgewood Chamber of Commerce
Ridgewood Downtown
for the Holidays
Ridgewood Education Foundation
Ridgewood Emergency Services
Ridgewood Fire Department
Association
Ridgewood First Night
Ridgewood Fourth of July Committee
Ridgewood Fred d'Elia Run
Ridgewood High School Football
Scholarship Committee
Ridgewood Maple Park Turf
Ridgewood PBA Local #20
Ridgewood Public Library
Ridgewood Rotary Clubs
Ridgewood SHARE
Ridgewood Singers
Ridgewood Softball
*Ridgewood United Methodist Church
Outreach Programs
Ridgewood Woman's Club
Robert P. Giaimo Memorial Fund
Royal Family Kids Camp
Ruth Estrin Goldberg Memorial
Saddle River Day School
Development Fund
*St. Joseph Church - Haiti Ministry
*St. Jude Children's
Research Hospital
*St. Leon Armenian Church
Youth Programs
*St. Nicholas Church
Outreach Programs
*St. Peter's College
Several Sources Foundation
Shomrei Torah - Wayne Congregation
Social Service Association
of Ridgewood & Vicinity
Sons of the American Legion Post
Special Olympics of New Jersey
Special Projects for Underprivileged
and Disabled
Suburban Woman's Club
of Pompton Plains
Summit Speech School
Temple Beth Tikvah
Temple Israel
Theo'sWork, Inc.
Tomorrow's Children's Fund
Torpedoes Soccer Club
Tri County Chamber of Commerce -
Wayne
Tri-County Cruisers, Inc.
*Turning Point
UFC Bergen Bike Tour
*United Methodist Church of Wayne
Mission Programs
Valley Hospital
Veritans Camp
Waldwick Baseball Association
Waldwick Borough
Waldwick Community Alliance
Waldwick Education Foundation
Waldwick Fire Department

Waldwick High School
Waldwick High School Booster Club
Waldwick High School and
Middle School
Waldwick - Julia A.Traphagen
School PTO
Waldwick Lions Club
Waldwick PBA
Waldwick Police Department
Waldwick Public Library
Waldwick Soccer Association
Waldwick Travel Baseball
Waldwick Volunteer
Ambulance Corps.
Wayne Adult Community Center
Wayne - Albert Payson Terhune
School PTO
Wayne Community Volunteer
Fire Company #1
Wayne Counseling and
Family Services
Wayne Day
Wayne Elks Lodge #2181
Wayne Hills High School
Wayne Hills High School
Band Boosters
Wayne Hills High School Boys
Basketball Parents Booster Club
Wayne Hills High School
Cheerleading Parents Association
Wayne - Lafayette Elementary
School PTO
Wayne Lions Club
Wayne Little League - NJ District 2
Wayne Police Athletic League
Wayne PBA Local 136
Wayne - Pompton Falls Volunteer
Fire Department #3
Wayne - Preakness Volunteer
Fire Company #4
Wayne Public Library
Wayne Rotary Club Foundation
Wayne Schools - All-Wayne Orchestra
Wayne - Schuyler Colfax
Middle School PTO
Wayne Township Memorial
First Aid Squad
Wayne Valley High School PTO
West Bergen Mental Healthcare
William Paterson University
Wyckoff Education Foundation
Wyckoff Fire Department
Wyckoff Fire Department
Ladies Auxiliary
Wyckoff-Midland Park Rotary Club
*Wyckoff Reformed Church
Youth Ministry
Wyckoff Volunteer Ambulance Corps.
Wyckoff Volunteer Fire Department
Company #2
YM-YWHA of North Jersey
Youth Consultation Service

*Denotes Christian Charity

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

2006 TITHING PROGRAM RECIPIENTS

The Atlantic Stewardship Bank is pleased to feature three outstanding organizations that serve the Bank's local communities. It is an honor for us to help support their work.

FOUNDATION FOR THE HANDICAPPED, INC. (FOUNDATION INDUSTRIES)

Wayne, NJ - www.foundationhand.com

The Foundation for the Handicapped, in Wayne, NJ, has been helping the mentally, emotionally and physically disabled and special needs adults in the community through rehabilitation and vocational training for 40 years. The sheltered workshop has allowed well over 200 handicapped people gain confidence, self-sufficiency and purpose by giving them the opportunity to earn a wage in a supportive envi-ronment. Their caring and dedicated staff is constantly adapting and improving the programmatic components of the organization to best serve special needs workers and to best service clientele. A 501 (C) 3 organization, the Foundation for the Handicapped is supported by the work it does and the generous donations of companies like Atlantic Stewardship Bank and contributions from caring individuals.

The Foundation for the Handicapped.

CHRISTIAN HEALTH CARE CENTER
Wyckoff, NJ - www.christianhealthcare.org

The Christian Health Care Center was founded in 1911 by a group of deacons from the Reformed tradition. Today, CHCC - a non-profit organization open to anyone regardless of race, sex, or religion -provides a continuum of high-quality, family-centered elder-care and mental-health services in a compassionate and loving environment consistent with the Christian principles on which the institution was founded.

Elder-care services include Heritage Manor; Southgate; The Longview; Hillcrest Residence; Evergreen Court; and Christian Health Care Adult Day Services of Wayne and Wyckoff.

Christian Health Care Center.

Mental-health services include Ramapo Ridge Psychiatric Hospital; Christian Health Care Counseling Center; Ramapo Ridge Partial Program; and Pathways.

CUMAC ECHO, INC.
Paterson, NJ - www.cumacecho.org

CUMAC is a non-profit, outreach ministry of the United Methodist Church dedicated to the alleviation of poverty and hunger in Paterson, Passaic County and northern New Jersey.

Begun in the late 1970s, CUMAC has grown from a tiny food pantry in a church closet, to a 28,000 square foot facility in downtown Paterson that houses a job training facility, a thrift shop, food storage for other local agencies and a busy food pantry providing both ongoing and emergency relief to clients. In addition, CUMAC sponsors an after-school tutorial program in conjunction with the South-West Paterson Cooperative Parish of the United Methodist Church.

Their work relies heavily on donations from individuals and groups, and is also made possible by state, county and agency grants, income from their thrift shop and proceeds from fundraising events.

CUMAC Echo, Inc.

2006 ANNUAL REPORT - STREAMS OF LIVING WATER

CUSTOMER CORNER

The Atlantic Stewardship Bank is known throughout northern New Jersey not only for its unique Tithing Program, but also for delivering exceptional customer service. We understand that happy, satisfied customers allow the Bank to continue to grow. We take great pride in the fact that we remain one of the few truly local banks, striving to know each and every customer by name. As our customer base grows, so does our ability to help those most in need. Each year we take this opportunity to feature testimonials from our loyal customers.

Barclay family

"We bank at Atlantic Stewardship Bank because they are one of a kind - a bank that can count their customers as friends and does so forever. They are respected throughout the region for remaining true to their long time commitment to the community with their generous support of local religious, civic and charitable groups. We have kept our personal and business accounts at ASB for many years. Other banks can't come close to matching their special brand of personal service.

We've lived in Ridgewood for most of our lives. It's a wonderful place to raise a family. Contributing to worthwhile causes brings out the best in all of us. 'Doing good in the neighborhood' adds purpose to our lives and gives us an opportunity to make a difference, however small in someone's life."

Rich Barclay
Ridgewood, NJ

Aviation International News was founded in 1972. Today AIN publishes 34 print and online editions, including the AIN monthly and on-site daily issues at NBAA, EBACE and Heli-Expo, and the four major International Air Show Events around the world-the Paris, Farnborough, Singapore and Dubai Air Shows. In 2003 AIN launched Business Jet Traveler, the first-ever publication directed to the actual end users of business jets. In 2006 the company launched AINtv, offering online TV coverage of all major aerospace events.

Wilson Leach

Wilson Leach, Managing Director/Founding Publisher of Aviation International News, has this to say about Atlantic Stewardship Bank: "We've been banking with Atlantic Stewardship Bank for seven years. When Irene Flannagan came aboard as my Administra-tion Manager, she introduced me to Raymond Santhouse, Vice President and Branch Man-ager at the Midland Park office. The rest is history. We started with a few business accounts and because of their exceptional customer service, we now have our entire relationship with Atlantic Stewardship Bank."

Mr. Leach is an active 4,000-hour commercial pilot. He is also on the board of directors of Turnstile Publishing Company, publisher of Golfweek magazine, and the Corporate Angel Network, a nonprofit organization that arranges free air transportation for cancer patients traveling to treatment centers by using empty seats on corporate jets. Aviation International News is a publication of the Convention News Company, Inc., located in Midland Park, N.J.

Wilson Leach
Aviation International News

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

THE BEACH CLUB

The BEACH Club was established in 1992 as an extension of Atlantic Stewardship Bank's tithing program as a way for the Bank's employ-ees to reach out and help those less fortunate. The Bank Employees Assisting Charities, or BEACH Club, volunteer members meet after hours to conduct a variety of activities to benefit the communities in which the Bank maintains branch offices. Many of the activities are branch-oriented and the Bank's customers are always willing to generously lend their support.

The Club conducts annual programs such as a November food drive to replenish local food pantries, Christmas wish tree, holiday card collection, Easter dinner baskets, a supper for the homeless, school supply drive, blood drive and more.

Some of the organizations, which have benefited from the BEACH Club programs include Social Service Association of Ridgewood, Star of Hope Ministries, OASIS Haven for Women & Children, Emmanuel Cancer Foundation, Holland Christian Home, as well as local food pantries.

Pictured from left to right: Diane Schmitt, Tonni von Schaumburg, Bill Tussi and Mary Beth Steiginga.

NEW BUSINESS DEVELOPMENT BOARDS

BERGEN BOARD
Janyce Bandstra
Richard Barclay
Mark Borst
Douglas Bushoven, CPA
William R. Cook
Thomas G. Dykhouse
Paul D. Heerema
Ruth Knyfd
Bartel Leegwater
Edward Nieuwenhuis, Jr., M.D.
Roger Steiginga
Allen Stiles
James D. Vaughan III, Esq.
David Visbeen

MORRIS BOARD
Andreas Comodromos, CPA Antonia Daughtry

David De Vries
Robert E. Fazekas
Garrett S. Hoogerhyde, CPA
Vernon Kuiken
Arie Van Vugt
Anita Van Wingerden

PASSAIC BOARD
Vince Brosnan
Ernest P. De Marco, CPA
Shanti Jost
Ruth Kuder
Wayne R. Kuiken
William A. Monaghan III, Esq.
Darryl Siss, Esq.
Benard W. Thomas, Jr.
Clifford Vander May
Steve Van Der Stad
Charles Verhoog
Ralph Wiegers

SPECIAL APPRECIATION

We extend a heartfelt thank you to our friends and associates who successfully completed their terms as members of the Bank's New Business Development Boards: William Bartlett, Janet Braen, Donald DeBruin, George Forshay, Robert Fylstra and Dr. Robert Galorenzo. We greatly appreciate all of their efforts in promoting the Bank within the community and look forward to their continued support.

ANNUAL REPORT STREAMS OF LIVING WATER

OFFICERS

STEWARDSHIP FINANCIAL CORPORATION OFFICERS

William C. Hanse, Esq.
Chairman of the
Board of Directors

Abe Van Wingerden
Vice Chairman of the
Board of Directors

Paul Van Ostenbridge
President and
Chief Executive Officer

Robert J. Turner
Secretary

Julie E. Holland
SeniorVice President
and Treasurer

Timothy G. Madden
Senior Vice President

Angela P. Turi
Vice President

Mary Beth Steiginga
Assistant Secretary

ATLANTIC STEWARDSHIP BANK OFFICERS

Paul Van Ostenbridge
President and
Chief Executive Officer

Julie E. Holland
Senior Vice President
and Treasurer

Timothy G. Madden
SeniorVice President

James S. Donado
Vice President

Robert A. Giannetti
Vice President

M. Bernard Joustra
Vice President

Cynthia A. Perrotta
Vice President

Richard D. Powers
Vice President

Raymond J. Santhouse
Vice President

Gail K. Tilstra
Vice President

Angela P. Turi
Vice President

David J. Van Lenten
Vice President

Robert C. Vliet
Vice President

Alma M. Baxter
Assistant Vice President

Richard Densel
Assistant Vice President

Diane Ingrassia
Assistant Vice President

John S. Krantz
Assistant Vice President

Thomas A. Maselli
Assistant Vice President

James O'Brien
Assistant Vice President

Louise Rohner
Assistant Vice President

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Michael Mangine
Assistant Secretary

Kristine Rasile
Assistant Secretary

Mary Beth Steiginga
Assistant Secretary

Tonni von Schaumburg
Assistant Secretary

Peggy Weber
Assistant Secretary

Virginia M. Lowe
Compliance Officer

Amanda Bialy
Administrative Assistant

Yanet Cordero de Marti
Administrative Assistant

Daniel J. Girlando
Administrative Assistant

Larry Marra
Administrative Assistant

Amy Miller
Administrative Assistant

Kelly Nienhouse
Administrative Assistant

Jed Paterson
Administrative Assistant

Judi Rothwell
Administrative Assistant

Jean M. Schaver
Administrative Assistant

William J. Tussi
Administrative Assistant

Kenneth C. Wehinger
Administrative Assistant

BELOW LEFT TO RIGHT

Pictured left to right: James O'Brien, Assistant Vice President & Mortgage Loan Manager and Robert C. Vliet, Vice President & Consumer Loan Manager.

Members of the ASB Commercial Lending Team: David Van Lenten, Vice President & Commercial Mortgage/Construction Loan Manager; James Donado, Vice President/Relationship Manager; Timothy Madden, Senior Vice President & Senior Commercial Loan Manager; M. Bernard Joustra, Vice President/Relationship Manager; Cynthia Perrotta, Vice President/Relationship Manager.

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

STEWARDSHIP FINANCIAL CORPORATION

Prior to the establishment of the Stewardship Financial Corporation holding company, the stock was originally issued in the name of Atlantic Stewardship Bank. The initial offering required a minimum purchase of 200 shares at a price of $10.00 per share.

The Corporation declared its first cash dividend in 1990 and cash dividends have been paid annually. To assist interested shareholders in purchasing additional shares of stock, the Board of Directors introduced a Dividend Reinvestment Plan in 1994.

We are pleased to report the original investment of $2,000 was worth $30,280 as of year-end 2006 when the assumption was made that the shareholder took advantage of the Dividend Reinvestment Plan; stock splits as well as stock dividends. The twenty-one year return to the original investor is 13.8%.

CORPORATE ATTORNEYS

Stewardship Financial Corporation
McCarter & English, LLP
Attorneys at Law
4 Gateway Center Newark, NJ 07102 973-622-4444

Atlantic Stewardship Bank
Hanse & Hanse
2035 E. Hamburg Turnpike
Wayne, NJ 07470
973-831-8700

STEWARDSHIP FINANCIAL
CORPORATION STOCK
We are proud to advise the following brokers make a market in Stewardship Financial Corporation stock:

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
201-444-7100
www.asbnow.com

BRANCH LOCATIONS AND STAFF

Headquarters - Midland Park
630 Godwin Avenue

Raymond J. Santhouse
Branch Manager, Vice President
& Regional Manager

Richard Densel
 Assistant Branch Manager
& Assistant Vice President

Hawthorne
1111 Goffle Road
Paula Scott
Branch Operations Manager

Hawthorne
386 Lafayette Avenue
Diane Ingrassia
Branch Manager & Assistant Vice President

Grace Lobbregt
Assistant Branch Manager
& Assistant Secretary

Montville
2 Changebridge Road
Judi Rothwell
Branch Manager & Administrative Assistant

Pequannock
249 Newark-Pompton Turnpike
Louise Rohner
Branch Manager & Assistant Vice President

Joan Van Houten
Assistant Branch Manager

Ridgewood
190 Franklin Avenue
Amanda Bialy
Branch Manager & Administrative Assistant

Catherine Bobadilla
Assistant Branch Manager

Waldwick
64 Franklin Turnpike
Kelly Nienhouse
Branch Manager & Administrative Assistant

Wayne
400 Hamburg Turnpike
Robert A. Giannetti
Branch Manager, Vice President
& Regional Manager

Amy Miller
Assistant Branch Manager
& Administrative Assistant

Wayne Hills
87 Berdan Avenue
Daniel J. Girlando
Branch Manager & Administrative Assistant

Douglas Gordon
Assistant Branch Manager

Wayne Valley
311 Valley Road
Kristine Rasile
Branch Manager & Assistant Secretary

Wyckoff
(To be Introduced First Quarter 2007)
378 Franklin Avenue
Thomas A. Maselli
Branch Manager & Assistant Vice President

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 2001 in: (a) Stewardship Financial Corporation’s common stock; (b) Nasdaq Composite Index; and (c) Peer index. The Peer index consists of ten banks located in New Jersey and Pennsylvania with total asset size and operating performance comparable with the Corporation. The peer group consists of 1st Constitution Bancorp, Boardwalk Bancorp, Inc., Central Jersey Bancorp, Codorus Valley Bancorp, Inc., Community Bank of Bergen County, Mid Pen Bancorp, Somerset Hills Bancorp, Sterling Bank, Sussex Bancorp, and Unity Bancorp, Inc. The information provided is not necessarily indicative of the Corporation’s future performance.

			Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Stewardship Financial Corporation	$100.00	$104.14	$199.11	$197.86	$194.82	$191.22
Nasdaq Composite Index	100.00	68.80	103.64	113.07	115.43	127.36
Peer Index	100.00	113.54	170.37	207.19	212.37	214.56

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)
Earnings Summary:

Net interest income	$19,084	$18,211	$16,367	$14,324	$12,507
Provision for loan losses	(264)	(600)	(540)	(425)	(160)
Net interest income after provision for loan losses	18,820	17,611	15,827	13,899	12,347
Noninterest income	4,189	3,240	2,726	2,894	2,250
Noninterest expense	15,629	13,867	12,501	11,394	9,847
Income before income tax expense	7,380	6,984	6,052	5,399	4,750
Income tax expense	2,627	2,504	2,204	1,908	1,634
Net income	$4,753	$4,480	$3,848	$3,491	$3,116

Common Share Data: (1)

Basic net income	$0.95	$0.90	$0.78	$0.72	$0.66
Diluted net income	0.94	0.89	0.77	0.71	0.65
Cash dividends declared	0.30	0.25	0.21	0.17	0.14
Book value at year end	7.43	6.70	6.16	5.56	4.96
Average shares outstanding, net of treasury stock	5,021	4,991	4,911	4,847	4,749
Shares outstanding at year end	5,018	4,986	4,948	4,886	4,802
Dividend payout ratio	32.19%	27.79%	26.46%	23.37%	21.41%

Selected Consolidated Ratios:

Return on average assets	0.96%	1.00%	0.95%	0.97%	1.03%
Return on average stockholders' equity	13.41%	13.86%	13.48%	13.68%	14.01%
Average stockholders' equity as a percentage of average total assets	7.19%	7.20%	7.06%	7.12%	7.36%
Tier-l capital leverage (2)	8.85%	8.71%	9.08%	8.89%	7.02%
Tier-l risk based capital (3)	11.25%	11.16%	12.48%	12.93%	10.53%
Total risk based capital (3)	12.28%	12.21%	13.57%	14.03%	11.74%
Allowance for loan loss to total loans	1.11%	1.11%	1.11%	1.10%	1.24%
Nonperforming loans to total loans	0.41%	0.15%	0.48%	0.42%	0.62%

Selected Year-end Balances:

Total assets	$519,749	$482,727	$424,306	$401,768	$331,087
Total loans, net of allowance for loan loss	365,443	341,976	292,909	258,776	213,579
Total deposits	434,223	403,466	356,730	341,335	302,304
Stockholders' equity	37,306	33,384	30,460	27,149	23,817

(1)
All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2002, 2003, 2004, 2005 and 2006, respectively, a 3 for 2 stock split that occurred July 2003 and a 4 for 3 stock split that occurred July 2005.

(2)	As a percentage of average quarterly assets.

(3)	As a percentage of total risk-weighted assets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation’s (the “Corporation”) consolidated financial condition and results of operations for the years ended December 31, 2006, 2005 and 2004. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

This annual report contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments. As used in this annual report, “we” and “us” and “our” refer to Stewardship Financial Corporation and its consolidated subsidiary, Atlantic Stewardship Bank, depending on the context.

Introduction

The Corporation, organized in January 1995, as a business corporation under the laws of the State of New Jersey, was established by the Board of Directors of Atlantic Stewardship Bank (the “Bank”) to become a holding company for the Bank. The shareholders of the Bank approved the holding company formation at the annual meeting in 1996. After obtaining approval and submitting appropriate applications, the Corporation, on November 22, 1996, acquired all of the shares of the Bank in exchange for its own shares, on a share per share basis. The Bank, and its subsidiaries, Stewardship Investment Corporation and Stewardship Realty Corporation LLC, are wholly-owned subsidiaries of the Corporation. The Corporation also formed a second subsidiary in 2003, Stewardship Statutory Trust I (the "Trust”). The Trust was formed to issue Trust Preferred Securities to enhance the capital position of the Corporation. The Trust is not consolidated with the Corporation’s financial statements due to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities” (“FIN 46R”).

The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of the Bank, whose primary business is to own and manage the Bank’s investment portfolio. Stewardship Realty Corporation, a subsidiary of the Bank was formed in September 2005 to purchase a property located at 612 Godwin Avenue, Midland Park, Bergen County, New Jersey. The property, located next to the main office of the Corporation, will be used for future office space for the administrative area of the Bank. The Corporation earns income and generates cash primarily through the deposit gathering activities of the branch network. These deposits are then utilized to fund the Corporation’s lending and investing activities.

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

When evaluating the financial condition and operating performance of the organization, management reviews historical trends, peer comparisons, asset and deposit concentrations, interest margin analysis, adequacy of loan loss reserve and loan quality performance, adequacy of capital under current positions as well as to support future expansion, adequacy of liquidity, and overall quality of earnings performance.

The Corporation has developed a strong deposit base with good franchise value. Several challenges are to continue to grow the existing branch levels, explore new branch opportunities, provide adequate technology enhancements to achieve efficiencies, provide strong products, and provide the highest level of customer service.

During 2006, the Corporation opened its tenth branch location at 2 Changebridge Road, Montville, Morris County, New Jersey. This is a full service facility offering safe deposits, a two lane drive-up and an ATM drive-up facility. This represents a new market area for the Corporation where our products and services have been well accepted.

The Corporation also worked during the second half of 2006 to build its eleventh branch location at 378 Franklin Avenue, Wyckoff, Bergen County, New Jersey. This branch opened in March 2007, with its grand opening scheduled in April and is expected to be a convenient location to service existing as well as new customers. It will also be a full service facility offering safe deposits, a two lane drive-up and an ATM drive-up facility.

Early in January 2007, the Corporation signed a lease for its twelfth branch to be located in Westwood, Bergen County, New Jersey and, pending all appropriate approvals, plans to provide services to a new market area beginning in the third quarter of 2007. The branch network built by the Corporation covers a strong market area designed to attract a diversified customer base that has and will continue to utilize our strong base of loan and deposit products.

During the fourth quarter of 2006, Management completed two transactions that positioned the Corporation to improve future profitability and asset yields. The Corporation successfully completed a sale of its $3.4 million credit card portfolio to Elan Financial Services (“Elan”). Elan, a national provider of credit card services, purchased the portfolio and will continue to service and offer credit card products in the name of Atlantic Stewardship Bank. The proceeds from the sale were reinvested in other lending opportunities. The Corporation will realize, in addition to the premium paid on the portfolio, future income from Elan based on new card production and customer activity.

Management also completed the sale of $17.3 million available for sale securities that were yielding less than 5%. The proceeds realized from the sale were used to purchase higher yielding securities and to fund loan growth. Management anticipates that this transaction will improve portfolio yields and reduce exposure to future interest rate risk.

Recent Accounting Pronouncements

A discussion of recent pronouncements and their effect on the Corporation’s financial statements can be found in Note 20 of the financial statements.

Critical Accounting Policies And Estimates

“Management’s Discussion and Analysis of Financial Condition and Results of Operation,” is based upon the Corporation’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation’s Audited Consolidated Financial Statements for the year ended December 31, 2006 contains a summary of the Corporation’s significant accounting policies. Management believes the Corporation’s policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

The allowance for loan losses is based upon management’s evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate, which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation’s loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Corporation’s control.

Earnings Summary

The Corporation reported net income of $4.75 million, or $0.95 basic earnings per share, for the year ended December 31, 2006, an increase of $273,000, or 6.1%, above the $4.48 million recorded for 2005. Earnings for 2005 had increased $632,000, or 16.4%, over the 2004 earnings of $3.85 million. Earnings have increased in both years as a result of increases in net interest income and noninterest income, offset by increases in noninterest expense.

The Federal Reserve began a period of measured increases in interest rates in June 2004 that continued through June 2006. For 2004, the targeted federal funds rate began at 1.00% and increased 0.25% at each Federal Open Market Committee meeting in 2004 and 2005 and paused at the June 2006 meeting at 5.25%. Short-term interest rates increased as a result of the increases by the Federal Reserve, while market driven longer term interest rates remained mostly unchanged at historically low levels creating an inverted yield curve. The level of interest rates, inverted yield curve and competitive loan and deposit environment created pressure on net interest margins. The Corporation’s net interest income increased $873,000. An increase in the average loan volume partially offset by the rising costs of deposits and borrowings contributed to this increase.

The return on average assets decreased in 2006 to 0.96% from 1.00% in 2005. The return on average equity decreased to 13.41% in 2006 from 13.86% in 2005.

Results of Operations

Net Interest Income

The Corporation’s principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interest-earning assets funded by noninterest-bearing deposits. The Corporation’s principal interest-earning assets are loans made to businesses and individuals, investment securities, and federal funds sold.

In 2006, net interest income, on a tax equivalent basis, increased to $19.35 million from $18.48 million in 2005, an increase of $872,000, or 4.7%. This was caused by an increase of $3.6 million, or 3.6%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $5.1 million, or 20.3%, during 2006 to $30.27 million from $25.17 million earned during 2005. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $40.4 million in 2006, or 9.5%, over the 2005 amount with average loans attributing to $44.2 million of the increase due primarily to the Corporation’s competitiveness within the marketplace. Yields on interest earning assets increased 59 basis points from 5.93% in 2005 to 6.52% in 2006.

Interest expense increased $4.2 million, or 63.2%, during 2006 to $10.92 million. The increase was due to an increase in average interest-bearing liabilities of $36.8 million, or 11.3%, to $361.50 million during 2006. Yields on interest-bearing liabilities increased to 3.02% during 2006 from 2.06% during 2005. The competitive interest rate environment created a challenging deposit market. With the rise in short-term interest rates, customers have become very interest rate sensitive, demanding higher interest rates on short-term investments. The Corporation experienced a shift from interest-bearing demand and savings deposits into certificate of deposits. In order to supplement funding needs, the Corporation utilized the brokered certificate of deposit market. As of December 31, 2006, the Corporation had $19.67 million brokered certificates with average yields of 5.37% and average maturities of 0.64 years. The Corporation also encouraged depositors by enhancing our Kids Savings product and introducing our Business Freedom Checking Account. The Corporation anticipates that new branches and products will provide future core deposit growth for the Corporation.

In 2005, net interest income, on a tax equivalent basis, increased to $18.48 million from $16.66 million in 2004, an increase of $1.8 million, or 10.9%. Interest income, on a tax equivalent basis, increased $3.7 million, or 17.4%, during 2005 to $25.17 million from $21.45 million earned in 2004 and yields increased 34 basis points to 5.93% for 2006. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $40.8 million in 2005, or 10.6%, over the 2004 amount. Interest expense increased $1.9 million, or 39.8%, during 2005. The increase was due to an increase in average interest-bearing liabilities and an increase in yields on interest-bearing liabilities. Average noninterest-bearing demand deposits increased $7.5 million, or 9.3% to $88.86 million during 2005 and yields increased 42 basis points to 2.06% for 2006.

The following table reflects the components of the Corporation’s net interest income for the years ended December 31, 2006, 2005 and 2004 including, (1) average assets, liabilities, and stockholders’ equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities is presented on a tax-equivalent basis assuming a statutory tax rate of 34% for the years presented. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

	2006			2005			2004
	Average Balance	Interest Income/ Expense	Average Rates Earned Paid	Average Balance	Interest Income/ Expense	Average Rates Earned / Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans (1)	$359,806	$25,619	7.12%	$315,605	$20,927	6.63%	$275,334	$17,346	6.30%
Taxable investment securities (1)	85,322	3,732	4.37	81,332	3,130	3.85	84,641	3,103	3.67
Tax-exempt investment securities (1) (2)	18,702	868	4.64	18,998	852	4.48	20,134	952	4.73
Other interest-earning assets	741	51	6.88	8,200	262	3.20	3,270	46	1.41
Total interest-earning assets	464,571	30,270	6.52	424,135	25,171	5.93	383,379	21,447	5.59
Non-interest-earning assets:
Allowance for loan losses	(4,020)			(3,600)			(3,086)
Other assets	32,862			28,442			24,139
Total assets	$493,413			$448,977			$404,432
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$116,405	$2,064	1.77%	$133,968	$1,531	1.14%	$122,426	$810	0.66%
Savings deposits	41,682	256	0.61	48,300	286	0.59	49,390	344	0.70
Time deposits	160,816	6,560	4.08	114,763	3,673	3.20	91,163	2,450	2.69
Repurchase agreements	7,461	331	4.44	3,371	98	2.91	2,832	37	1.31
FHLB borrowings	27,923	1,218	4.36	17,054	614	3.60	19,138	657	3.43
Subordinated debenture	7,217	487	6.75	7,217	487	6.75	7,217	487	6.75
Total interest-bearing liabilities	361,504	10,916	3.02	324,673	6,689	2.06	292,166	4,785	1.64
Noninterest-bearing liabilities:
Demand deposits	92,217			88,863			81,321
Other liabilities	4,234			3,120			2,398
Stockholders' equity	35,458			32,321			28,547
Total liabilities and stockholders' equity	$493,413			$448,977			$404,432

Net interest income (taxable equivalent basis)		19,354			18,482			16,662
Tax equivalent adjustment		(270)			(271)			(295)
Net interest income		$19,084			$18,211			$16,367

Net interest spread (taxable equivalent basis)			3.50%			3.87%			3.95%

Net yield on interest-earning assets (taxable equivalent basis) (3)			4.17%			4.36%			4.35%

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

The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields earned and rates paid on such assets and liabilities on a tax equivalent basis. The table reflects the extent to which changes in the Corporation’s interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

	2006 Versus 2005			2005 Versus 2004
	(In thousands)
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Volume	Rate	Net	Volume	Rate	Net

Interest income:

Loans.	$3,073	$1,619	$4,692	$2,635	$946	$3,581
Taxable investment securities	159	443	602	(230)	257	27
Tax-exempt investment securities	(13)	29	16	(52)	(48)	(100)
Other interest-earning assets	(360)	149	(211)	117	99	216

Total interest-earning assets.	2,859	2,240	5,099	2,470	1,254	3,724

Interest expense:

Interest-bearing demand deposits	$(222)	$755	$533	$83	$638	$721
Savings deposits	(40)	10	(30)	(7)	(51)	(58)
Time deposits	1,714	1,173	2,887	704	519	1,223
Repurchase agreements	163	70	233	8	53	61
FHLB borrowings	453	151	604	(74)	31	(43)

Total interest-bearing liabilities	2,068	2,159	4,227	714	1,190	1,904

Net change in net interest income.	$791	$81	$872	$1,756	$64	$1,820

Provision for Loan Losses

The Corporation maintains an allowance for loan losses considered by management to be adequate to cover the inherent risk of loss associated with its loan portfolio. On an ongoing basis, management analyzes the adequacy of this allowance by considering the nature and volume of the Corporation’s loan activity, financial condition of the borrower, fair market value of underlying collateral, and changes in general market conditions. Additions to the allowance for loan losses are charged to operations in the appropriate period. Actual loan losses, net of recoveries, serve to reduce the allowance. The appropriate level of the allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates.

The loan loss provision totaled $264,000 in 2006 representing a 56.0% decrease from the 2005 provision of $600,000. The 2005 provision increased 11.1% from the 2004 provision of $540,000. The loan loss provision for 2006 contained an $86,000 reversal of loan loss due to the sale of the credit card portfolio. The provision expense for each year is a reflection of loan growth, loan mix, net chargeoffs, and the overall level of nonperforming loans.

Noninterest Income

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gain on sales of mortgage loans, income derived from bank owned life insurance, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income increased $949,000, or 29.3%, to $4.19 million during the year ended December 31, 2006, when compared with $3.24 million during the comparable 2005 period. The increase in noninterest income resulted primarily from the gain on the sale of the credit card portfolio of $746,000, an increase of $214,000 in fees and service charges primarily caused by the implementation of an overdraft protection program for personal customers, an increase of $102,000 representing the full year effect of purchasing bank owned life insurance in 2005 and an increase of $323,000 in merchant processing, partially offset by the loss on the sale of available for sale securities of $435,000. The sale of the credit card portfolio was completed during the fourth quarter of 2006, pursuant to which management sold $3.4 million credit card loans to Elan. Under the agreement, Elan purchased the portfolio for a 19% premium and agreed to honor the existing award program offered to customers. Under the terms of the agreement, cards will still be offered in the name of Atlantic Stewardship Bank. The Corporation will share in future income as new cards are issued and as cardholders complete transactions. Management’s analysis revealed that proceeds could be reinvested and resources reallocated to other more profitable lending products and customers could retain strong credit card products and services.

The investment restructuring completed during the fourth quarter of 2006 resulted in the sale of $17.3 million available for sale securities yielding less than 5% with a loss of $435,000. Proceeds were reinvested in higher yielding investments and loans that should improve earning asset yields and decrease future interest rate risk.

Noninterest income increased by $514,000, or 18.9%, to $3.24 million during the year ended December 31, 2005, when compared with $2.73 million during the 2004 period. The increase resulted from an increase of $104,000 in gains on sales of mortgage loans due to an increase in the volume of loans originated for sale. In April 2005, the Corporation purchased $8.0 million in bank owned life insurance on key management personnel. The increase in the cash surrender value of the insurance policies was recognized in income for 2005 in the amount of $210,000. Income from merchant card processing increased by $135,000 in 2005 compared with the year ended 2004 due to an increase in the number of customers using this service.

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.8 million or 12.7%, to $15.63 million for the year ended December 31, 2006, compared to $13.87 million for the same period in 2005. Salaries and employee benefits, the major component of noninterest expense, increased $712,000, or 11.7%. The increase was due primarily to staffing increases in lending, new business development, and the new Montville branch and for general merit and performance increases. Occupancy and equipment expenses increased $467,000 primarily due to the expenses relating to the new Montville and Wyckoff branches. Data processing expenses increased $122,000 due to continued growth of deposit and loan processing and merchant processing expenses increased $309,000 due to the growth in the merchant business.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $755,000 for the year ended December 31, 2006, an increase of $66,000, or 9.6%, over the same period in 2005.

Noninterest expense increased $1.4 million, or 10.9%, to $13.87 million for the year ended December 31, 2005, compared to $12.50 million for the same period in 2004. Increases in salaries and employee benefits totaling $441,000, or 7.8%, were primarily a result of general merit and performance increases and increases in benefit related expenses. Data processing expenses increased $134,000, or 13.2%, due to increases in our deposit and lending base and advertising increased $137,000 to support product offerings and the 20th anniversary celebration. Merchant expense increased $101,000 due to increased merchant business and donation expense increased $107,000 due to the increase in pretax earnings. Miscellaneous expenses increased $346,000, or 19.0%, as a result of increases in consulting expense and the general growth of the Corporation. During 2005, the Corporation hired an outside consulting firm to work with management in the documentation of internal controls. This has helped in moving the Corporation towards compliance with Sarbanes Oxley Act Section 404 which requires management to assess and document the adequacy of internal controls. Management anticipates that the consulting firm will continue their work in 2007.

Income Taxes

Income tax expense totaled $2.63 million for the year ended December 31, 2006, for an effective tax rate of 35.6%, compared to $2.50 million, for an effective tax rate of 35.9% for the year ended December 31, 2005, and $2.20 million, for an effective tax rate of 36.4% for the year ended December 31, 2004. The decrease in the effective tax rate can be attributed primarily to the tax deferred income derived from bank owned life insurance.

Financial Condition

Total assets at December 31, 2006 were $519.75 million, an increase of $37.0 million, or 7.7%, over the $482.73 million at December 31, 2005. This increase in assets reflects, among other things, a $23.5 million increase in net loans held for portfolio, and an $8.6 million increase in securities available for sale.

Loan Portfolio

The Corporation’s loan portfolio at December 31, 2006, net of allowance for loan losses, totaled $365.44 million, an increase of $23.5 million, or 6.9%, over the $341.98 million at December 31, 2005. Commercial real estate mortgage loans consisting of $177.41 million, or 47.9% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $14.1 million from $163.31 million, or 47.2% of the total loan portfolio at December 31, 2005. Commercial loans increased $7.6 million to $72.61 million, representing 19.6% of the total loan portfolio. Consumer installment loans increased $849,000, despite the sale of $3.4 million of credit cards. Residential real estate mortgages increased $1.4 million. The Corporation continued its policy of selling the majority of its residential real estate loans in the secondary market. All of these loans have been sold with servicing released.

The Corporation’s lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2006, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation’s loans by major category at the end of the last five years:

	December 31,
	2006	2005	2004	2003	2002
	(In thousands)

Real estate mortgage:
Residential	$47,020	$45,604	$41,569	$44,835	$39,705
Commercial	177,411	163,309	130,762	109,708	88,593

Commercial loans	72,606	65,011	55,252	48,950	38,228

Consumer loans:
Installment (1).	52,389	51,540	47,218	41,067	37,293
Home equity.	20,010	20,271	21,484	17,181	12,471
Other	560	506	260	238	241

Total gross loans	369,996	346,241	296,545	261,979	216,531
Less: Allowance for loan losses	4,101	3,847	3,299	2,888	2,689
Deferred loan fees	452	418	337	315	263
Net loans	$365,443	$341,976	$292,909	$258,776	$216,579

(1)	Includes automobile, home improvement, second mortgages and unsecured loans. Credit card loans are also included for all years prior to December 31, 2006.

The following table sets forth certain categories of gross loans as of December 31, 2006 by contractual maturity. Borrowers may have the right to prepay obligations with or without prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized below.

	Within 1 Year	After 1 Year But Within 5 Years	After 5 Years	Total
	(In thousands)

Real estate mortgage	$38,616	$15,240	$170,575	$224,431
Commercial	33,429	32,251	6,926	72,606
Consumer	1,143	8,697	63,119	72,959
Total gross loans	$73,188	$56,188	$240,620	$369,996

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2006, which have predetermined interest rates or floating or adjustable interest rates:

	Predetermined Rates	Floating or Adjustable Rates	Total
	(In thousands)

Real estate mortgage	$63,679	$122,136	$185,815
Commercial	22,184	16,993	39,177
Consumer	51,680	20,136	71,816
	$137,543	$159,265	$296,808

Asset Quality

The Corporation’s principal earning asset is its loan portfolio. Inherent in the lending function is the risk of deterioration in a borrower’s ability to repay loans under existing loan agreements. Management realizes that because of this risk, reserves are maintained to absorb loan losses. In determining the adequacy of the allowance for loan losses, management of the Corporation considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. Although management attempts to establish a reserve sufficient to offset probable incurred losses in the portfolio, changes in economic conditions, regulatory policies and borrower’s performance could require future changes to the allowance.

The Corporation utilizes a two tier approach by (1) identifying problem loans and allocating specific loss allowances on such loans and (2) establishing a general valuation allowance on the remainder of its loan portfolio. The Corporation maintains a loan review system that allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such a system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Allocations of specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loss experience, composition of loan portfolio, current economic conditions and management’s judgment.

The Corporation’s accounting policies are set forth in Note 1 to the audited financial statements. The application of some of these policies require significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation’s loans are secured by real estate in the state of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation’s loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation’s control. The allowance for loan losses represents 1.11% of total loans, or 2.7 times non-performing loans at December 31, 2006, compared with 1.11% of total loans or 7.3 times non-performing loans at December 31, 2005. In management’s opinion, the allowance for loan losses totaling $4.1 million is adequate to cover losses inherent in the portfolio at December 31, 2006.

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, and other real estate owned. There were no other real estate owned assets for the periods presented. The Corporation’s loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans that have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments.

The following table sets forth certain information regarding the Corporation’s nonperforming assets as of December 31 of each of the preceding five years:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Nonaccrual loans: (1)
Commercial real estate	$123	$122	$56	$83	$80
Commercial	167	258	159	163	326
Consumer	154	92	47	11	89
Total nonaccrual loans	444	472	262	257	495

Loans past due ninety days or more and accruing: (2)
Construction	840	-	940	-	-
Commercial	241	-	-	314	-
Consumer	9	55	7	6	4
Total loans past due ninety days or more and accruing.	1,090	55	947	320	4

Restructured loans:
Commercial	-	-	-	269	451
Consumer	-	-	215	244	397
Total restructured loans	-	-	215	513	848
Total nonperforming loans	$1,534	$527	$1,424	$1,090	$1,347

Nonaccrual loans to total gross loans	0.12%	0.14%	0.09%	0.10%	0.23%
Nonperforming loans to total gross loans	0.41%	0.15%	0.48%	0.42%	0.62%
Nonperforming loans to total assets	0.30%	0.11%	0.34%	0.27%	0.41%
Allowance for loan losses to nonperforming loans	267.34%	729.98%	231.67%	264.95%	199.63%

___________________________________________

(1)
There were no restructured loans classified as nonaccrual for the year ended December 31, 2006. Restructured loans classified in the nonaccrual category totaled $152,000, $162,000, $174,000 and $329,000 for 2005, 2004, 2003 and 2002, respectively.

(2)
There were no restructured loans classified in the past due ninety days or more and accruing for the years ended 2006, 2005, 2004 and 2002. In 2003, restructured loans totaling $150,000 were classified in the past due ninety days or more and accruing category.

The construction loan balance of $840,000 shown as past due ninety days or more and accruing at December 31, 2006 represented one loan which was fully satisfied in February 2007.

There were no loans, other than those included in the above table, where the Corporation was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or restructured at a future date.

The following table sets forth, for each of the preceding five years, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance at beginning of period	$3,847	$3,299	$2,888	$2,689	$2,602
Loans charged off:
Commercial	7	-	49	173	65
Consumer	33	57	92	56	25
Total loans charged off	40	57	141	229	90

Recoveries of loans previously charged off:
Commercial	23	-	3	1	9
Consumer	7	5	9	2	8
Total recoveries of loans previously charged off	30	5	12	3	17

Net loans charged off	10	52	129	226	73

Provisions charged to operations	264	600	540	425	160

Balance at end of period	$4,101	$3,847	$3,299	$2,888	$2,689

Net charge offs during the period to average loans outstanding during the period	0.00%	0.02%	0.05%	0.10%	0.04%

Balance of allowance for loan losses at the end of year to gross year end loans	1.11%	1.11%	1.11%	1.10%	1.24%

The following table sets forth the allocation of the allowance for loan losses, for each of the preceding five years, as indicated by loan categories:

	2006		2005		2004		2003		2002
	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)
	(Dollars in thousands)

Real estate - residential	$298	12.7%	$320	13.2%	$297	14.0%	$306	17.1%	$289	18.3%
Real estate - commercial	1,705	48.0%	1,562	47.1%	1,272	44.1%	1,038	41.9%	911	40.9%
Commercial	1,407	19.6%	1,192	18.8%	979	18.6%	910	18.7%	906	17.7%
Consumer	691	19.7%	773	20.9%	751	23.3%	634	22.3%	583	23.1%
Total allowance for loan losses	$4,101	100.0%	$3,847	100.0%	$3,299	100.0%	$2,888	100.0%	$2,689	100.0%

(1)	Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. government and agency obligations, mortgage-backed securities, and state and political subdivision obligations and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrecognized holding gains or losses reported in a separate component of stockholders’ equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $72.75 million at December 31, 2006, from $64.17 million at December 31, 2005, an increase of $8.6 million, or 13.4%. Securities held to maturity increased $1.4 million, or 3.6%, to $39.16 million at December 31, 2006 from $37.80 million at December 31, 2005.

During the fourth quarter of 2006, the Corporation completed an investment restructuring consisting of the sale of $17.3 million available for sale securities with yields of less than 5.0%. Proceeds from the sale were used to purchase higher yielding investments and to fund loan growth.

The following table sets forth the classification of the Corporation’s investment securities by major category at the end of the last three years:

	December 31,
	2006		2005		2004
	Carrying Value	Percent	Carrying Value	Percent	Carrying Value	Percent
	(Dollars in thousands)

Securities available for sale:

U.S. Treasury	$—	0.0%	$496	0.8%	$495	0.9%
U.S. government-sponsored agencies	32,117	44.2%	32,478	50.6%	23,344	41.3%
Obligations of state and political subdivisions	1,823	2.5%	2,031	3.2%	1,915	3.4%
Mortgage-backed securities	37,707	51.8%	28,110	43.8%	29,730	52.6%
Community Reinvestment Act Fund	1,099	1.5%	1,051	1.6%	1,030	1.8%

Total	$72,746	100.0%	$64,166	100.0%	$56,514	100.0%

Securities held to maturity:

U.S. Treasury	$502	1.3%	$1,004	2.7%	$1,007	2.5%
U.S. government- sponsored agencies	10,776	27.5%	12,113	32.0%	8,655	21.6%
Obligations of state and political subdivisions	20,516	52.4%	15,747	41.7%	17,688	44.1%
Mortgage-backed securities	7,369	18.8%	8,937	23.6%	12,761	31.8%
Total	$39,163	100.0%	$37,801	100.0%	$40,111	100.0%

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation’s securities available for sale as of December 31, 2006. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

		After 1 Year	After 5 Years
	Within	Through	Through	After
	1 Year	5 Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. government sponsored agencies :
Carrying value	$4,180	$11,375	$8,384	$8,178	$32,117
Yield	2.70%	4.83%	5.78%	5.89%	5.07%
Obligations of state and political subdivisions :
Carrying value	—	1,331	143	349	1,823
Yield	—	3.07%	3.75%	3.88%	3.28%

Mortgage-backed securities :
Carrying value	4	2,190	6,376	29,137	37,707
Yield	8.00%	3.79%	4.41%	5.26%	5.03%

Community Reinvestment Act Fund:
Carrying value	1,099	—	—	—	1,099
Yield	3.75%	—	—	—	3.75%
Total carrying value	$5,283	$14,896	$14,903	$37,664	$72,746
Weighted average yield	2.92%	4.52%	5.17%	5.38%	4.99%

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation’s securities held to maturity as of December 31, 2006. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

		After 1 Year	After 5 Years
	Within	Through	Through	After
	1 Year	5 Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. Treasury :
Carrying value	$—	$502	$—	$—	$502
Yield	—	4.57%	—	—	4.57%

U.S. government-sponsored agencies :
Carrying value.	1,455	5,091	2,748	1,482	10,776
Yield	2.90%	4.67%	5.91%	5.83%	4.91%

Obligations of state and political subdivisions :
Carrying value	4,596	4,475	6,499	4,946	20,516
Yield	3.18%	2.99%	3.76%	3.82%	3.48%

Mortgage-backed securities :
Carrying value	20	698	1,725	4,926	7,369
Yield	5.34%	4.38%	5.19%	5.20%	5.12%

Total carrying value	$6,071	$10,766	$10,972	$11,354	$39,163

Weighted average yield	3.12%	3.95%	4.52%	4.68%	4.19%

Deposits

Corporation deposits at December 31, 2006 totaled $434.22 million, an increase of $30.8 million, or 7.6%, over the comparable period of 2005, when deposits totaled $403.47 million. The Corporation relied on its existing market area and current competitive products and services to provide growth during 2006. The economic and interest rate environment made it difficult to attract core deposits. In addition, the Corporation utilized the brokered certificate of deposit market with $19.67 million included in the time deposit balances as of December 31, 2006.

The following table sets forth the classification of the Corporation’s deposits by major category as of December 31 of each of the three preceding years:

	December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand	$92,105	21.2%	$94,331	23.4%	$90,635	25.4%
Interest-bearing demand	120,899	27.8%	122,867	30.5%	124,161	34.8%
Saving deposits	37,324	8.6%	45,779	11.3%	49,967	14.0%
Certificates of deposit	183,895	42.4%	140,489	34.8%	91,967	25.8%
Total	$434,223	100.0%	$403,466	100.0%	$356,730	100.0%

As of December 31, 2006, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (In thousands):

Three months or less	$14,402
Four months through six months	11,536
Seven months through twelve months	29,021
Over twelve months	14,943
Total	$69,902

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Corporation’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

The Corporation’s profitability is affected by fluctuations in interest rates. A sudden and substantial increase or decrease in interest rates may adversely impact the Corporation’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Corporation monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Corporation’s exposure to differential changes in interest rates between assets and liabilities is shown in the Corporation’s Maturity and Repricing Analysis under the Interest Rate Sensitivity caption below.

The Corporation’s primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Corporation’s net interest income and capital, while maintaining the asset-liability structure to obtain the maximum yield- cost spread on that structure. The Corporation relies primarily on its asset-liability structure to control interest rate risk.

The Corporation continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore, has focused its efforts on increasing the Corporation’s yield-cost spread through retail growth opportunities.

The following table shows the Corporation’s financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments’ fair values at December 31, 2006. Market rate sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. Expected maturities are contractual maturities adjusted for projected payments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the projections. For non-maturity deposit liabilities, in accordance with standard industry practice, “decay factors” were used to estimate deposit runoff.

	Average Interest Rate	2007	2008	2009	2010	2011	Thereafter	Balance	Fair Value
	(Dollars in thousands)
Interest-Sensitive Assets:
Interest-bearing due from banks.	4.92%	$836	$—	$—	$—	$—	$—	$836	$836
Loans:
Real estate mortgage	6.82%	49,339	11,982	10,115	8,656	8,982	135,357	224,431	223,165
Commercial	8.42%	39,263	12,091	8,297	4,951	4,194	3,810	72,606	72,507
Consumer	6.68%	7,462	6,443	6,311	6,525	6,055	40,163	72,959	70,924
Mortgage loans held for sale	6.12%	2,155	—	—	—	—	—	2,155	2,155
Investment securities (1)	4.63%	41,458	15,606	12,368	7,570	8,647	28,159	113,808	113,526
	6.52%	140,513	46,122	37,091	27,702	27,878	207,489	486,795	483,113

Interest-Sensitive Liabilities:
Savings	0.74%	3,969	2,739	2,315	1,998	1,747	24,556	37,324	37,324
Interest-bearing	2.09%	12,945	8,639	7,040	5,817	4,887	81,571	120,899	120,899
Time deposits	4.47%	142,138	25,129	6,490	9,202	780	156	183,895	183,987
Securites sold under agreement to repurchase	5.28%	9,023	—	—	—	—	—	9,023	9,023
FHLB borrowings	4.53%	15,054	675	698	721	744	10,000	27,892	26,655
Subordinated debentures	6.75%	—	—	—	—	—	7,217	7,217	7,436
	3.43%	183,129	37,182	16,543	17,738	8,158	123,500	386,250	385,324

Net Interest-Sensitive Assets (Liabilities)		$(42,616)	$8,940	$20,548	$9,964	$19,720	$83,989	$100,545	$97,789

(1)	Includes securities held to maturity, securities available for sale and FHLB-NY stock.

Interest Rate Sensitivity

Interest rate movements and deregulation of interest rates have made managing the Corporation’s interest rate sensitivity increasingly important. The Corporation attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, by adjusting interest rates to market conditions, and by developing new products. One method of measuring the Corporation’s exposure to changes in interest rates is the maturity and repricing gap analysis. The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A “positive” gap results when more assets than liabilities mature or are repricing in a given time frame. Conversely, a “negative” gap results when there are more liabilities than assets maturing or repricing in a given period of time. The smaller the gap, the less the effect of the market volatility on net interest income. During a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, as compared to an institution with a positive gap, to invest in higher yielding assets. This may result in yields on its assets increasing at a slower rate than the increase in its costs of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities, which consequently may result in its net interest income growing at a faster rate than an institution with a positive gap position.

The following tables sets forth estimated maturity/repricing structure of the Corporation’s interest-earning assets and interest- bearing liabilities as of December 31, 2006. The amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability and adjusted for prepayment assumptions where applicable. The table does not necessarily indicate the impact of general interest rate movements on the Corporation’s net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation’s control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

	Three Months or Less	More than Three Months Through One Year	After One Year	Noninterest Sensitive	Total
	(Dollars in thousands)

Assets:
Loans:
Real estate mortgage	$17,064	$39,850	$167,517	$—	$224,431
Commercial	11,931	28,279	32,396	—	72,606
Consumer	21,334	5,097	46,528	—	72,959
Mortgage loans held for sale	2,155	—	—	—	2,155
Investment securities (1)	21,703	22,442	69,663	—	113,808
Other assets	836	—	—	32,954	33,790
Total assets	$75,023	$95,668	$316,104	$32,954	$519,749

Source of funds:
Savings	$—	$37,324	$—	$—	$37,324
Interest-bearing	120,899	—	—	—	120,899
Certificates of deposit	32,747	109,604	41,544	—	183,895
Repurchase agreements	8,277	746	—	—	9,023
Borrowings	14,561	492	12,839	—	27,892
Subordinated debenture	—	—	7,217	—	7,217
Other liabilities	—	—	—	96,193	96,193
Stockholders’ equity	—	—	—	37,306	37,306
Total source of funds	$176,484	$148,166	$61,600	$133,499	$519,749
Interest rate sensitivity gap	$(101,461)	$(52,498)	$254,504	$(100,545)
Cumulative interest rate sensitivity gap	$(101,461)	$(153,959)	$100,545	$—
Ratio of GAP to total assets	-19.5%	-10.1%	49.0%	-19.4%
Ratio of cumulative GAP assets to total assets	- 19.5%	-29.6%	19.4%	—
______________________________________
(1)	Includes securities held to maturity, securities available for sale and FHLB-NY stock.

The Corporation also uses a simulation model to analyze the sensitivity of net interest income to movements in interest rates. The simulation model projects net interest income, net income, net interest margin, and capital to asset ratios based on various interest rate scenarios over a twelve month period. The model is based on the actual maturity and repricing characteristics of all rate sensitive assets and liabilities. Management incorporates into the model certain assumptions regarding prepayments of certain assets and liabilities. The model assumes an immediate rate shock to interest rates without management’s ability to proactively change the mix of assets or liabilities. According to the reports generated for year end 2006, an immediate interest rate increase of 200 basis points resulted in a decrease in net interest income of 12.1%, or $2.5 million, while an immediate interest rate decrease of 200 basis points resulted in an increase in net interest income of 2.9% or $614,000. Management has a goal to maintain a percentage change of no more than 15% given a 200 basis point change in interest rates. Management cannot provide any assurance about the actual effect of changes in interest rates on the Corporation’s net interest income. Assumptions have been built into the model for prepayments for assets and decay rates for nonmaturity deposits such as savings and interest bearing demand.

Liquidity

The Corporation’s primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and prepayments on loan and mortgage-backed securities are greatly influenced by market interest rates, economic conditions, and competition.

The Corporation’s liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash and cash equivalents - beginning	$14,028	$24,792	$19,138
Operating activities:
Net income	4,753	4,480	3,848
Adjustments to reconcile net income to net cash provided by operating activities	(70)	(921)	2,010
Net cash provided by operating activities	4,683	3,559	5,858
Net cash used in investing activities	(34,261)	(68,436)	(19,182)
Net cash provided by financing activities	31,247	54,113	18,978
Net increase (decrease) in cash and cash equivalents	1,669	(10,764)	5,654
Cash and cash equivalents - ending	$15,697	$14,028	$24,792

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

The Corporation has various contractual obligations that may require future cash payments. The following table summarizes the Corporation’s contractual obligations at December 31, 2006 and the effect of such obligations is expected to have on our liquidity and cash flows in future periods

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)

Contractual obligations
Operating lease obligations	$5,058	$545	$1,099	$997	$2,417
Total contracted cost obligations	$5,058	$545	$1,099	$997	$2,417

Other long-term liabilities/long-term debt
Time deposits	$183,895	$142,351	$31,587	$9,957	$-
Federal Home Loan Bank advances	27,892	14,400	3,492	-	10,000
Subordinated debentures	7,217	-	-	-	7,217
Total other long-term liabilities/long-term debt	$219,004	$156,751	$35,079	$9,957	$17,217

Other commitments - off balance sheet
Letter of credit	$3,126	$2,248	$861	$17	$-

Other commitments - off balance sheet	11,459	11,459	-	-	-
Unused lines of credit	83,387	83,387	-	-	-
Total off balance sheet arrangements and contractual obligations	$97,972	$97,094	$861	$17	$-

For further information, see Note 16 of Notes to Consolidated Financial Statements.

Management believes that a significant portion of the time deposits will remain with the Corporation. In addition, management does not believe that all of the unused lines of credit will be exercised. The Corporation anticipates that it will have sufficient funds available to meet its current contractual commitments. Should the Corporation need temporary funding, the Corporation has an overnight line of credit with the FHLB-NY for a maximum of $47.1 million.

Capital

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Regulations of the Board of Governors of the Federal Reserve System (“FRB”) require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2006, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC. The following table summarizes the capital ratios for the Corporation and the Bank at December 31, 2006.

	Required	Actual	Excess
Risk-based capital:
Tier 1
Corporation	4.00%	11.25%	7.25%
Bank	4.00%	10.01%	6.01%
Total
Corporation	8.00%	12.28%	4.28%
Bank	8.00%	11.04%	3.04%
Leverage ratio*
Corporation	4.00%	8.85%	4.85%
Bank	4.00%	7.91%	3.91%

*	The minimum leverage ratio set by the FRB and the FDIC is 3.00%. Institutions which are not “top-rated” will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Stewardship Financial Corporation
Midland Park, New Jersey:

We have audited the accompanying consolidated statement of financial condition of Stewardship Financial Corporation as of December 31, 2006 and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey
March 28, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Stewardship Financial Corporation:

We have audited the accompanying consolidated statement of financial condition of Stewardship Financial Corporation and subsidiary (the Company) as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

March 29, 2006

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Financial Condition

	December 31,
	2006	2005
Assets
Cash and due from banks	$14,861,000	$13,158,000
Other interest-earning assets	836,000	870,000
Cash and cash equivalents	15,697,000	14,028,000
Securities available for sale	72,746,000	64,166,000
Securities held to maturity, estimated fair value of $38,881,000 (2006) and $37,459,000 (2005)	39,163,000	37,801,000
FHLB-NY stock, at cost	1,899,000	1,939,000
Loans, net of allowance for loan losses of $4,101,000 (2006) and $3,847,000 (2005)	365,443,000	341,976,000
Mortgage loans held for sale	2,155,000	2,041,000
Premises and equipment, net	7,098,000	6,464,000
Accrued interest receivable	2,912,000	2,432,000
Intangible assets	102,000	140,000
Bank owned life insurance	8,522,000	8,210,000
Other assets	4,012,000	3,530,000
Total assets	$519,749,000	$482,727,000

Liabilities and Stockholders' equity

Liabilities
Deposits:
Noninterest-bearing	$92,105,000	$94,331,000
Interest-bearing	342,118,000	309,135,000
Total deposits	434,223,000	403,466,000
Other borrowings	27,892,000	30,486,000
Subordinated debentures	7,217,000	7,217,000
Securities sold under agreements to repurchase	9,023,000	4,731,000
Accrued interest payable	1,721,000	1,145,000
Accrued expenses and other liabilities	2,367,000	2,298,000
Total liabilities	482,443,000	449,343,000
Commitments and contingencies	—	—
Stockholders' equity
Common stock, no par value, 10,000,000 shares authorized, 5,017,919 and 4,787,889 shares issued and outstanding at December 31, 2006 and 2005, respectively	31,148,000	28,211,000
Treasury stock, 39,581 outstanding at December 31, 2005	—	(556,000)
Retained earnings	6,750,000	6,647,000
Accumulated other comprehensive loss, net	(592,000)	(918,000)
Total Stockholders' equity	37,306,000	33,384,000
Total liabilities and Stockholders' equity	$519,749,000	$482,727,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
Interest income:
Loans	$25,619,000	$20,927,000	$17,346,000
Securities held to maturity:
Taxable	879,000	849,000	983,000
Nontaxable	562,000	546,000	622,000
Securities available for sale:
Taxable	2,746,000	2,207,000	2,092,000
Nontaxable	36,000	35,000	35,000
FHLB dividends	107,000	74,000	28,000
Other interest-earning assets	51,000	262,000	46,000
Total interest income	30,000,000	24,900,000	21,152,000
Interest expense:
Deposits	8,880,000	5,490,000	3,604,000
Borrowed money	2,036,000	1,199,000	1,181,000
Total interest expense	10,916,000	6,689,000	4,785,000
Net interest income before provision for loan losses	19,084,000	18,211,000	16,367,000
Provision for loan losses	264,000	600,000	540,000
Net interest income after provision for loan losses	18,820,000	17,611,000	15,827,000
Noninterest income:
Fees and service charges	1,660,000	1,446,000	1,413,000
Bank owned life insurance	312,000	210,000	-
Loss on calls and sales of securities, net	(435,000)	-	(3,000)
Gain on sales of mortgage loans	235,000	239,000	135,000
Gain on sale of credit card loans	746,000	-	-
Merchant processing	1,237,000	914,000	779,000
Miscellaneous	434,000	431,000	402,000
Total noninterest income	4,189,000	3,240,000	2,726,000
Noninterest expense:
Salaries and employee benefits	6,792,000	6,080,000	5,639,000
Occupancy, net	1,312,000	1,010,000	969,000
Equipment	893,000	728,000	736,000
Data processing	1,272,000	1,150,000	1,016,000
Advertising	383,000	422,000	285,000
FDIC insurance premium	51,000	49,000	49,000
Amortization of intangible assets	38,000	39,000	41,000
Charitable contributions	755,000	689,000	582,000
Stationery and supplies	338,000	263,000	239,000
Merchant processing	1,122,000	813,000	712,000
Bank-card related services	483,000	454,000	409,000
Miscellaneous	2,190,000	2,170,000	1,824,000
Total noninterest expenses	15,629,000	13,867,000	12,501,000
Income before income tax expense	7,380,000	6,984,000	6,052,000
Income tax expense	2,627,000	2,504,000	2,204,000
Net income	$4,753,000	$4,480,000	$3,848,000
Basic earnings per share	$0.95	$0.90	$0.78
Diluted earnings per share	$0.94	$0.89	$0.77
Cash dividends per share	$0.30	$0.25	$0.21
Weighted average number of common shares outstanding	5,020,939	4,990,916	4,911,401
Weighted average number of diluted common shares outstanding	5,067,743	5,049,681	4,982,345

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity

	Years Ended December 31, 2006, 2005, and 2004
						Accumulated
						Other
						Comprehensive
	Common Stock		Retained	Treasury Stock		Income/(Loss),
	Shares	Amount	Earnings	Shares	Amount	Net	Total
Balance — January 1, 2004	4,298,894	$19,552,000	$7,593,000	—	$—	$4,000	$27,149,000
Cash dividends paid ($0.21 per share)	—	—	(1,016,000)	—	—	—	(1,016,000)
5% Stock dividend	155,502	3,577,000	(3,679,000)	4,339	100,000	—	(2,000)
Common stock issued under stock plans	14,892	322,000	—	15,661	354,000	—	676,000
Stock options exercised	30,356	292,000	—	—	—	—	292,000
Tax benefit on stock options exercised	—	150,000	—	—	—	—	150,000
Repurchase common stock	—	—	—	(20,000)	(454,000)	—	(454,000)
Comprehensive income:
Net income for the year ended December 31, 2004	—	—	3,848,000	—	—	—	3,848,000
Unrealized holding losses on securities available sale arising during the period (net tax benefit of $110,000)	—	—	—	—	—	(181,000)	(181,000)
Reclassification adjustment for losses in net income (net tax benefit of $1,000)	—	—	—	—	—	(2,000)	(2,000)
Total comprehensive income							3,665,000
Balance — December 31, 2004	4,499,644	$23,893,000	$6,746,000	—	$—	$(179,000)	$30,460,000
Cash dividends paid ($0.25 per share)	—		(1,244,000)	—	—	—	(1,244,000)
5% Stock dividend	227,275	3,334,000	(3,335,000)				(1,000)
Common stock issued under stock plans	45,280	771,000		379	5,000	—	776,000
Stock options exercised	15,690	143,000	—	—	—	—	143,000
Tax benefit on stock options exercised	—	70,000	—	—	—	—	70,000
Repurchase common stock	—	—	—	(39,960)	(561,000)	—	(561,000)
Comprehensive income:
Net income for the year ended December 31, 2005	—	—	4,480,000	—	—	—	4,480,000
Unrealized holding losses on securities available for sale arising during the period (net tax benefit of $462,000)	—	—	—	—	—	(739,000)	(739,000)
Total comprehensive income							3,741,000
Balance — December 31, 2005	4,787,889	$28,211,000	$6,647,000	(39,581)	$(556,000)	$(918,000)	$33,384,000
Cash dividends paid ($0.30 per share)	—	—	(1,529,000)	—	—	—	(1,529,000)
Common stock issued under dividend reinvestment plan	—	(3,000)	—	29,773	415,000	—	412,000
Payment of discount on dividend reinvestment plan	—	(19,000)	—	—	—	—	(19,000)
5% Stock dividend	194,294	2,501,000	(3,121,000)	45,684	619,000	—	(1,000)
Common stock issued under stock plans	—	—	—	4,865	69,000	—	69,000
Stock option compensation expense		51,000	—	—	—	—	51,000
Stock options exercised	35,736	233,000	—	(9,000)	(132,000)	—	101,000
Tax benefit on stock options exercised	—	174,000	—	—	—	—	174,000
Repurchase common stock	—	—	—	(31,741)	(415,000)	—	(415,000)
Comprehensive income:
Net income for the year ended December 31, 2006	—	—	4,753,000	—	—	—	4,753,000
Unrealized holding gains on securities available for sale arising during the period (net of taxes of $351,000)	—	—	—	—	—	605,000	605,000
Reclassification adjustment for losses in net income (net tax benefit of $156,000)	—	—	—	—	—	(279,000)	(279,000)
Total comprehensive income							5,079,000
Balance — December 31, 2006	5,017,919	$31,148,000	$6,750,000	—	$—	$(592,000)	$37,306,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$4,753,000	$4,480,000	$3,848,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	712,000	577,000	622,000
Amortization of premiums and accretion of discounts, net	244,000	428,000	593,000
Accretion of deferred loan fees	(130,000)	(127,000)	(142,000)
Provision for loan losses	264,000	600,000	540,000
Originations of mortgage loans held for sale	(23,462,000)	(27,897,000)	(12,032,000)
Proceeds from sale of mortgage loans	23,583,000	26,323,000	12,515,000
Gain on sale of loans	(235,000)	(239,000)	(135,000)
Loss on sale of securities available for sale	435,000	—	3,000
Loss on writeoff of fixed asset	—	—	63,000
Gain on sale of credit card portfolio	(746,000)	—	—
Deferred income tax benefit	(115,000)	(343,000)	(254,000)
Amortization of intangible assets	38,000	39,000	41,000
Increase in accrued interest receivable	(480,000)	(510,000)	(59,000)
Increase (decrease) in accrued interest payable	576,000	422,000	(46,000)
Increase in bank owned life insurance	(312,000)	(210,000)	—
Nonqualified stock option expense	51,000	—	—
(Increase) decrease in other assets	(562,000)	(131,000)	360,000
Increase (decrease) in other liabilities	69,000	147,000	(59,000)
Net cash provided by operating activities	4,683,000	3,559,000	5,858,000
Cash flows from investing activities:
Purchase of securities available for sale	(37,817,000)	(17,175,000)	(13,689,000)
Proceeds from maturities and principal repayments on securities available for sale	12,373,000	7,637,000	8,699,000
Proceeds from sales and calls on securities available for sale	16,867,000	500,000	9,211,000
Purchase of securities held to maturity	(16,250,000)	(6,060,000)	(3,273,000)
Proceeds from maturities and principal repayments on securities held to maturity	13,777,000	8,107,000	9,968,000
Proceeds from calls of securities held to maturity	950,000	-	5,235,000
Redemption (purchase) of FHLB— NY stock	40,000	(296,000)	(321,000)
Net increase in loans	(27,051,000)	(49,540,000)	(34,531,000)
Proceeds from sale of credit card portfolio	4,196,000	—	—
Purchase of bank owned life insurance	—	(8,000,000)	—
Additions to premises and equipment	(1,346,000)	(3,609,000)	(481,000)
Net cash used in investing activities	(34,261,000)	(68,436,000)	(19,182,000)
Cash flows from financing activities:
Net (decrease) increase in noninterest - bearing deposits	(2,226,000)	3,683,000	9,396,000
Net increase in interest - bearing deposits	32,983,000	43,527,000	5,984,000
Net (increase) decrease in securities sold under agreement to repurchase	4,292,000	1,361,000	(177,000)
Net (decrease) increase in short term borrowings	(1,000,000)	7,900,000	5,500,000
Payments on long term borrowings	(1,594,000)	(1,543,000)	(1,371,000)
Cash dividends paid on common stock	(1,118,000)	(535,000)	(410,000)
Payment of discount on dividend reinvestment plan	(19,000)	—	—
Purchase of treasury stock	(415,000)	(561,000)	(454,000)
Exercise of stock options	101,000	143,000	292,000
Tax benefit of stock options	174,000	70,000	150,000
Issuance of common stock	69,000	68,000	68,000
Net cash provided by financing activities	31,247,000	54,113,000	18,978,000
Net increase (decrease) in cash and cash equivalents	1,669,000	(10,764,000)	5,654,000
Cash and cash equivalents - beginning	14,028,000	24,792,000	19,138,000
Cash and cash equivalents - ending	$15,697,000	$14,028,000	$24,792,000
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	10,341,000	6,209,000	4,831,000
Cash paid during the year for income taxes	2,799,000	2,620,000	2,260,000
Noncash financing activities - issuance of common stock under dividend reinvestment plan	412,000	710,000	608,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Notes to Consolidated Financial Statements

Note 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation

The consolidated financial statements include the accounts of Stewardship Financial Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank, (‘the Bank”), together referred to as “the Corporation”. Atlantic Stewardship Bank includes its wholly owned subsidiaries, Stewardship Investment Corporation and Stewardship Realty LLC. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

The Corporation provides financial services through its offices in Bergen, Passaic, and Morris Counties, New Jersey. Its primary products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow generated from the operations of businesses. There are no significant concentrations of loans to any one industry or customer. The Corporation’s lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

Basis of consolidated financial statements presentation

The consolidated financial statements of the Corporation have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures provided. Actual results could differ significantly from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash and cash equivalents

Cash and cash equivalents include cash and deposits with other financial institutions under 90 days, interest-bearing deposits in other banks under 90 days and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions and federal funds purchased and repurchase agreements.

Securities available for sale and held to maturity

The Corporation classifies its securities as securities held to maturity or securities available for sale. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to income, on a level yield basis. All other securities are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of stockholders’ equity, net of the related tax effects. Interest income includes amortization of purchase premium or discount. Realized gains or losses on sales of securities are based upon the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank (FHLB) stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Cash dividends are reported as income.

Mortgage loans held for sale

Mortgage loans held for sale are reported at the lower of cost or market on an aggregate basis. Mortgage loans held for sale are carried net of deferred fees, which are recognized as income at the time the loans are sold to permanent investors. Gains or losses on the sale of mortgage loans held for sale are recognized at the settlement date and are determined by the difference between the net proceeds and the amortized cost. All loans are sold with servicing rights released to the buyer.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Loans are considered nonperforming when contractual principal and interest has not been paid for more than 90 days. The accrual of interest income is discontinued on a loan when certain factors indicate reasonable doubt as to the collectibility of principal and interest. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest received on such loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to an accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic factors and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures.

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

Other real estate owned

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. As of December 31, 2006 and 2005, the Corporation had no OREO.

Intangible assets

Gross intangible assets totaled $750,000 with accumulated amortization of $648,000 and $610,000 at December 31, 2006 and 2005, respectively. Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $102,000 and $134,000 at December 31, 2006 and December 31, 2005, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represents the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition. The core deposit intangible amounted to $6,000 at December 31, 2005, and is amortized on an accelerated basis over a period of twelve years. The intangible was fully amortized at December 31, 2006.

Bank owned life insurance

The Corporation has purchased life insurance policies on certain key officers. Bank owned life insurance is recorded at its cash surrender value which is the amount that can be realized.

Treasury Stock

Repurchases of common stock are recorded as treasury stock at cost. Treasury stock is reissued using the first in first out method. Treasury stock may be reissued for exercise of stock options, dividend reinvestment plans, stock dividends or other stock issuances. The difference between the cost and the market value at the time the treasury stock is reissued is shown as an adjustment to common stock.

Dividend Reinvestment Plan

The Corporation offers shareholders the opportunity to participate in a dividend reinvestment plan. Plan participants may reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Previously, the Corporation purchased treasury stock or issued authorized but unissued shares to fund the dividend reinvestment plan and issued stock to the plan participants in place of cash dividends. Effective May 16, 2006, the Corporation changed the policy to purchase shares for the dividend reinvestment participants on the open market through an approved broker. The Corporation uses the cash dividends due the plan participants to purchase shares from the broker. The Corporation reimburses the broker for the 5% discount when the purchase of the Corporation’s stock is completed.

Stock-based compensation

Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (SFAS No. 123(R)), using the modified prospective transition method. Accordingly, the Corporation has recorded stock-based compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before taxes of $51,000 and a reduction in net income of $31,000. Due to the relatively small amount of compensation expense, basic and diluted earnings per share, cash flow from operations and cash flow from financing activities were not significantly impacted.

Prior to January 1, 2006, stock compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, for the years ending December 31.

	2005	2004

Net Income:
Net income as reported	$4,480,000	$3,848,000
Stock-based compensation included in net income, net of related tax effects	19,000	22,000
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(100,000)	(88,000)
Pro forma net income	$4,399,000	$3,782,000

Earnings per share:
	2005	2004
Net Income:

As reported basic earnings per share	$0.90	$0.78
As reported diluted earnings per share	0.89	0.77
Pro forma basic earnings per share	0.89	0.77
Pro forma diluted earnings per share.	0.87	0.76

Income taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Other comprehensive income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November, 2004, 2005 and 2006 and a 4 for 3 stock split issued in July 2005.

Loss contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Dividend restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Fair value of financial instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Note 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

Cash reserves are required to be maintained on deposit with the Federal Reserve Bank based on deposits. In March 2005, the Corporation deployed a deposit reclassification software system that allowed the Corporation to minimize the balances needed to be held at the Federal Reserve Bank to maintain required reserve balances. The average amount of the reserves on deposit for the years ended December 31, 2006 and 2005 was approximately $300,000 and $2.2 million, respectively.

Note 3. SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	December 31, 2006
	Fair	Gross Unrealized
	Value	Gains	Losses
U.S. government-sponsored agencies:
Within one year	$4,180,000	$—	$20,000
After one year through five years	11,375,000	1,000	138,000
After five years through ten years	8,384,000	27,000	35,000
After ten years	8,178,000	—	154,000
	32,117,000	28,000	347,000
Obligations of state and political subdivisions:
After one year through five years	1,331,000	—	25,000
After five years through ten years	143,000	—	—
After ten years	349,000	—	5,000
	1,823,000	—	30,000
Mortgage - backed securities:
Within one year	4,000	—	—
After one year through five years	2,190,000	—	75,000
After five years through ten years	6,376,000	5,000	154,000
After ten years	29,137,000	35,000	412,000
	37,707,000	40,000	641,000
Community Reinvestment Act Fund:
Within one year	1,099,000	—	21,000
	$72,746,000	$68,000	$1,039,000

	December 31, 2005
	Fair	Gross Unrealized
	Value	Gains	Losses
U.S. Treasury:
Within one year	$496,000	$—	$5,000
U.S. government - sponsored agencies:
Within one year	5,043,000	—	75,000
After one year through five years	26,456,000	—	567,000
After five years through ten years	979,000	—	20,000
	32,478,000	—	662,000
Obligations of state and political subdivisions:
Within one year	694,000	—	2,000
After one year through five years	1,032,000	—	30,000
After five years through ten years	305,000	—	5,000
	2,031,000	—	37,000
Mortgage - backed securities:
After one year through five years	1,933,000	—	77,000
After five years through ten years	7,138,000	4,000	233,000
After ten years	19,039,000	4,000	467,000
	28,110,000	8,000	777,000
Community Reinvestment Act Fund:
Within one year	1,051,000	—	20,000
	$64,166,000	$8,000	$1,501,000

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage—backed securities are comprised primarily of government agencies such as the Government National Mortgage Association ("GNMA") and government sponsored agencies such as the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Banks ("FHLB") and the Federal Home Loan Mortgage Corporation ("FHLMC"). At year end 2006 and 2005, there were no holdings of securities of any one issuer other than the U.S. government and its agencies in an amount greater than 10% of stockholders' equity.

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2006 and 2005, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2006 and 2005.

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
2006	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government sponsored agencies	$16,551,000	$(181,000)	$11,980,000	$(166,000)	$28,531,000	$(347,000)
Obligations of state and political subdivisions	492,000	(5,000)	1,071,000	(25,000)	1,563,000	(30,000)
Mortgage-backed securities	7,433,000	(59,000)	20,546,000	(582,000)	27,979,000	(641,000)
Community Reinvestment Act Fund	—	—	1,099,000	(21,000)	1,099,000	(21,000)
Total temporarily impaired securities	$24,476,000	$(245,000)	$34,696,000	$(794,000)	$59,172,000	$(1,039,000)

	Less than 12 Months		12 Months or Longer		Tota1
		Unrealized		Unrealized		Unrealized
2005	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Treasury	$—	$—	$496,000	$(5,000)	$496,000	$(5,000)
U.S. government sponsored agencies	16,095,000	(267,000)	16,383,000	(395,000)	32,478,000	(662,000)
Obligations of state and political subdivisions	304,000	(5,000)	1,727,000	(32,000)	2,031,000	(37,000)
Mortgage-backed securities	19,432,000	(428,000)	8,280,000	(349,000)	27,712,000	(777,000)
Community Reinvestment Act Fund	1,051,000	(20,000)	—	—	1,051,000	(20,000)
Total temporarily impaired securities	$36,882,000	$(720,000)	$26,886,000	$(781,000)	$63,768,000	$(1,501,000)

The unrealized losses are primarily due to the changes in interest rates. These securities have not been considered other than temporarily impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity or for a sufficient amount of time to recover the recorded principal.

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2006, 2005 and 2004 were $16,867,000, $500,000 and $9,211,000, respectively. There were no gross gains and no losses realized on sales or calls during the year ended December 31, 2005. Gross gains totaling $4,000 and gross losses totaling $9,000 were realized on sales and calls of securities during the year ended December 31, 2004.

See Note 9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 4. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities and related unrecognized gains and losses of securities held to maturity:

	December 31, 2006
	Carrying	Gross Unrecognized
	Amount	Gains	Losses	Fair Value
U.S. Treasury:
After one year through five years	$502,000	$—	$2,000	$500,000
	502,000	—	2,000	500,000
U.S. government sponsored agencies:
Within one year	1,455,000	—	22,000	1,433,000
After one year through five years	5,091,000	3,000	56,000	5,038,000
After five years through ten years	2,748,000	5,000	5,000	2,748,000
After ten years	1,482,000	—	26,000	1,456,000
	10,776,000	8,000	109,000	10,675,000
Obligations of state and political subdivisions:
Within one year	4,596,000	2,000	14,000	4,584,000
After one year through five years	4,475,000	1,000	73,000	4,403,000
After five years through ten years	6,499,000	32,000	25,000	6,506,000
After ten years	4,946,000	18,000	42,000	4,922,000
	20,516,000	53,000	154,000	20,415,000
Mortgage-backed securities:
Within one year	20,000	—	—	20,000
After one but within five years	698,000	—	13,000	685,000
After five years through ten years	1,725,000	10,000	17,000	1,718,000
After ten years	4,926,000	22,000	80,000	4,868,000
	7,369,000	32,000	110,000	7,291,000
	$39,163,000	$93,000	$375,000	$38,881,000

	December 31, 2005
	Carrying	Gross Unrecognized
	Amount	Gains	Losses	Fair Value
U.S. Treasury:
Within one year	$502,000	$—	$1,000	$501,000
After one year through five years	502,000	2,000	—	504,000
	1,004,000	2,000	1,000	1,005,000
U.S. government sponsored agencies:
Within one year	5,211,000	1,000	70,000	5,142,000
After one year through five years	5,902,000	—	98,000	5,804,000
After five years through ten years	1,000,000	—	12,000	988,000
	12,113,000	1,000	180,000	11,934,000
Obligations of state and political subdivisions:
Within one year	6,078,000	7,000	12,000	6,073,000
After one year through five years	8,439,000	20,000	90,000	8,369,000
After five years through ten years	903,000	—	18,000	885,000
After ten years	327,000	—	8,000	319,000
	15,747,000	27,000	128,000	15,646,000
Mortgage-backed securities:
After one year through five years	917,000	—	22,000	895,000
After five years through ten years	1,720,000	17,000	23,000	1,714,000
After ten years	6,300,000	43,000	78,000	6,265,000
	8,937,000	60,000	123,000	8,874,000
	$37,801,000	$90,000	$432,000	$37,459,000

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as GNMA and government sponsored agencies such as FNMA, FHLB and FHLMC. At year end 2006 and 2005, there were no holdings of securities of any one issuer other than the U.S. government and its agencies in an amount greater than 10% of stockholders' equity.

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2006 and 2005, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2006 and 2005.

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
2006	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Treasury	$500,000	$(2,000)	$—	$—	$500,000	$(2,000)
U.S. government sponsored agencies	2,950,000	(31,000)	6,069,000	(78,000)	9,019,000	(109,000)
Obligations of state and political subdivisions	6,238,000	(62,000)	6,083,000	(92,000)	12,321,000	(154,000)
Mortgage-backed securities	973,000	(9,000)	3,956,000	(101,000)	4,929,000	(110,000)
Total temporarily impaired securities	$10,661,000	$(104,000)	$16,108,000	$(271,000)	$26,769,000	$(375,000)

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
2005	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Treasury	$501,000	$(1,000)	$—	$—	$501,000	$(1,000)
U.S. government sponsored agencies	5,380,000	(62,000)	6,051,000	(118,000)	11,431,000	(180,000)
Obligations of state and political subdivisions	7,379,000	(88,000)	2,280,000	(40,000)	9,659,000	(128,000)
Mortgage-backed securities	2,902,000	(47,000)	2,515,000	(76,000)	5,417,000	(123,000)
Total temporarily impaired securities	$16,162,000	$(198,000)	$10,846,000	$(234,000)	$27,008,000	$(432,000)

The unrealized losses are primarily due to the changes in interest rates. These securities have not been considered other than temporarily impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity.

Cash proceeds realized from calls of securities held to maturity for the year ended December 31, 2006 were $950,000. There were no cash proceeds realized on calls for the year ended December 31, 2005. Cash proceeds realized from calls of securities held to maturity for the year ended December 31, 2004 were $5,235,000.

There were no gains or losses realized on calls for the years ended December 31, 2006 and 2005. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2004. The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the three years ended December 31, 2006, 2005 and 2004 were $1,002,000, $1,002,000 and $1,003,000, respectively. See also Note 9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 5. LOANS

The loan portfolio consisted of the following:

	December 31,
	2006	2005
Mortgage:
Residential	$47,020,000	$45,604,000
Commercial	177,411,000	163,309,000
Commercial	72,606,000	65,011,000
Equity	20,010,000	20,271,000
Installment	52,389,000	51,540,000
Other	560,000	506,000
Total gross loans	369,996,000	346,241,000
Less: Deferred loan fees, net of costs	452,000	418,000
Allowance for loan losses	4,101,000	3,847,000
	4,553,000	4,265,000
Loans, net	$365,443,000	$341,976,000

At December 31, 2006, 2005 and 2004, loans participated by the Corporation to other organizations totaled approximately $13,704,000, $6,017,000 and $5,730,000, respectively.

Included in the installment loan category for December 31, 2005 was the Corporation’s credit card portfolio. During the fourth quarter of 2006, the Corporation sold its $3.4 million portfolio to Elan Financial Services (“Elan”). Elan will continue to offer credit card service under the name of Atlantic Stewardship Bank. As part of the sale agreement, the Corporation will continue to service the portfolio until March 16, 2007. At December 31, 2006, the credit cards serviced for Elan totaled $3.8 million.

Activity in the allowance for loan losses is summarized as follows::

	December 31.
	2006	2005	2004
Balance, beginning	$3,847,000	$3,299,000	$2,888,000
Provision charged to operations	264,000	600,000	540,000
Recoveries of loans charged off	30,000	5,000	12,000
Loans charged off	(40,000)	(57,000)	(141,000)
Balance, ending	$4,101,000	$3,847,000	$3,299,000

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates. At December 31, 2006 and 2005, these loans aggregated approximately $1,617,000 and $1,684,000, respectively. During the year ended December 31, 2006, new loans totaling $258,000 were granted and repayments totaled approximately $325,000. The loans, at December 31, 2006, were current as to principal and interest payments.

Note 6. NONPERFORMING LOANS

Nonperforming loans include the following:

	December 31,
	2006	2005
Nonaccrual loans	$444,000	$472,000
Loans past due ninety days or more and accruing	1,090,000	55,000
Total nonperforming loans	$1,534,000	$527,000

There were no restructured loans classified as nonaccrual for the year ended December 31, 2006. Restructured loans classified as nonaccrual for the year ended December 31, 2005 were $152,000.

The following information is presented for loans classified as nonaccrual and restructured:

	Year ended December 31,
	2006	2005	2004
Income that would have been recorded under contractual terms	$37,000	$44,000	$47,000
Less interest income received	14,000	6,000	20,000
Lost income on nonperforming loans during the year	$23,000	$38,000	$27,000

Impaired loans consisted of the following:

	December 31,
	2006	2005	2004
Impaired Loans
With related allowance for loan loss	$223,000	$152,000	$477,000
Without related allowance for loan loss	$221,000	$320,000	947,000
Total impaired loans	$444,000	$472,000	$1,424,000
Related allowance for possible credit losses	$110,000	$29,000	$44,000
Average investment in impaired loans	$455,000	$430,000	$1,431,000
Interest recognized on impaired loans	$14,000	$6,000	$71,000

Note 7. PREMISES AND EQUIPMENT, NET

	December 31,
	2006	2005
Land	$2,999,000	$2,999,000
Buildings and improvements	2,758,000	2,698,000
Leasehold improvements	1,771,000	972,000
Furniture, fixtures and equipment	3,798,000	3,509,000
	11,326,000	10,178,000
Less accumulated depreciation and amortization	4,228,000	3,714,000
Total premises & equipment, net	$7,098,000	$6,464,000

Amounts charged to net occupancy expense for depreciation and amortization of banking premises and equipment amounted to $712,000, $577,000 and $622,000 in 2006, 2005 and 2004, respectively.

Note 8. DEPOSITS

	December 31, 2006		December 31, 2005
	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount
Noninterest-bearing demand	0%	$92,105,000	0%	$94,331,000

NOW accounts	1.59%	64,493,000	1.29%	71,986,000
Money market accounts	2.67%	56,406,000	1.07%	50,881,000
Total interest-bearing demand	2.09%	120,899,000	1.20%	122,867,000

Statement savings and clubs	0.77%	33,546,000	0.59%	41,395,000
Business savings	0.51%	3,778,000	0.51%	4,384,000
Total savings	0.74%	37,324,000	0.58%	45,779,000

IRA investment and variable rate savings	4.31%	23,012,000	3.62%	21,145,000
Brokered certificates	5.37%	19,671,000	0%	—
Money market certificates	4.36%	141,212,000	3.61%	119,344,000
Total certificates of deposit	4.46%	183,895,000	3.61%	140,489,000

Total interest-bearing deposits	3.22%	342,118,000	2.20%	309,135,000

Total deposits	2.54%	$434,223,000	1.69%	$403,466,000

Certificates of deposit with balances of $100,000 or more at December 31, 2006 and 2005, totaled approximately $69,902,000 and $62,343,000, respectively. Interest on certificates of deposit with balances of $100,000 or more totaled $2,718,000, $1,562,000, and $798,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The scheduled maturities of certificates of deposit were as follows:

December 31, 2006
2007	$142,351,000
2008	25,112,000
2009	6,475,000
2010	9,188,000
2011	769,000
$183,895,000

Note 9. OTHER BORROWINGS

Federal Home Loan Bank of New York Advances

During the years 2006 and 2005, the maximum amount of FHLB-NY advances outstanding at any month end was $40.4 million and $30.5 million, respectively. The average amount of advances outstanding during the year ended December 31, 2006 and 2005 was $27.9 million and $17.1 million, respectively. As of December 31, 2006, all FHLB-NY advances had fixed rates. The advances are scheduled for repayment as follows:

December 31, 2006 December 31, 2005

	December 31, 2006		December 31, 2005
		Weighted		Weighted
		Average		Average
Advances Maturing	Amount	Rate	Amount	Rate
2006	$-	-	$15,400,000	4.34%
2007	14,400,000	5.33%	—	—
2008	3,492,000	3.26%	5,086,000	3.26%
Thereafter	10,000,000	3.82%	10,000,000	3.82%
	$27,892,000	4.53%	$30,486,000	3.99%

Advances totaling $10.0 million are convertible by the FHLB -NY quarterly thereafter into any FHLB-NY advance at current market rate. This conversion feature is only available if the three month LIBOR resets at or above 7.50%.

Advances from the FHLB-NY were secured by a blanket assignment of the Corporation's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans and securities remain under the control of the Corporation.

The Corporation had an available overnight line of credit with the FHLB-NY for a maximum of $47.1 million at December 31, 2006.

Securities Sold Under Agreement to Repurchase

At December 31, 2006 and 2005, securities sold under agreements to repurchase were collateralized by U.S. Treasury and agency securities having a carrying value of approximately $24,531,000 and $10,089,000, respectively. These securities were maintained in a separate safekeeping account within the Corporation's control.

	December 31,
	2006	2005
Balance	$9,023,000	$4,731,000
Weighted average interest rate	4.70%	3.48%
Weighted average length of maturity	42 days	69 days
Maximum amount outstanding at any month end during the year	$9,757,000	$5,422,000
Average amount outstanding during the year	$7,461,000	$3,371,000
Average interest rate during the year	4.43%	2.91%

Note 10. SUBORDINATED DEBENTURES

On September 17, 2003, Stewardship Statutory Trust I (the “Trust”), a statutory business trust, and a wholly owned subsidiary of Stewardship Financial Corporation, issued $7,000,000 Fixed/Floating Rate Capital Securities (“Capital Securities”), the proceeds from which the Trust used to purchase from the Corporation $7,217,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”) maturing on September 17, 2033. The Trust is obligated to distribute all proceeds of a redemption whether voluntary or upon maturity, to holders of the Capital Securities. Stewardship Financial Corporation’s obligation with respect to the Capital Securities, and the subordinated debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Stewardship Financial Corporation of the Trust’s obligations to pay amounts when due on the Capital Securities.

The Capital Securities and the Debentures both bear a fixed interest rate of 6.75% until September 17, 2008 and thereafter shall float quarterly at a rate of 3-Month LIBOR plus 2.95%.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” was issued in January 2003 and was reissued as FASB Interpretation No. 46 (revised December 2003) (“FIN 46R”). FIN 46 and FIN 46R provide guidance on the identification of entities controlled through means other than voting rights and specify how the Corporation should evaluate its interest in a variable interest entity for purposes of determining whether to consolidate that entity. If a variable interest entity does not effectively disperse risk among the parties involved, it must be consolidated by its primary beneficiary.

The Corporation adopted FIN 46R on December 31, 2003, deconsolidating its investment in Stewardship Statutory Trust I, the subsidiary trust formed in connection with the issuance of subordinated debentures (trust preferred securities). In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include trust preferred securities in their Tier I capital for regulatory purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve System will continue to allow bank holding companies to include trust preferred securities in Tier I capital for regulatory purposes. As of December 31, 2006, assuming the Corporation was not allowed to include the $7,000,000 in trust preferred securities issued by Stewardship Statutory Trust I in Tier I capital, the Corporation would remain “well capitalized”.

Note 11. REGULATORY CAPITAL REQUIREMENTS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Regulations of the Board of Governors of the Federal Reserve System (“FRB”) require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2006, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately categorized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At year end 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes changed the institution’s category.

Management believes that, as of December 31, 2006, the Bank and the Corporation have met all capital adequacy requirements to which they are subject. The following is a summary of the Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005, compared to the minimum capital adequacy requirements and the requirements for classification as a well capitalized institution under the prompt corrective action regulations:

					To Be Well Capitalized
			Required for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Leverage (Tier 1) capital
Consolidated	44,783,000	8.85%	20,252,000	4.00%	N/A	N/A
Bank	39,765,000	7.91%	20,096,000	4.00%	25,120,000	5.00%
Risk-based capital:
Tier 1
Consolidated	44,783,000	11.25%	15,930,000	4.00%	N/A	N/A
Bank	39,765,000	10.01%	15,890,000	4.00%	23,836,000	6.00%
Total
Consolidated	48,884,000	12.28%	31,859,000	8.00%	N/A	N/A
Bank	43,866,000	11.04%	31,781,000	8.00%	39,726,000	10.00%
December 31, 2005
Leverage (Tier 1) capital
Consolidated	41,143,000	8.71%	18,899,000	4.00%	N/A	N/A
Bank	36,226,000	7.75%	18,707,000	4.00%	23,384,000	5.00%
Risk-based capital:
Tier 1
Consolidated	41,143,000	11.16%	14,741,000	4.00%	N/A	N/A
Bank	36,226,000	9.86%	14,697,000	4.00%	22,046,000	6.00%
Total
Consolidated	44,990,000	12.21%	29,482,000	8.00%	N/A	N/A
Bank	40,072,000	10.91%	29,394,000	8.00%	36,743,000	10.00%

Note 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation’s Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2006, 2005 and 2004 amounted to approximately $394,000, $395,000, and $327,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant’s first 5% contribution. Total 401(k) expense for the years ended December 31, 2006, 2005 and 2004 amounted to approximately $67,000, $65,000, and $59,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 3,077, 2,503 and 2,211 shares during 2006, 2005 and 2004, respectively.

Note 13. STOCK-BASED COMPENSATION

At December 31, 2006, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and Stock Option Plans for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. Compensation expense is based on the fair value of shares awarded on the date of the grant. The Corporation has not granted shares during 2006, 2005 and 2004 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors’ fees in shares of the Corporation’s common stock, rather than in cash. Compensation expense is based on the fair value of shares awarded on the date of the grant. The Corporation issued 2,026, 2,343 and 2,371 shares during 2006, 2005 and 2004, respectively through reissued treasury shares or through authorized, unissued shares. Beginning in June 2006, 3,017 additional shares were purchased for Directors in the open market.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to key employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 209,429 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable, subject to a vesting schedule, with the first vesting starting one year from the date of the grant and expire between five and ten years from the date of grant. There were no options granted during 2006, 2005, or 2004. In December 2005, the Compensation Committee of the Board approved an acceleration of the vesting of all options granted on July 15, 2003 to full vesting. A summary of the status of the qualified stock options as of December 31, 2006, 2005 and 2004 and changes during the years then ended on those dates is presented on the following page:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	75,989	$6.03	78,423	$6.11	84,197	$6.21
Exercised	—	—	(1,622)	6.21	(3,973)	6.64
Forfeited	(567)	13.61	(810)	12.96	(1,801)	9.55
Outstanding at end of year	75,422	$5.98	75,989	$6.03	78,423	$6.11
Intrinsic value at year end	$518,000		$591,000		$619,000
Options exercisable at year end	75,422		75,989		65,681
Intrinsic value of options exercisable	$518,000		$591,000		$619,000
Weighted average remaining contractual terms (years)	1.96		2.99		4.05
Intrinsic value of options exercised	$-		$12,000		$34,000
Cash received from options exercised	$-		$10,000		$26,000

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2006:

	Options Outstanding
	Number Outstanding at 12/31/06	Weighted Avg. Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable 12/31/06
Range of Exercise Prices:
$ 3- 5	45,521	0.50	$4.06	45,521
$ 5- 8	18,799	2.78	6.52	18,799
$8-11	—	—	—	—
$11-14	11,102	6.54	12.96	11,102
$3-14	75,422	1.96	$5.98	75,422

The 2001 Stock Option Plan for Non-Employee Directors provided for options to purchase shares of common stock to be issued to Directors of the Corporation. The plan reserved 160,811 shares of common stock for issuance. The plan allows for the exercise of options to be paid for in cash or with shares already owned. During 2006, 9,000 shares were used to satisfy the exercise of options.

On May 9, 2006 the shareholders approved the 2006 Stock Option Plan for Non-Employee Directors. The Plan provides for options to purchase shares of common stock to be issued to Non-Employee Directors of the Corporation. The Plan reserved 63,000 shares of common stock for issuance, 20% of such options are exercisable each year for five years. Options expire on the earlier of the sixth anniversary of the date of the grant or May 15, 2012. Options were granted on June 30, 2006 to all Non- Employee Directors.

A summary of the status of the nonqualified stock options as of December 31, 2006, 2005, and 2004 and changes during the years then ended on those dates is presented below:

	2006		2005		2004
	Shares	Weighted-Average Exercise Price	Shares	Weighted Average-Exercise Price	Shares	Weighted Average-Exercise Price
Outstanding at beginning of year	45,568	$7.12	69,690	$6.98	112,571	$6.69
Granted	52,500	12.86	5,360	13.97	—	—
Exercised	(37,523)	6.20	(21,441)	6.20	(42,881)	6.20
Forfeited	(2,685)	6.20	(8,041)	12.96	—	—
Outstanding at end of year	57,860	$12.96	45,568	$7.12	69,690	$6.98
Intrinsic value at end of year	$17,000		$305,000		$489,000
Options exercisable at year end	5,360		18,766		13,403
Weighted average fair value of options granted during the year	$4.55		$4.29		$-
Intrinsic value of options exercisable	$-		$143,000		$105,000
Weighted average remaining contractual terms (years)	5.23		0.87		1.62
Cash received from options exercised	$101,000		$133,000		$266,000
Tax benefit realized from options exercised	$174,000		$70,000		$150,000

The fair value of the options granted for the 2006 Stock Option Plan for Non-Employee Directors was estimated on the date of the grant using the Black -Scholes option pricing model with the following assumptions used:

Dividend Yield	2.25%
Expected Volatility	36.72%
Risk-Free Interest Rate	5.21%
Expected Life	6 years
Fair Value at Grant Date	$4.55

The following table summarizes information about the nonqualified Non-Employee Director stock options outstanding at December 31, 2006:

	Options Outstanding
	Number Outstanding at 12/31/06	Weighted Avg. Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable 12/31/06
Range of Exercise Prices:

$11-15	52,500	5.38	$12.86	—
$13-15	5,360	3.80	13.97	5,360
$11-15	57,860	5.23	$12.96	5,360

On January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123(R)”) under the applied modified prospective method. With limited exceptions, SFAS No. 123(R) requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award and to recognized such cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Unrecognized compensation expense totaled $212,000 and will be recognized over the next 4.4 years.

Note 14: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2006, 2005 and 2004:

	2006	2005	2004
Net income	$4,753,000	$4,480,000	$3,848,000
Weighted average common shares outstanding - basic	5,020,939	4,990,916	4,911,401
Effect of dilative securities - stock options	46,804	58,765	70,944
Weighted average common shares outstanding - diluted	5,067,743	5,049,681	4,982,345
Basic earnings per share	$0.95	$0.90	$0.78
Diluted earnings per share	$0.94	$0.89	$0.77

Stock options for 31,826 shares of common stock were not considered in computing diluted earnings per share for 2006 because they were antidilutive. There were no stock options considered antidilutive for 2005 and 2004.

Note 15. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

	Year ended December 31,
	2006	2005	2004
Current tax expense:
Federal	$4,753,000	$2,218,000	$1,877,000
State	650,000	630,000	581,000
	2,742,000	2,848,000	2,458,000
Deferred tax benefit:
Federal	(80,000)	(293,000)	(216,000)
State	(35,000)	(51,000)	(38,000)
	(115,000)	(344,000)	(254,000)
	$2,627,000	$2,504,000	$2,204,000

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

	Year ended December 31,
	2006	2005	2004

Federal income tax	$2,509,000	$2,375,000	$2,058,000
Add (deduct) effect of:
State income taxes, net of federal income tax effect	406,000	382,000	359,000
Nontaxable interest income	(246,000)	(252,000)	(215,000)
Life insurance	(109,000)	(74,000)	—
Nondeductible expenses	73,000	76,000	—
Change in valuation reserve - federal	17,000	—	—
Other items, net	(23,000)	(3,000)	2,000
Effective federal income taxes	$2,627,000	$2,504,000	$2,204,000

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,638,000	$1,536,000
Accrued reserves	122,000	149,000
Core deposit intangible amortization	10,000	15,000
Stock compensation	20,000	—
Nonaccrual loan interest	12,000	37,000
Depreciation	203,000	153,000
Contribution carry forward	34,000	14,000
State capital loss carry forward	7,000	—
Unrealized losses on securities available for sale	381,000	576,000
Other	1,000	1,000
	$2,428,000	$2,481,000
Valuation reserve	(41,000)	(14,000)
Net deferred tax assets	$2,387,000	$2,467,000

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

At December 31, 2006, the Corporation had mortgage commitments to extend credit aggregating approximately $2.5 million at fixed rates averaging 6.02%. Of these loan commitments, $1.9 million will be sold to investors upon closing. Commercial, construction, and home equity loan commitments of approximately $3.7 million were extended with variable rates currently averaging 7.39% and $5.3 million were extended at fixed rates averaging 7.47%. All commitments were due to expire within approximately 120 days.

Additionally, at December 31, 2006, the Corporation was committed for approximately $83.4 million of unused lines of credit, consisting of $27.1 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), and $56.3 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $3.1 million at December 31, 2006, of which $2.2 million expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

As discussed in Footnote 5, the Corporation sold its credit card portfolio to Elan during the fourth quarter of 2006. As part of the agreement, the Corporation may be required to repurchase certain accounts identified at closing should those accounts be deemed uncollectible by Elan within one year from the closing date. The Corporation has estimated this obligation to be approximately $120,000 and has accordingly reserved this amount.

Rentals under long-term operating lease for branch offices amounted to approximately $642,000 and $460,000 during the years ended December 31, 2006 and 2005, respectively. At December 31, 2006, the minimum rental commitments on the noncancellable leases with an initial term of one year and expiring thereafter is as follows:

Year Ending December 31	Minimum Rent
2007	$545,000
2008	575,000
2009	524,000
2010	505,000
2011	492,000
Thereafter	2,417,000
$5,058,000

The Corporation is also subject to litigation which arises primarily in the ordinary course of business In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

Note 17. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s profits, combined with the retained net profits of the proceeding two years. At December 31, 2006, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

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

	December 31,
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$15,697	$15,697	$14,028	$14,028
Securities available for sale	72,746	72,746	64,166	64,166
Securities held to maturity	39,163	38,881	37,801	37,459
FHLB-NY stock	1,899	1,899	1,939	1,939
Net loans	365,443	362,043	341,976	341,156
Mortgage loans held for sale	2,155	2,183	2,041	2,041
Accrued interest receivable	2,912	2,912	2,432	2,432

Financial liabilities:
Deposits	434,223	434,223	403,466	403,731
Securities sold under agreements to repurchase	9,023	9,023	4,731	4,731
Other borrowings	27,892	26,655	30,486	29,644
Subordinated debenture	7,217	7,436	7,217	7,731
Accrued interest payable	1,721	1,721	1,145	1,145

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

Accrued interest receivable

The carrying amount approximates fair value

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2006 and 2005, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Accrued interest payable

The carrying valve approximates fair value.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2006 and 2005 were not material.

Limitations

The preceding fair value estimates were made at December 31, 2006 and 2005, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2006 and 2005, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

Note 19. PARENT COMPANY ONLY

The Corporation was formed in January, 1995 to operate its subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. In 2003, the Corporation formed its second subsidiary, Stewardship Statutory Trust, to offer trust preferred securities. The following information should be read in conjunction with the other notes to the consolidated financial statements. Condensed financial statements of the Corporation at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 are presented below:

Condensed Statements of Financial Condition	Years ended December 31,
	2006	2005
Assets
Cash and due from banks	$306,000	$286,000
Securities available for sale	4,470,000	4,387,000
Investment in subsidiary	39,307,000	35,537,000
Accrued interest receivable	40,000	45,000
Other assets	441,000	421,000
Total assets	$44,564,000	$40,676,000
Liabilities and Stockholders' equity
Subordinated debenture	$7,217,000	$7,217,000
Other liabilities	41,000	75,000
Stockholders' equity	37,306,000	33,384,000
Total liabilities and Stockholders' equity	$44,564,000	$40,676,000

Condensed Statements of Income	Years ended December 31,
	2006	2005	2004
Interest income - securities available for sale	$177,000	$174,000	$160,000
Interest income - securities held to maturity	-	-	4,000
Dividend income	1,853,000	1,386,000	325,000
Loss on sale of available for sale securities	(90,000)	—	—
Other income	15,000	14,000	11,000
Total income	1,955,000	1,574,000	500,000
Interest expense	487,000	487,000	487,000
Other expenses	173,000	127,000	145,000
Total expenses	660,000	614,000	632,000
Income before income tax expense (benefit)	1,295,000	960,000	(132,000)
Tax benefit	(190,000)	(145,000)	(155,000)
Income before equity in undistributed earnings of subsidiary	1,485,000	1,105,000	23,000
Equity in undistributed earnings of subsidiary	3,268,000	3,375,000	3,825,000
Net income	$4,753,000	$4,480,000	$3,848,000

Condensed Statements of Cash Flows	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$4,753,000	$4,480,000	$3,848,000
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(3,268,000)	(3,375,000)	(3,825,000)
Loss on sale of securities available for sale	90,000	—	4,000
Accretion of discounts	(2,000)	(2,000)	(1,000)
Decrease (increase) in accrued interest receivable	5,000	—	(1,000)
Increase in other assets	(47,000)	(11,000)	(55,000)
Increase in other liabilities	(33,000)	30,000	1,000
Net cash provided by used in operating activities	1,498,000	1,122,000	(29,000)

Cash flows from investing activities:
Proceeds from calls on securities held to maturity	—	—	1,000,000
Purchase of securities available for sale	(3,500,000)	—	(1,991,000)
Proceeds from sales and calls on securities available for sale	3,404,000	—	1,296,000
Net cash provided by investing activities	(96,000)	—	305,000

Cash flows from financing activities:
Cash dividends paid on common stock	(1,118,000)	(535,000)	(410,000)
Payment of discount on dividend reinvestment plan	(19,000)	—	—
Exercise of stock options	101,000	143,000	292,000
Purchase of treasury stock	(415,000)	(561,000)	(454,000)
Issuance of common stock	69,000	68,000	68,000
Net cash (used in) provided by investing activities	(1,382,000)	(885,000)	(504,000)

Net increase (decrease) in cash and cash equivalents	20,000	237,000	(228,000)
Cash and cash equivalents - beginning	286,000	49,000	277,000
Cash and cash equivalents - ending	$306,000	$286,000	$49,000

Supplemental disclosures of cash flow information:
Noncash financing activities - issuance of common stock under dividend reinvestment plan	412,000	710,000	608,000

NOTE 20. RECENT ACCOUNTING PRONOUNCEMENTS

FASB Statement of Financial Accounting Standard No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)”

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. SFAS No. 158 has not had and is not expected to have a material impact on our financial statements as the Corporation does not currently offer a defined benefit plan for its employees.

Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment is recorded in opening retained earnings as of January 1, 2006. The adoption of SAB 108 had no effect on the Corporation’s financial statements for the year ending December 31, 2006.

FASB Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140”

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140” (SFAS No. 155). This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. The adoption of this statement has not had a material impact on the Corporation’s consolidated financial position or results of operations.

FASB Statement of Financial Accounting Standard No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140”

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140”. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. The adoption of this statement has not had a material impact on the Corporation’s consolidated financial position or results of operations.

FASB Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” ”

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157,” Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Corporation has not completed its evaluation of the impact of the adoption of this standard.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation has not completed its evaluation of the impact of adopting this standard.

FASB Emerging Issues Task Force Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Corporation has determined that adoption of EITF 06-4 will not have a material impact on the financial statements.

FASB Emerging Issues Task Force Issue No. 06-5, “Accounting for Purchases of life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance)”

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, “Accounting for Purchases of Life Insurance -Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance)”. This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Corporation does not believe the adoption of this issue will have a material impact on the financial statements.

Note 21. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2006 and 2005 (Dollars in thousands).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Year ended December 31, 2006:
Interest income	$6,984	$7,334	$7,793	$7,889	$30,000
Interest expense	2,307	2,572	2,928	3,109	10,916
Net interest income before provision for loan losses	4,677	4,762	4,865	4,780	19,084
Provision for loan losses	50	110	90	14	264
Net interest income after provision for loan losses	4,627	4,652	4,775	4,766	18,820
Noninterest income	870	1,032	983	1,304	4,189
Noninterest expense	3,778	3,863	3,868	4,120	15,629
Net income before income tax expense	1,719	1,821	1,890	1,950	7,380
Federal and state income tax expense	610	654	665	698	2,627
Net income	$1,109	$1,167	$1,225	$1,252	$4,753
Basic earnings per share	$0.22	$0.23	$0.25	$0.25	$0.95
Diluted earnings per share	$0.22	$0.23	$0.24	$0.25	$0.94

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Year ended December 31, 2005:
Interest income	$5,689	$6,026	$6,461	$6,724	$24,900
Interest expense	1,287	1,547	1,847	2,008	6,689
Net interest income before provision for loan losses	4,402	4,479	4,614	4,716	18,211
Provision for loan losses	150	150	150	150	600
Net interest income after provision for loan losses	4,252	4,329	4,464	4,566	17,611
Noninterest income	649	896	854	841	3,240
Noninterest expense	3,315	3,451	3,552	3,549	13,867
Net income before income tax expense	1,586	1,774	1,766	1,858	6,984
Federal and state income tax expense	582	635	607	680	2,504
Net income	$1,004	$1,139	$1,159	$1,178	$4,480
Basic earnings per share	$0.20	$0.23	$0.23	$0.24	$0.90
Diluted earnings per share	$0.20	$0.23	$0.23	$0.23	$0.89

630 Godwin Avenue, Midland Park, NJ 07432

201-444-7100    -    877-844-BANK    -    www.asbnow.com