Form 10-K, Exhibit 13
period 2007-12-31
STEWARDSHIP FINANCIAL CORP
filed 2008-03-31
CIK 1023860

Exhibit 13

STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

NEW HORIZONS

2007 ANNUAL REPORT

"Send forth your light and your truth, let them guide me;
let them bring me to your holy mountain, to the place where you dwell."
Psalm 43:3

NEW HORIZONS

At the dawn of 2008, Atlantic Stewardship Bank embarks upon another stage in its history. As our organization matures and evolves, we continue to move forward guided by the Christian principles of the Bank's founding fathers. We remain true to our mission and purpose, serving the northern New Jersey community's financial needs and giving back or tithing ten percent of our earnings to Christian and local non-profit organizations.

As we reflect upon a successful 2007, we thank the Lord, Jesus Christ, for allowing us to continue to be an institution that our customers and shareholders may place their trust in and rely upon. We thank our shareholders for their faith in our mission. We thank our ever-growing family of customers for their loyalty and support.

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

We are an independent commercial bank that stands on solid Christian principles, and the American banking regulations established by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of New Jersey. We hold these fundamentals paramount in every decision we make; for the good of our customers, our shareholders, and our employees.

FINANCIAL HIGHLIGHTS

	2007	2006	% CHANGE
FOR THE YEAR ENDED DECEMBER 31	(Dollars in thousands, except per share amounts)
Net income	$4,607	$4,753	-3.1%
Average shares outstanding	5,294	5,272	0.4%
Per common share
Basic net income	0.87	0.90	-3.3%
Diluted net income	0.87	0.89	-2.2%
Cash dividends declared	0.34	0.29	17.2%
Book value at year end	7.74	7.08	9.3%

BALANCE SHEET DATA AT DECEMBER 31

Total assets	571,905	519,749	10.0%
Total gross loans	420,147	369,544	13.7%
Allowance for loan losses	4,457	4,101	8.7%
Total deposits	472,299	434,223	8.8%
Stockholders’ equity	41,090	37,306	10.1%

CONSOLIDATED RATIOS

Return on average assets	0.86%	0.96%	-10.4%
Return on average equity	11.76%	13.41%	-12.3%
Tier 1 capital to average assets (leverage)	8.56%	8.85%	-3.3%
Tier 1 capital to risk-adjusted assets	10.76%	11.25%	-4.4%
Total capital to risk-adjusted assets	11.77%	12.28%	-4.2%

All share data has been restated to include the effects of 5% stock dividends issued November, 2006 and November, 2007.

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

BOARD OF DIRECTORS

STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

William C. Hanse, Esq., Chairman	John L. Steen	Abe Van Wingerden, Vice Chairman
Partner, Hanse & Hanse	President, Steen Sales, Inc.	President, Abe Van Wingerden Co., Inc.
	President, Dutch Valley Throwing Co., Inc.	T/A Van Wingerden Farm s
Harold Dyer
Retired	Robert J. Turner, Secretary	Michael A. Westra, CPA
	Retired	General Manager, Wayne Tile Company

Margo Lane	William J. Vander Eems	Howard R. Yeaton, CPA
Sales and Market Coordinator,	President, William Vander Eems, Inc.	Managing Principal,
PBI-Dansensor America, Inc.		Financial Consulting Strategies
Paul Van Ostenbridge
Arie Leegwater	President and Chief Executive Officer,
Retired	Stewardship Financial Corporation and
Atlantic Stewardship Bank

Standing left to right: Michael A. Westra, CPA; William J. Vander Eems; John L. Steen; Howard R. Yeaton, CPA; Abe Van Wingerden; Arie Leegwater; Margo Lane. Seated left to right: Paul Van Ostenbridge; William C. Hanse, Esq.; Harold Dyer; Robert J. Turner.

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

SFC JOINS THE NASDAQ
STEWARDSHIP FINANCIAL CORPORATION BEGINS TRADING ON NASDAQ CAPITAL MARKET

On March 28, 2007, Stewardship Financial Corporation embarked upon a new horizon of another kind when its common stock began trading on the NASDAQ Capital Market under the symbol SSFN. We are delighted to reach this milestone in our history and believe that the NASDAQ Capital Market will provide more recognition and visibility for Stewardship Financial Corporation within the investment community. We look forward to increasing liquidity in our stock and thus enhancing value for our shareholders.

Later in the year, on August 20, 2007, Paul Van Ostenbridge, Chief Executive Officer of Stewardship Financial Corporation presided over the NASDAQ Closing Bell Ceremony. To mark the occasion, the Stewardship Financial Corp-oration Board of Directors and members of the Atlantic Steward-ship Bank management team as well as several of the Bank’s found-ing fathers attended the ceremony which was broadcast live from the NASDAQ Marketsite in New York’s Times Square.

Paul Van Ostenbridge, CEO, Stewardship Financial Corporation and Atlantic Stewardship Bank, (center), rings the NASDAQ Closing Bell.

“We are deeply touched to receive your generous donation both for the gift itself but even more by the spirit behind it. Philanthropy is always more than welcome, but this displays a nobility of spirit that is unique. Thank you so very much.

On behalf of ourselves, but even more on behalf of the many who will benefit from your generosity, thank you very much indeed.”

Ralph Spencer,
Executive Director
Community Blood Services Foundation, Oradell, NJ

NEW BUSINESS DEVELOPMENT BOARDS

BERGEN BOARD	James D. Vaughan III, Esq.	PASSAIC BOARD	SPECIAL APPRECIATION
Janyce Bandstra	David Visbeen	Vince Brosnan

We extend a heartfelt thank you to our friends and associates who successfully completed their terms as members of the Bank’s New Business Development Boards: Ruth Knyfd, Edward Nieuwenhuis, Jr., MD, and Benard W. Thomas, Jr. We greatly appreciate all of their efforts in promoting the Bank within the community and look forward to their continued support.

Richard Barclay	MORRIS BOARD	Ernest P. DeMarco, CPA
Mark Borst Richard J.	Andreas Comodromos,	Shanti Jost
Brady, Esq. Douglas	CPA Antonia Daughtry	Ruth Kuder
Bushoven, CPA	David De Vries	Wayne R. Kuiken
William R. Cook	Robert E. Fazekas	William A. Monaghan III, Esq.
Paul D. Heerema	Gregory A. Golden	Mark D. Reitsma, CFP.
Bartel Leegwater	Brian W. Hanse, Esq., CPA	Darryl Siss, Esq
Paul Ruitenberg	Garrett A. Hoogerhyde, CPA	Clifford Vander May
John Scoccola	Vernon Kuiken	Steve Van Der Stad
Roger Steiginga	Edward Ramirez	Charles Verhoog
Allen Stiles	Anita Van Wingerden	Ralph Wiegers

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

MESSAGE TO THE SHAREHOLDERS

DEAR SHAREHOLDERS AND FRIENDS

As we reflect upon 2007, it was a year of New Horizons for Stewardship Financial Corporation and the Atlantic Stewardship Bank. The Corporation embarked upon many new endeavors, the most notable of which was its entry into the NASDAQ Capital Market. In early March of 2007, Stewardship Financial Corporation was approved to list its common stock shares on the NASDAQ Capital Market and on March 28, 2007 the stock began trading under the symbol SSFN. Listing on NASDAQ has pro-vided Stewardship Financial Corporation and the Atlantic Stewardship Bank more recognition and visibility in the investment community. As a result, Stewardship Financial Corporation was invited to preside over the NASDAQ Closing Bell Ceremony on August 20, 2007. The ceremony was broadcast live from the NASDAQ Marketsite in New York’s Times Square.

New Horizons were also realized as the Bank’s branch network expanded into three new locations, each providing a unique opportu-nity. In April, we opened our eleventh branch at 378 Franklin Avenue in Wyckoff, NJ. The branch, a new structure, built from the ground up, compliments the local architecture. We were well received by Wyckoff residents, attracting over $13 million in deposits as of Decem-ber 31, 2007. In September, the Bank ventured into a totally new ter-ritory, when we opened our twelfth branch in the town of Westwood. Located at the busy intersection of Kinderkamack Road and Jefferson Avenue, this branch gives us the chance to acquaint Westwood and the surrounding communities with the ASB brand of customer serv-ice. In December, we made our long awaited entry into North Hale-don, opening our thirteenth branch at 33 Sicomac Road. This location will bridge the gap between our Midland Park and Wayne locations allowing us to conveniently serve new, as well as, existing North Hale-don customers. Each new branch is full service offering drive-up bank-ing, an ATM, safe deposit boxes, a coin counting machine and a night drop.

 Pictured from left to right: Edward Nieuwenhuis, Jr., MD, Atlantic Stewardship Bank Business Development Board Member; Raymond Santhouse, Midland Park Branch Manager; Jayne Press, Eastern Christian Children’s Retreat Executive Director; Darryl Siss, Esq., Eastern Christian Children’s Retreat Board Member.

Investments for the future will bring the Bank to the next level. We have strengthened our Business Development Team with seasoned professionals to assist us in penetrating the commercial market as well as cultivating business in new territories on the horizon.

In 2007, we introduced several new products and services each designed to fill a specific banking need. Our Genesis Account created especially for churches and 501 (c) (3) non-profit organizations reinforces our mission to serve as well as to tithe or give back to the community. When an organization invests its funds in the Genesis Account, it not only earns a competitive rate of return, it also helps build the pool of funds available to be tithed.

On the lending side, the Bank introduced the Quick Write Line of Credit. Designed especially for small business owners, the Quick Write Line of Credit features smaller loan amounts than our traditional Write Line of Credit, an attractive introductory rate, a three-year term and quick turn around time. For northern New Jersey homeowners look-ing for a readily available source of funds, we introduced a Fixed Rate Home Equity Line of Credit loan. The product offers the security of a fixed rate and the flexibility of a credit line. Features such as interest only payments for the first five years, no application fee, and inter-est charged only on the amount borrowed make this loan attractive.

Our new core computer system allowed us to reach yet another new horizon, real time processing. This provides real time access to account information, both online and through telephone banking. Transac-tions processed at the teller line or an ATM are posted to customer’s accounts as soon as they are made and reflected immediately online and through telephone banking.

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

2007 was a tumultuous year for the financial services industry as a whole. With the falling interest rate environment as well as other challenges continuing to place pressure on interest rate margins many financial institu-tions struggled to realize a profit. Steward-ship Financial Corporation and its subsidiary Atlantic Stewardship Bank is pleased to report that despite an initial impact on earnings we were still able to post a strong return on assets (ROA). The Return on Average Assets was 0.86% and the Return on Average Equity was 11.76% for the year ending December 31, 2007. Earnings per diluted share for the year-ended 2007 was $0.87.

Pictured from left to right: Amanda Bialy, Ridgewood Branch Manager; Monica Roers, YWCA Director; Diane Ingrassia, Hawthorne Branch Manager.

Stewardship Financial Corporation’s total assets reached $571.9 million at December 31, 2007, compared to $519.7 million at December 31, 2006, for growth of 10.0%. Total loans increased $50.6 million, or 13.7% from $369.5 million at December 31, 2006 to $420.1 million at December 31, 2007. Total deposits were $472.3 million at December 31, 2007, compared to $434.2 million a year ago, for an increase of 8.8%. Total stockhold-ers’ equity increased 10.1% to $41.1 million at December 31, 2007, compared to $37.3 million a year ago

“Your gift to Bethany Christian Services sustains many vital ministries, such as our Pregnancy Counseling Services, which:

▪Provide free counseling to men and women experiencing an unplanned pregnancy.

▪Give expectant parents information about all of their options, including the pro-life option of adoption.

▪Assist birthparents before, during and after the placement of their children into loving adoptive homes.

On behalf of the thousands of individuals and families who have benefited from our Pregnancy Counseling Services, we thank you for your commitment to unborn children.” Nancy Dykstra-Powers Branch Director Bethany Christian Services Fair Lawn, NJ

We continue to experience strong growth in our commercial and commercial real estate lending markets and are pleased to report that the Corporation is not involved in the sub prime mortgage market. Asset quality remains strong and the increases in the loan loss reserve directly correlate to the increase in loans. The management team recognizes that 2008 will also be challenging for community banks. The 2007 investment in business sales and service associates will enhance the Corporation’s earnings in the upcoming year and we are confident the new branches will positively impact earnings in future years.

In 2007, the Atlantic Stewardship Bank’s Tithing Program continued to expand its horizons giving $705,000 to more than 400 deserving organizations. Since the program’s inception, $5,735,000 in donations have been shared with local food banks as well as Chris-tian missions, schools, and health care facil-ities. The Bank recognizes the importance of local civic and non-profit organizations by supporting them with donations as well.

In closing we wish to thank our growing base of customers, for it is your funds on deposit at the end of the day that contribute to our ability to tithe and enable us to continue to give back to the community. Our success is made possible by the hard work and dedica-tion of all Bank associates, at every level of the organization. We are grateful to our shareholders for their loyal support of the Bank and its mission. Finally, we are most thankful to our Lord, Jesus Christ, who continues to guide us.

/s/ William C. Hanse, Esq.	/s/ Paul Van Ostenbridge
William C. Hanse, Esq.	Paul Van Ostenbridge
Chairman of the Board of Directors	President and Chief Executive Officer

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

SHAREHOLDER INFORMATION

The Annual Shareholders’ Meeting for the Stewardship Financial Corporation will be held at the Christian Health Care Center, 301 Sicomac Avenue, Wyckoff, New Jersey, on Tuesday, May 13, 2008, at 7:00 PM (please use the Mountain Avenue entrance). The Corporation had 994 Shareholders of Record on December 31, 2007.

Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, is the transfer agent for Stewardship Financial Corporation common stock. We invite you to contact them at 800-368-5948 should you wish to transfer stock or to join the Dividend Reinvestment Plan.

DIVIDEND REINVESTMENT PLAN

A total of 756 Shareholders currently par-ticipate in the Corporation’s Shareholder Div-idend Reinvestment Plan, representing 1,850,000 or 34.8% of all shares outstanding. Plan participants reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Shareholders interested in joining the Dividend Reinvestment Plan may request a Plan Membership Form from the Registrar and Transfer Company.

ANNUAL REPORT

Stewardship Financial Corporation will pro-vide a copy of the Annual Report on Form 10K, free of charge to any shareholder upon written request, including the financial statements and schedules which have been filed with the Securities and Exchange Commission. Requests should be addressed to Stewardship Financial Corporation, Attn: Corporate Services, 630 Godwin Avenue, Midland Park, NJ 07432-1405.

CORPORATE GOVERNANCE

The Board of Directors’ Audit, Nominating and Compensation Committee Charters; as well as the Code of Ethical Conduct for Senior Financial Managers, are available for viewing at www.asbnow.com. Visit the “Home” page and refer to “Investor Relations” section. The above-mentioned information is also avail-able in print to shareholders requesting the same in writing.

“It is a pleasure to thank you for your recent contribution to our school. We appreciate your continued generosity and commitment to Calvary Christian Academy. Your interest and support of Christian education is to be commended.

May God bless you with eternal rewards for blessing our school and making a difference in the lives of our student body. It is a privilege and an honor to do business with a company of such high character and Godly principles. Thanks again!”

Thomas T. McGann, M.Ed.
Principal Calvary Christian Academy
Wayne, NJ

RECENT HISTORY OF DIVIDENDS PAID

The Board of Directors of the Stewardship Financial Corporation is pleased to pay, on February 1, 2008, a quarterly dividend to Shareholders of Record on January 15, 2008, in the amount of $0.09. Future dividends are expected to be paid on May 1, August 1, and November 1, subject to Board approval.

November 15, 2007	5% stock dividend
November 1, 2007	$0.09
August 1, 2007	$0.09
May 1, 2007	$0.08
February 1, 2007	$0.08
November 15, 2006	5% stock dividend
November 1, 2006	$0.08
August 1, 2006	$0.07
May 1, 2006	$0.07
February 1, 2006	$0.07

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

OUR 2007 TITHING PROGRAM

EACH ONE SHOULD USE WHATEVER GIFT HE HAS RECEIVED TO SERVE OTHERS, FAITHFULLY ADMINISTERING GOD’S GRACE IN ITS VARIOUS FORMS.

1 PETER 4:10

What makes Atlantic Stewardship Bank unique is the fact that every year the Bank gives away 10% of its pre-tax earnings. The Bank was founded on the Biblical Old Testament tenet of tithing or giving back one tenth to God. Each year, Atlantic Stewardship Bank tithes, or shares ten percent of its pre-tax earnings with Christian and local non-profit organizations selected by the Board of Directors. The original founders of the Bank were so deeply committed to this concept, that the Tithing Program defines our mission and is part of our corporate-by-laws.

In 2007, the Bank’s tithe was $705,000 enabling it to share with over 400 recipients. Since the program’s inception, Atlantic Stewardship Bank has distributed $5,735,000 in total tithe donations.

We thank God for His continued blessings which allow us to reach new horizons each year, and for our ever-growing loyal customer base.

Pictured from left to right: Richard Densel, Midland Park Assistant Branch Manager; Douglas Prol, Trinity Christian School Principal; Judi Rothwell, Montville Branch Manager.
“On behalf of everyone at the Center for Food Action, we want to express our appreciation for your generous donation which will enable the staff and volunteers at our pantries in Englewood, Mahwah, Hackensack, Elmwood Park, Carlstadt, Palisades Park, Ringwood and Fairview to continue to offer a helping hand to those whose lives are in crisis.

Residents from 65 towns in Bergen County, 21 towns in Passaic County and several towns in Morris County turned to CFA, and thanks to the generosity of donors like you, we were able to help.

Your support will help fill many needs; thank you again.”

Patricia Espy

Executive Director
Center for Food Action
Englewood, NJ

Pictured from left to right: Donald Klingen, Hawthorne Christian Academy Principal; Margo Lane, Atlantic Stewardship Bank Director; Paul Vernarchik, Student; Laura Ibach, Student; John Ubu, Student; Paul Van Ostenbridge, CEO, Atlantic Stewardship Bank.

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2007 TITHE DISTRIBUTION

*Africa Inland Mission
*American Christian School
*The Back to God Hour
*Baptist Haiti Mission
*Bergen County Society
*Bessie Green Community
*Bethany Christian Services of New Jersey
*Blessed Sacrament School
*Calvary Christian Academy
*Calvin College
*Calvin Theological Seminary
*Care-A-Lot Christian Nursery School
*Cary Christian Center
*Cathedral Choir
*Catholic Charities
*Christian Health Care Center
*Christian Reformed World Relief Committee
*Christian Schools International
*CUMAC
*Dawn Treader Christian School
*Don Bosco Prep High School
*Eastern Christian Children’s Retreat
*Eastern Christian School Association
*Elim Christian Services
*Eva’s Village
*Faith Ministries of White Lake, NY
*Father’s Cupboard
*Fellowship Homes
*Fig Orchard
*First Choice Women’s Resource Centers
*Florence Christian Home
*Friendship Ministries
*Gideons International Lakeland Camp
*Gideons International Passaic Valley Camp
*Gideons International Paterson Camp
*Gideons International Ramapo Camp
*Good Shepherd Mission
*Goshen Christian School
*Grace Counseling Ministries
*Habitat for Humanity of Bergen County
*Harvest Outreach Ministries
*Hawthorne Christian Academy
*Hawthorne Ecumenical Council – Crop Walk
*Hawthorne Ecumenical Social Service Fund –
Food Pantry
*Holland Christian Home
*Hope Haven

*Northside Community Christian Reformed Church – Day Camp
*Oasis Haven for Women and Children
*Operation Double Harvest – Haiti
*Paterson Habitat For Humanity
*Preakness Baptist Church Group Workcamp
*Prison Fellowship Ministries
*Prison Fellowship Ministries – Angel Tree Program
*Puritan Reformed Theological Seminary
*Ridgewood YMCA
*Ringwood Christian School
*Ron Hutchcraft Ministries
*St. Anthony’s School
*St. Augustine Presbyterian Church – Multi Service Center
*St. Elizabeth’s Interparochial School
*St. Joseph’s Regional Medical Center
*St. Joseph’s Wayne Hospital
*St. Luke Community Development Center
*St. Paul’s Community Development Corp.
*St. Philip’s Camp Youth Development Program and Coffee Pot Ministry
*St. Pius X School
*The Salvation Army – Paterson Branch
*Siena Village at Wayne
*Sonshine Christian Academy
*Star of Hope Ministries, Inc.
*Strategic Prayer Command
*Sussex Christian School
*Teen Challenge of NJ
*Touch The World Ministries
*Trinity Christian School
*United Paterson Development Corporation – After School Literacy and Safe Space Programs
*Unity Christian Reformed Church After School Program
*Veritas Christian Academy
*Waldwick Seventh Day Adventist School
*Wayne Interfaith Network
*Western Theological Seminary
*Westminster Theological Seminary
*World For Christ Crusade
*Wyckoff Christian Pre-School
*Wyckoff Family YMCA
*Wyckoff Reformed Church Food Pantry
*YWCA of Bergen County
*Zion Community Development Corporation

“Thank you for again including us in your Tithing Program. We are truly grateful to have such generous and faithful friends as we do in Atlantic Stewardship Bank.

We always look forward to furthering our mission of putting Christian principles into practice through programs that build healthy spirit, mind and body for all. We are proud to build strong kids, strong families and strong communities and are truly blessed with a wonderful staff and members. Thank you again for your support.”

Richard J. Clayton
Chief Executive Officer
Ridgewood YMCA
Ridgewood, NJ

*Hope House
*International Networx
*King’s Kids Pre-school and Daycare
*Kuyper College
*Lancaster Bible College
*Life Givers Network
*Lighthouse Pregnancy Resource Center
*Little Sisters of the Poor and St. Joseph’s
Home for the Elderly
*Lord’s Day Alliance of NJ
*The Luke Society
*Madison Avenue Baptist Academy
*Madison Avenue Crossroads
Community Ministries
*Mary Help of Christians Academy
*Mid Atlantic Ministries
*Mississippi Christian Family Services
*Mt. Hope Camp
*Mustard Seed School
*Netherlands Reformed Christian School
*New City Kids
*New Hope Community Development Center
*New Hope Community Ministries
*New Jersey Family Policy Council
*Northeast Community Transformation
*North Jersey Home Schoolers Association

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2007 TO THE FOLLOWING ORGANIZATIONS

Allendale/Waldwick PBA Local #217
American Labor Museum
American Legion Auxiliary
American Red Cross Bergen-Hudson Chapter
American Special Children’s Pilgrimage Group
*Armenian Presbyterian Church Golf Outing
Avon Walk for Breast Cancer
Bergen County Housing Coalition
Bergen County Summer Campership Fund
Bergen County United Way – Warm Homes Program
Bergen County Wildcats Special Olympics Program
Bergen Highlands Rotary Club Bergen Philharmonic Orchestra
*Bethlehem Lutheran Church
Upward Christian Basketball League
Boonton Food Pantry
Boys & Girls Club of Hawthorne
Boys & Girls Club of Northwest NJ
Boys & Girls Club of Paterson
Boy Scouts of America Northern NJ Council
Boy Scout Troup #93 of Hawthorne
Camp Hope of Hackensack
Candigas Women’s Choir
Center for Food Action
Childhood Cancer Society
Children’s Aid & Family Services
Chilton Memorial Hospital
*Christian Overcomers
Cody’s Foundation
Community Blood Services Foundation
Community Housing in Partnership (CHIP)
Community Meals
*Concerts of Prayer – Greater New York
Co-Operative Nursery School of Ridgewood
Creative Living Counseling Center
Cystic Fibrosis Foundation

DACKKs Group for Supportive Housing
Daikona Fund of the Greek Orthodox Metropolis of NJ
Danny Affilitto Memorial Scholarship Fund
Deborah Hospital Foundation
*Dedication Evangelism
*Department for Persons with Disabilities C.A.R.E.
*DePaul Catholic High School
Drug Awareness Council (DAC) of Montville
*Emergency Food Coalition of Passaic County
*Emmanuel Baptist Church – Women of Emmanuel
Emmanuel Cancer Foundation
*Faith Chapel Reformed Church
Youth Ministry
Forum School
Foundation for Free Enterprise
Foundation for the Handicapped
Friends of the Hermitage
Friends of the Louis Bay
2nd Library
Friends of the Midland Park Library
Frost Valley YMCA
Garfield UNICO
Gift of Life – Abbott & Caserta
Realtor Golf Outing
Gift of Life – Rotary Clubs in District 7490
Girl Scout Council of Bergen County
Glen Rock Central Business District Commission
*Goodwill Rescue Mission
*Grace United Methodist ChurchNursery School
Hawthorne Baseball/Softball Association
Hawthorne Board of Health –
Food Pantry
Haledon Borough – Haledon Centennial
Hawthorne Caballeros
Hawthorne Chamber of Commerce
Hawthorne Community
Library Foundation

Hawthorne Cubs
Football Association
Hawthorne Domestic Violence Response Team
Hawthorne Education Foundation
Hawthorne Fall Baseball
Hawthorne Fire Department
*Hawthorne Gospel Church – Ecuador Mission Trip
Hawthorne High School Hawthorne
High School PTO
Hawthorne High School – Share
 Hawthorne Knights of Columbus
Hawthorne Lions Club
Hawthorne PBA Local #200
Hawthorne Rotary Club
Hawthorne Soccer Association
Hawthorne Special Recreation
Hawthorne – Thomas Jefferson School PTO
Hawthorne VFW District #1
Hawthorne Volunteer Ambulance Corps
Hawthorne – Washington School PTO
Healing the Children Midlantic
 *Hispanic Multi-Purpose Service Center
Hoboken International Film Festival
*Holy Spirit School
*Home Bound Ministries
Hope for the Warriors for Corporal Visnu Gonzalez
Hudson Milestones
*Interchurch Softball League
Jamboree Scholarship Fund
Jerry Speziale Community Outreach Foundation
Jewish Family & Children’s Service of Wayne
Juvenile Diabetes Research Foundation
Leukemia & Lymphoma Society
The Love Fund of Midland Park
The Love Fund of Wyckoff
Mahwah Youth Sports Boosters
Marge and Debra Shortway Foundation
Memorial Day Nursery

Memorial Sloan-Kettering Cancer Center
Michael Coppola Fundraiser
Midland Park Ambulance Corps
Midland Park Baseball Association
Midland Park Chamber of Commerce
Midland Park High School
Midland Park Junior Football andCheerleading Association
Midland Park Lions Club
Midland Park PBA
Midland Park Public Education Foundation
Midland Park Volunteer Fire Company
Mike Geltrude Foundation
Mohawk Athletic Club of Hawthorne
Molly Foundation for Juvenile Diabetes
Montclair State University
Montville Baseball/Softball Association
Montville Chamber of Commerce
Montville Educational Foundation
Montville Kiwanis Club
Montville Township First Aid Squad
Montville Township Fourth of July Committee
Montville Township High School Ice Hockey
Montville Township High School Parent Teacher Council
Montville Township Library Foundation
Montville Township Literacy Foundation
Montville Township PBA
Montville Township Social Services
Montville Volunteer Ambulance Corps
*Mount Bethel Baptist Church –
MLK, Jr. Day
New Bridge Services
New Jersey Citizen Action
New Jersey Citizen Action Education Fund

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

New Jersey Community Development Corporation
New Jersey State Fireman’s Association of Paterson
New Jersey State Organization of Cystic Fibrosis
North Jersey Chorus
*North Jersey Home Schoolers
Association Choral Program
North Stars Association for Competitive Gymnastics
Operation Smile
Order of the Lamp Scholarship Fund
*Our Lady of Consolation Church Youth Ministry
*Our Lady of the Valley School
Paramus Association for Competitive Gymnastics
Partners in Pride
*Partners Worldwide
Passaic County Bar Association
Passaic County Council on Alcohol and Drug Abuse
Passaic County Historical Society
Passaic Valley Fraternal Order of Police Lodge #181
*Paterson Assembly of God – Walk for Health Awareness
*Paterson Gospel Church – Girls Way Out Program
Paterson Rotary
*Paterson YMCA
Pequannock Street Fair
Pequannock Township First Aid and Rescue Squad
Pequannock Township Food Pantry
Pequannock Township High School Marching Band
Pequannock Township Little League
Pequannock Township PBA Local #172
Pequannock Township Public Library
Pequannock Township Regional Chamber of Commerce
Pequannock Township Volunteer Fire Department Engine Co. #1
Pequannock Township Volunteer Fire Department Engine Co. #2

Pequannock UNICO
Project Heartbeat
Project Lovematch
*Project Timothy
Prospect Park Volunteer Fire Department
Push to Walk
Ramapo-Bergen Animal Refuge, Inc.
Ramapo Boosters Association
Ramapo High School
Ridgewood Baseball and Softball Association
Ridgewood Biddy Basketball
Ridgewood Boys Lacrosse Association
Ridgewood Downtown for the Holidays
Ridgewood Education Foundation
Ridgewood Emergency Services
Ridgewood Fire Department Association
Ridgewood Fourth of July Committee
Ridgewood High School Band Association
Ridgewood High School Football Scholarship Committee
Ridgewood PBA Local #20 Ridgewood Rotary Clubs
Ridgewood Singers
Ridgewood Softball
Ridgewood Woman’s Club
Robert P. Giaimo Memorial Fund
Rodland Memorial Scholarship Fund
Roy A Freitag Memorial Post 1049
Royal Family Kids Camp
Ruth Estrin Goldberg Memorial
*St. Joseph Church – One Heart for Haiti
*St. Leon Armenian Church Youth Programs
*St. Luke Parish – Operation Chillout
*St. Nicholas Church Outreach Programs
*St. Spyridon Church Restoration Program
Share Housing Association for Ridgewood and Environs (SHARE)

Shomrei Torah – Wayne Congregation
Shrine Circus
Social Service Association of Ridgewood and Vicinity
Somerville-Hawes Dads’ Night
Sons of the American Legion Post
Special Projects for Underprivileged and Disabled
Suburban Woman’s Club of Pompton Plains
Summit Speech School
Team Luke
Temple Israel
Tomorrow’s Children’s Fund
Torpedoes Soccer Club
Towaco – Cedar Hill School – Home and School Association
Towaco Civic Association
Tri County Chamber of Commerce – Wayne
*Turning Point UFC Bergen Bike Tour
*United Methodist Church Mission Programs – Wayne
Valley Hospital
Veritans Camp
Waldwick Baseball Association
Waldwick Boy Scout Troop #99
Waldwick Community Alliance
Waldwick Fire Department
Waldwick High School
Waldwick High School Booster Club
Waldwick High School Music
Parents Association Waldwick – Julia A. Traphagen School PSO
Waldwick Lions Club
Waldwick PBA
Waldwick Public Library
Waldwick Recreation Trust Fund
Waldwick Soccer Association
Waldwick Volunteer Ambulance Corps
Wayne Adult Community Center
Wayne – Albert Payson Terhune School PTO
Wayne – Community Volunteer Fire Company #1

Wayne Counseling and Family Services
Wayne Day
Wayne Elks Lodge #2181
Wayne Hills High School
Wayne Hills High School Band Boosters
Wayne Hockey Club
Wayne – James Fallon Elementary School PTO
Wayne – Lafayette Elementary School PTO
Wayne Lions Club
Wayne Little League
Wayne Little League – NJ District 2
Wayne Police Athletic League
Wayne PBA Local 136
Wayne – Pompton Falls Volunteer Fire Department #3
Wayne – Preakness Volunteer Fire Company #4
Wayne Public Library
Wayne Rotary Club
Wayne – Schuyler Colfax Middle School PTO
Wayne Township Memorial First Aid Squad
Wayne Township Parks and Recreation Department
Wayne Valley High School PTO
West Bergen Mental Healthcare
Westwood Cares
Westwood Home for the Holidays
Westwood Volunteer Ambulance Corps
William Paterson University
Wyckoff – Calvin Coolidge School PTO
Wyckoff Education Foundation
Wyckoff Fire Department
Wyckoff Fire Department Ladies Auxiliary
Wyckoff-Midland Park Rotary Club
Wyckoff Volunteer Ambulance Corps
YM-YWHA of North Jersey
Youth Consultation Service
*Zion Lutheran School
Zonta Club of Northern Valley

* Denotes Christian Charity

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

2007 TITHING PROGRAM RECIPIENTS

The Atlantic Stewardship Bank is pleased to feature two outstanding organizations that serve the Bank’s local communities. It is an honor for us to help support their work.

OASIS: A HAVEN FOR WOMEN AND CHILDREN
PATERSON, NJ – WWW.OASISNJ.ORG

Oasis is a nonprofit organization dedicated to assisting impoverished families who strive to achieve economic independence by providing educational programs to equip mothers and their children with the skills they need to become self-sufficient. Oasis provides “a hand up, not a hand out” by offering Adult Education classes for women and Educational Pro-grams in an After School Program for at-risk youth in the Paterson community, completely free of charge. All pro-grams are designed to help these families succeed in the work-place and in the public education system. Support services, including food, clothing, and preschool care, are provided enabling their adult woman students to focus on their education. It is Oasis’s goal to eradicate intergenerational poverty by assisting the poorest most vulnerable members of our community, the women and children.

Standing: Tyler Boucher, Blanca Boucher and Pastor Jeffrey Boucher. Seated: Zachary Boucher and Erin Perna.

TOUCH THE WORLD MINISTRIES
ALLENDALE, NJ – WWW.TOUCHTHEWORLD.ORG

Founded in 1990, Touch the World Ministries, purpose was, and continues to be, to give young people the opportunity to experience God. In direct response to parents who were concerned about the static faith of their children, founder, CEO and pastor, Jeff Boucher set out with a team of teens to the Six Nations Indian Reserve in Ontario, Canada. Their mission was simple; to build two cabins to house Native American children suffering from difficult circumstances. The team achieved their construction goal in 17 days, but also managed to accomplish much more. The greater goal was to give the team members an experience with God and the results were farther reaching than initial expectations. Every teen returned from that trip with a new relationship with God. Immediately following the team’s return from that first trip, more than 30 adults volunteered their service after seeing the internal changes in the returned team members. Thus Touch the World Ministries was born.

God continued to bless TTW in the years that followed, with the organization growing rapidly; hiring on its first full time employee in 1993. From then on, Touch the World began to take shape and turn into the organization that it is today.

Today, Touch the World has full time staff members in Japan, Uganda, Cuba, Scotland, and the USA. The heartbeat of TTW is still missions and discipleship, but in recent years has expanded to include Parent Ministries, a full service café, a skateboarding park and much more. All Touch the World endeavors seek to bring people, particularly young people, into a closer relationship with God our Creator and Savior

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

CUSTOMER CORNER

The Atlantic Stewardship Bank is known throughout northern New Jersey not only for its unique tithing program, but also for delivering exceptional customer service. We realize that happy, satisfied cus-tomers allow the Bank to continue to grow and fulfill its mission. Each year we take this opportunity to feature a few of our loyal customers.

“We bank at Atlantic Stewardship Bank because of their faithful support of local charitable, civic, and religious organizations. During the last 20 years, they have donated more than $5,000,000 – 10% of their profits – to help over 400 neighborhood organizations continue their community outreach. As owners of the Vander Plaat Funeral Home of Wyckoff, a family business founded in 1805, we applaud and appreciate their commitment to the community.”

Bill and Linda Brock
Vander Plaat Funeral Home
Wyckoff, NJ

“Our family has a three-generation history with Atlantic Stewardship Bank. I worked in the Midland Park branch of ASB for 3-1/2 years before my sons, George and Sam, were born and I came to know and respect them for their generosity and fairness. Their customers regard them in the same way as their employees do.

Ever since the Bank was formed in 1985, my father-in-law, Luis Rojas and my husband George, have been faithful friends and supporters. Our accounting and mortgage services company, Prospect Park Financial Services, does all of its business banking with ASB. The bank is like a family to us, where you can feel at home and have a relation-ship that benefits all of your personal and business needs. In an ever-changing world, it is good to know that the stability and strength of Atlantic Stewardship Bank will be supporting the future goals of the Rojas family.”

Anita Rojas
North Haledon, NJ

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

BRANCH NETWORK EXPANDS

During 2007, Atlantic Stewardship Bank opened three new branch offices, each featuring an ATM, coin counting machine, safe deposit boxes, night drop, and the ASBean Coffee Counter.

WYCKOFF
378 Franklin Avenue, Wyckoff, NJ 07481

Opened in April of 2007, the Wyckoff office was built to serve the needs of our existing Wyckoff customer base as well as to attract new customers. The residents of Wyckoff are quite impressed with our building and our products and services as demonstrated by the steady growth of deposits.

WESTWOOD
200 Kinderkamack Road, Westwood, NJ 07675

Opened in September of 2007, the Westwood office was totally renovated inside and out. Located at a busy intersection on the main thoroughfare, we have high hopes for our entry into this new market.

NORTH HALEDON
33 Sicomac Road, North Haledon, NJ 07508

Opened in December of 2007, the North Haledon office bridges the gap between our Midland Park and Wayne offices. This office allows us to more conveniently serve our existing North Haledon customer base while attracting new customers. We look forward to our Grand Opening Celebration planned for the Spring of 2008.

“I would like to take this opportunity to thank Atlantic Stewardship Bank for their recent donation to the Forum School. This contribution will be used to expand the programs we offer to our special children. Such thoughtfulness is greatly appreciated.

I would also like to thank you for your exceptional help with all of our banking needs. It is always a pleasure to deal with you and the Waldwick office.”

Steven Krapes, Ed.D.,
Director,
The Forum School, Waldwick, NJ

Atlantic Stewardship Bank’s Wyckoff office.

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

OFFICERS

STEWARDSHIP FINANCIAL CORPORATION OFFICERS

William C. Hanse, Esq.
Chairman of the Board of Directors

Abe Van Wingerden
Vice Chairman of the Board of Directors

Paul Van Ostenbridge
President and Chief Executive Officer

Robert J. Turner
Secretary

Julie E. Holland
Senior Vice President and Treasurer

Timothy G. Madden
Senior Vice President

Angela P. Turi
Vice President

Mary Beth Steiginga
Assistant Secretary

ATLANTIC STEWARDSHIP BANK OFFICERS

Paul Van Ostenbridge
President and Chief Executive Officer

Julie E. Holland
Senior Vice President and Treasurer

Timothy G. Madden
Senior Vice President

Robert C. Vliet
Senior Vice President

M. Bernard Joustra
Vice President

Rene Miranda
Vice President

Douglas Olsen
Vice President

Cynthia A. Perrotta
Vice President

Richard D. Powers
Vice President

Raymond J. Santhouse
Vice President

Gail K. Tilstra
Vice President

Angela P. Turi
Vice President

David J. Van Lenten
Vice President

Alma M. Baxter
Assistant Vice President

Karen Bulley
Assistant Vice President

Janet Decker
Assistant Vice President

Richard Densel
Assistant Vice President

Diane Ingrassia
Assistant Vice President

John S. Krantz
Assistant Vice President

Nicholas Latora
Assistant Vice President

Thomas A. Maselli
Assistant Vice President

James O’Brien
Assistant Vice President

Louise Rohner
Assistant Vice President

Amanda Bialy
Assistant Secretary

Yanet Cordero de Marti
Assistant Secretary

Richard P. Cuneo
Assistant Secretary

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Michael Mangine
Assistant Secretary

Kelly Nienhouse
Assistant Secretary

Kristine Rasile
Assistant Secretary

Judi Rothwell
Assistant Secretary

Mary Beth Steiginga
Assistant Secretary

Tonni von Schaumburg
Assistant Secretary

Barbara S. Vincent
Assistant Secretary

Peggy Weber
Assistant Secretary

Virginia M. Lowe
Compliance Officer

John Lindemulder
Administrative Assistant

Larry Marra
Administrative Assistant

Amy Miller
Administrative Assistant

Jean M. Schaver
Administrative Assistant

William J. Tussi
Administrative Assistant

Joan Van Houten
Administrative Assistant

Kenneth C. Wehinger
Administrative Assistant

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

STEWARDSHIP FINANCIAL CORPORATION

Prior to the establishment of the Stewardship Financial Corporation holding company, the stock was originally issued in the name of Atlantic Stewardship Bank. The initial offering required a minimum purchase of 200 shares at the price of $10 per share.

The Corporation declared its first cash dividend in 1990 and cash dividends have been paid annually. To assist interested shareholders in purchasing additional shares of stock, The Board of Directors introduced a Dividend Reinvestment Plan in 1994.

We are pleased to report the original investment of $2,000 was worth $31,163 as of year-end 2007 when the assumption was made that the shareholder took advantage of the Dividend Reinvestment Plan; stock splits as well as stock dividends. The twenty-two year return to the original investor is 13.55%.

Pictured from left to right: William C. Hanse, Esq., Chairman of the Board of Directors; Jacob and Milvi Vander Eems; and Paul Van Ostenbridge, CEO, Atlantic Stewardship Bank, attend the Wyckoff Branch evening reception.

“Thank you for your donation to the Emergency Food Coalition of Passaic County. For every four dollars that you gave we were able to purchase enough grocery meals to feed each needy person who came to us for a week. Most of our clients are families and many are working poor barely able to afford their rent.
Thank you for your thoughtfulness and your support. From the staff and members of the EFC, I wish you the very best in 2008.”
William P. Long
Coordinator
Emergency Food Coalition of Passaic County
Paterson, NJ

CORPORATE ATTORNEYS

Stewardship Financial Corporation
McCarter & English, LLP Attorneys at Law 4 Gateway Center Newark, NJ 07102 973-622-4444

Atlantic Stewardship Bank
Hanse & Hanse 2035 E. Hamburg Turnpike Wayne, NJ 07040 973-831-8700

STEWARDSHIP FINANCIAL CORPORATION

We are proud to advise the following brokers make a market in Stewardship Financial Corporation stock:

Keefe, Bruyette & Woods
787 Seventh Avenue, 4th Floor New York, NY 10019 212-887-7777

Sandler O’Neill & Partners, L.P.
919 Third Avenue, 6th Floor New York, NY 10022 800-635-6851

Stifel, Nicolaus & Company, Inc.
18 Columbia Turnpike Florham Park, NJ 07932 800-793-7226

TRANSFER AGENT REGISTRAR AND DIVIDEND REIMBURSEMENT AGENT

To report a change of name or address, or a lost stock certificate or dividend check, contact:

Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016 800-368-5948 www.rtco.com

Shareholder Relations Stewardship Financial Corporation Corporate Division 201-444-7100 www.asbnow.com

2 0 0 7 A N N U A L R E P O R T – N E W H O R I Z O N S

BRANCH LOCATIONS AND STAFF

HEADQUARTERS – MIDLAND PARK

630 Godwin Avenue

Raymond J. Santhouse
Branch Manager, Vice President & Regional Manager

Richard Densel
Assistant Branch Manager & Assistant Vice President

HAWTHORNE

1111 Goffle Road

George Kotevski
Branch Operations Manager

HAWTHORNE

386 Lafayette Avenue

Diane Ingrassia
Branch Manager, Assistant Vice President & Regional Manager

Grace Lobbregt
Assistant Branch Manager & Assistant Secretary

Tom Maselli, Wyckoff Branch Manager, presents prizes to the winners of the Wyckoff Branch Grand Opening Coloring Contest.

MONTVILLE

2 Changebridge Road

Judi Rothwell
Branch Manager & Assistant Secretary

NORTH HALEDON

33 Sicomac Road

Thomas A. Maselli
Branch Manager & Assistant Vice President

Linda Martin
Branch Operations Manager

PEQUANNOCK

249 Newark-Pompton Turnpike

Louise Rohner
Branch Manager & Assistant Vice President

Kristine Rasile
Assistant Branch Manager & Assistant Secretary

“On behalf of all the staff here at Wyckoff Christian Preschool and Kindergarten, we want to thank you for the very generous gift that has been given to us from your Tithing Program. Our preschool offers programs for children from 2-1/2 to 6 years old. Your very generous gift will be used to purchase additional computer equipment for the classrooms.” Rose Barrett Administrative Director Wyckoff Christian Preschool & Kindergarten Wyckoff, NJ

RIDGEWOOD

190 Franklin Avenue

Amanda Bialy
Branch Manager & Assistant Secretary

Catherine Bobadilla
Assistant Branch Manager

WALDWICK

64 Franklin Turnpike

Kelly Nienhouse
Branch Manager & Assistant Secretary

Michelle Albert
Assistant Branch Manager

WAYNE

400 Hamburg Turnpike

Douglas Olsen
Branch Manager, Vice President & Regional Manager

Amy Miller
Assistant Branch Manager & Administrative Assistant

WAYNE HILLS

87 Berdan Avenue

John Lindemulder
Branch Manager & Administrative Assistant

WAYNE VALLEY

311 Valley Road

Richard P. Cuneo
Branch Manager & Assistant Secretary

WESTWOOD

200 Kinderkamack Road

Barbara S. Vincent
Branch Manager & Assistant Secretary

WYCKOFF

378 Franklin Avenue

Thomas A. Maselli
Branch Manager & Assistant Vice President

Joan Van Houten
Assistant Branch Manager & Administrative Assistant

S T E W A R D S H I P F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R Y

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARYSTOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 2002 in: (a) Stewardship Financial Corporation’s common stock; (b) Nasdaq Bank Index; (c) Peer index; and Nasdaq Composite Index. The Peer index consists of ten banks located in New Jersey and Pennsylvania with total asset size and operating performance comparable with the Corporation. The peer group consists of 1st Constitution Bancorp, BCB Bancorp, Inc., Central Jersey Bancorp, Codorus Valley Bancorp, Inc., Community Bank of Bergen County, Mid Pen Bancorp, Somerset Hills Bancorp, Sterling Bank, Sussex Bancorp, and Unity Bancorp, Inc. The information provided is not necessarily indicative of the Corporation’s future performance.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Stewardship Financial Corporation	$100.00	$191.19	$189.99	$187.07	$183.62	$197.78
Nasdaq Bank Index	100.00	132.59	150.40	147.42	167.54	134.67
Peer Index	100.00	153.27	180.80	187.37	192.03	166.18
Nasdaq Composite Index	100.00	150.64	164.35	167.78	185.12	204.80

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARYCONSOLIDATED FINANCIAL SUMMARY OF SELECTED FINANCIAL DATA

The following table presents selected financial data as of and for the years ended December 31, 2003, 2004, 2005, 2006 and 2007. The selected financial data is derived from our audited consolidated financial statements appearing elsewhere in this report.

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

Earnings Summary:

Net interest income	$19,430	$19,084	$18,211	$16,367	$14,324
Provision for loan losses	(530)	(264)	(600)	(540)	(425)
Net interest income after provision for loan losses	18,900	18,820	17,611	15,827	13,899
Noninterest income	4,414	4,189	3,240	2,726	2,894
Noninterest expense	16,629	15,629	13,867	12,501	11,394
Income before income tax expense	6,685	7,380	6,984	6,052	5,399
Income tax expense	2,078	2,627	2,504	2,204	1,908
Net income	$4,607	$4,753	$4,480	$3,848	$3,491

Common Share Data: (1)

Basic net income	$0.87	$0.90	$0.85	$0.75	$0.68
Diluted net income	0.87	0.89	0.85	0.74	0.68
Cash dividends declared.	0.34	0.29	0.24	0.20	0.16
Book value at year end	7.74	7.08	6.38	5.86	5.29
Average shares outstanding, net of treasury stock	5,294	5,272	5,240	5,157	5,090
Shares outstanding at year end	5,307	5,269	5,235	5,195	5,130
Dividend payout ratio	39.35%	32.19%	27.79%	26.46%	23.37%

Selected Consolidated Ratios:

Return on average assets	0.86%	0.96%	1.00%	0.95%	0.97%
Return on average stockholders’ equity	11.76%	13.41%	13.86%	13.48%	13.68%
Average stockholders’ equity as a percentage of average total assets.	7.34%	7.19%	7.20%	7.06%	7.12%
Tier-I capital leverage (2)	8.56%	8.85%	8.71%	9.08%	8.89%
Tier-I risk based capital (3)	10.76%	11.25%	11.16%	12.48%	12.93%
Total risk based capital (3)	11.77%	12.28%	12.21%	13.57%	14.03%
Allowance for loan loss to total loans	1.06%	1.11%	1.11%	1.11%	1.10%
Nonperforming loans to total loans	0.11%	0.41%	0.15%	0.48%	0.42%

Selected Year-end Balances:

Total assets	$571,905	$519,749	$482,727	$424,306	$401,768
Total loans, net of allowance for loan loss	415,690	365,443	341,976	292,909	258,776
Total deposits	472,299	434,223	403,466	356,730	341,335
Stockholders’ equity	41,090	37,306	33,384	30,460	27,149

(1)
All share and per share amounts have been restated to reflect a 5% stock dividend paid November 2003, 2004, 2005 2006 and 2007, a 3 for 2 stock split that occurred July 2003 and a 4 for 3 stock split that occurred July 2005.

(2)	As a percentage of average quarterly assets.

(3)	As a percentage of total risk-weighted assets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides an analysis of the Stewardship Financial Corporation’s (the “Corporation”) consolidated financial condition and results of operations for the years ended December 31, 2007 and 2006. The analysis should be read in conjunction with the related audited consolidated financial statements and the accompanying notes presented elsewhere herein.

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

The Corporation conducts a general commercial and retail banking business encompassing a wide range of traditional deposit and lending functions along with the other customary banking services. Stewardship Investment Corporation is a wholly-owned nonbank subsidiary of the Bank, whose primary business is to own and manage a portion of the Bank’s investment portfolio. Stewardship Realty Corporation, a subsidiary of the Bank was formed in September 2005 to purchase a property located at 612 Godwin Avenue, Midland Park, Bergen County, New Jersey. The property, located next to the main office of the Corporation, will be used for future office space for the administrative area of the bank. The Corporation earns income and generates cash primarily through the deposit gathering activities of the branch network. These deposits are then utilized to fund the Corporation’s lending and investing activities.

The Corporation is affected by the overall economic conditions in northern New Jersey, the interest rate and yield curve environment, and overall national economy. These factors are relevant because they will affect our ability to attract specific deposit products, our ability to invest in loan and investment products, and our ability to earn acceptable profits without incurring increased risks.

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

The Corporation has developed a strong deposit base with good franchise value. Challenges facing the organization are to continue to grow the existing branch levels, provide adequate technology enhancements to achieve efficiencies, offer a competitive product line, and provide the highest level of customer service.

During 2007, the Corporation began to develop the infrastructure needed to allow the entity to continue to build franchise value, expand its customer base, offer appropriate products and services to its existing and future customer base and enhance the overall presence of the Corporation to the markets. In March 2007 the Corporation moved its stock from trading on the bulletin board of NASDAQ to the NASDAQ Capital Market. This should provide improved visibility to the stock, better pricing to market and overall liquidity in the stock trading. This was an important milestone for the stockholders of the Corporation.

In March 2007 the Corporation opened its eleventh branch location at 378 Franklin Avenue, Wyckoff, Bergen County, New Jersey. This branch is a convenient location to service existing as well as new customers. It operates as a full service facility offering safe deposits, a two lane drive-up and an ATM drive-up facility.

In September 2007 the Corporation successfully opened its twelfth branch in Westwood, Bergen County, New Jersey.  This represents a new market for the Corporation, located in the eastern part of Bergen County. Westwood is a strong local community with a diversified mix of small business and retail markets. Management believes that with appropriate marketing efforts, the Corporation can provide the products and services to penetrate the existing banking competition and become a significant player in the community banking market in that area. In addition, the Corporation successfully negotiated a lease in the town of North Haledon, Passaic County and opened its thirteenth branch in December 2007. This branch is located between the Midland Park and Wayne area branches and will service existing customers as well as attract a new customer base.

Management believes that each of these branching opportunities will help contribute to a strong branch network. Although new branches such as these and Montville, opened in 2006, are in their infancy and do not adequately contribute to the profitability of the organization, management believes that these branches provide strong opportunities to help contribute to the future success of the organization. The branch network being established provides for strong coverage in both existing and new markets in strong towns in the three counties in which we operate. As the branches mature, they will provide a strong diverse customer base to provide for both consumer and business customers. In addition to the branch network, management increased the staffing in the commercial lending and new business development departments. The investment in these areas should provide benefits in the future in providing for new deposit and lending relationships.

The Corporation achieved all of these milestones while operating in an extremely challenging market. Competition in the northern New Jersey market continues to be intense and the challenges of operating most of the year in a flat interest rate market made it very difficult to attract deposits at appropriate interest rate levels. The declining of short term rates during the latter part of the year steepened the yield curve but came as a result of the decline in economic performance. The financial industry has had to face many difficulties surrounding the subprime mortgage market and a slow down in the real estate market. Although the area in which the bank operates has been somewhat shielded by the economic downturn, management continues to find it challenging to attract low cost core deposits and remains cautiously optimistic regarding the lending opportunities. The Corporation has not been involved in the subprime lending area and should not be negatively impacted in this area.

Considering these factors, the Corporation continued to perform well when compared with peer group performance. The Corporation will concentrate its efforts on growing and maturing its existing branch network and should see the benefits of its investment in the lending and new business infrastructure during 2008.

During the second quarter of 2007, the Corporation received a life insurance payout on the death of an officer of the Corporation and recorded other income totaling $459,000.

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

Management also completed the sale of $17.3 million available for sale securities that were yielding less than 5%. The proceeds realized from the sale were used to purchase higher yielding securities and to fund loan growth. Management anticipates that this transaction helped improve portfolio yields and reduced exposure to future interest rate risk.

Recent Accounting Pronouncements

A discussion of recent pronouncements and their effect on the Corporation’s financial statements can be found in Note 20 of the financial statements.

Critical Accounting Policies And Estimates

“Management’s Discussion and Analysis of Financial Condition and Results of Operation,” is based upon the Corporation’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Corporation to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Corporation’s Audited Consolidated Financial Statements for the year ended December 31, 2007 contains a summary of the Corporation’s significant accounting policies. Management believes the Corporation’s policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors.

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

Earnings Summary

The Corporation reported net income of $4.6 million, or $0.87 basic earnings per share, for the year ended December 31, 2007, a decrease of $146,000, or 3.1%, below the $4.8 million recorded for 2006. Earnings decreased as a result of increases in noninterest expense and provision for loan losses, partially offset by increases of net interest income and noninterest income.

The Corporation has been operating in a volatile interest rate environment for the last three years. The targeted federal funds rate, a strong indicator of short term interest rates began 2005 at 2.25%. The rate was increased 25 basis points each time the Federal Open Market Committee (FOMC) met in 2005 ending the year at 4.25%. Rate increases continued in 2006, reaching a high of 5.25% in June 2006. The FOMC then held short term rates steady until September 2007 and then began injecting liquidity into the markets, thereby decreasing interest rates for the rest of the year. Targeted federal funds rate ended the year at 4.25%. The impact of the actions of the FOMC along with economic and inflation indicators had the Corporation operating in an inverted to flat yield curve from January 2006 through the summer of 2007. The yield curve has steepened during the last five months of 2007 being impacted by the decline in short term interest rates.

During this time period, the competition to attract deposit balances has been intense, with customers opting out of low or no interest bearing core deposits into higher yielding certificates of deposits. Financial institutions looking to grow their balance sheets and fund loan activity have been aggressive in offering above market rates to attract new money to their organizations. This has put tremendous pressure on the net interest margins at community banks and has negatively impacted banks’ abilities to grow core deposits and earnings.

The return on average assets decreased in 2007 to 0.86% from 0.96% in 2006. The return on average equity decreased to 11.76% in 2007 from 13.41% in 2006.

Results of Operations

Net Interest Income

The Corporation’s principal source of revenue is the net interest income derived from the Bank, which represents the difference between the interest earned on assets and interest paid on funds acquired to support those assets. Net interest income is affected by the balances and mix of interest-earning assets and interest-bearing liabilities, changes in their corresponding yields and costs, and by the volume of interest-earning assets funded by noninterest-bearing deposits. The Corporation’s principal interest-earning assets are loans made to businesses and individuals and investment securities.

In 2007, net interest income, on a tax equivalent basis, increased to $19.8 million from $19.4 million in 2006, an increase of $449,000, or 2.3%. This was caused by an increase of $7.5 million, or 7.2%, in net average interest-earning assets (average interest-earning assets less average interest-bearing liabilities).

Interest income, on a tax equivalent basis, increased $3.4 million, or 11.3%, during 2007 to $33.7 million from $30.3 million earned during 2006. The increase was due to an increase in the average volume of interest-earning assets and an increase in yields on interest-earning assets. Average interest-earning assets increased $39.1 million in 2007, or 8.4%, over the 2006 amount with average loans attributing to $26.1 million of the increase due primarily to the Corporation’s competitiveness within the marketplace. Yields on interest earning assets increased 17 basis points from 6.52% in 2006 to 6.69% in 2007.

Interest expense increased $3.0 million, or 27.2%, during 2007 to $13.9 million. The increase was due to an increase in average interest-bearing liabilities of $31.6 million, or 8.8%, to $393.2 million during 2007. Yields on interest-bearing liabilities increased to 3.5% during 2007 from 3.02% during 2006. Average noninterest-bearing deposits increased $4.4 million, or 4.8%, to $96.7 million. The Corporation operated in an extremely challenging interest rate environment with customers demanding higher yielding deposit products. The Corporation continued to experience a shift from low cost demand and savings to higher yielding money market accounts and certificates of deposit. The Corporation supplemented its branch deposit network with a mix of brokered certificates of deposit, wholesale repurchase agreements and Federal Home Loan Bank borrowings. These alternative funding sources are helping to lower cost of funds and provide for better managing of interest rate risk. The Corporation was successful in opening three new branches to extend and strengthen its branch network. It also has developed a new Genesis Account which is a tiered interest bearing demand account targeted toward churches and nonprofit organizations. The Corporation underwent a core processing conversion during the fourth quarter which sets the foundation for additional products and services to be offered in the future. The online banking product for the organization moved from a batch processing to a real time processing which provides more consistent and current account information to our customers. Additional new products and services will begin to be offered in 2008 which will hopefully be successful in attracting new core deposit business and consumer customers to the organization.

The following table reflects the components of the Corporation’s net interest income for the years ended December 31, 2007 and 2006 including, (1) average assets, liabilities, and stockholders’ equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (4) net yield on interest-earning assets. Nontaxable income from investment securities is presented on a tax-equivalent basis assuming a statutory tax rate of 34% for the years presented. This was accomplished by adjusting this income upward to make it equivalent to the level of taxable income required to earn the same amount after taxes.

	2007			2006
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid	Balance	Expense	Paid
	(Dollars in thousands)

Assets

Interest-earning assets:
Loans (1)	$385,954	$27,517	7.13%	$359,806	$25,619	7.12%
Taxable investment securities (1)	93,732	4,921	5.25	85,322	3,732	4.37
Tax-exempt investment securities (1) (2)	23,372	1,200	5.13	18,702	868	4.64
Other interest-earning assets	631	45	7.13	741	51	6.88
Total interest-earning assets	503,689	33,683	6.69	464,571	30,270	6.52
Non-interest-earning assets:
Allowance for loan losses	(4,184)			(4,020)
Other assets.	34,084			32,862
Total assets	$533,589			$493,413

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits.	$134,219	$3,432	2.56%	$116,405	$2,064	1.77%
Savings deposits.	37,171	282	0.76	41,682	256	0.61
Time deposits.	181,973	8,297	4.56	160,816	6,560	4.08
Repurchase agreements.	12,192	505	4.14	7,461	331	4.44
FHLB borrowings	20,379	877	4.30	27,923	1,218	4.36
Subordinated debenture	7,217	487	6.75	7,217	487	6.75
Total interest-bearing liabilities	393,151	13,880	3.53	361,504	10,916	3.02
Noninterest-bearing liabilities:
Demand deposits	96,659			92,217
Other liabilities	4,624			4,234
Stockholders' equity	39,155			35,458
Total liabilities and stockholders' equity	$533,589			$493,413

Net interest income (taxable equivalent basis)		19,803			19,354
Tax equivalent adjustment		(373)			(270)
Net interest income		$19,430			$19,084

Net interest spread (taxable equivalent basis)			3.16%			3.50%

Net yield on interest-earning assets (taxable equivalent basis) (3)			3.93%			4.17%
_______________________
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

	2007 Versus 2006
	(In thousands)
	Increase (Decrease)
	Due to Change in
	Volume	Rate	Net

Interest income:

Loans	$1,864	$34	$1,898
Taxable investment securities	392	797	1,189
Tax-exempt investment securities	233	99	332
Other interest-earning assets	(8)	2	(6)

Total interest-earning assets	2,481	932	3,413

Interest expense:

Interest-bearing demand deposits	$352	$1,016	$1,368
Savings deposits	(30)	56	26
Time deposits	917	820	1,737
Repurchase agreements	197	(23)	174
FHLB borrowings	(325)	(16)	(341)

Total interest-bearing liabilities	1,111	1,853	2,964

Net change in net interest income	$1,370	$(921)	$449

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

The loan loss provision totaled $530,000 for the year ended December 31, 2007, bringing the allowance for loan loss to $4.5 million, or 1.06% of total loans. This compared to a loan loss provision of $264,000 for the year ended December 31, 2006 and an allowance for loan loss of $4.1 million, or 1.11% of total loans.  The loan loss provision for the year ended 2007 was impacted by several significant factors.  Gross loans increased $50.5 million in 2007, from $370.0 million at December 31, 2006 to $420.6 million at December 31, 2007. $24.6 million of the growth in 2007 occurred during the fourth quarter, with a majority of the noted growth in the categories of commercial real estate and commercial loans. This loan growth was a significant factor in establishing the appropriate level of allowance and the loan loss provision for the year. In addition to the overall growth noted, the Corporation considered the types of loans associated with the growth, as well as the overall seasoning of the new loans to determine the appropriate risk that was inherent in the portfolio.

Although net chargeoffs increased during the year ended December 31, 2007, the Corporation has historically experienced very low chargeoffs, and total net chargeoffs for 2007 represented just 0.05% of total loans.

Total nonperforming loans totaled $481,000, the lowest level over the past five years, representing only 0.11% of total loans. One measure which the Corporation uses to determine the adequacy of the allowance for loan losses is the coverage ratio, which calculates the allowance for loan losses as a percent of nonperforming loans. The coverage ratio as of December 31, 2007 was 926.6% compared to 267.3% as of December 31, 2006.

In addition to these factors, the Corporation evaluated the economic conditions and overall real estate climate in the primary business markets in which it operates in when considering the overall risk of the lending portfolio. Although it is clear that there has been a deterioration in the economy and real estate market on a national level, the local market where the Corporation operates has not been impacted as significantly.

Noninterest Income

Noninterest income consists of all income other than interest income and is principally derived from service charges on deposits, gain on sales of mortgage loans, income derived from bank owned life insurance, fees on safe deposit boxes, credit card merchant income and income derived from debit cards and ATM usage.

Noninterest income increased $225,000, or 5.4%, to $4.41 million during the year ended December 31, 2007, when compared with $4.2 million during the comparable 2006 period. Income of $459,000 was recorded as a result of a death benefit insurance payment received in the quarter ended June 30, 2007. Income derived from the merchant credit card processing program increased $219,000, or 17.7%, due to an expanding merchant base. The Corporation has marketed its merchant services to its existing business customers as well as new prospective customers. Businesses are analyzed prior to being offered the merchant services to ensure the Corporation is maintaining the appropriate amount of risk with in the servicing product. Gain on sales of mortgage loans increased $83,000, or 35.3% due to an increased volume of loans originated and sold. Fees and service charge income declined $104,000, or 6.3%, as consumers and small business shifted to free or low balance maintenance checking products and a decline in the fees received through the overdraft checking program. Miscellaneous income declined $135,000, or 31.1% due primarily to the loss of other income from the credit card portfolio of $146,000 due to its sale. Noninterest income for 2006 contained earnings from the gain on the sale of the credit card portfolio of $746,000. The sale of the credit card portfolio was completed during the fourth quarter of 2006, pursuant to which management sold $3.4 million credit card loans to Elan. Under the agreement, Elan purchased the portfolio for a 19% premium and agreed to honor the existing award program offered to customers. Under the terms of the agreement, cards are still offered in the name of Atlantic Stewardship Bank. The Corporation shares in income as new cards are issued and as cardholders complete transactions. An investment restructuring, completed during the fourth quarter of 2006, resulted in the sale of $17.3 million available for sale securities yielding less than 5% with a loss of $435,000. Proceeds were reinvested in higher yielding investments and loans that helped improve earning asset yields and decrease interest rate risk.

Noninterest Expense

Although management is committed to containing noninterest expense, the continued growth of the Corporation has caused noninterest expense to increase by $1.0 million or 6.4%, to $16.6 million for the year ended December 31, 2007, compared to $15.6 million for the same period in 2006. Salaries and employee benefits, the major component of noninterest expense, increased $561,000 or 8.3%. The increase was due primarily to staffing increases in lending, new business development, and the new Wyckoff, Westwood and North Haledon branches and for general merit and performance increases. Occupancy and equipment expenses increased $292,000 primarily due to the expenses relating to the three new branches. Advertising expense increased $142,000 due primarily to the need to advertise in our new markets and promote the new branches being opened and merchant processing expenses increased $184,000 due to the growth in the merchant business.

In accordance with its By-laws to tithe ten percent (10%) of its pre-tax profits to various charities, the Corporation had charitable contributions totaling $705,000 for the year ended December 31, 2007, a decrease of $50,000, or 6.6%, over the same period in 2006.

Income Taxes

Income tax expense totaled $2.1 million for the year ended December 31, 2007, for an effective tax rate of 31.1%, compared to $2.63 million, for an effective tax rate of 35.6% for the year ended December 31, 2006. The effective tax rate has decreased in 2007 due to the effect of the nontaxable death benefit proceeds being recorded. The decrease in the effective tax rate during 2006 can be attributed primarily to the tax deferred income derived from bank owned life insurance.

Financial Condition

Total assets at December 31, 2007 were $571.9 million, an increase of $52.2 million, or 10.0%, over the $519.7 million at December 31, 2006. This increase in assets reflects, among other things, a $50.2 million increase in net loans held for portfolio.

Loan Portfolio

The Corporation’s loan portfolio at December 31, 2007, net of allowance for loan losses, totaled $415.7 million, an increase of $50.2 million, or 13.7%, over the $365.4 million at December 31, 2006. Commercial real estate mortgage loans consisting of $209.1 million, or 49.7% of the total portfolio, comprised the largest portion of the loan portfolio. This represented an increase of $31.7 million from $177.4 million, or 47.9% of the total loan portfolio at December 31, 2006. Commercial loans increased $17.2 million to $89.8 million, representing 21.3% of the total loan portfolio. Consumer installment loans increased $4.4 million and residential real estate mortgages decreased $2.3 million. The Corporation continued its policy of selling the majority of its residential real estate loans in the secondary market. All of these loans have been sold with servicing released.

The Corporation’s lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

At December 31, 2007, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth the classification of the Corporation’s loans by major category at the end of the last five years:

	December 31,
	2007	2006	2005	2004	2003
	(In thousands)

Real estate mortgage:
Residential	$44,719	$47,020	$45,604	$41,569	$44,835
Commercial	209,082	177,411	163,309	130,762	109,708

Commercial loans	89,845	72,606	65,011	55,252	48,950

Consumer loans:
Installment (1)	56,796	52,389	51,540	47,218	41,067
Home equity	19,723	20,010	20,271	21,484	17,181
Other	424	560	506	260	238

Total gross loans	420,589	369,996	346,241	296,545	261,979
Less: Allowance for loan losses	4,457	4,101	3,847	3,299	2,888
Deferred loan fees	442	452	418	337	315
Net loans	$415,690	$365,443	$341,976	$292,909	$258,776

(1)	Includes automobile, home improvement, second mortgages and unsecured loans. Credit card loans are also included for all years prior to December 31, 2006.

The following table sets forth certain categories of gross loans as of December 31, 2007 by contractual maturity. Borrowers may have the right to prepay obligations with or without prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized below.

		After 1 Year
	Within	But Within	After
	1 Year	5 Years	5 Years	Total
	(In thousands)

Real estate mortgage	$32,877	$12,445	$208,479	$253,801
Commercial	37,654	41,710	10,481	89,845
Consumer	2,362	8,595	65,986	76,943
Total gross loans	$72,893	$62,750	$284,946	$420,589

The following table sets forth the dollar amount of all gross loans due one year or more after December 31, 2007, which have predetermined interest rates or floating or adjustable interest rates:

		Floating or
	Predetermined	Adjustable
	Rates	Rates	Total
	(In thousands)

Real estate mortgage	$58,140	$162,784	$220,924
Commercial	31,470	20,721	52,191
Consumer	65,919	8,662	74,581
	$155,529	$192,167	$347,696

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

The Corporation’s accounting policies are set forth in Note 1 to the audited financial statements. The application of some of these policies requires significant management judgment and the utilization of estimates. Actual results could differ from these judgments and estimates resulting in a significant impact on the financial statements. A critical accounting policy for the Corporation is the policy utilized in determining the adequacy of the allowance for loan losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses. Such agencies may require the Corporation to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Corporation’s loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Corporation’s loan portfolio is susceptible to changes in the local market conditions and may be adversely affected should real estate values decline or the northern New Jersey area experience an adverse economic shock. Future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions beyond the Corporation’s control. The allowance for loan losses represents 1.06% of total loans, or 9.3 times non-performing loans at December 31, 2007, compared with 1.11% of total loans or 2.7 times non-performing loans at December 31, 2006. In management’s opinion, the allowance for loan losses totaling $4.5 million is adequate to cover losses inherent in the portfolio at December 31, 2007.

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and accruing, and other real estate owned. There was no other real estate owned assets for the periods presented. The Corporation’s loans are generally placed in a nonaccrual status when they become past due in excess of 90 days as to payment of principal and interest. Interest previously accrued on these loans and not yet paid is charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash. Loans past due 90 days or more and accruing represent those loans which are sufficiently collateralized and management believes all interest and principal owed will be collected. Restructured loans are loans that have been renegotiated to permit a borrower, who has incurred adverse financial circumstances, to continue to perform. Management can reduce the contractual interest rates to below market rates or make significant concessions to the terms of the loan in order for the borrower to continue to make payments.

The following table sets forth certain information regarding the Corporation’s nonperforming assets as of December 31 of each of the preceding five years:

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Nonaccrual loans: (1)
Commercial real estate	$73	$123	$122	$56	$83
Commercial	307	167	258	159	163
Consumer	75	154	92	47	11
Total nonaccrual loans	455	444	472	262	257

Loans past due ninety days or more and accruing: (2)
Commercial real estate	—	840	—	940	—
Commercial	25	241	—	—	314
Consumer	1	9	55	7	6
Total loans past due ninety days or more and accruing	26	1,090	55	947	320

Restructured loans:
Commercial	—	—	—	—	269
Consumer	—	—	—	215	244
Total restructured loans	—	—	—	215	513

Total nonperforming loans	$481	$1,534	$527	$1,424	$1,090

Nonaccrual loans to total gross loans	0.11%	0.12%	0.14%	0.09%	0.10%
Nonperforming loans to total gross loans	0.11%	0.41%	0.15%	0.48%	0.42%
Nonperforming loans to total assets	0.08%	0.30%	0.11%	0.34%	0.27%
Allowance for loan losses to nonperforming loans	926.61%	267.34%	729.98%	231.67%	264.95%
______________
(1)
Restructured loans classified in the nonaccrual category totaled $73,000 for the year ended December 31, 2007. There were no restructured loans classified as nonaccrual for the year ended December 31, 2006. Restructured loans classified in the nonaccrual category totaled $152,000, $162,000 and $174,000 for 2005, 2004 and 2003, respectively.

(2)
There were no restructured loans classified in the past due ninety days or more and accruing for the years ended 2007, 2006, 2005 and 2004. In 2003, restructured loans totaling $150,000 were classified in the past due ninety days or more and accruing category.

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

The following table sets forth, for each of the preceding five years, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged off and the amount of loan recoveries:

	2006	2005	2004	2003	2007
	(Dollars in thousands)

Balance at beginning of period	$4,101	$3,847	$3,299	$2,888	$2,689
Loans charged off:
Commercial	82	7	—	49	173
Consumer	103	33	57	92	56
Total loans charged off	185	40	57	141	229

Recoveries of loans previously charged off:
Commercial	—	23	—	3	1
Consumer	11	7	5	9	2
Total recoveries of loans previously charged off	11	30	5	12	3

Net loans charged off	174	10	52	129	226

Provisions charged to operations	530	264	600	540	425

Balance at end of period	$4,457	$4,101	$3,847	$3,299	$2,888

Net charge offs during the period to average loans outstanding during the period	1.06%	1.11%	1.11%	1.11%	1.10%

Balance of allowance for loan losses at the end of year to gross year end loans	0.05%	0.00%	0.02%	0.05%	0.10%

The following table sets forth the allocation of the allowance for loan losses, for each of the preceding five years, as indicated by loan categories:

	2007		2006		2005		2004		2003
	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)	Amount	Percent to Total (1)
	(Dollars in thousands)
Real estate - residential	$256	10.6%	$298	12.7%	$320	13.2%	$297	14.0%	$306	17.1%
Real estate - commercial	1,900	49.7%	1,705	48.0%	1,562	47.1%	1,272	44.1%	1,038	41.9%
Commercial	1,640	21.4%	1,407	19.6%	1,192	18.8%	979	18.6%	910	18.7%
Consumer	661	18.3%	691	19.7%	773	20.9%	751	23.3%	634	22.3%
Total allowance for loan losses	$4,457	100.0%	$4,101	100.0%	$3,847	100.0%	$3,299	100.0%	$2,888	100.0%

(1)	Represents percentage of loan balance in category to total gross loans.

Investment Portfolio

The Corporation maintains an investment portfolio to enhance its yields and to provide a secondary source of liquidity. The portfolio is comprised of U.S. Treasury securities, U.S. government and agency obligations, mortgage-backed securities, state and political subdivision obligations and other equity investments, and has been classified as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and the ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. All other securities are classified as available for sale securities and reported at fair value, with unrecognized holding gains or losses reported in a separate component of stockholders’ equity. Securities in the available for sale category may be held for indefinite periods of time and include securities that management intends to use as part of its Asset/Liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to provide liquidity, the need to increase regulatory capital or similar factors. Securities available for sale increased to $77.0 million at December 31, 2007, from $72.7 million at December 31, 2006, an increase of $4.2 million, or 5.8%. Securities held to maturity increased $2.0 million, or 5.2%, to $41.2 million at December 31, 2007 from $39.2 million at December 31, 2006.

The following table sets forth the classification of the Corporation’s investment securities by major category at the end of the last three years:

	December 31,
	2007		2006		2005
	Carrying		Carrying		Carrying
	Value	Percent	Value	Percent	Value	Percent
	(Dollars in thousands)

Securities available for sale:

U.S. Treasury	$—	—	$—	—	$496	0.8%
U.S. government-sponsored agencies	35,693	46.4%	32,117	44.2%	32,478	50.6%
Obligations of state and political subdivisions	2,903	3.8%	1,823	2.5%	2,031	3.2%
Mortgage-backed securities	37,131	48.2%	37,707	51.8%	28,110	43.8%
Other equity investments	1,230	1.6%	1,099	1.5%	1,051	1.6%

Total	$76,957	100.0%	$72,746	100.0%	$64,166

Securities held to maturity:

U.S. Treasury	$501	1.2%	$502	1.3%	$1,004	2.7%
U.S. government-sponsored agencies	12,331	29.9%	10,776	27.5%	12,113	32.0%
Obligations of state and political subdivisions	22,569	54.8%	20,516	52.4%	15,747	41.7%
Mortgage-backed securities	5,788	14.1%	7,369	18.8%	8,937	23.6%

Total	$41,189	100.0%	$39,163	100.0%	$37,801	100.0%

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation’s securities available for sale as of December 31, 2007. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

		After 1 Year	After 5 Years
	Within	Through	Through	After
	1 Year	5 Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. government-sponsored agencies:
Carrying value	$497	$7,323	$13,923	$13,950	$35,693
Yield	3.21%	4.61%	5.78%	5.97%	5.58%

Obligations of state and political subdivisions:
Carrying value	326	1,016	326	1,235	2,903
Yield	2.20%	3.36%	3.64%	3.97%	3.52%

Mortgage-backed securities:
Carrying value	17	2,340	5,047	29,727	37,131
Yield	5.08%	3.96%	4.50%	5.33%	5.13%

Other equity investments:
Carrying value	1,230	—	—	—	1,230
Yield	3.68%	—	—	—	3.68%

Total carrying value	$2,070	$10,679	$19,296	$44,912	$76,957

Weighted average yield	3.35%	4.35%	5.41%	5.49%	5.25%

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of stated yields to maturity, considering applicable premium or discount) of the Corporation’s securities held to maturity as of December 31, 2007. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from contractual maturities.

		After 1 Year	After 5 Years
	Within	Through	Through	After
	1 Year	5 Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. Treasury :
Carrying value	$501	$—	$—	$—	$501
Yield	4.57%	—	—	—	4.57%

U.S. government-sponsored agencies :
Carrying value	1,453	2,644	2,261	5,973	12,331
Yield	4.17%	5.02%	5.62%	5.72%	5.37%

Obligations of state and political subdivisions :
Carrying value	1,652	2,924	10,749	7,244	22,569
Yield	2.91%	3.01%	3.78%	3.88%	3.65%

Mortgage-backed securities :
Carrying value	50	600	2,464	2,674	5,788
Yield	5.51%	4.38%	4.99%	5.64%	5.23%

Total carrying value	$3,656	$6,168	$15,474	$15,891	$41,189

Weighted average yield	3.67%	4.00%	4.24%	4.87%	4.40%

Deposits

Corporation deposits at December 31, 2007 totaled $472.3 million, an increase of $38.1 million, or 8.8%, over the comparable period of 2006, when deposits totaled $434.2 million. The Corporation relied on its expanding branch network and current competitive products and services to provide growth during 2007. The economic and interest rate environment made it difficult to attract core deposits. During 2006, the Corporation began utilizing the brokered certificate of deposit market, with $15.4 million and $19.7 million included in the time deposit balances as of December 31, 2007 and 2006, respectively.

The following table sets forth the classification of the Corporation’s deposits by major category as of December 31 of each of the three preceding years:

	December 31,
	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Noninterest-bearing demand	$101,993	21.6%	$92,105	21.2%	$94,331	23.4%
Interest-bearing demand	153,713	32.6%	120,899	27.8%	122,867	30.5%
Saving deposits	37,010	7.8%	37,324	8.6%	45,779	11.3%
Certificates of deposit	179,583	38.0%	183,895	42.4%	140,489	34.8%
Total.	$472,299	100.0%	$434,223	100.0%	$403,466	100.0%

As of December 31, 2007, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (In thousands):

Three months or less	$18,311
Four months through six months	7,702
Seven months through twelve months	27,230
Over twelve months	17,879
Total	$71,122

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

The following table sets forth estimated maturity/repricing structure of the Corporation’s interest-earning assets and interest-bearing liabilities as of December 31, 2007. The amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability and adjusted for prepayment assumptions where applicable. The table does not necessarily indicate the impact of general interest rate movements on the Corporation’s net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond the Corporation’s control. As a result, certain assets and liabilities indicated as repricing within a period may in fact reprice at different times and at different rate levels.

	Three Months or Less	More than Three Months Through One Year	After One Year	Noninterest Sensitive	Total
	(Dollars in thousands)

Assets:
Loans:
Real estate mortgage	$37,312	$32,400	$184,089	$—	$253,801
Commercial	50,263	7,774	31,808	—	89,845
Consumer	20,984	4,590	51,369	—	76,943
Mortgage loans held for sale	1,284	—	—	—	1,284
Investment securities (1)	16,791	21,408	81,930	—	120,129
Federal funds sold	—	—	—	—	—
Other assets	143	—	—	29,760	29,903
Total assets	$126,777	$66,172	$349,196	$29,760	$571,905

Source of funds:
Savings	$37,010	$—	$—	$—	$37,010
Interest-bearing	153,713	—	—	—	153,713
Certificates of deposit	45,881	86,117	47,585	—	179,583
Repurchase agreements	16,499	784	—	—	17,283
Borrowings	16,892	277	11,476	—	28,645
Subordinated debenture	—	—	7,217	—	7,217
Other liabilities	—	—	—	107,364	107,364
Stockholders’ equity	—	—	—	41,090	41,090
Total source of funds	$269,995	$87,178	$66,278	$148,454	$571,905
Interest rate sensitivity gap	$(143,218)	$(21,006)	$282,918	$(118,694)
Cumulative interest rate sensitivity gap	$(143,218)	$(164,224)	$118,694	$—
Ratio of GAP to total assets	-25.0%	-3.7%	49.5%	-20.8%
Ratio of cumulative GAP assets to total assets	-18.6%	-28.7%	20.8%	—
________________
(1)  Includes securities held to maturity, securities available for sale and FHLB-NY stock.

The Corporation also uses a simulation model to analyze the sensitivity of net interest income to movements in interest rates. The simulation model projects net interest income, net income, net interest margin, and capital to asset ratios based on various interest rate scenarios over a twelve- month period. The model is based on the actual maturity and repricing characteristics of all rate sensitive assets and liabilities. Management incorporates into the model certain assumptions regarding prepayments of certain assets and liabilities. The model assumes an immediate rate shock to interest rates without management’s ability to proactively change the mix of assets or liabilities. According to the reports generated for year end 2007, an immediate interest rate increase of 200 basis points resulted in a decrease in net interest income of 11.5%, or $2.7 million, while an immediate interest rate decrease of 200 basis points resulted in an increase in net interest income of 3.0% or $712,000. Management has a goal to maintain a percentage change of no more than 17.5% given a 200 basis point change in interest rates. Management cannot provide any assurance about the actual effect of changes in interest rates on the Corporation’s net interest income. Assumptions have been built into the model for prepayments for assets and decay rates for nonmaturity deposits such as savings and interest bearing demand.

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

The Corporation’s liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below:

	Years Ended December 31,
	2007	2006
	(In thousands)

Cash and cash equivalents - beginning	$15,697	$14,028
Operating activities:
Net income	4,607	4,753
Adjustments to reconcile net income to net cash provided by operating activities	1,573	(70)
Net cash provided by operating activities	6,180	4,683
Net cash used in investing activities	(55,293)	(34,261)
Net cash provided by financing activities	45,348	31,247
Net (decrease) increase in cash and cash equivalents	(3,765)	1,669
Cash and cash equivalents - ending	$11,932	$15,697

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

The Corporation has various contractual obligations that may require future cash payments. The following table summarizes the Corporation’s contractual obligations at December 31, 2007 and the effect of such obligations is expected to have on our liquidity and cash flows in future periods.

		Less than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years
	(In thousands)

Contractual obligations
Operating lease obligations	$7,662	$829	$1,533	$1,467	$3,833
Total contracted cost obligations	$7,662	$829	$1,533	$1,467	$3,833

Other long-term liabilities/long-term debt
Time deposits	$179,583	$131,998	$39,816	$7,769	$—
Federal Home Loan Bank advances	28,645	18,645	—	—	10,000
Subordinated debentures	7,217	—	—	—	7,217
Total other long-term liabilities/long-term debt	$215,445	$150,643	$39,816	$7,769	$17,217

Other commitments - off balance sheet
Letter of credit	$3,707	$3,630	$77	$—	$—

Other commitments - off balance sheet	15,636	15,636	—	—	—
Unused lines of credit	81,682	81,682	—	—	—
Total off balance sheet arrangements and contractual obligations	$101,025	$100,948	$77	$—	$—
____________
For further information, see Note 16 of Notes to Consolidated Financial Statements.

Management believes that a significant portion of the time deposits will remain with the Corporation. In addition, management does not believe that all of the unused lines of credit will be exercised. The Corporation anticipates that it will have sufficient funds available to meet its current contractual commitments. Should the Corporation need temporary funding, the Corporation has an overnight line of credit with the FHLB-NY for a maximum of $51.7 million.

Capital

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Regulations of the Board of Governors of the Federal Reserve System (“FRB”) require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2007, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC. The following table summarizes the capital ratios for the Corporation and the Bank at December 31, 2007.

	Required	Actual	Excess
Risk-based capital:
Tier 1
Corporation	4.00%	10.76%	6.76%
Bank	4.00%	9.57%	5.57%
Total
Corporation	8.00%	11.77%	3.77%
Bank	8.00%	10.58%	2.58%
Leverage ratio*
Corporation	4.00%	8.56%	4.56%
Bank	4.00%	7.66%	3.66%
_______________
*	The minimum leverage ratio set by the FRB and the FDIC is 3.00%. Institutions which are not “top-rated” will be expected to maintain a ratio of approximately 100 to 200 basis points above this ratio.

Crowe™
Crowe Chizek and Company LLC
Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders Stewardship Financial Corporation Midland Park, New Jersey:

We have audited the accompanying consolidated statements of financial condition of Stewardship Financial Corporation as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stewardship Financial Corporation as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey
March 28, 2008

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Financial Condition

	December 31,
	2007	2006
Assets
Cash and due from banks	$11,789,000	$14,861,000
Other interest-earning assets	143,000	836,000
Cash and cash equivalents	11,932,000	15,697,000
Securities available for sale	76,957,000	72,746,000
Securities held to maturity, estimated fair value of $41,508,000 (2007) and $38,881,000 (2006)	41,189,000	39,163,000
FHLB-NY stock, at cost	1,983,000	1,899,000
Loans, net of allowance for loan losses of $4,457,000 (2007) and $4,101,000 (2006)	415,690,000	365,443,000
Mortgage loans held for sale	1,284,000	2,155,000
Premises and equipment, net	7,950,000	7,098,000
Accrued interest receivable	3,112,000	2,912,000
Intangible assets	70,000	102,000
Bank owned life insurance	8,273,000	8,522,000
Other assets	3,465,000	4,012,000
Total assets	$571,905,000	$519,749,000

Liabilities and Stockholders’ equity

Liabilities
Deposits:
Noninterest-bearing	$101,993,000	$92,105,000
Interest-bearing	370,306,000	342,118,000
Total deposits	472,299,000	434,223,000
Other borrowings	28,645,000	27,892,000
Subordinated debentures	7,217,000	7,217,000
Securities sold under agreements to repurchase	17,283,000	9,023,000
Accrued interest payable	2,080,000	1,721,000
Accrued expenses and other liabilities	3,291,000	2,367,000
Total liabilities	530,815,000	482,443,000

Commitments and contingencies	—	—

Stockholders' equity
Common stock, no par value, 10,000,000 shares authorized, 5,306,828 and 5,017,919 shares issued and outstanding at December 31, 2007 and 2006, respectively	34,871,000	31,148,000
Retained earnings	5,943,000	6,750,000
Accumulated other comprehensive income (loss), net	276,000	(592,000)
Total Stockholders' equity	41,090,000	37,306,000

Total liabilities and Stockholders' equity	$571,905,000	$519,749,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2007	2006
Interest income:
Loans	$27,517,000	$25,619,000
Securities held to maturity:
Taxable	927,000	879,000
Nontaxable	757,000	562,000
Securities available for sale:
Taxable	3,877,000	2,746,000
Nontaxable	70,000	36,000
FHLB dividends	117,000	107,000
Other interest-earning assets	45,000	51,000
Total interest income	33,310,000	30,000,000
Interest expense:
Deposits .	12,011,000	8,880,000
Borrowed money	1,869,000	2,036,000
Total interest expense	13,880,000	10,916,000
Net interest income before provision for loan losses	19,430,000	19,084,000
Provision for loan losses	530,000	264,000
Net interest income after provision for loan losses	18,900,000	18,820,000
Noninterest income:
Fees and service charges	1,556,000	1,660,000
Bank owned life insurance	322,000	312,000
Gain on life insurance proceeds	459,000	—
Gain (loss) on calls and sales of securities, net	4,000	(435,000)
Gain on sales of mortgage loans	318,000	235,000
Gain on sale of credit card loans	—	746,000
Merchant processing	1,456,000	1,237,000
Miscellaneous	299,000	434,000
Total noninterest income	4,414,000	4,189,000
Noninterest expense:
Salaries and employee benefits	7,353,000	6,792,000
Occupancy, net	1,525,000	1,312,000
Equipment	972,000	893,000
Data processing	1,221,000	1,272,000
Advertising	525,000	383,000
FDIC insurance premium	121,000	51,000
Amortization of intangible assets	32,000	38,000
Charitable contributions	705,000	755,000
Stationery and supplies	368,000	338,000
Merchant processing	1,306,000	1,122,000
Bank-card related services	348,000	483,000
Other real estate expense	43,000	—
Miscellaneous	2,110,000	2,190,000
Total noninterest expenses	16,629,000	15,629,000
Income before income tax expense	6,685,000	7,380,000
Income tax expense	2,078,000	2,627,000
Net income	$4,607,000	$4,753,000

Basic earnings per share	$0.87	$0.90

Diluted earnings per share	$0.87	$0.89

Cash dividends per share	$0.34	$0.29

Weighted average number of common shares outstanding	5,293,507	5,271,986

Weighted average number of diluted common shares outstanding	5,321,479	5,321,130

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity

	Years Ended December 31, 2007 and 2006
						Accumulated
						Other
						Comprehensive
	Common Stock		Retained	Treasury Stock		Income (Loss),
	Shares	Amount	Earnings	Shares	Amount	Net	Total
Balance – January 1, 2006 .	4,787,889	$28,211,000	$6,647,000	(39,581)	$(556,000)	$(918,000)	$33,384,000
Cash dividends paid ($0.29 per share)	—	—	(1,529,000)	—	—	—	(1,529,000)
Common stock issued under dividend reinvestment plan	—	(3,000)	—	29,773	415,000	—	412,000
Payment of discount on dividend reinvestment plan	—	(19,000)	—	—	—	—	(19,000)
5% Stock dividend	194,294	2,501,000	(3,121,000)	45,684	619,000	—	(1,000)
Common stock issued under stock plans	—	—	—	4,865	69,000	—	69,000
Stock option compensation expense	—	51,000	—	—	—	—	51,000
Stock options exercised	35,736	233,000	—	(9,000)	(132,000)	—	101,000
Tax benefit on stock options exercised	—	174,000	—	—	—	—	174,000
Repurchase common stock	—	—	—	(31,741)	(415,000)	—	(415,000)
Comprehensive income:
Net income	—	—	4,753,000	—	—	—	4,753,000
Unrealized holding gains on securities available for sale arising during the period (net of taxes of $351,000)	—	—	—	—	—	605,000	605,000
Reclassification adjustment for losses in net income (net of tax benefit of $156,000)	—	—	—	—	—	(279,000)	(279,000)
Total comprehensive income							5,079,000
Balance – December 31, 2006	5,017,919	$31,148,000	$6,750,000	—	$—	$(592,000)	$37,306,000
Cash dividends paid ($0.34 per share)	—	—	(1,813,000)	—	—	—	(1,813,000)
Payment of discount on dividend reinvestment plan	—	(43,000)	—	—	—	—	(43,000)
5% Stock dividend	244,690	3,491,000	(3,601,000)	7,839	107,000	—	(3,000)
Common stock issued under stock plans	1,810	22,000	1,463	20,000	—	42,000
Stock option compensation expense	—	50,000	—	50,000
Stock options exercised	42,409	200,000	—	(9,302)	(127,000)	—	73,000
Tax benefit on stock options exercised	—	3,000	—	—	—	—	3,000
Comprehensive income:
Net income	—	—	4,607,000	—	—	—	4,607,000
Unrealized holding gains on securities available for sale arising during the period (net of taxes of $549,000)	—	—	—	—	—	865,000	865,000
Reclassification adjustment for gains in net income (net of taxes of $1,000)	—	—	—	—	—	3,000	3,000
Total comprehensive income							5,475,000
Balance – December 31, 2007	5,306,828	$34,871,000	$5,943,000	—	$—	$276,000	$41,090,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006

Cash flows from operating activities:
Net income	$4,607,000	$4,753,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	787,000	712,000
Amortization of premiums and accretion of discounts, net	126,000	244,000
Accretion of deferred loan fees	(120,000)	(130,000)
Provision for loan losses	530,000	264,000
Valuation reserve on other real estate owned	32,000	—
Originations of mortgage loans held for sale	(30,570,000)	(23,462,000)
Proceeds from sale of mortgage loans	31,759,000	23,583,000
Gain on sale of loans	(318,000)	(235,000)
Loss on sale of securities available for sale	. —	435,000
Gain on calls of securities	(4,000)	—
Gain on sale of credit card portfolio	. —	(746,000)
Deferred income tax benefit	(161,000)	(115,000)
Amortization of intangible assets	32,000	38,000
Increase in accrued interest receivable	(200,000)	(480,000)
Increase in accrued interest payable	359,000	576,000
Increase in bank owned life insurance	(322,000)	(312,000)
Gain on life insurance proceeds	(459,000)	—
Nonqualified stock option expense	50,000	51,000
Decrease (increase) in other assets	158,000	(562,000)
(Decrease) increase in other liabilities	(106,000)	69,000
Net cash provided by operating activities	6,180,000	4,683,000
Cash flows from investing activities:
Purchase of securities available for sale	(20,532,000)	(37,817,000)
Proceeds from maturities and principal repayments on securities available for sale	10,107,000	12,373,000
Proceeds from sales and calls on securities available for sale	8,634,000	16,867,000
Purchase of securities held to maturity	(12,365,000)	(16,250,000)
Proceeds from maturities and principal repayments on securities held to maturity	7,591,000	13,777,000
Proceeds from calls of securities held to maturity	2,653,000	950,000
(Purchase) redemption of FHLB—NY stock	(84,000)	40,000
Net increase in loans	(50,717,000)	(27,051,000)
Additional investment in other real estate owned	(324,000)	—
Sale of other real estate owned	353,000	—
Proceeds from sale of credit card portfolio	—	4,196,000
Life insurance proceeds	. 1,030,000	—
Additions to premises and equipment	(1,639,000)	(1,346,000)
Net cash used in investing activities	(55,293,000)	(34,261,000)
Cash flows from financing activities:
Net increase (decrease) in noninterest – bearing deposits	9,888,000	(2,226,000)
Net increase in interest – bearing deposits	28,188,000	32,983,000
Net increase in securities sold under agreements to repurchase	8,260,000	4,292,000
Net increase (decrease) in short term borrowings	2,400,000	(1,000,000)
Payments on long term borrowings	(1,647,000)	(1,594,000)
Cash dividends paid on common stock	(1,816,000)	(1,118,000)
Payment of discount on dividend reinvestment plan	(43,000)	(19,000)
Purchase of treasury stock	—	(415,000)
Exercise of stock options	73,000	101,000
Tax benefit of stock plans	3,000	174,000
Issuance of common stock	42,000	69,000
Net cash provided by financing activities	45,348,000	31,247,000
Net (decrease) increase in cash and cash equivalents	(3,765,000)	1,669,000
Cash and cash equivalents – beginning	15,697,000	14,028,000
Cash and cash equivalents – ending	$11,932,000	$15,697,000
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	13,521,000	10,341,000
Cash paid during the year for income taxes	2,499,000	2,799,000
Noncash investing activities – security purchases due brokers	1,027,000	—
–transfer of loan to ORE	61,000	—
Noncash financing activities – issuance of common stock under dividend reinvestment plan	—	412,000

See accompanying notes to consolidated financial statements.

Stewardship Financial Corporation and Subsidiary Notes to Consolidated Financial Statements

Note 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and principles of consolidation

The consolidated financial statements include the accounts of Stewardship Financial Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank, (‘the Bank”), together referred to as “the Corporation”. Atlantic Stewardship Bank includes its wholly owned subsidiaries, Stewardship Investment Corporation and Stewardship Realty LLC. All significant intercompany transactions and balances are eliminated in the consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current presentation.

The Corporation provides financial services through its offices in Bergen, Passaic, and Morris Counties, New Jersey. Its primary products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow generated from the operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Corporation’s lending activities are concentrated in loans secured by real estate located in northern New Jersey and therefore collectibility of the loan portfolio is susceptible to changes in real estate market conditions in the northern New Jersey market. The Corporation has not made loans to borrowers outside the United States.

Basis of consolidated financial statements presentation

The consolidated financial statements of the Corporation have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions, based on available information, that affect the amounts reported in the financial statements and the disclosures provided. Actual results could differ significantly from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash flows

Cash and cash equivalents include cash and deposits with other financial institutions under 90 days, interest-bearing deposits in other banks under 90 days and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions, and federal funds purchased and repurchase agreements.

Securities available for sale and held to maturity

The Corporation classifies its securities as held to maturity or available for sale. Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates or prepayment risk, for asset/liability management purposes, or other similar factors. These securities are carried at fair value with unrealized holding gains or losses reported in a separate component of stockholders’ equity, net of the related tax effects.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

Mortgage loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market on an aggregate basis. Mortgage loans held for sale are carried net of deferred fees, which are recognized as income at the time the loans are sold to permanent investors. Gains or losses on the sale of mortgage loans held for sale are recognized at the settlement date and are determined by the difference between the net proceeds and the amortized cost. All loans are sold with servicing rights released to the buyer.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or are charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to an accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

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

Other real estate owned

Other real estate owned (OREO) consists of foreclosed property and is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. Subsequent adjustments to the carrying value are recorded in an allowance for OREO and charged to OREO expense. As of December 31, 2007 and 2006, the Corporation had no OREO.

Intangible assets

Gross intangible assets totaled $750,000 with accumulated amortization of $680,000 and $648,000 at December 31, 2007 and 2006, respectively. Intangible assets are comprised of other intangible assets and core deposit intangibles. Other intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired through a branch acquisition, completed in 1995, which did not qualify as a business combination. Other intangible assets amounted to $70,000 and $102,000 at December 31, 2007 and 2006, respectively, and are amortized on a straight-line method over a period of fifteen years.

The core deposit intangible represented the intangible value of depositor relationships resulting from deposit liabilities assumed in the same acquisition and was amortized on an accelerated basis over a period of twelve years. The intangible was fully amortized at December 31, 2006.

Long-Term Assets

Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recovered from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Bank owned life insurance

The Corporation has purchased life insurance policies on certain key officers. Upon adoption of EITF Issue No. 06-5, which is discussed further below, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to the adoption of EITF Issue No. 06-5, the Corporation recorded owned life insurance at its cash surrender value.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin 85-4 (Accounting for Purchases of Life Insurance)” (EITF Issue No. 06-5). EITF Issue No. 06-5 requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, EITF Issue No. 06-5 requires disclosure when there are contractual restrictions on the Corporation’s ability to surrender a policy. The adoption of EITF Issue No. 06-5 on January 1, 2007 had no impact on the Corporation’s financial condition or results of operation.

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

Dividend Reinvestment Plan

The Corporation offers shareholders the opportunity to participate in a dividend reinvestment plan. Plan participants may reinvest cash dividends to purchase new shares of stock at 95% of the market value, based on the most recent trades. Previously, the Corporation purchased treasury stock or issued authorized but un-issued shares to fund the dividend reinvestment plan and issued stock to the plan participants in place of cash dividends. Effective May 16, 2006, the Corporation changed the policy to purchase shares for the dividend reinvestment participants on the open market through an approved broker. The Corporation uses the cash dividends due the plan participants to purchase shares from the broker. The Corporation reimburses the broker for the 5% discount when the purchase of the Corporation’s stock is completed.

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

The Corporation adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Corporation’s financial statements.

The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

Other comprehensive income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax which are also recognized as separate components of equity.

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

All share and per share amounts have been restated to reflect a 5% stock dividend paid November, 2006 and 2007.

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

Note 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

Cash reserves are required to be maintained on deposit with the Federal Reserve Bank based on deposits. The average amounts of the reserves on deposit for the years ended December 31, 2007 and 2006 were approximately $300,000.

Note 3. SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	December 31, 2007
	Fair	Gross Unrealized
	Value	Gains	Losses
U.S. government-sponsored agencies:
Within one year.	$497,000	$—	$3,000
After one year through five years	7,323,000	47,000	1,000
After five years through ten years	13,923,000	265,000	—
After ten years	13,950,000	183,000	—
	35,693,000	495,000	4,000

Obligations of state and political subdivisions:
Within one year.	326,000	—	1,000
After one year through five years	1,016,000	—	4,000
After five years through ten years	326,000	2,000	1,000
After ten years	1,235,000	—	23,000
	2,903,000	2,000	29,000

Mortgage-backed securities:
Within one year	17,000	—	—
After one year through five years	2,340,000	3,000	28,000
After five years through ten years	5,047,000	32,000	21,000
After ten years	29,727,000	170,000	156,000
	37,131,000	205,000	205,000
Total debt securities	75,727,000
		702,000	238,000
Other equity investments	1,230,000	—	17,000
	$76,957,000	$702,000	$255,000

	December 31, 2006
	Fair	Gross Unrealized
	Value	Gains	Losses
U.S. government-sponsored agencies
Within one year.	$4,180,000	$—	$20,000
After one year through five years	11,375,000	1,000	138,000
After five years through ten years	8,384,000	27,000	35,000
After ten years	8,178,000	—	154,000
	32,117,000	28,000	347,000

Obligations of state and political subdivisions:
After one year through five years	1,331,000	—	25,000
After five years through ten years	143,000	—	—
After ten years	349,000	—	5,000
	1,823,000	—	30,000

Mortgage-backed securities:
Within one year	4,000	—	—
After one year through five years	2,190,000	—	75,000
After five years through ten years	6,376,000	5,000	154,000
After ten years	29,137,000	35,000	412,000
	37,707,000	40,000	641,000
Total debt securities	71,647,000	68,000	1,018,000

Other equity investments	1,099,000	—	21,000
	$72,746,000	$68,000	$1,039,000

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as the Government National Mortgage Association ("GNMA") and government sponsored agencies such as the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Banks ("FHLB") and the Federal Home Loan Mortgage Corporation ("FHLMC"). At year end 2007 and 2006, there were no holdings of securities of any one issuer other than the U.S. government and its agencies in an amount greater than 10% of stockholders' equity.

The following tables summarize the fair value and unrealized losses of those investment securities which reported an unrealized loss at December 31, 2007 and 2006, and if the unrealized loss position was continuous for the twelve months prior to December 31, 2007 and 2006.

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
2007	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government sponsored agencies	$—	$—	$1,995,000	$(4,000)	$1,995,000	$(4,000)
Obligations of state and political subdivisions	1,067,000	(20,000)	1,278,000	(9,000)	2,345,000	(29,000)
Mortgage-backed securities	3,632,000	(8,000)	14,413,000	(197,000)	18,045,000	(205,000)
Other eauity investments	71,000	(4,000)	1,159,000	(13,000)	1,230,000	(17,000)
Total temporarily impaired securities	$4,770,000	$(32,000)	$18,845,000	$(223,000)	$23,615,000	$(255,000)

	Less than 12 Months		12 Months or Longer		Total
2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government sponsored agencies	$16,551,000	$(181,000)	$11,980,000	$(166,000)	$28,531,000	$(347,000)
Obligations of state and political subdivisions	492,000	(5,000)	1,071,000	(25,000)	1,563,000	(30,000)
Mortgage-backed securities	7,433,000	(59,000)	20,546,000	(582,000)	27,979,000	(641,000)
Other eauity investments	—	—	1,099,000	(21,000)	1,099,000	(21,000)
Total temporarily impaired securities	$24,476,000	$(245,000)	$34,696,000	$(794,000)	$59,172,000	$(1,039,000)

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

Cash proceeds realized from sales and calls of securities available for sale for the years ended December 31, 2007 and 2006 were $8,634,000 and $16,867,000, respectively. There were gross gains totaling $2,000 and no gross losses realized on sales or calls during the year ended December 31, 2007. The tax provision related to these realized gains was negligible. There were no gross gains and gross losses totaling $435,000 were realized on sales or calls during the year ended December 31, 2006. The tax benefit related to these realized losses was $156,000.

See Note 9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 4. SECURITIES HELD TO MATURITY

The following is a summary of the contractual maturities and related unrecognized gains and losses of securities held to maturity:

	December 31, 2007
	Carrying	Gross Unrecognized
	Amount	Gains	Losses	Fair Value

U.S. Treasury:
After one year through five years	$501,000	$5,000	$—	$506,000
	501,000	5,000	—	506,000

U.S. government sponsored agencies:
Within one year.	1,453,000	—	1,000	1,452,000
After one year through five years	2,644,000	21,000	—	2,665,000
After five years through ten years	2,261,000	30,000	—	2,291,000
After ten years	5,973,000	84,000	—	6,057,000
	12,331,000	135,000	1,000	12,465,000

Obligations of state and political subdivisions:
Within one year.	1,652,000	1,000	4,000	1,649,000
After one year through five years	2,924,000	2,000	14,000	2,912,000
After five years through ten years	10,749,000	161,000	2,000	10,908,000
After ten years	7,244,000	40,000	20,000	7,264,000
	22,569,000	204,000	40,000	22,733,000

Mortgage-backed securities:
Within one year.	50,000	—	—	50,000
After one but within five years	600,000	1,000	3,000	598,000
After five years through ten years	2,464,000	18,000	13,000	2,469,000
After ten years	2,674,000	29,000	16,000	2,687,000
	5,788,000	48,000	32,000	5,804,000

	$41,189,000	$392,000	$73,000	$41,508,000

	December 31, 2006
	Carrying	Gross Unrecognized
	Amount	Gains	Losses	Fair Value

U.S. Treasury:
After one year through five years	$502,000	$—	$2,000	$500,000
	502,000	—	2,000	500,000

U.S. government sponsored agencies:
Within one year	1,455,000	—	22,000	1,433,000
After one year through five years	5,091,000	3,000	56,000	5,038,000
After five years through ten years	2,748,000	5,000	5,000	2,748,000
After ten years	1,482,000	—	26,000	1,456,000
	10,776,000	8,000	109,000	10,675,000

Obligations of state and political subdivisions:
Within one year	4,596,000	2,000	14,000	4,584,000
After one year through five years	4,475,000	1,000	73,000	4,403,000
After five years through ten years	6,499,000	32,000	25,000	6,506,000
After ten years	4,946,000	18,000	42,000	4,922,000
	20,516,000	53,000	154,000	20,415,000

Mortgage-backed securities:
Within one year	20,000	—	—	20,000
After one but within five years	698,000	—	13,000	685,000
After five years through ten years	1,725,000	10,000	17,000	1,718,000
After ten years	4,926,000	22,000	80,000	4,868,000
	7,369,000	32,000	110,000	7,291,000

	$39,163,000	$93,000	$375,000	$38,881,000

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This might cause actual maturities to differ from the contractual maturities summarized above.

Mortgage-backed securities are comprised primarily of government agencies such as GNMA and government sponsored agencies such as FNMA, FHLB and FHLMC. At year end 2007 and 2006, there were no holdings of securities of any one issuer other than the U.S. government and its agencies in an amount greater than 10% of stockholders' equity.

The following tables summarize the fair value and unrecognized losses of those investment securities which reported an unrecognized loss at December 31, 2007 and 2006, and if the unrecognized loss position was continuous for the twelve months prior to December 31, 2007 and 2006.

	Less than 12 Months		12 Months or Longer		Total
		Unrecognized		Unrecognized		Unrecognized
2007	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$—	$—	$—	$—	$—	$—
U.S. government sponsored agencies	—	—	1,452,000	(1,000)	1,452,000	(1,000)
Obligations of state and political subdivisions	614,000	(3,000)	7,056,000	(37,000)	7,670,000	(40,000)
Mortgage-backed securities	—	—	3,128,000	(32,000)	3,128,000	(32,000)
Total temporarily impaired securities	$614,000	$(3,000)	$11,636,000	$(70,000)	$12,250,000	$(73,000)

	Less than 12 Months		12 Months or Longer		Total
		Unrecognized		Unrecognized		Unrecognized
2006	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$500,000	$(2,000)	$—	$—	$500,000	$(2,000)
U.S. government sponsored agencies	2,950,000	(31,000)	6,069,000	(78,000)	9,019,000	(109,000)
Obligations of state and political subdivisions	6,238,000	(62,000)	6,083,000	(92,000)	12,321,000	(154,000)
Mortgage-backed securities	973,000	(9,000)	3,956,000	(101,000)	4,929,000	(110,000)
Total temporarily impaired securities	$10,661,000	$(104,000)	$16,108,000	$(271,000)	$26,769,000	$(375,000)

The unrecogized losses are primarily due to the changes in interest rates. These securities have not been considered other than temporarily impaired as scheduled principal and interest payments have been made and management anticipates collecting the entire principal balance as scheduled. Management believes the price variation is temporary in nature and has the ability and intent to hold these securities to maturity.

Cash proceeds realized from calls of securities held to maturity for the year ended December 31, 2007 were $2,653,000. Cash proceeds realized froms calls of securities held to maturity for the year ended December 31, 2006 were $950,000. Gross gains totaling $2,000 and no losses were realized from calls for the year ended December 31, 2007. The tax provision related to these realized gains was negligible. There were no gains or losses realized on calls for the year ended December 31, 2006.

The carrying value of securities pledged to secure treasury tax and loan deposits and public deposits for the two years ended December 31, 2007 and 2006 were $1,001,000 and $1,002,000, respectively. See also Note 9 to financial statements regarding securities pledged as collateral for securities sold under agreements to repurchase.

Note 5. LOANS

The loan portfolio consisted of the following:

	December 31,
	2007	2006
Mortgage:
Residential	$44,719,000	$47,020,000
Commercial	209,082,000	177,411,000
Commercial	89,845,000	72,606,000
Equity	19,723,000	20,010,000
Installment	56,796,000	52,389,000
Other.	424,000	560,000
Total gross loans	420,589,000	369,996,000
Less: Deferred loan fees, net of costs	442,000	452,000
Allowance for loan losses	4,457,000	4,101,000
	4,899,000	4,553,000

Loans, net	$415,690,000	$365,443,000

At December 31, 2007 and 2006, loans participated by the Corporation to other organizations totaled approximately $10,397,000 and $13,704,000, respectively.

Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2007	2006
Balance, beginning	$4,101,000	$3,847,000
Provision charged to operations	530,000	264,000
Recoveries of loans charged off	11,000	30,000
Loans charged off	(185,000)	(40,000)
Balance, ending	$4,457,000	$4,101,000

The Corporation has entered into lending transactions in the ordinary course of business with directors, executive officers and principal stockholders of the Corporation and their affiliates. At December 31, 2007 and 2006, these loans aggregated approximately $2,346,000 and $1,617,000, respectively. During the year ended December 31, 2007, new loans totaling $1,320,000 were granted and repayments totaled approximately $591,000. The loans, at December 31, 2007, were current as to principal and interest payments.

Note 6. NONPERFORMING LOANS

Nonperforming loans include the following:

	December 31,
	2007	2006
Nonaccrual loans	$455,000	$444,000
Loans past due ninety days or more and accruing	26,000	1,090,000
Total nonperforming loans	$481,000	$1,534,000

Restructured loans classified as nonaccrual for the year ended December 31, 2007 were $72,000. There were no restructured loans classified as nonaccrual for the year ended December 31, 2007.

The following information is presented for loans classified as nonaccrual and restructured:

	Year ended December 31,
	2007	2006

Income that would have been recorded under contractual terms	$40,000	$37,000
Less interest income received	10,000	14,000
Lost income on nonperforming loans during the year	$30,000	$23,000

Impaired loans consisted of the following:

	December 31,
	2007	2006
Impaired Loans
With related allowance for loan loss	$222,000	$223,000
Without related allowance for loan loss	233,000	221,000
Total impaired loans	$455,000	$444,000
Related allowance for possible credit losses	$39,000	$110,000
Average investment in impaired loans	$344,000	$241,000
Interest recognized on impaired loans	$—	$—

Note 7. PREMISES AND EQUIPMENT, NET

	December 31,
	2007	2006

Land	$2,999,000	$2,999,000
Buildings and improvements	2,802,000	2,758,000
Leasehold improvements	2,159,000	1,771,000
Furniture, fixtures and equipment	4,581,000	3,798,000
	12,541,000	11,326,000
Less accumulated depreciation and amortization	4,591,000	4,228,000
Total premises & equipment, net	$7,950,000	$7,098,000

Amounts charged to net occupancy expense for depreciation and amortization of banking premises and equipment amounted to $787,000 and $712,000 in 2007 and 2006, respectively.

Note 8. DEPOSITS

	December 31, 2007		December 31, 2006
	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount
Noninterest-bearing demand	0%	$101,993,000	0%	$92,105,000

NOW accounts	1.75%	67,044,000	1.59%	64,493,000
Money market accounts	3.17%	86,669,000	2.67%	56,406,000
Total interest-bearing demand	2.55%	153,713,000	2.09%	120,899,000
			000
Statement savings and clubs	0.80%	33,524,000	0.77%	33,546,000
Business savings	0.50%	3,486,000	0.51%	3,778,000
Total savings	0.77%	37,010,000	0.74%	37,324,000

IRA investment and variable rate savings	4.56%	26,499,000	4.31%	23,012,000
Brokered certificates	5.19%	15,415,000	5.37%	19,671,000
Money market certificates	4.47%	137,669,000	4.36%	141,212,000
Total certificates of deposit	4.55%	179,583,000	4.46%	183,895,000

Total interest-bearing deposits	3.34%	370,306,000	3.22%	342,118,000

Total deposits	2.62%	$472,299,000	2.54%	$434,223,000

Certificates of deposit with balances of $100,000 or more at December 31, 2007 and 2006, totaled approximately $71,122,000 and $69,902,000, respectively.

The scheduled maturities of certificates of deposit were as follows:

December 31,
2007
2008	$131,998,000
2009	26,570,000
2010	13,246,000
2011	4,470,000
2012	3,299,000
$179,583,000

Note 9. OTHER BORROWINGS

Federal Home Loan Bank of New York Advances

During the years 2007 and 2006, the maximum amount of FHLB-NY advances outstanding at any month end was $32.0 million and $40.4 million, respectively. The average amount of advances outstanding during the year ended December 31, 2007 and 2006 was $20.4 million and $27.9 million, respectively. As of December 31, 2007, all FHLB-NY advances had fixed rates.  The advances are scheduled for repayment as follows:

	December 31, 2007		December 31, 2006
		Weighted		Weighted
		Average		Average
Advances Maturing	Amount	Rate	Amount	Rate

2007	$—	0.00%	$14,400,000	5.33%
2008	18,645,000	3.58%	3,492,000	3.26%
2009	—	0.00%	—	0.00%
Thereafter	10,000,000	3.82%	10,000,000	3.82%
	$28,645,000	3.66%	$27,892,000	4.53%

Advances totaling $10.0 million are convertible by the FHLB -NY quarterly into any FHLB-NY advance at current market rate. This conversion feature is only available if the three month LIBOR resets at or above 7.50%.

Advances from the FHLB-NY were secured by a blanket assignment of the Corporation's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Such loans remain under the control of the Corporation. Securities are maintained in safekeeping with the FHLB-NY.

The Corporation had an available overnight line of credit with the FHLB-NY for a maximum of $51.7 million at December 31, 2007.

Securities Sold Under Agreement to Repurchase

At December 31, 2007 and 2006, securities sold under agreements to repurchase were collateralized by U.S. Treasury and agency securities having a carrying value of approximately $20,208,000 and $24,531,000, respectively. In September 2007, the Corporation entered into a wholesale repurchase agreeement with a broker to borrow $14.0 million with a maturity of 7 years. The borrowing bears a fixed interest rate of 3.25% for one year and then converts to a floating rate at 9.00% minus 3-month LIBOR measured on a quarterly basis with a 5.15% cap and a 0.0% floor. This repurchase agreement was collateralized by agency securities maintained in safekeeping by the broker. The remaining balances at December 31, 2007 as well as balances at December 31, 2006 were securities sold to Bank customers at fixed rates with maturities varying from one day to one year. These securities were maintained in a separate safekeeping account within the Corporation's control.

	December 31,
	2007	2006
Balance	$17,283,000	$9,023,000
Weighted average interest rate	3.56%	4.70%
Weighted average length of maturity	5.7 years	42 days
Maximum amount outstanding at any month end
during the year	$17,283,000	$9,757,000
Average amount outstanding during the year	$12,192,000	$7,461,000
Average interest rate during the year	4.13%	4.43%

Note 10. SUBORDINATED DEBENTURES

On September 17, 2003, Stewardship Statutory Trust I (the “Trust”), a statutory business trust, and a wholly owned subsidiary of Stewardship Financial Corporation, issued $7,000,000 Fixed/Floating Rate Capital Securities (“Capital Securities”), the proceeds from which the Trust used to purchase from the Corporation, $7,217,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”) maturing September 17, 2033. The Trust is obligated to distribute all proceeds of a redemption whether voluntary or upon maturity, to holders of the Capital Securities. Stewardship Financial Corporation’s obligation with respect to the Capital Securities, and the subordinated debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Stewardship Financial Corporation of the Trust’s obligations to pay amounts when due on the Capital Securities.

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

The Corporation adopted FIN 46R on December 31, 2003, deconsolidating its investment in Stewardship Statutory Trust I, the subsidiary trust formed in connection with the issuance of subordinated debentures (trust preferred securities). In July 2003, the Board of Governors of the Federal Reserve System instructed bank holding companies to continue to include trust preferred securities in their Tier I capital for regulatory purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve System will continue to allow bank holding companies to include trust preferred securities in Tier I capital for regulatory purposes. As of December 31, 2007, assuming the Corporation was not allowed to include the $7,000,000 in trust preferred securities issued by Stewardship Statutory Trust I in Tier I capital, the Corporation would remain “well capitalized”.

Note 11. REGULATORY CAPITAL REQUIREMENTS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Regulations of the Board of Governors of the Federal Reserve System (“FRB”) require bank holding companies to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2007, the Corporation was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bank must comply with substantially similar capital regulations promulgated by the FDIC.

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

At year end 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes changed the institution’s category.

Management believes that, as of December 31, 2007, the Bank and the Corporation have met all capital adequacy requirements to which they are subject. The following is a summary of the Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006, compared to the minimum capital adequacy requirements and the requirements for classification as a well capitalized institution under the prompt corrective action regulations:

					To Be Well Capitalized
			Required for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2007
Leverage (Tier 1) capital
Consolidated	$47,732,000	8.56%	$22,295,000	4.00%	$	N/A	N/A
Bank	42,313,000	7.66%	22,104,000	4.00%		27,630,000	5.00%

Risk-based capital:
Tier 1
Consolidated	47,732,000	10.76%	17,736,000	4.00%		N/A	N/A
Bank	42,313,000	9.57%	17,690,000	4.00%		26,535,000	6.00%
Total
Consolidated	52,189,000	11.77%	35,473,000	8.00%		N/A	N/A
Bank	46,769,000	10.58%	35,380,000	8.00%		44,224,000	10.00%

December 31, 2006
Leverage (Tier 1) capital
Consolidated	$44,783,000	8.85%	$20,252,000	4.00%	$	N/A	N/A
Bank	39,765,000	7.91%	20,096,000	4.00%		25,120,000	5.00%

Risk-based capital:
Tier 1
Consolidated	44,783,000	11.25%	15,930,000	4.00%		N/A	N/A
Bank	39,765,000	10.01%	15,890,000	4.00%		23,836,000	6.00%
Total
Consolidated	48,884,000	12.28%	31,859,000	8.00%		N/A	N/A
Bank	43,866,000	11.04%	31,781,000	8.00%		39,726,000	10.00%

Note 12. BENEFIT PLANS

The Corporation has a noncontributory profit sharing plan covering all eligible employees. Contributions are determined by the Corporation’s Board of Directors on an annual basis. Total profit sharing plan expense for the years ended December 31, 2007 and 2006 amounted to approximately $396,000 and $394,000, respectively.

The Corporation also has a 401(k) plan which covers all eligible employees. Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code. The Corporation, on an annual basis, may elect to match 50% of the participant’s first 5% contribution. Total 401(k) expense for the years ended December 31, 2007 and 2006 amounted to approximately $69,000 and $67,000, respectively.

During 1996, the Corporation adopted an Employee Stock Purchase Plan which allows all eligible employees to authorize a specific payroll deduction from his or her base compensation. Total stock purchases amounted to 3,437 and 3,231 shares during 2007 and 2006, respectively.

Note 13. STOCK-BASED COMPENSATION

At December 31, 2007, the Corporation had four types of stock award programs referred to as the Employee Stock Bonus Plan, the Director Stock Plan, an Employee Stock Option Plan and Stock Option Plans for Non-Employee Directors.

The Employee Stock Bonus Plan is intended to provide incentives which will retain highly competent key management employees of the Corporation by providing them with a bonus in the form of shares of the common stock of the Corporation. Compensation expense is based on the fair value of shares awarded on the date of the grant. The Corporation has not granted shares during 2007 and 2006 under this plan.

The Director Stock Plan permits members of the Board of Directors of the Bank to receive any monthly Board of Directors’ fees in shares of the Corporation’s common stock, rather than in cash. Beginning in June, 2006, shares were purchased for Directors in the open market and resulted in purchases of 5,207 shares for 2007 and 3,168 shares for 2006. From January 1, 2006 through May 31, 2006, the Corporation provided shares in the amount of 2,131 through reissued treasury shares or through authorized, un-issued shares.

The Employee Stock Option Plan provides for options to purchase shares of Common Stock to be issued to employees of the Corporation at the discretion of the Stock Option Committee. The committee has the authority to determine the terms and conditions of the options granted, the exercise price thereof, and whether the options are incentive or non-statutory options. The Employee Stock Option Plan has reserved 219,901 shares of common stock for issuance. The options were issued with an exercise price which represented market price of the stock at the date of grant. Options are exercisable, subject to a vesting schedule, with the first vesting starting one year from the date of the grant and expire between five and ten years from the date of grant. There were no options granted during 2007, or 2006. The plan allows for the exercise of options to be paid for in cash or with shares already owned. During 2007, 9,302 shares were used to satisfy the exercise of options. A summary of the status of the qualified stock options as of December 31, 2007 and changes during the year is presented as follows:

	2007
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of year	79,193	$5.70
Exercised	(41,222)	3.86
Forfeited	(1,554)	10.63
Outstanding at end of year	36,417	$7.56
Intrinsic value at year end	$207,000
Options exercisable at year end	36,417
Intrinsic value of options Exercisable	$207,000
Weighted-average remaining contractual term (years)	2.51

The intrinsic value of options exercised was $380,000 and $12,000 for the years ended December 31, 2007 and 2006, respectively. The Corporation received cash from the exercise of options in the amount of $32,000 and $10,000 for the years ended December 31, 2007 and 2006 respectively.

The following table summarizes information about the qualified employee stock options outstanding at December 31, 2007:

	Options Outstanding
	Number	Weighted Avg.	Weighted	Number
	Outstanding	Remaining	Average	Exercisable
	at 12/31/07	Contractual Life	Exercise Price	12/31/07
Range of Exercise Prices:
$3 - 5	7,331	0.14	$4.30	7,331
$5 - 8	18,705	1.76	6.20	18,705
$8 -11	—	—	—	—
$11 – 14	10,381	5.54	12.34	10,381
$3 -14	36,417	2.51	$7.56	36,417

The 2001 Stock Option Plan for Non-Employee Directors provided for options to purchase shares of common stock to be issued to Directors of the Corporation. The plan reserved 168,852 shares of common stock for issuance. The options to be issued with an exercise price which represented market price of the stock at the date of grant. There were no options granted during 2007 or 2006. The plan allows for the exercise of options to be paid for in cash or with shares already owned. During 2006, 9,000 shares were used to satisfy the exercise options.

On May 9, 2006 the shareholders approved the 2006 Stock Option Plan for Non-Employee Directors. The Plan provides for options to purchase shares of common stock to be issued to Non-Employee Directors of the Corporation. The plan reserved 66,150 shares of common stock for issuance, 20% of such options are exercisable each year for five years. Options expire on the earlier of the sixth anniversary of the date of the grant or May 15, 2012. Options were granted on June 30, 2006 to all Non-Employee Directors. A summary of the status of the nonqualified stock options issued under the 2001 and 2006 Stock Option Plan for Non-Employee Directors as of December 31, 2007 is presented below:

	2007
		Weighted-
		Average
		Exercise
	Shares	Price
Outstanding at beginning of year	60,753	$12.34
Granted	—	—
Exercised	(3,307)	12.24
Forfeited	—	—
Outstanding at end of year	57,446	$12.35
Intrinsic value at end of year	$52,000
Options exercisable at year end	13,346
Weighted average fair value of options granted during the year	$—
Intrinsic value of options exercisable	$8,000
Weighted average remaining contractual terms (years)	4.22

The Corporation received cash from the exercise of options in the amount of $41,000 and $101,000 for the years ended December 31, 2007 and 2006 respectively. The Corporation realized a tax benefit from the options exercised in the years ended December 31, 2007 and 2006 of $3,000 and $174,000, respectively.

The fair value of the options granted for the 2006 Stock Option Plan for Non-Employee Directors was estimated on the date of the grant using the Black -Scholes option pricing model with the following assumptions used:

Dividend Yield	2.25%
Expected Volatility	36.72%
Risk-Free Interest Rate	5.21%
Expected Life	6 years
Fair Value at Grant Date	$4.33

The following table summarizes information about the nonqualified Non-Employee Director stock options outstanding at December 31, 2007:
	Options Outstanding
	Number Outstanding at 12/31/07	Weighted Avg. Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable 12/31/07
Range of Exercise Prices:
$11 - 13	51,818	4.38	$12.24	7,718
$13 – 15	5,628	2.80	13.31	5,628
$11 - 15	57,446	4.22	$12.35	13,346

Unrecognized compensation expense totaled $161,000 and will be recognized over the next 3.4 years.

Note 14: EARNINGS PER SHARE

The following reconciles the income available to common shareholders (numerator) and the weighted average common stock outstanding (denominator) for both basic and diluted earnings per share for 2007 and 2006:

	2007	2006
Net income	$4,607,000	$4,753,000

Weighted average common shares outstanding - basic	5,293,507	5,271,986
Effect of dilutive securities - stock options	27,972	49,144

Weighted average common shares outstanding - diluted	5,321,479	5,321,130

Basic earnings per share	$0.87	$0.90

Diluted earnings per share	$0.87	$0.89

Stock options granting 54,038 and 33,417 shares of common stock for the years ended December 31, 2007 and 2006, respectively were not considered in computing diluted earnings per share because they were antidilutive.

Note 15. INCOME TAXES

The components of income taxes (benefit) are summarized as follows:

	Year ended December 31,
	2007	2006
Current tax expense:
Federal	$1,717,000	$2,092,000
State	522,000	650,000
	2,239,000	2,742,000

Deferred tax benefit:
Federal	(152,000)	(80,000)
State	(9,000)	(35,000)
	(161,000)	(115,000)
	$2,078,000	$2,627,000

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

	Year ended December 31,
	2007	2006

Federal income tax.
Add (deduct) effect of:	$2,273,000	$2,509,000
State income taxes, net of federal income tax effect	338,000	406,000
Nontaxable interest income	(312,000)	(246,000)
Life insurance	(268,000)	(109,000)
Nondeductible expenses	71,000	73,000
Change in valuation reserve - federal	27,000	17,000
Other items, net	(51,000)	(23,000)
Effective federal income taxes	$2,078,000	$2,627,000

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,780,000	$1,638,000
Accrued reserves	75,000	122,000
Core deposit intangible amortization	3,000	10,000
Stock compensation	41,000	20,000
Nonaccrual loan interest	19,000	12,000
Depreciation	212,000	203,000
Contribution carry forward	87,000	34,000
State capital loss carry forward	111,000	7,000
Unrealized losses on securities available for sale	— 381,000
Other	—	1,000
	2,328,000	2,428,000
Valuation reserve	(94,000)	(41,000)
	2,234,000	2,387,000

Deferred tax liabilities:
Unrealized gains on securities available for sale	171,000	—
Other	66,000	—
	237,000	—

Net deferred tax assets	$1,997,000	$2,387,000

There were no unrecognized tax benefits during the year or at the year ending December 31, 2007.

There were no tax interest and penalties recorded in the income statement for the year ended December 31, 2007. There were no tax interest and penalties accrued for the year ended December 31, 2007.

The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of New Jersey.  The Corporation is no longer subject to examination by taxing authorities for years before 2004.

Note 16. COMMITMENTS AND CONTINGENCIES

Loan Commitments

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

At December 31, 2007, the Corporation had mortgage commitments to extend credit aggregating approximately $1.9 million at fixed rates averaging 5.86%. All these loan commitments will be sold to investors upon closing. Commercial, construction, and home equity loan commitments of approximately $12.7 million were extended with variable rates currently averaging 7.05% and $1.1 million were extended at fixed rates averaging 6.13%. All commitments were due to expire within approximately 120 days.

Additionally, at December 31, 2007, the Corporation was committed for approximately $81.7 million of unused lines of credit, consisting of $25.3 million relating to a home equity line of credit program and an unsecured line of credit program (cash reserve), and $56.4 million relating to commercial and construction lines of credit. Amounts drawn on the unused lines of credit are predominantly assessed interest at rates which fluctuate with the base rate.

Commitments under standby and commercial letters of credit aggregated approximately $3.7 million at December 31, 2007, of which $3.6 million expires within one year. Should any letter of credit be drawn on, the interest rate charged on the resulting note would fluctuate with the Corporation's base rate. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

Lease Commitments

Rentals under long-term operating lease for branch offices amounted to approximately $766,000 and $642,000 during the years ended December 31, 2007 and 2006, respectively. At December 31, 2007, the minimum rental commitments on the noncancellable leases with an initial term of one year or more and expiring thereafter is as follows:

Year Ending	Minimum
December 31	Rent

2008	$829,000
2009	776,000
2010	757,000
2011	743,000
2012	724,000
Thereafter	3,833,000
$7,662,000
Contingencies

The Corporation is also subject to litigation which arises primarily in the ordinary course of business In the opinion of management the ultimate disposition of such litigation should not have a material adverse effect on the financial position of the Corporation.

Note 17. DIVIDEND LIMITATION

The Corporation's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s profits, combined with the retained net profits of the proceeding two years. At December 31, 2007, this restriction did not result in any effective limitation in the manner in which the Bank is currently operating.

Note 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments.

	December 31,
	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Dollars in thousands)

Financial assets:
Cash and cash equivalents	$11,932	$11,932	$15,697	$15,697
Securities available for sale	76,957	76,957	72,746	72,746
Securities held to maturity	41,189	41,508	39,163	38,881
FHLB-NY stock	1,983	1,983	1,899	1,899
Net loans	415,690	415,900	365,443	362,043
Mortgage loans held for sale	1,284	1,300	2,155	2,183
Accrued interest receivable	3,112	3,112	2,912	2,912

Financial liabilities:
Deposits	472,299	473,981	434,223	434,223
Securities sold under agreements to repurchase	17,283	17,283	9,023	9,023
Other borrowings	28,645	28,585	27,892	26,655
Subordinated debenture	7,217	7,430	7,217	7,436
Accrued interest payable	2,080	2,080	1,721	1,721

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

Accrued interest receivable

The carrying amount approximates fair value.

Deposits

The fair value of deposits, with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand as of December 31, 2007 and 2006, respectively. The fair value of the certificates of deposit is based on the discounted value of cash flows. The discount rate is estimated using market discount rates which reflect interest rate risk inherent in the certificates of deposit.

Securities sold under agreements to repurchase

The carrying value approximates fair value due to the relatively short time before maturity.

Other borrowings

The carrying amount of the borrowings which mature in one day approximates fair value. For the borrowings with a longer maturity, the fair value is based on the discounted value of the cash flows. The discount rate is estimated using market discount rates which reflect the interest rate risk inherent in the term borrowings.

Subordinated debenture

The fair value of the subordinated debenture is based on the discounted value of the cash flows. The discounted rate is estimated using market discount rates which reflect the interest rate risk inherent in the debenture.

Accrued interest payable

The carrying valve approximates fair value.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties, and at December 31, 2007 and 2006 were not material.

Limitations

The preceding fair value estimates were made at December 31, 2007 and 2006, based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Corporation's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Corporation's financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments, and other factors. Given the subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 2007 and 2006, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

Note 19. PARENT COMPANY ONLY

The Corporation was formed in January, 1995, to operate its subsidiary, Atlantic Stewardship Bank. The earnings of the bank are recognized by the Corporation using the equity method of accounting. Accordingly, the bank dividends paid reduce the Corporation's investment in the subsidiary. In 2003, the Corporation formed its second subsidiary, Stewardship Statutory Trust, to offer trust preferred securities. Condensed financial statements are presented below:

Condensed Statements of Financial Condition	Years ended December 31,
	2007	2006

Assets
Cash and due from banks	$652,000	$306,000
Securities available for sale	2,574,000	4,470,000
Securities held to maturity	1,991,000	—
Investment in subsidiary	42,658,000	39,307,000
Accrued interest receivable	43,000	40,000
Other assets	420,000	441,000
Total assets	$48,338,000	$44,564,000

Liabilities and Stockholders’ equity
Subordinated debentures	$7,217,000	$7,217,000
Other liabilities	31,000	41,000
Stockholders' equity	41,090,000	37,306,000
Total liabilities and Stockholders' equity	$48,338,000	$44,564,000

Condensed Statements of Income	Years ended December 31,
	2007	2006

Interest income - securities available for sale	$226,000	$177,000
Interest income - securities held to maturity	13,000	—
Dividend income	2,450,000	1,853,000
Loss on sale of available for sale securities	—	(90,000)
Other income	15,000	15,000
Total income	2,704,000	1,955,000

Interest expense	487,000	487,000
Other expenses	220,000	173,000
Total expenses	707,000	660,000

Income before income tax benefit	1,997,000	1,295,000
Tax benefit	(153,000)	(190,000)
Income before equity in undistributed earnings of subsidiary	2,150,000	1,485,000
Equity in undistributed earnings of subsidiary	2,457,000	3,268,000
Net income	$4,607,000	$4,753,000

Condensed Statements of Cash Flows	Years ended December 31,
	2007	2006

Cash flows from operating activities
Net income	$4,607,000	$4,753,000
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,457,000)	(3,268,000)
Loss on sale of securities available for sale	—	90,000
Accretion of discounts	—	(2,000)
Decrease (increase) in accrued interest receivable	(3,000)	5,000
Decrease (increase) in other assets	7,000	(47,000)
Decrease in other liabilities	(11,000)	(33,000)
Net cash provided by operating activities	2,143,000	1,498,000

Cash flows from investing activities:
Purchase of security held to maturity	(1,991,000)	—
Purchase of securities available for sale	(1,562,000)	(3,500,000)
Proceeds from sales and calls on securities available for sale	3,500,000	3,404,000
Net cash used in investing activities	(53,000)	(96,000)

Cash flows from financing activities:
Cash dividends paid on common stock	(1,816,000)	(1,118,000)
Payment of discount on dividend reinvestment plan	(43,000)	(19,000)
Exercise of stock options	73,000	101,000
Purchase of treasury stock	—	(415,000)
Issuance of common stock	42,000	69,000
Net cash used in investing activities	(1,744,000)	(1,382,000)

Net increase in cash and cash equivalents	346,000	20,000
Cash and cash equivalents - beginning	306,000	286,000
Cash and cash equivalents - ending	$652,000	$306,000

Supplemental disclosures of cash flow information:
Noncash financing activities - issuance of common stock under dividend reinvestment plan	$—	$412,000

NOTE 20. RECENT ACCOUNTING PRONOUNCEMENTS

Adoption of New Accounting Standards:

FASB Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140”

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140” (SFAS No. 155). This Statement permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Isse B40, “Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets” (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 and DIG Issue B40 did not have a material impact on the Corporation’s consolidated financial position or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006.  The adoption of this statement has not had a material impact on the Corporation’s consolidated financial position or results of operation.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

FASB Statement of Financial Accounting Standard No. 157, “Fair Value Measurements”

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157,” Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Corporation does not expect the impact of this standard to be material.

FASB Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The Corporation did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

FASB Emerging Issues Task Force Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Corporation has determined that the adoption of EITF 06-4 will not have a material impact on the financial statements.

Note 21. QUARTERLY FINANCIAL DATA (Unaudited)

The following table contains quarterly financial data for the years ended December 31, 2007 and 2006 (dollars in thousands).

Year ended December 31, 2007:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Interest income	$7,932	$8,117	$8,526	$8,735	$33,310
Interest expense	3,259	3,315	3,614	3,692	13,880
Net interest income before provision for loan losses	4,673	4,802	4,912	5,043	19,430
Provision for loan losses	10	180	90	250	530
Net interest income after provision for loan losses	4,663	4,622	4,822	4,793	18,900
Noninterest income	996	1,506	915	997	4,414
Noninterest expense	3,995	4,182	3,873	4,579	16,629
Net income before income tax expense	1,664	1,946	1,864	1,211	6,685
Federal and state income tax expense	578	492	635	373	2,078
Net income	$1,086	$1,454	$1,229	$838	$4,607
Basic earnings per share	$0.21	$0.27	$0.23	$0.16	$0.87
Diluted earnings per share	$0.21	$0.27	$0.23	$0.16	$0.87

Year ended December 31, 2006:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Interest income	$6,984	$7,334	$7,793	$7,889	$30,000
Interest expense	2,307	2,572	2,928	3,109	10,916
Net interest income before provision for loan losses	4,677	4,762	4,865	4,780	19,084
Provision for loan losses	50	110	90	14	264
Net interest income after provision for loan losses	4,627	4,652	4,775	4,766	18,820
Noninterest income	870	1,032	983	1,304	4,189
Noninterest expense	3,778	3,863	3,868	4,120	15,629
Net income before income tax expense	1,719	1,821	1,890	1,950	7,380
Federal and state income tax expense	610	654	665	698	2,627
Net income	$1,109	$1,167	$1,225	$1,252	$4,753
Basic earnings per share	$0.21	$0.22	$0.23	$0.24	$0.90
Diluted earnings per share	$0.21	$0.22	$0.23	$0.23	$0.89

TITHE RECIPIENT LETTERS

"Thank you for your generous donation. Your support will allow us to continue offering a leg up – not a handout – to Bergen County residents in need. We are glad that you are a part of our effort to provide safe, decent and affordable housing to people overcoming homelessness and to the disabled."

Karen E. Amy

President
DACKKs Group for Supportive Housing Development
Ramsey, NJ

"Thank you for your continued and generous gift to St. Pius X School as part of your bank's Tithing Program. Please know that almost 300 children are learning daily of their role to be good stewards of God's gifts.

Be assured of our prayers for you and may you continue to be blessed for your faithful stewardship."

Reverend Joseph J. Garbarino

Pastor
Saint Pius X Church
Montville, NJ

"Thank you so much for your recent gift to The Back to God Hour. It's exciting and a blessing to reflect on how God uses your gifts through The Back to God Hour to show the 'face of Jesus' to men, women and children worldwide.

...Your investment in media ministry is changing the world one soul at a time! Last year we had over 6 million listeners worldwide contact us to learn more about Jesus. Praise God! (Only He knows how many tune in.)

Thank you so much for your support and prayers in letting people everywhere hear of Jesus."

Ken Baker

Director of Development
The Back to God Hour
Wyoming, MI

"We are so thankful and praise God for your generosity! New City would be unable to reach the kids of Jersey City without your help and support. We pray that God will richly bless you as you have blessed this ministry."

Sarah Richman-Licata

New City Church Administrator
Jersey City, NJ

"On behalf of Eastern Christian Schools and the students and families that we serve, I wanted to thank you for Atlantic Stewardship Bank's extremely generous gift to Eastern Christian School's 2007– 2008 Annual Fund.

We cannot thank you enough for the tremendous support that Atlantic Stewardship Bank has provided to us since your formation. Your faithfulness to the Biblical principle of tithing, as a foundational business practice, is a phenomenal example to others in the business community and a tremendous encouragement to the ministries that receive Atlantic Stewardship's support."

Thomas G. Dykhouse

Executive Director & Head of School
Eastern Christian School Association
North Haledon, NJ

"Thank you for your recent gift to the business drive at Calvin College. We are grateful for your faithful support.

Every gift from businesses strengthens the value of a Calvin education. Important academic resources, faculty-student research and student-centered college programs are all supported by contributions to the business drive.

On behalf of Calvin, thank you for your commitment to the college, our students and our programs."

Gaylen Baker

President
Calvin College
Grand Rapids, MI

STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

630 Godwin Avenue, Midland Park, NJ 07432
201-444-7100 877-844-BANK www.asbnow.com