Form 10-K, Exhibit 13
period 2008-12-31
STEWARDSHIP FINANCIAL CORP
filed 2009-03-31
CIK 1023860

Exhibit 13

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Financial Highlights

	2008	2007

FOR THE YEAR ENDED DECEMBER 31	(Dollars in thousands, except per share amounts)
Net income	$3,501	$4,607
Average shares outstanding	5,575	5,558
Per common share
Basic net income	0.63	0.83
Diluted net income	0.63	0.82
Cash dividends declared	0.35	0.33
Book value at year end	7.68	7.37

BALANCE SHEET DATA AT DECEMBER 31
Total assets	611,816	571,905
Total gross loans	439,269	420,147
Allowance for loan losses	5,166	4,457
Total deposits	506,531	472,299
Stockholders’ equity	42,796	41,090

CONSOLIDATED RATIOS
Return on average assets	0.58%	0.86%
Return on average equity	8.34%	11.76%
Tier 1 capital to average assets (leverage)	8.01%	8.56%
Tier 1 capital to risk-adjusted assets	10.50%	10.76%
Total capital to risk-adjusted assets	11.60%	11.77%

All share data has been restated to include the effects of 5% stock dividends issued November, 2007 and November, 2008.

Pictured from left to right are: Charles Vitz, North Haledon Fire Co.,No.2;Thomas Maselli, ASB North Haledon Branch Manager; Abe Van Wingerden, Vice Chairman ASB Board of Directors; Randy George, Mayor of North Haledon; William C. Hanse, Chairman of the ASB Board of Directors; Bruce Iacobelli, North Haledon Town Council Member; Linda Martin, ASB North Haledon Assistant Branch Manager; Mickey Zimmer, North Haledon Fire Co.,No.1. Second row: Robert Dyer, President of the North Haledon Town Council and Paul Van Ostenbridge, President and CEO of Atlantic Stewardship Bank.

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Message to the Shareholders

DEAR SHAREHOLDERS AND F RIENDS  |  Our Corporation remains rock solid, declaring both cash and stock dividends in 2008, in spite of the dramatic downturn in the economy.  The cash dividend paid in the fourth quarter of 2008 was the Corporation’s forty-fourth consecutive cash dividend.  And, the stock dividend represented the eleventh annual stock dividend paid by Stewardship Financial Corporation. The banking industry is in the midst of one the most economically challenging periods in recent history. Although there were many positive aspects of 2008, as the year progressed, the nation experienced severe economic stress, which impacted the Bank’s customers as well as the performance of Stewardship Financial Corporation.

We are pleased to report that we never participated in the speculative markets, which are responsible for the current economic crisis.  The Corporation in no way participated in sub-prime lending and avoided compromising our standards to meet market competition.  We have stayed true to our conservative lending and investment portfolio guidelines. This approach has positioned us to actively promote and pursue traditional banking opportunities and will permit future loan and deposit growth.

Net interest income for the year ended December 31, 2008 was $22.3 million and represents a 14.8% increase over the $19.4 million reported for the year ended December 31, 2007.These earnings were impacted by the need to increase the allocation for loan loss reserves as identified in the second half of 2008.The total provision for loan losses was $3.6million for the year ended December 31, 2008 compared to the $530,000 allocated for loan loss reserves for the year ended December 31, 2007. The 2008 increase is primarily attributed to a few underperforming commercial credits.  The allocation of additional loan loss reserves was a prudent approach to adequately provide for possible losses within the portfolio.

Total deposits for the year ended December 31, 2008 were $506.5 million for an increase of 7.2% over prior year end. Our new branches were strong contributors to this growth. Our Wyckoff Office has grown to in excess of $17.5 million in deposits, Westwood has grown deposits to $9.5 million, and North Haledon has grown to deposits of $17 million.  We are encouraged by the positive reception we are receiving in these communities. The local market has become disenchanted with the mega banks in our area, which has resulted in continued growth within our branch network.  As a community bank that has always enjoyed a reputation of instilling confidence and trust, and with a branch network that spans three of the strongest counties in New Jersey, we are well-positioned and well prepared to take advantage of the opportunities created by the current banking climate.

Our Lending Division remained active throughout 2008 with the loan portfolio increasing 4.6% or $19.2 million to a total of $439.3 million as of December 31, 2008.We continue to sustain a solid pipeline of new loan requests and have maintained our prudent underwriting standards.  This will enable us to continue solid loan growth and enable us to support the local communities within our branch markets.  We are pleased to report an increase in residential mortgage lending as rates remain near historic lows. As a result, many homeowners within our marketplace are benefitting from the low rates by reducing their monthly mortgage payments.

Atlantic Stewardship Bank Associates Volunteer at the Paterson Habitat for Humanity 2008 Corporate Challenge.

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Pictured from left to right: Arie Leegwater, ASB Board of Directors; Reverend Trevor Rubingh, Executive Director, New City Kids Church; Abe Van Wingerden, ASB Board of Directors.

The Corporation was recognized by the U.S. Treasury Department this past year for our continued financial strength and solid capital position.  As a result, we were offered the opportunity to receive an infusion of capital under the U.S. Treasury’s Capital Purchase Program.  These government funds were only offered to healthy institutions to assist banks in making loans within their communities.  Although we did not accept the full amount of capital we qualified for, the Corporation agreed to receive $10 million in the first quarter of 2009 which solidified our already “well capitalized” position.  Our participation in the Capital Purchase Program differs vastly from the troubled financial institutions receiving assistance under some of the other TARP programs. Our strong Corporation has been made even stronger as a result of this participation. The increase in our capital levels provides us the ability to continue to grow assets and increases our ability to make new loans.

During 2008, the Bank continued to enhance its product line to meet the ever-changing needs of our customers. By implementing E-Statements we have provided customers with even greater access to their account information. Going “green” also helps the environment, is more secure than paper and reduces our expenses.

We are pleased to introduce our newest product, Power Rate Checking, which rewards customers with a high rate of interest.  This free checking account has three simple qualifications that reward our customers for assisting the Bank in the reduction of account related expenses. Information about Power Rate Checking can be found at www.asbnow.com or by calling one of our offices.

We also recently introduced a business cash management product.  This highly anticipated online service provides ACH origination and wire transfer authorizations as well as other helpful features accessible directly from the business’ PC.

The introduction of Atlantic Stewardship Insurance Company, LLC allows the Bank to offer employee benefits plans to small and mid size business customers through a partnership with the Preferred Benefits Group.  This partnership will deepen our relationships with our commercial customers by providing additional value-added services. Preferred Benefits Group will meet with our business customers to review their existing plans in order to explore alternatives and to provide benefit plans that yield cost savings.

In 2008 Atlantic Stewardship Bank’s Tithing Program continued to be a resource to many organizations in desperate need during this economic downturn.  The Bank gave $627,000 to 352 deserving organizations. Since the program’s inception in 1987, $6.3 million in donations have been shared with local food pantries as well as Christian missions, schools, and health care facilities.  The Bank recognizes the importance of local civic and non-profit organizations by supporting them with donations as well.

In closing we would like to thank our loyal customer base for your continued support and confidence in Stewardship Financial Corporation and Atlantic Stewardship Bank.  Your funds on deposit enable our Tithing Program to continue to aid those in need.  We wish to thank our Bank Associates at every level of the organization for their continued hard work and dedication.  We are grateful to our shareholders for their unwavering support of the Bank and its mission. The year ahead may present additional challenges for the banking industry, however, our Corporation is well-positioned to meet these challenges with the grace and guidance of our Lord, Jesus Christ, to whom we are thankful.

/s/ William C. Hanse, Esq.
William C. Hanse, Esq.
Chairman of the Board of Directors

/s/ Paul Van Ostenbridge
Paul Van Ostenbridge
President and Chief Executive Officer

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Board of Directors
STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

William C. Hanse, Esq., Chairman	John L. Steen	Abe Van Wingerden, Vice Chairman
Partner, Hanse & Hanse	President, Steen Sales, Inc.	President, Abe Van Wingerden Co., Inc.
	President, Dutch Valley Throwing Co., Inc.	T/A Van Wingerden Farms
Harold Dyer
Retired	Robert J. Turner, Secretary	Michael A. Westra, CPA
	Retired	General Manager, Wayne Tile Company
Margo Lane
Sales and Marketing Manager	William J. Vander Eems	Howard R. Yeaton, CPA
Collagen Matrix ,Inc.	President, William Vander Eems, Inc.	Managing Principal,
Financial Consulting Strategies, LLC
Arie Leegwater	Paul Van Ostenbridge
Retired	President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

New Business Development Boards

BERGEN	MORRIS
Janyce Bandstra	Antonia Daughtry
Richard Barclay	David DeVries, CPA
Mark Borst	Robert E. Fazekas
Richard J. Brady, Esq.	Gregory A. Golden
Andreas Comodromos, CPA	Brian W. Hanse, Esq., CPA
William Cook	Garret A. Hoogerhyde, CPA
Robert Galorenzo, MD	Vernon Kuiken
Paul D. Heerema	Jeffrey T. Massaro
Bartel Leegwater	Edward Ramirez
Paul Ruitenberg	Anita Van Wingerden
John Scoccola
Roger Steiginga	PASSAIC
Allen Stiles	Vince Brosnan
James D. Vaughan III, Esq.	Ernest P. De Marco, CPA
David Visbeen	Shanti Jost
Ruth Kuder
Wayne Kuiken
William A. Monaghan III, Esq.
Mark Reitsma, CFP
Darryl Siss, Esq.
Steve Van Der Stad
Clifford Vander May
Susan Vander Ploeg
Charles Verhoog
Ralph Wiegers

Pictured from left to right: Peggy Weber, ASB Credit Card Services Manager; Kathija Mohammed, Teller ASB Montville Branch; Judi Rothwell, ASB Montville Branch Manager; Morris Business Development Board Member and Food Drive recipient Pastor Ed Ramirez; and Colleen Turi, Teller ASB Montville Branch.

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Our 2008 Tithing  Program

Each one should use whatever gift he has received to serve others, faithfully administering God’s grace in its various forms.

1 PETER 4: 10

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

In 2008, the Bank’s tithe was $627,000 enabling it to share with 352 recipients. Since the program’s inception, Atlantic Stewardship Bank has distributed $6.3 million in total tithe donations.

We thank God for His continued blessings which allow us to continue our mission despite the current economic conditions, and for our ever-growing loyal customer base.

Pictured from left to right:TimothyTileston,Hawthorne Christian Academy Director of Advancement;Donald Klingen,Hawthorne Christian Academy Head Principal;Margo Lane,ASB Board of Directors;and PaulVan Ostenbridge, President and CEO of Atlantic Stewardship Bank.

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2008 TITHE DISTRIBUTION

*Africa Inland Mission	*Cathedral Choir	*Faith Ministries of White Lake, NY	*Grace Counseling Ministries
*American Christian School	*Catholic Charities	*Father’s Cupboard	*Habitat for Humanity
*Back to God Ministries	*Christian Health Care Center	*Fellowship Homes	of Bergen County
International	*Christian Reformed	*Florence Christian Home	*Harvest Outreach Ministries
*Baptist Haiti Mission	World Relief Committee	*Friendship Ministries	*Hawthorne Christian Academy
*Bergen County Society	*Christian Schools International	*Gideons International	*Hawthorne Ecumenical Council –
*Bethany Christian Services	*CUMAC	Lakeland Camp	Crop Walk
of New Jersey	*Dawn Treader Christian School	*Gideons International	*Holland Christian Home
*Blessed Sacrament School	*Don Bosco Prep High School	Passaic Valley Camp	*International Networx
*Calvary Christian Academy	*Eastern Christian	*Gideons International	*King’s Kids Pre-School and Daycare
*Calvin College	Children’s Retreat	Paterson Camp	*Life Givers Network
*Calvin Theological Seminary *Care-A-Lot Christian	*Eastern Christian School Association	*Gideons International Ramapo Camp	*Lighthouse Pregnancy Resource Center
Nursery School	*Elim Christian Services	*Good Shepherd Mission	*Little Sisters of The Poor &
*Cary Christian Center	*Eva’s Village	*Goshen Christian School	St. Joseph’s Home for the Elderly

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

*Lord’s Day Alliance of NJ	*North Jersey Home Schoolers Association	*St. Anthony’s School	*United Paterson Development Corporation –After School Literacy & Safe Space Programs
*The Luke Society	*Northside Community Christian Reformed Church – Day Camp	*St. Augustine Presbyterian Church – Multi Service Center	*Unity Christian Reformed Church After School Program
*Madison Avenue Baptist Academy	*Oasis –A Haven for Women and Children	*St. Elizabeth’s Interparochial School	*Veritas Christian Academy
*Madison Avenue Crossroads Community Ministries	*Operation Double Harvest – Haiti	*St. Joseph’s Regional Medical Center	*Waldwick Seventh Day Adventist School
*Mary Help of Christians Academy	*Paterson Habitat For Humanity	*St. Joseph’s Wayne Hospital	*Wayne Interfaith Network
*Mid Atlantic Ministries	*Prison Fellowship Ministries	*St. Luke Community Development Center	*Western Theological Seminary
*Mississippi Christian Family Services	*Puritan Reformed Theological Seminary	*St. Philip’s Camp Youth Development Program & Coffee Pot Ministry	*Westminster Theological Seminary
*Mt. Hope Camp	*Ridgewood YMCA	*St. Pius X School	*World For Christ Crusade
*Mustard Seed School	*Ringwood Christian School	*Star of Hope Ministries	*Wyckoff Christian Pre-School
*Netherlands Reformed Christian School	*Ron Hutchcraft Ministries	*Strategic Prayer Command	*Wyckoff Family YMCA
*New City Kids	*The Salvation Army – Paterson Branch	*Sussex Christian School	*Wyckoff Reformed Church Food Pantry
*New Hope Community Ministries	*Siena Village at Wayne	*Touch The World Ministries	*YWCA of Bergen County
*New Jersey Family Policy Council	*Sonshine Christian Academy	*Trinity Christian School
*Northeast Community Transformation

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2008 TO THE FOLLOWING ORGANIZATIONS

Accessible Racing	College Club of Ridgewood	Frost Valley YMCA	Hawthorne PBA Local #200
Allendale/Waldwick PBA Local #217	Community Blood Services Foundation	Gift of Life – Rotary Clubs in District 7490	Hawthorne Regular Republican Organization
American Red Cross Disaster Relief Fund	Community Hospice of Bergen County	Girl Scout Council of Northern New Jersey	Hawthorne Rotary Club
American Red Cross of Northern New Jersey	*Compassion International	Glen Rock Central Business District Commission	Hawthorne Soccer Association
Bergen County United Way – Warm & Cold Homes Program	Co-Operative Nursery School of Ridgewood	*Goodwill Rescue Mission	Hawthorne VFW District #1
Bergen County Wildcats Special Olympics Program	*Covenant Christian Reformed Church – GEMS’ Girls Club	*Grace United Methodist Church Nursery School	Hawthorne Volunteer Ambulance Corps
Bergen Philharmonic Orchestra	Creative Living Counseling Center	Greater New York Home Furnishings Association	Healing the Children Midlantic
Berkeley College Scholarship Fund	Cyprus Children’s Fund	Haledon Borough – Centennial Celebration	HoHoKus Memorial Volunteer Ambulance Corps
*Bethlehem Lutheran Church	DACKKs Group for Supportive Housing	Haledon Emergency Ambulance Association	*Hope Ministries
Upward Christian Basketball League Boys & Girls Club of Northwest NJ	Deborah Hospital Foundation	Hawthorne Baseball/ Softball Association	*Interchurch Softball League
Boys & Girls Club of Paterson & Passaic	*Dedication Evangelism	Hawthorne Board of Health -Food Pantry	Jamboree Scholarship Fund
Camp Hope of Hackensack	*Department for Persons with Disabilities C.A.R.E.	Hawthorne Caballeros	Jerry Speziale Community Outreach Foundation
*Campus Crusade for Christ	*Emergency Food Coalition of Passaic County	Hawthorne Chamber of Commerce	Jewish Family & Children’s Service of Wayne
*Cathedral of St. John the Baptist Church Youth Group	*Emmanuel Baptist Church – Women of Emmanuel	Hawthorne Community Library Foundation	Leukemia & Lymphoma Society
*Catholic Family & Community Services	Eva and Bruce Gallagher Fund	Hawthorne Cubs Football Association	The Love Fund of Wyckoff
Center for Alcohol & Drug Resources	*Fellowship of Christian Firefighters	Hawthorne Domestic Violence Response Team	Mahwah – George Washington School
Center for Food Action	Forum School	Hawthorne Fire Department	Mahwah High School Class of 2008
Children’s Aid & Family Services	Foundation For Free Enterprise	Hawthorne High School	Mahwah Youth Sports Boosters
The Children’s Love Fund of Midland Park	Foundation for the Handicapped	Hawthorne High School Band Parents Association	Make-A-Wish Foundation
Chilton Memorial Hospital	Friends of the Hermitage	Hawthorne Knights of Columbus	Marge and Debra Shortway Foundation
*Christian Overcomers	Friends of the Louis Bay 2nd Library		*Martin Luther King, Jr.
	Friends of the Midland Park Library		*Mattaniah Choir
Memorial Day Nursery
*Metro Kiddie Academy Christian Pre-School & Daycare
Day Midland Park Ambulance Corps

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Midland Park Baseball Association	North Haledon Fire Company #2	Ridgewood High School Football Scholarship Committee	Waldwick Public Library
Midland Park Boy Scout Troop 157	North Haledon Recreation Committee	Ridgewood Lacrosse Association	Waldwick Recreation Trust Fund
Midland Park Chamber of Commerce	North Jersey Chorus	Ridgewood PBA Local #20	Waldwick Soccer Association
Midland Park High School	*North Porch Women & Infants Center	Ridgewood Public Library Foundation	Waldwick VFW Post 1049
Midland Park High School Athletic Boosters	North Stars Association for Competitive Gymnastics	Ridgewood Rotary Clubs	Waldwick Volunteer Ambulance Corps
Midland Park Lions Club	Oakland –Valley Middle School	*Ridgewood United Methodist Church Child Appreciation Day	Wayne Adult Community Center
Midland Park PBA	Operation Smile	Ridgewood Veterinary Hospital – Benefit for Local Animal Shelters	Wayne – Community Volunteer Fire Company #1
Midland Park Public Education Foundation	Opportunity Knocks	*Royal Family Kids Camp	Wayne Counseling and Family Services
Midland Park Softball Association	The Order of the Lamp Scholarship Fund	Ruth Estrin Goldberg Memorial	Wayne Day
Midland Park Volunteer Fire Company	*Our Lady of the Valley School	*St. Gerard’s Church 35thAnniversary	Wayne Hills High School
Mike Geltrude Foundation	Pancreatic Cancer Action Network	*St. Joseph Church Outreach Programs	Wayne Hills High School Band Boosters
Mohawk Athletic Club of Hawthorne	Paramus Association for Competitive Gymnastics	*St. Peter’s Prepatory School	Wayne Lions Club
Molly Foundation for Juvenile Diabetes	Pascack Valley Chamber of Commerce	Share Housing Association for Ridgewood and Environs	Wayne Little League – NJ District 2
*Moms In Touch International	Passaic County Bar Association	(SHARE)	Wayne Police Athletic League
Montville Baseball & Softball Association	Passaic County Historical Society	Shomrei Torah – Wayne Conservative Congregation	Wayne Public Library
Montville Chamber of Commerce	Pequannock Street Fair	Social Service Association of Ridgewood &Vicinity	Wayne Rotary Club
Montville Fire Department	Pequannock Township Food Pantry	Sons of the American Legion Post – Pequannock	Wayne Township Memorial First Aid Squad
Montville Free Public Library	Pequannock Township Little League	The Strength and Honor Fund	Wayne Township Parks and Recreation Department
Montville Kiwanis Club	Pequannock Township Public Library	Suburban Woman’s Club of Pompton Plains	Wayne VFW Post #1931
Montville – Lazar Middle School PTO	Pequannock Township Volunteer Fire Department Engine Co.#1	Summit Speech School	West Bergen Mental Healthcare
Montville Township Drug Awareness Council	Pequannock UNICO	Temple Israel & Jewish Community Center	Westwood Baseball Association
Montville Township Fourth of July Committee	Pompton Falls Volunteer Fire Department #3	*Time to Care Ministries	Westwood Cares
Montville Township High School	Pony Power Therapies	Torpedoes Soccer Club	Westwood Dragon Soccer Club United Corp
Montville Township High School Ice Hockey	Promise Community Development Corporation	Towaco Civic Association	Westwood Roller Hockey Association
Montville Township High School Parent Teacher Council	Prospect Park Volunteer Fire Department	Tri-County Chamber of Commerce –Wayne	Westwood Softball Association
Montville Township High School STAGE	Ramapo-Bergen Animal Refuge	*Turning Point	William Paterson University
Montville Township Library Endowment Fund	Ramapo High School	United by Autism	Wyckoff Boy Scout Troup 89
National Federation of the Blind	*Rhema Project Rescue Literacy Program	The USO	Wyckoff Chamber of Commerce
New Bridge Services	Ridgewood Baseball & Softball Association	Valley Hospital	Wyckoff – Dwight D. Eisenhower Middle School
New Jersey Citizen Action Education Fund	Ridgewood Biddy Basketball	The Village School	Wyckoff Education Foundation
New Jersey Community Development Corporation	Ridgewood Columbian Club	Waldwick Baseball Association	Wyckoff Fire Department
New Jersey Good Sam Club	Ridgewood Dads’ Night – Somerville-Hawes Schools	Waldwick Boy Scout Troop 88	Wyckoff Fire Department Company #1
New Jersey State Organization of Cystic Fibrosis	Ridgewood Downtown for The Holidays	Waldwick Chamber of Commerce	Wyckoff-Midland Park Rotary Club
North Haledon Chapter of UNICO National	Ridgewood Emergency Services (FOREST)	Waldwick – Crescent School Parent School Association	Wyckoff Volunteer Ambulance Corps
North Haledon Fire Company #1	Ridgewood Fourth of July Committee	Waldwick Education Foundation	Wyckoff Woman’s Club
	Ridgewood High School Band Association	Waldwick Fire Department	YM-YWHA of North Jersey
		Waldwick High School & Middle School	*Zion Lutheran School
Waldwick Knights of Columbus #5257
Waldwick Lions Club
		Waldwick Police Department	*Denotes Christian Charity

O N S O L I D R O C K	|	2 0 0 8 A N N U A L R E P O R T

Officers

STEWARDSHIP
FINANCIAL CORPORATION
OFFICERS

William C. Hanse, Esq.	Richard D. Powers	Brian Carmen
Chairman of the Board of Directors	Vice President	Security Officer

Abe Van Wingerden	Raymond J. Santhouse	Yanet Cordero deMarti
Vice Chairman of the Board of Directors	Vice President	Assistant Secretary

Paul Van Ostenbridge	Gail K. Tilstra	Richard P. Cuneo
President and Chief Executive Officer	Vice President	Assistant Secretary

Robert J. Turner	Angela P. Turi	Ellie King
Secretary	Vice President	Assistant Secretary

Claire M. Chadwick	David J. Van Lenten	Grace Lobbregt
Senior Vice President	Vice President	Assistant Secretary
and Chief Financial Officer
	Alma M. Baxter	Kristine Rasile
Julie E. Holland	Assistant Vice President	Assistant Secretary
Senior Vice President
and Chief Risk Officer	Karen Bulley	Judi Rothwell
	Assistant Vice President	Assistant Secretary
Robert C.Vliet
Senio rVice President	Janet Decker	Mary Beth Steiginga
	AssistantVice President	Assistant Secretary
Angela P.Turi
Vice President	Richard Densel	Barbara S. Vincent
	Assistant Vice President	Assistant Secretary
Mary Beth Steiginga
Assistant Secretary	John S.Krantz	Tonni von Schaumburg
	Assistant Vice President	Assistant Secretary
ATLANTIC
STEWARDSHIP BANK	Nicholas Latora	Peggy Weber
OFFICERS	Assistant Vice President	Assistant Secretary

Pau lVan Ostenbridge	Thomas A. Maselli	John Lindemulder
President and Chief Executive Officer	Assistant Vice President	Administrative Assistant

Claire M. Chadwick	Karen Mullane	Jean M. Schaver
Senior Vice President	Assistant Vice President	Administrative Assistant
and Chief Financial Officer
	James O’Brien	William J. Tussi
Julie E. Holland	Assistant Vice President	Administrative Assistant
Senior Vice President
and Chief Risk Officer	Paul J. Pellegrine	Joan Van Houten
	Assistant Vice President	Administrative Assistant
Robert C. Vliet
Senior Vice President	Louise Rohner	Kenneth C. Wehinger
	Assistant Vice President	Administrative Assistant
Jeanne Chichelo
Vice President

Diane Ingrassia
Vice President

M. Bernard Joustra
Vice President

Rene Miranda
Vice President

Douglas Olsen
Vice President

Cynthia A. Perrotta
Vice President

Pictured from left to right:MonicaWolfe and Gordon Stanley of The Lighthouse Pregnancy Resource Center,Diane Ingrassia,ASBVice President and Regional Branch Manager; and PaulVan Ostenbridge,ASB President & CEO.