Form 10-K, Exhibit 13
period 2009-12-31
STEWARDSHIP FINANCIAL CORP
filed 2010-03-26
CIK 1023860

2009 ANNUAL REPORT

STEADFAST IN MISSION

STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

STEADFAST IN MISSION

As we look back upon the events of 2009 there is one thing that remains clear, Stewardship Financial Corporation and the Atlantic Stewardship Bank continue steadfast in mission. As our organization forges ahead in this unstable environment, we continue to be guided by the Christian principles of the Bank’s founding fathers. Despite the current economic climate, we remain steadfast in mission and true to our purpose, serving the financial needs of the northern New Jersey community and giving back or tithing ten percent of our earnings to Christian and local non-profit organizations.

OUR MISSION

The Atlantic Stewardship Bank was established to serve the northern New Jersey community’s financial needs and to give back, or tithe, one-tenth of our earnings to the community.

We are a confident and progressive institution that meets business and individual banking deposit and borrowing needs. We understand the value of each and every customer and make it a priority to treat each customer fairly and with respect. By investing prudently, we safeguard assets, provide ample capital growth, and recognize our shareholders with a proper return. As a responsible and accountable employer, we cultivate a caring, professional environment where our associates can be productive and are encouraged to grow.

We are an independent commercial bank that stands on solid Christian principles, and the American banking regulations established by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of New Jersey. We hold these fundamentals paramount in every decision we make; for the good of our customers, our shareholders, and our associates.

For a long time now – to this very day – you have
not deserted your brothers but have carried out
the mission the LORD your God gave you.
JOSHUA 22 :3

	2009	2008
For The Year Ended December 31	(Dollars in thousands, except per share amounts)
Net income	$3,634	$3,501
Net income available to common stockholders	3,130	3,501
Weighted average number of common shares outstanding	5,832	5,854
Earnings per common share
Basic earnings per common share	0.54	0.60
Diluted earnings per common share	0.54	0.60
Cash dividends declared	0.36	0.34
Book value at year end	7.50	7.31

Balance Sheet Data at December 31
Total assets	663,844	611,816
Total gross loans	460,476	439,656
Allowance for loan losses	6,920	5,166
Total deposits	529,930	506,531
Stockholders’ equity	53,511	42,796

Consolidated Ratios
Return on average assets	0.57%	0.58%
Return on average equity	5.92%	8.34%
Tier 1 capital to average assets (leverage)	9.22%	8.01%
Tier 1 capital to risk-adjusted assets	11.99%	10.50%
Total capital to risk-adjusted assets	13.24%	11.60%

All share data has been restated to include the effects of 5% stock dividends paid November 2008 and November 2009.

Pictured from left to right: ECSA Board Directors Cheryl Schipper, Ben Spoelstra, Krystyn Boonstra, Scott Martin;
SFC Directors Michael Westra, John Steen; ECSA Foundation Executive Director Garret Nieuwenhuis,
Head of School Thomas Dykhouse; SFC Board ChairmanWilliam Hanse; ECSA Board Chairman Nicholas Kuiken,
ECSA Board Directors Richard Kuder, Roy Bushoven, George Schaaf, Mark Wisse.

Dear Shareholders and Friends,

Stewardship Financial Corporation remains steadfast in our mission, despite the trying economic times faced by the banking industry in 2009. We remain committed to our shareholders, to fulfilling our Christian Tithing Mission, to growing the Corporation in an intelligent and profitable manner and to providing exceptional customer service and assistance to our community.

We are pleased to report that Stewardship Financial Corporation had another profitable year despite the downturn in the economy. Our traditional core earnings remain strong and the Corporation declared both cash dividends and a 5% fourth quarter stock dividend. Although core operating results were greater than the previous year, the economy has taken its toll on local business owners and this taxing environment forced the Corporation to devote large amounts of time and resources to manage credit issues.

Net interest income for the year ended December 31, 2009 was $23.3 million representing a 4.7% increase over the $22.3 million reported for the year ended December 31, 2008. Net interest income and margin remained strong during 2009 partially as a result of actively managing deposit costs. The net interest spread and margin for the year ended December 31, 2009 of 3.45% and 3.89%, respectively,were comparable to the net interest spread and margin of 3.43 and 4.00%, respectively for the prior year.

For both years ended December 31, 2009 and 2008, the Corporation recorded a provision for loan losses in the amount of $3.6 million. At December 31, 2009 the total allowance for loan losses amounted to $6.9 million, or 1.50% of total loans as compared to $5.2 million, or 1.18% of total loans at December 31, 2008. The allocation to loan loss reserves is prudent in light of the increase in nonperforming loans to 4.98% of total loans at December 31, 2009. Management continues to work closely with each distressed credit. Each credit situation is unique and we have taken action to assist the borrowers and protect the Bank.

At December 31, 2009 total assets were $663.8 million compared to $611.8 million at December 31, 2008. The securities available for sale and held to maturity portfolios together increased $31.9 million primarily reflecting the leverage strategy enacted to offset the cost of dividends on the $10 million of preferred stock issued under the Capital Purchase Program (CPP). Total deposits for the year ended December 31, 2009 were $529.9 million representing an increase of 4.6% over prior year end. Our Power Rate Checking account, introduced in early 2009 was a strong contributor to this growth with $53.3 million in consumer deposit balances at December 31, 2009. Core deposits continue to strengthen and the percentage of total deposits increased to 66.5% as of year end 2009 compared to 59.1% at year end 2008.

Our Lending Divisions remained active throughout 2009 with the gross loan portfolio increasing 4.7% or $20.8 million to a total of $460.5 million as of December 31, 2009. We must continue to prudently manage our loan portfolio. We continue to be committed to lending to consumers and businesses in our community. To assist in this measure, the Bank has added tenured commercial lenders to the Division with the experience necessary to see us through this difficult period. The Bank welcomed a new Senior Vice President to lead our  Commercial Loan Department, resulting in enhanced credit underwriting and management. A new commercial lender with knowledge of our market also joined our team of seasoned lenders. The challenges in this Department grew in 2009 as businesses struggled under unprecedented economic conditions.

The Consumer Lending Division yielded positive results for the Corporation with the majority of earnings derived from consumer loans, including residential mortgage loans. The low interest rate environment provided customers with the opportunity to refinance their current debt. The Bank sells the residential mortgage loans in the secondary market thereby creating a solid source of fee income for the Bank.

During 2009, the Federal Deposit Insurance Corporation (FDIC) faced unusual financial demands as a result of the need to close over 170 banks throughout the United States. In an effort to shore up their reserves, the FDIC: raised the premiums assessed to all banks; charged a special assessment; and required banks to prepay several years of premiums. Although Stewardship Financial Corporation continues to operate profitably and had nothing to do with these losses, we were required to pay a $300,000 unplanned assessment which was a direct charge against earnings. We also met our new FDIC obligation by prepaying $3.2 million in premiums in December of 2009. The prepayment is expected to be expensed over the next three years.

Using the latest technology, the Bank was able to better service its customers in 2009 with the introduction of several new products and services. Business Online Banking, introduced in early 2009, puts business owners in total control of their finances while giving them the freedom to focus on what’s really important: their business. Plus, the power of online efficiency increases the bottom line thanks to reduced administrative costs, from accounts payable to labor. Commercial Deposit Express enables businesses to make check deposits in seconds without leaving the office. It’s a secure, affordable service that allows business owners to scan paper checks from their desktop and electronically send the images to ASB for deposit into their account. With Commercial Deposit Express business owners will save time and money, with reduced trips to the bank and the convenience of depositing checks any time, 24 hours a day, 7 days a week.

ASB Mobile Banking enables customers to securely check balances and transactions anywhere. Any ASB Internet Banking user with a cell phone can use Mobile Banking. There has never been an easier and faster way for consumers to keep on top of their finances. Customers can choose to use text messages, browser based or both.

In an effort to attract the younger market, the Bank recently introduced our inTune Checking account, a free checking account that gives customers the opportunity to earn free iTunes® downloads. There’s no minimum balance and no service fees. Customers need to meet three simple requirements each month to earn free iTunes® downloads. In conjunction with our inTune checking account, the Bank is also offering online account opening, making it easier than ever for the younger generation to open new accounts.

At a time when other corporations are cutting back or even eliminating charitable contributions, the Atlantic Stewardship Bank continued its commitment to give back to the community. In 2009, the Bank gave over $619,000 to 340 deserving organizations. Since the program’s inception in 1987, $7 million has been shared with those in need such as local food pantries, Christian missions, schools and healthcare facilities. Local civic and non-profit organizations are supported by the Bank’s Tithing Program as well. It is a blessing to be able to stand by these worthy organizations despite a challenging economy.

It is with sincere appreciation and gratitude that we acknowledge the contributions of Director Abraham Van Wingerden who is retiring from the Stewardship Financial Corporation Board. Director Van Wingerden previously served as Vice Chairman of the Stewardship Financial Corporation and Atlantic Stewardship Bank Boards and also served as a member of various Board Committees including Executive, Compensation, and Site Selection. Director Van Wingerden has been a staunch supporter of the Corporation and its unique Christian mission and will continue to be an advocate referring both businesses and consumers to our Corporation.

The Stewardship Financial Corporation and Atlantic Stewardship Bank Board of Directors are pleased to have Richard W. Culp as its newest Board member. Director Culp joined the Boards in December of 2009. In his brief tenure, Director Culp has already proven to be a valuable member due to his knowledge of the community, his corporate expertise, and his dedication to our Christian mission and Tithing efforts.

Management acknowledges the efforts of all our associates who were challenged to identify cost saving measures this past year. As a result of this exercise, we were able to implement many new strategies which positively affected the 2009 earnings. We wish to express our gratitude to all our associates who either offered suggestions or who readily adapted to the cost savings initiatives.

In closing, we would like to express our sincere appreciation to all our shareholders, our dedicated associates and the loyal customers for their continued support of Stewardship Financial Corporation and Atlantic Stewardship Bank. It is your unwavering support that allows the Corporation to continue to grow and enables us to fulfill our mission. Although 2009 was a challenging year, we are confident that the Corporation is equipped to move forward with the guidance of our Lord, Jesus Christ.

Diane Ingrassia, Hawthorne Branch Manager and Regional Branch Manager, Sister Marisa DeRose and Paul Van Ostenbridge, President and CEO of ASB.

William C . Hanse, Esq., Chairman
Partner, Hanse & Hanse

Richard W. Culp
Executive Vice President, Sales
Pearson Education Company

Harold Dyer
Retired

Margo Lane
Sales and Marketing Manager
Collagen Matrix, Inc.

Arie Leegwater
Retired

John L. Steen
President, Steen Sales, Inc.

Robert J. Turner, Secretary
Retired

William J. Vander Eems
President, William Vander Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Abe Van Wingerden
Director, Stewardship Financial Corporation
President, Abe Van Wingerden Co., Inc.
T/A Van Wingerden Farms

Michael A. Westra, CPA, Vice Chairman
President and General Manager,
Wayne Tile Company

Howard R. Yeaton, CPA
Managing Principal,
Financial Consulting Strategies, LLC

Bergen
Janyce Bandstra
Richard Barclay
John Belanus
Mark Borst
Richard J. Brady, Esq.
Andreas Comodromos, CPA
William Cook
Peter V. Demarest
Robert Galorenzo,MD
Paul D. Heerema
Bartel Leegwater
Paul Ruitenberg
John Scoccola
Roger Steiginga
James D. Vaughan III, Esq.
David Visbeen

Peggy Heerema, the director of the Unity Christian Reformed Church Afterschool
Program, Fred Everett, President of the Board of the After School Program,
William Cook, ASB Business Development Board Member, Arie Leegwater,
SFC Director.

Morris Antonia Daughtry David De Vries, CPA Robert E. Fazekas Gregory A. Golden Brian W. Hanse, Esq., CPA Garret A. Hoogerhyde, CPA Vernon Kuiken Jeffrey T. Massaro Joseph Pellegrino	Edward Ramirez Bernadette Solari Anita Van Wingerden Passaic Vince Brosnan Mary Forshay Shanti Jost	Ruth Kuder Wayne Kuiken William A. Monaghan III, Esq. Mark Reitsma, CFP Clifford Vander May Susan Vander Ploeg Charles Verhoog Ralph Wiegers

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

In 2009, the Bank’s tithe was $619,000 enabling it to share with 340 recipients. Since the program’s inception, Atlantic Stewardship Bank has distributed $7.0 million in total tithe donations.

In spite of the current economic climate, Atlantic Stewardship Bank has been blessed with sustained growth, and we consider it a privilege to be able to share our profits with worthy organizations. As the Atlantic Stewardship Bank’s customer base grows, so does the bank’s ability to help others, and for this we give thanks.

Richard Powers, ASB Business Development Officer, Paul Pellegrine,
Ridgewood Branch Manager and Richard Clayton, CEO of the
Ridgewood YMCA.

We are pleased to have assisted the following organizations with our 2009 tithe distribution

* Africa Inland Mission
* American Christian School
* Back to God Ministries International
* Baptist Haiti Mission
* Bergen County Society
* Bethany Christian Services of New Jersey
* Calvary Christian Academy
* Calvin College
* Calvin Theological Seminary
* Care-A-Lot Christian Nursery School
* Cary Christian Center

* Cathedral Choir
* Catholic Charities
* Christian Health Care Center
* Christian Reformed World Relief Committee
* Christian Schools International
* CUMAC
* Dawn Treader Christian School
* Eastern Christian Children’s Retreat
* Eastern Christian School Association
* Elim Christian Services
* Eva’s Village

* Faith Ministries o fWhite Lake, NY
* Father’s Cupboard
* Fellowship Homes
* Florence Christian Home
* Friendship Ministries
* Gideons International Lakeland Camp
* Gideons International Passaic Valley Camp
* Gideons International Ramapo Camp
* Good Shepherd Mission
* Goshen Christian School
* Grace Counseling Ministries

* Habitat for Humanity of Bergen County
* Harvest Outreach Ministries
* Hawthorne Christian Academy
* Hawthorne Ecumenical Council – Crop Walk
* Holland Christian Home
* Hope House
* International Networx
* King’s Kids Pre-School and Daycare
* Lancaster Bible College
* Lighthouse Pregnancy Resource Center

* Little Sisters of The Poor & St. Joseph’s Home for the Elderly

* Lord’s Day Alliance of NJ

* The Luke Society

* Madison Avenue Baptist Academy

* Madison Avenue Crossroads Community
    Ministries

* Mary Help of Christians Academy

* Mid Atlantic Ministries

* Mississippi Christian Family Services

* Mt. Hope Camp

* Mustard Seed School

* Netherlands Reformed Christian School

* New City Kids

* New Hope Community Ministries

* New Jersey Family Policy Council

* Northeast Community Transformation

* North Jersey Home Schoolers Association

* Northside Community Christian Reformed Church Day Camp

* Oasis –A Haven forWomen and Children

* Operation Double Harvest – Haiti

* Paterson Habitat for Humanity

* Prison Fellowship Ministries

* Puritan Reformed Theological Seminary

* Ridgewood YMCA

* Ringwood Christian School

* Ron Hutchcraft Ministries

* The Salvation Army – Paterson Branch

* Siena Village at Wayne

* Sonshine Christian Academy

* St. Anthony’s School

* St. Augustine Presbyterian Church–Multi Service Center

* St. Elizabeth’s Inter parochial School

* St. Joseph’s Regional Medical Center

* St. Joseph’s Wayne Hospital

* St. Luke Community Development Center

* St. Philip’s Camp Youth Development Program & Coffee Pot Ministry

* St. Pius X School

* Star of Hope Ministries

* Strategic Prayer Command

* Sussex Christian School

* Touch the World Ministries

* Trinity Christian School

* United Paterson Development Corporation –After School Literacy & Safe Space Programs

* Unity Christian Reformed Church After School Program

* Veritas Christian Academy

* Waldwick Seventh Day Adventist School

* Wayne Interfaith Network – Food Pantry

* Westminster Theological Seminary

* World for Christ Crusade

* Wyckoff Christian Pre-School

* Wyckoff Family YMCA

* Wyckoff Reformed Church Food Pantry

* YWCA of Bergen County

Additionally, the bank has provided support throughout 2009 to the following organizations
   Allendale/Waldwick PBA Local #217

   American Cancer Society

   American Diabetes Association

   American Heart Association

   American Red Cross of Northern New Jersey

* Bergen Catholic High School

   Bergen County United Way –
   Warm Homes Program

   Bergen County Wildcats
   Special Olympics Program

   Bergen Highlands Rotary Club

   Bergen Philharmonic Orchestra

*Bethlehem Lutheran Church
   Upward Christian
   Basketball League

   Bonim Builders

   Boys & Girls Club of Northwest NJ

   The Buddy Walk of Bergen County

   Calvin Coolidge School PTO

   Camp Hope of Hackensack

* Cathedral of St. John the Baptist
   Church Youth Group

* Catholic Family &
   Community Services

   Center for Alcohol & Drug
   Resources

   Center for Food Action

   Changing Images Art Foundation

   Childhood Cancer Society

   Children’s Aid & Family Services

   Children’s Love Fund
   of Midland Park

   Chilton Memorial Hospital

   Cody’s Foundation

   Community Blood Services
   Foundation

   Community Hospice of Bergen
   County

   Community Meals

* Compassion International

   Co-Operative Nursery School
   of Ridgewood

   Creative Living Counseling Center

   Cyprus Children’s Fund

   Cystic Fibrosis Foundation

   DACKKs Group for
   Supportive Housing

   Deborah Hospital Foundation

* Dedication Evangelism

* Emergency Food Coalition
   of Passaic County

   Emmanuel Cancer Foundation

* Faith Foundation

* Fellowship of Christian Firefighters
   Forum School

   Foundation for Free Enterprise

   Foundation for the Handicapped

   Fraternal Order of Police Lodge #411

   Friends of the Fair Lawn
   Memorial Cemetery

   Friends of the Hermitage

   Frost Valley YMCA

   Gift of Life – Rotary Clubs
   in District 7490

   Girl Scouts of Northern New Jersey

* Goodwill Rescue Mission

* Grace United Methodist Church
   Nursery School

   Greater Paterson
   Chamber of Commerce

   Haledon Emergency Ambulance
   Association

   Hawthorne American Legion

   Hawthorne Baseball/Softball
   Association

   Hawthorne Board of Health –
   Food Pantry

   Hawthorne Caballeros

   Hawthorne Chamber of Commerce

   Hawthorne Community Library
   Foundation

   Hawthorne Domestic Violence
   Response Team

   Hawthorne Fire Department

   Hawthorne High School

   Hawthorne High School Band
   Parents Association

   Hawthorne High School PTO

   Hawthorne High School Share

   Hawthorne Lions Club

   Hawthorne – Louis Bay 2nd Library

   Hawthorne PBA Local #200

   Hawthorne Rotary Club

   Hawthorne Special Recreation

   Hawthorne Thomas Jefferson
   School PTO

   Hawthorne VFW District #1

   Hawthorne Volunteer
   Ambulance Corps

   Healing the Children Midlantic

   Hispanic Multi-Purpose
   Service Center

   Ho-Ho-Kus Memorial Volunteer
   Ambulance Corps

   The Holmstead School

* Hope Ministry

* Immaculate Conception Church
   Golf Outing

* Interchurch Softball League

   Jamboree Scholarship Fund

   Jerry Speziale Community
   Outreach Foundation

   Jewish Family Service
   of North Jersey

* Knights of Columbus 5920 –
   Msgr. Joseph Brestel Council

* Knights of Columbus 5257 –
   St. Luke’s Council

   Lakeland Regional High School
   FBLA Chapter

   Leukemia & Lymphoma Society

   The Love Fund of Wyckoff

   Marge and Debra Shortway
   Foundation

* Martin Luther King, Jr. Day

* Martin Luther King, Jr. Senior Center

   Memorial Day Nursery

* Metro Kiddie Academy Christian
   Pre-School & Daycare

   Midland Park Ambulance Corps

   Midland Park Baseball Association

   Midland Park
   Chamber of Commerce

   Midland Park High School
   Athletic Boosters

   Midland Park Junior Football &
   Cheerleading Association

   Midland Park Lions Club

   Midland Park Memorial Library

   Midland Park PBA

   Midland Park Public Education
   Foundation

   Midland Park Volunteer
   Fire Department

   Midland Park/Wyckoff VFW
   Post #7086

   Mohawk Athletic Club
   of Hawthorne

   Molly Foundation for
   Juvenile Diabetes

* Moms In Touch International

   Montville Baseball & Softball
   Association

   Montville Chamber of Commerce

   Montville Fire Department

   Montville Free Public Library

   Montville Kiwanis Club

   Montville – Lazar Middle School
   Parent Teacher Council

   Montville Township
   Drug Awareness Council

   Montville Township First Aid Squad

   Montville Township
   Fourth of July Committee

   Montville Township High School
   Parent Teacher Council

   National Federation of the Blind

   New Bridge Services

   New Jersey Citizen Action
   Education Fund

   New Jersey Community
   Development Corporation

   New Jersey Good Sam Club

   New Jersey State Fireman’s
   Association of Paterson

   New Jersey State Organization
   of Cystic Fibrosis

   North Haledon Borough

   North Haledon PBA Local 292

   North Haledon
   Recreation Committee

   North Haledon UNICO

   North Jersey Chorus

* North Jersey Home Schoolers
   Association Choral Program

   North Stars Association for
   Competitive Gymnastics

   The Order of the Lamp
   Scholarship Fund

   The Orpheus Club

* Our Lady of Consolation
   Golf Outing

* Our Lady of the Valley School

* Packanack Community Church
   of Wayne Golf Outing

   Pascack Valley
   Chamber of Commerce

   Pascack Valley Meals on Wheels

   Passaic County Education
   Association

   Passaic County Historical Society

   Pequannock Street Fair

   Pequannock Township FirstAid &
   Rescue Squad

   Pequannock Township Food Pantry

   Pequannock Township
   Little League

   Pequannock Township
   Public Library

   Pequannock Township –
   Stephen J.Gerace Home &
   School Association

   Pequannock Township Volunteer
   Fire Department Engine Co. #1

   Pequannock Township Volunteer
   Fire Department Engine Co. #2

   Pequannock UNICO

   Pompton Falls Volunteer
   Fire Department #3

* Power House Christian Church

   Prospect Park Volunteer Fire
   Department

* Rhema Project Rescue
   Literacy Program

   Ridgewood
   Chamber of Commerce

   Ridgewood Columbian Club

   Ridgewood Conservatory –
   First Night 2010

   Ridgewood Dads’ Night –
   Somerville-Hawes Schools

   Ridgewood Education Foundation

   Ridgewood Emergency Services
   (FOREST)

   Ridgewood High School
   Association

   Ridgewood High School Band
   Association

   Ridgewood High School Football
   Scholarship Committee

   Ridgewood Lacrosse Association

   Ridgewood PBA Local #20

   Ridgewood Rotary Clubs

   Ridgewood Woman’s Club

* Royal Family Kids Camp
   Saddle River Day School

   Sean Fisher Memorial
   Scholarship Fund

   Share (Share Housing Association
   for Ridgewood and Environs)

   Shomrei Torah –Wayne
   Conservative Congregation

   Sons of theAmerican Legion Post –
   Pequannock

* St. Clements Episcopal Church
   Ministry Programs

* St. Joseph Church
   Outreach Programs

* St. Joseph’s Regional High School

* St. Joseph’s Wayne Hospital
   Auxiliary

* St. Luke’s Church
   Ministry Programs

* St. Nicholas Charity Golf Classic
   Suburban Woman’s Club
   of Pompton Plains

   Taking Strides Against
   Mental Illness

   Temple Beth Tikvah Religious
   School Resource Program

   Temple Israel & Jewish
   Community Center

* Time to Care Ministries

   Torpedoes Soccer Club

   Towaco Civic Association

   Tri-County Chamber Of Commerce

* Turning Point

   UJA Federation of NY

   United by Autism

* United Methodist Church
   Golf Outing

   The USO

   Valley Hospital

   Waldwick Baseball Association

   Waldwick Chamber of Commerce

   Waldwick Community Alliance

   Waldwick Fire Department

   Waldwick High School

   Waldwick – Julia A. Traphagen
   School PSO

   Waldwick Lions Club

   Waldwick Middle School

   Waldwick &Midland Park
   Junior Wrestling Team

   Waldwick PBA

   Waldwick Public Library

   Waldwick Soccer Association

   Waldwick VFW Post 1049

   Waldwick Volunteer
   Ambulance Corps

   Wayne Adult Community Center

   Wayne –Anthony Wayne
   Middle School PTO

   Wayne Boy Scout Troop #102

   Wayne – Community Volunteer
   Fire Company #1

   Wayne Counseling and
   Family Services

   Wayne Day

   Wayne Hills High School

   Wayne Hills High School Band
   Boosters

   Wayne Lions Club

   Wayne Little League

   Wayne Police Athletic League

   Wayne PBA Local 136

   Wayne Public Library

   Wayne – Schuyler Colfax
   School PTO

   Wayne Township Memorial
   First Aid Squad

   Wayne Township Parks and
   Recreation Department

   Wayne Valley High School PTO

   West Bergen Mental Healthcare

   Westwood Dragon Soccer Club
   United Corp

   Westwood Roller Hockey
   Association

   Westwood Softball Association

   William Paterson University

   Woodcliff Lake Baseball

   Wyckoff Boy Scout Troup 89

   Wyckoff Chamber of Commerce

   Wyckoff – Dwight D. Eisenhower
   Middle School

   Wyckoff Fire Department

   Wyckoff Fire Department
   Company #1

   Wyckoff -Midland Park Rotary Club

   Wyckoff Public Library

   Wyckoff Volunteer
   Ambulance Corps

   Youth Consultation Service

* Zion Lutheran School

Stewardship
Financial Corporation
Officers

William C. Hanse, Esq.
Chairman of the Board of Directors

Michael A. Westra, CPA
Vice Chairman of the Board of Directors

Paul Van Ostenbridge
President and Chief Executive Officer

Robert J. Turner
Secretary

Claire M. Chadwick
Senior Vice President
and Chief Financial Officer

John W. Hain, Sr.
Senior Vice President and
Senior Commercial Loan Manager

Julie E. Holland
Senior Vice President
and Chief Risk Officer

Robert C. Vliet
Senior Vice President

Angela P. Turi
Vice President

Mary Beth Steiginga
Assistant Secretary

Atlantic
Stewardship Bank
Officers

Paul Van Ostenbridge
President and Chief Executive Officer

Michael J. Wade, Captain, Montville Township Volunteer
First Aid Squad and Judi Rothwell, Montville Branch Manager.

Claire M. Chadwick
Senior Vice President
and Chief Financial Officer

John W. Hain, Sr.
Senior Vice President and
Senior Commercial Loan Manager

Julie E. Holland
Senior Vice President
and Chief Risk Officer

Robert C. Vliet
Senior Vice President

Jeanne Chichelo
Vice President

Diane Ingrassia
Vice President

Rene Miranda
Vice President

Douglas Olsen
Vice President

Cynthia A. Perrotta
Vice President

Richard D. Powers
Vice President

Raymond J. Santhouse
Vice President

Gail K. Tilstra
Vice President

Angela P. Turi
Vice President

David J. Van Lenten
Vice President

Alma M. Baxter
Assistant Vice President

Karen Bulley
Assistant Vice President

Janet Decker
Assistant Vice President

Richard Densel
Assistant Vice President

John S. Krantz
Assistant Vice President

Nicholas Latora
Assistant Vice President

Joseph Lomoriello
Assistant Vice President

Thomas A. Maselli
Assistant Vice President

Karen Mullane
Assistant Vice President

Paul J. Pellegrine
Assistant Vice President

Louise Rohner
Assistant Vice President

Clarence Reinstra
Security Officer

Yanet Cordero deMarti
Assistant Secretary

Richard P. Cuneo
Assistant Secretary

Ellie King
Assistant Secretary

Grace Lobbregt
Assistant Secretary

Kristine Rasile
Assistant Secretary

Judi Rothwell
Assistant Secretary

Mary Beth Steiginga
Assistant Secretary

Tonni von Schaumburg
Assistant Secretary

Barbara Vincent
Assistant Secretary

Peggy Weber
Assistant Secretary

John Lindemulder
Administrative Assistant

Jean M. Schaver
Administrative Assistant

William J. Tussi
Administrative Assistant

Joan Van Houten
Administrative Assistant

Kenneth C. Wehinger
Administrative Assistant

ATLANTIC STEWARDSHIP BANK
RECOGNIZED FOR BANKING EXCELLENCE

ASB Ranked Among Top 200 Community Banks

Atlantic Stewardship Bank was recently listed among the Top 200 Community Banks ranked by US Banker Magazine. The banks and thrifts are ranked by three-year average Return on Equity. The trade publication found that banks that resisted the temptation to boom during the fast growth years of the decade did not go bust during the real estate collapse and thus have become some of the industry’s best performers. Once again proving the old adage that “slow and steady wins the race”, at least when it comes to growth in the community banking industry.

Atlantic Stewardship Bank Receives 4 – Star Rating
Atlantic Stewardship Bank announced that it recently received a 4-Star or Excellent rating, from Bauer Financial, Inc. an independent bank rating company located in Coral Gables, FL. The rating is based on the overall financial picture of the bank and at 4-Stars, Atlantic Stewardship Bank can consider itself one of the strongest banks in the nation.

ASB Among Top Community Bank Home Equity Lenders

Atlantic Stewardship Bank recently announced that it is among the Community Banks with the Largest Portfolios of Home Equity Loans as reported in the January 5, 2010 issue of the American Banker publication. The list was compiled using data as of June 30, 2009 and included independent banks with less than $1 billion in assets or whose holding companies have less than $1 billion. Additional data is available at www.AmericanBanker.com.

STEWARDSHIP FINANCIAL CORPORATION
CORPORATE ATTORNEYS

Stewardship Financial Corporation
McCarter & English, LLP
Attorneys at Law
4 Gateway Center
Newark, NJ 07102
973-622-4444

Atlantic Stewardship Bank
Hanse & Hanse
2035 E. Hamburg Turnpike
Suite E
Wayne, NJ 07470
973-831-8700

STEWARDSHIP
FINANCIAL CORPORATION

We are proud to advise the following
brokers make a market in Stewardship
Financial Corporation stock:

Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue, 4th Floor
New York, NY 10019
212-887-7777

Sandler, O’Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, NJ 10022
800-635-6851

Stifel, Nicolaus & Company, Inc.
18 Columbia Turnpike
Florham Park, NJ 07932
800-793-7226

TRANSFER AGENT REGISTRAR AND
DIVIDEND REIMBURSEMENT AGENT

To report a change of name or
address, or a lost stock certificate or
dividend check, contact:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
www.rtco.com

Shareholder Relations
Stewardship Financial Corporation
Corporate Division
201-444-7100
www.asbnow.com

BRANCH LOCATIONS AND STAFF

HEADQUARTERS – MIDLAND PARK
630 Godwin Avenue

Raymond J. Santhouse
Branch Manager, Vice President
& Regional Manager

Karen Mullane
Assistant Branch Manager
& Assistant Vice President

HAWTHORNE
386 Lafayette Avenue
& 1111 Goffe Road

Diane Ingrassia
Branch Manager, Vice President
& Regional Manager

Grace Lobbregt
Assistant Branch Manager
& Assistant Secretary

MONTVILLE
2 Changebridge Road

Judi Rothwell
Branch Manager
& Assistant Secretary

NORTH HALEDON
33 Sicomac Road

Thomas A. Maselli
Branch Manager
& Assistant Vice President

Linda Martin
Branch Operations Manager

PEQUANNOCK
249 Newark-Pompton Turnpike

Louise Rohner
Branch Manager
& Assistant Vice President

Kristine Rasile
Assistant Branch Manager
& Assistant Secretary

RIDGEWOOD
190 Franklin Avenue

Paul J. Pellegrine
Branch Manager
& Assistant Vice President

Catherine Grinkin
Assistant Branch Manager

WALDWICK
64 Franklin Turnpike

Richard Densel
Branch Manager
& Assistant Vice President

Michelle Albert
Assistant Branch Manager

WAYNE
400 Hamburg Turnpike

Douglas Olsen
Branch Manager, Vice President
& Regional Manager

Janet Garippa
Assistant Branch Manager

WAYNE HILLS
87 Berdan Avenue

John Lindemulder
Branch Manager
& Administrative Assistant

WAYNE VALLEY
311 Valley Road

Richard P. Cuneo
Branch Manager
& Assistant Secretary

WESTWOOD
200 Kinderkamack Road

Barbara Vincent
Branch Manager
& Assistant Secretary

WYCKOFF
378 Franklin Avenue

Thomas A.Maselli
Branch Manager
& Assistant Vice President

Joan Van Houten
Assistant Branch Manager
& Administrative Assistant