Form 10-K, Exhibit 13
period 2010-12-31
STEWARDSHIP FINANCIAL CORP
filed 2011-03-30
CIK 1023860

Exhibit 13

2010
ANNUAL
REPORT

Reflections

COMMEMORATING TWENTY-FIVE YEARS
25

SFC
STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

O U R M I S S I O N

As we reflect on 2010 there is one thing that remains clear, Stewardship Financial Corporation and the Atlantic Stewardship Bank remain faithful stewards to our shareholders and customers. We continue to be guided by the Christian principles of the Bank’s founding fathers. In spite of the current economic climate, we remain faithful to our mission and true to our purpose, serving the financial needs of the northern New Jersey community and giving back or tithing ten percent of our earnings to Christian and local non-profit organizations.

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

R e f l e c t i o n s

MOREOVER IT IS REQUIRED IN STEWARDS
THAT ONE BE FOUND FAITHFUL.

1 CORINTHIANS 4:2

Financial Highlights

	2010	2009
FOR THE YEAR ENDED DECEMBER 31	(Dollars in thousands, except per share amounts)
Net income	$1,233	$3,634
Net income available to common stockholders	683	3,130
Weighted average number of common shares outstanding	5,843	5,832
Earnings per common share
Basic earnings jeer common share	0.12	0.54
Diluted earnings per common share	0.12	0.54
Cash dividends declared	0.24	0.36
Book value at year end	7.24	7.50

BALANCE SHEET DATA AT DECEMBER 31
Total assets	688,118	663,844
Total gross loans	451,867	460,476
Allowance for loan losses	8,490	6,920
Total deposits	575,603	529,930
Stockholders' equity	52,132	53,511

CONSOLIDATED RATIOS
Return on average assets	0.18%	0.57%
Return on average common equity	1.55%	7.25%
Tier 1 capital to average assets (leverage)	8.58%	9.22%
Tier 1 capital to risk-adjusted assets	12.20%	11.99%
Total capital to risk-adjusted assets	13.45%	13.24%

All share data has been restated to include effects of a 5% stock dividend paid Novomber 2009.

ASB associates and family members outside of the Relief Bus in New York City.	Pictured from Left to Right:ThomasMaselli,North Haledon BranchManager; Scott Hoek and Robert Fousse of the North Haledon Volunteer Ambulance Squad.

Me s s a g e  to  t h e  S h a r e h o l d e r s

Dear Shareholders and Friends I As we reflect upon 2010, Stewardship Financial Corporation continues to be a faithful steward to its shareholders and customers despite the continuing economic downturn. Appropriate adjustments are being made to allow our Corporation to remain healthy and strong and to continue to grow. As Atlantic Stewardship Bank celebrates its 25th Anniversary, our commitment to our Christian Tithing Mission, our shareholders and to providing best in class service remains stronger than ever.

We are pleased to report that Stewardship Financial Corporation had another profitable year, as we work diligently to address the needs of the Corporation head-on so that we may move forward in the year ahead. In 2010 we repositioned the Corporation to face the challenges of reducing the high level of non- performing loans and appropriately allocating loan loss reserves that are substantially impacting our results. Management has worked conscientiously to contain these classified loans and is making every effort to resolve them and improve their current posture.

Net interest income for the year ended December 31, 2010 was $24.2 million, representing an increase of 3.7% over the $23.3 million reported for the year ended December 31, 2009. Net interest income remained strong during 2010 as the Corporation was able to mitigate the lower asset yields by management and reduction in liability costs through proactive deposit pricing. The net interest spread and margin for the year ended December 31, 2010 of 3.57% and 3.89% respectively were relatively comparable to the net interest spread and margin of 3.45% and 3.89%, respectively for the prior year.

At December 31, 2010, the total allowance for loan losses amounted to $8.5 million. This represented 1.88% of total loans compared to a ratio of 1.50% of total loans or $6.9million at December 31, 2009.

Total assets for December 31, 2010 were $688.1 million compared to $663.8 million at December 31, 2009. Deposit growth for 2010 was strong, with deposits increasing $45.7 million and totaling $575.6 million at December 31, 2010. The increase in deposits enabled the Corporation to reduce other borrowings by $18.6million since December 31, 2009.

Our Commercial Lending Division continues to experience strong loan demand resulting from the efforts of our Business Development Team and Commercial Lending Officers. The Bank is actively lending and we continue to maintain conservative due diligence standards which result in the development of high quality loans in this environment.

The Consumer Lending Division once again yielded positive results for the Corporation with the majority of earnings derived from residential mortgage lending. The Corporation experienced an increase in Residential  mortgage loan refinance activity due to the promotion of a ‘no closing costs’ program and the lower rate environment in the second half of 2010. As a result, the Bank was able to sell a larger volume of mortgages into the secondary market, which generated $670,000 in gains on mortgages sold and created a steady stream of income.

During 2010 the Bank introduced several new products and services to benefit our customers. To provide added convenience, the Bank opened a drive-up location in the town of Ridgewood. The drive-up is located at 121 Franklin Avenue, across from the Ridgewood branch. This location features two drive-up lanes and a drive-up ATM. For our small business customers, the Bank introduced Small Business Finance WorksSM,  a suite of online tools that can help small businesses manage important daily tasks such as payroll processing and invoicing. No long term commitment to sign, expensive equipment to purchase, or software to install; just log on to ASB online banking to access these value-added services. The Bank also introduced a Health Savings Account, which is a tax-advantaged personal savings account designed to assist customers who choose to take advantage of a High Deductible Health Plan. It can be used to pay for current health expenses and to save for future qualified medical and retiree health expenses on a tax-free basis.

The Atlantic Stewardship Bank continued its commitment to give back to the community through its unique tithing program. In 2010, the Bank gave $360,000 to 280 deserving organizations. Since the program’s inception in 1987, $7.3million has been shared with those in need such as local food pantries, Christian missions, schools and healthcare facilities. Local civic and non-profit organizations are supported by the Bank’s tithing program as well. Atlantic Stewardship Bank considers it a privilege to be able to continue to share our profits with worthy organizations.

In closing, we would like to convey our heartfelt appreciation to all of our shareholders, our dedicated associates and our loyal customers for their ongoing support of Stewardship Financial Corporation and Atlantic Stewardship Bank. It is your faithful support in our ability to be stewards that allows the Corporation to continue to move forward and carry out our mission. We look forward to the year ahead with optimism, confident that we will be guided by the hand of the Lord.

/s/ William C.Hanse

William C.Hanse,Esq.
Chairman of the Board of Directors

/s/ Paul Van Ostenbridge

Paul Van Ostenbridge
President and Chief Executive Officer

Reflections on 25 Years

"Atlantic Stewardship Bank has been a positive influence on our business of over 100 years. Since the beginning, when Mr. Heerema approached us with the idea of opening a Christian-based bank, we have watched the bank grow and keep up with the latest technology. The online banking system is a huge advantage to quickly accessing information needed to run our business. The personalized service that ASB offers is very much appreciated. The Bank's financial support of Christian organizations before dividends are paid is another reason we appreciate ASB. Atlantic Stewardship Bank has been an efficient and well run bank that we are thankful to be part of and a recipient of its services."

Robert J. Eelman
Alexander Hay Greenhouses, Inc.

"As an ASB founder, I'm very proud to see the bank turn 25, but coming from a business owner's perspective, ASB has been a vital and relevant partner of ours for 25 years. And in these turbulent times, I'm glad to do business with such a safe and growing bank that still takes stewardship and community service seriously through its tithing program, which is so rare in banking these days."

Bill Cook
Waldwick Printing Company

"My initial reaction when we started banking at the Midland Park branch was this can't be for real, these people are so friendly. So unlike the bank we previously used. Each person, not just the teller or customer service rep waiting on you, greeted you with a smile, a hello and a sincere how are you. Even the president of the bank would make a point to say hello if he saw you at the drive in window...what bank president does that? The employees at ASB truly care about their customers and work very hard to do the right thing for them. They make you feel welcome the minute you step through the door...kind of like family."

Patty Beaver

"Banking with Atlantic Stewardship Bank has been a wonderful experience. For the past twenty-five years, ASB has provided professional service with a personal touch. I commend ASB on maintaining a competitive banking environment without losing the friendly, small bank feel. In the past I have recommended ASB to friends and family and I will continue to do so."

Lori Fylstra

"I have always been a customer of Atlantic Stewardship Bank since it began in 1985. My business and family banking have always been handled professionally and courteously. It's very gratifying knowing that a certain percentage of profits are distributed among charitable institutions. If anyone is in need of a great bank, I will continue referring them to Atlantic Stewardship Bank."

Paul Bordonaro

"The Atlantic Stewardship Bank has been providing support to the Interchurch Softball League for some years, making possible good competitive softball and rich fellowship between churches. The participating churches have changed over the years, but there's always been around 15 teams ready to take the field each spring. Friendships have been formed that will last a lifetime as fathers play for a while and then, in time, hang up their cleats and take a seat in the bleachers to watch their son take their place on the field. The value of the league was best summed up by a father who had two sons playing on the team with him: "Practicing and playing every week together and then those meals after the game has brought us so much closer together." Thank you Atlantic Stewardship for your continued support."

Al Verduin

"I have been an employee of Atlantic Stewardship Bank since its inception, and have also maintained a full banking relationship with the bank during this time. My children opened accounts as grammar school students. They, and their families, continue to bank with ASB even though one lives out of state! Our grandchildren represent a third generation of ASB supporters! As a bank associate, customer and shareholder, it has been exciting to witness Atlantic Stewardship Bank's growth. I know it will continue to provide excellent products and services to its surrounding communities in the future."

Ellie King

"The First Quarter Century: God's Faithfulness to Atlantic Stewardship Bank
Those who were a part of ASB's beginnings consider it a privilege to have been used of the Lord in the Bank's founding. At the Employee Recognition Dinner held last fall at the Westmont Country Club, I shared a brief history of how the Bank began. It is my personal hope, that you sense God's faithfulness to us these past 25 years and give Him all the glory. The future remains bright. You are very much appreciated. I thank you for making a difference in the lives of so many people in our community."

William C. Hanse, Esq.
Chairman of the Board of Directors,
Atlantic Stewardship Bank

"Since Atlantic Stewardship Bank first opened its doors the Braen family has been blessed by being both shareholders and customers of the bank. The personalized attention we have received, along with always seeing a friendly face when doing our banking, has given our family peace of mind and a comfort level which could not be matched anywhere else. Of course, the competitive rates have also made it even easier to bank locally. However, of most importance to us is investing in an institution that practices the Biblical principle of tithing. We are proud to support Atlantic Stewardship because Atlantic Stewardship supports so many organizations in our community and beyond."

Janet R. Braen
Chief Executive Officer, The Braen Family of Companies

2010 ANNUAL REPORT

Board of Directors
Stewardship Financial Corporation and Atlantic Stewardship Bank

William C. Hanse, Esq., Chairman
Partner, Hanse & Hanse

Richard W.Culp
Executive Vice President,
Sales Pearson Curriculum

Harold Dyer
Retired

Margo Lane
Sales and Marketing Manager
Collagen Matrix, Inc.

Arie Leegwater
Retired

John L. Steen
President, Steen Sales, Inc.

Robert J. Turner, Secretary
Retired

William J. Vander Eems
President, William Vander Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Michael A.Westra, CPA,Vice Chairman
President and General Manager, Wayne Tile Company
Howard R. Yeaton, CPA
ManagingPrincipal,
Financial Consulting Strategies, LLC

Pictured from left to right. Standing: Robert J. Turner; Howard R. Yeaton, CPA; Margo Lane; Paul Van Ostenbridge; Arie Leegwater; Michael A. Westra, CPA; Richard W. Culp Seated: William C. Hanse, Esq.; William J. Vander Eems; John L. Steen; Harold Dyer

Business Development Boards

Bergen	Morris	Passaic
Janyce Bandstra
Richard Barclay
 John Belanus Mark Borst
Richard J. Brady, Esq.
Andreas Comodromos, CPA
William Cook
Peter V. Demarest
Robert Galorenzo, MD
Paul D. Heerema
Bartel Leegwater
John Scoccola
Roger Steiginga
James D. Vaughan III, Esq.
David Visbeen

Antonia Daughtry
David De Vries, CPA
Robert E. Fazekas
Gregory A. Golden
Brian W. Hanse, Esq., CPA
Garret A. Hoogerhyde, CPA
Vernon Kuiken
Jeffrey T. Massaro
Joseph Pellegrino
Edward Ramirez
Bernadette Solari
Abe Van Wingerden
Anita Van Wingerden

Vince Brosnan Mary Forshay Shanti Jost Ruth Kuder Wayne Kuiken William A. Monaghan III, Esq. MarkReitsma, CFP Clifford Vander May Susan Vander Ploeg Charles Verhoog Ralph Wiegers

REFLECTIONS

Our 2010 Tithing Program

What makes Atlantic Stewardship Bank unique is the fact that every year the Bank gives away 10% of its pre-tax earnings. The Bank was founded on the Biblical Old Testament tenet of tithing or giving back one tenth to God. Each year, Atlantic Stewardship Bank tithes, or shares ten percent of its pre-tax earnings with Christian and local non-profit organizations selected by the Board of Directors. The original founders of the Bank were so deeply committed to this concept, that the Tithing Program defines our mission and is part of our corporate by-laws.

In 2010, the Bank's tithe was $360,000 enabling it to share with 280 recipients. Since the program's inception, Atlantic Stewardship Bank has distributed $7.3 million in total tithe donations.
The thought of a bank giving away ten percent of its profits every year is highly unusual, especially in the current economy. We continue to do so because, as mentioned above, the concept of tithing was extremely important to the founders of the Atlantic Stewardship Bank; so much so that it is written into the Bank's corporate by-laws. Atlantic Stewardship Bank considers it a privilege to be able to continue to share our profits with worthy organizations.

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2010 TITHE DISTRIBUTION

*Africa Inland Mission

*American Christian School

*Back to God Ministries International

*Bergen County Society

*Bethany Christian Services of New Jersey

*Calvary Christian Academy

*Calvin College *Calvin Theological Seminary

 *Cary Christian Center

*Cathedral Choir

*Catholic Charities

 *Christian Health Care Center

*Christian Reformed World Relief Committee

*Christian Schools International

*Crossroads Bible Institute

*CUMAC

*Dawn Treader Christian School

*Eastern Christian Children's Retreat

*Eastern Christian School Association

*Elim Christian Services

*Eva's Village

*Faith Ministries of White Lake, NY

*Father's Cupboard

*Fellowship Homes

*Florence Christian Home

*Friendship Ministries

*Gideons International Lakeland Camp

*Gideons International Passaic Valley Camp

*Gideons International Ramapo Camp

*Good Shepherd Mission

*Goshen Christian School

*Grace Counseling Ministries

*Habitat for Humanity ofBergen County

*Harvest Outreach Ministries

*Hawthorne Christian Academy

*Hawthorne Ecumenical Council — Crop Walk

*Holland Christian Home

*Hope House

*International Networx

*King's Kids Pre-School and Daycare

*Lancaster Bible College

*Lighthouse Pregnancy Resource Center

*Little Sisters ofThe Poor & St. Joseph's Home for the Elderly

*Lord's Day Alliance ofNJ

2010 ANNUAL REPORT

*The Luke Society

*Madison Avenue Baptist Academy

*Madison Avenue Crossroads Community Ministries

*Mary Help ofChristians Academy

*Mid Atlantic Ministries

*Mississippi Christian Family Services

*Mt. Hope Camp

*Mustard Seed School

*Netherlands Reformed Christian School

*New City Kids

*New Hope

*New Hope Community Ministries

*New Jersey Family Policy Council

*Northeast Community Transformation

*North Jersey Home Schoolers Association

*Northside Community Christian Reformed Church Day Camp

*Oasis — A Haven for Women and Children

*Operation Double Harvest — Haiti

*Paterson Habitat for Humanity

*Prison Fellowship Ministries

*Puritan Reformed Theological Seminary

*Ridgewood YMCA

*Ringwood Christian School

*Ron Hutchcraft Ministries

*The Salvation Army — Paterson Branch

*Siena Village at Wayne

*Sonshine  Christian Academy

*St. Anthony's School

*St. Augustine Presbyterian Church — Multi Service Center

*St. Elizabeth's Interparochial School

*St. Joseph's Regional Medical Center

*St. Joseph's Wayne Hospital

*St. Luke Community Development Center

*St. Philip's Camp Youth Development Program & Coffee Pot Ministry

*St. Pius X School

*Star of Hope Ministries

*Strategic Prayer Command

*Sussex Christian School

*Touch the World Ministries

*Trinity Christian School

*United Paterson Development Corporation — After School Literacy & Safe Space Programs

*Unity Christian Reformed Church After School Program

*Veritas Christian Academy

*Waldwick Seventh Day Adventist School

*Wayne Interfaith Network — Food Pantry

*Westminster Theological Seminary

*World for Christ Crusade

*Wyckoff Christian Pre-School

*Wyckoff Family YMCA

*Wyckoff Reformed Church Food Pantry

*YWCA of Bergen County

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2010 TO THE FOLLOWING ORGANIZATIONS

American Cancer Society

American Legion Post 242 -Pompton Plains

*Andrew L. Hicks, Jr. Foundation

The Arc of Bergen and Passaic Counties

Bergen County Wildcats Special Olympics Program

Bergen Philharmonic Orchestra

*Bethlehem Lutheran Church
 Upward Christian Basketball League

Boys & Girls Club of Northwest NJ

*Camp Hope ofHackensack

*Catholic Family & Community Services

Center for Food Action

Childhood Cancer Society

Children's Aid &Family Services

Children's Institute

Chilton Memorial Hospital

*Church ofthe Transfiguration Outreach Ministries

Community Hospice ofBergen County

Community Meals

*Cornerstone Chapel Television Ministry

*Covenant House NewJersey

Creative Living Counseling Center

Cyprus Children's Fund

Cystic Fibrosis Foundation

DACKKs Group for Supportive Housing

Deborah Hospital Foundation

*Dedication Evangelism

*Emergency Food Coalition of Passaic County

Emmanuel Cancer Foundation
Forum School

Foundation for Free Enterprise

Foundation for the Handicapped

Fraternal Order of Police Lodge #411

Friends ofthe Hermitage

Gift ofLife — Rotary Clubs in District 7490

Girl Scouts of Northern New Jersey

*Grace United Methodist Church Nursery School

Greater Paterson Chamber Commerce

Hawthorne Baseball/ Softball Association

Hawthorne Caballeros

Hawthorne Chamber ofCommerce

Hawthorne Community Library Foundation

Hawthorne Day

Hawthorne Domestic Violence Response Team

Hawthorne Fire Department

Hawthorne High School

Hawthorne — Louis Bay 2nd Library

Hawthorne Rotary Club

Hawthorne VFW District #1

Hawthorne Volunteer Ambulance Corps

Healing the Children Midlantic

*Hispanic Info Center of Passaic

Hispanic Multi-Purpose Service Center

Ho-Ho-Kus Memorial Volunteer Ambulance Corps

The Holmstead School

*Hope Ministry

*Immaculate Conception Church GolfOuting

*Immaculate Heart ofMary School

*Interchurch Softball League

*Knights of Columbus 5920 — Msgr. Joseph Brestel Council

*Knights ofColumbus 5257 — St. Luke's Council

Leaders Beyond Borders "Legacy Minded Men

The Love Fund ofWyckoff "Martin Luther King, Jr. Day

Memorial Day Nursery

*Metro Kiddie Academy Christian Pre-School & Daycare

Midland Park Ambulance Corps

Midland Park Baseball Association

Midland Park Chamber ofCommerce

REFLECTIONS

Midland Park Children's Love Fund

Midland Park Junior Football &
Cheerleading Association

Midland Park Lions Club

Midland Park Memorial Library

Midland Park Public Education Foundation

Midland Park Volunteer Fire Company

Midland Park Volunteer Fire Department

Midland Park/Wyckoff VFW Post #7086

Mohawk Athletic Club of Hawthorne

Montville Baseball & Softball Association

Montville Chamber of Commerce

Montville Fire Department

Montville Free Public Library

Montville — Lazar Middle School Parent Teacher Council

Montville Township First Aid Squad

Montville Township Fourth of July Committee

Montville Township High School Parent Teacher Council

New Bridge Services

New Jersey Citizen Action Education Fund

New Jersey Community Development Corporation

*New Jersey District-Lutheran
Church Missouri Synod Mission Golf Classic

New Jersey Lions District 16A Charitable Foundation

New Jersey State Organization of Cystic Fibrosis

North Haledon PBA Local 292

North Haledon Recreation Committee

North Haledon UNICO

North Jersey Chorus

North Stars Association for Competitive Gymnastics

The Order  of the Lamp Scholarship Fund

Pascack Valley Chamber of Commerce

Passaic County Education Associations

Passaic County Historical Society

Pequannock Friends of Wrestling

Pequannock Street Fair

Pequannock Township Food Pantry

Pequannock Township High School Band Parents Association

Pequannock Township Little League

Pequannock Township Public Library

Pequannock Township Volunteer
Fire Department Engine Co. #1

Pequannock Township Volunteer
Fire Department Engine Co. #2

Pequannock UNICO

Pompton Falls Volunteer Fire Department #3

*Power House Christian Church Outreach Ministries

*Preakness Reformed Church R.I.S.E Mission Program

Prospect Park Volunteer Fire Department

Ridgewood Biddy Basketball

Ridgewood Cares

Ridgewood Chamber of Commerce

Ridgewood Dads' Night — Somerville-Hawes Schools

Ridgewood Emergency Services (FOREST)

Ridgewood Fourth of July Committee, Inc.

Ridgewood Rotary Club

*Royal Family Kids Camp

Saddle River Day School

Share (Share Housing Association for Ridgewood and Environs)

Shomrei Torah —

Wayne Conservative Congregation

Sons of the American Legion Post — Pequannock

*St. Joseph Church Outreach Programs

*St. Luke's Church Ministry Programs

*St. Pius X Knights of Columbus

Temple Israel & Jewish Community Center

Tomorrows Children's Fund

Torpedoes Soccer Club

Towaco Civic Association

Tri-County Chamber of Commerce

UJA Federation of NY

*United Methodist Church Golf Outing

The USO Valley Hospital

Waldwick Baseball/Softball Association

Waldwick Chamber of Commerce

Waldwick Community Alliance

Waldwick High School

Waldwick Lions Club

Waldwick Public Library

Waldwick Recreation Trust Fund

Waldwick Soccer Association

Waldwick VFW Post 1049

Waldwick Volunteer Ambulance Corps

Wayne Adult Community Center

Wayne — Community Volunteer Fire Company #1

Wayne Counseling and Family Services

Wayne Day

Wayne Hills High School

Wayne Hills High School Band Boosters

Wayne — John F. Kennedy School

Wayne Lions Club

Wayne Little League

Wayne Little League — NJ District 2

Wayne Police Athletic League

Wayne Public Library

Wayne Township Memorial First Aid Squad

Wayne Valley High School Project Graduation

West Bergen Mental Healthcare

West Milford — Marshall Hill School

Westwood Chamber of Commerce

Westwood Roller Hockey Association

Westwood Softball Association

Woodcliff Lake Baseball

Wyckoff Chamber of Commerce

Wyckoff Education Foundation
Wyckoff Fire Department

Wyckoff Fire Department Company #1

Wyckoff-Midland Park Rotary Club

Wyckoff Free Public Library

Wyckoff Volunteer Ambulance Corps

Youth Consultation Service

*Zion Lutheran School

*Denotes Christian Charity

Pictured from left to right: Richard Schuurman, Business Development Associate; Michael and Joan Viera of the Good Shepherd Mission and Diane Ingrassia, Hawthorne Branch Manager and Regional Manager.

2010 ANNUAL REPORT

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

John W. Hain, Sr.
Senior Vice President and Senior Commercial Loan Manager

Julie E. Holland
Senior Vice President and Chief Risk Officer

Robert C.Vliet
Senior Vice President
and Consumer Loan Manager

Angela P. Turi
Vice President

Mary Beth Steiginga
Assistant Vice President

Atlantic
Stewardship Bank Officers

Paul Van Ostenbridge
President and
Chief Executive Officer

Claire M. Chadwick
Senior Vice President
and Chief Financial Officer

John W. Hain, Sr.
Senior Vice President and Senior Commercial Loan Manager

Julie E. Holland
Senior Vice President and Chief Risk Officer

Robert C.Vliet
Senior Vice President
and Consumer Loan Manager

Jeanne Chichelo
Vice President

Janet Decker
Vice President

Diane Ingrassia
Vice President

Joseph Lomoriello
Vice President

Rene Miranda
Vice President

Douglas Olsen
Vice President

Cynthia Perrotta
Vice President

Richard Powers
Vice President

Raymond Santhouse
Vice President

GailK.Tilstra
Vice President

Angela P. Turi Vice President

Karen Bulley Assistant Vice President

Thomas Dacey Assistant Vice President

Richard Densel Assistant Vice President

John Krantz Assistant Vice President

Nicholas Latora Assistant Vice President

John Lindemulder Assistant Vice President

Grace Lobbregt Assistant Vice President

Thomas Maselli Assistant Vice President

Karen Mullane Assistant Vice President

Paul Pellegrine Assistant Vice President

Clarence Reinstra Assistant Vice President

Louise Rohner Assistant Vice President

Mary Beth Steiginga Assistant Vice President

Ellie King Assistant Secretary

Kristine Rasile
Assistant Secretary

Judi Rothwell
Assistant Secretary

Barbara Vincent
Assistant Secretary

Tonni Von Schaumburg
Assistant Secretary

Bibi David
Administrative Assistant

Janet Garippa
Administrative Assistant

Catherine Grinkin
Administrative Assistant

George Kotevski
Administrative Assistant

Jean Schaver
Administrative Assistant

Paula Scott
Administrative Assistant

Rigo Silva
Administrative Assistant

William Tussi
Administrative Assistant

Alejandro Urquico
Administrative Assistant

Joan Van Houten
Administrative Assistant

Ken Wehinger
Administrative Assistant

Pictured from left to right: Margo Lane, SFC Director; Alexandra Browne, HCA Student Council President; Grace Lobbregt, Hawthorne Branch Assistant Manager; Chris Grant, HCA Student Head-Chaplin; Donald Klingen, HCA Principal; and Paul Van Ostenbridge, ASB President & CEO.

ASB BEACH Committee members Tonni von Schaumburg, Marketing Manager and Angela Turi, Vice President, Accounting collect donations for the Bank's annual food drive.

REFLECTIONS

STEWARDSHIP FINANCIAL CORPORATION

CORPORATE ATTORNEYS	STEWARDSHIP FINANCIAL CORPORATION	TRANSFER AGENT REGISTRAR AND DIVIDEND REIMBURSEMENT AGENT

Stewardship Financial Corporation

McCarter & English, LLP
Attorneys at Law
4 Gateway Center
Newark, NJ 07102
973-622-4444

Atlantic Stewardship Bank

Hanse & Hanse
2035 Hamburg Turnpike
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
& 1111 Goffle Road

Diane Ingrassia
Branch Manager, Vice President
& Regional Manager

Grace Lobbregt
Assistant Branch Manager
& Assistant Vice President

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
& Administrative Assistant

WALDWICK
64 Franklin Turnpike

Richard Densel
Branch Manager
& Assistant Vice President

Michelle Albert
Assistant Branch Manager

WAYNE
400 Hamburg Turnpike

Douglas Olsen
Branch Manager, Vice President
& Regional Manager

Janet Garippa
Assistant Branch Manager
& Administrative Assistant

WAYNE HILLS
87 Berdan Avenue

John Lindemulder
Branch Manager
& Assistant Vice President

George Kotevski
Assistant Branch Manager
& Administrative Assistant

WAYNE VALLEY
311 Valley Road

Alejandro Urquico
Branch Manager
& Administrative Assistant

WESTWOOD
200 Kinderkamack Road

Barbara Vincent
Branch Manager
& Assistant Secretary

WYCKOFF
378 Franklin Avenue

Thomas A. Maselli
Branch Manager
& Assistant Vice President

Joan Van Houten
Assistant Branch Manager
& Administrative Assistant

STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

630 Godwin Avenue, Midland Park, NJ 07432
201-444-7100 877-844-BANK www.asbnow.com