Form 10-K, Exhibit 13
period 2011-12-31
STEWARDSHIP FINANCIAL CORP
filed 2012-03-30
CIK 1023860

Stewardship
Bank
Debit Card
1234 5678 91
5102
GOOD THRU

2011 ANNUAL REPORT

Personal Online Banking
EVERYDAY
Online Banking
KEEPING YOU SAFE.
Online Banking

SFC
STEWARDSHIP FINANCIAL CORPORATION
AND SUBSIDIARY

SET APART

SET APART

As we look back on the events of 2011, we clearly see that Stewardship Financial Corporation and Atlantic Stewardship Bank are set apart from other financial institutions. What truly sets us apart is our corporate mission and our purpose of serving the financial needs of the northern New Jersey community, while giving back, or tithing, ten percent of our earnings to Christian and local nonprofit organizations.

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

Know that the LORD has set apart his faithful servant for himself;

the LORD hears when I call to him.

– PSALM 4 : 3

2011 ANNUAL REPORT

2011 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

	2011	2010
FOR THE YEAR ENDED DECEMBER 31	(Dollars in thousands, except per share amounts)
Net income	$684	$1,233
Net income available to common stockholders	126	683
Weighted average number of common shares outstanding	5,861	5,843
Earnings per common share
Basic earnings per common share	0.02	0.12
Diluted earnings per common share	0.02	0.12
Cash dividends declared	0.20	0.28
Book value at year end	7.28	7.24
BALANCE SHEET DATA AT DECEMBER 31
Total assets	708,818	688,118
Total gross loans	456,413	451,866
Allowance for loan losses	11,604	8,490
Total deposits	593,552	575,603
Stockholders’ equity	57,792	52,132
CONSOLIDATED RATIOS
Return on average assets	0.10%	0.18%
Return on average common equity	0.29%	1.55%
Tier 1 capital to average assets (leverage)	8.86%	8.58%
Tier 1 capital to risk-adjusted assets	12.65%	12.20%
Total capital to risk-adjusted assets	13.91%	13.45%

At far right, Paula Scott, Assistant Branch Manager, Hawthorne Branch and Richard Schuurman, Business Development Associate with the staff and students of the Sonshine Christian Academy Day Nursery.	Paul Pellegrine, left, Ridgewood Branch Manager and Paul Savaria, right, Deputy Chief, Ridgewood Emergency Services.

2011 ANNUAL REPORT

BOARD OF DIRECTORS

STEWARDSHIP FINANCIAL CORPORATION AND ATLANTIC STEWARDSHIP BANK

Standing, left to right: Margo Lane; Michael A. Westra, CPA, Vice Chairman; Robert J. Turner,
Secretary; Paul Van Ostenbridge; Richard W. Culp; William J. Vander Eems,
Arie Leegwater. Seated, left to right: William C. Hanse, Esq., Chairman; John L. Steen;
Howard R. Yeaton, CPA; Harold Dyer

Harold Dyer
Retired

Margo Lane
Sales and Marketing Manager
Collagen Matrix, Inc.

Arie Leegwater
Retired

John L. Steen
President, Steen Sales, Inc.

Robert J. Turner, Secretary
Retired

William J. Vander Eems
President, William Vander Eems, Inc.

Paul Van Ostenbridge
President and Chief Executive Officer
Stewardship Financial Corporation and
Atlantic Stewardship Bank

Michael A. Westra, CPA, Vice Chairman
President and General Manager,
Wayne Tile Company

William C. Hanse, Esq., Chairman Of Counsel Hanse Anderson LLP	Richard W. Culp Executive Vice President, Sales Pearson Education Company	Howard R. Yeaton, CPA Managing Principal, Financial Consulting Strategies LLC

MESSAGE TO THE SHAREHOLDERS

Dear Shareholders and Friends:

SET APART. What sets Stewardship Financial Corporation apart from other financial institutions? First, a commitment to our Christian mission of tithing and second, our dedication to shareholders by maintaining solid capital levels that provide the foundation for a strong organization. We also recognize that the needs of our commercial and consumer customers are changing rapidly and we are committed to anticipating their needs through a proactive plan to develop and release new, innovative products and services. We believe that these financial products and services will help our customersto succeed in the present environment and beyond.

We are also cognizant of the fact that small business lending is a driving factor of our current economy. In 2011, we were pleased to have the opportunity to participate in the U.S. Department of the Treasury’s (the “Treasury”) Small Business Lending Fund (SBLF). The SBLF is a voluntary capital program available only to healthy community banks and is designed to encourage lending to small businesses by providing capital to qualified community banks at favorable rates.

On September 1, 2011 Stewardship Financial Corporation received $15 million through the purchase by the Treasury of the Corporation’s preferred stock. The Corporation used a portion of the SBLF proceeds to repurchase from the Treasury the full $10 million of outstanding preferred shares issued under the Capital Repurchase Program (“CPP”). We are also pleased to note that, as a result of our active and consistent lending to small and mid-sized businesses, the dividend paid by the Corporation for the fourth quarter of 2011 was at a rate of 1%, the most favorable rate available under the SBLF program and an improvement over the 5% dividend rate under the CPP. The additional capital provided by the SBLF program further solidifies our already well-capitalized position, thereby enhancing our ability to make new loans. Accordingly, we are better able to serve the lending needs of consumers and businesses in our market.

The Corporation was profitable for the year ended December 31, 2011 with net income of $684,000. The Corporation’s earnings were negatively affected by the prolonged local economic downturn which continues to require higher levels of loan loss provi- sions. The allowance for loan losses is based upon management’s evaluation of the adequacy of the allowance including an assessment of known and inherent risks

2011 ANNUAL REPORT

in the portfolio, actual loss experience, the level of delinquencies, and the estimated net realizable value of collateral based on current market conditions. Many of the Corporation’s loans are secured by commercial real estate. The Northern New Jersey commercial real estate market continued to decline in value in 2011which contributed to our need to fund additional reserves on the loans where the borrowers’ documented ability to meet loan obliga- tions did not support the debt. The loan loss provision of $10.8 million for the year ended December 31, 2011 was higher than the $9.6 million loan loss provision recorded for the year ended December 31, 2010. The loan loss allowance in the amount of $11.5 million, or 2.54% of total loans, as of December 31, 2011 compared favorably to the $8.5 million or 1.88% of total loans a year earlier. Non-accrual loans as of December 31, 2011 were $27.7 million or 6.08% of total loans and the Corporation charged off $7.8 million in loans during the year ending December 31, 2011. The asset quality issues can be attributed in part to the ongoing national and regional economic instability which began in 2008. The Corporation is diligently monitoring its loan portfolio in an effort to address and contain future credit quality concerns.

We recognize that the unfavorable economic conditions persist and this is stressing our commercial borrowers. As such, our management has taken steps to strengthen the Commercial Lending Division by enhancing its team. A new Commercial Lending Division Manager was hired to head-up the team, two new experienced commercial lenders were added, and two additional experienced credit analysts complimented the credit department. Our Credit Workout Officer was hired to oversee and work on the Corporation’s nonperforming assets. In addition to adding these experienced lenders and bankers, the Corporation thoroughly reviewed and enhanced the Commercial Lending Division policies and procedures. Although the Corporation is still an active commercial lender, the qualifying standards for obtaining a loan are appropriately stringent.

We are pleased to report our noninterest income increased $773,000 to $5.2 million for the year ended December 31, 2011 as compared to $4.4 million for the prior year. Noninterest income included gains on sales of residential mortgage loans which totaled $1.2 million for 2011, an increase from $671,000 for the same period a year earlier. The increase in residential mortgage loan sales is the result of an aggressive marketing campaign where the Corporation promoted a Zero Closing Cost Residential Refinance program. This marketing campaign resulted in more mortgages processed in 2011 thereby realizing greater fee income. Mortgage rates remain at historic lows and benefit customers looking to purchase homes as well as those looking to refinance.

Perhaps one of the best indicators of our strength as a corporation is in our ability to continue to move forward. In 2011, Atlantic Stewardship Bank introduced new products and services and made enhance- ments to existing products and services to better meet the needs of our customer base. To make our Online Banking experi- ence more robust, we launched a new Online Banking Homepage that gives our customers more comprehensive access to their accounts, transactions and financial tools and a purchase rewards program. Enhancements were made to ASB Mobile Text Banking as well. The new functionality includes the ability to transfer funds, receive a low balance alert, and add a second phone number to the account.

In 2012, Atlantic Stewardship Bank will introduce a mobile application for the iPhone, iPad and Android devices. This new functionality will allow customers to access their ASB accounts from wherever life takes them. With just a touch of a button, customers will be able to transfer funds between ASB accounts, view balances and transaction history, pay bills, locate ASB branches and ATMs and ultimately, deposit checks by scanning them into their device.

Our Mortgage Department launched a new and improved website at www.asbnowmortgage.com. The new website features: an improved online application that greatly simplifies the mortgage process; a short application to pre-qualify the customer who is just shopping; a pre-qualification calculator;an easy-to-read rates page; and a comprehensive list of our mortgage products.

For our business customers, the Bank introduced Re$ubmitIt, an electronic check recovery service. This service significantly reduces the burden of the business customer trying to collect funds from bounced checks. This service has the potential to double the business customer’s recovery rate. The business customer will collect more checks and get 100% of the face value of all checks that are collected electronically.

In 2012, Atlantic Stewardship Bank will partner with LPL Financial enabling us to become a full-service provider of financial products. Through a subsidiary, Investment Services at Atlantic Stewardship Bank, we will offer access to a complete array of financial instruments and services to our customers including stocks, bonds, mutual funds, annuities, insurance, state-of-the-art technology, and unbiased investment research. LPL Financial Consultants will reside in our branches and be able to provide our customers with professional guidance and excellent service.

The Atlantic Stewardship Bank Tithing Program has been a blessing to many organizations especially as the local and national economies are slow to recover. In 2011, the Bank donated $398,000 to 288 deserving organizations. Since the program’s inception in 1987,$7.7 million has been shared with those in need such as local food pantries, Christian missions, schools and healthcare facilities. Local civic and non-profit organizations are supported by the Bank’s tithing program as well. Atlantic Stewardship Bank is proud to be able to continue to share a portion of its profits with those in need.

In closing we would like to thank our shareholders, associates and most of all, our loyal customers for your continued support and confidence in Stewardship Financial Corporation and Atlantic Stewardship Bank. This is truly what sets us apart and allows us to be faithful servants to the Lord in all that we do.

/s/ William C. Hanse

William C. Hanse, Esq.
Chairman of the Board of Directors

/s/ Paul Van Ostenbridge

Paul Van Ostenbridge
President and Chief Executive Officer

2011 ANNUAL REPORT

BUSINESS DEVELOPMENT BOARDS

BERGEN	MORRIS	PASSAIC	Ruth Kuder
Janyce Bandstra Richard Barclay John Belanus J.T. Bolger Mark Borst	David S. Bickel Antonia Daughtry Robert E. Fazekas Gregory A. Golden Brian W. Hanse, Esq., CPA	Vince Brosnan Ben Della Cerra Mary Forshay Paul D. Heerema	William A. Monaghan III, Esq. Mark D. Reitsma, CFP Susan Vander Ploeg Charles Verhoog Ralph Wiegers

Richard J. Brady, Esq.

William R. Cook

Peter V. Demarest

Robert Galorenzo, MD

William F. Gilsenan, Jr.

Bartel Leegwater

Donald W. Reeder, Esq.

Robert G. Schroeder

John Scoccola

James D. Vaughan III, Esq.

Garret A. Hoogerhyde, CPA Vernon Kuiken Jeffrey T. Massaro Joseph Pellegrino Edward Ramirez Bernadette Solari Abe Van Wingerden Michael Wolansky, CPA

SPECIAL APPRECIATION

We extend a heartfelt thank you to Garret A. Hoogerhyde, CPA who is retiring from our Morris County New Business Development Board after many years of service to the Bank. Mr. Hoogerhyde was an incorporator and organizer of the Atlantic Stewardship Bank in addition to serving on the New Business Development Board since its inception. We greatly appreciate his efforts in promoting the Bank for the past 26 years and look forward to his continued support.

CUSTOMER CORNER

Foundation Enterprises LLC has had a partnership with the Atlantic Stewardship Bank since its inception in 2005. Atlantic Stewardship Bank is a critical partner for Foundation Enterprises because of their unwavering commitment to providing assistance to people in need, and to the development of the communities in which they operate. These goals and values are well aligned with the vision of Foundation Enterprises LLC.

Foundation Enterprises, LLC was founded in 2005 as a company committed to building community through development and education in Paterson. The company focuses on real estate management and educational development.

Colin P. Watson, Sr.
Foundation Enterprises, LLC
Paterson, NJ

Administrative Consultants Inc. has been in existence since 1989 providing account- ing and consulting services to non profit organizations. We began banking with Atlantic Stewardship Bank in 1994. Since then we have transferred all of our business accounts to Atlantic Stewardship Bank including organizations that our accounting business supports.

In December of 2002, we founded Harvest Outreach Ministry International and purchased a building in Paterson, NJ. Atlantic Stewardship Bank provided the financing to us. From this Outreach Center we have been able to support the inner city of Paterson and other inner cities through various outreach programs.

Pastor Edward and Melanie Ramirez
Administrative Consultants, Inc.
Montville, NJ

Glen Rock Stairs has been family owned and operated for three generations. To us, “family” is a concept that extends beyond the family members working in the business to include employees, customers, suppliers and neighbors. We try to treat all people involved with Glen Rock Stairs with honesty, consideration and respect. And, like Atlantic Stewardship Bank, we also try to nourish our community roots by participating in civic and charitable activities.

Glen Rock Stairs has been a longtime Atlantic Stewardship Bank customer because the Bank has always taken care of us. We are confident that we will receive personal service, especially when we call the Bank and are able to speak directly with the person that we need.

Nick Veenstra
Glen Rock Stairs
Franklin Lakes, NJ

2011 ANNUAL REPORT

OUR 2011 TITHING PROGRAM

EACH ONE SHOULD USE WHATEVER GIFT HE HAS RECEIVED
TO SERVE OTHERS, FAITHFULLY ADMINISTERING
GOD’S GRACE IN ITS VARIOUS FORMS.

1 PETER 4:10

What sets Atlantic Stewardship Bank apart from other financial institutions is the fact that every year the Bank gives away 10% of its pre-tax earnings. The Bank was founded on the Biblical Old Testament tenet of tithing or giving back one tenth to God. Each year, Atlantic Stewardship Bank tithes, or shares ten percent of its pre-tax earnings with Christian and local non-profit organizations selected by the Board of Directors. The original founders of the Bank were so deeply committed to this concept, that the Tithing Program defines our mission and is part of our corporate-by-laws.

In 2011, the Bank’s tithe was $398,000 enabling it to share with 288 recipients. Since the program’s inception, Atlantic Stewardship Bank has distributed $7.7 million in total tithe donations.

Atlantic Stewardship Bank considers it a blessing to be able to share a portion of our annual profits with worthy organizations. We continue to do so because the philosophy of giving back a portion of what we have earned to God remains just as important today as it was to the original founders of the Bank.

WE ARE PLEASED TO HAVE ASSISTED THE FOLLOWING ORGANIZATIONS WITH OUR 2011 TITHE DISTRIBUTION

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

*Florence Christian Home

*Friendship Ministries

*Gideons International Bergen West Camp

*Gideons International Lakeland Camp

*Gideons International Passaic Valley Camp

*Gideons International Ramapo Camp

*Good Shepherd Mission

*Goshen Christian School

*Grace Counseling Ministries

*Habitat for Humanity of Bergen County

*Harvest Outreach Ministries

*Hawthorne Christian Academy

*Hawthorne Ecumenical Council Food Pantry

*Holland Christian Home

*Hope House

*International Networx

*King’s Kids Pre-School and Daycare

2011 ANNUAL REPORT

*Lancaster Bible College

*Lighthouse Pregnancy Resource Center

*Little Sisters of The Poor & St. Joseph’s Home for the Elderly

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

*Oasis – A Haven for Women and Children

*Operation Double Harvest – Haiti

*Paterson Habitat for Humanity

*Prison Fellowship Ministries

*Puritan Reformed Theological Seminary

*Ridgewood YMCA

*Ringwood Christian School

*Ron Hutchcraft Ministries

*The Salvation Army – Paterson Branch

*Siena Village at Wayne

*Sonshine Christian Academy

*St. Anthony’s School

*St. Augustine Presbyterian Church – Multi Service Center

*St. Elizabeth’s Interparochial School

*St. Joseph’s Regional Medical Center

*St. Joseph’s Wayne Hospital

*St. Luke Community Development Center

*St. Philip’s Camp Youth Development Program & Coffee Pot Ministry

*St. Pius X School

*Star of Hope Ministries

*Strategic Prayer Command

*Sussex Christian School

*Touch the World Ministries

*Trinity Christian School

*United Paterson Development Corporation – After School Literacy & Safe Space Programs

*Unity Christian Reformed Church After School Program

*Veritas Christian Academy

*Waldwick Seventh Day Adventist School

*Wayne Interfaith Network – Food Pantry

*Westminster Theological Seminary

*World for Christ Crusade

*Wyckoff Christian Pre-School

*Wyckoff Family YMCA

*Wyckoff Reformed Church

Food Pantry

*YWCA of Bergen County

ADDITIONALLY, THE BANK HAS PROVIDED SUPPORT THROUGHOUT 2011 TO THE FOLLOWING ORGANIZATIONS

American Cancer Society

American Labor Museum

*Athletes in Action

Bergen County Wildcats Special Olympics Program

*Bethlehem Lutheran Church Upward Christian Basketball League

Boca Royale SFF Charity

Boys & Girls Club of Northwest NJ

*Camp Hope of Hackensack

*Catholic Family & Community Services

Center for Food Action

Changing Images Art Foundation Childhood Cancer Society Children’s Aid & Family Services Children’s Institute

Children’s Therapy Center of Fair Lawn and Midland Park

Chilton Memorial Hospital

*Christian Reformed Church of Midland Park Outreach Ministry

*Community Hospice of Bergen County

Community Meals

*Cornerstone Chapel Television Ministry

Cystic Fibrosis Foundation

DACKKs Group for Supportive Housing

Deborah Hospital Foundation

*Dedication Evangelism

*Emergency Food Coalition of Passaic County

Emmanuel Cancer Foundation Family Promise of Passaic County

FLOW Follies

Forum School

Foundation for the Handicapped

Friends of the Hermitage

Gift of Life – Rotary Clubs in District 7490

Girl Scouts of Northern New Jersey

*Grace United Methodist Church Nursery School

*Grandberg-Michaelson Emerging Leaders Scholarship Fund

Hawthorne Baseball/ Softball Association

Hawthorne Caballeros

Hawthorne Chamber of Commerce

Hawthorne Community Library

Foundation

Hawthorne Day

Hawthorne Domestic Violence Response Team

Hawthorne Fire Department

Hawthorne High School

Hawthorne – Louis Bay 2nd Library

Hawthorne PBA Local #200

Hawthorne Rotary Club

Hawthorne VFW District #1

Hawthorne Volunteer Ambulance Corps

Healing the Children Midlantic

*Hispanic Info Center of Passaic

Ho-Ho-Kus Memorial Volunteer Ambulance Corps

*Hole in the Wall Gang Camp

The Holmstead School

*Hope for a Thousand Hills

*Hope Ministry

*Immaculate Heart of Mary School

*Interchurch Softball League

Inter Club Facchetti of New Jersey

Jamboree Scholarship Fund

*Jersey Shore Will Graham Celebration

Jewish Family Service of North Jersey

*JFM Network

*Knights of Columbus 5257 – St. Luke’s Council

*Knights of Columbus 5920 – Msgr. Joseph Brestel Council

*Knights of Columbus 6033 – Presentation Council

*Legacy Minded Men

Love Fund of Wyckoff

Mahwah Youth Sports Boosters

*Martin Luther King Jr. Day

Committee

Memorial Day Nursery

*Metro Kiddie Academy Christian Pre-School & Daycare

Midland Park Ambulance Corps

Midland Park Baseball Association

2011 ANNUAL REPORT

Barbara Vincent, left, Westwood Branch Manager and Wendy Megerman, right, Director of Volunteers and Operation, Community Hospice of Bergen County

Midland Park Children’s Love Fund

Midland Park Girls Softball Association

Midland Park High School

Midland Park High School Athletic Boosters

Midland Park Junior Football & Cheerleading Association

Midland Park Lions Club

Midland Park Memorial Library

Midland Park PBA

Midland Park Public Education Foundation

Midland Park Volunteer Fire Company

Midland Park Volunteer Fire Department

Midland Park / Wyckoff VFW Post #7086

Mohawk Athletic Club of Hawthorne

Molly and Lindsey Diabetes Research Foundation

Montville Baseball & Softball Association

Montville Boy Scout Troop 777

Montville Fire Department

Montville Free Public Library

Montville Kiwanis Club

Montville Township Chamber of Commerce

Montville Township Drug Awareness Council

Montville Township First Aid Squad

Montville Township Fourth of July Committee

Montville Township Women’s Club

*Morris Habitat for Humanity

NewBridge Services

New Jersey Choral Society

New Jersey Citizen Action Education Fund

New Jersey Community Development Corporation

North Haledon PBA Local 292

North Haledon

Recreation Committee

North Haledon UNICO

North Jersey Chorus

Order of the Lamp Scholarship Fund

Pascack Valley Chamber of Commerce

Passaic County Historical Society

Pequannock Street Fair

Pequannock Township Food Pantry

Pequannock Township High School Band Parents Association

Pequannock Township Little League

Pequannock Township Public Library

Pequannock Township Regional Chamber of Commerce

Pequannock Township Volunteer Fire Department Engine Co. #1

Pequannock Township Volunteer Fire Department Engine Co. #2

Pequannock UNICO

Phoenix Center

Pompton Falls Volunteer Fire Department #3

Prospect Park Volunteer Fire Department

Ramapo High School Ridgewood Biddy Basketball

Ridgewood Chamber of Commerce

Ridgewood Dads’ Night – Somerville-Hawes Schools

Ridgewood Emergency Services

(FOREST)

Ridgewood Public Library

Foundation

Ridgewood Rotary Club

Ridgewood – Willard Elementary School

Ringwood Travel Baseball Association

*Royal Family Kids Camp

Share (Share Housing Association for Ridgewood and Environs)

Sons of the American Legion Post

– Pequannock

*St. Joseph Church Outreach Programs

*St. Luke’s Church Ministry Programs

*St. Paul Interparochial School

*St. Thomas Aquinas College

Temple Beth Tikvah Religious School Resource Program

Temple Israel & Jewish Community Center

Thomas A. Maselli Memorial Scholarship Fund

Torpedoes Soccer Club

Towaco Civic Association

Tri-County Chamber of Commerce

*United Methodist Church Outreach Ministries

The United Way of Passaic County – Flood Relief & Recovery

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

Wayne – John F. Kennedy School

Wayne Lions Club

Wayne Little League

Wayne Police Athletic League

Wayne Public Library

Wayne Township Memorial First Aid Squad

Wayne Valley High School Project Graduation

Wells Mountain Foundation Scholarship Fund

West Bergen Mental Healthcare

West Milford – Marshall Hill School

Westwood Borough – Summer Concert Series

Westwood – Dragon Soccer Club United Corp

Westwood Roller Hockey Association

Westwood Softball Association

Wyckoff Chamber of Commerce

Wyckoff Fire Department

Wyckoff Fire Company #1

Wyckoff – Midland Park Rotary Club

Wyckoff Free Public Library

Wyckoff Parks and Recreation

*Wyckoff Reformed Christian Pre-School

Wyckoff Volunteer Ambulance Corps

Youth Consultation Service

*Zion Lutheran School

2011 ANNUAL REPORT

OFFICERS

Wayne Hills Branch Manager, John Lindemulder, third from the right, with the members of the Wayne Township Memorial First Aid Squad.

STEWARDSHIP FINANCIAL CORPORATION OFFICERS

William C. Hanse, Esq.
Chairman of the
Board of Directors

Michael A. Westra, CPA
Vice Chairman of the
Board of Directors

Paul Van Ostenbridge
President and
Chief Executive Officer

Robert J. Turner
Secretary

Claire M. Chadwick
Senior Vice President
and Chief Financial Officer

Julie E. Holland
Senior Vice President
and Chief Risk Officer

Mark J. Maurer
Senior Vice President
and Commercial Loan
Division Manager

Robert C. Vliet
Senior Vice President
and Consumer Loan Manager

John W. Hain, Sr.
Senior Vice President

Angela P. Turi
Vice President

Mary Beth Steiginga
Assistant Vice President

ATLANTIC STEWARDSHIP BANK OFFICERS

Paul Van Ostenbridge
President and
Chief Executive Officer

Claire M. Chadwick
Senior Vice President and
Chief Financial Officer

Julie E. Holland
Senior Vice President and
Chief Risk Officer

Mark J. Maurer
Senior Vice President
and Commercial Loan
Division Manager

Robert C. Vliet
Senior Vice President
and Consumer Loan Manager

John W. Hain, Sr.
Senior Vice President

Karen Bulley
Vice President

Jeanne Chichelo
Vice President

Thomas P. Dacey
Vice President

Diane Ingrassia
Vice President

David Komor
Vice President

Kevin Kress
Vice President

Douglas Olsen
Vice President

Cynthia A. Perrotta
Vice President

Richard D. Powers
Vice President

Raymond J. Santhouse
Vice President

Ben Spoelstra
Vice President

Gail K. Tilstra
Vice President

Angela P. Turi
Vice President

Richard Densel
Assistant Vice President

Nicholas Latora
Assistant Vice President

John Lindemulder
Assistant Vice President

Grace Lobbregt
Assistant Vice President

Karen Mullane
Assistant Vice President

Paul J. Pellegrine
Assistant Vice President

Clarence Reinstra
Assistant Vice President

Louise Rohner
Assistant Vice President

Mary Beth Steiginga
Assistant Vice President

Christine M. Buchanan
Assistant Secretary

Janet Garippa
Assistant Secretary

Catherine Grinkin
Assistant Secretary

Ellie King
Assistant Secretary

George Kotevski
Assistant Secretary

Cynthia Mendoza
Assistant Secretary

Kristine Rasile
Assistant Secretary

Judi Rothwell
Assistant Secretary

Jean M. Schaver
Assistant Secretary

Paula Scott
Assistant Secretary

Rigo Silva
Assistant Secretary

Alejandro Urquico
Assistant Secretary

Joan Van Houten
Assistant Secretary

Barbara Vincent
Assistant Secretary

Tonni Von Schaumburg
Assistant Secretary

Kenneth C. Wehinger
Assistant Secretary

ASB Associate Ellie King, center, visits with Holland Home residents at the Annual Tea. Mary Beth Steiginga Assistant Vice President

STEWARDSHIP FINANCIAL CORPORATION

CORPORATE ATTORNEYS

Stewardship Financial Corporation

McCarter & English, LLP
Attorneys at Law
4 Gateway Center
Newark, NJ 07102
973-622-4444

Atlantic Stewardship Bank

Hanse Anderson LLP
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
800 -793 -7226

TRANSFER AGENT REGISTRAR AND DIVIDEND REIMBURSEMENT AGENT

To report a change of name or address, or a lost stock certificate or dividend check, contact:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
www.rtco.com

Shareholder Relations
Stewardship Financial Corporation
Corporate Division
201- 444-7100
www.asbnow.com

BRANCH LOCATIONS AND STAFF

HEADQUARTERS – MIDLAND PARK
630 Godwin Avenue

Raymond J. Santhouse
Branch Manager, Vice President
& Regional Manager

Kristine Rasile
Assistant Branch Manager
& Assistant Secretary

HAWTHORNE
386 Lafayette Avenue
& 1111 Goffle Road

Diane Ingrassia
Branch Manager, Vice President
& Regional Manager

Paula Scott
Assistant Branch Manager
& Assistant Secretary

MONTVILLE
2 Changebridge Road

Judi Rothwell
Branch Manager
& Assistant Secretary

NORTH HALEDON
33 Sicomac Road

Grace Lobbregt
Branch Manager
& Assistant Vice President

Linda Martin
Branch Operations Manager

PEQUANNOCK
249 Newark-Pompton Turnpike

Louise Rohner
Branch Manager
& Assistant Vice President

Joan Van Houten
Assistant Branch Manager
& Assistant Secretary

RIDGEWOOD
190 Franklin Avenue

Paul J. Pellegrine
Branch Manager
& Assistant Vice President

Catherine Grinkin
Assistant Branch Manager
& Assistant Secretary

WALDWICK
64 Franklin Turnpike

Richard Densel
Branch Manager
& Assistant Vice President

Michelle Albert
Assistant Branch Manager

WAYNE
400 Hamburg Turnpike

Douglas Olsen
Branch Manager, Vice President
& Regional Manager

Janet Garippa
Assistant Branch Manager
& Assistant Secretary

WAYNE HILLS
87 Berdan Avenue

John Lindemulder
Branch Manager
& Assistant Vice President

George Kotevski
Assistant Branch Manager
& Assistant Secretary

WAYNE VALLEY
311 Valley Road

Alejandro Urquico
Branch Manager
& Assistant Secretary

WESTWOOD
200 Kinderkamack Road

Barbara Vincent
Branch Manager
& Assistant Secretary

WYCKOFF
378 Franklin Avenue

Karen Mullane
Branch Manager
& Assistant Vice President

630 Godwin Avenue, Midland Park, NJ 07432

201-444-7100 877-844-BANK www.asbnow.com