Form 10-K, Exhibit 13
period 2012-12-31
STEWARDSHIP FINANCIAL CORP
filed 2013-03-28
CIK 1023860

2012 ANNUAL REPORT

…Stand firm. Let nothing move you. Always give yourselves fully to the work of the Lord, because you know that your labor in the Lord is not in vain.

- 1 C O R I N T H I A N S 1 5 : 5 8

Atlantic Stewardship Bank and Stewardship Financial Corporation continue to stand firm, letting nothing move us from our corporate mission and our purpose of serving the financial needs of the northern New Jersey community. We give ourselves fully to the work of the Lord remaining as committed today as the original founders were to the concept of tithing, or giving back ten percent of our earnings, to Christian and local non-profit organizations.

STANDING FIRM

O U R  M I S S I O N

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

N E W  I N  2 0 1 2

Atlantic Stewardship Bank introduced several new products and services to make managing finances more convenient for our customers.

You’d need the strength of Atlas to carry your brick-and-mortar bank around, but thanks to mobile technology, you don’t have to – not literally, anyway. Your smart phone or tablet enabled for ASB Mobile Banking now offers anywhere, anytime access to your checking and savings accounts. The ASB App for the iPhone, iPad and Android provides customers access to their ASB accounts from wherever life takes them. The application is free and available for download from the App Store, Google Play or the ASB website. With simply the touch of a button, customers can transfer funds between their ASB accounts, view balances and transaction history, pay bills, locate branches and ATMs, view check images and access Purchase Rewards. And, with ASB Mobile Deposit, customers can use the ASB App to deposit a check to their ASB account from their iPhone or Android. Simply take a picture of both sides of your endorsed check and hit Deposit to submit it to your account.

ASB also increased the functionality of Online Banking with the addition of email and text message alerts. Online Banking customers may now receive alerts notifying them of account activity and balance changes. Payment Partner, our online bill pay service also received an upgrade in 2012 which included new, user-friendly features such as easier navigation, EBills, overnight payments, and more information at a glance.

In 2012, we also increased the security of our Online Banking platform with the imple- mentation of Multi-Factor Authentication. When a user logs on to a computer that is not recognized, they are prompted to verify their identity. This prevents unauthorized access using stolen credentials on a non-enrolled computer. Users may enroll each computer on which they plan to conduct online banking as well as un-enroll PC’s that they no longer wish to use for online banking.

Opening a checking account became easier in 2012 with the addition of online account opening. Consumers were given the option to open select Atlantic Stewardship Bank checking accounts via the ASB website without the need to visit a branch. This new technology also allows Atlantic Stewardship Bank associates to visit potential customers and open new checking accounts on the spot. In 2013, we will increase the number of checking accounts that may be opened online.

For our commercial customers, Business Online Banking was upgraded to a new and improved version. The system was updated with a new look and feel and the style of the screens was improved to enhance the customer experience. Business customers may perform functions such as pay bills and make transfers, sign up for e-statements and receive balance alerts.

Through a partnership with LPL Financial, Investment Services at Atlantic Stewardship Bank was introduced to offer our customers access to a complete array of financial instruments and services including stocks, bonds, mutual funds, annuities, insurance, state-of-the-art technology and unbiased investment research. Financial Consultants are available at our branches to provide customers with professional guidance and excellent service.

B U S I N E S S

D E V E L O P M E N T

B O A R D S

BERGEN

Richard Barclay

John Belanus

J.T. Bolger

Mark Borst

Richard J. Brady, Esq.

Linda A. Brock

William R. Cook

Peter V. Demarest

Robert Galorenzo, MD

William F. Gilsenan, Jr.

Bartel Leegwater

Donald W. Reeder, Esq.

Jeffrey Van Inwegen, MD

James D. Vaughan III, Esq.

MORRIS

David S. Bickel

Antonia Daughtry

Robert E. Fazekas

Gregory A. Golden

Brian W. Hanse, Esq., CPA

Jeffrey T. Massaro

Joseph Pellegrino

Peter B. Ruprecht

Kenneth Vander May

Abe Van Wingerden

Michael Wolansky, CPA

PASSAIC

Vince Brosnan

Ben Della Cerra

Mary Forshay

Paul D. Heerema

Donald G. Matthews, Esq.

William A. Monaghan III, Esq.

Mark D. Reitsma, CFP

George Schaaf

Susan Vander Ploeg

Ralph Wiegers

M E S S A G E  T O  T H E  S H A R E H O L D E R S

Dear Shareholders and Friends:

Standing Firm. Stewardship Financial Corporation remains a solid financial institution in this continued uncertain economic environment. The best example of the Corporation’s firm standing is our capital levels that exceed the regulatory capital requirements. This well capitalized position assisted the Corporation over the last several years in managing through a very difficult and demanding economic period and continues to provide us with the ability to safely move forward.

At December 31, 2012, the Bank’s capital levels of a Tier 1 leverage ratio of 8.91% and a total risk based capital ratio of 14.62% far exceeded the regulatory requirements of 5% and 10%, respectively, for a well capitalized institution.

The Northern New Jersey economic climate continues to be challenging. Although there are reports of stabi- lization in a few U.S. geographical markets, our lending market has yet to experience a turnaround. The com- mercial real estate valuations are in a state of flux and many of our commercial customers are still struggling.

This environment requires the corporation to closely monitor each commercial borrower showing signs of weakness. We recognize the need to provide appropri- ate reserves, which for the year ended December 31, 2012, had a $10.0 million negative impact on earnings. Net income for the year ended December 31, 2012 was

$520,000.

Acknowledging the need to improve earnings, Management remains dedicated to reducing Non-Performing Assets. This is an ongoing commitment as the Bank works through the legal process. In the State of New Jersey, a residential foreclosure takes approximately three years before the Bank can take ownership of residential properties securing delinquent loans. The State provides an expedited process for certain commercial properties and the Bank takes advantage of this process when- ever possible. As evidence of progress made, the Bank reduced its Non-Performing Assets to $19.3 million as of December 31, 2012 which is 2.80% of total assets. This compares favorably to December 31, 2011 Non-Performing Assets of $33.0 million or 4.66% of total assets. Management continues to work diligently to reduce the Non-Performing Assets.

The Board of Directors and the Management Team are committed to improving earnings and have implemented several changes which we anticipate will have a positive impact over the next few years. The main focus has been on strengthening the Commercial Loan Division. This past year, the Bank hired a new Commercial Loan Division Manager who has strong knowledge of our market and extensive experience in all aspects of commercial lending. The Division was also enhanced by adding a Credit Officer, a new position which provides an independent opinion during the underwriting and risk assessment process. New experienced Commercial Lenders will assist existing lenders in what appears to be early signs of increasing loan demand. Finally, a Credit Department Manager and new Credit Analysts compliment the Commercial Lending Team.

In addition to addressing the Commercial Loan Division’s origination and customer service areas, the Bank strength- ened its Classified Assets Work-out Division. This team continues to resolve commercial credit issues while facilitating timely and cost effective sales of former collateral properties acquired by the Bank as Other Real Estate Owned (OREO).

Our Mortgage Division continues to contribute to earnings as a result of the Corporation’s ongoing promotion of “The Best Deal in Town” residential mortgage refinance program. In 2012, the program was revised to offer a $400 rebate of the mortgage application fee at closing to increase the number of closed applications. In addition to the steady stream of refinance applications, the Corporation has seen a slight increase in purchase applications. To strengthen this Division, the Bank brought on a new Mortgage Manager with strong experience in all aspects of consumer mortgage loan originations, sales, and support systems.

C O N T I N U E D

The Bank continued its firm commitment to offering products and services to meet our current and future customer needs. In 2012, we introduced additional products and services focused on serving our customers when and where they need it. We recognize that today’s customer may not always be available when the bank is open; therefore we have enhanced our products and services to fit into their busy lifestyles. With that in mind, we extended the hours of our Customer Service Center.

The introduction of the ASB App for the iPhone, iPad and Android allows our customers to access their ASB accounts virtually, anytime, anywhere. This application allows users to transfer funds between ASB accounts, view balances and transaction history, pay bills, and locate branches and ATMs. And, with the addition of ASB Mobile Deposit, customers may now deposit checks into their ASB account simply by taking a picture of the check with their smart phone.

Opening a checking account also became more convenient in 2012 as we allowed customers to open select ASB checking accounts online. With our online application, consumers are able to open a new checking account from the convenience of their home, office or anywhere they have access to a computer with an internet con- nection. This technology has also allowed ASB associates to visit local businesses and open new checking accounts on the spot, without having to go to a branch.

For our business customers, the Bank upgraded its Business Online Banking product to a new and improved version.

In 2013, Atlantic Stewardship Bank will launch a new and improved website at www.asbnow.com. The new website will feature improved navigation and a mobile version for viewing on smart phones and tablets. In addition, the Bank will be enhancing its checking account offerings for both consumers and businesses with new choices that meet the changing needs of our customers.

To manage the increased regulatory burden imposed on the banking industry overall, Management has taken steps to strengthen the Bank’s Compliance Department with the addition of an experienced Compliance Officer as well as increasing depth in knowledge and understanding by adding more members to the Compliance Team.

In 2012, through its partnership with LPL Financial, the Corporation became a full-service provider of financial products with the introduction of Investment Services at Atlantic Stewardship Bank. Through this business line, the Bank is able to offer our customers access to a wide array of financial instruments and services including stocks, bonds, mutual funds, annuities, insurance, state-of-the-art technology and unbiased investment research. The Bank has LPL Financial Consultants covering the branches and providing our customers with professional guidance and excellent service. The Corporation looks for- ward to a future income stream from this new endeavor.

The Atlantic Stewardship Bank Tithing Program continues to be a blessing to local Christian and non-profit organ- izations as the regional economy slowly recovers. In 2012, the Bank gave to many deserving organizations such as local food pantries, Christian missions, schools and healthcare facilities as well as local civic and non-profit organizations. Since the Program’s inception in 1987, $7,786,000.00 has been shared with those in need. Atlantic Stewardship Bank is proud to be able to share a portion of our profits with so many worthy organizations.

Finally, we thank you, our shareholders, associates and most of all our loyal customers for your support and con- fidence in Stewardship Financial Corporation and Atlantic Stewardship Bank. With you, we Stand Firm and continue the work of the Lord as we fulfill our mission to serve the ever-changing financial needs of our community.

William C. Hanse, Esq.

Chairman of the Board of Directors

Paul Van Ostenbridge

President and Chief Executive Officer

B O A R D  O F  D I R E C T O R S

STEWARDSHIP FINANCIAL CORPORATION
AND ATLANTIC STEWARDSHIP BANK

William C. Hanse, Esq., Chairman

Of Counsel

Hanse Anderson LLP

Richard W. Culp

Executive Vice President, Sales

Pearson Education Company

Harold Dyer

(Director Stewardship Financial Corporation Only)

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

Michael A. Westra, CPA, Vice Chairman

President and General Manager, Wayne Tile Company

Howard R. Yeaton, CPA

Managing Principal, Financial Consulting Strategies LLC

S P E C I A L   A P P R E C I A T I O N

H A R O L D  D Y E R

B O A R D  M E M B E R  1 9 8 5 - 2 0 1 3

We extend a heartfelt thank you to Harold Dyer who is retiring from the Board of Directors after many years of service to the Corporation and the Bank. Mr. Dyer has been a Director of the Atlantic Stewardship Bank since its inception in 1985. In addition, Mr. Dyer has served as a Director of Stewardship Financial

Corporation since 1997. During his tenure, Mr. Dyer served on various Committees including the Loan Committee and Audit Committee of which he served as Chairman for several years.

From 1957 to 1981, Mr. Dyer was president of White Laundry, Inc., a laundry service company. Having operated a commercial laundry business prior to his retirement, Mr. Dyer was able to provide insight into the challenges faced by and needs of small business owners. Mr. Dyer’s service on the Board of Directors since its inception allowed him to provide a long history of business and banking knowledge and unique insight into the history of the Bank. Mr. Dyer’s knowledge of the Atlantic Stewardship Bank market together with his dedication to our unique Christian Tithing Mission made him a valuable member of the Board for the past 28 years.

We greatly appreciate Mr. Dyer’s dedication and service to the Bank and look forward to his continued support.

2012 ANNUAL REPORT

B R A N C H   L O C A T I O N S   A N D  S T A F F

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

Catherine Bobadilla

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

Karen Mullane

Branch Manager

& Assistant Vice President

630 Godwin Avenue, Midland Park, NJ 07432

201-444-7100  |  877-844-BANK  |  www.asbnow.com

S T E WA R D S H I P  F I NA N C I A L  C O R P O R AT I O N

CORPORATE ATTORNEYS

Stewardship Financial Corporation

McCarter & English, LLP

Attorneys at Law

4 Gateway Center

Newark, NJ 07102

973@622@4444

Atlantic Stewardship Bank

Hanse Anderson, LLP

2035 Hamburg Turnpike

Suite E

Wayne, NJ 07470

973@831@8700

STEWARDSHIP FINANCIAL CORPORATION MARKET MAKER Stifel, Nicolaus & Company, Inc. 18 Columbia Turnpike Florham Park, NJ 07932 800@793@7226

TRANSFER AGENT REGISTRAR

AND DIVIDEND

REIMBURSEMENT AGENT

To report a change of name or

address, or a lost stock certificate or

dividend check, contact:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

800@368@5948

www.rtco.com

Shareholder Relations

Stewardship Financial Corporation

Corporate Division

201@444@7100

www.asbnow.com