Form 10-K, Exhibit 13
period 2013-12-31
STEWARDSHIP FINANCIAL CORP
filed 2014-03-26
CIK 1023860

For Every Season

2013 ANNUAL REPORT STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY

OUR MISSION

The Atlantic Stewardship Bank was established to serve the northern New Jersey community’s financial needs and to give back, or tithe, one-tenth of our earnings to the community.

We are a confident and progressive institution that meets business and individual banking deposit and borrowing needs. We understand the value of each and every customer and make it a priority to treat each customer fairly and with respect. By investing prudently, we safeguard assets, provide ample capital growth and recognize our shareholders with a proper return. As a responsible and accountable employer, we cultivate a caring, professional environment where our associates can be productive and are encouraged to grow.

We are an independent commercial bank that stands on solid Christian principles and the American banking regulations established by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of New Jersey. We hold these fundamentals paramount in every decision we make;for the good of our customers, our shareholders, and our associates.

For Every Season

To everything there is a season,

a time for every purpose under heaven.

– ECCLESIASTES 3:1

As Atlantic Stewardship Bank and Stewardship Financial Corporation continue to evolve, we remain true to our corporate mission and our purpose of serving the financial needs of the northern New Jersey community, as we expand our reach through online and mobile channels. Seasons may change, but we remain as committed today as the original founders were to the concept of tithing, or giving back ten percent of our earnings, to Christian and local non-profit organizations.

MESSAGE TO THE SHAREHOLDERS

Dear Shareholders and Friends:

For Every Season. Stewardship Financial Corporation continues to evolve to meet the changing needs of today’s customer. We realize that there is a season and a purpose for everything in life. Just as the seasons change, so do our customers and their needs, from young adults just starting out to retirees entering the next chapter of life, Atlantic Stewardship Bank provides the products and services required to transition from one stage of life to the next.

We are pleased to report net income for the year ended December 31, 2013 in the amount of $2.5 million, which compares favorably to the $520,000 reported for the prior year. Net income available to common share- holders for 2013 was $1.8 million, or $0.31 per diluted common share, after dividends on preferred stock. The December 31, 2012 year end income available to common shareholders was $168,000, or $0.03 per diluted common share. Net interest income was $22.8 million for 2013 as compared to $23.5 million for the prior year. The net interest margin and spread for 2013 was 3.59% and 3.39%, respectively, while the 2012 results were 3.66% and 3.44%, respectively.

Noninterest income was $4.0 million for the year ended December 31, 2013, compared to $6.4 million for the prior year. The 2013 income included $537,000 from a death benefit insurance payment received. This was partially offset by a $372,000 loss from the sale of non- performing loans. The prior year revenues included significant gains realized from the sale of securities executed to lower the risk exposure of potentially rising rates. Partially offsetting these gains, was a premium paid to prepay a term borrowing which was included as a component of non-interest expense reported for year ended December 31, 2012.

The corporate capital levels remain strong with a Tier 1 leverage ratio of 9.04% and a total risk based capital ratio of 14.78%, exceeding regulatory requirements of 4% and 8%, respectively, to be considered a “well capitalized” institution.

The Bank continues to improve its deposit product mix. Average core deposit balances, consisting of checking, money market and savings accounts, continue to grow and comprise 76.4% of total deposits as of December 31, 2013. Improvement in deposits is further evidenced by noting that non-interest bearing deposits comprise 23.1% of total deposits at the end of 2013.

Management’s commitment to reducing nonperforming assets and improving credit quality yielded positive results for year ended December 31, 2013. The nonperforming assets (NPAs) declined $8.6 million – from the December 31, 2012 total of $19.3 million to $10.7 million, or 1.58% of total assets, at December 31, 2013. To help achieve this goal, the Corporation sold a small group of NPAs with a carrying value of $3.6 million which resulted in a loss of $372,000 noted previously.

The restructuring of the Commercial Lending Division and the continued adherence to our conservative underwriting standards has resulted in improved credit quality. As a result, the Corporation was able to lower its loan loss provision for the year. A $3.8 million provision for loan losses was recorded for the year ending December 31, 2013 as compared to the $10.0 million provision reported for the prior year. The allowance for loan losses was 97.03% of nonperforming loans and 2.28% of total gross loans for year ending December 31, 2013.

The Bank intends on expanding the commercial loan portfolio and to support that goal, established a commercial lending hub in our Montville office to identify and service commercial loans in the Morris County market. The Commercial Lending Division, including the Credit Administration and Loan Operations departments, will be relocated in the Spring of 2014 to a new building constructed and owned by the Corporation. The new structure is located at 612 Godwin Avenue,

C O N T I N U E D

Midland Park and neighbors the corporate headquarters at 630 Godwin Avenue.

This relocation coincides with the Bank’s scheduled closing of its retail branch at 400 Hamburg Turnpike, Wayne, NJ in March 2014. These branch customers will continue to be serviced at the other two remaining ASB Wayne branches as well as the North Haledon branch, all of which are conveniently located near the 400 Hamburg Turnpike branch. Furthermore, all customers can avail themselves of ASB’s suite of electronic services to conduct their banking, such as online and mobile banking.

With a rise in mortgage rates, the residential mortgage refinance activity began to diminish in mid-2013 and continues to contract. Customers are shifting their focus to home equity products as well as mortgages to purchase homes. The Bank recently hired a new Mortgage Operations Manager to help address this shift in residential financing and to also help manage the ever increasing compliance demands dedicated to protecting homeowners.

With regard to overall ever increasing regulatory compliance, the Bank brought a new Compliance/ Bank Secrecy Act Officer on board to ensure that the Corporation remains apprised of new regulations and has the appropriate programs in place to address all compliance requirements.

Now entering its third year, Investment Services at Atlantic Stewardship Bank has grown in recognition and continues to provide additional investment opportunities for our customers as well as another source of income for the Corporation. The Program hosted several educational seminars on topics of interest including Social Security Benefit Planning, Small Business Retirement Planning and Retirement Income Planning that were met with much enthusiasm by both current and potential customers. Additionally, the Financial Consultants have held events at our local branches to attract new business.

The Atlantic Stewardship Bank Tithing Program continues to provide much needed support to local Christian and non-profit organizations. Despite a slowly recovering economy, these organizations such as local food pantries, Christian missions, schools and healthcare facilities continue to rely on the tithe distribution to sustain their operations. Since the Program’s inception in 1987, over $8.0 million has been shared with those in need. We are proud to be able to share a portion of our profits with so many worthy organizations.

Finally, we thank our shareholders, associates and, most of all, our loyal customers for your continued support and confidence in Stewardship Financial Corporation and Atlantic Stewardship Bank. To everything there is a season, a time for every purpose under heaven. We thank the Lord for giving us the ability to adapt to the changing needs of our customers while continuing to fulfill our mission to serve the financial needs of our community.

/s/ William C. Hanse, Esq.

William C. Hanse, Esq.

Chairman of the Board of Directors

/s/ Paul Van Ostenbridge

Paul Van Ostenbridge

President and Chief Executive Officer

BOARD OF DIRECTORS

Stewardship Financial Corporation
And Atlantic Stewardship Bank

William C. Hanse, Esq., Chairman

Of Counsel

Hanse Anderson LLP

Richard W. Culp

Senior Educational Management Consultant

Pearson Education Company

Margo Lane

Senior Manager Sales and Marketing

Collagen Matrix, Inc.

Arie Leegwater

Retired

John L. Steen

President, Steen Sales, Inc.

Robert J. Turner, Secretary

Retired

William J. Vander Eems

President, William Vander Eems, Inc.

Paul Van Ostenbridge

President and Chief Executive Officer
Stewardship Financial Corporation
and Atlantic Stewardship Bank

Michael A. Westra, CPA, Vice Chairman

President and General Manager
Wayne Tile Company

Howard R. Yeaton, CPA

Managing Principal

Financial Consulting Strategies LLC

SPECIAL APPRECIATION

Arie Leegwater

Board Member 1985 – 2014

It is with heartfelt appreciation that we announce the retirement of Arie Leegwater from the Board of Directors of Atlantic Stewardship Bank and Stewardship Financial Corporation after many years of service. Mr. Leegwater was an original incorporator of the Bank and has been a Director of Atlantic Stewardship Bank since its inception in 1985. He has also served as a Director of Stewardship Financial Corporation since 1997. During his tenure, Mr. Leegwater served as Chairman of the Board from 1993 to 2006.

Building his career as an engineer and, more recently, as an arbitrator for the construction industry, Mr. Leegwater brought a depth of relevant business experience to the Board of Directors. Serving 29 years on the Board in various capacities has enabled Mr. Leegwater to provide significant banking insight and legacy knowledge of the Bank. Mr. Leegwater’s knowledge and expertise along with his involvement in the community and dedication to our unique Christian Tithing Mission made him a valuable member of the Board for many years.

We greatly appreciate Mr. Leegwater’s devotion and service to the Bank and look forward to his continued support.

NEW IN 2013

Once again technology was the key driver of change for Atlantic Stewardship Bank. During 2013, we introduced new products and services or enhanced existing products and services to better meet the changing needs of our customers.

The introduction of instant card issuance allowed the Bank to issue debit and ATM cards on the spot from our Midland Park headquarters. This instant issue technology was especially helpful when a large retailer experienced a security breach causing banks to cancel and reissue hundreds of thousands of debit and credit cards at the height of the holiday shopping season. Had it not been for the instant issuance technology, customers would have had to wait days for their replacement cards, not hours. We look forward to expanding this technology to several of the Bank’s busier branches in 2014.

Communication with our ASB Customer Service Representatives became even more convenient with the introduction of “Live Chat”. Located inside of Atlantic Stewardship Bank Online Banking, Live Chat allows customers to converse, real time with ASB representatives while inside of Online Banking. Live Chat is currently available between the hours of 7:30 a.m. and 7:00 p.m., Monday through Friday.

2013 brought the one year anniversary of ASB Mobile Deposit. During its first year, customers made over 7,000 deposits using the service. To celebrate the success, the Bank increased Mobile Deposit limits for all current users in good standing.

We introduced a newly designed checking account product aimed at consumers who want to start saving. Cash Back Checking with Real Savings allows customers to earn 2% cash back on debit card purchases (up to $400) and ATM fee rebates up to $10 per month. Rewards are credited to the Real Savings Account each month for automatic savings when the account qualifies. To qualify, the account holder must have 15 debit card POS transactions post and clear each monthly qualification cycle and receive e-statements. The Real Savings account earns a higher rate of interest when the Cash Back Checking qualifications are met. If the Cash Back Checking qualifications are not met for a month, the Real Savings Account will still earn a lower non-qualifying interest rate and customers will have the opportunity to earn the higher interest rate the next month. It’s a win-win for ASB customers.

The end of 2013 brought the launch of the new Atlantic Stewardship Bank website at www.asbnow.com. The new website was created using responsive web design which will fluidly change and respond to fit any screen or device size ultimately providing visitors with a better mobile user experience. The new website also provides easier navigation and access to online account opening directly from the homepage.

BUSINESS

DEVELOPMENT
BOARDS

Bergen

John Scoccola
Chairman

John Belanus

J.T. Bolger

Richard J. Brady, Esq.

Linda A. Brock

William Cook

Peter V. Demarest

Robert Galorenzo, DPM

William F. Gilsenan, Jr.

William Haggerty, CPA

Bartel Leegwater

Celine November, Esq.

Donald W. Reeder, Esq.

Jeffrey R. Van Inwegen, MD

Morris

Brian W. Hanse, Esq., CPA
Chairman

David S. Bickel

Anthony Corbo, Jr.

Gregory A. Golden

Christopher Kelly

Jeffrey T. Massaro

Joseph Pellegrino

Peter B. Ruprecht

Kenneth Vander May

Abe Van Wingerden

Michael Wolansky, CPA

Passaic

Mary Forshay
Chairwoman

Ben Della Cerra

Robert Fylstra, CPA

Paul D. Heerema

Donald G. Matthews, Esq.

Mark Reitsma, CFP

George Schaaf

Darryl Siss, Esq.

Susan Vander Ploeg

Charles Verhoog

Ralph Wiegers

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

Transfer Agent Registrar
and Dividend
Reimbursement Agent

To report a change of name or
address, or a lost stock certificate or
dividend check, contact:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
www.rtco.com

Shareholder Relations
Stewardship Financial Corporation
Corporate Division
201-444-7100
www.asbnow.com

BRANCH LOCATIONS AND STAFF

Headquarters –
Midland Park

630 Godwin Avenue

Raymond J. Santhouse

Branch Manager, Vice President

& Regional Manager

Hawthorne

386 Lafayette Avenue

& 1111 Goffle Road

Diane Ingrassia

Branch Manager, Vice President

& Regional Manager

Montville

2 Changebridge Road

Douglas Olsen

Vice President

& Regional Manager

Judi Rothwell

Branch Manager

& Assistant Secretary

North Haledon

33 Sicomac Road

Grace Lobbregt

Branch Manager

& Assistant Vice President

Pequannock

249 Newark-Pompton Turnpike

Louise Rohner

Branch Manager

& Assistant Vice President

Ridgewood

190 Franklin Avenue

Paul J. Pellegrine

Branch Manager

& Assistant Vice President

Waldwick

64 Franklin Turnpike

Richard Densel

Branch Manager

& Assistant Vice President

Wayne Hills

87 Berdan Avenue

John Lindemulder

Branch Manager

& Vice President

Wayne Valley

311 Valley Road

Alejandro Urquico

Branch Manager

& Assistant Secretary

Westwood

200 Kinderkamack Road

Barbara Vincent

Branch Manager

& Assistant Secretary

Wyckoff

378 Franklin Avenue

Karen Mullane

Branch Manager

& Assistant Vice President

STEWARDSHIP FINANCIAL CORPORATION AND SUBSIDIARY 630 Godwin Avenue, Midland Park, NJ 07432 201-444-7100 | 877-844-BANK | www.asbnow.com