Form 10-K, Exhibit 13
period 2014-12-31
STEWARDSHIP FINANCIAL CORP
filed 2015-03-27
CIK 1023860

2014 ANNUAL REPORT

Fostering Growth

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

Fostering Growth So then, whenever we have an opportunity, let us work for the good of all, and especially for those of the family of faith.

As Atlantic Stewardship Bank and Stewardship Financial Corporation continue to grow and prosper, we remain ever true to our corporate mission and our purpose of serving the financial needs of the northern New Jersey community. We continue to work for the good of all reflecting the commitment of the Bank’s original founders to tithe, or give back, ten percent of our earnings, to Christian and local non-profit organizations.

– GALATIANS 6:10

MESSAGE TO THE SHAREHOLDERS

DEAR SHAREHOLDERS AND FRIENDS | Fostering Growth. Stewardship Financial Corporation is poised for growth as we enter 2015 with an expanded commitment to meeting the financial service needs of our customers. We strive to build lasting relationships that will result in increased usage of the Bank’s products and services.

We are pleased to report net income available to common shareholders for the year ended December 31, 2014 was $2.4 million, or $0.40 per diluted common share, representing an increase of more than 30% over the $1.8 million, or $0.31 per diluted common share, earned for the year ended December 31, 2013.

Net interest income was $21.7 million compared to $22.8 million for the prior year. The net interest margin for 2014 was 3.46% compared to 3.54% for the prior year. While the Corporation has endeavored to manage liability costs, the decline in interest margin is reflective of the lower yields on assets due to a pro- longed period of low interest rates. Management has embraced the continued low interest rate environment and determined how best to create earnings for the Corporation. This is evidenced by the increased dividend paid to shareholders in the fourth quarter of 2014.

Noninterest income was $3.0 million for the year ended December 31, 2014 compared with $4.0 million for the prior year. The prior year included noninterest income of $537,000 as a result of a death benefit insurance payment received. In addition, gains on sales of mortgage loans for the year ended December 31, 2014 reflected the reduced volume of loans originated for sale resulting from a decline in refinance activity. Finally, the 2014 income included a loss of $241,000 from the sale of nonperforming loans while the prior year included a loss of $372,000 from the sale of nonperforming loans.

For the year ended December 31, 2014, the Corporation recorded a negative provision for loan losses of $50,000 as compared to a $3.8 million provision for loan losses in the prior year reflective of the significant progress made over the last few years in improving asset quality. Nonperforming loans were $2.6 million, or 0.76% of total loans at December 31, 2014, down significantly comparedto $10.2 million, or 2.34% of total loans, at December 31, 2013. The allowance for loan losses represented 2.01% of total gross loans compared to 2.28% for the prior year.

The Corporation’s capital levels continue to remain strong with a Tier 1 leverage ratio of 9.04% and total risk based capital ratio of 14.78%, far exceeding the regulatory requirements of 4% and 8%, respectively, to be considered a “well capitalized” institution.

Total assets of $693.6 million at December 31, 2014 reflected an increase when compared to $673.5 million of assets at December 31, 2013. As a result of the concerted efforts of the management team, the Corporation has redirected its focus on loan growth. During 2014, our loan portfolio increased $43.3 million, representing a 10% rate of growth. In order to manage the growth in assets while still assisting in the funding of the loan growth, the Corporation identified and sold approximately $10.2 million of available-for-sale securities with high price volatility.

To foster the Bank’s expansion of the commercial loan portfolio and to support that growth, the Commercial Lending Division, including the Credit Administration and Loan Operations departments, relocated to a new building owned by the Corporation. The new structure is located at 612 Godwin Avenue, Midland Park, NJ, and neighbors the corporate headquarters at 630 Godwin Avenue.

The Bank continues to be an active residential mortgage lender offering highly competitive rates and terms on a variety of first mortgage products. In an effort to assist first time home buyers, the Bank partnered with the Federal Home Loan Bank of New York to offer the First Home Club, a program that provides qualified first time home buyers with a systematic savings plan where the funds may be used for a down payment or closing costs. Home equity lines and loans continue to be an affordable source of funds for consumers who, among other things, are looking to make home improvements or pay for education. With that in mind, the Bank introduced two new Home Equity Line of Credit products – one with a 12-month introductory rate and a second with a 5-year fixed rate.

Continued

Deposit balances totaled $556.5 million at December 31, 2014 compared to $577.6 million for the prior year. Noninterest- bearing deposits of $136.7 represented 24.6% of deposits as of December 31, 2014 compared to $133.6 million, or 23.1% at the end of 2013.

With more and more customers taking advantage of the Bank’s suite of electronic services to conduct their banking and fewer customers visiting the branches to perform transactions, the Bank consolidated its branch network further by closing one of our three locations in Wayne and the stand alone Ridgewood drive up location. In addition, the Corporation continues to evaluate operational efficiencies seeking the best use of branch personnel to meet the changing needs of the customer base. Through the introduction of the Universal Branch Specialist position and attrition we are effectively reducing the number of full time equivalent employees while continuing to provide the excellent service that our customers have come to expect.

As Investment Services at Atlantic Stewardship Bank enters its fourth year, we are seeing more customer awareness of the program as well as additional income for the Corporation. The program continues to host educational seminars on a variety of topics including IRAs, life insurance and retirement planning. With an understanding of busy weekday schedules, the Financial Consultants have held events on Saturdays at branches to attract new business and educate customers. Additional advertising opportunities have created increased consumer awareness in our local markets.

The Atlantic Stewardship Bank Tithing Program remains a constant source of assistance for our local Christian and non- profit organizations. These organizations, such as local food pantries, Christian missions, schools and healthcare facilities, depend upon the tithe donations to help support their operations.

Since the Program’s inception in 1987, over $8.1 million has been shared with hundreds of worthy organizations. We are proud to be able to continue the tradition of the founders of the Bank and share a portion of our profits with those in need.

In closing, we would like to thank our shareholders, associates and, most of all, our loyal customers for your continued support and confidence in Stewardship Financial Corporation and Atlantic Stewardship Bank. “So neither the one who plants nor the one who waters is anything, but only God who gives the growth. – 1 Corinthians 3:7” With this in mind, we thank our Lord for allowing the Corporation and the Bank to continue to grow and meet the needs of our customers and community.

William C. Hanse, Esq.

Chairman of the Board of Directors

Paul Van Ostenbridge

President and Chief Executive Officer

BOARD OF DIRECTORS
Stewardship Financial Corporation and Atlantic Stewardship Bank William C. Hanse, Esq., Chairman Of Counsel Hanse Anderson LLP Wayne Aoki Retired Richard W. Culp Educational Management Consultant

Margo Lane

Sales and Marketing Manager

Collagen Matrix, Inc.

John Scoccola

Network Consulting Manager

Verizon Enterprise Solutions

John L. Steen

President, Steen Sales, Inc.

Robert J. Turner, Secretary

Retired

William J. Vander Eems

President, William Vander Eems, Inc.

Paul Van Ostenbridge

President and Chief Executive Officer

Stewardship Financial Corporation and

Atlantic Stewardship Bank

Michael A. Westra, CPA, Vice Chairman

President and General Manager

Wayne Tile Company

Howard R. Yeaton, CPA

Managing Principal

Financial Consulting Strategies LLC

CUSTOMER COMMENTS

“Recently we became ASB customers. The Commercial Loan Department is extremely professional and friendly. They under- stood and continue to understand how our seasonal business operates. Being located in western New Jersey, we are using the Online Banking and Remote Deposit options, both of which are customer friendly and save time. During the approval process all of the ASB employees that we had contact with were available to answer any questions we had and kept us updated along the way. The line of credit from ASB is helping to support our business by allowing us to buy the inventory we need exactly when we need it. We will highly recommend ASB and its staff to everyone. We are looking forward to growing our business along with our relationship with Atlantic Stewardship Bank.”

Bryan and Debbie Vande Vrede

Flowerland Growers

“The dollars that we are now saving in monthly mortgage costs have been redirected to expanding staff hours at Main St. Counseling. The funds have been reinvested in hiring more social workers and we have now expanded our operation to add an additional 105 counseling sessions weekly; both in the community and at Main St. Counseling Center. The new culturally competent staff we have added has been able to deliver both individual and group counseling services to dozens of additional families, seniors and at-risk youth immediately due to the additional savings because of the outstanding mortgage rate we have received from ASB.”

Steve Margeotes

Main St. Counseling Center

“I’ve been an entrepreneur for twenty five years and I have never had the pleasure of working with a bank as progressive and business friendly as Atlantic Stewardship Bank. The professionals at ASB redefine what it means to add value as a banking partner, they truly understand the needs of my business. ASB’s quick turnaround allowed me to free up cash flow which helped grow my business and make it more profitable.”

Richard Masterson

Classic Auto Spa

NEW IN 2014

Atlantic Stewardship Bank was poised for growth in 2014. Through the addition or enhancement of products and services the corporation was able to provide solutions for both new and existing customers.

Faster, more efficient debit card issuance continued with the expansion of instant card issuance from our Midland Park headquarters to several branch locations. By the fourth quarter of 2014, instant card issuance was available at the Waldwick, Hawthorne, Wayne Hills, Wayne Valley and Pequannock branches.

Enhancements made to the ASB App allow customers to Pay Other People and to transfer funds from their ASB accounts to their accounts at other financial institutions. In addition, customers now have the ability to add a payee to their bill payment account directly from their mobile device.

Also fostering growth, was the expansion of our online account opening area. The application was opened up to allow potential customers from all areas of New Jersey to apply for an Atlantic Stewardship Bank checking account using the Bank’s online application. The entire process only takes approximately 8 minutes.

To capitalize on the continued low interest rates, the Bank introduced two new Home Equity loan products. The first is a 12-month Introductory Rate Home Equity Line of Credit with a low, fixed rate for the first 12 months and variable rate thereafter. The second is a Five Year Fixed Rate Home Equity Line of Credit where the interest rate is fixed for the initial five year draw period. After the five year draw period, the rate becomes variable and adjusts according the prime rate for the remaining term of the loan. Both products allow ASB customers to take advantage of low interest rates to make home improvements, pay for education or whatever purpose they choose.

As an incentive for first time homebuyers, Atlantic Stewardship Bank partnered with the Federal Home Loan Bank of New York to offer The First Home Club. This program provides first time homebuyers a systematic savings plan that offers participants a $4 match for every $1 saved, up to $7,500. Funds in the plan may be used as a down payment or to pay closing costs.

2014 brought an increasing focus on cyber-security and cyber-crime with more threats to credit and debit card transactions at large scale retailers nationwide. In response, Atlantic Stewardship Bank introduced a cyber-security and cyber-crimes education program for our customers. The Bank hosted a Cyber Security Cyber Crimes Education Seminar in conjunction with the Bergen County Prosecutors Cyber Crime Unit and launched a quarterly Cyber Security e-newsletter.

BUSINESS
DEVELOPMENT
BOARDS

Bergen

William F. Gilsenan, Jr.

Chairman

Steven Barlotta, CPA

J.T. Bolger

Linda A. Brock

William Cook

Peter V. Demarest

Robert Galorenzo, DPM

William Haggerty, CPA

Christopher Heck

Eric Koch, CPA

Bartel Leegwater

Celine November, Esq.

Donald W. Reeder, Esq.

Kevin Sincavage

Jeffrey R. Van Inwegen, M.D.

Morris

Joseph Pellegrino

Chairman

Benjamin Burton

Anthony Corbo, Jr.

Joseph Daughtry

Christopher Kelly

Jeffrey T. Massaro

Kenneth Vander May

Abe Van Wingerden

Anita Van Wingerden

Michael Wolansky, CPA

Passaic

Mary Forshay

Chairwoman

Patrick Anderson, CPA, Esq.

Ben Della Cerra

Robert Fylstra, CPA

Paul D. Heerema

Douglas Hoogerhyde, CPA

Donald G. Matthews, Esq.

Thomas Mizzone, Jr., CPA

Mary Postma

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

973-831-8700

Stewardship Financial Corporation Market Maker Stifel, Nicolaus & Company, Inc. 18 Columbia Turnpike Florham Park, NJ 07932 800-793-7226

Transfer Agent Registrar and Dividend Reimbursement Agent

To report a change of name or address, or a lost stock certificate or dividend check, contact:

Computershare Shareholder Services

P.O. Box 30170

College Station, TX 77842-3170

800-368-5948 www.computershare.com/investor

Shareholder Relations

Stewardship Financial Corporation

Corporate Division

201-444-7100

www.asbnow.com

BRANCH LOCATIONS AND STAFF

Headquarters –
Midland Park

630 Godwin Avenue

Raymond J. Santhouse

Branch Manager,

Vice President

& Regional Manager

Hawthorne

386 Lafayette Avenue

& 1 1 Goffle Road

Douglas Olsen

Branch Manager,

Vice President

& Regional Manager

Montville

2 Changebridge Road

Judi Rothwell

Branch Manager

& Assistant Secretary

North Haledon

33 Sicomac Roa

Grace Lobbregt

Branch Manager

& Assistant Vice President

Pequannock

249 Newark-Pompton

Turnpike

Louise Rohner

Branch Manager

& Assistant Vice President

Ridgewood

190 Franklin Avenue

Paul J. Pellegrine

Branch Manager

& Assistant Vice President

Waldwick

64 Franklin Turnpike

Richard Densel

Branch Manager

& Assistant Vice President

Wayne Hills

87 Berdan Avenue

John Lindemulder

Branch Manager

& Vice President

Wayne Valley

311 Valley Road

Alejandro Urquico

Branch Manager

& Assistant Secretary

Westwood

200 Kinderkamack Road

Barbara Vincent

Branch Manager

& Assistant Secretary

Wyckoff

378 Franklin Avenue

Karen Mullane

Branch Manager

& Assistant Vice President

630 Godwin Avenue, Midland Park, NJ 07432 201-444-7100 | 877-844 -BANK | www.asbnow.com