Form 10-K, Exhibit 13
period 2016-12-31
STEWARDSHIP FINANCIAL CORP
filed 2017-03-22
CIK 1023860

growth and stability 2016 ANNUAL REPORT

growth and stability “ Be an example to the believers in word, in conduct, in love, in spirit, in faith, in purity.” – 1 Timothy 4:12 MESSAGE TO SHAREHOLDERS Atlantic Stewardship Bank has been maintaining responsible growth and stability in a dynamic business environment for over 30 years. ASB, founded in 1985, is a unique full-service commercial bank with solid progression that offers personalized financial solutions to the northern New Jersey market and surrounding areas. Further, we are privileged to be the only U.S. bank that tithes, and this remains core to our corporate mission. We believe in our efforts to build relationships and continue our focus on being a community-oriented and customer-focused financial institution. Living up to our promise of being “faithful to our customers,” we have decided that the best way to let people know that they can rely on us is to always be personally faithful to their needs. As such, we were named a finalist for the Great Oak Awards, which honors New Jersey companies for their outstanding philanthropy. In addition, our Bank was selected as a “Champion of Good Works” by the Commerce and Industry Association of New Jersey (CIANJ).

FINANCIAL RESULTS We are pleased to continue to report positive upward momentum with our financial results. Improvement in earnings continues to reflect the impact of our solid loan growth funded by a steady increase in deposits. In addition, due to superior asset quality, results were positively impacted by the Corporation recording a negative provision for loan losses. Finally, a focus on noninterest income and maintaining expense control contributed to the improved results. The solid earnings resulted in net income available to common shareholders for the year ended December 31, 2016, of $4.7 million, or $0.78 per diluted common share, representing an approximately 26% increase over the $3.7 million, or $0.62 per diluted common share, earned for the year ended December 31, 2015. For 2016, net interest income was $22.6 million compared with $21.8 million for the prior year. The net interest margin for 2016 was 3.18% compared with 3.30% for 2015. In general, the net interest margin reflects an overall decline in interest rates on loans and investments – a result of the historically low market rates in the current environment. In addition, the current year results include the impact of the $16.6 million of Subordinated Notes issued in August 2015 and the subsequent redemption of preferred stock. When compared with the prior year, the cost of the Subordinated Notes added a total of $781,000 of interest expense to the current year. However, such increase, on an after-tax basis, is less than the dividends that would have accrued on the preferred stock. The rate on the preferred stock would have been 4.56% until March 1, 2016, when the dividend rate on the preferred stock would have increased and become fixed at 9%. As noted previously, the Corporation recorded a negative provision for loan losses – $1.4 million for both 2016 and 2015. The recording of a negative provision for loan losses and the decline in the allowance coverage ratio are directly attributable to improved credit quality metrics of the portfolio and the reduction in the estimated level of allowance for loan losses required. Total assets reached $795.5 million at December 31, 2016 – reflecting an increase of $77.6 million, or 10.8%, compared with $717.9 million of assets at the end of 2015. The asset growth was the direct result of new loan originations. We are encouraged by the momentum resulting from robust loan production in 2016 but remain vigilant to ensure that loans meet our prudent underwriting standards. Deposit balances totaled $658.9 million at December 31, 2016, compared with $604.8 million a year earlier, reflecting $54.2 million, or 9.0%, of growth. In addition, in order to fund loan growth and manage interest rate risk, other borrowings increased $19.2 million to $59.2 million at December 31, 2016. The combination of the increase in deposits as well as the appropriate use of low-cost borrowings is important in our ability to cost-effectively fund the growth we experienced in our loan portfolio. Regulatory capital levels at December 31, 2016, continue to remain strong, with a Tier 1 leverage ratio of 7.65% and total risk-based capital ratio of 13.10%, far exceeding the regulatory requirements of 4% and 8%, respectively, to be considered a “well-capitalized” institution. Additionally, for seven consecutive quarters we have received a 5-Star rating for financial strength by BauerFinancial Inc., the nation’s premier bank rating firm, which has been analyzing and reporting on the nation’s banks since 1983. Earning a 5-Star rating, BauerFinancial’s highest, indicates that our Bank is one of the strongest in the nation. Some of the areas in which we excel are: Capital – more than twice the capital than is required by regulators; Loan Quality – delinquent loan levels are manageable; and Profitability. While we remain conservative with respect to managing risk, we are progressive in adapting to the needs of an ever-evolving customer base. growth and stability L to R: William S. Clement, Executive Vice President and Chief Lending Officer; Paul Van Ostenbridge, President and CEO; and James H. Shields, Senior Vice President and Chief Credit Officer

OPERATING HIGHLIGHTS While the Bank is always moving on all fronts, we focused particularly on our small-business customers in 2016, as we know one size does not fit all. Whether it is our Express Loan Approval process, lines of credit or term loans, we listen to our customers’ needs before recommending a solution. We are committed to cultivating our commercial lending portfolio and positioning ourselves to deliver on every promise. Our goals were clear, to provide personalized lending solutions that fit the needs of our commercial customers, to provide localized decision-making and to make sure the loan is “right” for each and every customer instead of simply selling them products. With our enhanced lending team in place, we continue to bring invaluable expertise and experience to customers with regard to market knowledge, loan portfolio management and credit quality assessment. We specialize in a personalized, hands-on approach and are confident that our business solutions provide peace of mind. We offer highly competitive rates and terms with our mortgage loans, whether customers are looking to purchase or refinance, along with a variety of mortgage loan solutions. We are continually improving and streamlining our lending and credit processes to provide expedited turnaround. “Financed by” Atlantic Stewardship Bank Bergen County welcomes Atlantic Stewardship Bank to its American Dream First-Time Home Buyer Program, where ASB will both educate and financially assist eligible first-time home buyers. “The entire loan experience could not have been handled more professionally. Expediency was something that was very important to me, and to have the process finalized in just three days was a pleasant surprise. I’ve been a bank customer for over 15 years, and ASB has always been a valued relationship.” President – Sports and Entertainment Company “My business is about to celebrate its 25th anniversary, and in all that time, I’ve not had a better and more efficient experience than the one I had with a recent express business loan with Atlantic Stewardship Bank. Rich Powers and Justin Herman were extremely responsive and proficient. The time from my first inquiry to the funding of the loan was a matter of weeks, not months, including an approval on the day it was placed on the desk of the loan officer. I would without hesitation recommend ASB for your commercial lending needs.” President – Healthcare Company growth and stability

TECHNOLOGY COMMUNITY COMMITMENT Several years ago, we began to hear from our customers that they need high-tech financial services, and our response ever since has been to provide the latest in banking technology. Both businesses and consumers can access and transact on their accounts 24/7, anytime, anywhere. As consumers become more comfortable conducting business through their mobile devices, they are increasingly migrating toward Apple products, including Apple Pay, which our Bank now offers. Further, millennials want to be associated with banks that both are committed to their community and offer the products and services that fit their lifestyles. We continue to invest in technology so that we can best service our customers’ individual needs and banking preferences. Whether you are using your iPhone, iPad or Apple Watch, we provide a secure touch-and-go experience while protecting your personal information with the latest chip technology as an added layer of security. Through our unique Tithing Program, we remain faithful to giving back 10% of our taxable income annually and serving a greater purpose. Since the program’s inception over $9 million has been given to Christian and other local nonprofit organizations in our community. In 2016, we distributed over $325,000 in charitable contributions to more than 230 recipients. We hand-delivered 90% of the checks to Christian missions, schools and healthcare facilities as well as local nonprofit organizations such as food pantries, libraries, police and fire departments and other deserving local recipients in the communities served by the Bank’s 11 branch offices. Additionally, the Center of United Methodist Aid to the Community (CUMAC), at its 19th Annual HELP Dinner & Silent Auction, honored ASB with its President’s Award for our support of CUMAC’s mission. Since 1999, ASB has been extremely fortunate to have partnered with CUMAC and to have provided contributions of food, financial assistance exceeding $108,000 and volunteer hours. “Atlantic Stewardship Bank was instrumental in the purchase of our building at 223 Ellison Street, Paterson, New Jersey, and has also provided funds for emergency needs and disaster relief, when the occasions have arisen,” said Donald G. Matthews, Esq., President of CUMAC’s Board. “ASB is truly faithful to its customers and the community.” ASB presents a tithe donation to CUMAC, one of many recipients in 2016. growth and stability

CLOSING SENTIMENTS The banking industry is ever-changing, and we are constantly making strategic shifts to remain at the forefront of financial trends and deliver the ultimate customer experience. Our Tithing Program is only one of the reasons we are confident that when you walk through our doors, you will experience a unique kind of banking. We welcome the opportunity to be of service to you today and in the future – for as the bank grows, so does our ability to help others. We are blessed to have the support of our Board of Directors and appreciate the dedication and commitment of our Associates. We remain always faithful to our shareholders and customers, and we thank everyone for their loyalty and trust in our Bank. With this in mind, we thank our Lord for allowing the Corporation and Bank to continue to thrive. Richard W. Culp Chairman of the Board of Directors Paul Van Ostenbridge President and Chief Executive Officer “ But grow in grace, and in the knowledge of our Lord and Savior Jesus Christ. To him be glory both now and forever. Amen.” – 2 Peter 3:18 BOARD OF DIREC TORS Stewardship Financial Corporation and Atlantic Stewardship Bank Richard W. Culp, Chairman Educational Management Consultant Wayne Aoki Retired William C. Hanse, Esq. Of Counsel Hanse Anderson LLP Margo Lane Director of Marketing and Sales Collagen Matrix, Inc. John C. Scoccola Senior Manager of Global Engineering Verizon Enterprise Solutions John L. Steen President, Steen Sales, Inc. Robert J. Turner, Secretary Retired Paul Van Ostenbridge President and Chief Executive Officer Stewardship Financial Corporation and Atlantic Stewardship Bank William J. Vander Eems President, William Vander Eems, Inc. Michael A. Westra President and General Manager Wayne Tile Company Howard R. Yeaton, Vice Chairman Managing Principal Financial Consulting Strategies LLC growth and stability

STEWARDSHIP FINANCIAL CORPORATION CORPORATE ATTORNEYS Stewardship Financial Corporation McCarter & English, LLP Attorneys at Law 100 Mulberry Street 4 Gateway Center Newark, NJ 07102 973-622-4444 Atlantic Stewardship Bank Hanse Anderson, LLP 2035 Hamburg Turnpike, Suite E Wayne, NJ 07470-6245 973-831-8700 STOCK LISTING Stewardship Financial Corporation common stock is traded on the Nasdaq Capital Market under the symbol SSFN. Participation in our Dividend Reinvestment Plan (DRP) is a convenient and easy way to purchase shares of SSFN at a discount to market and with no commissions. To sign up for our DRP, call the Investor Relations Department of Computershare at 800-368-5948 or visit www.computershare.com STOCK REGISTRAR AND TRANSFER AGENT To report a change of name or address, or a lost stock certificate or dividend check, contact: Computershare Shareholder Services P.O. Box 30170 College Station, TX 77842-3170 800-368-5948 www.computershare.com/investor Shareholder Relations Stewardship Financial Corporation Corporate Division 201-444-7100 www.ASBnow.com BUSINESS DEVELOPMENT BOARDS BERGEN William F. Gilsenan, Jr. Chairman Steven Barlotta, CPA J.T. Bolger Richard Brady, Esq. Linda A. Brock William Cook Frederic Farcy William Haggerty, CPA Christopher Heck Bartel Leegwater Edward Nieuwenhuis, Jr., DPM Celine November, Esq. Donald W. Reeder, Esq. Kevin Sincavage William Soodsma John C. Stanley Jeffrey R. Van Inwegen, M.D. MORRIS William A. Monaghan III, Esq., Chairman of Morris & Passaic Boards Benjamin Burton Joseph Daughtry David Kahl Joseph Lobozzo, Sr. Mark P. Van Grouw, CPA Deborah Van Vugt Abe Van Wingerden Anita Van Wingerden Kenneth Vander May Michael Wolansky, CPA PASSAIC William A. Monaghan III, Esq., Chairman of Morris & Passaic Boards Patrick Anderson, CPA, Esq. Heidi L. Borst Beatrice Davis Ben Della Cerra Robert Fylstra, CPA Paul D. Heerema Douglas Hoogerhyde, CPA Donald G. Matthews, Esq. Thomas Mizzone Jr., CPA Mary Postma George Schaaf Ralph Wiegers growth and stability

630 Godwin Avenue, Midland Park, NJ 07432 201-444-7100 | 877-844-BANK | www.ASBnow.com BRANCH LOCATIONS Headquarters–Midland Park 630 Godwin Avenue Hawthorne 386 Lafayette Avenue Montville 2 Changebridge Road North Haledon 33 Sicomac Road Pequannock 249 Newark-Pompton Turnpike Ridgewood 190 Franklin Avenue Waldwick 64 Franklin Turnpike Wayne Hills 87 Berdan Avenue Wayne Valley 311 Valley Road Westwood 200 Kinderkamack Road Wyckoff 378 Franklin Avenue