Form 10-K, Exhibit 13
period 2017-12-31
STEWARDSHIP FINANCIAL CORP
filed 2018-03-23
CIK 1023860

2017 ANNUAL REPORT Faithful to our customers, community and shareholders

“ We make a living by what we get, but we make a life by what we give.” – Winston Churchill MESSAGE TO SHAREHOLDERS The financial industry as a whole was impacted by the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in the fourth quarter of 2017. On December 22, 2017, the Tax Act was passed, which reduced the statutory tax rate for corporations from 35% to 21%, effective in 2018. While the Tax Act will lower the Corporation’s future tax rate, it also required the Corporation to revalue its net deferred tax assets to account for the future impact of the lower corporate tax rates. As a result, the Corporation recognized a one-time noncash additional income tax expense of $1.4 million for the year ended December 31, 2017. We anticipate the recent enactment may have positive long-term effects on future earnings to offset the Corporation’s short-term adjustment. In reflecting on the Corporation’s 2017 highlights and accomplishments, such as $133.2 million of growth in assets, increasing net interest income by 17%, completing a successful capital raise in April, and maintaining expenses, even with the growth in the balance sheet – we remain committed to building on our successes while prudently growing the loan portfolio to further improve our strong core earnings. For eight consecutive quarters we have received a 5-Star rating for financial strength by BauerFinancial Inc., the nation’s premier bank rating firm, which has been analyzing and reporting on the nation’s banks since 1983. “By earning Bauer’s highest 5-Star rating, Atlantic Stewardship Bank proves to its customers and the community that it is committed to their needs and to financial discipline,” notes Karen L. Dorway, president of BauerFinancial. “As times change, so do customers’ needs. Community banks like Atlantic Stewardship Bank excel at finding ways to meet these ever-changing needs while maintaining financial discipline and prudent underwriting.” OUR MISSION At our subsidiary Atlantic Stewardship Bank, we have been preserving a steady growth paradigm in a changing business environment, all while adding value to our company with our customer-centric approach. As a unique full-service commercial bank, we offer customized financial solutions to meet the needs of our customers, and we continue to be the only U.S. bank that tithes. Since 1985, we have been nurturing relationships, providing tailored solutions and giving back to the communities we serve as a sign of faith to our customers, Associates, community and shareholders.

FINANCIAL RESULTS We respectfully report the following financial results as we sustain progression and responsible corporate growth. Solid earnings continue to reflect the impact of our loan growth funded by a balanced increase in deposits. The earnings resulted in net income available to common shareholders for the year ended December 31, 2017, of $3.9 million, or $0.50 per diluted common share, compared to $4.7 million, or $0.78 per diluted common share, earned for the year ended December 31, 2016. For 2017, net interest income was $26.4 million compared to $22.6 million for the prior year. The net interest margin for 2017 was 3.13% compared to 3.18% for 2016. In general, the net interest margin is reflective of the historically low market rates in the current environment. As noted previously, the Corporation recorded a provision for loan losses of $655,000 for 2017, and a negative provision for loan losses of $1.4 million for 2016. As the Corporation continues to experience relatively stable credit quality, the allowance for loan losses to total gross loans declined to 1.23% at December 31, 2017, compared to 1.31% at December 31, 2016. Total assets reached $928.8 million at December 31, 2017—reflecting an increase of $133.2 million, or 16.7%, compared to $795.5 million of assets at the end of 2016. The asset growth was the direct result of new loan originations. We are encouraged by the momentum resulting from robust loan production in 2017, but remain vigilant to ensure that loans meet our prudent underwriting standards. Deposit balances totaled $764.1 million at December 31, 2017, compared to $658.9 million a year earlier, reflecting $105.2 million, or 16.0%, of growth. In addition, in order to fund loan growth and manage interest rate risk, other borrowings increased $4.6 million to $63.8 million at December 31, 2017. The combination of the increase in deposits as well as the appropriate use of low-cost borrowings is important to our ability to cost-effectively fund the growth we experienced in our loan portfolio. Additionally, the Corporation announced the successful completion of an underwritten public offering of 2,509,090 shares of the Corporation’s common stock, for net proceeds of $18.9 million. The Corporation is using the net proceeds of this offering to support organic growth and other general corporate purposes. Regulatory capital levels at December 31, 2017, continue to remain strong, with a Tier 1 leverage ratio of 8.88% and total risk-based capital ratio of 14.29%, far exceeding the regulatory requirements of 4% and 8%, respectively, to be considered a “well capitalized” institution. While we continue to be conservative regarding managing risks, we are advanced in adapting to the necessities of our customer base and their reliance on emerging technology. BUSINESS SOLUTIONS HIGHLIGHTS We continue to create more options to complement our full line of commercial lending services including the introduction of our new Small Business Administration (SBA) Program, which is a value-added lending solution for small businesses that do not meet traditional lending requirements. We hired a new team of highly skilled professionals to run our SBA Department, including Rahbar Ameri, Senior Vice President/SBA Director, who is responsible for managing the entire SBA process, from establishing products and policies to cultivating, underwriting and closing loans for business customers. The benefit of our SBA Program is the ability to assist customers with various scenarios, for example, new entrepreneurs, veterans or third-generation business owners, with affordable lending opportunities. We recognize that customers want a bank that provides a variety of customized solutions and understand that one size does not fit all. At ASB, our team of Associates are constantly listening and committed to delivering on every promise. We evolved our Cash Management Program and improved our line of products and services, including but not limited to Remote Deposit Capture, Merchant Services, Business Checking and Loans, and Business Online and Mobile Banking, to meet our customers’ unique business banking requests. Customers know that they can rely on us to always be personally faithful to their needs, while offering personalized solutions with a hands-on delivery. L to R: Diane Kerner, Administration Officer; Rahbar Ameri, Senior Vice President/SBA Director; Paul Van Ostenbridge, President and CEO of Atlantic Stewardship Bank; James H. Shields, Senior Vice President/Chief Credit Officer; William S. Clement, Executive Vice President/Chief Lending Officer; Sarah N. Ferrington, Vice President/Marketing Manager

EXPANSION AND TECHNOLOGY On June 24, 2017, we held a grand-opening celebration for our new Morristown Branch, located at 43 South Park Place on the Green. We are excited to be a part of the Morristown community and to have opened a new physical location, which will join Montville and Pequannock as our third Morris County branch and 12th branch location serving Bergen, Morris and Passaic counties, along with the surrounding markets. Our Morristown Branch will continue to meet the needs of our customers and offer additional conveniences such as advanced technology with a new Interactive Teller Machine (ITM), which combines ATM functions with access to a live teller, as well as lending solutions tailored to meet customers’ requests with a commercial lender on-site and localized decision-making. Moreover, our Morristown Branch is the first to offer a cash recycle machine, which is a technologically advanced machine that handles simple but important tasks such as accepting and dispensing cash in an efficient manner. The cash recycler, which is located in a customer transaction center, removes the manual process of tellers counting cash coming in or going out and allows the tellers to focus on the customer in a more personal manner. Customers are looking to conduct their banking transactions in a fast and effortless fashion and the cash recycler is the latest automation that simplifies financial operations. Our goal is to provide the ultimate customer experience by meeting and exceeding our customers’ expectations. We are thrilled with the new branch design that we created and launched beginning with our Morristown Branch, and it is now being re-created in our Midland Park Branch, with the anticipation of rolling it out to all our branches in due time. The branch layout and transformation as well as investment in new technologies will take servicing our customers to a whole new level and is another example of how we are faithful to our customers’ needs. “Your insights into the changing industry were ‘right on.’ Connecting the banking of yesterday with banking today resonated with the students. The culture that you have developed is so important. It sets the tone for everyone. Your discussion on asking your customers for their input and adjusting and personalizing your service to them was a message that caught their attention and demonstrated how successful companies succeed.” —Bob Evans, Dean, School of Business, Felician College L to R: The official ribbon cutting: Carolyn Lake, Director, Community Relations & Development of Interfaith Food Pantry; Rosa Fornino, Vice President/Business Development Officer of Atlantic Stewardship Bank; William Clement, Executive Vice President and Chief Lending Officer of Atlantic Stewardship Bank; Rich Powers, Vice President/Business Development Officer of Atlantic Stewardship Bank; Michael Hyatt, Assistant Secretary/Branch Manager of Atlantic Stewardship Bank’s Morristown Branch; Mayor Timothy P. Dougherty of Morristown; Mary Dougherty, Re/MAX Properties Unlimited; Doug Olsen, Vice President/Regional Branch Manager of Atlantic Stewardship Bank; Jeffrey Halverstadt, Vice President/Commercial Lending Officer of Atlantic Stewardship Bank; Joseph Lobozzo, Sr., LDJ Builders, Inc.; and Paul Van Ostenbridge, President and CEO of Atlantic Stewardship Bank L to R: Bob Evans, Dean, School of Business, Felician College, along with three Felician students and ASB President and CEO Paul Van Ostenbridge

COMMUNITY COMMITMENT Stewardship is the centerpiece of our name and is the act of managing another’s property or finances in a conservative and trustworthy manner. You will find our commitment to stewardship in each relationship established at ASB, as every account is important to us. The more we grow, the greater the opportunity to provide assistance through our Tithing Program. As part of ASB’s Tithing Program, where we tithe, or share, 10% of our taxable income annually with nonprofit, educational, charitable and/or evangelical religious organizations, we tithed $5,000 in 2017 to the Solid Foundation Skatepark in New Jersey. The Solid Foundation is a brotherhood within skateboarding that strengthens and propels young skaters into leaders themselves with faith as their driving force. They used the $5,000 donation to purchase computers to teach the youth in the community software programs and creative web design, and plan to expand the educational lessons to topics such as “how to become an entrepreneur.” We are privileged to be the only U.S. bank that tithes a portion of our earnings with organizations attending to the physical, emotional and spiritual needs of others, locally and abroad, including inner- city missions, educational programs for youth, caring home environments for the elderly and spreading the Gospel. We take this responsibility with the utmost sincerity, and work diligently to provide a solid return to customers while safeguarding their funds. As a result, we have been able to give back over $9.3 million since the bank’s inception. L to R: Wayne Aoki, SFC Director, with Steven Wolfe, Co-Founder/Executive Director at Solid Foundation Skatepark, Inc., and Roberto Celis, Director of Art & Leadership at Solid Foundation Skatepark, Inc. Our ASB Team attended and was honored to sponsor the Eastern Christian 5K Run/Walk and Homecoming event in October. Eastern Christian School caters to preschool children as well as students through to grade 12, and is committed to the vision of engaging the mind, nurturing the spirit and transforming the world. “Just catching up on my reading and came across the great article about the bank’s charitable contributions and Tithing Program. It was a wonderful piece and really speaks well for the bank. Congratulations!” —John E. Weeney, Jr., President and CEO, New Jersey Bankers Association L to R: Carol Grebowiec; Michael Westra, SFC Director; Sharon Spoelstra; and Ben Spoelstra, Vice President/Loan Workout Officer at Atlantic Stewardship Bank

“For as the earth brings forth its bud, as the garden causes the things that are sown in it to spring forth, so the Lord GOD will cause righteousness and praise to spring forth before all the nations.” –Isaiah 61:11 CLOSING SENTIMENTS Technology is changing consumer behaviors, and as the demands for it increase and change, we are delivering as well as adding value with our service experience. With us, you get more than the personalized service, advanced technology and customized solutions that you’d expect—you get a truly caring bank that’s committed to doing more, where it matters most. We are blessed to have the support of our Board of Directors and appreciate their commitment and strategic direction. This year, we congratulate Robert J. Turner on his retirement and welcome our newest Director, Kim V. Vierheilig. We are grateful to Mr. Turner for his service throughout the years and we look forward to the contributions Mrs. Vierheilig will bring to our Corporation and Bank. In closing, we remain faithful to our customers, Associates, community and shareholders, and thank everyone for their loyalty and trust in our Bank. With this in mind, we thank our Lord for allowing the Corporation and Bank to continue to thrive. Richard W. Culp Chairman of the Board of Directors Paul Van Ostenbridge President and Chief Executive Officer L to R: Kim V. Vierheilig, Newest SFC Director; and Bryan Pennington, AIA, Past President of Architects League of Northern New Jersey BOARD OF DIREC TORS Stewardship Financial Corporation and Atlantic Stewardship Bank Richard W. Culp, Chairman Educational Management Consultant Wayne Aoki Retired William C. Hanse, Esq. Of Counsel Hanse Anderson LLP Margo Lane Director of Marketing and Sales Collagen Matrix, Inc. John C. Scoccola Senior Manager of Global Engineering Verizon Enterprise Solutions John L. Steen President, Steen Sales, Inc. Paul Van Ostenbridge President and Chief Executive Officer Stewardship Financial Corporation and Atlantic Stewardship Bank William J. Vander Eems President, William Vander Eems, Inc. Kim V. Vierheilig Vice President, LAN Associates Michael A. Westra President and General Manager Wayne Tile Company Howard R. Yeaton, Vice Chairman Managing Principal Financial Consulting Strategies LLC

STEWARDSHIP FINANCIAL CORPORATION CORPORATE ATTORNEYS Stewardship Financial Corporation McCarter & English, LLP Attorneys at Law 100 Mulberry Street 4 Gateway Center Newark, NJ 07102 973-622-4444 Atlantic Stewardship Bank Hanse Anderson, LLP 2035 Hamburg Turnpike, Suite E Wayne, NJ 07470-6245 973-831-8700 STOCK LISTING Stewardship Financial Corporation common stock is traded on the Nasdaq Capital Market under the symbol SSFN. Participation in our Dividend Reinvestment Plan (DRP) is a convenient and easy way to purchase shares of SSFN at a discount to market and with no commissions. To sign up for our DRP, call the Investor Relations Department of Computershare at 800-368-5948 or visit www.computershare.com STOCK REGISTRAR AND TRANSFER AGENT To report a change of name or address, or a lost stock certificate or dividend check, contact: Computershare Shareholder Services P.O. Box 50500 Louisville, KY 40233-5000 800-368-5948 www.computershare.com/investor Shareholder Relations Stewardship Financial Corporation Corporate Division 201-444-7100 www.ASBnow.com BUSINESS DEVELOPMENT BOARDS BERGEN Richard Brady, Esq. Chairman Frank Baglieri, CPA Steven Barlotta, CPA Linda A. Brock Christopher Byers, Esq. William Cook Douglas Cronk Frederic Farcy William Haggerty, CPA Christopher Heck Bartel Leegwater Barbara Moran Edward Nieuwenhuis, Jr., DPM Celine November, Esq. Katrin Ramsey Kevin Sincavage William Soodsma Jeffrey R. Van Inwegen, M.D. MORRIS William A. Monaghan III, Esq., Chairman of Morris & Passaic Boards Paul Casey David Chang Joseph Daughtry David Kahl Joseph Lobozzo, Sr. Lydia Ramos Mark P. Van Grouw, CPA Abe Van Wingerden Anita Van Wingerden Kenneth Vander May PASSAIC William A. Monaghan III, Esq., Chairman of Morris & Passaic Boards Patrick Anderson, CPA, Esq. Heidi L. Borst Samantha Braen-Magarro Beatrice Davis Robert Fylstra, CPA Paul D. Heerema Douglas Hoogerhyde, CPA Donald G. Matthews, Esq. Thomas Mizzone, Jr., CPA Mary Postma George Schaaf Ralph Wiegers SPECIAL APPRECIATION Mr. Robert J. Turner announced his retirement from the Board of Directors and as Secretary of the Corporation as of May 16, 2017. Mr. Turner was a Director of the Corporation since 1997, and of our wholly-owned subsidiary, Atlantic Stewardship Bank, since 1985. It is with heartfelt appreciation that we express our gratitude to Mr. Turner for his dedication, loyalty and valuable insight to the Corporation over the years. Mr. Turner was the president of The Turner Group, an insurance brokerage company, and brought years of experience in corporate management to the Board of Directors. We value Mr. Turner’s 32 years of service and devotion to the Bank and look forward to his continued support.

630 Godwin Avenue, Midland Park, NJ 07432 201-444-7100 | 877-844-BANK | www.ASBnow.com BRANCH LOCATIONS Headquarters – Midland Park 630 Godwin Avenue Hawthorne 386 Lafayette Avenue Montville 2 Changebridge Road Morristown 43 S. Park Place North Haledon 33 Sicomac Road Pequannock 249 Newark-Pompton Turnpike Ridgewood 190 Franklin Avenue Waldwick 64 Franklin Turnpike Wayne Hills 87 Berdan Avenue Wayne Valley 311 Valley Road Westwood 200 Kinderkamack Road Wyckoff 378 Franklin Avenue