Form 10-K, Exhibit 13
period 2018-12-31
STEWARDSHIP FINANCIAL CORP
filed 2019-03-15
CIK 1023860

2018 ANNUAL REPORT

MISSION: MESSAGE TO SHAREHOLDERS: Our subsidiary, Atlantic From the beginning, we have been unique among American banks, In 2018, we combined our tenet of giving back and our core values Stewardship Bank, is a founded on the Old Testament concept of stewardship. Stewardship into ASB Service Standards as part of our newly developed Values-In- comprises four basic tenets: ownership, responsibility, accountability and Action Program, where we R.I.S.E. to a grander level. Respect, Integrity, faith-based organization reward. We have been maintaining these ideals since our origin in 1985, Stewardship and Excellence are the standards that we integrated into that strives to be New particularly regarding “reward,” as we tithe 10% of our annual earnings our organization to fulfill our commitment to being timely, defect-free Jersey’s premier community to organizations that attend to the physical, emotional and spiritual and caring at each and every point of contact with customers. As a bank. Therefore, we needs of others, locally and abroad. This effort includes inner-city result, we have a well-defined culture in which our Associates are valued continue to cultivate solid missions, educational programs for youth, caring home environments for members of one united team and customers feel that they are a part of the elderly and spreading the Gospel. To date, we have given back over something special. We are enhancing our reputation for providing a growth in today’s business $10.1 million. superior customer experience as trusted advisors who are faithful to our environment, while exerting customers’ needs. Eva’s Village in Paterson, New Jersey, was one of more than 285 a positive influence and recipients to receive a tithe donation during the past 12 months. being faithful stewards of all that is entrusted to us by our customers, shareholders and community. L to R: Al Daloisio, Member of the Board of Directors, Eva’s Village; Cindy Perrotta, Vice President/Commercial Lending Officer at Atlantic Stewardship Bank; Mark Schmit, CEO, Eva’s Village; Karen Mullane, Vice President/Branch Manager at Atlantic Stewardship Bank; and Paul Van Ostenbridge, President and CEO of Atlantic Stewardship Bank “The way we live often speaks far louder than our words.” –Billy Graham L to R: Michael A. Westra, Chairman of the Board of Directors, and Paul Van Ostenbridge, President and CEO R.I.S.E. Respect, Integrity, Stewardship and Excellence

FINANCIAL RESULTS: CORPORATE HIGHLIGHTS: e respectfully report the following 2018 financial performance summary. Steady The economy has been relatively stable. As such, we are “What you are is Wearnings reflect the impact of our loan growth funded by deposits. The earnings encouraged by the demand in our lending solutions and have resulted in net income for the year ended December 31, 2018, of $8.0 million, or $0.93 built up our team of professionals to meet the growth. At the God’s gift to you, per diluted common share, compared to $3.9 million, or $0.50 per diluted common share, same time, we continue to increase our core deposits to fund our what you become earned for the year ended December 31, 2017. loan production, while adhering to our conservative underwriting standards. is your gift to God.” For 2018, net interest income was $28.2 million compared to $26.4 million for the prior –Hans Urs von Balthasar, year. The net interest margin for 2018 was 3.14% compared to 3.13% for 2017. In general, Our robust line of commercial lending products includes a Small Prayer the net interest margin is reflective of the current interest rate environment. Business Administration (SBA) Program, which we introduced in 2017. Additionally in 2018, the U.S. SBA designated the Bank as The Corporation recorded a negative provision for loan losses of $1.6 million for 2018, a Preferred Lender under the agency’s Guarantee Loan Program. compared to a negative provision of $655,000 for 2017. As the Corporation continues to Being a Preferred Lender, we can streamline the procedures experience relatively stable credit quality, the allowance for loan losses to total gross loans necessary to provide financial assistance to the small-business declined to 1.08% at December 31, 2018, compared to 1.23% at December 31, 2017. community. Preferred Lender ranking is the highest designation, Total assets reached $955.6 million at December 31, 2018 -- reflecting an increase of $26.9 reserved for top-tier lenders, and it is reflective of our mission of million, or 2.9%, compared to $928.8 million in assets at the end of 2017. The asset growth being faithful to our customers and serving them. was the direct result of new loan originations offset by greater prepayment activity than These are a few examples of customers who established or was experienced during 2017. We remain focused on organic loan production, but persist in restructured their business under our SBA Program: being vigilant to ensure that loans meet our sound underwriting standards. Deposit balances totaled $782.1 million at December 31, 2018, compared to $764.1 million • $250,000 SBA Startup Auto Mechanic Shop, a year earlier, reflecting $18.0 million, or 2.4%, of growth. In order to manage interest rate Barnegat, NJ risk, other borrowings increased by $1.9 million to $65.7 million at December 31, 2018. The combination of increased deposits and the appropriate use of low-cost borrowings • $715,000 SBA Finance Real Estate & Startup was important in our ability to cost-effectively fund the growth we experienced in our loan Salon, Wyckoff, NJ portfolio. • $740,000 SBA Refinance Hospitality, Millville, NJ Regulatory capital levels at December 31, 2018, continue to be strong, with a Tier 1 leverage • $980,000 SBA Retail Startup, Passaic, NJ ratio of 9.33% and total risk-based capital ratio of 14.39%, exceeding the regulatory requirements of 4% and 8%, respectively, to be considered a “well-capitalized” institution. Our well-seasoned loan officers guide customers through the While we remain prudent in terms of risk management, we are a forward-thinking company process of purchasing and/or refinancing and they are dedicated with regard to emerging technology and innovation. We offer a comprehensive line of to creating better efficiencies. They take the time to learn about e-services, mobile and digital applications combined with a variety of traditional products our customers’ businesses and work with them to select a lending for both individuals and businesses, all while living up to our reputation for faithfulness to solution that makes sense. Plus, our localized decision-making our customers. gives us a deep understanding of the community. Faithful to our customers

CORPORATE HIGHLIGHTS: TECH FOCUS: FAITHFUL TO OUR Customers were also able to finance their businesses with our commercial lending products, In this new world of banking, we offer an array of e-services CUSTOMERS as per the following examples: for individual and business customers, making accounts accessible 24 hours a day. We also employ the latest “First of all, THANK YOU • $1,700,000 Construction Mortgage, • $2,000,000 Credit Facility, technology, which is regularly upgraded. For instance, in River Vale, NJ Clifton, NJ 2018 we introduced SecurLock Equip, a mobile app that for all your assistance allows you to control how, when and where your ASB • $2,000,000 Credit Facility Medical • $3,700,000 Credit Facility, with securing our Debit Card is used. Customers can keep their cards safe and Financing, Essex County, NJ Morristown, NJ mortgage loan. I cannot receive instant notifications whenever their card is used; set believe how quickly this transaction, location and spending controls; and switch cards C&I Lending, Lines of Credit, Term Loans, Commercial Mortgages, Letters of Credit, Cash on and off. While more people are choosing to conduct their transpired. Everyone at Management and Merchant Services are available with quick decision-making by local bank banking matters on handheld devices, we never stop delivering Atlantic Stewardship executives. exceptional service at each of our points of contact. Bank was a true pleasure to deal with, and this On October 31, 2018, we launched a totally new website complete with a brand-new look and feel to create a better user also is true of the team at experience, which is featured on the cover of this report. The the title company.” goal was to ensure that our online platform offers the ultimate –ASB Mortgage Customer convenience, while incorporating an added security layer with the upgrade of our URL from .com to ASBnow.bank. L to R: James H. Shields, Senior Vice President/Chief Credit Officer; Paul Van Ostenbridge, President and CEO; William S. Clement, Executive Vice President/Chief Lending Officer; and Rahbar Ameri, Senior Vice President/SBA Director Furthermore, the Bank introduced a new Residential Mortgage Team in 2018, with superior Our new website offers an optimal experience across many consultative services and a wide variety of lending solutions, including primary, secondary or devices, including desktops, tablets and smartphones. In investment home purchases and refinances as well as home equity loans and lines of credit. addition, it has improved content organization with a digital Whether customers are looking to grow, invest or purchase, they can take advantage of all the dashboard and quick-links on the homepage, navigation with lending programs at the Bank, with personalized one-on-one service from start to finish. one click, and an enhanced overall presentation. The redesign of ASBnow.bank is reflective of our faithful brand promise. R.I.S.E. Respect, Integrity, Stewardship and Excellence

TECH FOCUS: COMMUNITY COMMITMENT: We were also one of the first in our local The year was exhilarating for the Bank as we received several acclaims for our unique Tithing market to revolutionize banking by Program. We are honored by the opportunity to help community charities and organizations converting six of our ATMs to Interactive with our Tithing Program and through in-kind donations. It is one thing to be able to give back, Teller Machines (ITMs), offering the perfect but quite another to receive wonderful recognition for it. combination of people and technology. In 2018, we received the following awards and recognitions: ITMs have the enhanced feature of allowing one-on-one conversation with a live bank The Commerce and Industry specialist through high-definition video chat, Association of New Jersey while conducting expanded transactions. saluted ASB as a “Champion Moreover, ITMs are user-friendly and easy to of Good Works” for operate as the video technology is prompted supporting New Jersey through touch screens. Customers can choose charities at the “Companies to interact with a Virtual Bank Specialist that Care” reception. using the ITMs or simply use the ATM The CIANJ also honored function as needed. ASB at its fifth annual Best Practices Conference, honoring companies for their innovations in the workplace. Paterson Habitat for Humanity honored ASB and its longtime CEO, Paul Van Ostenbridge, Gail Tilstra (right), Senior Vice President/Human Resources Officer, accepted the with the rarely given Millard CIANJ’s Champion of Good Works Award Fuller Award, recognizing the hands-on support Van Ostenbridge and the Bank have provided to Paterson Habitat for Humanity since both organizations were startups in the early 1980s. ASB was highlighted this year by the Independent Community Bankers of America as a top lender in the commercial category for lenders in the $500 million to $1 billion asset size. ASB received the prestigious Great Oak Award from New Jersey Monthly Magazine, which honors New Jersey businesses for their exemplary work on behalf of charitable causes. BauerFinancial in Coral Gables, Florida, the nation’s premier bank rating firm, was proud to announce that Atlantic Stewardship Bank had once again secured its highest rating. A 5-Star We have invested in technology that makes it easier and more convenient for customers to rating indicates the Bank excels in areas of capital adequacy, profitability, asset quality and much conduct their personal and business banking as well as provide all the services available at larger more. ASB has earned and maintained this top 5-Star rating for 14 consecutive quarters. banks. Further, we continue to provide secure, timely information with our digital and online tools to make our customers’ time spent with ASB frictionless and efficient. Faithful to our customers

COMMUNITY COMMITMENT: CLOSING SENTIMENTS: Oasis, a Haven for Women and Children in Paterson, New Jersey, recognized ASB with the 2018 hether we are upgrading our branches with cash recycler machines, launching new Patricia McLaughlin Spirit of Oasis Award for ASB’s dedication to and support of Oasis and its WITMs or introducing cutting-edge technology, we are devoted to being faithful mission over the years. stewards at each betterment. Working further toward becoming the premier community bank in New Jersey, we are committed to investing and revamping the Bank to remain The Bank was honored to be one of the recipients of the prestigious 5th Annual Great Oak Award, distinctive in today’s competitive environment. which is presented by New Jersey Monthly Magazine to organizations that have strong Jersey roots and a deep commitment to charitable institutions and social causes. Paul Van Ostenbridge, We are blessed to have the support of our Board of Directors and appreciate their President and CEO of ASB, is pictured with tithe recipients from the Morris County market and commitment and strategic direction. In closing, we stay faithful to our customers, surrounding areas. shareholders, Associates and the community, and thank everyone for their devotion and confidence in our Bank. With this in mind, we thank our Lord for allowing the Corporation and Bank to continue to prosper. Michael A. Westra Paul Van Ostenbridge Chairman of the Board of Directors President and Chief Executive Officer “Money is not the only commodity that is fun to give. We can give time; we can give our expertise; we can give our love or simply give a smile. What does that cost? The point is, none of us can ever run out of something worthwhile to give.” L to R: Julie Hess, Community Soup Kitchen and Outreach Center, Morristown; G. David Scott, Market Street Mission, Morristown; Nancy Rudgers, Community Soup Kitchen and Outreach Center; Paul Van Ostenbridge, Atlantic Stewardship Bank; Deborah Morrone- –Steve Goodier Colella, the Seeing Eye, Morristown; Mike Hyatt, Atlantic Stewardship Bank; and Diane Rudolph, Family Promise of Morris County Photo courtesy of John Emerson Receiving awards for helping others has never been our goal, but to receive such recognition is exceptional and gratifying for all of us here at the Bank. R.I.S.E. Respect, Integrity, Stewardship and Excellence

BOARD OF DIRECTORS: BUSINESS DEVELOPMENT BOARDS: Stewardship Financial Corporation and William J. Vander Eems BERGEN MORRIS PASSAIC Atlantic Stewardship Bank President Richard Brady, Esq. William A. Monaghan III, Esq., William A. Monaghan III, Esq., William Vander Eems, Inc. Michael A. Westra, Chairman Chairman Chairman of Morris & Passaic Boards Chairman of Morris & Passaic Boards President and General Manager Kim V. Vierheilig Wayne Tile Company Vice President Frank Baglieri, CPA Paul Casey Patrick Anderson, CPA, Esq. New Jersey Managing Principal Wayne Aoki Steven Barlotta, CPA David Chang Heidi Borst AECOM Retired Christopher Byers, Esq. Joseph Daughtry Samantha Braen-Magarro Howard R. Yeaton,Vice Chairman Richard W. Culp William Cook David Kahl Kyle Bushoven Managing Principal Educational Management Consultant William Kawam, CPA Alfonso Daloisio, Jr. Financial Consulting Strategies, LLC Douglas Cronk William C. Hanse, Esq. Frederic Farcy Joseph Lobozzo, Sr. Robert Fylstra, CPA Of Counsel Lisa Galorenzo Edward Ramirez, CPA Paul Heerema Hanse Anderson LLP William Haggerty, CPA Lydia Ramos Douglas Hoogerhyde, CPA Margo Lane Bartel Leegwater Abe Van Wingerden Thomas Mizzone, Jr., CPA Director of Marketing and Sales Collagen Matrix, Inc. Barbara Moran Anita Van Wingerden Mary Postma John C. Scoccola, Secretary Edward Nieuwenhuis, Jr., DPM Ralph Wiegers Senior Manager of Global Engineering Celine November, Esq. Verizon Enterprise Solutions Katrin Ramsey John L. Steen Kevin Sincavage President William Soodsma Steen Sales, Inc. James Vaughan III Paul Van Ostenbridge President and Chief Executive Officer Stewardship Financial Corporation and Atlantic Stewardship Bank STEWARDSHIP FINANCIAL CORPORATION CORPORATE ATTORNEYS STOCK LISTING STOCK REGISTRAR AND TRANSFER AGENT Stewardship Financial Atlantic Stewardship Bank Stewardship Financial Corporation common stock is traded on To report a change of name or address, or a lost stock certificate Corporation Hanse Anderson, LLP the Nasdaq Capital Market under the symbol SSFN. or dividend check, contact: McCarter & English, LLP 2035 Hamburg Turnpike, Suite E Participation in our Dividend Reinvestment Plan (DRP) is Computershare Shareholder Services Shareholder Relations Attorneys at Law Wayne, NJ 07470-6245 a convenient and easy way to purchase shares of SSFN at a P.O. Box 50500 Stewardship Financial 100 Mulberry Street 973-831-8700 discount to market and with no commissions. To sign up for our Louisville, KY 40233-5000 Corporation 4 Gateway Center 800-368-5948 Corporate Division Newark, NJ 07102 DRP, call the Investor Relations Department of Computershare at 800-368-5948 or visit www.computershare.com www.computershare.com/investor 201-444-7100 973-622-4444 ASBnow.bank Faithful to our customers

630 Godwin Avenue, Midland Park, NJ 07432 201-444-7100 | 877-844-BANK | ASBnow.bank BRANCH LOCATIONS Headquarters – Midland Park Morristown Ridgewood Wayne Valley 630 Godwin Avenue 43 S. Park Place 190 Franklin Avenue 311 Valley Road Hawthorne North Haledon Waldwick Westwood 386 Lafayette Avenue 33 Sicomac Road 64 Franklin Turnpike 200 Kinderkamack Road Montville Pequannock Wayne Hills Wyckoff 2 Changebridge Road 249 Newark-Pompton Turnpike 87 Berdan Avenue 378 Franklin Avenue